Form 10-K, Exhibit 13
period 2005-06-30
Kentucky First Federal Bancorp
filed 2005-09-28
CIK 1297341

EXHIBIT 13

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2005

Annual Report

KENTUCKY FIRST FEDERAL BANCORP

          Kentucky First Federal Bancorp (“Kentucky First” or the “Company”) was formed under federal law in March 2005 and is the holding company for First Federal Savings and Loan Association of Hazard, Hazard, Kentucky (“First Federal of Hazard”) and First Federal Savings Bank of Frankfort, Frankfort, Kentucky (“First Federal of Frankfort”) (collectively, the “Banks”).   Kentucky First’s operations consist primarily of operating the Banks as two independent, community-oriented savings institutions.

          On March 2, 2005, First Federal of Hazard completed its reorganization into the mutual holding company form of ownership with the incorporation of the Company as parent of First Federal of Hazard.  Coincident with the Reorganization, First Federal of Hazard converted to the stock form of ownership and issued all of its common stock to the Company.  In addition, on March 2, 2005, the Company issued 4,727,938 common shares, or 55% of its common shares, to First Federal Mutual Holding Company (“First Federal MHC”), a federally chartered mutual holding company, and issued 2,127,572 common shares, or 24.8% of its shares at $10.00 per share to the public and a newly formed Employee Stock Ownership Plan (“ESOP”).  The Company received net cash proceeds of $12.7 million from the public sale of its common shares.  The Company’s remaining 1,740,554 common shares were issued as part of the $31.4 million cash and stock consideration paid for 100% of the common shares of Frankfort First Bancorp (“Frankfort First”) and its wholly owned subsidiary, First Federal of Frankfort.

          First Federal Savings of Hazard is a federally chartered savings and loan association offering traditional financial services to consumers in Perry and surrounding counties in eastern Kentucky.  First Federal of Hazard engages primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate.  To the extent there is insufficient loan demand in its market area, and where appropriate under its investment policies, First Federal of Hazard invests in mortgage-backed and investment securities.

          First Federal of Frankfort is a federally chartered savings bank which is primarily engaged in the business of attracting deposits from the general public and the origination of fixed-rate and adjustable-rate loans secured by first mortgages on owner-occupied one-to four-family residences in its market area of Franklin, Anderson, Scott, Shelby and Woodford Counties, Kentucky.  First Federal of Frankfort also originates, to a lesser extent, church loans, home equity loans and other loans.

MARKET INFORMATION

          The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005.  There are currently 8,596,064 shares of common stock outstanding and approximately 864 holders of record of the common stock.  Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2005	High	Low	Dividends Per Share

First quarter	N/A	N/A	N/A
Second quarter	N/A	N/A	N/A
Third quarter	$11.84	$10.20	N/A
(March 3 to March 31, 2005)
Fourth quarter	$11.80	$10.71	$0.10

(i)

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(i)
Market Information	(i)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	29
Corporate Information	56

(ii)

Dear Shareholder:

We are pleased to present the first Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement, and we encourage you to vote and, if possible, to attend our annual meeting on November 15.

We’re also pleased to report that the reorganization of First Federal of Hazard and the merger with First Federal of Frankfort has gone extremely well.  As was our stated goal, we continue to retain our identities in our individual communities and have made the transition seamless to our customers.   As promised, no employees have been displaced and the local boards of both subsidiary Banks remain engaged and active.

With our June 30 fiscal year end, our first Annual Report only reflects four months of Kentucky First Federal as a consolidated company.   During this time we’ve primarily been engaged with organizing the new holding company and developing future plans.  A highlight for us was to preside over the closing ceremonies of the Nasdaq stock market in April.  This provided tremendous exposure for Kentucky First and garnered many positive comments.

We felt it was important to immediately establish a strong dividend, and we did so by paying our first 10 cents dividend in May and our second in August.  We also made it a priority to establish a dividend reinvestment plan so that if our investors so chose, they could allow their investment in Kentucky First Federal to grow.

In the future, we will continue to develop financial synergies between our sister banks and to develop new product opportunities.   As a shareholder, we encourage you to also consider becoming a customer of First Federal of Hazard or First Federal of Frankfort.  We also encourage you to give us a call any time you have any questions or concerns.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data (1)

	At June 30,

	2005	2004	2003	2002	2001

	(In thousands)
Total assets	$273,915	$139,823	$136,097	$133,182	$129,830
Cash and cash equivalents	8,358	16,862	30,349	26,734	13,672
Investment securities held to maturity	50,942	50,840	48,841	51,286	45,981
Investment securities available for sale	12,686	12,391	12,997	—	—
Mortgage-backed securities held to maturity	21,347	22,983	389	713	1,049
Mortgage-backed securities available for sale	1,861	—	—	—	9,330
Loans receivable, net	151,712	33,568	40,586	51,413	56,680
Deposits	155,044	98,751	104,784	102,704	100,411
Federal Home Loan Bank advances	50,985	9,000	—	—	—
Shareholders’ earnings – restricted	65,939	31,043	30,682	29,632	28,725
Allowance for loan losses	708	665	720	735	665
Nonperforming loans	1,747	1,154	1,296	1,541	1,337

Selected Operating Data (1)

	Year Ended June 30,

	2005		2004		2003		2002		2001

	(Dollars in thousands, except per share data)
Total interest income		$8,153		$5,601		$6,313		$7,671		$8,828
Total interest expense		3,353		2,220		3,399		4,548		5,266

Net interest income		4,800		3,381		2,914		3,123		3,562
Provision for losses on loans		53		10		66		123		97

Net interest income after provision for losses on loans		4,747		3,371		2,848		3,000		3,465
Total other income (loss)		263		(35)		297		414		99
Total general, administrative and other expenses		2,509		2,183		1,554		1,973		1,340

Income before federal income taxes		2,501		1,153		1,591		1,441		2,224
Federal income taxes		872		392		541		490		757

Net income		$1,629		$761		$1,050		$951		$1,467

Net income per share – basic	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A

Net income per share – diluted	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A

(1)

The incorporation of the Company, the issuance of its stock and the acquisition of Frankfort First were completed on March 2, 2005.  Information as of dates and for periods prior to March 2, 2005 are for First Federal of Hazard in mutual form.  In accordance with  the purchase method of accounting, the Company’s results of operations for the year ended June 30, 2005 only reflect Frankfort  First’s operating results for the four-month period ended June 30, 2005.

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,

	2005	2004	2003	2002	2001

Performance Ratios:
Return on average assets (net income divided by average total assets)	0.88%	0.56%	0.77%	0.72%	1.15%
Return on average equity (net income divided by average equity)	4.46	2.44	3.46	3.23	5.22
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.30	2.04	1.45	1.39	2.42
Net interest margin (net interest income divided by average interest-earning assets)	2.69	2.54	2.18	2.40	3.14
Ratio of average interest-earning assets to average interest-bearing liabilities	120.74	129.55	128.39	128.88	115.54
Ratio of total general administrative and other expenses to average total assets	1.35	1.62	1.15	1.50	1.05
Efficiency Ratio (2)	49.56	65.24	48.40	55.78	36.60
Dividend payout ratio (dividends declared per share divided by diluted net income per share)	N/A	N/A	N/A	N/A	N/A
Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	1.15	3.35	3.10	2.94	2.32
Nonperforming assets as a percent of total assets at end of period	0.66	0.83	1.04	1.17	1.05
Allowance for loan losses as a percent of total loans at end of period	0.47	1.93	1.72	1.40	1.14
Allowance for loan losses as a percent of nonperforming loans at end of period	40.53	57.63	55.56	47.70	49.74
Provision for loan losses to total loans	0.03	0.03	0.16	0.24	0.17
Net charge-offs to average loans outstanding	0.20	0.17	0.17	0.10	0.15
Capital Ratios:
Average equity to average assets	19.68	23.14	22.38	22.38	22.12
Shareholders’ equity or capital to total assets at end of period	24.07	22.20	22.54	22.25	22.13
Regulatory Capital Ratios:
Tangible capital	17.18	22.42	22.54	22.25	21.97
Core capital	17.18	22.42	22.54	22.25	21.97
Risk-based capital	43.83	82.40	76.81	68.37	64.89
Number of banking offices	4	1	1	1	1

(1)

The incorporation of the Company, the issuance of its stock and the acquisition of Frankfort First were completed on March 2, 2005.  Information as of dates and for periods prior to March 2, 2005 are for First Federal of Hazard in mutual form.  In accordance with the purchase method of accounting, the Company’s results of operations for the year ended June 30, 2005 only reflect Frankfort First’s operating results for the four-month period ended June 30, 2005.

(2)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(3)

Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

          References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Frankfort.

Forward-Looking Statements

          Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.  We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

          We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

          The Company was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005 upon the completion of the reorganization of First Federal of Hazard into a federal mutual holding company form of organization (the “Reorganization”).  On that date, Kentucky First completed its minority stock offering and issued a total of 8,596,064 shares of common stock, of which 4,727,938 shares, or 55%, were issued to First Federal MHC, a federally chartered mutual holding company formed in connection with the Reorganization, in exchange for the transfer of all of First Federal of Hazard’s capital stock, and 2,127,572 shares were sold at a cash price of $10.00 per share.

          Also on March 2, 2005, Kentucky First completed its acquisition of Frankfort First and its wholly owned subsidiary, First Federal of Frankfort (the “Merger”).  Under the terms of the agreement of merger, shareholders of Frankfort First Bancorp received approximately 1,740,554 shares of Kentucky First’s common stock and approximately $13.7 million in cash (including payments to holders of Frankfort First stock options).  Following the Reorganization and Merger, the Company retained and holds all the capital stock of Frankfort First which holds all of the capital stock of First Federal of Frankfort.  The Company also holds all the capital stock of First Federal of Hazard.  First Federal of Hazard and First Federal of Frankfort are operated as two independent savings institutions with separate charters.  Each bank retains its own management and boards of directors.  The members of management of Kentucky First also serve in a management capacity at one of the two subsidiary Banks, and the directors of Kentucky First also serve on the board of one of the two subsidiary Banks.

          Our results for the year ended June 30, 2005 were significantly affected by our increased asset size due to the Reorganization and the Merger.  Comparisons of current periods to past periods may be less meaningful than most readers would expect, given the radical size difference between Kentucky First and First Federal of Hazard prior to the Reorganization and Merger.

          Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans and service charges and fees collected on our deposit accounts. Our general, administrative and other expense primarily consists of employee compensation and benefits expense, occupancy and equipment expense, data processing expense, charitable contributions expense, other operating expenses and state franchise and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

          General, administrative and other expense is expected to increase following completion of the Reorganization, due primarily to the increased costs associated with operating as a public company, the increased compensation expense associated with adopting and funding our employee stock ownership plan and an equity-based compensation plan, if approved by stockholders.

          Income.  We have two primary sources of pre-tax income.  The first is net interest income, which is the difference between interest income, the income that we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings.

          To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing products and services, and sales of investment securities.

          Expenses.  The expenses we incur in operating our business consist of compensation, taxes and benefits, office occupancy, data processing fees, taxes and other expenses.

          Compensation, taxes and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

          Office occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of taxes, depreciation charges, maintenance and costs of utilities.

          Data processing fees primarily includes fees paid to our third-party data processing services.

          Taxes consist of the current and deferred portion of federal income taxes as well as franchise taxes paid to the state of Kentucky by the subsidiary Banks and state income taxes paid by Kentucky First Federal Bancorp.

          Other expenses include expenses for attorneys, accountants and consultants, advertising, telephone, employee training and education, charitable contributions, insurance, office supplies, postage and other miscellaneous operating activities.

Critical Accounting Policies

          We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies.   In determining the allowance for loan losses, management makes significant estimates and we consider the allowance for loan losses to be a critical accounting policy.  The allowance for loan losses is the estimated amount considered necessary to cover probable incurred credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans which is charged against income.

          The Company’s practice is for the management and the boards of First Federal of Hazard and First Federal of Frankfort to review the allowance for loan losses on a periodic basis.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to change.  Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.  However, in view of the fact that the local economies are diverse, without significant dependence on a single industry or employer, the economic climate is considered to be stable, and improving, at June 30, 2005.

          Nevertheless, management continues to monitor and evaluate factors which could have an impact on the required level of the allowance.  Nationally, management will watch for issues that may negatively affect a significant percentage of homeowners in the Banks’ lending areas.  These may include significant increases in unemployment or significant depreciation in home prices.  Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be acceptable in relation to historical trends.  Given the aforementioned indicators of economic stability, management does not foresee in the near term, any significant increases in the required allowance for loan losses related to economic factors.  Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

          The analysis has two components, specific and general allocations.  Specific allocations are made for loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Our Operating Strategy

          Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas.  We plan to pursue a strategy of:

•

operating two independent, community-oriented savings institutions, First Federal of Hazard, which will serve customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Frankfort, which will serve customers primarily in Franklin County, as well as Anderson, Woodford, Scott and Shelby Counties, in central Kentucky.  Each Bank intends to operate substantially in the same manner as it has operated in the past, emphasizing traditional thrift activities of accepting deposits and originating residential mortgage loans for portfolio;

•

broadening and diversifying First Federal of Hazard’s lending activities by providing access to First Federal of Frankfort’s expertise in certain lending products, such as adjustable-rate mortgage loans and home equity loans.  While no such programs have yet been effected, management is reviewing resources and strategies that will effect this implementation;

•

increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold.  The Banks have begun such sales and at September 30, 2005, First Federal of Hazard had purchased approximately $1.5 million in loans from First Federal of Frankfort;

•

continuing our historic heavy reliance on our low-costing deposit base to fund our lending and investment activities.  We expect our projected deposit mix to generally retain its existing composition of passbook and certificate of deposit accounts;

•	reducing First Federal of Frankfort’s reliance on third party borrowings through loan sales to First Federal of Hazard;

•	gradually pursuing opportunities to increase and diversify lending in our market areas;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolios; and

•	managing our net interest margin and interest rate risk.

Market Risk Analysis

          Qualitative Aspects of Market Risk.  Our most significant form of market risk is interest rate risk.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread and by maintaining a high level of liquidity.

          Asset/Liability Management.  Management and the boards of the subsidiary Banks are responsible for the asset/liability management issues that affect the individual Banks.  Either bank may work with its sister bank to mitigate potential asset/liability risks to the Banks and to the Company as a whole.  Interest rate risk is monitored using the Office of Thrift Supervision Net Portfolio Value (“NPV”).  NPV represents the fair value of portfolio equity and is equal to the fair value of assets minus the fair value of liabilities, with adjustments made for off-balance sheet items.  Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV in the event of changes in prevailing market interest rates.  Interest rate sensitivity analysis is used to measure our interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items.  These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

          As part of our interest rate risk policy, the boards of directors of the subsidiary Banks establish maximum decreases in NPV given these assumed instantaneous changes in interest rates.  Our exposure to interest rate risk is reviewed on a quarterly basis by the boards of directors.  If estimated changes to NPV would cause either bank to fall below the “well-capitalized” level, the board will direct management to adjust its asset and liability mix to bring interest rate risk to a level which reflects the Board’s goals.

          The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2005 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  Due to the abnormally low prevailing interest rate environment at June 30, 2005, NPV estimates are not made for decreases in interest rates greater than 200 basis points.  All market risk-sensitive instruments presented in this table at June 30, 2005, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2005

	Net Portfolio Value (1)				NPV as % of Portfolio Value of Assets (2)

	Change in Rates	Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes

	(Dollars in thousands)
First Federal of Hazard	+300 bp	25,628	-6,955	-21%	21.01%	-388bp
	+200 bp	28,201	-4,382	-13%	22.53%	-236bp
	+100 bp	30,552	-2,031	-6%	23.83%	-106bp
	0 bp	32,583			24.89%
	-100 bp	33,606	1,023	3%	25.33%	45bp
	-200 bp	33,306	723	2%	25.03%	14bp
First Federal of Frankfort	+300 bp	14,968	-7,066	-32%	11.71%	-438bp
	+200 bp	17,792	-4,242	-19%	13.55%	-254bp
	+100 bp	20,211	-1,823	-8%	15.04%	-105bp
	0 bp	22,034			16.09%
	-100 bp	22,928	894	4%	16.55%	46bp
	-200 bp	23,152	1,118	5%	16.59%	50bp
Consolidated	+300 bp	40,596	-14,021	-26%	16.25%	-414bp
	+200 bp	45,993	-8,624	-16%	17.93%	-246bp
	+100 bp	50,763	-3,854	-7%	19.33%	-106bp
	0 bp	54,617			20.39%
	-100 bp	56,534	1,917	4%	20.85%	45bp
	-200 bp	56,458	1,841	3%	20.71%	32bp

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

          The preceding table indicates that at June 30, 2005, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to increase, although at current historically low interest rate levels such a decrease is deemed unlikely.  At all levels represented in the table, the Banks’ NPV after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

          NPV is calculated by the Office of Thrift Supervision using information provided by the Company.  The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest.  Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs.  These computations should not be relied upon as indicative of actual results.  Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates.  Certain shortcomings are inherent in this method of computing NPV.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates.  The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

          General.  At June 30, 2005, total assets were $273.9 million, an increase of $134.1 million, or 95.9%, over the $139.8 million total at June 30, 2004.  The increase in total assets was comprised primarily of an increase in loans receivable, net, which increased nearly five-fold with the acquisition of First Federal of Frankfort.  At June 30, 2005, total liabilities were $208.0 million, an increase of $99.2 million, or 91.2%, over the $108.8 million total at June 30, 2004.  The increase in total liabilities was comprised primarily of increases in deposits and Federal Home Loan Bank advances assumed in the acquisition of First Federal of Frankfort.

          Loans.  Our primary lending activity is the origination of loans for the purchase or construction of one- to four-family residential real estate located in our market areas.  As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans.  At June 30, 2005, residential real estate loans totaled $134.1 million, or 87.4% of total loans, compared to $29.8 million, or 86.4% of total loans, at June 30, 2004.  We had $1.7 million, or 1.1% of total loans, in construction real estate loans at June 30, 2005, compared to $130,000, or 0.4% of total loans at June 30, 2004.  At June 30, 2005, multi-family real estate loans totaled $321,000 or 0.2% of total loans, compared to $280,000, or 0.8% of total loans at June 30, 2004, and nonresidential real estate loans totaled $7.2 million, or 4.7% of total loans at June 30, 2005, compared to $757,000, or 2.2% of total loans, at June 30, 2004.  We also originate home equity lines of credit and loans secured by deposit accounts, which totaled $10.1 million, or 6.6% of total loans at June 30, 2005, compared to loans secured by deposit accounts of $3.5 million, or 10.2% of total loans at June 30, 2004.

The increase in our loan portfolio during the year ended June 30, 2005 resulted primarily from the acquisition of First Federal of Frankfort’s loan portfolio of $119.5 million. The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,

	2005		2004		2003		2002		2001

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
Residential	$134,117	87.3%	$29,760	86.4%	$37,046	88.6%	$45,309	86.5%	$50,752	88.1%
Construction	1,925	1.3%	130	0.4%	435	1.0%	863	1.6%	816	1.4%
Multi-family	321	0.2%	280	0.8%	297	0.7%	1,077	2.1%	1,115	1.9%
Nonresidential & other	7,202	4.7%	757	2.2%	1,141	2.7%	2,091	4.0%	1,888	3.3%
Consumer:
Home equity lines of credit	6,024	3.9%	0	0.0%	0	0.0%	0	0.0%	0	0.0%
Loans secured by deposits	4,027	2.6%	3,523	10.2%	2,902	7.0%	3,056	5.8%	3,070	5.3%

Total loans	153,616	100%	34,450	100%	41,821	100%	52,396	100%	57,641	100%

Allowance for loan losses	(708)		(665)		(720)		(735)		(665)
Undisbursed construction loans	(1,016)		(36)		(278)		(247)		(307)
Deferred loan origination fees	(180)		(181)		(237)		(296)		(328)

Loans receivable, net	$151,712		$33,568		$40,586		$51,118		$56,341

          The following table sets forth certain information at June 30, 2005 regarding the dollar amount of loans repricing or maturing during the periods indicated.  The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans

	(In thousands)
One year or less	$22,442	$10,051	$32,493
More than one year to five years	55,791	—	55,791
More than five years	65,332	—	65,332

Total	$143,565	$10,051	$153,616

          The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,

	2005	2004	2003

	(In thousands)
Total loans at beginning of year	$33,568	$40,586	$51,413
Loans originated:
Real estate loans:
Residential	9,295	2,732	5,301
Construction	562	251	480
Multi-family	—	200	30
Nonresidential & other	615	—	184
Consumer loans	2,321	1,775	1,048

Total loans originated	12,793	4,958	7,043
Loans acquired – Frankfort First	119,526	—	—
Deduct:
Real estate loan principal repayments	(13,450)	(11,882)	(17,559)
Loan sales	(520)	—	—
Transfer to real estate acquired through foreclosure	(60)	(171)	(366)
Other	(145)	77	55

Net loan activity	118,144	(7,018)	(10,827)

Total loans at end of period	$151,712	$33,568	$40,568

          Allowance for Loan Losses and Asset Quality.  The allowance for loan losses is a valuation allowance for the probable incurred losses in the loan portfolio.  We evaluate the allowance for loan losses no less than quarterly.  When additional allowances are needed a provision for losses on loans is charged against earnings.  The recommendations for increases or decreases to the allowance are presented by management to the Banks’ boards of directors.

          The allowance for loan losses is established to recognize the probable incurred losses associated with lending activities.  Loss and risk factors are based on our historical loss experience and industry averages and are adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date.  These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience, duration of the current business cycle and bank regulatory examination results.

          At June 30, 2005, the allowance for loans losses totaled $708,000, or 0.47% of total loans, compared to $665,000, or 1.98% of total loans at June 30, 2004.  Nonperforming loans, which consist of all loans 90 days or more past due,  totaled $1.7 million at June 30, 2005 and $1.2 million at June 30, 2004.  At June 30, 2005, all of these loans consisted of loans secured by single-family residences.  The allowance for loans losses totaled 40.5 % and 57.6% of nonperforming loans at June 30, 2005 and June 30, 2004, respectively.  In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment.  Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio.  To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2005.  Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

          Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses.  The examinations may require us to make additional provisions for loan losses based on judgments different from ours.  In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

          Summary of Loan Loss Experience.  The following table sets forth an analysis of the allowance for loan losses for the periods indicated.  Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to the allowance.

	Year Ended June 30,

	2005	2004	2003	2002	2001

	(Dollars in thousands)
Allowance at beginning of period	$665	$720	$735	$665	$652
Allowance acquired – Frankfort First	133	—	—	—	—
Provision for loan losses	53	10	66	123	97
Charge-offs:
Real estate loans	145	65	81	53	84
Consumer loans	—	—	—	—	—

Total charge-offs	145	65	81	53	84
Recoveries:
Real estate loans	2	—	—	—	—

Consumer loans	—	—	—	—	—

Total recoveries	2	—	—	—	—

Net charge-offs	$143	$65	$81	$53	$84

Allowance at end of period	$708	$665	$720	$735	$665

Allowance to nonperforming loans	40.53%	57.63%	55.56%	47.70%	49.74%
Allowance to total loans outstanding at end of period	0.47%	1.93%	1.72%	1.40%	1.14%
Net charge-offs to average loans outstanding during the period	0.01%	0.17%	0.17%	0.10%	0.14%

           The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At June 30,

	2005			2004			2003

	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans

	(Dollars in thousands)
Real Estate Loans:
Residential	626	88.3%	87.5%	574	86.4%	86.4%	638	88.6%	88.6%
Construction	7	1.1%	1.1%	3	0.4%	0.4%	7	1.1%	1.1%
Multi-family	1	0.2%	0.2%	5	0.8%	0.8%	5	0.7%	0.7%
Nonresidential & other	31	4.4%	4.7%	15	2.2%	2.2%	20	2.7%	2.7%
Consumer Loans:
Home equity lines of credit	26	3.6%	3.9%	0	0.0%	0.0%	0	0.0%	0.0%
Loans secured by deposits	17	2.4%	2.6%	68	10.2%	10.2%	50	6.9%	6.9%

Total allowance for loan losses	$708	100.0%	100.0%	$665	100.0%	100.0%	$720	100.0%	100.0%

	At June 30,

	2002			2001

	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans

	(Dollars in thousands)
Real Estate Loans:
Residential	636	86.5%	86.5%	586	88.1%	88.1%
Construction	12	1.7%	1.7%	9	1.4%	1.4%
Multi-family	15	2.1%	2.1%	13	1.9%	1.9%
Nonresidential & other	29	2.9%	3.9%	22	3.3%	3.3%
Consumer Loans:
Home equity lines of credit	0	0.0%	0.0%	0	0.0%	0.0%
Loans secured by deposits	43	5.8%	5.8%	35	5.3%	5.3%

Total allowance for loan losses	$735	100.0%	100.0%	$665	100.0%	100.0%

          Nonperforming and Classified Assets.  When a loan becomes 90 days delinquent, the loan may be placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis.  Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.  In situations where management believes collection of interest due is likely even if the loan is more than 90 days delinquent, then management may decide not to place the loan on non-accrual status.

          We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure.  Holding costs and declines in fair value after acquisition of the property are charged against income.

          Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment.  Other loans are evaluated for impairment on an individual basis.  At June 30, 2005, no loans were considered impaired.

          The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,

	2005	2004	2003	2002	2001

	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$874	$989	$1,176	$1,417	$934
Deposit loans	—	—	—	—	—

Total	874	989	1,176	1,417	934
Accruing loans past due 90 days or more:
Real estate loans	873	165	120	124	403
Deposit loans	—	—	—	—	—

Total of accruing loans past due 90 days or more	873	165	120	124	403

Total nonperforming loans	1,747	1.154	1,296	1,541	1,337

Real estate acquired through foreclosure	60	—	114	20	28

Total nonperforming assets	$1,807	$1,154	$1,410	$1,561	$1,365

Total nonperforming loans to total loans	1.15%	3.35%	3.10%	2.94%	2.32%
Total nonperforming loans to total assets	0.64%	0.83%	0.95%	1.16%	1.03%
Total nonperforming assets to total assets	0.66%	0.83%	1.04%	1.17%	1.05%

          Interest income that would have been recorded for the years ended June 30, 2005, 2004 and 2003, had nonaccrual loans been current according to their original terms amounted to $71,000, $76,000 and $71,000, respectively.  Income related to nonaccrual loans included in interest income for the years ended June 30, 2005, 2004 and 2003 amounted to $49,000, $96,000 and $105,000, respectively.

          At June 30, 2005, nonaccrual loans consisted of 21 single-family residential real estate loans, the largest of which had an outstanding balance of $176,000.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Federal regulations require us to regularly review and classify our assets.  In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets: substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  When we classify an asset as substandard or doubtful, we must establish a general allowance for loan losses.  If we classify an asset as loss, we must charge off such amount.

          The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30,

	2005	2004	2003

	(In thousands)
Special mention assets	$220	$—	$—
Substandard assets	1,933	1,158	1,299
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$2,153	$1,158	$1,299

          Substandard assets at June 30, 2005, consisted of $874,000 of nonaccrual loans, $999,000 of other loans and $60,000 of real estate owned, while substandard assets at June 30, 2004 and 2003 consisted almost entirely of nonaccrual loans.

          Delinquencies.  The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,

	2005		2004

	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due

	(In thousands)
Real estate loans	$2,146	$1,090	$3,406	$480
Deposit loans	—	—	—	—

Total	$2,146	$1,090	$3,406	$480

          Other than disclosed above, there are no other loans at June 30, 2005 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

          Securities.  Our securities portfolio consists primarily of U.S. Government agency obligations as well as mortgage-backed securities with maturities of 30 years or less.  Investment and mortgage-backed securities totaled $86.8 million at June 30, 2005, an increase of $622,000, or 0.72%, compared to the $86.2 million total at June 30, 2004.  During the year ended June 30, 2005, $2.1 million of mortgage-backed securities and a $100,000 certificate of deposit in another financial institution were acquired in the acquisition of First Federal of Frankfort’s portfolio.  The addition of these securities was partially offset by maturities, calls and prepayments of mortgage-backed securities totaling $1.9 million.  All of our mortgage-backed securities were issued by  Ginnie Mae, Fannie Mae or Freddie Mac.

          The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,

	2005		2004		2003

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$12,998	12,686	$12,998	$12,391	$12,997	$12,997
Mortgage-backed securities	1,879	1,861	—	—	—	—

Total	$14,877	$14,547	$12,998	$12,391	$12,997	$12,997

Held to maturity securities:
U.S. Government agency obligations	$50,842	$49,844	$50,840	$49,401	$48,841	$49,126
Certificates of deposit	100	100	—	—	—	—
Mortgage-backed securities	21,347	21,168	22,983	22,103	389	423

Total	$72,289	$71,112	$73,823	$71,504	$49,230	$49,549

          At June 30, 2005 and 2004, we did not own any securities, other than U.S. Government agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2005.  At June 30, 2005, U.S. Government agency securities with adjustable rates totaled $9.0 million.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$—	—%	$12,998	3.31%
Mortgage-backed securities	40	3.58	195	3.58	284	3.58

Total available for sale securities	$40		$195		$13,282

Held to maturity securities:
Certificates of deposit	$100	2.77%	$—	—%	$—	—%
U.S. Government agency obligations	5,000	3.00	36,845	3.22	$4.998	4.00
Mortgage-backed securities	1,066	4.21	4,727	4.20	7,084	4.20

Total held-to-maturity securities	$6,166		$41,572		$12,082

	More Than Ten Years		Total Investment Portfolio

	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$12,998	$12,686	3.31%
Mortgage-backed securities	1,360	3.58	1,879	1,861	3.58

Total available for sale securities	$1,360		$14,877	$14,547

Held to maturity securities:
Certificates of deposit	$—	—%	$100	$100	2.77%
U.S. Government agency obligations	3,999	2.86	50,842	49,844	3.25
Mortgage-backed securities	8,470	4.50	21,347	21,168	4.32

Total held-to-maturity securities	$12,469		$72,289	$71,112

          Other Assets.  Other assets at June 30, 2005 include goodwill of $15.4 million, which was a sole result of the Company’s acquisition of Frankfort First.  In the acquisition, the Company also acquired three banking offices which increased office premises and equipment to $3.0 million at June 30, 2005.  Likewise, the Company acquired the Bank Owned Life Insurance policies worth $2.1 million of which First Federal of Frankfort is the owner and beneficiary.  Previously, the company had no such policies.  As both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”), FHLB stock, at cost, increased from $1.8 million to $5.0 million in the acquisition.

          Deposits.  Our primary source of funds is retail deposit accounts held primarily by individuals within our market area.  Deposits totaled $155.0 million at June 30, 2005, an increase of $56.3 million or 57.0%, over the $98.8 million total at June 30, 2004.  Deposits obtained in the acquisition of Frankfort First totaled $71.5 million.  Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, we historically have not engaged in sporadic increases and decreases in interest rates on deposits.  Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

          The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,

	2005	2004	2003

	(In thousands)
Certificate of deposit accounts	$96,771	$55,230	$63,029
Demand, transaction and passbook savings accounts	58,273	43,521	41,755

Total	$155,044	$98,751	$104,784

          The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2005.

Maturity Period	Certificates of Deposit

(In thousands)
Three months or less	$4,351
Over three months through six months	4,047
Over six months through twelve months	5,348
Over twelve months	4,254

Total	$18,000

          The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,

	2005	2004	2003

	(In thousands)
Rate
1.00 - 1.99%	12,939	13,756	641
2.00 - 2.99	41,977	24,745	27,585
3.00 - 3.99	29,884	10,499	23,793
4.00 - 4.99	9,771	1,548	3,676
5.00 - 5.99	1,838	2,296	2,783
6.00 - 6.99	75	483	741
7.00 - 7.99	287	1,903	3,785
8.00 - 8.99	—	—	—
9.00 - 9.99	—	—	25

Total	96,771	55,230	63,029

The following table sets forth the amount and maturities of certificate accounts at June 30, 2005.

	Amount Due				Total	Percentage of Total Certificate Accounts

	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years

	(Dollars in thousands)
1.00 –1.99%	$12,928	$—	$11	$—	$12,939	13.37%
2.00 – 2.99	35,910	5,339	608	120	41,977	43.37
3.00 – 3.99	15,566	10,138	2,780	1,400	29,884	30.88
4.00 – 4.99	4,732	785	2,621	1,633	9,771	10.10
5.00 – 5.99	470	60	1,308	—	1,838	1.90
6.00 – 6.99	72	2	—	—	74	0.08
7.00 – 7.99	288	—	—	—	288	0.30

Total	$69,966	$16,324	$7,328	$3,153	$96,771	100.00%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,

	2005		2004		2003

	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest-Bearing Demand	$217	0.00%	$—	0.00%	$—	0.00%
Interest-Bearing Demand	3,976	1.47%	—	0.00%	—	0.00%
Passbook	50,076	1.23%	43,696	1.27%	40,565	2.30%
Time	69,880	2.53%	57,292	2.81%	63,764	3.87%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,

	2005	2004	2003

	(In thousands)
Beginning balance	$98,751	$104,784	$102,704
Increase (decrease) before interest credited	53,843	(8,199)	(1,319)
Interest credited	2,450	2,166	3,399

Net increase (decrease) in deposits	56,293	(6,033)	2,080

Ending balance	$155,044	$98,751	$104,784

          Borrowings.  Advances from the Federal Home Loan Bank of Cincinnati amounted to $51.0 million and $9.0 million at June 30, 2005 and 2004, respectively.  A total of $43.3 million in advances was added with the acquisition of Frankfort First, including premium on borrowings of $2.8 million.

          The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,

	2005	2004	2003

	(Dollars in thousands)
Balance outstanding at end of period	$50,985	$9,000	$—
Maximum amount of advances outstanding at any month end during the period	$52,291	$9,000	$—
Average advances outstanding during the period	$23,631	$1,940	$—
Weighted average interest rate during the period	3.82%	2.78%	—%
Weighted average interest rate at end of period	4.22%	2.96%	—%

          Shareholders’ Equity.  Shareholders’ equity totaled $65.9 million at June 30, 2005, a $34.9 million or 112.4%, increase over June 30, 2004.  The increase resulted from the sale of $33.4 million of common shares in the reorganization coupled with net earnings of $1.6 million and a $190,000 decrease in the unrealized losses on securities designated as available for sale.  Such increases were partially offset by dividends of $353,000.

          We are required to maintain minimum regulatory capital pursuant to federal regulations.  At June 30, 2005, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.  Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2005 and 2004

          General.  Our net earnings totaled $1.6 million for the fiscal year ended June 30, 2005, an increase of $868,000, or 114.1%, from the $761,000 of net earnings recorded for the fiscal year ended June 30, 2004.  The increase in net earnings was primarily attributable to an increase in net interest income of $1.4 million and an increase in other income of $298,000, which were partially offset by increases in general, administrative and other expense of $326,000, an increase in the provision for losses on loans of $43,000 and an increase in the provision for federal income taxes of $480,000.

          Interest Income.  Total interest income for the fiscal year ended June 30, 2005 totaled $8.2 million, an increase of $2.6 million, or 45.6%, compared to the fiscal year ended June 30, 2004.  The increase in interest income primarily reflects the impact of the acquisition of Frankfort First, which resulted in an increase of $45.1 million in average interest-earning assets for fiscal 2005 compared to fiscal 2004. Also contributing to the growth in interest income was an increase of 37 basis points in the average yield on interest-earning assets, from 4.20% for fiscal 2004 to 4.57% for fiscal 2005.

          Interest income on loans increased by $1.8 million, or 64.4%, for the fiscal year ended June 30, 2005, compared to fiscal 2004, due primarily to a $34.5 million, or 91.7%, increase in the average balance of loans outstanding, which was partially offset by a decline of 106 basis points in the average yield on loans to 6.36% for fiscal 2005.  Interest income on mortgage-backed securities increased by $586,000 during the fiscal year ended June 30, 2005, due primarily to a $14.7 million increase in the average balance outstanding, and despite a decrease in the average yield of 37 basis points from fiscal 2004.  Interest income on investment securities decreased by $69,000, or 3.1%, during the fiscal year ended June 30, 2005, due primarily to a $3.6 million, or 5.3%, decrease in the average balance outstanding, while the average yield increased by 7 basis points from fiscal 2004.  Interest income on other interest-earning assets increased by $237,000, or 108.2%, during the fiscal year ended June 30, 2005.  The increase was due primarily to a 131 basis point increase in the average yield year to year, although the average balance outstanding decreased by $476,000, or 2.5%.

          Interest Expense.  Interest expense totaled $3.4 million for the fiscal year ended June 30, 2005, an increase of $1.1 million, or 51.0%, from interest expense of $2.2 million for fiscal 2004.  The increase resulted from an 11 basis point increase in the average cost of funds, to 2.27% for fiscal 2005, and a $44.9 million, or 43.6%, increase in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2005.  Interest expense on deposits totaled $2.5 million for the fiscal year ended June 30, 2005, an increase of $284,000, or 13.1%, from fiscal 2004.  This increase was a result of an increase in the average balance of deposits outstanding of $23.1 million or 22.9% for fiscal 2005 despite a 17 basis point decrease in the average cost of deposits to 1.97% for fiscal 2005.  Interest expense on borrowings totaled $903,000 for the fiscal year ended June 30, 2005, an increase of $849,000 over fiscal 2004.  Average borrowings increased during the fiscal year ended June 30, 2005, by $21.7 million primarily as a result of the acquisition of Frankfort First.  The average rate paid on borrowings increased 104 basis points to 3.82% for fiscal 2005.

          Net Interest Income.  As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $1.4 million, or 42.0%, during the fiscal year ended June 30, 2005, compared to fiscal 2004.  The average interest rate spread increased to 2.30% for the fiscal year ended June 30, 2005 from 2.04% for fiscal 2004.  The net interest margin increased to 2.69% for the fiscal year ended June 30, 2005 from 2.54% for fiscal 2004.

          Average Balances and Yields.  The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs.  The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.  For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only.  We did not hold any non-taxable investment securities during any of the periods presented in the table.

	Year Ended June 30,

	2005			2004

	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$72,154	$4,592	6.36%	$37,647	$2,794	7.42%
Mortgage-backed securities	23,289	982	4.22	8,625	396	4.59
Investment securities	64,441	2,123	3.29	68,048	2,192	3.22
Other interest-earning assets	18,544	456	2.46	19,020	219	1.15

Total interest-earning assets	178,428	8,153	4.57	133,340	5,601	4.20
Noninterest-earning assets	7,067			1,591

Total assets	$185,495			$134,931

Interest-bearing liabilities:
Deposits	$124,149	2,450	1.97	$100,988	2,166	2.14
Borrowings	23,631	903	3.82	1,940	54	2.78

Total interest-bearing liabilities	147,780	3,353	2.27	102,928	2,220	2.16

Noninterest-bearing liabilities	1,207			785

Total liabilities	148,987			103,713
Shareholders’ equity (1)	36,508			31,218

Total liabilities and shareholders’ equity	$185,495			$134,931

Net interest income/average yield		$4,800	2.30%		$3,381	2.04%

Net interest margin			2.69%			2.54%

Average interest-earning assets to average interest-bearing liabilities			120.74%			129.55%

(1) At June 30, 2004, consists of only retained earnings

          Rate/Volume Analysis.  The following table sets forth the effects of changing rates and volumes on our net interest income.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.  The net column represents the sum of the prior columns.

	Year Ended June 30, 2005 Compared To Year Ended June 30, 2004

	Increase (Decrease) Due to

	Volume	Rate	Net

	(In thousands)
Interest income:
Loans receivable	$2,128	$(330)	$1,798
Mortgage-backed securities	615	(29)	586
Investment securities	(122)	53	(69)
Interest-bearing deposits and other	(5)	242	237

Total interest income	2,616	(64)	2,552

Interest expense:
Deposits	437	(153)	284
Borrowings	821	28	849

Total interest expense	1,258	(125)	1,133

Increase in net interest income	$1,358	$61	$1,419

          Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $53,000 for the fiscal year ended June 30, 2005, an increase of $43,000 compared to fiscal 2004.  The provision recorded during the fiscal year ended June 30, 2005 generally reflects management’s perception of the risk prevalent in the economy integrated with the overall decline in the level of the loan portfolio and the level of charge-off’s recorded in fiscal 2005.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Other  Income.  Other operating income increased $251,000, to $272,000 for the fiscal year ended June 30, 2005, due primarily to the cancellation of a charitable contribution pledge of $200,000, previously charged to expense in the fiscal year ended June 30, 2004.  This reversal of expense was unusual and, as a result, other operating income will be considerably less for the foreseeable future.  Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

          General, Administrative and Other Expense.  General, administrative and other expense increased $326,000 or 14.9% to $2.5 million for the fiscal year ended June 30, 2005 compared to fiscal 2004.  The increase in general, administrative and other expense is primarily attributed to an increase in other operating expenses which increased $151,000 or 55.1% to $425,000 for fiscal year 2005 compared to fiscal 2004.  The increase is related to the normal expenses of Frankfort First and for four months additional recurring expenses for the Company.  Those increased expenses include regulatory assessments for supervision purposes, auditing and accounting, supplies and legal expense.

          Federal Income Tax. The provision for federal income tax increased $480,000 or 122.4% from $392,000 for the fiscal year ended June 30, 2004 to $872,000 for the fiscal year ended June 30, 2005, as a result of higher earnings before income taxes of $1.3 million, or 117.2%.  Effective tax rates for the years ended June 30, 2005 and 2004 were 34.9% and 34.0%, respectively.

Results of Operations for the Years Ended June 30, 2004 and 2003

          General.  Our net earnings totaled $761,000 for the fiscal year ended June 30, 2004, a decrease of $289,000, or 27.5%, from the $1.1 million of net earnings recorded for the fiscal year ended June 30, 2003.  The decrease in net earnings was primarily attributable to a decrease in other income of $332,000 and an increase in general, administrative and other expense of $629,000, which were partially offset by an increase in net interest income of $467,000, a decrease in the provision for losses on loans of $56,000 and a decrease in the provision for federal income taxes of $149,000.

          Interest Income.  Total interest income for the fiscal year ended June 30, 2004 totaled $5.6 million, a decrease of $712,000, or 11.3%, compared to the fiscal year ended June 30, 2003.  The decrease in interest income primarily reflects the impact of a decrease of 51 basis points in the average yield on interest-earning assets, from 4.71% for fiscal 2003 to 4.20% for fiscal 2004.

          Interest income on loans decreased by $847,000, or 23.3%, for the fiscal year ended June 30, 2004, compared to fiscal 2003, due primarily to a $9.9 million, or 20.9%, decrease in the average balance of loans outstanding and a decrease of 23 basis points in the average yield on loans to 7.42% for fiscal 2004.  Interest income on mortgage-backed securities increased by $337,000 during the fiscal year ended June 30, 2004, due primarily to a $7.7 million increase in the average balance outstanding, which was partially offset by a decrease in the average yield of 173 basis points from fiscal 2003.  Interest income on investment securities increased by $25,000, or 1.2%, during the fiscal year ended June 30, 2004, due primarily to a $12.9 million, or 23.4%, increase in the average balance outstanding, which was partially offset by a decrease in the average yield of 71 basis points from fiscal 2003.  Interest income on other interest-earning assets decreased by $227,000, or 50.9%, during the fiscal year ended June 30, 2004.  The decrease was due primarily to a decrease of $11.3 million, or 37.2%, in the average balance outstanding from fiscal 2003 and a 32 basis point decrease in the average yield year to year.

          Interest Expense.  Interest expense totaled $2.2 million for the fiscal year ended June 30, 2004, a decrease of $1.2 million, or 34.7%, from interest expense of $3.4 million for fiscal 2003.  The decrease resulted from a 110 basis point decrease in the average cost of funds, to 2.16% for fiscal 2004, and a $1.4 million, or 1.3%, decrease in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2004.  Interest expense on deposits totaled $2.2 million for the fiscal year ended June 30, 2004, a decrease of $1.2 million, or 36.3%, from fiscal 2003.  This decrease was a result of a 112 basis point decrease in the average cost of deposits to 2.14% for fiscal 2004, and a decrease in the average balance of deposits outstanding of $3.3 million, or 3.2%, for fiscal 2004.  Interest expense on borrowings totaled $54,000 for the fiscal year ended June 30, 2004, an increase of $54,000 over fiscal 2003.  We had no borrowings outstanding during fiscal 2003, but took a $9.0 million Federal Home Loan Bank advance in fiscal 2004 to purchase approximately an equivalent amount of mortgage-backed securities with similar maturities to generate a net interest rate spread of 1.50%.  Decreases in yields on interest-earning assets and costs of interest-bearing liabilities during fiscal 2004 as compared to fiscal 2003 were due primarily to the overall decreases in interest rates in the economy.

          Net Interest Income.  As a result of the foregoing changes in interest income and interest expense, net interest income increased by $467,000, or 16.0%, during the fiscal year ended June 30, 2004 compared to fiscal 2003.  The average interest rate spread increased to 2.04% for the fiscal year ended June 30, 2004 from 1.45% for fiscal 2003.  The net interest margin increased to 2.54% for the fiscal year ended June 30, 2004 from 2.18% for fiscal 2003.

          Average Balances and Yields.  The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs.  The yields and costs for the years indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.  For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only.  We did not hold any non-taxable investment securities during any of the periods presented in the table.

	Year Ended June 30,

	2004			2003

	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$37,647	$2,794	7.42%	$47,580	$3,641	7.65%
Mortgage-backed securities	8,625	396	4.59	933	59	6.32
Investment securities	68,048	2,192	3.22	55,165	2,167	3.93
Other interest-earning assets	19,020	219	1.15	30,271	446	1.47

Total interest-earning assets	133,340	5,601	4.20	133,949	6,313	4.71

Noninterest-earning assets	1,591			1,796

Total assets	$134,931			$135,745

Interest-bearing liabilities:
Passbook deposits	$43,696	554	1.27	$40,565	931	2.30
Certificates of deposit	57,292	1,612	2.81	63,764	2,468	3.87
Borrowings	1,940	54	2.78	—	—	—

Total interest-bearing liabilities	102,928	2,220	2.16	104,329	3,399	3.26

Noninterest-bearing liabilities	785			1,031

Total liabilities	103,713			105,360
Retained earnings	31,218			30,385

Total liabilities and retained earnings	$134,931			$135,745

Net interest income/average yield		$3,381	2.04%		$2,914	1.45%

Net interest margin			2.54%			2.18%

Average interest-earning assets to average interest-bearing liabilities			129.55%			128.39%

          Rate/Volume Analysis.  The following table sets forth the effects of changing rates and volumes on our net interest income.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.  The net column represents the sum of the prior columns.

	Year Ended June 30, 2004 Compared To Year Ended June 30, 2003

	Increase (Decrease) Due to

	Volume	Rate	Net

	(In thousands)
Interest income:
Loans receivable	$(740)	$(107)	$(847)
Mortgage-backed securities	357	(20)	337
Investment securities	455	(430)	25
Interest-bearing deposits and other	(143)	(84)	(227)

Total interest income	(71)	(641)	(712)

Interest expense:
Passbook deposits	67	(443)	(376)
Certificates of deposit	(232)	(625)	(857)
Borrowings	54	—	54

Total interest expense	(111)	(1,068)	(1,179)

Increase in net interest income	$40	$427	$467

          Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $10,000 for the fiscal year ended June 30, 2004, a decrease of $56,000 compared to fiscal 2003.  The provision recorded during the fiscal year ended June 30, 2004 generally reflects management’s perception of the risk prevalent in the economy integrated with the overall decline in the level of the loan portfolio and the level of charge-off’s recorded in fiscal 2004.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Other Income (Loss).  Other loss totaled $35,000 for the fiscal year ended June 30, 2004, compared to other income of $297,000 recorded for the fiscal year ended June 30, 2003.  The decrease was primarily attributable to a $269,000 reduction in gains on sales of securities and a $57,000 increase in losses on sales of real estate acquired through foreclosure.

          General, Administrative and Other Expense.  General, administrative and other expense totaled $2.2 million for the fiscal year ended June 30, 2004, an increase of $629,000, or 40.5%, compared to fiscal 2003.  The increase in general, administrative and other expense was due primarily to a $686,000, or 73.4%, increase in employee compensation and benefits, which was partially offset by a $40,000, or 23.3%, decrease in occupancy and equipment and a $38,000, or 12.2%, decrease in other operating expense.  The increase in employee compensation and benefits was comprised of a $580,000 increase in expense related to our participation in a multi-employer defined benefit pension plan.  This plan had been in an over-funded status for years prior to fiscal 2004, but became underfunded in fiscal 2004.  For the fiscal 2004 plan year, we contributed approximately $582,000 toward the underfunded liability.  Additionally, during the year ended June 30, 2004, we adopted a deferred unfunded directors compensation plan for the benefit of two members of the board of directors, which provided for an immediately vested benefit of $50,000 each.  The decrease in occupancy and equipment was due primarily to a decrease in depreciation expense.  The decrease in other operating expense was due primarily to a $34,000 decrease in consulting expenses year to year, and a $10,000 reduction in expenses related to real estate acquired through foreclosure.

          Federal Income Taxes.  The provision for federal income taxes totaled $392,000 for the fiscal year ended June 30, 2004, a decrease of $149,000, or 27.5%, compared to the provision recorded for fiscal 2003.  The decrease resulted primarily from a $438,000, or 27.5%, decrease in pretax earnings.  The effective tax rate was 34.0% for each of the fiscal years ended June 30, 2004 and 2003.

Liquidity and Capital Resources

          Liquidity is the ability to meet current and future short-term financial obligations.  Our primary sources of funds consist of cash and deposits at other banks, deposit inflows, loan repayments and maturities, calls and sales of investment and mortgage-backed securities and advances from the FHLB.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

          We periodically assess our available liquidity and projected upcoming liquidity demands.  We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits, Federal funds and short- and intermediate-term U.S. Government agency obligations.

          Our most liquid assets are cash, federal funds sold and interest-bearing deposits.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2005 and June 30, 2004, cash and cash equivalents totaled $8.4 million and $16.9 million respectively.  Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $12.7 million and $12.4 million at June 30, 2005 and 2004, respectively.  At June 30, 2005, we had the ability to borrow a total $95.4 million from the FHLB, of which $48.4 million was outstanding.

          Historically, we have remained highly liquid.  We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material decrease in liquidity.  We expect that all of our liquidity needs, including the contractual commitments set forth in the table below can be met by our currently available liquid assets and cash flows.  In the event any unforeseen demand or commitments were to occur, we would access our borrowing capacity with the FHLB.  We expect that our currently available liquid assets and our ability to borrow from the FHLB would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

          Our primary investing activities are the origination of loans and the purchase of investment securities.  In fiscal 2005, we originated $12.8 million of loans.  In fiscal 2004, we originated $5.0 million of loans and purchased $111.6 million of investment and mortgage-backed securities.  In fiscal 2003, we originated $7.0 million of loans and purchased $232.7 million of investment and mortgage-backed securities.  During fiscal 2005, these activities were funded primarily by proceeds from the principal repayments on loans of $13.5 million and maturities of investment securities and mortgage-backed securities of $1.9 million.  During fiscal 2004, these activities were funded primarily by the proceeds from maturities and sales of securities of $87.1 million, advances from the FHLB of $9.0 million and the proceeds from principal repayments on loans of $11.9 million.

          Historically, our investment portfolio has been funded by excess liquidity as deposit inflows typically far exceed loan demand.

          While financing activities consist primarily of activity in deposit accounts and in FHLB advances, the net proceeds from the issuance of common stock contributed $12.7 million to the Company.  We experienced a net decrease in total deposits of $15.2 million and $6.0 million for the years ended June 30, 2005 and 2004, respectively.  We experienced a net increase in total deposits of $2.1 million for the year ended June 30, 2003.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

          At June 30, 2005, we had $530,000 in mortgage commitments.  Certificates of deposit due within one year of June 30, 2005 totaled $70.0 million, or 45.1% of total deposits.  If these deposits do not remain with us, we might be required to seek other sources of funds, including other certificates of deposit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2005.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

          The following table sets forth our contractual obligations and loan commitments as of June 30, 2005.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Six Years

	(In thousands)
Federal Home Loan Bank advances (1)	$48,411	$3,563	$6,048	$38,444
One to four family residential real estate	530	530	—	—
Unused lines of credit	8,363	8,363	—	—
Undisbursed loans	1,016	1,016	—	—

Total commitments	$58,320	$13,472	$6,048	$38,444

(1)	Net of premium on FHLB borrowings

Off-Balance Sheet Arrangements

          In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and amounts due mortgagors on construction loans.  See note I of the notes to the financial statements.

          For the year ended June 30, 2005, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

          Our financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on our operations is reflected in increased operating costs.  Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Pronouncements

          In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123R”), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  The cost is recognized over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period.  As a public company and assuming the Company’s stock option plan is approved, Kentucky First would be required to adopt Statement No. 123R in its first annual reporting period beginning after June 15, 2005 (i.e., the quarter beginning July 1, 2006).  For stock option awards, Kentucky First would recognize the grant-date fair value of the options as compensation expense on a straight-line basis over the applicable vesting period.  This accounting treatment differs significantly from the previous accounting for fixed stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which generally required expense recognition only when the exercise price of the option was less than the market price of the underlying stock on the grant date.  As required by Statement No. 123R, Kentucky First would estimate the fair value of its stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes model.  Statement No. 123R did not change existing accounting principles applicable to employee stock ownership plans.  The effects of Statement No. 123R on the Company’s results of operations cannot be determined until the stock option plan is approved and options are granted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kentucky First Federal Bancorp

We have audited the accompanying consolidated statements of financial condition of Kentucky First Federal Bancorp as of June 30, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2005.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

s\s\ Grant Thornton LLP

Cincinnati, Ohio
September 1, 2005

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2005 and 2004
(In thousands, except share data)

	2005	2004

ASSETS
Cash and due from banks	$1,060	$899
Federal funds sold	—	15,000
Interest-bearing deposits in other financial institutions	7,298	963

Cash and cash equivalents	8,358	16,862
Investment securities available for sale – at market	12,686	12,391
Investment securities held to maturity, at amortized cost-approximate fair value of $49,944 and $49,401 at June 30, 2005 and 2004, respectively	50,942	50,840
Mortgage-backed securities available for sale - at market	1,861	—
Mortgage-backed securities held to maturity, at amortized cost-approximate fair value of $21,168 and $22,103 at June 30, 2005 and 2004, respectively	21,347	22,983
Loans receivable – net	151,712	33,568
Real estate acquired through foreclosure - net	60	—
Office premises and equipment - at depreciated cost	2,977	186
Federal Home Loan Bank stock - at cost	4,981	1,826
Accrued interest receivable	916	603
Bank-owned life insurance	2,095	—
Goodwill and other intangible assets - net	15,398	—
Prepaid expenses and other assets	211	77
Prepaid federal income taxes	371	308
Deferred federal income taxes	—	179

Total assets	$273,915	$139,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$155,044	$98,751
Advances from the Federal Home Loan Bank	50,985	9,000
Advances by borrowers for taxes and insurance	332	—
Accrued interest payable	177	166
Deferred federal income taxes	384	—
Other liabilities	1,054	863

Total liabilities	207,976	108,780
Commitments	—	—
Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	—	—
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued at June 30, 2005	86	—
Additional paid-in capital	36,714	—
Retained earnings - restricted	32,719	31,443
Less shares acquired by Employee Stock Ownership Plan	(3,370)	—
Accumulated comprehensive loss, unrealized losses on securities designated as available for sale - net of related tax benefits	(210)	(400)

Total shareholders’ equity	65,939	31,043

Total liabilities and shareholders’ equity	$273,915	$139,823

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended June 30, 2005, 2004 and 2003
(In thousands, except share data)

	2005	2004	2003

Interest income
Loans	$4,592	$2,794	$3,641
Mortgage-backed securities	982	396	59
Investment securities	2,123	2,192	2,167
Interest-bearing deposits and other	456	219	446

Total interest income	8,153	5,601	6,313
Interest expense
Deposits	2,450	2,166	3,399
Borrowings	903	54	—

Total interest expense	3,353	2,220	3,399

Net interest income	4,800	3,381	2,914
Provision for losses on loans	53	10	66

Net interest income after provision for losses on loans	4,747	3,371	2,848
Other income (loss)
Gain on sale of investment securities	—	5	274
Loss on sale of real estate acquired through foreclosure	(9)	(61)	(4)
Other operating	272	21	27

Total other income (loss)	263	(35)	297
General, administrative and other expense
Employee compensation and benefits	1,688	1,620	934
Occupancy and equipment	210	132	172
Franchise and other taxes	104	83	98
Data processing	67	32	16
Charitable contributions	15	42	22
Other operating	425	274	312

Total general, administrative and other expense	2,509	2,183	1,554

Earnings before income taxes	2,501	1,153	1,591
Federal income taxes
Current	309	364	494
Deferred	563	28	47

Total federal income taxes	872	392	541

NET EARNINGS	$1,629	$761	$1,050

EARNINGS PER SHARE
Basic	N/A	N/A	N/A

Diluted	N/A	N/A	N/A

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2005, 2004 and 2003
(In thousands)

	2005	2004	2003

Net earnings	$1,629	$761	$1,050
Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities during the year, net of taxes (benefits) of $98, $(204) and $93 in 2005, 2004 and 2003, respectively	190	(397)	181
Reclassification adjustment for realized gains included in earnings, net of taxes of $2 and $93 for the years ended June 30, 2004 and 2003, respectively	—	(3)	(181)

Comprehensive income	$1,819	$361	$1,050

Accumulated comprehensive loss	$(210)	$(400)	$—

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2005, 2004 and 2003
(In thousands, except share data)

	Common stock	Additional paid-in capital	Retained earnings	Less unearned ESOP shares	Unrealized gains (losses) on securities designated as available for sale	Total

Balance at July 1, 2002	$—	$—	$29,632	$—	$—	$29,632
Net earnings for the year ended June 30, 2003	—	—	1,050	—	—	1,050

Balance at June 30, 2003	—	—	30,682	—	—	30,682
Net earnings for the year ended June 30, 2004	—	—	761	—	—	761
Unrealized losses on securities designated as available for sale, net of related tax benefits	—	—	—	—	(400)	(400)

Balance at June 30, 2004	—	—	31,443	—	(400)	31,043
Conversion to stock form of ownership and issuance of shares in connection with Frankfort First Federal Bancorp acquisition	86	36,714	—	(3,370)	—	33,430
Net earnings for the year ended June 30, 2005	—	—	1,629	—	—	1,629
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	190	190
Cash dividends of $0.10 per common share	—	—	(353)	—	—	(353)

Balance at June 30, 2005	$86	$36,714	$32,719	$(3,370)	$(210)	$65,939

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2005, 2004 and 2003
(In thousands)

	2005	2004	2003

Cash flows from operating activities:
Net earnings for the year	$1,629	$761	$1,050
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investment securities - net	4	(6)	(6)
Depreciation	106	81	115
Amortization of deferred loan origination fees	(34)	(87)	(121)
Amortization of purchase accounting adjustments - net	(139)	—	4
Gain on sale of investment securities	—	(5)	(274)
Loss on sale of real estate acquired through foreclosure	9	61	—
Federal Home Loan Bank stock dividends	(151)	(71)	(74)
Provision for losses on loans	53	10	66
Mortgage loans originated for sale	(520)	—	—
Proceeds from sale of mortgage loans	519	—	—
Increase (decrease) in cash due, net of acquisition of Frankfort First Federal Bancorp:
Accrued interest receivable	18	(98)	174
Prepaid expenses and other assets	125	32	3
Accrued interest payable	(190)	—	—
Accounts payable and other liabilities	(544)	398	(216)
Federal income taxes
Current	(313)	(84)	(27)
Deferred	563	28	47

Net cash provided by operating activities	1,135	1,020	741
Cash flows provided by (used in) investing activities:
Investment securities available for sale:
Sales	—	7,002	111,219
Purchases	—	(5,997)	(119,955)
Investment securities held to maturity:
Maturities, prepayments and calls	—	56,981	103,139
Purchases	—	(59,973)	(104,689)
Mortgage-backed securities available for sale:
Sales	—	22,352	8,043
Maturities, prepayments and calls	307	—	49
Purchases	—	(22,352)	(8,079)
Mortgage-backed securities held to maturity:
Maturities, prepayments and calls	1,633	727	326
Purchases	—	(23,323)	—
Loan disbursements	(12,273)	(4,958)	(7,043)
Principal repayments on loans	13,450	11,882	17,559
Increase in cash surrender value of bank-owned life insurance	(25)	—	—
Proceeds from sale of real estate acquired through foreclosure	118	224	268
Purchase of office premises and equipment	(65)	(39)	(43)
Purchase of Frankfort First Federal Bancorp, net of cash received	(8,923)	—	—

Net cash provided by (used in) investing activities	(5,778)	(17,474)	794
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits	(15,220)	(6,033)	2,080
Advances by borrowers for taxes and insurance	215	—	—
Proceeds from Federal Home Loan Bank advances	—	9,000	—
Repayments on Federal Home Loan Bank advances	(1,223)	—	—
Cash proceeds from issuance of common stock, net	12,720	—	—
Dividends paid on common stock	(353)	—	—

Net cash provided by (used in) financing activities	(3,861)	2,967	2,080

Net increase (decrease) in cash and cash equivalents	(8,504)	(13,487)	3,615
Cash and cash equivalents at beginning of year	16,862	30,349	26,734

Cash and cash equivalents at end of year	$8,358	$16,862	$30,349

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2005, 2004 and 2003
(In thousands)

	2005	2004	2003

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$460	$450	$520

Interest on deposits and borrowings	$3,342	$2,270	$3,524

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$206	$171	$366

Loans disbursed upon sales of real estate acquired through foreclosure	$19	$70	$102

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$190	$(397)	$181

Acquisition of Frankfort First Federal Bancorp, Inc.
Cash and stock consideration and liabilities assumed:
Deposits	$71,513	$—	$—
Advances from the Federal Home Loan Bank	43,390	—	—
Other liabilities	1,175	—	—
Cash and stock consideration – net	29,625	—	—

	145,703	—	—
Less net assets acquired:
Loans	119,526	—	—
Investments	2,141	—	—
Other assets	8,593	—	—

	130,260	—	—

Amounts assigned to goodwill and other intangible assets	$15,443	$—	$—

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”).  First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.”  First Federal of Hazard conducts a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky.  Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes.  First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans, as well as offering certain types of nondeposit investment products to its customers.  The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U. S. GAAP”) and general accounting practices within the financial services industry.  In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

The following is a summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1.     Principles of Consolidation

The consolidated financial statements include the accounts of the Company, First Federal of Hazard, Frankfort First and First Federal of Frankfort.

2.     Investment and Mortgage-backed Securities

The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”  SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale.  Securities classified as held-to-maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity.  Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders’ equity, respectively.

Realized gains and losses on sales of securities are recognized using the specific identification method.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3.     Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest is accrued as earned unless the collectibility of the loan is in doubt.  An allowance may be established for interest on loans that are contractually past due based on management’s periodic evaluation.  The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.  If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

4.     Loan Origination Fees

The Banks account for loan origination fees in accordance with SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases.”  Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments.  Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.  Fees received for loan commitments that are expected to be drawn upon, based on the Banks’ experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method.  Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5.     Allowance for Loan Losses

It is the Banks’ policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Banks record a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Banks account for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.  The Banks’ current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.     Allowance for Loan Losses (continued)

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  In applying the provisions of SFAS No. 114, the Banks consider investments in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Banks’ investment in multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

For fiscal years ended June 30, 2005, 2004 and 2003 the Banks had no loans that would be defined as impaired under SFAS No. 114.

6.     Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition.  A charge-off is recorded for any write-down in the loan’s carrying value to fair value at the date of acquisition.  Real estate loss provisions are recorded if the fair value of the property subsequently declines below the value determined at the recording date.  In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property, which would be capitalized, are considered.  Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

7.     Office Premises and Equipment

Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets.  Maintenance, repairs and minor renewals are expensed as incurred.  For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment.  An accelerated method is used for tax reporting purposes.

8.     Federal Income Taxes

The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.”  SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Company’s activities within the current and previous years.  Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

8.     Federal Income Taxes (continued)

the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

The Company’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, and the recapture of percentage of earnings bad debt deductions.  Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

9.     Retirement and Employee Benefit Plans

The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service.  Contributions are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $190,000, $590,000 and $2,000 for the fiscal years ended June 30, 2005, 2004 and 2003.

The Company also maintains deferred unfunded compensation plans for the benefit of certain directors.  While no expense was recognized by the Company for the fiscal years ended June 30, 2005 and 2003, the Company recognized expense under this plan for the fiscal year ended June 30, 2004, of $100,000.

In connection with the reorganization to stock form, First Federal of Hazard implemented an Employee Stock Ownership Plan (ESOP) which provided for the purchase of 337,000 common shares in the Company’s conversion offering.  The Company recognized expense under the ESOP of $93,000 for the fiscal year ended June 30, 2005.

10.     Earnings Per Share

Basic and diluted earnings per share are not presented, as the Company did not convert to the stock form of ownership until March 2, 2005.

11.     Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value.  For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.     Fair Value of Financial Instruments (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows.  Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at June 30, 2005 and 2004:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Certificates of deposit in other financial institutions:  The carrying amounts presented in the consolidated statements of financial condition for interest-bearing deposits in other financial institutions are deemed to approximate fair value.

Investment and mortgage-backed securities: For investment and mortage-backed securities, fair value is deemed to equal the quoted market price.

Loans receivable:  The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate.  These loan categories were further delineated into fixed-rate and adjustable-rate loans.  The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.  For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values.  The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, money market deposits and advances by borrowers for taxes and insurance are deemed to approximate the amount payable on demand.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Commitments to extend credit:  For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  The fair value of outstanding loan commitments at June 30, 2005 and 2004, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.     Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2005		2004

	Carrying value	Fair value	Carrying value	Fair value

	(In thousands)
Financial assets
Cash and cash equivalents	$8,358	$8,358	$16,862	$16,862
Investment securities available for sale	12,686	12,686	12,391	12,391
Investment securities held to maturity	50,942	49,944	50,840	49,401
Mortgage-backed securities available for sale	1,861	1,861	—	—
Mortgage-backed securities held to maturity	21,347	21,168	22,983	22,103
Loans receivable - net	151,712	154,189	33,568	33,727
Federal Home Loan Bank stock	4,981	4,981	1,826	1,826
Accrued interest receivable	916	916	603	603

	$252,803	$254,103	$139,073	$136,913

Financial liabilities
Deposits	$155,044	$154,602	$98,751	$99,017
Advances from the Federal Home Loan Bank	50,984	48,550	9,000	9,003
Accrued interest payable	177	177	166	166

	$206,205	$203,329	$107,917	$108,186

12.     Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

13.     Goodwill and Other Intangible Assets

Goodwill and other intangible assets arising from the Frankfort First acquisition are accounted for in accordance with SFAS No. 142, “Goodwill and Intangible Assets.”  Pursuant to SFAS No. 142, acquired goodwill is not amortized but is tested for impairment at the reporting unit annually or whenever an impairment indicator arises.  The Company has assigned $14.5 million of goodwill to the Banks as the reporting units which are expected to benefit from the goodwill.

The Company evaluated the goodwill in April 2005 via independent third-party appraisal.  The evaluation showed no indication of impairment.  In addition to goodwill, the Company had assigned $918,000 to a core deposit intangible.  This intangible asset is being amortized over the estimated life of the acquired deposit base.  At June 30, 2005, the amortized cost of the core deposit intangible was $874,000.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14.     Cash Surrender Value of Life Insurance

The cash surrender value of bank-owned life insurance policies represents the value of life insurance policies on certain officers of the Company for which the Company is the beneficiary.  The Company accounts for these assets using the cash surrender value method in determining the carrying value of the insurance policies.

15.     Effects of Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued a revision to Statement of Financial Accounting Standards (“SFAS”) No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions.  This Statement, SFAS No. 123(R), requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions.  That cost will be recognized over the period during which an employee is required to provide services in exchange for the award – the requisite service period.  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.  Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

Initially, the cost of employee services received in exchange for an award of equity instruments will be measured based on current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date.  Changes in fair value during the requisite service period will be recognized as compensation cost over that period.  The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

Excess tax benefits, as defined by SFAS No. 123(R) will be recognized as an addition to additional paid in capital.  Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows.  The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital against which it can be offset.

Compensation cost is required to be recognized in the beginning of the annual period that begins after December 31, 2005, or July 1, 2006 as to the Company.

The Company plans on submitting an option plan to the shareholders for approval at the Annual Meeting in November 2005.  If the option plan is approved and the Board proceeds to grant options, then the Company will be subject to SFAS No. 123(R) for the fiscal year ending June 30, 2007.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

16.     Reclassifications

Certain prior year amounts have been reclassified to conform to the 2005 consolidated financial statement presentation.

NOTE B – INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investments and mortgage-backed securities at June 30, 2005 and 2004 are summarized as follows:

	2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,998	$—	$(312)	$12,686

Investment securities held to maturity
U.S. Government agency securities	$50,842	$6	$(1,004)	$49,844
Certificates of deposit	100	—	—	100

Total investment securities held to maturity	$50,942	$6	$(1,004)	$49,944

	2004

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,998	$—	$(607)	$12,391

Investment securities held to maturity
U.S. Government agency securities	$50,840	$73	$(1,512)	$49,401

At June 30, 2005, virtually all of the Company’s investment securities were in an unrealised loss position for more than twelve months. At June 30, 2004, $59.7 million of the company’s $63.2 million in investment securities was in an unrealised loss for more than twelve months.

Management has the intent and ability to hold these securities to maturity. The fair values are expected to recover as the securities approach maturity.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE B – INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost and estimated fair value of investment securities as of June 30, 2005 and 2004, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2005		2004

	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost

	(In thousands)
Investments available for sale
Due in one year through five years	$12,686	$12,998	$7,684	$7,999
Due five years through ten years	—	—	4,707	4,999

Total	$12,686	$12,998	$12,391	$12,998

Investments held to maturity
Due in one year through five years	$40,990	$41,945	$37,746	$38,844
Due five years through ten years	8,954	8,997	7,647	7,997
Due in more than ten years	—	—	4,008	3,999

Total	$49,944	$50,942	$49,401	$50,840

While there were no sales of investment securities during the fiscal year ended June 30, 2005, proceeds from sales of investment securities during the fiscal years ended June 30, 2004 and 2003 totaled $7.0 million and $111.2 million, respectively, resulting in gross realized gains of $5,000 and $274,000, respectively.

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are as follows:

	2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Available for sale
FNMA	$819	$3	$—	$822
GNMA	1,048	—	(9)	1,039

Total mortgage-backed securities available for sale	$1,867	$3	$(9)	$1,861

Held to maturity
FNMA	$18,049	$—	$(224)	$17,825
FHLMC	3,147	42	(7)	3,182
GNMA	151	10	—	161

Total mortgage-backed securities held to maturity	$21,347	$52	$(231)	$21,168

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE B – INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	2004

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Held to maturity
FNMA	$20,417	$—	$(876)	$19,541
FHLMC	2,342	—	(23)	2,319
GNMA	224	19	—	243

Total mortgage-backed securities held to maturity	$22,983	$19	$(899)	$22,103

The amortized cost of mortgage-backed securities as of June 30, 2005 and 2004, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to prepay obligations without prepayment penalties.

	2005	2004

	(In thousands)
Available for sale
Due within five years	$233	$—
Due five years through ten years	1,634	—

Total mortgage-backed securities available for sale	$1,867	$—

Held to maturity
Due within five years	$5,794	$197
Due five years through ten years	15,553	22,786

Total mortgage-backed securities held to maturity	$21,347	$22,983

At June 30, 2005, the Company’s investment in FNMA mortgage-backed securities were in an unrealised loss position for more than twelve months. Management has the intent and ability to hold these securities to maturity. The fair value of the mortgage-backed securities is expected to recover as the securities approach maturity.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio at June 30 is as follows:

	2005	2004

	(In thousands)
Residential real estate
One-to-four family	$134,117	$29,760
Multi-family	321	280
Construction	1,925	130
Nonresidential real estate and land	7,202	757
Loans on deposits	4,027	3,523
Consumer and other	6,024	—

	153,616	34,450
Less:
Undisbursed portion of loans in process	1,016	36
Deferred loan origination fees	180	181
Allowance for loan losses	708	665

	$151,712	$33,568

The Banks’ lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $134.4 million, or 88.6%, of the total loan portfolio at June 30, 2005, and $30.0 million, or 89.5%, of the total loan portfolio at June 30, 2004.  Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Banks with adequate collateral coverage in the event of default.  Nevertheless, the Banks, as with any lending institution, are subject to the risk that real estate values could deteriorate in their primary lending areas of southeastern and central Kentucky, thereby impairing collateral values.  However, management is of the belief that residential real estate values in the Banks’ primary lending areas are presently stable.

In the normal course of business, the Banks have made loans to some of the directors, officers and employees.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.  The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $1.2 million and $276,000 at June 30, 2005 and 2004, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2005	2004	2003

	(In thousands)
Balance at beginning of year	$665	$720	$735
Allowance of Frankfort First at acquisition	133	—	—
Provision for losses on loans	53	10	66
Charge-offs	(143)	(65)	(81)

Balance at end of year	$708	$665	$720

As of June 30, 2005, the allowance for loan losses is primarily general in nature, and, for the most part, is includible as a component of the Banks’ regulatory risk-based capital.

Nonperforming loans (loans delinquent greater than 90 days and still accruing and non-accrual loans) totaled approximately $1.7 million, $1.2 million and $1.3 million at June 30, 2005, 2004 and 2003, respectively.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment at June 30 are comprised of the following:

	2005	2004

	(In thousands)
Land	$860	$30
Buildings and improvements	2,239	887
Furniture and equipment	1,120	427
Automobiles	51	29

	4,270	1,373
Less accumulated depreciation and amortization	1,293	1,187

	$2,977	$186

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

Deposit type and weighted-average interest rate	2005	2004

	(In thousands)
NOW accounts
2005 - 1.29%	$7,203	$—
Passbook
2005 - 1.20%	46,753
2004 - 1.25%		43,521
Money market deposit accounts
2005 - 2.05%	4,317	—

Total demand, transaction and passbook deposits	58,273	43,521
Certificates of deposit
Original maturities of:
Less than 12 months
2005 - 1.82%	10,351
2004 - 1.48%		7,686
12 months to 24 months
2005 - 2.76%	62,937
2004 - 2.23%		39,173
30 months to 36 months
2005 - 3.61%	15,978
2004 - 3.48%		2,600
Over 36 months
2005 - 4.34%	7,505
2004 - 5.71%		5,771

Total certificates of deposit	96,771	55,230

Total deposit accounts	$155,044	$98,751

At June 30, 2005 and 2004, the Banks had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $18.0 million and $20.6 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

          Maturing in fiscal year ending

	2005	2004

	(In thousands)
2005	$—	$45,258
2006	69,966	6,926
2007	16,324	758
2008	7,328	2,229
2009	1,436	59
2010 and thereafter	1,717	—

	$96,771	$55,230

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE F - DEPOSITS (continued)

Interest expense on deposits is summarized as follows for the years ended June 30:

	2005	2004	2003

NOW and money market demand	$143	$—	$—
Certificates of deposit	1,765	1,612	2,468
Passbook	542	554	931

	$2,450	$2,166	$3,399

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2005 by pledges of certain residential mortgage loans totaling $60.5 million, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Stated Interest rate	Maturing year ending June 30,	2005	2004

		(Dollars in thousands)
1.65% - 1.85%	2005	$—	$1,000
2.52%	2006	2,800	2,800
3.17% - 6.75%	2007	2,828	2,600
3.68% - 6.35%	2008	3,261	2,600
4.94% - 7.35%	2009	9,205	—
5.96% - 6.86%	2010	21,000	—
5.80% - 6.22%	2011	8,000	—
6.90%	2012	286	—
5.75%	2013	128	—
6.15% - 6.95%	2016	626	—
6.30% - 6.35%	2017	120	—
6.20%	2018	157	—

		48,411	9,000
Premium assigned to borrowings in Frankfort First acquisition, net of amortization		2,574	—

		$50,985	$9,000

Weighted-average interest rate		4.22%	2.96%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE H - FEDERAL INCOME TAXES

Federal income taxes for the fiscal years ended June 30, 2005, 2004 and 2003, do not differ materially from the amounts computed at the statutory corporate tax.

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2005	2004

	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$241	$226
Deferred loan origination fees	65	—
Deferred compensation	86	34
Charitable contributions	63	104
Purchase price adjustments	164	—
Unrealized losses on securities available for sale	116	207

Total deferred tax assets	735	571
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1047)	(389)
Book/tax depreciation	(72)	(3)

Total deferred tax liabilities	(1,119)	(392)

Net deferred tax asset (liability)	$(384)	$179

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2005, include approximately $5.4 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2005.

NOTE I - LOAN COMMITMENTS

The Banks are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers, including commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.  The contract or notional amounts of the commitments reflect the extent of the Banks’ involvement in such financial instruments.

The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.  The Banks use the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2005, the Banks had outstanding commitments of approximately $530,000 to originate loans.  Additionally, First Federal of Frankfort was obligated under unused lines of credit for home equity loans totaling $8.1 million and obligated under unused commercial lines of credit totaling $221,000.  In the opinion of the Banks’ management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2005, and will be funded from normal cash flow from operations.

NOTE J – REORGANIZATION AND BUSINESS COMBINATION

On July 14, 2004, the Board of Directors of First Federal of Hazard (the “Association”) adopted a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Association would reorganize into the mutual holding company form of ownership with the incorporation of a stock holding company, Kentucky First Federal Bancorp (the “Company”) as parent of the Association.  Coincident with the Reorganization, the Association would convert to the stock form of ownership, followed by the issuance of all the Association’s outstanding stock to Kentucky First Federal Bancorp.  On March 2, 2005, the Plan of Reorganization was completed with Kentucky First Federal Bancorp issuing 4,727,938 common shares, or 55% of its common shares, to First Federal Mutual Holding Company (“First Federal MHC”), a federally chartered mutual holding company, with 2,127,572 common shares, or 24.8% of its shares offered for sale at $10.00 per share to the public and a newly formed Employee Stock Ownership Plan (“ESOP”).  The Company received net cash proceeds of $12.7 million from the public sale of its common shares.  The Company’s remaining 1,740,554 common shares were issued as part of the $31.4 million cash and stock consideration paid for 100% of the common shares of Frankfort First and its wholly-owned subsidiary, First Federal of Frankfort.  The acquisition was accounted for using the purchase method of accounting and resulted in recording goodwill and other intangible assets totaling $15.4 million.  In accordance with the purchase method of accounting, the Company’s results of operations and cash flows for the fiscal year ended June 30, 2005 only reflect Frankfort First’s results for the four month period ended June 30, 2005.

Presented below are the Company’s pro-forma condensed consolidated statements of earnings which have been prepared as if the acquisition had been consummated as of the beginning of each of the years ended June 30, 2005 and 2004.

	2005	2004

Total interest income	$12,784	$13,072
Total interest expense	5,731	6,010

Net interest income	7,053	7,062
Provision for losses on loans	105	10
Other income	802	34
General, administrative and other expense	3,884	4,184

Earnings before income taxes	3,866	2,902
Federal income taxes	1,150	980

Net earnings	$2,716	$1,922

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE K - REGULATORY CAPITAL

The Banks are subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”).  Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.  The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets.  The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk.  The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets.  In computing risk-weighted assets, the Banks multiply the value of each asset on their respective statements of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During fiscal 2005, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2005

	Actual		For capital adequacy purposes		To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$28,322	22.3%	>$ 1,902	>1.5%	>$ 6,341	> 5.0%
First Federal of Frankfort	$16,129	12.1%	>$ 2,006	>1.5%	>$ 6,686	> 5.0%
Core capital
First Federal of Hazard	$28,322	22.3%	>$ 5,073	>4.0%	>$ 7,609	> 6.0%
First Federal of Frankfort	$16,129	12.1%	>$ 5,348	>4.0%	>$ 8,023	> 6.0%
Risk-based capital
First Federal of Hazard	$28,762	81.8%	>$ 2,815	>8.0%	>$ 3,518	>10.0%
First Federal of Frankfort	$16,262	23.1%	>$ 5,636	>8.0%	>$ 7,045	>10.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE K - REGULATORY CAPITAL (continued)

	As of June 30, 2004

	Actual		For capital adequacy purposes		To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$31,443	22.4%	>$ 2,103	>1.5%	> 7,011	> 5.0%
First Federal of Frankfort	$16,366	11.9%	>$ 2,072	>1.5%	> 6,906	> 5.0%
Core capital
First Federal of Hazard	$31,443	22.4%	>$ 5,609	>4.0%	>$ 8,413	> 6.0%
First Federal of Frankfort	$16,366	11.9%	>$ 5,525	>4.0%	>$ 8,287	> 6.0%
Risk-based capital
First Federal of Hazard	$31,927	81.9%	>$ 3,117	>8.0%	>$ 3,896	>10.0%
First Federal of Frankfort	$16,448	23.0%	>$ 5,713	>8.0%	>$ 7,141	>10.0%

As of June 30, 2005 and 2004, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

The Banks’ management believes that, under the current regulatory capital regulations, both Banks will continue to meet their minimum capital requirements in the foreseeable future.  However, events beyond the control of the Banks, such as increased interest rates or a downturn in the economy in the Banks’ market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2005, and the results of its operations and its cash flows for the fiscal year ended June 30, 2005.

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF FINANCIAL CONDITION
June 30, 2005 and 2004
(In thousands)

	2005	2004

ASSETS
Interest-bearing deposits in First Federal of Hazard	$2,356	$—
Interest-bearing deposits in First Federal of Frankfort	100	—
Investment in First Federal of Hazard	31,489	—
Investment in Frankfort First	31,785	—
Prepaid expenses and other assets	531	—

Total assets	$66,261	$—

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$322	$—
Shareholders’ equity
Common stock	86	—
Additional paid-in capital	36,714	—
Retained earnings	32,719	—
Shares acquired by Employee Stock Ownership Plan	(3,370)	—
Accumulated other comprehensive loss	(210)	—

Total shareholders’ equity	65,939	—

Total liabilities and shareholders’ equity	$66,261	$—

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF EARNINGS
Years ended June 30, 2005, 2004 and 2003
(In thousands)

	2005	2004	2003

Revenue
Interest income	$71	$—	$—
Equity in earnings of First Federal of Hazard	1,352	—	—
Equity in earnings of Frankfort First	369	—	—

Total revenue	1,792	—	—
General and administrative expenses	171	—	—

Earnings before income tax credits	1,621	—	—
Federal income tax credits	(8)	—	—

NET EARNINGS	$1,629	$—	$—

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2005, 2004 and 2003

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
Years ended June 30, 2005, 2004 and 2003
(In thousands)

	2005	2004	2003

Cash flows from operating activities:
Net earnings for the year	$1,629	$—	$—
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess distributions from consolidated subsidiaries	871	—	—
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(531)	—	—
Other liabilities	322	—	—

Net cash provided by operating activities	2,291	—	—
Cash flows used in investing activities:
Shares acquired by ESOP	(3,370)	—	—
Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(353)	—	—
Cash proceeds from issuance of common stock	16,090	—	—
Net cash paid in the acquisition of Frankfort First Bancorp, Inc.	(12,202)	—	—

Net cash provided by financing activities	3,535	—	—

Net increase in cash and cash equivalents	2,456	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$2,456	$—	$—

The Banks are subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Banks to the Company.  Generally, the Banks’ payments of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During fiscal 2005, the Company’s parent, First Federal MHC, waived its right to dividends of $473,000. Such waiver was approved by the OTS.

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah Bersaglia, Assistant Vice President/Lending/Collection	Mindy Abbott, Customer Service
Phyllis Campbell, Customer Service	Brenda Baldwin, Branch Manager
Sandy Craft, Customer Service	Stan Betsworth, Lending
Donna Davis, Data Processing	Phyllis Bowman, Loan Servicing
Lou Ella R. Farler, Assistant Vice President/Data Processing	Lisa Brinley, Customer Service
Deloris S. Justice, Accounting Assistant	Carolyn Eades, Customer Service
Velma Kelly, Customer Service	Diana Eads, Customer Service
Kaye Lewis, Treasurer	Danny A. Garland, President
Brenda Lovelace, Customer Service	Stacey Greenawalt, Lending
Roy L. Pulliam, Jr., Vice President/Lending/Secretary	Barry Holder, Customer Service
Fred Skaggs, Vice President/Lending	R. Clay Hulette, Vice President/Treasurer
Peggy Hopper Steele, Receptionist/Loan Processing	Don D. Jennings, Executive Vice President
Molly Ann E. Toler, Asst. Vice President, Teller Operations	Teresa A. Kuhl, Vice President/Operations/Human Resources
Tony Whitaker, President	Janet Lewis, Branch Manager
Patty Luttrell, Loan Processing/Compliance
Carla McMillen, Customer Service
Kim Moore, Head Teller
Carolyn Mulcahy, Accounting
Jeannie Murphy, Customer Service
Danny Prather, Accounting
David Semones, Loan Processing
Sandy Stover, Receptionist
Melissa Thompson, Administrative Assistant
Yvonne Thornberry, Loan Processing/Servicing
Nancy Watts, Customer Service/Insurance Processing

Kentucky First Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker	Stephen G. Barker	Charles A. Cotton, III
Walter G. Ecton, Jr.	Walter G. Ecton, Jr.	C. Michael Davenport
William D. Gorman	William D. Gorman	Danny A. Garland
David R. Harrod	Lewis A. Hopper, Chairman	David R. Harrod
Don D. Jennings	Tony Whitaker	Don D. Jennings
Herman D. Regan, Jr.		William C. Jennings, Chairman
Tony Whitaker, Chairman		William M. Johnson
Frank McGrath
Herman D. Regan, Jr.

Office Locations
First Federal of Hazard	First Federal of Frankfort	First Federal of Frankfort
Main Office	Main Office	East Branch
479 Main Street	216 W Main Street	190 Versailles Road
P.O. Box 1069	P.O. Box 535	Frankfort, KY 40601
Hazard, KY 41702-1069	Frankfort, KY 40602
First Federal of Frankfort
West Branch
1220 US 127 S
Frankfort, KY 40601

Chairman and CEO

Shareholder Inquiries and Availability of 10-K Report:  A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2005, AS  FILED WITH THE SECURITIES EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHARE-HOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 15, 2005 ANNUAL MEETING UPON WRITTEN REQUEST TO INVESTOR RELATIONS KENTUCKY FIRST FEDERAL BANCORP; P.O. BOX 535; FRANKFORT, KY  40602

Tony Whitaker	Special Counsel
(606) 436-3860	Muldoon, Murphy and Aguggia LLP
firstfederal@alltel.com	5101 Wisconsin Ave NW
Washington, D.C. 20016
Investor Relations
Don Jennings	Transfer Agent and Registrar
djenni7474@aol.com	Illinois Stock Transfer
Clay Hulette	209 W. Jackson Blvd Ste 903
rchulette@hotmail.com	Chicago, IL 60606-6905
(502) 223-1638	(312) 427-2953
P.O. Box 535
Frankfort, KY 40602	Annual Meeting

The Annual Meeting of Shareholders will be held on November 15, 2005 at 3:30 p.m., Eastern Time, at the First Federal Center on the campus of Hazard Community and Technical College, One Community College Blvd, Hazard, KY

Independent Auditors
Grant Thornton LLP
Suite 900
625 Eden Park Drive
Cincinnati, OH 45202-4181