Form 10-K, Exhibit 13
period 2006-06-30
Kentucky First Federal Bancorp
filed 2006-09-28
CIK 1297341

Exhibit 13

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2006
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

          On March 2, 2005, First Federal of Hazard completed its reorganizaton into the mutual holding company form of ownership with the incorporation of the Company as parent of First Federal of Hazard.  Coincident with the Reorganization, First Federal of Hazard converted to the stock form of ownership and issued all of its common stock to the Company.  In addition, on March 2, 2005, the Company issued 4,727,938 common shares, or 55% of its common shares, to First Federal Mutual Holding Company (“First Federal MHC”), a federally chartered mutual holding company, and issued 2,127,572 common shares, or 24.8% of its shares at $10.00 per share to the public and a newly formed Employee Stock Ownership Plan (“ESOP”).  The Company received net cash proceeds of $12.7 million from the public sale of its common shares.  The Company’s remaining 1,740,554 common shares were issued as part of the $31.4 million cash and stock consideration paid for 100% of the common shares of Frankfort First Bancorp (“Frankfort First”) and its wholly owned subsidiary, First Federal of Frankfort.

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

MARKET INFORMATION

          The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005.  There are currently 8,563,475 shares of common stock outstanding and approximately 821 holders of record of the common stock.  Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2006	High	Low	Dividends Per Share

First quarter	$11.60	$9.95	$0.10
Second quarter	10.74	9.30	0.10
Third quarter	11.25	10.10	0.10
Fourth quarter	10.95	9.80	0.10

Fiscal 2005	High	Low	Dividends Per Share

Third quarter (1)	$11.84	$10.20	N/A
Fourth quarter	11.80	10.71	$0.10

(1)	From commencement of trade on March 3, 2005 through March 31, 2005

ii

TABLE OF CONTENTS

Kentucky First Federal Bancorp	ii
Market Information	ii
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	28
Corporate Information	60

iii

Dear Shareholder:

We are pleased to present the 2006 Annual Report for Kentucky First Federal Bancorp, the first full year of operations for the Company.  We encourage you to read both the Annual Report and Proxy Statement, and we encourage you to vote and, if possible, to attend our annual meeting on November 14.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our new arrangement under Kentucky First Federal.  We believe we have demonstrated to our communities that our primary focus continues to be meeting the financial needs of our hometowns.

However, our community banking activity is currently somewhat less profitable than in recent years.   As with much of our industry, we are dealing with increases in market interest rates and costs of deposits that rise faster than returns on loans and investments.  While we believe over time our assets can be repriced or redeployed into other types of assets, in the short term we expect lower margins to hamper our earnings.

Still, we will continue to develop financial synergies between our sister banks and to develop new product opportunities.   We also continue to use various strategies for a more robust implementation of the Company’s high level of capital.  Very early in our existence we announced one of the stronger dividend policies among publicly traded thrifts in the country and we continue to pay a very attractive dividend.   In the past year, we have also begun a stock repurchase program designed to utilize excess capital and enhance the value of your investment.

As a shareholder, we invite you to choose First Federal of Hazard or First Federal of Frankfort for your banking needs.  We also encourage you to give us a call any time you have any questions or concerns.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data (1)

	At June 30,

	2006	2005	2004	2003	2002

	(In thousands)
Total assets	$261,941	$273,915	$139,823	$136,097	$133,182
Cash and cash equivalents	2,294	8,358	16,862	30,349	26,734
Investment securities held to maturity	45,944	50,942	50,840	48,841	51,286
Investment securities available for sale	12,211	12,686	12,391	12,997	—
Mortgage-backed securities held to maturity	18,185	21,347	22,983	389	713
Mortgage-backed securities available for sale	1,079	1,861	—	—	—
Loans receivable, net	155,386	151,712	33,568	40,586	51,413
Deposits	141,238	155,044	98,751	104,784	102,704
Federal Home Loan Bank advances	54,849	50,985	9,000	—	—
Shareholders’ equity – restricted (1)	63,881	65,939	31,043	30,682	29,632
Allowance for loan losses	724	708	665	720	735
Nonperforming loans	1,427	1,747	1,154	1,296	1,541

Selected Operating Data (1)

	Year Ended June 30,

	2006	2005		2004		2003		2002

	(Dollars in thousands, except per share data)
Total interest income	$12,709		$8,153		$5,601		$6,313		$7,671
Total interest expense	6,227		3,353		2,220		3,399		4,548

Net interest income	6,482		4,800		3,381		2,914		3,123
Provision for losses on loans	32		53		10		66		123

Net interest income after provision for losses on loans	6,450		4,747		3,371		2,848		3,000
Total other income (loss)	216		263		(35)		297		414
Total general, administrative and other expenses	4,355		2,509		2,183		1,554		1,973

Income before federal income taxes	2,311		2,501		1,153		1,591		1,441
Federal income taxes	723		872		392		541		490

Net income	$1,588		$1,629		$761		$1,050		$951

Net earnings per share – basic	$0.19	$	N/A	$	N/A	$	N/A	$	N/A

Net earnings per share – diluted	$0.19	$	N/A	$	N/A	$	N/A	$	N/A

(1)	Consists of only retained earnings at June 30, 2002 through June 30, 2004, inclusive.
(2)

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

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,

	2006	2005	2004	2003	2002

Performance Ratios:
Return on average assets (net income divided by average total assets)	0.59%	0.88%	0.56%	0.77%	0.72%
Return on average equity (net income divided by average equity)	2.68	4.46	2.44	3.46	3.23
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.15	2.30	2.04	1.45	1.39
Net interest margin (net interest income divided by average interest-earning assets)	2.63	2.69	2.54	2.18	2.40
Ratio of average interest-earning assets to average interest-bearing liabilities	118.77	120.74	129.55	128.39	128.88
Ratio of total general administrative and other expenses to average total assets	1.62	1.35	1.62	1.15	1.50
Efficiency ratio (2)	65.02	49.56	65.24	48.40	55.78
Dividend payout ratio (3)	97.36	N/A	N/A	N/A	N/A
Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (4)	0.92	1.15	3.44	3.19	3.00
Nonperforming assets as a percent of total assets at end of period	0.54	0.66	0.83	1.04	1.17
Allowance for loan losses as a percent of total loans at end of period	0.46	0.47	1.98	1.77	1.43
Allowance for loan losses as a percent of nonperforming loans at end of period	50.74	40.53	57.63	55.56	47.70
Provision for loan losses to total loans	0.02	0.03	0.03	0.16	0.24
Net charge-offs to average loans outstanding	0.01	0.20	0.17	0.17	0.10
Capital Ratios:
Average equity to average assets	21.95	19.68	23.14	22.38	22.38
Shareholders’ equity or capital to total assets at end of period	24.39	24.07	22.20	22.54	22.25
Regulatory Capital Ratios:
Tangible capital	17.42	17.18	22.42	22.54	22.25
Core capital	17.42	17.18	22.42	22.54	22.25
Risk-based capital	41.92	43.83	82.40	76.81	68.37
Number of banking offices	4	4	1	1	1

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

(2)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(3)	Represents dividends paid to minority shareholders only as a percent of net earnings. Does not include dividends waived by First Federal MHC.
(4)

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

          Also on March 2, 2005, Kentucky First completed its acquisition of Frankfort First and its wholly owned subsidiary, First Federal of Frankfort (the “Merger”).  Under the terms of the agreement of merger, shareholders of Frankfort First Bancorp received approximately 1,740,554 shares of Kentucky First’s common stock and approximately $13.7 million in cash.  Following the Reorganization and Merger, the Company retained and holds all the capital stock of Frankfort First which holds all of the capital stock of First Federal of Frankfort.  The Company also holds all the capital stock of First Federal of Hazard.  First Federal of Hazard and First Federal of Frankfort are operated as two independent savings institutions with separate charters.  Each bank retains its own management and boards of directors.  The members of management of Kentucky First also serve in a management capacity at one of the two subsidiary Banks, and the directors of Kentucky First also serve on the board of one of the two subsidiary Banks.

          Our results for the years ended June 30, 2006 and 2005 were significantly affected by our increased asset size due to the Reorganization and the Merger.  Comparisons of current periods to past periods may be less meaningful than most readers would expect, given the radical size difference between Kentucky First and First Federal of Hazard prior to the Reorganization and Merger.

          Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans and service charges and fees collected on our deposit accounts. Our general, administrative and other expense primarily consists of employee compensation and benefits expense, occupancy and equipment expense, data processing expense, other operating expenses and state franchise and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

          As expected, general, administrative and other expense increased following completion of the Reorganization, due primarily to the increased costs associated with operating as a public company and the increased compensation expense associated with adopting and funding our employee stock ownership plan and an equity-based compensation plan, approved by stockholders at the 2005 Annual Meeting of Shareholders.

          Income.  We have two primary sources of pre-tax income.  The first is net interest income, which is the difference between interest income, the income that we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings.

          To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing financial products and services, and sales of investment securities.

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

          Data processing fees primarily includes fees paid to our third-party data processing providers.

          Taxes consist of the current and deferred portion of federal income taxes as well as franchise taxes paid to the Commonwealth of Kentucky by the subsidiary Banks and state income taxes paid by Kentucky First Federal Bancorp.

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

          The Company’s management and the Boards of First Federal of Hazard and First Federal of Frankfort review the allowance for loan losses on a periodic basis.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to change.  Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.  However, in view of the fact that the local economies are diverse, without significant dependence on a single industry or employer, the economic climate is considered to be stable at June 30, 2006.

          Nevertheless, management continues to monitor and evaluate factors which could have an impact on the required level of the allowance.  Management watches for national issues that may negatively affect a significant percentage of homeowners in the Banks’ lending areas.  These may include significant increases in unemployment or significant depreciation in home prices.  Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be acceptable in relation to historical trends.  Given the aforementioned indicators of economic stability at June 30, 2006, management does not foresee in the near term, any significant increases in the required allowance for loan losses related to economic factors.  Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

          The analysis has two components, specific and general allocations.  Specific allocations are made for loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established and, if so, this could have a material negative effect on our financial results.

Our Operating Strategy

          Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas.  We plan to pursue a strategy of:

•

operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Frankfort, which serves customers primarily in Franklin County and surrounding counties in central Kentucky.  Each Bank emphasizes traditional thrift activities of accepting deposits and originating residential mortgage loans for portfolio;

•

broadening and diversifying First Federal of Hazard’s lending activities by providing access to First Federal of Frankfort’s expertise in certain lending products, such as adjustable-rate mortgage loans and home equity loans;

•

increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold.  The Banks have begun such sales and at June 30, 2006, First Federal of Hazard had purchased approximately $8.9 million in loans from First Federal of Frankfort;

•

continuing our historic heavy reliance on our deposit base to fund our lending and investment activities and to supplement deposits with Federal Home Loan Bank of Cincinnati (“FHLB”) advances when advantageous or necessary.  We expect our projected deposit mix to generally retain its existing composition of passbook, transaction and certificate of deposit accounts;

•	gradually pursuing opportunities to increase and diversify lending in our market areas;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

•	managing our net interest margin and interest rate risk; and

•

entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to the Company’s shareholders, provide a good fit within the Company’s mutual holding company framework and can be accomplished without undue encumbrance of the Company’s other operational areas.

Market Risk Analysis

          Qualitative Aspects of Market Risk.  Our most significant form of market risk is interest rate risk.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread and by maintaining a high level of liquidity.  Still, when market rates increase rapidly, as has occurred in the past year, increases in the cost of deposits and borrowings outpace the increases in the return on assets.  The Company’s assets are primarily comprised of adjustable rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities.  Those assets will, over time, reprice to counteract the increased costs of deposits and borrowings.

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

          The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2006 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  Due to the abnormally low prevailing interest rate environment at June 30, 2006 and 2005, NPV estimates are not made for decreases in interest rates greater than 200 basis points.  All market risk-sensitive instruments presented in this table at June 30, 2006, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2006

	Net Portfolio Value (1)					NPV as% of Portfolio Value of Assets (2)

	Change in Rates		Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes

	(Dollars in thousands)
First Federal of Hazard	+300	bp	$21,788	-6,472	-23%	19.30%	-402	bp
	+200	bp	24,082	-4,178	-15%	20.80%	-252	bp
	+100	bp	26,231	-2,029	-7%	22.13%	-119	bp
	0	bp	28,260			23.32%
	-100	bp	29,824	1,564	6%	24.17%	85	bp
	-200	bp	30,701	2,441	9%	24.57%	125	bp
First Federal of Frankfort	+300	bp	$13,163	-5,827	-31%	10.84%	-379	bp
	+200	bp	15,597	-3,393	-18%	12.54%	-210	bp
	+100	bp	17,627	-1,363	-7%	13.85%	-7	bp
	0	bp	18,990			14.64%
	-100	bp	19,698	708	4%	14.93%	30	bp
	-200	bp	19,594	604	3%	14.68%	4	bp
Consolidated	+300	bp	$34,951	-12,299	-26%	14.92%	-391	bp
	+200	bp	39,679	-7,571	-16%	16.52%	-231	bp
	+100	bp	43,858	-3,392	-7%	17.85%	-98	bp
	0	bp	47,250			18.83%
	-100	bp	49,522	2,272	5%	19.40%	57	bp
	-200	bp	50,295	3,045	6%	19.46%	63	bp

	June 30, 2005

	Net Portfolio Value (1)					NPV as% of Portfolio Value of Assets (2)

	Change in Rates		Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes

	(Dollars in thousands)
First Federal of Hazard	+300	bp	$25,628	-6,955	-21%	21.01%	-388	bp
	+200	bp	28,201	-4,382	-13%	22.53%	-236	bp
	+100	bp	30,552	-2,031	-6%	23.83%	-106	bp
	0	bp	32,583			24.89%
	-100	bp	33,606	1,023	3%	25.33%	45	bp
	-200	bp	33,306	723	2%	25.03%	14	bp
First Federal of Frankfort	+300	bp	$14,968	-7,066	-32%	11.71%	-438	bp
	+200	bp	17,792	-4,242	-19%	13.55%	-254	bp
	+100	bp	20,211	-1,823	-8%	15.04%	-105	bp
	0	bp	22,034			16.09%
	-100	bp	22,928	894	4%	16.55%	46	bp
	-200	bp	23,152	1,118	5%	16.59%	50	bp
Consolidated	+300	bp	$40,596	-14,021	-26%	16.25%	-414	bp
	+200	bp	45,993	-8,624	-16%	17.93%	-246	bp
	+100	bp	50,763	-3,854	-7%	19.33%	-106	bp
	0	bp	54,617			20.39%
	-100	bp	56,534	1,917	4%	20.85%	45	bp
	-200	bp	56,458	1,841	3%	20.71%	32	bp

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

          The preceding tables indicate that at June 30, 2006 and 2005, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to increase.  The projected decreases in NPV in the event of sudden and sustained increases in prevailing interest rates are within the parameters established by each subsidiary Bank’s Board of Directors.  At all levels represented in the table, the Banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

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

Statement of Financial Condition

          General.  At June 30, 2006, total assets were $261.9 million, a decrease of $12.0 million, or 4.4%, from the $273.9 million total at June 30, 2005.  The decrease in total assets was comprised primarily of a decrease in cash and cash equivalents and investment and mortgage-backed securities.  At June 30, 2006, total liabilities were $198.1 million, a decrease of $9.9 million, or 4.8% from the $208.0 million total at June 30, 2005.  The decrease in total liabilities was comprised of a decrease in deposits offset by an increase in FHLB Advances.

          Loans.  Our primary lending activity is the origination of loans for the purchase or construction of one- to four-family residential real estate located in our market areas.  As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans.  At June 30, 2006, residential real estate loans totaled $139.4 million, or 88.5% of total loans, compared to $134.1 million, or 87.3% of total loans, at June 30, 2005.  We had $2.7 million, or 1.7% of total loans, in construction real estate loans at June 30, 2006, compared to $1.9 million, or 1.3% of total loans at June 30, 2005.  At June 30, 2006, multi-family real estate loans totaled $296,000 or 0.2% of total loans, compared to $321,000, or 0.2% of total loans at June 30, 2005, and nonresidential real estate and other loans totaled $6.4 million, or 4.1% of total loans at June 30, 2006, compared to $7.2 million, or 4.7% of total loans, at June 30, 2005.  We also originate home equity lines of credit and loans secured by deposit accounts, which totaled $8.6 million, or 5.5% of total loans at June 30, 2006, compared to home equity lines of credit and loans secured by deposit accounts of $10.1 million, or 6.5% of total loans at June 30, 2005.

          The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,

	2006		2005		2004		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family	$139,356	88.5%	$134,117	87.3%	$29,760	86.4%	$37,046	88.6%	$45,309	86.5%
Construction	2,703	1.7%	1,925	1.3%	130	0.4%	435	1.0%	863	1.6%
Multi-family	296	0.5%	321	0.2%	280	0.8%	297	0.7%	1,077	2.1%
Nonresidential and other	6,412	4.1%	7,202	4.7%	757	2.2%	1,141	2.7%	2,091	4.0%
Consumer:
Consumer and other	5,211	3.3%	6,024	3.9%	0	0.0%	0	0.0%	0	0.0%
Loans on deposits	3,432	2.2%	4,027	2.6%	3,523	10.2%	2,902	7.0%	3,056	5.8%

Total loans	157,410	100%	153,616	100%	34,450	100%	41,821	100%	52,396	100%

Allowance for loan losses	(724)		(708)		(665)		(720)		(735)
Undisbursed construction loans	(1,169)		(1,016)		(36)		(278)		(-)
Deferred loan origination fees	(131)		(180)		(181)		(237)		(248)

Loans receivable, net	$155,386		$151,712		$33,568		$40,586		$51,413

          The following table sets forth certain information at June 30, 2006 regarding the dollar amount of loans repricing or maturing during the periods indicated.  The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans

	(In thousands)
One year or less	$27,617	$8,643	$36,260
More than one year to five years	60,249	—	60,249
More than five years	60,901	—	60,901

Total	$148,767	$8,643	$157,410

          As of June 30, 2006, there were $25.6 million fixed-rate and $95.5 million adjustable-rate loans maturing in more than a year.

          The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,

	2006	2005	2004

	(In thousands)
Total loans at beginning of year	$151,712	$33,568	$40,586
Loans originated:
Real estate loans:
Residential	28,739	9,295	2,732
Construction	2,197	562	251
Multi-family	—	—	200
Nonresidential and other	973	615	—
Consumer loans	4,962	2,321	1,775

Total loans originated	36,871	12,793	4,958
Loans acquired – Frankfort First	—	119,526	—
Deduct:
Real estate loan principal repayments	(30,374)	(13,450)	(11,882)
Loan sales	(2,712)	(520)	—
Transfer to real estate acquired through foreclosure	(101)	(206)	(171)
Other	(10)	1	77

Net loan activity	3,674	118,144	(7,018)

Total loans at end of period	$155,386	$151,712	$33,568

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

          At June 30, 2006, the allowance for loans losses totaled $724,000, or 0.46% of total loans, compared to $708,000, or 0.47% of total loans at June 30, 2005.  Nonperforming loans, which consist of all loans 90 days or more past due, totaled $1.4 million at June 30, 2006 and $1.7 million at June 30, 2005.  At June 30, 2006, all of these loans consisted of loans secured by single-family residences.  The allowance for loans losses totaled 50.7% and 40.5% of nonperforming loans at June 30, 2006 and 2005, respectively.  In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment.  Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio.  To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2006.  Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,

	2006	2005	2004	2003	2002

	(Dollars in thousands)
Allowance at beginning of period	$708	$665	$720	$735	$665
Allowance acquired – Frankfort First	—	133	—	—	—
Provision for loan losses	32	53	10	66	123
Charge-offs:
Real estate loans	(16)	(145)	(65)	(81)	(53)
Consumer loans	—	—	—	—	—

Total charge-offs	(16)	(145)	(65)	(81)	(53)
Recoveries:
Real estate loans	—	2	—	—	—

Consumer loans	—	—	—	—	—

Total recoveries	—	2	—	—	—

Net charge-offs	$(16)	$(143)	$(65)	$(81)	$(53)

Allowance at end of period	$724	$708	$665	$720	$735

Allowance to nonperforming loans	50.74%	40.53%	57.63%	55.56%	47.70%
Allowance to total loans outstanding at end of period	0.46%	0.47%	1.98%	1.77%	1.43%
Net charge-offs to average loans outstanding during the period	0.01%	0.20%	0.17%	0.17%	0.10%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,

	2006			2005			2004

	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans

	(Dollars in thousands)
Real Estate Loans:
Residential	$633	87.4%	88.5%	$626	88.3%	87.5%	$574	86.4%	86.4%
Construction	12	1.7	1.7	7	1.1	1.1	3	0.4	0.4
Multi-family	9	1.3	0.2	1	0.2	0.2	5	0.8	0.8
Nonresidential & other	30	4.1	4.1	31	4.4	4.7	15	2.2	2.2
Consumer Loans:
Consumer and other	24	3.3	3.3	26	3.6	3.9	0	0.0	0.0
Loans secured by deposits	16	2.2	2.2	17	2.4	2.6	68	10.2	10.2

Total allowance for loan losses	$724	100.0%	100.0%	$708	100.0%	100.0%	$665	100.0%	100.0%

	At June 30,

	2003			2002

	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans

	(Dollars in thousands)
Real Estate Loans:
Residential	$638	88.6%	88.6%	$636	86.5%	86.5%
Construction	7	1.1	1.1	12	1.7	1.7
Multi-family	5	0.7	0.7	15	2.1	2.1
Nonresidential & other	20	2.7	2.7	29	2.9	3.9
Consumer Loans:
Consumer and other	0	0.0	0.0	0	0.0	0.0
Loans secured by deposits	50	6.9	6.9	43	5.8	5.8

Total allowance for loan losses	$720	100.0%	100.0%	$735	100.0%	100.0%

          Nonperforming and Classified Assets.  When a loan becomes 90 days delinquent, the loan may be placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and interest income is thereafter recognized on a cash basis.  Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.  In situations where management believes collection of interest due is likely even if the loan is more than 90 days delinquent, then management may decide not to place the loan on non-accrual status.

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

          Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment.  Other loans are evaluated for impairment on an individual basis.  At June 30, 2006, no loans were considered impaired.

          The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,

	2006	2005	2004	2003	2002

	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$819	$874	$989	$1,176	$1,417
Deposit loans	—	—	—	—	—

Total	819	874	989	1,176	1,417
Accruing loans past due 90 days or more:
Real estate loans	608	873	165	120	124
Deposit loans	—	—	—	—	—

Total of accruing loans past due 90 days or more	608	873	165	120	124

Total nonperforming loans	1,427	1,747	1,154	1,296	1,541

Real estate acquired through foreclosure	51	60	—	114	20

Total nonperforming assets	$1,478	$1,807	$1,154	$1,410	$1,561

Total nonperforming loans to total loans	0.92%	1.15%	3.44%	3.19%	3.00%
Total nonperforming loans to total assets	0.54%	0.64%	0.83%	0.95%	1.16%
Total nonperforming assets to total assets	0.56%	0.66%	0.83%	1.04%	1.17%

          Interest income that would have been recorded for the years ended June 30, 2006, 2005 and 2004, had nonaccrual loans been current according to their original terms amounted to $82,000, $71,000 and $76,000, respectively.  Income related to nonaccrual loans included in interest income for the years ended June 30, 2006, 2005 and 2004 amounted to $74,000, $49,000 and $96,000, respectively.

          At June 30, 2006, nonaccrual loans consisted of 24 single-family residential real estate loans, the largest of which had an outstanding balance of $176,000.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Federal regulations require us to regularly review and classify our assets.  In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets: substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  Special mention assets totaled $772,000 and $220,000 at June 30, 2006 and 2005, respectively.

          The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,

	2006	2005	2004

	(In thousands)
Substandard assets	$1,698	$1,933	$1,158
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$2,470	$2,153	$1,158

          Substandard assets at June 30, 2006, consisted of $819,000 of nonaccrual loans, $828,000 of other loans and $51,000 of real estate owned.  Substandard assets at June 30, 2005 consisted of $874,000 of nonaccrual loans, $999,000 of other loans and $60,000 of real estate owned, while substandard assets at 2004 consisted almost entirely of nonaccrual loans.

          Delinquencies.  The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,

	2006		2005

	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due

	(In thousands)
Real estate loans	$2,183	$1,796	$2,146	$1,090
Deposit loans	—	—	—	—

Total	$2,183	$1,796	$2,146	$1,090

          Other than disclosed above, there are no other loans at June 30, 2006 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

          Securities.  Our securities portfolio consists primarily of U.S. Government agency obligations as well as mortgage-backed securities with maturities of 30 years or less.  Investment and mortgage-backed securities totaled $77.4 million at June 30, 2006, a decrease of $9.4 million, or 10.8%, compared to the $86.8 million total at June 30, 2005.  The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities totaling $9.0 million.  All of our mortgage-backed securities were issued by  Ginnie Mae, Fannie Mae or Freddie Mac.

          The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,

	2006		2005		2004

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$12,999	$12,211	$12,998	$12,686	$12,998	$12,391
Mortgage-backed securities	1,104	1,079	1,867	1,861	—	—

Total	$14,103	$13,290	$14,865	$14,547	$12,998	$12,391

Held to maturity securities:
U.S. Government agency obligations	$45,844	$43,919	$50,842	$49,844	$50,840	$49,401
Certificates of deposit	100	100	100	100	—	—
Mortgage-backed securities	18,185	17,028	21,347	21,168	22,983	22,103

Total	$64,129	$61,047	$72,289	$71,112	$73,823	$71,504

          At June 30, 2006 and 2005, we did not own any securities, other than U.S. Government agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

          The following table sets forth the maturities and weighted average yields of securities at June 30, 2006.  At June 30, 2006, U.S. Government agency securities with adjustable rates totaled $9.0 million.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$12,999	3.44%	$—	—%
Mortgage-backed securities	22	4.35	145	4.35	210	4.35

Total available for sale securities	$22		$13,144		$210

Held to maturity securities:
Certificates of deposit	$100	4.04%	$—	—%	$—	—%
U.S. Government agency obligations	2,000	2.25	34,847	3.28	4,998	4.00
Mortgage-backed securities	913	4.21	4,048	4.21	6,084	4.21

Total held-to-maturity securities	$3,013		$38,895		$11,082

	More Than Ten Years		Total Investment Portfolio

	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$12,999	$12,211	3.44%
Mortgage-backed securities	727	4.35	1,104	1,079	4.35

Total available for sale securities	$727		$14,103	$13,290

Held to maturity securities:
Certificates of deposit	$—	—%	$100	$100	4.04%
U.S. Government agency obligations	3,999	2.86	45,844	43,919	3.28
Mortgage-backed securities	7,140	5.50	18,185	17,028	4.30

Total held-to-maturity securities	$11,139		$64,129	$61,047

          Other Assets.  Other assets at June 30, 2006 include goodwill and other intangible assets of $15.3 million, which was a sole result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of  $2.2 million and $2.1 million at June 30, 2006 and 2005, respectively, both of which First Federal of Frankfort is the owner and beneficiary.  Previously, the company had no such policies.  Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”).  FHLB stock, at cost, totaled $5.3 million and $5.0 million at June 30, 2006 and 2005, respectively.

          Deposits.  Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas.  Deposits totaled $141.2 million at June 30, 2006, a decrease of $13.8 million or 8.9%, compared to the $155.0 million total at June 30, 2005.  Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities.  Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

          The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,

	2006	2005	2004

	(In thousands)
Certificate of deposit accounts	$90,782	$96,771	$55,230
Demand, transaction and passbook savings accounts	50,456	58,273	43,521

Total	$141,238	$155,044	$98,751

          The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2006.

Maturity Period	Certificates of Deposit

(In thousands)
Three months or less	$3,693
Over three months through six months	5,148
Over six months through twelve months	9,081
Over twelve months	8,453

Total	$26,375

          The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,

Rate	2006	2005	2004

	(In thousands)
1.00 - 1.99%	$3,192	$12,939	$13,756
2.00 - 2.99	9,350	41,977	24,745
3.00 - 3.99	39,763	29,884	10,499
4.00 - 4.99	30,690	9,771	1,548
5.00 - 5.99	7,783	1,838	2,296
6.00 - 6.99	4	75	483
7.00 - 7.99	—	287	1,903

Total	$90,782	$96,771	$55,230

          The following table sets forth the amount and maturities of certificate accounts at June 30, 2006.

	Amount Due				Total	Percentage of Total Certificate Accounts

	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years

	(Dollars in thousands)
1.00 –1.99%	$3,170	$1	$13	$8	$3,192	3.52%
2.00 – 2.99	7,959	503	778	110	9,350	10.30
3.00 – 3.99	22,597	7,057	8,124	1,985	39,763	43.80
4.00 – 4.99	24,345	4,923	1,319	103	30,690	33.81
5.00 – 5.99	3,396	1,849	111	2,427	7,783	8.57
6.00 – 6.99	4	—	—	—	4	0.00
7.00 – 7.99	—	—	—	—	—	—

Total	$61,471	$14,333	$10,345	$4,633	$90,782	100.00%

          The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,

	2006		2005		2004

	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest-bearing demand	$742	0.00%	$217	0.00%	$—	0.00%
Interest-bearing demand	13,377	2.13%	3,976	1.47%	—	0.00%
Passbook	44,549	1.18%	50,076	1.23%	43,696	1.27%
Time	94,440	3.41%	69,880	2.53%	57,292	2.81%

          The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,

	2006	2005	2004

	(In thousands)
Beginning balance	$155,044	$98,751	$104,784
Increase (decrease) before interest credited	(17,834)	53,843	(8,199)
Interest credited	4,028	2,450	2,166

Net increase (decrease) in deposits	(13,806)	56,293	(6,033)

Ending balance	$141,238	$155,044	$98,751

          Borrowings.  Advances from the Federal Home Loan Bank of Cincinnati amounted to $54.8 million and $51.0 million at June 30, 2006 and 2005, respectively.

          The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,

	2006	2005	2004

	(Dollars in thousands)
Balance outstanding at end of period	$54,849	$50,985	$9,000
Maximum amount of advances outstanding at any month end during the period	$54,849	$52,291	$9,000
Average advances outstanding during the period	$54,696	$23,631	$1,940
Weighted average interest rate during the period	4.02%	3.82%	2.78%
Weighted average interest rate at end of period	6.04%	5.58%	2.96%

          Shareholders’ Equity.  Shareholders’ equity totaled $63.9 million at June 30, 2006, a $2.1 million or 3.1%, decrease compared to June 30, 2005.  The reduction resulted primarily from previously announced repurchases of the Company’s common stock.

          The Banks are required to maintain minimum regulatory capital pursuant to federal regulations.  At June 30, 2006, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.  Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2006 and 2005

          General.  Our net earnings totaled $1.6 million for the fiscal year ended June 30, 2006, a decrease of $41,000, or 2.5%, from the net earnings recorded for the fiscal year ended June 30, 2005.  The decline resulted primarily from a post-merger increase in general, administrative and other expense, partially offset by increases in net interest income.  Earnings in fiscal 2005 also reflect a non-recurring reversal of a previously pledged charitable donation of $200,000.  Since acquiring Frankfort First on March 2, 2005, the Company has experienced large increases in interest income, interest expense and general, administrative, and other expense.

          Interest Income.  Total interest income for the fiscal year ended June 30, 2006 totaled $12.7 million, an increase of $4.6 million, or 55.9%, compared to the fiscal year ended June 30, 2005.  The increase in interest income primarily reflects the impact of the acquisition of Frankfort First. Also contributing to the growth in interest income was an increase of 58 basis points in the average yield on interest-earning assets, from 4.57% for fiscal 2005 to 5.15% for fiscal 2006.

          Interest income on loans increased by $4.6 million, or 100.3%, for the fiscal year ended June 30, 2006, compared to fiscal 2005, due primarily to a $80.7 million, or 111.8%, increase in the average balance of loans outstanding, which was partially offset by a decline of 34 basis points in the average yield on loans to 6.02% for fiscal 2006.  Interest income on mortgage-backed securities decreased by $92,000 during the fiscal year ended June 30, 2006, due primarily to a $2.1 million decrease in the average balance outstanding.  Interest income on investment securities decreased by $45,000, or 2.1%, during the fiscal year ended June 30, 2006, due primarily to a $3.7 million, or 5.7%, decrease in the average balance outstanding, while the average yield increased by 13 basis points from fiscal 2005.  Interest income on other interest-earning assets increased by $86,000, or 18.9%, during the fiscal year ended June 30, 2006, due primarily to a 202 basis point increase in the average yield year to year, although the average balance outstanding decreased by $6.5 million, or 34.8%.

          Interest Expense.  Interest expense totaled $6.2 million for the fiscal year ended June 30, 2006, an increase of $2.9 million, or 85.7%, from interest expense of $3.4 million for fiscal 2005.  The increase resulted from a 73 basis point increase in the average cost of funds, from 2.27% for fiscal 2005 to 3.00% for fiscal 2006, and a $60.0 million, or 40.6%, increase in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2006.  Interest expense on deposits totaled $4.0 million for the fiscal year ended June 30, 2006, an increase of $1.6 million, or 64.4%, from fiscal 2005.  This increase was a result of an increase in the average balance of deposits outstanding of $29.0 million or 23.3% for fiscal 2006 and a 66 basis point increase in the average cost of deposits to 2.63% for fiscal 2006.  Interest expense on borrowings totaled $2.2 million for the fiscal year ended June 30, 2006, an increase of $1.3 million over fiscal 2005.  Average borrowings increased during the fiscal year ended June 30, 2006, by $31.1 million primarily as a result of the acquisition of Frankfort First.  The average rate paid on borrowings increased 20 basis points to 4.02% for fiscal 2006.

          Net Interest Income.  As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $1.7 million, or 35.0%, during the fiscal year ended June 30, 2006, compared to fiscal 2005.  The average interest rate spread decreased from 2.30% for the fiscal year ended June 30, 2005 to 2.15% for fiscal 2006.  The net interest margin decreased to 2.63% for the fiscal year ended June 30, 2006 from 2.69% for fiscal 2005.

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

	Year Ended June 30,

	2006			2005

	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$152,832	$9,199	6.02%	$72,154	$4,592	6.36%
Mortgage-backed securities	21,150	890	4.21	23,289	982	4.22
Investment securities	60,751	2,078	3.42	64,441	2,123	3.29
Other interest-earning assets	12,086	542	4.48	18,544	456	2.46

Total interest-earning assets	246,819	12,709	5.15	178,428	8,153	4.57
Noninterest-earning assets	22,727			7,067

Total assets	$269,546			$185,495

Interest-bearing liabilities:
Demand deposits	$13,377	285	2.13	$3,976	35	0.88
Noninterest-Bearing demand deposits	742	—	0.00	217	—	0.00
Savings	44,549	527	1.18	50,076	271	0.54
Certificates of deposit	94,440	3,216	3.41	69,880	2,144	3.07

Total deposits	153,108	4,028	2.63	124,149	2,450	1.97
Borrowings	54,696	2,199	4.02	23,631	903	3.82

Total interest-bearing liabilities	207,804	6,227	3.00	147,780	3,353	2.27

Noninterest-bearing liabilities	2,577			1,207

Total liabilities	210,381			148,987
Shareholders’ equity	59,165			36,508

Total liabilities and shareholders’ equity	$269,546			$185,495

Net interest income/average yield		$6,482	2.15%		$4,800	2.30%

Net interest margin			2.63%			2.69%

Average interest-earning assets to average interest-bearing liabilities			118.78%			120.74%

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

	Year Ended June 30, 2006 Compared To Year Ended June 30, 2005

	Increase (Decrease) Due to

	Volume	Rate	Net

	(In thousands)
Interest income:
Loans receivable	$4,842	$(235)	$4,607
Mortgage-backed securities	(90)	(2)	(92)
Investment securities	(138)	93	(45)
Interest-bearing deposits and other	(63)	149	86

Total interest income	4,551	5	4,556

Interest expense:
Deposits	762	816	1,578
Borrowings	1,247	49	1,296

Total interest expense	2,009	865	2,874

Increase in net interest income	$2,542	$(860)	$1,682

          Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $32,000 for the fiscal year ended June 30, 2006, a decrease of $21,000 compared to fiscal 2005.  The provision recorded during the fiscal year ended June 30, 2006 generally reflects management’s perception of the risk prevalent in the economy integrated, with the overall decline in the level of nonperforming loans year over year.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Other  Income.  Other operating income decreased $47,000, to $216,000 for the fiscal year ended June 30, 2006, due primarily to the cancellation of a charitable contribution pledge of $200,000 in fiscal 2005.  The reversal of expense in the previous year was unusual and is not expected to recur.  Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

          General, Administrative and Other Expense.  General, administrative and other expense increased $1.8 million or 73.6% to $4.4 million for the fiscal year ended June 30, 2006 compared to fiscal 2005.  The increase in general, administrative and other expense is primarily attributed to a complete fiscal year of operations including Frankfort First and the costs of operating a public company as well as expenses associated with the ESOP and the Equity Incentive Plan, which was approved at the 2005 Annual Meeting.

          Federal Income Taxes. The provision for federal income tax decreased $149,000 or 17.1% from $872,000 for the fiscal year ended June 30, 2005 to $723,000 for the fiscal year ended June 30, 2006, as a result of lower earnings before income taxes of $190,000, or 7.6%.  Effective tax rates for the years ended June 30, 2006 and 2005 were 31.3% and 34.9%, respectively.

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

          Interest income on loans increased by $1.8 million, or 64.4%, for the fiscal year ended June 30, 2005, compared to fiscal 2004, due primarily to a $34.5 million, or 91.7%, increase in the average balance of loans outstanding, which was partially offset by a decline of 106 basis points in the average yield on loans to 6.36% for fiscal 2005.  Interest income on mortgage-backed securities increased by $586,000 during the fiscal year ended June 30, 2005, due primarily to a $14.7 million increase in the average balance outstanding despite a decrease in the average yield of 37 basis points from fiscal 2004.  Interest income on investment securities decreased by $69,000, or 3.1%, during the fiscal year ended June 30, 2005, due primarily to a $3.6 million, or 5.3%, decrease in the average balance outstanding, while the average yield increased by 7 basis points from fiscal 2004.  Interest income on other interest-earning assets increased by $237,000, or 108.2%, during the fiscal year ended June 30, 2005.  The increase was due primarily to a 131 basis point increase in the average yield year to year, although the average balance outstanding decreased by $476,000, or 2.5%.

          Interest Expense.  Interest expense totaled $3.4 million for the fiscal year ended June 30, 2005, an increase of $1.1 million, or 51.0%, from interest expense of $2.2 million for fiscal 2004.  The increase resulted from an 11 basis point increase in the average cost of funds, to 2.27% for fiscal 2005, and a $44.9 million, or 43.6%, increase in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2005.  Interest expense on deposits totaled $2.5 million for the fiscal year ended June 30, 2005, an increase of $284,000, or 13.1%, from fiscal 2004.  This increase was a result of an increase in the average balance of deposits outstanding of $23.2 million or 22.9% for fiscal 2005 despite a 17 basis point decrease in the average cost of deposits to 1.97% for fiscal 2005.  Interest expense on borrowings totaled $903,000 for the fiscal year ended June 30, 2005, an increase of $849,000 over fiscal 2004.  Average borrowings increased during the fiscal year ended June 30, 2005, by $21.7 million primarily as a result of the acquisition of Frankfort First.  The average rate paid on borrowings increased 104 basis points to 3.82% for fiscal 2005.

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

	Year Ended June 30,

	2005			2004

	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$72,154	$4,592	6.36%	$37,647	$2,794	7.42%
Mortgage-backed securities	23,289	982	4.22	8,625	396	4.59
Investment securities	64,441	2,123	3.29	68,048	2,192	3.22
Other interest-earning assets	18,544	456	2.46	19,020	219	1.15

Total interest-earning assets	178,428	8,153	4.57	133,340	5,601	4.20
Noninterest-earning assets	7,067			1,591

Total assets	$185,495			$134,931

Interest-bearing liabilities:
Deposits	$124,149	2,450	1.97	$100,988	2,166	2.14
Borrowings	23,631	903	3.82	1,940	54	2.78

Total interest-bearing liabilities	147,780	3,353	2.27	102,928	2,220	2.16

Noninterest-bearing liabilities	1,207			785

Total liabilities	148,987			103,713
Shareholders’ equity	36,508			31,218
Total liabilities and shareholders’ equity	$185,495			$134,931

Net interest income/average yield		$4,800	2.30%		$3,381	2.04%

Net interest margin			2.69%			2.54%

Average interest-earning assets to average interest-bearing liabilities			120.74%			129.55%

(1)	Consists only of retained earnings at June 30, 2004.

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

          Other Income (Loss).  Total other income increased $298,000, to $263,000 for the fiscal year ended June 30, 2005, due primarily to the cancellation of a charitable contribution pledge of $200,000, previously charged to expense in the fiscal year ended June 30, 2004.  Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

          General, Administrative and Other Expense.  General, administrative and other expense increased $326,000 or 14.9% to $2.5 million for the fiscal year ended June 30, 2005 compared to fiscal 2004.  The increase in general, administrative and other expense is primarily attributed to an increase in other operating expenses which increased $151,000 or 55.1% to $425,000 for fiscal year 2005 compared to fiscal 2004.  The increase is primarily related to the normal operating expenses of Frankfort First and four months additional recurring expenses for the Company.

          Federal Income Taxes.  The provision for federal income tax increased $480,000 or 122.4% from $392,000 for the fiscal year ended June 30, 2004 to $872,000 for the fiscal year ended June 30, 2005, as a result of higher earnings before income taxes of $1.3 million, or 116.9%.  Effective tax rates for the years ended June 30, 2005 and 2004 were 34.9% and 34.0%, respectively.

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

          Our most liquid assets are cash, federal funds sold and interest-bearing deposits.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2006 and June 30, 2005, cash and cash equivalents totaled $2.3 million and $8.4 million respectively.  Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $12.2 million and $12.7 million at June 30, 2006 and 2005, respectively.  At June 30, 2006, we had the ability to borrow a total $95.4 million from the FHLB, of which $52.8 million (net of premium) was outstanding.

          Historically, we have remained highly liquid.  We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material protracted decrease in liquidity.  We expect that all of our liquidity needs, including the contractual commitments set forth in the table below can be met by our currently available liquid assets and cash flows.  In the event any unforeseen demand or commitments were to occur, we would access our borrowing capacity with the FHLB.  We expect that our currently available liquid assets and our ability to borrow from the FHLB would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

          Our primary investing activities are the origination of loans and the purchase of investment securities.  In fiscal 2006, we originated $34.2 million of loans.  In fiscal 2005, we originated $12.2 million of loans.  In fiscal 2004, we originated $5.0 million of loans and purchased $111.6 million of investment and mortgage-backed securities.  During fiscal 2006, these activities were funded primarily by proceeds from the principal repayments on loans of $30.4 million and maturities of investment securities and mortgage-backed securities of $9.0 million.  During fiscal 2005, these activities were funded primarily by the proceeds from the principal repayments on loans of $13.5 million and maturities of securities of $1.9 million.

          Financing activities consist primarily of activity in deposit accounts and in FHLB advances.  In fiscal 2005, the net proceeds from the issuance of common stock contributed $12.7 million to the Company.  We experienced a net decrease in total deposits of $13.8 million, $15.2 million and $6.0 million for the years ended June 30, 2006, 2005 and 2004, respectively.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  While we generally manage the pricing of our deposits to be competitive and to increase core deposit relationships, during fiscal 2006, management chose to emphasize maintaining existing deposits over attracting new deposits.

Commitments and Contractual Obligations

          At June 30, 2006, we had $1.0 million in mortgage commitments.  Certificates of deposit due within one year of June 30, 2006 totaled $61.5 million, or 43.5% of total deposits.  If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2006.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

          The following table sets forth our contractual obligations and loan commitments as of June 30, 2006.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Six Years

	(In thousands)
Federal Home Loan Bank advances (1)	$52,823	$18,649	$4,040	$30,134
One to four family residential real estate	1,045	1,045	—	—
Unused lines of credit	9,111	9,111	—	—
Undisbursed loans	1,169	1,169	—	—

Total commitments	$64,148	$29,974	$4,040	$30,134

(1)	Net of premium on FHLB borrowings

          For the year ended June 30, 2006, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

          Our consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on our operations is reflected in increased operating costs.  Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kentucky First Federal Bancorp

We have audited the accompanying consolidated statements of financial condition of Kentucky First Federal Bancorp as of June 30, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Cincinnati, Ohio
September 1, 2006

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2006 and 2005
(In thousands, except share data)

	2006	2005

ASSETS
Cash and due from banks	$832	$1,060
Interest-bearing deposits in other financial institutions	1,462	7,298

Cash and cash equivalents	2,294	8,358
Investment securities available for sale – at market	12,211	12,686
Investment securities held to maturity, at amortized cost-approximate fair value of $44,019 and $49,944 at June 30, 2006 and 2005, respectively	45,944	50,942
Mortgage-backed securities available for sale - at market	1,079	1,861
Mortgage-backed securities held to maturity, at amortized cost-approximate fair value of $17,028 and $21,168 at June 30, 2006 and 2005, respectively	18,185	21,347
Loans receivable – net	155,386	151,712
Real estate acquired through foreclosure - net	51	60
Office premises and equipment - at depreciated cost	2,857	2,977
Federal Home Loan Bank stock - at cost	5,264	4,981
Accrued interest receivable	868	916
Bank-owned life insurance	2,175	2,095
Goodwill and other intangible assets - net	15,250	15,398
Prepaid expenses and other assets	252	211
Prepaid federal income taxes	125	371

Total assets	$261,941	$273,915

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$141,238	$155,044
Advances from the Federal Home Loan Bank	54,849	50,985
Advances by borrowers for taxes and insurance	369	332
Accrued interest payable	253	177
Deferred federal income taxes	484	384
Other liabilities	867	1,054

Total liabilities	198,060	207,976
Commitments	—	—
Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	—	—
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	36,769	36,714
Retained earnings - restricted	32,761	32,719
Shares acquired by stock benefit plans	(4,845)	(3,370)
Treasury shares at cost, 32,589 shares at June 30, 2006	(354)	—
Accumulated comprehensive loss, unrealized losses on securities designated as available for sale - net of related tax benefits	(536)	(210)

Total shareholders’ equity	63,881	65,939

Total liabilities and shareholders’ equity	$261,941	$273,915

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended June 30, 2006, 2005 and 2004
(In thousands, except share data)

	2006	2005	2004

Interest income
Loans	$9,199	$4,592	$2,794
Mortgage-backed securities	890	982	396
Investment securities	2,078	2,123	2,192
Interest-bearing deposits and other	542	456	219

Total interest income	12,709	8,153	5,601
Interest expense
Deposits	4,028	2,450	2,166
Borrowings	2,199	903	54

Total interest expense	6,227	3,353	2,220

Net interest income	6,482	4,800	3,381
Provision for losses on loans	32	53	10

Net interest income after provision for losses on loans	6,450	4,747	3,371
Other income (loss)
Earnings on bank-owned life insurance	80	25	—
Gain on sale of loans	24	31	—
Gain (loss) on sale of investment securities	—	—	5
Gain (loss) on sale of real estate acquired through foreclosure	5	(9)	(61)
Gain on sale of office premises and equipment	13	—	—
Other operating	94	216	21

Total other income (loss)	216	263	(35)
General, administrative and other expense
Employee compensation and benefits	3,014	1,688	1,620
Occupancy and equipment	364	210	132
Franchise and other taxes	186	104	83
Data processing	125	67	32
Other operating	666	440	316

Total general, administrative and other expense	4,355	2,509	2,183

Earnings before income taxes	2,311	2,501	1,153
Federal income taxes
Current	455	309	364
Deferred	268	563	28

Total federal income taxes	723	872	392

NET EARNINGS	$1,588	$1,629	$761

EARNINGS PER SHARE
Basic	$0.19	N/A	N/A

Diluted	$0.19	N/A	N/A

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Net earnings	$1,588	$1,629	$761
Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities during the year, net of taxes (benefits) of $(168), $98, and $(204) in 2006, 2005 and 2004, respectively	(326)	190	(397)
Reclassification adjustment for realized gains included in earnings, net of taxes of $2	—	—	(3)

Comprehensive income	$1,262	$1,819	$361

Accumulated comprehensive loss	$(536)	$(210)	$(400)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2006, 2005 and 2004
(In thousands, except share data)

	Common stock	Additional paid-in capital	Retained earnings	Shares acquired by stock benefit plans	Treasury shares	Unrealized gains (losses) on securities designated as available for sale	Total

Balance at July 1, 2003	$—	$—	$30,682	$—	$—	$—	$30,682
Net earnings for the year ended June 30, 2004	—	—	761	—	—	—	761
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	—	(400)	(400)

Balance at July 1, 2004	—	—	31,443	—	—	(400)	31,043
Conversion to stock form of ownership and issuance of shares in connection with Frankfort First Federal Bancorp acquisition	86	36,714	—	(3,370)	—	—	33,430
Net earnings for the year ended June 30, 2005	—	—	1,629	—	—	—	1,629
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	—	190	190
Cash dividends of $0.10 per common share	—	—	(353)	—	—	—	(353)

Balance at June 30, 2005	86	36,714	32,719	(3,370)	—	(210)	65,939
Net earnings for the year ended June 30, 2006	—	—	1,588	—	—	—	1,588
Amortization expense of stock benefit plans	—	55	—	178	—	—	233
Acquisition of shares for:
Stock Benefit Plans	—	—	—	(1,653)	—	—	(1,653)
Treasury	—	—	—	—	(354)	—	(354)
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	—	(326)	(326)
Cash dividends of $0.40 per common share	—	—	(1,546)	—	—	—	(1,546)

Balance at June 30, 2006	$86	$36,769	$32,761	$(4,845)	$(354)	$(536)	$63,881

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Cash flows from operating activities:
Net earnings for the year	$1,588	$1,629	$761
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment securities - net	9	4	(6)
Depreciation	173	106	81
Amortization of deferred loan origination (fees) costs	2	(34)	(87)
Amortization of purchase accounting adjustments - net	(403)	(139)	—
Gain on sale of loans	(24)	(31)	—
Gain on sale of investment securities	—	—	(5)
(Gain) loss on sale of real estate acquired through foreclosure	(5)	9	61
Gain on sale of office premises and equipment	(13)	—	—
Amortization of stock benefit plans	233	—	—
Federal Home Loan Bank stock dividends	(283)	(151)	(71)
Bank-owned life insurance earnings	(80)	(25)	—
Provision for losses on loans	32	53	10
Mortgage loans originated for sale	(2,711)	(520)	—
Proceeds from sale of mortgage loans	2,712	519	—
Increase (decrease) in cash due, net of acquisition of Frankfort First Federal Bancorp:
Accrued interest receivable	48	18	(98)
Prepaid expenses and other assets	(42)	125	32
Accrued interest payable	76	(190)	—
Accounts payable and other liabilities	(187)	(544)	398
Federal income taxes
Current	246	(313)	(84)
Deferred	268	563	28

Net cash provided by operating activities	1,639	1,079	1,020
Cash flows provided by (used in) investing activities:
Investment securities available for sale:
Sales	—	—	7,002
Purchases	—	—	(5,997)
Investment securities held to maturity:
Maturities, prepayments and calls	5,100	—	56,981
Purchases	(100)	—	(59,973)
Mortgage-backed securities available for sale:
Sales	—	—	22,352
Maturities, prepayments and calls	758	307	—
Purchases	—	—	(22,352)
Mortgage-backed securities held to maturity:
Maturities, prepayments and calls	3,160	1,633	727
Purchases	—	—	(23,323)
Loan disbursements	(34,160)	(12,242)	(4,958)
Principal repayments on loans	30,374	13,450	11,882
Proceeds from sale of real estate acquired through foreclosure	115	118	224
Proceeds from sale of office premises and equipment	13	—	—
Purchase of office premises and equipment	(53)	(65)	(39)
Purchase of Frankfort First Federal Bancorp, net of cash received	—	(8,923)	—

Net cash provided by (used in) investing activities	5,207	(5,753)	(17,474)
Cash flows provided by (used in) financing activities:
Net decrease in deposits	(13,806)	(15,220)	(6,033)
Advances by borrowers for taxes and insurance	37	215	—
Proceeds from Federal Home Loan Bank advances	23,850	—	9,000
Repayments on Federal Home Loan Bank advances	(19,438)	(1,223)	—
Cash proceeds from issuance of common stock, net	—	12,720	—
Purchase of shares for stock benefit plans	(1,653)	—	—
Treasury stock repurchases	(354)	—	—
Dividends paid on common stock	(1,546)	(353)	—

Net cash used in financing activities	(12,910)	(3,861)	2,967

Net decrease in cash and cash equivalents	(6,064)	(8,504)	(13,487)
Cash and cash equivalents at beginning of year	8,358	16,862	30,349

Cash and cash equivalents at end of year	$2,294	$8,358	$16,862

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$510	$460	$450

Interest on deposits and borrowings	$6,182	$3,319	$2,270

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$101	$206	$171

Loans disbursed upon sales of real estate acquired through foreclosure	$—	$19	$70

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$(326)	$190	$(397)

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$21	$31	$—

Acquisition of Frankfort First Federal Bancorp, Inc.
Cash and stock consideration and liabilities assumed:
Deposits	$—	$71,513	$—
Advances from the Federal Home Loan Bank	—	43,390	—
Other liabilities	—	1,175	—
Cash and stock consideration – net	—	29,625	—

	—	145,703	—
Less net assets acquired:
Loans	—	119,526	—
Investments	—	2,141	—
Other assets	—	8,593	—

	—	130,260	—

Amounts assigned to goodwill and other intangible assets	$—	$15,443	$—

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”).  First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.”  First Federal of Hazard conducts a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky.  Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes.  First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans, as well as offering certain types of nondeposit investment products to its customers.  The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry.  In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

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

June 30, 2006, 2005 and 2004

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At June 30, 2006 and 2005, the Company had not identified any loans held for sale.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold.  The Company accounts for mortgage servicing rights in accordance with SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which requires that the Company recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired.  An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.  SFAS No. 140 requires that capitalized servicing rights be amortized in proportion to and over the estimated period of servicing income.

The Company recorded amortization related to mortgage servicing rights totaling $3,000 and $1,000 during the years ended June 30, 2006 and 2005, respectively.  For the year ended June  30, 2004, there was no amortization.  The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $49,000 and $30,000 at June 30, 2006 and 2005, respectively.

The Company was servicing mortgage loans of approximately $6.1 million and $3.8 million that had been sold to the Federal Home Loan Bank at June 30, 2006 and 2005, respectively.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Allowance for Loan Losses

It is the Banks’ policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Banks record a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Major loans and lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

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

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  In applying the provisions of SFAS No. 114, the Banks consider investments in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Banks’ investment in multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

At June 30, 2006 and 2005, the Banks had no loans that would be defined as impaired under SFAS No. 114.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

8. Federal Income Taxes

The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.”  SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Company’s activities within the current and previous years.  Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

The Company’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance and deferred compensation.  Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

9. Retirement and Employee Benefit Plans

The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service.  Contributions are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $411,000, $190,000 and $590,000 for the fiscal years ended June 30, 2006, 2005 and 2004.

The Company also maintains nonqualified deferred unfunded compensation plans for the benefit of certain directors.  For the fiscal year ended June 30, 2006, the Company recognized expense related to these plans in the amount of $15,000.  No expense was recognized by the Company for the fiscal years ended June 30, 2005 and 2004.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

9. Retirement and Employee Benefit Plans (continued)

In connection with the Reorganization, First Federal of Hazard implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21.  The Company accounts for the ESOP in accordance with Statement of Position (“SOP”) 93-6, “Employers Accounting for Employee Stock Ownership Plans.”  SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given year.  Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $3.2 million and $3.4 million at June 30, 2006 and 2005, respectively.  The Company recorded expense for the ESOP of approximately $185,000 and $93,000 for the years ended June 30, 2006 and 2005, respectively.

In fiscal 2006, the Company initiated the 2005 Equity Incentive Plan (“EIP” or the “Plan”) which provides for the purchase of 168,486 shares of common stock and the issuance of such shares in the form of restricted stock awards to members of the board of directors, management and certain employees.  Common shares awarded under the restricted stock plan vest over a five year period, commencing with the date of the grant.  Expense recognized under the restricted stock plan totaled $157,000 for the year ended June 30, 2006.  As of June 30, 2006, 134,500 shares under the Company’s restricted stock plan have been awarded.

10. Earnings Per Share

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 319,152 unallocated shares held by the ESOP for the fiscal year ended June 30, 2006.  Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company’s stock option plan.  The Company’s weighted average common shares were 8,198,621 and 8,212,886 on a basic and diluted basis, respectively for the fiscal year ended June 30, 2006.  The dilutive effect of assumed exercise of stock options in fiscal 2006 was 14,265 shares.  For the years ended June 30, 2005 and 2004, basic and diluted earnings per share are not presented as the Company did not convert to the stock form of ownership until March 2, 2005.

11. Stock Option Plan

The Company has a stock option plan that provides for grants of up to 421,216 stock options.  The Company accounts for its stock option plan in accordance with SFAS No. 123, “Accounting for Stock-based Compensation,” which contains a fair value based method for valuing stock-based compensation that entities may use, measuring compensation cost at the grant date based on the fair value of the award.  Compensation is then recognized over the service period, which is usually the vesting period.  Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro-forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Stock Option Plan (continued)

The Company presently applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan.  Accordingly, no compensation cost has been recognized for the plan.  Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Company’s net earnings and earnings per share would have been reduced to the pro-forma amounts indicated below for the year ended June 30:

		Year ended June 30, 2006

Net earnings (In thousands)	As reported	$1,588
	Stock-based compensation, net of tax	40

	Pro-forma	$1,548

Earnings per share
Basic	As reported	$.19
	Stock-based compensation, net of tax	—

	Pro-forma	$.19

Diluted	As reported	$.19
	Stock-based compensation, net of tax	—

	Pro-forma	$.19

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants:  dividend yield of 3.96%; expected volatility of 20.0%; risk-free interest rates of 4.49%; and expected lives of 7 years.

A summary of the status of the Company’s stock option plan as of June 30, 2006, and changes during the year then ended is presented below:

	Shares	Weighted- average exercise price

Outstanding at beginning of year	—	$—
Granted	347,600	10.10
Exercised	—	—
Forfeited	—	—

Outstanding at end of year	347,600	$10.10

Options exercisable at year-end	—	$—

Fair value of options granted		$1.75

Cumulative option compensation cost over service period		$547,000

Remaining service period		54 months

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Stock Option Plan (continued)

The following information applies to options outstanding at June 30, 2006:

Number outstanding	347,600
Exercise price	$10.10
Weighted-average exercise price	$10.10
Weighted-average remaining contractual life	9.5 years

12.  Fair Value of Financial Instruments

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at June 30, 2006 and 2005:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment securities: For investment securities, fair value is deemed to equal the quoted market price.

Loans receivable:  The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate.  These loan categories were further delineated into fixed-rate and adjustable-rate loans.  The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.  For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values.  The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.  Fair Value of Financial Instruments (continued)

Deposits:  The fair value of NOW accounts, passbook accounts, money market deposits and advances by borrowers for taxes and insurance are deemed to approximate the amount payable on demand.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.  The historical carrying amount of accrued interest payable on deposits is deemed to approximate fair value.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by borrowers for taxes and insurance: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  The fair value of outstanding loan commitments at June 30, 2006 and 2005, was not material.  Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2006		2005

	Carrying value	Fair value	Carrying value	Fair value

	(In Thousands)
Financial assets
Cash and cash equivalents	$2,294	$2,294	$8,358	$8,358
Investment securities available for sale	12,211	12,211	12,686	12,686
Investment securities held to maturity	45,944	44,019	50,942	49,944
Mortgage-backed securities available for sale	1,079	1,079	1,861	1,861
Mortgage-backed securities held to maturity	18,185	17,028	21,347	21,168
Loans receivable - net	155,386	152,680	151,712	154,189
Federal Home Loan Bank stock	5,264	5,264	4,981	4,981
Accrued interest receivable	868	868	916	916

	$241,231	$235,443	$252,803	$254,103

Financial liabilities
Deposits	$141,238	$142,900	$155,044	$154,602
Advances from the Federal Home Loan Bank	54,849	53,382	50,984	48,550
Advances by borrowers for taxes and insurance	369	369	332	332
Accrued interest payable	253	253	177	177

	$195,971	$196,904	$206,537	$203,661

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14.  Goodwill and Other Intangible Assets

Goodwill and other intangible assets arising from the Frankfort First acquisition are accounted for in accordance with SFAS No. 142, “Goodwill and Intangible Assets.”  Pursuant to SFAS No. 142, acquired goodwill is not amortized but is tested for impairment at the reporting unit annually or whenever an impairment indicator arises.  The Company evaluated the goodwill in March 2006 via independent third-party appraisal.  The evaluation showed no indication of impairment.  Goodwill and other intangible assets consist of the following at June 30, 2006 and 2005:

	2006	2005

	(In thousands)
Goodwill	$14,507	$14,507
Core deposit intangible, net	743	891

	$15,250	$15,398

Amortization of the Company’s core deposit intangible totaled $131,000 and $44,000 for the years ended June 30, 2006 and 2005, respectively.

15.  Cash Surrender Value of Life Insurance

The cash surrender value of bank-owned life insurance policies represents the value of life insurance policies on certain officers of the Company for which the Company is the beneficiary.  The Company accounts for these assets using the cash surrender value method in determining the carrying value of the insurance policies.

16.  Effects of Recent Accounting Pronouncements

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

Initially, the cost of employee services received in exchange for an award of equity instruments will be measured based on current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date.  Changes in fair value during the requisite service period will be recognized as compensation cost over that period.  The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

16.  Effects of Recent Accounting Pronouncements  (continued)

recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately  before the modification.  Excess tax benefits, as defined by SFAS No. 123(R) will be recognized as an addition to additional paid in capital.  Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows.  The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital against which it can be offset.

Compensation cost is required to be recognized in the beginning of the annual period that begins after December 31, 2005, or July 1, 2006 as to the Company.  Management believes the annual after-tax compensation expense for 2007 will approximate $80,000 based on the current vesting schedule of shares granted in fiscal 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of SFAS No. 140,” to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:

•

Separately recognize financial assets as servicing assets or servicing liabilities, each time it undertakes an obligation to service a financial asset by entering into certain kinds of servicing contracts;

•	Initially measure all separately recognized servicing assets and liabilities at fair value, if practicable; and
•

Separately present servicing assets and liabilities subsequently measured at fair value in the statement of financial condition and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Additionally, SFAS No. 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 also permits a servicer that uses derivative financial instruments to offset risks on servicing to use fair value measurement when reporting both the derivative financial instrument and related servicing asset or liability.

SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, or July 1, 2007 as to the Company, with earlier application permitted.  The Company is currently evaluating SFAS No. 156, but does not expect it to have a material effect on the Company’s financial condition or results of operations.

In July 2006, the FASB issued FIN 48, Accounting for Uncertainly in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, contains guidance on the recognition and measurement of uncertain tax positions. The Company will be required to recognize the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The effective date for application of this interpretation is for periods beginning after December 15, 2006. The cumulative effect of applying the provisions of this Interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. Management is currently evaluating the impact this Interpretation will have on its consolidated financial statements.

17.  Reclassifications

Certain prior year amounts have been reclassified to conform to the 2006 consolidated financial statement presentation.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at June 30, 2006 and 2005 are summarized as follows:

	2006

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,999	$—	$(788)	$12,211

Investment securities held to maturity
U.S. Government agency securities	$45,844	$—	$(1,925)	$43,919
Certificates of deposit	100	—	—	100

Total investment securities held to maturity	$45,944	$—	$(1,925)	$44,019

	2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,998	$—	$(312)	$12,686

Investment securities held to maturity
U.S. Government agency securities	$50,842	$6	$(1,004)	$49,844
Certificates of deposit	100	—	—	100

Total investment securities held to maturity	$50,942	$6	$(1,004)	$49,944

The amortized cost and estimated fair value of investment securities as of June 30, 2006 and 2005, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2006		2005

	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost

	(In thousands)
Investments available for sale
Due within five years	$12,211	$12,999	$12,686	$12,998

Investments held to maturity
Due within five years	$35,235	$36,947	$40,990	$41,945
Due five years through ten years	4,791	4,998	4,955	4,998
Due in more than ten years	3,993	3,999	3,999	3,999

Total	$44,019	$45,944	$49,944	$50,942

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Proceeds from sales of investment securities during the fiscal year ended June 30, 2004 totaled $7.0 million resulting in a gross realized gain of $5,000 for the year.  There were no sales of investment securities during the fiscal years ended June 30, 2006 or 2005.

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are as follows:

	2006

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Available for sale
FNMA	$548	$—	$(11)	$537
GNMA	556	—	(14)	542

Total mortgage-backed securities available for sale	$1,104	$—	$(25)	$1,079

Held to maturity
FNMA	$15,386	$—	$(1,023)	$14,363
FHLMC	2,702	—	(138)	2,564
GNMA	97	4	—	101

Total investment securities held to maturity	$18,185	$4	$(1,161)	$17,028

	2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Available for sale
FNMA	$819	$3	$—	$822
GNMA	1,048	—	(9)	1,039

Total mortgage-backed securities available for sale	$1,867	$3	$(9)	$1,861

Held to maturity
FNMA	$18,049	$—	$(224)	$17,825
FHLMC	3,147	42	(7)	3,182
GNMA	151	10	—	161

Total investment securities held to maturity	$21,347	$52	$(231)	$21,168

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of mortgage-backed securities as of June 30, 2006 and 2005, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to prepay obligations without prepayment penalties.

	2006	2005

	(In thousands)
Available for sale
Due within five years	$167	$233
Due five years through ten years	210	282
Due after ten years	727	1,352

Total mortgage-backed securities available for sale	$1,104	$1,867

Held to maturity
Due within five years	$4,961	$5,840
Due five years through ten years	6,084	7,141
Due after ten years	7,140	8,366

Total mortgage-backed securities held to maturity	$18,185	$21,347

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at June 30, 2006 and 2005:

	June 30, 2006

	Less than 12 months			12 months or longer			Total

Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses

	(Dollars in thousands)
U.S. Government agency securities	—	$—	$—	15	$56,130	$2,713	15	$56,130	$2,713
Mortgage-backed securities	10	2,069	81	7	16,432	1,105	17	18,501	1,186

Total temporarily impaired securities	10	$2,069	$81	22	$72,562	$3,818	32	$74,631	$3,899

	June 30, 2005

	Less than 12 months			12 months or longer			Total

Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses

	(Dollars in thousands)
U.S. Government agency securities	3	$10,997	$37	15	$51,533	$1,279	18	$62,530	$1,316
Mortgage-backed securities	12	8,086	51	4	14,358	189	16	22,444	240

Total temporarily impaired securities	15	$19,083	$88	19	$65,891	$1,468	34	$84,974	$1,556

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Management has the intent and ability to hold these securities for the foreseeable future.  The decline in the fair value is primarily due to an increase in market interest rates.  The fair values are expected to recover as securities approach maturity dates.

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio at June 30 is as follows:

	2006	2005

	(In thousands)
Residential real estate
One- to four-family	$139,356	$134,117
Multi-family	296	321
Construction	2,703	1,925
Nonresidential real estate and land	6,412	7,202
Loans on deposits	3,432	4,027
Consumer and other	5,211	6,024

	157,410	153,616
Less:
Undisbursed portion of loans in process	1,169	1,016
Deferred loan origination fees	131	180
Allowance for loan losses	724	708

	$155,386	$151,712

The Banks’ lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $139.7 million, or 89.9%, of the total loan portfolio at June 30, 2006, and $134.4 million, or 88.6%, of the total loan portfolio at June 30, 2005.  Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Banks with adequate collateral coverage in the event of default.  Nevertheless, the Banks, as with any lending institution, are subject to the risk that real estate values could deteriorate in their primary lending areas of southeastern and central Kentucky, thereby impairing collateral values.  However, management is of the belief that residential real estate values in the Banks’ primary lending areas are presently stable.

In the normal course of business, the Banks have made loans to some of the directors, officers and employees.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.  The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $659,000 and $1.2 million at June 30, 2006 and 2005, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2006	2005	2004

	(In thousands )
Balance at beginning of year	$708	$665	$720
Allowance of Frankfort First at acquisition	—	133	—
Provision for losses on loans	32	53	10
Charge-offs	(16)	(143)	(65)

Balance at end of year	$724	$708	$665

As of June 30, 2006, the allowance for loan losses is primarily general in nature, and, for the most part, is includible as a component of the Banks’ regulatory risk-based capital.

Nonperforming loans (loans delinquent greater than 90 days and non-accrual loans) totaled approximately $1.4 million, $1.7 million and $1.2 million at June 30, 2006, 2005 and 2004, respectively.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment at June 30 are comprised of the following:

	2006	2005

	(In thousands)
Land	$860	$860
Buildings and improvements	3,421	3,418
Furniture and equipment	1,145	1,120
Automobiles	27	51

	5,453	5,449
Less accumulated depreciation and amortization	2,596	2,472

	$2,857	$2,977

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

Deposit type and weighted- average interest rate	2006	2005

	(In thousands)
NOW accounts
2006 - 1.43%	$7,345
2005 - 1.29%		$7,203
Passbook
2006 - 1.33%	39,459
2005 - 1.20%		46,753
Money market deposit accounts
2006 - 3.28%	3,652
2005 - 2.05%		4,317

Total demand, transaction and passbook deposits	50,456	58,273
Certificates of deposit
Original maturities of:
Less than 12 months:
2006 - 2.09%	6,378
2005 - 1.82%		10,351
12 months to 24 months
2006 - 3.80%	58,931
2005 - 2.76%		62,937
30 months to 36 months
2006 - 3.99%	16,159
2005 - 3.61%		15,978
Over 36 months
2006 - 4.45%	9,314
2005 - 4.34%		7,505

Total certificates of deposit	90,782	96,771

Total deposit accounts	$141,238	$155,044

At June 30, 2006 and 2005, the Banks had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $15.8 million and $18.0 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE F - DEPOSITS (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

Maturing in fiscal year ending

	2006	2005

	(In thousands)
2006	$—	$69,966
2007	61,471	16,324
2008	14,333	7,328
2009	10,345	1,436
2010	3,347	1,717
2010 and thereafter	1,286	—

	$90,782	$96,771

Interest expense on deposits is summarized as follows for the years ended June 30:

	2006	2005	2004

NOW and money market demand	$285	$143	$—
Certificates of deposit	3,216	1,765	1,612
Passbook	527	542	554

	$4,028	$2,450	$2,166

Deposits from directors and executive officers were $1.2 million and $1.1 million at June 30, 2006 and 2005, respectively.  Such deposits were accepted in the normal course of business on substantially the same terms as those prevailing at the time for comparable transactions with other customers.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2006 and 2005 by pledges of certain residential mortgage loans totaling $66.9 million and $60.5 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Interest rate	Maturing year ending June 30,	2006	2005

		(Dollars in thousands)
2.52%	2006	$—	$2,800
3.17% - 6.75%	2007	18,649	2,828
3.68% - 6.35%	2008	2,925	3,261
5.02% - 7.35%	2009	1,115	9,205
5.96% - 6.86%	2010	21,000	21,000
5.80% - 6.22%	2011	8,000	8,000
6.90%	2012	251	286
5.75%	2013	91	128
6.15% - 6.95%	2016	584	626
6.30% - 6.35%	2017	90	120
6.20%	2018	118	157

		52,823	48,411
Premium assigned to borrowings in Frankfort First acquisition, net of amortization		2,026	2,574

		$54,849	$50,985

Weighted-average interest rate		6.04%	5.58%

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2006, 2005 and 2004, as follows:

	2006	2005	2004

	(In thousands)
Federal income taxes at the statutory rate	$786	$850	$392
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(27)	(9)	—
Other	(36)	31	—

	$723	$872	$392

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE H - FEDERAL INCOME TAXES  (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2006	2005

	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$246	$241
Deferred loan origination fees	47	65
Deferred compensation	40	86
Charitable contributions	14	63
Purchase price adjustments	202	164
Unrealized losses on securities available for sale	276	116

Total deferred tax assets	825	735
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,143)	(1,047)
Book/tax depreciation	(166)	(72)

Total deferred tax liabilities	(1,309)	(1,119)

Net deferred tax liability	$(484)	$(384)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2006, include approximately $5.4 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately$1.8 million at June 30, 2006.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2006, the Banks had outstanding commitments of approximately $1.0 million to originate loans.  Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $9.8 million.  In the opinion of the Banks’ management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2006, and will be funded from normal cash flow from operations.

NOTE J – REORGANIZATION AND BUSINESS COMBINATION

On July 14, 2004, the Board of Directors of First Federal of Hazard (the “Association”) adopted a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Association would reorganize into the mutual holding company form of ownership with the incorporation of a stock holding company, Kentucky First Federal Bancorp (the “Company”) as parent of the Association.  Coincident with the Reorganization, the Association would convert to the stock form of ownership, followed by the issuance of all the Association’s outstanding stock to Kentucky First Federal Bancorp.  On March 2, 2005, the Plan of Reorganization was completed with Kentucky First Federal Bancorp issuing 4,727,938 common shares, or 55% of its common shares, to First Federal Mutual Holding Company (“First Federal MHC”), a federally chartered mutual holding company, with 2,127,842 common shares, or 24.8% of its shares offered for sale at $10.00 per share to the public and a newly formed Employee Stock Ownership Plan (“ESOP”).  The Company received net cash proceeds of $12.7 million from the public sale of its common shares.  The Company’s remaining 1,740,740 common shares were issued as part of the $31.4 million cash and stock consideration paid for 100% of the common shares of Frankfort First and its wholly-owned subsidiary, First Federal of Frankfort (“Frankfort First Federal”).  The acquisition was accounted for using the purchase method of accounting and resulted in the recordation of goodwill and other intangible assets totaling $15.4 million.  In accordance with the purchase method of accounting, the Company’s results of operations and cash flows for the fiscal year ended June 30, 2005 only reflect Frankfort First’s results for the four month period ended June 30, 2005.

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

June 30, 2006, 2005 and 2004

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

During fiscal 2006, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2006

	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollars in thousands )
Tangible capital
First Federal of Hazard	$26,232	21.9%	$	≥1,799	≥1.5%	$	≥5,996	≥ 5.0%
First Federal of Frankfort	$17,283	13.3%	$	≥1,949	≥1.5%	$	≥6,497	≥ 5.0%
Core capital
First Federal of Hazard	$26,232	21.9%	$	≥4,797	≥4.0%	$	≥7,196	≥ 6.0%
First Federal of Frankfort	$17,283	13.3%	$	≥5,197	≥4.0%	$	≥7,796	≥ 6.0%
Risk-based capital
First Federal of Hazard	$26,675	75.4%	$	≥2,831	≥8.0%	$	≥3,539	≥10.0%
First Federal of Frankfort	$17,416	25.0%	$	≥5,583	≥8.0%	$	≥6,979	≥10.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE K - REGULATORY CAPITAL (continued)

	As of June 30, 2005

	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollars in thousands )
Tangible capital
First Federal of Hazard	$28,322	22.3%	$	≥1,902	≥1.5%	$	≥6,341	≥ 5.0%
First Federal of Frankfort	$16,129	12.1%	$	≥2,006	≥1.5%	$	≥6,686	≥ 5.0%
Core capital
First Federal of Hazard	$28,322	22.3%	$	≥5,073	≥4.0%	$	≥7,609	≥ 6.0%
First Federal of Frankfort	$16,129	12.1%	$	≥5,348	≥4.0%	$	≥8,023	≥ 6.0%
Risk-based capital
First Federal of Hazard	$28,762	81.8%	$	≥2,815	≥8.0%	$	≥3,518	≥10.0%
First Federal of Frankfort	$16,262	23.1%	$	≥5,636	≥8.0%	$	≥7,045	≥10.0%

As of June 30, 2006 and 2005, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

June 30, 2006, 2005 and 2004

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2006 and 2005, and the results of its operations and its cash flows for the fiscal years ended June 30, 2006 and 2005.

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF FINANCIAL CONDITION
June 30, 2006 and 2005
(In thousands)

	2006	2005

ASSETS
Interest-bearing deposits in First Federal of Hazard	$1,758	$2,356
Interest-bearing deposits in First Federal of Frankfort	41	100
Investment in First Federal of Hazard	28,940	31,489
Investment in Frankfort First	32,481	31,785
Prepaid expenses and other assets	704	531

Total assets	$63,924	$66,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$43	$322
Shareholders’ equity
Common stock	86	86
Additional paid-in capital	36,769	36,714
Retained earnings	32,761	32,719
Shares acquired by stock benefit plans	(4,739)	(3,370)
Shares acquired for treasury – at cost	(460)	—
Accumulated other comprehensive loss	(536)	(210)

Total shareholders’ equity	63,881	65,939

Total liabilities and shareholders’ equity	$63,924	$66,261

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF EARNINGS
Years ended June 30, 2006 and 2005
(In thousands)

	2006	2005

Revenue
Interest income	$210	$71
Equity in earnings of First Federal of Hazard	771	1,352
Equity in earnings of Frankfort First	989	369

Total revenue	1,970	1,792
General and administrative expenses	492	155

Earnings before income tax credits	1,478	1,637
Federal income taxes (credits)	(110)	8

NET EARNINGS	$1,588	$1,629

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2006, 2005 and 2004

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
Years ended June 30, 2006 and 2005
(In thousands)

	2006	2005

Cash flows from operating activities:
Net earnings for the year	$1,588	$1,629
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess distributions from consolidated subsidiary	1,354	871
Noncash compensation expense	269	—
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(173)	(531)
Other liabilities	(142)	322

Net cash provided by operating activities	2,896	2,291
Cash flows used in investing activities:
Shares acquired by ESOP	—	(3,370)
Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(1,546)	(353)
Purchase of shares for benefit plans	(1,547)	—
Repurchase of treasury shares	(460)	—
Cash proceeds from issuance of common stock	—	16,090
Net cash paid in the acquisition of Frankfort First Bancorp, Inc.	—	(12,202)

Net cash provided by financing activities	(3,553)	3,535

Net increase (decrease) in cash and cash equivalents	(657)	2,456
Cash and cash equivalents at beginning of year	2,456	—

Cash and cash equivalents at end of year	$1,799	$2,456

The Banks are subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Company.  Generally, the Banks’ payments of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah Bersaglia, Assistant	Mindy Abbott, Customer Service
Vice President/Lending/Collection	Brenda Baldwin, Branch Manager
Phyllis Campbell, Customer Service	Stan Betsworth, Lending
Sandy Craft, Customer Service	Phyllis Bowman, Loan Servicing
Donna Davis, Data Processing	Lisa Brinley, Customer Service
Lou Ella R. Farler, Assistant Vice	Carolyn Eades, Customer Service
President/Data Processing	Diana Eads, Customer Service
Deloris S. Justice, Accounting Assistant	Danny A. Garland, President
Velma Kelly, Customer Service	Stacey Greenawalt, Lending
Kaye C. Lewis, Treasurer	Barry Holder, Customer Service
Brenda Lovelace, Customer Service	Clay Hulette, Vice President/Treasurer
Roy L. Pulliam, Jr., Vice	Don D. Jennings, Executive Vice President
President/Lending/Secretary	Teresa A. Kuhl, Vice President/
Fred Skaggs, Vice President/Lending	Operations/Human Resources
Peggy Hopper Steele, Receptionist/Loan	Janet Lewis, Branch Manager
Processing	Patty Luttrell, Loan Processing/Compliance
Molly Ann E. Toler, Asst. Vice President	Carla McMillen, Customer Service
Teller Operations	Kim Moore, Head Teller
Tony Whitaker, President	Carolyn Mulcahy, Accounting
Jeannie Murphy, Customer Service
Danny Prather, Accounting
David Semones, Loan Processing
Sandy Stover, Receptionist
Melissa Thompson, Administrative Assistant
Yvonne Thornberry, Loan Processing/
Servicing
Nancy Watts, Customer Service/Insurance
Processing

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker	Stephen G. Barker	Charles A. Cotton, III
Walter G. Ecton, Jr.	Walter G. Ecton, Jr.	C. Michael Davenport
William D. Gorman	William D. Gorman	Danny A. Garland
David R. Harrod	Lewis A. Hopper, Chairman	David R. Harrod
Don D. Jennings	Tony Whitaker	William C. Jennings, Chairman
Herman D. Regan, Jr.		William M. Johnson
Tony Whitaker, Chairman		Frank McGrath
Herman D. Regan, Jr.

Office Locations

First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO		Shareholder Inquiries and
Tony Whitaker	Special Counsel	Availability of 10-K Report: A
(606) 436-3860	Muldoon, Murphy and	COPY OF THE COMPANY’S
firstfederal@windstream.net	Aguggia LLP	ANNUAL REPORT ON FORM
	5101 Wisconsin Ave, NW	10-K FOR THE YEAR ENDED
	Washington, DC 20016	JUNE 30, 2006, AS FILED
Investor Relations		WITH THE SECURITIES AND
Don Jennings	Transfer Agent and Registrar	EXCHANGE COMMISSION
Djenni7474@aol.com	Illinois Stock Transfer Company	WILL BE FURNISHED
	209 W Jackson Blvd, Ste 903	WITHOUT CHARGE TO
Clay Hulette	Chicago, IL 60606-6905	SHAREHOLDERS AS OF THE
rchulette@hotmail.com	(312) 427-2953	RECORD DATE FOR THE
NOVEMBER 14, 2006
(502) 223-1638	Annual Meeting	ANNUAL MEETING UPON
P.O. Box 535	The Annual Meeting of Share-	WRITTEN REQUEST TO
Frankfort, KY 40602	holders will be held on
	November 14, 2006 at	INVESTOR RELATIONS
Independent Auditors	3:30 p.m., Eastern Time, at	KENTUCKY FIRST
Grant Thornton LLP	the First Federal Center on the	FEDERAL BANCORP
4000 Smith Road, Suite 500	campus of Hazard Community	P.O. BOX 535
Cincinnati, OH 45209	and Technical College, One	FRANKFORT, KY 40602
Community College Blvd,
Hazard, KY