Form 10-K, Exhibit 13
period 2007-06-30
Kentucky First Federal Bancorp
filed 2007-09-28
CIK 1297341

Exhibit 13

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2007

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

          First Federal of Hazard is a federally chartered savings and loan association offering traditional financial services to consumers in Perry and surrounding counties in eastern Kentucky.  First Federal of Hazard engages primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate and, occasionally, other loans secured by real estate.  To the extent there is insufficient loan demand in its market area, and where appropriate under its investment policies, First Federal of Hazard has historically invested in mortgage-backed and investment securities, although since the reorganization, First Federal of Hazard has been purchasing whole loans and participations in loans originated at First Federal of Frankfort.

          First Federal of Frankfort is a federally chartered savings bank which is primarily engaged in the business of attracting deposits from the general public and the origination primarily of adjustable-rate loans secured by first mortgages on owner-occupied and non-owner-occupied one-to four-family residences in Franklin, Anderson, Scott, Shelby, Woodford and other counties in Kentucky.  First Federal of Frankfort also originates, to a lesser extent, home equity loans and loans secured by churches, multi-family properties, professional office buildings and other types of property.

MARKET INFORMATION

          The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005.  There are currently 7,898,882 shares of common stock outstanding and approximately 756 holders of record of the common stock.  Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2007	High	Low	Dividends Per Share

First quarter	$10.84	$9.76	$0.10
Second quarter	10.50	10.05	0.10
Third quarter	10.47	9.86	0.10
Fourth quarter	10.30	9.60	0.10

Fiscal 2006	High	Low	Dividends Per Share

First quarter	$11.60	$9.95	$0.10
Second quarter	10.74	9.30	0.10
Third quarter	11.25	10.10	0.10
Fourth quarter	10.95	9.80	0.10

Comparative Stock Performance Graph

          The Common Stock commenced trading on the Nasdaq National Market on March 3, 2005.  The graph and table which follow show the cumulative total return on the Common Stock for the period from March 3, 2005 through the fiscal year ended June 30, 2007 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq Stock Market, and (2) the total cumulative return of savings institutions and savings institution holding companies as indicated by America’s Community Bankers Index traded on the Nasdaq Stock Market.  The comparison assumes $100 was invested on March 3, 2005 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN
COMPARED WITH PERFORMANCE OF SELECTED INDEXES
March 3, 2005 to June 30, 2007

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG KENTUCKY FIRST FEDERAL BANCORP,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND AMERICA’S COMMUNITY BANKERS INDEX

	3/3/05	6/30/05	6/30/06	6/30/07

KENTUCKY FIRST FEDERAL BANCORP	100.00	102.84	102.04	102.46
NASDAQ STOCK MARKET (COMPOSITE)	100.00	99.55	107.22	129.54
AMERICA’S COMMUNITY BANKERS	100.00	101.18	108.54	102.45

(1)	TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Comparative Stock Performance Graph	(iii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Consolidated Financial Statements	31
Corporate Information	66

Dear Shareholder:

We are pleased to present the 2007 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We strongly encourage you to vote and, if possible, to attend our annual meeting on November 13.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our arrangement under Kentucky First Federal.  We believe that we have continued to demonstrate to our communities that our primary focus continues to be meeting the financial needs of our hometowns.

The last fiscal year has been a difficult one in the financial industry.  Banking stocks, including ours, have not performed well.  We see two primary reasons for this.  One, which has been ongoing, is a flat yield curve which narrows the spread between the short term deposits we obtain and the long-term assets in which we invest.  As with almost all community banks, the lower spread has had a significant negative impact on earnings.

The other condition roiling the banking and home financing industry is that default rates on home loans have been increasing dramatically.  The reasons are varied, but include the effects of the introduction in recent years of exotic home financing products that had embedded triggers that cause payments to rise beyond the borrower’s capacity to pay.  Also, over the last several years, the availability of financial options to borrowers  with lower income levels and poorer credit histories, typically called subprime borrowers,  have increased.   In many cases, it is these subprime borrowers who find themselves with the exotic loan product.  We do not believe these circumstances have had any direct consequences for our banks, to date.  Our delinquencies remain very low by industry standards and in line with our historical performance.  Although our primary loan offering is the adjustable rate loan, our product bears little resemblance to those that many consumers seem to struggle with.  We have manageable annual caps and we use an index that reflects mortgage rates, rather than more unstable and unpredictable measures.  We are not aware of any delinquency issues that are the result of increased interest payments.  None of this is to say that these issues will have no effect on our company.  With the infusion of houses acquired by lenders through foreclosure, it is possible that our real estate markets will become  slower, which may make it more difficult for us to recover losses on foreclosed loans, when they do occur, and it may limit our ability to grow as buyers stay out of the housing market and homeowners have less home equity to use for other consumer purposes.  Although we are faced with a soft real estate market nation-wide, overall, we are pleased that our efforts through many years to maintain high credit quality standards have kept us out of the position we see many lenders faced with today.

We also continue to develop financial synergies between our sister banks and to develop new product opportunities.   We  have continued to use various strategies for implementation of the Company’s high level of capital, including our strong dividend policy and an active stock repurchase program.

We would like to recognize three employees who retired during the last fiscal year.  Roy L. Pulliam, Jr. was a vital part of the success of First Federal of Hazard, having served there since 1970 and as a Vice President and Corporate Secretary of Kentucky First Federal since its inception.   We are pleased that Thomas F. Skaggs, also a long-term employee and Vice President of First Federal of Hazard, will serve in Mr. Pulliam’s position with KFFB.  Donna Davis, who had been with First Federal of Hazard since 1980, also retired.  Danny Garland who had been with First Federal since 1975 and served as President of the Bank since 1998, also retired in 2007.  Mr. Garland will continue on First Federal of Frankfort’s Board of Directors.  Clay Hulette, who is also KFFB’s Vice President and Chief Financial Officer, will serve as First Federal of Frankfort’s President.

Sadly, we have recently lost a long-time director and Chairman of the Board of First Federal of Hazard, Lewis Hopper.  Mr. Hopper had served on the board since 1977 .

As a shareholder, we invite you to choose First Federal of Hazard or First Federal of Frankfort for your banking needs.  We also encourage you to give us a call any time you have any questions or concerns.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data (1)

	At June 30,

	2007	2006	2005	2004	2003

	(In thousands)
Total assets	$268,916	$261,941	$273,915	$139,823	$136,097
Cash and cash equivalents	2,720	2,294	8,358	16,862	30,349
Interest-bearing deposits	100	100	100	—	—
Investment securities held to maturity	59,606	64,029	72,189	73,823	49,230
Investment securities available for sale	13,298	13,290	14,547	12,391	12,997
Loans receivable, net	166,156	155,386	151,712	33,568	40,586
Deposits	139,893	141,238	155,044	98,751	104,784
Federal Home Loan Bank advances	65,132	54,849	50,985	9,000	—
Shareholders’ equity (2)	61,445	63,881	65,939	31,043	30,682
Allowance for loan losses	720	724	708	665	720
Nonperforming loans	968	1,427	1,747	1,154	1,296

Selected Operating Data (1)

	Year Ended June 30,

	2007	2006	2005		2004		2003

	(Dollars in thousands, except per share data)

Total interest income	$12,948	$12,709		$8,153		$5,601		$6,313
Total interest expense	7,587	6,227		3,353		2,220		3,399

Net interest income	5,361	6,482		4,800		3,381		2,914
Provision for losses on loans	—	32		53		10		66

Net interest income after provision for losses on loans	5,361	6,450		4,747		3,371		2,848
Total other income (loss)	174	216		263		(35)		297
Total general, administrative and other expenses	4,233	4,355		2,509		2,183		1,554

Income before federal income taxes	1,302	2,311		2,501		1,153		1,591
Federal income taxes	417	723		872		392		541

Net income	$885	$1,588		$1,629		$761		$1,050

Net earnings per share – basic	$0.11	$0.19	$	N/A	$	N/A	$	N/A

Net earnings per share – diluted	$0.11	$0.19	$	N/A	$	N/A	$	N/A

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

(2)	Consists of only retained earnings at June 30, 2004 and June 30, 2003.

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,

	2007	2006	2005	2004	2003

Performance Ratios:
Return on average assets (net income divided by average total assets)	0.33%	0.59%	0.88%	0.56%	0.77%
Return on average equity (net income divided by average equity)	1.41	2.68	4.46	2.44	3.46
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	1.54	2.15	2.30	2.04	1.45
Net interest margin (net interest income divided by average interest-earning assets)	2.20	2.63	2.69	2.54	2.18
Ratio of average interest-earning assets to average interest-bearing liabilities	121.16	118.77	120.74	129.55	128.39
Ratio of total general administrative and other expenses to average total assets	1.59	1.62	1.35	1.62	1.15
Efficiency ratio (2)	76.48	65.02	49.56	65.24	48.40
Dividend payout ratio (3)	153.11	97.36	N/A	N/A	N/A
Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (4)	0.58	0.92	1.15	3.44	3.19
Nonperforming assets as a percent of total assets at end of period	0.36	0.54	0.66	0.83	1.04
Allowance for loan losses as a percent of total loans at end of period	0.43	0.46	0.47	1.98	1.77
Allowance for loan losses as a percent of nonperforming loans at end of period	74.38	50.74	40.53	57.63	55.56
Provision for loan losses to total loans	—	0.02	0.03	0.03	0.16
Net charge-offs to average loans outstanding	—	0.01	0.20	0.17	0.17
Capital Ratios:
Average equity to average assets	23.64	21.95	19.68	23.14	22.38
Shareholders’ equity or capital to total assets at end of period	22.85	24.39	24.07	22.20	22.54
Regulatory Capital Ratios:
Tangible capital	16.61	17.42	17.18	22.42	22.54
Core capital	16.61	17.42	17.18	22.42	22.54
Risk-based capital	38.61	41.92	43.83	82.40	76.81
Number of banking offices	4	4	4	1	1

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

          Our results for the years ended June 30, 2007 and 2006 were significantly affected by our increased asset size due to the Reorganization and the Merger.  Comparisons of periods since the reorganization to periods before the reorganization may be less meaningful given the radical size difference between Kentucky First and First Federal of Hazard prior to the Reorganization and Merger.

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

          Taxes consist of the current and deferred portion of federal income taxes as well as franchise taxes paid to the Commonwealth of Kentucky by the subsidiary Banks.

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

          The Company’s management and the Boards of First Federal of Hazard and First Federal of Frankfort review the allowance for loan losses on a periodic basis.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to change.  Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.  However, in view of the fact that the local economies are diverse, without significant dependence on a single industry or employer, the economic climate is considered to be stable at June 30, 2007.

          Nevertheless, management continues to monitor and evaluate factors which could have an impact on the required level of the allowance.  Management watches for national issues that may negatively affect a significant percentage of homeowners in the Banks’ lending areas.  These may include significant increases in unemployment or significant depreciation in home prices.  Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be acceptable in relation to historical trends.  Given the aforementioned indicators of economic stability at June 30, 2007, management does not foresee in the near term, any significant increases in the required allowance for loan losses related to economic factors.  Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

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

•

increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold.  The Banks have begun such sales and through June 30, 2007, First Federal of Hazard had purchased approximately $21.4 million in loans from First Federal of Frankfort;

•

pursuing larger borrowing relationships than would otherwise be available to our separate banks (because of federal restrictions on loans to one borrower) by utilizing the ability to sell loans and participations between the banks;

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

Market Risk Analysis

          Qualitative Aspects of Market Risk.  Our most significant form of market risk is interest rate risk.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread and by maintaining a high level of liquidity.  Still, when market rates increase rapidly, increases in the cost of deposits and borrowings outpace the increases in the return on assets.  The Company’s assets are primarily comprised of adjustable rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities.  Those assets will, over time, reprice to counteract the increased costs of deposits and borrowings.

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

          The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2007 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  Due to the abnormally low prevailing interest rate environment at June 30, 2007 and 2006, NPV estimates are not made for decreases in interest rates greater than 200 basis points.  All market risk-sensitive instruments presented in this table at June 30, 2007, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2007

	Net Portfolio Value (1)				NPV as % of Portfolio Value of Assets (2)

	Change in Rates	Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes

	(Dollars in thousands)
First Federal of Hazard	+300 bp	$18,824	-6,556	-26%	16.18%	-414bp
	+200 bp	21,006	-4,374	-17%	17.63%	-269bp
	+100 bp	23,217	-2,163	-9%	19.03%	-130bp
	0 bp	25,380			20.32%
	-100 bp	27,131	1,751	7%	21.30%	98bp
	-200 bp	28,522	3,142	12%	22.03%	170bp
First Federal of Frankfort	+300 bp	$11,033	-6,316	-36%	9.71%	-431bp
	+200 bp	13,671	-3,678	-21%	11.08%	-240bp
	+100 bp	15,902	-1,447	-8%	12.60%	-89bp
	0 bp	17,349			13.48%
	-100 bp	18,203	854	5%	13.92%	44bp
	-200 bp	18,617	1,268	7%	14.06%	58bp
Consolidated	+300 bp	$29,857	-12,872	-30%	12.62%	-423bp
	+200 bp	34,677	-8,052	-19%	14.30%	-255bp
	+100 bp	39,119	-3,610	-8%	15.76%	-110bp
	0 bp	42,729			16.85%
	-100 bp	45,334	2,605	6%	17.57%	71bp
	-200 bp	47,139	4,410	10%	18.00%	115bp

          The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2006 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  All market risk-sensitive instruments presented in this table at June 30, 2006, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2006

	Net Portfolio Value (1)				NPV as % of Portfolio Value of Assets (2)

	Change in Rates	Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes

	(Dollars in thousands)
First Federal of Hazard	+300 bp	$21,788	-6,472	-23%	19.30%	-402bp
	+200 bp	24,082	-4,178	-15%	20.80%	-252bp
	+100 bp	26,231	-2,029	-7%	22.13%	-119bp
	0 bp	28,260			23.32%
	-100 bp	29,824	1,564	6%	24.17%	85bp
	-200 bp	30,701	2,441	9%	24.57%	125bp
First Federal of Frankfort	+300 bp	$13,163	-5,827	-31%	10.84%	-379bp
	+200 bp	15,597	-3,393	-18%	12.54%	-210bp
	+100 bp	17,627	-1,363	-7%	13.85%	-7bp
	0 bp	18,990			14.64%
	-100 bp	19,698	708	4%	14.93%	30bp
	-200 bp	19,594	604	3%	14.68%	4bp
Consolidated	+300 bp	$34,951	-12,299	-26%	14.92%	-391bp
	+200 bp	39,679	-7,571	-16%	16.52%	-231bp
	+100 bp	43,858	-3,392	-7%	17.85%	-98bp
	0 bp	47,250			18.83%
	-100 bp	49,522	2,272	5%	19.40%	57bp
	-200 bp	50,295	3,045	6%	19.46%	63bp

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

          The preceding tables indicate that at June 30, 2007 and 2006, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to increase.  The projected decreases in NPV in the event of sudden and sustained increases in prevailing interest rates are within the parameters established by each subsidiary Bank’s Board of Directors.  At all levels represented in the table, the Banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

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

Statement of Financial Condition

          General.  At June 30, 2007, total assets were $268.9 million, an increase of $7.0 million, or 2.7%, from the $261.9 million total at June 30, 2006.  The increase in total assets was comprised primarily of an increase in loans receivable and was offset slightly by a decrease in investment securities.  At June 30, 2007, total liabilities were $207.5 million, an increase of $9.4 million, or 4.8% from the $198.1 million total at June 30, 2006.  The increase in total liabilities was comprised of an increase in FHLB Advances and somewhat offset by a decrease in deposits.

          Loans.  Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas.  As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans.  At June 30, 2007, one- to four- family residential real estate loans totaled $146.6 million, or 86.7% of total loans, compared to $139.4 million, or 88.5% of total loans, at June 30, 2006.  Construction real estate loans totaled $6.7 million, or 3.9% of total loans, at June 30, 2007, compared to $2.7 million, or 1.7% of total loans at June 30, 2006.  Much of this increase is attributable to one large church construction loan, which totaled $3.4 million at June 30, 2007, and in which both banks are participating.  At June 30, 2007, multi-family real estate loans totaled $1.5 million or 0.9% of total loans, compared to $296,000, or 0.2% of total loans at June 30, 2006, and nonresidential real estate and other loans totaled $6.9 million, or 4.1% of total loans at June 30, 2007, compared to $6.4 million, or 4.1% of total loans, at June 30, 2006.  We also originate home equity lines of credit and loans secured by deposit accounts, which totaled $7.5 million, or 4.4% of total loans at June 30, 2007, compared to home equity lines of credit and loans secured by deposit accounts of $8.6 million, or 5.5% of total loans at June 30, 2006.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,

	2007		2006		2005		2004		2003

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family	$146,602	86.7%	$139,356	88.5%	$134,117	87.3%	$29,760	86.4%	$37,046	88.6%
Construction	6,671	3.9%	2,703	1.7%	1,925	1.3%	130	0.4%	435	1.0%
Multi-family	1,497	0.9%	296	0.2%	321	0.2%	280	0.8%	297	0.7%
Nonresidential and other	6,898	4.1%	6,412	4.1%	7,202	4.7%	757	2.2%	1,141	2.7%
Consumer:
Consumer and other	4,290	2.5%	5,211	3.3%	6,024	3.9%	0	0.0%	0	0.0%
Loans on deposits	3,204	1.9%	3,432	2.2%	4,027	2.6%	3,523	10.2%	2,902	7.0%

Total loans	169,162	100%	157,410	100%	153,616	100%	34,450	100%	41,821	100%

Allowance for loan losses	(720)		(724)		(708)		(665)		(720)
Undisbursed construction loans	(2,176)		(1,169)		(1,016)		(36)		(278)
Deferred loan origination fees	(110)		(131)		(180)		(181)		(237)

Loans receivable, net	$166,156		$155,386		$151,712		$33,568		$40,586

          The following table sets forth certain information at June 30, 2007 regarding the dollar amount of loans repricing or maturing during the periods indicated.  The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans

	(In thousands)
One year or less	$27,253	$7,494	$34,747
More than one year to five years	80,383	—	80,383
More than five years	54,032	—	54,032

Total	$161,668	$7,494	$169,162

          As of June 30, 2007, there were $60.5 million fixed-rate and $101.0 million adjustable-rate loans maturing in more than a year.

          The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,

	2007	2006	2005

	(In thousands)
Total loans at beginning of year	$155,386	$151,712	$33,568
Loans originated:
Real estate loans:
Residential	30,647	28,739	9,295
Construction	6,355	2,197	562
Multi-family	1,203	—	—
Nonresidential and other	1,030	973	615
Consumer loans	75	4,962	2,321

Total loans originated	39,310	36,871	12,793
Loans acquired – Frankfort First	—	—	119,526
Deduct:
Real estate loan principal repayments	(27,387)	(30,374)	(13,450)
Loan sales	(888)	(2,712)	(520)
Transfer to real estate acquired through foreclosure	(312)	(101)	(206)
Other	47	(10)	1

Net loan activity	10,770	3,674	118,144

Total loans at end of period	$166,156	$155,386	$151,712

          Allowance for Loan Losses and Asset Quality.  The allowance for loan losses is a valuation allowance for the probable incurred losses in the loan portfolio.  We evaluate the allowance for loan losses no less than quarterly.  When additional allowances are needed a provision for losses on loans is charged against earnings.  The recommendations for increases or decreases to the allowance are presented by management to the Banks’ boards of directors.  The Company’s board of directors oversees the overall allowance level for the Company and may propose increases or decreases for allowance levels at the banks.

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

          At June 30, 2007, the allowance for loans losses totaled $720,000, or 0.43% of total loans, compared to $724,000, or 0.46% of total loans at June 30, 2006.  Nonperforming loans, which consist of all loans 90 days or more past due, totaled $968,000 at June 30, 2007 and $1.4 million at June 30, 2006.  At June 30, 2007, all of these loans consisted of loans secured by single-family residences.  The allowance for loans losses totaled 74.4% and 50.7% of nonperforming loans at June 30, 2007 and 2006, respectively.  In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment.  Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio.  To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2007.  Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)
Allowance at beginning of period	$724	$708	$665	$720	$735
Allowance acquired – Frankfort First	—	—	133	—	—
Provision for loan losses	—	32	53	10	66
Charge-offs:
Real estate loans	(4)	(16)	(145)	(65)	(81)
Consumer loans	—	—	—	—	—

Total charge-offs	(4)	(16)	(145)	(65)	(81)
Recoveries:
Real estate loans	—	—	2	—	—

Consumer loans	—	—	—	—	—

Total recoveries	—	—	2	—	—

Net recoveries (charge-offs)	$(4)	$(16)	$(143)	$(65)	$(81)

Allowance at end of period	$720	$724	$708	$665	$720

Allowance to nonperforming loans	74.38%	50.74%	40.53%	57.63%	55.56%
Allowance to total loans outstanding at end of period	0.43%	0.46%	0.47%	1.98%	1.77%
Net charge-offs to average loans outstanding during the period	—%	0.01%	0.20%	0.17%	0.17%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,

	2007			2006			2005

	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans

	(Dollars in thousands)
Real Estate Loans:
Residential	$636	88.3%	86.7%	$633	87.4%	88.5%	$626	88.3%	87.5%
Construction	29	4.0	3.9	12	1.7	1.7	7	1.1	1.1
Multi-family	7	1.0	0.9	9	1.3	0.2	1	0.2	0.2
Nonresidential & other	30	4.2	4.1	30	4.1	4.1	31	4.4	4.7
Consumer Loans:
Consumer and other	18	2.5	2.5	24	3.3	3.3	26	3.6	3.9
Loans secured by deposits	—	—	1.9	16	2.2	2.2	17	2.4	2.6

Total allowance for loan losses	$720	100.0%	100.0%	$724	100.0%	100.0%	$708	100.0%	100.0%

	At June 30,

	2004			2003

	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans

	(Dollars in thousands)
Real Estate Loans:
Residential	$574	86.4%	86.4%	$638	88.6%	88.6%
Construction	3	0.4	0.4	7	1.1	1.1
Multi-family	5	0.8	0.8	5	0.7	0.7
Nonresidential & other	15	2.2	2.2	20	2.7	2.7
Consumer Loans:
Consumer and other	0	0.0	0.0	0	0.0	0.0
Loans secured by deposits	68	10.2	10.2	50	6.9	6.9

Total allowance for loan losses	$665	100.0%	100.0%	$720	100.0%	100.0%

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

          Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment.  Other loans are evaluated for impairment on an individual basis.  At June 30, 2007, no loans were considered impaired.

          The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$713	$819	$874	$989	$1,176
Consumer loans	—	—	—	—	—

Total	713	819	874	989	1,176
Accruing loans past due 90 days or more:
Real estate loans	255	608	873	165	120
Consumer loans	—	—	—	—	—

Total of accruing loans past due 90 days or more	255	608	873	165	120

Total nonperforming loans	968	1,427	1,747	1,154	1,296

Real estate acquired through foreclosure	8	51	60	—	114

Total nonperforming assets	$976	$1,478	$1,807	$1,154	$1,410

Total nonperforming loans to total loans	0.58%	0.92%	1.15%	3.44%	3.19%
Total nonperforming loans to total assets	0.36%	0.54%	0.64%	0.83%	0.95%
Total nonperforming assets to total assets	0.36%	0.56%	0.66%	0.83%	1.04%

          Other than disclosed above, there are no other loans at June 30, 2007 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

          Interest income that would have been recorded for the years ended June 30, 2007, 2006 and 2005, had nonaccrual loans been current according to their original terms amounted to $85,000, $82,000 and $71,000, respectively.  Income related to nonaccrual loans included in interest income for the years ended June 30, 2007, 2006 and 2005 amounted to $74,000, $74,000 and $49,000, respectively.

          At June 30, 2007, nonaccrual loans consisted of 17 single-family residential real estate loans, the largest of which had an outstanding balance of $177,000.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Federal regulations require us to regularly review and classify our assets.  In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets: substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  Special mention assets totaled $890,000 and $772,000 at June 30, 2007 and 2006, respectively.

          The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,

	2007	2006	2005

	(In thousands)
Substandard assets	$1,490	$1,698	$1,933
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$1,490	$1,698	$1,933

          Substandard assets at June 30, 2007, consisted of $713,000 of nonaccrual loans, $769,000 of loans still accruing (all secured by single-family residences) and $8,000 of real estate owned.  Substandard assets at June 30, 2006, consisted of $819,000 of nonaccrual loans, $828,000 of other loans and $51,000 of real estate owned.  Substandard assets at June 30, 2005 consisted of $874,000 of nonaccrual loans, $999,000 of other loans and $60,000 of real estate owned.

          Delinquencies.  The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,

	2007		2006

	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due

	(In thousands)
Real estate loans	$1,629	$1,051	$2,183	$1,796
Deposit loans	—	—	—	—

Total	$1,629	$1,051	$2,183	$1,796

          Securities.  Our securities portfolio consists primarily of U.S. Government agency obligations as well as mortgage-backed securities with maturities of 30 years or less.  Investment and mortgage-backed securities totaled $72.9 million at June 30, 2007, a decrease of $4.4 million, or 5.7%, compared to the $77.3 million total at June 30, 2006.  The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities.  All of our mortgage-backed securities were issued by  Ginnie Mae, Fannie Mae or Freddie Mac.

          The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,

	2007		2006		2005

	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$12,999	$12,571	$12,999	$12,211	$12,998	$12,686
Mortgage-backed securities	734	727	1,104	1,079	1,867	1,861

Total	$13,733	$13,298	$14,103	$13,290	$14,865	$14,547

Held to maturity securities:
U.S. Government agency obligations	$43,848	$42,957	$45,844	$43,919	$50,842	$49,844
Mortgage-backed securities	15,758	14,878	18,185	17,028	21,347	21,168

Total	$59,606	$57,835	$64,029	$60,947	$72,189	$71,012

          At June 30, 2007 and 2006, we did not own any securities, other than U.S. Government agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2007.  At June 30, 2007, U.S. Government agency securities with adjustable rates totaled $9.0 million.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$5,000	3.05%	$7,999	3.35%	$—	—%
Mortgage-backed securities	15	4.74	67	4.74	104	4.74

Total available for sale securities	$5,015		$8,066		$104

Held to maturity securities:
U.S. Government agency obligations	$8,850	3.17	$25,999	3.32	$5,000	4.00
Mortgage-backed securities	970	4.20	4,275	4.18	6,447	4.19

Total held-to-maturity securities	$9,820		$30,274		$11,447

	More Than Ten Years		Total Investment Portfolio

	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$12,999	$12,571	3.24%
Mortgage-backed securities	548	4.74	734	727	4.74

Total available for sale securities	$548		$13,733	$13,298

Held to maturity securities:
U.S. Government agency obligations	$3,999	2.86	$43,848	$42,957	3.32
Mortgage-backed securities	4,066	4.68	15,758	14,878	4.31

Total held-to-maturity securities	$8,065		$59,606	$57,835

          Other Assets.  Other assets at June 30, 2007 include goodwill and other intangible assets of $15.1 million, which was a sole result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of  $2.3 million and $2.2 million at June 30, 2007 and 2006, respectively, both of which First Federal of Frankfort is the owner and beneficiary.  Previously, the company had no such policies.  Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”).  FHLB stock, at cost, totaled $5.4 million and $5.3 million at June 30, 2007 and 2006, respectively.

          Deposits.  Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas.  Deposits totaled $139.9 million at June 30, 2007, a decrease of $1.3 million or 0.9%, compared to the $141.2 million total at June 30, 2006.  Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities.  Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

          The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,

	2007	2006	2005

	(In thousands)
Certificate of deposit accounts	$96,354	$90,782	$96,771
Demand, transaction and passbook savings accounts	43,539	50,456	58,273

Total	$139,893	$141,238	$155,044

          The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2007.

Maturity Period	Certificates of Deposit

(In thousands)
Three months or less	$3,639
Over three months through six months	5,413
Over six months through twelve months	7,615
Over twelve months	10,551

Total	$27,218

          The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,

Rate	2007	2006	2005

	(In thousands)
1.00 - 1.99%	$199	$3,192	$12,939
2.00 - 2.99	4,890	9,350	41,977
3.00 - 3.99	14,568	39,763	29,884
4.00 - 4.99	16,637	30,690	9,771
5.00 - 5.99	60,060	7,783	1,838
6.00 - 6.99	—	4	75
7.00 - 7.99	—	—	287

Total	$96,354	$90,782	$96,771

          The following table sets forth the amount and maturities of certificate accounts at June 30, 2007.

	Amount Due				Total	Percentage of Total Certificate Accounts

	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years

	(Dollars in thousands)
1.00 –1.99%	$199	$—	$—	$—	$199	0.21%
2.00 – 2.99	4,774	47	69	—	4,890	5.08
3.00 – 3.99	13,324	1,094	150	—	14,568	15.12
4.00 – 4.99	5,166	9,730	1,507	234	16,637	17.27
5.00 – 5.99	36,369	10,692	6,386	6,613	60,060	62.33

Total	$59,832	$21,563	$8,112	$6,847	$96,354	100.00%

          The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,

	2007		2006		2005

	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest-bearing demand	$762	0.00%	$742	0.00%	$217	0.00%
Interest-bearing demand	8,754	2.57%	13,377	2.13%	3,976	1.47%
Passbook	36,931	1.19%	44,549	1.18%	50,076	1.23%
Time	92,690	4.33%	94,440	3.41%	69,880	2.53%

          The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,

	2007	2006	2005

	(In thousands)
Beginning balance	$141,238	$155,044	$98,751
Increase (decrease) before interest credited	(6,025)	(17,834)	53,843
Interest credited	4,680	4,028	2,450

Net increase (decrease) in deposits	(1,345)	(13,806)	56,293

Ending balance	$139,893	$141,238	$155,044

          Borrowings.  Advances from the Federal Home Loan Bank of Cincinnati amounted to $65.1 million and $54.8 million at June 30, 2007 and 2006, respectively.

          The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,

	2007	2006	2005

	(Dollars in thousands)
Balance outstanding at end of period	$65,132	$54,849	$50,985
Maximum amount of advances outstanding at any month end during the period	$65,132	$54,849	$52,291
Average advances outstanding during the period	$61,696	$54,696	$23,631
Weighted average interest rate during the period	4.71%	4.02%	3.82%
Weighted average interest rate at end of period	5.75%	6.04%	5.58%

          Shareholders’ Equity.  Shareholders’ equity totaled $61.4 million at June 30, 2007, a $2.4 million or 3.8%, decrease compared to June 30, 2006.  The reduction resulted primarily from repurchases of the Company’s common stock.

          The Banks are required to maintain minimum regulatory capital pursuant to federal regulations.  At June 30, 2007, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.  Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2007 and 2006

          General.  Net earnings totaled $885,000 for the fiscal year ended June 30, 2007, a decrease of $703,000, or 44.3%, from the net earnings recorded for the fiscal year ended June 30, 2006.  The decline was due primarily to a $1.1 million decrease in net interest income, a result of margin compression, a factor facing the banking industry as a whole.

          Interest Income.  Total interest income for the fiscal year ended June 30, 2007 totaled $12.9 million, an increase of $239,000, or 1.9%, compared to the fiscal year ended June 30, 2006.  The increase in interest income is due primarily to an increase in interest income on loans, which increased by $603,000, or 6.6%, for the fiscal year ended June 30, 2007, compared to fiscal 2006.  Interest income from investments, including mortgage-backed securities, interest-bearing deposits and other, decreased $364,000 or 10.4% from $3.5 million for the 2006 fiscal year to $3.1 million for fiscal 2007, a result of redeployment of funds into loans.

          The increase in interest income from loans was attributable primarily to a $9.2 million, or 6.01%, increase in the average balance of loans outstanding, and was partially supported by an increase of 3 basis points in the average yield on loans to 6.05% for fiscal 2007.  The decrease in interest income on investments, including mortgage-backed securities, decreased primarily due to a $12.7 million decrease in the average balance outstanding.  Average balances of mortgage-backed securities, U.S. Agency securities and other interest-earning assets decreased by $3.3 million, $3.9 million and $5.5 million, respectively, year to year, while the average rate earned on those assets increased only marginally.  The average rates earned on mortgage-backed securities and U.S. Agency securities increased 9 basis points, while the average rate earned on other interest-earning assets increased 132 basis points.

          Interest Expense.  Interest expense totaled $7.6 million for the fiscal year ended June 30, 2007, an increase of $1.4 million, or 21.8%, from interest expense of $6.2 million for fiscal 2006.  The increase in interest expense resulted from a 78 basis point increase in the average cost of funds, from 3.00% for fiscal 2006 to 3.78% for fiscal 2007, despite a $7.0 million, or 3.4%, decrease in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2007.  Interest expense on deposits totaled $4.7 million for the fiscal year ended

June 30, 2007, an increase of $652,000, or 16.2%, from fiscal 2006.  This increase was a result of a 73 basis point increase in the average rate paid on deposits from 263 basis points for the year ended June 30, 2006, to 336 basis points for the year just ended.  The average balance of deposits outstanding decreased $14.0 million or 9.1% from $153.1 million for fiscal 2006 to $139.1 million for fiscal 2007.  Interest expense on borrowings totaled $2.9 million for the fiscal year ended June 30, 2007, an increase of $708,000 over fiscal 2006.  Average borrowings increased during the fiscal year ended June 30, 2007, by $7.0 million or 12.8% to $61.7 million for the year ended June 30, 2007, while the average rate paid on borrowings increased 69 basis points to 4.71% for fiscal 2007.

          Net Interest Income.  As a result of the aforementioned changes in interest income and interest expense, net interest income decreased by $1.1 million, or 17.3%, during the fiscal year ended June 30, 2007, compared to fiscal 2006.  The average interest rate spread decreased from 2.15% for the fiscal year ended June 30, 2006 to 1.54% for fiscal 2007.  The net interest margin decreased to 2.20% for the fiscal year ended June 30, 2007 from 2.63% for fiscal 2006.

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

	Year Ended June 30,

	2007			2006

	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$162,010	$9,802	6.05%	$152,832	$9,199	6.02%
Mortgage-backed securities	17,883	768	4.30	21,150	890	4.21
Investment securities	56,893	1,999	3.51	60,751	2,078	3.42
Other interest-earning assets	6,540	379	5.80	12,086	542	4.48

Total interest-earning assets	243,326	12,948	5.32	246,819	12,709	5.15
Noninterest-earning assets	22,703			22,727

Total assets	$266,029			$269,546

Interest-bearing liabilities:
Demand deposits	$8,754	225	2.57	$13,377	285	2.13
Noninterest-Bearing demand deposits	762	—	0.00	742	—	0.00
Savings	36,931	439	1.19	44,549	527	1.18
Certificates of deposit	92,690	4,016	4.33	94,440	3,216	3.41

Total deposits	139,137	4,680	3.36	153,108	4,028	2.63
Borrowings	61,696	2,907	4.71	54,696	2,199	4.02

Total interest-bearing liabilities	200,833	7,587	3.78	207,804	6,227	3.00

Noninterest-bearing liabilities	2,301			2,577

Total liabilities	203,134			210,381
Shareholders’ equity	62,895			59,165

Total liabilities and shareholders’ equity	$266,029			$269,546

Net interest income/average yield		$5,361	1.54%		$6,482	2.15%

Net interest margin			2.20%			2.63%

Average interest-earning assets to average interest-bearing liabilities			121.16%			118.78%

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

	Year Ended June 30, 2007 Compared To Year Ended June 30, 2006

	Increase (Decrease Due to)

	Volume	Rate	Net

	(In thousands)
Interest income:
Loans receivable	$557	$46	$603
Mortgage-backed securities	(142)	20	(122)
Investment securities	(135)	56	(79)
Interest-bearing deposits and other	(455)	292	(163)

Total interest income	(175)	414	239

Interest expense:
Deposits	(316)	968	652
Borrowings	304	404	708

Total interest expense	(12)	1,372	1,360

Increase in net interest income	$(163)	$(958)	$(1,121)

          Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded no provision for losses on loans for the fiscal year ended June 30, 2007, a decrease of $32,000 compared to fiscal 2006.  The lack of provision recorded during the fiscal year ended June 30, 2007 generally reflects management’s perception of the risk prevalent in the economy integrated, with the overall decline in the level of nonperforming loans year over year.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

          Other  Income.  Other operating income decreased $42,000, to $174,000 for the fiscal year ended June 30, 2007, due primarily to a $14,000 or 58.3% decrease in gain on sale of loans and a $13,000 decrease in gain on sale of office premises and equipment.    Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

          General, Administrative and Other Expense.  General, administrative and other expense decreased $122,000 or 2.8% to $4.2 million for the fiscal year ended June 30, 2007 compared to fiscal 2006.  The decrease in general, administrative and other expense is primarily attributed to decreases in employee compensation and benefits, other operating expenses and franchise and other taxes.  Employee compensation and benefits decreased $60,000 or 2.0% to $3.0 million, while other operating expenses decreased $43,000 or 6.5% to $623,000, and franchise and other taxes decreased $33,000 or 17.7% to $153,000 for the year just ended.

          The decrease in employee compensation and benefits is attributed primarily to a decrease in salaries paid to employees and health insurance benefits year to year.  Salaries declined $186,000 or 10.1% to $1.7 million for the fiscal year ended June 30, 2007, primarily as a result of employee retirements and other attrition.  The cost of health insurance provided to employees decreased $49,000 or 39.7% to $75,000, as a result of favorable conditions experienced by the group health plan in which both banks participate and a slight alteration of health benefit costs.  Somewhat offsetting these decreases in employee compensation and benefits was an increase of $193,000 or 98.25% in share-based compensation, which increased to $390,000 for the fiscal year just ended.  Fiscal 2007 is the first full year in which the share-based compensation plans were in force.  Although the Company’s cost for its defined-benefit pension plans changed only slightly year to year, management believes that future costs will be higher.

          The decrease in franchise and other taxes is due in large part to a decrease of $20,000 or 166.7% in Delaware franchise tax from year to year as a result of a change in Frankfort First’s stock structure.  The decrease is composed of an $8,000 refund of franchise tax and elimination of the $12,000 expense recognized in fiscal 2006.  The Company expects the Delaware franchise tax to be minimal in the future.

          The decrease in other operating expense is chiefly attributed to a $38,000 or 80.7% decrease in legal fees to $9,000 for fiscal 2007, and a decrease of $12,000 or 27.3% in employee expenses, which totaled $32,000 for fiscal 2007.  Offsetting the overall decreased costs in general, administrative and other expense was an increase in data processing expense, which increased $27,000 or 21.6% to $152,000 for the year just ended.

          Federal Income Taxes. The provision for federal income tax decreased $306,000 or 42.3% from $723,000 for the fiscal year ended June 30, 2006 to $417,000 for the fiscal year ended June 30, 2007, as a result of lower earnings before income taxes by $1.0 million, or 43.7%.  Effective tax rates for the years ended June 30, 2007 and 2006 were 32.0% and 31.3%, respectively.

Results of Operations for the Years Ended June 30, 2006 and 2005

          General.  Our net earnings totaled $1.6 million for the fiscal year ended June 30, 2006, a decrease of $41,000, or 2.5%, from the $1.6 million of net earnings recorded for the fiscal year ended June 30, 2005.  The decline resulted primarily from a post-merger increase in general, administrative and other expense, partially offset by increases in net interest income.  Earnings in fiscal 2005 also reflect a non-recurring reversal of a previously pledged charitable donation  of $200,000.  Since acquiring Frankfort First on March 2, 2005, the Company has experienced large increases in interest income, interest expense and general, administrative, and other expense.

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

          Interest income on loans increased by $4.6 million, or 100.3%, for the fiscal year ended June 30, 2006, compared to fiscal 2005, due primarily to a $80.7 million, or 111.8%, increase in the average balance of loans outstanding, which was partially offset by a decline of 34 basis points in the average yield on loans to 6.02% for fiscal 2006.  Interest income on mortgage-backed securities decreased by $92,000 during the fiscal year ended June 30, 2006, due primarily to a $2.1 million decrease in the average balance outstanding.  Interest income on investment securities decreased by $45,000, or 2.1%, during the fiscal year ended June 30, 2006, due primarily to a $3.7 million, or 5.7%, decrease in the average balance outstanding, while the average yield increased by 13 basis points from fiscal 2005.  Interest income on the other interest-earning assets increased by $86,000, or 18.9%, during the fiscal year ended June 30, 2006, due primarily to a 202 basis point increase in the average yield year to year, although the average balance outstanding decreased by $6.5 million, or 34.8%.

          Interest Expense.  Interest expense totaled $6.2 million for the fiscal year ended June 30, 2006, an increase of $2.9 million, or 85.7%, from interest expenses of $3.4 million for fiscal 2005.  The increase resulted from a 73 basis point increase in the average cost of funds, from 2.27% for fiscal 2005 to 3.00% for fiscal 2006, and a $60.0 million, or 40.6%, increase in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2006.  Interest expense on deposits totaled $4.0 million for the fiscal year ended June 30, 2006, an increase of $1.6 million, or 64.4%, from the fiscal 2005.  This increase was a result of an increase in the average balance of deposits outstanding of $29.0 million or 23.3% for fiscal 2006 and a 66 basis point increase in the average cost of deposits to 2.63% for fiscal 2006.  Interest expense on borrowings totaled $2.2 million for the fiscal year ended June 30, 2006, an increase of $1.3 million over fiscal 2005.  Average borrowings increased during the fiscal year ended June 30, 2006, by $31.1 million primarily as a result of the acquisition of Frankfort First.  The average rate paid on borrowings increased 20 basis points to 4.02% for fiscal 2006.

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

	Year Ended June 30,

	2006			2005

	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$152,832	$9,199	6.02%	$72,154	$4,592	6.36%
Mortgage-backed securities	21,150	890	4.21	23,289	982	4.22
Investment securities	60,751	2,078	3.42	64,441	2,123	3.29
Other interest-earning assets	12,086	542	4.48	18,544	456	2.46

Total interest-earning assets	246,819	12,709	5.15	178,428	8,153	4.57
Noninterest-earning assets	22,727			7,067

Total assets	$269,546			$185,495

Interest-bearing liabilities:
Deposits	$153,108	4,028	2.63	$124,149	2,450	1.97
Borrowings	54,696	2,199	4.02	23,631	903	3.82

Total interest-bearing liabilities	207,804	6,227	3.00	147,780	3,353	2.27

Noninterest-bearing liabilities	2,577			1,207

Total liabilities	210,381			148,987
Shareholders’ equity	59,165			36,508

Total liabilities and shareholders’ Equity (1)	$269,546			$185,495

Net interest income/average yield		$6,482	2.15%		$4,800	2.30%

Net interest margin			2.63%			2.69%

Average interest-earning assets to average interest-bearing liabilities			118.78%			120.74%

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

	Increase (Decrease Due to)

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

          Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $32,000 for the fiscal year ended June 30, 2006, a decrease of $21,000 compared to fiscal 2005.  The provision recorded during the fiscal year ended June 30, 2006 generally reflects management’s perception of the risk prevalent in the economy integrated, with the overall decline in the level of nonperforming loans year after year.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

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

          Our most liquid assets are cash, federal funds sold and interest-bearing deposits.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2007 and June 30, 2006, cash and cash equivalents totaled $2.7 million and $2.3 million respectively.  Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $13.3 million at both June 30, 2007 and 2006.  At June 30, 2007, we had the ability to borrow a total $98.3 million from the FHLB, of which $63.6 million (net of premium) was outstanding.

          Historically, we have remained fairly liquid.  We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material protracted decrease in liquidity.  We expect that all of our liquidity needs, including the contractual commitments set forth in the table below can be met by our currently available liquid assets and cash flows.  In the event any unforeseen demand or commitments were to occur, we would access our borrowing capacity with the FHLB.  We expect that our currently available liquid assets and our ability to borrow from the FHLB would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

          Our primary investing activities are the origination of loans and the purchase of investment securities.  In fiscal 2007, we originated $38.4 million of loans.  In fiscal 2006, we originated $34.2 million of loans.  In fiscal 2005, we originated $12.2 million of loans.  During fiscal 2007, these activities were funded primarily by proceeds from the principal repayments on loans of $27.4 million and maturities of investment securities and mortgage-backed securities of $4.8 million.  During fiscal 2006, these activities were funded primarily by proceeds from the principal repayments on loans of $30.4 million and maturities of investment securities and mortgage-backed securities of $9.0 million.

          Financing activities consist primarily of activity in deposit accounts and in FHLB advances.  We experienced a net decrease in total deposits of $1.3 million, $13.8 million and $15.2 million for the years ended June 30, 2007, 2006 and 2005, respectively.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  While we generally manage the pricing of our deposits to be competitive and to increase core deposit relationships, during fiscal 2007, management chose to emphasize maintaining existing deposits over attracting new deposits.  The net increase in FHLB advances totaled $10.8 million, as we borrowed additional short-term funds in order to make additional mortgage loans.

Commitments and Contractual Obligations

          At June 30, 2007, we had $1.8 million in mortgage commitments.  Certificates of deposit due within one year of June 30, 2007 totaled $59.8 million, or 42.8% of total deposits.  If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2007.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

          The following table sets forth our contractual obligations and loan commitments as of June 30, 2007.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Six Years

	(In thousands)
Federal Home Loan Bank advances (1)	$63,645	$33,804	$29,426	$415
One to four family residential real estate	1,786	1,786	—	—
Unused lines of credit	9,721	9,721	—	—
Undisbursed loans	1,179	1,179	—	—

Total commitments	$76,331	$46,490	$29,426	$415

(1)	Net of premium on FHLB borrowings

          For the year ended June 30, 2007, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

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

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Kentucky First Federal Bancorp
Hazard, Kentucky

We have audited the accompanying consolidated statement of financial condition of Kentucky First Federal Bancorp as of June 30, 2007, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of Kentucky First Federal Bancorp as of and for each of the two years in the period ended June 30, 2006 were audited by other accountants whose report dated September 1, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
September 19, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kentucky First Federal Bancorp

We have audited the accompanying consolidated statements of financial condition of Kentucky First Federal Bancorp as of June 30, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the two years ended June 30, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the two years ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Cincinnati, Ohio
September 1, 2006

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2007 and 2006
(In thousands, except share data)

	2007	2006

ASSETS
Cash and due from banks	$1,179	$832
Interest-bearing demand deposits	1,541	1,462

Cash and cash equivalents	2,720	2,294
Interest-bearing deposits	100	100
Available-for-sale securities	13,298	13,290
Held-to-maturity securities, at amortized cost- approximate fair value of $57,835 and $60,812 at June 30, 2007 and 2006, respectively	59,606	64,029
Loans receivable	166,876	156,110
Allowance for loan and lease losses	(720)	(724)
Real estate acquired through foreclosure	8	51
Office premises and equipment	2,762	2,857
Federal Home Loan Bank stock	5,421	5,264
Accrued interest receivable	935	868
Bank-owned life insurance	2,256	2,175
Goodwill	14,507	14,507
Other intangible assets	612	743
Prepaid expenses and other assets	276	252
Prepaid federal income taxes	259	125

Total assets	$268,916	$261,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$139,893	$141,238
Advances from the Federal Home Loan Bank	65,132	54,849
Advances by borrowers for taxes and insurance	343	369
Accrued interest payable	365	253
Deferred federal income taxes	930	484
Other liabilities	808	867

Total liabilities	207,471	198,060
Commitments	—	—
Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	—	—
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	35,459	36,769
Retained earnings	32,291	32,761
Shares acquired by stock benefit plans	(3,013)	(4,845)
Treasury shares at cost, 299,430 and 32,589 shares at June 30, 2007 and 2006, respectively	(3,091)	(354)
Accumulated other comprehensive loss	(287)	(536)

Total shareholders’ equity	61,445	63,881

Total liabilities and shareholders’ equity	$268,916	$261,941

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended June 30, 2007, 2006 and 2005
(In thousands, except share data)

	2007	2006	2005

Interest income
Loans	$9,802	$9,199	$4,592
Mortgage-backed securities	768	890	982
Investment securities	1,999	2,078	2,123
Interest-bearing deposits and other	379	542	456

Total interest income	12,948	12,709	8,153
Interest expense
Deposits	4,680	4,028	2,450
Borrowings	2,907	2,199	903

Total interest expense	7,587	6,227	3,353

Net interest income	5,361	6,482	4,800
Provision for losses on loans	—	32	53

Net interest income after provision for losses on loans	5,361	6,450	4,747
Other income
Earnings on bank-owned life insurance	81	80	25
Gain on sale of loans	10	24	31
Gain (loss) on sale of real estate acquired through foreclosure	(6)	5	(9)
Gain on sale of office premises and equipment	—	13	—
Other operating	89	94	216

Total other income	174	216	263
General, administrative and other expense
Employee compensation and benefits	2,954	3,014	1,688
Occupancy and equipment	351	364	210
Franchise and other taxes	153	186	104
Data processing	152	125	67
Other operating	623	666	440

Total general, administrative and other expense	4,233	4,355	2,509

Earnings before income taxes	1,302	2,311	2,501
Federal income taxes
Current	99	455	309
Deferred	318	268	563

Total federal income taxes	417	723	872

NET EARNINGS	$885	$1,588	$1,629

EARNINGS PER SHARE
Basic	$0.11	$0.19	N/A

Diluted	$0.11	$0.19	N/A

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Net earnings	$885	$1,588	$1,629
Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities during the year, net of taxes (benefits) of $128, $(168), and $98 in 2007, 2006 and 2005, respectively	249	(326)	190

Comprehensive income	$1,134	$1,262	$1,819

Accumulated other comprehensive loss	$(287)	$(536)	$(210)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2007, 2006 and 2005
(In thousands, except share data)

	Common stock	Additional paid-in capital	Retained earnings	Shares acquired by stock benefit plans	Treasury shares	Unrealized gains (losses) on securities designated as available for sale	Total

Balance at July 1, 2004	$—	$—	$31,443	$—	$—	$(400)	$31,043
Conversion to stock form of ownership and issuance of shares in connection with Frankfort First Federal Bancorp acquisition	86	36,714	—	(3,370)	—	—	33,430
Net earnings for the year ended June 30, 2005	—	—	1,629	—	—	—	1,629
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	—	190	190
Cash dividends of $0.10 per common share	—	—	(353)	—	—	—	(353)

Balance at June 30, 2005	86	36,714	32,719	(3,370)	—	(210)	65,939
Net earnings for the year ended June 30, 2006	—	—	1,588	—	—	—	1,588
Amortization expense of stock benefit plans	—	55	—	178	—	—	233
Acquisition of shares for:
Stock Benefit Plans	—	—	—	(1,653)	—	—	(1,653)
Treasury	—	—	—	—	(354)	—	(354)
Unrealized losses on securities designated as available for sale, net of related tax effects	—	—	—	—	—	(326)	(326)
Cash dividends of $0.40 per common share	—	—	(1,546)	—	—	—	(1,546)

Balance at June 30, 2006	$86	$36,769	$32,761	$(4,845)	$(354)	$(536)	$63,881
Transfer of restricted stock upon adoption of SFAS 123(R)	—	(1,653)	—	1,653	—	—	—
Net earnings for the year ended June 30, 2007	—	—	885	—	—	—	885
Amortization expense of stock benefit plans	—	184	—	179	—	—	363
Compensation expense related to vesting stock options	—	159	—	—	—	—	159
Acquisition of shares for Treasury	—	—	—	—	(2,737)	—	(2,737)
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	—	249	249
Cash dividends of $0.40 per common share	—	—	(1,355)	—	—	—	(1,355)

Balance at June 30, 2007	$86	$35,459	$32,291	$(3,013)	$(3,091)	$(287)	$61,445

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Cash flows from operating activities:
Net earnings for the year	$885	$1,588	$1,629
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment securities - net	(7)	9	4
Depreciation	152	173	106
Amortization of deferred loan origination (fees) costs	(37)	2	(34)
Amortization of purchase accounting adjustments - net	(409)	(403)	(139)
Gain on sale of loans	(10)	(24)	(31)
(Gain) loss on sale of real estate acquired through foreclosure	6	(5)	9
Gain on sale of office premises and equipment	—	(13)	—
Amortization of stock benefit plans and stock options expense	613	233	—
Federal Home Loan Bank stock dividends	(157)	(283)	(151)
Bank-owned life insurance earnings	(81)	(80)	(25)
Provision for losses on loans	—	32	53
Mortgage loans originated for sale	(878)	(2,711)	(520)
Proceeds from sale of mortgage loans	888	2,712	519
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(67)	48	18
Prepaid expenses and other assets	(24)	(42)	125
Accrued interest payable	112	76	(190)
Accounts payable and other liabilities	(150)	(187)	(544)
Federal income taxes
Current	(134)	246	(313)
Deferred	318	268	563

Net cash provided by operating activities	1,020	1,639	1,079
Cash flows provided by (used in) investing activities:
Interest-bearing deposits:
Maturities	100	100	100
Invested	(100)	(100)	(100)
Investment securities maturities, prepayments and calls:
Held to maturity	4,432	8,160	1,633
Available for sale	367	758	307
Loan disbursements	(38,432)	(34,160)	(12,242)
Principal repayments on loans	27,387	30,374	13,450
Proceeds from sale of real estate acquired through foreclosure	349	115	118
Proceeds from sale of office premises and equipment	—	13	—
Purchase of office premises and equipment	(57)	(53)	(65)
Purchase of Frankfort First Federal Bancorp, net of cash received	—	—	(8,923)

Net cash provided by (used in) investing activities	(5,954)	5,207	(5,722)
Cash flows provided by (used in) financing activities:
Net decrease in deposits	(1,345)	(13,806)	(15,220)
Advances by borrowers for taxes and insurance	(26)	37	215
Proceeds from Federal Home Loan Bank advances	165,000	23,850	—
Repayments on Federal Home Loan Bank advances	(154,177)	(19,438)	(1,223)
Cash proceeds from issuance of common stock, net	—	—	12,720
Purchase of shares for stock benefit plans	—	(1,653)	—
Treasury stock repurchases	(2,737)	(354)	—
Dividends paid on common stock	(1,355)	(1,546)	(353)

Net cash provided by (used in) financing activities	5,360	(12,910)	(3,861)

Net increase (decrease) in cash and cash equivalents	426	(6,064)	(8,504)
Cash and cash equivalents at beginning of year	2,294	8,358	16,862

Cash and cash equivalents at end of year	$2,720	$2,294	$8,358

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$165	$510	$460

Interest on deposits and borrowings	$7,475	$6,182	$3,319

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$312	$101	$206

Loans disbursed upon sales of real estate acquired through foreclosure	$251	$—	$19

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$11	$21	$31

Acquisition of Frankfort First Federal Bancorp, Inc.
Cash and stock consideration and liabilities assumed:
Deposits	$—	$—	$71,513
Advances from the Federal Home Loan Bank	—	—	43,390
Other liabilities	—	—	1,175
Cash and stock consideration – net	—	—	29,625

	—	—	145,703
Less net assets acquired:
Loans	—	—	119,526
Investments	—	—	2,141
Other assets	—	—	8,593

	—	—	130,260

Amounts assigned to goodwill and other intangible assets	$—	$—	$15,443

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”).  First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.”  First Federal of Hazard conducts a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky.  Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes.  First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans.  The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

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

2.  Investment and Mortgage-backed Securities

The Company accounts for investment and mortgage-backed securities by categorizing those investments as held-to-maturity, trading, or available for sale.  Securities classified as held-to-maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity.  Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders’ equity, respectively.

Realized gains and losses on sales of securities are recognized using the specific identification method.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At June 30, 2007 and 2006, the Company had not identified any loans held for sale.

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

The Company recorded amortization related to mortgage servicing rights totaling $3,000 during each of the years ended June 30, 2007 and 2006 and $1,000 for the year ended June 30, 2005.  The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $55,000 and $49,000 at June 30, 2007 and 2006, respectively.

The Company was servicing mortgage loans of approximately $6.8 million and $6.1 million that had been sold to the Federal Home Loan Bank at June 30, 2007, and 2006, respectively.

4.  Loan Origination Fees

The Banks account for loan origination fees (net of direct origination costs) by deferring and amortizing those fees to interest income using the level-yield method, giving effect to actual loan prepayments.  Loan origination costs are primarily the direct costs attributable to originating a loan, i.e., principally actual personnel costs.  Fees received for loan commitments that are expected to be drawn upon, based on the Banks’ experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method.  Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

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

The Banks account for impaired loans by determining the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.  The Banks’ current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  In applying the policy, the Banks consider investments in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Banks’ investment in multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under the policy at that time.

At June 30, 2007 and 2006, the Banks had no loans that would be defined as impaired under its policy.

6.  Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula.

7.  Real Estate Acquired through Foreclosure

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

8.  Office Premises and Equipment

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

9.  Federal Income Taxes

The Company accounts for federal income taxes by computing a deferred tax liability or deferred tax asset by applying current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements.  These differences will result in taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

10.  Retirement and Employee Benefit Plans

The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service.  Contributions are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $390,000, $411,000 and $190,000 for the fiscal years ended June 30, 2007, 2006 and 2005.

The Company also maintains nonqualified deferred unfunded compensation plans for the benefit of certain directors.  The Company recognized expense related to these plans in the amounts of $10,000 and $15,000 for the fiscal years ended June 30, 2007 and 2006.  No expense was recognized by the Company for the fiscal year ended June 30, 2005.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10.  Retirement and Employee Benefit Plans (continued)

In connection with the Reorganization, First Federal of Hazard implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21.  First Federal of Hazard makes annual contributions to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares.  Shares in the ESOP were acquired using funds provided by a loan from the Company and accordingly the cost of those shares is shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Dividends on unallocated shares are used to repay the loan and are treated as compensation expense.  Compensation expense is recorded equal to the fair market value of the stock allocated to participants during a given fiscal year and for shares committed to be released.  Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $3.0 million and $3.2 million at June 30, 2007 and 2006, respectively.  The Company recorded expense for the ESOP of approximately $185,000 for each of the years ended June 30, 2007 and 2006,  and $93,000 for the year ended June 30, 2005.

	For the fiscal year ended June 30,

	2007	2006	2005

Allocated shares	30,542	17,821	—
Shares committed to be released	8,945	8,910	—
Unearned shares	292,317	310,242	336,973

Total ESOP shares	331,804	336,973	336,973

Fair value of unearned shares at end of period (expressed in thousands)	$2,967	$3,354	$3,707

11.  Share-Based Compensation Plans

In fiscal 2006, the Company initiated the 2005 Equity Incentive Plan (“EIP” or the “Plan”) which provides for two share-based compensation plans, which are described below.  Effective July 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment.  The adoption of this Statement had no material impact on the Company’s financial statements, as the Company was previously accounting for stock compensation under Statement of Financial Accounting Standards No. 123.  Both Statements utilize the fair value method at grant date for stock compensation and expense such cost against additional paid-in capital in its Consolidated Statement of Financial Condition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Share-Based Compensation Plans  (continued)

The compensation cost that has been charged against income for those share-based plans was $390,000, and $197,000 for the fiscal years ended June 30, 2007 and 2006, respectively.  The total income tax benefit recognized in the statement of earnings for share-based compensation arrangements was $133,000 and $67,000 for the fiscal years ended June 30, 2007 and 2006, respectively.

The EIP provides for grants of up to 421,216 stock options.  It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant.  The contractual term of the options is ten years.  All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

The Company accounts for the plans using a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award.  Compensation is then recognized over the service period, which is usually the vesting period.

The fair value of the option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model.   At June 30, 2007, the only options granted relate to the fiscal year 2006 with the following weighted-average assumptions used for the grant:  dividend yield of 3.96%; expected volatility of 20.0%, which equals the weighted average volatility; risk-free interest rate of 4.49%; and expected lives of 7 years.  The risk-free reinvestment rate is an arithmetic average of the rates on five- and ten-year treasuries as of December 13, 2005, while the volatility of the options was estimated using historical and implied stock price volatility experience of comparable firms.

A summary of the status of the Company’s stock option plan as of June 30, 2007, and changes during the year then ended is presented below:

	Shares	Weighted- average exercise price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)

Outstanding at beginning of year	347,600	$10.10
Granted	—	—
Exercised	—	—
Forfeited	8,400	10.10

Outstanding at end of year	339,200	$10.10	$10.10	$17

Options exercisable at end of year	67,840	$10.10	$10.10	$3

Weighted average fair value of options granted in fiscal year 2006				$1.75

Weighted average remaining contractual term of options outstanding and exercisable				8.5 years

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Share-Based Compensation Plans  (continued)

The EIP also provides for the purchase of 168,486 shares of common stock and the issuance of such shares in the form of restricted stock awards to members of the board of directors, management and certain employees.  Common shares awarded under the restricted stock plan vest over a five year period, commencing with the date of the grant and are expensed based on their fair market value at the grant date.

The following table summarizes the activity with regard to restricted stock awards during fiscal 2007:

	Shares	Weighted-average grant date fair value

Nonvested at July 1, 2006	134,500	$10.10
Vested	(26,900)	10.10
Forfeited	(4,000)	10.10

Nonvested at June 30, 2007	103,600	$10.10

As of June 30, 2007, there was $1.4 million of total unrecognized compensation cost related to the share-based compensation plans.  The cost is expected to be recognized over a weighted average period of 3.5 years.  The total fair value of shares vested during the year ended June 30, 2007 was $273,000.  There were no shares vested during the fiscal year ended June 30, 2006.

12.  Earnings Per Share

Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company’s stock option plan.  There is no adjustment to net earnings for the calculation of diluted earnings per share.  The computations were as follows:

	For the fiscal year ended June 30,

	2007	2006	2005

Weighted-average common shares outstanding (basic)	7,991,457	8,198,621	N/A
Dilutive effect of assumed exercise of stock options	—	14,265	N/A

Weighted-average common shares outstanding (diluted)	7,991,457	8,212,886	N/A

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock.  For fiscal 2007 all outstanding options were antidilutive, while for fiscal 2006 there were no antidilutive options.  For the year ended June 30, 2005 basic and diluted earnings per share are not presented as the Company did not convert to the stock form of ownership until March 2, 2005.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13.  Fair Value of Financial Instruments

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at June 30, 2007 and 2006:

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

Federal Home Loan Bank stock and accrued interest receivable: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

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

Advances from the Federal Home Loan Bank and accrued interest payable:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by borrowers for taxes and insurance: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13.  Fair Value of Financial Instruments (continued)

Commitments to extend credit:  For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  The fair value of outstanding loan commitments at June 30, 2007 and 2006, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2007		2006

	Carrying Fair	Fair value	Carrying value	Fair value

	(In Thousands)
Financial assets
Cash and cash equivalents	$2,720	$2,720	$2,294	$2,294
Interest-earning deposits	100	100	100	100
Available-for-sale securities	13,298	13,298	13,290	13,290
Held-to-maturity securities	59,606	57,835	64,029	60,812
Loans receivable - net	166,156	162,134	155,386	152,680
Federal Home Loan Bank stock	5,421	5,421	5,264	5,264
Accrued interest receivable	935	935	868	868
Financial liabilities
Deposits	$139,893	$139,704	$141,238	$142,900
Advances from the Federal Home Loan Bank	65,132	64,459	54,849	53,382
Advances by borrowers for taxes and insurance	343	343	369	369
Accrued interest payable	365	365	253	253

14.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

15.  Goodwill and Other Intangible Assets

Goodwill and other intangible assets arising from the Frankfort First acquisition are accounted for in accordance with SFAS No. 142, “Goodwill and Intangible Assets.”  Pursuant to SFAS No. 142, acquired goodwill is not amortized but is tested for impairment at the reporting unit annually or whenever an impairment indicator arises.  The Company evaluated the goodwill in March 2007 via independent third-party appraisal.  The evaluation showed no indication of impairment.

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years.  The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2007 and 2006 is as follows:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

15.  Goodwill and Other Intangible Assets  (continued)

	2007	2006

	(in thousands)
Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	306	175

	$612	$743

Amortization expense for the years ended June 30, 2007, 2006 and 2005 was $131,000, $131,000, and $44,000, respectively.  The following table summarizes the Company’s current estimates for future amortization expense of the core deposit intangible:

(In thousands)

2008	$131
2009	$131
2010	$131
2011	$131
2012 and thereafter	$88

16.  Cash Surrender Value of Life Insurance

The cash surrender value of bank-owned life insurance policies represents the value of life insurance policies on certain officers of the Company for which the Company is the beneficiary.  The Company accounts for these assets using the cash surrender value method in determining the carrying value of the insurance policies.

17.  Treasury Stock

Treasury stock is stated at cost.  Cost is determined by the first-in, first-out method.

18.  Related Party Transactions

Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2007 and 2006 are summarized as follows:

	2007	2006

	(In thousands)
Outstanding principal, beginning of year	$1,254	$1,242
Principal disbursed during the year	740	136
Principal repaid and refinanced during the year	678	124

Outstanding principal, end of year	$1,316	$1,254

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

18.  Related Party Transactions (continued)

Deposits from related parties held by the Company at June 30, 2007 and 2006 totaled $1.8 million and $1.7 million, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

19.  Effects of Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, Accounting for Uncertainty in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based upon the technical merits of the position. The effective date for application of this interpretation is for the period beginning July 1, 2007. The cumulative effect of applying the provisions of this Interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. Management is currently evaluating the impact this Interpretation will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or July 1, 2008 for the Company, and interim periods within that year. The adoption of this Statement is not expected to have a material adverse effect on the Company’s financial position or results of operations.

In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which required companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods.  The liability should be recognized based on the substantive agreement with the employee.  The Issue is effective for fiscal years beginning after December 15, 2007, or July 1, 2008, as to the Company.  The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earning as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods.  The Company is in the process of evaluating the impact the adoption of Issue 06-4 will have on the financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

19.  Effects of Recent Accounting Pronouncements (continued)

In September 2006, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 06-5, “Accounting for Purchases of Life Insurance – Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4.”  The guidance in EITF Issue 06-5 required policyholders to consider other amounts included in the contractual terms of an insurance policy, in addition to cash surrender value, for purposes of determining the amount that could be realized under the terms of the insurance contract.  If it is probable that contractual terms would limit the amount that could be realized under the insurance contract, those contractual limitations should be considered when determining the realizable amounts.  The amount that could be realized under the insurance contract should be determined on an individual policy (or certificate) level and should include any amount realized on the assumed surrender of the last individual policy or certificate in a group policy. The Company holds several life insurance policies, however, the policies do not contain any provisions that would restrict or reduce the cash surrender value of the policies.  The consensus in EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006, or July 1, 2007 as to the Company.  The application of this guidance is not expected to have a material adverse effect on the Company’s financial position or results of operation.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including Amendment of FASB Statement No. 115.”  This Statement allows companies the choice to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or July 1, 2008, as to the Company, and interim periods within that fiscal year.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements.”  The Company is currently evaluating the impact the adoption of SFAS No. 159 will have on the financial statements, but does not presently believe it will have a material adverse effect on financial position or results of operations.

20.  Reclassifications

Certain prior year amounts have been reclassified to conform to the 2007 consolidated financial statement presentation.  These reclassifications had no effect on net income.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE B - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at June 30, 2007 and 2006 are summarized as follows:

(In thousands)

	2007

	Amortized cost	Gross unrealized gins	Gross unrealized losses	Estimated fair value

	(In thousands)
Available-for-sale Securities
U.S. government agencies	$12,999	$—	$(428)	$12,571
Mortgage-backed securities	734	—	(7)	727

	$13,733	$—	$(435)	$13,298

Held-to-maturity Securities
U.S. government agencies	$43,848	$—	$(891)	$42,957
Mortgage-backed securities	15,758	—	(880)	14,878

	$59,606	$—	$(1,771)	$57,835

	2006

	Amortized cost	Gross unrealized gins	Gross unrealized losses	Estimated fair value

	(In thousands)
Available-for-sale Securities
U.S. government agencies	$12,999	$—	$(788)	$12,211
Mortgage-backed securities	1,104	—	(25)	1,079

	$14,103	$—	$(813)	$13,290

Held-to-maturity Securities
U.S. government agencies	$45,844	$—	$(1,925)	$43,919
Mortgage-backed securities	18,185	—	(1,292)	16,893

	$64,029	$—	$(3,217)	$60,812

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE B - INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair value of investment securities as of June 30, 2007 and 2006, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2007		2006

	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost

	(In thousands)
Available-for-sale
Within one year	$4,901	$5,000	$—	$—
One year through five years	7,670	7,999	12,211	12,999

	12,571	12,999	12,211	12,999
Mortgage-backed securities	727	734	1,079	1,104

Totals	$13,298	$13,733	$13,290	$14,103

Held-to-maturity
Within one year	$8,747	$8,850	$1,982	$2,000
One year through five years	25,275	25,999	33,153	34,847
Five years through ten years	4,940	5,000	4,791	4,998
After ten years	3,995	3,999	3,993	3,999

	42,957	43,848	43,919	45,844
Mortgage-backed securities	14,878	15,758	16,893	18,185

Totals	$57,835	$59,606	$60,812	$64,029

There were no sales of investment securities during the fiscal years ended June 30, 2007, 2006 or 2005.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE B - INVESTMENT SECURITIES (continued)

          The table below indicates the length of time individual securities have been in a continuous unrealized loss position at June 30, 2007 and 2006:

	June 30, 2007

	Less than 12 months		12 months or longer		Total

Description of securities	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

	(Dollars in thousands)
U.S. Government agency securities	$—	$—	$55,528	$1,319	$55,528	$1,319
Mortgage-backed securities	—	—	15,605	887	15,605	887

Total temporarily impaired securities	$—	$—	$71,133	$2,206	$71,133	$2,206

	June 30, 2006

	Less than 12 months		12 months or longer		Total

Description of securities	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

	(Dollars in thousands)
U.S. Government agency securities	$—	$—	$56,130	$2,713	$56,130	$2,713
Mortgage-backed securities	2,069	81	15,903	1,236	17,972	1,317

Total temporarily impaired securities	$2,069	$81	$72,033	$3,949	$74,102	$4,030

Management has the intent and ability to hold these securities for the foreseeable future.  The decline in the fair value is primarily due to an increase in market interest rates.  The fair values are expected to recover as securities approach maturity dates.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio at June 30 is as follows:

	2007	2006

	(In thousands)
Residential real estate
One- to four-family	$146,602	$139,356
Multi-family	1,497	296
Construction	6,671	2,703
Nonresidential real estate and land	6,898	6,412
Loans on deposits	3,204	3,432
Consumer and other	4,290	5,211

	169,162	157,410
Less:
Undisbursed portion of loans in process	2,176	1,169
Deferred loan origination fees	110	131
Allowance for loan losses	720	724

	$166,156	$155,386

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2007	2006	2005

	(In thousands)
Balance at beginning of year	$724	$708	$665
Allowance of Frankfort First at acquisition	—	—	133
Provision for losses on loans	—	32	53
Charge-offs	(4)	(16)	(143)

Balance at end of year	$720	$724	$708

As of June 30, 2007 and 2006, the allowance for loan losses is primarily general in nature, and, for the most part, is includible as a component of the Banks’ regulatory risk-based capital.

At June 30, 2007 and 2006, accruing loans delinquent 90 days or more totaled approximately $255,000 and $608,000, respectively. Nonaccrual loans at June 30, 2007 and 2006, were approximately $713,000 and $819,000, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment at June 30 are comprised of the following:

	2007	2006

	(In thousands)
Land	$830	$830
Buildings and improvements	3,452	3,451
Furniture and equipment	1,201	1,145
Automobiles	27	27

	5,510	5,453
Less accumulated depreciation and amortization	2,748	2,596

	$2,762	$2,857

NOTE F - DEPOSITS

          Deposits consist of the following major classifications at June 30:

	2007	2006

	(In thousands)
Non-interest bearing checking accounts	$745	$730
Checking accounts	6,072	6,615
Savings accounts	34,091	39,459
Money market demand deposits	2,631	3,652

Total demand, transaction and passbook deposits	43,539	50,456
Certificates of deposit:
Original maturities of:
Less than 12 months	5,355	6,378
12 months to 36 months	78,114	75,090
More than 36 months	12,885	9,314

Total certificates of deposit	96,354	90,782

Total deposits	$139,893	$141,238

At June 30, 2007 and 2006, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $27.2 million and $26.4 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE F - DEPOSITS  (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

2007

(In thousands)
2008	$59,832
2009	21,563
2010	8,111
2011	6,647
2012 and thereafter	201

$96,354

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2007 and 2006 by pledges of certain residential mortgage loans totaling $82.3 million and $66.9 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Interest rate	Maturing year ending June 30,	2007

		(In thousands)
3.68% - 6.35%	2008	$33,804
5.02% - 7.35%	2009	158
5.96% - 6.86%	2010	21,135
5.80% - 6.22%	2011	8,133
6.90%	2012	116
5.75%	2013	78
6.15% - 6.95%	2016	78
6.30% - 6.35%	2017	80
6.20%	2018	62
6.20%	2019	1

		63,645

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK  (continued)

Premium assigned to borrowings in Frankfort First acquisition, net of amortization	1,487

$65,132

Weighted-average interest rate	5.75%

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2007, 2006 and 2005, as follows:

	2007	2006	2005

	(In thousands)
Federal income taxes at the statutory rate	$443	$786	$850
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(27)	(27)	(9)
Other	1	(36)	31

	$417	$723	$872

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2007	2006

	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$245	$246
Deferred loan origination fees	—	47
Deferred compensation and benefits	210	40
Charitable contributions	13	14
Purchase accounting adjustments	—	202
Unrealized losses on securities available for sale	148	276

Total deferred tax assets	616	825
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,196)	(1,143)
Deferred loan origination costs	(6)	—
Purchase accounting adjustments	(155)	—
Book/tax depreciation	(189)	(166)

Total deferred tax liabilities	(1,546)	(1,309)

Net deferred tax liability	$(930)	$(484)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE H - FEDERAL INCOME TAXES  (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2007, include approximately $5.4million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately$1.8 million at June 30, 2007.

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

At June 30, 2007 and 2006, the Banks had outstanding commitments of approximately $1.8 million and $1.0 million, respectively, to originate loans.  Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $9.7 million and $9.8 million at the end of fiscal years 2007 and 2006, respectively.  In the opinion of the Banks’ management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2007, and will be funded from normal cash flow from operations.

From time to time balances with correspondent banks may exceed the FDIC $100,000 insurable limit.

NOTE J – REORGANIZATION AND BUSINESS COMBINATION

On July 14, 2004, the Board of Directors of First Federal of Hazard (the “Association”) adopted a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Association would reorganize into the mutual holding company form of ownership with the incorporation of a stock holding company, Kentucky First Federal Bancorp (the “Company”) as parent of the Association.  Coincident with the Reorganization, the Association would convert to the stock form of ownership, followed by the issuance of all the Association’s outstanding stock to Kentucky First Federal Bancorp.  On March 2, 2005, the Plan of Reorganization was completed with Kentucky First Federal Bancorp issuing 4,727,938 common shares, or 55% of its common shares, to First Federal Mutual Holding Company (“First Federal MHC”), a federally chartered mutual holding company, with 2,127,842 common shares, or 24.8% of its shares

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE J – REORGANIZATION AND BUSINESS COMBINATION (continued)

offered for sale at $10.00 per share to the public and a newly formed Employee Stock Ownership Plan (“ESOP”).  The Company received net cash proceeds of $12.7 million from the public sale of its common shares.  The Company’s remaining 1,740,740 common shares were issued as part of the $31.4 million cash and stock consideration paid for 100% of the common shares of Frankfort First and its wholly-owned subsidiary, First Federal of Frankfort (“Frankfort First Federal”).  The acquisition was accounted for using the purchase method of accounting and resulted in the recordation of goodwill and other intangible assets totaling $15.4 million.  In accordance with the purchase method of accounting, the Company’s results of operations and cash flows for the fiscal year ended June 30, 2005 only reflect Frankfort First’s results for the four month period ended June 30, 2005.

Presented below are the Company’s pro-forma condensed consolidated statements of earnings which have been prepared as if the acquisition had been consummated as of the beginning of the year ended June 30, 2005.

2005

Total interest income	$12,784
Total interest expense	5,731

Net interest income	7,053
Provision for losses on loans	105
Other income	802
General, administrative and other expense	3,884

Earnings before income taxes	3,866
Federal income taxes	1,150

Net earnings	$2,716

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

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.  The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets.  The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE K - REGULATORY CAPITAL (continued)

of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk.  The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets.  In computing risk-weighted assets, the Banks multiply the value of each asset on their respective statements of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During fiscal 2007, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes has changed the Banks’ categories.  To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2007

	Actual		For capital adequacy purposes		To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$25,056	20.1%	>$1,868	>1.5%	>$6,227	> 5.0%
First Federal of Frankfort	$17,092	13.2%	>$1,938	>1.5%	>$6,461	> 5.0%
Core capital
First Federal of Hazard	$25,056	20.1%	>$4,982	>4.0%	>$7,472	> 6.0%
First Federal of Frankfort	$17,092	13.2%	>$5,168	>4.0%	>$7,753	> 6.0%
Risk-based capital
First Federal of Hazard	$25,565	62.8%	>$3,259	>8.0%	>$4,074	>10.0%
First Federal of Frankfort	$17,225	24.6%	>$5,606	>8.0%	>$7,008	>10.0%

	As of June 30, 2006

	Actual		For capital adequacy purposes		To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$26,232	21.9%	>$1,799	>1.5%	>$5,996	> 5.0%
First Federal of Frankfort	$17,283	13.3%	>$1,949	>1.5%	>$6,497	> 5.0%
Core capital
First Federal of Hazard	$26,232	21.9%	>$4,797	>4.0%	>$7,196	> 6.0%
First Federal of Frankfort	$17,283	13.3%	>$5,197	>4.0%	>$7,796	> 6.0%
Risk-based capital
First Federal of Hazard	$26,675	75.4%	>$2,831	>8.0%	>$3,539	>10.0%
First Federal of Frankfort	$17,416	25.0%	>$5,583	>8.0%	>$6,979	>10.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE K - REGULATORY CAPITAL (continued)

As of June 30, 2007 and 2006, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

Regulations of the OTS governing mutual holding companies permit First Federal MHC to waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp, provided the OTS does not object to such waiver.  Pursuant to these provisions, First Federal MHC waived $1.9 million in dividends during the fiscal year ended June 30, 2007.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2007 and 2006, and the results of its operations and its cash flows for the fiscal years ended June 30, 2007, 2006 and 2005.

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF FINANCIAL CONDITION
June 30, 2007 and 2006
(In thousands)

	2007	2006

ASSETS
Interest-bearing deposits in First Federal of Hazard	$1,006	$1,758
Interest-bearing deposits in First Federal of Frankfort	62	41
Other interest-bearing deposits	71	—
Investment in First Federal of Hazard	27,794	28,940
Investment in Frankfort First	32,202	32,481
Prepaid expenses and other assets	698	704

Total assets	$61,833	$63,924

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$138	$43
Loan from Frankfort First Bancorp, Inc.	250	—

Total liabilities	388	43
Shareholders’ equity
Common stock	86	86
Additional paid-in capital	35,459	36,769
Retained earnings	32,291	32,761
Shares acquired by stock benefit plans	(3,013)	(4,739)
Shares acquired for treasury – at cost	(3,091)	(460)
Accumulated other comprehensive loss	(287)	(536)

Total shareholders’ equity	61,445	63,881

Total liabilities and shareholders’ equity	$61,833	$63,924

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF EARNINGS
Years ended June 30, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Revenue
Interest income	$182	$210	$71
Dividends from First Federal of Hazard	1,975	3,114	1,000
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	(1,488)	(2,343)	352
Dividends from Frankfort First Bancorp, Inc.	1,037	—	—
Equity in undistributed (excess distributed) earnings of Frankfort First Bancorp, Inc.	(321)	989	369

Total revenue	1,385	1,970	1,792
General and administrative expenses	662	492	171

Earnings before income tax credits	723	1,478	1,621
Federal income taxes (credits)	(162)	(110)	(8)

NET EARNINGS	$885	$1,588	$1,629

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
For Years ended June 30, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Cash flows from operating activities:
Net earnings for the year	$885	$1,588	$1,629
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess distributions from consolidated subsidiary	1,809	1,354	871
Noncash compensation expense	613	269
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	6	(173)	(531)
Other liabilities	119	(142)	322

Net cash provided by operating activities	3,432	2,896	2,291
Cash flows used in investing activities:
Shares acquired by ESOP	—	—	(3,370)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS (continued)
For Years ended June 30, 2007, 2006 and 2005
(In thousands)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(1,355)	(1,546)	(353)
Purchase of shares for benefit plans	—	(1,547)
Repurchase of treasury shares	(2,737)	(460)
Cash proceeds from issuance of common stock	—	—	16,090
Net cash paid in the acq. of Frankfort First Bancorp, Inc.	—	—	(12,202)

Net cash provided by (used in) financing activities	(4,092)	(3,553)	3,535

Net increase (decrease) in cash and cash equivalents	(660)	(657)	2,456
Cash and cash equivalents at beginning of year	1,799	2,456	—

Cash and cash equivalents at end of year	$1,139	$1,799	$2,456

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

NOTE M – STOCK REPURCHASE PROGRAM

On March 12, 2007, the Board of Directors authorized the purchase of up to 150,000 shares of the Company’s stock.  The program is expected to be completed within one year, and the shares repurchased will be held as treasury stock.  Repurchases will be effected through open market purchases or unsolicited privately negotiated transactions.  The stock repurchase program will be dependent on market conditions and there is no guarantee as to the exact number of shares that the Company will repurchase.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE N – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarized the Company’s quarterly results for the fiscal years ended June 30, 2007 and 2006.  Certain amounts, as previously reported, have been reclassified to conform to the 2007 presentation.

	Three Months Ended

	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007

	(In thousands, except per share data)
2007:
Total interest income	$3,217	$3,191	$3,251	$3,289
Total interest expense	1,789	1,863	1,926	2,009

Net interest income	1,428	1,328	1,325	1,280
Provision for losses on loans	—	—	—	—
Gain (loss) on sale of assets	(10)	7	6	1
Other income	46	40	45	39
General, administrative and other expense	1,118	1,077	1,067	971

Earnings before income taxes	346	298	309	349
Federal income taxes	112	94	98	113

Net earnings	$234	$204	$211	$236

Earnings per share
Basic	$0.03	$0.03	$0.02	$0.03

Diluted	$0.03	$0.03	$0.02	$0.03

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2007, 2006 and 2005

NOTE N – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (continued)

	Three Months Ended

	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006

	(In thousands, except per share data)
2006:
Total interest income	$3,208	$3,186	$3,177	$3,138
Total interest expense	1,529	1,502	1,574	1,622

Net interest income	1,679	1,684	1,603	1,516
Provision for losses on loans	14	10	8	—
Gain (loss) on sale of assets	15	13	—	14
Other income	44	50	64	16
General, administrative and other expense	1,020	1,066	1,200	1,069

Earnings before income taxes	704	671	459	477
Federal income taxes	213	222	135	153

Net earnings	$491	$449	$324	$324

Earnings per share
Basic	$0.06	$0.05	$0.04	$0.04

Diluted	$0.06	$0.05	$0.04	$0.04

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah Bersaglia, Assistant	Mindy Abbott, Customer Service
Vice President/Lending/Collection	Wick Asbury, Lending
Phyllis Campbell, Customer Service	Brenda Baldwin, Accounting
Sandy Craft, Customer Service	Stan Betsworth, Vice President/Lending
Lou Ella R. Farler, Assistant Vice	Phyllis Bowman, Loan Servicing
President/Data Processing	Lisa Brinley, Branch Manager
Deloris S. Justice, Accounting Assistant	Andrea Cline, Customer Service
Velma Kelly, Customer Service	Carolyn Eades, Customer Service
Kaye C. Lewis, Treasurer	Diana Eads, Customer Service
Brenda Lovelace, Customer Service	Stacey Greenawalt, Lending
Fred Skaggs, Vice President/Lending	Barry Holder, Customer Service
Peggy Hopper Steele, Receptionist/Loan	Clay Hulette, President/Treasurer
Processing	Don D. Jennings, Chief Executive Officer
Molly Ann E. Toler, Asst. Vice President	Teresa A. Kuhl, Executive Vice President/
Teller Operations	Operations/Human Resources
Tony Whitaker, President	Janet Lewis, Branch Manager
Patty Luttrell, Loan Processing/Compliance
Carla McMillen, Customer Service
Kim Moore, Head Teller
Carolyn Mulcahy, Accounting
Jeannie Murphy, Customer Service
David Semones, Loan Processing
Sandy Stover, Receptionist
Melissa Thompson, Administrative Assistant
Yvonne Thornberry, Loan Processing/
Servicing
Nancy Watts, Customer Service/Insurance
Processing

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker, Attorney and	Stephen G. Barker	Charles A. Cotton, III
Assistant General Counsel to the	Walter G. Ecton, Jr.	C. Michael Davenport
Kentucky River Properties, LLC	William D. Gorman	Danny A. Garland
Walt Ecton, Attorney	Lewis A. Hopper*, Chairman	David R. Harrod
William D. Gorman, Mayor of	Tony Whitaker	Don D. Jennings
the City of Hazard		William C. Jennings, Chairman
David R. Harrod C.P.A. and		William M. Johnson
principal of Harrod and	*Mr. Hopper passed away on	Frank McGrath
Associates, P.S.C.	August 13, 2007
Don D. Jennings, President,
Kentucky First Federal Bancorp
Herman D. Regan, Jr., Retired
President of Kenvirons, Inc.
Tony Whitaker, Chairman of
Kentucky First Federal Bancorp
Office Locations
First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO		Shareholder Inquiries and
Tony Whitaker	Special Counsel	Availability of 10-K Report: A
(606) 436-3860	Muldoon, Murphy and	COPY OF THE COMPANY’S
firstfederal@windstream.net	Aguggia LLP	ANNUAL REPORT ON FORM
	5101 Wisconsin Ave, NW	10-K FOR THE YEAR ENDED
	Washington, DC 20016	JUNE 30, 2007, AS FILED
Investor Relations		WITH THE SECURITIES AND
Don Jennings	Transfer Agent and Registrar	EXCHANGE COMMISSION
Djenni7474@aol.com	Illinois Stock Transfer Company	WILL BE FURNISHED
	209 W Jackson Blvd, Ste 903	WITHOUT CHARGE TO
Clay Hulette	Chicago, IL 60606-6905	SHAREHOLDERS AS OF THE
rchulette@hotmail.com	(312) 427-2953	RECORD DATE FOR THE
NOVEMBER 13, 2007
(502) 223-1638	Annual Meeting	ANNUAL MEETING UPON
P.O. Box 535	The Annual Meeting of Share-	WRITTEN REQUEST TO:
Frankfort, KY 40602	holders will be held on
	November 13, 2007 at	INVESTOR RELATIONS
Independent Auditors	3:30 p.m., Eastern Time, at	KENTUCKY FIRST
BKD, LLP	the First Federal Center on the	FEDERAL BANCORP
312 Walnut Street, Suite 3000	campus of Hazard Community	P.O. BOX 535
Cincinnati, OH 45202	and Technical College, One	FRANKFORT, KY 40602
Community College Blvd,
Hazard, KY