Form 10-K, Exhibit 13
period 2008-06-30
Kentucky First Federal Bancorp
filed 2008-09-29
CIK 1297341

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2008
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

On March 2, 2005, First Federal of Hazard completed its reorganizaton into the mutual holding company form of ownership with the incorporation of the Company as the parent of First Federal of Hazard.  Coincident with the Reorganization, First Federal of Hazard converted to the stock form of ownership and issued all of its common stock to the Company.  In addition, on March 2, 2005, the Company issued 4,727,938 common shares, or 55% of its common shares, to First Federal Mutual Holding Company (“First Federal MHC”), a federally chartered mutual holding company, and issued 2,127,572 common shares, or 24.8% of its shares at $10.00 per share to the public and a newly formed Employee Stock Ownership Plan (“ESOP”).  The Company received net cash proceeds of $12.7 million from the public sale of its common shares.  The Company’s remaining 1,740,554 common shares were issued as part of the $31.4 million cash and stock consideration paid for 100% of the common shares of Frankfort First Bancorp (“Frankfort First”) and its wholly owned subsidiary, First Federal of Frankfort.

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 7,711,750 shares of common stock outstanding and approximately 713 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2008
First quarter	$10.59	$9.50	$0.10
Second quarter	10.18	9.80	0.10
Third quarter	10.23	9.75	0.10
Fourth quarter	10.24	9.35	0.10

	High	Low	Dividends Per Share
Fiscal 2007
First quarter	$10.84	$9.76	$0.10
Second quarter	10.50	10.05	0.10
Third quarter	10.47	9.86	0.10
Fourth quarter	10.30	9.60	0.10

Comparative Stock Performance Graph

The Common Stock commenced trading on the Nasdaq National Market on March 3, 2005. The graph and table which follow show the cumulative total return on the Common Stock for the period from March 3, 2005 through the fiscal year ended June 30, 2008 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq Stock Market, and (2) the total cumulative return of savings institutions and savings institution holding companies as indicated by America’s Community Bankers Index traded on the Nasdaq Stock Market. The comparison assumes $100 was invested on March 3, 2005 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN
COMPARED WITH PERFORMANCE OF SELECTED INDEXES
March 3, 2005 to June 30, 2008

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG KENTUCKY FIRST FEDERAL BANCORP,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND AMERICA'S COMMUNITY BANKERS INDEX

	3/3/05	6/30/05	6/30/06	6/30/07	6/30/08
KENTUCKY FIRST FEDERAL BANCORP	100.00	102.84	102.04	102.46	98.25
NASDAQ STOCK MARKET (COMPOSITE)	100.00	99.55	107.22	129.54	115.16
AMERICA'S COMMUNITY BANKERS	100.00	101.18	108.54	102.45	69.62

(1) TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Comparative Stock Performance Graph	(iii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	25
Corporate Information	59

Dear Shareholder:

We are pleased to present the 2008 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We strongly encourage you to vote and, if possible, to attend our annual meeting on November 11.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our arrangement under Kentucky First Federal. We believe that we have continued to demonstrate to our communities that our primary focus continues to be meeting the financial needs of our hometowns.

The financial industry remains in a state of turmoil. Asset quality concerns have impacted the earnings of many banks both large and small. Stock prices in the industry generally reflect these tumultuous times. Most financial stocks have seen severe reductions in their prices. While we are certainly concerned about the lack of appreciation in the price of Kentucky First Federal Bancorp stock, we are pleased to have avoided the precipitous declines that so many of our fellow banks have suffered in recent months. We believe this is the result of our high capital levels at both banks and the overall strong asset quality.

We are also pleased to report a moderate increase in our net income at a time when many of our peers are reporting lower and in many cases negative earnings.

There are still many dangers in the real estate market as our communities struggle with record levels of foreclosures and the diminished availability of certain types of loans, but management remains optimistic that Kentucky First Federal’s high asset quality will persist. We remain pleased that the Bauer Financial Rating Service continues to award both First Federal of Hazard and First Federal of Frankfort their highest ranking of five stars.

We had surmised that the problems in the mortgage industry would solidify the positions of our banks in their markets as market leaders in lending. We believe this has occurred, thus allowing the Company to increase our loans receivable by nearly $16 million or 9.5% during the year. Community banks that possess ample capital and have demonstrated an ability to make sound loans, such as First Federal of Hazard and First Federal of Frankfort, will be vitally important to the recovery of our nation’s real estate market and our overall economy.

As always, we encourage you, our shareholders to visit our banks for your banking needs, and we are always glad to talk to you any time you have a question or concern.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data (1)

	At June 30,
	2008	2007	2006	2005	2004
	(In thousands)

Total assets	$247,655	$268,916	$261,941	$273,915	$139,823
Cash and cash equivalents	15,966	2,720	2,294	8,358	16,862
Interest-bearing deposits	100	100	100	100	—
Investment securities held to maturity	16,959	59,606	64,029	72,189	73,823
Investment securities available for sale	5,480	13,298	13,290	14,547	12,391
Loans receivable, net	182,051	166,156	155,386	151,712	33,568
Deposits	137,634	139,893	141,238	155,044	98,751
Federal Home Loan Bank advances	47,801	65,132	54,849	50,985	9,000
Shareholders’ equity (2)	59,793	61,445	63,881	65,939	31,043
Allowance for loan losses	666	720	724	708	665
Nonperforming loans	1,277	968	1,427	1,747	1,154

Selected Operating Data (1)

	Year Ended June 30,
	2008	2007	2006	2005		2004
	(Dollars in thousands, except per share data)

Total interest income	$13,087	$12,948	$12,709		$8,153		$5,601
Total interest expense	7,565	7,456	6,096		3,353		2,220
Net interest income	5,522	5,492	6,613		4,800		3,381
Provision for losses on loans	12	—	32		53		10
Net interest income after provision for losses on loans	5,510	5,492	6,581		4,747		3,371
Total other income (loss)	182	174	216		263		(35)
Total general, administrative and other expenses	4,321	4,364	4,486		2,509		2,183
Income before federal income taxes	1,371	1,302	2,311		2,501		1,153
Federal income taxes	439	417	723		872		392
Net income	$932	$885	$1,588		$1,629		$761

Net earnings per share – basic	$0.12	$0.11	$0.19	$	N/A	$	N/A

Net earnings per share – diluted	$0.12	$0.11	$0.19	$	N/A	$	N/A
Cash dividends declared per common share	$0.40	$0.40	$0.40		$0.10	$	N/A
_______________________________
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

(2)	Consists of only retained earnings at June 30, 2004.

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2008	2007	2006	2005	2004
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.35%	0.33%	0.59%	0.88%	0.56%
Return on average equity (net income divided by average equity)	1.54	1.41	2.68	4.46	2.44
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	1.65	1.61	2.15	2.30	2.04
Net interest margin (net interest income divided by average interest-earning assets)	2.29	2.26	2.63	2.69	2.54
Ratio of average interest-earning assets to average interest-bearing liabilities	120.28	121.16	118.77	120.74	129.55
Ratio of total general administrative and other expenses to average total assets	1.64	1.64	1.62	1.35	1.62
Efficiency ratio (2)	75.75	77.02	65.02	49.56	65.24
Dividend payout ratio (3)	126.82	153.11	97.36	N/A	N/A

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (4)	0.70	0.58	0.92	1.15	3.44
Nonperforming assets as a percent of total assets at end of period	0.52	0.36	0.54	0.66	0.83
Allowance for loan losses as a percent of total loans at end of period	0.36	0.43	0.46	0.47	1.98
Allowance for loan losses as a percent of nonperforming loans at end of period	52.15	74.38	50.74	40.53	57.63
Provision for loan losses to total loans	0.01	—	0.02	0.03	0.03
Net charge-offs to average loans outstanding	0.04	—	0.01	0.20	0.17

Capital Ratios:
Average equity to average assets	22.94	23.64	21.95	19.68	23.14
Shareholders’ equity or capital to total assets at end of period	24.14	22.85	24.39	24.07	22.20

Regulatory Capital Ratios:
Tangible capital	16.33	16.61	17.42	17.18	22.42
Core capital	16.33	16.61	17.42	17.18	22.42
Risk-based capital	34.03	38.61	41.92	43.83	82.40
Number of banking offices	4	4	4	4	1
______________________
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

The management and the Boards of the Company and of First Federal of Hazard and First Federal of Frankfort review the allowance for loan losses on a periodic basis. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to change. Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses. However, in view of the fact that the local economies are diverse, without significant dependence on a single industry or employer, the economic climate is considered to be stable at June 30, 2008.

Nevertheless, management continues to monitor and evaluate factors which could have an impact on the required level of the allowance. Management watches for national issues that may negatively affect a significant percentage of homeowners in the Banks’ lending areas. These may include significant increases in unemployment or significant depreciation in home prices. Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be acceptable in relation to historical trends. Given the aforementioned indicators of economic stability at June 30, 2008, management does not foresee in the near term, any significant increases in the required allowance for loan losses related to economic factors. Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

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

•
increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold. The Banks have begun such sales and through June 30, 2008, First Federal of Hazard had purchased approximately $44.1 million in loans from First Federal of Frankfort;

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

Market Risk Analysis

Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread and by maintaining a high level of liquidity. Still, when market rates increase rapidly, increases in the cost of deposits and borrowings outpace the increases in the return on assets. The Company’s assets are primarily comprised of adjustable rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities. Those assets will, over time, re-price to counteract the increased costs of deposits and borrowings.

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

The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2008 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively. Due to the abnormally low prevailing interest rate environment at June 30, 2008 and 2007, NPV estimates are not made for decreases in interest rates greater than 100 basis points and 200 basis points, respectively. All market risk-sensitive instruments presented in this table at June 30, 2008, are held to maturity or available-for-sale. We have no trading securities.

	June 30, 2008
	Net Portfolio Value (1)				NPV as % of Portfolio Value of Assets (2)
	Change in Rates	Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes
	(Dollars in thousands)

First Federal of Hazard	+300 bp	$18,491	-3,515	-16%	17.11%	-220bp
	+200 bp	19,901	-2,105	-10%	18.06%	-125bp
	+100 bp	21,137	-869	-4%	18.83%	-48bp
	0 bp	22,006			19.31%
	-100 bp	22,390	384	2%	19.41%	10bp

First Federal of Frankfort	+300 bp	$15,233	-2,626	-15%	12.49%	-159bp
	+200 bp	16,388	-1,471	-8%	13.24%	-84bp
	+100 bp	17,299	-560	-3%	13.79%	-29bp
	0 bp	17,859			14.08%
	-100 bp	18,119	260	1%	14.15%	7bp

Consolidated	+300 bp	$33,724	-6,141	-15%	14.66%	-189bp
	+200 bp	36,289	-3,576	-9%	15.51%	-104bp
	+100 bp	38,436	-1,429	-4%	16.17%	-38bp
	0 bp	39,865			16.55%
	-100 bp	40,509	644	2%	16.64%	9bp

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
_______________
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

The preceding tables indicate that at June 30, 2008 and 2007, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to increase. The projected decreases in NPV in the event of sudden and sustained increases in prevailing interest rates are within the parameters established by each subsidiary Bank’s Board of Directors. At all levels represented in the table, the Banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

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

Statement of Financial Condition

General. At June 30, 2008, total assets were $247.7 million, a decrease of $21.3 million, or 7.9%, from the $268.9 million total at June 30, 2007. The decrease in total assets was comprised primarily of a decrease in investment securities and was offset by an increase in loans receivable. At June 30, 2008, total liabilities were $187.9 million, a decrease of $19.6 million, or 9.4% from the $207.5 million total at June 30, 2007. The decrease in total liabilities was comprised primarily of a decrease in FHLB Advances and to a lesser extent by a decrease in deposits.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2008, one- to four- family residential real estate loans totaled $158.0 million, or 86.1% of total loans, compared to $146.6 million, or 86.7% of total loans, at June 30, 2007. Construction real estate loans totaled $3.5 million, or 1.9% of total loans, at June 30, 2008, compared to $6.7 million, or 3.9% of total loans at June 30, 2007. At June 30, 2008, multi-family real estate loans totaled $2.7 million or 1.5% of total loans, compared to $1.5 million or 0.9% of total loans at June 30, 2007, and nonresidential real estate and other loans totaled $11.3 million, or 6.2% of total loans at June 30, 2008, compared to $6.9 million, or 4.1% of total loans, at June 30, 2007. We also originate home equity lines of credit and loans secured by deposit accounts, which totaled $7.9 million, or 4.3% of total loans at June 30, 2008, compared to home equity lines of credit and loans secured by deposit accounts of $7.5 million or 4.4% of total loans at June 30, 2007.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$158,007	86.1%	$146,602	86.7%	$139,356	88.5%	$134,117	87.3%	$29,760	86.4%
Construction	3,528	1.9%	6,671	3.9%	2,703	1.7%	1,925	1.3%	130	0.4%
Multi-family	2,684	1.5%	1,497	0.9%	296	0.2%	321	0.2%	280	0.8%
Nonresidential and other	11,318	6.2%	6,898	4.1%	6,412	4.1%	7,202	4.7%	757	2.2%
Consumer:
Consumer and other	4,503	2.5%	4,290	2.5%	5,211	3.3%	6,024	3.9%	0	0.0%
Loans on deposits	3,384	1.8%	3,204	1.9%	3,432	2.2%	4,027	2.6%	3,523	10.2%
Total loans	183,424	100%	169,162	100%	157,410	100%	153,616	100%	34,450	100%

Allowance for loan losses	(666)		(720)		(724)		(708)		(665)
Undisbursed construction loans	(696)		(2,176)		(1,169)		(1,016)		(36)
Deferred loan origination fees	(11)		(110)		(131)		(180)		(181)
Loans receivable, net	$182,051		$166,156		$155,386		$151,712		$33,568

The following table sets forth certain information at June 30, 2008 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans
	(In thousands)

One year or less	$36,187	$7,887	$44,074
More than one year to five years	102,691	—	102,691
More than five years	36,659	—	36,659
Total	$175,537	$7,887	$183,424

As of June 30, 2008, there were $57.7 million fixed-rate and $117.8 million adjustable-rate loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
	2008	2007	2006
	(In thousands)

Net loans at beginning of year	$166,156	$155,386	$151,712
Loans originated:
Real estate loans:
Residential	44,843	30,647	28,739
Construction	4,380	6,355	2,197
Multi-family	2,383	1,203	—
Nonresidential and other	2,396	1,030	973
Consumer loans	1,717	75	4,962
Total loans originated	55,719	39,310	36,871
Deduct:
Real estate loan principal repayments	(38,118)	(27,387)	(30,374)
Loan sales	(1,564)	(888)	(2,712)
Transfer to real estate acquired through foreclosure	(28)	(312)	(101)
Other	(114)	47	(10)
Net loan activity	15,895	10,770	3,674
Net loans at end of period	$182,051	$166,156	$155,386

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

At June 30, 2008, the allowance for loans losses totaled $666,000, or 0.36% of total loans, compared to $720,000, or 0.43% of total loans at June 30, 2007. Nonperforming loans, which consist of all loans 90 days or more past due, totaled $1.3 million at June 30, 2008 and $968,000 at June 30, 2007. At June 30, 2008, all of these loans consisted of loans secured by single-family residences. The allowance for loans losses totaled 52.2% and 74.4% of nonperforming loans at June 30, 2008 and 2007, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2008. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Allowance at beginning of period	$720	$724	$708	$665	$720
Allowance acquired – Frankfort First	—	—	—	133	—
Provision for loan losses	12	—	32	53	10
Charge-offs:
Real estate loans	(66)	(4)	(16)	(145)	(65)
Consumer loans	—	—	—	—	—
Total charge-offs	(66)	(4)	(16)	(145)	(65)

Recoveries:
Real estate loans	—	—	—	2	—
Consumer loans	—	—	—	—	—
Total recoveries	—	—	—	2	—

Net charge-offs	$(66)	$(4)	$(16)	$(143)	$(65)
Allowance at end of period	$666	$720	$724	$708	$665

Allowance to nonperforming loans	52.15%	74.38%	50.74%	40.53%	57.63%
Allowance to total loans outstanding at end of period	0.36%	0.43%	0.46%	0.47%	1.98%
Net charge-offs to average loans outstanding
during the period	0.04%	—%	0.01%	0.20%	0.17%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2008			2007			2006			2005			2004
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Real Estate Loans:
Residential	$584	87.7%	86.1%	$636	88.3%	86.7%	$633	87.4%	88.5%	$626	88.3%	87.3%	$574	86.3%	86.4%
Construction	13	2.0	1.9	29	4.0	3.9	12	1.7	1.7	7	1.1	1.3	3	0.5	0.4
Multi-family	10	1.4	1.5	7	1.0	0.9	9	1.3	0.2	1	0.2	0.2	5	0.8	0.8
Nonresidential & other	42	6.3	6.2	30	4.2	4.1	30	4.1	4.1	31	4.4	4.7	15	2.2	2.2

Consumer Loans:
Consumer and other	17	2.6	2.5	18	2.5	2.5	24	3.3	3.3	26	3.6	3.9	0	0.0	0.0
Loans secured by deposits	—	—	1.8	—	—	1.9	16	2.2	2.2	17	2.4	2.6	68	10.2	10.2
Total allowance for loan losses	$666	100.0%	100.0%	$720	100.0%	100.0%	$724	100.0%	100.0%	$708	100.0%	100.0%	$665	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2008, no loans were considered impaired.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$666	$713	$819	$874	$989
Consumer loans	—	—	—	—	—
Total	666	713	819	874	989

Accruing loans past due 90 days or more:
Real estate loans	611	255	608	873	165
Consumer loans	—	—	—	—	—
Total of accruing loans past due 90 days or more	611	255	608	873	165
Total nonperforming loans	1,277	968	1,427	1,747	1,154
Real estate acquired through foreclosure	21	8	51	60	—
Total nonperforming assets	$1,298	$976	$1,478	$1,807	$1,154

Total nonperforming loans to total loans	0.70%	0.58%	0.92%	1.15%	3.44%

Total nonperforming loans to total assets	0.52%	0.36%	0.54%	0.64%	0.83%

Total nonperforming assets to total assets	0.52%	0.36%	0.56%	0.66%	0.83%

Other than disclosed above, there are no other loans at June 30, 2008 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Interest income that would have been recorded for the years ended June 30, 2008, 2007 and 2006, had nonaccrual loans been current according to their original terms amounted to $33,000, $85,000 and $82,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2008, 2007 and 2006 amounted to $124,000, $74,000 and $74,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $628,000 and $890,000 at June 30, 2008 and 2007, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2008	2007	2006
	(In thousands)
Substandard assets	$2,051	$1,490	$1,698
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$2,051	$1,490	$1,698

Substandard assets at June 30, 2008, consisted of 36 loans totaling $2.0 million and three parcels of real estate owned with an aggregate carrying value of $21,000. All substandard loans were secured by single-family residences on which the banks have priority lien position, with the exception of one loan that is secured by a property on which there are two single-family residences. The average balance of substandard loans is $56,000 with a total of five loans in excess of $100,000. The largest substandard loan is $206,000. Substandard assets at June 30, 2007, consisted of $713,000 of nonaccrual loans, $769,000 of other loans and $8,000 of real estate owned. Substandard assets at June 30, 2006 consisted of $819,000 of nonaccrual loans, $828,000 of other loans and $51,000 of real estate owned.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2008		2007
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$1,437	$1,378	$1,629	$1,051
Consumer loans	—	—	—	—
Total	$1,437	$1,378	$1,629	$1,051

Securities. Our securities portfolio consists primarily of U.S. Government agency obligations as well as mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $22.4 million at June 30, 2008, a decrease of $50.5 million, or 69.2%, compared to the $72.9 million total at June 30, 2007. The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2008		2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$4,999	$5,030	$12,999	$12,571	$12,999	$12,211
Mortgage-backed securities	455	450	734	727	1,104	1,079
Total	$5,454	$5,480	$13,733	$13,298	$14,103	$13,290

Held to maturity securities:
U.S. Government agency obligations	$3,000	$3,001	$43,848	$42,957	$45,844	$43,919
Mortgage-backed securities	13,959	13,408	15,758	14,878	18,185	17,028
Total	$16,959	$16,409	$59,606	$57,835	$64,029	$60,947

At June 30, 2008 and 2007, we did not own any securities, other than U.S. Government agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2008. At June 30, 2008, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$4,999	3.50%	$—	—%	$—	—%	$4,999	$5,030	3.50%
Mortgage-backed securities	9	5.18	42	5.18	66	5.18	338	5.18	455	450	5.18
Total available for sale securities	$9		$5,041		$66		$338		$5,454	$5,480

Held to maturity securities:
U.S. Government agency obligations	$—	—	$3,000	3.02	$—	—	$—	—	$3,000	$3,001	3.02
Mortgage-backed securities	950	4.19	4,204	4.18	6,346	4.19	2,459	4.94	13,959	13,408	4.32
Total held-to-maturity securities	$950		$7,204		$6,346		$2,459		$16,959	$16,409

Other Assets. Other assets at June 30, 2008 include goodwill and other intangible assets of $15.0 million, which was a sole result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of $2.3 million at both June 30, 2008 and 2007, of which First Federal of Frankfort is the owner and beneficiary. Previously, the Company had no such policies. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $5.6 million and $5.4 million at June 30, 2008 and 2007, respectively.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $137.6 million at June 30, 2008, a decrease of $2.3 million or 1.6%, compared to the $139.9 million total at June 30, 2007. Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities. Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2008	2007	2006
	(In thousands)
Certificate of deposit accounts	$97,020	$96,354	$90,782
Demand, transaction and passbook savings accounts	40,614	43,539	50,456
Total	$137,634	$139,893	$141,238

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2008.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$4,789
Over three months through six months	4,606
Over six months through twelve months	12,137
Over twelve months	7,811
Total	$29,343

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2008	2007	2006
	(In thousands)
Rate
1.00 - 1.99%	$1,241	$199	$3,192
2.00 - 2.99	12,039	4,890	9,350
3.00 - 3.99	21,375	14,568	39,763
4.00 - 4.99	32,011	16,637	30,690
5.00 - 5.99	30,354	60,060	7,783
6.00 - 6.99	—	—	4
7.00 - 7.99	—	—	—
Total	$97,020	$96,354	$90,782

The following table sets forth the amount and maturities of certificate accounts at June 30, 2008.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
1.00 -1.99%	$1,239	$2	$—	$—	$1,241	1.28%
2.00 - 2.99	11,588	451	—	—	12,039	12.41
3.00 - 3.99	16,064	3,784	1,294	233	21,375	22.03
4.00 - 4.99	23,335	5,572	1,496	1,608	32,011	32.99
5.00 - 5.99	15,213	7,314	6,894	933	30,354	31.29
Total	$67,439	$17,123	$9,684	$2,774	$97,020	100.00%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2008		2007		2006
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$719	0.00%	$762	0.00%	$742	0.00%

Interest-bearing demand	9,370	1.65%	8,754	2.57%	13,377	2.13%
Passbook	32,410	1.11%	36,931	1.19%	44,549	1.18%
Time	96,466	4.52%	92,690	4.33%	94,440	3.41%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2008	2007	2006
	(In thousands)
Beginning balance	$139,893	$141,238	$155,044
Decrease before interest credited	(7,131)	(5,894)	(17,703)
Interest credited	4,872	4,549	3,897
Net decrease in deposits	(2,259)	(1,345)	(13,806)
Ending balance	$137,634	$139,893	$141,238

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $47.8 million and $65.1 million at June 30, 2008 and 2007, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
Balance outstanding at end of period	$47,801	$65,132	$54,849
Maximum amount of advances outstanding at any month end during the period	$71,220	$65,132	$54,849
Average advances outstanding during the period	$61,687	$61,696	$54,696
Weighted average interest rate during the period	4.37%	4.71%	4.02%
Weighted average interest rate at end of period	5.21%	5.75%	6.04%

Shareholders’ Equity. Shareholders’ equity totaled $59.8 million at June 30, 2008, a $1.7 million or 2.7%, decrease compared to June 30, 2007. The reduction resulted primarily from repurchases of the Company’s common stock.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations. At June 30, 2008, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2008 and 2007

General. Net earnings totaled $932,000 for the fiscal year ended June 30, 2008, an increase of $47,000, or 5.3%, from the net earnings recorded for the fiscal year ended June 30, 2007. The increase was due primarily to a $30,000 increase in net interest income.

Interest Income. Total interest income for the fiscal year ended June 30, 2008 totaled $13.1 million, an increase of $139,000, or 1.1%, compared to the fiscal year ended June 30, 2007. The increase in interest income is due primarily to an increase in interest income on loans, which increased by $753,000, or 7.7%, for the fiscal year ended June 30, 2008, compared to fiscal 2007. Interest income from investments, including mortgage-backed securities, interest-bearing deposits and other, decreased $614,000 or 19.5% from $3.1 million for the 2007 fiscal year to $2.5 million for fiscal 2008.

The increase in interest income from loans was attributable primarily to a $12.2 million, or 7.6%, increase in the average balance of loans outstanding and was partially supported by an increase of 1 basis point in the average yield on loans to 6.06% for fiscal 2008. The interest income on investments, including mortgage-backed securities, decreased primarily due to a $14.2 million decrease in the average balance outstanding. Average balances of mortgage-backed securities and investment securities assets decreased by $2.4 million or 13.3% and $16.1 million or 28.4%, respectively, year to year, while the average balance of other interest-earning assets increased by $4.3 million or 65.3%, as a result of maturities and/or calls of a large portion of the Company’s investment portfolio during the year. The average rates earned on mortgage-backed securities and investment securities decreased only 1 and 2 basis points, respectively, while the average rate earned on other interest-earning assets decreased 172 basis points year to year.

Interest Expense. Interest expense totaled $7.6 million for the fiscal year ended June 30, 2008, an increase of $109,000, or 1.5%, from interest expense of $7.5 million for fiscal 2007. The increase in interest expense resulted primarily from increased costs associated with deposits, which increased $323,000 or 7.1% from year to year. Increased cost on deposits is attributable to both an increase in rate paid and a shift in the deposit composition. The average rate paid on deposits increased 24 basis points to 3.52% for the year just ended, while the average deposits outstanding declined $172,000 or 0.1% from year to year. However, deposit composition changed significantly as the average balance of certificates of deposits increased $3.8 million or 4.1% from year to year while other deposit categories saw average balances decline $3.9 million or 8.5% year to year. The interest rates paid on certificates of deposits are usually higher than rates paid on other deposit products. Interest expense on borrowings totaled $2.7 million for the fiscal year ended June 30, 2008, a decrease of $214,000 or 7.4% compared to fiscal 2007. Average borrowings decreased by only $9,000 remaining at $61.7 million for the year ended June 30, 2008, while the average rate paid on borrowings decreased 34 basis points to 4.37% for fiscal 2008.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $30,000, or 0.5%, during the fiscal year ended June 30, 2008, compared to fiscal 2007. The average interest rate spread increased from 1.54% for the fiscal year ended June 30, 2007 to 1.65% for fiscal 2008. The net interest margin increased to 2.29% for the fiscal year ended June 30, 2008 from 2.20% for fiscal 2007.

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

	Year Ended June 30,
	2008			2007
	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$174,259	$10,555	6.06%	$162,010	$9,802	6.05%
Mortgage-backed securities	15,514	665	4.29	17,883	768	4.30
Investment securities	40,751	1,426	3.50	56,893	1,999	3.51
Other interest-earning assets	10,811	441	4.08	6,540	379	5.80
Total interest-earning assets	241,335	13,087	5.42	243,326	12,948	5.32
Noninterest-earning assets	22,517			22,703
Total assets	$263,852			$266,029

Interest-bearing liabilities:
Demand deposits	$9,370	155	1.65	$8,754	225	2.57
Noninterest-Bearing demand deposits	719	—	0.00	762	—	0.00
Savings	32,410	360	1.11	36,931	439	1.19
Certificates of deposit	96,466	4,357	4.52	92,690	3,885	4.19
Total deposits	138,965	4,872	3.51	139,137	4,549	3.27
Borrowings	61,687	2,693	4.37	61,696	2,907	4.71
Total interest-bearing liabilities	200,652	7,565	3.77	200,833	7,456	3.71
Noninterest-bearing liabilities	2,665			2,301
Total liabilities	203,317			203,134
Shareholders’ equity	60,535			62,895
Total liabilities and shareholders’ equity	$263,852			$266,029
Net interest income/average yield		$5,522	1.65%		$5,492	1.61%
Net interest margin			2.29%			2.26%
Average interest-earning assets to average interest-bearing liabilities			120.28%			121.16%

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

	Twelve months ended June 30, 2008 to June 30, 2007 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2007 to June 30, 2006 Increase (Decrease) Due to Changes In
	Rate	Volume	Total	Rate	Volume	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$737	$16	$753	$557	$46	$603
Mortgage-backed securities	(101)	(2)	(103)	(142)	20	(122)
Investment securities	(563)	(10)	(573)	(135)	56	(79)
Other interest-earning assets	113	(51)	62	(455)	292	(163)
Total interest-earning assets	186	(47)	139	(175)	414	239

Interest-bearing liabilities:
Checking accounts	17	(87)	(70)	(164)	104	(60)
Savings accounts	(51)	(28)	(79)	(93)	5	(88)
Certificates of deposit	162	310	472	(59)	859	800
FHLB Advances	-	(214)	(214)	304	404	708
Total interest-bearing liabilities	128	(19)	109	(12)	1,372	1,360
Increase in net interest income	$58	$(28)	$30	$(163)	$(958)	$(1,121)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $12,000 for losses on loans for the fiscal year ended June 30, 2008, an increase of $12,000 compared to no provision for fiscal 2007. The provision recorded during the fiscal year ended June 30, 2008 generally reflects management’s perception of the risk prevalent in the economy integrated with the overall change in the level of nonperforming loans year over year. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

Other Income. Other operating income increased $8,000, to $182,000 for the fiscal year ended June 30, 2008, due primarily to a $13,000 or 130% increase in gain on sale of loans. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

General, Administrative and Other Expense. General, administrative and other expense decreased $43,000 or 1.0% to $4.3 million for the fiscal year ended June 30, 2008 compared to fiscal 2007. The decrease in general, administrative and other expense is primarily attributed to a decrease in employee compensation and benefits, which decreased $43,000 or 1.5% to $2.9 million for the year just ended.

The decrease in employee compensation and benefits is attributed primarily to a decrease in health insurance benefits and share-based compensation year to year. Health insurance benefits declined $29,000 or 17.1% to $141,000 for the fiscal year ended June 30, 2008, primarily as a result of realignment of employee share of costs. In addition, share-based compensation decreased $14,000 or 3.6% to $376,000 for the 2008 fiscal year compared to $390,000 for the prior fiscal year. Fiscal 2007 was the first full year in which the share-based compensation plans were in force.

Federal Income Taxes. The provision for federal income tax increased $22,000 or 5.3% from $417,000 for the fiscal year ended June 30, 2008 to $439,000 for the fiscal year ended June 30, 2008, as a result of higher earnings before income taxes by $69,000, or 5.3%. The effective tax rate for each of the years ended June 30, 2008 and 2007 was 32.0%.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2008 and June 30, 2007, cash and cash equivalents totaled $16.0 million and $2.7 million respectively. Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5.5 million and $13.3 million at June 30, 2008 and 2007, respectively. At June 30, 2008, we had the ability to borrow a total $104.3 million from the FHLB, of which $46.8 million (before premium) was outstanding.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2008, we originated $54.1 million of loans. In fiscal 2007, we originated $38.4 million of loans. In fiscal 2006, we originated $34.2 million of loans. During fiscal 2008, these activities were funded primarily by proceeds from the principal repayments on loans of $38.1 million and maturities of investment securities and mortgage-backed securities of $50.9 million. During fiscal 2007, these activities were funded primarily by proceeds from the principal repayments on loans of $27.4 million and maturities of investment securities and mortgage-backed securities of $4.8 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. We experienced a net decrease in total deposits of $2.3 million, $1.3 million and $13.8 million for the years ended June 30, 2008, 2007 and 2006, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. While we generally manage the pricing of our deposits to be competitive and to increase core deposit relationships, during fiscal 2008, management chose to allow the deposit base to reprice to lower overall levels over attracting new deposits. The net decrease in FHLB advances totaled $17.3 million, as we repaid short-term funds with additional liquidity available to us.

Commitments and Contractual Obligations

At June 30, 2008, we had $946,000 in mortgage commitments. Certificates of deposit due within one year of June 30, 2008 totaled $67.4 million, or 49.0% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2009. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table sets forth our contractual obligations and loan commitments as of June 30, 2008.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Five Years	More than Five Years
	(In thousands)
Federal Home Loan Bank advances (1)	$46,839	$10,155	$29,268	$5,194	$2,222

One to four family residential real estate	946	946	—	—	—
Unused lines of credit	9,499	9,499	—	—	—
Undisbursed loans	696	696	—	—	—
Total commitments	$57,980	$21,296	$29,268	$5,194	$2,222

(1) Net of premium on FHLB borrowings

For the year ended June 30, 2008, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

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
Hazard, Kentucky

We have audited the accompanying consolidated statements of financial condition of Kentucky First Federal Bancorp as of June 30, 2008 and 2007, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/       BKD, LLP

Cincinnati, Ohio
September 25, 2008

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2008 and 2007
(In thousands, except share data)

	2008	2007

ASSETS
Cash and due from banks	$790	$1,179
Interest-bearing demand deposits	15,176	1,541
Cash and cash equivalents	15,966	2,720

Interest-bearing deposits	100	100
Available-for-sale securities	5,480	13,298
Held-to-maturity securities, at amortized cost- approximate fair value of $16,409 and $57,835 at June 30, 2008 and 2007, respectively	16,959	59,606
Loans available for sale	86	-
Loans receivable	182,717	166,876
Allowance for loan and lease losses	(666)	(720)

Real estate acquired through foreclosure	21	8
Office premises and equipment	2,727	2,762
Federal Home Loan Bank stock	5,566	5,421
Accrued interest receivable	628	935
Bank-owned life insurance	2,339	2,256
Goodwill	14,507	14,507
Other intangible assets	480	612
Prepaid expenses and other assets	266	276
Prepaid federal income taxes	479	259

Total assets	$247,655	$268,916

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$137,634	$139,893
Advances from the Federal Home Loan Bank	47,801	65,132
Advances by borrowers for taxes and insurance	331	343
Accrued interest payable	245	365
Deferred federal income taxes	1,234	930
Other liabilities	617	808
Total liabilities	187,862	207,471

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	35,834	35,459
Retained earnings	32,291	32,291
Shares acquired by stock benefit plans	(2,735)	(3,013)
Treasury shares at cost, 559,330 and 299,430 common shares at June 30, 2008 and 2007, respectively	(5,700)	(3,091)
Accumulated other comprehensive income (loss)	17	(287)
Total shareholders’ equity	59,793	61,445

Total liabilities and shareholders’ equity	$247,655	$268,916

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended June 30, 2008 and 2007
(In thousands, except share data)

	2008	2007

Interest income
Loans	$10,555	$9,802
Mortgage-backed securities	665	768
Investment securities	1,426	1,999
Interest-bearing deposits and other	441	379
Total interest income	13,087	12,948

Interest expense
Deposits	4,872	4,549
Borrowings	2,693	2,907
Total interest expense	7,565	7,456

Net interest income	5,522	5,492

Provision for losses on loans	12	-

Net interest income after provision for losses on loans	5,510	5,492

Other income
Earnings on bank-owned life insurance	83	81
Gain on sale of loans	23	10
Loss on sale of real estate acquired through foreclosure	-	(6)
Other operating	76	89
Total other income	182	174

General, administrative and other expense
Employee compensation and benefits	2,911	2,954
Occupancy and equipment	344	351
Franchise and other taxes	157	153
Data processing	153	152
Other operating	756	754
Total general, administrative and other expense	4,321	4,364

Earnings before income taxes	1,371	1,302

Federal income taxes
Current	225	99
Deferred	214	318
Total federal income taxes	439	417

NET EARNINGS	$932	$885

EARNINGS PER SHARE
Basic	$0.12	$0.11

Diluted	$0.12	$0.11

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Net earnings	$932	$885

Other comprehensive income, net of tax-related effects:
Unrealized holding gains on securities during the year, net of taxes
of $157 and $128 in 2008 and 2007, respectively	304	249

Comprehensive income	$1,236	$1,134

Accumulated other comprehensive income (loss)	$17	$(287)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2008 and 2007
(In thousands, except share data)

						Unrealized
				Shares		gains (losses)
				acquired		on securities
		Additional		by stock		designated
	Common	paid-in	Retained	benefit	Treasury	as available
	stock	capital	earnings	plans	shares	for sale	Total
Balance at July 1, 2006	$86	$36,769	$32,761	$(4,845)	$(354)	$(536)	$63,881

Transfer of restricted stock upon adoption of SFAS 123(R)	-	(1,653)	-	1,653	-	-	-
Net earnings for the year ended June 30, 2007	-	-	885	-	-	-	885
Amortization expense of stock benefit plans	-	184	-	179	-	-	363
Compensation expense related to vesting stock options	-	159	-	-	-	-	159
Acquisition of shares for Treasury	-	-	-	-	(2,737)	-	(2,737)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	249	249
Cash dividends of $0.40 per common share	-	-	(1,355)	-	-	-	(1,355)

Balance at June 30, 2007	86	35,459	32,291	(3,013)	(3,091)	(287)	61,445

Adjustment related to adoption of FIN 48			250				250
Net earnings for the year ended June 30, 2008	-	-	932	-	-	-	932
Amortization expense of stock benefit plans	-	257	-	278	-	-	535
Compensation expense related to vesting stock options	-	118	-	-	-	-	118
Acquisition of shares for Treasury	-	-	-	-	(2,609)	-	(2,609)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	304	304
Cash dividends of $0.40 per common share	-	-	(1,182)	-	-	-	(1,182)

Balance at June 30, 2008	$86	$35,834	$32,291	$(2,735)	$(5,700)	$17	$59,793

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2008 and 2007
(In thousands)

	2008	2007
Cash flows from operating activities:
Net earnings for the year	$932	$885
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment securities - net	1	(7)
Depreciation	145	152
Amortization of deferred loan origination (fees) costs	39	(37)
Amortization of purchase accounting adjustments - net	(393)	(409)
Gain on sale of loans	(23)	(10)
Loss on sale of real estate acquired through foreclosure	-	6
Amortization of stock benefit plans and stock options expense	560	613
Federal Home Loan Bank stock dividends	(145)	(157)
Bank-owned life insurance earnings	(83)	(81)
Provision for losses on loans	12	-
Mortgage loans originated for sale	(1,627)	(878)
Proceeds from sale of mortgage loans	1,564	888
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	307	(67)
Prepaid expenses and other assets	10	(24)
Accrued interest payable	(120)	112
Accounts payable and other liabilities	(98)	(150)
Federal income taxes
Current	30	(134)
Deferred	147	318
Net cash provided by operating activities	1,258	1,020

Cash flows provided by (used in) investing activities:
Interest-bearing deposits:
Maturities	-	100
Invested	-	(100)
Investment securities maturities, prepayments and calls:
Held to maturity	42,647	4,432
Available for sale	8,278	367
Loan disbursements	(54,092)	(38,432)
Principal repayments on loans	38,118	27,387
Proceeds from sale of real estate acquired through foreclosure	15	349
Proceeds from sale of office premises and equipment	-	-
Purchase of office premises and equipment	(110)	(57)
Net cash provided by (used in) investing activities	34,856	(5,954)

Cash flows provided by (used in) financing activities:
Net decrease in deposits	(2,259)	(1,345)
Advances by borrowers for taxes and insurance	(12)	(26)
Proceeds from Federal Home Loan Bank advances	25,600	165,000
Repayments on Federal Home Loan Bank advances	(42,406)	(154,177)
Purchase of shares for stock benefit plans	-	-
Treasury stock repurchases	(2,609)	(2,737)
Dividends paid on common stock	(1,182)	(1,355)
Net cash provided by (used in) financing activities	(22,868)	5,360

Net increase in cash and cash equivalents	13,246	426

Cash and cash equivalents at beginning of year	2,720	2,294

Cash and cash equivalents at end of year	$15,966	$2,720

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2008 and 2007
(In thousands)

	2008	2007

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$260	$165

Interest on deposits and borrowings	$8,210	$7,475

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$28	$312

Loans disbursed upon sales of real estate acquired through foreclosure	$-	$251

Capitalization of mortgage servicing rights	$8	$11

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008 and 2007

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

1. Principles of Consolidation

The consolidated financial statements include the accounts of the Company, First Federal of Hazard, Frankfort First and First Federal of Frankfort. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Investment and Mortgage-backed Securities

The Company accounts for investment and mortgage-backed securities by categorizing those investments as held-to-maturity or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity.

Realized gains and losses on sales of securities are recognized using the specific identification method.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At June 30, 2008, the Company had $86,000 in loans held for sale, while no loans had been identified for sale at June 30, 2007.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $4,000 during the year ended June 30, 2008 and $3,000 during each of the years ended June 30, 2007 and 2006. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $63,000 and $55,000 at June 30, 2008 and 2007, respectively.

The Company was servicing mortgage loans of approximately $7.9 million and $6.8 million that had been sold to the Federal Home Loan Bank at June 30, 2008, and 2007, respectively.

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

June 30, 2008 and 2007

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

6. Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula and carried at cost.

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

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

8. Office Premises and Equipment

Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment.

9. Income Taxes

The Company accounts for federal income taxes by computing a deferred tax liability or deferred tax asset by applying current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements. These differences will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future. Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth.

10. Retirement and Employee Benefit Plans

The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. Contributions are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $392,000 and $390,000 for the fiscal years ended June 30, 2008 and 2007.

The Company also maintains nonqualified deferred unfunded compensation plans for the benefit of certain directors. The Company recognized expense related to these plans in the amounts of $19,000, and $10,000 for the fiscal years ended June 30, 2008 and 2007.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10. Retirement and Employee Benefit Plans (continued)

The Company has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and accordingly the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock allocated to participants during a given fiscal year and for shares committed to be released. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $2.7 million and $3.0 million at June 30, 2008 and 2007, respectively. The Company recorded expense for the ESOP of approximately $185,000 for each of the years ended June 30, 2008 and 2007.

	For the fiscal year ended
	June 30,
	2008	2007

Allocated shares	49,320	30,542
Shares committed to be released	9,267	8,945
Unearned shares	273,217	292,317
Total ESOP shares	331,804	331,804

Fair value of unearned shares at end of period (expressed in thousands)	$2,555	$2,967

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

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Share-Based Compensation Plans (continued)

The compensation cost that has been charged against income for those share-based plans was $376,000, and $390,000 for the fiscal years ended June 30, 2008 and 2007, respectively. The total income tax benefit recognized in the statement of earnings for share-based compensation arrangements was $100,000 and $133,000 for the fiscal years ended June 30, 2008 and 2007, respectively.

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

The fair value of the option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model. At June 30, 2008, the only options granted relate to the fiscal year 2006 with the following weighted-average assumptions used for the grant: dividend yield of 3.96%; expected volatility of 20.0%, which equals the weighted average volatility; risk-free interest rate of 4.49%; and expected lives of 7 years. The risk-free reinvestment rate is an arithmetic average of the rates on five- and ten-year treasuries as of December 13, 2005, while the volatility of the options was estimated using historical and implied stock price volatility experience of comparable firms.

A summary of the status of the Company’s stock option plan as of June 30, 2008, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	339,200	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	339,200	$10.10	N/A

Options exercisable at end of year	135,680	$10.10	N/A

Weighted average fair value of options granted in fiscal year 2006			$1.75

Weighted average remaining contractual term of options outstanding and exercisable			7.5 years

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

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

The following table summarizes the activity with regard to restricted stock awards during fiscal 2008:

		Weighted-average
		grant date
	Shares	fair value
Nonvested at July 1, 2007	103,600	$10.10
Vested	(25,900)	10.10
Forfeited	-	-

Nonvested at June 30, 2008	77,700	$10.10

As of June 30, 2008, there was $900,000 of total unrecognized compensation cost related to the share-based compensation plans. The cost is expected to be recognized over a weighted average period of 2.5 years. The total fair value of shares vested during the years ended June 30, 2008 and 2007 was $259,000 and $273,000, respectively.

12. Earnings Per Share

Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued or released under the Company’s share-based compensation plans. There is no adjustment to net earnings for the calculation of diluted earnings per share. The computations were as follows:

	For the fiscal year ended
	June 30,
	2008	2007

Weighted-average common shares outstanding (basic)	7,739,519	7,991,457
Dilutive effect of assumed exercise of stock options	-	-
Weighted-average common shares outstanding (diluted)	7,739,519	7,991,457

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock. For fiscal years 2008 and 2007 all outstanding options were antidilutive.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at June 30, 2008 and 2007:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment securities: For investment securities, fair value is deemed to equal the quoted market price.

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. When the Bank decides to sell loans not previously classified as held for sale, such loans are transferred into a held-for-sale classification, and the recorded loan values are adjusted to the lower of cost or fair value.

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

Federal Home Loan Bank stock, interest-earning deposits and accrued interest receivable: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

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

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Financial Instruments (continued)

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by borrowers for taxes and insurance and accrued interest payable: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2008 and 2007, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	(In Thousands)
Financial assets
Cash and cash equivalents	$15,966	$15,966	$2,720	$2,720
Interest-earning deposits	100	100	100	100
Available-for-sale securities	5,480	5,480	13,298	13,298
Held-to-maturity securities	16,959	16,409	59,606	57,835
Loans available for sale	86	86	—	—
Loans receivable - net	182,051	181,523	166,156	162,134
Federal Home Loan Bank stock	5,566	5,566	5,421	5,421
Accrued interest receivable	628	628	935	935

Financial liabilities
Deposits	$137,634	139,392	$139,893	$139,704
Advances from the Federal Home Loan Bank	47,801	48,600	65,132	64,459
Advances by borrowers for taxes and insurance	331	331	343	343
Accrued interest payable	245	245	365	365

14. Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

15. Goodwill and Other Intangible Assets

Goodwill and other intangible assets arising from the Frankfort First acquisition are accounted for in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” Pursuant to SFAS No. 142, acquired goodwill is not amortized but is tested for impairment at the reporting unit annually or whenever an impairment indicator arises. The Company evaluated the goodwill in March 2008 via independent third-party appraisal. The evaluation showed no indication of impairment.

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years. The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2008 and 2007 is as follows:

	2008	2007
	(in thousands)

Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	438	306
	$480	$612

Amortization expense for each of the years ended June 30, 2008 and 2007 was $131,000. The following table summarizes the Company’s current estimates for future amortization expense of the core deposit intangible:

(In thousands)
2009	$131
2010	$131
2011	$131
2012	$87

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

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

18. Related Party Transactions

Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2008 and 2007 are summarized as follows:

	2008	2007
	(In thousands)

Outstanding principal, beginning of year	$1,046	$1,254
Principal disbursed during the year	20	740
Principal repaid and refinanced during the year	(116)	(678)
Other changes	–	(270)
Outstanding principal, end of year	$950	$1,046

Deposits from related parties held by the Company at June 30, 2008 and 2007 totaled $1.9 million and $1.8 million, respectively.

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

19. Effects of Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement on Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or July 1, 2008 for the Company, and interim periods within that year. The adoption of this Statement will not have a material adverse effect on the Company’s financial position or results of operations.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

19. Effects of Recent Accounting Pronouncements (continued)

In December 2007, the FASB issued SFAS No 141 (revised 2007), “Business Combinations,” which replaces SFAS 141. This Statement applies to all transactions or other events in which one entity obtains control of one or more businesses. It requires all assets acquired, liabilities assumed and any noncontrolling interest to be measured at fair value at the acquisition date. The Statement requires certain costs such as acquisition-related costs that were previously recognized as a component of the purchase price, and expected restructuring costs that were previously recognized as an assumed liability, to be recognized separately from the acquisition as an expense when incurred.

FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The initial adoption of this statement is not expected to have a material adverse effect on the Company’s financial position or results of operations.

Concurrent with SFAS No. 141 (R), the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated financial Statements, an Amendment of ARB 51.” SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (formeraly known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. A subsidiary, as defined by SFAS No. 160, includes a variable interest entity that is consolidated by a primary beneficiary.

A noncontrolling interest in a subsidiary, previously reported in the statement of financial position as a liability or in the mezzanine section outside of permanent equity, will be included within consolidated equity as a separate line item upon adoption of SFAS No. 160. Further, consolidated net income will be reported at amounts that include both the parent (or primary beneficiary) and the noncontrolling interest with separate disclosure on the face of the consolidated statement of income of the amounts attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The initial adoption of this statement is not expected to have a material adverse effect on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including Amendment of FASB Statement No. 115.” This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, or July 1, 2008, as to the Company, and interim periods within that fiscal year. The adoption of this statement will not have a material adverse effect on the Company’s financial position or results of operations.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

20.	Change in Accounting Principles

The Company or one of its subsidiaries files income tax returns in the U.S. federal and Kentucky jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2005.

The Company adopted the provisions of the FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, on July 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 resulted in a $250,000 increase to the beginning balance of retained earnings, with no impact on the results of operations of the Company.

The following financial statement line items for the year ended June 30, 2008 were affected by the change in accounting principle.

	June 30, 2008 (in thousands)
	As Computed Pre-FIN 48	As Reported Under FIN 48	Effect of Change

Balance Sheet
Refundable income taxes	$220	$479	$250
Retained earnings	32,041	32,291	250

21.	FDIC One-time Assessment Credit

Effective November 17, 2006, the Federal Deposit Insurance Corporation (“FDIC”) implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The banks are eligible institutions and have received notice from the FDIC that their remaining share of the credit is $163,000 at June 30, 2008. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

22.	Reclassifications

Certain prior year amounts have been reclassified to conform to the 2008 consolidated financial statement presentation. These reclassifications had no effect on net income.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE B - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at June 30, 2008 and 2007 are summarized as follows:

	2008
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available-for-sale Securities
U.S. government agencies	$4,999	$31	$-	$5,030
Mortgage-backed securities	455	4	(9)	450
	$5,454	$35	$(9)	$5,480

Held-to-maturity Securities
U.S. government agencies	$3,000	$1	$-	$3,001
Mortgage-backed securities	13,959	4	(555)	13,408
	$16,959	$5	$(555)	$16,409

	2007
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available-for-sale Securities
U.S. government agencies	$12,999	$-	$(428)	$12,571
Mortgage-backed securities	734	-	(7)	727
	$13,733	$-	$(435)	$13,298

Held-to-maturity Securities
U.S. government agencies	$43,848	$-	$(891)	$42,957
Mortgage-backed securities	15,758	-	(880)	14,878
	$59,606	$-	$(1,771)	$57,835

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE B - INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair value of investment securities as of June 30, 2008 and 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2008		2007
	Estimated		Estimated
	fair	Amortized	fair	Amortized
	value	cost	value	cost
	(In thousands)
Available-for-sale
Within one year	$-	$-	$4,901	$5,000
One year through five years	5,030	4,999	7,670	7,999
	5,030	4,999	12,571	12,999
Mortgage-backed securities	450	455	727	734
Totals	$5,480	$5,454	$13,298	$13,733

Held-to-maturity
Within one year	$-	$-	$8,747	$8,850
One year through five years	3,001	3,000	25,275	25,999
Five years through ten years	-	-	4,940	5,000
After ten years	-	-	3,995	3,999
	3,001	3,000	42,957	43,848
Mortgage-backed securities	13,408	13,959	14,878	15,758
Totals	$16,409	$16,959	$57,835	$59,606

There were no sales of investment securities during the fiscal years ended June 30, 2008 or 2007.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE B - INVESTMENT SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at June 30, 2008 and 2007:

	June 30, 2008
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	value	losses	value	losses
	(Dollars in thousands)

U.S. Government agency securities	$-	$-	$-	$-	$-	$-
Mortgage-backed securities	4,094	81	9,450	483	13,544	564

Total temporarily impaired securities	$4,094	$81	$9,450	$483	$13,544	$564

	June 30, 2007
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	Value	losses	value	losses
	(Dollars in thousands)

U.S. Government agency securities	$-	$-	$55,528	$1,319	$55,528	$1,319
Mortgage-backed securities	-	-	15,605	887	15,605	887

Total temporarily impaired securities	$-	$-	$71,133	$2,206	$71,133	$2,206

Management has the intent and ability to hold these available-for-sale securities until they have a recovery in value and the held-to-maturity securities until maturity. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio at June 30 is as follows:

	2008	2007
	(In thousands)
Residential real estate
One- to four-family	$158,007	$146,602
Multi-family	2,684	1,497
Construction	3,528	6,671
Nonresidential real estate and land	11,318	6,898
Loans on deposits	3,384	3,204
Consumer and other	4,503	4,290
	183,424	169,162
Less:
Undisbursed portion of loans in process	696	2,176
Deferred loan origination fees	11	110
Allowance for loan losses	666	720

	$182,051	$166,156

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2008	2007
	(In thousands)

Balance at beginning of year	$720	$724
Provision for losses on loans	12	-
Charge-offs	(66)	(4)

Balance at end of year	$666	$720

As of June 30, 2008 and 2007, the allowance for loan losses is primarily general in nature, and, for the most part, is includible as a component of the Banks’ regulatory risk-based capital.

At June 30, 2008 and 2007, accruing loans delinquent 90 days or more totaled approximately $611,000 and $255,000, respectively. Nonaccrual loans at June 30, 2008 and 2007, were approximately $666,000 and $713,000, respectively.

At June 30, 2008 and 2007, the Banks had no loans that would be defined as impaired under its policy.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment at June 30 are comprised of the following:

	2008	2007
	(In thousands)

Land	$830	$830
Buildings and improvements	3,532	3,452
Furniture and equipment	1,232	1,201
Automobiles	27	27
	5,621	5,510
Less accumulated depreciation	2,894	2,748

	$2,727	$2,762

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

	2008	2007
	(In thousands)

Non-interest bearing checking accounts	$888	$745
Checking accounts	5,572	6,072
Savings accounts	31,222	34,091
Money market demand deposits	2,932	2,631
Total demand, transaction and passbook deposits	40,614	43,539
Certificates of deposit:
Original maturities of:
Less than 12 months	5,233	5,355
12 months to 36 months	79,456	78,114
More than 36 months	12,331	12,885
Total certificates of deposit	97,020	96,354
Total deposits	$137,634	$139,893

At June 30, 2008 and 2007, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $29.3 million and $27.2 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE F - DEPOSITS (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

2008
(In thousands)

2009	$67,439
2010	17,123
2011	9,684
2012	1,177
2013 and thereafter	1,597

$97,020

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2008 and 2007 by pledges of certain residential mortgage loans totaling $59.2 million and $82.3 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

	Maturing
	year ending
Interest rate	June 30,	2008
		(In thousands)

2.38% - 7.35%	2009	$10,155
5.96% - 6.86%	2010	21,135
5.80% - 6.22%	2011	8,133
6.90%	2012	116
4.25%	2013	5,078
6.15% - 6.95%	2014	78
6.30% - 6.35%	2015	80
6.20%	2016	62
6.20%	2017	2
3.95%	2018	2,000
		46,839
Premium assigned to borrowings in Frankfort First acquisition, net of amortization		962

		$47,801

Weighted-average interest rate		5.21%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2008 and 2007, as follows:

	2008	2007
	(In thousands)

Federal income taxes at the statutory rate	$466	$443
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(27)	(27)
Other	-	1

	$439	$417

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2008	2007
	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$227	$245
Deferred loan origination fees	20	—
Deferred compensation and benefits	220	210
Charitable contributions	10	13
Purchase accounting adjustments	—	—
Unrealized losses on securities available for sale	—	148
Total deferred tax assets	477	616

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,246)	(1,196)
Deferred loan origination costs	—	(6)
Purchase accounting adjustments	(267)	(155)
Unrealized gains on securities available for sale	(9)	—
Book/tax depreciation	(189)	(189)
Total deferred tax liabilities	(1,711)	(1,546)

Net deferred tax liability	$(1,234)	$(930)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE H - FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2008, include approximately $5.4 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2008.

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

At June 30, 2008 and 2007, the Banks had outstanding commitments of approximately $946,000 and $1.8 million, respectively, to originate loans. Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $9.5 million and $9.7 million at the end of fiscal years 2008 and 2007, respectively. In the opinion of the Banks’ management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2008, and will be funded from normal cash flow from operations.

From time to time balances with correspondent banks may exceed the FDIC $100,000 insurable limit.

NOTE J - REGULATORY CAPITAL

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE J - REGULATORY CAPITAL (continued)

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

During fiscal 2008, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the Banks’ categories. To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2008
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$21,483	19.2%	$	≥1,679	≥1.5%	$	≥5,598	≥5.0%
First Federal of Frankfort	$17,203	13.8%	$	≥1,874	≥1.5%	$	≥6,248	≥5.0%

Core capital
First Federal of Hazard	$21,483	19.2%	$	≥4,478	≥4.0%	$	≥6,717	≥6.0%
First Federal of Frankfort	$17,203	13.8%	$	≥4,998	≥4.0%	$	≥7,498	≥6.0%

Risk-based capital
First Federal of Hazard	$22,016	46.9%	$	≥3,754	≥8.0%	$	≥4,692	≥10.0%
First Federal of Frankfort	$17,336	25.2%	$	≥5,496	≥8.0%	$	≥6,870	≥10.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2007
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$25,056	20.1%	$	≥1,868	≥1.5%	$	≥6,227	≥5.0%
First Federal of Frankfort	$17,092	13.2%	$	≥1,938	≥1.5%	$	≥6,461	≥5.0%

Core capital
First Federal of Hazard	$25,056	20.1%	$	≥4,982	≥4.0%	$	≥7,472	≥6.0%
First Federal of Frankfort	$17,092	13.2%	$	≥5,168	≥4.0%	$	≥7,753	≥6.0%

Risk-based capital
First Federal of Hazard	$25,565	62.8%	$	≥3,259	≥8.0%	$	≥4,074	≥10.0%
First Federal of Frankfort	$17,225	24.6%	$	≥5,606	≥8.0%	$	≥7,008	≥10.0%

As of June 30, 2008 and 2007, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

Regulations of the OTS governing mutual holding companies permit First Federal MHC to waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp, provided the OTS does not object to such waiver. Pursuant to these provisions, First Federal MHC waived $1.9 million in dividends during the fiscal year ended June 30, 2008.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2008 and 2007, and the results of its operations and its cash flows for the fiscal years ended June 30, 2008 and 2007.

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF FINANCIAL CONDITION
June 30, 2008 and 2007
(In thousands)

	2008	2007

ASSETS

Interest-bearing deposits in First Federal of Hazard	$2	$1,006
Interest-bearing deposits in First Federal of Frankfort	2,766	62
Other interest-bearing deposits	76	71
Investment in First Federal of Hazard	24,334	27,794
Investment in Frankfort First	32,257	32,202
Prepaid expenses and other assets	1,038	698

Total assets	$60,473	$61,833

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$131	$138
Loan from Frankfort First	549	250

Total liabilities	680	388

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	35,834	35,459
Retained earnings	32,291	32,291
Shares acquired by stock benefit plans	(2,735)	(3,013)
Shares acquired for treasury – at cost	(5,700)	(3,091)
Accumulated other comprehensive income (loss)	17	(287)
Total shareholders’ equity	59,793	61,445

Total liabilities and shareholders’ equity	$60,473	$61,833

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF EARNINGS
Years ended June 30, 2008 and 2007
(In thousands)

	2008	2007
Revenue
Interest income	$187	$182
Dividends from First Federal of Hazard	4,500	1,975
Equity in excess distributed earnings of First Federal of Hazard	(3,932)	(1,488)
Dividends from Frankfort First	630	1,037
Equity in undistributed (excess distributed) earnings of Frankfort First	53	(321)
Total revenue	1,438	1,385

General and administrative expenses	669	662

Earnings before income tax credits	769	723

Federal income tax credits	(163)	(162)

NET EARNINGS	$932	$885

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
For Years ended June 30, 2008 and 2007
(In thousands)

	2008	2007
Cash flows from operating activities:
Net earnings for the year	$932	$885
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess distributions from consolidated subsidiaries	3,879	1,809
Noncash compensation expense	483	387
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(90)	6
Other liabilities	(7)	95
Net cash provided by operating activities	5,197	3,182

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2008 and 2007

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS (continued)
For Years ended June 30, 2008 and 2007
(In thousands)

	2008	2007
Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(1,182)	(1,355)
Purchase of shares for benefit plans	-	-
Repurchase of treasury shares	(2,609)	(2,737)
Advances from Frankfort First Bancorp, Inc.	299	250
Net cash provided by (used in) financing activities	(3,492)	(3,842)

Net increase (decrease) in cash and cash equivalents	1,705	(660)

Cash and cash equivalents at beginning of year	1,139	1,799

Cash and cash equivalents at end of year	$2,844	$1,139

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

NOTE L – STOCK REPURCHASE PROGRAM

On February 13, 2008, the Board of Directors authorized the purchase of up to 150,000 shares of the Company’s stock. The program is expected to be completed within one year, and the shares repurchased will be held as treasury stock. Repurchases will be effected through open market purchases or unsolicited privately negotiated transactions. The stock repurchase program will be dependent on market conditions and there is no guarantee as to the exact number of shares that the Company will repurchase.

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah Bersaglia, Assistant	Wick Asbury, Lending
Vice President/Lending/Collection	Brenda Baldwin, Accounting
Phyllis Campbell, Customer Service	Stan Betsworth, Vice President/Lending
Sandy Craft, Customer Service	Phyllis Bowman, Loan Servicing
Lou Ella R. Farler, Assistant Vice	Lisa Brinley, Branch Manager
President/Data Processing	Andrea Cline, Customer Service
Deloris S. Justice, Accounting Assistant	Carolyn Eades, Customer Service
Velma Kelly, Customer Service	Diana Eads, Customer Service
Kaye Craft, Treasurer	Stacey Greenawalt, Lending
Brenda Lovelace, Customer Service	Barry Holder, Customer Service
Fred Skaggs, Vice President/Lending	Clay Hulette, President/Treasurer
Peggy Hopper Steele, Receptionist/Loan	Don D. Jennings, Chief Executive Officer
Processing	Teresa A. Kuhl, Executive Vice President/
Molly Ann E. Toler, Asst. Vice President	Operations/Human Resources
Teller Operations	Janet Lewis, Branch Manager
Tony Whitaker, President	Patty Luttrell, Loan Processing/Compliance
Carla McMillen, Customer Service
Kim Moore, Head Teller
Carolyn Mulcahy, Accounting
Jeannie Murphy, Customer Service
David Semones, Loan Processing Martha Sowders, Customer Service
Sandy Stover, Receptionist
Melissa Thompson, Administrative Assistant
Yvonne Thornberry, Loan Processing/ Servicing
Nancy Watts, Customer Service/Insurance Processing

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker, Attorney and Assistant General Counsel to the Kentucky River Properties, LLC Walt Ecton, Attorney William D. Gorman, Mayor of the City of Hazard	Stephen G. Barker Walter G. Ecton, Jr. William D. Gorman Tony Whitaker	Charles A. Cotton, III C. Michael Davenport Danny A. Garland David R. Harrod Don D. Jennings William C. Jennings, Chairman
David R. Harrod C.P.A. and principal of Harrod and Associates, P.S.C.		William M. Johnson Frank McGrath
Don D. Jennings, President, Kentucky First Federal Bancorp		Herman D. Regan, Jr.
Herman D. Regan, Jr., Retired President of Kenvirons, Inc.
Tony Whitaker, Chairman of
Kentucky First Federal Bancorp

Office Locations

First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO		Shareholder Inquiries and
Tony Whitaker	Special Counsel	Availability of 10-K Report: A
(606) 436-3860 firstfederal@windstream.net	Kilpatrick Stockton LLP	COPY OF THE COMPANY’S ANNUAL REPORT ON FORM
	607 14th Street, NW	10-K FOR THE YEAR ENDED
	Washington, DC 20005	JUNE 30, 2008, AS FILED
Investor Relations		WITH THE SECURITIES AND
Don Jennings	Transfer Agent and Registrar	EXCHANGE COMMISSION
Djenni7474@aol.com	Illinois Stock Transfer Company	WILL BE FURNISHED
	209 W Jackson Blvd, Ste 903	WITHOUT CHARGE TO
Clay Hulette	Chicago, IL 60606-6905	SHAREHOLDERS AS OF THE
rchulette@hotmail.com	(312) 427-2953	RECORD DATE FOR THE
NOVEMBER 11, 2008
(502) 223-1638	Annual Meeting	ANNUAL MEETING UPON
P.O. Box 535	The Annual Meeting of Share-	WRITTEN REQUEST TO:
Frankfort, KY 40602	holders will be held on
	November 11, 2008 at	INVESTOR RELATIONS
Independent Auditors	3:30 p.m., Eastern Time, at	KENTUCKY FIRST
BKD, LLP	the First Federal Center on the	FEDERAL BANCORP
312 Walnut Street, Suite 3000	campus of Hazard Community	P.O. BOX 535
Cincinnati, OH 45202	and Technical College, One	FRANKFORT, KY 40602
Community College Blvd,
Hazard, KY