Form 10-K, Exhibit 13
period 2009-06-30
Kentucky First Federal Bancorp
filed 2009-09-28
CIK 1297341

EXHIBIT 13

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2009
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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005.  There are currently 7,513,776 shares of common stock outstanding and approximately 682 holders of record of the common stock.  Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2009
First quarter	$10.00	$9.25	$0.10
Second quarter	9.90	8.80	0.10
Third quarter	10.40	9.93	0.10
Fourth quarter	13.09	10.30	0.10

	High	Low	Dividends Per Share
Fiscal 2008
First quarter	$10.59	$9.50	$0.10
Second quarter	10.18	9.80	0.10
Third quarter	10.23	9.75	0.10
Fourth quarter	10.24	9.35	0.10

Comparative Stock Performance Graph

The Common Stock commenced trading on the Nasdaq National Market on March 3, 2005.  The graph and table which follow show the cumulative total return on the Common Stock for the period from March 3, 2005 through the fiscal year ended June 30, 2009 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq Stock Market, and (2) the total cumulative return of savings institutions and savings institution holding companies as indicated by America’s Community Bankers Index traded on the Nasdaq Stock Market.  The comparison assumes $100 was invested on March 3, 2005 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN
COMPARED WITH PERFORMANCE OF SELECTED INDEXES
March 3, 2005 to June 30, 2009

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG KENTUCKY FIRST FEDERAL BANCORP,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND AMERICA'S COMMUNITY BANKERS INDEX

	3/3/05	6/30/05	6/30/06	6/30/07	6/30/08	6/30/09
KENTUCKY FIRST FEDERAL BANCORP	100.00	101.95	97.41	94.07	86.65	112.60
NASDAQ STOCK MARKET (COMPOSITE)	100.00	100.04	108.36	131.10	116.12	91.95
AMERICA'S COMMUNITY BANKERS	100.00	102.35	110.92	107.48	73.67	57.58

(1)    TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Comparative Stock Performance Graph	(iii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Consolidated Financial Statements	27
Corporate Information	64

Dear Shareholder:

We are pleased to present the 2009 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We strongly encourage you to vote and, if possible, to attend our annual meeting on November 10, 2009.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our arrangement under Kentucky First Federal.  We believe that we have continued to demonstrate to our communities that our primary focus continues to be meeting the financial needs of our hometowns.

The financial industry seems to have been on a roller coaster these past twelve months.  After surviving a frozen credit market and near collapse of some of the largest investment banks in the world, investors remain hopeful that the worst is behind us and that economic growth is on its way.  Asset quality concerns continue to  impact the earnings of many banks both large and small.  Although major stock indices have recovered nicely in the past few months, many financial stocks have simply maintained their prices.  Kentucky First Federal Bancorp recently hit a 52-week high after being added to the Russell 2000 index.

The Company’s core business performed very well.  Net earnings before income taxes increased year over year and was led by a 14.5% increase in net interest income.  However, as with most things, one usually must take the bad along with the good.  Despite significant efforts to navigate the treacherous waters of the past year and having weathered the storm in many respects, the Company took a nonrecurring charge of $443,000 for federal income taxes, which was a result of the preliminary denial by the Internal Revenue Service of a key component of the Company’s claim for refund of income taxes for the fiscal year ended June 30, 2006.  At issue is the timing of a deduction of $1.3 million paid to holders of stock options in conjunction with the acquisition of Frankfort First Bancorp, Inc., in 2005.  The IRS does not disagree with the propriety of the deduction, but disagrees with the timing and believes the deduction should have occurred in the prior tax year, which is now closed under the statute of limitations imposed by the Internal Revenue Code.  The Company only recently learned of the IRS position and will explore the options available to refute its position.

There are still many dangers in the real estate market as our communities struggle with secondary and tertiary repercussions following the sub-prime meltdown and credit contraction of 2008.  Those challenges include high unemployment, potential losses in the commercial real estate sector and restoring the Federal Deposit Insurance Corporation (“FDIC”) reserves after a number of bank failures has diminished the fund.  Community banks that possess ample capital and have demonstrated an ability to make sound loans, such as First Federal of Hazard and First Federal of Frankfort, will be vitally important to the recovery of our nation’s real estate market and our overall economy.  We remain pleased that the Bauer Financial Rating Service continues to award both First Federal of Hazard and First Federal of Frankfort their highest ranking of five stars.

We would like to recognize two employees who retired during the last fiscal year.  Velma Kelly was a customer service representative and vital part of First Federal of Hazard, having served there since 1967.   Sandy Stover, who had been the friendly face and voice greeting many Frankfort customers since 2001, also retired in 2009.

As always, we encourage you, our shareholders to visit our banks for your banking needs, and we are always glad to talk to you any time you have a question or concern.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data (1)

	At June 30,
	2009	2008	2007	2006	2005
	(In thousands)

Total assets	$240,901	$247,655	$268,916	$261,941	$273,915
Cash and cash equivalents	4,217	15,966	2,720	2,294	8,358
Interest-bearing deposits	100	100	100	100	100
Investment securities held to maturity	14,999	16,959	59,606	64,029	72,189
Investment securities available for sale	5,451	5,480	13,298	13,290	14,547
Loans receivable, net	188,931	182,051	166,156	155,386	151,712
Deposits	139,743	137,634	139,893	141,238	155,044
Federal Home Loan Bank advances	40,156	47,801	65,132	54,849	50,985
Shareholders’ equity (2)	58,394	59,793	61,445	63,881	65,939
Allowance for loan losses	678	666	720	724	708
Nonperforming loans	3,872	1,277	968	1,427	1,747

Selected Operating Data (1)

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Total interest income	$12,226	$13,087	$12,948	$12,709		$8,153
Total interest expense	5,902	7,565	7,456	6,096		3,353
Net interest income	6,324	5,522	5,492	6,613		4,800
Provision for losses on loans	46	12	—	32		53
Net interest income after provision
for losses on loans	6,278	5,510	5,492	6,581		4,747
Total other income	241	182	174	216		263
Total general, administrative
and other expenses	4,608	4,321	4,364	4,486		2,509
Income before federal income taxes	1,911	1,371	1,302	2,311		2,501
Federal income taxes	1,103	439	417	723		872

Net income	$808	$932	$885	$1,588		$1,629
Net earnings per share – basic	$0.11	$0.12	$0.11	$0.19	$	N/A
Net earnings per share – diluted	$0.11	$0.12	$0.11	$0.19	$	N/A
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40		$0.10
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

(2)	Consists of only retained earnings at June 30, 2005.

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.33%	0.35%	0.33%	0.59%	0.88%
Return on average equity (net income divided by average equity)	1.37	1.54	1.41	2.68	4.46
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.29	1.65	1.61	2.15	2.30
Net interest margin (net interest income divided by average interest-earning assets)	2.87	2.29	2.26	2.63	2.69
Ratio of average interest-earning assets to average interest-bearing liabilities	121.53	120.28	121.16	118.77	120.74
Ratio of total general administrative and other expenses to average total assets	1.90	1.64	1.64	1.62	1.35
Efficiency ratio (2)	70.19	75.75	77.02	65.02	49.56
Dividend payout ratio (3)	144.68	126.82	153.11	97.36	N/A

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (4)	2.05	0.70	0.58	0.92	1.15
Nonperforming assets as a percent of total assets at end of period	1.65	0.52	0.36	0.54	0.66
Allowance for loan losses as a percent of total loans at end of period	0.36	0.36	0.43	0.46	0.47
Allowance for loan losses as a percent of nonperforming loans at end of period	17.51	52.15	74.38	50.74	40.53
Provision for loan losses to total loans	0.02	0.01	—	0.02	0.03
Net charge-offs to average loans outstanding	0.02	0.04	—	0.01	0.20

Capital Ratios:
Average equity to average assets	24.27	22.94	23.64	21.95	19.68
Shareholders’ equity or capital to total assets at end of period	24.24	24.14	22.85	24.39	24.07

Regulatory Capital Ratios:
Tangible capital	17.52	16.33	16.61	17.42	17.18
Core capital	17.52	16.33	16.61	17.42	17.18
Risk-based capital	34.41	34.03	38.61	41.92	43.83
Number of banking offices	4	4	4	4	4
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

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2009.  We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing financial products and services.

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

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies.   In determining the allowance for loan losses, management makes significant estimates and we consider the allowance for loan losses to be a critical accounting policy.  The allowance for loan losses is the estimated amount considered necessary to cover probable incurred credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans, which is charged against income.

The management and the Boards of the Company and of First Federal of Hazard and First Federal of Frankfort review the allowance for loan losses on a periodic basis.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors.  This evaluation is inherently subjective, as it requires material estimates that may be susceptible to change.  Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.  However, in view of the fact that the local economies are diverse, without significant dependence on a single industry or employer, the economic climate is considered to be somewhat stable at June 30, 2009.

Nevertheless, management continues to monitor and evaluate factors which could have an impact on the required level of the allowance.  Management watches for national issues that may negatively affect a significant percentage of homeowners in the Banks’ lending areas.  These may include significant increases in unemployment or significant depreciation in home prices.  Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be high in relation to historical trends.  Given the aforementioned indicators of economic stability at June 30, 2009, management at this time has no plans to increase the component in the required allowance for loan losses related to economic factors.  However, future economic events may cause this to change.  Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

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

•
increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold.  Since the completion of the Frankfort First acquisition in 2005 and through June 30, 2009, First Federal of Hazard had purchased approximately $62.2 million in loans from First Federal of Frankfort;

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

Market Risk Analysis

Qualitative Aspects of Market Risk.  Our most significant form of market risk is interest rate risk.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread.  Still, when market rates increase rapidly, increases in the cost of deposits and borrowings outpace the increases in the return on assets.  The Company’s assets are primarily comprised of adjustable rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities.  Those assets will, over time, re-price to counteract the increased costs of deposits and borrowings.

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

The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2009 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  Due to the abnormally low prevailing interest rate environment at June 30, 2009 and 2008, NPV estimates are not made for decreases in interest rates greater than 100 basis points.  All market risk-sensitive instruments presented in this table at June 30, 2009, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2009
	Net Portfolio Value (1)					NPV as % of Portfolio Value of Assets (2)
	Change in Rates		Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes
	(Dollars in thousands)

First Federal of Hazard	+300	bp	$23,475	-1,470	-6%	20.43%	-58	bp
	+200	bp	24,173	-772	-3%	20.79%	-22	bp
	+100	bp	24,707	-238	-1%	21.01%	—
	0	bp	24,945			21.01%
	-100	bp	24,700	-245	-1%	20.70%	-31	bp

First Federal of Frankfort	+300	bp	$15,658	-2,708	-15%	13.73%	-171	bp
	+200	bp	17,080	-1,286	-7%	14.70%	-74	bp
	+100	bp	17,842	-524	-3%	15.16%	-28	bp
	0	bp	18,366			15.44%
	-100	bp	18,620	254	1%	15.53%	9	bp

Consolidated	+300	bp	$39,133	-4,178	-10%	17.10%	-112	bp
	+200	bp	41,253	-2,058	-5%	17.75%	-47	bp
	+100	bp	42,549	-762	-2%	18.08%	-14	bp
	0	bp	43,311			18.22%
	-100	bp	43,320	9	—	18.11%	-11	bp
_______________
(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2008 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.

	June 30, 2008
	Net Portfolio Value (1)					NPV as % of Portfolio Value of Assets (2)
	Change in Rates		Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes
	(Dollars in thousands)

First Federal of Hazard	+300	bp	$18,491	-3,515	-16%	17.11%	-220	bp
	+200	bp	19,901	-2,105	-10%	18.06%	-125	bp
	+100	bp	21,137	-869	-4%	18.83%	-48	bp
	0	bp	22,006			19.31%
	-100	bp	22,390	384	2%	19.41%	10	bp

First Federal of Frankfort	+300	bp	$15,233	-2,626	-15%	12.49%	-159	bp
	+200	bp	16,388	-1,471	-8%	13.24%	-84	bp
	+100	bp	17,299	-560	-3%	13.79%	-29	bp
	0	bp	17,859			14.08%
	-100	bp	18,119	260	1%	14.15%	7	bp

Consolidated	+300	bp	$33,724	-6,141	-15%	14.66%	-189	bp
	+200	bp	36,289	-3,576	-9%	15.51%	-104	bp
	+100	bp	38,436	-1,429	-4%	16.17%	-38	bp
	0	bp	39,865			16.55%
	-100	bp	40,509	644	2%	16.64%	9	bp
_______________
(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The preceding tables indicate that at June 30, 2009 and 2008, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to increase.  The projected decreases in NPV in the event of sudden and sustained increases in prevailing interest rates are within the parameters established by each subsidiary Bank’s Board of Directors.  At all levels represented in the table, the Banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

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

Statement of Financial Condition

General.  At June 30, 2009, total assets were $240.9 million, a decrease of $6.8 million, or 2.7%, from the $247.7 million total at June 30, 2008.  The decrease in total assets was comprised primarily of decreases in cash and cash equivalents and held-to-maturity investment securities  and was offset by an increase in loans receivable.  At June 30, 2009, total liabilities were $182.5 million, a decrease of $5.4 million, or 2.9%, from total liabilities at June 30, 2008.  The decrease in total liabilities was comprised primarily of a decrease in FHLB Advances.

Loans.  Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas.  As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans.  At June 30, 2009, one- to four- family residential real estate loans totaled $163.1 million, or 85.8% of total loans, compared to $158.0 million, or 86.1% of total loans, at June 30, 2008.  Construction real estate loans totaled $735,000, or 0.4% of total loans, at June 30, 2009, compared to $3.5 million, or 1.9% of total loans at June 30, 2008.  At June 30, 2009, multi-family real estate loans totaled $7.3 million, or 3.8% of total loans, compared to $2.7 million or 1.5% of total loans at June 30, 2008, and nonresidential real estate and other loans totaled $11.5 million, or 6.1% of total loans at June 30, 2009, compared to $11.3 million, or 6.2% of total loans, at June 30, 2008.  We also originate consumer loans, comprised of home equity lines of credit and loans secured by deposit accounts, which totaled $7.4 million, or 3.9% of total loans at June 30, 2009, compared to consumer loans of $7.9 million or 4.3% of total loans at June 30, 2008.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$163,108	85.8%	$158,007	86.1%	$146,602	86.7%	$139,356	88.5%	$134,117	87.3%
Construction	735	0.4%	3,528	1.9%	6,671	3.9%	2,703	1.7%	1,925	1.3%
Multi-family	7,303	3.8%	2,684	1.5%	1,497	0.9%	296	0.2%	321	0.2%
Nonresidential and other	11,460	6.1%	11,318	6.2%	6,898	4.1%	6,412	4.1%	7,202	4.7%
Consumer:
Consumer and other	4,497	2.4%	4,503	2.5%	4,290	2.5%	5,211	3.3%	6,024	3.9%
Loans on deposits	2,909	1.5%	3,384	1.8%	3,204	1.9%	3,432	2.2%	4,027	2.6%
Total loans	190,012	100%	183,424	100%	169,162	100%	157,410	100%	153,616	100%

Allowance for loan losses	(678)		(666)		(720)		(724)		(708)
Undisbursed construction loans	(404)		(696)		(2,176)		(1,169)		(1,016)
Deferred loan origination costs (fees)	1		(11)		(110)		(131)		(180)
Loans receivable, net	$188,931		$182,051		$166,156		$155,386		$151,712

The following table sets forth certain information at June 30, 2009 regarding the dollar amount of loans repricing or maturing during the periods indicated.  The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans
	(In thousands)
One year or less	$25,490	$7,406	$32,896
More than one year to five years	103,108	—	103,108
More than five years	54,008	—	54,008
Total	$182,606	$7,406	$190,012

As of June 30, 2009, there were $52.0 million fixed-rate and $130.5 million adjustable-rate loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
	2009	2008	2007
	(In thousands)

Net loans at beginning of year	$182,051	$166,156	$155,386
Loans originated:
Real estate loans:
Residential	50,222	44,843	30,647
Construction	1,203	4,380	6,355
Multi-family	917	2,383	1,203
Nonresidential and other	5,295	2,396	1,030
Consumer loans	4,326	1,717	75
Total loans originated	61,963	55,719	39,310
Deduct:
Real estate loan principal repayments	(53,986)	(38,118)	(27,387)
Loan sales	(3,691)	(1,564)	(888)
Transfer to real estate acquired through foreclosure	(273)	(28)	(312)
Other	2,867	(114)	47
Net loan activity	6,880	15,895	10,770
Net loans at end of period	$188,931	$182,051	$166,156

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

At June 30, 2009, the allowance for loans losses totaled $678,000, or 0.36% of total loans, compared to $666,000, or 0.36% of total loans at June 30, 2008.  The allowance at June 30, 2009 included $56,000 designated as specific reserves.  Such reserves are calculated when a non-homogenous loan is considered impaired—meaning that there is a likelihood that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.   All of the Company’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value.  Of the specific reserves, $52,000 was assigned to two loans belonging to one borrower.  Those loans were secured by multi-family residential property.  The Company has entered into foreclosure proceedings against the borrower.

Nonperforming loans, which consist of all loans 90 days or more past due, totaled $3.9 million at June 30, 2009 and $1.3 million at June 30, 2008.  Of this $2.6 million increase, $2.0 million was attributable to the two relationships mentioned above.  The allowance for loans losses totaled 17.5% and 52.2% of nonperforming loans at June 30, 2009 and 2008, respectively.  In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment.  Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio.  To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2009.  Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Allowance at beginning of period	$666	$720	$724	$708	$665
Allowance acquired – Frankfort First	—	—	—	—	133

Provision for loan losses	46	12	—	32	53

Charge-offs:
Real estate loans	(34)	(66)	(4)	(16)	(145)
Consumer loans	—	—	—	—	—
Total charge-offs	(34)	(66)	(4)	(16)	(145)

Recoveries:
Real estate loans	—	—	—	—	2
Consumer loans	—	—	—	—	—
Total recoveries	—	—	—	—	2

Net charge-offs	$(34)	$(66)	$(4)	$(16)	$(143)
Allowance at end of period	$678	$666	$720	$724	$708

Allowance to nonperforming loans	17.51%	52.15%	74.38%	50.74%	40.53%
Allowance to total loans outstanding at end of period	0.36%	0.36%	0.43%	0.46%	0.47%
Net charge-offs to average loans outstanding
during the period	0.02%	0.04%	—%	0.01%	0.20%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2009			2008			2007			2006			2005
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
	(Dollars in thousands)

Real Estate Loans:
Residential	$542	80.0%	85.8%	$584	87.7%	86.1%	$636	88.3%	86.7%	$633	87.4%	88.5%	$626	88.3%	87.3%
Construction	2	0.3	0.4	13	2.0	1.9	29	4.0	3.9	12	1.7	1.7	7	1.1	1.3
Multi-family	81	11.9	3.8	10	1.4	1.5	7	1.0	0.9	9	1.3	0.2	1	0.2	0.2
Nonresidential & other	38	5.6	6.1	42	6.3	6.2	30	4.2	4.1	30	4.1	4.1	31	4.4	4.7

Consumer Loans:
Consumer and other	15	2.2	2.4	17	2.6	2.5	18	2.5	2.5	24	3.3	3.3	26	3.6	3.9
Loans secured by deposits	—	—	1.5	—	—	1.8	—	—	1.9	16	2.2	2.2	17	2.4	2.6
Total allowance for loan losses	$678	100.0%	100.0%	$666	100.0%	100.0%	$720	100.0%	100.0%	$724	100.0%	100.0%	$708	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment.  Other loans are evaluated for impairment on an individual basis.  At June 30, 2009, three loans were considered impaired with valuations.

The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$435	$666	$713	$819	$874
Consumer loans	—	—	—	—	—
Total	435	666	713	819	874

Accruing loans past due 90 days or more:
Real estate loans	3,437	611	255	608	873
Consumer loans	—	—	—	—	—
Total of accruing loans past due 90 days or more	3,437	611	255	608	873
Total nonperforming loans	3,872	1,277	968	1,427	1,747
Real estate acquired through foreclosure	109	21	8	51	60
Total nonperforming assets	3,981	$1,298	$976	$1,478	$1,807

Total nonperforming loans to total loans	2.05%	0.70%	0.58%	0.92%	1.15%

Total nonperforming loans to total assets	1.61%	0.52%	0.36%	0.54%	0.64%

Total nonperforming assets to total assets	1.65%	0.52%	0.36%	0.56%	0.66%

Other than disclosed above, there are no other loans at June 30, 2009 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Interest income that would have been recorded for the years ended June 30, 2009, 2008 and 2007, had nonaccrual loans been current according to their original terms amounted to $37,000, $33,000 and $85,000, respectively.  Income related to nonaccrual loans included in interest income for the years ended June 30, 2009, 2008 and 2007 amounted to $10,000, $124,000 and $74,000, respectively.

Federal regulations require us to regularly review and classify our assets.  In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets: substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  Special mention assets totaled $639,000 and $628,000 at June 30, 2009 and 2008, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2009	2008	2007
	(In thousands)
Substandard assets	$7,905	$2,051	$1,490
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$7,905	$2,051	$1,490

The increase in substandard assets is primarily attributable to the Company’s decision to classify the entire relationships of three borrowers during the fiscal year ended June 30, 2009.  This designation was made in all cases because of some delinquency in each of the borrower’s payment patterns, although not all of the loans for each borrower were 90-days delinquent at June 30, 2009.  Subsequent to June 30, 2009, the Company began foreclosure proceedings against one borrower with $501,000 in loans outstanding, as the borrower had not demonstrated the willingness or ability to repay the loans under the terms of the original note and mortgage.  Management is actively working with the two other borrowers, who owe $4.7 million and $601,000.

Substandard assets at June 30, 2009, consisted of 51 loans totaling $7.9 million and three parcels of real estate owned with an aggregate carrying value of $109,000.  All substandard loans were secured by residential property on which the banks have priority lien position.  The table below summarizes substandard assets at June 30, 2009:

	Number		Average	Average
	of	Carrying	Loan	Loan to
	Loans	Value	Amount	Value

Single family, owner occupied	29	$1,717	$59	65.1%
Single family, non-owner occupied	6	560	93	82.6%
More than one single family, non-owner occupied	3	3,203	1,069	78.3%
2-4 family, owner occupied	1	41	42	70.0%
2-4 family, non-owner occupied	11	1,933	176	70.1%
5 or more family, non-owner occupied	1	451	452	81.5%
Total substandard assets	51	$7,905

Delinquencies.  The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2009		2008
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$2,654	$4,696	$1,437	$1,378
Consumer loans	—	—	—	—
Total	$2,654	$4,696	$1,437	$1,378

Securities.  Our securities portfolio consists primarily of U.S. Government agency obligations as well as mortgage-backed securities with maturities of 30 years or less.  Investment and mortgage-backed securities totaled $20.5 million at June 30, 2009, a decrease of $1.9 million, or 8.5%, compared to the $22.4 million total at June 30, 2008.  The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities.  All of our mortgage-backed securities were issued by  Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$5,000	$5,136	$4,999	$5,030	$12,999	$12,571
Mortgage-backed securities	314	315	455	450	734	727
Total	$5,314	$5,451	$5,454	$5,480	$13,733	$13,298

Held to maturity securities:
U.S. Government agency obligations	$3,000	$3,002	$3,000	$3,001	$43,848	$42,957
Mortgage-backed securities	11,999	12,315	13,959	13,408	15,758	14,878
Total	$14,999	$15,317	$16,959	$16,409	$59,606	$57,835

At June 30, 2009 and 2008, we did not own any securities, other than U.S. Government agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2009.  At June 30, 2009, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$5,000	3.50%	$—	—%	$—	—%	$—	—%	$5,000	$5,136	3.50%
Mortgage-backed securities	8	3.95	36	3.95	53	3.95	217	3.95	314	315	3.95
Total available for sale securities	$5,008		$36		$53		$217		$5,314	$5,451

Held to maturity securities:
U.S. Government agency obligations	$3,000	3.02	$—	—	$—	—	$—	—	$3,000	$3,002	3.02
Mortgage-backed securities	910	4.18	4,047	4.19	5,561	4.20	1,481	5.29	11,999	12,315	4.33
Total held-to-maturity securities	$3,910		$4,047		$5,561		$1,481		$14,999	$15,317

Other Assets.  Other assets at June 30, 2009 include goodwill and other intangible assets of $14.9 million, which was a sole result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of  $2.4 million at both June 30, 2009 and 2008, of which First Federal of Frankfort is the owner and beneficiary.  Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”).  FHLB stock, at cost, totaled $5.6 million at both June 30, 2009 and 2008.

Deposits.  Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas.  Deposits totaled $139.7 million at June 30, 2009, an increase of $2.1 million or 1.5%, compared to the $137.6 million total at June 30, 2008.  Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities.  Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2009	2008	2007
	(In thousands)
Certificate of deposit accounts	$98,518	$97,020	$96,354
Demand, transaction and passbook savings accounts	41,225	40,614	43,539
Total	$139,743	$137,634	$139,893

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2009.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$4,436
Over three months through six months	4,652
Over six months through twelve months	10,066
Over twelve months	9,987
Total	$29,141

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2009	2008	2007
	(In thousands)
Rate
1.00 - 1.99%	$4,173	$1,241	$199
2.00 - 2.99	29,168	12,039	4,890
3.00 - 3.99	36,066	21,375	14,568
4.00 - 4.99	14,291	32,011	16,637
5.00 - 5.99	14,820	30,354	60,060
Total	$98,518	$97,020	$96,354

The following table sets forth the amount and maturities of certificate accounts at June 30, 2009.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

1.00 –1.99%	$4,173	$—	$—	$—	$4,173	4.24%
2.00 – 2.99	25,256	3,879	14	19	29,168	29.61
3.00 – 3.99	24,169	8,976	2,425	496	36,066	36.61
4.00 – 4.99	2,930	263	5,414	5,684	14,291	14.51
5.00 – 5.99	6,940	6,973	837	70	14,820	15.03
Total	$63,468	$20,091	$8,690	$6,269	$98,518	100.00%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2009		2008		2007
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$788	0.00%	$719	0.00%	$762	0.00%
Interest-bearing demand	10,366	1.52%	9,370	1.65%	8,754	2.57%
Passbook	30,125	1.01%	32,410	1.11%	36,931	1.19%
Time	96,807	3.78%	96,466	4.52%	92,690	4.33%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2009	2008	2007
	(In thousands)
Beginning balance	$137,634	$139,893	$141,238
Decrease before interest credited	(2,009)	(7,131)	(5,894)
Interest credited	4,118	4,872	4,549
Net increase (decrease) in deposits	2,109	(2,259)	(1,345)
Ending balance	$139,743	$137,634	$139,893

Borrowings.  Advances from the Federal Home Loan Bank of Cincinnati amounted to $40.2 million and $47.8 million at June 30, 2009 and 2008, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2009	2008	2007
	(Dollars in thousands)
Balance outstanding at end of period	$40,156	$47,801	$65,132
Maximum amount of advances outstanding
at any month end during the period	$46,815	$71,220	$65,132
Average advances outstanding
during the period	$43,200	$61,687	$61,696
Weighted average interest rate
during the period	4.13%	4.37%	4.71%
Weighted average interest rate at end of period	5.84%	5.21%	5.75%

Shareholders’ Equity.  Shareholders’ equity totaled $58.4 million at June 30, 2009, a $1.4 million or 2.3%, decrease compared to June 30, 2008.  The reduction resulted primarily from repurchases of the Company’s common stock.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations.  At June 30, 2009, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.  Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2009 and 2008

General. Net earnings totaled $808,000 for the fiscal year ended June 30, 2009, a decrease of $124,000, or 13.3%, from the net earnings recorded for the fiscal year ended June 30, 2008.  The decrease in earnings was due primarily to a $664,000 or 151.3% increase in federal income taxes and was somewhat offset by a $540,000 or 39.4% increase in earnings before taxes.  The increase in earnings before taxes was due primarily to an $802,000 increase in net interest income.

Interest Income. Total interest income for the fiscal year ended June 30, 2009 was $12.2 million, a decrease of $861,000, or 6.6%, compared to the fiscal year ended June 30, 2008.  The decrease in interest income was due primarily to a decrease in interest income on investment securities, which decreased by $1.2 million, or 81.1%, to $269,000 for the fiscal year ended June 30, 2009, compared to fiscal 2008.  Compared to fiscal 2008, interest income on mortgage-backed securities decreased $98,000 or 14.7% to $567,000 for the year just ended, while interest income on interest-bearing deposits and other decreased $108,000 or 24.5% to $333,000 for the year just ended.  Interest income from loans increased $502,000 or 4.8% from $10.6 million for the 2008 fiscal year to $11.1 million for fiscal 2009.

The decrease in interest income from investment securities was attributable primarily to a $32.6 million, or 79.9%, decrease in the average balance of investment securities outstanding and was supported by a decrease of 21 basis points in the average yield on investment securities to 3.29% for fiscal 2009.  Investment securities either matured or were called during the period, as there were no sales of those securities during fiscal 2009.  The average balance of loans increased by $13.9 million or 8.0%, while the average rate earned on loans decreased by 18 basis points to 5.88% for the 2009 year. The average balance of mortgage-backed securities decreased $2.1 million or 13.8% to $13.4 million, while the average yield declined by 5 basis points to 4.24% for fiscal 2009.  The average balance of other interest-earning assets decreased $223,000 or 2.1% to $110.6 million, while the average yield declined by 93 basis points to 3.15% for fiscal 2009.

Interest Expense. Interest expense totaled $5.9 million for the fiscal year ended June 30, 2009, a decrease of $1.7 million, or 22.0%, from fiscal 2008.  The decrease in interest expense resulted from lower costs of deposits and borrowings.  Interest expense on deposits decreased $754,000 or 15.5%  to $4.1 million for the 2009 fiscal year, while the cost of borrowings decreased $909,000 or 33.8% to $1.8 million for the 2009 fiscal year.  Decreased costs on deposits was attributable primarily to a decrease in rate paid on deposits, while the decreased costs on borrowings was attributable primarily to a decrease in the average balance outstanding year to year.  The average rate paid on deposits decreased 53 basis points to 2.98% for the year just ended, while the average deposits outstanding declined $879,000 or 0.6% from year to year.  Consistent with its strategy, Management was able to utilize excess liquidity to pay down borrowings during 2009.  Average borrowings decreased by  $18.5 million to $43.2 million for the year ended June 30, 2009, while the average rate paid on borrowings decreased 24 basis points to 4.13% for fiscal 2009.

Net Interest Income.  As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $802,000, or 14.5%, during the fiscal year ended June 30, 2009, compared to fiscal 2008.  The average interest rate spread increased from 1.65% for the fiscal year ended June 30, 2008 to 2.29% for fiscal 2009.  The net interest margin increased from 2.29% for the fiscal year ended June 30, 2008 to 2.87% for fiscal 2009.

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

	Year Ended June 30,
	2009			2008
	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$188,163	$11,057	5.88%	$174,259	$10,555	6.06%
Mortgage-backed securities	13,381	567	4.24	15,514	665	4.29
Investment securities	8,187	269	3.29	40,751	1,426	3.50
Other interest-earning assets	10,588	333	3.15	10,811	441	4.08
Total interest-earning assets	220,319	12,226	5.55	241,335	13,087	5.42

Noninterest-earning assets	22,668			22,517
Total assets	$242,987			$263,852

Interest-bearing liabilities:
Demand deposits	$10,366	$158	1.52%	$9,370	$155	1.65%
Noninterest-Bearing demand deposits	788	—	0.00	719	—	0.00
Savings	30,125	303	1.01	32,410	360	1.11
Certificates of deposit	96,807	3,657	3.78	96,466	4,357	4.52
Total deposits	138,086	4,118	2.98	138,965	4,872	3.51
Borrowings	43,200	1,784	4.13	61,687	2,693	4.37
Total interest-bearing liabilities	181,286	5,902	3.26	200,652	7,565	3.77

Noninterest-bearing liabilities	2,723			2,665
Total liabilities	184,009			203,317

Shareholders’ equity	58,978			60,535
Total liabilities and shareholders’ equity	$242,987			$263,852
Net interest income/average yield		$6,324	2.29%		$5,522	1.65%
Net interest margin			2.87%			2.29%
Average interest-earning assets to average interest-bearing liabilities			121.53%			120.28%

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

	Twelve months ended June 30,			Twelve months ended June 30,
	2009 to June 30, 2008			2008 to June 30, 2007
	Increase (Decrease)			Increase (Decrease)
	Due to Changes In			Due to Changes In

	Rate	Volume	Total	Rate	Volume	Total
			(In thousands)
Interest-earning assets:
Loans receivable	$810	$(308)	$502	$737	$16	$753
Mortgage-backed securities	(90)	(8)	(98)	(101)	(2)	(103)
Investment securities	(1,075)	(82)	(1,157)	(563)	(10)	(573)
Other interest-earning assets	(9)	(99)	(108)	113	(51)	62
Total interest-earning assets	(364)	(497)	(861)	186	(47)	139

Interest-bearing liabilities:
Checking accounts	12	(9)	3	17	(87)	(70)
Savings accounts	(24)	(33)	(57)	(51)	(28)	(79)
Certificates of deposit	15	(715)	(700)	162	310	472
FHLB Advances	(768)	(141)	(909)	-	(214)	(214)
Total interest-bearing liabilities	(765)	(898)	(1,663)	128	(19)	109
Increase in net interest income	$401	$401	$802	$58	$(28)	$30

Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision of $46,000 for losses on loans for the fiscal year ended June 30, 2009, an increase of $34,000 compared to a provision of $12,000 for fiscal 2008.  The provision recorded during the fiscal year ended June 30, 2009 generally reflects management’s perception of the risk prevalent in the economy integrated with the overall change in the level of nonperforming loans year over year.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

Other  Income.  Other operating income increased $59,000, to $241,000 for the fiscal year ended June 30, 2009, due primarily to a $41,000 or 178.3% increase in gain on sale of loans.    Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

General, Administrative and Other Expense.  General, administrative and other expense increased $287,000 or 6.6% to $4.6 million for the fiscal year ended June 30, 2009 compared to fiscal 2008.  The increase in general, administrative and other expense is primarily attributed to an increase in other operating expenses, which increased $214,000 or 28.3% to $970,000 for the year just ended.

The increase in other operating expenses was attributed primarily to an increase in audit and accounting expense and FDIC insurance year to year.  Audit and accounting fees increased $91,000 or 101.1% to $181,000 for the fiscal year ended June 30, 2009, primarily as a result of costs associated with compliance with the Sarbanes-Oxley Act of 2004.  In addition, FDIC insurance increased $87,000 or 543.8% to $103,000 for the 2009 fiscal year compared to $16,000 for the prior fiscal year.  Higher FDIC premiums were the result of higher assessments by the FDIC for the recurring quarterly assessment and a special assessment equal to five basis points of total assets (less Tier 1 capital), which was imposed on all banks.  See Footnote A22, “FDIC Assessments and One-time Assessment Credit” for additional information.

Federal Income Taxes. The provision for federal income tax increased $664,000 or 151.3% from $439,000 for the fiscal year ended June 30, 2008 to $1.1 million for the fiscal year ended June 30, 2009, primarily due to a $443,000 nonrecurring charge to income, which was a result of the preliminary denial by the Internal Revenue Service (“IRS”) of a key component of the Company’s claim for refund of income taxes for the fiscal year ended June 30, 2006.  At issue is the timing of a deduction of $1.3 million paid to holders of stock options in conjunction with the acquisition of Frankfort First Bancorp, Inc., in 2005.  The IRS does not disagree with the propriety of the deduction, but disagrees with the timing and believes the deduction should have occurred in the prior tax year, which is now closed under the statute of limitations imposed by the Internal Revenue Code.  The Company only recently learned of the IRS position and will explore the options available to refute its position.  The effective tax rates for the years ended June 30, 2009 and 2008 were 57.7% and 32.0%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2009 and June 30, 2008, cash and cash equivalents totaled $4.2 million and $16.0 million, respectively.  Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5.5 million at both June 30, 2009 and 2008.  At June 30, 2009, we had the ability to borrow a total $119.9 million from the FHLB, of which $39.7 million (before premium) was outstanding.

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

Our primary investing activities are the origination of loans and the purchase of investment securities.  In fiscal 2009 and 2008, we originated $61.2 million and $54.1 million of loans, respectively.  During fiscal 2009, these activities were funded primarily by proceeds from principal repayments on loans of $54.0 million.  During fiscal 2008, these activities were funded primarily by proceeds from the principal repayments on loans of $38.1 million and maturities of investment securities and mortgage-backed securities of $50.9 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances.  We experienced a net increase of $2.1 million in total deposits for the year ended June 30, 2009, while we experienced a net decrease of $2.3 million for the year ended June 30, 2008.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  While we generally manage the pricing of our deposits to be competitive and to increase core deposit relationships, during fiscal 2008, management chose to allow the deposit base to reprice to lower overall levels over attracting new deposits.  For the year ended June 30, 2009, our net decrease in FHLB advances totaled $7.6 million, as we repaid short-term funds with additional liquidity available to us.

Commitments, Contractual Obligations and Off-balance-sheet Transactions

At June 30, 2009, we had $1.5 million in mortgage commitments.  Certificates of deposit due within one year of June 30, 2009 totaled $66.2 million, or 47.4% of total deposits.  If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2010.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table sets forth our contractual obligations and loan commitments as of June 30, 2009.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Five Years	More than Five Years
	(In thousands)
Federal Home Loan Bank advances (1)	$39,684	$24,135	$8,249	$5,236	$2,064
One to four family residential real estate	1,481	1,481	—	—	—
Unused lines of credit	9,780	9,780	—	—	—
Undisbursed loans	404	404	—	—	—
Total commitments	$51,349	$35,800	$8,249	$5,236	$2,064

(1) Net of premium on FHLB borrowings

For the year ended June 30, 2009, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

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
Hazard, Kentucky

We have audited the accompanying consolidated statements of financial condition of Kentucky First Federal Bancorp as of June 30, 2009 and 2008, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2009.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the 2009 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the years in the two-year period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the financial statements, effective July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.”

/s/           BKD, LLP

Cincinnati, Ohio
September 28, 2009

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2009 and 2008
(In thousands, except share data)

	2009	2008

ASSETS

Cash and due from banks	$1,548	$790
Interest-bearing demand deposits	2,669	15,176
Cash and cash equivalents	4,217	15,966

Interest-bearing deposits	100	100
Available for sale securities	5,451	5,480
Held-to-maturity securities, at amortized cost- approximate fair value of $15,317 and $16,409 at June 30, 2009 and 2008, respectively	14,999	16,959
Loans available for sale	230	86
Loans receivable	189,609	182,717
Allowance for loan and lease losses	(678)	(666)
Real estate acquired through foreclosure	109	21
Office premises and equipment	2,844	2,727
Federal Home Loan Bank stock	5,641	5,566
Accrued interest receivable	750	628
Bank-owned life insurance	2,428	2,339
Goodwill	14,507	14,507
Other intangible assets	349	480
Prepaid expenses and other assets	345	266
Prepaid federal income taxes	-	479

Total assets	$240,901	$247,655

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$139,743	$137,634
Advances from the Federal Home Loan Bank	40,156	47,801
Advances by borrowers for taxes and insurance	290	331
Accrued interest payable	189	245
Accrued federal income taxes	67	-
Deferred federal income taxes	1,339	1,234
Other liabilities	723	617
Total liabilities	182,507	187,862

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	36,223	35,834
Retained earnings	31,930	32,291
Shares acquired by stock benefit plans	(2,557)	(2,735)
Treasury shares at cost, 728,930 and 559,330 common shares at June 30, 2009 and 2008, respectively	(7,379)	(5,700)
Accumulated other comprehensive income	91	17
Total shareholders’ equity	58,394	59,793

Total liabilities and shareholders’ equity	$240,901	$247,655

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended June 30, 2009 and 2008
(In thousands, except share data)

	2009	2008

Interest income
Loans	$11,057	$10,555
Mortgage-backed securities	567	665
Investment securities	269	1,426
Interest-bearing deposits and other	333	441
Total interest income	12,226	13,087

Interest expense
Deposits	4,118	4,872
Borrowings	1,784	2,693
Total interest expense	5,902	7,565

Net interest income	6,324	5,522

Provision for losses on loans	46	12

Net interest income after provision for losses on loans	6,278	5,510

Other income
Earnings on bank-owned life insurance	89	83
Gain on sale of loans	64	23
Gain on sale of real estate acquired through foreclosure	3	-
Other operating	85	76
Total other income	241	182

General, administrative and other expense
Employee compensation and benefits	2,885	2,911
Occupancy and equipment	411	344
Franchise and other taxes	180	157
Data processing	162	153
Other operating	970	756
Total general, administrative and other expense	4,608	4,321

Earnings before income taxes	1,911	1,371

Federal income taxes
Current	1,036	225
Deferred	67	214
Total federal income taxes	1,103	439

NET EARNINGS	$808	$932

EARNINGS PER SHARE
Basic	$0.11	$0.12

Diluted	$0.11	$0.12

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2009 and 2008
(In thousands)

	2009	2008

Net earnings	$808	$932

Other comprehensive income, net of tax-related effects: Unrealized holding gains on securities during the year, net of taxes of $38 and $157 in 2009 and 2008, respectively	74	304

Comprehensive income	$882	$1,236

Accumulated other comprehensive income	$91	$17

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2009 and 2008
(In thousands, except share data)

						Unrealized
				Shares		gains (losses)
				acquired		on securities
		Additional		by stock		designated
	Common	paid-in	Retained	benefit	Treasury	as available
	stock	capital	earnings	plans	shares	for sale	Total
Balance at July 1, 2007	$86	$35,459	$32,291	$(3,013)	$(3,091)	$(287)	$61,445

Adjustment related to adoption of FIN 48	-	-	250	-	-	-	250
Net earnings for the year ended June 30, 2008	-	-	932	-	-	-	932
Amortization expense of stock benefit plans	-	257	-	278	-	-	535
Compensation expense related to vesting stock options	-	118	-	-	-	-	118
Acquisition of shares for Treasury	-	-	-	-	(2,609)	-	(2,609)
Unrealized gains on securities designated as
available for sale, net of related tax effects	-	-	-	-	-	304	304
Cash dividends of $0.40 per common share	-	-	(1,182)	-	-	-	(1,182)

Balance at June 30, 2008	86	35,834	32,291	(2,735)	(5,700)	17	59,793

Net earnings for the year ended June 30, 2009	-	-	808	-	-	-	808
Amortization expense of stock benefit plans	-	271	-	178	-	-	449
Compensation expense related to vesting stock options	-	118	-	-	-	-	118
Acquisition of shares for Treasury	-	-	-	-	(1,679)	-	(1,679)
Unrealized gains on securities designated as
available for sale, net of related tax effects	-	-	-	-	-	74	74
Cash dividends of $0.40 per common share	-	-	(1,169)	-	-	-	(1,169)

Balance at June 30, 2009	$86	$36,223	$31,930	$(2,557)	$(7,379)	$91	$58,394

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2009 and 2008
(In thousands)

	2009	2008
Cash flows from operating activities:
Net earnings for the year	$808	$932
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment securities - net	6	1
Depreciation	177	145
Amortization of deferred loan origination (fees) costs	10	39
Amortization of premiums on FHLB advances	(490)	(525)
Amortization of core deposit intangibles	131	132
Gain on sale of loans	(64)	(23)
Gain on sale of real estate acquired through foreclosure	(3)	-
Amortization of stock benefit plans and stock options expense	567	560
Federal Home Loan Bank stock dividends	(75)	(145)
Bank-owned life insurance earnings	(89)	(83)
Provision for losses on loans	46	12
Mortgage loans originated for sale	(3,691)	(1,627)
Proceeds from sale of mortgage loans	3,611	1,564
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(122)	307
Prepaid expenses and other assets	(79)	10
Accrued interest payable	(56)	(120)
Accounts payable and other liabilities	106	(98)
Federal income taxes
Current	546	30
Deferred	67	147
Net cash provided by operating activities	1,406	1,258

Cash flows provided by (used in) investing activities:
Investment securities maturities, prepayments and calls:
Held to maturity	1,960	42,647
Available for sale	135	8,278
Loan disbursements	(61,195)	(54,092)
Principal repayments on loans	53,986	38,118
Proceeds from sale of real estate acquired through foreclosure	188	15
Proceeds from sale of office premises and equipment	-	-
Purchase of office premises and equipment	(294)	(110)
Net cash provided by (used in) investing activities	(5,220)	34,856

Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits	2,109	(2,259)
Advances by borrowers for taxes and insurance	(41)	(12)
Proceeds from Federal Home Loan Bank advances	17,800	25,600
Repayments on Federal Home Loan Bank advances	(24,955)	(42,406)
Purchase of shares for stock benefit plans	-	-
Treasury stock repurchases	(1,679)	(2,609)
Dividends paid on common stock	(1,169)	(1,182)
Net cash used in financing activities	(7,935)	(22,868)

Net increase (decrease) in cash and cash equivalents	(11,749)	13,246

Cash and cash equivalents at beginning of year	15,966	2,720

Cash and cash equivalents at end of year	$4,217	$15,966

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2009 and 2008
(In thousands)

	2009	2008

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$490	$260

Interest on deposits and borrowings	$6,449	$8,210

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$273	$28

Loans disbursed upon sales of real estate acquired through foreclosure	$128	$-

Capitalization of mortgage servicing rights	$20	$8

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”).  First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.”  First Federal of Hazard is a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky.  Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes.  First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans.  The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

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

June 30, 2009 and 2008

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At June 30, 2009 and 2008, the Company had $230,000 and $86,000 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold.  Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  The Company recorded amortization related to mortgage servicing rights totaling $10,000 during the year ended June 30, 2009 and $4,000 during the year ended June 30, 2008.  The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $83,000 and $63,000 at June 30, 2009 and 2008, respectively.

The Company was servicing mortgage loans of approximately $10.4 million and $7.9 million that had been sold to the Federal Home Loan Bank at June 30, 2009, and 2008, respectively.

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

June 30, 2009 and 2008

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

June 30, 2009 and 2008

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

10.  Retirement and Employee Benefit Plans

The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service.  Contributions are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $303,000 and $392,000 for the fiscal years ended June 30, 2009 and 2008.

The Company also maintains nonqualified deferred unfunded compensation plans for the benefit of certain directors.  The Company recognized expense related to these plans in the amount of $19,000 for each of the fiscal years ended June 30, 2009 and 2008.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10.  Retirement and Employee Benefit Plans (continued)

The Company has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21.  Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares.  Shares in the ESOP were acquired using funds provided by a loan from the Company and accordingly the cost of those shares is shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Dividends on unallocated shares are used to repay the loan and are treated as compensation expense.  Compensation expense is recorded equal to the fair market value of the stock allocated to participants during a given fiscal year and for shares committed to be released.  Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $2.6 million and $2.7 million at June 30, 2009 and 2008, respectively.  The Company recorded expense for the ESOP of approximately $185,000 for each of the years ended June 30, 2009 and 2008.

	For the fiscal year ended
	June 30,
	2009	2008

Allocated shares	63,756	49,320
Shares committed to be released	8,639	9,267
Unearned shares	254,933	273,217
Total ESOP shares	327,328	331,804

Fair value of unearned shares at end of period (expressed in thousands)	$3,097	$2,555

11.  Share-Based Compensation Plans

In fiscal 2006, the Company initiated the 2005 Equity Incentive Plan (“EIP” or the “Plan”) which provides for two share-based compensation plans, which are described below.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Share-Based Compensation Plans  (continued)

The compensation cost that has been charged against income for those share-based plans was $380,000, and $376,000 for the fiscal years ended June 30, 2009 and 2008, respectively.  The total income tax benefit recognized in the statement of earnings for share-based compensation arrangements was $129,000 and $100,000 for the fiscal years ended June 30, 2009 and 2008, respectively.

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

The fair value of the option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model.   At June 30, 2009, the only options granted relate to the fiscal year 2006 with the following weighted-average assumptions used for the grant:  dividend yield of 3.96%; expected volatility of 20.0%, which equals the weighted average volatility; risk-free interest rate of 4.49%; and expected lives of 7 years.  The risk-free reinvestment rate is an arithmetic average of the rates on five- and ten-year treasuries as of December 13, 2005, while the volatility of the options was estimated using historical and implied stock price volatility experience of comparable firms.

A summary of the status of the Company’s stock option plan as of June 30, 2009, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	$(000)

Outstanding at beginning of year	339,200	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	339,200	$10.10	$695

Options exercisable at end of year	203,520	$10.10	$417

Weighted average fair value of options granted in fiscal year 2006			$1.75

Weighted average remaining contractual term of options outstanding and exercisable			6.5 years

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

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
The following table summarizes the activity with regard to restricted stock awards during fiscal 2009:

		Weighted-average
		grant date
	Shares	fair value
Nonvested at July 1, 2008	77,700	$10.10
Vested	(25,900)	10.10
Forfeited	-	-

Nonvested at June 30, 2009	51,800	$10.10

As of June 30, 2009, there was $570,000 of total unrecognized compensation cost related to the share-based compensation plans.  The cost is expected to be recognized over a weighted average period of 1.5 years.  The total fair value of shares vested during the years ended June 30, 2009 and 2008 was $253,000 and $259,000, respectively.

12.  Earnings Per Share

Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued or released under the Company’s share-based compensation plans.  There is no adjustment to net earnings for the calculation of diluted earnings per share.  The computations were as follows:

	For the fiscal year ended
	June 30,
	2009	2008

Weighted-average common shares outstanding (basic)	7,559,903	7,739,519
Dilutive effect of assumed exercise of stock options	9,396	-
Weighted-average common shares outstanding (diluted)	7,569,299	7,739,519

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock.  For 2009 all options were dilutive, as the exercise price was greater than the average market price of the common stock.  For fiscal year 2008 all outstanding options were antidilutive.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13.  Disclosures About Fair Value of Assets and Liabilities

Effective July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying statement of condition, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. government agency bonds and mortgage-backed securities.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying statements of financial condition measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at June 30, 2009:

Fair Value Measurements Using
(in thousands)
Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Available-for-sale securities	$5,451	$-	$5,451	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114 (FAS 114), “Accounting by Creditors for Impairment of a Loan”.

If the impaired loan is identified as collateral-dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans are classified within Level 3 of the fair value hierarchy.

Real Estate Acquired Through Foreclosure

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed, and current and past offers for the other real estate under evaluation.  Due to the nature of the valuation inputs, real estate acquired through foreclosure is classified within Level 3 of the hierarchy.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying statements of financial condition measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at June 30, 2009:

Fair Value Measurements Using
(in thousands)
Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$1,097	$-	$-	$1,097
Real estate acquired through foreclosure	96	-	-	96

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

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows.  Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying statements of financial condition at amounts other than fair value at June 30, 2009 and 2008:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Held-to-maturity securities: For held-to-maturity securities, fair value is deemed to equal the quoted market price.

Loans available-for-sale:  Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value.  When the Bank decides to sell loans not previously classified as held for sale, such loans are transferred into a held-for-sale classification, and the recorded loan values are adjusted to the lower of cost or fair value.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Advances by borrowers for taxes and insurance and accrued interest payable:  The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  The fair value of outstanding loan commitments at June 30, 2009 and 2008, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
			(In Thousands)

Financial assets
Cash and cash equivalents	$4,217	$4,217	$15,966	$15,966
Interest-earning deposits	100	100	100	100
Available-for-sale securities	5,451	5,451	5,480	5,480
Held-to-maturity securities	14,999	15,317	16,959	16,409
Loans available for sale	230	230	86	86
Loans receivable - net	188,931	193,165	182,051	181,523
Federal Home Loan Bank stock	5,641	5,641	5,566	5,566
Accrued interest receivable	750	750	628	628

Financial liabilities
Deposits	$139,743	142,772	$137,634	$139,392
Advances from the Federal Home Loan Bank	40,156	41,613	47,801	48,600
Advances by borrowers for taxes and insurance	290	290	331	331
Accrued interest payable	189	189	245	245

14.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

15.  Goodwill and Other Intangible Assets

Goodwill and other intangible assets arising from the Frankfort First acquisition are accounted for in accordance with SFAS No. 142, “Goodwill and Intangible Assets.”  Pursuant to SFAS No. 142, acquired goodwill is not amortized but is tested for impairment at the reporting unit annually or whenever an impairment indicator arises.  The Company evaluated the goodwill in March 2009 and concluded there was no impairment.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

15.  Goodwill and Other Intangible Assets (continued)

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years.  The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2009 and 2008 is as follows:

	2009	2008
	(in thousands)

Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	569	438
	$349	$480

Amortization expense for each of the years ended June 30, 2009 and 2008 was $131,000.  The following table summarizes the Company’s current estimates for future amortization expense of the core deposit intangible:

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

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

18.  Related Party Transactions

Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2009 and 2008 are summarized as follows:

	2009	2008
	(In thousands)

Outstanding principal, beginning of year	$369	$1,046
Principal disbursed during the year	119	20
Principal repaid and refinanced during the year	(101)	(116)
Other	—	(581)
Outstanding principal, end of year	$387	$369

Deposits from related parties held by the Company at June 30, 2009 and 2008 totaled $2.7 million and $1.9 million, respectively.

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

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

19.  Effects of Recent Accounting Pronouncements (continued)

Concurrent with SFAS No. 141 (R), the FASB issued SFAS No. 160, “Noncontrolling Interests in Condensed consolidated financial Statements, an Amendment of ARB 51.”  SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (formerly known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary.  A subsidiary, as defined by SFAS No. 160, includes a variable interest entity that is consolidated by a primary beneficiary.

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

On April 9, 2009, the FASB finalized three FASB Staff Positions (“FSPs”) regarding the accounting treatment for investments including mortgage-backed securities.  These FSPs changed the method for determining if an Other-than temporary impairment (“OTTI”) exists and the amount of OTTI to be recorded through an entity’s income statement.  The changes brought about by the FSPs provide greater clarity and reflect a more accurate representation of the credit and noncredit components of an OTTI event.  The three FSPs are as follows:

•
FAS “SFAS 157-4 Determining Fair Value When the Volume and Level of Activity for the Assets or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” addresses the criteria to be used in the determination of an active market in determining whether observable transactions are Level 1 or Level 2 under the framework established by  SFAS 157, “Fair Value Measurements.”  The FSP reiterates that fair value is based on the notion of exit price in an orderly transaction between willing market participants at the valuation date.

•
FSP “SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments”  provide additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities.

•	FSP “SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments” enhances consistency in financial reporting by increasing the frequency of fair value disclosures.

These staff positions are effective for financial statements issued for periods ending after June 15, 2009, with early application possible for the quarter ended March 31, 2009.  The Company elected not to adopt any of the above positions early.  Adoption of these staff positions did not have a material effect on the Company’s financial position or results of operations.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

19. Effects of Recent Accounting Pronouncements (continued)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” to incorporate the accounting and disclosure requirements for subsequent events into U.S. generally accepted accounting principles.  SFAS No. 165 introduces new terminology, defines a date through which management must evaluate subsequent events, and lists the circumstances under which an entity must recognize and disclose events or transactions occurring after the balance sheet date.  The Company adopted SFAS No. 165 as of June 30, 2009, which was the required effective date.

The Company evaluated its June 30, 2009 consolidated financial statements through September 28, 2009, the date the consolidated financial statements were issued.  The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets: an Amendment of FASB No. 140.”  SFAS No. 166 changes the derecognition guidance for transferors of financial assets, including entities that sponsor securitizations, to align that guidance with the original intent of SFAS No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS No. 166 also eliminates the exemption from consolidation for qualifying special-purpose entities (“QSPEs”).  As a result, all existing QSPEs need to be evaluated to determine whether the QSPE should be consolidated in accordance with SFAS No. 166.

SFAS No. 166 is effective as of the beginning of a reporting entity’s first annual reporting period beginning after November 15, 2009, (July 1, 2010 as to the Company) for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  The recognition and measurement provisions of SFAS No. 166 must be applied to transfers that occur on or after the effective date.  Early application is prohibited.  SFAS No. 166 also requires additional disclosures about transfers of financial assets that occur both before and after the effective date.  The Company does not believe that the adoption of SFAS No. 166 will have a significant effect on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” to improve how enterprises account for and disclose their involvement with variable interest entities (“VIEs”), which are special-purpose entities, and other entities whose equity at risk is insufficient or lack certain characteristics.  Among other things, SFAS No. 167 changes how an entity determines whether it is the primary beneficiary of a variable interest entity (“VIE”) and whether that VIE should be consolidated.  SFAS No. 167 requires an entity to provide significantly more disclosures about its involvement with VIEs.  As a result, the Company must comprehensively review its involvements with VIEs and potential VIEs, including entities previously considered to be qualifying special purpose entities, to determine the effect on its consolidated financial statements and related disclosures.

SFAS No. 167 is effective as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009, (July 1, 2010 as to the Company) and for interim periods within the first annual reporting period.  Earlier application is prohibited.  The Company does not believe that the adoption of SFAS No. 167 will have a significant effect on its consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

20.	Change in Accounting Principles

The Company or one of its subsidiaries files income tax returns in the U.S. federal and Kentucky jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2006.

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

21.	FDIC Assessments and One-time Assessment Credit

Effective November 17, 2006, the Federal Deposit Insurance Corporation (“FDIC”) implemented a one-time credit of $4.7 billion to eligible institutions.  The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund.  The banks are eligible institutions and have received notice from the FDIC that their remaining share of the credit was $72,000 at June 30, 2009.  The credit has been reflected in the accompanying financial statements as a reduction of the estimated FDIC premiums due at June 30, 2009.

At June 30, 2009, accrued FDIC assessments was $71,000, which was composed of $43,000 and $100,000 for the recurring quarterly assessment and the special assessment for the period ended June 30, 2009, respectively, less the $72,000 credit referenced above.

22.	Reclassifications

Certain prior year amounts have been reclassified to conform to the 2009 consolidated financial statement presentation.  These reclassifications had no effect on net income.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

NOTE B - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at June 30, 2009 and 2008 are summarized as follows:

	2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available-for-sale Securities
U.S. government agencies	$5,000	$136	$-	$5,136
Mortgage-backed securities	314	2	(1)	315
	$5,314	$138	$(1)	$5,451

Held-to-maturity Securities
U.S. government agencies	$3,000	$2	$-	$3,002
Mortgage-backed securities	11,999	316	-	12,315
	$14,999	$318	$-	$15,317

	2008
		Gross	Gross	Estimated
	Amortized	Unrealized	unrealized	fair
	cost	Gains	losses	value
	(In thousands)
Available-for-sale Securities
U.S. government agencies	$4,999	$31	$-	$5,030
Mortgage-backed securities	455	4	(9)	450
	$5,454	$35	$(9)	$5,480

Held-to-maturity Securities
U.S. government agencies	$3,000	$1	$-	$3,001
Mortgage-backed securities	13,959	4	(555)	13,408
	$16,959	$5	$(555)	$16,409

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE B - INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair value of investment securities as of June 30, 2009 and 2008, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2009		2008
	Estimated		Estimated
	fair	Amortized	fair	Amortized
	value	cost	value	cost
	(In thousands)
Available-for-sale
Within one year	$5,136	$5,000	$-	$-
One year through five years	-	-	5,030	4,999
	5,136	5,000	5,030	4,999
Mortgage-backed securities	315	314	450	455
Totals	$5,451	$5,314	$5,480	$5,454

Held-to-maturity
Within one year	$3,002	$3,000	$-	$-
One year through five years	-	-	3,001	3,000
	3,002	3,000	3,001	3,000
Mortgage-backed securities	12,315	11,999	13,408	13,959
Totals	$15,317	$14,999	$16,409	$16,959

There were no sales of investment securities during the fiscal years ended June 30, 2009 or 2008.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE B - INVESTMENT SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at June 30, 2009 and 2008:

	June 30, 2009
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	value	losses	value	losses
	(Dollars in thousands)

U.S. Government
agency securities	$-	$-	$-	$-	$-	$-
Mortgage-backed
securities	-	-	57	1	57	1

Total temporarily
impaired securities	$-	$-	$57	$1	$57	$1

	June 30, 2008
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	value	losses	value	losses
	(Dollars in thousands)

U.S. Government
agency securities	$-	$-	$-	$-	$-	$-
Mortgage-backed
securities	4,094	81	9,450	483	13,544	564

Total temporarily
impaired securities	$4,094	$81	$9,450	$483	$13,544	$564

Management has the intent and ability to hold these available-for-sale securities until they have a recovery in value and the held-to-maturity securities until maturity.  The decline in the fair value is primarily due to changes in market interest rates.  The fair values are expected to recover as securities approach maturity dates.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio at June 30 is as follows:

	2009	2008
	(In thousands)
Residential real estate
One- to four-family	$163,108	$158,007
Multi-family	7,303	2,684
Construction	735	3,528
Nonresidential real estate and land	11,460	11,318
Loans on deposits	2,909	3,384
Consumer and other	4,497	4,503
	190,012	183,424
Less:
Undisbursed portion of loans in process	404	696
Deferred loan origination fees (cost)	(1)	11
Allowance for loan losses	678	666

	$188,931	$182,051

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2009	2008
	(In thousands)

Balance at beginning of year	$666	$720
Provision for losses on loans	46	12
Charge-offs	(34)	(66)

Balance at end of year	$678	$666

As of June 30, 2009 and 2008, the general portion of the allowance for loan losses is includible as a component of the Banks’ regulatory risk-based capital.

At June 30, 2009 impaired loans totaled $5.2 million, and an allowance for loan losses of $56,000 related to impaired loans of $1.1 million.  At June 30, 2009, impaired loans of $4.1 million had no related allowance for loan losses.  At June 30, 2008, there were no impaired loans and, therefore, there was no allowance for loan losses related to impaired loans.

For the fiscal year ended June 30, 2009, interest of $273,000 and $185,000 was recognized on an accrual and cash basis, respectively based on average impaired loans of $5.2 million

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES   (continued)

At June 30, 2009 and 2008, accruing loans delinquent 90 days or more totaled approximately $3.6 million and $611,000, respectively. Nonaccrual loans at June 30, 2009 and 2008, were approximately $435,000 and $666,000, respectively.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment at June 30 are comprised of the following:

	2009	2008
	(In thousands)

Land	$860	$860
Buildings and improvements	3,666	3,502
Furniture and equipment	1,335	1,232
Automobiles	32	27
	5,893	5,621
Less accumulated depreciation	3,049	2,894

	$2,844	$2,727

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

	2009	2008
	(In thousands)

Non-interest bearing checking accounts	$846	$888
Checking accounts	6,346	5,572
Savings accounts	30,093	31,222
Money market demand deposits	3,940	2,932
Total demand, transaction and passbook deposits	41,225	40,614
Certificates of deposit:
Original maturities of:
Less than 12 months	5,028	5,233
12 months to 36 months	81,552	79,456
More than 36 months	11,938	12,331
Total certificates of deposit	98,518	97,020
Total deposits	$139,743	$137,634

At June 30, 2009 and 2008, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $29.1 million and $29.3 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE F - DEPOSITS  (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

2009
(In thousands)

2010	$66,180
2011	20,792
2012	9,307
2013	2,051
2014 and thereafter	188

$98,518

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2009 and 2008 by pledges of certain residential mortgage loans totaling $53.6 million and $59.2 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

	Maturing
	year ending
Interest rate	June 30,	2009
		(In thousands)

5.96% - 6.86%	2010	$24,135
5.80% - 6.22%	2011	8,133
6.90%	2012	116
4.25%	2013	5,078
6.15% - 6.95%	2014	78
6.30% - 6.35%	2015	80
6.20%	2016	62
6.20%	2017	2
3.95%	2018	__2,000
		39,684
Premium assigned to borrowings in
Frankfort First acquisition, net of amortization		472

		$40,156

Weighted-average interest rate		5.84%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2009 and 2008, as follows:

	2009	2008
	(In thousands)

Federal income taxes at the statutory rate	$640	$466
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(29)	(27)
Disallowed deduction claimed on amended return for $1.3 million
paid to option holders in acquisition of Frankfort First Bancorp, Inc.	492	-

	$1,103	$439

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2009	2008
	(In thousands)
Taxes (payable) refundable on temporary
differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$231	$227
Deferred loan origination fees	—	20
Deferred compensation and benefits	212	220
Charitable contributions	9	10
Purchase accounting adjustments	160	—
Nonaccrued interest on loans	9	—
Total deferred tax assets	621	477

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,271)	(1,246)
Deferred loan origination costs	(32)	—
Purchase accounting adjustments	(572)	(267)
Unrealized gains on securities available for sale	(47)	(9)
Book/tax depreciation	(38)	(189)
Total deferred tax liabilities	(1,960)	(1,711)

Net deferred tax liability	$(1,339)	$(1,234)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES  (continued)

The 2009 provision for federal income taxes includes a one-time nonrecurring charge of $443,000, which relates to the preliminary denial by the Internal Revenue Service of a $1.3 million deduction on the basis of timing.  This is a significant estimate that could materially change within the next 12 months.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2009, include approximately $5.4 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2009.

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

At June 30, 2009 and 2008, the Banks had outstanding commitments of approximately $1.5 million and $946,000, respectively, to originate loans.  Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $9.8 million and $9.5 million at the end of fiscal years 2009 and 2008, respectively.  In the opinion of the Banks’ management, all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2009, and will be funded from normal cash flow from operations.

From time to time balances with correspondent banks may exceed the FDIC $250,000 insurable limit.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE J - REGULATORY CAPITAL

The Banks are subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”).  Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

During fiscal 2009, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes has changed the Banks’ categories.  To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

			As of June 30, 2009
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$22,799	20.0%	$	≥1,711	≥1.5%	$	≥5,705	≥ 5.0%
First Federal of Frankfort	$17,438	15.1%	$	≥1,734	≥1.5%	$	≥5,779	≥ 5.0%

Core capital
First Federal of Hazard	$22,799	20.0%	$	≥4,564	≥4.0%	$	≥6,846	≥ 6.0%
First Federal of Frankfort	$17,438	15.1%	$	≥4,623	≥4.0%	$	≥6,935	≥ 6.0%

Risk-based capital
First Federal of Hazard	$23,289	42.4%	$	≥4,392	≥8.0%	$	≥5,490	≥10.0%
First Federal of Frankfort	$17,570	27.5%	$	≥5,109	≥8.0%	$	≥6,386	≥10.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE J - REGULATORY CAPITAL (continued)

			As of June 30, 2008
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$21,483	19.2%	$	≥1,679	≥1.5%	$	≥5,598	≥ 5.0%
First Federal of Frankfort	$17,203	13.8%	$	≥1,874	≥1.5%	$	≥6,248	≥ 5.0%

Core capital
First Federal of Hazard	$21,483	19.2%	$	≥4,478	≥4.0%	$	≥6,717	≥ 6.0%
First Federal of Frankfort	$17,203	13.8%	$	≥4,998	≥4.0%	$	≥7,498	≥ 6.0%

Risk-based capital
First Federal of Hazard	$22,016	46.9%	$	≥3,754	≥8.0%	$	≥4,692	≥10.0%
First Federal of Frankfort	$17,336	25.2%	$	≥5,496	≥8.0%	$	≥6,870	≥10.0%

As of June 30, 2009 and 2008, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

Regulations of the OTS governing mutual holding companies permit First Federal MHC to waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp, provided the OTS does not object to such waiver.  Pursuant to these provisions, First Federal MHC waived $1.9 million in dividends during the fiscal year ended June 30, 2009.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the fiscal years ended June 30, 2009 and 2008.

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF FINANCIAL CONDITION
June 30, 2009 and 2008
(In thousands)
	2009	2008
ASSETS

Interest-bearing deposits in First Federal of Hazard	$14	$2
Interest-bearing deposits in First Federal of Frankfort	21	2,766
Other interest-bearing deposits	61	76
Investment in First Federal of Hazard	25,531	24,334
Investment in Frankfort First	32,400	32,257
Prepaid expenses and other assets	538	1,038

Total assets	$58,565	$60,473

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$171	$131
Loan from Frankfort First	—	549

Total liabilities	171	680

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	36,223	35,834
Retained earnings	31,930	32,291
Shares acquired by stock benefit plans	(2,557)	(2,735)
Shares acquired for treasury – at cost	(7,379)	(5,700)
Accumulated other comprehensive income (loss)	91	17
Total shareholders’ equity	58,394	59,793

Total liabilities and shareholders’ equity	$58,565	$60,473

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF EARNINGS
Years ended June 30, 2009 and 2008
(In thousands)

	2009	2008
Revenue
Interest income	$188	$187
Dividends from First Federal of Hazard	—	4,500
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	1,018	(3,932)
Dividends from Frankfort First	492	630
Equity in undistributed earnings of Frankfort First	134	53
Total revenue	1,832	1,438

General and administrative expenses	723	669

Earnings before income taxes	1,109	769

Federal income tax expense (credits)	301	(163)

NET EARNINGS	$808	$932

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
For Years ended June 30, 2009 and 2008
(In thousands)

	2009	2008
Cash flows from operating activities:
Net earnings for the year	$808	$932
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(1,152)	3,879
Noncash compensation expense	567	483
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	386	(90)
Other liabilities	40	(7)
Net cash provided by operating activities	649	5,197

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS (continued)
For Years ended June 30, 2009 and 2008
(In thousands)
	2009	2008
Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(1,169)	(1,182)
Repurchase of treasury shares	(1,679)	(2,609)
Advances from (repaid to) Frankfort First Bancorp, Inc.	(549)	299
Net cash used in financing activities	(3,397)	(3,492)

Net increase (decrease) in cash and cash equivalents	(2,748)	1,705

Cash and cash equivalents at beginning of year	2,844	1,139

Cash and cash equivalents at end of year	$96	$2,844

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

NOTE L – STOCK REPURCHASE PROGRAM

On October 17, 2008, the Board of Directors authorized the purchase of up to 150,000 shares of the Company’s stock.  The program is expected to be completed within one year, and the shares repurchased will be held as treasury stock.  Repurchases will be effected through open market purchases or unsolicited privately negotiated transactions.  The stock repurchase program will be dependent on market conditions and there is no guarantee as to the exact number of shares that the Company will repurchase.

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah Bersaglia, Assistant	Wick Asbury, Vice President/Lending
Vice President/Assistant Secretary/Collection	Brenda Baldwin, Accounting
Phyllis Campbell, Customer Service	Stan Betsworth, Vice President/Lending
Holly Caudill, Customer Service	Phyllis Bowman, Loan Servicing
Sandy Craft, Assistant Vice President	Lisa Brinley, Branch Manager
Lou Ella R. Farler, Assistant Vice	Andrea Cline, Customer Service
President/Data Processing	Carolyn Eades, Receptionist/Customer Service
Deloris S. Justice, Accounting Assistant	Diana Eads, Customer Service
Kaye Craft, Treasurer	Stacey Greenawalt, Vice President/Lending
Brenda Lovelace, Customer Service	Barry Holder, Customer Service
Fred Skaggs, Vice President/Lending/Secretary	Clay Hulette, President/Treasurer
Margaret Pelley, Customer Service	Don D. Jennings, Chief Executive Officer
Peggy Hopper Steele, Assistant Data	Teresa A. Kuhl, Executive Vice President/
Processing	Operations/Human Resources
Molly Ann E. Toler, Assistant Vice President	Janet Lewis, Branch Manager
Teller Operations	Patty Luttrell, Loan Processing/Compliance
Tony Whitaker, President	Tracey McCoun, Customer Service
Carla McMillen, Customer Service
Kim Moore, Customer Service Manager
Carolyn Mulcahy, Accounting
Jeanie Murphy, Customer Service
David Semones, Loan Processing
Martha Sowders, Customer Service
Melissa Thompson, Administrative Assistant
Yvonne Thornberry, Loan Processing/Servicing
Nancy Watts, Customer Service/ Insurance
Processing

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker, Attorney and Assistant General Counsel to the Kentucky River Properties, LLC Walt Ecton, Attorney William D. Gorman, Mayor of the City of Hazard	Stephen G. Barker Walter G. Ecton, Jr. William D. Gorman Tony Whitaker	Charles A. Cotton, III C. Michael Davenport Danny A. Garland David R. Harrod Don D. Jennings William C. Jennings, Chairman
David R. Harrod C.P.A. and principal of Harrod and Associates, P.S.C.		William M. Johnson Frank McGrath Herman D. Regan, Jr.
Don D. Jennings, President, Kentucky First Federal Bancorp
Herman D. Regan, Jr., Retired President of Kenvirons, Inc.
Tony Whitaker, Chairman of
Kentucky First Federal Bancorp
Office Locations

First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO		Shareholder Inquiries and
Tony Whitaker	Special Counsel	Availability of 10-K Report: A
(606) 436-3860 firstfederal@windstream.net	Kilpatrick Stockton LLP	COPY OF THE COMPANY’S ANNUAL REPORT ON FORM
	607 14th Street, NW	10-K FOR THE YEAR ENDED
	Washington, DC 20005	JUNE 30, 2009, AS FILED
Investor Relations		WITH THE SECURITIES AND
Don Jennings	Transfer Agent and Registrar	EXCHANGE COMMISSION
Djenni7474@aol.com	Illinois Stock Transfer Company	WILL BE FURNISHED
	209 W Jackson Blvd, Ste 903	WITHOUT CHARGE TO
Clay Hulette	Chicago, IL 60606-6905	SHAREHOLDERS AS OF THE
rchulette@hotmail.com	(312) 427-2953	RECORD DATE FOR THE
NOVEMBER 10, 2009
(502) 223-1638	Annual Meeting	ANNUAL MEETING UPON
P.O. Box 535	The Annual Meeting of Share-	WRITTEN REQUEST TO:
Frankfort, KY 40602	holders will be held on
	November 10, 2009 at	INVESTOR RELATIONS
Independent Auditors	3:30 p.m., Eastern Time, at	KENTUCKY FIRST
BKD, LLP	the First Federal Center on the	FEDERAL BANCORP
312 Walnut Street, Suite 3000	campus of Hazard Community	P.O. BOX 535
Cincinnati, OH 45202	and Technical College, One	FRANKFORT, KY 40602
Community College Blvd,
Hazard, KY