Form 10-K/A, Exhibit 13
period 2009-06-30
Kentucky First Federal Bancorp
filed 2010-09-30
CIK 1297341

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

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data (1)

	At June 30,
	2009	2008	2007	2006	2005
	(In thousands)

Total assets	$240,901	$247,655	$268,916	$261,941	$273,915
Cash and cash equivalents	4,217	15,966	2,720	2,294	8,358
Interest-bearing deposits	100	100	100	100	100
Investment securities held to maturity	14,999	16,959	59,606	64,029	72,189
Investment securities available for sale	5,451	5,480	13,298	13,290	14,547
Loans receivable, net	188,931	182,051	166,156	155,386	151,712
Deposits	139,743	137,634	139,893	141,238	155,044
Federal Home Loan Bank advances	40,156	47,801	65,132	54,849	50,985
Shareholders’ equity (2)	58,538	60,017	61,445	63,881	65,939
Allowance for loan losses	678	666	720	724	708
Nonperforming loans	3,872	1,277	968	1,427	1,747

Selected Operating Data (1)

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Total interest income	$12,226	$13,087	$12,948	$12,709		$8,153
Total interest expense	5,902	7,565	7,456	6,096		3,353
Net interest income	6,324	5,522	5,492	6,613		4,800
Provision for losses on loans	46	12	—	32		53
Net interest income after provision
for losses on loans	6,278	5,510	5,492	6,581		4,747
Total other income	241	182	174	216		263
Total general, administrative
and other expenses	4,608	4,321	4,364	4,486		2,509
Income before federal income taxes	1,911	1,371	1,302	2,311		2,501
Federal income taxes	1,183	439	417	723		872

Net income	$728	$932	$885	$1,588		$1,629
Net earnings per share – basic	$0.10	$0.12	$0.11	$0.19	$	N/A
Net earnings per share – diluted	$0.10	$0.12	$0.11	$0.19	$	N/A
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40		$0.10
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

(2)	Consists of only retained earnings at June 30, 2005.

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.30%	0.35%	0.33%	0.59%	0.88%
Return on average equity (net income divided by average equity)	1.23	1.53	1.41	2.68	4.46
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.29	1.65	1.61	2.15	2.30
Net interest margin (net interest income divided by average interest-earning assets)	2.87	2.29	2.26	2.63	2.69
Ratio of average interest-earning assets to average interest-bearing liabilities	121.53	120.28	121.16	118.77	120.74
Ratio of total general administrative and other expenses to average total assets	1.90	1.64	1.64	1.62	1.35
Efficiency ratio (2)	70.19	75.75	77.02	65.02	49.56
Dividend payout ratio (3)	144.68	126.82	153.11	97.36	N/A

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (4)	2.05	0.70	0.58	0.92	1.15
Nonperforming assets as a percent of total assets at end of period	1.65	0.52	0.36	0.54	0.66
Allowance for loan losses as a percent of total loans at end of period	0.36	0.36	0.43	0.46	0.47
Allowance for loan losses as a percent of nonperforming loans at end of period	17.51	52.15	74.38	50.74	40.53
Provision for loan losses to total loans	0.02	0.01	—	0.02	0.03
Net charge-offs to average loans outstanding	0.02	0.04	—	0.01	0.20

Capital Ratios:
Average equity to average assets	24.40	23.03	23.64	21.95	19.68
Shareholders’ equity or capital to total assets at end of period	24.30	24.23	22.85	24.39	24.07

Regulatory Capital Ratios:
Tangible capital	17.48	16.33	16.61	17.42	17.18
Core capital	17.48	16.33	16.61	17.42	17.18
Risk-based capital	34.34	34.03	38.61	41.92	43.83
Number of banking offices	4	4	4	4	4
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

Statement of Financial Condition

General.  At June 30, 2009, total assets were $240.9 million, a decrease of $6.8 million, or 2.7%, from the $247.7 million total at June 30, 2008.  The decrease in total assets was comprised primarily of decreases in cash and cash equivalents and held-to-maturity investment securities  and was offset by an increase in loans receivable.  At June 30, 2009, total liabilities were $182.4 million, a decrease of $5.3 million, or 2.8%, from total liabilities at June 30, 2008.  The decrease in total liabilities was comprised primarily of a decrease in FHLB Advances.

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

At June 30, 2009, the allowance for loan losses totaled $678,000, or 0.36% of total loans, compared to $666,000, or 0.36% of total loans at June 30, 2008.  The allowance at June 30, 2009 included $56,000 designated as specific reserves.  Such reserves are calculated when a non-homogenous loan is considered impaired—meaning that there is a likelihood that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.   All of the Company’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value.  Of the specific reserves, $52,000 was assigned to two loans belonging to one borrower.  Those loans were secured by multi-family residential property.  The Company has entered into foreclosure proceedings against the borrower.

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

	Year Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$435	$666	$713	$819	$874
Consumer loans	—	—	—	—	—
Total	435	666	713	819	874

Accruing loans past due 90 days or more:
Real estate loans	3,437	611	255	608	873
Consumer loans	—	—	—	—	—
Total of accruing loans past due 90 days or more	3,437	611	255	608	873
Total nonperforming loans	3,872	1,277	968	1,427	1,747
Real estate acquired through foreclosure	109	21	8	51	60
Total nonperforming assets	$3,981	$1,298	$976	$1,478	$1,807

Total nonperforming loans to total loans	2.05%	0.70%	0.58%	0.92%	1.15%

Total nonperforming loans to total assets	1.61%	0.52%	0.36%	0.54%	0.64%

Total nonperforming assets to total assets	1.65%	0.52%	0.36%	0.56%	0.66%

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

Shareholders’ Equity.  Shareholders’ equity totaled $58.5 million at June 30, 2009, a $1.5 million, or 2.5%, decrease compared to June 30, 2008.  The reduction resulted primarily from repurchases of the Company’s common stock.

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

Results of Operations for the Years Ended June 30, 2009 and 2008

General. Net earnings totaled $728,000 for the fiscal year ended June 30, 2009, a decrease of $204,000, or 21.9%, from the net earnings recorded for the fiscal year ended June 30, 2008.  The decrease in earnings was due primarily to a $744,000 or 169.5% increase in federal income taxes and was somewhat offset by a $540,000 or 39.4% increase in earnings before taxes.  The increase in earnings before taxes was due primarily to an $802,000 increase in net interest income.

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

	Year Ended June 30,
	2009			2008
	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$188,163	$11,057	5.88%	$174,259	$10,555	6.06%
Mortgage-backed securities	13,381	567	4.24	15,514	665	4.29
Investment securities	8,187	269	3.29	40,751	1,426	3.50
Other interest-earning assets	10,588	333	3.15	10,811	441	4.08
Total interest-earning assets	220,319	12,226	5.55	241,335	13,087	5.42

Noninterest-earning assets	22,668			22,517
Total assets	$242,987			$263,852

Interest-bearing liabilities:
Demand deposits	$10,366	$158	1.52%	$9,370	$155	1.65%
Noninterest-Bearing demand deposits	788	—	0.00	719	—	0.00
Savings	30,125	303	1.01	32,410	360	1.11
Certificates of deposit	96,807	3,657	3.78	96,466	4,357	4.52
Total deposits	138,086	4,118	2.98	138,965	4,872	3.51
Borrowings	43,200	1,784	4.13	61,687	2,693	4.37
Total interest-bearing liabilities	181,286	5,902	3.26	200,652	7,565	3.77

Noninterest-bearing liabilities	2,423			2,441
Total liabilities	183,709			203,093

Shareholders’ equity	59,278			60,759
Total liabilities and shareholders’ equity	$242,987			$263,852
Net interest income/average yield		$6,324	2.29%		$5,522	1.65%
Net interest margin			2.87%			2.29%
Average interest-earning assets to average interest-bearing liabilities			121.53%			120.28%

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

Federal Income Taxes. The provision for federal income tax increased $744,000 or 169.5% from $439,000 for the fiscal year ended June 30, 2008 to $1.2 million for the fiscal year ended June 30, 2009, primarily due to a $443,000 nonrecurring charge to income, which was a result of the preliminary denial by the Internal Revenue Service (“IRS”) of a key component of the Company’s claim for refund of income taxes for the fiscal year ended June 30, 2006.  At issue is the timing of a deduction of $1.3 million paid to holders of stock options in conjunction with the acquisition of Frankfort First Bancorp, Inc., in 2005.  The IRS does not disagree with the propriety of the deduction, but disagrees with the timing and believes the deduction should have occurred in the prior tax year, which is now closed under the statute of limitations imposed by the Internal Revenue Code.  The Company only recently learned of the IRS position and will explore the options available to refute its position.  Also contributing to the increase in income tax was $80,000 tax due on an excess distribution made from First Federal of Frankfort to Frankfort First, which constituted a distribution of the thrift reserve.  The effective tax rates for the years ended June 30, 2009 and 2008 were 61.9% and 32.0%, respectively.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes A.20, H, J and K to the financial statements, the 2009 and 2008 financial statements have been restated to correct material misstatements.

/s/ BKD, LLP

Cincinnati, Ohio
September 28, 2009, except for Notes A.20, H, J, and K as to which the date is September 30, 2010

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

June 30, 2009 and 2008
(In thousands, except share data)

	Restated	Restated
	2009	2008

ASSETS

Cash and due from banks	$1,548	$790
Interest-bearing demand deposits	2,669	15,176
Cash and cash equivalents	4,217	15,966

Interest-bearing deposits	100	100
Available for sale securities	5,451	5,480
Held-to-maturity securities, at amortized cost- approximate fair value of $15,317 and $16,409 at June 30, 2009 and 2008, respectively	14,999	16,959
Loans available for sale	230	86
Loans receivable	189,609	182,717
Allowance for loan and lease losses	(678)	(666)
Real estate acquired through foreclosure	109	21
Office premises and equipment	2,844	2,727
Federal Home Loan Bank stock	5,641	5,566
Accrued interest receivable	750	628
Bank-owned life insurance	2,428	2,339
Goodwill	14,507	14,507
Other intangible assets	349	480
Prepaid expenses and other assets	345	266
Prepaid federal income taxes	-	479

Total assets	$240,901	$247,655

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$139,743	$137,634
Advances from the Federal Home Loan Bank	40,156	47,801
Advances by borrowers for taxes and insurance	290	331
Accrued interest payable	189	245
Accrued federal income taxes	147	-
Deferred federal income taxes	1,115	1,010
Other liabilities	723	617
Total liabilities	182,363	187,638

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	36,223	35,834
Retained earnings	32,074	32,515
Shares acquired by stock benefit plans	(2,557)	(2,735)
Treasury shares at cost, 728,930 and 559,330 common shares at June 30, 2009 and 2008, respectively	(7,379)	(5,700)
Accumulated other comprehensive income	91	17
Total shareholders’ equity	58,538	60,017

Total liabilities and shareholders’ equity	$240,901	$247,655

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended June 30, 2009 and 2008
(In thousands, except share data)

	Restated
	2009	2008

Interest income
Loans	$11,057	$10,555
Mortgage-backed securities	567	665
Investment securities	269	1,426
Interest-bearing deposits and other	333	441
Total interest income	12,226	13,087

Interest expense
Deposits	4,118	4,872
Borrowings	1,784	2,693
Total interest expense	5,902	7,565

Net interest income	6,324	5,522

Provision for losses on loans	46	12

Net interest income after provision for losses on loans	6,278	5,510

Other income
Earnings on bank-owned life insurance	89	83
Gain on sale of loans	64	23
Gain on sale of real estate acquired through foreclosure	3	-
Other operating	85	76
Total other income	241	182

General, administrative and other expense
Employee compensation and benefits	2,885	2,911
Occupancy and equipment	411	344
Franchise and other taxes	180	157
Data processing	162	153
Other operating	970	756
Total general, administrative and other expense	4,608	4,321

Earnings before income taxes	1,911	1,371

Federal income taxes
Current	1,116	225
Deferred	67	214
Total federal income taxes	1,183	439

NET EARNINGS	$728	$932

EARNINGS PER SHARE
Basic	$0.10	$0.12

Diluted	$0.10	$0.12

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2009 and 2008
(In thousands)

	Restated
	2009	2008

Net earnings	$728	$932

Other comprehensive income, net of tax-related effects: Unrealized holding gains on securities during the year, net of taxes of $38 and $157 in 2009 and 2008, respectively	74	304

Comprehensive income	$802	$1,236

Accumulated other comprehensive income	$91	$17

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended June 30, 2009 and 2008
(In thousands, except share data)

						Unrealized
				Shares		gains (losses)
				acquired		on securities
		Additional	Restated	by stock		designated
	Common	paid-in	Retained	benefit	Treasury	as available	Restated
	stock	capital	earnings	plans	shares	for sale	Total
Balance at July 1, 2007,	$86	$35,459	$32,291	$(3,013)	$(3,091)	$(287)	$61,445

Adjustment related to adoption of FIN 48 (Restated)	-	-	474	-	-	-	474
Net earnings for the year ended June 30, 2008	-	-	932	-	-	-	932
Amortization expense of stock benefit plans	-	257	-	278	-	-	535
Compensation expense related to vesting stock options	-	118	-	-	-	-	118
Acquisition of shares for Treasury	-	-	-	-	(2,609)	-	(2,609)
Unrealized gains on securities designated as
available for sale, net of related tax effects	-	-	-	-	-	304	304
Cash dividends of $0.40 per common share	-	-	(1,182)	-	-	-	(1,182)

Balance at June 30, 2008	86	35,834	32,515	(2,735)	(5,700)	17	60,017

Net earnings for the year ended June 30, 2009	-	-	728	-	-	-	728
Amortization expense of stock benefit plans	-	271	-	178	-	-	449
Compensation expense related to vesting stock options	-	118	-	-	-	-	118
Acquisition of shares for Treasury	-	-	-	-	(1,679)	-	(1,679)
Unrealized gains on securities designated as
available for sale, net of related tax effects	-	-	-	-	-	74	74
Cash dividends of $0.40 per common share	-	-	(1,169)	-	-	-	(1,169)

Balance at June 30, 2009	$86	$36,223	$32,074	$(2,557)	$(7,379)	$91	$58,538

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2009 and 2008
(In thousands)

	Restated
	2009	2008
Cash flows from operating activities:
Net earnings for the year	$728	$932
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment securities - net	6	1
Depreciation	177	145
Amortization of deferred loan origination (fees) costs	10	39
Amortization of premiums on FHLB advances	(490)	(525)
Amortization of core deposit intangibles	131	132
Gain on sale of loans	(64)	(23)
Gain on sale of real estate acquired through foreclosure	(3)	-
Amortization of stock benefit plans and stock options expense	567	560
Federal Home Loan Bank stock dividends	(75)	(145)
Bank-owned life insurance earnings	(89)	(83)
Provision for losses on loans	46	12
Mortgage loans originated for sale	(3,691)	(1,627)
Proceeds from sale of mortgage loans	3,611	1,564
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(122)	307
Prepaid expenses and other assets	(79)	10
Accrued interest payable	(56)	(120)
Accounts payable and other liabilities	106	(98)
Federal income taxes
Current	626	30
Deferred	67	147
Net cash provided by operating activities	1,406	1,258

Cash flows provided by (used in) investing activities:
Investment securities maturities, prepayments and calls:
Held to maturity	1,960	42,647
Available for sale	135	8,278
Loan disbursements	(61,195)	(54,092)
Principal repayments on loans	53,986	38,118
Proceeds from sale of real estate acquired through foreclosure	188	15
Proceeds from sale of office premises and equipment	-	-
Purchase of office premises and equipment	(294)	(110)
Net cash provided by (used in) investing activities	(5,220)	34,856

Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits	2,109	(2,259)
Advances by borrowers for taxes and insurance	(41)	(12)
Proceeds from Federal Home Loan Bank advances	17,800	25,600
Repayments on Federal Home Loan Bank advances	(24,955)	(42,406)
Purchase of shares for stock benefit plans	-	-
Treasury stock repurchases	(1,679)	(2,609)
Dividends paid on common stock	(1,169)	(1,182)
Net cash used in financing activities	(7,935)	(22,868)

Net increase (decrease) in cash and cash equivalents	(11,749)	13,246

Cash and cash equivalents at beginning of year	15,966	2,720

Cash and cash equivalents at end of year	$4,217	$15,966

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

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
			(In Thousands)

Financial assets
Cash and cash equivalents	$4,217	$4,217	$15,966	$15,966
Interest-earning deposits	100	100	100	100
Available-for-sale securities	5,451	5,451	5,480	5,480
Held-to-maturity securities	14,999	15,317	16,959	16,409
Loans available for sale	230	230	86	86
Loans receivable - net	188,931	193,165	182,051	181,523
Federal Home Loan Bank stock	5,641	5,641	5,566	5,566
Accrued interest receivable	750	750	628	628

Financial liabilities
Deposits	$139,743	$142,772	$137,634	$139,392
Advances from the Federal Home Loan Bank	40,156	41,613	47,801	48,600
Advances by borrowers for taxes and insurance	290	290	331	331
Accrued interest payable	189	189	245	245

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

20.	Change in Accounting Principles (Restated)

The Company or one of its subsidiaries files income tax returns in the U.S. federal and Kentucky jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2006.

The Company adopted the provisions of the FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, on July 1, 2007.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The adoption of FIN 48 resulted in a $474,000 increase to the beginning balance of retained earnings, with no impact on the results of operations of the Company.

The following financial statement line items (as restated) for the year ended June 30, 2008 were affected by the change in accounting principle.

	June 30, 2008 (in thousands)
	As Computed Pre-FIN 48	As Reported Under FIN 48	Effect of Change

Consolidated Statement of Financial Condition
Refundable income taxes	$229	$479	$250
Deferred federal income taxes	1,234	1,010	224
Retained earnings	32,041	32,515	474

The adjustment related to the adoption of FIN 48 was increased as a result of restating deferred income taxes payable at the beginning of the fiscal year ended June 30, 2008.  The restatement had the effect of eliminating an unsupported excess of the liability as presented on the financial statements over the underlying net deferred tax liability.  The following table presents the changes to the FIN 48 table as originally presented:

	June 30, 2008 (in thousands)
	Restated	Previously Reported	Effect of Change
Deferred federal income taxes	$1,010	$1,234	$(224)
Retained earnings	32,515	32,291	224

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

20.	Change in Accounting Principles (Restated)

The financial statements have been restated to revise the reported liability associated with deferred income taxes.  As a result of the restatement, the following financial statement line items were adjusted (in thousands):

Consolidated Statement of Financial Condition at June 30, 2009:	Restated	Previously Reported	Effect of Change
Accrued federal income taxes	$147	$67	$80
Deferred federal income taxes	1,115	1,339	(224)
Total liabilities	182,363	182,507	(144)
Retained earnings	32,074	31,930	144
Total shareholders’ equity	58,538	58,394	144

Consolidated Statement of Financial Condition at June 30, 2008:	Restated	Previously Reported	Effect of Change
Deferred federal income taxes	$1,010	$1,234	$(224)
Total liabilities	187,638	187,862	(224)
Retained earnings	32,515	32,291	224
Total shareholders’ equity	60,017	59,793	224

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

June 30, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES (Restated)

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2009 and 2008, as follows:

	2009	2008
	(In thousands)

Federal income taxes at the statutory rate	$640	$466
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(29)	(27)
Distribution from thrift reserves	80	-
Disallowed deduction claimed on amended return for $1.3 million
paid to option holders in acquisition of Frankfort First Bancorp, Inc.	492	-

	$1,183	$439

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2009	2008
	(In thousands)
Taxes (payable) refundable on temporary
differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$231	$227
Deferred loan origination fees	—	20
Deferred compensation and benefits	212	220
Charitable contributions	9	10
Purchase accounting adjustments	160	—
Nonaccrued interest on loans	9	—
Other	27	27
Total deferred tax assets	648	504

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,074)	(1,049)
Deferred loan origination costs	(32)	—
Purchase accounting adjustments	(572)	(267)
Unrealized gains on securities available for sale	(47)	(9)
Book/tax depreciation	(38)	(189)
Total deferred tax liabilities	(1,763)	(1,514)

Net deferred tax liability	$(1,115)	$(1,010)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES (Restated) (continued)

The 2009 provision for federal income taxes includes a one-time nonrecurring charge of $443,000, which relates to the preliminary denial by the Internal Revenue Service of a $1.3 million deduction on the basis of timing.  This is a significant estimate that could materially change within the next 12 months.  The 2009 provision also includes a charge of $80,000, which is a correction to previously stated tax expense and relates to a dividend from a bank subsidiary that was in excess of the accumulated earnings and profits of the subsidiary.  The dividend constituted a distribution of the thrift reserve and was, therefore, a taxable event.

	(In thousands)
Consolidated Statement of Financial Condition at June 30, 2009:	Restated	Previously Reported	Effect of Change
Accrued federal income taxes	$147	$67	$80
Deferred federal income taxes	1,115	1,339	(224)
Total liabilities	182,363	182,507	(144)
Retained earnings	32,074	31,930	144
Total shareholders’ equity	58,538	58,394	144

	(In thousands, except share data)
Consolidated Statement of Earnings for the year ended June 30, 2009:	Restated	Previously Reported	Effect of Change
Federal income taxes, current	$1,116	$1,036	$80
Total federal income taxes	1,183	1,103	80
Net earnings	728	808	(80)
Earnings per share, basic and diluted	0.10	0.11	(0.01)

	(In thousands)
Consolidated Statement of Comprehensive Income for the year ended June 30, 2009:	Restated	Previously Reported	Effect of Change
Net earnings	$728	$808	$(80)
Comprehensive income	802	882	(80)

	(In thousands)
Consolidated Statement of Cash Flows for the year ended June 30, 2009:	Restated	Previously Reported	Effect of Change
Cash flows from operating activities:
Net earnings for the year	$728	$808	$(80)
Federal income taxes, curent	626	546	80

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2009, include approximately $5.2 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2009.

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

NOTE J - REGULATORY CAPITAL (Restated)

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

			As of June 30, 2009
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$22,799	20.0%	$	≥1,711	≥1.5%	$	≥5,705	≥ 5.0%
First Federal of Frankfort	$17,358	15.0%	$	≥1,734	≥1.5%	$	≥5,779	≥ 5.0%

Core capital
First Federal of Hazard	$22,799	20.0%	$	≥4,564	≥4.0%	$	≥6,846	≥ 6.0%
First Federal of Frankfort	$17,358	15.0%	$	≥4,623	≥4.0%	$	≥6,935	≥ 6.0%

Risk-based capital
First Federal of Hazard	$23,289	42.4%	$	≥4,392	≥8.0%	$	≥5,490	≥10.0%
First Federal of Frankfort	$17,490	27.4%	$	≥5,109	≥8.0%	$	≥6,386	≥10.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE J - REGULATORY CAPITAL (Restated) (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (Restated)

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the fiscal years ended June 30, 2009 and 2008.

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF FINANCIAL CONDITION
June 30, 2009 and 2008
(In thousands)
	Restated	Restated
	2009	2008
ASSETS

Interest-bearing deposits in First Federal of Hazard	$14	$2
Interest-bearing deposits in First Federal of Frankfort	21	2,766
Other interest-bearing deposits	61	76
Investment in First Federal of Hazard	25,531	24,334
Investment in Frankfort First	32,707	32,644
Prepaid expenses and other assets	375	875

Total assets	$58,709	$60,697

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$171	$131
Loan from Frankfort First	—	549

Total liabilities	171	680

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	36,223	35,834
Retained earnings	32,074	32,515
Shares acquired by stock benefit plans	(2,557)	(2,735)
Shares acquired for treasury – at cost	(7,379)	(5,700)
Accumulated other comprehensive income (loss)	91	17
Total shareholders’ equity	58,538	60,017

Total liabilities and shareholders’ equity	$58,709	$60,697

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (Restated) (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF EARNINGS
Years ended June 30, 2009 and 2008
(In thousands)

	Restated
	2009	2008
Revenue
Interest income	$188	$187
Dividends from First Federal of Hazard	—	4,500
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	1,018	(3,932)
Dividends from Frankfort First	492	630
Equity in undistributed earnings of Frankfort First	54	53
Total revenue	1,752	1,438

General and administrative expenses	723	669

Earnings before income taxes	1,029	769

Federal income tax expense (credits)	301	(163)

NET EARNINGS	$728	$932

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
For Years ended June 30, 2009 and 2008
(In thousands)

	Restated
	2009	2008
Cash flows from operating activities:
Net earnings for the year	$728	$932
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(1,072)	3,879
Noncash compensation expense	567	483
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	386	(90)
Other liabilities	40	(7)
Net cash provided by operating activities	649	5,197

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2009 and 2008

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (Restated) (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS (continued)
For Years ended June 30, 2009 and 2008
(In thousands)
	Restated
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
Don D. Jennings, President, Kentucky First Federal Bancorp
Herman D. Regan, Jr., Retired President of Kenvirons, Inc.
Tony Whitaker, Chairman of
Kentucky First Federal Bancorp
Office Locations

First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	190 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO		Shareholder Inquiries and
Tony Whitaker	Special Counsel	Availability of 10-K Report: A
(606) 436-3860 firstfederal@windstream.net	Kilpatrick Stockton LLP	COPY OF THE COMPANY’S ANNUAL REPORT ON FORM
	607 14th Street, NW	10-K FOR THE YEAR ENDED
	Washington, DC 20005	JUNE 30, 2009, AS FILED
Investor Relations		WITH THE SECURITIES AND
Don Jennings	Transfer Agent and Registrar	EXCHANGE COMMISSION
Djenni7474@aol.com	Illinois Stock Transfer Company	WILL BE FURNISHED
	209 W Jackson Blvd, Ste 903	WITHOUT CHARGE TO
Clay Hulette	Chicago, IL 60606-6905	SHAREHOLDERS AS OF THE
rchulette@hotmail.com	(312) 427-2953	RECORD DATE FOR THE
NOVEMBER 10, 2009
(502) 223-1638	Annual Meeting	ANNUAL MEETING UPON
P.O. Box 535	The Annual Meeting of Share-	WRITTEN REQUEST TO:
Frankfort, KY 40602	holders will be held on
	November 10, 2009 at	INVESTOR RELATIONS
Independent Auditors	3:30 p.m., Eastern Time, at	KENTUCKY FIRST
BKD, LLP	the First Federal Center on the	FEDERAL BANCORP
312 Walnut Street, Suite 3000	campus of Hazard Community	P.O. BOX 535
Cincinnati, OH 45202	and Technical College, One	FRANKFORT, KY 40602
Community College Blvd,
Hazard, KY