Form 10-K, Exhibit 13
period 2010-06-30
Kentucky First Federal Bancorp
filed 2010-10-06
CIK 1297341

EXHIBIT 13

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2010
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

First Federal of Hazard is a federally chartered savings and loan association offering traditional financial services to consumers in Perry and surrounding counties in eastern Kentucky.  First Federal of Hazard engages primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate and, occasionally, other loans secured by real estate.  To the extent there is insufficient loan demand in its market area, and where appropriate under its investment policies, First Federal of Hazard has historically invested in mortgage-backed and other securities, although since the reorganization, First Federal of Hazard has been purchasing whole loans and participations in loans originated at First Federal of Frankfort.

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005.  There are currently 7,751,703 shares of common stock outstanding and approximately 668 holders of record of the common stock.  Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2010
First quarter	$15.00	$11.59	$0.10
Second quarter	13.40	10.15	0.10
Third quarter	12.46	9.75	0.10
Fourth quarter	11.42	7.80	0.10

	High	Low	Dividends Per Share
Fiscal 2009
First quarter	$10.00	$9.25	$0.10
Second quarter	9.90	8.80	0.10
Third quarter	10.40	9.93	0.10
Fourth quarter	13.09	10.30	0.10

ii

(1)	TABLE OF CONTENTS
Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	30
Corporate Information	70

iii

Dear Shareholder:

We are pleased to present the 2010 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We strongly encourage you to vote and, if possible, to attend our annual meeting on November 11, 2010.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our arrangement under Kentucky First Federal.  We believe that we have continued to demonstrate to our communities that our primary focus continues to be meeting the financial needs of our hometowns.

As the financial industry remains in a state of turmoil caused by a slow real estate market, high unemployment, new regulation, and continued uncertainty, we have generally maintained a steady level of core earnings.  The Company’s net interest income saw an increase year over year.  Net income did decrease rather significantly as we made provisions for potential losses stemming from problems a few (particularly one) of our large residential real estate borrowers are having.

 Our stock price has been fairly volatile in the last year.  In June of 2009 we entered the Russell 2000 index as our market capitalization exceeded the minimum threshold for inclusion.  We believe this was the primary factor that caused our stock price to increase.  Although our market capitalization remained fairly constant, increased prices of other stocks pushed them ahead of ours and we fell back off of the index in 2010, which we think caused some downward pressure on our stock price and from which we have rebounded somewhat.

Amid the considerable uncertainty caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act passed in July, there is some clarification for us.  The Office of Thrift Supervision, the primary regulator of our two banks since 1989 and the regulator of our holding company since it was formed, will be absorbed into the Office of the Comptroller of the Currency.  The regulation of our holding company will be transferred to the Federal Reserve.  The Act preserves the thrift charter and makes provisions to retain key characteristics of mutual holding companies.

We would like to recognize and congratulate Fred Skaggs, who has served First Federal of Hazard since 1973.  Fred was the bank’s Vice President and loan officer and he served Kentucky First Federal as Vice President and Secretary.

As always, we encourage you, our shareholders to visit our banks for your banking needs, and we are always glad to talk to you any time you have a question or concern.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2010	2009	2008	2007	2006
	(In thousands)

Total assets	$236,939	$240,901	$247,655	$268,916	$261,941
Cash and cash equivalents	8,362	4,217	15,966	2,720	2,294
Interest-bearing deposits	100	100	100	100	100
Securities held to maturity	9,435	14,999	16,959	59,606	64,029
Securities available for sale	246	5,451	5,480	13,298	13,290
Loans, net	190,618	188,931	182,051	166,156	155,386
Deposits	144,969	139,743	137,634	139,893	141,238
Federal Home Loan Bank advances	32,009	40,156	47,801	65,132	54,849
Shareholders’ equity	57,732	58,538	60,017	61,445	63,881
Allowance for loan losses	1,535	678	666	720	724
Nonperforming loans (90 days delinquent and nonaccrual)	7,783	3,872	1,277	968	1,427

Selected Operating Data

	Year Ended June 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Total interest income	$11,378	$12,226	$13,087	$12,948	$12,709
Total interest expense	4,980	5,902	7,565	7,456	6,096
Net interest income	6,398	6,324	5,522	5,492	6,613
Provision for losses on loans	1,044	46	12	—	32
Net interest income after provision for losses on loans	5,354	6,278	5,510	5,492	6,581
Total non-interest income	289	241	182	174	216
Total non-interest expenses	5,003	4,608	4,321	4,364	4,486
Income before federal income taxes	640	1,911	1,371	1,302	2,311
Federal income taxes	215	1,183	439	417	723
Net income	$425	$728	$932	$885	$1,588
Net earnings per share – basic	$0.06	$0.10	$0.12	$0.11	$0.19
Net earnings per share – diluted	$0.06	$0.10	$0.12	$0.11	$0.19
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2010	2009	2008	2007	2006
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.18%	0.30%	0.35%	0.33%	0.59%
Return on average equity (net income divided by average equity)	0.73	1.23	1.53	1.41	2.68
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.48	2.29	1.65	1.61	2.15
Net interest margin (net interest income divided by average interest-earning assets)	2.96	2.87	2.29	2.26	2.63
Ratio of average interest-earning assets to average interest-bearing liabilities	120.93	121.53	120.28	121.16	118.77
Ratio of total non-interest expenses to average total assets	2.10	1.90	1.64	1.64	1.62
Efficiency ratio (1)	74.82	70.19	75.75	77.02	65.02
Dividend payout ratio (2)	267.29	144.68	126.82	153.11	97.36

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	4.05	2.05	0.70	0.58	0.92
Nonperforming assets as a percent of total assets at end of period (3)	3.60	1.65	0.52	0.36	0.54
Allowance for loan losses as a percent of total loans at end of period	0.80	0.36	0.36	0.43	0.46
Allowance for loan losses as a percent of nonperforming loans at end of period	19.72	17.51	52.15	74.38	50.74
Provision for loan losses to total loans	0.54	0.02	0.01	—	0.02
Net charge-offs to average loans outstanding	0.10	0.02	0.04	—	0.01

Capital Ratios:
Average equity to average assets	24.27	24.40	23.03	23.64	21.95
Shareholders’ equity or capital to total assets at end of period	24.37	24.30	24.23	22.85	24.39

Regulatory Capital Ratios:
Tangible capital	19.40	17.48	16.33	16.61	17.42
Core capital	19.40	17.48	16.33	16.61	17.42
Risk-based capital	36.50	34.34	34.03	38.61	41.92
Number of banking offices	4	4	4	4	4

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC.
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

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2010.  We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Critical Accounting Policies

Our accounting and reporting policies comply with U.S. GAAP and conform to general practices within the banking industry. We believe that of our significant accounting policies, the following may involve a higher degree of management assumptions and judgments that could result in materially different amounts to be reported if conditions or underlying circumstances were to change.

Allowance for Loan Losses
The allowance for loan losses is the estimated amount considered necessary to cover probable incurred credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans, which is charged against income.

The management and the Boards of the Company and of First Federal of Hazard and First Federal of Frankfort review the allowance for loan losses on a quarterly basis.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors.  This evaluation is inherently subjective, as it requires material estimates that may be susceptible to change.  Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.

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

The analysis has two components, specific and general allocations.  Loans are classified as either homogenous or other.  Homogenous loans  are analyzed in the aggregate according to various criteria.  Non-homogenous loans receive additional scrutiny and are classified as impaired or unimpaired.  Specific allocations are made for loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  A loan is considered to be collateral-dependent when the circumstances of the borrower indicate that we can no longer rely upon the overall financial strength of that borrower to comply with the terms of the loan and that the loan will likely be repaid in whole or in part by proceeds from the sale of the collateral.  Updated independent appraisals are ordered in most situations where management has determined to evaluate a loan for impairment.  The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established and, if so, this could have a material negative effect on our financial results.

Goodwill

We test goodwill for impairment at least annually and more frequently if circumstances indicate their value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value, net of goodwill, exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2010, management does not believe any of the goodwill is impaired as of that date. While management believes no impairment existed at June 30, 2010 under accounting standards applicable at that date, different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

Deferred Tax Asset

We evaluate deferred tax assets quarterly. We will realize this asset to the extent it is profitable or carry back tax losses to periods in which we paid income taxes. Our determination of the realization of the deferred tax asset will be based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income we will earn and the implementation of various tax plans to maximize realization of the deferred tax assets. Management believes the Company will generate sufficient operating earnings to realize the deferred tax benefits. Examinations of our income tax returns or changes in tax law may impact the tax liabilities and resulting provisions for income taxes.

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

The following table sets forth the interest rate sensitivity of our NPV as of June 30, 2010 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  Due to the abnormally low prevailing interest rate environment at June 30, 2010, NPV estimates are not made for decreases in interest rates greater than 100 basis points.  All market risk-sensitive instruments presented in this table at June 30, 2010, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2010
	Net Portfolio Value (1)					NPV as % of Portfolio Value of Assets (2)
	Change in Rates		Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes
	(Dollars in thousands)
First Federal of Hazard	+300	bp	$20,663	-1,244	-6%	19.14%	-153	bp
	+200	bp	21,345	-562	-3%	19.53%	-114	bp
	+100	bp	21,808	-99	0%	19.74%	-94	bp
	0	bp	21,907			20.68%
	-100	bp	21,586	-321	-1%	19.33%	-134	bp

First Federal of Frankfort	+300	bp	$25,455	1,538	6%	20.27%	302	bp
	+200	bp	25,459	1,542	6%	20.01%	276	bp
	+100	bp	24,924	1,007	4%	19.39%	215	bp
	0	bp	23,917			17.24%
	-100	bp	22,281	-1,636	-7%	17.15%	-9	bp

Consolidated	+300	bp	$46,118	294	1%	19.75%	102	bp
	+200	bp	46,804	980	2%	19.79%	106	bp
	+100	bp	46,732	908	2%	19.55%	82	bp
	0	bp	45,824			18.73%
	-100	bp	43,867	-1,957	-4%	18.16%	-57	bp

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The preceding table indicates that at June 30, 2010, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to increase, and that in the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to decrease.  The projected decrease in NPV in the event of sudden and sustained decrease in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors.  At all levels represented in the table, the Banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

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

Statement of Financial Condition

General.  At June 30, 2010, total assets were $236.9 million, a decrease of $4.0 million, or 1.6%, from the $240.9 million total at June 30, 2009.  The decrease in total assets was comprised primarily of decreases in available-for-sale and held-to-maturity investment securities  and was offset by an increase in loans receivable.  At June 30, 2010, total liabilities were $179.2 million, a decrease of $3.2 million, or 1.7%, from total liabilities at June 30, 2009.  The decrease in total liabilities was comprised primarily of a decrease in FHLB Advances.

Loans.  Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas.  As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans.  At June 30, 2010, one- to four- family residential real estate loans totaled $165.8 million, or 86.0% of total loans, compared to $163.1 million, or 85.8% of total loans, at June 30, 2009.  Construction real estate loans totaled $1.9 million, or 0.9% of total loans, at June 30, 2010, compared to $735,000, or 0.4% of total loans at June 30, 2009.  At June 30, 2010, multi-family real estate loans totaled $6.7 million, or 3.5% of total loans, compared to $7.3 million or 3.8% of total loans at June 30, 2009, and nonresidential real estate and other loans totaled $10.9 million, or 5.7% of total loans at June 30, 2010, compared to $11.5 million, or 6.1% of total loans, at June 30, 2009.  We also originate consumer loans, comprised of home equity lines of credit and loans secured by deposit accounts, which totaled $7.6 million, or 3.9% of total loans at June 30, 2010, compared to consumer loans of $7.4 million or 3.9% of total loans at June 30, 2009.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2010		2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$165,818	86.0%	$163,108	85.8%	$158,007	86.1%	$146,602	86.7%	$139,356	88.5%
Construction	1,916	0.9%	735	0.4%	3,528	1.9%	6,671	3.9%	2,703	1.7%
Multi-family	6,689	3.5%	7,303	3.8%	2,684	1.5%	1,497	0.9%	296	0.2%
Nonresidential and other	10,943	5.7%	11,460	6.1%	11,318	6.2%	6,898	4.1%	6,412	4.1%
Consumer:
Consumer and other	4,802	2.5%	4,497	2.4%	4,503	2.5%	4,290	2.5%	5,211	3.3%
Loans on deposits	2,754	1.4%	2,909	1.5%	3,384	1.8%	3,204	1.9%	3,432	2.2%
Total loans	192,922	100%	190,012	100%	183,424	100%	169,162	100%	157,410	100%

Allowance for loan losses	(1,535)		(678)		(666)		(720)		(724)
Undisbursed construction loans	(631)		(404)		(696)		(2,176)		(1,169)
Deferred loan origination costs (fees)	(138)		1		(11)		(110)		(131)
Loans receivable, net	$190,618		$188,931		$182,051		$166,156		$155,386

The following table sets forth certain information at June 30, 2010 regarding the dollar amount of loans repricing or maturing during the periods indicated.  The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans
	(In thousands)
One year or less	$34,255	$7,556	$41,811
More than one year to five years	96,573	—	96,573
More than five years	54,538	—	54,538
Total	$185,366	$7,556	$192,922

As of June 30, 2010, there were $62.5 million fixed-rate and $122.9 million adjustable-rate real estate loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
	2010	2009	2008
	(In thousands)
Net loans at beginning of year	$188,931	$182,051	$166,156
Loans originated:
Real estate loans:
Residential	33,643	46,531	43,279
Construction	1,277	1,203	4,380
Multi-family	315	917	2,383
Nonresidential and other	1,077	5,295	2,396
Consumer loans	962	4,326	1,717
Total loans originated	37,274	58,272	54,155
Deduct:
Real estate loan principal repayments and other	(33,644)	(51,107)	(38,286)
Decrease (increase) in allowance	(857)	(12)	54
Transfer to real estate acquired through foreclosure	(1,076)	(273)	(28)
Other	(10)	—	—
Net loan activity	1,687	6,880	15,895
Net loans at end of period	$190,618	$188,931	$182,051

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

At June 30, 2010, the allowance for loans losses totaled $1.5 million, or 0.80% of total loans, compared to $678,000, or 0.36% of total loans at June 30, 2009.  The allowance at June 30, 2010 included $904,000 designated as specific reserves.  Such reserves are calculated when a non-homogenous loan is considered impaired.  An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.   All of the Company’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value.  Of the specific reserves, $847,000 was assigned to various loans belonging to one borrower.  Those loans, which totaled $4.7 million at June 30, 2010, were secured by single- and multi-family residential property, the value of which we estimate to be approximately $4.2 million, based on recent appraisals.  We estimate that disposition costs associated with this property will be approximately $300,000.  The Company has entered into foreclosure proceedings against the borrower.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $7.8 million at June 30, 2010 and $3.9 million at June 30, 2009, an increase of $3.9 million.  The borrower relationship mentioned above was responsible for $4.7 million, or 60%, of our nonperforming loans at June 30, 2010.  The allowance for loans losses totaled 19.7% and 17.5% of nonperforming loans at June 30, 2010 and 2009, respectively.  In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment.  Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio.  To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2010.  Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Allowance at beginning of period	$678	$666	$720	$724	$708

Provision for loan losses	1,044	46	12	—	32

Charge-offs:
Real estate loans	(187)	(34)	(66)	(4)	(16)
Consumer loans	—	—	—	—	—
Total charge-offs	(187)	(34)	(66)	(4)	(16)

Recoveries:
Real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Total recoveries	—	—	—	—	—

Net charge-offs	$(187)	$(34)	$(66)	$(4)	$(16)
Allowance at end of period	$1,535	$678	$666	$720	$724

Allowance to nonperforming loans	19.72%	17.51%	52.15%	74.38%	50.74%
Allowance to total loans outstanding at end of period	0.80%	0.36%	0.36%	0.43%	0.46%
Net charge-offs to average loans outstanding during the period	0.10%	0.02%	0.04%	—%	0.01%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2010			2009			2008			2007			2006
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Real Estate Loans:
Residential	$1,200	78.2%	86.0%	$542	80.0%	85.8%	$584	87.7%	86.1%	$636	88.3%	86.7%	$633	87.4%	88.5%
Construction	6	0.4	0.9	2	0.3	0.4	13	2.0	1.9	29	4.0	3.9	12	1.7	1.7
Multi-family	277	18.1	3.5	81	11.9	3.8	10	1.4	1.5	7	1.0	0.9	9	1.3	0.2
Nonresidential & other	36	2.3	5.7	38	5.6	6.1	42	6.3	6.2	30	4.2	4.1	30	4.1	4.1

Consumer Loans:
Consumer and other	16	1.0	2.5	15	2.2	2.4	17	2.6	2.5	18	2.5	2.5	24	3.3	3.3
Loans secured by deposits	—	—	1.4	—	—	1.5	—	—	1.8	—	—	1.9	16	2.2	2.2
Total allowance for loan losses	$1,535	100.0%	100.0%	$678	100.0%	100.0%	$666	100.0%	100.0%	$720	100.0%	100.0%	$724	100.0%	100.0%

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

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired it is recorded at fair value less estimated selling costs at the date of foreclosure.  Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment.  Other loans are evaluated for impairment on an individual basis.  At June 30, 2010, 16 loans were considered impaired with valuations.

The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$7,671	$435	$666	$713	$819
Consumer loans	—	—	—	—	—
Total	7,671	435	666	713	819

Accruing loans past due 90 days or more:
Real estate loans	112	3,437	611	255	608
Consumer loans	—	—	—	—	—
Total of accruing loans past due 90 days or more	112	3,437	611	255	608
Total nonperforming loans	7,783	3,872	1,277	968	1,427
Real estate acquired through foreclosure	748	109	21	8	51
Total nonperforming assets	$8,531	$3,981	$1,298	$976	$1,478

Total nonperforming loans to total loans	4.05%	2.05%	0.70%	0.58%	0.92%

Total nonperforming loans to total assets	3.29%	1.61%	0.52%	0.36%	0.54%

Total nonperforming assets to total assets	3.60%	1.65%	0.52%	0.36%	0.56%

Other than disclosed above, there are no other loans at June 30, 2010 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Interest income that would have been recorded for the years ended June 30, 2010 and 2009, had nonaccrual loans been current according to their original terms amounted to $279,000, and $37,000, respectively.  Income related to nonaccrual loans included in interest income for the years ended June 30, 2010 and 2009 amounted to $31,000, and $10,000, respectively.

Federal regulations require us to regularly review and classify our assets.  In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets: substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  Special mention assets totaled $269,000 and $639,000 at June 30, 2010 and 2009, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated (amounts net of specific reserves):

	At June 30,
	2010	2009	2008
	(In thousands)
Substandard assets	$7,840	$7,905	$2,051
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$7,840	$7,905	$2,051

Substandard assets have decreased slightly year to year.  At June 30, 2010, 74% of the Company’s substandard assets were represented by four borrowers.  All four relationships were secured by residential rental properties, plus one of the borrower’s primary residence.  At June 30, 2009, three of these relationships had been identified as substandard.  During the year, the Company completed foreclosure proceedings on one of these borrowers and took possession of the properties.  The resulting real estate owned comprises $513,000 of substandard assets at June 30, 2010 although $80,000 of that amount was sold subsequently.   One of the borrowers who represents $602,000 of substandard assets is currently in negotiations to restructure his debt.  Based on recent appraisals, the Company believes the obligation is sufficiently covered by the value of the assets.  The largest of these borrowers represents $3.9 million of substandard assets.  Based on appraisal completed during the fiscal year, the Company has assigned specific reserves totaling $847,000 to this relationship.  Essentially, the assignment of reserves reduces the carrying value of the assets which, in part, explains why substandard assets decreased year to year.  In July 2010, the Company initiated foreclosure proceedings against this borrower and petitioned the court for the right to collect the rents.  This right was granted for most of the properties in August and the Company has begun collecting these rents.  The fourth substandard relationship was first  identified at June 30, 2010 and comprises $781,000.  Based on recent appraisals, no specific reserve has been assigned to these properties.  The Company has also begun foreclosure proceedings and has secured the rights to collect rents.

Substandard assets at June 30, 2010, consisted of 53 loans totaling $7.1 million and seven parcels of real estate owned with an aggregate carrying value of $748,000.  All substandard loans were secured by residential property on which the banks have priority lien position.  The table below summarizes substandard assets at June 30, 2010:

	Number of
	Loans and	Carrying
	OREO	Value

Single family, owner occupied	32	$2,138
Single family, non-owner occupied	5	285
More than one single family, non-owner occupied	3	2,613
2-4 family, owner occupied	2	39
2-4 family, non-owner occupied	16	2,098
5 or more family, non-owner occupied	2	667
Total substandard assets	60	$7,840

Delinquencies.  The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2010		2009
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$1,026	$1,467	$2,654	$4,696
Consumer loans	—	—	—	—
Total	$1,026	$1,467	$2,654	$4,696

Securities.  Our securities portfolio consists primarily of mortgage-backed securities with maturities of 30 years or less.  Securities totaled $9.7 million at June 30, 2010, a decrease of $10.8 million, or 52.7%, compared to the $20.5 million total at June 30, 2009.  The reduction in these securities resulted from maturities, calls and prepayments of U.S. Government agency securities and mortgage-backed securities.  All of our mortgage-backed securities were issued by  Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$-	$-	$5,000	$5,136	$4,999	$5,030
Agency mortgage-backed: residential	240	246	314	315	455	450
Total	$240	$246	$5,314	$5,451	$5,454	$5,480

Held to maturity securities:
U.S. Government agency obligations	$-	$-	$3,000	$3,002	$3,000	$3,001
Agency mortgage-backed: residential	9,435	10,026	11,999	12,315	13,959	13,408
Total	$9,435	$10,026	$14,999	$15,317	$16,959	$16,409

At June 30, 2010 and 2009, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2010.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$—	—%	$—	—%	$—	—%	$-	$—	—%
Agency mortgage-backed: residential	7	3.39	31	3.39	45	3.39	157	3.39	240	246	3.39
Total available for sale securities	$7		$31		$45		$157		$240	$246

Held to maturity securities:
U.S. Government agency obligations	$—	—	$—	—	$—	—	$—	—	$—	$—	—
Agency mortgage-backed: residential	807	4.18	3,586	4.18	3,828	4.20	1,214	5.28	9,435	10,026	4.33
Total held-to-maturity securities	$807		$3,586		$3,828		$1,214		$9,435	$10,026

Other Assets.  Other assets at June 30, 2010 include goodwill and other intangible assets of $14.7 million, which was a sole result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of  $2.5 million and $2.4 million at June 30, 2010 and 2009, respectively, of which First Federal of Frankfort is the owner and beneficiary.  Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”).  FHLB stock, at cost, totaled $5.6 million at both June 30, 2010 and 2009.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $145.0 million at June 30, 2010, an increase of $5.2 million or 3.7%, compared to the $139.7 million total at June 30, 2009. The increase in deposits occurred primarily as a result of retail deposit customers seeking relative safety of bank deposit products. Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities. Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2010	2009	2008
	(In thousands)
Certificate of deposit accounts	$102,666	$98,518	$97,020
Demand, transaction and passbook savings accounts	42,303	41,225	40,614
Total	$144,969	$139,743	$137,634

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2010.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$5,290
Over three months through six months	7,063
Over six months through twelve months	12,358
Over twelve months	9,593
Total	$34,304

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2010	2009	2008
	(In thousands)
Rate
0.01 - 0.99%	$1,507	$—	$—
1.00 - 1.99	21,326	4,173	1,241
2.00 - 2.99	51,586	29,168	12,039
3.00 - 3.99	12,337	36,066	21,375
4.00 - 4.99	7,962	14,291	32,011
5.00 - 5.99	7,948	14,820	30,354
Total	$102,666	$98,518	$97,020

The following table sets forth the amount and maturities of certificate accounts at June 30, 2010.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
0.01 –0.99%	$1,507	$—	$—	$—	$1,507	1.46%
1.00 – 1.99	17,511	3,744	71	—	21,326	20.77
2.00 – 2.99	36,660	11,165	2,454	1,307	51,586	50.25
3.00 – 3.99	8,930	2,413	958	36	12,337	12.02
4.00 – 4.99	1,526	5,495	922	19	7,962	7.76
5.00 – 5.99	7,017	843	88	—	7,948	7.74
Total	$73,151	$23,660	$4,493	$1,362	$102,666	100.00%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2010		2009		2008
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$1,012	0.00%	$788	0.00%	$719	0.00%
Interest-bearing demand	11,973	0.87%	10,366	1.52%	9,370	1.65%
Passbook savings accounts	29,433	1.00%	30,125	1.01%	32,410	1.11%
Certificates of deposit	100,723	3.01%	96,807	3.78%	96,466	4.52%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2010	2009	2008
	(In thousands)
Beginning balance	$139,743	$137,634	$139,893
Increase (decrease) before interest credited	1,793	(2,009)	(7,131)
Interest credited	3,433	4,118	4,872
Net increase (decrease) in deposits	5,226	2,109	(2,259)
Ending balance	$144,969	$139,743	$137,634

Borrowings.  Advances from the Federal Home Loan Bank of Cincinnati amounted to $32.0 million and $40.2 million at June 30, 2010 and 2009, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2010	2009	2008
	(Dollars in thousands)
Balance outstanding at end of period	$32,009	$40,156	$47,801
Maximum amount of advances outstanding at any month end during the period	$37,564	$46,815	$71,220
Average advances outstanding during the period	$35,325	$43,200	$61,687
Weighted average interest rate during the period	4.38%	4.13%	4.37%
Weighted average interest rate at end of period	3.58%	5.84%	5.21%

Shareholders’ Equity.  Shareholders’ equity totaled $57.7 million at June 30, 2010, an $806,000 or 1.4%, decrease compared to June 30, 2009.  The reduction resulted primarily from dividends paid in excess of earnings for the year and repurchases of the Company’s common stock.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations.  At June 30, 2010, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.  Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2010 and 2009

General. Net earnings totaled $425,000 for the fiscal year ended June 30, 2010, a decrease of $303,000, or 41.6%, from the net earnings recorded for the fiscal year ended June 30, 2009.  The decrease in earnings was due primarily to a $998,000 increase in provision for losses on loans and a $395,000 or 8.6% increase in non-interest expense.  Partially offsetting the increased level of costs for the year was a $74,000 increase in net interest income.

Interest Income. Total interest income for the fiscal year ended June 30, 2010 was $11.4 million, a decrease of $848,000, or 6.9%, compared to the fiscal year ended June 30, 2009.  The decrease in interest income was due primarily to a decrease in interest income on loans, which decreased by $582,000, or 5.3%, to $10.5 million for the fiscal year ended June 30, 2010, compared to fiscal 2009.  Also contributing to the reduction in interest income were decreases in interest income from investment securities and mortgage-backed securities. Compared to fiscal 2009, interest income on mortgage-backed securities decreased $93,000 or 16.4% to $474,000 for the year just ended, while interest income on other securities decreased $100,000 or 37.2% to $169,000 for the year just ended.

Interest income from loans decreased chiefly due to a reduction in the average rate earned on the loan portfolio, as the average balance of loans actually increased year to year.  The average rate earned on loans decreased by 38 basis points to 5.50% for the 2010 year, as the average balance of loans outstanding increased by $2.2 million or 1.2% to $190.4 million.  The decrease in the average rate earned on loans for fiscal 2010 occurred primarily as a result of borrowers refinancing to lower rates and to a lesser degree by loans repricing as scheduled.  Many loans repricing during the past year experienced a rate reduction, as the index we utilize for adjustable rate loans declined as a result of the soft real estate market nation-wide.  The decrease in interest income from other securities was attributable primarily to a $3.3 million, or 39.4%, decrease in the average balance of other securities outstanding, despite an increase of 12 basis points in the average yield on investment securities to 3.41% for fiscal 2010.  Other securities either matured or were called during the period, as there were no sales of those securities during fiscal 2010.  The average balance of mortgage-backed securities decreased $2.2 million or 16.8% to $11.1 million, while the average yield increased by 2 basis points to 4.26% for fiscal 2010.  The average balance of other interest-earning assets decreased $1.2 million or 11.7% to $9.4 million, while the average yield declined by 37 basis points to 2.78% for fiscal 2010.

Interest Expense. Interest expense totaled $5.0 million for the fiscal year ended June 30, 2010, a decrease of $922,000, or 15.6%, from fiscal 2009.  The decrease in interest expense resulted from lower costs of deposits and borrowings.  Interest expense on deposits decreased $685,000 or 16.6%  to $3.4 million for the 2010 fiscal year, while the cost of borrowings decreased $237,000 or 13.3% to $1.5 million for the 2010 fiscal year.  Decreased costs on deposits was attributable primarily to a decrease in rate paid on deposits, while the decreased costs on borrowings was attributable primarily to a decrease in the average balance outstanding year to year.  The average rate paid on deposits decreased 58 basis points to 2.40% for the year just ended, while the average deposits outstanding increased $5.1 million or 3.7% from year to year.  Average borrowings decreased by  $7.9 million to $35.3 million for the year ended June 30, 2010, while the average rate paid on borrowings increased 25 basis points to 4.38% for fiscal 2010.

Net Interest Income.  As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $74,000, or 1.2%, during the fiscal year ended June 30, 2010, compared to fiscal 2009.  The average interest rate spread increased from 2.29% for the fiscal year ended June 30, 2009 to 2.48% for fiscal 2010.  The net interest margin increased from 2.87% for the fiscal year ended June 30, 2009 to 2.96% for fiscal 2010.

Average Balances and Yields.  The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs.  The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.  For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only.  We did not hold any non-taxable securities during any of the periods presented in the table.

	Year Ended June 30,
	2010			2009
	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$190,372	$10,475	5.50%	$188,163	$11,057	5.88%
Mortgage-backed securities	11,139	474	4.26	13,381	567	4.24
Other securities	4,961	169	3.41	8,187	269	3.29
Other interest-earning assets	9,354	260	2.78	10,588	333	3.15
Total interest-earning assets	215,826	11,378	5.27	220,319	12,226	5.55
Noninterest-earning assets	22,952			22,668
Total assets	$238,778			$242,987
Interest-bearing liabilities:
Demand deposits	$11,973	$104	0.87%	$10,366	$158	1.52%
Noninterest-Bearing demand deposits	1,012	—	0.00	788	—	0.00
Savings	29,433	294	1.00	30,125	303	1.01
Certificates of deposit	100,723	3,035	3.01	96,807	3,657	3.78
Total deposits	143,141	3,433	2.40	138,086	4,118	2.98
Borrowings	35,325	1,547	4.38	43,200	1,784	4.13
Total interest-bearing liabilities	178,466	4,980	2.79	181,286	5,902	3.26
Noninterest-bearing liabilities	2,353			2,423
Total liabilities	180,819			183,709
Shareholders’ equity	57,959			59,278
Total liabilities and shareholders’ equity	$238,778			$242,987
Net interest income/average yield		$6,398	2.48%		$6,324	2.29%
Net interest margin			2.96%			2.87%
Average interest-earning assets to average interest-bearing liabilities			120.93%			121.53%

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

	Twelve months ended June 30,			Twelve months ended June 30,
	2010 to June 30, 2009			2009 to June 30, 2008
	Increase (Decrease)			Increase (Decrease)
	Due to Changes In			Due to Changes In

	Volume	Rate	Total	Volume	Rate	Total
			(In thousands)
Interest-earning assets:
Loans receivable	$134	$(716)	$(582)	$810	$(308)	$502
Mortgage-backed securities	(95)	2	(93)	(90)	(8)	(98)
Other securities	(110)	10	(100)	(1,075)	(82)	(1,157)
Other interest-earning assets	(36)	(37)	(73)	(9)	(99)	(108)
Total interest-earning assets	(107)	(741)	(848)	(364)	(497)	(861)

Interest-bearing liabilities:
Checking accounts	31	(85)	(54)	12	(9)	3
Savings accounts	(6)	(3)	(9)	(24)	(33)	(57)
Certificates of deposit	155	(777)	(622)	15	(715)	(700)
FHLB Advances	(354)	117	(237)	(768)	(141)	(909)
Total interest-bearing liabilities	(174)	(748)	(922)	(765)	(898)	(1,663)
Increase in net interest income	$67	$7	$74	$401	$401	$802

Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision of $1.044 million for losses on loans for the fiscal year ended June 30, 2010, an increase of $998,000 compared to a provision of $46,000 for fiscal 2009.  The provision recorded during the fiscal year ended June 30, 2010 generally reflects deterioration in asset quality, which occurred primarily in the first quarter of the fiscal year just ended.  Specific valuation allowances at June 30, 2010 totaled $904,000, while general valuation allowances totaled $631,000 at that date.  Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.  See discussion about Allowance Loan Losses and Asset Quality.

Non-interest  Income.  Other operating income increased $48,000, to $289,000 for the fiscal year ended June 30, 2010, due primarily to a $60,000 or 93.8% increase in gain on sale of loans.    The popularity of long-term fixed rate loans, which the Company sells into the secondary market, was responsible for this increase.  Non-interest income is generally comprised of service charges and fees charged on loan and deposit accounts.

Non-interest Expense. Non-interest expense increased $395,000 or 8.6% to $5.0 million for the fiscal year ended June 30, 2010 compared to fiscal 2009.  The increase in non-interest expense is primarily attributed to an increase in salaries and employee benefits and FDIC insurance.  Salaries and employee benefits increased $210,000 or 7.3% to $3.1 million for the year just ended, while FDIC insurance increased $93,000 or 90.3% to $196,000 for the year just ended.

The increase in salaries and employee benefits was attributed primarily to an increase in retirement expense year to year.  Retirement expense increased $104,000 or 34.3% to $407,000 for the fiscal year ended June 30, 2010, primarily as a result of additional funding required for the Banks’ multi-employer defined benefit pension plans.

Federal Income Taxes. The provision for federal income tax decreased $968,000 or 81.8% from $1.2 million for the fiscal year ended June 30, 2009 to $215,000 for the fiscal year ended June 30, 2010, primarily due to a $443,000 charge for an uncertain tax position arising in the prior year.  This charge was the result of preliminary denial by the Internal Revenue Service of a key component of the Company’s claim for refund of income taxes for the fiscal year ended June 30, 2006.  The Company is pursuing its claim for refund.  The effective tax rates for the years ended June 30, 2010 and 2009 were 33.6% and 61.9%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2010 and June 30, 2009, cash and cash equivalents totaled $8.4 million and $4.2 million, respectively.  Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $246,000 and $5.5 million at June 30, 2010 and 2009, respectively.  At June 30, 2010, we had the ability to borrow a total $97.3 million from the FHLB, of which $31.9 million (before premium) was outstanding.

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

Our primary investing activities are the origination of loans and the purchase of investment securities.  In fiscal 2010 and 2009, we originated $37.3 million and $58.3 million of loans, respectively.  During fiscal 2010, these activities were funded primarily by proceeds from principal repayments on loans of $33.7 million and maturities of securities of $10.6 million.  During fiscal 2009, these activities were funded primarily by proceeds from the principal repayments on loans of $51.1 million and maturities of securities of $2.1 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances.  We experienced a net increase in total deposits of $5.2 million and $2.1 million for the years ended June 30, 2010, and 2009, respectively.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.  For the year ended June 30, 2010, our net decrease in FHLB advances totaled $8.1 million, as we repaid short-term funds with additional liquidity available to us.

Commitments and Contractual Obligations

At June 30, 2010, we had $878,000 in mortgage commitments.  Certificates of deposit due within one year of June 30, 2010 totaled $73.2 million, or 50.5% of total deposits.  If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2011.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table sets forth our contractual obligations and loan commitments as of June 30, 2010.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Five Years	More than Five Years
	(In thousands)
Certificates of deposit	$102,666	$73,151	$28,153	$398	$964
Federal Home Loan Bank advances (1)	31,889	11,640	10,994	4,921	4,334
One to four family residential real estate	878	878	—	—	—
Unused lines of credit	9,217	9,217	—	—	—
Undisbursed loans	631	631	—	—	—
Total commitments	$145,281	$95,517	$39,147	$5,319	$5,298

(1)	Net of premium on FHLB borrowings

For the year ended June 30, 2010, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

During each of the preceding two fiscal years, the Company has paid an aggregate dividend in excess of the Company’s net income.  In fiscal 2010, the Company paid an aggregate dividend of $1.1 million, which exceeded net income by $711,000.  In fiscal 2009, the Company paid an aggregate dividend of $1.2 million which exceeded net income by $441,000.  Unexpected events in each of the years caused income to be less than anticipated.  In fiscal 2010, the provision for loan losses increased by $1.0 million, primarily due to problems experienced by one borrower.  In fiscal 2009, a preliminary denial by the Internal Revenue Service of a previously claimed tax deduction resulted in additional tax expense of $443,000.  Management believes that, despite these shortfalls, the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank.  Indeed, the banks still far exceed all regulatory required capital levels.  However, if management should anticipate a long-term trend in which dividends consistently exceed net income, the dividend policy would be reconsidered.  Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid.  Approximately 61% of the shares of Kentucky First Federal are held by First Federal Mutual Holding Company.  Since the Company’s inception, First Federal Mutual Holding Company has applied to the Office of Thrift Supervision for, and been granted, permission to waive its right to dividends paid by Kentucky First Federal.    While the Office of Thrift Supervision will be eliminated by the Dodd Frank Wall Street Reform and Consumer Protection Act, a provision in the act allows mutual holding companies, who have waived their dividends prior to December 1, 2009, to continue to waive these dividends without objection by the Federal Reserve.  This action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks.  Should the regulatory environment change so that these dividend waivers are prohibited or inadvisable, the Company would reconsider its dividend policy.

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

Crowe Horwath LLP Independent Member Crowe Horwath International	9600 Brownsboro Road, Suite 400 Post Office Box 22649 Louisville, Kentucky 40252-0649 Tel 502.326.3996 Fax 502.420.4400 www.crowehorwath.com

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp
Frankfort, Kentucky

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp as of June 30, 2010, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended June 30, 2010.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2010, and the results of its operations and its cash flows for the year ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Louisville, Kentucky
October 5, 2010

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Kentucky First Federal Bancorp
Hazard, Kentucky

We have audited the accompanying consolidated statements of financial condition of Kentucky First Federal Bancorp as of June 30, 2009 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year then ended.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Federal Bancorp as of June 30, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
September 28, 2009, except for Notes A.20, H, J, and K as to which the date is September 30, 2010

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2010 and 2009
(Dollar amounts in thousands, except per share data)

	2010	2009

ASSETS

Cash and due from financial institutions	$1,118	$1,548
Interest-bearing demand deposits	7,244	2,669
Cash and cash equivalents	8,362	4,217

Interest-bearing deposits in other financial institutions	100	100
Securities available for sale	246	5,451
Securities held-to-maturity, at amortized cost- approximate fair value of $10,026 and $15,317 at June 30, 2010 and 2009, respectively	9,435	14,999
Loans held for sale	370	230
Loans	192,153	189,609
Allowance for loan and lease losses	(1,535)	(678)
Real estate owned, net	748	109
Premises and equipment, net	2,731	2,844
Federal Home Loan Bank stock	5,641	5,641
Accrued interest receivable	518	750
Bank-owned life insurance	2,518	2,428
Goodwill	14,507	14,507
Other intangible assets	218	349
Prepaid FDIC assessments	542	-
Prepaid expenses and other assets	385	345

Total assets	$236,939	$240,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$144,969	$139,743
Federal Home Loan Bank advances	32,009	40,156
Advances by borrowers for taxes and insurance	335	290
Accrued interest payable	145	189
Accrued federal income taxes	242	147
Deferred federal income taxes	831	1,115
Other liabilities	676	723
Total liabilities	179,207	182,363

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued and outstanding	86	86
Additional paid-in capital	36,597	36,223
Retained earnings	31,363	32,074
Unearned employee stock ownership plan (ESOP)	(2,366)	(2,557)
Treasury shares at cost, 745,530 and 728,930 common shares at June 30, 2010 and 2009, respectively	(7,952)	(7,379)
Accumulated other comprehensive income	4	91
Total shareholders’ equity	57,732	58,538

Total liabilities and shareholders’ equity	$236,939	$240,901

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2010 and 2009
(Dollar amounts in thousands, except per share data)

	2010	2009

Interest income
Loans	$10,475	$11,057
Mortgage-backed securities	474	567
Other securities	169	269
Interest-bearing deposits and other	260	333
Total interest income	11,378	12,226

Interest expense
Deposits	3,433	4,118
Borrowings	1,547	1,784
Total interest expense	4,980	5,902

Net interest income	6,398	6,324

Provision for loan losses	1,044	46

Net interest income after provision for loan losses	5,354	6,278

Non-interest income
Earnings on bank-owned life insurance	90	89
Gain on sale of loans	124	64
Net gain (loss) on sale of real estate owned	(27)	3
Other	102	85
Total non-interest income	289	241

Non-interest expense
Salaries and employee benefits	3,095	2,885
Occupancy and equipment	329	411
Franchise and other taxes	190	180
Data processing	242	162
Federal deposit insurance	196	103
Audit and accounting	166	181
Amortization of intangible assets	131	131
Other operating	654	555
Total non-interest expense	5,003	4,608

Income before income taxes	640	1,911

Federal income taxes
Current	409	1,116
Deferred	(194)	67
Total federal income taxes	215	1,183

NET INCOME	$425	$728

EARNINGS PER SHARE
Basic and diluted	$0.06	$0.10

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009

Net income	$425	$728

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities available for sale during the year, net of tax (benefit) of $(45) and $38 in 2010 and 2009, respectively	(87)	74

Comprehensive income	$338	$802
Accumulated other comprehensive income	$4	$91

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2010 and 2009
(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2008	$86	$35,834	$32,515	$(2,735)	$(5,700)	$17	$60,017

Net income for the year ended June 30, 2009	-	-	728	-	-	-	728
Allocation of ESOP shares	-	185	-	-	-	-	185
Amortization expense of stock benefit plans	-	86	-	178	-	-	264
Compensation expense related to vesting stock options	-	118	-	-	-	-	118
Acquisition of shares for Treasury	-	-	-	-	(1,679)	-	(1,679)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	74	74
Cash dividends of $0.40 per common share	-	-	(1,169)	-	-	-	(1,169)

Balance at June 30, 2009	86	36,223	32,074	(2,557)	(7,379)	91	58,538

Net income for the year ended June 30, 2010	-	-	425	-	-	-	425
Allocation of ESOP shares	-	185	-	-	-	-	185
Amortization expense of stock benefit plans	-	74	-	191	-	-	265
Compensation expense related to vesting stock options	-	115	-	-	-	-	115
Acquisition of shares for Treasury, net of shares issued upon stock options exercise	-	-	-	-	(573)	-	(573)
Unrealized losses on securities available for sale, net of related tax effects	-	-	-	-	-	(87)	(87)
Cash dividends of $0.40 per common share	-	-	(1,136)	-	-	-	(1,136)

Balance at June 30, 2010	$86	$36,597	$31,363	$(2,366)	$(7,952)	$4	$57,732

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009
Cash flows from operating activities:
Net income	$425	$728
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts on investment securities - net	-	6
Depreciation	172	177
Amortization of deferred loan origination (fees) costs	(10)	10
Amortization of premiums on FHLB advances	(352)	(490)
Amortization of core deposit intangibles	131	131
Net gain on sale of loans	(124)	(64)
Net loss (gain) on sale of real estate owned	27	(3)
ESOP compensation expense	191	185
Amortization of stock benefit plans and stock options expense	374	382
Federal Home Loan Bank stock dividends	-	(75)
Earnings on bank-owned life insurance	(90)	(89)
Provision for loan losses	1,044	46
Origination of loans held for sale	(4,251)	(3,691)
Proceeds from loans held for sale	4,235	3,611
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	232	(122)
Prepaid expenses and other assets	(582)	(79)
Accrued interest payable	(44)	(56)
Accounts payable and other liabilities	(47)	106
Federal income taxes
Current	95	626
Deferred	(239)	67
Net cash provided by operating activities	1,187	1,406

Cash flows from investing activities:
Investment securities maturities, prepayments and calls:
Held to maturity	5,564	1,960
Available for sale	5,073	135
Loans originated for investment, net of principal collected	(3,797)	(7,209)
Proceeds from sale of real estate owned	410	188
Additions to premises and equipment, net	(59)	(294)
Net cash provided by (used in) investing activities	7,191	(5,220)

Cash flows from financing activities:
Net change in deposits	5,226	2,109
Payments by borrowers for taxes and insurance, net	45	(41)
Proceeds from Federal Home Loan Bank advances	18,500	17,800
Repayments on Federal Home Loan Bank advances	(26,295)	(24,955)
Treasury stock repurchases	(573)	(1,679)
Dividends paid on common stock	(1,136)	(1,169)
Net cash used in financing activities	(4,233)	(7,935)

Net increase (decrease) in cash and cash equivalents	4,145	(11,749)

Beginning cash and cash equivalents	4,217	15,966

Ending cash and cash equivalents	$8,362	$4,217

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$360	$490

Interest on deposits and borrowings	$5,376	$6,449

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$1,076	$273

Loans disbursed upon sales of real estate acquired through foreclosure	$410	$128

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”).  First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.”  First Federal of Hazard is a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky.  Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes.  First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans.  There are no significant concentrations of loans to any one industry or customer.  However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the banks’ specific operating areas.  The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and general accounting practices within the financial services industry.  In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

The following is a summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1. Principles of Consolidation: The consolidated financial statements include the accounts of the Company, First Federal of Hazard, Frankfort First and First Federal of Frankfort.  All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates:  To prepare financial statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.  The allowance for loan losses, goodwill, loan servicing rights, deferred tax assets and fair values of financial instruments are particularly subject to change.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3.  Securities:  Debt securities are classified as held to maturity or available for sale.  Securities classified as held to maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity.  Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity. Realized gains and losses on sales of securities are recognized using the specific identification method.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

4.  Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest income is accrued on the unpaid principal balance unless the collectibility of the loan is in doubt.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.  Interest income on loans is generally discontinued at the time a loan is 90 days delinquent unless the loan is well-secured and in process of collection.  Past due status is based on the contractual terms of the loan.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.   A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

5.  Loans held for sale:  Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis.  At June 30, 2010 and 2009, the Company had $370,000 and $230,000 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold.  Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  The Company recorded amortization related to mortgage servicing rights totaling $15,000 during the year ended June 30, 2010 and $10,000 during the year ended June 30, 2009.  The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $102,000 and $83,000 at June 30, 2010 and 2009, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.  Loans held for sale: (continued)

The Company was servicing mortgage loans of approximately $12.8 million and $10.4 million that had been sold to the Federal Home Loan Bank at June 30, 2010, and 2009, respectively.  During the fiscal year ended June 30, 2010, we sold $4.2 million in loans under the FHLB program and the average balance of loans we serviced was $11.4 million.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income.  Changes in valuation allowances are reported with other non-interest income on the income statement.  The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.  Servicing fees totaled $28,000 and $22,000 for the years ended June 30, 2010 and 2009, respectively.  Late fees and ancillary fees related to loan servicing are not material.

6.  Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.  The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

The Banks account for impaired loans by determining the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral, reduced by estimated selling costs.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6.  Allowance for loan losses: (continued)

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Although all of our loans are secured by collateral, we rely heavily on the capacity of our borrowers to generate sufficient cash flow to service their debt.  As a result, our loans do not become collateral-dependent until there is deterioration in the borrower’s cash flow and financial condition, which makes it necessary for us to look to the collateral for our sole source of repayment.  Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under the policy at that time.

In applying the policy, the Banks consider investments in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  In the calculation of our general valuation allowance we consider the potential for outdated appraisal values to be of minimal risk and, therefore, do not attribute a specific factor to it.

With respect to the Banks’ investment in multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are nonhomogenous and, as such, are deemed to be collateral-dependent when they become more than ninety days delinquent.  We obtain updated independent appraisals  in these situations or when we suspect that the previous appraisal may no longer be reflective of the property’s current fair value.  This process varies from loan to loan, borrower to borrower, and also varies based on the nature of the collateral.

We utilize updated independent appraisals to determine fair value for collateral-dependent loans, adjusted for estimated selling costs, in determining our specific reserve.  In some situations management does not secure an updated independent appraisal.  These situations may involve small loan amounts or loans that, in management’s opinion, have an abnormally low loan-to-value ratio.

7.  Federal Home Loan Bank Stock:  The banks are members of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

8.  Real Estate Owned:  Real estate acquired through or instead of foreclosure is initially recorded at fair value less estimated selling expenses at the date of acquisition.  After the recording date decreases in the fair value of the property are charged to earnings as loss provisions are recorded as adjustments to the carrying value.  Costs relating to holding real estate owned, net of rental income, are charged against earnings as incurred.

9.  Premises and Equipment:  Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation.  The cost of premises and equipment includes expenditures which extend the useful lives of existing assets.  Maintenance, repairs and minor renewals are expensed as incurred.  For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10.  Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

The Company adopted guidance issued by the FASB with respect to accounting for uncertainty in income taxes as of July 1, 2007.  A tax provision is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  The Company recognizes interest and/or penalties related to income tax matters as income tax expense.

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky.  Neither of the Banks are subject to state income tax in the Commonwealth.

11.  Retirement and Employee Benefit Plans:  The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service.  Benefits are based on years of service and the average of the highest five consecutive annual salaries before retirement.  Specific plan asset and accumulated benefit information for the Company’s portion of the fund is not available.  Under ERISA, a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA, but there is no intention to withdraw.  Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $407,000 and $303,000 for the fiscal years ended June 30, 2010 and 2009.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals.  Under the plan, the Company pays each participant, or their beneficiary, the amount of fees deferred plus interest under terms selected by the individual participants prior to compensation deferral.  Payments are made to participants either in a lump sum or in monthly installments not to exceed 10 years.  Payments may commence upon the director’s attainment of a certain age or upon the individual’s termination of service.  The expense incurred for the deferred compensation was $7,000 and $19,000 for the fiscal years ended June 30, 2010 and 2009, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Retirement and Employee Benefit Plans:  (continued)

First Federal of Hazard has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21.  Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares.  Shares in the ESOP were acquired using funds provided by a loan from the Company and accordingly the cost of those shares is shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Dividends on unallocated shares are used to repay the loan and are treated as compensation expense.  Compensation expense is recorded equal to the fair value of the stock allocated to participants during a given fiscal year and for shares committed to be released.  Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $2.5 million and $2.6 million at June 30, 2010 and 2009, respectively.  The Company recorded expense for the ESOP of approximately $185,000 for each of the years ended June 30, 2010 and 2009.

For the fiscal year ended
	June 30,
	2010	2009

Allocated shares	70,762	63,756
Shares committed to be released	9,018	8,639
Unearned shares	238,447	254,933
Total ESOP shares	318,227	327,328

Fair value of unearned shares at end of period (expressed in thousands)	$2,151	$3,097

First Federal of Frankfort maintains a 401(k) plan for the benefit of all full-time employees.  No employer contributions have been made to the 401(k) plan.

12. Share-Based Compensation Plans:  Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of the grant.  A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of the grant is used for restricted stock awards.  Compensation cost is recognized over the required service period, generally defined as the vesting period.  In fiscal 2006, the Company initiated the 2005 Equity Incentive Plan (“EIP” or the “Plan”) which provides for two share-based compensation plans, which are described below.

The compensation cost that has been charged against income for those share-based plans was $377,000, and $380,000 for the fiscal years ended June 30, 2010 and 2009, respectively.  The total income tax benefit recognized in the statement of income for share-based compensation arrangements was $128,000 and $129,000 for the fiscal years ended June 30, 2010 and 2009, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.  Share-Based Compensation Plans  (continued)

The EIP provides for grants of up to 421,216 stock options.  It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant.  The contractual term of the options is ten years.  All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2010, the only options outstanding are related to those granted in the fiscal year 2006

A summary of the status of the Company’s stock option plan as of June 30, 2010, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	339,200	$10.10
Granted	-	-
Exercised	6,655	-
Forfeited	6,745	-

Outstanding at end of year	325,800	$10.10	$-

Options exercisable at end of year	259,640	$10.10	$-

Weighted average fair value of options granted			$1.75

Weighted average remaining contractual term of options
outstanding and exercisable			5.5 years

Information related to the stock option plan during each year ended June 30, follows:

	2010	2009
	(Dollar amounts in 000’s)

Intrinsic value of options exercised	$76	$-
Cash received from option exercises	67	-
Tax benefit realized from option exercises	9	-

As of June 30, 2010, there was $57,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan.  The cost is expected to be recognized over a weighted-average period of 0.5 years.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.  Share-Based Compensation Plans  (continued)

The EIP also provides for the purchase of 168,486 shares of common stock and the issuance of such shares in the form of restricted stock awards to members of the board of directors, management and certain employees.  Common shares awarded under the restricted stock plan vest over a five year period, commencing with the date of the grant and are expensed based on their fair value at the grant date.

The following table summarizes the activity with regard to restricted stock awards during fiscal 2010:

		Weighted-average
		grant date
	Shares	fair value
Nonvested at July 1, 2009	51,800	$10.10
Vested	(25,900)	10.10
Forfeited	(1,000)	-

Nonvested at June 30, 2010	24,900	$10.10

As of June 30, 2010, there was $44,000 of total unrecognized compensation cost related to the restricted stock awards.  The cost is expected to be recognized over a weighted average period of 0.5 years.  The total fair value of shares vested during the years ended June 30, 2010 and 2009 was $306,000 and $253,000, respectively.  We expect 24,900 shares to vest in December 2010.

13.  Earnings Per Share:  Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued or released under the Company’s share-based compensation plans.  There is no adjustment to net earnings for the calculation of diluted earnings per share.  The factors used in the basic and diluted earnings per share computations follow:

	For the fiscal year ended
	June 30,
	2010	2009

Net income	$425	$728
Less earnings allocated to unvested shares	10	10

Net income allocated to common shareholders, basic and diluted	$415	$718

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13.  Earnings Per Share:  (continued)

	For the fiscal year ended
	June 30,
	2010	2009
Basic
Weighted-average common shares including unvested
common shares outstanding	7,561,705	7,559,903
Less: Weighted-average unvested common shares	37,512	64,056

Weighted-average common shares outstanding	7,524,193	7,495,847

Diluted
Add: Dilutive effect of assumed exercise of stock options	27,764	9,396

Weighted-average common shares outstanding (diluted)	7,551,957	7,505,243

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock.  For fiscal years 2010 and 2009 all options were dilutive, as the exercise price was less than the average market price of the common stock.

14.  Fair Value of Assets and Liabilities:  Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair values:

Level 1 - Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access as of the measurement date.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14.  Fair Value of Assets and Liabilities (continued)

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2010 and 2009:

		Fair Value Measurements Using
		(in thousands)
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
2010
Agency mortgage-backed: residential	$246	$-	$246	$-

2009
U.S. government agencies	$5,136	$-	$5,136	$-
Agency mortgage-backed: residential	315	-	315	-

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent independent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Independent appraisals for collateral-dependent loans are updated periodically (usually every 9-12 months).

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2010.  There were no assets or liabilities measured at fair value on a nonrecurring basis as of June 30, 2009.

Fair Value Measurements Using
(in thousands)
Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

2010
Impaired loans	$4,366	$-	$-	$4,366

2009
Impaired loans	$1,097	$-	$-	$1,097

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $5.4 million, with a valuation allowance of $904,000 at June 30, 2010.  At June 30, 2009, the Company had impaired loans with a fair value of $1.1 million.  A specific provision for loan losses of $904,000 was included for the year ended June 30, 2010.

The following disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value.  For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows.  Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying statements of financial condition at amounts other than fair value at June 30, 2010 and 2009:

Cash and cash equivalents:  The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Held-to-maturity securities:  For held-to-maturity securities, fair value methods for securities were previously described.

Loans held for sale:  Fair value of loans originated and intended for sale in the secondary market are determined by FHLB pricing schedules.

Loans:  The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate.  These loan categories were further delineated into fixed-rate and adjustable-rate loans.  The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.  For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values.

Federal Home Loan Bank stock:  It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Accrued interest receivable:  The carrying amount is the estimated fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market deposits are deemed to approximate the amount payable on demand.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.  The historical carrying amount of accrued interest payable on deposits is deemed to approximate fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

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

Commitments to extend credit:  For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  The fair value of outstanding loan commitments at June 30, 2010 and 2009, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2010		2009
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	(In Thousands)
Financial assets
Cash and cash equivalents	$8,362	$8,362	$4,217	$4,217
Interest-earning deposits	100	100	100	100
Available-for-sale securities	246	246	5,451	5,451
Held-to-maturity securities	9,435	10,026	14,999	15,317
Loans held for sale	370	383	230	230
Loans receivable - net	190,618	198,203	188,931	193,165
Federal Home Loan Bank stock	5,641	N/A	5,641	N/A
Accrued interest receivable	518	518	750	750

Financial liabilities
Deposits	$144,969	147,280	$139,743	$142,772
Advances from the Federal Home Loan Bank	32,009	30,590	40,156	41,613
Advances by borrowers for taxes and insurance	335	335	290	290
Accrued interest payable	145	145	189	189

15.  Cash and Cash Equivalents:  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

16.  Goodwill and Other Intangible Assets:  Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired.  Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date.   Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected March 31 as the date to perform the annual impairment test.  Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years.  The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2010 and 2009 is as follows:

	2010	2009
	(in thousands)

Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	700	569
	$218	$349

Amortization expense for each of the years ended June 30, 2010 and 2009 was $131,000.  The following table summarizes the Company’s current estimates for future amortization expense of the core deposit intangible:

(In thousands)
2011	$131
2012	$87

17.  Cash Surrender Value of Life Insurance:  First Federal of Frankfort has purchased life insurance policies on certain key executives.  Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

18.  Treasury Stock:  Treasury stock is stated at cost.  Cost is determined by the first-in, first-out method.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

19. Related Party Transactions:  Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2010 and 2009 are summarized as follows:

	2010	2009
	(In thousands)

Outstanding principal, beginning of year	$387	$369
Changes in composition of related parties	214
Principal disbursed during the year	31	119
Principal repaid and refinanced during the year	(39)	(101)
Outstanding principal, end of year	$593	$387

Deposits from related parties held by the Company at June 30, 2010 and 2009 totaled $1.3 million and $2.7 million, respectively.

20.  Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income.  Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

21.  Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the financial statements.

22.  Equity:  Stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock.  Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital.  Fractional share amounts are paid in cash with a reduction in retained earnings.

23.   Dividend Restriction:  Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

24.   Operating Segments:  While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis.  Operating segments are aggregated into one as operating results for all segments are similar.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25.  Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.

26.  New Accounting Standards

In May 2009, the FASB issued guidance which requires the effects of events that occur subsequent to the balance-sheet date be evaluated through the date the financial statements are either issued or available to be issued.   Companies should disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Companies are required to reflect in their financial statements the effects of subsequent events that provide additional evidence about conditions at the balance-sheet date (recognized subsequent events).  Companies are also prohibited from reflecting in their financial statements the effects of subsequent events that provide evidence about conditions that arose after the balance-sheet date (nonrecognized subsequent events), but requires information about those events to be disclosed if the financial statements would otherwise be misleading.  This guidance was effective for interim and annual financial periods ending after June 15, 2009 with prospective application.

In June 2009, the FASB replaced The Hierarchy of Generally Accepted Accounting Principles, with  the FASB Accounting Standards Codification TM (The Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was effective for financial statements issued for periods ending after September 15, 2009.

In June 2008, the FASB issued guidance which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, included in the earnings allocation in computing earnings per share (EPS) under the two-class method.   Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method.  This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented were to be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform to the provisions of this guidance.

In connection with our adoption of FSP ASC 260-10, weighted average voting and unvested common shares outstanding include unvested shares issued through the year 2010 incentive compensation plan shares of 25,900 and 51,800 at June 30, 2010 and 2009, respectively.

Kentucky First Federal Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

26.  New Accounting Standards (continued)

On June 12, 2009, the FASB issued new guidance impacting FASB ASC 860, Transfers and Servicing. The new guidance amends ASC 860, and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. The new standard will be effective July 1, 2010 and the adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

On June 12, 2009, the FASB issued new guidance impacting FASB ASC 810-10, Consolidation (Statement No. 167 amends FIN 46(R)).  The new guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with a qualitative approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity (VIE) that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.   Unlike previous guidance, this Statement requires ongoing reconsideration of whether (1) an entity is a VIE and (2) an enterprise is the primary beneficiary of a VIE.  It is expected that the amendments will result in more entities consolidating VIEs that previously were not consolidated  This new guidance will also require additional disclosures about the Company’s involvement in variable interest entities.   This new guidance will become effective July 1, 2010 and its adoption is not expected to have a material effect on the Company’s results of operations or financial position.

The FASB issued new accounting guidance under Accounting Standards Update (ASU) No. 2010-06 that requires new disclosures and clarifies existing disclosure requirements about fair value measurement as set forth in ASC Subtopic 820-10.  The objective of the new guidance is to improve these disclosures and increase transparency in financial reporting.  Specifically, the new guidance requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  It also requires in the reconciliation for fair value measurements using significant unobservable inputs, separate presentation of information about purchases, sales, issuances and settlements.  In addition, the guidance clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Early application is permitted.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2010 and 2009 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

	2010
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available-for-sale Securities
Agency mortgage-backed: residential	$240	$7	$(1)	$246

Held-to-maturity Securities
Agency mortgage-backed: residential	$9,435	$591	$-	$10,026

	2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available-for-sale Securities
U.S. government agencies	$5,000	$136	$-	$5,136
Agency mortgage-backed: residential	314	2	(1)	315
	$5,314	$138	$(1)	$5,451
Held-to-maturity Securities
U.S. government agencies	$3,000	$2	$-	$3,002
Agency mortgage-backed: residential	11,999	316	-	12,315
	$14,999	$318	$-	$15,317

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE B - SECURITIES (continued)

The amortized cost and estimated fair value of securities as of June 30, 2010 and 2009, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  Securities without a single maturity, primarily mortgage-backed, are shown separately.

	2010		2009
	Estimated		Estimated
	fair	Amortized	fair	Amortized
	value	cost	value	cost
	(In thousands)
Available-for-sale
Within one year	$-	$-	$5,136	$5,000
One year through five years	-	-	-	-
			5,136	5,000
Agency mortgage-backed: residential	246	240	315	314
Totals	$246	$240	$5,451	$5,314

Held-to-maturity
Within one year	$-	$-	$3,002	$3,000
One year through five years	-	-	-	-
			3,002	3,000
Agency mortgage-backed: residential	10,026	9,435	12,315	11,999
Totals	$10,026	$9,435	$15,317	$14,999

There were no sales of securities during the fiscal years ended June 30, 2010 or 2009.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE B - SECURITIES (continued)

The following table summarizes the securities with unrealized losses at June 30, 2010 and 2009 aggregated by major security type and length of time in a continuous unrealized loss position:

June 30, 2010
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	value	losses	value	losses
(Dollars in thousands)

Agency mortgage-backed
residential	$-	$-	$45	$(1)	$45	$(1)

June 30, 2009
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	value	losses	value	losses
(Dollars in thousands)

Agency mortgage-backed
residential	$-	$-	$57	$(1)	$57	$(1)

Management does not intend to sell nor does it believe that we will be required to sell these securities before maturity.  The decline in the fair value is primarily due to changes in market interest rates.  The fair values are expected to recover as securities approach maturity dates.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

	2010	2009
	(In thousands)
Residential real estate
One- to four-family	$165,818	$163,108
Multi-family	6,689	7,303
Construction	1,916	735
Nonresidential real estate and land	10,943	11,460
Loans on deposits	2,754	2,909
Consumer and other	4,802	4,497
	192,922	190,012
Less:
Undisbursed portion of loans in process	631	404
Deferred loan origination fees (cost)	138	(1)
Allowance for loan losses	1,535	678

	$190,618	$188,931

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2010	2009
	(In thousands)

Balance at beginning of year	$678	$666
Provision for losses on loans	1,044	46
Charge-offs	(187)	(34)

Balance at end of year	$1,535	$678

Individually impaired loans were as follows:

	2010	2009
	(In thousands)

Year-end loans with no allocated allowance for loan losses	$1,348	$4,086
Year-end loans with allocated allowance for loan losses	5,370	1,153

Total loans at year-end	$6,718	$5,239

Amount of the allowance for loan losses allocated	$904	$56

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE C - LOANS   (continued)

	2010	2009
	(In thousands)

Average of individually impaired loans during year	$6,961	$5,239
Interest income recognized during impairment	31	273
Cash-basis interest income recognized	31	185

Nonaccrual loans and loans past due 90 days still on accrual were as follows:

	2010	2009
	(In thousands)

Loans past due over 90 days still on accrual	$112	$3,437
Nonaccrual loans	7,671	435

NOTE D – REAL ESTATE OWNED

Activity in real estate owned was as follows:
	2010	2009
	(In thousands)

Balance at beginning of year	$109	$21
Additions	1,076	273
Disposals	(437)	(185)

Balance at end of year	$748	$109

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

	2010	2009
	(In thousands)

Land	$860	$860
Buildings and improvements	3,695	3,666
Furniture and equipment	1,347	1,335
Automobiles	32	32
	5,934	5,893
Less accumulated depreciation	3,203	3,049

	$2,731	$2,844

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

	2010	2009
	(In thousands)

Non-interest bearing checking accounts	$754	$846
Checking accounts	7,440	6,346
Savings accounts	29,506	30,093
Money market demand deposits	4,603	3,940
Total demand, transaction and passbook deposits	42,303	41,225
Certificates of deposit:
Original maturities of:
Less than 12 months	4,487	5,028
12 months to 36 months	87,471	81,552
More than 36 months	10,708	11,938
Total certificates of deposit	102,666	98,518
Total deposits	$144,969	$139,743

At June 30, 2010 and 2009, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $34.3 million and $29.1 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE F - DEPOSITS  (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

2010
(In thousands)

2011	$73,151
2012	23,660
2013	4,493
2014	398
2015 and thereafter	964

$102,666

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2010 and 2009 by pledges of certain residential mortgage loans totaling $ $46.4 million and $53.6 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock.

At June 30, 2010, the interest rates for the advances were fixed and ranged from 1.77% to 6.95%, with a weighted-average interest rate of 3.58%.  The advances will mature as follows:

Maturing
year ending
June 30, 2010
(In thousands)

2011	$11,640
2012	3,184
2013	7,810
2014	2,555
2015	2,366
2016	623
2017	431
2018-2020	3,280
31,889
Premium assigned to borrowings in
Frankfort First acquisition, net of amortization	120

$32,009

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK (continued)

At June 30, 2009, the interest rates for the advances were fixed and ranged from 3.95% to 6.95%, with a weighted-average interest rate of 5.84%.  The advances will mature as follows:

Maturing
year ending
June 30, 2009
(In thousands)

2010	$24,135
2011	8,133
2012	116
2013	5,078
2014	78
2015	80
2016	62
2017	2
2018	2,000
39,684
Premium assigned to borrowings in
Frankfort First acquisition, net of amortization	472

$40,156

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances.  Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $65.4 million  as of June 30, 2010.

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2010 and 2009, as follows:

	2010	2009
	(In thousands)

Federal income taxes at the statutory rate	$218	$640
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(30)	(29)
Incentive stock options	27	28
Recapture of thrift reserves	-	80
Disallowed deduction claimed on amended return for $1.3 million paid to option holders in acquisition of Frankfort First Bancorp, Inc. and other audit adjustments	-	464

	$215	$1,183

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE H - FEDERAL INCOME TAXES  (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

	2010	2009
	(In thousands)
Taxes (payable) refundable on temporary
differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$522	$231
Deferred loan origination fees	5	—
Deferred compensation and benefits	224	212
Charitable contributions	3	9
Purchase accounting adjustments	41	160
Nonaccrued interest on loans	22	9
Other	-	27
Total deferred tax assets	817	648

Deferred tax liabilities:

Federal Home Loan Bank stock dividends	(1,074)	(1,074)

Deferred loan origination costs	(37)	(32)

Purchase accounting adjustments	(527)	(572)

Unrealized gains on securities available for sale	-	(47)

Book/tax depreciation	(53)	(38)

Total deferred tax liabilities	(1,691)	(1,763)

Net deferred tax liability	$(874)	$(1,115)

Unrecognized Tax Benefits

The Company adopted FASB ASC 740-10, Income Taxes (FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes), on July 1, 2007.   A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009

Balance at July 1	$253	$173
Additions/(reductions) based on tax positions for the current year	—	$80
Balance at June 30	$253	$253

No cash settlements were paid during the period July 1, 2009 through June 30, 2010.  Approximately $253 of unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods.  The Company expects its unrecognized tax benefits will change in the next twelve months.  The Company is planning to amend its June 30, 2009 federal return to report the additional tax liability of $80.  The remaining unrecognized tax benefits may be settled as part of the current IRS examination.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE H - FEDERAL INCOME TAXES  (continued)

The 2009 provision for federal income taxes includes a charge of $443,000, which relates to the preliminary denial by the Internal Revenue Service of a $1.3 million deduction on the basis of timing.  This is a significant estimate that could materially change within the next 12 months.  The 2009 provision also includes a charge of $80,000, which is a correction to previously stated tax expense and relates to a dividend from a bank subsidiary that was in excess of the accumulated earnings and profits of the subsidiary.  The dividend constituted a distribution of the thrift reserve and was, therefore, a taxable event.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2010, include approximately $5.2 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2010.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Kentucky.  The Company is no longer subject to examination by taxing authorities for years before 2006.

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

At June 30, 2010 and 2009, the Banks had outstanding commitments of approximately $878,000 and $1.5 million, respectively, to originate mortgage loans.  Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $9.2 million and $9.8 million at the end of fiscal years 2010 and 2009, respectively.  Commitments to make loans are generally made for periods of 60 days or less.  The fixed rate loan commitments at June 30, 2010 totaled $352,000 and had interest rates ranging from 5.0% to 6.41% and maturities ranging from 15 years to 30 years.

From time to time balances with correspondent banks may exceed the FDIC $250,000 insurable limit.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

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

During fiscal 2010, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes has changed the Banks’ categories.  To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE J - REGULATORY CAPITAL (continued)
	As of June 30, 2010
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$18,627	17.6%	≥$1,589	≥1.5%	N/A	N/A
First Federal of Frankfort	$17,570	14.2%	≥$1,858	≥1.5%	N/A	N/A
Consolidated	$42,995	19.4%	≥$3,333	≥1.5%	N/A	N/A

Tier 1 core capital
First Federal of Hazard	$18,627	17.6%	≥$4,238	≥4.0%	≥$6,357	≥ 5.0%
First Federal of Frankfort	$17,570	14.2%	≥$4,955	≥4.0%	≥$7,433	≥ 5.0%
Consolidated	$42,995	19.4%	≥$8,888	≥4.0%	≥$13,332	≥ 5.0%

Total risk-based capital
First Federal of Hazard	$19,102	36.6%	≥$4,176	≥8.0%	≥$5,220	≥10.0%
First Federal of Frankfort	$17,726	26.1%	≥$5,429	≥8.0%	≥$6,787	≥10.0%
Consolidated	$43,626	36.5%	≥$9,433	≥8.0%	≥$11,791	≥10.0%

Tier 1 risk-based capital
First Federal of Hazard	$18,627	35.7%	N/A	N/A	≥$6,357	≥ 6.0%
First Federal of Frankfort	$17,570	25.9%	N/A	N/A	≥$7,433	≥ 6.0%
Consolidated	$42,995	36.5%	N/A	N/A	≥$13,332	≥ 6.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2009
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$22,799	20.0%	≥$1,711	≥1.5%	N/A	N/A
First Federal of Frankfort	$17,358	15.0%	≥$1,734	≥1.5%	N/A	N/A
Consolidated	$40,779	17.8%	≥$3,445	≥1.5%	N/A	N/A

Core capital
First Federal of Hazard	$22,799	20.0%	≥$4,564	≥4.0%	≥$5,705	≥ 5.0%
First Federal of Frankfort	$17,358	15.0%	≥$4,623	≥4.0%	≥$5,779	≥ 5.0%
Consolidated	$40,157	17.5%	≥$9,187	≥4.0%	≥$11,484	≥ 5.0%

Risk-based capital
First Federal of Hazard	$23,289	42.5%	≥$4,392	≥8.0%	≥$5,490	≥10.0%
First Federal of Frankfort	$17,490	27.4%	≥$5,109	≥8.0%	≥$6,386	≥10.0%
Consolidated	$40,779	34.4%	≥$9,500	≥8.0%	≥$11,875	≥10.0%

Tier 1 risk-based capital
First Federal of Hazard	$22,799	41.6%	N/A	N/A	≥$6,357	≥ 6.0%
First Federal of Frankfort	$17,358	27.2%	N/A	N/A	≥$7,438	≥ 6.0%
Consolidated	$40,157	33.9%	N/A	N/A	≥$13,795	≥ 6.0%

As of June 30, 2010 and 2009, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

Regulations of the OTS governing mutual holding companies permit First Federal MHC to waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp, provided the OTS does not object to such waiver.  Pursuant to these provisions, First Federal MHC waived $1.9 million in dividends during the fiscal year ended June 30, 2010.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2010 and 2009, and the results of its operations and its cash flows for the fiscal years ended June 30, 2010 and 2009.

KENTUCKY FIRST FEDERAL BANCORP
BALANCE SHEETS
June 30, 2010 and 2009
(In thousands)
	2010	2009
ASSETS

Interest-bearing deposits in First Federal of Hazard	$353	$14
Interest-bearing deposits in First Federal of Frankfort	3,813	21
Other interest-bearing deposits	35	61
Investment in First Federal of Hazard	21,085	25,531
Investment in Frankfort First	32,707	32,707
Prepaid expenses and other assets	89	375

Total assets	$58,082	$58,709

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$350	$171

Total liabilities	350	171

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	36,597	36,223
Retained earnings	31,363	32,074
Shares acquired by stock benefit plans	(2,366)	(2,557)
Shares acquired for treasury – at cost	(7,952)	(7,379)
Accumulated other comprehensive income	4	91
Total shareholders’ equity	57,732	58,538

Total liabilities and shareholders’ equity	$58,082	$58,709

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF INCOME
Years ended June 30, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009
Revenue
Interest income	$172	$188
Dividends from First Federal of Hazard	5,000	—
Equity in undistributed (excess distributed) earnings of
First Federal of Hazard	(4,459)	1,018
Dividends from Frankfort First	190	492
Equity in undistributed earnings of
Frankfort First	80	54
Total revenue	983	1,752

Non-interest expenses	707	723

Earnings before income taxes	276	1,029

Federal income tax expense (credits)	(149)	301

NET INCOME	$425	$728

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
For Years ended June 30, 2010 and 2009
(Dollar amounts in thousands)

	2010	2009
Cash flows from operating activities:
Net earnings for the year	$425	$728
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings)
from consolidated subsidiaries	4,359	(1,072)
Noncash compensation expense	565	567
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	363	386
Other liabilities	102	40
Net cash provided by operating activities	5,814	649

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2010 and 2009

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS (continued)
For Years ended June 30, 2010 and 2009
(Dollar Amounts in thousands)
	2010	2009
Cash flows from financing activities:
Dividends paid on common stock	(1,136)	(1,169)
Repurchase of treasury shares	(573)	(1,679)
Advances from (repaid to) Frankfort First Bancorp, Inc.	—	(549)
Net cash used in financing activities	(1,709)	(3,397)

Net increase (decrease) in cash and cash equivalents	4,105	(2,748)

Cash and cash equivalents at beginning of year	96	2,844

Cash and cash equivalents at end of year	$4,201	$96

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

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah C. Bersaglia, Vice President/	Wick Asbury, Vice President/Lending
Secretary	Brenda Baldwin, Accounting
Phyllis N. Campbell, Customer Service Holly Caudill, Loan Officer	Stan Betsworth, Vice President/Lending Phyllis Bowman, Loan Servicing
Sandra C. Craft, Vice President/Loan Officer	Lisa Brinley, Branch Manager
Lou Ella R. Farler, Executive Vice President	Andrea Cline, Customer Service
Deloris S. Justice, Assistant Vice President	Carolyn Eades, Receptionist/Customer Service
Kaye Craft, Vice President/Treasurer	Diana Eads, Customer Service
Brenda W. Lovelace, Assistant Vice President	Stacey Greenawalt, Vice President/Lending
Margaret P. Pelley, Customer Service	Barry Holder, Customer Service
Peggy H. Steele, Assistant Vice President	R. Clay Hulette, President/Treasurer
Susie W. Steele, Customer Service	Don D. Jennings, Chief Executive Officer
Molly Ann E. Toler, Vice President	Teresa A. Kuhl, Executive Vice President/
Tony Whitaker, President	Operations/Human Resources
Janet Lewis, Branch Manager
Patty Luttrell, Loan Processing/Compliance
Tracey McCoun, Customer Service
Carla McMillen, Customer Service
Kim Moore, Customer Service Manager
Carolyn Mulcahy, Accounting
Jeanie Murphy, Customer Service
David Semones, Loan Processing
Martha Sowders, Customer Service Lee Ann Hockensmith, Executive Office Coordinator
Yvonne Thornberry, Loan Processing/Servicing
Nancy Watts, Loan Servicing/ Insurance
Processing

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker, Attorney and Executive Vice President and General Counsel to Kentucky River Properties, LLC Walt Ecton, Attorney William D. Gorman, Mayor of the City of Hazard	Stephen G. Barker Walter G. Ecton, Jr. William D. Gorman Tony Whitaker	Charles A. Cotton, III C. Michael Davenport Danny A. Garland David R. Harrod Don D. Jennings William C. Jennings, Chairman William M. Johnson
David R. Harrod C.P.A. and principal of Harrod and Associates, P.S.C.		Frank McGrath Herman D. Regan, Jr.
Don D. Jennings, President, Kentucky First Federal Bancorp
Herman D. Regan, Jr., Retired President of Kenvirons, Inc.
Tony Whitaker, Chairman of
Kentucky First Federal Bancorp
Office Locations
First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO	Special Counsel	Shareholder Inquiries and
Tony Whitaker	Kilpatrick Stockton LLP	Availability of 10-K Report: A
(606) 436-3860 firstfederal@windstream.net	607 14th Street, NW Washington, DC 20005	COPY OF THE COMPANY’S ANNUAL REPORT ON FORM
10-K FOR THE YEAR ENDED
	Transfer Agent and Registrar	JUNE 30, 2010, AS FILED
Investor Relations	IST	WITH THE SECURITIES AND
Don Jennings	209 W Jackson Blvd, Ste 903	EXCHANGE COMMISSION
djennings@ffsbfrankfort.com	Chicago, IL 60606-6905	WILL BE FURNISHED
	(312) 427-2953	WITHOUT CHARGE TO
Clay Hulette		SHAREHOLDERS AS OF THE
chulette@ffsbfrankfort.com	Annual Meeting	RECORD DATE FOR THE
	The Annual Meeting of Share-	NOVEMBER 11, 2010
(502) 223-1638	holders will be held on	ANNUAL MEETING UPON
P.O. Box 535	November 11, 2010 at	WRITTEN REQUEST TO:
Frankfort, KY 40602	3:30 p.m., Eastern Time, at
	the First Federal Center on the	INVESTOR RELATIONS
Independent Auditors	campus of Hazard Community	KENTUCKY FIRST
Crowe Horwath LLP	and Technical College, One	FEDERAL BANCORP
9600 Brownsboro Rd., Ste 400	Community College Blvd,	P.O. BOX 535
Louisville, KY 40252	Hazard, KY	FRANKFORT, KY 40602