Form 10-K, Exhibit 13
period 2011-06-30
Kentucky First Federal Bancorp
filed 2011-09-28
CIK 1297341

Exhibit 13

Parent company of
First Federal Savings and Loan Association of Hazard
and
First Federal Savings Bank of Frankfort

2011
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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005.  There are currently 7,740,703 shares of common stock outstanding and approximately 659 holders of record of the common stock.  Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2011
First quarter	$10.40	$7.95	$0.10
Second quarter	10.38	9.00	0.10
Third quarter	9.95	8.40	0.10
Fourth quarter	9.25	7.73	0.10

	High	Low	Dividends Per Share
Fiscal 2010
First quarter	$15.00	$11.59	$0.10
Second quarter	13.40	10.15	0.10
Third quarter	12.46	9.75	0.10
Fourth quarter	11.42	7.80	0.10

ii

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	30
Corporate Information

iii

Dear Shareholder:

We are pleased to present the 2011 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We strongly encourage you to vote and, if possible, to attend our annual meeting on November 10, 20111.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our arrangement under Kentucky First Federal.  We believe that we have continued to demonstrate to our communities that our primary focus continues to be meeting the financial needs of our hometowns.

As the financial industry continues to be burdened by a slow real estate market, high unemployment, new regulation, and continued uncertainty, we have generally weathered the storm thus far quite well.  Our net interest income increased more this past year than it has in any of the previous five years.  Provisions for potential losses stemming from problem loans were significantly reduced as we work through difficulties being experienced by virtually every bank in the nation.

 While our stock price remained  volatile in the last year, the volatility was not as severe as fiscal 2010, when a quick entry and exit from  the Russell 2000 index made for a wild ride.

There remains considerable uncertainty surrounding the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The Office of Thrift Supervision, the primary regulator of our two banks since 1989 and the regulator of our holding company since it was formed, was absorbed into the Office of the Comptroller of the Currency on July 21, 2011.  The regulation of our holding company was transferred to the Federal Reserve and, although the Act preserves the thrift charter and makes provisions to retain key characteristics of mutual holding companies, we are actively engaged in preserving our long-standing business model.

We would like to recognize and congratulate Phyllis Campbell, who had served as a customer service representative at First Federal of Hazard since 2004.  Phyllis retired on December 31, 2010.

As always, we encourage you, our shareholders to visit our banks for your banking needs, and we are always glad to talk to you any time you have a question or concern.

Sincerely,

Tony Whitaker	Don D. Jennings
Chairman and C.E.O.	President and C.O.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2011	2010	2009	2008	2007
	(In thousands)

Total assets	$226,135	$236,939	$240,901	$247,655	$268,916
Cash and cash equivalents	5,049	8,362	4,217	15,966	2,720
Interest-bearing deposits	100	100	100	100	100
Securities held to maturity	6,810	9,435	14,999	16,959	59,606
Securities available for sale	203	246	5,451	5,480	13,298
Loans, net	182,796	190,618	188,931	182,051	166,156
Deposits	139,940	144,969	139,743	137,634	139,893
Federal Home Loan Bank advances	25,261	32,009	40,156	47,801	65,132
Shareholders’ equity	58,697	57,808	58,538	60,017	61,445
Allowance for loan losses	764	1,535	678	666	720
Nonperforming loans (90 days delinquent and nonaccrual)	876	7,783	3,872	1,277	968

Selected Operating Data

	Year Ended June 30,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)

Total interest income	$10,749	$11,378	$12,226	$13,087	$12,948
Total interest expense	3,181	4,980	5,902	7,565	7,456
Net interest income	7,568	6,398	6,324	5,522	5,492
Provision for losses on loans	668	1,044	46	12	—
Net interest income after provision for losses on loans	6,900	5,354	6,278	5,510	5,492
Total non-interest income	242	289	241	182	174
Total non-interest expenses	5,282	5,039	4,608	4,321	4,364
Income before federal income taxes	1,860	604	1,911	1,371	1,302
Federal income taxes	104	203	1,183	439	417

Net income	$1,756	$401	$728	$932	$885
Net earnings per share – basic	$0.23	$0.05	$0.10	$0.12	$0.11
Net earnings per share – diluted	$0.23	$0.05	$0.10	$0.12	$0.11
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2011	2010	2009	2008	2007
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.75%	0.17%	0.30%	0.35%	0.33%
Return on average equity (net income divided by average equity)	3.04	0.69	1.23	1.53	1.41
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.29	2.46	2.29	1.65	1.61
Net interest margin (net interest income divided by average interest-earning assets)	3.61	2.96	2.87	2.29	2.26
Ratio of average interest-earning assets to average interest-bearing liabilities	121.00	121.62	121.53	120.28	121.16
Ratio of total general administrative and other expenses to average total assets	2.26	2.11	1.90	1.64	1.64
Efficiency ratio (1)	67.63	75.36	70.19	75.75	77.02
Dividend payout ratio (2)	63.58	283.29	160.58	126.82	153.11

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	0.48	4.05	2.05	0.70	0.58
Nonperforming assets as a percent of total assets at end of period (3)	2.29	3.60	1.65	0.52	0.36
Allowance for loan losses as a percent of total loans at end of period	0.42	0.80	0.36	0.36	0.43
Allowance for loan losses as a percent of nonperforming loans at end of period	87.21	19.72	17.51	52.15	74.38
Provision for loan losses to total loans	0.36	0.54	0.02	0.01	—
Net charge-offs to average loans outstanding	0.76	0.10	0.02	0.04	—

Capital Ratios:
Average equity to average assets	24.76	24.27	24.40	23.03	23.64
Shareholders’ equity or capital to total assets at end of period	25.96	24.40	24.30	24.23	22.85

Regulatory Capital Ratios:
Tangible capital	20.85	19.39	17.48	16.33	16.61
Core capital	20.85	19.39	17.48	16.33	16.61
Risk-based capital	39.01	37.35	34.34	34.03	38.61
Number of banking offices	4	4	4	4	4

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC.
(3) Nonperforming loans consist of restructured loans, nonaccrual and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Frankfort.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2011.  We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

The Company was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005 upon the completion of the reorganization of First Federal of Hazard into a federal mutual holding company form of organization (the “Reorganization”).  On that date, Kentucky First completed its minority stock offering and issued a total of 8,596,064 shares of common stock, of which 4,727,938 shares, or 55%, were issued to First Federal MHC, a federally chartered mutual holding company formed in connection with the Reorganization, in exchange for the transfer of all of First Federal of Hazard’s capital stock, and 2,127,572 shares were sold at a cash price of $10.00 per share.  On such date, Kentucky First completed its acquisition of Frankfort First and its wholly owned subsidiary, First Federal of Frankfort (the “Merger”).  First Federal of Hazard and First Federal of Frankfort are operated as two independent savings institutions with separate charters.  Each bank retains its own management and boards of directors.  The members of management of Kentucky First also serve in a management capacity at one of the two subsidiary Banks, and the directors of Kentucky First also serve on the board of one of the two subsidiary Banks.

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

Allowance for Loan Losses

The allowance for loan losses is the estimated amount considered necessary to cover probably incurred credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans, which is charged against income.

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

Goodwill

We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable.  We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit.  If the fair value, net of goodwill, exceeds book value, then goodwill is not considered to be impaired.  Based on the annual goodwill impairment test as of March 31, 2011, management does not believe any of the goodwill is impaired as of that date.  While management believes no impairment existed at June 30, 2011, under accounting standards applicable at that date, different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

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

Market Risk Analysis

Qualitative Aspects of Market Risk.  Our most significant form of market risk is interest rate risk.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically  react quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, a sharp increase of 300 points and a decrease in interest rates may adversely affect our net portfolio value, while increases in interest rates up to 200 basis points may beneficially affect our net portfolio value.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread.  Still, when market rates increase rapidly, increases in the cost of deposits and borrowings outpace the increases in the return on assets.  The Company’s assets are primarily comprised of adjustable rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities.  Those assets will, over time, re-price to counteract the increased costs of deposits and borrowings.

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

The following table sets forth the interest rate sensitivity of the Banks’ NPV as of June 30, 2011 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively.  Due to the abnormally low prevailing interest rate environment at June 30, 2011, NPV estimates are not made for decreases in interest rates greater than 100 basis points.  All market risk-sensitive instruments presented in this table at June 30, 2011, are held to maturity or available-for-sale.  We have no trading securities.

	June 30, 2011
	Net Portfolio Value (1)					NPV as % of Portfolio Value of Assets (2)
	Change in Rates		Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes
	(Dollars in thousands)

First Federal of Hazard	+300	bp	$22,107	-1,059	-5%	21.25%	-38	bp
	+200	bp	22,671	-495	-2%	21.54%	-9	bp
	+100	bp	23,079	-87	0%	21.71%	8	bp
	0	bp	23,166			21.63%
	-100	bp	22,969	-197	-1%	21.39%	-24	bp

First Federal of Frankfort	+300	bp	$25,478	799	3%	20.16%	117	bp
	+200	bp	25,557	878	4%	20.00%	101	bp
	+100	bp	25,293	614	2%	19.61%	62	bp
	0	bp	24,679			18.99%
	-100	bp	23,669	-1,010	-4%	18.14%	-84	bp

Consolidated	+300	bp	$47,585	-260	-1%	20.65%	47	bp
	+200	bp	48,228	383	1%	20.69%	51	bp
	+100	bp	48,372	527	1%	20.56%	38	bp
	0	bp	47,845			20.18%
	-100	bp	46,638	-1,207	-3%	19.61%	-57	bp

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The preceding table indicates that at June 30, 2011, in the event of a sudden and sustained increase in prevailing market interest rates, our NPV would be expected to increase up to the 200 basis point level and to decrease at the 300 basis point level.  In the event of a sudden and sustained decrease in prevailing interest rates, our NPV would be expected to decrease.  The projected decrease in NPV in the event of a sudden and sustained 300 basis point increase or decrease in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors.  At all levels represented in the table, the Banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

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

Statement of Financial Condition

General.  At June 30, 2011, total assets were $226.2 million, a decrease of $10.7 million, or 4.5%, from the $236.9 million total at June 30, 2010.  The decrease in total assets was comprised primarily of decreases in loans receivable  and cash and equivalents.  At June 30, 2011, total liabilities were $167.5 million, a decrease of $11.6 million, or 6.5%, from total liabilities at June 30, 2010.  The decrease in total liabilities was comprised primarily of decreases in FHLB Advances and deposits.

Loans.  Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas.  As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans.  At June 30, 2011, one- to four- family residential real estate loans totaled $158.8 million, or 86.4% of total loans, compared to $165.8 million, or 86.0% of total loans, at June 30, 2010.  Construction real estate loans totaled $1.1 million, or 0.6% of total loans, at June 30, 2011, compared to $1.9 million, or 0.9% of total loans at June 30, 2010.  At June 30, 2011, multi-family real estate loans totaled $4.5 million, or 2.5% of total loans, compared to $6.7 million or 3.5% of total loans at June 30, 2010, and nonresidential real estate and other loans totaled $12.2 million, or 6.6% of total loans at June 30, 2011, compared to $10.9 million, or 5.7% of total loans, at June 30, 2010.  We also originate consumer loans, comprised of home equity lines of credit and loans secured by deposit accounts, which totaled $7.2 million, or 3.9% of total loans at June 30, 2011, compared to consumer loans of $7.6 million or 3.9% of total loans at June 30, 2010.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$158,821	86.4%	$165,818	86.0%	$163,108	85.8%	$158,007	86.1%	$146,602	86.7%
Construction	1,062	0.6%	1,916	0.9%	735	0.4%	3,528	1.9%	6,671	3.9%
Multi-family	4,504	2.5%	6,689	3.5%	7,303	3.8%	2,684	1.5%	1,497	0.9%
Nonresidential and other	12,211	6.6%	10,943	5.7%	11,460	6.1%	11,318	6.2%	6,898	4.1%
Consumer:
Consumer and other	4,824	2.6%	4,802	2.5%	4,497	2.4%	4,503	2.5%	4,290	2.5%
Loans on deposits	2,405	1.3%	2,754	1.4%	2,909	1.5%	3,384	1.8%	3,204	1.9%
Total loans	183,827	100%	192,922	100%	190,012	100%	183,424	100%	169,162	100%

Allowance for loan losses	(764)		(1,535)		(678)		(666)		(720)
Undisbursed construction loans	(353)		(631)		(404)		(696)		(2,176)
Deferred loan origination costs (fees)	86		(138)		1		(11)		(110)
Loans receivable, net	$182,796		$190,618		$188,931		$182,051		$166,156

The following table sets forth certain information at June 30, 2011 regarding the dollar amount of loans repricing or maturing during the periods indicated.  The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans
	(In thousands)
One year or less	$49,500	$7,229	$56,729
More than one year to five years	75,852	—	75,852
More than five years	51,246	—	51,246
Total	$176,598	$7,229	$183,827

As of June 30, 2011, there were $51.0 million fixed-rate and $125.4 million adjustable-rate real estate loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
	2011	2010	2009
	(In thousands)

Net loans at beginning of year	$190,618	$188,931	$182,051
Loans originated:
Real estate loans:
Residential	29,996	33,643	46,531
Construction	1,324	1,277	1,203
Multi-family	2,264	315	917
Nonresidential and other	2,065	1,077	5,295
Consumer loans	4,349	962	4,326
Total loans originated	39,998	37,274	58,272
Deduct:
Real estate loan principal repayments and other	(43,935)	(33,644)	(51,107)
Decrease (increase) in allowance	771	(857)	(12)
Transfer to real estate acquired through foreclosure	(4,648)	(1,076)	(273)
Other	(8)	(10)	—
Net loan activity	(7,822)	1,687	6,880
Net loans at end of period	$182,796	$190,618	$188,931

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

At June 30, 2011, the allowance for loans losses were $764,000, or 0.42% of total loans, compared to $1.5 million, or 0.80% of total loans at June 30, 2010.  The allowance at June 30, 2011 included $55,000 designated as specific reserves compared to $883,000 designated as specific reserves at June 30, 2010.  Such reserves are calculated when a non-homogenous loan is considered impaired.  An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement.   All of the Company’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.  The reduction in the allowance for loan losses from June 30, 2010 to June 30, 2011, was due primarily to resolution of one particularly large credit relationship.  See “Nonperforming and Classified Assets,” below.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $876,000 at June 30, 2011 and $7.8 million at June 30, 2010, a decrease of $6.9 million.  The allowance for loans losses totaled 87.2% and 19.7% of nonperforming loans at June 30, 2011 and 2010, respectively.  In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment.  Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio.  To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2011.  Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2011	2010	2009	2008	2007
	(Dollars in thousands)

Allowance at beginning of period	$1,535	$678	$666	$720	$724

Provision for loan losses	668	1,044	46	12	—

Charge-offs:
Real estate loans	(1,439)	(187)	(34)	(66)	(4)
Consumer loans	—	—	—	—	—
Total charge-offs	(1,439)	(187)	(34)	(66)	(4)

Recoveries:
Real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Total recoveries	—	—	—	—	—

Net charge-offs	$(1,439)	$(187)	$(34)	$(66)	$(4)
Allowance at end of period	$764	$1,535	$678	$666	$720

Allowance to nonperforming loans	87.21%	19.72%	17.51%	52.15%	74.38%
Allowance to total loans outstanding at end of period	0.42%	0.80%	0.36%	0.36%	0.43%
Net charge-offs to average loans outstanding during the period	0.76%	0.10%	0.02%	0.04%	—%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2011			2010			2009			2008			2007
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential	$494	64.7%	86.4%	$1,200	78.2%	86.0%	$542	80.0%	85.8%	$584	87.7%	86.1%	$636	88.3%	86.7%
Construction	3	0.4	0.6	6	0.4	0.9	2	0.3	0.4	13	2.0	1.9	29	4.0	3.9
Multi-family	13	1.7	2.5	277	18.1	3.5	81	11.9	3.8	10	1.4	1.5	7	1.0	0.9
Nonresidential & other	34	4.4	6.6	36	2.3	5.7	38	5.6	6.1	42	6.3	6.2	30	4.2	4.1
Consumer and other	13	1.7	2.6	16	1.0	2.5	15	2.2	2.4	17	2.6	2.5	18	2.5	2.5
Loans secured by deposits	7	0.9	1.3
Unallocated	200	26.2	—	—	—	1.4	—	—	1.5	—	—	1.8	—	—	1.9
Total allowance for loan losses	$764	100%	100%	$1,535	100.0%	100.0%	$678	100.0%	100.0%	$666	100.0%	100.0%	$720	100.0%	100.0%

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

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired it is recorded at fair market value less estimated selling costs at the date of foreclosure.  Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment.  Other loans are evaluated for impairment on an individual basis.  At June 30, 2011, 6 loans were considered impaired with valuations.

The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at any of the dates presented.

	Year Ended June 30,
	2011	2010	2009	2008	2007
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$876	$7,671	$435	$666	$713
Consumer loans	—	—	—	—	—
Total	876	7,671	435	666	713

Accruing loans past due 90 days or more:
Real estate loans	—	112	3,437	611	255
Consumer loans	—	—	—	—	—
Total of accruing loans past due 90 days or more	—	112	3,437	611	255
Total nonperforming loans	876	7,783	3,872	1,277	968
Real estate acquired through foreclosure	4,304	748	109	21	8
Total nonperforming assets	$5,180	$8,531	$3,981	$1,298	$976

Total nonperforming loans to total loans	0.48%	4.05%	2.05%	0.70%	0.58%

Total nonperforming loans to total assets	0.39%	3.29%	1.61%	0.52%	0.36%

Total nonperforming assets to total assets	2.29%	3.60%	1.65%	0.52%	0.36%

Interest income that would have been recorded for the years ended June 30, 2011 and 2010, had nonaccrual loans been current according to their original terms amounted to $350,000, and $279,000, respectively.  Income related to nonaccrual loans included in interest income for the years ended June 30, 2011 and 2010 amounted to $137,000, and $31,000, respectively.

Federal regulations require us to regularly review and classify our assets.  In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets: substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  Special mention assets totaled $335,000 and $269,000 at June 30, 2011 and 2010, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2011	2010	2009
	(In thousands)
Substandard assets	$6,484	$7,840	$7,905
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$6,484	$7,840	$7,905

Substandard assets at June 30, 2011, consisted of 24 loans totaling $2.2 million and 58 parcels of real estate owned with an aggregate carrying value of $4.3 million.  Substandard assets decreased $1.4 million or 17.3% from year to year.  At June 30, 2011, 66.4% of the Company’s substandard assets were represented by real estate acquired through foreclosure.  During August 2010 the Company was granted possession and the right to collect rent on property with a carrying value of approximately $3.9 million.  During the 2011 year, updated appraisals were obtained on the properties and, consequently, additional reserves taken against one particular property totaled $850,000.  The property in question consisted of 34 single-family prefabricated homes and comprised approximately half of the entire completed subdivision complex.  The appraisal discounted the value of the property for holding and disposition costs with an estimated holding period of several years.  In August 2011, the Company sold property with a carrying value of $1.55 million for $2.2 million.  The Company made the loan to the purchaser of the property and, as such, will defer recognition of the gain until the proper time in the future.  Essentially, the assignment of reserves reduces the carrying value of the assets which, in part, explains why substandard assets decreased year to year.

The table below summarizes other real estate owned at June 30, 2011:

		Net
	Number of	Carrying
	Properties	Value
(dollars in thousands)

Single family, non-owner occupied	43	$2,448
2-4 family, owner occupied	13	1,607
5 or more family, non-owner occupied	1	234
Building lot	1	15
Total other real estate owned in substandard assets	58	$4,304

All substandard loans were secured by residential property on which the banks have priority lien position.  The table below summarizes substandard loans at June 30, 2011:

		Net
	Number of	Carrying
	Properties	Value
(dollars in thousands)

Single family, owner occupied	22	$1,507
Single family, non-owner occupied	9	635
2-4 family, owner occupied	1	38
Total substandard loans	32	$2,180

Other than disclosed above, there are no other loans at June 30, 2011 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies.  The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2011		2010
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$1,861	$1,320	$1,026	$1,467
Consumer loans	—	—	—	—
Total	$1,861	$1,320	$1,026	$1,467

Securities.  Our securities portfolio consists primarily of mortgage-backed securities with maturities of 30 years or less.  Investment and mortgage-backed securities totaled $7.0 million at June 30, 2011, a decrease of $2.7 million, or 27.6%, compared to the $9.7 million total at June 30, 2010.  The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities.  All of our mortgage-backed securities were issued by  Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$0	$0	$-	$-	$5,000	$5,136
Mortgage-backed securities	199	203	240	246	314	315
Total	$199	$203	$240	$246	$5,314	$5,451

Held to maturity securities:
U.S. Government agency obligations	$0	$0	$-	$-	$3,000	$3,002
Mortgage-backed securities	6,810	7,257	9,435	10,026	11,999	12,315
Total	$6,810	$7,257	$9,435	$10,026	$14,999	$15,317

At June 30, 2011 and 2010, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2011.  At June 30, 2011, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$—	—%	$—	—%	$—	—%	$-	$—	—%
Mortgage-backed securities	7	2.91	28	2.91	41	2.91	123	2.91	199	203	2.91
Total available for sale securities	$7		$28		$41		$123		$199	$203

Held to maturity securities:
U.S. Government agency obligations	$—	—	$—	—	$—	—	$—	—	$—	$—	—
Mortgage-backed securities	672	4.18	2,989	4.19	2,300	4.25	849	5.33	6,810	7,257	4.35
Total held-to-maturity securities	$672		$2,989		$2,300		$849		$6,810	$7,257

Other Assets.  Other assets at June 30, 2011 include goodwill and other intangible assets of $14.6 million, which was a sole result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of  $2.6 million and $2.5 million at June 30, 2011 and 2010, respectively, of which First Federal of Frankfort is the owner and beneficiary.  Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”).  FHLB stock, at cost, totaled $5.6 million at both June 30, 2011 and 2010.

Deposits.  Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas.  Deposits totaled $139.9 million at June 30, 2011, a decrease of $5.0 million or 3.5%, compared to the $145.0 million total at June 30, 2010.  The decrease in deposits occurred primarily as a result of retail deposit customers seeking yields offered by other institutions.  Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities.  Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2011	2010	2009
	(In thousands)
Certificate of deposit accounts	$93,036	$102,666	$98,518
Demand, transaction and passbook savings accounts	46,904	42,303	41,225
Total	$139,940	$144,969	$139,743

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2011.  The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$5,812
Over three months through six months	7,323
Over six months through twelve months	10,250
Over twelve months	8,572
Total	$31,957

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2011	2010	2009
	(In thousands)
Rate
0.01 - 0.99%	$7,472	$1,507	$—
1.00 - 1.99	56,141	21,326	4,173
2.00 - 2.99	18,533	51,586	29,168
3.00 - 3.99	2,669	12,337	36,066
4.00 - 4.99	7,272	7,962	14,291
5.00 - 5.99	949	7,948	14,820
Total	$93,036	$102,666	$98,518

The following table sets forth the amount and maturities of certificate accounts at June 30, 2011.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 –0.99%	$7,472	$—	$—	$—	$7,472	8.0%
1.00 – 1.99	40,154	14,153	1,337	497	56,141	60.4
2.00 – 2.99	11,136	2,449	1,743	3,205	18,533	19.9
3.00 – 3.99	2,249	326,	57	37	2,669	2.9
4.00 – 4.99	5,598	1,568	91	15	7,272	7.8
5.00 – 5.99	865	84	—	—	949	1.0
Total	$67,474	$18,580	$3,228	$3,754	$93,036	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2011		2010		2009
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$994	0.00%	$1,012	0.00%	$788	0.00%
Interest-bearing demand	14,442	0.10%	11,973	0.87%	10,366	1.52%
Passbook savings accounts	30,941	1.07%	29,433	1.00%	30,125	1.01%
Certificates of deposit	98,574	2.17%	100,723	3.01%	96,807	3.78%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2011	2010	2009
	(In thousands)

Beginning balance	$144,969	$139,743	$137,634
Increase (decrease) before interest credited	(7,515)	1,793	(2,009)
Interest credited	2,486	3,433	4,118
Net increase (decrease) in deposits	(5,029)	5,226	2,109
Ending balance	$139,940	$144,969	$139,743

Borrowings.  Advances from the Federal Home Loan Bank of Cincinnati amounted to $25.3 million and $32.0 million at June 30, 2011 and 2010, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2011	2010	2009
	(Dollars in thousands)

Balance outstanding at end of period	$25,261	$32,009	$40,156
Maximum amount of advances outstanding at any month end during the period	$38,503	$37,564	$46,815
Average advances outstanding during the period	$29,524	$35,325	$43,200
Weighted average interest rate during the period	2.35%	4.38%	4.13%
Weighted average interest rate at end of period	2.50%	3.58%	5.84%

Shareholders’ Equity.  Shareholders’ equity totaled $58.7 million at June 30, 2011, an $889 or 1.5%, increase compared to June 30, 2010.  The increase resulted primarily from earnings exceeding dividends paid in the year and repurchases of the Company’s common stock.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations.  At June 30, 2011, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.  Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2011 and 2010

General. Net earnings totaled $1.8 million for the fiscal year ended June 30, 2011, an increase of $1.4 million, or 337.9%, from the net earnings recorded for the fiscal year ended June 30, 2010.  The increase in earnings year over year was due primarily to a higher net interest income and lower provisions for loan losses.  Also contributing to the increase was a $403,000 tax refund that was recognized during the year.  In addition to the federal tax refund, the Company received $61,000 in interest income pursuant to resolution of a tax matter with the Internal Revenue Service.

Interest Income. Total interest income for the fiscal year ended June 30, 2011 was $10.7 million, a decrease of $629,000, or 5.5%, compared to the fiscal year ended June 30, 2010.  The decrease in interest income was due primarily to a decrease in interest income on loans, which decreased by $329,000, or 3.1% to $10.1 million for the fiscal year ended June 30, 2011, compared to fiscal 2010.  Also contributing to the reduction in interest income were decreases in interest income from investment securities and mortgage-backed securities. Compared to fiscal 2010, interest income on mortgage-backed securities decreased $119,000 or 25.1% to $355,000 for the year just ended, while interest income on other securities decreased $167,000 or 98.8% to $2,000 for the year just ended.

Interest income from loans decreased chiefly due to a reduction in the average rate earned on the loan portfolio, while the average balance of loans also decreased year to year.  The average rate earned on loans decreased by 11 basis points to 5.39% for the 2011 year, as the average balance of loans outstanding decreased by $2.1 million or 1.1% to $188.2 million.  The decrease in the average rate earned on loans for fiscal 2011 occurred primarily as a result of borrowers refinancing to lower rates and to a lesser degree by loans repricing as scheduled.  Many loans repricing during the past year experienced a rate reduction, as the index we utilize for adjustable rate loans declined as a result of the low interest rate environment for home loans.  The decrease in interest income from other securities was attributable primarily to a $4.0 million, or 80.4%, decrease in the average balance of other securities outstanding, in addition to a decrease of 320 basis points in the average yield on investment securities to 0.21% for fiscal 2011.  Other securities either matured or were called during the period, as there were no sales of those securities during fiscal 2010.  The average balance of mortgage-backed securities decreased $2.8 million or 25.1% to $8.3 million, while the average yield remained steady at 4.26% for fiscal 2011.  The average balance of other interest-earning assets increased $3.0 million or 32.1% to $12.4 million, while the average yield declined by 79 basis points to 1.99% for fiscal 2011.

Interest Expense. Interest expense totaled $3.2 million for the fiscal year ended June 30, 2011, a decrease of $1.8 million, or 36.1%, from fiscal 2010.  The decrease in interest expense resulted from lower costs of deposits and borrowings.  Interest expense on deposits decreased $947,000 or 27.6%  to $2.5 million for the 2011 fiscal year, while the cost of borrowings decreased $852,000 or 55.1% to $695,000 for the 2011 fiscal year.  Decreased costs on deposits and borrowings were attributable primarily to a decrease in rate paid on those deposits and borrowings during the year.  The average rate paid on deposits decreased 69 basis points to 1.73% for the year just ended, while the average deposits outstanding increased $1.8 million or 1.29% from year to year.  Average borrowings decreased by  $5.8 million to $29.5 million for the year ended June 30, 2011, while the average rate paid on borrowings decreased 203 basis points to 2.35% for fiscal 2011.

Net Interest Income.  As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $1.2 million, or 18.3%, during the fiscal year ended June 30, 2011, compared to fiscal 2010.  The average interest rate spread increased from 2.46% for the fiscal year ended June 30, 2010 to 3.29% for fiscal 2011.  The net interest margin increased from 2.96% for the fiscal year ended June 30, 2010 to 3.61% for fiscal 2011.

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

	2011			2010			2009
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$188,237	$10,146	5.39%	$190,372	$10,475	5.50%	$188,163	$11,057	5.88%
Mortgage-backed securities	8,341	355	4.26	11,139	474	4.26	13,381	567	4.24
Other securities	974	2	0.21	4,961	169	3.41	8,187	269	3.29
Other interest-earning assets	12,359	246	1.99	9,354	260	2.78	10,588	333	3.15
Total interest-earning assets	209,911	10,749	5.12	215,826	11,378	5.27	220,319	12,226	5.55
Noninterest-earning assets	23,617			22,952			22,668
Total assets	$233,528			$238,778			$242,987

Interest-bearing liabilities:
Demand deposits	$14,442	$14	0.10%	$11,973	$104	0.87%	$10,366	$158	1.52%
Savings	30,941	330	1.07	29,433	294	1.00	30,125	303	1.01
Certificates of deposit	98,574	2,142	2.17	100,723	3,035	3.01	96,807	3,657	3.78
Total deposits	143,957	2,486	1.73	142,129	3,433	2.42	137,298	4,118	3.00
Borrowings	29,524	695	2.35	35,325	1,547	4.38	43,200	1,784	4.13
Total interest-bearing liabilities	173,481	3,181	1.83	177,454	4,980	2.81	180,498	5,902	3.27
Noninterest-bearing demand deposits	994			1,012			788
Noninterest-bearing liabilities	1,227			2,353			2,423
Total liabilities	175,702			180,819			183,709

Shareholders’ equity	57,826			57,959			59,278
Total liabilities and shareholders’ equity	$233,528			$238,778			$242,987
Net interest income/average yield		$7,568	3.29%		$6,398	2.46%		$6,324	2.28%
Net interest margin			3.61%			2.96%			2.87%
Average interest-earning assets to
Average interest-bearing liabilities			121.00%			121.62%			121.00%

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

	Twelve months ended June 30, 2011 to June 30, 2010 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2010 to June 30, 2009 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$(117)	$(212)	$(329)	$134	$(716)	$(582)
Mortgage-backed securities	(119)	—	(119)	(95)	2	(93)
Investment securities	(77)	(90)	(167)	(110)	10	(100)
Other interest-earning assets	(121)	107	(14)	(36)	(37)	(73)
Total interest-earning assets	(434)	(195)	(629)	(107)	(741)	(848)

Interest-bearing liabilities:
Checking accounts	27	(117)	(90)	31	(85)	(54)
Savings accounts	15	21	36	(6)	(3)	(9)
Certificates of deposit	(63)	(830)	(893)	155	(777)	(622)
FHLB Advances	(223)	(629)	(852)	(354)	117	(237)
Total interest-bearing liabilities	(244)	(1,555)	(1,799)	(174)	(748)	(922)
Increase in net interest income	$(190)	$1,360	$1,170	$67	$7	$74

Provision for Losses on Loans.  A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio.  Based upon an analysis of these factors, management recorded a provision of $668,000 for losses on loans for the fiscal year ended June 30, 2011, a decrease of $376,000 compared to a provision of $1.0 million for fiscal 2010.  The provision recorded during the fiscal year ended June 30, 2011 generally reflects continued deterioration in real estate values.  Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.  See discussion about Allowance Loan Losses and Asset Quality.

Non-interest  Income.  Other operating income decreased $47,000, to $242,000 for the fiscal year ended June 30, 2011, due primarily to a $71,000 other-than-temporary impairment charge taken on other real estate owned.    The charges were taken as updated appraisals continue to reflect continued weakness in the real estate market.  Somewhat offsetting the impairment charges was an increase in gains on loans sold, which increased $31,000 or 25% to $155,000 for the year just ended.  The popularity of long-term fixed rate loans, which the Company sells into the secondary market, was responsible for this increase.

Non-interest Expense. Non-interest expense increased $243,000 or 4.8% to $5.3 million for the fiscal year ended June 30, 2011 compared to fiscal 2010.  The increase in non-interest expense is primarily attributed to an increase in REO and foreclosure costs, which totaled $159,000 for the year just ended, compared to $32,000 for fiscal 2010.  Other non-interest expenses also increased year over year primarily due to legal fees.  Legal fees were incurred in resolving the issue with the Internal Revenue Service over the deductibility of certain costs incurred in the formation of the Company.

The increase in REO expense and foreclosure costs was attributed primarily to residential rental real estate, which the Company was able to oversee prior to final foreclosure.  Although rental income was received on some of these properties, repairs and deferred maintenance exceeded income generated on these properties during fiscal 2011.

Federal Income Taxes. The provision for federal income tax decreased $99,000 or 48.8% from $203,000 for the fiscal year ended June 30, 2010 to $104,000 for the fiscal year ended June 30, 2011, primarily due to a $403,000 tax refund recognized pursuant to the resolution of a tax matter during the year.  The recognition of the tax refund resulted in a lower effective tax rate for the fiscal year.  The effective tax rates for the years ended June 30, 2011 and 2010 were 5.6% and 33.6%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2011 and June 30, 2010, cash and cash equivalents totaled $5.0 million and $8.4 million, respectively.  Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $203,000 and $246,000 at June 30, 2011 and 2010, respectively.  At June 30, 2011, we had the ability to borrow a total $68.6 million from the FHLB, of which $25.2 million (before premium) was outstanding.  In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window.  At June 30, 2011, we had pledged collateral which would enable us to borrow up to $4.6 million.

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

Our primary investing activities are the origination of loans and the purchase of investment securities.  In fiscal 2011 and 2010, we originated $40.0 million and $37.3 million of loans, respectively.  During fiscal 2011, these activities were funded primarily by proceeds from principal repayments on loans of $44.0 million and maturities of securities of $13.7 million.  During fiscal 2010, these activities were funded primarily by proceeds from the principal repayments on loans of $33.7 million and maturities of securities of $10.6 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances.  We experienced a net decrease in total deposits of $5.0 million for the year ended June 30, 2011, and a net increase of $5.2 million for the year ended June 30, 2010.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.  For the year ended June 30, 2011, our net decrease in FHLB advances totaled $6.7 million, as we repaid short-term funds with additional liquidity available to us.

Commitments and Contractual Obligations

At June 30, 2011, we had $1.7 million in mortgage commitments.  Certificates of deposit due within one year of June 30, 2011 totaled $67.5 million, or 48.2% of total deposits.  If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2012.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table sets forth our contractual obligations and loan commitments as of June 30, 2011.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Five Years	More than Five Years
	(In thousands)
Certificates of deposit	$93,036	$67,474	$21,809	$2,769	$984
Federal Home Loan Bank advances (1)	25,249	3,184	15,365	2,366	4,334
One to four family residential real estate	1,263	1,263	—	—	—
Multi-family residential real estate	400	400	—	—	—
Unused lines of credit	8,914	8,914	—	—	—
Undisbursed loans	353	353	—	—	—
Total commitments	$129,215	$81,588	$37,174	$5,135	$5,318

(1)	Net of premium on FHLB borrowings

For the year ended June 30, 2011, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2011, the Company’s net income exceeded its aggregate dividend of $1.1 million by $644,000.  In fiscal 2010, the Company paid an aggregate dividend of $1.1 million which exceeded net income by $735,000.  Unexpected events in fiscal 2010 caused income to be less than anticipated.  In fiscal 2010, the provision for loan losses increased by $1.0 million, primarily due to problems experienced by one borrower.  Management believes that, despite previous shortfalls, the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank.  Indeed, the banks still far exceed all regulatory required capital levels.  However, if management should anticipate a long-term trend in which dividends consistently exceed net income, the dividend policy would be reconsidered.  Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid.  Approximately 61% of the shares of Kentucky First Federal are held by First Federal Mutual Holding Company.  Since the Company’s inception, First Federal Mutual Holding Company has applied to the Office of Thrift Supervision for, and been granted, permission to waive its right to dividends paid by Kentucky First Federal.    While the Office of Thrift Supervision was eliminated on July 21, 2011 by the Dodd Frank Wall Street Reform and Consumer Protection Act, a provision in the act allows mutual holding companies, who have waived their dividends prior to December 1, 2009, to continue to waive these dividends without objection by the Federal Reserve.  This action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks.  An interim final rule issued by the Federal Reserve raises some question whether we will continue to be allowed to waive these dividends without detriment to the Company as a whole.  This regulatory environment change is being assessed to determine if these dividend waivers are prohibited or inadvisable, in which case the Company would reconsider its dividend policy.

Impact of Inflation and Changing Prices

Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on our operations is reflected in increased operating costs.  Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp
Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2011.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
September 28, 2011

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2011 and 2010
(Dollar amounts in thousands, except per share data)

	2011	2010
		Revised

ASSETS

Cash and due from financial institutions	$1,002	$1,118
Interest-bearing demand deposits	4,047	7,244
Cash and cash equivalents	5,049	8,362

Interest-bearing deposits in other financial institutions	100	100
Securities available for sale	203	246
Securities held-to-maturity, at amortized cost- approximate fair value of $7,257 and $10,026 at June 30, 2011 and 2010, respectively	6,810	9,435
Loans held for sale	—	370
Loans, net of allowance of $764 and $1,535 at June 30, 2011 and 2010, respectively	182,796	190,618
Real estate owned, net	4,304	748
Premises and equipment, net	2,667	2,731
Federal Home Loan Bank stock, at cost	5,641	5,641
Accrued interest receivable	538	518
Bank-owned life insurance	2,607	2,518
Goodwill	14,507	14,507
Other intangible assets	87	218
Prepaid FDIC assessments	361	542
Prepaid federal income taxes	22	—
Prepaid expenses and other assets	443	385

Total assets	$226,135	$236,939

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$139,940	$144,969
Federal Home Loan Bank advances	25,261	32,009
Advances by borrowers for taxes and insurance	471	335
Accrued interest payable	91	145
Accrued federal income taxes	—	166
Deferred federal income taxes	1,021	831
Other liabilities	654	676
Total liabilities	167,438	179,131

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	36,907	36,623
Retained earnings	31,860	31,216
Unearned employee stock ownership plan (ESOP)	(1,989)	(2,169)
Treasury shares at cost, 811,375 and 745,530 common shares at
June 30, 2011 and 2010, respectively	(8,170)	(7,952)
Accumulated other comprehensive income	3	4
Total shareholders’ equity	58,697	57,808

Total liabilities and shareholders’ equity	$226,135	$236,939

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2011 and 2010
(Dollar amounts in thousands, except per share data)

	2011	2010
		Revised
Interest income
Loans	$10,146	$10,475
Mortgage-backed securities	355	474
Other securities	2	169
Interest-bearing deposits and other	246	260
Total interest income	10,749	11,378

Interest expense
Deposits	2,486	3,433
Borrowings	695	1,547
Total interest expense	3,181	4,980

Net interest income	7,568	6,398

Provision for loan losses	668	1,044

Net interest income after provision for loan losses	6,900	5,354

Non-interest income
Gains on sales of loans	155	124
Earnings on bank-owned life insurance	90	90
Net gains (losses) on sales of real estate owned	(36)	(27)
Unrealized loss-other real estate	(71)	—
Other	104	102
Total non-interest income	242	289

Non-interest expense
Salaries and employee benefits	3,057	3,131
Occupancy and equipment	355	329
Data processing	246	242
Audit and accounting	205	166
Federal deposit insurance	197	196
Franchise and other taxes	191	190
Amortization of intangible assets	131	131
Real estate owned expense, net	107	32
Foreclosure costs	52	—
Other operating	741	622
Total non-interest expense	5,282	5,039

Income before income taxes	1,860	604

Federal income taxes
Current	(43)	443
Deferred	147	(240)
Total federal income taxes	104	203

NET INCOME	$1,756	$401

EARNINGS PER SHARE
Basic and diluted	$0.23	$0.05

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2011 and 2010
(Dollar amounts in thousands)

	2011	2010
		Revised

Net income	$1,756	$401

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities available for sale during the year, net of tax (benefit) of $0 and $(45) in 2011 and 2010, respectively	(1)	(87)

Comprehensive income	$1,755	$314

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2011 and 2010
(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2009	$86	$36,223	$32,074	$(2,557)	$(7,379)	$91	$58,538

SAB108 adjustment for additional ESOP compensation	26	(123)	197	-	-	100
Net income (revised)	-	-	401	-	-	-	401
Allocation of ESOP shares	-	185	-	-	-	-	185
Amortization expense of stock benefit plans	-	74	-	191	-	-	265
Compensation expense related to vesting stock options	-	115	-	-	-	-	115
Acquisition of shares for Treasury	-	-	-	-	(573)	-	(573)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(87)	(87)
Cash dividends of $0.40 per common share	-	-	(1,136)	-	-	-	(1,136)

Balance at June 30, 2010	86	36,623	31,216	(2,169)	(7,952)	4	57,808

Net income	-	-	1,756	-	-	-	1,756
Allocation of ESOP shares	-	(15)	-	180	-	-	165
Amortization expense of stock benefit plans	-	242	-	-	-	-	242
Compensation expense related to vesting stock options	-	57	-	-	-	-	57
Acquisition of shares for Treasury	-	-	-	-	(218)	-	(218)
Unrealized losses on securities available for sale, net of related tax effects	-	-	-	-	-	(1)	(1)
Cash dividends of $0.40 per common share	-	-	(1,112)	-	-	-	(1,112)

Balance at June 30, 2011	$86	$36,907	$31,860	$(1,989)	$(8,170)	$3	$58,697

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2011 and 2010
(Dollar amounts in thousands)

	2011	2010
		Revised
Cash flows from operating activities:
Net income	$1,756	$401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	185	172
Amortization of deferred loan origination (fees) costs	(8)	(10)
Amortization of premiums on FHLB advances	(108)	(352)
Amortization of core deposit intangibles	131	131
Net gain on sale of loans	(155)	(124)
Net loss on sale of real estate owned	107	27
ESOP compensation expense	180	388
Amortization of stock benefit plans and stock options expense	284	277
Earnings on bank-owned life insurance	(90)	(90)
Provision for loan losses	668	1,044
Origination of loans held for sale	(3,881)	(4,250)
Proceeds from loans held for sale	4,406	4,235
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(20)	232
Prepaid expenses and other assets	123	(582)
Accrued interest payable	(54)	(44)
Accounts payable and other liabilities	(22)	(47)
Federal income taxes
Current	(143)	19
Deferred	147	(239)
Net cash provided by operating activities	3,506	1,188

Cash flows from investing activities:
Purchase of available-for-sale securities	(11,000)	—
Investment securities maturities, prepayments and calls:
Held to maturity	13,625	5,564
Available for sale	41	5,073
Loans originated for investment, net of principal collected	3,205	(3,798)
Proceeds from sale of real estate owned	294	410
Additions to premises and equipment, net	(121)	(59)
Net cash provided by investing activities	6,044	7,190

Cash flows from financing activities:
Net change in deposits	(5,029)	5,226
Payments by borrowers for taxes and insurance, net	136	45
Proceeds from Federal Home Loan Bank advances	16,000	18,500
Repayments on Federal Home Loan Bank advances	(22,640)	(26,295)
Treasury stock repurchases	(218)	(573)
Dividends paid on common stock	(1,112)	(1,136)
Net cash used in financing activities	(12,863)	(4,233)

Net increase (decrease) in cash and cash equivalents	(3,313)	4,145

Beginning cash and cash equivalents	8,362	4,217

Ending cash and cash equivalents	$5,049	$8,362

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2011 and 2010
(Dollar amounts in thousands)

	2011	2010
		Revised

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$97	$360

Interest on deposits and borrowings	$3,343	$5,376

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$4,643	$1,076

Loans disbursed upon sales of real estate acquired through foreclosure	$686	$410

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011 and 2010

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

The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

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

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3.  Securities:  Debt securities are classified as held to maturity or available for sale.  Securities classified as held to maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity.  Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity, net of tax. Realized gains and losses on sales of securities are recognized using the specific identification method.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated.  Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows:  1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

4.  Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest income is accrued on the unpaid principal balance unless the collectibility of the loan is in doubt.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.  Interest income on loans is generally discontinued at the time a loan is 90 days delinquent unless the loan is well-secured and in process of collection.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.   A loan is moved to non-accrual status in accordance with the Company’s policy, typically 90 days after the loan becomes delinquent.

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

5.  Loans held for sale:  Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis.  At June 30, 2011 the Company had no loans held for sale, while at June 30, 2010, $370,000 in loans were held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.  Loans held for sale: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold.  Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  The Company recorded amortization related to mortgage servicing rights totaling $13,000 and $15,000 during the years ended June 30, 2011 and 2010, respectively.  The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $120,000 and $102,000 at June 30, 2011 and 2010, respectively.

The Company was servicing mortgage loans of approximately $15.0 million and $12.8 million that had been sold to the Federal Home Loan Bank at June 30, 2011, and 2010, respectively.  During the fiscal year ended June 30, 2011, we sold $4 million in loans under the FHLB program and the average balance of loans serviced was $13.8 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.  Servicing fees totaled $36,000 and $28,000 for the years ended June 30, 2011 and 2010, respectively.  Late fees and ancillary fees related to loan servicing are not material.

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

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.  The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent four quarters.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6.  Allowance for loan losses: (continued)

These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; changes in lending policies, procedures and practices; experience, ability and depth of lending management and other relevant staff; economic trends and conditions; industry conditions; and effects of changes in credit concentrations.  Our portfolio segments include residential real estate, nonresidential real estate and land, loans on deposits and consumer and other loans.  Risk factors associated with our portfolio segments are as follows:

Residential Real Estate

Our primary lending activity is the origination of mortgage loans, which enable a borrower to purchase or refinance existing homes in the Banks’ respective market areas.  We further classify our residential real estate loans as one- to four-family, multi-family or construction.  We believe that our first mortgage position on loans secured by residential real estate presents lower risk than our other loans, with the exception of loans on deposits.

We offer a mix of adjustable-rate and fixed-rate mortgage loans with terms up to 40 years for owner-occupied properties.  For these properties a borrower may be able to borrow up to 95% of the value with private mortgage insurance.  Alternatively, the borrower may be able to borrow up to 90% of the value with a traditional first mortgage and a second mortgage (bearing a higher rate of interest) on the additional 10% of the value.  After initial fixed-rate periods of one, three, five or seven years, the interest rates on the adjustable-rate loans adjust once a year with annual limitation of one percentage point per adjustment period and a lifetime cap of five percentage points.

We also originate loans to individuals to finance the construction of residential dwellings for personal use or for use as rental property.  We do not generally lend to builders for construction of speculative or custom residential properties for resale.  Construction loans are generally less than one year in length, do not exceed 80% of the appraised value,  and provide for the payment of interest only during the construction phase.  Funds are disbursed as progress is made toward completion of the construction based on site inspections by qualified bank staff.

Multi-family and Nonresidential Loans

We offer mortgage loans secured by residential non-owner-occupied one- to four-family, residential multi-family (five or more units), and nonresidential real estate.  Nonresidential real estate loans are comprised generally of commercial office buildings, churches, condominiums and properties used for other purposes.  Generally, these loans are originated for 25 years or less and do not exceed 75% of the appraised value.  Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans.  These loans depend on the borrower’s creditworthiness and the feasibility and cash flow potential of the project.  Payments on loans secured by income properties often depend on successful operation and management of the properties.  As a result, repayment on such loans may be subject to a greater extent to adverse conditions in the real estate market or economy than owner-occupied residential loans.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6.  Allowance for loan losses: (continued)

Consumer lending

Our consumer loans include home equity lines of credit and loans secured by savings deposits.  Home equity loans are generally second mortgage loans subordinate only to first mortgages also held by the bank and do not exceed 80% of the estimated value of the property.  We do offer home equity loans up to 90% of the estimated value to qualified borrowers and these loans carry a premium rate.  Loans secured by savings are originated up to 90% of the depositor’s savings account balance and normally bear interest at two percentage points above the rate paid on the deposit account.  Because the deposit account must be pledged as collateral to secure the loan, the inherent risk of this type of loan is minimal.

In years prior to the year ended June 30, 2011, the loss history of the most recent 12 quarterly periods was used in the calculation of the Company’s general component of allowance for losses on loans.  During the 2011 year the loss history lookback was shortened to the most recent four quarters.  We performed a retrospective analysis of our June 30, 2010 allowance for loan losses and concluded that the new lookback method did not cause a material change in our calculation.

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

With respect to the Banks’ investment in troubled debt restructurings, multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are nonhomogenous and, as such, may be deemed to be collateral-dependent when they become more than ninety days delinquent.  We obtain updated independent appraisals  in these situations or when we suspect that the previous appraisal may no longer be reflective of the property’s current fair value.  This process varies from loan to loan, borrower to borrower, and also varies based on the nature of the collateral.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

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

8.  Real Estate Owned:  Real estate acquired through or instead of foreclosure is initially recorded at fair value less estimated selling expenses at the date of acquisition, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell.  If fair value declines subsequently, the carrying value is adjusted through a valuation allowance and the amount is recorded through expense.  Costs relating to holding real estate owned, net of rental income, are charged against earnings as incurred.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky.  Neither of the Banks are subject to state income tax in the Commonwealth.  With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2007.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Retirement and Employee Benefit Plans:  The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service.  Benefits are based on years of service and the average of the highest five consecutive annual salaries before retirement.  Specific plan asset and accumulated benefit information for the Company’s portion of the fund is not available.  Under ERISA, a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA, but there is no intention to withdraw.  Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $564,000 and $407,000 for the fiscal years ended June 30, 2011 and 2010.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals.  Under the plan, the Company pays each participant, or their beneficiary, the amount of fees deferred plus interest under terms selected by the individual participants prior to compensation deferral.  Payments are made to participants either in a lump sum or in monthly installments not to exceed 10 years.  Payments may commence upon the director’s attainment of a certain age or upon the individual’s termination of service.  The expense incurred for the deferred compensation was $7,000 for each of the fiscal years ended June 30, 2011 and 2010.

First Federal of Hazard has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21.  Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares.  Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Dividends on unallocated shares are used to repay the loan and are treated as accrued interest.  Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year.  Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $2.3 million and $2.5 million at June 30, 2011 and 2010, respectively.  The Company recorded expense for the ESOP of approximately $171,000 and $221,000 for each of the years ended June 30, 2011 and 2010, respectively.  Shares may be surrendered from the plan as employees leave employment.  Total shares surrendered from the plan were 26,682 and 18,746 at June 30, 2011 and 2010, respectively.

	For the fiscal year ended
	June 30,
	2011	2010
		Revised

Allocated shares	100,961	70,762
Shares committed to be released	10,445	28,688
Unearned shares	198,885	218,777
Total ESOP shares	310,291	318,227

Fair value of unearned shares at end of period (dollars in thousands)	$1,790	$1,973

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

Based on findings communicated by the U.S. Department of Labor during fiscal 2011, the Company released an additional 19,669 shares in its ESOP plan and paid an additional $329,000 in dividends on unallocated ESOP shares.  As the additional shares were deemed to be attributed to prior periods, we restated prior period statements.

The applicable effect on the prior year balance sheet and statements of operations related to additional ESOP compensation expense is as follows:

June 30,
(in thousands)	2010

Balance Sheet:
Other liabilities as previously reported	$1,749
Income tax adjustment	(76)
Other liabilities as adjusted	$1,673

Additional paid-in capital as previously reported	$36,597
ESOP compensation expense adjustment	26
Additional paid-in capital as adjusted	$36,623

Retained earnings as previously reported	$31,363
ESOP compensation expense adjustment (net of tax)	(147)
Retained earnings as adjusted	$31,216

Unearned employee stock ownership plan (ESOP) as previously reported	$(2,366)
ESOP compensation expense adjustment	197
Unearned employee stock ownership plan (ESOP) as adjusted	$(2,169)

For the year ended	June 30, 2010
Statements of Operations:
Employee compensation and benefits as previously reported	$3,131
ESOP expense adjustment	36
Employee compensation and benefits as adjusted	$3,095

Total federal income tax expense (benefit) as previously reported	$215
Tax impact of ESOP expense adjustment	(12)
Total federal income tax expense (benefit) as adjusted	$203

Net income (loss) as previously reported	$425
ESOP expense adjustment (net of tax)	(24)
Net income (loss) as adjusted	$401

Earnings (loss) per share-basic and diluted as previously reported	$0.06
ESOP expense adjustment	(0.01)
Earnings (loss) per share-basic and diluted as adjusted	$0.05

First Federal of Frankfort maintains a 401(k) plan for the benefit of all full-time employees.  No employer contributions have been made to the 401(k) plan.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

The compensation cost that has been charged against income for those share-based plans was $160,000, and $377,000 for the fiscal years ended June 30, 2011 and 2010, respectively.  The total income tax benefit recognized in the statement of income for share-based compensation arrangements was $54,000 and $128,000 for the fiscal years ended June 30, 2011 and 2010, respectively.

The EIP provides for grants of up to 421,216 stock options.  It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant.  The contractual term of the options is ten years.  All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2011, the only options outstanding are related to those granted in the fiscal year 2006

A summary of the status of the Company’s stock option plan as of June 30, 2011, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	325,800	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	325,800	$10.10	$-

Options exercisable at end of year	325,800	$10.10	$-

Weighted average fair value of options granted			$1.75

Weighted average remaining contractual term of options outstanding and exercisable			4.5 years

Information related to the stock option plan during each year ended June 30, follows:

(in thousands)	2011	2010
Intrinsic value of options exercised	$-	$76
Cash received from option exercises	-	67
Tax benefit realized from option exercises	-	9

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.  Share-Based Compensation Plans:  (continued)

As of June 30, 2011, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

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

The following table summarizes the activity with regard to restricted stock awards during fiscal 2011:

		Weighted-average
		grant date
	Shares	fair value
Nonvested at July 1, 2010	24,900	$10.10
Vested	(24,900)	10.10
Forfeited	—	—

Nonvested at June 30, 2011	—	$10.10

As of June 30, 2011, there was no unrecognized compensation cost related to the restricted stock awards.  The total fair value of shares vested during the years ended June 30, 2011 and 2010 was $237,000 and $306,000, respectively.

13.  Earnings Per Share:  Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued or released under the Company’s share-based compensation plans.  There is no adjustment to net earnings for the calculation of diluted earnings per share.  The factors used in the basic and diluted earnings per share computations for the fiscal years ended June 30 follow:

(in thousands)	2011	2010
		Restated
Net income	$1,756	$401
Less earnings allocated to unvested shares	7	17
Net income allocated to common shareholders, basic and diluted	$1,749	$384

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13.  Earnings Per Share:  (continued)
	2011	2010
Basic
Weighted-average common shares including unvested common shares outstanding	7,530,603	7,561,705
Less: Weighted-average unvested common shares	11,256	37,512
Weighted-average common shares outstanding	7,519,347	7,524,193

Diluted
Add: Dilutive effect of assumed exercise of stock options	—	27,764
Weighted-average common shares outstanding (diluted)	7,519,347	7,551,957

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock.  For fiscal year 2011 all options were antidilutive, while for fiscal year 2010 all options were dilutive, as the exercise price was less than the average market price of the common stock.

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

Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  If quoted market prices are not available, then fair values are estimated by using matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities bur rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2011 and 2010.  The securities represented are only those classified as available-for sale.

Fair Value Measurements Using
Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2011
Agency mortgage-backed: residential	$203	$-	$203	$-

2010
Agency mortgage-backed: residential	$246	-	246	-

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

Other Real Estate

Nonrecurring adjustments to real estate properties classified as other real estate owned (“OREO”) are measured at fair value, less costs to sell.  Fair values are based on recent real estate appraisals.  These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach.  Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.  Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2011 and 2010.
	Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2011
Impaired loans
One- to four-family	$1,033	$-	$-	$1,033
Other real estate owned, net
One- to four-family	126	-	-	126
Multi-family	186	-	-	186

2010
Impaired loans
One- to four-family	$4,466	$-	$-	$4,466

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $1.1 million, with a valuation allowance of $55,000 at June 30, 2011.  At June 30, 2010, impaired loans had a principal balance of $5.4 million, with a valuation allowance of $904,000, resulting in an additional provision for loan losses of $187,000 for the year ended June 30, 2010.

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $312,000, after a write-down of $71,000 for the year ended June 30, 2011.

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

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying statements of financial condition at amounts other than fair value at June 30, 2011 and 2010:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Held-to-maturity securities: For held-to-maturity securities, fair value methods for securities were previously described.

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value determined by FHLB pricing schedules.

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

Commitments to extend credit:  For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  The fair value of outstanding loan commitments at June 30, 2011 and 2010, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30 are as follows:

	2011		2010
	Carrying	Fair	Carrying	Fair
(in thousands)	value	value	value	value
Financial assets
Cash and cash equivalents	$5,049	$5,049	$8,362	$8,362
Interest-earning deposits	100	100	100	100
Available-for-sale securities	203	203	246	246
Held-to-maturity securities	6,810	7,257	9,435	10,026
Loans held for sale	—	—	370	383
Loans receivable - net	182,796	190,183	190,618	198,203
Federal Home Loan Bank stock	5,641	N/A	5,641	N/A
Accrued interest receivable	538	538	518	518

Financial liabilities
Deposits	$139,940	141,408	$144,969	$147,280
Advances from the Federal Home Loan Bank	25,261	23,797	32,009	30,590
Advances by borrowers for taxes and insurance	471	471	335	335
Accrued interest payable	91	91	145	145

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

16.  Goodwill and Other Intangible Assets: (continued)

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years.  The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2011 and 2010 is as follows:

(in thousands)	2011	2010

Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	831	700
	$87	$218

Amortization expense for each of the years ended June 30, 2011 and 2010 was $131,000.  The Company expects to amortize the $87,000 remaining balance of its core deposit intangible in the fiscal year ending June 30, 2012.

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

19. Related Party Transactions:  Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2011 and 2010 are summarized as follows:

(in thousands)	2011	2010

Outstanding principal, beginning of year	$593	$387
Changes in composition of related parties	157	214
Principal disbursed during the year	156	31
Principal repaid and refinanced during the year	(41)	(39)
Outstanding principal, end of year	$865	$593

Deposits from related parties held by the Company at June 30, 2011 and 2010 totaled $1.1 million and $1.3 million, respectively.

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

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

26.   Subsequent Events:  The Company has evaluated subsequent events for recognition and disclosure.

27.   New Accounting Standards

In December 2010, the FASB issued an update (ASU No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts) impacting FASB ASC 350-20, Intangibles — Goodwill and Other — Goodwill. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For these reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. This update became effective for the Company for interim and annual reporting periods beginning after December 15, 2010 and did not have a material impact on the consolidated financial statements or results of operations.

In April 2011 the Financial Accounting Standards Board (“FASB”) amended existing guidance for assisting a creditor in determining whether a loan restructuring is a troubled debt restructuring.  The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulty.  This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and is retroactively applied to the beginning of the annual period of adoption.  The Company is evaluating the impact of the adoption of this standard.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

27.  New Accounting Standards:  (continued)

In June, 2011, the FASB issued ASU No. 2011-05, “Amendments to Topic 220, Comprehensive Income.” Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures.  The Company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2011 and 2010 and the corresponding amounts of gross unrealized or unrecognized gains and losses.  Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements.  The gains and losses are as follows:

		2011
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$199	$4	$-	$203

Held-to-maturity Securities
Agency mortgage-backed:residential	$6,810	$447	$-	$7,257

		2010
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$240	$7	$(1)	$246

Held-to maturity Securities
Agency mortgage-backed:residential	$9,435	$591	$-	$10,026

The amortized cost and estimated fair value of securities as of June 30, 2011 and 2010, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  Securities without a single maturity, primarily mortgage-backed, are shown separately.

	2011		2010
(in thousands)	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost

Available-for-sale Securities
Agency mortgage-backed:residential	$203	$199	$246	$240

Held-to maturity Securities
Agency mortgage-backed:residential	$7,257	$6,810	$10,026	$9,435

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE B – SECURITIES  (continued)

There were no sales of securities during the fiscal years ended June 30, 2011 or 2010.

The following table summarizes the securities with unrealized losses at June 30, 2010 aggregated by major security type and length of time in a continuous unrealized loss position.  At June 30, 2011, the Company had no securities with unrealized losses.

June 30, 2010
	Less than 12 months		12 months or longer		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
securities	value	losses	value	losses	value	losses
(Dollars in thousands)

Agency mortgage-backed: residential	$-	$-	$45	$(1)	$45	$(1)

Management does not intend to sell nor does it believe that we will be required to sell these securities before maturity.  The decline in the fair value is primarily due to changes in market interest rates.  The fair values are expected to recover as securities approach maturity dates.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:
(in thousands)	2011	2010

Residential real estate
One- to four-family	$158,821	$165,818
Multi-family	4,504	6,689
Construction	1,062	1,916
Nonresidential real estate and land	12,211	10,943
Loans on deposits	2,405	2,754
Consumer and other	4,824	4,802
	183,827	192,922
Less:
Undisbursed portion of loans in process	353	631
Deferred loan origination fees (cost)	(86)	138
Allowance for loan losses	764	1,535
	$182,796	$190,618

Nonperforming and restructured loans at June 30 were as follows:

(in thousands)	2011	2010

Nonaccrual loans	$876	$7,671
Loans past due 90 days or more and still accruing	—	112
Nonperforming loans	876	7,783
Troubled debt restructurings	729	—
	$1,605	$7,783

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE C - LOANS   (continued)

Impaired loans at June 30 were as follows:

(in thousands)	2011	2010

Year-end loans with no allocated allowance for loan losses	$1,136	$1,348
Year-end loans with allocated allowance for loan losses	1,088	5,370
Balance at end of year	$2,224	$6,718

Amount of the allowance for loan losses allocated	$55	$904

Average of individually impaired loans during year	$2,509	$6,961
Interest income recognized during impairment	$78	$31
Cash-basis interest income recognized	$80	$31

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2011.  There were no loans acquired with deteriorated credit quality at June 30, 2011.

(in thousands)	Recorded investment in loans	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,224	$55	$—	$55
Multi-family	—	—	—	—
Construction	—	—	—	—
Nonresidential real estate and land	—	—	—	—
Loans on deposits	—	—	—	—
Consumer and other	—	—	—	—
	$2,224	$55	$—	$55

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family	$156,597	$439	$—	$439
Multi-family	4,504	13	—	13
Construction	1,062	3	—	3
Nonresidential real estate and land	12,211	34	—	34
Loans on deposits	2,405	7	—	7
Consumer and other	4,824	13	—	13
Unallocated	—	—	200	200
	$181,603	$509	$200	$709

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE C - LOANS   (continued)

The following table presents loans individually evaluated for impairment by class of loans as of and for the year ended June 30, 2011:

(in thousands)	Outstanding Principal Balance	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Received

With no related allowance recorded:
One- to four-family	$1,136	$—	$1,296	$44	$47

With an allowance recorded:
One- to four-family	$1,088	$55	$1,213	$33	$33

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of June 30, 2011:

(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

Consumer and other	$—	$-
One- to four-family residential real estate	876	-

Total	$876	$-

Troubled Debt Restructurings:

The Company had allocated $6,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2011.  There were no such restructurings as June 30, 2010.  The Company has no commitments to lend additional amounts as of June 30, 2011, to customers with outstanding loans that are classified as troubled debt restructurings.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE C - LOANS   (continued)

The following table presents the aging of the principal balance outstanding in past due loans as of June 30, 2011, by class of loans:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$3,181	$876	$4,057	$154,764	$158,821
Multi-family	—	—	—	4,504	4,504
Construction	—	—	—	1,062	1,062
Nonresidential real estate and land	—	—	—	12,211	12,211
Loans on deposits	—	—	—	2,405	2,405
Consumer and other	—	—	—	4,824	4,824
Total	$3,181	$876	$4,057	$179,770	$183,827

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis is performed on an annual basis.  The Company uses the following definitions for risk ratings:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE C - LOANS   (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans.  Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status.  See the aging of past due loan table above.  As of June 30, 2011, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$67	$2,180	$—	$156,574
Multi-family	4,504	—	—	—	—
Construction	1,062	—	—	—	—
Nonresidential real estate and land	11,943	268	—	—	—
Loans on deposits	—	—	—	—	2,405
Consumer and other	—	—	—	—	4,824

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(in thousands)	2011	2010

Balance at beginning of year	$1,535	$678
Provision for losses on loans	668	1,044
Charge-offs	(1,439)	(187)
Balance at end of year	$764	$1,535

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended June 30, 2011:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$1,261	$668	$(1,439)	$—	$490
Multi-family	11	—	—	—	11
Construction	5	—	—	—	5
Nonresidential real estate and land	36	—	—	—	36
Loans on deposits	8	—	—	—	8
Consumer and other	14	—	—	—	14
Unallocated	200	—	—	—	200
Totals	$1,535	$668	$(1,439)	$—	$764

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2011	2010

Balance at beginning of year	$748	$109
Additions	4,643	1,076
Other-than-temporary impairment charges	(71)	—
Disposals	(1,016)	(437)
Balance at end of year	$4,304	$748

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2011	2010

Land	$860	$860
Buildings and improvements	3,747	3,695
Furniture and equipment	1,126	1,347
Automobiles	29	32
	5,762	5,934
Less: accumulated depreciation	3,095	3,203
Balance at end of year	$2,667	$2,731

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2011	2010

Non-interest bearing checking accounts	$996	$754
Checking accounts	6,965	7,440
Savings accounts	34,147	29,506
Money market demand deposits	4,796	4,603
Total demand, transaction and passbook deposits	46,904	41,303
Certificates of deposit:
Original maturities of:
Less than 12 months	5,019	4,487
12 months to 36 months	81,075	87,471
More than 36 months	6,942	10,708
Total certificates of deposit	93,036	102,666
Total deposits	$139,940	$144,969

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE F – DEPOSITS (continued)

At June 30, 2011 and 2010, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $32.0 million and $34.3 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2011

2012	$67,474
2013	18,581
2014	3,228
2015	2,769
2016 and thereafter	984
$93,036

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2011 and 2010 by pledges of certain residential mortgage loans totaling $37.6 million and $46.4 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2011
(in thousands)
2012	$3,184
2013	7,810
2014	7,555
2015	2,366
2016	623
2017	431
2018	2,328
2019-2030	952
$25,249
Premium assigned to borrowings in Frankfort First acquisition, net of amortization	12
$25,261

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE G – ADVANCES FROM THE FEDERAL HOME LOAN BANK (continued)

At June 30, 2011 interest rates for advances were fixed ranging from 1.11% to 6.95%, with a weighted-average interest rate of 2.50%.

Maturing year ended June 30, 2010
(in thousands)
2011	$11,640
2012	3,184
2013	7,810
2014	2,555
2015	2,366
2016	623
2017	431
2018-2030	3,280
$31,889
Premium assigned to borrowings in Frankfort First acquisition, net of amortization	120
$32,009

At June 30, 2010 interest rates for advances were fixed ranging from 3.95% to 6.95%, with a weighted-average interest rate of 5.84%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances.  Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $68.6 million  as of June 30, 2011.

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2011 and 2010, as follows:

(in thousands)	2011	2010

Federal income taxes at the statutory rate	$632	$205
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(30)	(30)
Compensation expense	4	28
Allowed deduction claimed on amended return for $1.3 million paid to option holders in acquisition of Frankfort First Bancorp, Inc. and other IRS audit adjustments	(502)	-
	$104	$203

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE H - FEDERAL INCOME TAXES  (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2011	2010

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$260	$522
Deferred loan origination fees	—	5
Deferred compensation and benefits	258	224
Charitable contributions	3	3
Purchase accounting adjustments	4	41
Nonaccrued interest on loans	8	22
Other real estate owned adjustments	80	—
Total deferred tax assets	613	817

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,074)	(1,074)
Deferred loan origination costs	(39)	(37)
Loan servicing rights	(11)	—
Other	(2)	—
Purchase accounting adjustments	(248)	(527)
Depreciation	(260)	(53)
Total deferred tax liabilities	(1,632	(1,691
Net deferred tax liability	$(1,021)	$(874)

The 2011 provision for federal income taxes included a credit of $502,000, which related to a refund provided by the Internal Revenue Service and a reversal of an uncertain tax position.  This credit is not expected to reoccur.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at June 30, 2011, include approximately $5.2 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2011.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE H – FEDERAL INCOME TAXES (continued)

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2011	2010

Balance at beginning of year	$253	$253
Reductions based on tax positions for the current year	(173)	—
Balance at end of year	$80	$253

Cash settlements occurred during the period July 1, 2010 through June 30, 2011.  As a result of a completed IRS examination, the Company received a refund check and has reversed the corresponding reserve.    The Company expects its unrecognized tax benefits will change in the next twelve months.  The Company has amended its June 30, 2009 federal return to report the additional tax liability of $80,000 and will settle the liability during fiscal year 2012.

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

At June 30, 2011 and 2010, the Banks had outstanding commitments of approximately $1.7 million and $878,000, respectively, to originate mortgage loans.  Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $8.9 million and $9.2 million at the end of fiscal years 2011 and 2010, respectively.  Commitments to make loans are generally made for periods of 60 days or less.  The fixed rate loan commitments at June 30, 2011 totaled $614,000 and had interest rates ranging from 4.63% to 8.0% and maturities ranging from 15 years to 30 years.

NOTE J - REGULATORY CAPITAL

As of July 21, 2011, the Banks are subject to minimum regulatory capital standards promulgated by the Office of the Controller of the Currency (the “OCC”), the successor to the Office of Thrift Supervision (the “OTS”).  Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE J - REGULATORY CAPITAL (continued)

The minimum capital standards of the OCC generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.  The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets.  The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0%
of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk.  The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets.  In computing risk-weighted assets, the Banks multiply the value of each asset on their respective statements of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During fiscal 2011, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes has changed the Banks’ categories.  To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2011
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$19,629	19.3%	$	≥1,525	≥1.5%		N/A	N/A
First Federal of Frankfort	$18,151	14.6%	$	≥1,868	≥1.5%		N/A	N/A
Consolidated	$44,100	20.8%	$	≥3,175	≥1.5%		N/A	N/A

Tier 1 core capital
First Federal of Hazard	$19,629	19.3%	$	≥4,067	≥4.0%	$	≥5,084	≥ 5.0%
First Federal of Frankfort	$18,151	14.6%	$	≥4,980	≥4.0%	$	≥6,225	≥ 5.0%
Consolidated	$44,100	20.8%	$	≥9,048	≥4.0%		N/A	N/A

Total risk-based capital
First Federal of Hazard	$19,939	40.5%	$	≥3,941	≥8.0%	$	≥4,927	≥10.0%
First Federal of Frankfort	$18,564	27.0%	$	≥5,505	≥8.0%	$	≥6,881	≥10.0%
Consolidated	$44,864	39.0%	$	≥9,201	≥8.0%		N/A	N/A

Tier 1 risk-based capital
First Federal of Hazard	$19,629	39.8%		N/A	N/A	$	≥2,956	≥ 6.0%
First Federal of Frankfort	$18,151	26.4%		N/A	N/A	$	≥4,129	≥ 6.0%
Consolidated	$44,100	38.3%		N/A	N/A		N/A	N/A

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2010
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$18,615	17.6%	$	≥1,589	≥1.5%		N/A	N/A
First Federal of Frankfort	$17,570	14.2%	$	≥1,859	≥1.5%		N/A	N/A
Consolidated	$43,079	19.4%	$	≥3,333	≥1.5%		N/A	N/A

Tier 1 core capital
First Federal of Hazard	$18,615	17.6%	$	≥4,237	≥4.0%	$	≥5,297	≥ 5.0%
First Federal of Frankfort	$17,570	14.2%	$	≥4,957	≥4.0%	$	≥6,196	≥ 5.0%
Consolidated	$43,079	19.4%	$	≥9,194	≥4.0%		N/A	N/A

Total risk-based capital
First Federal of Hazard	$19,090	36.6%	$	≥4,175	≥8.0%	$	≥5,219	≥10.0%
First Federal of Frankfort	$17,726	26.1%	$	≥5,427	≥8.0%	$	≥6,783	≥10.0%
Consolidated	$44,614	37.4%	$	≥9,557	≥8.0%		N/A	N/A

Tier 1 risk-based capital
First Federal of Hazard	$18,615	35.7%		N/A	N/A	$	≥3,132	≥ 6.0%
First Federal of Frankfort	$17,570	25.9%		N/A	N/A	$	≥4,070	≥ 6.0%
Consolidated	$43,079	36.1%		N/A	N/A		N/A	N/A

As of June 30, 2011 and 2010, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

Regulations of the OTS governing mutual holding companies permit First Federal MHC to waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp, provided the OTS does not object to such waiver.  Pursuant to these provisions, First Federal MHC waived $1.9 million in dividends during the fiscal year ended June 30, 2011.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2011 and 2010, and the results of its operations and its cash flows for the fiscal years ended June 30, 2011 and 2010.

KENTUCKY FIRST FEDERAL BANCORP
BALANCE SHEETS
June 30, 2011 and 2010
(In thousands)

	2011	2010
		Revised

ASSETS

Interest-bearing deposits in First Federal of Hazard	$604	$353
Interest-bearing deposits in First Federal of Frankfort	2,513	3,813
Other interest-bearing deposits	37	35
Investment in First Federal of Hazard	21,708	20,964
Investment in Frankfort First	33,671	32,707
Prepaid expenses and other assets	521	286

Total assets	$59,054	$58,158

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$357	$350

Total liabilities	357	350

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	36,907	36,623
Retained earnings	31,860	31,216
Shares acquired by stock benefit plans	(1,989)	(2,169)
Shares acquired for treasury – at cost	(8,170)	(7,952)
Accumulated other comprehensive income	3	4
Total shareholders’ equity	58,697	57,808

Total liabilities and shareholders’ equity	$59,054	$58,158

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF INCOME
Years ended June 30, 2011 and 2010
(Dollar amounts in thousands)

	2011	2010
Revenue
Interest income	$164	$172
Dividends from First Federal of Hazard	—	5,000
Equity in undistributed (excess distributed) earnings of
First Federal of Hazard	644	(4,483)
Dividends from Frankfort First	378	190
Equity in undistributed earnings of
Frankfort First	964	80
Total revenue	2,150	959

Non-interest expenses	547	707

Earnings before income taxes	1,603	252

Federal income tax expense (credits)	(153)	(149)

NET INCOME	$1,756	$401

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS
For Years ended June 30, 2011 and 2010
(Dollar amounts in thousands)

	2011	2010
Cash flows from operating activities:
Net earnings for the year	$1,756	$401
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(1,709)	4,283
Noncash compensation expense	464	665
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(235)	363
Other liabilities	7	102
Net cash provided by operating activities	283	5,814

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2011 and 2010

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP
STATEMENTS OF CASH FLOWS (continued)
For Years ended June 30, 2011 and 2010
(Dollar Amounts in thousands)

	2011	2010
Cash flows from financing activities:
Dividends paid on common stock	(1,112)	(1,136)
Repurchase of treasury shares	(218)	(573)
Net cash used in financing activities	(1,330)	(1,709)

Net increase (decrease) in cash and cash equivalents	(1,047)	4,105

Cash and cash equivalents at beginning of year	4,201	96

Cash and cash equivalents at end of year	$3,154	$4,201
Prior to July 21, 2011, the Banks were subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Company.  Generally, the Banks’ payments of dividends were limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah C. Bersaglia, Vice President/	Wick Asbury, Vice President/Lending
Secretary	Brenda Baldwin, Accounting
Holly Caudill, Loan Officer	Elizabeth Bell, Customer Service
Sandra C. Craft, Vice President/Loan Officer	Stan Betsworth, Vice President/Lending
Lou Ella R. Farler, Executive Vice President	Phyllis Bowman, Loan Servicing
Deloris S. Justice, Assistant Vice President	Lisa Brinley, Branch Manager
Kaye Craft, Vice President/Treasurer	Andrea Cline, Asst. Executive Office Coordinator
Brenda W. Lovelace, Assistant Vice President	Carolyn Eades, Receptionist/Customer Service
Margaret P. Pelley, Customer Service	Diana Eads, Customer Service
Peggy H. Steele, Assistant Vice President	Stacey Greenawalt, Vice President/Lending
Susie W. Steele, Customer Service	Barry Holder, Branch Manager
Molly Ann E. Toler, Vice President	R. Clay Hulette, President/Treasurer
Tony Whitaker, President/CEO	Don D. Jennings, Chief Executive Officer
Teresa A. Kuhl, Executive Vice President/
Operations/Human Resources
Janet Lewis, Customer Service
Stephanie Lewis, Customer Service
Patty Luttrell, Loan Processing/Compliance
Tracey McCoun, Customer Service
Kim Moore, Customer Service Manager
Carolyn Mulcahy, Accounting
Jeanie Murphy, Customer Service
David Semones, Loan Processing
Martha Sowders, Customer Service Lee Ann Hockensmith, Executive Office Coordinator
Yvonne Thornberry, Loan Processing/Servicing
Nancy Watts, Loan Servicing/ Insurance
Processing
Laurel Weeks, Customer Service

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker, Attorney and Executive Vice President and General Counsel to Kentucky River Properties, LLC Walter G. Ecton, Jr., Attorney and	Stephen G. Barker Walter G. Ecton, Jr. William D. Gorman, Jr. Tony Whitaker	Charles A. Cotton, III C. Michael Davenport Danny A. Garland David R. Harrod Don D. Jennings
principal of Ecton, Murphy and		William C. Jennings, Chairman
Shannon, PLLC		William M. Johnson
David R. Harrod C.P.A. and principal of Harrod and Associates, P.S.C.		Frank McGrath Herman D. Regan, Jr.
Don D. Jennings, President, Kentucky First Federal Bancorp
Herman D. Regan, Jr., Retired President of Kenvirons, Inc.
Tony Whitaker, Chairman of
Kentucky First Federal Bancorp
Office Locations
First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO	Special Counsel	Shareholder Inquiries and
Tony Whitaker (606) 436-3860	Kilpatrick Townsend & Stockton LLP, Suite 900	Availability of 10-K Report: A COPY OF THE COMPANY’S
firstfederal@windstream.net	607 14th Street, NW Washington, DC 20005-2018	ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
JUNE 30, 2011, AS FILED
Investor Relations	Transfer Agent and Registrar	WITH THE SECURITIES AND
Don Jennings	IST Shareholder Services	EXCHANGE COMMISSION
djennings@ffsbfrankfort.com	209 W Jackson Blvd, Ste 903	WILL BE FURNISHED
	Chicago, IL 60606-6905	WITHOUT CHARGE TO
Clay Hulette	(312) 427-2953	SHAREHOLDERS AS OF THE
chulette@ffsbfrankfort.com		RECORD DATE FOR THE
	Annual Meeting	NOVEMBER 10, 2011
(502) 223-1638	The Annual Meeting of Share-	ANNUAL MEETING UPON
P.O. Box 535	holders will be held on	WRITTEN REQUEST TO:
Frankfort, KY 40602	November 10, 2011 at 3:30 p.m.
Independent Auditors	Eastern Time, at the First Federal	INVESTOR RELATIONS
Crowe Horwath, LLP	Center on the campus of Hazard	KENTUCKY FIRST
9600 Brownsboro Rd., Ste 400	Community and Technical	FEDERAL BANCORP
Louisville, KY 40252	College, One Community College	P.O. BOX 535
	Blvd, Hazard, KY	FRANKFORT, KY 40602