Form 10-K, Exhibit 13
period 2012-06-30
Kentucky First Federal Bancorp
filed 2012-09-28
CIK 1297341

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Frankfort

2012

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 7,725,703 shares of common stock outstanding and approximately 645 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2012
First quarter	$9.18	$6.10	$0.10
Second quarter	9.24	6.08	0.10
Third quarter	9.26	8.76	0.10
Fourth quarter	9.24	7.35	0.10

	High	Low	Dividends Per Share
Fiscal 2011
First quarter	$10.40	$7.95	$0.10
Second quarter	10.38	9.00	0.10
Third quarter	9.95	8.40	0.10
Fourth quarter	9.25	7.73	0.10

ii

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	25
Corporate Information	66

iii

Dear Shareholder:

We are pleased to present the 2012 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We strongly encourage you to vote and, if possible, to attend our annual meeting on November 15, 2012.

The Boards, Officers, and Employees of the Company and its subsidiary banks continue to be very pleased with our arrangement under Kentucky First Federal. We believe that we have continued to demonstrate to our communities that our primary focus continues to be meeting the financial needs of our hometowns. We had a strong year with earnings slightly below the 2011 level—which was primarily the result of a tax refund pushing the prior year’s earnings up.  We continue to be concerned about asset quality, although no large concentrated problems have developed, other than the continuing struggles of the coal industry in eastern Kentucky and its effect on the Hazard economy.  We enjoy a strong net interest margin at the moment, although the interest rate market will eventually change.  And we are particularly concerned about our ability to maintain our loan balances and originate new loans in the face of record low lending rates.

We are not pleased with our current stock price and hope that financial stocks will eventually be looked upon somewhat more favorably than the perspective wrought by the recent round of poor earnings, regulatory excess, and overall poor perception of the industry as a safe investment.

On November 3, 2011, we announced plans to merge with Central Kentucky Federal, the oldest thrift charter in Kentucky and community-based institution serving the Boyle County (Danville) and Garrard County (Lancaster) communities of the bluegrass region. We are confident that our alignment with the experienced management and talented staff of Central Kentucky Federal will help us to build on the successful partnership we began back in 2005 when Hazard and Frankfort joined forces. The merger has not been consummated as of this mailing as we work with regulators to obtain the proper approvals.  However, our staffs have made significant progress on the assimilation of Central Kentucky Federal into our company.

Another milestone from the year was the announcement on August 23 of the approval of a dividend waiver by a majority of First Federal MHC members. The ability to waive dividends was a key part of our operating strategy when this company was formed in 2005.  A regulatory change made the waiver much harder to obtain, but our MHC took the bold step of holding what we believe was the first member vote in the country to approve a dividend waiver.  Although we are still waiting for final regulatory approval, I cannot fully express my thanks for the work of our staff in Hazard to help explain this complicated issue to the members so that they could cast informed votes.

On August 23, I officially announced my retirement from day-to-day activity.  I will still serve as Chairman of the Company and of the Hazard Bank Board, and I will continue to mentor our management teams in Frankfort and in Hazard.  However, I will spend less time in the office and more time with my family.  After 40 years in banking, 15 years in Hazard, and the last 7 years with KFFB, I could not have imagined a more fulfilling career, but it’s time to move forward.  I appreciate all the support I’ve received from the bank customers and shareholders and enjoyed every opportunity we’ve had to talk about our business.

The new management team has my full confidence.  Don Jennings will step into my role as CEO.  Don has been President and Chief Operating Officer since the company was founded and before that was the President and CEO of Frankfort First Bancorp.  Clay Hulette will maintain his role as Vice President Chief Financial Officer.  Effective with the merger, Bill Johnson and Russell Brooks will assume roles as Vice President of the company with Clay and Bill serving, respectively, as Frankfort Area President and Danville-Lancaster Area President for First Federal Savings Bank.  As she assumes the presidency of First Federal of Hazard, Lou Ella Farler will rely on a wealth of experience with the bank as well as a lifetime of residency in Hazard.  I have no doubt that they will continue to run our banks in a safe and profitable manner and continue to value the trust you have placed in us by virtue of your investment. Please call any of us with any problems or questions—we would be glad to hear from you.

Sincerely,

Tony Whitaker
Chairman and C.E.O.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2012	2011	2010	2009	2008
	(In thousands)

Total assets	$222,949	$226,135	$236,939	$240,901	$247,655
Cash and cash equivalents	5,735	5,049	8,362	4,217	15,966
Interest-bearing deposits	100	100	100	100	100
Securities held to maturity	4,756	6,810	9,435	14,999	16,959
Securities available for sale	189	203	246	5,451	5,480
Loans, net	182,473	182,796	190,618	188,931	182,051
Deposits	134,552	139,940	144,969	139,743	137,634
Federal Home Loan Bank advances	27,065	25,261	32,009	40,156	47,801
Shareholders’ equity	58,853	58,697	57,808	58,538	60,017
Allowance for loan losses	875	764	1,535	678	666
Nonperforming loans (90 days delinquent and nonaccrual)	1,794	876	7,783	3,872	1,277

Selected Operating Data

	Year Ended June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share data)

Total interest income	$10,156	$10,749	$11,378	$12,226	$13,087
Total interest expense	2,179	3,181	4,980	5,902	7,565
Net interest income	7,977	7,568	6,398	6,324	5,522
Provision for losses on loans	139	668	1,044	46	12
Net interest income after provision for losses on loans	7,838	6,900	5,354	6,278	5,510
Total non-interest income	140	242	289	241	182
Total non-interest expenses	5,423	5,282	5,039	4,608	4,321
Income before federal income taxes	2,555	1,860	604	1,911	1,371
Federal income taxes	840	104	203	1,183	439

Net income	$1,715	$1,756	$401	$728	$932

Net earnings per share – basic	$0.23	$0.23	$0.05	$0.10	$0.12

Net earnings per share – diluted	$0.23	$0.23	$0.05	$0.10	$0.12

Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2012	2011	2010	2009	2008
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.75%	0.75%	0.17%	0.30%	0.35%
Return on average equity (net income divided by average equity)	2.91	3.04	0.69	1.23	1.53
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.68	3.29	2.46	2.29	1.65
Net interest margin (net interest income divided by average interest-earning assets)	3.93	3.61	2.96	2.87	2.29
Ratio of average interest-earning assets to average interest-bearing liabilities	123.34	121.00	121.62	121.53	120.28
Ratio of total general administrative and other expenses to average total assets	2.39	2.26	2.11	1.90	1.64
Efficiency ratio (1)	66.81	67.63	75.36	70.19	75.75
Dividend payout ratio (2)	93.53	63.58	283.29	160.58	126.82

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	0.98	0.48	4.05	2.05	0.70
Nonperforming assets as a percent of total assets at end of period (3)	1.90	2.29	3.60	1.65	0.52
Allowance for loan losses as a percent of total loans at end of period	0.48	0.42	0.80	0.36	0.36
Allowance for loan losses as a percent of nonperforming loans at end of period	48.77	87.21	19.72	17.51	52.15
Provision for loan losses to total loans	0.08	0.36	0.54	0.02	0.01
Net charge-offs to average loans outstanding	0.02	0.76	0.10	0.02	0.04

Capital Ratios:
Average equity to average assets	25.91	24.76	24.27	24.40	23.03
Shareholders’ equity or capital to total assets at end of period	26.40	25.96	24.40	24.30	24.23

Regulatory Capital Ratios:
Tangible capital	21.27	20.85	19.39	17.48	16.33
Core capital	21.27	20.85	19.39	17.48	16.33
Risk-based capital	38.57	39.01	37.35	34.34	34.03
Number of banking offices	4	4	4	4	4

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC. In May 2012 dividends of $473,000 were paid to First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Frankfort.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2012. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Data processing fees primarily include fees paid to our third-party data processing providers.

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

Goodwill

We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value, net of goodwill, exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2012, management does not believe any of the goodwill is impaired Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

Deferred Tax Asset

We evaluate deferred tax assets quarterly. We will realize this asset to the extent profitable or carry back tax losses to periods in which we paid income taxes. Our determination of the realization of the deferred tax asset will be based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income we will earn and the implementation of various tax plans to maximize realization of the deferred tax assets. Management believes the Company will generate sufficient operating earnings to realize the deferred tax benefits. Examinations of our income tax returns or changes in tax law may impact the tax liabilities and resulting provisions for income taxes.

Our Operating Strategy

Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. We plan to pursue a strategy of:

•	operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Frankfort, which serves customers primarily in Franklin County and surrounding counties in central Kentucky. Each Bank emphasizes traditional thrift activities of accepting deposits and originating residential mortgage loans for portfolio;

•	continuing our historic heavy reliance on our deposit base to fund our lending and investment activities and to supplement deposits with Federal Home Loan Bank of Cincinnati (“FHLB”) advances when advantageous or necessary. We expect our projected deposit mix to generally retain its existing composition of passbook, transaction and certificate of deposit accounts;

•	gradually pursuing opportunities to increase and diversify lending in our market areas;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

•	managing our net interest margin and interest rate risk; and

•	entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to the Company’s shareholders, provide a good fit within the Company’s mutual holding company framework and can be accomplished without undue encumbrance of the Company’s other operational areas. In November 2011 we entered into an agreement to acquire CKF Bancorp, Inc., with two offices in Danville, KY and one office in Lancaster, KY.

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

Asset/Liability Management. Management and the boards of the subsidiary Banks are responsible for the asset/liability management issues that affect the individual Banks. Either Bank may work with its sister Bank to mitigate potential asset/liability risks to the Banks and to the Company as a whole. Prior to 2012 interest rate risk was monitored using model results produce by the Office of Thrift Supervision (“OTS”) Net Portfolio Value (“NPV”). NPV represents the fair value of portfolio equity and is equal to the fair value of assets minus the fair value of liabilities, with adjustments made for off-balance sheet items. For periods after December 31, 2011, the OTS model is no longer available. Management utilizes a third-party to perform interest rate risk calculations for both Banks on a consolidated basis, because the results more accurately reflect the unitary management philosophy with regard to the assets, liabilities and earnings streams of the Banks. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of the Banks’ consolidated balance sheet components in an effort to maintain acceptable levels of change in the economic value of equity (“EVE”) as well as evaluating the impact on earnings in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure our interest rate risk by computing estimated changes in EVE that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

Because the interest rates at June 30, 2012, are practically zero, we believe our risk was associated with rising interest rates is minimal. The model PREDICTS that at June 30, 2012, in the event of a sudden and sustained increase in prevailing market interest rates OF 300 basis points, our EVE would be expected to decrease $8.1 million or 13.6% to $51.0 million, at which level our fair value of equity to fair value of tangible assets would be expected to be 24.3% and our fair vaule of equity to fair value of risk weighted assets would be expected to be 45.6%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors.

Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2012, total assets were $222.9 million, a decrease of $3.2 million, or 1.4%, from the $226.1 million total at June 30, 2011. The decrease in total assets was comprised primarily of decreases in investment securities held-to-maturity and other real estate owned. At June 30, 2012, total liabilities were $164.1 million, a decrease of $3.3 million, or 2.0%, from total liabilities at June 30, 2011. The decrease in total liabilities was comprised primarily of decreases in deposits.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2012, one- to four- family residential real estate loans totaled $149.1 million, or 81.1% of total loans, compared to $158.8 million, or 86.4% of total loans, at June 30, 2011. The decrease in our one- to four-family residential real estate loans was attributed to some customers opting for long-term, fixed rate loans, which we sell to the FHLB of Cincinnati and some customers refinancing to lower rates offered by our competitors. Construction real estate loans totaled $964,000, or 0.5% of total loans, at June 30, 2012, compared to $1.1 million, or 0.6% of total loans at June 30, 2011. At June 30, 2012, multi-family real estate loans totaled $15.5 million, or 8.4% of total loans, compared to $4.5 million or 2.5% of total loans at June 30, 2011, and nonresidential real estate and other loans totaled $11.1 million, or 6.0% of total loans at June 30, 2012, compared to $12.2 million, or 6.6% of total loans, at June 30, 2011. The increase in multi-family real estate is due primarily to two credits involving relatively large rental operations, borrowers who are financially strong and relatively low loan-to-value ratios. Also contributing to the increase in multi-family real estate loans is the sale of one parcel of other real estate owned. The increase in multi-family real estate does not signal an intentional shift in our lending composition, but rather is a response to the way the market is rebounding from the recent recession. We believe that, before demand returns for owner-occupied housing, rents must firm up, which will eventually lead consumers to choose to buy versus rent. We also originate consumer loans, comprised of home equity lines of credit and loans secured by deposit accounts, which totaled $7.1 million, or 4.0% of total loans at June 30, 2012, compared to consumer loans of $7.2 million or 3.9% of total loans at June 30, 2011.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$149,086	81.1%	$158,821	86.4%	$165,818	86.0%	$163,108	85.8%	$158,007	86.1%
Construction	964	0.5%	1,062	0.6%	1,916	0.9%	735	0.4%	3,528	1.9%
Multi-family	15,495	8.4%	4,504	2.5%	6,689	3.5%	7,303	3.8%	2,684	1.5%
Nonresidential and other	11,098	6.0%	12,211	6.6%	10,943	5.7%	11,460	6.1%	11,318	6.2%
Consumer:
Consumer and other	4,865	2.7%	4,824	2.6%	4,802	2.5%	4,497	2.4%	4,503	2.5%
Loans on deposits	2,281	1.3%	2,405	1.3%	2,754	1.4%	2,909	1.5%	3,384	1.8%
Total loans	183,789	100%	183,827	100%	192,922	100%	190,012	100%	183,424	100%

Allowance for loan losses	(875)		(764)		(1,535)		(678)		(666)
Undisbursed construction loans	(544)		(353)		(631)		(404)		(696)
Deferred loan origination costs (fees)	103		86		(138)		1		(11)
Loans receivable, net	$182,473		$182,796		$190,618		$188,931		$182,051

The following table sets forth certain information at June 30, 2012 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans
	(In thousands)
One year or less	$51,658	$7,146	$58,804
More than one year to five years	64,821	—	64,821
More than five years	60,164	—	60,164
Total	$176,643	$7,146	$183,789

As of June 30, 2012, there were $50.6 million fixed-rate and $125.8 million adjustable-rate real estate loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
	2012	2011	2010
	(In thousands)

Net loans at beginning of year	$182,796	$190,618	$188,931
Loans originated:
Real estate loans:
Residential	22,643	29,996	33,643
Construction	286	1,324	1,277
Multi-family	9,598	2,264	315
Nonresidential and other	355	2,065	1,077
Consumer loans	1,003	4,349	962
Total loans originated	33,885	39,998	37,274
Deduct:
Real estate loan principal repayments and other	(33,984)	(43,935)	(33,644)
Decrease (increase) in allowance	(111)	771	(857)
Transfer to real estate acquired through foreclosure	(96)	(4,648)	(1,076)
Other	(17)	(8)	(10)
Net loan activity	(323)	(7,822)	1,687
Net loans at end of period	$182,473	$182,796	$190,618

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

At June 30, 2012, the allowance for loan losses were $875,000, or 0.48% of total loans, compared to $764,000, or 0.42% of total loans at June 30, 2011. The allowance at June 30, 2012 included $97,000 designated as specific reserves compared to $55,000 designated as specific reserves at June 30, 2011. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All of the Company’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $1.8 million at June 30, 2012 and $876,000 at June 30, 2011, an increase of $918,000. The increase was attributed to a cyclical movement as well as a localized economic downturn in one of our markets. At June 30, 2011 non-performing loans hit their lowest point since June 30, 2008, due to a confluence of circumstances including various arrangements with borrowers and completion of the foreclosure cycle. Adding to this cyclical movement was an increase in substandard loans particularly among those loans originated in our Hazard market, where the local economy has been roiled by uncertainty in the coal industry. The new asset issue is primary related to individual consumers falling behind on their payments due to job loss, illness or the death of the borrower rather than a systemic decline across a particular asset category. The allowance for loan losses totaled 48.8% and 87.2% of nonperforming loans at June 30, 2012 and 2011, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2012. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands)

Allowance at beginning of period	$764	$1,535	$678	$666	$720

Provision for loan losses	139	668	1,044	46	12

Charge-offs:
Real estate loans	(28)	(1,439)	(187)	(34)	(66)
Consumer loans	—	—	—	—	—
Total charge-offs	(28)	(1,439)	(187)	(34)	(66)

Recoveries:
Real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Total recoveries	—	—	—	—	—

Net charge-offs	$(28)	$(1,439)	$(187)	$(34)	$(66)
Allowance at end of period	$875	$764	$1,535	$678	$666

Allowance to nonperforming loans	48.8%	87.21%	19.72%	17.51%	52.15%
Allowance to total loans outstanding at end of period	0.48%	0.42%	0.80%	0.36%	0.36%
Net charge-offs to average loans outstanding during the period	0.02%	0.76%	0.10%	0.02%	0.04%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2012			2011			2010			2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential	$565	64.6%	81.1%	$494	64.7%	86.4%	$1,200	78.2%	86.0%	$542	80.0%	85.8%	$584	87.7%	86.1%
Construction	3	0.3	0.5	3	0.4	0.6	6	0.4	0.9	2	0.3	0.4	13	2.0	1.9
Multi-family	49	5.6	8.4	13	1.7	2.5	277	18.1	3.5	81	11.9	3.8	10	1.4	1.5
Nonresidential & other	35	4.0	6.0	34	4.4	6.6	36	2.3	5.7	38	5.6	6.1	42	6.3	6.2
Consumer and other	16	1.8	2.7	13	1.7	2.6	16	1.0	2.5	15	2.2	2.4	17	2.6	2.5
Loans secured by deposits	7	0.8	1.3	7	0.9	1.3	—	—	—	—	—	—	—	—	—
Unallocated	200	22.9	—	200	26.2	—	—	—	1.4	—	—	1.5	—	—	1.8
Total allowance for loan losses	$875	100%	100%	$764	100%	100%	$1,535	100.0%	100.0%	$678	100.0%	100.0%	$666	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2012, ten loans were considered impaired with valuations.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any non-performing troubled debt restructurings at any of the dates presented.

	Year Ended June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$1,593	$876	$7,671	$435	$666
Consumer loans	—	—	—	—	—
Total	1,593	876	7,671	435	666

Accruing loans past due 90 days or more:
Real estate loans	201	—	112	3,437	611
Consumer loans	—	—	—	—	—
Total of accruing loans past due 90 days or more	201	—	112	3,437	611
Restructured loans not performing as agreed	—	—	—	—	—
Total nonperforming loans	1,794	876	7,783	3,872	1,277
Real estate acquired through foreclosure	2,445	4,304	748	109	21
Total nonperforming assets	$4 ,239	$5,180	$8,531	$3,981	$1,298

Restructured loans performing as agreed	$187	$—	$—	$—	$—

Total nonperforming loans to total loans	0.98%	0.48%	4.05%	2.05%	0.70%

Total nonperforming loans to total assets	1.10%	0.39%	3.29%	1.61%	0.52%

Total nonperforming assets to total assets	1.90%	2.29%	3.60%	1.65%	0.52%

Interest income that would have been recorded for the years ended June 30, 2012 and 2011, had nonaccrual loans been current according to their original terms amounted to $148,000, and $350,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2012 and 2011 amounted to $72,000, and $137,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $331,000 and $335,000 at June 30, 2012 and 2011, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2012	2011	2010
	(In thousands)
Substandard assets	$8,305	$6,484	$7,840
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$8,305	$6,484	$7,840

Substandard assets at June 30, 2012, consisted of 67 loans totaling $5.9 million and 20 parcels of real estate owned with an aggregate carrying value of $2.4 million. Substandard assets increased $1.8 million or 28.1% from year to year. At June 30, 2012, 29.4% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 66.4% at June 30, 2011. In August 2011, the Company sold property with a carrying value of $1.55 million for $2.2 million. The Company made the loan to the purchaser of the property and, as such, will defer recognition of the gain until the proper time in the future. The deferred gain on the sale of this particular property at June 30, 2012 was $639,000. Although this loan to facilitate the sale of other real estate owned is operating as scheduled, the $1.5 million outstanding principal was included in substandard loans.

The table below summarizes other real estate owned at June 30, 2012:

		Net
	Number of	Carrying
	Properties	Value
(dollars in thousands)

Single family, non-owner occupied	7	$765
2-4 family, owner occupied	11	1,432
5 or more family, non-owner occupied	1	233
Building lot	1	15
Total other real estate owned in substandard assets	20	$2,445

All substandard loans were secured by residential property on which the banks have priority lien position. The table below summarizes substandard loans at June 30, 2012:

		Net
	Number of	Carrying
	Properties	Value
(dollars in thousands)

Single family, owner occupied	57	$5,190
Single family, non-owner occupied	9	633
2-4 family, owner occupied	1	37
Total substandard loans	67	$5,860

Other than disclosed above, there are no other loans at June 30, 2012 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2012		2011
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$3,096	$1,236	$1,861	$1,320
Consumer loans	—	—	—	—
Total	$3,096	$1,236	$1,861	$1,320

Securities. Our securities portfolio consists primarily of mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $4.9 million at June 30, 2012, a decrease of $2.1 million, or 29.5%, compared to the $7.0 million total at June 30, 2011. The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2012		2011		2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Mortgage-backed securities:
Available-for-sale securities	$185	$189	$199	$203	$240	$246

Held to maturity securities	$4,756	$5,144	$6,810	$7,257	$9,435	$10,026

At June 30, 2012 and 2011, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of securities at June 30, 2012. At June 30, 2012, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$7	2.36%	$30	2.36%	$41	2.36%	$107	2.36%	$185	$189	2.36%

Held to maturity securities:
Mortgage-backed securities	$537	4.20%	$2,394	4.21%	$1,170	4.34%	$655	5.34%	$4,756	$5,144	4.39%

Other Assets. Other assets at June 30, 2012, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of $2.7 million and $2.6 million at June 30, 2012 and 2011, respectively, of which First Federal of Frankfort is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $5.6 million at both June 30, 2012 and 2011.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $134.6 million at June 30, 2012, a decrease of $5.4 million or 3.9%, compared to the $139.9 million total at June 30, 2011. The decrease in deposits occurred primarily as a result of retail deposit customers seeking yields offered by other institutions. Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities. Rather than striving to offer the highest interest rate on deposit products in our market area, management of the Banks offer deposit products that fit the Banks’ funding strategies.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2012	2011	2010
	(In thousands)
Certificate of deposit accounts	$83,483	$93,036	$102,666
Demand, transaction and passbook savings accounts	51,069	46,904	42,303
Total	$134,552	$139,940	$144,969

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2012. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$3,971
Over three months through six months	5,938
Over six months through twelve months	9,722
Over twelve months	9,069
Total	$28,700

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2012	2011	2010
	(In thousands)
Rate
0.01 - 0.99%	$38,230	$7,472	$1,507
1.00 - 1.99	34,801	56,141	21,326
2.00 - 2.99	8,646	18,533	51,586
3.00 - 3.99	428	2,669	12,337
4.00 - 4.99	1,290	7,272	7,962
5.00 - 5.99	88	949	7,948
Total	$83,483	$93,036	$102,666

The following table sets forth the amount and maturities of certificate accounts at June 30, 2012.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 –0.99%	$33,715	$4,515	$—	$—	$38,230	45.8%
1.00 – 1.99	18,288	8,649	7,371	493	34,801	41.7
2.00 – 2.99	2,464	1,734	2,235	2,213	8,646	10.4
3.00 – 3.99	332	58	38	—	428	0.5
4.00 – 4.99	1,181	94	5	10	1,290	1.5
5.00 – 5.99	88	—	—	—	88	0.1
Total	$56,068	$15,050	$9,649	$2,716	$83,483	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2012		2011		2010
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$1,219	0.00%	$994	0.00%	$1,012	0.00%
Interest-bearing demand	12,538	0.24%	14,442	0.10%	11,973	0.87%
Passbook savings accounts	36,092	0.78%	30,941	1.07%	29,433	1.00%
Certificates of deposit	88,159	1.43%	98,574	2.17%	100,723	3.01%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2012	2011	2010
	(In thousands)
Beginning balance	$139,940	$144,969	$139,743
Increase (decrease) before interest credited	(6,955)	(7,515)	1,793
Interest credited	1,567	2,486	3,433
Net increase (decrease) in deposits	(5,388)	(5,029)	5,226
Ending balance	$134,552	$139,940	$144,969

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $27.1 million and $25.3 million at June 30, 2012 and 2011, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2012	2011	2010
	(Dollars in thousands)

Balance outstanding at end of period	$27,065	$25,261	$32,009
Maximum amount of advances outstanding at any month end during the period	$39,016	$38,503	$37,564
Average advances outstanding during the period	$27,928	$29,524	$35,325
Weighted average interest rate during the period	2.19%	2.35%	4.38%
Weighted average interest rate at end of period	2.27%	2.50%	3.58%

Shareholders’ Equity. Shareholders’ equity totaled $58.9 million at June 30, 2012, a $156,000 or 0.3%, increase compared to June 30, 2011. The increase resulted primarily from earnings exceeding dividends paid in the year and repurchases of the Company’s common stock.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations. At June 30, 2012, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2012 and 2011

General. Net earnings totaled $1.7 million for the fiscal year ended June 30, 2012, a decrease of $41,000, or 2.3%, from the net earnings recorded for the fiscal year ended June 30, 2011. The decrease in earnings year over year was due primarily to higher income tax expense. Although net income before taxes increased $695,000 or 37.4% to $2.6 million for the year ended June 30, 2012, compared to the prior year period, income tax expense increased a disproportional $736,000 to $840,000 for the recently ended year. Effective income tax rates for the years ended June 30, 2012 and 2011, were 32.9% and 5.6%, respectively, due to recognition of a $403,000 tax refund in the prior year.

Interest Income. Total interest income for the fiscal year ended June 30, 2012 was $10.2 million, a decrease of $593,000, or 5.5%, compared to the fiscal year ended June 30, 2011. The decrease in interest income was due primarily to a decrease in interest income on loans, which decreased by $482,000, or 4.8% to $9.7 million for the fiscal year ended June 30, 2012, compared to fiscal 2011. Also contributing to the reduction in interest income was a decrease in interest income from mortgage-backed securities and interest-bearing deposits and other. Compared to fiscal 2011, interest income on mortgage-backed securities decreased $99,000 or 27.9% to $256,000 for the year just ended. Interest-bearing deposits and other earned $235,000, a decrease of $11,000 or 4.5%, compared to fiscal 2011, due to a decrease in volume.

Interest income from loans decreased chiefly due to a reduction in the average rate earned on the loan portfolio, while the average balance of loans also decreased year to year. The average rate earned on loans decreased by 15 basis points to 5.24% for the 2012 year, as the average balance of loans outstanding decreased by $3.7 million or 2.0% to $184.5 million. The decrease in the average rate earned on loans for fiscal 2012 occurred primarily as a result of borrowers refinancing to lower rates and to a lesser degree by loans repricing as scheduled. Many loans are at their rate floors, which kept them from repricing during the past year. The decrease in interest income from mortgage-backed securities was attributable primarily to a $2.3 million, or 27.6%, decrease in the average balance of mortgage-backed securities outstanding. Payoff speeds accelerated for mortgage-backed securities, as there were no sales of those securities during fiscal 2012. The average balance of other interest-earning assets decreased $1.8 million or 14.7% to $10.5 million, while the average yield increased by 24 basis points to 2.23% for fiscal 2012.

Interest Expense. Interest expense totaled $2.2 million for the fiscal year ended June 30, 2012, a decrease of $1.0 million, or 31.5%, from fiscal 2011. The decrease in interest expense resulted primarily from lower costs of deposits, while lower interest expense was also experienced from borrowings. Interest expense on deposits decreased $919,000 or 37.0% to $1.6 million for the 2012 fiscal year, while the cost of borrowings decreased $83,000 or 11.9% to $612,000 for the 2012 fiscal year. Decreased costs on deposits and borrowings were attributable primarily to a decrease in rate paid on those deposits and borrowings during the year. The average rates paid on deposits decreased 52 basis points to 1.21% for the year just ended, while the average deposits outstanding decreased $7.2 million or 5.0% from year to year. Average borrowings decreased by $1.6 million to $27.9 million for the year ended June 30, 2012, while the average rate paid on borrowings decreased 16 basis points to 2.19% for fiscal 2012.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses increased $409,000 or 5.4% to $8.0 million for the 2012 year. As indicated on the following table, our net interest margin increased from 3.61% for the 2011 fiscal year to 3.93% for the year just ended, primarily as a result of interest-bearing liabilities repricing to lower interest rates at a faster pace than our interest-earning assets repriced to lower interest rates. We likely cannot sustain the pace at which the rates for interest-bearing liabilities has declined, because as those liabilities reprice ever closer to nil, they will likely level off at the lowest levels. Also in the current historically-low interest rate environment, we might be forced to meet competing lenders’ low rates in order to retain our loan portfolio.

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

	2012			2011			2010
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$184,532	$9,664	5.24%	$188,237	$10,146	5.39%	$190,372	$10,475	5.50%
Mortgage-backed securities	6,036	256	4.24	8,341	355	4.26	11,139	474	4.26
Other securities	2,047	1	0.05	974	2	0.21	4,961	169	3.41
Other interest-earning assets	10,546	235	2.23	12,359	246	1.99	9,354	260	2.78
Total interest-earning assets	203,161	10,156	5.00	209,911	10,749	5.12	215,826	11,378	5.27
Noninterest-earning assets	24,199			23,617			22,952
Total assets	$227,360			$233,528			$238,778

Interest-bearing liabilities:
Demand deposits	$12,538	$30	0.24%	$14,442	$14	0.10%	$11,973	$104	0.87%
Savings	36,092	281	0.78	30,941	330	1.07	29,433	294	1.00
Certificates of deposit	88,159	1,256	1.43	98,574	2,142	2.17	100,723	3,035	3.01
Total deposits	136,789	1,567	1.15	143,957	2,486	1.73	142,129	3,433	2.42
Borrowings	27,928	612	2.19	29,524	695	2.35	35,325	1,547	4.38
Total interest-bearing liabilities	164,717	2,179	1.32	173,481	3,181	1.83	177,454	4,980	2.81
Noninterest-bearing demand deposits	1,219			994			1,012
Noninterest-bearing liabilities	2,516			1,227			2,353
Total liabilities	168,452			175,702			180,819

Shareholders’ equity	58,908			57,826			57,959
Total liabilities and shareholders’ equity	$227,360			$233,528			$238,778
Net interest income/average yield		$7,977	3.68%		$7,568	3.29%		$6,398	2.46%
Net interest margin			3.93%			3.61%			2.96%
Average interest-earning assets to
Average interest-bearing liabilities			123.34%			121.00%			121.62%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The total column represents the sum of the prior columns.

	Twelve months ended June 30,			Twelve months ended June 30,
	2012 to June 30, 2011			2011 to June 30, 2010
	Increase (Decrease)			Increase (Decrease)
	Due to Changes In			Due to Changes In

(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$(197)	$(285)	$(482)	$(117)	$(212)	$(329)
Mortgage-backed securities	(98)	(1)	(99)	(119)	—	(119)
Investment securities	—	—	—	(77)	(90)	(167)
Other interest-earning assets	(60)	49	(11)	(121)	107	(14)
Total interest-earning assets	(355)	(237)	(592)	(434)	(195)	(629)

Interest-bearing liabilities:
Checking accounts	(2)	18	16	27	(117)	(90)
Savings accounts	79	(128)	(49)	15	21	36
Certificates of deposit	(208)	(677)	(885)	(63)	(830)	(893)
FHLB Advances	(36)	(47)	(83)	(223)	(629)	(852)
Total interest-bearing liabilities	(167)	(834)	(1,001)	(244)	(1,555)	(1,799)
Increase in net interest income	$(188)	$597	$409	$(190)	$1,360	$1,170

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $139,000 for losses on loans for the fiscal year ended June 30, 2012, a decrease of $529,000 compared to a provision of $668,000 for fiscal 2011. The reduced provision recorded during the fiscal year ended June 30, 2012 generally reflects how abnormal fiscal 2011 was. In fiscal 2011 we wrote down by $700,000 an atypical parcel of residential real estate after having written that same credit down by $580,000 in the prior fiscal year. This credit, which is many times larger than the next largest loss in the Company’s history, is the reason for such disparate results for the provision for losses on loans. During fiscal 2012 this particular property was sold via a loan to facilitate. That loan has performed as scheduled and there were no additional charges associated with that property in the 2012 year. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income decreased $102,000 or 42.1%, to $140,000 for the fiscal year ended June 30, 2012, due primarily to a $132,000 or 85.2% decline in gains on sales of loans, which totaled $23,000 for the recently-ended year. We were able to sell fewer long-term, fixed rate loans into the secondary market during the year because of the market demand. We sold other real estate during the 2012 fiscal year at a gain, but because we financed the sales, the gains are being deferred until future periods when we expect to recognize them. However, the $1,000 gain on sale of other real estate recognized in the year just ended compares favorably to the $36,000 loss on sale of other real estate in the 2011 year. Other-than-temporary impairment charges on other real estate declined from $71,000 for the 2011 fiscal year to $67,000 for the year just ended. These charges were taken as updated appraisals continue to reflect continued weakness in the real estate market.

Non-interest Expense. Non-interest expense increased $141,000 or 2.7% to $5.4 million for the fiscal year ended June 30, 2012 compared to fiscal 2011. The increase in non-interest expense is primarily attributed to an increase in legal and outside service fees, which totaled $365,000 and $267,000, respectively for the year just ended. Legal fees increased $230,000 or 170.4%, compared to fiscal 2011, while outside service fees increased $167,000 or 167.0% to $267,000 for the year ended June 30, 2012. Legal fees and outside service fees increased as a result of the Company’s acquisition and merger efforts. Such expenses can no longer be included in the total acquisition costs, but rather must be expensed in the period the expenses are incurred. Also increasing was employee compensation and benefits expense, which increased $181,000 or 5.9% to $3.2 million for the year just ended. The increase in employee compensation and benefits expense was related to increased retirement contribution expense. Foreclosure and OREO expenses declined $173,000 or 34.2% from $159,000 from the year ended June 30, 2011, to a net gain of $14,000 for the recent year ended. The decrease in foreclosure costs and OREO was attributed primarily to significantly fewer foreclosures completed during the recent year and improved operating performance of rental property in OREO. Expenses for the OREO property were higher in the initial operating months as deferred maintenance was performed and occupancy rates were strengthened.

Federal Income Taxes. The provision for federal income tax increased $736,000 from $104,000 for the fiscal year ended June 30, 2011 to $840,000 for the fiscal year ended June 30, 2012, primarily due to a $403,000 tax refund recognized pursuant to the resolution of a tax matter during the earlier year. The recognition of the tax refund resulted in a lower effective tax rate for the prior fiscal year, while the effective tax rate for the 2012 fiscal year returned to near normal. Effective income tax rates for the years ended June 30, 2012 and 2011, were 32.9% and 5.6%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2012 and June 30, 2011, cash and cash equivalents totaled $5.7 million and $5.0 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $189,000 and $203,000 at June 30, 2012 and 2011, respectively. At June 30, 2012, we had the ability to borrow a total $65.9 million from the FHLB, of which $27.1 million was outstanding. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2012, we had pledged collateral which would enable us to borrow up to $4.3 million.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2012 and 2011, we originated $33.9 million and $40.0 million of loans, respectively. During fiscal 2012, these activities were funded primarily by proceeds from principal repayments on loans of $34.0 million. During fiscal 2011, these activities were funded primarily by proceeds from the principal repayments on loans of $44.0 million and maturities of securities of $13.7 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. We experienced a net decrease in total deposits of $5.4 million and $5.0 million for the years ended June 30, 2012 and 2011, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. For the year ended June 30, 2012, our net increase in FHLB advances totaled $1.8 million, as we replaced some of the deposits lost with advances.

Commitments and Contractual Obligations

At June 30, 2012, we had $1.8 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2011 totaled $67.5 million, or 48.2% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2012. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

For the year ended June 30, 2012, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2012, the Company’s net income exceeded its aggregate dividend of $1.6 million by $111,000. In fiscal 2011, the Company’s net income exceeded its aggregate dividend $1.1 million by $644,000. Approximately 61% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Since the Company’s inception, First Federal Mutual Holding Company applied to the Office of Thrift Supervision for, and was granted, permission to waive its right to dividends paid by Kentucky First Federal. While the Office of Thrift Supervision was eliminated on July 21, 2011 by the Dodd Frank Wall Street Reform and Consumer Protection Act, a provision in the act allows mutual holding companies, who have waived their dividends prior to December 1, 2009, to continue to waive these dividends without objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. An interim final rule issued by the Federal Reserve raises some question whether we will continue to be allowed to waive these dividends without detriment to the Company as a whole. The Federal Reserve did not object to dividend waivers in August 2011, November 2011 or February 2012. However, they refused to allow the waiver for the May 2012 dividend. As a result, the dividend was paid to the MHC as well as to public shareholders. In an effort to comply with Regulation MM and to be able to continue to waive the dividend, First Federal MHC put the issue to a vote of the members and on August 23, 2012, members of First Federal MHC voted in favor of the dividend waiver. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the banks still far exceed all regulatory required capital levels. Therefore, we are seeking approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends for the subsequent twelve months. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid.

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

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the period ended June 30, 2012, in conformity with U.S. generally accepted accounting principles.

                                                                                 Crowe Horwath LLP

Louisville, Kentucky

September 28, 2012

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011
ASSETS

Cash and due from financial institutions	$1,244	$1,002
Interest-bearing demand deposits	4,491	4,047
Cash and cash equivalents	5,735	5,049

Interest-bearing deposits in other financial institutions	100	100
Securities available for sale	189	203
Securities held-to-maturity, at amortized cost- approximate fair value of $5,144 and $7,257 at June 30, 2012 and 2011, respectively	4,756	6,810
Loans held for sale	481	—
Loans, net of allowance of $875 and $764 at June 30, 2012 and 2011, respectively	182,473	182,796
Real estate owned, net	2,445	4,304
Premises and equipment, net	2,644	2,667
Federal Home Loan Bank stock, at cost	5,641	5,641
Accrued interest receivable	497	538
Bank-owned life insurance	2,697	2,607
Goodwill	14,507	14,507
Other intangible assets	—	87
Prepaid FDIC assessments	246	361
Prepaid federal income taxes	30	22
Prepaid expenses and other assets	508	443

Total assets	$222,949	$226,135

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$134,552	$139,940
Federal Home Loan Bank advances	27,065	25,261
Advances by borrowers for taxes and insurance	487	471
Accrued interest payable	64	91
Deferred federal income taxes	774	1,021
Deferred revenue	648	—
Other liabilities	506	654
Total liabilities	164,096	167,438

Commitments and contingencies	-	-

Shareholders’ equity Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	36,870	36,907
Retained earnings	31,971	31,860
Unearned employee stock ownership plan (ESOP)	(1,772)	(1,989)
Treasury shares at cost, 826,375 and 811,375 common shares at June 30, 2012 and 2011, respectively	(8,305)	(8,170)
Accumulated other comprehensive income	3	3
Total shareholders’ equity	58,853	58,697

Total liabilities and shareholders’ equity	$222,949	$226,135

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2012 and 2011

(Dollar amounts in thousands, except per share data)

	2012	2011

Interest income
Loans	$9,664	$10,146
Mortgage-backed securities	256	355
Other securities	1	2
Interest-bearing deposits and other	235	246
Total interest income	10,156	10,749

Interest expense
Deposits	1,567	2,486
Borrowings	612	695
Total interest expense	2,179	3,181

Net interest income	7,977	7,568

Provision for loan losses	139	668

Net interest income after provision for loan losses	7,838	6,900

Non-interest income
Gains on sales of loans	23	155
Earnings on bank-owned life insurance	90	90
Net gains (losses) on sales of real estate owned	1	(36)
Unrealized loss-other real estate	(67)	(71)
Other	93	104
Total non-interest income	140	242

Non-interest expense
Salaries and employee benefits	3,238	3,057
Occupancy and equipment	355	355
Legal fees	365	135
Outside service fees	267	100
Data processing	241	246
Audit and accounting	84	205
Federal deposit insurance	144	197
Franchise and other taxes	182	191
Amortization of intangible assets	87	131
Real estate owned expense, net	(14)	159
Other operating	474	506
Total non-interest expense	5,423	5,282

Income before income taxes	2,555	1,860

Federal income taxes
Current	1,087	(43)
Deferred	(247)	147
Total federal income taxes	840	104

NET INCOME	$1,715	$1,756

EARNINGS PER SHARE
Basic and diluted	$0.23	$0.23

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2012 and 2011

(Dollar amounts in thousands)

	2012	2011

Net income	$1,715	$1,756

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities available for sale during the year, net of tax (benefit) of $0 and $0 in 2012 and 2011, respectively	—	(1)

Comprehensive income	$1,715	$1,755

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2012 and 2011

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2010	$86	$36,623	$31,216	$(2,169)	$(7,952)	$4	$57,808

Net income	-	-	1,756	-	-	-	1,756
Allocation of ESOP shares	-	(15)	-	180	-	-	165
Amortization expense of stock benefit plans	-	242	-	-	-	-	242
Compensation expense related to vesting stock options	-	57	-	-	-	-	57
Acquisition of shares for Treasury	-	-	-	-	(218)	-	(218)
Unrealized gains on securities designated as
available for sale, net of related tax effects	-	-	-	-	-	(1)	(1)
Cash dividends of $0.40 per common share	-	-	(1,112)	-	-	-	(1,112)

Balance at June 30, 2011	86	36,907	31,860	(1,989)	(8,170)	3	58,697

Net income	-	-	1,715	-	-	-	1,715
Allocation of ESOP shares	-	(37)	-	217	-	-	180
Acquisition of shares for Treasury	-	-	-	-	(135)	-	(135)
Cash dividends of $0.40 per common share	-	-	(1,604)	-	-	-	(1,604)

Balance at June 30, 2012	$86	$36,870	$31,971	$(1,772)	$(8,305)	$3	$58,853

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2012 and 2011

(Dollar amounts in thousands)

	2012	2011

Cash flows from operating activities:
Net income	$1,715	$1,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	189	185
Amortization of deferred loan origination (fees) costs	8	(8)
Amortization of premiums on FHLB advances	(12)	(108)
Amortization of core deposit intangibles	87	131
Net gain on sale of loans	(23)	(155)
Net loss on real estate owned	67	107
Net gain on sale of equipment	(3)	—
Deferred gain on sale of real estate acquired through foreclosure	(17)	—
ESOP compensation expense	180	180
Amortization of stock benefit plans and stock options expense	—	284
Earnings on bank-owned life insurance	(90)	(90)
Provision for loan losses	139	668
Origination of loans held for sale	(875)	(3,881)
Proceeds from loans held for sale	417	4,406
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	41	(20)
Prepaid expenses and other assets	50	123
Accrued interest payable	(27)	(54)
Accounts payable and other liabilities	(148)	(22)
Federal income taxes
Current	(8)	(143)
Deferred	(247)	147
Net cash provided by operating activities	1,443	3,506

Cash flows from investing activities:
Purchase of available-for-sale securities	(12,500)	(11,000)
Investment securities maturities, prepayments and calls:
Held to maturity	2,054	13,625
Available for sale	12,514	41
Loans originated for investment, net of principal collected	2,456	3,205
Proceeds from sale of real estate owned	177	294
Additions to premises and equipment, net	(163)	(121)
Net cash provided by investing activities	4,538	6,044

Cash flows from financing activities:
Net change in deposits	(5,388)	(5,029)
Payments by borrowers for taxes and insurance, net	16	136
Proceeds from Federal Home Loan Bank advances	29,000	16,000
Repayments on Federal Home Loan Bank advances	(27,184)	(22,640)
Treasury stock repurchases	(135)	(218)
Dividends paid on common stock	(1,604)	(1,112)
Net cash used in financing activities	(5,295)	(12,863)

Net increase (decrease) in cash and cash equivalents	686	(3,313)

Beginning cash and cash equivalents	5,049	8,362

Ending cash and cash equivalents	$5,735	$5,049

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2012 and 2011

(Dollar amounts in thousands)

	2012	2011

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$1,090	$97

Interest on deposits and borrowings	$2,218	$3,343

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$96	$4,643

Loans disbursed upon sales of real estate acquired through foreclosure	$2,375	$686

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”). First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.” First Federal of Hazard is a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky. Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes. First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans. Other than a predominance of one- to four-family residential property, which is common in most thrifts, there are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Banks’ specific operating areas. The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

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

June 30, 2012 and 2011

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

5. Loans held for sale: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2012 the Company had $481,000 in loans held for sale, while at June 30, 2011, no loans were held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $22,000 and $13,000 during the years ended June 30, 2012 and 2011, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $101,000 and $120,000 at June 30, 2012 and 2011, respectively.

The Company was servicing mortgage loans of approximately $12.6 million and $15.0 million that had been sold to the Federal Home Loan Bank at June 30, 2012 and 2011, respectively. During the fiscal year ended June 30, 2012, we sold $394,000 in loans under the FHLB program and the average balance of loans serviced was $13.9 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $34,000 and $36,000 for the years ended June 30, 2012 and 2011, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent eight quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

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

June 30, 2012 and 2011

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

In years prior to the year ended June 30, 2011, the loss history of the most recent 12 quarterly periods was used in the calculation of the Company’s general component of allowance for losses on loans. A three year period is the amount of time we determined was appropriate and provided a representative time frame from which we might estimate losses within our portfolio. Although prior to the 2011 fiscal year the Company had not incurred substantial losses, we did incur losses which have been discussed in previous financial statements and regulatory filings. When a loss event occurs it is prudent to shorten the period of time that is deemed representative of the loss period. This shortening process focuses much more attention on recent events than the normal period would focus, and, in our case, increased the amount that we determined was proper for our allowance for losses on loans. After a loss event occurs it is also prudent to re-extend the period of time used to represent the Company’s loss history. Failure to lengthen the time period would have the undesirable effect of focusing too closely on recent loss history and could result in losing sight of the loss event that prompted the change in the first place. Therefore, in consultation with the regulators during the 2011 year our loss history lookback period was shortened to the most recent four quarters, while during the 2012 year we began to lengthen the lookback period and used the most recent eight quarterly periods. We believe that the change to our lookback period was proper in determining an adequate amount loan loss allowance.

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

June 30, 2012 and 2011

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2009.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks each participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $299.7 million and $203.6 million for the plan years ended June 30, 2011 and 2010, respectively. Our contributions for fiscal 2012 and 2011 was not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $742,000 and $564,000 for the fiscal years ended June 30, 2012 and 2011. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2011, the most recent period for which information is available, First Federal of Hazard had a funded status of 83.79%, while First Federal of Frankfort had a funded status of 85.95%. There are no funding improvement plans or surcharges to participants.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. Under the plan, the Company pays each participant, or their beneficiary, the amount of fees deferred plus interest under terms selected by the individual participants prior to compensation deferral. Payments are made to participants either in a lump sum or in monthly installments not to exceed 10 years. Payments may commence upon the director’s attainment of a certain age or upon the individual’s termination of service. The expense incurred for the deferred compensation was $17,000 and $7,000 for the fiscal years ended June 30, 2012 and 2011, respectively.

First Federal of Hazard has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $2.1 million and $2.3 million at June 30, 2012 and 2011, respectively. The Company recorded expense for the ESOP of approximately $180,000 and $171,000 for each of the years ended June 30, 2012 and 2011, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan were 27,047 and 26,682 at June 30, 2012 and 2011, respectively. The amount contributed to the ESOP during the year just ended was $324,000.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Retirement and Employee Benefit Plans: (continued)

	For the fiscal year ended
	June 30,

	2012	2011

Allocated shares	122,249	100,961
Shares committed to be released	9,338	10,445
Unearned shares	178,339	198,885
Total ESOP shares	309,926	310,291

Fair value of unearned shares at end of period (dollars in thousands)	$1,514	$1,790

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

No compensation cost was charged against income for those share-based plans for the fiscal year ended June 30, 2012, while $160,000 was charged against income for the fiscal year ended June 30, 2011. The total income tax benefit recognized in the statement of income for share-based compensation arrangements was $54,000 for the fiscal year ended June 30, 2011, while there was no income tax benefit recognized for the recent fiscal year ended.

The EIP provides for grants of up to 421,216 stock options. It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant. The contractual term of the options is ten years. All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2012, the only options outstanding are related to those granted in the fiscal year 2006.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Share-Based Compensation Plans: (continued)

A summary of the status of the Company’s stock option plan as of June 30, 2012, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	325,800	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	325,800	$10.10	$-

Options exercisable at end of year	325,800	$10.10	$-

Weighted average fair value of options granted			$1.75

Weighted average remaining contractual term of options outstanding and exercisable			3.5 years

Information related to the stock option plan during each year ended June 30, follows:

(in thousands)	2012	2011
Intrinsic value of options exercised	$-	$-
Cash received from option exercises	-	-
Tax benefit realized from option exercises	-	-

As of June 30, 2012, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Share-Based Compensation Plans: (continued)

The following table summarizes the activity with regard to restricted stock awards during fiscal 2012:

Weighted-average
grant date
	Shares	fair value
Nonvested at July 1, 2011	—	$—
Vested	—	—
Forfeited	—	—

Nonvested at June 30, 2012	—	$—

As of June 30, 2012, there was no unrecognized compensation cost related to the restricted stock awards. The total fair value of shares vested during the year ended June 30, 2011 was $237,000.

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

(in thousands)	2012	2011

Net income	$1,715	$1,756
Less earnings allocated to unvested shares	—	7
Net income allocated to common shareholders, basic and diluted	$1,715	$1,749

	2012	2011
Basic
Weighted-average common shares including unvested common shares outstanding	7,546,120	7,530,603
Less: Weighted-average unvested common shares	—	11,256
Weighted-average common shares outstanding	7,546,120	7,519,347

Diluted
Add: Dilutive effect of assumed exercise of stock options	—	—
Weighted-average common shares outstanding (diluted)	7,546,120	7,519,347

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock. For fiscal years 2012 and 2011 all options were antidilutive, as the exercise price was greater than the average market price of the common stock.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2012 and 2011. The securities represented are only those classified as available-for sale.

Fair Value Measurements Using
Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2012
Agency mortgage-backed: residential	$189	$-	$189	$-

2011
Agency mortgage-backed: residential	$203	-	203	-

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2012 and 2011.

	Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2012
Impaired loans
One- to four-family	$807	$-	$-	$807
Multi-family	631	-	-	631
Other real estate owned, net
One- to four-family	648	-	-	648
Multi-family	233	-	-	233

2011
Impaired loans
One- to four-family	$1,033	$-	$-	$1,033
Other real estate owned, net
One- to four-family	126	-	-	126
Multi-family	186	-	-	186

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $1.5 million, with a valuation allowance of $97,000 at June 30, 2012. At June 30, 2011, impaired loans had a principal balance of $1.1 million, with a valuation allowance of $55,000. A provision for loss on impaired loans of $42,000 was made during fiscal 2012.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $881,000 and $312,000 at June 30, 2012 and 2011, respectively, after write-down of $58,000 and $71,000 for the years ended June 30, 2012 and 2011, respectively.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2012:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
	(in thousands)	Technique(s)	Input(s)	Average)
Impaired Loans:
Residential real estate 1-4 family	$807	Sales comparison approach	Adjustments for differences between comparable sales	3.1% To 19.8% (4.3%)
Multi-family	631	Sales comparison approach	Adjustments for differences between comparable sales	5.9% To 15.0% (4.8%)
Repossessed assets:
1-4 family	$648	Sales comparison approach	Adjustments for differences between comparable sales	0.5% To 18.6% (8.6%)
Multi-family	233	Sales comparison approach	Adjustments for differences between comparable sales	20.2% To 38.9% (20.8%)

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

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying statements of financial condition at amounts other than fair value at June 30, 2012 and 2011:

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

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

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2012 and 2011, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30, 2012 and June 30, 2011 are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2012 Using
	Carrying
	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$5,735	$5,735			$5,735
Interest-earning deposits	100	100			100
Available-for-sale securities	189		$189		189
Held-to-maturity securities	4,756		5,144		5,144
Loans held for sale	481		500		500
Loans receivable - net	182,473			$190,354	190,354
Federal Home Loan Bank stock	5,641				n/a
Accrued interest receivable	497			497	497

Financial liabilities
Deposits	$134,552	$51,069	$83,906		$134,975
Federal Home Loan Bank advances	27,065		29,429		29,429
Advances by borrowers for taxes and insurance	487			$487	487
Accrued interest payable	64		64		64

Loans receivable represents the Company’s most significant financial asset, which is in Level 3 for fair value measurements. A third party provides financial modeling for the Company and results are based on assumptions and factors determined by management. This process is different from the process performed by the Office of Thrift Supervision, which was utilized by the Company until December 31, 2011, when the service was discontinued.

The carrying amounts and estimated fair values of financial instruments at June 30, 2011, are as follows:

	Carrying	Fair
(in thousands)	value	value

Financial assets
Cash and cash equivalents	$5,049	$5,049
Interest-earning deposits	100	100
Available-for-sale securities	203	203
Held-to-maturity securities	6,810	7,257
Loans held for sale	—	—
Loans receivable - net	182,796	190,183
Federal Home Loan Bank stock	5,641	n/a
Accrued interest receivable	538	538

Financial liabilities
Deposits	$139,940	$141,408
Federal Home Loan Bank advances	25,261	23,797
Advances by borrowers for taxes and insurance	471	471
Accrued interest payable	91	91

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years. The carrying basis and accumulated amortization of recognized intangible assets at June 30, 2012 and 2011 is as follows:

(in thousands)	2012	2011

Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	918	831
	$—	$87

Amortization expense for the years ended June 30, 2012 and 2011 was $87,000 and $131,000, respectively.

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

19. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2012 and 2011 are summarized as follows:

(in thousands)	2012	2011

Outstanding principal, beginning of year	$865	$593
Changes in composition of related parties	—	157
Principal disbursed during the year	53	156
Principal repaid and refinanced during the year	(121)	(41)
Outstanding principal, end of year	$797	$865

Deposits from related parties held by the Company at June 30, 2012 and 2011 totaled $2.2 million and $1.1 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

27. New Accounting Standards In July 2012, the FASB issued an update (ASU No. 2012-02).  The update will allow the Company to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under the update, the Company would not be required to calculate the fair value of an indefinite-lived intangible asset unless the Company determines, based on a qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. The update includes a number of events and circumstances for the Company to consider in conducting the qualitative assessment.  The update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if the Company’s financial statements for the most recent annual or interim period have not yet been issued.  The Company did not elect early adoption of this update and has not evaluated to date if any future adoption will have a material impact on the Company’s consolidated financial statements or results of operations.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2012 and 2011 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

		2012
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$185	$4	$-	$189

Held-to-maturity Securities
Agency mortgage-backed:residential	$4,756	$388	$-	$5,144

		2011
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$199	$4	$-	$203

Held-to maturity Securities
Agency mortgage-backed:residential	$6,810	$447	$-	$7,257

The amortized cost and estimated fair value of securities as of June 30, 2012 and 2011, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are shown separately.

	2012		2011
(in thousands)	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost

Available-for-sale Securities
Agency mortgage-backed:residential	$189	$185	$203	$199

Held-to maturity Securities
Agency mortgage-backed:residential	$5,144	$4,756	$7,257	$6,810

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE B – SECURITIES (continued)

There were no sales of securities during the fiscal years ended June 30, 2012 or 2011. At June 30, 2012 and 2011, the Company had no securities with unrealized losses.

There are no pledged securities at June 30, 2012.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2012	2011

Residential real estate
One- to four-family	$149,086	$158,821
Multi-family	15,495	4,504
Construction	964	1,062
Nonresidential real estate and land	11,098	12,211
Loans on deposits	2,281	2,405
Consumer and other	4,865	4,824
	183,789	183,827
Less:
Undisbursed portion of loans in process	544	353
Deferred loan origination fees (cost)	(103)	(86)
Allowance for loan losses	875	764
	$182,473	$182,796

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2012 and 2011. There were no loans acquired with deteriorated credit quality at June 30, 2012 and 2011.

June 30, 2012:
(in thousands)	Recorded investment in loans	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,757	$97	$—	$97

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family	$146,329	$468	$—	$468
Multi-family	15,495	49	—	49
Construction	964	3	—	3
Nonresidential real estate and land	11,098	35	—	35
Loans on deposits	2,281	7	—	7
Consumer and other	4,865	16	—	16
Unallocated	—	—	200	200
	181,032	578	200	778
	$183,789	$675	$200	$875

June 30, 2011:
(in thousands)	Recorded investment in loans	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,224	$55	$—	$55

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family	$156,597	$439	$—	$439
Multi-family	4,504	13	—	13
Construction	1,062	3	—	3
Nonresidential real estate and land	12,211	34	—	34
Loans on deposits	2,405	7	—	7
Consumer and other	4,824	13	—	13
Unallocated	—	—	200	200
	181,603	509	200	709
	$183,827	$564	$200	$764

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2012 and 2011:

June 30, 2012: (in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
One- to four-family	$1,222	$—	$889	$45	$45

With an allowance recorded:
One- to four-family	1,535	97	1,434	27	27
	$2,757	$97	$2,323	$72	$72

June 30, 2011: (in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Received

With no related allowance recorded:
One- to four-family	$1,136	$—	$1,296	$44	$47

With an allowance recorded:
One- to four-family	1,088	55	1,213	33	33
	$2,224	$55	$2,509	$77	$77

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of June 30, 2012 and 2011:

	June 30, 2012		June 30, 2011
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

One- to four-family residential real estate	$1,593	$201	$876	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE C - LOANS (continued)

Troubled Debt Restructurings:

During the year ended June 30, 2012, the terms of four loans were modified as a troubled debt restructuring. The modification of the terms of two loans involved extending the maturity dates of the loans, which resulted in lower monthly payments for the borrowers. The interest rate on one loan was reduced from 5.5% to 5.47% and $9,000 in additional credit was extended.

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

The following table presents loans by class modified as TDRs during the year ended June 30, 2012, and their performance, by modification type:

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms

Residential Real Estate:
1-4 Family	4	$179	$188	$187	$-

The Company had allocated $2,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2012, and had $6,000 of specific reserves at June 30, 2011. The Company has no commitments to lend additional amounts as of June 30, 2012 and 2011, to customers with outstanding loans that are classified as troubled debt restructurings.

The following tables present the aging of the principal balance outstanding in past due loans as of June 30, 2012 and 2011, by class of loans:

June 30, 2012:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$4,332	$1,794	$6,126	$142,960	$149,086
Multi-family	—	—	—	15,495	15,495
Construction	—	—	—	964	964
Nonresidential real estate and land	—	—	—	11,098	11,098
Loans on deposits	—	—	—	2,281	2,281
Consumer and other	—	—	—	4,865	4,865
Total	$4,332	$1,794	$6,126	$177,663	$183,789

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE C - LOANS (continued)

June 30, 2011:
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

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2012, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE C - LOANS (continued)

June 30, 2012:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$64	$3,057	$—	$145,965
Multi-family	12,692	—	2,803	—	—
Construction	964	—	—	—	—
Nonresidential real estate and land	10,831	267	—	—	—
Loans on deposits	—	—	—	—	2,281
Consumer and other	—	—	—	—	4,865

June 30, 2011:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$67	$2,180	$—	$156,574
Multi-family	4,504	—	—	—	—
Construction	1,062	—	—	—	—
Nonresidential real estate and land	11,943	268	—	—	—
Loans on deposits	—	—	—	—	2,405
Consumer and other	—	—	—	—	4,824

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(in thousands)	2012	2011

Balance at beginning of year	$764	$1,535
Provision for losses on loans	139	668
Charge-offs	(28)	(1,439)
Balance at end of year	$875	$764

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2012 and 2011:

June 30, 2012:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$490	$79	$(4)	$—	$565
Multi-family	11	38	—	—	49
Construction	5	(2)	—	—	3
Nonresidential real estate and land	36	(1)	—	—	35
Loans on deposits	8	(1)	—	—	7
Consumer and other	14	26	(24)	—	16
Unallocated	200	—	—	—	200
Totals	$764	$139	$(28)	$—	$875

June 30, 2011:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$1,261	$668	$(1,439)	$—	$490
Multi-family	11	—	—	—	11
Construction	5	—	—	—	5
Nonresidential real estate and land	36	—	—	—	36
Loans on deposits	8	—	—	—	8
Consumer and other	14	—	—	—	14
Unallocated	200	—	—	—	200
Totals	$1,535	$668	$(1,439)	$—	$764

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2012	2011

Balance at beginning of year	$4,304	$748
Additions	96	4,643
Impairment charges	(67)	(71)
Disposals	(1,888)	(1,016)
Balance at end of year	$2,445	$4,304

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2012	2011

Land	$860	$860
Buildings and improvements	3,842	3,747
Furniture and equipment	1,097	1,126
Automobiles	29	29
	5,828	5,762
Less: accumulated depreciation	3,184	3,095
Balance at end of year	$2,644	$2,667

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2012	2011

Non-interest bearing checking accounts	$1,704	$996
Checking accounts	7,615	6,965
Savings accounts	36,913	34,147
Money market demand deposits	4,837	4,796
Total demand, transaction and passbook deposits	51,069	46,904
Certificates of deposit:
Original maturities of:
Less than 12 months	3,940	5,019
12 months to 36 months	72,405	81,075
More than 36 months	7,138	6,942
Total certificates of deposit	83,483	93,036
Total deposits	$134,552	$139,940

At June 30, 2012 and 2011, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $28.7 million and $32.0 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2012

2013	$56,068
2014	15,050
2015	9,649
2016	1,675
2017 and thereafter	1,041
$83,483

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2012 and 2011 by pledges of certain residential mortgage loans totaling $38.2 million and $37.6 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2012
(in thousands)
2013	$9,810
2014	7,555
2015	2,366
2016	623
2017	431
2018	2,328
2019	3,249
2020-2030	703
$27,065
Premium assigned to borrowings in Frankfort First acquisition, net of amortization	—
$27,065

At June 30, 2012 interest rates for advances were fixed ranging from 1.11% to 6.95%, with a weighted-average interest rate of 2.27%.

Maturing year ended June 30, 2011
(in thousands)
2012	$3,184
2013	7,810
2014	7,555
2015	2,366
2016	623
2017	431
2018	2,328
2019-2030	952
$25,249
Premium assigned to borrowings in Frankfort First acquisition, net of amortization	12
$25,261

At June 30, 2011 interest rates for advances were fixed ranging from 1.11% to 6.95%, with a weighted-average interest rate of 2.50%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $65.9 million as of June 30, 2012.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2012 and 2011, as follows:

(in thousands)	2012	2011

Federal income taxes at the statutory rate	$869	$632
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(30)	(30)
Compensation expense	-	4
Other	1	-
Allowed deduction claimed on amended return for $1.3 million paid to option holders in acquisition of Frankfort First Bancorp, Inc. and other IRS audit adjustments	-	(502)
	$840	$104

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2012	2011

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$297	$260
Deferred compensation and benefits	257	258
Charitable contributions	3	3
Purchase accounting adjustments	—	4
Nonaccrued interest on loans	21	8
Other real estate owned adjustments	259	80
Total deferred tax assets	837	613

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,074)	(1,074)
Deferred loan origination costs	(32)	(39)
Loan servicing rights	(12)	(11)
Other	(—)	(2)
Purchase accounting adjustments	(463)	(248)
Depreciation	(30)	(260)
Total deferred tax liabilities	(1,611)	(1,634)
Net deferred tax liability	$(774)	$(1,021)

The 2011 provision for federal income taxes included a credit of $502,000, which related to a refund provided by the Internal Revenue Service and a reversal of an uncertain tax position. This credit is not expected to reoccur.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE H – FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2012, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2012.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2012	2011

Balance at beginning of year	$80	$253
Additions/(reductions) based on tax positions for the current year	(80)	(173)
Balance at end of year	$—	$80

Cash settlements occurred during the period July 1, 2011 through June 30, 2012. Because of uncertainty regarding the proper inclusion or exclusion of income from Bank-owned life insurance (‘BOLI”) in the earnings and profits calculation, the Company amended its June 30, 2009 federal return to report additional tax liability of $80,000 and reversed the corresponding reserve. The Company expects its unrecognized benefits will change in the next twelve months. The Company has amended its 2009 tax return claiming that its BOLI income is includible in the earnings and profits calculation and that it is entitled to a refund of the $80,000.

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

At June 30, 2012 and 2011, the Banks had outstanding commitments of approximately $1.8 million and $1.7 million, respectively, to originate mortgage loans. Additionally, First Federal of Frankfort was obligated under unused lines of credit for one-to four-family equity loans totaling $8.3 million and $8.9 million at the end of fiscal years 2012 and 2011, respectively. Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2012 totaled $592,000 and had interest rates ranging from 4.53% to 7.25% and maturities ranging from 10 years to 30 years, while the fixed rate loan commitments at June 30, 2011 totaled $614,000 and had interest rates ranging from 4.63% to 8.0% with maturities ranging from 15 years to 30 years.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

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

During fiscal 2011, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. Although the OCC has not notified the Company of the classification of its capital status since it succeeded the OTS, there are no conditions or events since the OTS notification that management believes has changed the Banks’ categories. The transfer to the OCC resulted is somewhat different capital ratios than reported by the OTS. To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2012
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tier 1 core capital
First Federal of Hazard	$20,764	21.2%	≥$3,926	≥4.0%	≥$4,908	≥ 5.0%
First Federal of Frankfort	$19,543	15.9%	≥$5,511	≥4.0%	≥$6,889	≥ 5.0%
Consolidated	$44,333	21.3%	≥$8,918	≥4.0%	N/A	N/A

Total risk-based capital
First Federal of Hazard	$21,185	42.2%	≥$4,013	≥8.0%	≥$5,016	≥10.0%
First Federal of Frankfort	$19,997	28.7%	≥$5,566	≥8.0%	≥$6,958	≥10.0%
Consolidated	$45,208	38.6%	≥$9,377	≥8.0%	N/A	N/A

Tier 1 risk-based capital
First Federal of Hazard	$20,764	41.4%	N/A	N/A	≥$3,010	≥ 6.0%
First Federal of Frankfort	$19,543	28.1%	N/A	N/A	≥$4,175	≥ 6.0%
Consolidated	$44,333	37.8%	N/A	N/A	N/A	N/A

	As of June 30, 2011
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$19,629	19.3%	≥$1,525	≥1.5%	N/A	N/A
First Federal of Frankfort	$18,151	14.6%	≥$1,868	≥1.5%	N/A	N/A
Consolidated	$44,100	20.8%	≥$3,175	≥1.5%	N/A	N/A

Tier 1 core capital
First Federal of Hazard	$19,629	19.3%	≥$4,067	≥4.0%	≥$5,084	≥ 5.0%
First Federal of Frankfort	$18,151	14.6%	≥$4,980	≥4.0%	≥$6,225	≥ 5.0%
Consolidated	$44,100	20.8%	≥$9,048	≥4.0%	N/A	N/A

Total risk-based capital
First Federal of Hazard	$19,939	40.5%	≥$3,941	≥8.0%	≥$4,927	≥10.0%
First Federal of Frankfort	$18,564	27.0%	≥$5,505	≥8.0%	≥$6,881	≥10.0%
Consolidated	$44,864	39.0%	≥$9,201	≥8.0%	N/A	N/A

Tier 1 risk-based capital
First Federal of Hazard	$19,629	39.8%	N/A	N/A	≥$2,956	≥ 6.0%
First Federal of Frankfort	$18,151	26.4%	N/A	N/A	≥$4,129	≥ 6.0%
Consolidated	$44,100	38.3%	N/A	N/A	N/A	N/A

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE J - REGULATORY CAPITAL (continued)

As of June 30, 2012 and 2011, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

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

Regulations of the OCC governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During the fiscal year ended June 30, 2012, and pursuant to the provisions allowed by the OCC, First Federal MHC waived $1.4 million in dividends.

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2012 and 2011, and the results of its operations and its cash flows for the fiscal years ended June 30, 2012 and 2011.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2012 and 2011

(In thousands)

ASSETS	2012	2011

Interest-bearing deposits in First Federal of Hazard	$425	$604
Interest-bearing deposits in First Federal of Frankfort	427	2,513
Other interest-bearing deposits	39	37
Investment in First Federal of Hazard	22,640	21,708
Investment in Frankfort First	34,977	33,671
Prepaid expenses and other assets	456	521

Total assets	$58,964	$59,054

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$111	$357

Total liabilities	111	357

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	36,870	36,907

Retained earnings	31,971	31,860
Shares acquired by stock benefit plans	(1,772)	(1,989)
Shares acquired for treasury – at cost	(8,305)	(8,170)
Accumulated other comprehensive income	3	3
Total shareholders’ equity	58,853	58,697

Total liabilities and shareholders’ equity	$58,964	$59,054

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME

Years ended June 30, 2012 and 2011

(Dollar amounts in thousands)

	2012	2011
Income
Interest income	$121	$164
Dividends from First Federal of Hazard	—	—
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	886	644
Dividends from Frankfort First	—	378
Equity in undistributed earnings of Frankfort First	1,306	964
Total income	2,313	2,150

Non-interest expenses	838	547

Earnings before income taxes	1,475	1,603

Federal income tax expense (benefit)	(240)	(153)

NET INCOME	$1,715	$1,756

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2012 and 2011

(Dollar amounts in thousands)

	2012	2011
Cash flows from operating activities:
Net earnings for the year	$1,715	$1,756
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(2,192)	(1,608)
Noncash compensation expense	134	363
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	65	(235)
Other liabilities	(246)	7
Net cash provided by operating activities	(524)	283

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2012 and 2011

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS (continued)

For Years ended June 30, 2012 and 2011

(Dollar Amounts in thousands)

	2012	2011
Cash flows from financing activities:
Dividends paid on common stock	(1,604)	(1,112)
Repurchase of treasury shares	(135)	(218)
Net cash used in financing activities	(1,739)	(1,330)

Net increase (decrease) in cash and cash equivalents	(2,263)	(1,047)

Cash and cash equivalents at beginning of year	3,154	4,201

Cash and cash equivalents at end of year	$891	$3,154

Prior to July 21, 2011, the Banks were subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Company. Generally, the Banks’ payments of dividends were limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

NOTE L – PENDING MERGER (unaudited)

On November 3, 2011, the Company entered into an agreement of merger with CFK Bancorp, Inc. (“CKP”) and Central Kentucky Federal Savings Bank, whereby CKF will merger with and into the Company with the Company being the surviving corporation. In connection with the merger, Central Kentucky Federal Savings Bank will merge into First Federal of Frankfort and will operate under the name “Central Kentucky Federal Savings Bank” as a division of First Federal of Frankfort. The CFK Bancorp, Inc. stockholders, who can elect to receive cash, the Company’s stock, or a combination of cash and the Company’s stock, approved the merger on July 3, 2012. The merger is also subject to regulatory approval and Kentucky First has filed the appropriate applications with its primary regulator, the Board of Governors of the Federal Reserve System. As of June 30, 2012, CFK Bancorp, Inc., maintained $125.3 million in assets, $101.8 million in net loans, $103.1 million in deposits and $12.8 million in tangible equity capital. The merger consideration is expected to be valued at $11.6 million and the combination is expected to be completed during the fourth quarter of 2012. Please refer to Form 424B3 – Prospectus [Rule 242(b)(3)] filed with the Securities and Exchange Commission on May 23, 2012, for additional information about the proposed merger.

The Board of Kentucky First Federal Bancorp would like to recognize our employees who are working hard every day to maximize the value of your investment:

First Federal Savings & Loan of Hazard	First Federal Savings Bank of Frankfort

Deborah C. Bersaglia, Vice President/	Wick Asbury, Vice President/Lending
Secretary	Brenda Baldwin, Accounting
Holly Caudill, Customer Service	Stan Betsworth, Vice President/Lending
Jaime S. Coffey, Assistant Vice President/	Phyllis Bowman, Loan Servicing
Loan Officer	Lisa Brinley, Branch Manager
Sandra C. Craft, Vice President/Loan Officer	Andrea Cline, Asst. Executive Office Coordinator
Lou Ella R. Farler, Executive Vice President	Carolyn Eades, Receptionist/Customer Service
Deloris S. Justice, Assistant Vice President	Diana Eads, Customer Service
Kaye Craft, Vice President/Treasurer	Stacey Greenawalt, Vice President/Lending
Brenda W. Lovelace, Assistant Vice President	Tiffany Heinsohn, Customer Service
Margaret P. Pelley, Customer Service	Barry Holder, Branch Manager
Peggy H. Steele, Assistant Vice President/IT	R. Clay Hulette, President/Treasurer
Susie W. Steele, IT	Don D. Jennings, Chief Executive Officer
Molly Ann E. Toler, Vice President	Teresa K. Hulette, Executive Vice President/
Tony Whitaker, President/CEO	Operations/Human Resources
Janet Lewis, Customer Service
Stephanie Lewis, Customer Service
Patty Luttrell, Loan Processing/Compliance
Tracey McCoun, Customer Service
Kim Moore, Customer Service Manager
Carolyn Mulcahy, Accounting
Jeanie Murphy, Customer Service
Kathy Padgett, Customer Service
David Semones, Loan Processing
Lee Ann Hockensmith, Executive Office Coordinator
Yvonne Thornberry, Loan Processing/Servicing
Nancy Watts, Loan Servicing/ Insurance Processing
Laurel Weeks, Customer Service

Kentucky First Federal Bancorp	First Federal Savings and Loan Association of Hazard	First Federal Savings Bank of Frankfort

Board of Directors	Board of Directors	Board of Directors

Stephen G. Barker, Attorney and
Executive Vice President and
General Counsel to
Kentucky River Properties, LLC

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

David R. Harrod C.P.A. and principal of Harrod and Associates, P.S.C.

Don D. Jennings, President, Kentucky First Federal Bancorp

Herman D. Regan, Jr., Retired President of Kenvirons, Inc.

Tony Whitaker, Chairman of Kentucky First Federal Bancorp

Stephen G. Barker Walter G. Ecton, Jr. William D. Gorman, Jr. Tony Whitaker

C. Michael Davenport

Danny A. Garland

David R. Harrod

R. Clay Hulette

Don D. Jennings

William C. Jennings, Chairman

William M. Johnson

Herman D. Regan, Jr.

Charles A. Cotton, III, Director Emeritus

Frank McGrath, Director Emeritus

Office Locations
First Federal of Frankfort
East Branch
First Federal of Hazard	First Federal of Frankfort	1980 Versailles Road
Main Office	Main Office	Frankfort, KY 40601
479 Main Street	216 West Main Street
P.O. Box 1069	P.O. Box 535	First Federal of Frankfort
Hazard, KY 41702-1069	Frankfort, KY 40602-0535	West Branch
1220 US 127 South
Frankfort, KY 40601

Chairman and CEO	Special Counsel	Shareholder Inquiries and
Tony Whitaker (606) 436-3860	Kilpatrick Townsend & Stockton LLP, Suite 900	Availability of 10-K Report: A COPY OF THE COMPANY’S
firstfederal@windstream.net	607 14th Street, NW Washington, DC 20005-2018	ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
JUNE 30, 2012, AS FILED
Investor Relations	Transfer Agent and Registrar	WITH THE SECURITIES AND
Don Jennings	IST Shareholder Services	EXCHANGE COMMISSION
djennings@ffsbfrankfort.com	433 S Carlton Ave	WILL BE FURNISHED
	Wheaton, IL 60187-9904	WITHOUT CHARGE TO
Clay Hulette	(630) 480-0393	SHAREHOLDERS AS OF THE
chulette@ffsbfrankfort.com		RECORD DATE FOR THE
	Annual Meeting	NOVEMBER 15, 2012
(502) 223-1638	The Annual Meeting of Share-	ANNUAL MEETING UPON
P.O. Box 535	holders will be held on	WRITTEN REQUEST TO:
Frankfort, KY 40602	November 15, 2012 at
	3:30 p.m., Eastern Time, at	INVESTOR RELATIONS
	the First Federal Center on the	KENTUCKY FIRST
Independent Auditors	campus of Hazard Community	FEDERAL BANCORP
Crowe Horwath, LLP	and Technical College, One	P.O. BOX 535
9600 Brownsboro Rd., Ste 400	Community College Blvd,	FRANKFORT, KY 40602
Louisville, KY 40252	Hazard, KY

