Form 10-K, Exhibit 13
period 2014-06-30
Kentucky First Federal Bancorp
filed 2014-09-29
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Frankfort

2014

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

First Federal of Frankfort is a federally chartered savings bank which is primarily engaged in the business of attracting deposits from the general public and the origination primarily of adjustable-rate loans secured by first mortgages on owner-occupied and non-owner-occupied one-to four-family residences in Franklin, Boyle, Garrard and surrounding counties in Kentucky. First Federal of Frankfort also originates, to a lesser extent, home equity loans, loans secured by churches, multi-family properties, professional office buildings and other types of property, as well as consumer loans and commercial and industrial loans.

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

Fiscal 2014	High	Low	Dividends Per Share
First quarter	$8.97	$7.55	$0.10
Second quarter	8.45	7.87	0.10
Third quarter	8.97	8.03	0.10
Fourth quarter	8.88	8.00	0.10

Fiscal 2013	High	Low	Dividends Per Share
First quarter	$8.49	$7.25	$0.10
Second quarter	8.50	7.26	0.10
Third quarter	8.22	6.90	0.10
Fourth quarter	8.34	7.95	0.10

2

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	27

Dear Shareholder:

We are pleased to present the 2014 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 13, 2014.

The fiscal year just ended was the first full fiscal year for our company since the merger with CKF Bancorp. We continue to enjoy increased earnings and larger scale from the merger and we continue to deal with the challenges of our larger size and more diverse geography. Our 2014 earnings were down primarily as a result of the one-time bargain purchase gain we booked in 2013 as part of the merger. Otherwise, we continue work through a very tough banking environment. Our communities continue to struggle to rebound from the economic downturn. There may be some signs of improvements in the Central Kentucky housing market, but they are far from pervasive. The economic situation in Eastern Kentucky remains rocky.

We shareholders express our appreciation to the depositors of First Federal of Hazard. For the third year in a row, they decisively voted in favor of waiving the dividend to First Federal MHC, the largest shareholder of KFFB. Our board believes the waiver is in all of our best interests and we certainly appreciate the depositors efforts to think through a complicated issue and to vote overwhelmingly in favor of our position.

There were two retirements of Hazard employees in the past year. Molly Ann Toler and Brenda Lovelace both ended their long banking careers of 43 and 30 years, respectively on June 30.

Sadly, we lost one of our long-time bank directors with the passing of Frank McGrath who had served on the board of First Federal of Frankfort since 1977 until moving to Director Emeritus in 2011. Throughout, he was a wise and thoughtful member of our company's leadership.

We appreciate your continued support and confidence. Please call us with any questions or concerns and please think of us for your banking needs.

As always, we encourage you to contact us with questions you might have and to please think of us for your banking needs.

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2014	2013	2012	2011	2010
	(In thousands)

Total assets	$299,655	$324,062	$222,949	$226,135	$236,939
Cash and cash equivalents	11,511	16,540	5,735	5,049	8,362
Interest-bearing deposits	—	—	100	100	100
Securities held to maturity	9,018	12,232	4,756	6,810	9,435
Securities available for sale	247	205	189	203	246
Loans, net	246,788	262,491	182,473	182,796	190,618
Deposits	213,142	230,981	134,552	139,940	144,969
Federal Home Loan Bank advances	17,200	24,310	27,065	25,261	32,009
Shareholders’ equity	67,205	66,622	58,853	58,697	57,808
Allowance for loan losses	1,473	1,310	875	764	1,535
Nonperforming loans (90 days delinquent and nonaccrual)	9,740	7,987	1,794	876	7,783

Selected Operating Data

	Year Ended June 30,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)

Total interest income	$13,150	$11,958	$10,156	$10,749	$11,378
Total interest expense	1,618	1,686	2,179	3,181	4,980
Net interest income	11,532	10,272	7,977	7,568	6,398
Provision for losses on loans	580	662	139	668	1,044
Net interest income after provision for losses on loans	10,952	9,610	7,838	6,900	5,354
Total non-interest income	344	1,525	140	242	289
Total non-interest expenses	8,410	6,911	5,423	5,282	5,039
Income before federal income taxes	2,886	4,224	2,555	1,860	604
Federal income taxes	952	1,308	840	104	203
Net income	$1,934	$2,916	$1,715	$1,756	$401

Net earnings per share – basic	$0.23	$0.37	$0.23	$0.23	$0.05

Net earnings per share – diluted	$0.23	$0.37	$0.23	$0.23	$0.05
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2014	2013	2012	2011	2010
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.63%	1.05%	0.75%	0.75%	0.17%
Return on average equity (net income divided by average equity)	2.90	4.70	2.91	3.04	0.69
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.99	3.97	3.68	3.29	2.46
Net interest margin (net interest income divided by average interest-earning assets)	4.10	4.09	3.93	3.61	2.96
Ratio of average interest-earning assets to average interest-bearing liabilities	119.14	118.57	123.34	121.00	121.62
Ratio of total general administrative and other expenses to average total assets	2.74	2.49	2.39	2.26	2.11
Efficiency ratio (1)	70.82	58.58	66.81	67.63	75.36
Dividend payout ratio (2)	78.13	44.00	93.53	63.58	283.29

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	3.95	3.04	0.98	0.48	4.05
Nonperforming assets as a percent of total assets at end of period (3)	3.87	2.82	1.90	2.29	3.60
Allowance for loan losses as a percent of total loans at end of period	0.60	0.50	0.48	0.42	0.80
Allowance for loan losses as a percent of nonperforming loans at end of period	18.44	16.40	48.77	87.21	19.72
Provision for loan losses to total loans	0.24	0.25	0.08	0.36	0.54
Net charge-offs to average loans outstanding	0.17	0.10	0.02	0.76	0.10

Capital Ratios:
Average equity to average assets	21.76	22.31	25.91	24.76	24.27
Shareholders’ equity or capital to total assets at end of period	22.43	20.56	26.40	25.96	24.40

Regulatory Capital Ratios:
Tier 1core capital	18.46	14.76	21.27	20.85	19.39
Total risk-based capital	33.37	28.12	38.57	39.01	37.35
Number of banking offices	7	7	4	4	4

______________________

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC. In May 2012 dividends of $473,000 were paid to First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Frankfort.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2014. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

On December 31, 2012, the Company acquired CKF Bancorp, Inc., a savings and loan holding company which operated three banking locations in Boyle and Garrard Counties in Kentucky. In accounting for the transaction the assets and liabilities of CKF Bancorp were recorded on the books of First Federal of Frankfort in accordance with accounting standard ASC 805, Business Combinations. Therefore, the statement of operations for the year ended June 30, 2013, reflect six months of operations with the CKF Bancorp acquisition, while the statement of operations for the year ended June 30, 2014, reflect a full twelve months of operations with the acquisition.

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

Allowance for Loan Losses

The allowance for loan losses is the estimated amount considered necessary to cover probable incurred losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans, which is charged against income.

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

Goodwill

We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2014, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

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

Acquisitions

The Company accounted for the acquisition of CKF Bancorp in accordance with the acquisition method as outlined in ASC Topic 805, Business Combinations. The acquisition method requires: a) identification of the entity that obtains control of the acquired; b) determination of the acquisition date; c) recognition and measurement of the identifiable assets acquired and liabilities assumed at fair value; and d) recognition and measurement of goodwill or bargain purchase gain.

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

Because the interest rates at June 30, 2014, were practically zero, we believe our risk associated with falling interest rates was minimal. The model indicated that at June 30, 2014, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $10.0 million or 15.0% to $56.7 million, at which level our fair value of equity to fair value of tangible assets would be expected to be 18.3% and our fair value to equity to fair value of risk-weighted assets would be expected to be 32.5%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2014, total assets were $299.7 million, a decrease of $24.4 million, or 7.5%, from the $324.1 million total at June 30, 2013. The decrease in total assets was related primarily to decreases in loans, net, cash and cash equivalents and securities held to maturity. At June 30, 2014, total liabilities were $232.4 million, a decrease of $25.0 million, or 9.7%, from total liabilities of $257.4 million at June 30, 2013. The decrease in total liabilities was related primarily to decreases of deposits and FHLB advances.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2014, one- to four- family residential real estate loans totaled $196.4 million, or 78.8% of total loans, compared to $209.1 million, or 79.0% of total loans, at June 30, 2013. Construction real estate loans totaled $2.1 million, or 0.9% of total loans, at June 30, 2014, compared to $1.8 million, or 0.7% of total loans at June 30, 2013. At June 30, 2014, multi-family real estate loans totaled $14.0 million, or 5.6% of total loans, compared to $14.5 million or 5.5% of total loans at June 30, 2013. Nonresidential real estate loans totaled $21.9 million, or 8.8% of total loans at June 30, 2014, compared to $22.1 million, or 8.3% of total loans, at June 30, 2013. Commercial and industrial loans totaled $2.1 million at June 30, 2014, compared to $3.2 million or 1.2% of total loans at June 30, 2013. Farm loans totaled $1.6 million and $1.8 million at June 30, 2014 and 2013, respectively, while consumer loans including automobile and unsecured loans totaled $8.6 million and $9.2 million at June 30, 2014 and 2013, respectively. At June 30, 2014, consumer loans were comprised of loans secured by deposits of $2.5 million or 1.0% of total loans and other consumer loans of $6.1 million or 2.4% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of Consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2014		2013		2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$196,381	78.8%	$209,092	79.0%	$149,086	81.1%	$158,821	86.4%	$165,818	86.0%
Construction	2,122	0.9%	1,753	0.7%	964	0.5%	1,062	0.9%	1,916	0.9%
Multi-family	14,002	5.6%	14,506	5.5%	15,495	8.4%	4,504	2.5%	6,689	3.5%
Nonresidential and other							12,211	6.6%	10,943	5.7%
Land	2,362	1.0%	2,821	1.1%	1,259	0.7%	—	—	—	—
Farm	1,644	0.7%	1,843	0.7%	—	—	—	—	—	—
Nonresidential real estate	21,945	8.8%	22,092	8.3%	9,839	5.3%	—	—	—	—
Commercial and industrial	2,080	0.8%	3,189	1.2%	—	—	—	—	—	—
Consumer:
Consumer and other	6,061	2.4%	6,537	2.5%	4,865	2.7%	4,824	2.6%	4,802	2.5%
Loans on deposits	2,564	1.0%	2,710	1.0%	2,281	1.3%	2,405	1.3%	2,754	1.4%
Total loans	249,161	100%	264,543	100%	183,789	100%	183,827	100%	192,922	100%

Allowance for loan losses	(1,473)		(1,310)		(875)		(764)		(1,535)
Undisbursed construction loans	(952)		(833)		(544)		(353)		(631)
Deferred loan origination costs (fees)	52		91		103		86		(138)
Loans receivable, net	$246,788		$262,491		$182,473		$182,796		$190,618

The following table sets forth certain information at June 30, 2014 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$86,928	$1,554	$8,267	$101,372
More than one year to five years	80,365	526	310	88,450
More than five years	71,163	—	48	74,721
Total	$238,456	$2,080	$8,625	$249,161

As of June 30, 2014, there were $76.7 million fixed-rate and $74.8 million adjustable-rate real estate loans maturing in more than a year, while there were $38,000 fixed-rate and $488,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2014	2013	2012

Net loans at beginning of year	$262,491	$182,473	$182,796
Loans acquired in CKF Bancorp transaction	—	94,086	—
Loans originated:
Real estate loans:
Residential one- to four-family	23,782	18,089	22,643
Construction	2,366	1,702	286
Multi-family	1,838	747	9,598
Land	104	118	—
Farm	21	13	—
Nonresidential real estate	1,432	3,316	355
Commercial and industrial	80	1,060	—
Consumer loans	1,670	3,914	1,003
Total loans originated	31,293	28,959	33,885
Deduct:
Real estate loan principal repayments and other	(45,725)	(42,215)	(33,984)
Decrease (increase) in allowance	(163)	(435)	(111)
Transfer to real estate acquired through foreclosure	(1,069)	(367)	(96)
Other	(39)	(10)	(17)
Net loan activity	(15,703)	80,018	(323)
Net loans at end of period	$246,788	$262,491	$182,473

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

At June 30, 2014, the allowance for loan losses was $1.5 million, or 0.60% of total loans, compared to $1.3 million, or 0.50% of total loans at June 30, 2013. The allowance included $14,000 designated as specific reserves at June 30, 2014 and 2013. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $9.7 million at June 30, 2014 and $8.0 million at June 30, 2013, an increase of $1.7 million. The allowance for loan losses totaled 18.4% and 16.4% of nonperforming loans at June 30, 2014 and 2013, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2014. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2014	2013	2012	2010	2010
	(Dollars in thousands)

Allowance at beginning of period	$1,310	$875	$764	$1,535	$678

Provision for loan losses	580	662	139	668	1,044

Charge-offs:
Real estate loans	(467)	(229)	(28)	(1,439)	(187)
Consumer loans	—	—	—	—	—
Total charge-offs	(467)	(229)	(28)	(1,439)	(187)

Recoveries:
Real estate loans	49	—	—	—	—
Consumer and other loans	1	2	—	—	—
Total recoveries	50	2	—	—	—

Net charge-offs	$(417)	$(227)	$(28)	$(1,439)	$(187)
Allowance at end of period	$1,473	$1,310	$875	$764	$1,535

Allowance to nonperforming loans	18.4%	16.4%	48.8%	87.21%	19.72%
Allowance to total loans outstanding at end of period	0.60%	0.50%	0.48%	0.42%	0.80%
Net charge-offs to average loans outstanding during the period	0.17%	0.10%	0.02%	0.76%	0.10%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2014			2013			2012			2011			2010
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential one- to four-family	$1,003	68.1%	78.8%	$874	66.7%	79.0%	$565	64.6%	81.1%	$494	64.7%	86.4%	$1,200	78.2%	86.0%
Construction	11	0.7	0.9	8	0.6	0.7	3	0.3	0.5	3	0.4	0.6	6	0.4	0.9
Multi-family	73	5.0	5.6	63	4.8	5.5	49	5.6	8.4	13	1.7	2.5	277	18.1	3.5
Land	10	0.7	1.0	12	0.9	1.1	—	—	—	—	—	—	—	—	—
Farm	9	0.6	0.7	6	0.5	0.7	—	—	—	—	—	—	—	—	—
Nonresidential real estate	112	7.6	8.8	94	7.2	8.3	35	4.0	6.0	34	4.4	6.6	36	2.3	5.7
Commercial and industrial	11	0.7	0.8	13	1.0	1.2	—	—	—	—	—	—	—	—	—
Consumer and other	31	2.1	2.4	28	2.1	2.5	16	1.8	2.7	13	1.7	2.6	16	1.0	2.5
Loans on deposits	13	0.9	1.0	12	0.9	1.0	7	0.8	1.3	7	0.9	1.3	—	—	1.4
Unallocated	200	13.6	—	200	15.3	—	200	22.9	—	200	26.2	—	—	—	—
Total allowance for loan losses	$1,473	100%	100%	$1,310	100%	100%	$875	100%	100%	$764	100.0%	100.0%	$1,535	100.0%	100.0%

Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan may be placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and interest income is thereafter recognized on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan or applied entirely to principal, depending on management’s assessment of ultimate collectibility. In situations where management believes collection of interest due is likely even if the loan is more than 90 days delinquent, then management may decide not to place the loan on non-accrual status.

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of carrying value of the investment or fair value less estimated selling costs at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2014, three loans were individually considered impaired with valuations.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2014	2013	2012	2011	2010
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$4,361	$3,720	$1,593	$876	$7,671
Commercial loans	47	40	—	—	—
Consumer loans	29	18	—	—	—
Total	4,437	3,778	1,593	876	7,671

Accruing loans past due 90 days or more:
Real estate loans	3,513	1,945	201	—	112
Commercial loans	—	—	—	—	—
Consumer loans	—	27	—	—	—
Total of accruing loans past due 90 days or more	3,513	1,972	201	—	112
Restructured loans not performing as agreed	1,790	2,211	—	—	—
Total nonperforming loans	9,740	7,961	1,794	876	7,783
Restructured loans performing as agreed	207	659	187	—	—
Real estate acquired through foreclosure	1,846	1,163	2,445	4,304	748
Total nonperforming assets and performing restructured loans	$11,793	$9,783	$4,426	$5,180	$8,531

Total nonperforming loans to total loans	3.95%	3.04%	0.98%	0.48%	4.05%

Total nonperforming loans to total assets	3.25%	2.47%	1.10%	0.39%	3.29%

Total nonperforming assets to total assets	3.87%	2.82%	1.90%	2.29%	3.60%

Interest income that would have been recorded for the years ended June 30, 2014 and 2013, had nonaccrual loans been current according to their original terms amounted to $371,000, and $274,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2014 and 2013 amounted to $7,000, and $123,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $3.9 million and $5.0 million at June 30, 2014 and 2013, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2014	2013	2012
	(In thousands)
Substandard assets	$16,284	$16,315	$8,305
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$16,284	$16,315	$8,305

Substandard assets at June 30, 2014, consisted of 176 loans totaling $14.4 million and 23 parcels of real estate owned with an aggregate carrying value of $1.8 million. At June 30, 2014, 11.3% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 7.1% at June 30, 2013. During the fiscal years ended June 30, 2014 and 2013, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $189,000 and $1.55 million for $204,000 and $1.55 million during the fiscal years ended June 30, 2014 and 2013, respectively. Such loans are considered loans to facilitate an exchange and, as such, the Company defers recognition of the gain until the proper time in the future. Loans to facilitate the sale of other real estate owned which were included in substandard loans and totaled $309,000 and $2.5 million at June 30, 2014, and 2013, respectively.

The table below summarizes other real estate owned at June 30, 2014:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	20	$1,831
Building lots	3	15
Total	23	$1,846

The table below summarizes substandard loans at June 30, 2014:

(Dollars in thousands)	Number of properties	Net carrying value

Single family, owner occupied	111	$7,371
Single family, non-owner occupied	35	2,924
Two- to four-family, non-owner occupied	9	992
Nonresidential real estate	10	2,059
Commercial and industrial	3	66
Land	5	996
Consumer	3	30
Total	176	$14,438

Other than disclosed above, there are no other loans at June 30, 2014 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2014		2013
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$1,987	$3,212	$2,940	$2,479
Consumer loans	68	—	—	—
Total	$2,055	$3,212	$2,940	$2,479

Securities. Our securities portfolio consists primarily of mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $9.3 million at June 30, 2014, an decrease of $3.2 million, or 25.5%, compared to the $12.4 million total at June 30, 2013. The decrease in these securities resulted from scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2014		2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$134	$136	$162	$166	$185	$189
FHLMC stock	8	111	8	39	—	—
	$142	$247	$170	$205	$185	$189

Held-to-maturity securities
Agency mortgage-backed: residential	$3,792	$3,971	$5,341	$5,502	$4,756	$5,144
Agency bonds	5,226	5,224	6,891	6,852	—	—
	$9,018	$9,195	$12,232	$12,354	$4,756	$5,144

At June 30, 2014 and 2013, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2014. At June 30, 2014, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$6	1.76%	$23	1.76%	$32	1.76%	$73	1.76%	$134	$136	1.76%

Held to maturity securities:
Mortgage-backed securities	$361	1.41%	$1,602	1.41%	$726	1.41%	$1,103	1.41%	$3,792	$3,971	1.41%
Agency bonds	1,543		3,683		—		—		5,226	5,224	0.54%
	1,904		5,285		726		1,103		9,018	9,195

	$1,910		$5,308		$758		$1,176		$9,152	$9,195

Other Assets. Other assets at June 30, 2014, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.8 million and $2.9 million at June 30, 2014 and 2013, respectively, of which First Federal of Frankfort is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million and $7.7 million at June 30, 2014 and 2013, respectively. During the fiscal year just ended the FHLB redeemed $1.2 million of its stock owned by the Company pursuant to the FHLB’s recently-adopted capital program.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $213.1 million at June 30, 2014, a decrease of $17.8 million or 7.7%, compared to the $231.0 million total at June 30, 2013. The decrease in deposits was a result of deposit customers’ shift to more liquidity in their deposit balances and redeploying some cash reserves.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2014	2013	2012
	(In thousands)
Certificate of deposit accounts	$136,705	$154,934	$83,483
Demand, transaction and passbook savings accounts	76,427	76,047	51,069
Total	$213,142	$230,981	$134,552

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2014. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$6,013
Over three months through six months	11,807
Over six months through twelve months	17,396
Over twelve months	19,371
Total	$54,787

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2014	2013	2012
	(In thousands)
Rate
0.01 - 0.99%	$91,979	$87,108	$38,230
1.00 - 1.99	27,104	43,399	34,801
2.00 - 2.99	11,478	14,407	8,646
3.00 - 3.99	6,128	8,148	428
4.00 - 4.99	16	1,811	1,290
5.00 - 5.99	—	60	88
Total	$136,705	$154,934	$83,483

The following table sets forth the amount and maturities of certificate accounts at June 30, 2014.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
0.01 –0.99%	$71,740	$14,720	$3,165	$2,354	$91,979	67.3%
1.00 – 1.99	13,235	7,007	3,506	3,356	27,104	19.8
2.00 – 2.99	2,344	6,222	2,912	—	11,478	8.4
3.00 – 3.99	4,988	1,140	—	—	6,128	4.5
4.00 – 4.99	6	10	—	—	16	—
Total	$92,313	$29,098	$9,583	$5,710	$136,705	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2014		2013		2012
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$3,721	0.00%	$1,708	0.00%	$1,219	0.00%
Interest-bearing demand	5,106	0.19%	24,402	0.20%	12,538	0.24%
Passbook savings accounts	68,299	0.36%	37,579	0.57%	36,092	0.78%
Certificates of deposit	141,296	0.76%	119,595	0.83%	88,159	1.43%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2014	2013	2012
	(In thousands)
Beginning balance	$230,981	$134,552	$139,940
Deposits acquired from CKF Bancorp	—	101,477	—
Increase (decrease) before interest credited	(19,180)	(6,303)	(6,955)
Interest credited	1,341	1,255	1,567
Net increase (decrease) in deposits	(17,839)	96,429	(5,388)
Ending balance	$213,142	$230,981	$134,552

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $17.2 million and $24.3 million at June 30, 2014 and 2013, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2014	2013	2012
	(Dollars in thousands)

Balance outstanding at end of period	$17,200	$24,310	$27,065
Maximum amount of advances outstanding
at any month end during the period	$27,016	$43,808	$39,016
Average advances outstanding
during the period	$19,413	$30,050	$27,928
Weighted average interest rate
during the period	1.43%	1.43%	2.19%
Weighted average interest rate
at end of period	1.39%	2.17%	2.27%

Shareholders’ Equity. Shareholders’ equity totaled $67.2 million at June 30, 2014, a $583,000 or 0.9%, increase compared to June 30, 2013. The increase resulted primarily from earnings exceeding dividends paid in the year.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations. At June 30, 2014, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2014 and 2013

General. Net earnings totaled $1.9 million for the fiscal year ended June 30, 2014, a decrease of $982,000, or 33.7%, from the net earnings recorded for the fiscal year ended June 30, 2013. The decrease in earnings year over year was due primarily to recognition of a $958,000 bargain purchase gain in the year ended June 30, 2013. The gain was attributed to the acquisition of CKF Bancorp, which occurred on December 31, 2012. Net interest income increased $1.3 million or 12.3% to $11.5 million for the year just ended compared to $10.3 million for the prior year, while provision for loan losses decreased $82,000 to $580,000 for the year ended June 30, 2014. Noninterest expenses increased $1.5 million or 21.7% to $8.4 million for the year just ended compared to the prior year period primarily as a result of the acquisition of CKF Bancorp, which resulted in higher operating costs including employee compensation and benefits.

Interest Income. Total interest income for the fiscal year ended June 30, 2014 was $13.2 million, an increase of $1.2 million, or 10.0%, compared to the fiscal year ended June 30, 2013. The increase in interest income was due primarily to an increase in interest income on loans, which increased by $1.2 million, or 10.6% to $12.7 million for the fiscal year ended June 30, 2014, compared to fiscal 2013.

Interest income from loans increased chiefly due to an increase in the average balance outstanding in the loan portfolio, as the average rate earned on the loan portfolio decreased year to year. The average balance of loans outstanding increased $26.0 million or 11.6% from $225.2 million for the 2013 fiscal year to $251.2 million for the 2014 fiscal year. The average rate earned on loans decreased by 8 basis points from 5.09% for the 2013 year to 5.01% for the year just ended. The decrease in the average rate earned on loans for fiscal 2014 occurred primarily as a result of borrowers refinancing to lower rates and to a lesser degree by loans repricing as scheduled. Many loans are at their rate floors, which kept them from repricing during the past year. The increase in income from interest-bearing deposits and other was attributable primarily to a $1.0 million, or 6.6%, increase in the average balance of assets outstanding in this category, which was linked to the acquisition of CKF Bancorp. Included in this category is FHLB stock and CKF Bancorp had $2.1 million of FHLB stock at the acquisition date. The average rate earned on interest-bearing deposits and other decreased 1 basis point from 1.88% for the prior year to 1.87% for the year just ended.

Interest Expense. Interest expense totaled $1.6 million for the fiscal year ended June 30, 2014, a decrease of $68,000, or 4.0%, from fiscal 2013. The decrease in interest expense resulted primarily from lower costs of deposits and borrowings. Interest expense on deposits decreased $86,000 or 6.9% to $1.3 million for the 2014 fiscal year, while the cost of borrowings decreased $154,000 or 35.7% to $277,000 for the 2014 fiscal year. Decreased costs on deposits were attributable primarily to a decrease in rates paid on those deposits, while decreased levels of borrowings was primarily responsible for the decrease in interest expense on borrowings during the year. The average rate paid on deposits decreased 6 basis points to 0.63% for the year just ended, while the average deposits outstanding increased $33.1 million or 18.2% from year to year. Average borrowings decreased by $10.6 million to $19.4 million for the year ended June 30, 2014, while the average rate paid on borrowings remained unchanged at 1.43% for fiscal 2014.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense and the merger, which occurred on December 31, 2012, net interest income before provision for loan losses increased $1.3 million or 12.3% to $11.5 million for the 2014 year. As indicated on the following table, our net interest margin increased from 4.09% for the 2013 fiscal year to 4.13% for the year just ended, primarily as a result of interest-bearing liabilities repricing to lower interest rates at a faster pace than our interest-earning assets repriced to lower interest rates. We experienced a slowing of the pace at which the rates for interest-bearing liabilities has declined. As those liabilities reprice ever closer to nil, they will likely level off at the lowest levels. Also in the current historically-low interest rate environment, we might be forced to meet competing lenders’ low rates in order to retain our loan portfolio.

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

	2014			2013			2012
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$251,181	$12,681	5.05%	$225,153	$11,466	5.09%	$184,532	$9,664	5.24%
Mortgage-backed securities	4,515	132	2.92	6,510	185	2.84	6,036	256	4.24
Other securities	6,749	29	0.43	3,795	17	0.45	2,047	1	0.05
Other interest-earning assets	16,483	308	1.87	15,458	290	1.88	10,546	235	2.23
Total interest-earning assets	278,928	13,150	4.71	250,916	11,958	4.77	203,161	10,156	5.00
Less: ALLL	(1,391)
Noninterest-earning assets	29,445			27,007			24,199
Total assets	$306,982			$277,923			$227,360

Interest-bearing liabilities:
Demand deposits	$14,969	$29	0.19%	$24,402	$49	0.20%	$12,538	$30	0.24%
Savings	58,436	243	0.42	37,579	213	0.57	36,092	281	0.78
Certificates of deposit	141,296	1,069	0.76	119,595	993	0.83	88,159	1,256	1.43
Total deposits	214,701	1,341	0.63	181,576	1,255	0.69	136,789	1,567	1.15
Borrowings	19,413	277	1.43	30,050	431	1.43	27,928	612	2.19
Total interest-bearing liabilities	234,114	1,618	0.69	211,626	1,686	0.80	164,717	2,179	1.32
Noninterest-bearing demand deposits	3,721			2,579			1,219
Noninterest-bearing liabilities	2,344			1,708			2,516
Total liabilities	240,179			215,913			168,452

Shareholders’ equity	66,803			62,010			58,908
Total liabilities and shareholders’ Equity	$306,982			$277,923			$227,360
Net interest income/average yield		$11,429	4.02%		$10,272	3.97%		$7,977	3.68%
Net interest margin			4.13%			4.09%			3.93%
Average interest-earning assets to
Average interest-bearing liabilities			119.14%			118.57%			123.3%

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

	Twelve months ended June 30, 2014 to June 30, 2013 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2013 to June 30, 2012 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$1,311	$(96)	$1,215	$2,059	$(257)	$1,082
Mortgage-backed securities	(59)	6	(53)	22	(93)	(71)
Investment securities	13	(1)	12	2	14	16
Other interest-earning assets	19	(1)	18	86	(28)	55
Total interest-earning assets	1,284	(92)	1,192	2,166	(364)	1,802

Interest-bearing liabilities:
Demand deposits	(18)	(2)	(20)	23	(4)	19
Savings	56	(26)	30	12	(80)	(68)
Certificates of deposit	147	(71)	76	1,538	(1,801)	(263)
Borrowings	(152)	(2)	(154)	51	(232)	(181)
Total interest-bearing liabilities	33	(101)	(68)	1,624	(2,117)	(493)
Increase (decrease) in net interest income	$1,251	$9	$1,157	$542	$1,753	$2,295

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $580,000 for losses on loans for the fiscal year ended June 30, 2014, a decrease of $82,000 compared to a provision of $662,000 for fiscal 2013. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income decreased $1.2 million to $344,000 for the fiscal year ended June 30, 2014, due primarily to a $958,000 bargain purchase gain recognized in the prior fiscal year on the acquisition of CKF Bancorp. A decline of $145,000 or 72.5% on gain on sale of loans contributed to the overall decrease in non-interest income year over year as fewer loan customers chose our 30-year fixed rate mortgages, which we sell to the FHLB. During fiscal 2014 we were able to sell fewer long-term, fixed rate loans into the secondary market than during the previous year because of waning market demand. The number of loans sold as well as their aggregate value declined year over year. The number of loans sold decreased by 20 or 62.5% from 32 for the year ended June 30, 2013 to just 12 for the year ended June 30, 2014, while the principal amount of loans sold decreased $2.5 million or 59.5% from the 2013 fiscal year to $1.7 million for the recently ended fiscal year. Also contributing to the decrease in non-interest income were losses on sale of other real estate and impairment charges on other real estate. We recorded net loss on sale of real estate of $14,000 for the 2014 fiscal year compared to net gain of $82,000 for the previous fiscal year. Impairment charges on other real estate increased from $25,000 for the 2013 fiscal year to $101,000 for the year just ended.

Non-interest Expense. Non-interest expense increased $1.5 million or 21.7% to $8.4 million for the fiscal year ended June 30, 2014 compared to fiscal 2013 primarily as a result of the acquisition of CKF Bancorp, which resulted in higher operating costs including employee compensation and benefits, data processing and other expenses comprising the largest items. Employee compensation and benefits, which increased $1.1 million or 24.8% from the 2013 fiscal year, totaled $5.4 million for the year just ended. Average full-time equivalent employees increased from 53 for fiscal 2013 to 67 for the year just ended, primarily as a result of our acquisition of CKF Bancorp. Foreclosure and OREO expenses, net increased $127,000 or 384.8% from $33,000 for the year ended June 30, 2013 to $160,000 for the year ended June 30, 2014, due primarily to a larger inventory of properties year to year. Auditing and accounting expense increased $116,000 or 78.9%, to $263,000 for the year ended June 30, 2014, compared to fiscal 2013, primarily due to efforts to strengthen the Company’s internal audit processes. Somewhat offsetting increases in other expenses were decreases in legal fees and outside service fees. Legal fees decreased $164,000 or 82.4% to $35,000 for the recently ended year, while outside service fees decreased $136,000 or 49.3% to $140,000 for the 2014 fiscal year. Much of the Company’s acquisition and merger legal costs were included in the 2013 fiscal year.

Federal Income Taxes. The provision for federal income tax decreased $356,000 or 27.2% from $1.3 million for the fiscal year ended June 30, 2013 to $952,000 for the fiscal year ended June 30, 2014, primarily due to decrease in the level of income. Effective income tax rates for the years ended June 30, 2014 and 2013, were 33.0% and 31.0%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2014 and June 30, 2013, cash and cash equivalents totaled $11.5 million and $16.5 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $247,000 and $205,000 at June 30, 2014 and 2013, respectively. At June 30, 2014, we had the ability to borrow a total $109.4 million from the FHLB, of which $17.2 million was outstanding. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2014, we had pledged collateral which would enable us to borrow up to $5.3 million.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2014 and 2013, we originated $31.3 million and $29.0 million of loans, respectively. During fiscal 2014, these activities were funded primarily by proceeds from principal repayments on loans of $45.7 million. During fiscal 2013, these activities were funded primarily by proceeds from the principal repayments on loans of $42.2 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits decreased $17.4 million (net of amortization of purchased premium) for the year ended June 30, 2014, compared to a net increase of $96.4 million for the year ended June 30, 2013. The fiscal 2013 increase in deposits was primarily related to the acquisition of CKF Bancorp on December 31, 2012. FHLB advances decreased $7.1 million from June 30, 2013 to June 30, 2014. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

At June 30, 2014, we had $3.2 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2014 totaled $92.3 million, or 43.3% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2015. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

For the year ended June 30, 2014, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2014, the Company’s net income exceeded its aggregate dividend of $1.5 million by $423,000. In fiscal 2013, the Company’s net income exceeded its aggregate dividend of $1.3 million by $1.6 million. Approximately 55.5% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Since the Company’s inception, First Federal Mutual Holding Company applied to the Office of Thrift Supervision for, and was granted, permission to waive its right to dividends paid by Kentucky First Federal. While the Office of Thrift Supervision was eliminated on July 21, 2011 by the Dodd Frank Wall Street Reform and Consumer Protection Act, a provision in the act allows mutual holding companies, who have waived their dividends prior to December 1, 2009, to continue to waive these dividends without objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. An interim final rule issued by the Federal Reserve raises some question whether we will continue to be allowed to waive these dividends without detriment to the Company as a whole. The Federal Reserve did not object to dividend waivers in August 2011, November 2011 or February 2012. However, they refused to allow the waiver for the May 2012 dividend. As a result, the dividend was paid to the MHC as well as to public shareholders. In an effort to comply with Regulation MM and to be able to continue to waive the dividend, First Federal MHC put the issue to a vote of the members and on August 23, 2012, again on July 9, 2013, and again on July 8, 2014. Members of First Federal MHC voted in favor of the dividend waiver on all three occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2015. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid.

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

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2014 and 2013, and the results of its operations and its cash flows for the two years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Louisville, Kentucky
September 29, 2014

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2014 and 2013

(Dollar amounts in thousands, except per share data)

	2014	2013

ASSETS

Cash and due from financial institutions	$4,191	$4,537
Interest-bearing demand deposits	7,320	12,003
Cash and cash equivalents	11,511	16,540

Securities available for sale	247	205
Securities held-to-maturity, at amortized cost- approximate fair value of $9,195 and $12,354 at June 30, 2014 and 2013, respectively	9,018	12,232
Loans held for sale	—	196
Loans, net of allowance of $1,473 and $1,310 at June 30, 2014 and 2013, respectively	246,788	262,491
Real estate owned, net	1,846	1,163
Premises and equipment, net	4,629	4,608
Federal Home Loan Bank stock, at cost	6,482	7,732
Accrued interest receivable	891	919
Bank-owned life insurance	2,878	2,787
Goodwill	14,507	14,507
Prepaid federal income taxes	227	—
Prepaid expenses and other assets	631	682

Total assets	$299,655	$324,062

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$213,142	$230,981
Federal Home Loan Bank advances	17,200	24,310
Advances by borrowers for taxes and insurance	616	562
Accrued interest payable	32	36
Accrued federal income taxes	—	45
Deferred federal income taxes	210	241
Deferred revenue	631	641
Other liabilities	619	624
Total liabilities	232,450	257,440

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,671	34,732
Retained earnings	34,027	33,604
Unearned employee stock ownership plan (ESOP)	(1,410)	(1,626)
Treasury shares at cost, 27,886 and 22,886 common shares at June 30, 2014 and 2013, respectively	(239)	(197)
Accumulated other comprehensive income	70	23
Total shareholders’ equity	67,205	66,622

Total liabilities and shareholders’ equity	$299,655	$324,062

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2014 and 2013

(Dollar amounts in thousands, except per share data)

	2014	2013

Interest income
Loans, including fees	$12,681	$11,466
Mortgage-backed securities	132	185
Other securities	29	17
Interest-bearing deposits and other	308	290
Total interest income	13,150	11,958

Interest expense
Deposits	1,341	1,255
Borrowings	277	431
Total interest expense	1,618	1,686

Net interest income	11,532	10,272

Provision for loan losses	580	662

Net interest income after provision for loan losses	10,952	9,610

Non-interest income
Net gains on sales of loans	55	200
Earnings on bank-owned life insurance	91	90
Net gain (loss) on sales of REO	(14)	82
Valuation adjustment for REO	(101)	(25)
Bargain purchase gain	—	958
Other	313	220
Total non-interest income	344	1,525

Non-interest expense
Employee compensation and benefits	5,353	4,289
Occupancy and equipment	552	410
Legal fees	35	199
Outside service fees	140	276
Data processing	457	379
Audit and accounting	263	147
FDIC insurance premiums	230	201
Franchise and other taxes	269	225
Foreclosure and REO expense, net	160	33
Other	951	752
Total non-interest expense	8,410	6,911

Income before income taxes	2,886	4,224

Federal income tax expense (benefit)
Current	1,056	1,095
Deferred	(104)	213
Total federal income taxes	952	1,308

NET INCOME	$1,934	$2,916

EARNINGS PER SHARE
Basic and diluted	$0.23	$0.37

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2014 and 2013

(Dollar amounts in thousands)

	2014	2013

Net income	$1,934	$2,916

Other comprehensive income, net of tax-related effects:
Unrealized holding gains on securities available for sale during the year, net of tax of $24 and $10 in 2014 and 2013, respectively	47	20

Comprehensive income	$1,981	$2,936

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2014 and 2013

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2012	$86	$36,870	$31,971	$(1,772)	$(8,305)	$3	$58,853

Net income	-	-	2,916	-	-	-	2,916
Allocation of ESOP shares	-	3	-	146	-	-	149
Acquisition of shares for Treasury	-	-	-	-	(61)	-	(61)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	20	20
Acquisition of CKF Bancorp, net of fractional shares	-	(2,141)	-	-	8,169	-	6,028
Cash dividends of $0.40 per common share	-	-	(1,283)	-	-	-	(1,283)

Balance at June 30, 2013	86	34,732	33,604	(1,626)	(197)	23	66,622

Net income	-	-	1,934	-	-	-	1,934
Allocation of ESOP shares	-	(61)	-	216	-	-	155
Acquisition of shares for Treasury	-	-	-	-	(42)	-	(42)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	47	47
Cash dividends of $0.40 per common share	-	-	(1,511)	-	-	-	(1,511)

Balance at June 30, 2014	$86	$34,671	$34,027	$(1,410)	$(239)	$70	$67,205

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2014 and 2013

(Dollar amounts in thousands)

	2014	2013

Cash flows from operating activities:
Net income	$1,934	$2,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	288	231
Accretion of purchased loan discount	(155)	—
Amortization of purchased loan premium	11	—
Amortization of discounts and premiums on investment securities, net	216	139
Amortization (accretion) of deferred loan origination costs (fees)	(18)	10
Accretion of premiums on Federal Home Loan Bank advances	(56)	(84)
Accretion of premiums on deposits	(414)	(346)
Net gain on sale of loans	(55)	(200)
Valuation adjustment of REO	101	25
Net loss on real estate owned	7	—
Deferred gain on sale of real estate owned	(10)	(7)
ESOP compensation expense	155	146
Earnings on bank-owned life insurance	(91)	(90)
Provision for loan losses	580	662
Origination of loans held for sale	(1,420)	(4,126)
Proceeds from loans held for sale	1,671	4,611
Bargain purchase gain	—	(958)
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	28	13
Prepaid expenses and other assets	51	449
Accrued interest payable	(4)	(46)
Accounts payable and other liabilities	(5)	102
Federal income tax (benefit)
Current	(223)	110
Deferred	(104)	213
Net cash provided by operating activities	2,487	3,770

Cash flows from investing activities:
Acquisition of CKF Bancorp, net	—	(3,352)
Purchase of U.S. Treasury notes	(10,000)	(14,000)
Investment securities maturities, prepayments and calls:
Held to maturity	13,000	17,163
Available for sale	27	26
Loans originated for investment, net of principal collected	13,794	15,592
Proceeds from sale of real estate owned	700	504
Proceeds from Federal Home Loan Bank stock repurchase	1,250	—
Additions to premises and equipment, net	(309)	(76)
Net cash provided by investing activities	18,462	15,857

Cash flows from financing activities:
Net change in deposits	(17,425)	(4,702)
Payments by borrowers for taxes and insurance, net	54	45
Proceeds from Federal Home Loan Bank advances	10,000	22,500
Repayments on Federal Home Loan Bank advances	(17,054)	(32,310)
Reissuance of treasury stock at less than cost	—	6,989
Treasury stock repurchases	(42)	(61)
Dividends paid on common stock	(1,511)	(1,283)
Net cash used in financing activities	(25,978)	(8,822)

Net increase (decrease) in cash and cash equivalents	(5,029)	10,805

Beginning cash and cash equivalents	16,540	5,735

Ending cash and cash equivalents	$11,511	$16,540

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2014 and 2013

(Dollar amounts in thousands)

	2014	2013

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$1,275	$960

Interest on deposits and borrowings	$2,092	$2,144

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$1,684	$2,203

Loans disbursed upon sales of real estate acquired through foreclosure	$198	$2,563

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014 and 2013

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

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

4. Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, adjusted for deferred loan origination fees, discounts on purchased loans, adjustments due to reduced collateral value on troubled loans and the allowance for loan losses. Interest income is accrued on the unpaid principal balance unless the collectability of the loan is in doubt. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on one- to four-family residential loans is generally discontinued at the time a loan is 180 days delinquent and on other loans at the time a loan is 90 days delinquent. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically 90 days after the loan becomes delinquent.

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

5. Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2014 the Company had no loans held for sale, while at June 30, 2013 the Company had $196,000 in loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $14,000 and $28,000 during the years ended June 30, 2014 and 2013, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $104,000 and $105,000 at June 30, 2014 and 2013, respectively.

The Company was servicing mortgage loans of approximately $13.0 million and $13.2 million that had been sold to the Federal Home Loan Bank at June 30, 2014 and 2013, respectively. During the fiscal year ended June 30, 2014, we sold $1.7 million in loans under the FHLB program and the average balance of loans serviced was $13.3 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $35,000 for each of the years ended June 30, 2014 and 2013. Late fees and ancillary fees related to loan servicing are not material.

6. Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

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

Multi-family and Nonresidential Loans

We offer mortgage loans secured by residential multi-family (five or more units), and nonresidential real estate. Nonresidential real estate loans are comprised generally of commercial office buildings, churches and properties used for other purposes. Generally, these loans are originated for 25 years or less and do not exceed 80% of the appraised value. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. These loans depend on the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment on such loans may be subject to a greater extent to adverse conditions in the real estate market or economy than owner-occupied residential loans.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

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

June 30, 2014 and 2013

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2010.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks each participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $136.5 million and $196.5 million for the plan years ended June 30, 2013 and 2012, respectively. Our contributions for fiscal 2014 and 2013 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $876,000 and $900,000 for the fiscal years ended June 30, 2014 and 2013. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2013, the most recent period for which information is available, First Federal of Hazard had a funded status of 99.1%, while First Federal of Frankfort had a funded status of 99.8%. There are no funding improvement plans or surcharges to participants.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $2,000 and $9,000 for the fiscal years ended June 30, 2014 and 2013, respectively.

First Federal of Hazard has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $1.8 million and $2.0 million at June 30, 2014 and 2013, respectively. The Company recorded expense for the ESOP of approximately $156,000 and $139,000 for each of the years ended June 30, 2014 and 2013, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan were 73,266 and 70,620 at June 30, 2014 and 2013, respectively. The amounts contributed to the ESOP were $280,000 and $280,000 for 2014 and 2013.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.	Retirement and Employee Benefit Plans: (continued)

	For the fiscal year ended
	June 30,
	2014	2013

Allocated shares	116,028	97,352
Shares committed to be released	9,338	9,338
Unearned shares	140,987	159,663
Total ESOP shares	266,353	266,353

Fair value of unearned shares at end of period (dollars in thousands)	$1,212	$1,287

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

No compensation cost was charged against income for those share-based plans for the fiscal years ended June 30, 2014, or 2013 and, consequently, there was no income tax benefit recognized for either of the fiscal years then ended.

The EIP provides for grants of up to 421,216 stock options. It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant. The contractual term of the options is ten years. All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2014, the only options outstanding are related to those granted in the fiscal year 2006.

A summary of the status of the Company’s stock option plan as of June 30, 2014, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	325,800	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	325,800	$10.10	$-

Options exercisable at end of year	325,800	$10.10	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Share-Based Compensation Plans: (continued)

As of June 30, 2014, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

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

As of June 30, 2014, there were no grants, forfeitures or nonvested shares and no unrecognized compensation cost related to the restricted stock awards.

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

(in thousands)	2014	2013

Net income allocated to common shareholders, basic and diluted	$1,934	$2,916

	2014	2013
Basic
Weighted-average common shares outstanding	8,374,624	7,950,228

Diluted
Weighted-average common shares outstanding (diluted)	8,374,624	7,950,228

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less average shares in the ESOP that are unallocated and not committed to be released. For fiscal years 2014 and 2013 all options were antidilutive, as the exercise price was greater than the average market price of the common stock.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2014 and 2013. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2014
Agency mortgage-backed: residential	$136	$—	$136	$—
FHLMC stock	111	—	111	—
	$247	$—	$247	$—

2013
Agency mortgage-backed: residential	$166	$—	$166	$—
FHLMC stock	39	—	39	—
	$205	$—	$205	$—

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2014 and 2013.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2014
Impaired loans
One- to four-family	$186	$-	$-	$186

Other real estate owned, net
One- to four-family	1,140	-	-	1,140
Land	15	-	-	15

2013
Impaired loans
One- to four-family	$213	$-	$-	$213

Other real estate owned, net
One- to four-family	633	-	-	633
Land	15	-	-	15

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying value of $200,000, with a valuation allowance of $14,000 at June 30, 2014. At June 30, 2013, impaired loans had a principal balance of $227,000, with a valuation allowance of $14,000.

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $1.2 million and $648,000 at June 30, 2014 and 2013, respectively, after write-down of $53,000 and $13,000 for the years ended June 30, 2014 and 2013, respectively.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2014 and 2013:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2014	(in thousands)	Technique(s)	Input(s)	Average)
Impaired Loans:
Residential real estate
1-4 family	$186	Sales comparison approach	Adjustments for differences between comparable sales	3.1% to 19.8% (4.3%)

Foreclosed and repossessed assets:
1-4 family	$1,140	Sales comparison approach	Adjustments for differences between comparable sales	-37.1% to 30.2% (1.1%)
Land	15	Sales comparison approach	Adjustments for differences between comparable sales	20.2% to 38.9% (20.8%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2013	(in thousands)	Technique(s)	Input(s)	Average)
Impaired Loans:
Residential real estate
1-4 family	$213	Sales comparison approach	Adjustments for differences between comparable sales	3.1% to 19.8% (4.3%)

Foreclosed and repossessed assets:
1-4 family	$633	Sales comparison approach	Adjustments for differences between comparable sales	0.5% to 18.6% (8.6%)
Land	15	Sales comparison approach	Adjustments for differences between comparable sales	20.2% to 38.9% (20.8%)

The following disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated balance sheet, is based on the assumptions presented for each particular item and for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value at June 30, 2014 and 2013:

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

Loans: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. Impaired loans are valued at the lower of cost or fair value as previously described. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Federal Home Loan Bank stock: It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Accrued interest receivable and payable: The carrying amount is the estimated fair value.

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

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2014 and 2013, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30, 2014 and June 30, 2013 are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2014 Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$11,511	$11,511			$11,511
Available-for-sale securities	247		$247		247
Held-to-maturity securities	9,018		9,195		9,195
Loans held for sale	—		—		—
Loans receivable - net	246,788			$253,780	253,780
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	891		891		891

Financial liabilities
Deposits	$213,142	$88,854	$124,390		$213,244
Federal Home Loan Bank advances	17,200		18,303		18,303
Advances by borrowers for taxes and insurance	616			$616	616
Accrued interest payable	32		32		32

The carrying amounts and estimated fair values of financial instruments at June 30, 2013, are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2013 Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$16,540	$16,540			$16,540
Available-for-sale securities	205		$205		205
Held-to-maturity securities	12,232		12,354		12,354
Loans held for sale	196		196		196
Loans receivable - net	262,491			$266,354	266,354
Federal Home Loan Bank stock	7,732				n/a
Accrued interest receivable	919		919		919

Financial liabilities
Deposits	$230,981	$75,982	$155,537		$231,519
Federal Home Loan Bank advances	24,310		26,019		26,019
Advances by borrowers for taxes and insurance	562			$562	562
Accrued interest payable	36		36		36

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

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

19. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2014 and 2013 are summarized as follows:

(in thousands)	2014	2013

Outstanding principal, beginning of year	$1,246	$797
Changes in composition of related parties	447	339
Principal disbursed during the year	—	232
Principal repaid and refinanced during the year	(428)	(122)
Outstanding principal, end of year	$1,265	$1,246

Deposits from related parties held by the Company at June 30, 2014 and 2013 totaled $4.5 million and $4.8 million, respectively.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

22. Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

26. New Accounting Standards: In January 2014, FASB issued Accounting Standards Update 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force). The ASU clarifies when an insubstance repossession or foreclosure occurs and a creditor is considered to have received physical possession of real estate property collateralizing a consumer mortgage loan. Specifically, the new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. Additional disclosures are required detailing the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgages collateralized by real estate property that are in the process of foreclosure. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements, but will result in additional disclosures.

In May 2014, FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company’s financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

27. Purchased Credit Impaired Loans: The Company purchased groups of loans through its whole bank acquisition, some of which have shown evidence of credit deterioration since origination. These purchased credit impaired loans are recorded at the amount paid, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses. Such purchased credit impaired loans are accounted for individually or aggregated into pools of loans based on common risk characteristics such as, credit score, loan type, and date of origination. The Company estimates the amount and timing of expected cash flows for each loan or pool, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loan’s or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2014 and 2013 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2014
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$134	$2	$-	$136
FHLMC stock	8	103	-	111
	$142	$105	$-	$247

Held-to-maturity Securities
Agency mortgage-backed: residential	$3,792	$180	$1	$3,971
Agency bonds	5,226	3	5	5,224
	$9,018	$183	$6	$9,195

	2013
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$162	$4	$-	$166
FHLMC stock	8	31	-	39
	$170	$35	$-	$205

Held-to-maturity Securities
Agency mortgage-backed: residential	$5,341	$210	$49	$5,502
Agency bonds	6,891	-	39	6,852
	$12,232	$210	$88	$12,354

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE B – SECURITIES (continued)

The amortized cost and estimated fair value of securities as of June 30, 2014, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are not shown.

(in thousands)	Amortized Cost	Fair Value

Held to maturity:
Within one year	$1,543	$1,545
One to five years	3,683	3,679
	$5,226	$5,224

There were no sales of securities during the fiscal years ended June 30, 2014 or 2013. At June 30, 2014 the Company had $2.7 million in securities with unrealized losses totaling $6,000, while at June 30, 2013, the Company had $7.6 million in securities with unrealized losses totaling $88,000. Unrealized losses on corporate bonds have not been recognized into income because the issuers’ bonds are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds reach maturity.

At June 30, 2014 and 2013, pledged securities totaled $2.6 million and $3.1 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2014	2013

Residential real estate
One- to four-family	$196,381	$209,092
Multi-family	14,002	14,506
Construction	2,122	1,753
Land	2,362	2,821
Farm	1,644	1,843
Nonresidential real estate	21,945	22,092
Commercial and industrial	2,080	3,189
Consumer and other
Loans on deposits	2,564	2,710
Home equity	5,359	5,757
Automobile	64	72
Unsecured	638	708
	249,161	264,543

Undisbursed portion of loans in process	(952)	(833)
Deferred loan origination costs	52	91
Allowance for loan losses	(1,473)	(1,310)
	$246,788	$262,491

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2014 and 2013. There were $3.8 million and $4.2 million in loans acquired with deteriorated credit quality at June 30, 2014 and 2013, respectively.

June 30, 2014:
(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,159	$2,735	$4,894	$14	$—	$14
Farm	—	444	444	—	—	—
Nonresidential real estate	—	529	529	—	—	—
Commercial and industrial	—	68	68	—	—	—
	2,159	3,776	5,935	14	—	14

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$191,487	$989	$—	$989
Multi-family			14,002	73	—	73
Construction			2,122	11	—	11
Land			1,918	10	—	10
Farm			1,644	9	—	9
Nonresidential real estate			21,416	112	—	112
Commercial and industrial			2,012	11	—	11
Consumer and other
Loans on deposits			2,564	13	—	13
Home equity			5,359	28	—	28
Automobile			64	—	—	—
Unsecured			638	3	—	3
Unallocated			—	—	200	200
			243,226	1,259	200	1,459
			$249,161	$1,273	$200	$1,473

*	These loans were evaluated at acquisition date at their estimated fair value; and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

June 30, 2013:
(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$4,715	$2,989	$7,704	$14	$—	$14
Farm	—	485	485	—	—	—
Nonresidential real estate	—	546	546	—	—	—
Commercial and industrial	—	119	119	—	—	—
Consumer and other
Unsecured	—	23	23	—	—	—
	4,715	4,162	8,877	14	—	14

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$201,388	$860	$—	$860
Multi-family			14,506	63	—	63
Construction			1,753	8	—	8
Land			2,821	12	—	12
Farm			1,358	6	—	6
Nonresidential real estate			21,546	94	—	94
Commercial and industrial			3,070	13	—	13
Consumer and other
Loans on deposits			2,710	12	—	12
Home equity			5,757	25	—	25
Automobile			49	—	—	—
Unsecured			708	3	—	3
Unallocated			—	—	200	200
			255,666	1,096	200	1,296
			$264,543	$1,110	$200	$1,310

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2014 and 2013:

June 30, 2014:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,694	$—	$6,887	$7	$7
Land	444	—	465	—	—
Nonresidential real estate	529	—	538	—	—
Commercial and industrial	68	—	94	—	—
	$5,735	$—	$7,984	$7	$7

With an allowance recorded:
Residential real estate:
One- to four-family	200	14	206	—	—
Total	$5,935	$14	$8,190	$7	$7

June 30, 2013:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$7,491	$—	$6,108	$116	$116
Farm	485	—	291	—	—
Nonresidential real estate	546	—	328	—	—
Commercial and industrial	119	—	71	—	—
Consumer and other:
Automobile	23	—	14	—	—
	$8,664	$—	$6,812	$116	$116

With an allowance recorded:
Residential real estate:
One- to four-family	213	14	117	—	—
Total	$8,877	$14	$6,929	$116	$116

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2014 and 2013:

	June 30, 2014		June 30, 2013
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

One- to four-family residential real estate	$5,767	$3,513	$5,764	$1,945
Nonresidential real estate	384	—	167	—
Commercial and industrial	47	—	40	—
Consumer	29	—	18	27
	$6,227	$3,513	$5,989	$1,972

Troubled Debt Restructurings:

During the year ended June 30, 2014, the terms of ten one- to four family residential real estate loans totaling $511,000 were modified as a troubled debt restructuring (“TDR.”) Five of the loans were classified as TDRs because the borrower filed Chapter 7 bankruptcy without reaffirming their personal obligation to pay the debt. The other loans were modified because the borrower was exhibiting financial difficulty in making the original debt payments. Some of the loans are modified to lower the interest rate to prevailing rates offered by the bank at the time, while some other loans have the terms extended to provide the borrower with lower monthly payments.

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

The following table presents loans classified as TDRs as of June 30, 2014 and 2013, and their performance, by modification type:

(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms

June 30, 2014:
Residential Real Estate:
1-4 Family	39	$2,230	$1,997	$1,621	$376

June 30, 2013
Residential Real Estate:
1-4 Family	33	$3,115	$3,123	$827	$2,043

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2014 or 2013. At June 30, 2014, $1.8 million in TDR loans were on nonaccrual status. The Company had no commitments to lend additional amounts as of June 30, 2014 and 2013, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had one TDR loan to default during the year just ended and has not been included in the table above. The borrower had exhibited credit weaknesses when the loan was refinanced, which was the reason for the TDR classification initially. The borrower declared bankruptcy during the fiscal year just ended and the loan, which had a carrying value of $486,000, was in the process of foreclosure at June 30, 2014.

The following tables present the aging of the principal balance outstanding in past due loans as of June 30, 2014 and 2013, by class of loans:

June 30, 2014:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$4,481	$9,060	$13,541	$182,840	$196,381
Multi-family	—	—	—	14,002	14,002
Construction	343	—	343	1,779	2,122
Land	—	364	364	1,998	2,362
Farm	—	—	—	1,644	1,644
Nonresidential real estate	375	396	771	21,174	21,945
Commercial and industrial	—	88	88	1,992	2,080
Consumer and other:
Loans on deposits	—	—	—	2,564	2,564
Home equity	—	33	33	5,326	5,359
Automobile	—	—	—	64	64
Unsecured	68	—	68	570	638
Total	$5,267	$9,941	$15,208	$233,953	$249,161

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2014, and 2013, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2014:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$2,928	$11,287	$—	$182,166
Multi-family	14,002	—	—	—	—
Construction	2,122	—	—	—	—
Land	1,366	—	996	—	—
Farm	1,644	—	—	—	—
Nonresidential real estate	18,920	965	2,060	—	—
Commercial and industrial	2,014	—	66	—	—
Consumer and other:
Loans on deposits	2,564	—	—	—	—
Home equity	5,359	—	—	—	—
Automobile	64	—	—	—	—
Unsecured	606	3	29	—	—

June 30, 2013:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$4,923	$9,832	$—	$194,337
Multi-family	12,956	—	1,550	—	—
Construction	1,753	—	—	—	—
Land	2,050	—	771	—	—
Farm	1,843	—	—	—	—
Nonresidential real estate	19,246	—	2,846	—	—
Commercial and industrial	3,071	—	118	—	—
Consumer and other:
Loans on deposits	2,710	—	—	—	—
Home equity	5,757	—	—	—	—
Automobile	37	—	35	—	—
Unsecured	681	27	—	—	—

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(in thousands)	2014	2013

Balance at beginning of year	$1,310	$875
Provision for losses on loans	580	662
Charge-offs, net	(417)	(227)
Balance at end of year	$1,473	$1,310

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2014 and 2013:

June 30, 2014:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$871	$546	$(467)	$49	$999
Multi-family	63	11	—	—	74
Construction	8	3	—	—	11
Land	12	(2)	—	—	10
Farm	6	3	—	—	9
Nonresidential real estate	94	20	—	—	114
Commercial and industrial	13	(2)	—	—	11
Consumer and other:
Loans on deposits	12	2	—	—	14
Home equity	25	3	—	—	28
Automobile	—	—	—	—	—
Unsecured	6	(4)	—	1	3
Unallocated	200	—	—	—	200
Totals	$1,310	$580	$(467)	$50	$1,473

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

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

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a credit quality component of $782,000 and $1.2 million, at June 30, 2014 and 2013, respectively, is as follows:

(in thousands)	2014	2013

Residential real estate:
One- to four-family	$2,735	$2,989
Land	444	485
Nonresidential real estate	529	546
Commercial non-mortgage loans	68	119
Consumer loans	—	23
Outstanding balance	$3,776	$4,162

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE C - LOANS (continued)

Accretable yield, or income expected to be collected, for the years ended June 30 was as follows:

(in thousands)	2014	2013

Balance at beginning of year	$1,294	$—
New loans purchased	—	1,294
Accretion of income	(155)	—
Reclassifications from nonaccretable difference	339	—
Disposals	—	—
Balance at end of year	$1,478	$1,294

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2014 or 2013, nor were any allowance for loan losses reversed during those years.

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2014	2013

Balance at beginning of year	$1,163	$2,445
Acquired from CKF Bancorp	—	1,632
Additions	1,491	367
Valuation adjustments	(101)	(25)
Disposals	(707)	(3,256)
Balance at end of year	$1,846	$1,163

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2014	2013

Land	$1,493	$1,493
Buildings and improvements	6,491	6,454
Furniture and equipment	2,159	1,949
Automobiles	64	29
	10,207	9,925
Less: accumulated depreciation	5,578	5,317
Balance at end of year	$4,629	$4,608

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2014	2013

Non-interest bearing checking accounts	$3,786	$3,807
Checking accounts	13,364	11,526
Savings accounts	46,277	47,050
Money market demand deposits	13,010	13,664
Total demand, transaction and passbook deposits	76,437	76,047
Certificates of deposit:
Original maturities of:
Less than 12 months	92,271	95,967
12 months to 36 months	38,705	49,278
More than 36 months	5,729	9,689
Total certificates of deposit	136,705	154,934
Total deposits	$213,142	$230,981

At June 30, 2014 and 2013, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $54.8 million and $62.6 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2014

2015	$92,271
2016	29,106
2017	9,599
2018	3,892
2019 and thereafter	1,837
$136,705

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2014 and 2013 by pledges of certain residential mortgage loans totaling $22.7 million and $31.6 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2014
(in thousands)
2015	$9,865
2016	623
2017	431
2018	2,328
2019	3,249
2020	189
2021	142
2022-2032	373
$17,200

At June 30, 2014 interest rates for advances were fixed ranging from 0.12% to 6.95%, with a weighted-average interest rate of 1.39%.

Maturing year ended June 30, 2013
(in thousands)
2014	$14,555
2015	2,366
2016	623
2017	431
2018	2,328
2019	3,249
2020	189
2021-2031	514
$24,255
Premium assigned to borrowings in CKF Bancorp acquisition, net of amortization	55
$24,310

At June 30, 2013 interest rates for advances were fixed ranging from 1.11% to 6.95%, with a weighted-average interest rate of 2.17%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $109.4 million as of June 30, 2014.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2014 and 2013, as follows:

(in thousands)	2014	2013

Federal income taxes at the statutory rate	$981	$1,436
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(31)	(30)
Bargain purchase gain	—	(326)
Merger-related expenses	—	225
Other	2	3
	$952	$1,308

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2014	2013

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$501	$445
Deferred compensation and benefits	249	239
Charitable contributions	2	3
Fair value accounting adjustments on acquisition	887	1,187
Nonaccrued interest on loans	154	87
Other real estate owned adjustments	315	330
Other	2	9
Total deferred tax assets	2,110	2,300

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,267)	(1,541)
Deferred loan origination costs	(21)	(25)
Loan servicing rights	(27)	(23)
Fair value accounting adjustments on acquisition	(827)	(760)
Unrealized gain on investments	(35)	(12)
Depreciation	(63)	(150)
Total deferred tax liabilities	(2,240)	(2,511)
Net deferred tax liability	$(130)	$(211)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE H – FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2014, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2014.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2014	2013

Balance at beginning of year	$80	$—
Additions/(reductions) based on tax positions for the current year	—	80
Balance at end of year	$80	$80

Cash settlements occurred during the period July 1, 2012, through June 30, 2013. Because of uncertainty regarding proper inclusion or exclusion of income from bank-owned life insurance (“BOLI”) in the earnings and profits calculation, the Company amended its June 30, 2009, federal income tax return to report reduced tax liability of $80,000 and established the corresponding reserve. Its unrecognized benefits are not expected to change in the next twelve months.

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

At June 30, 2014 and 2013, the Banks had the following outstanding loan commitments:

(in thousands)	2014	2013
Unused commitments:
Revolving, open-end lines secured by real estate	$8,543	$9,026
Commitments to fund real estate construction loans	2,205	1,284
Other unused commitments:
Commercial and industrial loans	1,379	2,126
Other	1,259	866
Letters of credit	—	16
	$13,386	$13,318

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE I - LOAN COMMITMENTS (continued)

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2014 totaled $336,000 and had interest rates ranging from 4.81% to 5.75% and maturities ranging from 10 years to 30 years. The fixed rate loan commitments at June 30, 2013 totaled $415,000 and had interest rates ranging from 3.25% to 4.83% with maturities ranging from 10 years to 30 years.

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

June 30, 2014 and 2013

NOTE J - REGULATORY CAPITAL (continued)

To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

As of June 30, 2014
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
			(Dollars in thousands)

Tier 1 core capital
First Federal of Hazard	$15,880	19.8%	$	≥3,206	≥4.0%	$	≥4,007	≥5.0%
First Federal of Frankfort	$31,647	14.8%	$	≥9,154	≥4.0%	$	≥11,443	≥5.0%

Total risk-based capital
First Federal of Hazard	$16,368	42.0%	$	≥3,116	≥8.0%	$	≥3,895	≥10.0%
First Federal of Frankfort	$32,531	26.4%	$	≥9,845	≥8.0%	$	≥12,306	≥10.0%

Tier 1 risk-based capital
First Federal of Hazard	$15,880	40.8%	$	≥3,206	≥4.0%	$	≥2,337	≥6.0%
First Federal of Frankfort	$31,647	25.7%	$	≥9,154	≥4.0%	$	≥7,384	≥6.0%

As of June 30, 2013

						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
			(Dollars in thousands)

Tier 1 core capital
First Federal of Hazard	$15,165	17.7%	$	≥3,427	≥4.0%	$	≥4,283	≥5.0%
First Federal of Frankfort	$31,795	13.7%	$	≥9,880	≥4.0%	$	≥12,350	≥5.0%

Total risk-based capital
First Federal of Hazard	$15,689	37.5%	$	≥3,351	≥8.0%	$	≥4,189	≥10.0%
First Federal of Frankfort	$32,543	25.1%	$	≥10,368	≥8.0%	$	≥12,960	≥10.0%

Tier 1 risk-based capital
First Federal of Hazard	$15,165	36.2%	$	≥3,427	≥4.0%	$	≥2,514	≥6.0%
First Federal of Frankfort	$31,795	24.5%	$	≥9,880	≥4.0%	$	≥7,776	≥6.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE J - REGULATORY CAPITAL (continued)

As of June 30, 2014 and 2013, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During the fiscal year ended June 30, 2014, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2014 and 2013, and the results of its operations and its cash flows for the fiscal years ended June 30, 2014 and 2013.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2014 and 2013

(In thousands)

	2014	2013

ASSETS

Interest-bearing deposits in First Federal of Hazard	$869	$1,085
Interest-bearing deposits in First Federal of Frankfort	1,133	762
Other interest-bearing deposits	13	43
Investment in First Federal of Hazard	17,384	16,967
Investment in Frankfort First	47,200	47,270
Prepaid expenses and other assets	639	535

Total assets	$67,238	$66,662

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$33	$40

Total liabilities	33	40

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	34,671	34,732

Retained earnings	34,027	33,604

Shares acquired by stock benefit plans	(1,410)	(1,626)
Shares acquired for treasury – at cost	(239)	(197)
Accumulated other comprehensive income	70	23
Total shareholders’ equity	67,205	66,622

Total liabilities and shareholders’ equity	$67,238	$66,662

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME

Years ended June 30, 2014 and 2013

(Dollar amounts in thousands)

	2014	2013
Income
Interest income	$110	$122
Dividends from First Federal of Hazard	—	6,480
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	417	(5,745)
Dividends from Frankfort First	1,795	—
Equity in undistributed earnings of Frankfort First	(116)	2,823
Total income	2,206	3,680

Non-interest expenses	387	752

Earnings before income taxes	1,819	2,928

Federal income tax expense (benefit)	(115)	12

NET INCOME	$1,934	$2,916

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2014 and 2013

(Dollar amounts in thousands)

	2014	2013
Cash flows from operating activities:
Net earnings for the year	$1,934	$2,916
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(333)	2,921
Noncash compensation expense	187	467
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(104)	(79)
Other liabilities	(7)	(71)
Net cash provided by operating activities	1,677	6,154

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2014 and 2013

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS (continued)

For Years ended June 30, 2014 and 2013

(Dollar Amounts in thousands)

	2014	2013
Cash flows from financing activities:
Dividends paid on common stock	(1,510)	(1,283)
Acquisition of CKF Bancorp, net of cash acquired	—	(3,466)
Repurchase of treasury shares	(42)	(—)
Net cash used in financing activities	(1,552)	(4,749)

Net increase (decrease) in cash and cash equivalents	125	999

Cash and cash equivalents at beginning of year	1,890	891

Cash and cash equivalents at end of year	$2,015	$1,890

Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid without prior approval to $1.1 million. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, as defined, combined with the retained net profits of the preceding two years, less any required transfers to surplus.

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank

Frankfort-Danville-Lancaster

Lesa Asbery, Customer Service Manager

Wick Asbury, Vice President/Head of Lending

Brenda Baldwin, Assistant Vice President/Chief Accountant

James Baxter, Vice President/Lending

Stan Betsworth, Vice President/Lending/Head of Special Projects

Phyllis Bowman, Loan Servicing

Lisa Brinley, Branch Manager

Russell Brooks, Vice President/Chief Financial Officer

Phyllis Bryant, Customer Service

Andrea Cline, Accounting

Becky Crowe, Customer Service

Deryl Curtis, Loan Servicing

Betty Doolin, Customer Service

Carolyn Eades, Receptionist

Diana Eads, Customer Service Supervisor

Tiffaney Elliott, Accounting

Jamey Ensley, Information Technology Operations

Debra Freeman, Customer Service Manager/Training Coordinator

Stacey Greenawalt, Vice President/Lending

Stan Harmon, Lending

Karen Hatfield, Assistant Vice President/Customer Service Manager

Judy Hicks, Customer Service

Lee Ann Hockensmith, Assistant Vice President/Head of Credit Administration

Barry Holder, Branch Manager

Ronald Howard, Vice President/Lending

Brittany Hulette, Lending Compliance and Loan Analysis

Clay Hulette, Frankfort Area President

Teresa Hulette, Executive Vice President

Tammy Jeffries, Customer Service

Don Jennings, Chief Executive Officer

Kathy Johnica, Vice President/ Internal Audit Coordinator

Janet Lewis, Customer Service

Nancy Long, Assistant Vice President/Customer Service Manager

Patty Luttrell, Compliance Assistant

Kathy McBee, Branch Manager

Tracey McCoun, Deposit Compliance Officer

Katina Mickens, Customer Service

Samantha Miller, Assistant Vice President/Loan Compliance and Loan Analysis

Kim Moore, Vice President/Deposit Operations Manager

Carolyn Mulcahy, Accounting Assistant

Jeanie Murphy, Customer Service

Kathy Padgett, Assistant Vice President/Bank Secrecy Act Officer

Stephanie Pickens, Customer Service

J. David Semones, Loan Processing

Cynthia Shank, Customer Service

Julia Smith, Customer Service

Martha Sowders, Customer Service

Jenny Stump, Loan Processing

Virginia Stump, Vice President/Lancaster Branch Manager

Yvonne Thornberry, Assistant Vice President/Head of Loan Processing & Servicing

Mike Ware, Information Technology Manager

Nancy Watts, Loan Processing

Jennifer Whalen, Loan Processing

Tiffany Williams, Customer Service

First Federal Savings and Loan Association of Hazard

Missy Kay Asher, Customer Service

Deborah C. Bersaglia, Vice President/Secretary

Holly Caudill, Customer Service

Jaime S. Coffey, Lending /Compliance Officer

Kaye Craft, Vice President/Accounting

Sandra C. Craft, Vice President/Lending

Carlen Dixon, Information Technology

Lou Ella Farler, Chief Executive Officer

Deloris S. Justice, Vice President

Nikita Miller, Customer Service

Margaret P. Pelley, Vice President/Cashier

Lauren Riley, Collection Manager/Customer Service

Eliza Stacy, Customer Service

Peggy H. Steele, Assistant Vice President/Information Technology

Kentucky First Federal Bancorp Board of Directors:

Stephen G. Barker, Attorney and Executive Vice President and General Counsel to Kentucky River Properties, LLC

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

W. Banks Hudson, Retired Attorney

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Frankfort

Don D. Jennings, President, Kentucky First Federal Bancorp

Herman D. Regan, Jr., Retired President of Kenvirons, Inc.

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Walter G. Ecton, Jr.	William D. Gorman, Jr.
Lou Ella Farler		Tony D. Whitaker, Chairman

First Federal Savings Bank Board of Directors:

Russell M. Brooks	Don D. Jennings, Chairman	Herman D. Regan, Jr.
C. Michael Davenport	William H. Johnson	Virginia R.S. Stump
Danny A. Garland	William C. Jennings, Frankfort	Charles A. Cotton, III
J. Mark Goggans	Committee Chair	Director Emeritus
David R. Harrod	William M. Johnson
R. Clay Hulette	Yvonne Y. Morley
W. Banks Hudson, Danville	Jerry M. Purcell
Committee Chair

Special Counsel	Kilpatrick, Townsend, and Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and	American Stock Transfer & Trust Company, LLC
Registrar	6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 13, 2014 at 3:30 p.m. at the First Federal Center on the campus of Hazard Community and Technical College located at One Community College Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2014, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 13, 2014, ANNUAL MEETING, UPON WRITTEN REQUEST TO

Investor Relations:	Don Jennings	djennings@ffsbfrankfort.com
	Clay Hulette	chulette@ffsbfrankfort.com
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602

