Form 10-K, Exhibit 13
period 2015-06-30
Kentucky First Federal Bancorp
filed 2015-09-30
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Frankfort

2015

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,439,515 shares of common stock outstanding and approximately 686 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2015
First quarter	$8.89	$8.00	$0.10
Second quarter	8.50	7.47	0.10
Third quarter	8.45	7.94	0.10
Fourth quarter	8.79	8.00	0.10

	High	Low	Dividends Per Share
Fiscal 2014
First quarter	$8.97	$7.55	$0.10
Second quarter	8.45	7.87	0.10
Third quarter	8.97	8.03	0.10
Fourth quarter	8.88	8.00	0.10

2

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	27

Dear Shareholder:

We are pleased to present the 2015 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 12, 2015. Please note that, as always, our meeting will be held on the campus of the Hazard Community and Technical College, but this year we will be in the Challenger Learning Center, just across the parking lot.

The enclosed report shows a pretty good year.  We continue to have trouble with loan growth in the communities we serve, but despite a decrease in loan balances, net income improved compared to the previous year.  Our stock price remains pretty flat, but we remain proud to offer an attractive dividend yield.  We certainly appreciate the help from our staff and our depositors at First Federal of Hazard for approving  the First Federal MHC dividend waiver for the fourth year in a row.

We have a number of exciting things happening at our banks.  First Federal of Hazard has purchased a new building just up the street from their current Main Street location.  The new building affords lots of parking and a drive-through window.  In Frankfort, a new building has been purchased to house our Versailles Road branch.  This will allow expanded drive-through capability and more office space.  Both will allow us to continue to improve customer service.

We have debuted new logos for both banks, and First Federal of Frankfort will soon have a new name:  First Federal  Savings Bank of Kentucky, to reflect our expanded footprint.

We wish the best to Deloris Justice, who retired this year from First Federal of Hazard after 43 years.

We also had a retirement on our Board.  Herman Regan has served on the Frankfort bank board since 1988 and on the KFFB board since we formed the company in 2005.  C. Michael Davenport, who has served on the Frankfort bank board since 1996, has been appointed to serve in his place and will stand for election at the upcoming annual meeting.

We appreciate your continued support and confidence. Please call us with any questions or concerns and please think of us for your banking needs.

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Total assets	$296,298	$299,655	$324,062	$222,949	$226,135
Cash and cash equivalents	13,635	11,511	16,540	5,735	5,049
Interest-bearing deposits	—	—	—	100	100
Securities held to maturity	6,423	9,018	12,232	4,756	6,810
Securities available for sale	159	247	205	189	203
Loans, net	243,815	246,788	262,491	182,473	182,796
Deposits	199,701	213,142	230,981	134,552	139,940
Federal Home Loan Bank advances	26,635	17,200	24,310	27,065	25,261
Shareholders’ equity	67,313	67,205	66,622	58,853	58,697
Allowance for loan losses	1,568	1,473	1,310	875	764
Nonperforming loans (90 days delinquent and nonaccrual)	6,512	9,740	7,987	1,794	876

Selected Operating Data

	Year Ended June 30,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share data)
Total interest income	$12,389	$13,150	$11,958	$10,156	$10,749
Total interest expense	1,428	1,618	1,686	2,179	3,181
Net interest income	10,961	11,532	10,272	7,977	7,568
Provision for losses on loans	343	580	662	139	668
Net interest income after provision for losses on loans	10,618	10,952	9,610	7,838	6,900
Total non-interest income	514	344	1,525	140	242
Total non-interest expenses	8,042	8,410	6,911	5,423	5,282
Income before federal income taxes	3,090	2,886	4,224	2,555	1,860
Federal income taxes	1,021	952	1,308	840	104
Net income	$2,069	$1,934	$2,916	$1,715	$1,756
Net earnings per share – basic	$0.25	$0.23	$0.37	$0.23	$0.23
Net earnings per share – diluted	$0.25	$0.23	$0.37	$0.23	$0.23
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2015	2014	2013	2012	2011
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.70%	0.63%	1.05%	0.75%	0.75%
Return on average equity (net income divided by average equity)	3.07	2.90	4.70	2.91	3.04
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.96	3.99	3.97	3.68	3.29
Net interest margin (net interest income divided by average interest-earning assets)	4.07	4.10	4.09	3.93	3.61
Ratio of average interest-earning assets to average interest-bearing liabilities	120.33	119.14	118.57	123.34	121.00
Ratio of total general administrative and other expenses to average total assets	2.71	2.74	2.49	2.39	2.26
Efficiency ratio (1)	70.08	70.82	58.58	66.81	67.63
Dividend payout ratio (2)	66.94	78.13	44.00	93.53	63.58

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.67	3.95	3.04	0.98	0.48
Nonperforming assets as a percent of total assets at end of period (3)	2.74	3.87	2.82	1.90	2.29
Allowance for loan losses as a percent of total loans at end of period	0.64	0.60	0.50	0.48	0.42
Allowance for loan losses as a percent of nonperforming loans at end of period	24.08	18.44	16.40	48.77	87.21
Provision for loan losses to total loans	0.14	0.24	0.25	0.08	0.36
Net charge-offs to average loans outstanding	0.10	0.17	0.10	0.02	0.76

Capital Ratios:
Average equity to average assets	22.64	21.76	22.31	25.91	24.76
Shareholders’ equity or capital to total assets at end of period	22.72	22.43	20.56	26.40	25.96

Regulatory Capital Ratios:
Common equity Tier 1	31.91	N/A	N/A	N/A	N/A
Total capital to risk-weighted assets	32.88	33.37	28.12	38.57	39.01
Tier 1 (core) capital to risk-weighted assets	31.91	32.77	31.17	37.82	38.34
Tier 1 leverage capital to average assets	18.66	17.99	19.77	20.83	20.14

Number of banking offices	7	7	7	4	4

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC. In May 2012 dividends of $473,000 were paid to First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.
6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Frankfort.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2015. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Goodwill

We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2015, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

Deferred Taxes

We evaluate deferred tax assets and liabilities quarterly. We will realize these assets and liabilities to the extent profitable or carry back tax losses to periods in which we paid income taxes. Our determination of the realization of the deferred tax asset will be based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income we will earn and the implementation of various tax plans to maximize realization of the deferred tax assets. Management believes the Company will generate sufficient operating earnings to realize the deferred tax benefits. Examinations of our income tax returns or changes in tax law may impact the tax liabilities and resulting provisions for income taxes.

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

Because the interest rates at June 30, 2015, were practically zero, we believe our risk associated with falling interest rates was minimal. The model indicated that at June 30, 2015, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $10.0 million or 15.0% to $57.6 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 15.8% and our fair value of equity to fair value of risk-weighted assets would be expected to be 37.8%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2015, total assets were $296.3 million, a decrease of $3.4 million, or 1.1%, from the $299.7 million total at June 30, 2014. The decrease in total assets was related primarily to decreases in loans, net. At June 30, 2015, total liabilities were $229.0 million, a decrease of $3.5 million, or 1.5%, from total liabilities at June 30, 2014. The decrease in total liabilities was related primarily to decreases in deposits.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2015, one- to four- family residential real estate loans totaled $191.7 million, or 77.3% of total loans, compared to $196.4 million, or 78.8% of total loans, at June 30, 2014, caused primarily by lower demand for home financing in the Banks’ markets. Construction real estate loans totaled $3.8 million, or 1.5% of total loans, at June 30, 2015, compared to $2.1 million, or 0.9% of total loans at June 30, 2014. At June 30, 2015, multi-family real estate loans totaled $16.6 million, or 6.7% of total loans, compared to $14.0 million or 5.6% of total loans at June 30, 2014. Nonresidential real estate loans totaled $22.1 million, or 8.9% of total loans at June 30, 2015, compared to $21.9 million, or 8.8% of total loans, at June 30, 2014. Commercial and industrial loans totaled $1.8 million or 0.7% of total loans at June 30, 2015, compared to $2.1 million or 0.8% of total loans at June 30, 2014. Farm loans totaled $1.6 million at both June 30, 2015 and 2014, respectively, while consumer loans including automobile and unsecured loans totaled $8.4 million and $8.6 million at June 30, 2015 and 2014, respectively. At June 30, 2015, consumer loans were comprised of loans secured by deposits of $2.3 million or 0.9% of total loans and other consumer loans of $6.2 million or 2.5% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of Consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2015		2014		2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$191,721	77.3%	$196,381	78.8%	$209,092	79.0%	$149,086	81.1%	$158,821	86.4%
Construction	3,780	1.5%	2,122	0.9%	1,753	0.7%	964	0.5%	1,062	0.3%
Multi-family	16,621	6.7%	14,002	5.6%	14,506	5.5%	15,495	8.4%	4,504	2.5%
Nonresidential and other									12,211	6.6%
Land	2,021	0.8%	2,362	1.0%	2,821	1.1%	1,259	0.7%	—	—
Farm	1,567	0.7%	1,644	0.7%	1,843	0.7%	—	—	—	—
Nonresidential real estate	22,118	8.9%	21,945	8.8%	22,092	8.3%	9,839	5.3%	—	—
Commercial and industrial	1,782	0.7%	2,080	0.8%	3,189	1.2%	—	—	—	—
Consumer:
Consumer and other	6,155	2.5%	6,061	2.4%	6,537	2.5%	4,865	2.7%	4,824	2.6%
Loans on deposits	2,262	0.9%	2,564	1.0%	2,710	1.0%	2,281	1.3%	2,405	1.3%
Total loans	248,027	100%	249,161	100%	264,543	100%	183,789	100%	183,827	100%

Allowance for loan losses	(1,568)		(1,473)		(1,310)		(875)		(764)
Undisbursed portion of loans in process	(2,753)		(952)		(833)		(544)		(353)
Deferred loan origination costs	109		52		91		8103		86
Loans receivable, net	$243,815		$246,788		$262,491		$182,473		$182,796

The following table sets forth certain information at June 30, 2015 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$77,680	$1,142	$8,074	$86,896
More than one year to five years	91,692	640	343	92,675
More than five years	68,456	—	—	68,456
Total	$237,828	$1,782	$8,417	$248,027

As of June 30, 2015, there were $66.7 million fixed-rate and $172.0 million adjustable-rate real estate loans maturing in more than a year, while there were $37,000 fixed-rate and $603,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2015	2014	2013

Net loans at beginning of year	$246,788	$262,491	$182,473
Loans acquired in CKF Bancorp transaction	—	—	94,086
Loans originated:
Real estate loans:
Residential one- to four-family	23,827	23,782	18,089
Construction	4,082	2,366	1,702
Multi-family	4,550	1,838	747
Land	132	104	118
Farm	—	21	13
Nonresidential real estate	1,542	1,432	3,316
Commercial and industrial	220	80	1,060
Consumer loans	2,668	1,670	3,914
Total loans originated	37,021	31,293	28,959
Deduct:
Real estate loan principal repayments and other	(37,891)	(45,725)	(42,215)
Decrease (increase) in allowance	(95)	(163)	(435)
Transfer to real estate acquired through foreclosure	(2,122)	(1,069)	(367)
Other	114	(39)	(10)
Net loan activity	(2,973)	(15,703)	80,018
Net loans at end of period	$243,815	$246,788	$262,491

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

At June 30, 2015, the allowance for loan losses was $1.6 million, or 0.64% of total loans, compared to $1.5 million, or 0.60% of total loans at June 30, 2014. The allowance included $14,000 designated as specific reserves at June 30, 2014 and no specific reserves at June 30, 2015. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $6.5 million at June 30, 2015 and $9.7 million at June 30, 2014, a decrease of $3.2 million. The allowance for loan losses totaled 24.1% and 18.4% of nonperforming loans at June 30, 2015 and 2014, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2015. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Allowance at beginning of period	$1,473	$1,310	$875	$764	$1,535

Provision for loan losses	343	580	662	139	668

Charge-offs:
Real estate loans	(274)	(467)	(229)	(28)	(1,439)
Consumer loans	—	—	—	—	—
Total charge-offs	(274)	(467)	(229)	(28)	(1,439)

Recoveries:
Real estate loans	26	49	—	—	—
Consumer and other loans	—	1	2	—	—
Total recoveries	26	50	2	—	—

Net charge-offs	$(248)	$(417)	$(227)	$(28)	$(1,439)
Allowance at end of period	$1,568	$1,473	$1,310	$875	$764

Allowance to nonperforming loans	24.1%	18.4%	16.4%	48.8%	87.21%
Allowance to total loans outstanding at end of period	0.64%	0.60%	0.50%	0.48%	0.42%
Net charge-offs to average loans outstanding during the period	0.10%	0.17%	0.10%	0.02%	0.76%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2015			2014			2013			2012			2011
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
	(Dollars in thousands)

Loans category:
Residential one- to four-family	$1,059	67.5%	77.4%	$1,003	68.1%	78.8%	$874	66.7%	79.0%	$565	64.6%	81.1%	$494	64.7%	86.4%
Construction	21	1.3	1.5	11	0.7	0.9	8	0.6	0.7	3	0.3	0.5	3	0.4	0.6
Multi-family	94	6.0	6.7	73	5.0	5.6	63	4.8	5.5	49	5.6	8.4	13	1.7	2.5
Land	7	0.4	0.8	10	0.7	1.0	12	0.9	1.1	—	—	—	—	—	—
Farm	9	0.6	0.6	9	0.6	0.7	6	0.5	0.7	—	—	—	—	—	—
Nonresidential real estate	121	7.8	8.9	112	7.6	8.8	94	7.2	8.3	35	4.0	6.0	34	4.4	6.6
Commercial and industrial	10	0.6	0.7	11	0.7	0.8	13	1.0	1.2	—	—	—	—	—	—
Consumer and other	34	2.2	2.5	31	2.1	2.4	28	2.1	2.5	16	1.8	2.7	13	1.7	2.6
Loans on deposits	13	0.8	0.9	13	0.9	1.0	12	0.9	1.0	7	0.8	1.3	7	0.9	1.3
Unallocated	200	12.8	—	200	13.6	—	200	15.3	—	200	22.9	—	200	26.2	—
Total allowance for loan losses	$1,568	100%	100%	$1,473	100%	100%	$1,310	100%	100%	$875	100.0%	100.0%	$764	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2015, 16 loans were individually considered impaired with valuations.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2015	2014	2013	2012	2011
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$2,856	$4,361	$3,720	$1,593	$876
Commercial loans	388	47	40	—	—
Consumer loans	18	29	18	—	—
Total	3,262	4,437	3,778	1,593	876

Accruing loans past due 90 days or more:
Real estate loans	1,745	3,513	1,945	201	—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	27	—	—
Total of accruing loans past due 90 days or more	1,745	3,513	1,972	201	—
Restructured loans not performing as agreed	1,505	1,790	2,211	—	—
Total nonperforming loans	6,512	9,740	7,961	1,794	876
Restructured loans performing as agreed	346	207	659	187	—
Real estate acquired through foreclosure	1,593	1,846	1,163	2,445	4,304
Total nonperforming assets and performing restructured loans	$8,451	$11,793	$9,783	$4,426	$5,180

Total nonperforming loans to total loans	2.67%	3.95%	3.04%	0.98%	0.48%

Total nonperforming loans to total assets	2.20%	3.25%	2.47%	1.10%	0.39%

Total nonperforming assets to total assets	2.74%	3.87%	2.82%	1.90%	2.29%

Interest income that would have been recorded for the years ended June 30, 2015 and 2014, had nonaccrual loans been current according to their original terms amounted to $155,000, and $371,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2015 and 2014 amounted to $147,000, and $7,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $8.1 million and $3.9 million at June 30, 2015 and 2014, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2015	2014	2013
	(In thousands)
Substandard assets	$12,639	$16,284	$16,315
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$12,639	$16,284	$16,315

Substandard assets at June 30, 2015, consisted of 159 loans totaling $11.0 million and 20 parcels of real estate owned with an aggregate carrying value of $1.6 million. At June 30, 2015, 12.6% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 11.3% at June 30, 2014. During the fiscal years ended June 30, 2015 and 2014, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $590,000 and $189,000 for $702,000 and $204,000 during the fiscal years ended June 30, 2015 and 2014, respectively. Such loans are considered loans to facilitate an exchange and, as such, the Company defers recognition of the gain until the proper time in the future. Loans to facilitate the sale of other real estate owned which were included in substandard loans and totaled $292,000 and $309,000 at June 30, 2015, and 2014, respectively.

The table below summarizes other real estate owned at June 30, 2015:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	15	$1,440
Building lots	5	153
Total	20	$1,593

The table below summarizes substandard loans at June 30, 2015:

(Dollars in thousands)	Number of properties	Net carrying value

Single family, owner occupied	106	$5,895
Single family, non-owner occupied	32	2,207
Two- to four-family, non-owner occupied	6	1,269
Nonresidential real estate	7	789
Commercial and industrial	1	—
Land	4	857
Consumer	3	29
Total	159	$11,046

Other than disclosed above, there are no other loans at June 30, 2015 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2015		2014
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$3,140	$2,474	$1,987	$3,212
Consumer loans	31	3	68	—
Total	$3,171	$2,477	$2,055	$3,212

Securities. Our securities portfolio consists of agency bonds and mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $6.6 million at June 30, 2015, a decrease of $2.7 million, or 29.0%, compared to the $9.3 million total at June 30, 2014. The decrease in these securities resulted from scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$94	$96	$134	$136	$162	$166
FHLMC stock	8	63	8	111	8	39
	$102	$159	$142	$247	$170	$205

Held-to-maturity securities
Agency mortgage-backed: residential	$2,821	$2,931	$3,792	$3,971	$5,341	$5,502
Agency bonds	3,602	3,603	5,226	5,224	6,891	6,852
	$6,423	$6,534	$9,018	$9,195	$12,232	$12,354

At June 30, 2015 and 2014, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2015. At June 30, 2015, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$4	1.92%	$19	1.92%	$26	1.92%	$45	1.92%	$94	$96	1.92%

Held to maturity securities:
Mortgage-backed securities	$345	1.41%	$1,535	1.41%	$731	1.41%	$210	1.41%	$2,821	$2,931	1.41%
Agency bonds	1,512	0.48	2,090	0.71	—		—		3 602	3,603	0.61%
	1,857		3,625		731		210		6,423	6,534

	$1,861		$3,644		$757		$255		$6,517	$6,630

Other Assets. Other assets at June 30, 2015, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $3.0 million and $2.9 million at June 30, 2015 and 2014, respectively, of which First Federal of Frankfort is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million and $6.5 million at June 30, 2015 and 2014, respectively. During the fiscal year ended June 30, 2014, the FHLB redeemed $1.2 million of its stock owned by the Company pursuant to the FHLB’s capital program.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $199.7 million at June 30, 2015, a decrease of $13.4 million or 6.3%, compared to the $213.1 million total at June 30, 2014. The decrease in deposits was a result of deposit customers’ shift to more liquidity in their deposit balances and redeploying some cash reserves.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2015	2014	2013
	(In thousands)
Certificate of deposit accounts	$116,098	$136,705	$154,934
Demand, transaction and savings accounts	83,603	76,427	76,047
Total	$199,701	$213,142	$230,981

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2015. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$7,032
Over three months through six months	10,330
Over six months through twelve months	15,358
Over twelve months	13,489
Total	$46,209

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2015	2014	2013
	(In thousands)
Rate
0.01 - 0.99%	$87,765	$91,979	$87,108
1.00 - 1.99	18,522	27,104	43,399
2.00 - 2.99	8,868	11,478	14,407
3.00 - 3.99	934	6,128	8,148
4.00 - 4.99	9	16	1,811
5.00 - 5.99	—	—	61
Total	$116,098	$136,705	$154,934

The following table sets forth the amount and maturities of certificate accounts at June 30, 2015.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 –0.99%	$67,618	$12,330	$4,143	$3,674	$87,765	75.6%
1.00 – 1.99	6,579	7,196	3,595	1,152	18,522	16.0
2.00 – 2.99	5,947	2,921	—	—	8,868	7.6
3.00 – 3.99	934	—	—	—	934	1.8
4.00 – 4.99	9	—	—	—	9	—
Total	$81,087	$22,447	$7,738	$4,826	$116,098	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2015		2014		2013
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$4,138	0.00%	$3,721	0.00%	$2,579	0.00%
Interest-bearing demand	16,648	0.18%	14,969	0.19%	24,402	0.20%
Savings accounts	59,276	0.40%	58,436	0.42%	37,579	0.57%
Certificates of deposit	127,361	0.73%	141,296	0.76%	119,595	0.83%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2015	2014	2013
	(In thousands)
Beginning balance	$213,142	$230,981	$134,552
Deposits acquired from CKF Bancorp	—	—	101,477
Increase (decrease) before interest credited	(14,631)	(19,180)	(6,303)
Interest credited	1,190	1,341	1,255
Net increase (decrease) in deposits	(13,441)	(17,839)	96,429
Ending balance	$199,701	$213,142	$230,981

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $26.6 million and $17.2 million at June 30, 2015 and 2014, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2015	2014	2013
	(Dollars in thousands)

Balance outstanding at end of period	$26,635	$17,200	$24,310
Maximum amount of advances outstanding at any month end during the period	$29,047	$27,016	$43,808
Average advances outstanding during the period	$20,375	$19,413	$30,050
Weighted average interest rate during the period	1.17%	1.43%	1.43%
Weighted average interest rate at end of period	1.04%	1.39%	2.17%

Shareholders’ Equity. Shareholders’ equity totaled $67.3 million at June 30, 2015, a $108,000 or 0.2%, increase compared to June 30, 2014. The increase resulted primarily from earnings exceeding dividends paid in the year.

The Banks are required to maintain minimum regulatory capital pursuant to federal regulations. At June 30, 2015, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Years Ended June 30, 2015 and 2014

General. Net earnings totaled $2.1 million for the fiscal year ended June 30, 2015, an increase of $135,000, or 7.0%, from the net earnings recorded for the fiscal year ended June 30, 2014. The increase in earnings year over year was due primarily to decreases in non-interest expense and provision for losses on loans, as well as an increase in non-interest income. Non-interest expense decreased $368,000 or 4.4% from $8.4 million for the prior year end to $8.0 million for the recent year end primarily due to lower costs associated with the Company’s employee compensation and benefits. Provision for losses on loans decreased $237,000 or 40.9% to $343,000 for the year just ended due primarily to improving quality in the loan portfolio, while non-interest income increased $170,000 or 49.4% to $514,000. The increase non-interest income was due primarily to gains recognized on sales of real estate owned by the Company. Net interest income decreased $571,000 or 5.0% to $11.0 million for the recently ended fiscal year as interest income decreased more than interest expense decreased. Interest income decreased $761,000 or 5.8% due chiefly to lower yield earned on the Company’s loan portfolio. Interest expense decreased $190,000 or 11.7% to $1.4 million.

Interest Income. Total interest income for the fiscal year ended June 30, 2015 was $12.4 million, a decrease of $761,000, or 5.8%, compared to the fiscal year ended June 30, 2014. The decrease in interest income was due primarily to a decrease in interest income on loans, which decreased by $685,000, or 5.4% to $12.0 million for the fiscal year ended June 30, 2015, compared to fiscal 2014.

Interest income from loans decreased due to a decrease in the average rate earned on the portfolio as well as a decrease in the average balance outstanding. The average rate earned on the portfolio decreased 18 basis points from 5.05% for fiscal year 2014 to 4.87% for fiscal 2015, while the average balance of loans outstanding decreased $4.9 million or 2.0% from $251.2 million for the 2014 fiscal year to $246.3 million for the 2015 fiscal year. The decrease in the average rate earned on loans for fiscal 2015 occurred primarily as a result of borrowers refinancing to lower rates and to a lesser degree by loans repricing as scheduled, as many adjustable-rate loans are at their rate floors, because of the extended period of historically low interest rate environment. Income from other interest-earning assets also decreased year over year. Income on interest-bearing deposits and other decreased $50,000 or 16.2% to $258,000 for the fiscal year ended June 30, 2015, while income on the Company’s investment portfolio decreased $26,000 or 16.1% to $135,000 for the year just ended.

Interest Expense. Interest expense totaled $1.4 million for the fiscal year ended June 30, 2015, a decrease of $190,000, or 11.7%, from fiscal 2014. The decrease in interest expense resulted primarily from lower costs of deposits and borrowings. Interest expense on deposits decreased $151,000 or 11.3% to $1.2 million for the 2015 fiscal year, while the cost of borrowings decreased $39,000 or 14.1% to $238,000 for the 2015 fiscal year. Decreased costs on deposits were attributable primarily to a decrease in the average balance of those deposits, while a decrease in the interest rates paid on deposits also contributed to the overall decrease in cost. The average balance of deposits decreased $11.4 million or 5.3% to $203.3 million for the year just ended, while the rate paid on deposits decreased 4 basis points to 0.59% for the 2015 year. The average balance of certificates of deposit was $127.4 million for the recently-ended year. This category registered the largest decrease in volume by decreasing $13.9 million or 9.9% from fiscal 2014 to fiscal 2015, as depositors sought higher returns on their funds. The Company utilized FHLB advances to fund the decrease in deposits. Average borrowings increased by $962,000 or 5.0% to $20.4 million for the year ended June 30, 2015, while the average rate paid on borrowings decreased 26 basis points to 1.17% for fiscal 2015.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $571,000 or 5.0% to $11.0 million for the 2015 year. As indicated on the following table, our net interest margin decreased from 4.13% for the 2014 fiscal year to 4.07% for the year just ended, primarily as a result of interest-bearing assets repricing to lower interest rates at a faster pace than our interest-earning liabilities repriced to lower interest rates. The pace at which the rates for interest-bearing liabilities has continued to decline as the low interest rate environment persists. As those liabilities reprice ever closer to nil, they will likely level off at the lowest levels. Also in the current historically-low interest rate environment, we might be forced to meet competing lenders’ low rates in order to retain our loan portfolio.

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

	2015			2014			2013
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$246,252	$11,996	4.87%	$251,181	$12,681	5.05%	$225,153	$11,466	5.09%
Mortgage-backed securities	3,412	110	3.22	4,515	132	2.92	6,510	185	2.84
Other securities	5,409	25	0.46	6,749	29	0.43	3,795	17	0.45
Other interest-earning assets	14,063	258	1.84	16,483	308	1.87	15,458	290	1.88
Total interest-earning assets	269,136	12,389	4.60	278,928	13,150	4.71	250,916	11,958	4.77
Less: ALLL	(1,533)			(1,391)
Noninterest-earning assets	29,693			29,445			27,007
Total assets	$297,296			$306,982			$277,923

Interest-bearing liabilities:
Demand deposits	$16,648	$30	0.18%	$14,969	$29	0.19%	$24,402	$49	0.20%
Savings	59,276	237	0.40	58,436	243	0.42	37,579	213	0.57
Certificates of deposit	127,361	923	0.73	141,296	1,069	0.76	119,595	993	0.83
Total deposits	203,285	1,190	0.59	214,701	1,341	0.63	181,576	1,255	0.69
Borrowings	20,375	238	1.17	19,413	277	1.43	30,050	431	1.43
Total interest-bearing liabilities	223,660	1,428	0.64	234,114	1,618	0.69	211,626	1,686	0.80
Noninterest-bearing demand deposits	4,138			3,721			2,579
Noninterest-bearing liabilities	2,190			2,344			1,708
Total liabilities	229,988			240,179			215,913

Shareholders’ equity	67,308			66,803			62,010
Total liabilities and shareholders’
Equity	$297,296			$306,982			$277,923
Net interest income/average yield		$10,961	3.96%		$11,532	4.02%		$10,272	3.97%
Net interest margin			4.07%			4.13%			4.09%
Average interest-earning assets to Average interest-bearing liabilities			120.33%			119.14%			118.57%

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

	Twelve months ended June 30, 2015 to June 30, 2014 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2014 to June 30, 2013 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$(244)	$(441)	$(685)	$1,311	$(96)	$1,215
Mortgage-backed securities	(38)	16	(22)	(59)	6	(53)
Investment securities	(6)	2	(4)	13	(1)	12
Other interest-earning assets	(44)	(6)	(50)	19	(1)	18
Total interest-earning assets	(332)	(429)	(761)	1,284	(92)	1,192

Interest-bearing liabilities:
Demand deposits	2	(1)	1	(18)	(2)	(20)
Savings	3	(9)	(6)	56	(26)	30
Certificates of deposit	(100)	(46)	(146)	147	(71)	76
Borrowings	14	(53)	(39)	(152)	(2)	(154)
Total interest-bearing liabilities	(81)	(109)	(190)	33	(101)	(68)
Increase (decrease) in net interest income	$(251)	$(320)	$(571)	$1,251	$9	$1,260

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $343,000 for losses on loans for the fiscal year ended June 30, 2015, a decrease of $237,000 compared to a provision of $580,000 for fiscal 2014. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income increased $170,000 or 49.4% to $514,000 for the fiscal year ended June 30, 2015, due primarily to gains recognized on sales of real estate owned by the Company. During fiscal 2015 we recognized gain of $207,000 in gains on sales of real estate owned compared to a loss of $14,000 for fiscal 2014. We experienced a decline of $27,000 or 49.1% on gain on sale of loans as fewer loan customers chose our 30-year fixed rate mortgages, which we sell to the FHLB. During fiscal 2015 we were able to sell fewer long-term, fixed rate loans into the secondary market than during the previous year because of waning market demand. The number of loans sold as well as their aggregate value declined year over year. The number of loans sold decreased by 8 or 66.7% from 12 for the year ended June 30, 2014 to just four for the year ended June 30, 2015, while the principal amount of loans sold decreased $1.1 million or 64.2% from $1.7 million for the 2014 fiscal year to $599,000 for the recently ended fiscal year. Contributing to the increase in non-interest income was a decrease in the valuation adjustment for real estate owned. Impairment charges on other real estate decreased from $101,000 for the 2014 fiscal year to $87,000 for the year just ended.

Non-interest Expense. Non-interest expense decreased $368,000 or 4.4% to $8.0 million for the fiscal year ended June 30, 2015 compared to fiscal 2014 primarily due to lower costs associated with the Company’s employee compensation and benefits, which decreased $ 494,000 or 9.2% from the 2014 fiscal year and totaled $4.9 million for the year just ended. Favorable funding levels for the Company’s defined benefit pension plan allowed us to recognize expense of $227,000 for the fiscal year ended June 30, 2015, compared to $876,000 for the immediately preceding year. See NOTEA-Summary of Significant Accounting Policies, Item 11. Retirement and Employee Benefit Plans.) Somewhat offsetting the decrease in employee compensation and benefits were increases in legal fees, outside service fees and occupancy and equipment. Legal fees increased $59,000 or 168.6% to $94,000 for the year ended June 30, 2015, while outside service fees increased $58,000 or 41.4%, to $198,000 for the year ended June 30, 2015, compared to fiscal 2014. The increase in outside service fees was attributable both to technology and communications capability as well as efforts to strengthen the Company’s internal audit processes.

Federal Income Taxes. The provision for federal income tax increased $69,000 or 7.2% from $952,000 for the fiscal year ended June 30, 2014 to $1.0 million for the fiscal year ended June 30, 2015. The effective income tax rate for each of the years ended June 30, 2015 and 2014, was 33.0%.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2015 and June 30, 2014, cash and cash equivalents totaled $13.6 million and $11.5 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $159,000 and $247,000 at June 30, 2015 and 2014, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2015 and 2014, we originated $37.0 million and $31.3 million of loans, respectively. During fiscal 2015, these activities were funded primarily by proceeds from principal repayments on loans of $37.9 million. During fiscal 2014, these activities were funded primarily by proceeds from the principal repayments on loans of $45.7 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits decreased $13.4 million (net of amortization of purchased premium) for the year ended June 30, 2015, compared to a net decrease of $17.4 million for the year ended June 30, 2014. FHLB advances increased $9.4 million from June 30, 2014 to June 30, 2015. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

At June 30, 2015, we had $3.8 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2015 totaled $75.9 million, or 38.0% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2016. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

For the year ended June 30, 2015, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2015, the Company’s net income exceeded its aggregate dividend of $1.4 million by $684,000. In fiscal 2014, the Company’s net income exceeded its aggregate dividend of $1.5 million by $423,000. Approximately 56.0% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the board of governors of the federal reserve system mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. An interim final rule issued by the Federal Reserve raises some question whether we will continue to be allowed to waive these dividends without detriment to the Company as a whole. The Federal Reserve did not object to dividend waivers in August 2011, November 2011 or February 2012. However, they refused to allow the waiver for the May 2012 dividend. As a result, the dividend was paid to the MHC as well as to public shareholders. In an effort to comply with Regulation MM and to be able to continue to waive the dividend, First Federal MHC put the issue to a vote of the members and on August 23, 2012, again on July 9, 2013, again on July 8, 2014, and again on July 7, 2015. Members of First Federal MHC voted in favor of the dividend waiver on all four occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2016. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid.

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

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2015 and 2014, and the results of its operations and its cash flows for the two years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Louisville, Kentucky

September 28, 2015

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2015 and 2014

(Dollar amounts in thousands, except per share data)

	2015	2014
ASSETS

Cash and due from financial institutions	$3,864	$4,191
Interest-bearing demand deposits	9,771	7,320
Cash and cash equivalents	13,635	11,511

Securities available for sale	159	247
Securities held-to-maturity, at amortized cost- approximate fair value of $6,534 and $9,195 at June 30, 2015 and 2014, respectively	6,423	9,018
Loans held for sale	100	—
Loans, net of allowance of $1,568 and $1,473 at June 30, 2015 and 2014, respectively	243,815	246,788
Real estate owned, net	1,593	1,846
Premises and equipment, net	5,235	4,629
Federal Home Loan Bank stock, at cost	6,482	6,482
Accrued interest receivable	725	891
Bank-owned life insurance	2,971	2,878
Goodwill	14,507	14,507
Prepaid federal income taxes	—	227
Prepaid expenses and other assets	653	631

Total assets	$296,298	$299,655

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$199,701	$213,142
Federal Home Loan Bank advances	26,635	17,200
Advances by borrowers for taxes and insurance	699	616
Accrued interest payable	32	32
Accrued federal income taxes	78	—
Deferred federal income taxes	569	210
Deferred revenue	610	631
Other liabilities	661	619
Total liabilities	228,985	232,450

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,638	34,671
Retained earnings	34,711	34,027
Unearned employee stock ownership plan (ESOP)	(1,223)	(1,410)
Treasury shares at cost, 112,563 and 27,886 common shares at June 30, 2015 and 2014, respectively	(937)	(239)
Accumulated other comprehensive income	38	70
Total shareholders’ equity	67,313	67,205

Total liabilities and shareholders’ equity	$296,298	$299,655

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2015 and 2014

(Dollar amounts in thousands, except per share data)

	2015	2014

Interest income
Loans, including fees	$11,996	$12,681
Mortgage-backed securities	110	132
Other securities	25	29
Interest-bearing deposits and other	258	308
Total interest income	12,389	13,150

Interest expense
Deposits	1,190	1,341
Borrowings	238	277
Total interest expense	1,428	1,618

Net interest income	10,961	11,532

Provision for loan losses	343	580

Net interest income after provision for loan losses	10,618	10,952

Non-interest income
Net gains on sales of loans	28	55
Earnings on bank-owned life insurance	93	91
Net gain (loss) on sales of REO	207	(14)
Valuation adjustment for REO	(87)	(101)
Other	273	313
Total non-interest income	514	344

Non-interest expense
Employee compensation and benefits	4,859	5,353
Occupancy and equipment	610	552
Legal fees	94	35
Outside service fees	198	140
Data processing	429	457
Audit and accounting	252	263
FDIC insurance premiums	230	230
Franchise and other taxes	261	269
Foreclosure and REO expense, net	180	160
Other	929	951
Total non-interest expense	8,042	8,410

Income before income taxes	3,090	2,886

Federal income tax expense (benefit)
Current	646	1,056
Deferred	375	(104)
Total federal income taxes	1,021	952

NET INCOME	$2,069	$1,934

EARNINGS PER SHARE
Basic and diluted	$0.25	$0.23

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014

Net income	$2,069	$1,934

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities available for sale during the year, net of tax expense (benefit) of $(16) and $24 in 2015 and 2014, respectively	(32)	47

Comprehensive income	$2,037	$1,981

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2015 and 2014

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2013	$86	$34,732	$33,604	$(1,626)	$(197)	$23	$66,622

Net income	-	-	1,934	-	-	-	1,934
Allocation of ESOP shares	-	(61)	-	216	-	-	155
Acquisition of 5,000 shares for Treasury	-	-	-	-	(42)	-	(42)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	47	47
Cash dividends of $0.40 per common share	-	-	(1,511)	-	-	-	(1,511)

Balance at June 30, 2014	86	34,671	34,027	(1,410)	(239)	70	67,205

Net income	-	-	2,069	-	-	-	2,069
Allocation of ESOP shares	-	(33)	-	187	-	-	154
Acquisition of 84,677 shares for Treasury	-	-	-	-	(698)	-	(698)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(32)	(32)
Cash dividends of $0.40 per common share	-	-	(1,385)	-	-	-	(1,385)

Balance at June 30, 2015	$86	$34,638	$34,711	$(1,223)	$(937)	$38	$67,313

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014

Cash flows from operating activities:
Net income	$2,069	$1,934
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	278	288
Accretion of purchased loan discount	(310)	(155)
Amortization of purchased loan premium	18	11
Amortization of discounts and premiums on investment securities, net	148	216
Amortization (accretion) of deferred loan origination costs (fees)	55	(18)
Accretion of premiums on Federal Home Loan Bank advances	—	(56)
Accretion of premiums on deposits	(212)	(414)
Net gain on sale of loans	(28)	(55)
Valuation adjustment of REO	87	101
Net loss (gain) on real estate owned	(186)	7
Deferred gain on sale of real estate owned	(21)	(10)
ESOP compensation expense	154	155
Earnings on bank-owned life insurance	(93)	(91)
Provision for loan losses	343	580
Origination of loans held for sale	(699)	(1,420)
Proceeds from loans held for sale	627	1,671
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	166	28
Prepaid expenses and other assets	(22)	51
Accrued interest payable	—	(4)
Accounts payable and other liabilities	42	(5)
Federal income tax (benefit)
Current	305	(223)
Deferred	375	(104)
Net cash provided by operating activities	3,096	2,487

Cash flows from investing activities:
Purchase of investment securities held to maturity	(8,500)	(10,000)
Investment securities maturities, prepayments and calls:
Held to maturity	10,947	13,000
Available for sale	40	27
Loans originated for investment, net of principal collected	1,388	13,794
Proceeds from Federal Home Loan Bank stock repurchase	—	1,250
Proceeds from sale of real estate owned	1,831	700
Additions to premises and equipment, net	(884)	(309)
Net cash provided by investing activities	4,822	18,462

Cash flows from financing activities:
Net change in deposits	(13,229)	(17,425)
Payments by borrowers for taxes and insurance, net	83	54
Proceeds from Federal Home Loan Bank advances	23,800	10,000
Repayments on Federal Home Loan Bank advances	(14,365)	(17,054)
Treasury stock repurchases	(698)	(42)
Dividends paid on common stock	(1,385)	(1,511)
Net cash used in financing activities	(5,794)	(25,978)

Net increase (decrease) in cash and cash equivalents	2,124	(5,029)

Beginning cash and cash equivalents	11,511	16,540

Ending cash and cash equivalents	$13,635	$11,511

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$330	$1,275

Interest on deposits and borrowings	$1,640	$2,092

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$2,123	$1,684

Loans disbursed upon sales of real estate acquired through foreclosure	$643	$198

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2015 and 2014

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

June 30, 2015 and 2014

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

4.    Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, adjusted for deferred loan origination fees, discounts on purchased loans, and the allowance for loan losses. Interest income is accrued on the unpaid principal balance unless the collectability of the loan is in doubt. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on one- to four-family residential loans is generally discontinued at the time a loan is 180 days delinquent and on other loans at the time a loan is 90 days delinquent. All other loans are moved to non-accrual status in accordance with the Company’s policy, typically 90 days after the loan becomes delinquent. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

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

5.    Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2015 the Company had $100,000 in loans held for sale, while at June 30, 2014 the Company had no loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.    Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $14,000 during each of the years ended June 30, 2015 and 2014. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $96,000 and $104,000 at June 30, 2015 and 2014, respectively.

The Company was servicing mortgage loans of approximately $11.9 million and $13.0 million that had been sold to the Federal Home Loan Bank at June 30, 2015 and 2014, respectively. During the fiscal year ended June 30, 2015, we sold $599,000 in loans under the FHLB program and the average balance of loans serviced was $12.3 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $20,000 and $35,000 for the fiscal years ended June 30, 2015 and 2014, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers all loans and is based on historical loss experience adjusted for current factors. In consultation with regulators, the Company considers a time frame of two years when estimating the appropriate level of allowance for loan losses. This period may be shortened or extended based on anticipated trends in the banks or in the banks’ markets.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

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

June 30, 2015 and 2014

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

June 30, 2015 and 2014

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2011.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks each participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $190.8 million and $136.5 million for the plan years ended June 30, 2014 and 2013, respectively. Our contributions for fiscal 2015 and 2014 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $227,000 and $876,000 for the fiscal years ended June 30, 2015 and 2014. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2014, the most recent period for which information is available, First Federal of Hazard had an adjusted funding target attainment percentage (“AFTAP”) of 108.5%, while First Federal of Frankfort had an AFTAP of 111.9%. There are no funding improvement plans or surcharges to participants.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $15,000 and $2,000 for the fiscal years ended June 30, 2015 and 2014, respectively, while the liabilities totaled $177,000 and $206,000 at June 30, 2015 and 2014, respectively.

First Federal of Hazard has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $1.6 million and $1.8 million at June 30, 2015 and 2014, respectively. The Company recorded expense for the ESOP of approximately $154,000 and $155,000 for the years ended June 30, 2015 and 2014, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 73,266 at both June 30, 2015 and 2014. The amounts contributed to the ESOP were $280,000 for each of the years 2015 and 2014.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.	Retirement and Employee Benefit Plans: (continued)

	For the fiscal year ended
	June 30,
	2015	2014

Allocated shares	132,058	116,028
Shares committed to be released	9,338	9,338
Unearned shares	122,311	140,987
Total ESOP shares	263,707	266,353

Fair value of unearned shares at End of period (dollars in thousands)	$1,025	$1,212

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

No compensation cost was charged against income for those share-based plans for the fiscal years ended June 30, 2015, or 2014 and, consequently, there was no income tax benefit recognized for either of the fiscal years then ended.

The EIP provides for grants of up to 421,216 stock options. It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant. The contractual term of the options is ten years. All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2015, the only options outstanding are related to those granted in the fiscal year 2006.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Share-Based Compensation Plans: (continued)

A summary of the status of the Company’s stock option plan as of June 30, 2015, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	325,800	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	325,800	$10.10	$-

Options exercisable at end of year	325,800	$10.10	$-

As of June 30, 2015 and 2014, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

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

As of June 30, 2015 and 2014, there were no grants, forfeitures or nonvested shares and no unrecognized compensation cost related to the restricted stock awards.

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

(in thousands)	2015	2014

Net income allocated to common shareholders, basic and diluted	$2,069	$1,934

	2015	2014
Basic
Weighted-average common shares outstanding	8,348,785	8,374,624

Diluted
Weighted-average common shares outstanding (diluted)	8,348,785	8,374,624

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Earnings Per Share: (continued)

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less average shares in the ESOP that are unallocated and not committed to be released. For fiscal years 2015 and 2014 all options were antidilutive, as the exercise price was greater than the average market price of the common stock.

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

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2015 and 2014. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2015
Agency mortgage-backed: residential	$96	$—	$96	$—
FHLMC stock	63	—	63	—
	$159	$—	$159	$—

2014
Agency mortgage-backed: residential	$136	$—	$136	$—
FHLMC stock	111	—	111	—
	$247	$—	$247	$—

There were no transfers between levels 1 and 2.

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

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $87,000 and $101,000 for the fiscal years 2015 and 2014, respectively, and resulted in a Level 3 classification of the inputs for determining fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2015 and 2014.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2015
Other real estate owned, net
One- to four-family	$525	-	-	$525
Land	15	-	-	15

2014
Impaired loans
One- to four-family	$186	$-	$-	$186

Other real estate owned, net
One- to four-family	1,140	-	-	1,140
Land	15	-	-	15

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying value of $200,000, with a valuation allowance of $14,000 at June 30, 2014. At June 30, 2015, there were no impaired loans with a valuation allowance. There was no additional provision recorded for the fiscal years ended June 30, 2015 and 2014.

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $540,000 and $1.2 million at June 30, 2015 and 2014, respectively, after write-down of $54,000 and $53,000 for the years ended June 30, 2015 and 2014, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2015 and 2014:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2015	(in thousands)	Technique(s)	Input(s)	Average)

Foreclosed and repossessed assets:
1-4 family	$525	Sales comparison approach	Adjustments for differences between comparable sales	1.5% to 11.7% (2.9%)
Land	15	Sales comparison approach	Adjustments for differences between comparable sales	20.2% to 38.9% (20.8%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2014	(in thousands)	Technique(s)	Input(s)	Average)
Impaired Loans:
Residential real estate
1-4 family	$186	Sales comparison approach	Adjustments for differences between comparable sales	3.1% to 19.8% (4.3%)

Foreclosed and repossessed assets:
1-4 family	$1,140	Sales comparison approach	Adjustments for differences between comparable sales	-37.1% to 30.2% (1.1%)
Land	15	Sales comparison approach	Adjustments for differences between comparable sales	20.2% to 38.9% (20.8%)

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

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value at June 30, 2015 and 2014:

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

Federal Home Loan Bank advances: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by borrowers for taxes and insurance and accrued interest payable: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2015 and 2014, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30, 2015 and June 30, 2014 are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2015 Using
	Carrying	Level 1	Level 2	Level 3	Total
	Value
Financial assets
Cash and cash equivalents	$13,635	$13,635			$13,635
Available-for-sale securities	159		$159		159
Held-to-maturity securities	6,423		6,534		6,534
Loans held for sale	100		101		101
Loans receivable - net	243,815			$248,265	248,265
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	725		27	698	725

Financial liabilities
Deposits	$199,701	$83,603	$116,304		$199,907
Federal Home Loan Bank advances	26,635		27,265		27,265
Advances by borrowers for taxes and insurance	699		699		699
Accrued interest payable	32		32		32

The carrying amounts and estimated fair values of financial instruments at June 30, 2014, are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2014 Using
	Carrying	Level 1	Level 2	Level 3	Total
	Value
Financial assets
Cash and cash equivalents	$11,511	$11,511			$11,511
Available-for-sale securities	247		$247		247
Held-to-maturity securities	9,018		9,195		9,195
Loans held for sale	—		—		—
Loans receivable - net	246,788			$253,780	253,780
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	891		891		891

Financial liabilities
Deposits	$213,142	$88,854	$124,390		$213,244
Federal Home Loan Bank advances	17,200		18,303		18,303
Advances by borrowers for taxes and insurance	616		616		616
Accrued interest payable	32		32		32

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

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

19. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2015 and 2014 are summarized as follows:

(in thousands)	2015	2014

Outstanding principal, beginning of year	$1,265	$1,246
Changes in composition of related parties	157	447
Principal disbursed during the year	146	—
Principal repaid and refinanced during the year	(175)	(428)
Outstanding principal, end of year	$1,393	$1,265

Deposits from related parties held by the Company at June 30, 2015 and 2014 totaled $4.2 million and $4.5 million, respectively.

20. Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

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

June 30, 2015 and 2014

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

23. Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

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

25. Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

26. New Accounting Standards: In January 2014, FASB issued Accounting Standards Update (“ASU”) 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force). The ASU clarifies when an insubstance repossession or foreclosure occurs and a creditor is considered to have received physical possession of real estate property collateralizing a consumer mortgage loan. Specifically, the new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. Additional disclosures are required detailing the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgages collateralized by real estate property that are in the process of foreclosure. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements, but will result in additional disclosures.

In May 2014 the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU amended existing guidance related to revenue from contracts with customers. This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. Although the new guidance was originally effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2016, with early adoption not permitted, in April 2015 the FASB deferred the effective date by one year. Therefore, ASU 2014-09 will be effective for the Company’s annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. Companies have the option to apply ASU 2014-09 as of the original effective date. Upon adoption, the amendments should be applied retrospectively to all periods presented or retrospectively with the cumulative effect recognized at the date of initial application. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

26.	New Accounting Standards: (continued)

In June 2014 the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718) – Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period. The ASU amended existing guidance related to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. These amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation-Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in this amendment either: (a) prospectively to all awards granted or modified after the effective date; or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition.

In November 2014 the FASB issued ASU 2014-17, Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force), which relates to Business Combinations (Topic 805.) The ASU amended existing guidance related to the accounting by an acquired entity upon a change-in-control event. The amendments provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. If an acquired entity elects the option to apply pushdown accounting in its separate financial statements, it should disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting. The amendments are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The adoption of this standard did not have a material effect on the Company’s operating results or financial condition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

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

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2015 and 2014 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2015
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$94	$2	$-	$96
FHLMC stock	8	55	-	63
	$102	$57	$-	$159

Held-to-maturity Securities
Agency mortgage-backed: residential	$2,821	$112	$2	$2,931
Agency bonds	3,602	2	1	3,603
	$6,423	$114	$3	$6,534

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE B – SECURITIES (continued)

	2014
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$134	$2	$-	$136
FHLMC stock	8	103	-	111
	$142	$105	$-	$247

Held-to-maturity Securities
Agency mortgage-backed: residential	$3,792	$180	$1	$3,971
Agency bonds	5,226	3	5	5,224
	$9,018	$183	$6	$9,195

The amortized cost and estimated fair value of securities as of June 30, 2015, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are not shown.

(in thousands)	Amortized Cost	Fair Value

Held to maturity:
Within one year	$1,005	$1,005
One to five years	2,597	2,598
	$3,602	$3,603

There were no sales of securities during the fiscal years ended June 30, 2015 or 2014. At June 30, 2015 the Company had $1.2 million in securities with unrealized losses totaling $3,000, while at June 30, 2014, the Company had $2.7 million in securities with unrealized losses totaling $6,000. Unrealized losses on corporate bonds have not been recognized into income because the issuers’ bonds are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds reach maturity.

At June 30, 2015 and 2014, pledged securities totaled $2.2 million and $2.6 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2015	2014

Residential real estate
One- to four-family	$191,721	$193,381
Multi-family	16,621	14,002
Construction	3,780	2,122
Land	2,021	2,362
Farm	1,567	1,644
Nonresidential real estate	22,118	21,945
Commercial and industrial	1,782	2,080
Consumer and other
Loans on deposits	2,262	2,564
Home equity	5,477	5,359
Automobile	73	64
Unsecured	605	638
	248,027	249,161

Undisbursed portion of loans in process	(2,753)	(952)
Deferred loan origination costs, net	109	52
Allowance for loan losses	(1,568)	(1,473)
	$243,815	$246,788

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2015 and 2014. There were $3.5 million and $3.8 million in loans acquired with deteriorated credit quality at June 30, 2015 and 2014, respectively.

June 30, 2015:
(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$1,743	$2,565	$4,308	$—	$—	$—
Land	476	381	857	—	—	—
Nonresidential real estate	241	526	767	—	—	—
Consumer and other:
Home equity	28	—	28	—	—	—
Unsecured	18	—	18	—	—	—
	2506	3,472	5,978	—	—	—

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$187,413	$1,059	$—	$1,059
Multi-family			16,621	94	—	94
Construction			3,780	21	—	21
Land			1,164	7	—	7
Farm			1,567	9	—	9
Nonresidential real estate			21,351	121	—	121
Commercial and industrial			1,782	10	—	10
Consumer and other
Loans on deposits			2,262	13	—	13
Home equity			5,449	31	—	31
Automobile			73	—	—	—
Unsecured			587	3	—	3
Unallocated			—	—	200	200
			242,049	1,368	200	1,568
			$248,027	$1,368	$200	$1,568

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

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

*These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2015 and 2014:

June 30, 2015: (in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,308	$—	$4,075	$84	$84
Land	857	—	554	31	31
Nonresidential real estate	767	—	618	26	26
Commercial and industrial	—	—	19	6	6
Consumer and other
Home equity	28	—	28	—	—
Unsecured	18	—	7	—	—
Total	$5,978	$—	$5,301	$147	$147

June 30, 2014: (in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,694	$—	$6,887	$7	$7
Farm	444	—	465	—	—
Nonresidential real estate	529	—	538	—	—
Commercial and industrial	68	—	94	—	—
	$5,735	$—	$7,984	$7	$7

With an allowance recorded:
Residential real estate:
One- to four-family	200	14	206	—	—
Total	$5,935	$14	$8,190	$7	$7

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2015 and 2014. At June 30, 2015, the table below includes approximately $1.6 million of loans on nonaccrual and $1.5 million of loans past due over 90 days and still accruing that were acquired with deteriorated credit quality, while approximately $2.7 million of loans on nonaccrual and $1.7 million of loans past due over 90 days and still accruing that were acquired with deteriorated credit quality at June 30, 2014.

	June 30, 2015		June 30, 2014
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

One- to four-family residential real estate	$4,331	$1,745	$5,767	$3,513
Nonresidential real estate	410	—	384	—
Commercial and industrial	—	—	47	—
Consumer	26	—	29	—
	$4,767	$1,745	$6,227	$3,513

Troubled Debt Restructurings:

During the year ended June 30, 2015, the terms of a single one- to four family residential real estate loan totaling $20,000 was modified as a troubled debt restructuring (“TDR.”) The loan was modified because the borrower was exhibiting financial difficulty in making the original debt payments. The borrower was allowed to pay interest only for five months and the maturity date of the loan was extended accordingly.

During the year ended June 30, 2014, the terms of ten one- to four family residential real estate loans totaling $511,000 were modified as TDRs. Five of the loans were classified as TDRs because the borrower filed Chapter 7 bankruptcy without reaffirming their personal obligation to pay the debt. The other loans were modified because the borrower was exhibiting financial difficulty in making the original debt payments. Some of the loans were modified to lower the interest rate to prevailing rates offered by the bank at the time, while some other loans had the terms extended to provide the borrower with lower monthly payments.

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

The following table presents loans classified as TDRs as of June 30, 2015 and 2014, and their performance, by modification type:

(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms
June 30, 2015:
Residential Real Estate:
1-4 Family	38	$2,110	$1,851	$1,710	$141

June 30, 2014
Residential Real Estate:
1-4 Family	39	$2,230	$1,997	$1,621	$376

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2015 or 2014. At June 30, 2015, $1.5 million in TDR loans were on nonaccrual status. The Company had no commitments to lend additional amounts as of June 30, 2015 and 2014, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans default during fiscal 2015 and one TDR loan to default during the year ended June 30, 2014. The defaulted loan has not been included in the table above. The borrower had exhibited credit weaknesses when the loan was refinanced, which was the reason for the TDR classification initially. The borrower declared bankruptcy during fiscal 2014 and the loan, which had a carrying value of $486,000, was foreclosed upon in fiscal 2015 with the Company taking possession of the real estate property.

The following tables present the aging of the principal balance outstanding in past due loans as of June 30, 2015 and 2014, by class of loans. At June 30, 2015, the table below includes approximately $666,000 of loans 30-89 days past due and $1.0 million of loans past due over 90 days that were acquired with deteriorated credit quality, while approximately $978,000 of loans 30-89 days past due and $1.8 million of loans past due over 90 days that were acquired with deteriorated credit quality at June 30, 2014.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

June 30, 2015:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$5,129	$3,233	$8,362	$183,359	$191,721
Multi-family	—	—	—	16,621	16,621
Construction	—	—	—	3,780	3,780
Land	344	262	606	1,415	2,021
Farm	—	—	—	1,567	1,567
Nonresidential real estate	142	388	530	21,588	22,118
Commercial and industrial	—	—	—	1,782	1,782
Consumer and other:
Loans on deposits	—	—	—	2,262	2,262
Home equity	20	—	20	5,457	5,477
Automobile	—	—	—	73	73
Unsecured	13	18	31	574	605
Total	$5,648	$3,901	$9,549	$238,478	$248,027

June 30, 2014:
(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$4,481	$9,060	$13,541	$182,840	$196,381
Multi-family	—	—	—	14,002	14,002
Construction	343	—	343	1,779	2,122
Land	—	364	364	1,998	2,362
Farm	—	—	—	1,644	1,644
Nonresidential real estate	375	396	771	21,174	21,945
Commercial and industrial	—	88	88	1,992	2,080
Consumer and other:
Loans on deposits	—	—	—	2,564	2,564
Home equity	—	33	33	5,326	5,359
Automobile	—	—	—	64	64
Unsecured	68	—	68	570	638
Total	$5,267	$9,941	$15,208	$233,953	$249,161

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

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

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2015, and 2014, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

June 30, 2015:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$6,914	$9,371	$—	$175,436
Multi-family	16,621	—	—	—	—
Construction	3,780	—	—	—	—
Land	1,164	—	857	—	—
Farm	1,567	—	—	—	—
Nonresidential real estate	20,198	1,131	789	—	—
Commercial and industrial	1,750	32	—	—	—
Consumer and other:
Loans on deposits	2,262	—	—	—	—
Home equity	5,448	—	29	—	—
Automobile	73	—	—	—	—
Unsecured	605	—	—	—	—

June 30, 2014:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$-	$2,928	$11,287	$—	$182,166
Multi-family	14,002	—	—	—	—
Construction	2,122	—	—	—	—
Land	1,366	—	996	—	—
Farm	1,644	—	—	—	—
Nonresidential real estate	18,920	965	2,060	—	—
Commercial and industrial	2,014	—	66	—	—
Consumer and other:
Loans on deposits	2,564	—	—	—	—
Home equity	5,359	—	—	—	—
Automobile	64	—	—	—	—
Unsecured	606	3	29	—	—

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(in thousands)	2015	2014

Balance at beginning of year	$1,473	$1,310
Provision for losses on loans	343	580
Charge-offs, net	(248)	(417)
Balance at end of year	$1,568	$1,473

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2015 and 2014:

June 30, 2015:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$999	$307	$(274)	$26	$1,058
Multi-family	74	19	—	—	93
Construction	11	10	—	—	21
Land	10	(1)	—	—	9
Farm	9	—	—	—	9
Nonresidential real estate	114	7	—	—	121
Commercial and industrial	11	(1)	—	—	10
Consumer and other:
Loans on deposits	14	(1)	—	—	13
Home equity	28	3	—	—	31
Automobile	—	—	—	—	—
Unsecured	3	—	—	—	3
Unallocated	200	—	—	—	200
Totals	$1,473	$343	$(274)	$26	$1,568

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

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

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a credit quality component of $616,000 and $782,000, at June 30, 2015 and 2014, respectively, is as follows:

(in thousands)	2015	2014

Residential real estate:
One- to four-family	$2,565	$2,735
Land	381	444
Nonresidential real estate	526	529
Commercial non-mortgage loans	—	68
Outstanding balance	$3,472	$3,776

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE C - LOANS (continued)

Accretable yield, or income expected to be collected, for the years ended June 30 was as follows:

(in thousands)	2015	2014

Balance at beginning of year	$1,478	$1,294
Accretion of income	(457)	(155)
Reclassifications from nonaccretable difference	—	339
Disposals	—	—
Balance at end of year	$1,021	$1,478

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2015 or 2014, nor were any allowance for loan losses reversed during those years.

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2015	2014

Balance at beginning of year	$1,846	$1,163
Loans transferred to real estate owned	2,065	1,491
Capitalized expenditures	57	—
Valuation adjustments	(87)	(101)
Disposals	(2,288)	(707)
Balance at end of year	$1,593	$1,846

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2015	2014

Land	$1,693	$1,493
Buildings and improvements	7,104	6,491
Furniture and equipment	2,219	2,159
Automobiles	64	64
	11,080	10,207
Less: accumulated depreciation	5,845	5,578
Balance at end of year	$5,235	$4,629

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2015	2014

Non-interest bearing checking accounts	$4,073	$3,786
Checking accounts	14,904	13,364
Savings accounts	51,371	46,277
Money market demand deposits	13,255	13,010
Total demand, transaction and passbook deposits	83,603	76,437
Certificates of deposit:
Original maturities of:
Less than 12 months	75,856	92,271
12 months to 36 months	35,616	38,705
More than 36 months	4,626	5,729
Total certificates of deposit	116,098	136,705
Total deposits	$199,701	$213,142

At June 30, 2015 and 2014, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $4.8 million and $5.2 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2015

2016	$75,856
2017	28,011
2018	7,605
2019	1,573
2020 and thereafter	3,053
$116,098

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2015 and 2014 by pledges of certain residential mortgage loans totaling $35.2 million and $22.7 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2015
(in thousands)
2016	$13,923
2017	6,431
2018	2,328
2019	3,249
2020	189
2021	142
2022	107
2023-2032	266
$26,635

At June 30, 2015 interest rates for advances were fixed ranging from 0.15% to 6.95%, with a weighted-average interest rate of 1.04%.

Maturing year ended June 30, 2014
(in thousands)
2015	$9,865
2016	623
2017	431
2018	2,328
2019	3,249
2020	189
2021	142
2022-2031	373
$17,200

At June 30, 2014 interest rates for advances were fixed ranging from 0.12% to 6.95%, with a weighted-average interest rate of 1.39%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $99.5 million as of June 30, 2015.

At June 30, 2015, we had the ability to borrow a total $99.5 million from the FHLB, of which $26.6 million was outstanding. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2015, we had pledged collateral which would enable us to borrow up to $4.7 million.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2015 and 2014, as follows:

(in thousands)	2015	2014

Federal income taxes at the statutory rate	$1,051	$981
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(31)	(31)
Other	1	2
	$1,021	$952

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2015	2014

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$533	$501
Deferred compensation and benefits	243	249
Charitable contributions	1	2
Fair value accounting adjustments on acquisition	604	887
Nonaccrued interest on loans	129	154
Other real estate owned adjustments	254	315
Other	15	2
Total deferred tax assets	1,779	2,110

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,337)	(1,337)
Deferred loan origination costs	(26)	(21)
Loan servicing rights	(29)	(27)
Fair value accounting adjustments on acquisition	(795)	(795)
Unrealized gain on investments	(19)	(35)
Depreciation	(62)	(56)
Other	—	(49)
Total deferred tax liabilities	(2,268)	(2,320)
Net deferred tax liability	$(489)	$(210)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE H – FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2015, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2015.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2015	2014

Balance at beginning of year	$80	$80
Additions/(reductions) based on tax positions for the current year	—	—
Balance at end of year	$80	$80

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2015 and 2014, the Banks had the following outstanding loan commitments:

	2015		2014
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$—	$8,153	$—	$8,543
Commitments to fund real estate construction loans	715	2,974	779	1,426
Other unused commitment:
Commercial and industrial loans	1,299	—	1,379	—
Other	631	415	225	1,034
Letters of credit	—	—	—	—

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2015 totaled $1.0 million and had interest rates ranging from 3.50% to 5.18% and maturities ranging from 10 years to 30 years. The fixed rate loan commitments at June 30, 2014 totaled $336,000 and had interest rates ranging from 4.81% to 5.75% with maturities ranging from 10 years to 30 years.

NOTE J – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2015, the Banks could, without prior approval, declare dividends of approximately $3.0 million.

Regulatory Capital Requirements - The Banks are subject to minimum regulatory capital standards promulgated by the OCC. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt corrective action regulations provide five classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE J - REGULATORY CAPITAL (continued)

New Capital Rules – Effective January 1, 2015, the Company and the Banks became subject to the new capital regulations in accordance with Basel III. The new regulations establish higher minimum risk-based capital ratio requirements, a new common equity Tier 1 risk-based capital ratio and a new capital conversation buffer. The new regulations also include revisions to the definition of capital and changes in the risk-weighting of certain assets. For prompt corrective action, the new regulations establish definitions of “well capitalized” as a 6.5% common equity Tier 1 risk-based capital ratio, an 8.0% Tier 1 risk-based capital ratio, a 10.0% total risk-based capital ratio and a 5.0% Tier 1 leverage ratio. Additionally, a 2.5% capital conservation buffer will be effective under Basel III when effective and fully implemented in 2019.

To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2015
					Minimum
					Requirement
			Minimum		To be “Well-
			Requirement		Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)

Risk-based capital:

Common Equity Tier 1 capital ratio
Kentucky First Federal	$52,768	31.9%	$7,443	4.5%	N/A	N/A
First Federal of Hazard	16,478	43.8	1,694	4.5	$2,447	6.5%
First Federal of Frankfort	32,104	25.1	5,763	4.5	8,324	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	52,768	31.9	9,923	6.0	N/A	N/A
First Federal of Hazard	16,478	43.8	2,259	6.0	3,012	8.0
First Federal of Frankfort	32,104	25.1	7,684	6.0	10,245	8.0

Total capital ratio
Kentucky First Federal	54,386	32.9	13,231	8.0	N/A	N/A
First Federal of Hazard	16,950	45.0	3,012	8.0	3,765	10.0
First Federal of Frankfort	33,101	25.9	10,245	8.0	12,806	10.0

Leverage capital:

Tier 1 leverage capital to average assets
Kentucky First Federal	52,768	18.7	11,312	4.0	N/A	N/A
First Federal of Hazard	16,478	21.8	3,023	4.0	3,779	5.0
First Federal of Frankfort	32,104	14.9	8,645	4.0	10,807	5.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2014
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
			(Dollars in thousands)

Tier 1 core capital
First Federal of Hazard	$15,880	19.8%	≥$	3,206	≥4.0%	≥$	4,007	≥5.0%
First Federal of Frankfort	$31,647	14.8%	≥$	9,154	≥4.0%	≥$	11,443	≥5.0%

Total risk-based capital
First Federal of Hazard	$16,368	42.0%	≥$	3,116	≥8.0%	≥$	3,895	≥10.0%
First Federal of Frankfort	$32,531	26.4%	≥$	9,845	≥8.0%	≥$	12,306	≥10.0%

Tier 1 risk-based capital
First Federal of Hazard	$15,880	40.8%	≥$	3,206	≥4.0%	≥$	2,337	≥6.0%
First Federal of Frankfort	$31,647	25.7%	≥$	9,154	≥4.0%	≥$	7,384	≥6.0%

As of June 30, 2015 and 2014, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2015 and 2014, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2015 and 2014, and the results of its operations and its cash flows for the fiscal years ended June 30, 2015 and 2014.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2015 and 2014

(In thousands)

	2015	2014
ASSETS

Interest-bearing deposits in First Federal of Hazard	$572	$869
Interest-bearing deposits in First Federal of Frankfort	985	1,133
Other interest-bearing deposits	15	13
Investment in First Federal of Hazard	17,795	17,384
Investment in Frankfort First	47,539	47,200
Prepaid expenses and other assets	580	639

Total assets	$67,486	$67,238

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$173	$33

Total liabilities	173	33

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	34,638	34,671

Retained earnings	34,711	34,027

Unearned employee stock ownership plan (ESOP)	(1,223)	(1,410)
Treasury shares at cost, 112,563 and 27,886 common shares at June 30, 2015 and 2014, respectively	(937)	(239)
Accumulated other comprehensive income	38	70
Total shareholders’ equity	67,313	67,205
Total liabilities and shareholders’ equity	$67,486	$67,238

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME

Years ended June 30, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014
Income
Interest income	$99	$110
Dividends from First Federal of Hazard	—	—
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	354	417
Dividends from Frankfort First	1,612	1,795
Equity in undistributed earnings of Frankfort First	370	(116)
Total income	2,435	2,206

Non-interest expenses	495	387

Earnings before income taxes	1,940	1,819

Federal income tax expense (benefit)	(129)	(115)

NET INCOME	$2,069	$1,934

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014
Cash flows from operating activities:
Net earnings for the year	$2,069	$1,934
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(815)	(332)
Noncash compensation expense	187	187
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	59	(104)
Other liabilities	140	(7)
Net cash provided by operating activities	1,640	1,678

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2015 and 2014

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS (continued)

For Years ended June 30, 2015 and 2014

(Dollar Amounts in thousands)

	2015	2014
Cash flows from financing activities:
Dividends paid on common stock	(1,385)	(1,511)
Repurchase of treasury shares	(698)	(42)
Net cash used in financing activities	(2,083)	(1,553)

Net increase (decrease) in cash and cash equivalents	(443)	125

Cash and cash equivalents at beginning of year	2,015	1,890

Cash and cash equivalents at end of year	$1,572	$2,015

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank
Frankfort-Danville-Lancaster Lesa Asbery, Customer Service Manager	Nancy Long, Assistant Vice President/Customer Service Manager
Wick Asbury, Vice President/Head of Lending	Patty Luttrell, Compliance Assistant
Brenda Baldwin, Assistant Vice President/Chief Accountant	Kathy McBee, Branch Manager Tracey McCoun, Deposit Compliance Officer
James Baxter, Vice President/Lending Stan Betsworth, Vice President/Lending/	Katina Mickens, Customer Service Samantha Miller, Assistant Vice President/Loan
Head of Special Projects	Compliance and Loan Analysis
Phyllis Bowman, Loan Servicing	Kim Moore, Vice President/Deposit Operations
Lisa Brinley, Branch Manager Russell Brooks, Vice President/Chief Financial	Manager Carolyn Mulcahy, Accounting Assistant
Officer	Jeanie Murphy, Customer Service
Phyllis Bryant, Customer Service
Andrea Cline, Accounting	J. David Semones, Loan Processing
Becky Crowe, Customer Service	Cynthia Shank, Customer Service
Deryl Curtis, Loan Servicing
Betty Doolin, Customer Service	Martha Sowders, Customer Service
Carolyn Eades, Receptionist Diana Eads, Customer Service Supervisor	Jenny Stump, Loan Processing Virginia Stump, Vice President/Lancaster Branch
Tiffaney Elliott, Accounting/Human Resources Jamey Ensley, Information Technology Operations	Manager Yvonne Thornberry, Assistant Vice
Debra Freeman, Customer Service Manager/Training	President/Head of Loan Processing & Servicing
Coordinator	Mike Ware, Information Technology Manager
Matt Freire, Customer Service	Nancy Watts, Loan Processing
Stacey Greenawalt, Vice President/Lending	Jennifer Whalen, Loan Processing
Stan Harmon, Lending	Tiffany Williams, Customer Service
Karen Hatfield, Assistant Vice President/Customer
Service Manager Judy Hicks, Customer Service	First Federal Savings and Loan Association of Hazard
Lee Ann Hockensmith, Assistant Vice President/	Missy Kay Asher, Customer Service
Head of Credit Administration	Deborah C. Bersaglia, Vice President/Secretary
Barry Holder, Branch Manager Ronald Howard, Vice President/Lending	Holly Caudill, Vice President Jaime S. Coffey, Lending/Compliance Officer
Brittany Hulette, Lending Compliance and Loan	Kaye Craft, Vice President/Accounting
Analysis Clay Hulette, Frankfort Area President	Sandra C. Craft, Vice President/Lending Carlen Dixon, Information Technology/Lending
Teresa Hulette, Executive Vice President	Lou Ella Farler, Chief Executive Officer
Tammy Jeffries, Customer Service	Margaret P. Pelley, Vice President/Cashier
Don Jennings, Chief Executive Officer	Lauren Riley, Collection Manager/Customer
Kathy Johnica, Vice President/ Internal Audit	Service
Coordinator	Eliza Stacy, Customer Service
Bill Johnson, Danville Area President	Peggy H. Steele, Assistant Vice President/
Janet Lewis, Customer Service

Kentucky First Federal Bancorp Board of Directors:

Stephen G. Barker, Attorney and Executive Vice President and General Counsel to Kentucky River Properties, LLC

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

C. Michael Davenport, President/CEO of C. Michael Davenport, Inc.

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

W. Banks Hudson, Retired Attorney

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Frankfort

Don D. Jennings, President, Kentucky First Federal Bancorp

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Walter G. Ecton, Jr.	William D. Gorman, Jr.
Lou Ella Farler		Tony D. Whitaker, Chairman

First Federal Savings Bank Board of Directors:

Russell M. Brooks	Don D. Jennings, Chairman	Herman D. Regan, Jr.,
C. Michael Davenport	William H. Johnson	Director Emeritus
Danny A. Garland	William C. Jennings, Frankfort	Virginia R.S. Stump
J. Mark Goggans	Committee Chair	Charles A. Cotton, III
David R. Harrod	William M. Johnson	Director Emeritus
R. Clay Hulette	Yvonne Y. Morley
W. Banks Hudson, Danville	Jerry M. Purcell
Committee Chair

Special Counsel	Kilpatrick, Townsend, and Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and	American Stock Transfer & Trust Company, LLC
Registrar	6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 12, 2015 at 3:30 p.m. at the First

Federal Center on the campus of Hazard Community and Technical College located at

One Community College Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2015, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 12, 2015, ANNUAL MEETING, UPON WRITTEN REQUEST TO

Investor Relations:	Don Jennings	djennings@ffsbfrankfort.com
	Clay Hulette	chulette@ffsbfrankfort.com
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602

