Form 10-K, Exhibit 13
period 2016-06-30
Kentucky First Federal Bancorp
filed 2016-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2016

Annual Report

KENTUCKY FIRST FEDERAL BANCORP

Kentucky First Federal Bancorp (“Kentucky First” or the “Company”) was formed under federal law in March 2005 and is the holding company for First Federal Savings and Loan Association of Hazard, Hazard, Kentucky (“First Federal of Hazard”) and First Federal Savings Bank of Kentucky, Frankfort, Kentucky (“First Federal of Kentucky”) (collectively, the “Banks”). Kentucky First’s operations consist primarily of operating the Banks as two independent, community-oriented savings institutions.

First Federal of Hazard is a federally chartered savings and loan association offering traditional financial services to consumers in Perry and surrounding counties in eastern Kentucky. First Federal of Hazard engages primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate and, occasionally, other loans secured by real estate. To the extent there is insufficient loan demand in its market area, and where appropriate under its investment policies, First Federal of Hazard has historically invested in mortgage-backed and other securities, although since formation of the Company in 2005, First Federal of Hazard has been purchasing whole loans and participations in loans originated at First Federal of Kentucky.

First Federal of Kentucky is a federally chartered savings bank which is primarily engaged in the business of attracting deposits from the general public and the origination primarily of adjustable-rate loans secured by first mortgages on owner-occupied and non-owner-occupied one-to four-family residences in Franklin, Boyle, Garrard and surrounding counties in Kentucky. First Federal of Kentucky also originates, to a lesser extent, home equity loans, loans secured by churches, multi-family properties, professional office buildings and other types of property, as well as consumer loans and commercial and industrial loans.

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,439,515 shares of common stock outstanding and approximately 659 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2016
First quarter	$8.89	$8.11	$0.10
Second quarter	10.37	8.60	0.10
Third quarter	9.70	8.51	0.10
Fourth quarter	9.46	8.00	0.10

	High	Low	Dividends Per Share
Fiscal 2015
First quarter	$8.89	$8.00	$0.10
Second quarter	8.50	7.47	0.10
Third quarter	8.45	7.94	0.10
Fourth quarter	8.79	8.00	0.10

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	30

Dear Shareholder:

We are pleased to present the 2016 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 15, 2016. The meeting will be at 4:00 p.m. in the Challenger Center on the campus of the Hazard Community and Technical College.

The enclosed report illustrates the challenges that most banks share in the current economic environment. Margin compression refers to the reduction of gross profit resulting from interest income falling at a faster pace than interest expense.  In addition to the low interest rate environment, our interest income also depends largely on loans and we continue to be challenged to grow our loan portfolio in the communities we serve.  Increased operating costs also serve as a head wind against us as we face normal price increases as well as higher costs resulting from regulatory requirements. We certainly appreciate the help from our staff and our depositors at First Federal of Hazard for approving  the First Federal MHC dividend waiver for the fifth year in a row.

During the year, we utilized a comprehensive marketing strategy to improve customer service and to become more visible in our communities. First Federal Savings Bank of Frankfort became First Federal Savings Bank of Kentucky to reflect our expanded footprint in three central Kentucky communities. Both banks adopted a new logo and standard branding. First Federal of Hazard moved into a newly-renovated facility that affords plenty of parking, drive-through banking, ATM access, and expanded office space. In Frankfort, the bank moved its East branch to a bigger facility and re-located some lending staff to this more accessible venue. In Lancaster and Danville-Ridgefield branch, we installed new signage. Our outreach efforts were expanded to television and billboard advertising.

We are honored to have devoted, long-term employees. We want to wish the best to the following retirees:

Deborah Bersaglia	Vice President/Secretary	First Federal of Hazard	45 years
Sandy Craft	Vice President/Loan Officer	First Federal of Hazard	39 years
Wick Asbury	Vice President/Head of Lending	First Federal of Kentucky	9 years
Russell Brooks	Vice President/Chief Financial Officer	First Federal of Kentucky	14 years

In 2016 we sadly lost two long-time members of the Company’s family: Chuck Cotton, who served for many years a director of First Federal of Frankfort and Herman Regan, who also served on that board in addition to being an original member of the Kentucky First Federal Bancorp board. Both gentlemen passed away in February.

We appreciate your continued support and confidence. Please call us with any questions or concerns and please think of us for your banking needs.

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2016	2015	2014	2013	2012
	(Dollars in thousands)

Total assets	$291,871	$296,298	$299,655	$324,062	$222,949
Cash and cash equivalents	13,108	13,635	11,511	16,540	5,735
Interest-bearing deposits	3,711	—	—	—	100
Securities held to maturity	4,079	6,423	9,018	12,232	4,756
Securities available for sale	134	159	247	205	189
Loans, net	238,468	243,815	246,788	262,491	182,473
Deposits	188,572	199,701	213,142	230,981	134,552
Federal Home Loan Bank advances	33,211	26,635	17,200	24,310	27,065
Shareholders’ equity	67,515	67,313	67,205	66,622	58,853
Allowance for loan losses	1,515	1,568	1,473	1,310	875
Nonperforming loans (90 days delinquent and nonaccrual)	7,135	6,512	9,740	7,987	1,794

Selected Operating Data

	Year Ended June 30,
	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)

Total interest income	$11,634	$12,389	$13,150	$11,958	$10,156
Total interest expense	1,360	1,428	1,618	1,686	2,179
Net interest income	10,274	10,961	11,532	10,272	7,977
Provision for losses on loans	15	343	580	662	139
Net interest income after provision for losses on loans	10,259	10,618	10,952	9,610	7,838
Total non-interest income	387	514	344	1,525	140
Total non-interest expenses	8,549	8,042	8,410	6,911	5,423
Income before federal income taxes	2,097	3,090	2,886	4,224	2,555
Federal income taxes	596	1,021	952	1,308	840
Net income	$1,501	$2,069	$1,934	$2,916	$1,715

Net earnings per share – basic	$0.18	$0.25	$0.23	$0.37	$0.23

Net earnings per share – diluted	$0.18	$0.25	$0.23	$0.37	$0.23
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2016	2015	2014	2013	2012
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.51%	0.70%	0.63%	1.05%	0.75%
Return on average equity (net income divided by average equity)	2.23	3.07	2.90	4.70	2.91
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.74	3.96	3.99	3.97	3.68
Net interest margin (net interest income divided by average interest-earning assets)	3.84	4.07	4.10	4.09	3.93
Ratio of average interest-earning assets to average interest-bearing liabilities	120.21	120.33	119.14	118.57	123.34
Ratio of total general administrative and other expenses to average total assets	2.89	2.71	2.74	2.49	2.39
Efficiency ratio (1)	80.19	70.08	70.82	58.58	66.81
Dividend payout ratio (2)	98.60	66.94	78.13	44.00	93.53

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.91	2.67	3.95	3.04	0.98
Nonperforming assets as a percent of total assets at end of period (3)	2.63	2.74	3.87	2.82	1.90
Allowance for loan losses as a percent of total loans at end of period	0.62	0.64	0.60	0.50	0.48
Allowance for loan losses as a percent of nonperforming loans at end of period	21.23	24.08	18.44	16.40	48.77
Provision for loan losses to total loans	0.01	0.14	0.24	0.25	0.08
Net charge-offs to average loans outstanding	0.03	0.10	0.17	0.10	0.02

Capital Ratios:
Average equity to average assets	22.73	22.64	21.76	22.31	25.91
Shareholders’ equity or capital to total assets at end of period	23.13	22.72	22.43	20.56	26.40

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	31.38	31.91	N/A	N/A	N/A
Tier 1 (core) capital to risk-weighted assets	31.38	31.91	32.77	31.17	37.82
Total capital to risk-weighted assets	32.29	32.88	33.37	28.12	38.57
Tier 1 leverage capital to average assets	18.95	18.66	17.99	19.77	20.83
Number of banking offices	7	7	7	7	4

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC. In May 2012 dividends of $473,000 were paid to First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2016. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

The Company was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005 upon the completion of the reorganization of First Federal of Hazard into a federal mutual holding company form of organization (the “Reorganization”). On that date, Kentucky First also completed its minority stock offering and its concurrent acquisition of Frankfort First Bancorp, Inc. (“Frankfort First Bancorp”) and its wholly owned subsidiary, First Federal of Kentucky, Frankfort Kentucky (“First Federal of Kentucky”) (the “Merger”). Following the Reorganization and Merger, the Company operated First Federal of Hazard and First Federal of Kentucky as two independent, community-oriented savings institutions

On December 31, 2012, the Company acquired CKF Bancorp, Inc., a savings and loan holding company which operated three banking locations in Boyle and Garrard Counties in Kentucky. In accounting for the transaction the assets and liabilities of CKF Bancorp were recorded on the books of First Federal of Kentucky in accordance with accounting standard ASC 805, Business Combinations.

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

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable incurred losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans, which is charged against income.

The management and the Boards of the Company and of First Federal of Hazard and First Federal of Kentucky review the allowance for loan losses on a quarterly basis. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to change. Management considers the economic climate in the Banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.

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

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2016, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

Deferred Taxes. We evaluate deferred tax assets and liabilities quarterly. We will realize these assets and liabilities to the extent profitable or carry back tax losses to periods in which we paid income taxes. Our determination of the realization of the deferred tax asset will be based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income we will earn and the implementation of various tax plans to maximize realization of the deferred tax assets. Management believes the Company will generate sufficient operating earnings to realize the deferred tax benefits. Examinations of our income tax returns or changes in tax law may impact the tax liabilities and resulting provisions for income taxes.

Our Operating Strategy

Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. We plan to pursue a strategy of:

•	operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Kentucky, which serves customers primarily in the central Kentucky counties of Franklin, Boyle and Garrard, as well as their surrounding counties. Each Bank emphasizes traditional thrift activities of accepting deposits and originating primarily residential mortgage loans for portfolio;

•	continuing our historic heavy reliance on our deposit base to fund our lending and investment activities and to supplement deposits with Federal Home Loan Bank of Cincinnati (“FHLB”) advances when advantageous or necessary. We expect our projected deposit mix to generally retain its existing composition of passbook, transaction and certificate of deposit accounts;

•	gradually pursuing opportunities to increase and diversify lending in our market areas;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

•	managing our net interest margin and interest rate risk; and

•	entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to the Company’s shareholders, provide a good fit within the Company’s mutual holding company framework and can be accomplished without undue encumbrance of the Company’s other operational areas.

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

Because the interest rates at June 30, 2016, remained very low, we believe our risk associated with falling interest rates was minimal. The model indicated that at June 30, 2016, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $9.8 million or 14.2% to $58.8 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 16.5% and our fair value of equity to fair value of risk-weighted assets would be expected to be 37.4%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2016, total assets were $291.9 million, a decrease of $4.4 million, or 1.5%, from the $296.3 million total at June 30, 2015. The decrease in total assets was related primarily to decreases in loans, net, investment securities and real estate acquired through foreclosure. At June 30, 2016, total liabilities were $224.4 million, a decrease of $4.6 million, or 2.0%, from total liabilities at June 30, 2015. The decrease in total liabilities was related primarily to a decrease in deposits.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2016, one- to four- family residential real estate loans totaled $186.1 million, or 76.0% of total loans, compared to $191.7 million, or 77.3% of total loans, at June 30, 2015, caused primarily by lower demand for home financing in the Banks’ markets. Construction real estate loans totaled $2.8 million, or 1.2% of total loans, at June 30, 2016, compared to $3.8 million, or 1.5% of total loans at June 30, 2015. At June 30, 2016, multi-family real estate loans totaled $15.6 million, or 6.3% of total loans, compared to $16.6 million or 6.7% of total loans at June 30, 2015. Nonresidential real estate loans totaled $27.1 million, or 11.1% of total loans at June 30, 2016, compared to $22.1 million, or 8.9% of total loans, at June 30, 2015. Commercial and industrial loans totaled $1.8 million at June 30, 2016 and 2015, representing 0.7% of total loans at both dates. Farm loans totaled $1.7 million and $1.6 million at June 30, 2016 and 2015, respectively, which represented 0.7% of total loans at each period end, while consumer loans (including automobile and unsecured loans) totaled $8.6 million and $8.4 million at June 30, 2016 and 2015, respectively. At June 30, 2016, consumer loans were comprised of loans secured by deposits of $1.8 million or 0.7% of total loans and other consumer loans of $6.8 million or 2.8% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of Consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$186,125	76.0%	$191,721	77.3%	$196,381	78.8%	$209,092	79.0%	$149,086	81.1%
Construction	2,809	1.2%	3,780	1.5%	2,122	0.9%	1,753	0.7%	964	0.5%
Multi-family	15,559	6.3%	16,621	6.7%	14,002	5.6%	14,506	5.5%	15,495	8.4%
Land	1,186	0.5%	2,021	0.8%	2,362	1.0%	2,821	1.1%	1,259	0.7%
Farm	1,735	0.7%	1,567	0.7%	1,644	0.7%	1,843	0.7%	—	—
Nonresidential real estate	27,138	11.1%	22,118	8.9%	21,945	8.8%	22,092	8.3%	9,839	5.3%
Commercial and industrial	1,847	0.7%	1,782	0.7%	2,080	0.8%	3,189	1.2%	—	—
Consumer:
Consumer and other	6,776	2.8%	6,155	2.5%	6,061	2.4%	6,537	2.5%	4,865	2.7%
Loans on deposits	1,813	0.7%	2,262	0.9%	2,564	1.0%	2,710	1.0%	2,281	1.3%
Total loans	244,988	100%	248,027	100%	249,161	100%	264,543	100%	183,789	100%

Allowance for loan losses	(1,515)		(1,568)		(1,473)		(1,310)		(875)
Undisbursed portion of loans in process	(5,118)		(2,753)		(952)		(833)		(544)
Deferred loan origination costs, net	113		109		52		91		103
Loans receivable, net	$238,468		$243,815		$246,788		$262,491		$182,473

The following table sets forth certain information at June 30, 2016 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$37,810	$1,767	$8,589	$48,166
More than one year to five years	99,394	—	—	99,394
More than five years	97,348	80	—	97,428
Total	$234,522	$1,847	$8,589	$244,988

As of June 30, 2016, there were $63.2 million fixed-rate and $172.2 million adjustable-rate real estate loans maturing in more than a year, while there were no fixed-rate and $608,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2016	2015	2014

Net loans at beginning of year	$243,815	$246,788	$262,491
Loans originated:
Real estate loans:
Residential one- to four-family	23,132	23,827	23,782
Construction	6,827	4,082	2,366
Multi-family	426	4,550	1,838
Land	733	132	104
Farm	—	—	21
Nonresidential real estate	2,204	1,542	1,432
Commercial and industrial	606	220	80
Consumer loans	3,781	2,668	1,670
Total loans originated	37,709	37,021	31,293
Deduct:
Real estate loan principal repayments and other	(42,565)	(37,891)	(45,725)
Decrease (increase) in allowance	(53)	(95)	(163)
Transfer to real estate acquired through foreclosure	(442)	(2,123)	(1,069)
Other	4	115	(39)
Net loan activity	(5,347)	(2,973)	(15,703)
Net loans at end of period	$238,468	$243,815	$246,788

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

At June 30, 2016, the allowance for loan losses was $1.5 million, or 0.62% of total loans, compared to $1.6 million, or 0.64% of total loans at June 30, 2015, a decrease of $53,000 or 3.4%. The allowance is based on a number of factors including loan loss experience, which has a significant impact. The allowance included no specific reserves at June 30, 2016 or 2015. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $7.1 million at June 30, 2016 and $6.5 million at June 30, 2015, an increase of $623,000 or 9.6%. The allowance for loan losses totaled 21.2% and 24.1% of nonperforming loans at June 30, 2016 and 2015, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. It is difficult to derive direct correlation between the level of troubled loans, whether measured by impairment, non-performance, classification, or delinquency, because approximately 20% of total loans and 46% of classified loans were acquired in the merger with Central Kentucky Federal. The acquired loans are not covered by the allowance for loan losses in accordance with generally accepted accounting principles. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2016. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2016	2015	2014	2013	2012
	(Dollars in thousands)

Allowance at beginning of period	$1,568	$1,473	$1,310	$875	$764

Provision for loan losses	15	343	580	662	139

Charge-offs:
Real estate loans	(80)	(274)	(467)	(229)	(28)
Consumer loans	—	—	—	—	—
Total charge-offs	(80)	(274)	(467)	(229)	(28)

Recoveries:
Real estate loans	12	26	49	—	—
Consumer and other loans	—	—	1	2	—
Total recoveries	12	26	50	2	—

Net charge-offs	$(68)	$(248)	$(417)	$(227)	$(28)
Allowance at end of period	$1,515	$1,568	$1,473	$1,310	$875

Allowance to nonperforming loans	21.2%	24.1%	18.4%	16.4%	48.8%
Allowance to total loans outstanding at end of period	0.62%	0.64%	0.60%	0.50%	0.48%
Net charge-offs to average loans outstanding during the period	0.03%	0.10%	0.17%	0.10%	0.02%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2016			2015			2014			2013			2012
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential one- to four-family	$862	56.9%	76.0%	$1,059	67.5%	77.4%	$1,003	68.1%	78.8%	$874	66.7%	79.0%	$565	64.6%	81.1%
Construction	5	0.3	1.2	21	1.3	1.5	11	0.7	0.9	8	0.6	0.7	3	0.3	0.5
Multi-family	192	12.7	6.3	94	6.0	6.7	73	5.0	5.6	63	4.8	5.5	49	5.6	8.4
Land	2	0.1	0.5	7	0.4	0.8	10	0.7	1.0	12	0.9	1.1	—	—	—
Farm	3	0.2	0.7	9	0.6	0.6	9	0.6	0.7	6	0.5	0.7	—	—	—
Nonresidential real estate	217	14.3	11.1	121	7.8	8.9	112	7.6	8.8	94	7.2	8.3	35	4.0	6.0
Commercial and industrial	18	1.2	0.7	10	0.6	0.7	11	0.7	0.8	13	1.0	1.2	—	—	—
Consumer and other	12	0.8	2.8	34	2.2	2.5	31	2.1	2.4	28	2.1	2.5	16	1.8	2.7
Loans on deposits	4	0.3	0.7	13	0.8	0.9	13	0.9	1.0	12	0.9	1.0	7	0.9	1.3
Unallocated	200	13.2	—	200	12.8	—	200	13.6	—	200	15.3	—	200	22.9	—
Total allowance for loan losses	$1,515	100%	100%	$1,568	100%	100%	$1,473	100%	100%	$1,310	100.0%	100.0%	$875	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2016, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2016	2015	2014	2013	2012
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$3,447	$2,856	$4,361	$3,720	$1,593
Commercial loans	—	388	47	40	—
Consumer loans	11	18	29	18	—
Total	3,458	3,262	4,437	3,778	1,593

Accruing loans past due 90 days or more:
Real estate loans	2,166	1,745	3,513	1,945	201
Commercial loans	—	—	—	—	—
Consumer loans	—	—	—	27	—
Total of accruing loans past due 90 days or more	2,166	1,745	3,513	1,972	201
Restructured loans not performing as agreed	1,511	1,505	1,790	2,211	—
Total nonperforming loans	7,135	6,512	9,740	7,961	1,794
Restructured loans performing as agreed	323	346	207	659	187
Real estate acquired through foreclosure	527	1,593	1,846	1,163	2,445
Total nonperforming assets and performing restructured loans	$7,985	$8,451	$11,793	$9,783	$4,426

Total nonperforming loans to total loans	2.91%	2.67%	3.95%	3.04%	0.98%

Total nonperforming loans to total assets	2.45%	2.20%	3.25%	2.47%	1.10%

Total nonperforming assets to total assets	2.63%	2.74%	3.87%	2.82%	1.90%

Interest income that would have been recorded for the years ended June 30, 2016 and 2015, had nonaccrual loans been current according to their original terms amounted to $52,000, and $155,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2016 and 2015 amounted to $97,000, and $147,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $7.3 million and $8.1 million at June 30, 2016 and 2015, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2016	2015	2014
	(In thousands)
Substandard assets	$13,015	$12,639	$16,284
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$13,015	$12,639	$16,284

Substandard assets at June 30, 2016, consisted of 178 loans totaling $12.5 million and 8 parcels of real estate owned with an aggregate carrying value of $527,000, compared to substandard assets at June 30, 2015, which consisted of 159 loans totaling $11.0 million and 20 parcels of real estate owned with an aggregate carrying value of $1.6 million. At June 30, 2016, 4.0% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 12.6% at June 30, 2015. During the fiscal years ended June 30, 2016 and 2015, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $727,000 and $590,000 for $822,000 and $702,000 during the fiscal years ended June 30, 2016 and 2015, respectively. Such loans are considered loans to facilitate an exchange and, as such, the Company defers recognition of the gain until the proper time in the future. Loans to facilitate the sale of other real estate owned which were included in substandard loans and totaled $375,000 and $292,000 at June 30, 2016, and 2015, respectively.

The table below summarizes other real estate owned at June 30, 2016:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	5	$445
Building lots	3	82
Total	8	$527

The table below summarizes substandard loans at June 30, 2016:

(Dollars in thousands)	Number of properties	Net carrying value

Single family, owner occupied	115	$6,718
Single family, non-owner occupied	42	3,383
Two- to four-family, non-owner occupied	12	1,869
Nonresidential real estate	5	339
Commercial and industrial	3	173
Consumer	1	6
Total	178	$12,488

Other than disclosed above, there are no other loans at June 30, 2016 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2016		2015
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$4,307	$1,953	$3,140	$2,474
Consumer loans	33	13	31	3
Total	$4,340	$1,966	$3,171	$2,477

Securities. Our securities portfolio consists of agency bonds and mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $4.2 million at June 30, 2016, a decrease of $2.4 million, or 36.0%, compared to the $6.6 million total at June 30, 2015. The decrease in these securities resulted from scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$79	$81	$94	$96	$134	$136
FHLMC stock	8	53	8	63	8	111
	$87	$134	$102	$159	$142	$247
Held-to-maturity securities
Agency mortgage-backed: residential	$2,048	$2,118	$2,821	$2,931	$3,792	$3,971
Agency bonds	2,031	2,033	3,602	3,603	5,226	5,224
	$4,079	$4,151	$6,423	$6,534	$9,018	$9,195

At June 30, 2016 and 2015, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2016. At June 30, 2016, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$4	2.15%	$17	2.15%	$24	2.15%	$35	2.15%	$80	$81	2.15%

Held to maturity securities:
Mortgage-backed securities	$293	3.84%	$692	3.57%	$466	2.87%	$597	3.29%	$2,048	$2,118	3.37%
Agency bonds	2,031	2.22	—		—		—		2,031	2,033	2.22%
	2,324		692		466		597		4,079	4,151

	$2,328		$709		$490		$632		$4,159	$4,232

Other Assets. Other assets at June 30, 2016, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $3.1 million and $3.0 million at June 30, 2016 and 2015, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million at June 30, 2016 and 2015.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $188.6 million at June 30, 2016, a decrease of $11.1 million or 5.6%, compared to the $199.7 million total at June 30, 2015. The decrease in deposits was a result of a decrease in certificates of deposit as customers search for higher yield in other investments.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2016	2015	2014
	(In thousands)
Certificate of deposit accounts	$106,758	$116,098	$136,705
Demand, transaction and savings accounts	81,814	83,603	76,427
Total	$188,572	$199,701	$213,142

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2016. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$6,362
Over three months through six months	7,219
Over six months through twelve months	16,231
Over twelve months	12,960
Total	$42,772

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2016	2015	2014
	(In thousands)
Rate
0.01 - 0.99%	$78,775	$87,765	$91,979
1.00 - 1.99	25,173	18,522	27,104
2.00 - 2.99	2,810	8,868	11,478
3.00 - 3.99	—	934	6,128
4.00 - 4.99	—	9	16
5.00 - 5.99	—	—	—
Total	$106,758	$116,098	$136,705

The following table sets forth the amount and maturities of certificate accounts at June 30, 2016.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 –0.99%	$58,888	$14,679	$3,526	$1,682	$78,775	73.8%
1.00 –1.99	10,669	8,429	646	5,429	25,173	23.6
2.00 –2.99	2,810	—	—	—	2,810	2.6
Total	$72,367	$23,108	$4,172	$7,111	$106,758	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2016		2015		2014
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$3,799	0.00%	$4,138	0.00%	$3,721	0.00%
Interest-bearing demand	16,654	0.14%	16,648	0.18%	14,969	0.19%
Savings accounts	63,833	0.41%	59,276	0.40%	58,436	0.42%
Certificates of deposit	110,066	0.70%	127,361	0.73%	141,296	0.76%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2016	2015	2014
	(In thousands)

Beginning balance	$199,701	$213,142	$230,981
Decrease before interest credited	(12,187)	(14,631)	(19,180)
Interest credited	1,058	1,190	1,341
Net decrease in deposits	(11,129)	(13,441)	(17,839)
Ending balance	$188,572	$199,701	$213,142

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $33.2 million and $26.6 million at June 30, 2016 and 2015, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2016	2015	2014
	(Dollars in thousands)

Balance outstanding at end of period	$33,211	$26,635	$17,200
Maximum amount of advances outstanding at any month end during the period	$44,532	$29,047	$27,016
Average advances outstanding during the period	$32,106	$20,375	$19,413
Weighted average interest rate during the period	0.94%	1.17%	1.43%
Weighted average interest rate at end of period	0.93%	1.04%	1.39%

Capital. Total shareholders’ equity totaled $67.5 million at June 30, 2016, a $202,000 or 0.3%, increase compared to June 30, 2015. The increase resulted primarily from earnings reduced by dividends declared during the year.

Effective January 1, 2015, the Company and the Banks became subject to the capital regulations in accordance with Basel III. These regulations established higher minimum risk-based capital ratio requirements, a new common equity Tier 1 risk-based capital ratio and a new capital conservation buffer (“CCB”). The regulations also included a revised definition of capital and changed the risk-weighting of certain assets. For purposes of prompt corrective action, the new regulations establish definitions of “well capitalized” as follows:

Minimum for banks to be well- capitalized under regulatory requirements
Tier 1 Capital to Total Average Assets	5.0%
Common Equity Tier 1 Capital	6.5%
Tier 1 Capital to Risk-Weighted Assets	8.0%
Total Capital to Risk-Weighted Assets	10.0%

Additionally, the CCB of Common Equity Tier 1 Risk-Based capital above the minimum risk-based capital requirements was introduced. The CCB will eventually be 2.5% and is being phased in over a three year period. This minimum CCB is equal to 0.625% effective January 1, 2016 and increases 0.625% annually through 2019 to 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

At June 30, 2016, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note J-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2016 and 2015

General. Net earnings totaled $1.5 million or $0.18 diluted earnings per share for the fiscal year ended June 30, 2016, which represents a $568,000, or 27.5%, decrease from net earnings recorded for the fiscal year ended June 30, 2015. The decrease in earnings year over year was due to a decrease in net interest income, an increase in non-interest expense and a decrease in non-interest income, while a decrease in provision for loan loss and a decrease in income taxes served to offset some of the negative impact on the bottom line. Net interest income decreased $687,000 or 6.3% from $11.0 million for the prior year end to $10.3 million for the recent year end primarily due to a decrease in interest income. Non-interest expense increased $507,000 or 6.3% to $8.5 million for the year just ended due primarily to higher employee compensation and benefits expense. Non-interest income decreased $127,000 or 24.7% to $387,000 for the year just ended primarily because gains associated with real estate owned by the Company and recognized in the prior year were not repeated. Provision for loan losses decreased $328,000 from the prior year to $15,000 for the recently ended year due to a lower level of net charge-offs in fiscal 2016.

Interest Income. Total interest income for the fiscal year ended June 30, 2015 was $11.6 million, a decrease of $755,000, or 6.1%, compared to the fiscal year ended June 30, 2015. The decrease in interest income was due primarily to a decrease in interest income on loans, which decreased by $742,000, or 6.2% to $11.3 million for the fiscal year ended June 30, 2016, compared to fiscal 2015.

Interest income from loans decreased primarily due to a decrease in the average rate earned on the portfolio as well as a decrease in the average balance outstanding. The average rate earned on the portfolio decreased 26 basis points from 4.87% for fiscal year 2015 to 4.61% for fiscal 2016, while the average balance of loans outstanding decreased $2.1 million or 0.9% from $246.3 million for the 2015 fiscal year to $244.1 million for the 2016 fiscal year. The decrease in the average rate earned on loans for fiscal 2016 occurred as a result of new loan originations at lower prevailing interest rates as well as existing borrowers refinancing to lower rates. Although the Company maintains a large portion of adjustable-rate loans, the repricing of those loans as scheduled has not had a material impact, because many adjustable-rate loans are at their rate floors, as a result of the extended period of historically low interest rate environment. Income from other interest-earning assets also decreased year over year. Income on other interest-earning assets decreased $13,000 or 3.3% to $380,000 for the fiscal year ended June 30, 2016.

Interest Expense. Interest expense totaled $1.4 million for the fiscal year ended June 30, 2016, a decrease of $68,000, or 4.8%, from fiscal 2015. The decrease in interest expense resulted from lower costs of deposits. Interest expense on deposits decreased $132,000 or 11.1% to $1.1 million for the 2016 fiscal year, while the cost of borrowings increased $64,000 or 26.9% to $302,000 for the 2016 fiscal year. Decreased costs on deposits were attributable primarily to a decrease in the average balance of those deposits, while a decrease in the interest rates paid on deposits also contributed to the overall decrease in cost. The average balance of deposits decreased $12.7 million or 6.3% to $190.6 million for the year just ended, while the rate paid on deposits decreased 3 basis points to 0.56% for the 2016 year. The average balance of certificates of deposit was $110.1 million for the recently-ended year. This category registered the largest decrease in volume by decreasing $17.3 million or 13.6% from fiscal 2015 to fiscal 2016, as depositors sought higher returns on their funds. The Company utilized FHLB advances to fund the decrease in deposits. Average borrowings increased by $11.7 million or 57.6% to $32.1 million for the year ended June 30, 2016, while the average rate paid on borrowings decreased 23 basis points to 0.94% for fiscal 2016.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $687,000 or 6.3% to $10.3 million for the 2016 year. As indicated on the following table, our net interest margin decreased from 4.07% for the 2015 fiscal year to 3.84% for the year just ended, primarily as a result of interest-bearing assets repricing to lower interest rates at a faster pace than our interest-earning liabilities repriced to lower interest rates. The pace at which the rates for interest-bearing liabilities has continued to decline as the low interest rate environment persists. As those liabilities reprice ever closer to nil, they will likely level off at the lowest levels. Also in the current historically-low interest rate environment, we might be forced to meet competing lenders’ low rates in order to retain our loan portfolio.

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

	2016			2015			2014
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$244,131	$11,254	4.61%	$246,252	$11,996	4.87%	$251,181	$12,681	5.05%
Mortgage-backed securities	2,493	94	3.77	3,412	110	3.22	4,515	132	2.92
Other securities	3,768	18	0.48	5,409	25	0.46	6,749	29	0.43
Other interest-earning assets	17,263	268	1.55	14,063	258	1.84	16,483	308	1.87
Total interest-earning assets	267,655	11,634	4.35	269,136	12,389	4.60	278,928	13,150	4.71
Less: ALLL	(1,569)			(1,533)			(1,391)
Noninterest-earning assets	30,217			29,693			29,445
Total assets	$296,303			$297,296			$306,982

Interest-bearing liabilities:
Demand deposits	$16,654	$24	0.14%	$16,648	$30	0.18%	$14,969	$29	0.19%
Savings	63,833	260	0.41	59,276	237	0.40	58,436	243	0.42
Certificates of deposit	110,066	774	0.70	127,361	923	0.73	141,296	1,069	0.76
Total deposits	190,553	1,058	0.56	203,285	1,190	0.59	214,701	1,341	0.63
Borrowings	32,106	302	0.94	20,375	238	1.17	19,413	277	1.43
Total interest-bearing liabilities	222,659	1,360	0.61	223,660	1,428	0.64	234,114	1,618	0.69
Noninterest-bearing demand deposits	3,799			4,138			3,721
Noninterest-bearing liabilities	2,491			2,190			2,344
Total liabilities	228,949			229,988			240,179

Shareholders’ equity	67,354			67,308			66,803
Total liabilities and shareholders’ Equity	$296,303			$297,296			$306,982
Net interest income/average yield		$10,274	3.74%		$10,961	3.96%		$11,532	4.02%
Net interest margin			3.84%			4.07%			4.13%
Average interest-earning assets to
Average interest-bearing liabilities			120.21%			120.33%			119.14%

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

	Twelve months ended June 30, 2016 to June 30, 2015 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2015 to June 30, 2014 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$(103)	$(639)	$(742)	$(244)	$(441)	$(685)
Mortgage-backed securities	(43)	27	(16)	(38)	16	(22)
Investment securities	(8)	1	(7)	(6)	2	(4)
Other interest-earning assets	31	(21)	10	(44)	(16)	(50)
Total interest-earning assets	(123)	(632)	(755)	(332)	(429)	(761)

Interest-bearing liabilities:
Demand deposits	—	(6)	(6)	2	(1)	1
Savings	19	4	23	3	(9)	(6)
Certificates of deposit	(122)	(27)	(149)	(100)	(46)	(146)
Borrowings	97	(33)	64	14	(53)	(39)
Total interest-bearing liabilities	(6)	(62)	(68)	(81)	(109)	(190)
Increase (decrease) in net interest income	$(117)	$(570)	$(687)	$(251)	$(320)	$(571)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $15,000 for losses on loans for the fiscal year ended June 30, 2016, a decrease of $328,000 compared to a provision of $343,000 for fiscal 2015. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income decreased $127,000 or 24.7% to $387,000 for the fiscal year ended June 30, 2016, due primarily to lower gains recognized on sales of real estate owned (“REO”) by the Company and higher valuation adjustments on REO. During fiscal 2015 we recognized $207,000 in gains on sales of real estate owned compared to $120,000 for fiscal 2016. Impairment charges for REO increased $64,000 or 73.6% from $87,000 in the prior fiscal year to $151,000 for the year just ended. Gain on sale of loans increased $23,000 or 82.1% to $51,000 for the year just ended. The Company prefers to limit the interest rate risk on 30-year fixed rate mortgages by selling that loan production to the FHLB.

Non-interest Expense. Non-interest expense increased $507,000 or 6.3% to $8.5 million for the fiscal year ended June 30, 2016 compared to fiscal 2015 primarily due to higher costs associated with the Company’s employee compensation and benefits and other non-interest expenses. Employee compensation and benefits increased $460,000 or 9.5% from the 2015 fiscal year and totaled $5.3 million for the year just ended. Contributions to the Company’s defined benefit pension plan totaled $558,000 for the year just ended compared to $227,000 for the fiscal year ended June 30, 2015, an increase of $330,000 or 145.37%. See NOTE A-Summary of Significant Accounting Policies, Item 11. Retirement and Employee Benefit Plans. Employee compensation totaled $3.6 million for the fiscal year ended June 30, 2016, compared to $3.5 million for the prior year, an increase of $112,000 or 3.2%, primarily due to additional staff hired in anticipation of several employee retirements. Other non-interest expense increased $182,000 or 19.6% to $1.1 million for the year just ended primarily as a result of increased cost of communications and advertising. Advertising expense increased $102,000 or 120.0% to $187,000 for the recently ended year as the Company utilized various media advertising in its market areas to generate additional business, while data communications expense increased $70,000 or 74.8% to $164,000, because of increased communication and data transmission capacity.

Federal Income Taxes. The provision for federal income tax decreased $425,000 or 41.6% from $1.0 million for the fiscal year ended June 30, 2015 to $596,000 for the fiscal year ended June 30, 2016. In addition to a reduction in federal income tax as a result of lower earnings, the Company also recognized an $87,000 tax benefit associated with a FIN 48 reserve recorded in a prior year. See NOTE H-Federal Income Taxes. The effective income tax rate for the years ended June 30, 2016 and 2015, was 28.4% and 33.0%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2016 and June 30, 2015, cash and cash equivalents totaled $13.1 million and $13.6 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $134,000 and $159,000 at June 30, 2016 and 2015, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2016 and 2015, we originated $37.7 million and $37.0 million of loans, respectively. During fiscal 2016, these activities were funded primarily by proceeds from principal repayments on loans of $42.6 million. During fiscal 2015, these activities were funded primarily by proceeds from the principal repayments on loans of $37.9 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits decreased $11.1 million (net of amortization of purchased premium) for the year ended June 30, 2016, compared to a net decrease of $13.4 million for the year ended June 30, 2015. FHLB advances increased $6.6 million from June 30, 2015 to June 30, 2016. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

At June 30, 2016, we had $4.9 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2016 totaled $72.4 million, or 38.4% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2017. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2016, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2016, the Company’s net income exceeded its aggregate dividend of $1.5 million by $21,000. In fiscal 2015, the Company’s net income exceeded its aggregate dividend of $1.4 million by $684,000. Approximately 56.0% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. An interim final rule issued by the Federal Reserve raises some question whether we will continue to be allowed to waive these dividends without detriment to the Company as a whole. The Federal Reserve did not object to dividend waivers in August 2011, November 2011 or February 2012. However, they refused to allow the waiver for the May 2012 dividend. As a result, the dividend was paid to the MHC as well as to public shareholders. In an effort to comply with Regulation MM and to be able to continue to waive the dividend, First Federal MHC put the issue to a vote of the members and on August 23, 2012, again on July 9, 2013, again on July 8, 2014, again on July 7, 2015, and again on July 7, 2016. Members of First Federal MHC voted in favor of the dividend waiver on all five occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2017. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Louisville, Kentucky

September 28, 2016

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2016 and 2015

(Dollar amounts in thousands, except per share data)

	2016	2015
ASSETS

Cash and due from financial institutions	$4,297	$3,864
Interest-bearing demand deposits	8,811	9,771
Cash and cash equivalents	13,108	13,635

Time deposits in other financial institutions	3,711	—
Securities available for sale	134	159
Securities held-to-maturity, at amortized cost- approximate fair value of $4,151 and $6,534 at June 30, 2016 and 2015, respectively	4,079	6,423
Loans held for sale	—	100
Loans, net of allowance of $1,515 and $1,568 at June 30, 2016 and 2015, respectively	238,468	243,815
Real estate owned, net	527	1,593
Premises and equipment, net	6,022	5,235
Federal Home Loan Bank stock, at cost	6,482	6,482
Accrued interest receivable	710	725
Bank-owned life insurance	3,064	2,971
Goodwill	14,507	14,507
Prepaid federal income taxes	93	—
Prepaid expenses and other assets	966	653

Total assets	$291,871	$296,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$188,572	$199,701
Federal Home Loan Bank advances	33,211	26,635
Advances by borrowers for taxes and insurance	741	699
Accrued interest payable	22	32
Accrued federal income taxes	—	78
Deferred federal income taxes	642	569
Deferred revenue	595	610
Other liabilities	573	661
Total liabilities	224,356	228,985

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,639	34,638
Retained earnings	34,732	34,711
Unearned employee stock ownership plan (ESOP)	(1,036)	(1,223)
Treasury shares at cost, 112,563 common shares at June 30, 2016 and 2015	(937)	(937)
Accumulated other comprehensive income	31	38
Total shareholders’ equity	67,515	67,313

Total liabilities and shareholders’ equity	$291,871	$296,298

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2016 and 2015

(Dollar amounts in thousands, except per share data)

	2016	2015

Interest income
Loans, including fees	$11,254	$11,996
Mortgage-backed securities	94	110
Other securities	18	25
Interest-bearing deposits and other	268	258
Total interest income	11,634	12,389

Interest expense
Deposits	1,058	1,190
Borrowings	302	238
Total interest expense	1,360	1,428

Net interest income	10,274	10,961

Provision for loan losses	15	343

Net interest income after provision for loan losses	10,259	10,618

Non-interest income
Net gains on sales of loans	51	28
Earnings on bank-owned life insurance	93	93
Net gain on sales of REO	120	207
Valuation adjustment for REO	(151)	(87)
Other	274	273
Total non-interest income	387	514

Non-interest expense
Employee compensation and benefits	5,319	4,859
Occupancy and equipment	669	610
Legal fees	145	94
Outside service fees	75	198
Data processing	397	429
Audit and accounting	276	252
FDIC insurance premiums	215	230
Franchise and other taxes	247	261
Foreclosure and REO expense, net	95	180
Other	1,111	929
Total non-interest expense	8,549	8,042

Income before income taxes	2,097	3,090

Federal income tax expense
Current	524	646
Deferred	72	375
Total federal income taxes	596	1,021

NET INCOME	$1,501	$2,069

EARNINGS PER SHARE
Basic and diluted	$0.18	$0.25

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015

Net income	$1,501	$2069

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities available for sale during the year, net of tax benefit of $4 and $16 in 2016 and 2015, respectively	(7)	(32)

Comprehensive income	$1,494	$2,037

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2016 and 2015

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2014	$86	$34,671	$34,027	$(1,410)	$(239)	$70	$67,205

Net income	-	-	2,069	-	-	-	2,069
Allocation of ESOP shares	-	(33)	-	187	-	-	154
Acquisition of 84,677 shares for Treasury	-	-	-	-	(698)	-	(698)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(32)	(32)
Cash dividends of $0.40 per common share	-	-	(1,385)	-	-	-	(1,385)

Balance at June 30, 2015	86	34,638	34,711	(1,223)	(937)	38	67,313

Net income	-	-	1,501	-	-	-	1,501
Allocation of ESOP shares	-	1	-	187	-	-	188
Unrealized losses on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(7)	(7)
Cash dividends of $0.40 per common share	-	-	(1,480)	-	-	-	(1,480)

Balance at June 30, 2016	$86	$34,639	$34,732	$(1,036)	$(937)	$31	$67,515

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015

Cash flows from operating activities:
Net income	$1,501	$2,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	321	278
Accretion of purchased loan discount	(164)	(310)
Amortization of purchased loan premium	17	18
Amortization of discounts and premiums on investment securities, net	80	148
Amortization (accretion) of deferred loan origination costs (fees)	39	55
Accretion of premiums on deposits	(84)	(212)
Net gain on sale of loans	(51)	(28)
Valuation adjustment of REO	151	87
Net gain on real estate owned	(120)	(186)
Deferred gain on sale of real estate owned	(15)	(21)
ESOP compensation expense	188	154
Earnings on bank-owned life insurance	(93)	(93)
Provision for loan losses	15	343
Origination of loans held for sale	(1,231)	(699)
Proceeds from loans held for sale	1,382	627
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	15	166
Prepaid expenses and other assets	(313)	(22)
Accrued interest payable	(10)	—
Accounts payable and other liabilities	(88)	42
Federal income tax (benefit)
Current	(171)	305
Deferred	77	375
Net cash provided by operating activities	1,446	3,096

Cash flows from investing activities:
Purchase of investment securities held to maturity	(11,000)	(8,500)
Purchase of term deposits in other financial institutions	(3,711)	—
Investment securities maturities, prepayments and calls:
Held to maturity	13,264	10,947
Available for sale	14	40
Loans originated for investment, net of principal collected	5,739	1,388
Proceeds from sale of real estate owned	888	1,831
Additions to real estate owned	(152)	—
Additions to premises and equipment, net	(1,108)	(884)
Net cash provided by investing activities	3,934	4,822

Cash flows from financing activities:
Net change in deposits	(11,045)	(13,229)
Payments by borrowers for taxes and insurance, net	42	83
Proceeds from Federal Home Loan Bank advances	33,200	23,800
Repayments on Federal Home Loan Bank advances	(26,624)	(14,365)
Treasury stock repurchases	—	(698)
Dividends paid on common stock	(1,480)	(1,385)
Net cash used in financing activities	(5,907)	(5,794)

Net increase (decrease) in cash and cash equivalents	(527)	2,124

Beginning cash and cash equivalents	13,635	11,511

Ending cash and cash equivalents	$13,108	$13,635

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$710	$330

Interest on deposits and borrowings	$1,454	$1,640

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$442	$2,123

Loans disbursed upon sales of real estate acquired through foreclosure	$741	$643

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Kentucky (“First Federal of Kentucky”). First Federal of Hazard and First Federal of Kentucky are collectively referred to herein as “the Banks.” First Federal of Hazard is a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Kentucky operates through six banking offices located in Frankfort, Danville and Lancaster, Kentucky. Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes. First Federal of Kentucky also originates, to a lesser extent, church loans, home equity and other loans. Other than a predominance of one- to four-family residential property, which is common in most thrifts, there are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Banks’ specific operating areas. The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The following is a summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1.     Principles of Consolidation: The consolidated financial statements include the accounts of the Company, First Federal of Hazard, Frankfort First and First Federal of Kentucky. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

June 30, 2016 and 2015

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

5.   Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2016 the Company had no loans held for sale, while at June 30, 2015 the Company had $100,000 in loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.   Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $12,000 and $14,000 during the years ended June 30, 2016 and 2015, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $94,000 and $96,000 at June 30, 2016 and 2015, respectively.

The Company was servicing mortgage loans of approximately $11.7 million and $11.9 million that had been sold to the Federal Home Loan Bank at June 30, 2016 and 2015, respectively. During the fiscal year ended June 30, 2016, we sold $1.2 million in loans under the FHLB program and the average balance of loans serviced was $12.0 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $21,000 and $20,000 for the fiscal years ended June 30, 2016 and 2015, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

June 30, 2016 and 2015

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

We offer a mix of adjustable-rate and fixed-rate mortgage loans with terms up to 30 years for owner-occupied properties. For these properties a borrower may be able to borrow up to 95% of the value with private mortgage insurance. Alternatively, the borrower may be able to borrow up to 90% of the value through other programs offered by the bank.

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

June 30, 2016 and 2015

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

The Banks choose the most appropriate method for accounting for impaired loans. For secured loans, which make up the vast majority of the loans in the banks’ portfolio, this method involves determining the fair value of the collateral, reduced by estimated selling costs. Where appropriate, the Banks would account for impaired loans by determining the present value of expected future cash flows discounted at the loan’s effective interest rate.

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

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

7.   Federal Home Loan Bank Stock: The banks are members of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as interest income.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2013.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.   Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $163.1 million and $190.8 million for the plan years ended June 30, 2015 and 2014, respectively. Our contributions for fiscal 2016 and 2015 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $558,000 and $227,000 for the fiscal years ended June 30, 2016 and 2015. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2015, the most recent period for which information is available, First Federal of Hazard had an adjusted funding target attainment percentage (“AFTAP”) of 93.8%, while First Federal of Kentucky had an AFTAP of 101.4%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $4,000 and $15,000 for the fiscal years ended June 30, 2016 and 2015, respectively, while the liabilities totaled $61,000 and $177,000 at June 30, 2016 and 2015, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $1.4 million and $1.6 million at June 30, 2016 and 2015, respectively. The Company recorded expense for the ESOP of approximately $188,000 and $154,000 for the years ended June 30, 2016 and 2015, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 98,588 and 73,266 at June 30, 2016 and 2015, respectively. The amounts contributed to the ESOP were $280,000 for each of the years 2016 and 2015.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.	Retirement and Employee Benefit Plans: (continued)

	For the fiscal year ended June 30,
	2016	2015

Allocated shares	125,411	132,058
Shares committed to be released	9,338	9,338
Unearned shares	103,636	122,311
Total ESOP shares	238,385	263,707

Fair value of unearned shares at End of period (dollars in thousands)	$850	$1,025

The Company maintains a 401(k) plan for the benefit of all full-time employees. No employer contributions have been made to the 401(k) plan.

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

No compensation cost was charged against income for those share-based plans for the fiscal years ended June 30, 2016, or 2015 and, consequently, there was no income tax benefit recognized for either of the fiscal years then ended.

The EIP provides for grants of up to 421,216 stock options. It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant. The contractual term of the options is ten years. All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2016, there were no options outstanding.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Share-Based Compensation Plans: (continued)

A summary of the status of the Company’s stock option plan as of June 30, 2016, and changes during the year then ended is presented below:

		Weighted-	Aggregate
		average	Intrinsic
		exercise	Value
	Shares	price	($000)

Outstanding at beginning of year	325,800	$10.10
Granted	-	-
Exercised	-	-
Expired/Forfeited	325,800	10.10

Outstanding at end of year	-	-	$-

Options exercisable at end of year	-	-	$-

As of June 30, 2016 and 2015, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

The Plan expired in December 2015 and no further awards may be made thereunder.

For the years ended and as of June 30, 2016 and 2015, there were no grants, forfeitures or nonvested shares and no unrecognized compensation cost related to the restricted stock awards.

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

(in thousands)	2016	2015

Net income allocated to common shareholders, basic and diluted	$1,501	$2,069

	2016	2015
Basic
Weighted-average common shares outstanding	8,324,195	8,348,785

Diluted
Weighted-average common shares outstanding (diluted)	8,324,195	8,348,785

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Earnings Per Share: (continued)

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. For fiscal years 2016 and 2015 all options were antidilutive, as the exercise price was greater than the average market price of the common stock.

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

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2016 and 2015. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2016
Agency mortgage-backed: residential	$81	$—	$81	$—
FHLMC stock	53	—	53	—
	$134	$—	$134	$—

2015
Agency mortgage-backed: residential	$96	$—	$96	$—
FHLMC stock	63	—	63	—
	$159	$—	$159	$—

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

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $151,000 and $87,000 for the fiscal years 2016 and 2015, respectively, and resulted in a Level 3 classification of the inputs for determining fair value.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2016 and 2015.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2016
Other real estate owned, net
One- to four-family	$274	-	-	$274
Land	79	-	-	79

2015
Other real estate owned, net
One- to four-family	$525	-	-	$525
Land	15	-	-	15

At June 30, 2016 and 2015, there were no impaired loans with a valuation allowance.

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $353,000 and $540,000 at June 30, 2016 and 2015, respectively, after write-down of $145,000 and $54,000 for the years ended June 30, 2016 and 2015, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2016 and 2015:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2016	(in thousands)	Technique(s)	Input(s)	Average)

Foreclosed and repossessed assets:
1-4 family	$274	Sales comparison approach	Adjustments for differences between comparable sales	-24.0% to 15.2% (-5.1%)
Land	79	Sales comparison approach	Adjustments for differences between comparable sales	3.5% to 6.6% (5.0%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2015	(in thousands)	Technique(s)	Input(s)	Average)
Foreclosed and repossessed assets:
1-4 family	$525	Sales comparison approach	Adjustments for differences between comparable sales	1.5% to 11.7% (2.9%)
Land	15	Sales comparison approach	Adjustments for differences between comparable sales	20.2% to 38.9% (20.8%)

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

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value at June 30, 2016 and 2015:

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

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2016 and 2015, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30, 2016 and June 30, 2015 are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2016 Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$13,108	$13,108			$13,108
Term deposits in other financial institutions	3,711	3,711			3,711
Available-for-sale securities	134		$134		134
Held-to-maturity securities	4,079		4,151		4,151
Loans receivable - net	238,468			$242,456	242,456
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	710		21	689	710

Financial liabilities
Deposits	$188,572	$81,814	$106,820		$188,634
Federal Home Loan Bank advances	33,211		33,517		33,517
Advances by borrowers for taxes and insurance	741		741		741
Accrued interest payable	22		22		22

The carrying amounts and estimated fair values of financial instruments at June 30, 2015, are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2015 Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$13,635	$13,635			$13,635
Available-for-sale securities	159		$159		159
Held-to-maturity securities	6,423		6,534		6,534
Loans held for sale	100		101		101
Loans receivable - net	243,815			$248,265	248,265
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	725		27	698	725

Financial liabilities
Deposits	$199,701	$83,603	$116,304		$199,907
Federal Home Loan Bank advances	26,635		27,265		27,265
Advances by borrowers for taxes and insurance	699		699		699
Accrued interest payable	32		32		32

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

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

17. Cash Surrender Value of Life Insurance: First Federal of Kentucky has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

18. Treasury Stock: Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

19. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2016 and 2015 are summarized as follows:

(in thousands)	2016	2015

Outstanding principal, beginning of year	$1,393	$1,265
Changes in composition of related parties	(288)	157
Principal disbursed during the year	—	146
Principal repaid and refinanced during the year	(62)	(175)
Outstanding principal, end of year	$1,043	$1,393

Deposits from related parties held by the Company at June 30, 2016 and 2015 totaled $2.7 million and $4.2 million, respectively.

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

June 30, 2016 and 2015

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

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09. In March 2016, the FASB issued ASU 2016-08, which clarified the revenue recognition implementation guidance on principal versus agent considerations and is effective during the same period as ASU 2014-09. In April 2016, the FASB issued ASU 2016-10, which clarified the revenue recognition guidance regarding the identification of performance obligations and the licensing implementation and is effective during the same period as ASU 2014-09. In May 2016, the FASB issued ASU 2016-12, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition. ASU 2016-12 is effective during the same period as ASU 2014-09. Management is currently evaluating the effects of ASU 2014-09, ASU 2016-08, ASU 2016-10 and ASU 2016-12 on the Company’s financial statements and disclosures, if any.

In January 2016, the FASB issued an update ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this update impact public business entities as follows: 1) Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. 3) Eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. 4) Require entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 5) Require an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. 6) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements. 7) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

27.	New Accounting Standards: (continued)

In February 2016, the FASB issued an update ASU No. 2016-02, Leases (Topic 842).  Under the new guidance, lessees will be required to recognize the following for all leases, with the exception of short-term leases, at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting in largely unchanged. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting. The amendments are intended to improve the accounting for employee shared-based payments and affects all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The final standard will change estimates for credit losses related to financial assets measured at amortized cost such as loans, held-to-maturity debt securities, and certain other contracts. For estimating credit losses, the FASB is replacing the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The largest impact will be on the allowance for loan and lease losses.  The standard is effective public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019, or in the Company’s case the fiscal year beginning July 1, 2020.  ASU 2016-13 will be applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach), except for debt securities for which an other-then-temporary impairment had been recognized before the effective date. A prospective transition approach is required for these debt securities. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements. However, the Company does expect ASU 2016-13 to add complexity and costs to its current credit loss evaluation process.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

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

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2016 and 2015 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2016
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$79	$2	$-	$81
FHLMC stock	8	45	-	53
	$87	$47	$-	$134

Held-to-maturity Securities
Agency mortgage-backed: residential	$2,048	$70	$-	$2,118
Agency bonds	2,031	2	-	2,033
	$4,079	$72	$-	$4,151

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE B – SECURITIES (continued)

	2015
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$94	$2	$-	$96
FHLMC stock	8	55	-	63
	$102	$57	$-	$159

Held-to-maturity Securities
Agency mortgage-backed: residential	$2,821	$112	$2	$2,931
Agency bonds	3,602	2	1	3,603
	$6,423	$114	$3	$6,534

The amortized cost and estimated fair value of debt securities as of June 30, 2016, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are not shown.

(in thousands)	Amortized Cost	Fair Value

Held to maturity:
Within one year	$2,031	$2,033

There were no sales of securities during the fiscal years ended June 30, 2016 or 2015. At June 30, 2016 the Company had no securities with unrealized losses, while at June 30, 2015, the Company had $1.2 million in securities with unrealized losses totaling $3,000. Unrealized losses on corporate bonds have not been recognized into income because the issuers’ bonds are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds reach maturity.

At June 30, 2016 and 2015, pledged securities totaled $2.2 million. At June 30, 2016, the pledged total included a $500,000 FHLB term deposit.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2016	2015

Residential real estate
One- to four-family	$186,125	$191,721
Multi-family	15,559	16,621
Construction	2,809	3,780
Land	1,186	2,021
Farm	1,735	1,567
Nonresidential real estate	27,138	22,118
Commercial and industrial	1,847	1,782
Consumer and other
Loans on deposits	1,813	2,262
Home equity	6,155	5,477
Automobile	69	73
Unsecured	552	605
	244,988	248,027

Undisbursed portion of loans in process	(5,118)	(2,753)
Deferred loan origination costs, net	113	109
Allowance for loan losses	(1,515)	(1,568)
	$238,468	$243,815

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2016 and 2015. There were $2.3 million and $3.5 million in loans acquired with deteriorated credit quality at June 30, 2016 and 2015, respectively.

June 30, 2016:
(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$3,400	$2,146	$5,546	$—	$—	$—
Nonresidential real estate	—	164	164	—	—	—
	3,400	2,310	5,710	—	—	—

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$180,579	$862	$—	$862
Multi-family			15,559	192	—	192
Construction			2,809	5	—	5
Land			1,186	2	—	2
Farm			1,735	3	—	3
Nonresidential real estate			26,974	217	—	217
Commercial and industrial			1,847	18	—	18
Consumer and other
Loans on deposits			1,813	4	—	4
Home equity			6,155	11	—	11
Automobile			69	—	—	—
Unsecured			552	1	—	1
Unallocated			—	—	200	200
			239,278	1,315	200	1,515
			$244,988	$1,315	$200	$1,515

*These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

June 30, 2015:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$1,743	$2,565	$4,308	$—	$—	$—
Land	476	381	857	—	—	—
Nonresidential real estate	241	526	767	—	—	—
Consumer and other:
Home equity	28	—	28	—	—	—
Unsecured	18	—	18	—	—	—
	2,506	3,472	5,978	—	—	—

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$187,413	$1,059	$—	$1,059
Multi-family			16,621	94	—	94
Construction			3,780	21	—	21
Land			1,164	7	—	7
Farm			1,567	9	—	9
Nonresidential real estate			21,351	121	—	121
Commercial and industrial			1,782	10	—	10
Consumer and other
Loans on deposits			2,262	13	—	13
Home equity			5,449	31	—	31
Automobile			73	—	—	—
Unsecured			587	3	—	3
Unallocated			—	—	200	200
			242,049	1,368	200	1,568
			$248,027	$1,368	$200	$1,568

*These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2016 and 2015:

June 30, 2016: (in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$5,546	$—	$5,135	$70	$70
Land	—	—	330	27	27
Nonresidential real estate	164	—	401	—	—
Commercial and industrial	—	—	—	—	—
Consumer and other:
Unsecured	—	—	7	—	—
Total	$5,710	$—	$5,873	$97	$97

June 30, 2015: (in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,308	$—	$4,075	$84	$84
Land	857	—	554	31	31
Nonresidential real estate	767	—	618	26	26
Commercial and industrial	—	—	19	6	6
Consumer and other
Home equity	28	—	28	—	—
Unsecured	18	—	7	—	—
Total	$5,978	$—	$5,301	$147	$147

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2016 and 2015. The tables include loans acquired with deteriorated credit quality. At June 30, 2016, the table below includes approximately $1.1 million of loans on nonaccrual and $712,000 of loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2015, approximately $1.6 million of loans on nonaccrual and $1.5 million of loans past due over 90 days and still accruing represent such loans.

	June 30, 2016		June 30, 2015
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

One- to four-family residential real estate	$4,785	$2,166	$4,331	$1,745
Nonresidential real estate	173	—	410	—
Consumer	11	—	26	—
	$4,969	$2,166	$4,767	$1,745

Troubled Debt Restructurings:

During the year ended June 30, 2016, the terms of two one- to four family residential real estate loans totaling $282,000 were modified troubled debt restructurings (“TDRs.”) The loans were modified because the borrowers were each exhibiting financial difficulty in making the original debt payments. One borrower’s first mortgage and home equity loan totaled $278,000 and were restructured into a single first mortgage loan. Because the restructured loan bears interest at the same rate offered to other such borrowers and the repayment period was extended slightly, the borrower is expected to be able to service the debt as restructured.

During the year ended June 30, 2015, the terms of a single one- to four family residential real estate loan totaling $20,000 was modified as TDRs. The loan was modified because the borrower was exhibiting financial difficulty in making the original debt payments. The borrower was allowed to pay interest only for five months and the maturity date of the loan was extended accordingly.

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

The following table presents loans classified as TDRs as of June 30, 2016 and 2015, and their performance, by modification type:

(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms

June 30, 2016:
Residential Real Estate:
1-4 Family	35	$2,136	$1,835	$1,318	$517

June 30, 2015
Residential Real Estate:
1-4 Family	38	$2,110	$1,851	$1,710	$141

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2016 or 2015. At both June 30, 2016 and 2015, $1.5 million in TDR loans were on nonaccrual status. The Company had no commitments to lend additional amounts as of June 30, 2016 and 2015, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans default during fiscal 2016 or 2015.

The following tables present the aging of the principal balance outstanding in past due loans as of June 30, 2016 and 2015, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2016, the table below includes no loans 30-89 days past due and approximately $514,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2015, the table below includes approximately $666,000 of loans 30-89 days past due and $1.0 million of loans past due over 90 days of such loans.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

June 30, 2016:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$5,712	$4,377	$10,089	$176,036	$186,125
Multi-family	—	—	—	15,559	15,559
Construction	548	—	548	2,261	2,809
Land	—	—	—	1,186	1,186
Farm	—	—	—	1,735	1,735
Nonresidential real estate	—	153	153	26,985	27,138
Commercial and industrial	—	—	—	1,847	1,847
Consumer and other:
Loans on deposits	—	—	—	1,813	1,813
Home equity	37	—	37	6,118	6,155
Automobile	—	—	—	69	69
Unsecured	9	—	9	543	552
Total	$6,306	$4,530	$10,836	$234,152	$244,988

June 30, 2015:
(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$5,129	$3,233	$8,362	$183,359	$191,721
Multi-family	—	—	—	16,621	16,621
Construction	—	—	—	3,780	3,780
Land	344	262	606	1,415	2,021
Farm	—	—	—	1,567	1,567
Nonresidential real estate	142	388	530	21,588	22,118
Commercial and industrial	—	—	—	1,782	1,782
Consumer and other:
Loans on deposits	—	—	—	2,262	2,262
Home equity	20	—	20	5,457	5,477
Automobile	—	—	—	73	73
Unsecured	13	18	31	574	605
Total	$5,648	$3,901	$9,549	$238,478	$248,027

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

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

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2016, and 2015, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

June 30, 2016:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$6,387	$11,970	$—	$167,768
Multi-family	15,220	—	339	—	—
Construction	2,809	—	—	—	—
Land	1,186	—	—	—	—
Farm	1,735	—	—	—	—
Nonresidential real estate	26,061	904	173	—	—
Commercial and industrial	1,817	30	—	—	—
Consumer and other:
Loans on deposits	1,813	—	—	—	—
Home equity	6,149	—	6	—	—
Automobile	69	—	—	—	—
Unsecured	552	—	—	—	—
Total	$57,411	$7,321	$12,488	$—	$167,768

June 30, 2015:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$6,914	$9,371	$—	$175,436
Multi-family	16,621	—	—	—	—
Construction	3,780	—	—	—	—
Land	1,164	—	857	—	—
Farm	1,567	—	—	—	—
Nonresidential real estate	20,198	1,131	789	—	—
Commercial and industrial	1,750	32	—	—	—
Consumer and other:
Loans on deposits	2,262	—	—	—	—
Home equity	5,448	—	29	—	—
Automobile	73	—	—	—	—
Unsecured	605	—	—	—	—
Total	$53,468	$8,077	$11,046	$—	$175,436

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(in thousands)	2016	2015

Balance at beginning of year	$1,568	$1,473
Provision for losses on loans	15	343
Charge-offs, net	(68)	(248)
Balance at end of year	$1,515	$1,568

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2016 and 2015:

June 30, 2016:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$1,059	$(129)	$(80)	$12	$862
Multi-family	94	98	—	—	192
Construction	21	(16)	—	—	5
Land	7	(5)	—	—	2
Farm	9	(6)	—	—	3
Nonresidential real estate	121	96	—	—	217
Commercial and industrial	10	8	—	—	18
Consumer and other:
Loans on deposits	13	(9)	—	—	4
Home equity	31	(20)	—	—	11
Automobile	—	—	—	—	—
Unsecured	3	(2)	—	—	1
Unallocated	200	—	—	—	200
Totals	$1,568	$15	$(80)	$12	$1,515

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

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

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a credit quality component of $464,000 and $616,000, at June 30, 2016 and 2015, respectively, is as follows:

(in thousands)	2016	2015

Residential real estate:
One- to four-family	$2,146	$2,565
Land	—	381
Nonresidential real estate	164	526
Outstanding balance	$2,310	$3,472

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE C - LOANS (continued)

Accretable yield, or income expected to be collected, for the years ended June 30 was as follows:

(in thousands)	2016	2015

Balance at beginning of year	$1,021	$1,478
Accretion of income	(164)	(457)
Reclassifications from nonaccretable difference	124	—
Disposals	—	—
Balance at end of year	$981	$1,021

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2016 or 2015, nor were any allowance for loan losses reversed during those years.

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2016	2015

Balance at beginning of year	$1,593	$1,846
Loans transferred to real estate owned	421	2,065
Capitalized expenditures	152	57
Valuation adjustments	(151)	(87)
Disposals	(1,488)	(2,288)
Balance at end of year	$527	$1,593

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2016	2015

Land	$1,693	$1,693
Buildings and improvements	8,005	7,104
Furniture and equipment	1,939	2,219
Automobiles	64	64
	11,701	11,080
Less: accumulated depreciation	5,679	5,845
Balance at end of year	$6,022	$5,235

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2016	2015

Non-interest bearing checking accounts	$3,989	$4,073
Checking accounts	14,456	14,904
Savings accounts	50,169	51,371
Money market demand deposits	13,200	13,255
Total demand, transaction and passbook deposits	81,814	83,603
Certificates of deposit:
Original maturities of:
Less than 12 months	75,007	75,856
12 months to 36 months	20,083	35,616
More than 36 months	11,668	4,626
Total certificates of deposit	106,758	116,098
Total deposits	$188,572	$199,701

At June 30, 2016 and 2015, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $5.2 million.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2016

2017	$72,413
2018	23,129
2019	4,176
2020	3,052
2021 and thereafter	3,988
$106,758

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2016 and 2015 by pledges of certain residential mortgage loans totaling $40.3 million and $35.2 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2016
(in thousands)
2017	$26,931
2018	2,328
2019	3,249
2020	189
2021	142
2022	107
2023	79
2024-2032	186
$33,211

At June 30, 2016 interest rates for advances were fixed ranging from 0.43% to 6.35%, with a weighted-average interest rate of 0.93%.

Maturing year ended June 30, 2015
(in thousands)
2016	$13,923
2017	6,431
2018	2,328
2019	3,249
2020	189
2021	142
2022	107
2023-2032	266
$26,635

At June 30, 2015 interest rates for advances were fixed ranging from 0.15% to 6.95%, with a weighted-average interest rate of 1.04%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $89.1 million as of June 30, 2016.

At June 30, 2016, we had the ability to borrow a total $89.1 million from the FHLB, of which $33.2 million was outstanding. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2016, we had pledged collateral which would enable us to borrow up to $4.6 million.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2016 and 2015, as follows:

(in thousands)	2016	2015

Federal income taxes at the statutory rate	$713	$1,051
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(32)	(31)
FIN 48 reserve recognition	(87)	—
Other	2	1
	$596	$1,021

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2016	2015

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$515	$533
Deferred compensation and benefits	156	243
Charitable contributions	1	1
Fair value accounting adjustments on acquisition	510	604
Nonaccrued interest on loans	135	129
Other real estate owned adjustments	233	254
Depreciation	13	—
Other	—	15
Total deferred tax assets	1,563	1,779

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,337)	(1,337)
Deferred loan origination costs	(39)	(26)
Loan servicing rights	(32)	(29)
Fair value accounting adjustments on acquisition	(779)	(795)
Unrealized gain on investments	(15)	(19)
Depreciation	—	(62)
Other	(3)	—
Total deferred tax liabilities	(2,205)	(2,268)
Net deferred tax liability	$(642)	$(489)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE H – FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2016, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2016.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2016	2015

Balance at beginning of year	$87	$87
Additions/(reductions) based on tax positions for the current year	(87)	—
Balance at end of year	$—	$87

Cash settlements occurred during the period July 1, 2012, through June 30, 2013. Because of uncertainty regarding proper inclusion or exclusion of income from bank-owned life insurance (“BOLI”) in the earnings and profits calculation, the Company amended its June 30, 2009, federal income tax return to report reduced tax liability of $80,000 and established the corresponding reserve. The Company’s unrecognized benefits were recognized during the fiscal year ended June 30, 2016.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2016 and 2015, the Banks had the following outstanding loan commitments:

	2016		2015
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$—	$8,847	$—	$8,153
Commitments to fund real estate construction loans	1,609	3,311	715	2,974
Other unused commitment:
Commercial and industrial loans	1,082	—	1,299	—
Other	1,102	1,908	631	415
Letters of credit	—	—	—	—

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2016 totaled $2.2 million and had interest rates ranging from 4.0% to 4.75% and maturities ranging from 5 years to 30 years. The fixed rate loan commitments at June 30, 2015 totaled $1.9 million and had interest rates ranging from 3.50% to 5.18% with maturities ranging from 10 years to 30 years.

NOTE J – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2016, the Banks could, without prior approval, declare dividends of approximately $759,000.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE J - REGULATORY CAPITAL (continued)

Capital Standards – Effective January 1, 2015, the Company and the Banks became subject to the regulatory capital reforms in accordance with Basel III, which established higher minimum risk-based capital ratio requirements, a new common equity Tier 1 risk-based capital ratio and a new capital conservation buffer (“CCB.”) The regulations also included revisions to the definition of capital and changes in the risk-weighting of certain assets, in addition to redefining “well capitalized” as a 6.5% common equity Tier 1 risk-based capital ratio, an 8.0% Tier 1 risk-based capital ratio, a 10.0% total risk-based capital ratio and a 5.0% Tier 1 leverage ratio.

Additionally, the CCB, which is applicable to the above minimum risk-based capital requirements, was introduced. The CCB will eventually be 2.5% and is being phased in over a three year period. This minimum CCB is equal to 0.625% effective January 1, 2016 and increases 0.625% annually through 2019 to 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

As of June 30, 2016
					Minimum
					Requirement
			Minimum		To be “Well-
			Requirement		Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$52,977	31.4%	$7,597	4.5%	N/A	N/A
First Federal of Hazard	18,035	50.1	1,618	4.5	$2,338	6.5%
First Federal of Kentucky	30,448	22.8	6,016	4.5	8,689	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	52,977	31.4	10,129	6.0	N/A	N/A
First Federal of Hazard	18,035	50.1	2,158	6.0	2,877	8.0
First Federal of Kentucky	30,448	22.8	8,021	6.0	10,694	8.0

Total capital ratio
Kentucky First Federal	54,512	32.3	13,506	8.0	N/A	N/A
First Federal of Hazard	18,486	51.4	2,877	8.0	3,597	10.0
First Federal of Kentucky	31,412	23.5	10,694	8.0	13,368	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	52,977	19.0	11,183	4.0	N/A	N/A
First Federal of Hazard	18,035	24.7	2,927	4.0	3,658	5.0
First Federal of Kentucky	30,448	14.2	8,584	4.0	10,730	5.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE J - REGULATORY CAPITAL (continued)

As of June 30, 2015
					Minimum
					Requirement
			Minimum		To be “Well-
			Requirement		Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$52,768	31.9%	$7,443	4.5%	N/A	N/A
First Federal of Hazard	16,478	43.8	1,694	4.5	$2,447	6.5%
First Federal of Kentucky	32,104	25.1	5,763	4.5	8,324	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	52,768	31.9	9,923	6.0	N/A	N/A
First Federal of Hazard	16,478	43.8	2,259	6.0	3,012	8.0
First Federal of Kentucky	32,104	25.1	7,684	6.0	10,245	8.0

Total capital ratio
Kentucky First Federal	54,386	32.9	13,231	8.0	N/A	N/A
First Federal of Hazard	16,950	45.0	3,012	8.0	3,765	10.0
First Federal of Kentucky	33,101	25.9	10,245	8.0	12,806	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	52,768	18.7	11,312	4.0	N/A	N/A
First Federal of Hazard	16,478	21.8	3,023	4.0	3,779	5.0
First Federal of Kentucky	32,104	14.9	8,645	4.0	10,807	5.0

As of June 30, 2016 and 2015, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2016 and 2015, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2016 and 2015, and the results of its operations and its cash flows for the fiscal years ended June 30, 2016 and 2015.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2016 and 2015

(In thousands)

	2016	2015

ASSETS

Interest-bearing deposits in First Federal of Hazard	$539	$572
Interest-bearing deposits in First Federal of Kentucky	1,391	985
Other interest-bearing deposits	18	15
Investment in First Federal of Hazard	18,216	17,795
Investment in Frankfort First	46,824	47,539
Prepaid expenses and other assets	564	580

Total assets	$67,552	$67,486

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$37	$173

Total liabilities	37	173

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	34,639	34,638

Retained earnings	34,732	34,711

Unearned employee stock ownership plan (ESOP)	(1,036)	(1,223)
Treasury shares at cost, 112,563 common shares at June 30, 2016 and 2015	(937)	(937)
Accumulated other comprehensive income	31	38
Total shareholders’ equity	67,515	67,313

Total liabilities and shareholders’ equity	$67,552	$67,486

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME

Years ended June 30, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015
Income
Interest income	$86	$99
Dividends from First Federal of Hazard	—	—
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	186	354
Dividends from Frankfort First	2,057	1,612
Equity in undistributed earnings of Frankfort First	(493)	370
Total income	1,836	2,435

Non-interest expenses	462	495

Earnings before income taxes	1,374	1,940

Federal income tax expense (benefit)	(127)	(129)

NET INCOME	$1,501	$2,069

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015
Cash flows from operating activities:
Net earnings for the year	$1,501	$2,069
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	307	(815)
Noncash compensation expense	188	187
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(4)	59
Other liabilities	(136)	140
Net cash provided by operating activities	1,856	1,640

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2016 and 2015

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS (continued)

For Years ended June 30, 2016 and 2015

(Dollar Amounts in thousands)

	2016	2015
Cash flows from financing activities:
Dividends paid on common stock	(1,480)	(1,385)
Repurchase of treasury shares	—	(698)
Net cash used in financing activities	(1,480)	(2,083)

Net increase (decrease) in cash and cash equivalents	376	(443)

Cash and cash equivalents at beginning of year	1,572	2,015

Cash and cash equivalents at end of year	$1,948	$1,572

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky
Frankfort-Danville-Lancaster Lesa Asbery, Customer Service Manager	Patty Luttrell, Compliance Assistant Kathy McBee, Deposit Operations
Brenda Baldwin, Vice President/Chief Financial Officer	Tracey McCoun, Deposit Compliance Officer Katina Mickens, Customer Service/Lending
James Baxter, Vice President/Head of Commercial Lending	Samantha Miller, Loan Compliance and Loan Analysis
Stan Betsworth, Vice President/Loan Officer/Head of Special Projects	Julie Moore, Loan Officer Kim Moore, Vice President/Deposit Operations
Phyllis Bowman, Loan Servicing	Manager
Lisa Brinley, Branch Manager	Carolyn Mulcahy, Accounting Assistant
Phyllis Bryant, Customer Service Andrea Cline, Accounting	Jeanie Murphy, Customer Service Lavenna Quire, Vice President/Loan Officer
Tracey Crawley, Customer Service	J. David Semones, Loan Processing
Becky Crowe, Customer Service	Cynthia Shank, Customer Service
Deryl Curtis, Loan Servicing	Martha Sowders, Customer Service
Betty Doolin, Customer Service	Jenny Stump, Loan Processing
Carolyn Eades, Receptionist	Virginia Stump, Vice President/Lancaster Branch
Diana Eads, Customer Service Supervisor	Manager
Tiffaney Elliott, Vice President/Human Resources Jamey Ensley, Information Technology Operations	Yvonne Thornberry, Vice President/Head of Loan Processing & Servicing
Debra Freeman, Customer Service Manager/Training Coordinator	Mike Ware, Information Technology Manager Nancy Watts, Loan Processing
Adam Gray, Loan Officer	Laurel Weeks, Customer Service
Stacey Greenawalt, Vice President/Head of Residential Lending	Jennifer Whalen, Loan Processing
Stan Harmon, Loan Officer
Karen Hatfield, Assistant Vice President/Customer
Service Manager
Judy Hicks, Customer Service
Lee Ann Hockensmith, Vice President/Head of Credit Administration	First Federal Savings and Loan Association of Hazard
Barry Holder, Branch Manager	Jaime S. Coffey, Vice President/Secretary
Ronald Howard, Vice President/Lending	Kaye Craft, Vice President/Accounting
Brittany Hulette, Lending Compliance and Loan Analysis Clay Hulette, Frankfort Area President	Rodney Davis, Vice President/Loan Officer Carlen Dixon, Assistant Vice President Lou Ella Farler, Chief Executive Officer
Teresa Hulette, Executive Vice President	Mary Ann Guffey, Customer Service
Don Jennings, Chief Executive Officer Kathy Johnica, Vice President/ Internal Audit Coordinator	Jamie Haynes, Customer Service Margaret P. Pelley, Vice President/Head Teller Lauren Riley, Vice President/Collections
Catherine Johnson, Customer Service	Eliza Stacey, Customer Service
Bill Johnson, Danville Area President	Peggy H. Steele, Assistant Vice President/
Janet Lewis, Customer Service	Information Technology
Nancy Long, Assistant Vice President/Customer Service Manager	Jessica Watts, Customer Service

Kentucky First Federal Bancorp Board of Directors:

Stephen G. Barker, Attorney and Executive Vice President and General Counsel to Kentucky River Properties, LLC

C. Michael Davenport, President/CEO of C. Michael Davenport, Inc.

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

W. Banks Hudson, Retired Attorney

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Kentucky

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Walter G. Ecton, Jr.	William D. Gorman, Jr.
Lou Ella Farler		Tony D. Whitaker, Chairman

First Federal Savings Bank Board of Directors:

Russell M. Brooks	W. Banks Hudson, Danville	William M. Johnson
C. Michael Davenport	Committee Chair	Yvonne Y. Morley
Danny A. Garland	Don D. Jennings, Chairman	Jerry M. Purcell
J. Mark Goggans	William H. Johnson	Virginia R.S. Stump
David R. Harrod	William C. Jennings, Frankfort
R. Clay Hulette	Committee Chair

Special Counsel	Kilpatrick, Townsend, and Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and	American Stock Transfer & Trust Company, LLC
Registrar	6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 15, 2016 at 4:00 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community College Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2016, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 15, 2016, ANNUAL MEETING, UPON WRITTEN REQUEST TO

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602

