Form 10-K, Exhibit 13
period 2017-06-30
Kentucky First Federal Bancorp
filed 2017-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2017

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,444,515 shares of common stock outstanding and approximately 637 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2017
First quarter	$8.59	$8.05	$0.10
Second quarter	9.20	8.00	0.10
Third quarter	10.15	9.00	0.10
Fourth quarter	9.94	9.30	0.10

	High	Low	Dividends Per Share
Fiscal 2016
First quarter	$8.89	$8.11	$0.10
Second quarter	10.37	8.60	0.10
Third quarter	9.70	8.51	0.10
Fourth quarter	9.46	8.00	0.10

ii

TABLE OF CONTENTS

Kentucky First Federal Bancorp	(ii)
Market Information	(ii)
Letter to Shareholders	1
Selected Consolidated Financial and Other Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Consolidated Financial Statements	26

Dear Shareholder:

We are pleased to present the 2017 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 16, 2017, at the Challenger Center on the campus of the Hazard Community and Technical College.

The enclosed report details both some of the challenges we, and all community banks, have been facing for several years as well as some reasons for optimism.  The biggest challenge continues to be declining earnings, primarily resulting from a shrinking margin—lower loan revenue and higher deposit costs.  Over time, we hope to offset this with a higher level of assets, and we had a good year to that end.  The declining loan balances we have experienced over the last three years was reversed as we grew our portfolio by nearly $20 million during the year.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver.  For the sixth year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

We are honored to have devoted, long-term employees. We want to wish the best to the following retiree:

Carolyn Eades, Receptionist                                     First Federal of Kentucky                  18 years

We wish to recognize a retiring director, W. Banks Hudson.  Banks was a long-time director of Central Kentucky Federal and was a key part of our merger negotiations in 2012.  He agreed to come over on both the bank and company boards at the merger and did an excellent job for us.

Please keep First Federal in mind for your banking needs.  We have been offering some very competitive CD rates in the past several months.  As a shareholder, when you bank with us, you help yourself (and we think enjoy excellent products and services).  Please let us know if there’s anything we can do for you.

Sincerely,

/s/ Don Jennings

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2017	2016	2015	2014	2013
	(Dollars in thousands)

Total assets	$308,489	$291,871	$296,298	$299,655	$324,062
Cash and cash equivalents	12,804	13,108	13,635	11,511	16,540
Time deposits	4,201	3,711	--	--	--
Securities held to maturity	1,487	4,079	6,423	9,018	12,232
Securities available for sale	71	134	159	247	205
Loans, net	258,244	238,468	243,815	246,788	262,491
Deposits	182,845	188,572	199,701	213,142	230,981
Federal Home Loan Bank advances	55,780	33,211	26,635	17,200	24,310
Shareholders’ equity	67,146	67,515	67,313	67,205	66,622
Allowance for loan losses	1,533	1,515	1,568	1,473	1,310
Nonperforming loans (90 days delinquent and nonaccrual)	6,810	7,135	6,512	9,740	7,987

Selected Operating Data

	Year Ended June 30,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)

Total interest income	$11,316	$11,634	$12,389	$13,150	$11,958
Total interest expense	1,457	1,360	1,428	1,618	1,686
Net interest income	9,859	10,274	10,961	11,532	10,272
Provision for losses on loans	242	15	343	580	662
Net interest income after provision for losses on loans	9,617	10,259	10,618	10,952	9,610
Total non-interest income	362	387	514	344	1,525
Total non-interest expenses	8,531	8,549	8,042	8,410	6,911
Income before federal income taxes	1,448	2,097	3,090	2,886	4,224
Federal income taxes	513	596	1,021	952	1,308
Net income	$935	$1,501	$2,069	$1,934	$2,916

Net earnings per share – basic	$0.11	$0.18	$0.25	$0.23	$0.37

Net earnings per share – diluted	$0.11	$0.18	$0.25	$0.23	$0.37
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2017	2016	2015	2014	2013
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.31%	0.51%	0.70%	0.63%	1.05%
Return on average equity (net income divided by average equity)	1.39	2.23	3.07	2.90	4.70
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.52	3.74	3.96	3.99	3.97
Net interest margin (net interest income divided by average interest-earning assets)	3.63	3.84	4.07	4.10	4.09
Ratio of average interest-earning assets to average interest-bearing liabilities	120.34	120.21	120.33	119.14	118.57
Ratio of total general administrative and other expenses to average total assets	2.84	2.89	2.71	2.74	2.49
Efficiency ratio (1)	83.47	80.19	70.08	70.82	58.58
Dividend payout ratio (2)	159.04	98.60	66.94	78.13	44.00

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.62	2.91	2.67	3.95	3.04
Nonperforming assets as a percent of total assets at end of period (3)	2.32	2.63	2.74	3.87	2.82
Allowance for loan losses as a percent of total loans at end of period	0.59	0.62	0.64	0.60	0.50
Allowance for loan losses as a percent of nonperforming loans at end of period	22.51	21.23	24.08	18.44	16.40
Provision for loan losses to total loans	0.09	0.01	0.14	0.24	0.25
Net charge-offs to average loans outstanding	0.09	0.03	0.10	0.17	0.10

Capital Ratios:
Average equity to average assets	22.45	22.73	22.64	21.76	22.31
Shareholders’ equity or capital to total assets at end of period	21.77	23.13	22.72	22.43	20.56

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	30.01	31.38	31.91	N/A	N/A
Tier 1 (core) capital to risk-weighted assets	30.01	31.38	31.91	32.77	31.17
Total capital to risk-weighted assets	30.88	32.29	32.88	33.37	28.12
Tier 1 leverage capital to average assets	18.43	18.95	18.66	17.99	19.77
Number of banking offices	7	7	7	7	7

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2017. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

The Company was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005 upon the completion of the reorganization of First Federal of Hazard into a federal mutual holding company form of organization (the “Reorganization”). On that date, Kentucky First also completed its minority stock offering and its concurrent acquisition of Frankfort First Bancorp, Inc. (“Frankfort First Bancorp”)and its wholly owned subsidiary, First Federal of Kentucky, Frankfort Kentucky (“First Federal of Kentucky”) (the “Merger”). Following the Reorganization and Merger, the Company has operated First Federal of Hazard and First Federal of Kentucky (collectively, the “Banks”) as two independent, community-oriented savings institutions.

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

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2017, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

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

Our Operating Strategy

Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. We plan to pursue a strategy of:

●	operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Kentucky, which serves customers primarily in the central Kentucky counties of Franklin, Boyle and Garrard, as well as their surrounding counties. Each Bank emphasizes traditional thrift activities of accepting deposits and originating primarily residential mortgage loans for portfolio;

●	continuing our historic heavy reliance on our deposit base to fund our lending and investment activities and to supplement deposits with Federal Home Loan Bank of Cincinnati (“FHLB”) advances when advantageous or necessary. We expect our projected deposit mix to generally retain its existing composition of passbook, transaction and certificate of deposit accounts;

●	gradually pursuing opportunities to increase and diversify lending in our market areas;

●	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

●	managing our net interest margin and interest rate risk; and

●	entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to the Company’s shareholders, provide a good fit within the Company’s mutual holding company framework and can be accomplished without undue encumbrance of the Company’s other operational areas.

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

Asset/Liability Management. Management and the boards of the subsidiary Banks are responsible for the asset/liability management issues that affect the individual Banks. Either Bank may work with its sister Bank to mitigate potential asset/liability risks to the Banks and to the Company as a whole. Management utilizes a third-party to perform interest rate risk (“IRR”) calculations for each of the Banks. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of each of the Bank’s balance sheet components in an effort to maintain acceptable levels of change in the economic value of equity (“EVE”) as well as evaluating the impact on earnings in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure our interest rate risk by computing estimated changes in EVE that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

Since December 2015 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank has increased rates four times at 25 basis points each. Each of the last three quarters of the Company’s fiscal year ended June 30, 2017, included such a rate increase. At June 30, 2017, we believe our risk associated with falling interest rates was minimal. Our IRR model indicated that at June 30, 2017, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $6.9 million or 8.7% to $72.3 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 20.2% and our fair value of equity to fair value of risk-weighted assets would be expected to be 43.9%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2017, total assets were $308.5 million, an increase of $16.6 million, or 5.7%, from the $291.9 million total at June 30, 2016. The increase in total assets was related primarily to an increase in loans, net, which increased $19.8 million or 8.3% to $258.2 million at June 30, 2017. At June 30, 2017, total liabilities were $241.3 million, an increase of $17.0 million, or 7.6%, from total liabilities at June 30, 2016. The increase in total liabilities was related primarily to an increase in FHLB advances.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2017, one- to four- family residential real estate loans totaled $197.9 million, or 76.2% of total loans, compared to $186.1 million, or 76.0% of total loans, at June 30, 2016, caused primarily by higher demand for home financing in the Banks’ markets. Construction real estate loans totaled $2.4 million, or 0.9% of total loans, at June 30, 2017, compared to $2.8 million, or 1.2% of total loans at June 30, 2016. At June 30, 2017, multi-family real estate loans totaled $15.7 million, or 6.0% of total loans, compared to $15.6 million or 6.3% of total loans at June 30, 2016. Nonresidential real estate loans totaled $29.2 million, or 11.2% of total loans at June 30, 2017, compared to $27.1 million, or 11.1% of total loans, at June 30, 2016. Commercial and industrial loans totaled $2.5 million or 1.0% of total loans at June 30, 2017, compared to $1.8 million or 0.7% of total loans at June 30, 2016. Farm loans totaled $2.1 million or 0.8% of total loans at June 30, 2017, compared to $1.7 million or 0.7% of total loans at June 30, 2016. Consumer loans (including automobile and unsecured loans) totaled $8.9 million and $8.6 million at June 30, 2017 and 2016, respectively. At June 30, 2017, consumer loans were comprised of loans secured by deposits of $1.6 million or 0.6% of total loans and other consumer loans of $7.3 million or 2.8% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of Consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2017		2016		2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$197,936	76.2%	$186,125	76.0%	$191,721	77.3%	$196,381	78.8%	$209,092	79.0%
Construction	2,398	0.9%	2,809	1.2%	3,780	1.5%	2,122	0.9%	1,753	0.7%
Multi-family	15,678	6.0%	15,559	6.3%	16,621	6.7%	14,002	5.6%	14,506	5.5%
Land	1,304	0.5%	1,186	0.85%	2,021	0.8%	2,362	1.0%	2,821	1.1%
Farm	2,062	0.8%	1,735	0.7%	1,567	0.7%	1,644	0.7%	1,843	0.7%
Nonresidential real estate	29,211	11.2%	27,138	11.1%	22,118	8.9%	21,945	8.8%	22,092	8.3%
Commercial and industrial	2,540	1.0%	1,847	0.7%	1,782	0.7%	2,080	0.8%	3,189	1.2%
Consumer:
Consumer and other	7,295	2.8%	6,776	2.8%	6,155	2.5%	6,061	2.4%	6,537	2.5%
Loans on deposits	1,607	0.6%	1,813	0.7%	2,262	0.9%	2,564	1.0%	2,710	1.0%
Total loans	260,031	100%	244,988	100%	248,027	100%	249,191	100%	264,543	100%

Allowance for loan losses	(1,533)		(1,515)		(1,568)		(1,473)		(1,310)
Undisbursed portion of loans in process	(296)		(5,118)		(2,753)		(952)		(833)
Deferred loan origination costs, net	42		113		109		52		91
Loans receivable, net	$258,244		$238,468		$243,815		$246,788		$262,491

The following table sets forth certain information at June 30, 2017 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$64,589	$1,761	$8,645	$74,995
More than one year to five years	128,764	753	257	129,774
More than five years	55,236	26	--	55,262
Total	$248,589	$2,540	$8,902	$260,031

As of June 30, 2017, there were $60.9 million fixed-rate and $187.7 million adjustable-rate real estate loans maturing in more than a year, while there were $2.0 million fixed-rate and $548,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2017	2016	2015

Net loans at beginning of year	$238,468	$243,815	$246,788
Loans originated:
Real estate loans:
Residential one- to four-family	39,622	23,132	23,827
Construction	3,641	6,827	4,082
Multi-family	2,735	426	4,550
Land	--	733	132
Farm	122	--	--
Nonresidential real estate	8,074	2,204	1,542
Commercial and industrial	446	606	220
Consumer loans	2,660	3,781	2,668
Total loans originated	57,300	37,709	37,021
Deduct:
Real estate loan principal repayments and other	(36,736)	(42,565)	(37,891)
Decrease (increase) in allowance	(18)	(53)	(95)
Transfer to real estate acquired through foreclosure	(841)	(442)	(2,123)
Other	71	4	115
Net loan activity	19,776	(5,347)	(2,973)
Net loans at end of period	$258,244	$238,468	$243,815

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

The allowance for loan losses totaled $1.5 million at both June 30, 2017 and 2016, which represented 0.59% and 0.62% of total loans, respectively. The allowance is based on a number of factors including loan loss experience, which has a significant impact.  The allowance included no specific reserves at June 30, 2017 or 2016. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $6.8 million at June 30, 2017 and $7.1 million at June 30, 2016, a decrease of $325,000 or 4.6%. The allowance for loan losses totaled 22.5% and 21.2% of nonperforming loans at June 30, 2017 and 2016, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. It is difficult to derive direct correlation between the level of troubled loans, whether measured by impairment, non-performance, classification, or delinquency, because approximately 20% of total loans and 46% of classified loans were acquired in the merger with Central Kentucky Federal. The acquired loans are not covered by the allowance for loan losses in accordance with generally accepted accounting principles. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2017. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2017	2016	2015	2014	2013
	(Dollars in thousands)

Allowance at beginning of period	$1,515	$1,568	$1,473	$1,310	$875

Provision for loan losses	242	15	343	580	662

Charge-offs:
Real estate loans	(226)	(80)	(274)	(467)	(229)
Consumer loans	(5)	--	--	--	--
Total charge-offs	(231)	(80)	(274)	(467)	(229)

Recoveries:
Real estate loans	5	12	26	49	--
Consumer and other loans	2	--	--	1	2
Total recoveries	7	12	26	50	2

Net charge-offs	$(224)	$(68)	$(248)	$(417)	$(227)
Allowance at end of period	$1,533	$1,515	$1,568	$1,473	$1,310

Allowance to nonperforming loans	22.5%	21.2%	24.1%	18.4%	16.4%
Allowance to total loans outstanding at end of period	0.59%	0.62%	0.64%	0.60%	0.50%

Net charge-offs to average loans outstanding during the period	0.09%	0.03%	0.10%	0.17%	0.10%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2017			2016			2015			2014			2013
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
	(Dollars in thousands)
Loans category:
Residential one- to four-family	$773	50.4%	76.2%	$862	56.9%	76.0%	$1,059	67.5%	77.4%	$1,003	68.1%	78.8%	$874	66.7%	79.0%
Construction	6	0.4	0.9	5	0.3	1.2	21	1.3	1.5	11	0.7	0.9	8	0.6	0.7
Multi-family	243	15.9	6.0	192	12.7	6.3	94	6.0	6.7	73	5.0	5.6	63	4.8	5.5
Land	4	0.3	0.5	2	0.1	0.5	7	0.4	0.8	10	0.7	1.0	12	0.9	1.1
Farm	9	0.6	0.8	3	0.2	0.7	9	0.6	0.6	9	0.6	0.7	6	0.5	0.7
Nonresidential real estate	270	17.6	11.2	217	14.3	11.1	121	7.8	8.9	112	7.6	8.8	94	7.2	8.3
Commercial and industrial	6	0.4	1.0	18	1.2	0.7	10	0.6	0.7	11	0.7	0.8	13	1.0	1.2
Consumer and other	18	1.2	2.8	12	0.8	2.8	34	2.2	2.5	31	2.1	2.4	28	2.1	2.5
Loans on deposits	4	0.2	0.6	4	0.3	0.7	13	0.8	0.9	13	0.9	1.0	12	0.9	1.0
Unallocated	200	13.0	--	200	13.2	--	200	12.8	--	200	13.6	--	200	15.3	--
Total allowance for loan losses	$1,533	100%	100%	$1,515	100%	100%	$1,568	100%	100%	$1,473	100.0%	100.0%	$1,310	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2017, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2017	2016	2015	2014	2013
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$3,816	$3,447	$2,856	$4,361	$3,720
Commercial loans	--	--	388	47	40
Consumer loans	8	11	18	29	18
Total	3,824	3,458	3,262	4,437	3,778

Accruing loans past due 90 days or more:
Real estate loans	1,770	2,166	1,745	3,513	1,945
Commercial loans	--	--	--	--	--
Consumer loans	11	--	--	--	27

Total of accruing loans past due 90 days or more	1,781	2,166	1,745	3,513	1,972
Restructured loans not performing as agreed	1,205	1,511	1,505	1,790	2,211
Total nonperforming loans	6,810	7,135	6,512	9,740	7,961
Restructured loans performing as agreed	328	323	346	207	659
Real estate acquired through foreclosure	358	527	1,593	1,846	1,163
Total nonperforming assets and performing restructured loans	$7,496	$7,985	$8,451	$11,793	$9,783

Total nonperforming loans to total loans	2.62%	2.91%	2.67%	3.95%	3.04%

Total nonperforming loans to total assets	2.21%	2.45%	2.20%	3.25%	2.47%

Total nonperforming assets to total assets	2.32%	2.63%	2.74%	3.87%	2.82%

Interest income that would have been recorded for the years ended June 30, 2017 and 2016, had nonaccrual loans been current according to their original terms amounted to $109,000, and $52,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2017 and 2016 amounted to $71,000, and $97,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $6.2 million and $7.3 million at June 30, 2017 and 2016, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2017	2016	2015
	(In thousands)
Substandard assets	$12,432	$13,015	$12,639
Doubtful assets	--	--	--
Loss assets	--	--	--
Total classified assets	$12,432	$13,015	$12,639

Substandard assets at June 30, 2017, consisted of 170 loans totaling $12.1 million and 8 parcels of real estate owned with an aggregate carrying value of $358,000, compared to substandard assets at June 30, 2016, which consisted of 178 loans totaling $12.5 million and 8 parcels of real estate owned with an aggregate carrying value of $527,000. At June 30, 2017, 2.9% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 4.0% at June 30, 2016. During the fiscal years ended June 30, 2017 and 2016, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $200,000 and $727,000 for $264,000 and $822,000 during the fiscal years ended June 30, 2017 and 2016, respectively. Such loans are considered loans to facilitate an exchange and, as such, the Company defers recognition of the gain until the proper time in the future. Loans to facilitate the sale of other real estate owned which were included in substandard loans and totaled $346,000 and $375,000 at June 30, 2017, and 2016, respectively.

The table below summarizes other real estate owned at June 30, 2017:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	6	$330
Building lots	2	28
Total	8	$358

The table below summarizes substandard loans at June 30, 2017:

(Dollars in thousands)	Number of loans	Net carrying value

Single family, owner occupied	115	$7,308
Single family, non-owner occupied	38	1,847
Two- to four-family, non-owner occupied	12	2,225
Nonresidential real estate	2	669
Commercial and industrial	1	20
Consumer	2	5
Total	170	$12,074

Other than disclosed above, there are no other loans at June 30, 2017 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2017		2016
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$4,870	$1,497	$4,307	$1,953
Consumer loans	19	11	33	13
Total	$4,889	$1,508	$4,340	$1,966

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $1.6 million at June 30, 2017, a decrease of $2.7 million, or 63.0%, compared to the $4.2 million total at June 30, 2016. The decrease in these securities resulted from the sale of our Freddie Mac stock during the recently-ended year as well as scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$70	$71	$79	$81	$94	$96
FHLMC stock	--	--	8	53	8	63
	$70	$71	$87	$134	$102	$159

Held-to-maturity securities
Agency mortgage-backed: residential	$1,487	$1,523	$2,048	$2,118	$2,821	$2,931
Agency bonds	--	--	2,031	2,033	3,602	3,603
	$1,487	$1,523	$4,079	$4,151	$6,423	$6,534

At June 30, 2017 and 2016, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2017. At June 30, 2017, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$4	2.49%	$17	2.49%	$16	2.49%	$33	2.49%	$70	$71	2.49%

Held to maturity securities:
Mortgage-backed securities	229	4.21%	370	4.20%	384	4.16%	504	4.21%	1,487	1,523	4.19%

	$233		$387		$400		$537		$1,557	$1,594

Other Assets. Other assets at June 30, 2017, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $3.2 million and $3.1 million at June 30, 2017 and 2016, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million at June 30, 2017 and 2016.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $182.8 million at June 30, 2017, a decrease of $5.7 million or 3.0%, compared to the $188.6 million total at June 30, 2016. The decrease in deposits was a result of customers search for higher yield in other investments.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2017	2016	2015
	(In thousands)
Certificate of deposit accounts	$104,284	$106,758	$116,098
Demand, transaction and savings accounts	78,561	81,814	83,603
Total	$182,845	$188,572	$199,701

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2017. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$8,287
Over three months through six months	7,031
Over six months through twelve months	11,356
Over twelve months	16,613
Total	$43,287

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2017	2016	2015
	(In thousands)
Rate
0.01 - 0.99%	$67,953	$78,775	$87,765
1.00 - 1.99	36,331	25,173	18,522
2.00 - 2.99	--	2,810	8,868
3.00 - 3.99	--	--	934
4.00 - 4.99	--	--	9
Total	$104,284	$106,758	$116,098

The following table sets forth the amount and maturities of certificate accounts at June 30, 2017.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01–0.99%	$54,976	$9,827	$3,149	$1	$67,953	65.2%
1.00–1.99	12,673	15,272	1,892	6,494	36,331	34.8
Total	$67,649	$25,099	$5,041	$6,495	$104,284	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2017		2016		2015
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Noninterest-bearing demand	$4,520	0.00%	$3,799	0.00%	$4,138	0.00%
Interest-bearing demand	15,694	0.13%	16,654	0.14%	16,648	0.18%
Savings accounts	62,127	0.40%	63,833	0.41%	59,276	0.40%
Certificates of deposit	103,170	0.73%	110,066	0.70%	127,361	0.73%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2017	2016	2015
	(In thousands)

Beginning balance	$188,572	$199,701	$213,142
Decrease before interest credited	(6,745)	(12,187)	(14,631)
Interest credited	1,018	1,058	1,190
Net decrease in deposits	(5,727)	(11,129)	(13,441)
Ending balance	$182,845	$188,572	$199,701

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $55.8 million and $33.2 million at June 30, 2017 and 2016, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2017	2016	2015
	(Dollars in thousands)

Balance outstanding at end of period	$55,780	$33,211	$26,635
Maximum amount of advances outstanding at any month end during the period	$55,780	$44,532	$29,047
Average advances outstanding during the period	$44,798	$32,106	$20,375
Weighted average interest rate during the period	0.98%	0.94%	1.17%
Weighted average interest rate at end of period	1.29%	0.93%	1.04%

Capital. Total shareholders’ equity totaled $67.1 million at June 30, 2017, a $369,000 or 0.5%, decrease compared to June 30, 2016. The decrease resulted primarily from earnings reduced by dividends declared during the year.

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

Minimum for banks to be well-capitalized under regulatory requirements
Tier 1 Capital to Total Average Assets	5.0%
Common Equity Tier 1 Capital	6.5%
Tier 1 Capital to Risk-Weighted Assets	8.0%
Total Capital to Risk-Weighted Assets	10.0%

Additionally, the CCB of Common Equity Tier 1 Risk-Based capital above the minimum risk-based capital requirements was introduced. The CCB will eventually be 2.5% and is being phased in over a three year period. The CCB was equal to 1.25% effective January 1, 2017 and increases 0.625% annually through 2019 to 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

At June 30, 2017, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note J-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2017 and 2016

General. Net earnings totaled $935,000 or $0.11 diluted earnings per share for the fiscal year ended June 30, 2017, which represents a $566,000, or 37.7%, decrease from net earnings recorded for the fiscal year ended June 30, 2016. The decrease in earnings year over year was due to a decrease in net interest income and an increase in provision for loan loss. Net interest income decreased $415,000 or 4.0% from $10.3 million for the prior year end to $9.9 million for the recent year end due to a decrease in interest income and increase in interest expense. Interest income decreased $318,000 or 2.7% to $11.3 million for the fiscal year just ended, while interest expense increased $97,000 or 7.1% to $1.5 million for the twelve months ended June 30, 2017. Interest expense increased $97,000 or 7.1% to $1.5 million for the year recently ended primarily due to higher dollar volume of FHLB advances and higher interest rates paid on those advances. The Company has utilized FHLB advances to supplement the funding it receives from deposits to originate loans which it holds in its portfolio. Provision for loan losses increased $227,000 to $242,000 for the year just ended due to a higher level of net charge-offs in fiscal 2017. Non-interest income decreased $25,000 or 6.5% to $362,000 for the year, while non-interest expense decreased $18,000 or 0.2% to $8.5 million for the twelve months ended June 30, 2017.

Interest Income. Total interest income for the fiscal year ended June 30, 2017 was $11.3 million, a decrease of $318,000, or 2.7%, compared to the fiscal year ended June 30, 2016. The decrease in interest income was due primarily to a decrease in average rate of interest earned on the Company’s assets. The average balance of interest-earning assets increased $4.1 million or 1.5% to $271.7 million for the twelve months recently ended.

Interest income from loans decreased $359,000 or 3.2% to $10.9 million for the year ended June 30, 2017 primarily due to a decrease in the average rate earned on the portfolio. The average balance of loans outstanding during the 2017 fiscal year increased over the 2016 fiscal year. The average rate earned on the loan portfolio decreased 23 basis points to 4.38% for the year just ended, while the average balance outstanding increased $4.4 million or 0.2% to $248.6 million. The decrease in the average rate earned on loans for fiscal 2017 occurred as a result of new loan originations at lower prevailing interest rates as well as existing borrowers refinancing to lower rates. Interest income from mortgage-backed securities and other securities decreased $37,000 and $11,000, or 39.7% and 61.1%, to $57,000 and $7,000, respectively for the recently ended fiscal year primarily due to a decrease in both rate earned and the volume of assets in these classes. Income from other interest-earning assets increased $89,000 or 33.2% year over year and totaled $357,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $1.5 million for the fiscal year ended June 30, 2017, an increase of $97,000, or 7.1%, from fiscal 2016. The increase in interest expense resulted from higher costs of advances. Interest expense on deposits decreased year over year. Interest expense on borrowings increased $137,000 or 45.4% to $439,000 for the twelve months ended June 30, 2017, primarily due to an increase in the average balance of FHLB advances outstanding, although the average rate paid on those borrowings also increased year over year. The average balance of borrowings increased $12.7 million or 39.5% to $44.8 million for the year just ended, while the average rate paid on advances increased 4 basis points to 98 basis points for the period. Interest expense on deposits decreased $40,000 or 3.8% to $1.0 million for the 2017 fiscal year primarily due to a decrease in the average balance of those deposits, as the interest rates paid on deposits remained at 56 basis points for both fiscal 2017 and 2016. The average balance of deposits decreased $9.6 million or 5.0% to $181.0 million for the year just ended. The average balance of certificates of deposit decreased $6.9 million or 6.3% to $103.2 million for the recently-ended year, while the average balance of savings decreased $1.7 million or 2.7% to $62.1 million.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $415,000 or 4.0% to $9.9 million for the 2017 year. As indicated on the following table, our net interest margin decreased from 3.84% for the 2016 fiscal year to 3.63% for the year just ended, primarily as a result of interest-bearing assets repricing to lower interest rates and our interest-earning liabilities repriced to higher interest rates. The downward trend of interest-bearing liabilities has ended and management expects the banks’ net interest margins will continue to tighten for two primary reasons. Mortgage loan competition has intensified in our central Kentucky market area, which makes loan growth contingent upon accepting lower interest rates in general. In addition, funding sources, including local depositors, the FHLB and some other wholesale sources, are seeking higher interest rates in light of the 75 basis point rise in interest rates orchestrated by the Federal Open Market Committee over the last seven months of the Company’s fiscal year. As such, we expect our cost of funds to continue to rise after several years of record low levels.

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

	2017			2016			2015
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$248,574	$10,895	4.38%	$244,131	$11,254	4.61%	$246,252	$11,996	4.87%
Mortgage-backed securities	1,859	57	3.07	2,493	94	3.77	3,412	110	3.22
Other securities	1,645	7	0.43	3,768	18	0.48	5,409	25	0.46
Other interest-earning assets	19,636	357	1.82	17,263	268	1.55	14,063	258	1.84
Total interest-earning assets	271,714	11,316	4.16	267,655	11,634	4.35	269,136	12,389	4.60
Less: ALLL	(1,492)			(1,569)			(1,533)
Noninterest-earning assets	29,992			30,217			29,693
Total assets	$300,214			$296,303			$297,296

Interest-bearing liabilities:
Demand deposits	$15,694	$21	0.13%	$16,654	$24	0.14%	$16,648	$30	0.18%
Savings	62,127	246	0.40	63,833	260	0.41	59,276	237	0.40
Certificates of deposit	103,170	751	0.73	110,066	774	0.70	127,361	923	0.73
Total deposits	180,991	1,018	0.56	190,553	1,058	0.56	203,285	1,190	0.59
Borrowings	44,798	439	0.98	32,106	302	0.94	20,375	238	1.17
Total interest-bearing liabilities	225,789	1,457	0.65	222,659	1,360	0.61	223,660	1,428	0.64
Noninterest-bearing demand deposits	4,520			3,799			4,138
Noninterest-bearing liabilities	2,513			2,491			2,190
Total liabilities	232,822			228,949			229,988

Shareholders’ equity	67,392			67,354			67,308
Total liabilities and shareholders’
Equity	$300,214			$296,303			$297,296
Net interest income/average yield		$9,859	3.52%		$10,274	3.74%		$10,961	3.96%
Net interest margin			3.63%			3.84%			4.07%
Average interest-earning assets to
Average interest-bearing liabilities			120.34%			120.21%			120.33%

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

	Twelve months ended June 30, 2017 to June 30, 2016 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2016 to June 30, 2015 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$210	$(569)	$(359)	$(103)	$(639)	$(745)
Mortgage-backed securities	(21)	(16)	(37)	(43)	27	(16)
Investment securities	(9)	(2)	(11)	(8)	1	(7)
Other interest-earning assets	40	49	89	31	(21)	10
Total interest-earning assets	220	(538)	(318)	(123)	(632)	(755)

Interest-bearing liabilities:
Demand deposits	(1)	(2)	(3)	--	(6)	(6)
Savings	(7)	(7)	(14)	19	4	23
Certificates of deposit	(53)	30	(23)	(122)	(27)	(149)
Borrowings	124	13	137	97	(33)	64
Total interest-bearing liabilities	63	34	97	(6)	(62)	(68)
Increase (decrease) in net interest income	$157	$(572)	$(415)	$(117)	$(570)	$(687)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $242,000 for losses on loans for the fiscal year ended June 30, 2017, an increase of $227,000 compared to a provision of $15,000 for fiscal 2016. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income decreased $25,000 or 6.5% to $362,000 for the fiscal year ended June 30, 2017, due primarily to real estate owned (“REO”) results. Net gain on sales of real estate totaled $120,000 for fiscal 2016 compared to $67,000 for fiscal 2017, a decrease of $53,000 or 44.2%. Impairment charges for REO increased $20,000 or 13.2% to $171,000 for the year just ended. Net gain on sale of loans decreased $28,000 or 54.9% to $23,000 for the year just ended, as the Company generates fewer and fewer long-term, fixed rate loans for sale to the FHLB. The Company prefers to limit the interest rate risk on 30-year fixed rate mortgages by selling that loan production to the FHLB.

Non-interest Expense. Non-interest expense decreased $18,000 or 0.2% to $8.5 million for the fiscal year ended June 30, 2017 compared to fiscal 2016 primarily due to lower FDIC insurance costs and lower legal fees. FDIC insurance premiums decreased $122,000 or 56.7% to $93,000 for the twelve months ended June 30, 2017. FDIC regulations provide for several changes when the Deposit Insurance Fund reserve ratio first reaches or exceeds 1.15 percent, which it did on June 30, 2016. In addition, the April 2016 final rule adopted by the FDIC Board of Directors amends the way insurance assessment rates are calculated for established small banks (generally banks that have less than $10 billion in assets and that have been federally insured for at least five years.) The Company expects to continue to benefit from the revised FDIC assessment methodology. Legal fees decreased $39,000 or 52.0% to $36,000 for fiscal 2017.

Somewhat offsetting the decreased expenses associated with FDIC insurance and legal fees were increased costs associated with other non-interest expenses, auditing and accounting and employee compensation and benefits.

Other non-interest expense increased $48,000 or 4.3% to $1.2 million for the year just ended primarily as a result of increased cost of communications and advertising. Advertising expense increased $43,000 or 21.2% to $245,000 for the recently ended year as the Company utilized various media advertising in its market areas to generate additional business, while data communications expense increased $54,000 or 40.7% to $187,000, because of increased communication and data transmission capacity. Auditing and accounting expense increased $29,000 or 10.5% to $305,000 for the year just ended as the Company incurs more costs associated with meeting regulatory expectations. Employee compensation and benefits increased $25,000 or 0.5% from the 2016 fiscal year and totaled $5.3 million for the year just ended. Contributions to the Company’s defined benefit pension plan totaled $695,000 for the year just ended compared to $558,000 for the fiscal year ended June 30, 2016, an increase of $137,000 or 24.6%. See NOTE A-Summary of Significant Accounting Policies, Item 11. Retirement and Employee Benefit Plans.

Federal Income Taxes. The provision for federal income tax decreased $83,000 or 13.9% to $513,000 for the fiscal year ended June 30, 2017, due primarily to lower earnings year over year. During the prior fiscal year the Company recognized an $87,000 tax benefit associated with a FIN 48 reserve recorded in a prior year. The effective income tax rate for the years ended June 30, 2017 and 2016, was 35.4% and 28.4%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2017 and June 30, 2016, cash and cash equivalents totaled $12.8 million and $13.1 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $71,000 and $134,000 at June 30, 2017 and 2016, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2017 and 2016, we originated $57.3 million and $37.7 million of loans, respectively. During fiscal 2017, these activities were funded primarily by proceeds from principal repayments on loans of $36.7 million. During fiscal 2016, these activities were funded primarily by proceeds from the principal repayments on loans of $42.6 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits decreased $5.7 million (net of amortization of purchased premium) for the year ended June 30, 2017, compared to a net decrease of $11.1 million for the year ended June 30, 2016. FHLB advances increased $22.6 million from June 30, 2016 to June 30, 2017. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

At June 30, 2017, we had $3.1 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2017 totaled $67.6 million, or 64.9% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2018. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2017, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2017, the Company’s aggregate dividend of $1.5 million exceeded its net income by $552,000. In fiscal 2016, the Company’s net income exceeded its aggregate dividend of $1.5 million by $21,000. Approximately 56.0% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. An interim final rule issued by the Federal Reserve raises some question whether we will continue to be allowed to waive these dividends without detriment to the Company as a whole. The Federal Reserve did not object to dividend waivers in August 2011, November 2011 or February 2012. However, they refused to allow the waiver for the May 2012 dividend. As a result, the dividend was paid to the MHC as well as to public shareholders. In an effort to comply with Regulation MM and to be able to continue to waive the dividend, First Federal MHC put the issue to a vote of the members and on August 23, 2012, again on July 9, 2013, again on July 8, 2014, again on July 7, 2015, again on July 7, 2016, and again on July 6, 2017. Members of First Federal MHC voted in favor of the dividend waiver on all five occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2018. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky

September 28, 2017

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2017 and 2016

(Dollar amounts in thousands, except per share data)

ASSETS	2017	2016

Cash and due from financial institutions	$4,035	$4,297
Interest-bearing demand deposits	8,769	8,811
Cash and cash equivalents	12,804	13,108

Time deposits in other financial institutions	4,201	3,711
Securities available for sale	71	134
Securities held-to-maturity, at amortized cost- approximate fair value of $1,523 and $4,151 at June 30, 2017 and 2016, respectively	1,487	4,079
Loans, net of allowance of $1,533 and $1,515 at June 30, 2017 and 2016, respectively	258,244	238,468
Real estate owned, net	358	527
Premises and equipment, net	5,810	6,022
Federal Home Loan Bank stock, at cost	6,482	6,482
Accrued interest receivable	679	710
Bank-owned life insurance	3,158	3,064
Goodwill	14,507	14,507
Prepaid federal income taxes	74	93
Prepaid expenses and other assets	610	966

Total assets	$308,485	$291,871

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$182,845	$188,572
Federal Home Loan Bank advances	55,780	33,211
Advances by borrowers for taxes and insurance	818	741
Accrued interest payable	21	22
Deferred federal income taxes	719	642
Deferred revenue	578	595
Other liabilities	578	573
Total liabilities	241,339	224,356

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	35,084	34,639
Retained earnings	34,180	34,732
Unearned employee stock ownership plan (ESOP)	(850)	(1,036)
Treasury shares at cost, 151,549 and 112,563 common shares at June 30, 2017 and 2016, respectively	(1,355)	(937)
Accumulated other comprehensive income	1	31
Total shareholders’ equity	67,146	67,515

Total liabilities and shareholders’ equity	$308,485	$291,871

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2017 and 2016

(Dollar amounts in thousands, except per share data)

	2017	2016

Interest income
Loans, including fees	$10,895	$11,254
Mortgage-backed securities	57	94
Other securities	7	18
Interest-bearing deposits and other	357	268
Total interest income	11,316	11,634

Interest expense
Deposits	1,018	1,058
Borrowings	439	302
Total interest expense	1,457	1,360

Net interest income	9,859	10,274

Provision for loan losses	242	15

Net interest income after provision for loan losses	9,617	10,259

Non-interest income
Net gains on sales of loans	23	51
Earnings on bank-owned life insurance	94	93
Net gain on sales of REO	67	120
Valuation adjustment for REO	(171)	(151)
Net gains on sales of investments	64	--
Other	285	274
Total non-interest income	362	387

Non-interest expense
Employee compensation and benefits	5,344	5,319
Occupancy and equipment	685	669
Legal fees	36	75
Outside service fees	162	145
Data processing	396	397
Audit and accounting	305	276
FDIC insurance premiums	93	215
Franchise and other taxes	240	247
Foreclosure and REO expense, net	111	95
Other	1,159	1,111
Total non-interest expense	8,531	8,549

Income before income taxes	1,448	2,097

Federal income tax expense
Current	421	524
Deferred	92	72
Total federal income taxes	513	596

NET INCOME	$935	$1,501

EARNINGS PER SHARE
Basic and diluted	$0.11	$0.18

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016

Net income	$935	$1,501

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $6 and $(4) in 2017 and 2016, respectively	12	(7)
Less: Reclassification adjustment for gains included in net income, net of tax benefits of $22 and $0 in 2017 and 2016, respectively	(42)	--
Total other comprehensive income	(30)	(7)
Comprehensive income	$905	$1,494

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2017 and 2016

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at July 1, 2015	$86	$34,638	$34,711	$(1,223)	$(937)	$38	$67,313

Net income	-	-	1,501	-	-	-	1,501
Allocation of ESOP shares	-	1	-	187	-	-	188
Unrealized losses on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(7)	(7)
Cash dividends of $0.40 per common share	-	-	(1,480)	-	-	-	(1,480)

Balance at June 30, 2016	86	34,639	34,732	(1,036)	(937)	31	67,515

Net income	-	-	935	-	-	-	935
Allocation of ESOP shares	-	445	-	186	(418)	-	213
Unrealized losses on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(30)	(30)
Cash dividends of $0.40 per common share	-	-	(1,487)	-	-	-	(1,487)

Balance at June 30, 2017	$86	$35,084	$34,180	$(850)	$(1,355)	$1	$67,146

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016
Cash flows from operating activities:
Net income	$935	$1,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	336	321
Accretion of purchased loan discount	(159)	(164)
Amortization of purchased loan premium	16	17
Amortization of discounts and premiums on investment securities, net	69	80
Amortization of deferred loan origination costs (fees)	48	39
Accretion of premiums on deposits	(35)	(84)
Net gain on sale of investments	(64)	--
Net gain on sale of loans	(23)	(51)
Valuation adjustment of REO	171	151
Net gain on real estate owned	(51)	(120)
Deferred gain on sale of real estate owned	(17)	(15)
ESOP compensation expense	213	188
Earnings on bank-owned life insurance	(94)	(93)
Provision for loan losses	242	15
Origination of loans held for sale	(746)	(1,231)
Proceeds from loans held for sale	769	1,382
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	31	15
Prepaid expenses and other assets	356	(313)
Accrued interest payable	(1)	(10)
Accounts payable and other liabilities	5	(88)
Federal income tax (benefit)
Current	19	(171)
Deferred	92	77
Net cash provided by operating activities	2,112	1,446

Cash flows from investing activities:
Purchase of investment securities held to maturity	(6,499)	(11,000)
Purchase of term deposits in other financial institutions	(490)	(3,711)
Investment securities maturities, prepayments and calls:
Held to maturity	9,043	13,264
Available for sale	10	14
Proceeds from sale of investments	72	--
Loans originated for investment, net of principal collected	(20,785)	5,739
Proceeds from sale of real estate owned	927	888
Additions to real estate owned	(37)	(152)
Additions to premises and equipment, net	(124)	(1,108)
Net cash provided by (used in) investing activities	(17,883)	3,934

Cash flows from financing activities:
Net change in deposits	(5,692)	(11,045)
Payments by borrowers for taxes and insurance, net	77	42
Proceeds from Federal Home Loan Bank advances	47,100	33,200
Repayments on Federal Home Loan Bank advances	(24,531)	(26,624)
Dividends paid on common stock	(1,487)	(1,480)
Net cash provided by (used in) financing activities	15,467	(5,907)

Net decrease in cash and cash equivalents	(304)	(527)

Beginning cash and cash equivalents	13,108	13,635

Ending cash and cash equivalents	$12,804	$13,108

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$400	$710

Interest on deposits and borrowings	$1,493	$1,454

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$841	$442

Loans disbursed upon sales of real estate acquired through foreclosure	$214	$741

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2017 and 2016

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

June 30, 2017 and 2016

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

4. Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, adjusted for deferred loan origination costs, net, discounts on purchased loans, and the allowance for loan losses. Interest income is accrued on the unpaid principal balance unless the collectability of the loan is in doubt. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on one- to four-family residential loans is generally discontinued at the time a loan is 180 days delinquent and on other loans at the time a loan is 90 days delinquent. All other loans are moved to non-accrual status in accordance with the Company’s policy, typically 90 days after the loan becomes delinquent. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

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

5. Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2017 and 2016 the Company had no loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $13,000 and $12,000 during the years ended June 30, 2017 and 2016, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $87,000 and $94,000 at June 30, 2017 and 2016, respectively.

The Company was servicing mortgage loans of approximately $10.8 million and $11.7 million that had been sold to the Federal Home Loan Bank at June 30, 2017 and 2016, respectively. During the fiscal year ended June 30, 2017, we sold $746,000 in loans under the FHLB program and the average balance of loans serviced was $11.3 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $19,000 and $21,000 for the fiscal years ended June 30, 2017 and 2016, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

June 30, 2017 and 2016

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

Residential Real Estate

Our primary lending activity is the origination of mortgage loans, which enable a borrower to purchase or refinance existing homes in the Banks’ respective market areas. We further classify our residential real estate loans as one- to four-family (owner-occupied vs nonowner-occupied), multi-family or construction. We believe that our first mortgage position on loans secured by residential real estate presents lower risk than our other loans, with the exception of loans secured by deposits.

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

June 30, 2017 and 2016

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

June 30, 2017 and 2016

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2014.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $153.2 million and $163.1 million for the plan years ended June 30, 2016 and 2015, respectively. Our contributions for fiscal 2017 and 2016 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $695,000 and $558,000 for the fiscal years ended June 30, 2017 and 2016. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2016, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 93.0%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $1,000 and $4,000 for the fiscal years ended June 30, 2017 and 2016, respectively, while the liabilities totaled $45,000 and $61,000 at June 30, 2017 and 2016, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $1.2 million and $1.4 million at June 30, 2017 and 2016, respectively. The Company recorded expense for the ESOP of approximately $213,000 and $188,000 for the years ended June 30, 2017 and 2016, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 155,794 and 98,588 at June 30, 2017 and 2016, respectively. The amounts contributed to the ESOP were $280,000 for each of the years 2017 and 2016.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

	For the fiscal year ended June 30,
	2017	2016

Allocated shares	86,880	125,411
Shares committed to be released	9,338	9,338
Unearned shares	84,961	103,636
Total ESOP shares	181,179	238,385

Fair value of unearned shares at
End of period (dollars in thousands)	$802	$850

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

(in thousands)	2017	2016

Net income allocated to common shareholders, basic and diluted	$935	$1,501

	2017	2016
Basic
Weighted-average common shares outstanding	8,345,422	8,324,195

Diluted
Weighted-average common shares outstanding (diluted)	8,345,422	8,324,195

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal year 2017 and for fiscal year 2016 all options were antidilutive, as the exercise price was greater than the average market price of the common stock.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

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

Level 1 – Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access as of the measurement date.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2017 and 2016. The securities represented are only those classified as available-for sale.

	Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2017
Agency mortgage-backed: residential	$71	$--	$71	$--

2016
Agency mortgage-backed: residential	$81	$--	$81	$--
FHLMC stock	53	--	53	--
	$134	$--	$134	$--

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

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

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $171,000 and $151,000 for the fiscal years 2017 and 2016, respectively, and resulted in a Level 3 classification of the inputs for determining fair value.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2017 and 2016.

	Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2017
Other real estate owned, net
One to four family	$103	-	-	$103
Land	79	-	-	79

2016
Other real estate owned, net
One to four family	$274	-	-	$274
Land	9	-	-	79

At June 30, 2017 and 2016, there were no impaired loans with a valuation allowance.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $182,000 and $353,000 at June 30, 2017 and 2016, respectively, after write-down of $51,000 and $145,000 for the years ended June 30, 2017 and 2016, respectively.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2017 and 2016:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2017	(in thousands)	Technique(s)	Input(s)	Average)

Foreclosed and repossessed assets:
1-4 family	$103	Sales comparison approach	Adjustments for differences between comparable sales	-3.6% to 45.8% (9.5%)
Land	79	Sales comparison approach	Adjustments for differences between comparable sales	3.5% to 6.6% (5.0%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2016	(in thousands)	Technique(s)	Input(s)	Average)

Foreclosed and repossessed assets:
1-4 family	$274	Sales comparison approach	Adjustments for differences between comparable sales	-24.0% to 15.2% (-5.1%)
Land	79	Sales comparison approach	Adjustments for differences between comparable sales	3.5% to 6.6% (5.0%)

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

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value at June 30, 2017 and 2016:

Cash and cash equivalents: The carrying amounts presented in the consolidated balance sheets for cash and cash equivalents are deemed to approximate fair value.

Held-to-maturity securities: For held-to-maturity securities, fair value methods for securities were previously described.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

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

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2017 and 2016, was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30, 2017 and June 30, 2016 are as follows:

		Fair Value Measurements at
(in thousands)	Carrying	June 30, 2017 Using
	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$12,804	$12,804			$12,804
Term deposits in other financial institutions	4,201	4,201			4,201
Available-for-sale securities	71		$71		71
Held-to-maturity securities	1,487		1,523		1,523
Loans receivable - net	258,244			$269,606	269,606
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	679		4	675	679

Financial liabilities
Deposits	$182,845	$78,561	$103,786		$182,347
Federal Home Loan Bank advances	55,780		55,881		55,881
Advances by borrowers for taxes and insurance	818		818		818
Accrued interest payable	21		21		21

		Fair Value Measurements at
(in thousands)	Carrying	June 30, 2017 Using
	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$13,108	$13,108			$13,108
Term deposits in other financial institutions	3,711	3,711			3,711
Available-for-sale securities	134		$134		134
Held-to-maturity securities	4,079		4,151		4,151
Loans receivable - net	238,468			$242,456	242,456
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	710		21	689	710

Financial liabilities
Deposits	$188,572	$81,814	$106,820		$188,634
Federal Home Loan Bank advances	33,211		33,517		33,517
Advances by borrowers for taxes and insurance	741		741		741
Accrued interest payable	22		22		22

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

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

16. Cash Surrender Value of Life Insurance: First Federal of Kentucky has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

17. Treasury Stock: Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2017 and 2016 are summarized as follows:

(in thousands)	2017	2016

Outstanding principal, beginning of year	$1,043	$1,393
Changes in composition of related parties	--	(288)
Principal disbursed during the year	--	--
Principal repaid and refinanced during the year	(60)	(62)
Outstanding principal, end of year	$983	$1,043

Deposits from related parties held by the Company at June 30, 2017 and 2016 totaled $2.9 million and $2.7 million, respectively.

19. Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

20. Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

21. Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

22. Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

23. Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

24. Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

25. New Accounting Standards:

FASB ASC 606 - In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09. In March 2016, the FASB issued ASU 2016-08, which clarified the revenue recognition implementation guidance on principal versus agent considerations and is effective during the same period as ASU 2014-09. In April 2016, the FASB issued ASU 2016-10, which clarified the revenue recognition guidance regarding the identification of performance obligations and the licensing implementation and is effective during the same period as ASU 2014-09. In May 2016, the FASB issued ASU 2016-12, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition. ASU 2016-12 is effective during the same period as ASU 2014-09. The amendments related to this new standard become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, or the fiscal year beginning July 1, 2018, with respect to the Company. Management is finalizing its assessment of impact of the effects of ASU 2014-09, ASU 2016-08, ASU 2016-10 and ASU 2016-12 on the Company’s financial statements and disclosures. We do not expect the new standard or any of the amendments to result in a material change from our current accounting for revenue, because the majority of the Company’s financial instruments are outside of the scope of Topic 606. Although certain implementation issues, which are related to the financial services industry, are still pending resolution (i.e. interchange revenues), our preliminary conclusions are not expected to be materially impacted. Management will continue to evaluate the impact, if any, of any additional guidance that is forthcoming.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 825 - In January 2016, the FASB issued an update ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this update impact public business entities as follows: 1) Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. 3) Eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. 4) Require entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 5) Require an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. 6) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements. 7) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, or the fiscal year beginning July 1, 2018, with respect to the Company. Management is finalizing its assessment of impact of the effects of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact. However, a fair value estimate on a loan portfolio would consider exit price.

FASB ASC 842 - In February 2016, the FASB issued an update ASU No. 2016-02, Leases (Topic 842).  Under the new guidance, lessees will be required to recognize the following for all leases, with the exception of short-term leases, at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

FASB ASC 718 - In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting. The amendments are intended to improve the accounting for employee shared-based payments and affects all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The amendments in this update became effective July 1, 2017, with respect to the Company and, as expected, it did not have a material impact of the consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 326 - In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The final standard will change estimates for credit losses related to financial assets measured at amortized cost such as loans, held-to-maturity debt securities, and certain other contracts. For estimating credit losses, the FASB is replacing the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. Financial institutions and other organizations will now use forward-looking information to enhance their credit loss estimates. The amendment required enhanced disclosures to aid investors and other users of financial statements to better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. The largest impact to the Company will be on its allowance for loan and lease losses, although the ASU also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019, or in the Company’s case the fiscal year beginning July 1, 2020.  ASU 2016-13 will be applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach), except for debt securities for which an other-than-temporary impairment had been recognized before the effective date. A prospective transition approach is required for these debt securities. We have formed a functional committee that is assessing our data and system needs and are evaluating the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. However, the Company does expect ASU 2016-13 to add complexity and costs to its current credit loss evaluation process.

FASB ASC 740 – In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This new guidance seeks to reduce a diversity in practice and a source of complexity, which has resulted from an exception found in current guidance related to recognition of current and deferred income taxes for an intra-entity asset transfer. Current guidance prohibits the recognition of current and deferred income taxes for such intra-entity asset transfer until the asset has been sold to an outside party. This prohibition is an exception to the principle of comprehensive recognition of current and deferred income taxes in generally accepted accounting principles. As a result, this update eliminates the exception for intra-entity transfer of assets other than inventory. This update does not include new disclosure requirements. For public business entities the amendments in this update are effective for annual reporting periods including interim periods within those annual reporting periods beginning after December 15, 2017, or the fiscal year beginning July 1, 2018, for the Company. Any changes resulting from the application of this update are to be applied on a modified retrospective basis though a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 810 – In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties that are under Common Control. This update applies to reporting entity which has an interest in a variable interest entity (“VIE”) and the reporting entity is determined to be the single decision maker of the VIE. This update amends the consolidation guidance with which the reporting entity treats the indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is the reporting entity that has a controlling interest in a VIE and, therefore, consolidates the VIE. The amendments in this update became effective for annual periods and interim periods within those annual periods beginning after December 15, 2016, and did not have a material impact on the consolidated financial statements.

FASB ASC 805 – In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments provide more consistency in applying the guidance, which is expected to reduce the costs of application and make the definition of a business more operable. The amendments in this update become effective for annual periods beginning after December 15, 2017, including interim periods within those periods and should be applied prospectively on or after the effective date. No disclosures are required at transition. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

FASB ASC 350 – In January 2017, the FASB issued ASU No. 2017-04, Intangibles: Goodwill and Other: Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this update, an entity is to perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value up to the amount of the total amount of goodwill allocated to the reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a U.S. Securities and Exchange Commission (“SEC”) filer should adopt the amendments for its annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted in interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has adopted ASU No. 2017-04 with regard to its goodwill impairment test performed as of March 31, 2017, with no material impact on the consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 610 – In February 2017, the FASB issued ASU No. 2017-05, Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. The purpose of this update is to clarify the scope of guidance in the May 2014 issue of ASU No. 2014-09, Revenue from Contracts with Customers, which provided guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments in this update differ from current GAAP primarily for the real estate industry, but may affect other industries. The amendments in this update define the term “in substance nonfinancial asset,” in part, as a financial asset promised to a counterparty in a contract, if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a contact is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets. Further, a contract that includes the transfer of ownership interests in one or more consolidated subsidiaries is within the scope of Subtopic 610-20, if substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets. The amendments in this update also address partial sales in that they require an entity to derecognize a distinct nonfinancial asset or distinct in substance nonfinancial asset in a partial sale transaction when it (1) does not have (or ceases to have) a controlling financial interest in the legal entity that holds the asset in accordance with Topic 810 and (2) transfers control of the asset in accordance with Topic 606. Once an entity transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset, it is required to measure any noncontrolling interest it receives (or retains) at fair value. Because the amendments are effective at the same time as the amendments in ASU 2014-09, ASU 2017-05 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 715 – In March 2017, the FASB issued ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update is primarily to improve the consistency, transparency, and usefulness of financial information to users that have communicated that the service cost component is analyzed differently from the other components of net benefit cost. The amendments in this update require than an employer report the service cost component in the same line item or items as other compensation costs arising from the services rendered by the pertinent employees during the period. The other components of net benefit cost as defined in paragraphs 715-30-35-4 and 715-60-35-9 are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The amendments in this Update also allow only the service cost component to be eligible for capitalization when applicable. The amendments in this update require an employer to disaggregate the service cost component from the other components of net benefit cost. The amendments also provide explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization. The amendments for this update are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this update provide for a practical expedient for reporting the changes resulting from adoption of this guidance, while requiring disclosure that such practical expedient was used.

FASB ASC 310 – In March 2017, the FASB issued ASU No. 2017-08, Receivables- Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments requite the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments in this update more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities, which, in turn, are expected to more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. For public business entities, the amendments in this update are effective for fiscal years, and the interim periods within those fiscal years, beginning after December 15, 2018. Changes resulting from the amendments in this update should be recognized on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2017 and 2016 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2017
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$70	$1	$-	$71

Held-to-maturity Securities
Agency mortgage-backed: residential	$1,487	$45	$9	$1,523

	2016
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$79	$2	$-	$81
FHLMC stock	8	45	-	53
	$87	$47	$-	$134

Held-to-maturity Securities
Agency mortgage-backed: residential	$2,048	$70	$-	$2,118
Agency bonds	2,031	2	-	2,033
	$4,079	$72	$-	$4,151

At June 30, 2017, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date.

During the fiscal year ended June 30, 2017, the Company sold its investment in Federal Home Loan Mortgage Company (“Freddie Mac”) stock and recognized gain of $64,000. There were no sales of securities during the fiscal year ended June 30, 2016. At June 30, 2017 the Company had $9,000 in securities with unrealized losses, while at June 30, 2016, the Company had no securities with unrealized losses. Unrealized losses on agency mortgage-backed securities have not been recognized into income because they are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the investments reach maturity.

At June 30, 2017 and 2016, pledged securities totaled $2.3 million and $2.2 million, respectively. At June 30, 2017 and 2016, the pledged total included term deposits of $1.5 million and $500,000, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2017	2016

Residential real estate
One- to four-family	$197,936	$186,125
Multi-family	15,678	15,559
Construction	2,398	2,809
Land	1,304	1,186
Farm	2,062	1,735
Nonresidential real estate	29,211	27,138
Commercial and industrial	2,540	1,847
Consumer and other
Loans on deposits	1,607	1,813
Home equity	6,853	6,155
Automobile	42	69
Unsecured	400	552
	260,031	244,988

Undisbursed portion of loans in process	(296)	(5,118)
Deferred loan origination costs, net	42	113
Allowance for loan losses	(1,533)	(1,515)
	$258,244	$238,468

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2017 and 2016. There were $1.7 million and $2.3 million in loans acquired with deteriorated credit quality at June 30, 2017 and 2016, respectively.

June 30, 2017:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$3,706	$1,676	$5,382	$--	$--	$--
Nonresidential real estate	131	--	131	--	--	--
	3,837	1,676	5,513	--	--	--

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$192,554	$773	$--	$773
Multi-family			15,678	243	--	243
Construction			2,398	6	--	6
Land			1,304	4	--	4
Farm			2,062	9	--	9
Nonresidential real estate			29,080	270	--	270
Commercial and industrial			2,540	6	--	6
Consumer and other
Loans on deposits			1,607	4	--	4
Home equity			6,853	17	--	17
Automobile			42	--	--	--
Unsecured			400	1	--	1
Unallocated			--	--	200	200
			254,518	1,333	200	1,533
			$260,031	$1,333	$200	$1,533

* These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

June 30, 2016:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$3,400	$2,146	$5,546	$--	$--	$--
Nonresidential real estate	--	164	164	--	--	--
	3,400	2,310	5,710	--	--	--

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$180,579	$862	$--	$862
Multi-family			15,559	192	--	192
Construction			2,809	5	--	5
Land			1,186	2	--	2
Farm			1,735	3	--	3
Nonresidential real estate			26,974	217	--	217
Commercial and industrial			1,847	18	--	18
Consumer and other
Loans on deposits			1,813	4	--	4
Home equity			6,155	11	--	11
Automobile			69	--	--	--
Unsecured			552	1	--	1
Unallocated			--	--	200	200
			239,278	1,315	200	1,515
			$244,988	$1,315	$200	$1,515

* These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2017 and 2016:

June 30, 2017:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$5,382	$--	$5,653	$71	$71
Nonresidential real estate	131	--	131	--	--
Total	$5,513	$--	$5,784	$71	$71

June 30, 2016:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$5,546	$--	$5,135	$70	$70
Land	--	--	330	27	27
Nonresidential real estate	164	--	401	--	--
Consumer and other
Unsecured	--	--	7	--	--
Total	$5,710	$--	$5,873	$97	$97

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2017 and 2016. The tables include loans acquired with deteriorated credit quality. At June 30, 2017, the table below includes approximately $566,000 of loans on nonaccrual and $486,000 of loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2016, approximately $1.1 million of loans on nonaccrual and $712,000 of loans past due over 90 days and still accruing represent such loans.

	June 30, 2017		June 30, 2016
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

One- to four-family residential real estate	$4,870	$1,770	$4,785	$2,166
Nonresidential real estate	151	--	173	--
Consumer	8	11	11	--
	$5,029	$1,781	$4,969	$2,166

Troubled Debt Restructurings:

During the year ended June 30, 2017, the terms of a single one- to four family residential real estate loan totaling $99,000 was modified as a troubled debt restructuring (“TDR.”) The loan was modified to extend the loan term, because the borrower was exhibiting financial difficulty in making the original debt payments. Because the restructured loan bears interest at the same rate offered to other such borrowers and the repayment period was extended slightly, the borrower is expected to be able to service the debt as restructured.

During the year ended June 30, 2016, the terms of two one- to four family residential real estate loans totaling $282,000 was modified as TDRs. The loans were modified because the borrowers each were exhibiting financial difficulty in making the original debt payments.

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

The following table presents loans classified as TDRs as of June 30, 2017 and 2016, and their performance, by modification type:

(Dollars in thousands)	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms

June 30, 2017:
Residential Real Estate:
1-4 Family	31	$1,970	$1,533	$657	$876

June 30, 2016
Residential Real Estate:
1-4 Family	35	$2,136	$1,835	$1,318	$517

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2017 or 2016. At June 30, 2017 and 2016, TDR loans on nonaccrual status totaled $1.2 million and $1.5 million, respectively. The Company had no commitments to lend additional amounts as of June 30, 2017 and 2016, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans default during fiscal 2017 or 2016.

The following tables present the aging of the principal balance outstanding in past due loans as of June 30, 2017 and 2016, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2017, the table below includes $25,000 of loans 30-89 days past due and approximately $1.0 million of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2016, the table below includes no loans 30-89 days past due and approximately $514,000 of loans past due over 90 days of such loans.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

June 30, 2017:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$5,193	$4,496	$9,689	$188,247	$197,936
Multi-family	--	--	--	15,678	15,678
Construction	--	--	--	2,398	2,398
Land	--	--	--	1,304	1,304
Farm	539	--	539	1,523	2,062
Nonresidential real estate	635	133	768	28,443	29,211
Commercial and industrial	--	--	--	2,540	2,540
Consumer and other:
Loans on deposits	--	--	--	1,607	1,607
Home equity	17	11	28	6,825	6,853
Automobile	--	--	--	42	42
Unsecured	13	--	13	387	400
Total	$6,397	$4,640	$11,037	$248,994	$260,031

June 30, 2016:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$5,712	$4,377	$10,089	$176,036	$186,125
Multi-family	--	--	--	15,559	15,559
Construction	548	--	548	2,261	2,809
Land	--	--	--	1,186	1,186
Farm	--	--	--	1,735	1,735
Nonresidential real estate	--	153	153	26,985	27,138
Commercial and industrial	--	--	--	1,847	1,847
Consumer and other:
Loans on deposits	--	--	--	1,813	1,813
Home equity	37	--	37	6,118	6,155
Automobile	--	--	--	69	69
Unsecured	9	--	9	543	552
Total	$6,306	$4,530	$10,836	$234,152	$244,988

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2017, and 2016, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2017:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$--	$6,110	$9,883	$--	$181,943
Multi-family	14,541	--	1,137	--	--
Construction	2,398	--	--	--	--
Land	1,304	--	--	--	--
Farm	1,523	--	539	--	--
Nonresidential real estate	29,061	--	150	--	--
Commercial and industrial	2,513	27	--	--	--
Consumer and other:
Loans on deposits	1,607	--	--	--	--
Home equity	6,744	93	16	--	--
Automobile	42	--	--	--	--
Unsecured	396	--	4	--	--
Total	$60,129	$6,230	$11,729	$--	$181,943

June 30, 2016:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$--	$6,387	$11,970	$--	$167,768
Multi-family	15,220	--	339	--	--
Construction	2,809	--	--	--	--
Land	1,186	--	--	--	--
Farm	1,735	--	--	--	--
Nonresidential real estate	26,061	904	173	--	--
Commercial and industrial	1,817	30	--	--	--
Consumer and other:
Loans on deposits	1,813	--	--	--	--
Home equity	6,149	--	6	--	--
Automobile	69	--	--	--	--
Unsecured	552	--	--	--	--
Total	$57,411	$7,321	$12,488	$--	$167,768

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(in thousands)	2017	2016

Balance at beginning of year	$1,515	$1,568
Provision for losses on loans	242	15
Charge-offs, net	(224)	(68)
Balance at end of year	$1,533	$1,515

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2017 and 2016:

June 30, 2017:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$862	$132	$(226)	$5	$773
Multi-family	192	51	--	--	243
Construction	5	1	--	--	6
Land	2	2	--	--	4
Farm	3	6	--	--	9
Nonresidential real estate	217	53	--	--	270
Commercial and industrial	18	(12)	--	--	6
Consumer and other:
Loans on deposits	4	--	--	--	4
Home equity	11	6	--	--	17
Unsecured	1	3	(5)	2	1
Unallocated	200	--	--	--	200
Totals	$1,515	$242	$(231)	$7	$1,533

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

June 30, 2016:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$1,059	$(129)	$(80)	$12	$862
Multi-family	94	98	--	--	192
Construction	21	(16)	--	--	5
Land	7	(5)	--	--	2
Farm	9	(6)	--	--	3
Nonresidential real estate	121	96	--	--	217
Commercial and industrial	10	8	--	--	18
Consumer and other:
Loans on deposits	13	(9)	--	--	4
Home equity	31	(20)	--	--	11
Automobile	--	--	--	--	--
Unsecured	3	(2)	--	--	1
Unallocated	200	--	--	--	200
Totals	$1,568	$15	$(80)	$12	$1,515

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a credit quality component of $388,000 and $464,000, at June 30, 2017 and 2016, respectively, is as follows:

(in thousands)	2017	2016

Residential real estate:
One- to four-family	$1,676	$2,146
Land	--	--
Nonresidential real estate	--	164
Outstanding balance	$1,676	$2,310

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE C - LOANS (continued)

Accretable yield, or income expected to be collected, for the years ended June 30 was as follows:

(in thousands)	2017	2016

Balance at beginning of year	$981	$1,021
Accretion of income	(159)	(164)
Reclassifications from nonaccretable difference	60	124
Disposals	(162)	--
Balance at end of year	$720	$981

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2017 or 2016, nor were any allowance for loan losses reversed during those years.

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2017	2016

Balance at beginning of year	$527	$1,593
Loans transferred to real estate owned	745	421
Capitalized expenditures	37	152
Valuation adjustments	(171)	(151)
Disposals	(780)	(1,488)
Balance at end of year	$358	$527

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2017	2016

Land	$1,693	$1,693
Buildings and improvements	8,064	8,005
Furniture and equipment	1,963	1,939
Automobiles	71	64
	11,791	11,701
Less: accumulated depreciation	5,981	5,679
Balance at end of year	$5,810	$6,022

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2017	2016

Non-interest bearing checking accounts	$5,280	$3,989
Checking accounts	13,461	14,456
Savings accounts	45,911	50,159
Money market demand deposits	13,909	13,200
Total demand, transaction and passbook deposits	78,561	81,814
Certificates of deposit:
Original maturities of:
Less than 12 months	67,649	75,007
12 months to 36 months	30,140	20,083
More than 36 months	6,495	11,668
Total certificates of deposit	104,284	106,758
Total deposits	$182,845	$188,572

At June 30, 2017 and 2016, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $4.7 million and $5.2 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2017

2018	$67,649
2019	25,099
2020	5,041
2021	3,759
2022 and thereafter	2,736
$104,284

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2017 and 2016 by pledges of certain residential mortgage loans totaling $65.3 million and $40.3 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2017
(in thousands)

2017	$51,808
2018	3,249
2019	189
2020	142
2021	107
2022	79
2023	43
2024-2032	163
$55,780

At June 30, 2017 interest rates for advances were fixed ranging from 0.81% to 6.20%, with a weighted-average interest rate of 1.29%.

Maturing year ended June 30, 2016
(in thousands)

2016	$26,931
2017	2,328
2018	3,249
2019	189
2020	142
2021	107
2022	79
2023-2032	186
$33,211

At June 30, 2016 interest rates for advances were fixed ranging from 0.43% to 6.35%, with a weighted-average interest rate of 0.93%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $71.9 million as of June 30, 2017.

At June 30, 2017, we had the ability to borrow a total $89.1 million from the FHLB, of which $55.8 million was outstanding. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2017, based on home equity loans we had pledged collateral which would enable us to borrow up to $5.0 million.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2017 and 2016, as follows:

(in thousands)	2017	2016

Federal income taxes at the statutory rate	$492	$713
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(32)	(32)
FIN 48 reserve recognition	--	(87)
Other	53	2
	$513	$596

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2017	2016

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$521	$515
Deferred compensation and benefits	151	156
Accrued expenses	6	1
Fair value accounting adjustments on acquisition	376	510
Nonaccrued interest on loans	162	135
Other real estate owned adjustments	218	233
Depreciation	30	13
Total deferred tax assets	1,464	1,563

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,337)	(1,337)
Deferred loan origination costs	(50)	(39)
Loan servicing rights	(29)	(32)
Fair value accounting adjustments on acquisition	(767)	(779)
Unrealized gain on investments	--	(15)
Other	--	(3)
Total deferred tax liabilities	(2,183)	(2,205)
Net deferred tax liability	$(719)	$(642)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE H - FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2017, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2017.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2017	2016

Balance at beginning of year	$--	$87
Additions/(reductions) based on tax positions for the current year	--	(87)
Balance at end of year	$--	$--

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2017 and 2016, the Banks had the following outstanding loan commitments:

	2017		2016
(in thousands)	Fixed	Variable	Fixed	Variable

Unused commitment:
Revolving, open-end lines secured by real estate	$--	$9,443	$--	$8,847
Commitments to fund real estate construction loans	692	2,365	1,609	3,311
Other unused commitment:
Commercial and industrial loans	1,121	--	1,082	--
Other	907	1,266	1,102	1,908
Letters of credit	--	--	--	--

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2017 totaled $2.0 million and had interest rates ranging from 4.0% to 4.7% and maturities ranging from 7 years to 20 years. The fixed rate loan commitments at June 30, 2016 totaled $2.2 million and had interest rates ranging from 4.0% to 4.70% with maturities ranging from 5 years to 30 years.

NOTE J - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2017, the Banks could, without prior approval, declare dividends of approximately $64,000.

Regulatory Capital Requirements – The Banks are subject to minimum regulatory capital standards promulgated by the OCC. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

June 30, 2017 and 2016

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

Additionally, the CCB, which is applicable to the above minimum risk-based capital requirements, was introduced. The CCB will eventually be 2.5% and is being phased in over a three year period. The current CCB is equal to 1.25% and increases 0.625% annually through 2019 to 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables, which do not include the CCB:

As of June 30, 2017

					Minimum
					Requirement
			Minimum		To be “Well-
			Requirement		Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$52,638	30.0%	$7,893	4.5%	N/A	N/A
First Federal of Hazard	18,015	46.7	1,737	4.5	$2,509	6.5%
First Federal of Kentucky	30,126	25.1	6,144	4.5	8,874	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	52,638	30.0	10,524	6.0	N/A	N/A
First Federal of Hazard	18,015	46.7	2,316	6.0	3,087	8.0
First Federal of Kentucky	30,126	25.1	8,191	6.0	10,922	8.0

Total capital ratio
Kentucky First Federal	54,171	30.9	14,032	8.0	N/A	N/A
First Federal of Hazard	18,498	47.9	3,087	8.0	3,859	10.0
First Federal of Kentucky	31,059	22.8	10,922	8.0	13,652	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	52,638	18.4	11,427	4.0	N/A	N/A
First Federal of Hazard	18,015	26.6	2,707	4.0	3,383	5.0
First Federal of Kentucky	30,126	13.4	8,971	4.0	11,214	5.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE J - REGULATORY CAPITAL (continued)

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

As of June 30, 2017 and 2016, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2017 and 2016, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2017 and 2016, and the results of its operations and its cash flows for the fiscal years ended June 30, 2017 and 2016.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2017 and 2016

(In thousands)

	2017	2016
ASSETS
Interest-bearing deposits in First Federal of Hazard	$692	$539
Interest-bearing deposits in First Federal of Kentucky	1,292	1,391
Other interest-bearing deposits	20	18
Investment in First Federal of Hazard	18,165	18,216
Investment in Frankfort First	46,315	46,824
Prepaid expenses and other assets	702	564

Total assets	$67,186	$67,552

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$40	$37

Total liabilities	40	37

Shareholders’ equity
Common stock	86	86
Additional paid-in capital	35,084	34,639
Retained earnings	34,180	34,732
Unearned employee stock ownership plan (ESOP)	(850)	(1,036)
Treasury shares at cost, 151,549 and 112,563 common shares at June 30, 2017 and 2016	(1,355)	(937)
Accumulated other comprehensive income	1	31
Total shareholders’ equity	67,146	67,515

Total liabilities and shareholders’ equity	$67,186	$67,552

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME

Years ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016
Income
Interest income	$79	$86
Dividends from First Federal of Hazard	--	--
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	133	186
Dividends from Frankfort First	1,564	2,057
Equity in undistributed (excess distributed) earnings of
Frankfort First
	(494)	(493)
Total income	1,282	1,836

Non-interest expenses	414	462

Earnings before income taxes	868	1,374

Federal income tax expense (benefit)	(67)	(127)

NET INCOME	$935	$1,501

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2017 and 2016

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016

Cash flows from operating activities:
Net earnings for the year	$935	$1,501
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	361	307
Noncash compensation expense	382	188
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(138)	(4)
Other liabilities	3	(136)
Net cash provided by operating activities	1,543	1,856

Cash flows from financing activities:
Dividends paid on common stock	(1,487)	(1,480)
Net cash used in financing activities	(1,487)	(1,480)

Net increase in cash and cash equivalents	56	376

Cash and cash equivalents at beginning of year	1,948	1,572

Cash and cash equivalents at end of year	$2,004	$1,948

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky
Frankfort-Danville-Lancaster Lesa Asbery, Customer Service Manager	Tracey McCoun, Assistant Vice President/BSA Officer/Deposit Compliance Officer
Brenda Baldwin, Vice President/Chief Financial Officer James Baxter, Vice President/Head of Commercial Lending	Katina Mickens, Loan Officer/Assistant Loan Servicing Coordinator Samantha Miller, Vice President/Loan Compliance Officer/Credit Analyst
Stan Betsworth, Vice President/Loan Officer Phyllis Bowman, Loan Servicing	Julie Moore, Loan Officer Kim Moore, Vice President/Deposit Operations Manager
Lisa Brinley, Branch Manager	Carolyn Mulcahy, Accounting Assistant
Phyllis Bryant, Customer Service	Jeanie Murphy, Customer Service
Katresha Clay, Customer Service	Lavenna Quire, Vice President/Loan Officer
Andrea Cline, Accounting Tracey Feldman, Customer Service	J. David Semones, Security Officer/Loan Processor
Becky Crowe, Customer Service Deryl Curtis, Loan Servicing	Cynthia Shank, Customer Service Martha Sowders, Customer Service
Betty Doolin, Customer Service	Candace Stevens, Customer Service
Diana Eads, Customer Service Supervisor	Jenny Stump, Loan Processor
Tiffaney Elliott, Vice President/Human Resources	Virginia Stump, Vice President/Lancaster Branch
Jamey Ensley, Information Technology Operations	Manager
Debra Freeman, Customer Service	Yvonne Thornberry, Vice President/Head of
Manager/Training Coordinator Adam Gray, Loan Officer	Loan Servicing Mike Ware, Information Technology Manager
Stacey Greenawalt, Vice President/Head of Residential Lending	Nancy Watts, Loan Servicing Laurel Weeks, Customer Service
Stan Harmon, Loan Officer	Jennifer Whalen, Loan Processor
Karen Hatfield, Assistant Vice President/Customer Service Manager	Carrie Williams, Customer Service
Judy Hicks, Loan Processor
Lee Ann Hockensmith, Vice President/Head of	First Federal Savings and Loan Association of
Credit Administration	Hazard
Barry Holder, Branch Manager	Jaime S. Coffey, Vice President/Secretary
Ronald Howard, Vice President/Loan Officer Brittany Hulette, Credit Analyst	Kaye Craft, Vice President/Accounting Rodney Davis, Vice President/Loan Officer
Clay Hulette, Frankfort Area President	Carlen Dixon, Assistant Vice President
Teresa Hulette, Executive Vice President	Lou Ella Farler, Chief Executive Officer
Don Jennings, Chief Executive Officer Kathy Johnica, Vice President/ Internal Audit Coordinator	Mary Ann Guffey, Customer Service Jamie Haynes, Customer Service Margaret P. Pelley, Vice President/Head Teller
Catherine Johnson, Customer Service	Lauren Riley, Vice President/Collections
Bill Johnson, Danville/Lancaster Area President Janet Lewis, Customer Service	Eliza Stacey, Customer Service Peggy H. Steele, Vice President/ Information Technology
Nancy Long, Assistant Vice President/Customer Service Manager	Jessica Watts, Assistance Vice President/Customer Service
Patty Luttrell, Compliance Assistant
Kathy McBee, Branch Manager

Kentucky First Federal Bancorp Board of Directors:

Stephen G. Barker, Attorney and President and General Counsel to Kentucky River Properties, LLC

C. Michael Davenport, President/CEO of C. Michael Davenport, Inc.

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Kentucky

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Walter G. Ecton, Jr.	William D. Gorman, Jr.
Lou Ella Farler		Tony D. Whitaker, Chairman

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	R. Clay Hulette	William M. Johnson
C. Michael Davenport	Don D. Jennings, Chairman	Yvonne Y. Morley
Danny A. Garland	William H. Johnson	Jerry M. Purcell
J. Mark Goggans	William C. Jennings	Virginia R.S. Stump
David R. Harrod

Special Counsel	Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and	American Stock Transfer & Trust Company, LLC
Registrar	6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 16, 2017 at 4:00 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community College Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2017, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 16, 2017, ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602

