Form 10-K, Exhibit 13
period 2018-06-30
Kentucky First Federal Bancorp
filed 2018-09-28
CIK 1297341

EXHIBIT 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2018

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

	High	Low	Dividends Per Share
Fiscal 2018
First quarter	$9.90	$8.30	$0.10
Second quarter	10.00	8.60	0.10
Third quarter	9.70	8.25	0.10
Fourth quarter	9.00	7.90	0.10

	High	Low	Dividends Per Share
Fiscal 2017
First quarter	$8.59	$8.05	$0.10
Second quarter	9.20	8.00	0.10
Third quarter	10.15	9.00	0.10
Fourth quarter	9.94	9.30	0.10

ii

iii

Dear Shareholder:

We are pleased to present the 2018 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 15, 2018, at the Challenger Center on the campus of the Hazard Community and Technical College.

The enclosed report details both some of the challenges we, and all community banks, have been facing for several years as well as some reasons for optimism.  The biggest challenge continues to be declining earnings, primarily resulting from a shrinking margin and higher operating costs.  We continued building on the success we achieved in fiscal 2017, in which we grew our portfolio by nearly $20 million, by growing our loan portfolio by $12.1 million in fiscal 2018. As with most employers who offer a defined benefit (“DB”) plan to its employees, costs continue to increase at a rapid pace. Three factors attribute to higher costs for the Company’s DB plan: lower earnings on long-term pension assets, higher administrative costs and higher Pension Benefit Guarantee Corporation premiums.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver.  For the seventh year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

We are honored to have devoted, long-term employees. We want to wish the best to the following retirees:

Phyllis Bowman, Loan Processor	First Federal of Kentucky	18 years
Lou Ella Farler, President/CEO	First Federal of Hazard	43 years

We mourn the loss of two directors of First Federal of Kentucky. Danny Garland was the retired president of William Johnson, who passed away in February of this year.  Will was a long-time director of First Federal of Frankfort and was legal counsel for the institution for many years.

Please keep First Federal in mind for your banking needs.  We have been offering some very competitive CD rates in the past several months.  As a shareholder, when you bank with us, you help yourself (and we think enjoy excellent products and services).  Please let us know if there’s anything we can do for you.

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2018	2017	2016	2015	2014
	(Dollars in thousands)

Total assets	$318,394	$308,489	$291,871	$296,298	$299,655
Cash and cash equivalents	9,343	12,804	13,108	13,635	11,511
Time deposits	5,692	4,201	3,711	--	--
Securities held to maturity	1,002	1,487	4,079	6,423	9,018
Securities available for sale	48	71	134	159	247
Loans, net	270,310	258,244	238,468	243,815	246,788
Deposits	195,653	182,845	188,572	199,701	213,142
Federal Home Loan Bank advances	53,052	55,780	33,211	26,635	17,200
Shareholders’ equity	67,203	67,146	67,515	67,313	67,205
Allowance for loan losses	1,576	1,533	1,515	1,568	1,473
Nonperforming loans (90 days delinquent and nonaccrual)	7,665	6,810	7,135	6,512	9,740

Selected Operating Data

	Year Ended June 30,
	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)

Total interest income	$11,886	$11,316	$11,634	$12,389	$13,150
Total interest expense	2,161	1,457	1,360	1,428	1,618
Net interest income	9,725	9,859	10,274	10,961	11,532
Provision for losses on loans	185	242	15	343	580
Net interest income after provision for losses on loans	9,540	9,617	10,259	10,618	10,952
Total non-interest income	691	362	387	514	344
Total non-interest expenses	8,945	8,531	8,549	8,042	8,410
Income before federal income taxes	1,286	1,448	2,097	3,090	2,886
Federal income taxes (benefit)	(37)	513	596	1,021	952
Net income	$1,323	$935	$1,501	$2,069	$1,934

Net earnings per share – basic	$0.16	$0.11	$0.18	$0.25	$0.23

Net earnings per share – diluted	$0.16	$0.11	$0.18	$0.25	$0.23
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2018	2017	2016	2015	2014
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.43%	0.31%	0.51%	0.70%	0.63%
Return on average equity (net income divided by average equity)	1.97	1.39	2.23	3.07	2.90
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.28	3.52	3.74	3.96	3.99
Net interest margin (net interest income divided by average interest-earning assets)	3.43	3.63	3.84	4.07	4.10
Ratio of average interest-earning assets to average interest-bearing liabilities	120.11	120.34	120.21	120.33	119.14
Ratio of total general administrative and other expenses to average total assets	2.88	2.84	2.89	2.71	2.74
Efficiency ratio (1)	85.88	83.47	80.19	70.08	70.82
Dividend payout ratio (2)	109.75	159.04	98.60	66.94	78.13

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.80	2.62	2.91	2.67	3.95
Nonperforming assets as a percent of total assets at end of period (3)	2.64	2.32	2.63	2.74	3.87
Allowance for loan losses as a percent of total loans at end of period	0.57	0.59	0.62	0.64	0.60
Allowance for loan losses as a percent of nonperforming loans at end of period	20.56	22.51	21.23	24.08	18.44
Provision for loan losses to total loans	0.07	0.09	0.01	0.14	0.24
Net charge-offs to average loans outstanding	0.05	0.09	0.03	0.10	0.17

Capital Ratios:
Average equity to average assets	21.66	22.45	22.73	22.64	21.76
Shareholders’ equity or capital to total assets at end of period	21.15	21.77	23.13	22.72	22.43

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	29.46	30.01	31.38	31.91	N/A
Tier 1 (core) capital to risk-weighted assets	29.46	30.01	31.38	31.91	32.77
Total capital to risk-weighted assets	30.34	30.88	32.29	32.88	33.37
Tier 1 leverage capital to average assets	17.51	18.43	18.95	18.66	17.99
Number of banking offices	7	7	7	7	7

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.

(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC.

(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

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

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2018, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

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

Since December 2015 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank has increased rates seven times at 25 basis points each. Each of the last three quarters of the Company’s fiscal year ended June 30, 2018, included such a rate increase. At June 30, 2018, we believe our risk associated with falling interest rates was minimal. Our IRR model indicated that at June 30, 2018, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $9.4 million or 12.9% to $63.5 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 17.2% and our fair value of equity to fair value of risk-weighted assets would be expected to be 38.0%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2018, total assets were $318.4 million, an increase of $9.9 million, or 3.2%, from the $308.5 million total at June 30, 2017. The increase in total assets was related primarily to an increase in loans, net, which increased $12.1 million or 4.7% to $270.3 million at June 30, 2018. At June 30, 2018, total liabilities were $251.2 million, an increase of $9.9 million, or 4.1%, from total liabilities at June 30, 2017. The increase in total liabilities was related primarily to an increase in deposits.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2018, one- to four- family residential real estate loans totaled $207.1 million, or 75.5% of total loans, compared to $197.9 million, or 76.2% of total loans, at June 30, 2017, caused primarily by higher demand for home financing in the Banks’ markets. Construction real estate loans totaled $5.1 million, or 1.8% of total loans, at June 30, 2018, compared to $2.4 million, or 0.9% of total loans at June 30, 2017. At June 30, 2018, multi-family real estate loans totaled $15.1 million, or 5.5% of total loans, compared to $15.7 million or 6.0% of total loans at June 30, 2017. Nonresidential real estate loans totaled $32.4 million, or 11.8% of total loans at June 30, 2018, compared to $29.2 million, or 11.2% of total loans, at June 30, 2017. Commercial and industrial loans totaled $1.9 million or 0.7% of total loans at June 30, 2018, compared to $2.5 million or 1.0% of total loans at June 30, 2017. Farm loans totaled $2.3 million or 0.9% of total loans at June 30, 2018, compared to $2.1 million or 0.8% of total loans at June 30, 2017. Consumer loans (including automobile and unsecured loans) totaled $9.6 million and $8.9 million at June 30, 2018 and 2017, respectively. At June 30, 2018, consumer loans were comprised of loans secured by deposits of $1.5 million or 0.5% of total loans and other consumer loans of $8.2 million or 3.0% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$207,075	75.5%	$197,936	76.2%	$186,125	76.0%	$191,721	77.3%	$196,381	78.8%
Construction	5,055	1.8%	2,398	0.9%	2,809	1.2%	3,780	1.5%	2,122	0.9%
Multi-family	15,113	5.5%	15,678	6.0%	15,559	6.3%	16,621	6.7%	14,002	5.6%
Land	677	0.3%	1,304	0.5%	1,186	0.5%	2,021	0.8%	2,362	1.0%
Farm	2,295	0.9%	2,062	0.8%	1,735	0.7%	1,567	0.7%	1,644	0.7%
Nonresidential real estate	32,413	11.8%	29,211	11.2%	27,138	11.1%	22,118	8.9%	21,945	8.8%
Commercial and industrial	1,917	0.7%	2,540	1.0%	1,847	0.7%	1,782	0.7%	2,080	0.8%
Consumer:
Consumer and other	8,174	3.0%	7,295	2.8%	6,776	2.8%	6,155	2.5%	6,061	2.4%
Loans on deposits	1,470	0.5%	1,607	0.6%	1,813	0.7%	2,262	0.9%	2,564	1.0%
Total loans	274,189	100%	260,031	100%	244,988	100%	248,027	100%	249,161	100%

Allowance for loan losses	(1,576)		(1,533)		(1,515)		(1,568)		(1,473)
Undisbursed portion of loans in process	(2,136)		(296)		(5,118)		(2,753)		(952)
Deferred loan origination costs, net	(167)		42		113		109		52
Loans receivable, net	$270,310		$258,244		$238,468		$243,815		$246,788

The following table sets forth certain information at June 30, 2018 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$60,278	$1,243	$9,393	$70,914
More than one year to five years	150,246	674	251	151,171
More than five years	52,104	--	--	52,104
Total	$262,628	$1,917	$9,644	$274,189

As of June 30, 2018, there were $55.7 million fixed-rate and $212.9 million adjustable-rate real estate loans maturing in more than a year, while there were $176,000 fixed-rate and $519,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2018	2017	2016

Net loans at beginning of year	$258,244	$238,468	$243,815
Loans originated:
Real estate loans:
Residential one- to four-family	42,959	39,622	23,132
Construction	4,440	3,641	6,827
Multi-family	1,028	2,735	426
Land	--	--	733
Farm	524	122	--
Nonresidential real estate	5,582	8,074	2,204
Commercial and industrial	290	446	606
Consumer loans	4,079	2,660	3,781
Total loans originated	58,902	57,300	37,709
Deduct:
Real estate loan principal repayments and other	(46,092)	(36,736)	(42,565)
Decrease (increase) in allowance	(43)	(18)	(53)
Transfer to real estate acquired through foreclosure	(910)	(841)	(442)
Other	209	71	4
Net loan activity	12,066	19,776	(5,347)
Net loans at end of period	$270,310	$258,244	$238,468

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

The allowance for loan losses totaled $1.6 million and $1.5 million at June 30, 2018 and 2017, respectively, which represented 0.58% and 0.59% of total loans, respectively. The allowance is based on a number of factors including loan loss experience, which has a significant impact.  The allowance included no specific reserves at June 30, 2018 or 2017. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $7.7 million at June 30, 2018 and $6.8 million at June 30, 2017, an increase of $855,000 or 12.6%. The allowance for loan losses totaled 20.6% and 22.5% of nonperforming loans at June 30, 2018 and 2017, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. It is difficult to derive direct correlation between the level of troubled loans, whether measured by impairment, non-performance, classification, or delinquency, because approximately 20% of total loans and 46% of classified loans were acquired in the merger with Central Kentucky Federal. The acquired loans are not covered by the allowance for loan losses in accordance with generally accepted accounting principles. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2018. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2018	2017	2016	2015	2014
	(Dollars in thousands)

Allowance at beginning of period	$1,533	$1,515	$1,568	$1,473	$1,310

Provision for loan losses	185	242	15	343	580

Charge-offs:
Real estate loans	(240)	(226)	(80)	(274)	(467)
Consumer loans	--	(5)	--	--	--
Total charge-offs	(240)	(231)	(80)	(274)	(467)

Recoveries:
Real estate loans	98	5	12	26	49
Consumer and other loans	--	2	--	--	1
Total recoveries	98	7	12	26	50

Net charge-offs	$(142)	$(224)	$(68)	$(248)	$(417)
Allowance at end of period	$1,576	$1,533	$1,515	$1,568	$1,473

Allowance to nonperforming loans	20.6%	22.5%	21.2%	24.1%	18.4%
Allowance to total loans outstanding at end of period	0.58%	0.59%	0.62%	0.64%	0.60%
Net charge-offs to average loans outstanding during the period	0.05%	0.09%	0.03%	0.10%	0.17%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2018			2017			2016			2015			2014
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential one- to four-family	$795	50.4%	75.5%	$773	50.4%	76.2%	$862	56.9%	76.0%	$1,059	67.5%	77.4%	$1,003	68.1%	78.8%
Construction	8	0.5	1.8	6	0.4	0.9	5	0.3	1.2	21	1.3	1.5	11	0.7	0.9
Multi-family	225	14.3	5.5	243	15.9	6.0	192	12.7	6.3	94	6.0	6.7	73	5.0	5.6
Land	1	0.1	0.3	4	0.3	0.5	2	0.1	0.5	7	0.4	0.8	10	0.7	1.0
Farm	6	0.4	0.9	9	0.6	0.8	3	0.2	0.7	9	0.6	0.6	9	0.6	0.7
Nonresidential real estate	321	20.3	11.8	270	17.6	11.2	217	14.3	11.1	121	7.8	8.9	112	7.6	8.8
Commercial and industrial	3	0.2	0.7	6	0.4	1.0	18	1.2	0.7	10	0.6	0.7	11	0.7	0.8
Consumer and other	14	0.9	3.0	18	1.2	2.8	12	0.8	2.8	34	2.2	2.5	31	2.1	2.4
Loans on deposits	3	0.2	0.5	4	0.2	0.6	4	0.3	0.7	13	0.8	0.9	13	0.9	1.0
Unallocated	200	12.7	--	200	13.0	--	200	13.2	--	200	12.8	--	200	13.6	--
Total allowance for loan losses	$1,576	100%	100%	$1,533	100%	100%	$1,515	100%	100%	$1,568	100%	100%	$1,473	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2018, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2018	2017	2016	2015	2014
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$3,668	$3,816	$3,447	$2,856	$4,361
Commercial loans	7	--	--	388	47
Consumer loans	2	8	11	18	29
Total	3,677	3,824	3,458	3,262	4,437

Accruing loans past due 90 days or more:
Real estate loans	2,419	1,770	2,166	1,745	3,513
Commercial loans	--	--	--	--	--
Consumer loans	--	11	--	--	--
Total of accruing loans past due 90 days or more	2,419	1,781	2,166	1,745	3,513
Restructured loans not performing as agreed	1,569	1,205	1,511	1,505	1,790
Total nonperforming loans	7,665	6,810	7,135	6,512	9,740
Restructured loans performing as agreed	161	328	323	346	207
Real estate acquired through foreclosure	710	358	527	1,593	1,846
Total nonperforming assets and performing restructured loans	$8,536	$7,496	$7,985	$8,451	$11,793

Total nonperforming loans to total loans	2.80%	2.62%	2.91%	2.67%	3.95%

Total nonperforming loans to total assets	2.41%	2.21%	2.45%	2.20%	3.25%

Total nonperforming assets to total assets	2.64%	2.32%	2.63%	2.74%	3.87%

Interest income that would have been recorded for the years ended June 30, 2018 and 2017, had nonaccrual loans been current according to their original terms amounted to $112,000, and $109,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2018 and 2017 amounted to $62,000, and $71,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $1.1 million and $6.2 million at June 30, 2018 and 2017, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2018	2017	2016
	(In thousands)
Substandard assets	$12,625	$12,432	$13,015
Doubtful assets	--	--	--
Loss assets	--	--	--
Total classified assets	$12,625	$12,432	$13,015

Substandard assets at June 30, 2018, consisted of 171 loans totaling $11.9 million and 8 parcels of real estate owned with an aggregate carrying value of $710,000, compared to substandard assets at June 30, 2017 which consisted of 170 loans totaling $12.1 million and 8 parcels of real estate owned with an aggregate carrying value of $358,000. At June 30, 2018, 5.6% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 2.9% at June 30, 2017. During the fiscal years ended June 30, 2018 and 2017, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $133,000 and $200,000 for $144,000 and $264,000 during the fiscal years ended June 30, 2018 and 2017, respectively. Such loans are considered loans to facilitate an exchange and, as such, the Company defers recognition of the gain until the proper time in the future. Loans to facilitate the sale of other real estate owned and which were included in substandard loans, totaled $241,000 and $346,000 at June 30, 2018, and 2017, respectively.

The table below summarizes other real estate owned at June 30, 2018:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	7	$710
Building lots	1	--
Total	8	$710

The table below summarizes substandard loans at June 30, 2018:

(Dollars in thousands)	Number of loans	Net carrying value

Single family, owner occupied	121	$7,146
Single family, non-owner occupied	31	2,087
Two- to four-family, non-owner occupied	8	982
Multi-family	2	668
Nonresidential real estate	4	713
Farm	1	310
Commercial and industrial	2	7
Consumer	2	2
Total	171	$11,915

Other than disclosed above, there are no other loans at June 30, 2018 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2018		2017
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$2,034	$1,949	$4,870	$1,497
Consumer loans	3	--	19	11
Total	$2,037	$1,949	$4,889	$1,508

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $1.1 million at June 30, 2018, a decrease of $508,000, or 32.6%, compared to the $1.6 million total at June 30, 2017. The decrease in these securities resulted from scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$48	$48	$70	$71	$79	$81
FHLMC stock	--	--	--	--	8	53
	$48	$48	$70	$71	$87	$134

Held-to-maturity securities
Agency mortgage-backed: residential	$1,003	$998	$1,487	$1,523	$2,048	$2,118
Agency bonds	--	--	--	--	2,031	2,033
	$1,003	$998	$1,487	$1,523	$4,079	$4,151

At June 30, 2018 and 2017, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2018. At June 30, 2018, we had no U.S. Government agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$3	3.07%	$11	3.08%	$16	3.11%	$18	3.13%	$48	$48	3.11%

Held to maturity securities:
Mortgage-backed securities	113	4.26%	215	4.30%	323	4.29%	352	4.27%	1,003	998	4.28%

	$116		$226		$339		$370		$1,051	$1,046

Other Assets. Other assets at June 30, 2018, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.4 million and $3.2 million at June 30, 2018 and 2017, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million at June 30, 2018 and 2017.

       Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $195.1 million at June 30, 2018, an increase of $12.2 million or 6.7%, compared to the $182.8 million total at June 30, 2017. The increase in deposits was a result of management’s efforts to attract additional deposits to replace FHLB advances.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2018	2017	2016
	(In thousands)
Certificate of deposit accounts	$120,490	$104,284	$106,758
Demand, transaction and savings accounts	74,566	78,561	81,814
Total	$195,056	$182,845	$188,572

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2018. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$9,465
Over three months through six months	5,696
Over six months through twelve months	16,741
Over twelve months	3,991
Total	$35,893

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2018	2017	2016
	(In thousands)
Rate
0.01 - 0.99%	$40,501	$67,953	$78,775
1.00 - 1.99	62,138	36,331	25,173
2.00 - 2.99	17,850	--	2,810
Total	$120,490	$104,284	$106,758

The following table sets forth the amount and maturities of certificate accounts at June 30, 2018.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 – 0.99%	$37,368	$3,100	$33	$--	$40,501	33.6%
1.00 – 1.99	33,953	19,354	6,043	2,789	62,139	51.6
2.00 – 2.99	58	11,857	219	5,716	17,850	14.8
Total	$71,379	$34,311	$6,295	$8,505	$120,490	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2018		2017		2016
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$5,256	0.00%	$4,520	0.00%	$3,799	0.00%
Interest-bearing demand	15,262	0.14%	15,694	0.13%	16,654	0.14%
Savings accounts	57,505	0.39%	62,127	0.40%	63,833	0.41%
Certificates of deposit	114,314	1.01%	103,170	0.73%	110,066	0.70%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2018	2017	2016
	(In thousands)

Beginning balance	$182,845	$188,572	$199,701
Increase (decrease) before interest credited	10,809	(6,745)	(12,187)
Interest credited	1,402	1,018	1,058
Net increase (decrease) in deposits	12,211	(5,727)	(11,129)
Ending balance	$195,056	$182,845	$188,572

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $53.1 million and $55.8 million at June 30, 2018 and 2017, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2018	2017	2016
	(Dollars in thousands)

Balance outstanding at end of period	$53,052	$55,780	$33,211
Maximum amount of advances outstanding at any month end during the period	$53,052	$55,780	$44,532
Average advances outstanding during the period	$48,801	$44,798	$32,106
Weighted average interest rate during the period	1.56%	0.98%	0.94%
Weighted average interest rate at end of period	2.03%	1.29%	0.93%

Capital. Total shareholders’ equity totaled $67.2 million at June 30, 2018, a $57,000 or 0.15%, increase compared to June 30, 2017. The increase resulted primarily from earnings reduced by dividends declared during the year.

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

At June 30, 2018, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note J-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2018 and 2017

General. Net earnings totaled $1.3 million or $0.16 diluted earnings per share for the fiscal year ended June 30, 2018, which represents a $388,000, or 41.5%, increase from net earnings recorded for the fiscal year ended June 30, 2017. The increase in earnings year over year was due to reduced federal income taxes and increased non-interest income. The Company reported a federal income tax benefit of $37,000 for the fiscal year just ended compared to a federal income tax expense of $513,000 for the fiscal year ended June 30, 2017, a decrease of $550,000 or 107.2%. The decrease in income tax expense was primarily related to a change in income tax law, which reduced the top income tax rate for corporations beginning January 1, 2018. Under U.S. Generally Accepted Accounting Principles the effect of changes in tax laws or rates is recognized in income tax expense in the period in which the legislation is enacted. The Company recognized an income tax benefit of approximately $268,000 related to lower tax rates expected to be applied to its net deferred tax liabilities in the future. Non-interest income increased $329,000 or 90.9% to $691,000 for the fiscal year ended June 30, 2018 primarily because of an increase in earnings on bank-owned life insurance (“BOLI.”) During the fiscal year the Company received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program pursuant to the passing of a covered individual.

Interest Income. Total interest income for the fiscal year ended June 30, 2018 was $11.9 million, an increase of $570,000, or 5.0%, compared to the fiscal year ended June 30, 2017. The increase in interest income was due primarily to an increase in the average balance of loans in the portfolio during the fiscal year. The average balance of interest-earning assets increased $13.7 million or 5.1% to $285.4 million for the twelve months recently ended.

Interest income from loans increased $417,000 or 3.8% to $11.3 million for the year ended June 30, 2018 primarily due to an increase in the average balance of the portfolio, which increased $14.7 million or 5.9% to $263.3 million for the year just ended. The average rate earned on the loan portfolio decreased 9 basis points to 4.30% for the year just ended. The decrease in the average rate earned on loans for fiscal 2018 occurred as a result of new loan originations at lower prevailing interest rates. Interest income from mortgage-backed securities and other securities decreased $16,000 and $7,000, or 28.1% and 100.0%, to $41,000 and zero, respectively for the recently ended fiscal year primarily due to a decrease in the volume of assets in these classes. Income from other interest-earning assets increased $176,000 or 49.3% year over year and totaled $533,000 for the recently ended fiscal year as short-term interest rates increased during the period.

Interest Expense. Interest expense totaled $2.2 million for the fiscal year ended June 30, 2018, an increase of $704,000, or 48.3%, from fiscal 2017. The increase in interest expense resulted from higher costs of deposits and advances. Interest expense on deposits increased $384,000 or 37.7% to $1.4 million for the 2018 fiscal year primarily due to an increase in the average rate paid on those deposits, which increased 19 basis points to 0.75% for the recently-ended fiscal year. The average balance of deposits increased $6.1 million or 3.4% to $187.1 million for the year just ended. Interest expense on certificates of deposits was primarily responsible for the increase in interest expense on deposits for the year. The increase in interest expense on certificates of deposits was due principally to an increase in the rate paid on those deposits as short-term interest rates increased during the period and competition for deposits made it necessary to increase rates offered. The average balance of certificates of deposit increased $11.1 million or 10.8% to $114.3 million for the recently-ended year, while the average rate paid on certificates of deposit increased 28 basis points to 1.01% for the year. The average balance of savings and interest-bearing demand deposits decreased $4.6 million or 7.4% and $432,000 or 2.8%, respectively, totaling $57.5 million and $15.3 million for the 2018 fiscal year, respectively. Interest expense on borrowings increased $320,000 or 72.9% to $759,000 for the twelve months ended June 30, 2018, primarily due to an increase in the average rate paid on FHLB advances outstanding as short-term interest rates increased during the period. The average rate paid on those borrowings increased 58 basis points year over year to 1.6% for the recently-ended period. The average balance of borrowings increased $4.0 million or8.9% to $48.8 million for the year just ended.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $134,000 or 1.4% to $9.7 million for the 2018 year. As indicated on the following table, our net interest margin decreased from 3.63% for the 2017 fiscal year to 3.43% for the year just ended, primarily as a result of interest-bearing assets repricing to lower interest rates and our interest-earning liabilities repriced to higher interest rates. Management expects the banks’ net interest margins will continue to tighten for two primary reasons. Mortgage loan competition has intensified in our central Kentucky market area, which makes loan growth contingent upon accepting lower interest rates in general. In addition, funding sources, including local depositors, the FHLB and some other wholesale sources, are seeking higher interest rates in light of the continued raising in interest rates by the Federal Open Market Committee over the last two fiscal years. As such, we expect our cost of funds to continue to rise after several years of record low levels.

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

	2018			2017			2016
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$263,295	$11,312	4.30%	$248,574	$10,895	4.38%	$244,131	$11,254	4.61%
Mortgage-backed securities	1,310	41	3.13	1,859	57	3.07	2,493	94	3.77
Other securities	--	--	0.00	1,645	7	0.43	3,768	18	0.48
Other interest-earning assets	20,819	533	2.56	19,636	357	1.82	17,263	268	1.55
Total interest-earning assets	285,424	11,886	4.16	271,714	11,316	4.16	267,655	11,634	4.35
Less: ALLL	(1,539)			(1,492)			(1,569)
Noninterest-earning assets	26,940			29,992			30,217
Total assets	$310,825			$300,214			$296,303

Interest-bearing liabilities:
Demand deposits	$15,262	$22	0.14%	$15,694	$21	0.13%	$16,654	$24	0.14%
Savings	57,505	223	0.39	62,127	246	0.40	63,833	260	0.41
Certificates of deposit	114,314	1,157	1.01	103,170	751	0.73	110,066	774	0.70
Total deposits	187,081	1,402	0.75	180,991	1,018	0.56	190,553	1,058	0.56
Borrowings	48,801	759	1.56	44,798	439	0.98	32,106	302	0.94
Total interest-bearing liabilities	235,882	2,161	0.92	225,789	1,457	0.65	222,659	1,360	0.61
Noninterest-bearing demand deposits	5,256			4,520			3,799
Noninterest-bearing liabilities	2,360			2,513			2,491
Total liabilities	243,498			232,822			228,949

Shareholders’ equity	67,327			67,392			67,354
Total liabilities and shareholders’ Equity	$310,825			$300,214			$296,303
Net interest income/average yield		$9,725	3.24%		$9,859	3.52%		$10,274	3.74%
Net interest margin			3.41%			3.63%			3.84%
Average interest-earning assets to
Average interest-bearing liabilities			120.00%			120.34%			120.21%

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

	Twelve months ended June 30, 2018 to June 30, 2017 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2017 to June 30, 2016 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$627	$(210)	$417	$210	$(569)	$(359)
Mortgage-backed securities	(17)	1	(16)	(21)	(16)	(37)
Investment securities	(4)	(3)	(7)	(9)	(2)	(11)
Other interest-earning assets	(16)	192	176	40	49	89
Total interest-earning assets	590	(20)	570	220	(538)	(318)

Interest-bearing liabilities:
Demand deposits	(1)	2	1	(1)	(2)	(3)
Savings	(18)	(5)	(23)	(7)	(7)	(14)
Certificates of deposit	88	318	406	(53)	30	(23)
Borrowings	42	278	320	124	13	137
Total interest-bearing liabilities	111	593	704	63	34	97
Increase (decrease) in net interest income	$479	$(613)	$(134)	$157	$(572)	$(415)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $185,000 for losses on loans for the fiscal year ended June 30, 2018, a decrease of $57,000 or 23.6%, compared to a provision of $242,000 for fiscal 2017. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income increased $329,000 or 90.9% to $691,000 for the fiscal year ended June 30, 2018, due primarily because of an increase in earnings on bank-owned life insurance (“BOLI.”) During the fiscal year the Company received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program pursuant to the passing of a covered individual. Impairment charges for REO decreased $134,000 or 78.4% to $37,000 for the year just ended, while net gain on sales of real estate totaled $52,000 for fiscal 2018 compared to $67,000 for fiscal 2017, a decrease of $15,000 or 22.4%. The Company recognized a $64,000 net gain on sale of investments in fiscal 2017, but sold no investments in fiscal 2018. Accordingly, net gain on sale of investments decreased $64,000 or 100.0% to zero for the year just ended.

Non-interest Expense. Non-interest expense increased $414,000 or 4.9% to $8.9 million for the fiscal year ended June 30, 2018 compared to fiscal 2017 primarily due to higher employee compensation and benefits expense, which increased $351,000 or 6.6% to $5.7 million for the twelve months ended June 30, 2018, primarily due to higher costs associated with the Company’s DB plan. The Company is required to maintain minimum funding levels for the DB plan or be subject to various limitations. Contributions to the Company’s defined benefit pension plan totaled $957,000 for the twelve-month period just ended, an increase of $263,000 or 37.8%, compared to the prior year period. See NOTE A-Summary of Significant Accounting Policies, Item 11. Retirement and Employee Benefit Plans. Various factors contributed to increased costs of the DB plan including a long period of low interest rates, higher administrative fees and higher Pension Benefit Guarantee Corporation premiums.

Somewhat offsetting the increased expenses associated with employee compensation and benefits expense and other non-interest expenses were decreased costs associated with auditing and accounting and occupancy and equipment.

Auditing and accounting expense decreased $32,000 or 10.5% to $273,000 for the year just ended primarily resulting from lower costs associated with internal and external auditing. Occupancy and equipment expense decreased $19,000 or 2.8% to $666,000 for the recently-ended fiscal year due primarily to lower equipment costs including depreciation.

Federal Income Taxes. As noted herein, the Company reported a federal income tax benefit of $37,000 for the fiscal year just ended compared to a federal income tax expense of $513,000 for the fiscal year ended June 30, 2017, a decrease of $550,000 or 107.2%. The decrease in income tax expense was primarily related to a change in income tax law, which reduced the top income tax rate for corporations beginning January 1, 2018. The effective income tax rate for the years ended June 30, 2018 and 2017, was -2.9% and 35.4%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2018 and June 30, 2017, cash and cash equivalents totaled $9.3 million and $12.8 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $48,000 and $71,000 at June 30, 2018 and 2017, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2018 and 2017, we originated $58.9 million and $57.3 million of loans, respectively. During fiscal 2018, these activities were funded primarily by proceeds from principal repayments on loans of $46.1 million. During fiscal 2017, these activities were funded primarily by proceeds from the principal repayments on loans of $36.7 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $12.2 million (net of amortization of purchased premium) for the year ended June 30, 2018, compared to a net decrease of $5.7 million for the year ended June 30, 2017. FHLB advances decreased $2.7 million from June 30, 2017 to June 30, 2018. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

At June 30, 2018, we had $3.4 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2018 totaled $71.4 million, or 36.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2019. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2018, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2018, the Company’s aggregate dividend of $1.5 million exceeded its net income by $130,000. In fiscal 2017, the Company’s net income exceeded its aggregate dividend of $1.5 million by $552,000. Approximately 56.0% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding six years. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2019. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

Report of Independent Registered
Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp (Company) as of June 30, 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended June 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the year then ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States).

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BKD, LLP

We have served as the Company’s auditor since 2018.

Louisville, Kentucky

September 28, 2018

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp as of June 30, 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe LLP

Louisville, Kentucky

September 28, 2017

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	2018	2017
ASSETS

Cash and due from financial institutions	$2,337	$4,035
Interest-bearing demand deposits	7,606	8,769
Cash and cash equivalents	9,943	12,804

Time deposits in other financial institutions	5,692	4,201
Securities available for sale	48	71
Securities held-to-maturity, at amortized cost- approximate fair value of $998 and $1,523 at June 30, 2018 and 2017, respectively	1,002	1,487
Loans, net of allowance of $1,576 and $1,533 at June 30, 2018 and 2017, respectively	270,310	258,244
Real estate owned, net	710	358
Premises and equipment, net	5,652	5,810
Federal Home Loan Bank stock, at cost	6,482	6,482
Accrued interest receivable	706	679
Bank-owned life insurance	2,444	3,158
Goodwill	14,507	14,507
Prepaid federal income taxes	144	74
Prepaid expenses and other assets	754	610

Total assets	$318,394	$308,485

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$195,653	$182,845
Federal Home Loan Bank advances	53,052	55,780
Advances by borrowers for taxes and insurance	762	818
Accrued interest payable	22	21
Deferred federal income taxes	443	719
Deferred revenue	558	578
Other liabilities	701	578
Total liabilities	251,191	241,339

Commitments and contingencies – See Notes A and I

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	35,085	35,084
Retained earnings	34,050	34,180
Unearned employee stock ownership plan (ESOP)	(663)	(850)
Treasury shares at cost, 151,549 and 151,549 common shares at June 30, 2018 and 2017, respectively	(1,355)	(1,355)
Accumulated other comprehensive income	--	1
Total shareholders’ equity	67,203	67,146

Total liabilities and shareholders’ equity	$318,394	$308,485

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	2018	2017
Interest income
Loans, including fees	$11,312	$10,895
Mortgage-backed securities	41	57
Other securities	--	7
Interest-bearing deposits and other	533	357
Total interest income	11,886	11,316

Interest expense
Deposits	1,402	1,018
Borrowings	759	439
Total interest expense	2,161	1,457

Net interest income	9,725	9,859

Provision for loan losses	185	242

Net interest income after provision for loan losses	9,540	9,617

Non-interest income
Earnings on bank-owned life insurance	449	94
Net gains on sales of loans	28	23
Net gain on sales of REO	52	67
Valuation adjustment for REO	(37)	(171)
Net gains on sales of investments	--	64
Other	199	285
Total non-interest income	691	362

Non-interest expense
Employee compensation and benefits	5,695	5,344
Occupancy and equipment	666	685
Voice and data communications	259	220
Advertising	248	245
Outside service fees	168	162
Data processing	439	396
Audit and accounting	273	305
Franchise and other taxes	246	240
Foreclosure and REO expense, net	107	111
Other	844	823
Total non-interest expense	8,945	8,531

Income before income taxes	1,286	1,448

Federal income tax expense (benefit)
Current	239	421
Deferred	(276)	92
Total federal income tax expense (benefit)	(37)	513

NET INCOME	$1,323	$935

EARNINGS PER SHARE
Basic and diluted	$0.16	$0.11

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2018 and 2017

(Dollar amounts in thousands)

	2018	2017

Net income	$1,323	$935

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $(1) and $6 in 2018 and 2017, respectively	(1)	12
Less: Reclassification adjustment for gains included in net income, net of tax benefits of $0 and $22 in 2018 and 2017, respectively	--	(42)
Total other comprehensive loss	(1)	(30)
Comprehensive income	$1,322	$905

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at June 30, 2016	$86	34,639	34,732	(1,036)	(937)	31	67,515

Net income	-	-	935	-	-	-	935
Allocation of ESOP shares	-	445	-	186	(418)	-	213
Other Comprehensive Loss	-	-	-	-	-	(30)	(30)
Cash dividends of $0.40 per common share	-	-	(1,487)	-	-	-	(1,487)

Balance at June 30, 2017	$86	$35,084	$34,180	$(850)	$(1,355)	$1	$67,146

Net income	-	-	1,323	-	-	-	1,323
Allocation of ESOP shares	-	1	-	187	-	-	188
Other Comprehensive Loss	-	-	-	-	-	(1)	(1)
Cash dividends of $0.40 per common share	-	-	(1,453)	-	-	-	(1,453)

Balance at June 30, 2018	$86	$35,085	$34,050	$(663)	$(1,355)	$--	$67,203

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2018 and 2017

(Dollar amounts in thousands)

	2018	2017
Cash flows from operating activities:
Net income	$1,323	$935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	309	336
Accretion of purchased loan discount	(86)	(159)
Amortization of purchased loan premium	15	16
Amortization of discounts and premiums on investment securities, net	12	69
Amortization of deferred loan origination costs (fees)	80	48
Accretion of premiums on deposits	--	(35)
Net gain on sale of investments	--	(64)
Net gain on sale of loans	(28)	(23)
Valuation adjustment of REO	37	171
Net gain on real estate owned	(52)	(67)
Deferred gain on sale of real estate owned	(20)	(17)
ESOP compensation expense	188	213
Earnings on bank-owned life insurance	(449)	(94)
Provision for loan losses	185	242
Origination of loans held for sale	(929)	(746)
Proceeds from loans held for sale	957	769
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(27)	31
Prepaid expenses and other assets	(144)	356
Accrued interest payable	1	(1)
Accounts payable and other liabilities	123	5
Federal income tax (benefit)
Current	(70)	19
Deferred	(276)	92
Net cash provided by operating activities	1,149	2,096

Cash flows from investing activities:
Purchase of investment securities held to maturity	--	(6,499)
Purchase of time deposits in other financial institutions	(2,727)	(490)
Maturities of time deposits in other financial institutions	1,236	--
Investment securities maturities, prepayments and calls:
Held to maturity	473	9,043
Available for sale	22	10
Proceeds from sale of investments	--	72
Proceeds from bank-owned life insurance	1,163	--
Loans originated for investment, net of principal collected	(13,001)	(20,785)
Proceeds from sale of real estate owned	409	943
Additions to real estate owned	(5)	(37)
Additions to premises and equipment, net	(151)	(124)
Net cash used in investing activities	(12,581)	(17,867)

Cash flows from financing activities:
Net change in deposits	12,808	(5,692)
Payments by borrowers for taxes and insurance, net	(56)	77
Proceeds from Federal Home Loan Bank advances	24,600	47,100
Repayments on Federal Home Loan Bank advances	(27,328)	(24,531)
Dividends paid on common stock	(1,453)	(1,487)
Net cash provided by financing activities	8,571	15,467

Net decrease in cash and cash equivalents	(2,861)	(304)

Beginning cash and cash equivalents	12,804	13,108

Ending cash and cash equivalents	$9,943	$12,804

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2018 and 2017

(Dollar amounts in thousands)

	2018	2017
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$300	$400
Interest on deposits and borrowings	$2,160	$1,493
Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$910	$841
Loans disbursed upon sales of real estate acquired through foreclosure	$169	$214

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 and 2017

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

2. Use of Estimates: The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP.”) To prepare financial statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Such estimates include, but are not limited to, the allowance for loan losses, goodwill and deferred taxes.

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

June 30, 2018 and 2017

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

5. Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2018 and 2017 the Company had no loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $12,000 and $13,000 during the years ended June 30, 2018 and 2017, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $82,000 and $87,000 at June 30, 2018 and 2017, respectively.

The Company was servicing mortgage loans of approximately $10.3 million and $10.8 million that had been sold to the Federal Home Loan Bank at June 30, 2018 and 2017, respectively. During the fiscal year ended June 30, 2018, we sold $929,000 in loans under the FHLB program and the average balance of loans serviced was $10.4 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $17,000 and $19,000 for the fiscal years ended June 30, 2018 and 2017, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

June 30, 2018 and 2017

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

June 30, 2018 and 2017

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

June 30, 2018 and 2017

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2015.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $153.2 million and $163.1 million for the plan years ended June 30, 2016 and 2015, respectively. Our contributions for fiscal 2018 and 2017 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $957,000 and $695,000 for the fiscal years ended June 30, 2018 and 2017. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2017, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 89.05%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $1,000 for each of the fiscal years ended June 30, 2018 and 2017, while the liabilities totaled $47,000 and $45,000 at June 30, 2018 and 2017, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $991,000 and $1.2 million at June 30, 2018 and 2017, respectively. The Company recorded expense for the ESOP of approximately $178,000 and $213,000 for the years ended June 30, 2018 and 2017, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 156,700 and 155,794 at June 30, 2018 and 2017, respectively. The amounts contributed to the ESOP were $280,000 for each of the years 2018 and 2017.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

	For the fiscal year ended
	June 30,
	2018	2017

Allocated shares	104,649	86,880
Shares committed to be released	9,338	9,338
Unearned shares	66,286	84,961
Total ESOP shares	180,273	181,179

Fair value of unearned shares at
End of period (dollars in thousands)	$560	$802

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

(in thousands)	2018	2017

Net income allocated to common shareholders, basic and diluted	$1,323	$935

	2018	2017
Basic
Weighted-average common shares outstanding	8,366,521	8,345,422

Diluted
Weighted-average common shares outstanding (diluted)	8,366,521	8,345,422

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2018 and 2017.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities: Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2018 and 2017. The securities represented are only those classified as available-for sale.

	Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2018
Agency mortgage-backed: residential	$48	$--	$48	$--

2017
Agency mortgage-backed: residential	$71	$--	$71	$--

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent independent real estate appraisals. Independent appraisals for collateral-dependent loans are updated periodically (usually every 12-24 months depending on the size of the loan and the loan-to-value ratio). These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value and totaled $84,000 and $0 for the years ended June 30, 2018 and 2017, respectively.

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $37,000 and $171,000 for the fiscal years 2018 and 2017, respectively, and resulted in a Level 3 classification of the inputs for determining fair value.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2018 and 2017.

	Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2018
Loans
One- to four-family	$513	$-	$-	$513

Other real estate owned, net
One- to four-family	$5	$-	$-	$5

2017
Other real estate owned, net
One- to four-family	$103	$-	$-	$103
Land	$79	$-	$-	$79

At June 30, 2017, there were no impaired loans remeasured at fair value on a nonrecurring basis.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $5,000 and $182,000 at June 30, 2018 and 2017, respectively, after write-down of $38,000 and $51,000 for the years ended June 30, 2018 and 2017, respectively.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2018 and 2017:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2018	(in thousands)	Technique(s)	Input(s)	Average)

Loans:
1-4 family	$513	Sales comparison approach	Adjustments for differences between comparable sales	-38.5% to 20.7% (-27.8%)
Foreclosed and repossessed assets:
1-4 family	$5	Sales comparison approach	Adjustments for differences between comparable sales	0.0% to 0.0% (0.0%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2017	(in thousands)	Technique(s)	Input(s)	Average)
Foreclosed and repossessed assets:
1-4 family	$103	Sales comparison approach	Adjustments for differences between comparable sales	-3.6% to 45.8% (9.5%)
Land	79	Sales comparison approach	Adjustments for differences between comparable sales	3.5% to 6.6% (5.0%)

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

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value at June 30, 2018 and 2017:

Cash and cash equivalents: The carrying amounts presented in the consolidated balance sheets for cash and cash equivalents are deemed to approximate fair value.

Time Deposits in other Financial Institutions: The carrying amounts presented in the consolidated balance sheets for time deposits in other financial institutions are deemed to approximate fair value.

Held-to-maturity securities: For held-to-maturity securities, fair value methods for securities were previously described.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

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

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at June 30, 2018 and 2017 was not material.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at June 30, 2018 and June 30, 2017 are as follows:

		Fair Value Measurements at
(in thousands)	Carrying	June 30, 2018 Using
	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$9,943	$9,943			$9,943
Time deposits in other financial institutions	5,692	5,692			5,692
Available-for-sale securities	48		$48		48
Held-to-maturity securities	1,002		998		998
Loans receivable - net	270,310			$271,295	271,295
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	706		706		706

Financial liabilities
Deposits	$195,653	$75,163	$120,215		$195,378
Federal Home Loan Bank advances	53,052		53,043		53,043
Advances by borrowers for taxes and insurance	762		762		762
Accrued interest payable	22		22		22

		Fair Value Measurements at
(in thousands)	Carrying	June 30, 2017 Using
	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$12,804	$12,804			$12,804
Time deposits in other financial institutions	4,201	4,201			4,201
Available-for-sale securities	71		$71		71
Held-to-maturity securities	1,487		1,523		1,523
Loans receivable - net	258,244			$269,606	269,606
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	679		679		679

Financial liabilities
Deposits	$182,845	$78,561	$103,786		$182,347
Federal Home Loan Bank advances	55,780		55,881		55,881
Advances by borrowers for taxes and insurance	818		818		818
Accrued interest payable	21		21		21

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

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

16. Cash Surrender Value of Bank-Owned Life Insurance: First Federal of Kentucky has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

17. Treasury Stock: Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

18. Related Party Transactions: The Banks have made loans and other extensions of credit to related parties, which, in the opinion of management, were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2018 and 2017 are summarized as follows:

(in thousands)	2018	2017

Outstanding principal, beginning of year	$983	$1,043
Changes in composition of related parties	--	--
Principal disbursed during the year	53	--
Principal repaid and refinanced during the year	(191)	(60)
Outstanding principal, end of year	$845	$983

Deposits from related parties held by the Company at June 30, 2018 and 2017 totaled $1.9 million and $2.9 million, respectively.

19. Comprehensive Income and Accumulated Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes changes in unrealized gains and losses on securities available for sale, net of tax, for the period which are also recognized as separate components of equity. Accumulated comprehensive income consists solely of unrealized gain or loss on available-for sale securities at the end of the period.

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

June 30, 2018 and 2017

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

25. New Accounting Standards:

FASB ASC 606 - In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09. In March 2016, the FASB issued ASU 2016-08, which clarified the revenue recognition implementation guidance on principal versus agent considerations and is effective during the same period as ASU 2014-09. In April 2016, the FASB issued ASU 2016-10, which clarified the revenue recognition guidance regarding the identification of performance obligations and the licensing implementation and is effective during the same period as ASU 2014-09. In May 2016, the FASB issued ASU 2016-12, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition. ASU 2016-12 is effective during the same period as ASU 2014-09. The amendments related to this new standard become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, or the fiscal year beginning July 1, 2018, with respect to the Company. Management adopted the provisions of ASU 2014-09, ASU 2016-08, ASU 2016-10 and ASU 2016-12 with respect to deferred revenue on the sale of other real estate owned as of July 1, 2018. Recognition of the new standard resulted in the increase of $ 441,000 to retained earnings on the Company’s financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 825 - In January 2016, the FASB issued an update ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this update impact public business entities as follows: 1) Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. 3) Eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. 4) Require entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 5) Require an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. 6) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements. 7) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update became effective July 1, 2018, and did not have a material impact on the consolidated financial statements.

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

June 30, 2018 and 2017

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

FASB ASC 740 – In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This new guidance seeks to reduce a diversity in practice and a source of complexity, which has resulted from an exception found in current guidance related to recognition of current and deferred income taxes for an intra-entity asset transfer. Current guidance prohibits the recognition of current and deferred income taxes for such intra-entity asset transfer until the asset has been sold to an outside party. This prohibition is an exception to the principle of comprehensive recognition of current and deferred income taxes in generally accepted accounting principles. As a result, this update eliminates the exception for intra-entity transfer of assets other than inventory. This update does not include new disclosure requirements. For public business entities the amendments in this update are effective for annual reporting periods including interim periods within those annual reporting periods beginning after December 15, 2017, or the fiscal year beginning July 1, 2018, for the Company. Any changes resulting from the application of this update are to be applied on a modified retrospective basis though a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The amendments in this update became effective July 1, 2018, and did not have a material impact on the consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 805 – In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments provide more consistency in applying the guidance, which is expected to reduce the costs of application and make the definition of a business more operable. The amendments in this update became effective July 1, 2018, and did not have a material impact on the consolidated financial statements.

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

June 30, 2018 and 2017

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 610 – In February 2017, the FASB issued ASU No. 2017-05, Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. The purpose of this update is to clarify the scope of guidance in the May 2014 issue of ASU No. 2014-09, Revenue from Contracts with Customers, which provided guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments in this update differ from current GAAP primarily for the real estate industry, but may affect other industries. The amendments in this update define the term “in substance nonfinancial asset,” in part, as a financial asset promised to a counterparty in a contract, if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a contact is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets. Further, a contract that includes the transfer of ownership interests in one or more consolidated subsidiaries is within the scope of Subtopic 610-20, if substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets. The amendments in this update also address partial sales in that they require an entity to derecognize a distinct nonfinancial asset or distinct in substance nonfinancial asset in a partial sale transaction when it (1) does not have (or ceases to have) a controlling financial interest in the legal entity that holds the asset in accordance with Topic 810 and (2) transfers control of the asset in accordance with Topic 606. Once an entity transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset, it is required to measure any noncontrolling interest it receives (or retains) at fair value. The amendments became effective July 1, 2018, and did not have a material impact on the consolidated financial statements.

FASB ASC 715 – In March 2017, the FASB issued ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update is primarily to improve the consistency, transparency, and usefulness of financial information to users that have communicated that the service cost component is analyzed differently from the other components of net benefit cost. The amendments in this update require than an employer report the service cost component in the same line item or items as other compensation costs arising from the services rendered by the pertinent employees during the period. The other components of net benefit cost as defined in paragraphs 715-30-35-4 and 715-60-35-9 are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The amendments in this Update also allow only the service cost component to be eligible for capitalization when applicable. The amendments in this update require an employer to disaggregate the service cost component from the other components of net benefit cost. The amendments also provide explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization. The amendments became effective July 1, 2018, and did not have a material impact on the consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2018 and 2017 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2018
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$48	$-	$-	$48

Held-to-maturity Securities
Agency mortgage-backed: residential	$1,002	$19	$23	$998

	2017
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$70	$1	$-	$71

Held-to-maturity Securities
Agency mortgage-backed: residential	$1.487	$45	$9	$1.523

At June 30, 2018, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date.

There were no sales of securities during the fiscal year ended June 30, 2018. During the fiscal year ended June 30, 2017, the Company sold its investment in Federal Home Loan Mortgage Company (“Freddie Mac”) stock and recognized gain of $64,000. At June 30, 2018 the Company had $21,000 in securities with unrealized losses for a period exceeding twelve months and $2,000 in securities with unrealized losses for a period of less than twelve months, while at June 30, 2017, the Company had $9,000 in securities with unrealized losses for a period of less than twelve months. Unrealized losses on agency mortgage-backed securities have not been recognized into income because they are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the investments reach maturity.

At June 30, 2018 and 2017, pledged securities totaled $2.1 million and $2.3 million, respectively. At June 30, 2018 and 2017, the pledged total included term deposits and/or overnight deposits of $1.5 million and $1.5 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2018	2017

Residential real estate
One- to four-family	$207,075	$197,936
Multi-family	15,113	15,678
Construction	5,055	2,398
Land	677	1,304
Farm	2,295	2,062
Nonresidential real estate	32,413	29,211
Commercial and industrial	1,917	2,540
Consumer and other
Loans on deposits	1,470	1,607
Home equity	7,603	6,853
Automobile	63	42
Unsecured	508	400
	274,189	260,031

Undisbursed portion of loans in process	(2,136)	(296)
Deferred loan origination costs, net	(167)	42
Allowance for loan losses	(1,576)	(1,533)
	$270,310	$258,244

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2018 and 2017. There were $1.1 million and $1.7 million in loans acquired with deteriorated credit quality at June 30, 2018 and 2017, respectively.

June 30, 2018:
(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,977	$1,138	$4,115	$--	$--	$--
Farm	310	--	310
Nonresidential real estate	122	--	122	--	--	--
	3,409	1,138	4,547	--	--	--

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$202,960	$795	$--	$795
Multi-family			15,113	225	--	225
Construction			5,055	8	--	8
Land			677	1	--	1
Farm			1,985	6	--	6
Nonresidential real estate			32,291	321	--	321
Commercial and industrial			1,917	3	--	3
Consumer and other
Loans on deposits			1,470	3	--	3
Home equity			7,603	13	--	13
Automobile			63	--	--	--
Unsecured			508	1	--	1
Unallocated			--	--	200	200
			269,642	1,376	200	1,576
			$274,189	$1,376	$200	$1,576

* These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2018 and 2017:

June 30, 2018:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,115	$--	$4,507	$97	$71
Farm	310	--	310
Nonresidential real estate	122	--	122	--	--
Total	$4,547	$--	$4,939	$97	$71

June 30, 2017:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$5,382	$--	$5,653	$71	$71
Nonresidential real estate	131	--	131	--	--
Consumer and other
Unsecured	--	--	7	--	--
Total	$5,513	$--	$5,784	$71	$71

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2018 and 2017. The tables include loans acquired with deteriorated credit quality. At June 30, 2018, the table below includes approximately $764,000 of loans on nonaccrual and $374,000 of loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2017, approximately $566,000 of loans on nonaccrual and $486,000 of loans past due over 90 days and still accruing represent such loans.

	June 30, 2018		June 30, 2017
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

One- to four-family residential real estate	$4,210	$2,419	$4,870	$1,770
Farm	310	--
Nonresidential real estate	708	--	151	--
Commercial and industrial	7	--
Consumer	11	--	8	11
	$5,246	$2,419	$5,029	$1,781

Troubled Debt Restructurings:

During the year ended June 30, 2018, the terms of four one- to four family residential real estate loans totaling $440,000 were modified as troubled debt restructurings (“TDRs.”) Two loans totaling $325,000 were refinanced because we determined the borrowers could likely not have obtained financing from another lender given their circumstances at the time of refinancing. Two loans totaling $93,000 were modified under Chapter 7 bankruptcy proceedings in which neither borrower re-affirmed his personal liability to repay the loan. One loan totaling $23,000 was modified to reduce the interest rate and to extend the loan term. Although the interest rate on this loan was the same rate offered to other customers at the time, the credit was determined to be a TDR because the borrower’s credit worthiness had deteriorated. Because the restructured loan bears interest at the same rate offered to other such borrowers and the repayment period was extended slightly, the borrower is expected to be able to service the debt as restructured.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2018 or 2017. At June 30, 2018 and 2017, TDR loans on nonaccrual status totaled $1.5 million and $1.2 million, respectively. The Company had no commitments to lend additional amounts as of June 30, 2018 and 2017, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had four loans totaling $136,000 which were modified in the prior twelve months and defaulted during fiscal 2018 and had no TDR loans that were modified in the prior twelve months and default during fiscal 2017.

The following tables present the aging of the principal balance outstanding in accruing past due loans as of June 30, 2018 and 2017, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2018, the table below includes $277,000 of loans 30-89 days past due and approximately $371,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2017, the table below includes $25,000 of loans 30-89 days past due and approximately $1.0 million of loans past due over 90 days of such loans.

June 30, 2018:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$3,182	$4,051	$7,233	$199,842	$207,075
Multi-family	792	--	792	14,321	15,113
Construction	--	--	--	5,055	5,055
Land	--	--	--	677	677
Farm	--	--	--	2,295	2,295
Nonresidential real estate	--	269	269	32,144	32,413
Commercial and industrial	--	--	--	1,917	1,917
Consumer and other:
Loans on deposits	--	--	--	1,470	1,470
Home equity	9	5	14	7,589	7,603
Automobile	--	--	--	63	63
Unsecured	3	--	3	505	508
Total	$3,986	$4,325	$8,311	$265,878	$274,189

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2018 and 2017, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2018:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$--	$1,093	$10,215	$--	$195,767
Multi-family	14,445	--	668	--	--
Construction	5,055	--	--	--	--
Land	677	--	--	--	--
Farm	1,985	--	310	--	--
Nonresidential real estate	31,700	--	713	--	--
Commercial and industrial	1,910	--	7	--	--
Consumer and other:
Loans on deposits	1,470	--	--	--	--
Home equity	7,603	--	--	--	--
Automobile	63	--	--	--	--
Unsecured	506	--	2	--	--
Total	$65,414	$1,093	$11,915	$--	$195,767

June 30, 2017:
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$--	$6,110	$9,883	$--	$181,943
Multi-family	14,541	--	1,137	--	--
Construction	2,398	--	--	--	--
Land	1,304	--	--	--	--
Farm	1,523	--	539	--	--
Nonresidential real estate	29,061	--	150	--	--
Commercial and industrial	2,513	27	--	--	--
Consumer and other:
Loans on deposits	1,607	--	--	--	--
Home equity	6,744	93	16	--	--
Automobile	42	--	--	--	--
Unsecured	396	--	4	--	--
Total	$60,129	$6,230	$11,729	$--	$181,943

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2018 and 2017:

June 30, 2018:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$773	$164	$(240)	$98	$795
Multi-family	243	(18)	--	--	225
Construction	6	2	--	--	8
Land	4	(3)	--	--	1
Farm	9	(3)	--	--	6
Nonresidential real estate	270	51	--	--	321
Commercial and industrial	6	(3)	--	--	3
Consumer and other:
Loans on deposits	4	(1)	--	--	3
Home equity	17	(4)	--	--	13
Unsecured	1	--	--	--	1
Unallocated	200	--	--	--	200
Totals	$1,533	$185	$(240)	$98	$1,576

June 30, 2017:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$862	$132	$(226)	$5	$773
Multi-family	192	51	--	--	243
Construction	5	1	--	--	6
Land	2	2	--	--	4
Farm	3	6	--	--	9
Nonresidential real estate	217	53	--	--	270
Commercial and industrial	18	(12)	--	--	6
Consumer and other:
Loans on deposits	4	--	--	--	4
Home equity	11	6	--	--	17
Unsecured	1	3	(5)	2	1
Unallocated	200	--	--	--	200
Totals	$1,515	$242	$(231)	$7	$1,533

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $383,000 and $388,000, at June 30, 2018 and 2017, respectively, was as follows:

(in thousands)	2018	2017

Residential real estate:
One- to four-family	$1,138	$1,676

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2018	2017

Balance at beginning of year	$720	$981
Accretion of income	(86)	(159)
Reclassifications from nonaccretable difference	--	60
Disposals	--	(162)
Balance at end of year	$634	$720

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2018 or 2017, nor were any allowance for loan losses reversed during those years.

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2018	2017

Balance at beginning of year	$358	$527
Loans transferred to real estate owned	910	745
Capitalized expenditures	5	37
Valuation adjustments	(37)	(171)
Disposals	(526)	(780)
Balance at end of year	$710	$358

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2018	2017

Land	$1,693	$1,693
Buildings and improvements	8,100	8,064
Furniture and equipment	2,070	1,963
Automobiles	71	71
	11,934	11,791
Less: accumulated depreciation	6,282	5,981
Balance at end of year	$5,652	$5,810

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2018	2017

Non-interest bearing checking accounts	$5,550	$5,280
Checking accounts	13,880	13,461
Savings accounts	43,816	45,911
Money market demand deposits	11,320	13,909
Total demand, transaction and passbook deposits	74,566	78,561
Certificates of deposit	120,490	104,284
Total deposits	$195,056	$182,845

At June 30, 2018 and 2017, the Banks had certificate of deposit accounts with balances equal to or exceeding $250,000 totaling approximately $7.9 million and $4.7 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2018

2019	$71,379
2020	34,311
2021	6,295
2022	2,905
2023 and thereafter	5,600
$120,490

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2018 and 2017 by pledges of certain residential mortgage loans totaling $64.7 million and $65.3 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ending June 30
(in thousands)
2019	$52,349
2020	189
2021	142
2022	107
2023	79
2024	59
2025	43
2026-2032	84
$53,052

At June 30, 2018 interest rates for advances were fixed ranging from 1.57% to 2.30%, with a weighted-average interest rate of 2.03%.

At June 30, 2017 interest rates for advances were fixed ranging from 0.81% to 6.20%, with a weighted-average interest rate of 1.29%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $127.4 million as of June 30, 2018. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2018, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $5.4 million.

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2018 and 2017, as follows:

(in thousands)	2018	2017

Federal income taxes at the statutory rate	$354	$492
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(124)	(32)
Deferred tax liability adjustment, net resulting from Tax Cuts and Jobs Act	(268)	--
Other	1	53
	$(37)	$513

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE H - FEDERAL INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2018	2017

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$331	$521
Deferred compensation and benefits	--	151
Accrued expenses	95	6
Fair value accounting adjustments on acquisition	214	376
Nonaccrued interest on loans	92	162
Other real estate owned adjustments	129	218
Depreciation	43	30
Total deferred tax assets	904	1,464

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(826)	(1,337)
Deferred loan origination costs	(36)	(50)
Loan servicing rights	(17)	(29)
Fair value accounting adjustments on acquisition	(468)	(767)
Total deferred tax liabilities	(1,347)	(2,183)
Net deferred tax liability	$(443)	$(719)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2018, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.1 million at June 30, 2018.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2018 and 2017, the Banks had the following outstanding loan commitments:

	2018		2017
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$--	$9,512	$--	$9,443
Commitments to fund real estate construction loans	1,104	2,294	692	2,365
Other unused commitment:
Commercial and industrial loans	--	1,331	1,121	--
Other	801	1,448	907	1,266
Letters of credit	--	--	--	--

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2018 totaled $1.9 million and had interest rates ranging from 4.0% to 7.25% and maturities ranging from 7 years to 20 years. The fixed rate loan commitments at June 30, 2017 totaled $2.0 million and had interest rates ranging from 4.0% to 4.70% with maturities ranging from 7 years to 20 years.

NOTE J – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2018, the Banks could, without prior approval, declare no dividends.

Federal regulations require the Banks comply with the Qualified Thrift Lender (“QTL”) test, which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends or the institutions must convert to a commercial bank charter. Management believes that the QTL test has been met for both Banks.

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

June 30, 2018 and 2017

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

Additionally, the CCB, which is applicable to the above minimum risk-based capital requirements, was introduced. The CCB will eventually be 2.5% and is being phased in over a five year period. The current CCB is equal to 1.25% and increases 0.625% annually through 2019 to 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables, which do not include the CCB:

	As of June 30, 2018
					Minimum
					Requirement
			Minimum		To be “Well-
			Requirement		Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$52,696	29.5%	$8,050	4.5%	N/A	N/A
First Federal of Hazard	18,221	43.6	1,883	4.5	$2,720	6.5%
First Federal of Kentucky	30,502	21.3	6,443	4.5	9,306	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	52,696	29.5	10,733	6.0	N/A	N/A
First Federal of Hazard	18,221	43.6	2,511	6.0	3,348	8.0
First Federal of Kentucky	30,502	21.3	8,590	6.0	11,454	8.0

Total capital ratio
Kentucky First Federal	54,272	30.3	14,311	8.0	N/A	N/A
First Federal of Hazard	18,745	44.8	3,348	8.0	4,184	10.0
First Federal of Kentucky	31,462	22.0	11,454	8.0	14,317	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	52,696	17.5	12,035	4.0	N/A	N/A
First Federal of Hazard	18,221	24.3	2,996	4.0	3,745	5.0
First Federal of Kentucky	30,502	13.5	9,046	4.0	11,308	5.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE J - REGULATORY CAPITAL (continued)

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

As of June 30, 2018 and 2017, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2018 and 2017, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2018 and 2017, and the results of its operations and its cash flows for the fiscal years ended June 30, 2018 and 2017.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2018 and 2017

(In thousands)

	2018	2017
ASSETS
Interest-bearing deposits in First Federal of Hazard	$794	$692
Interest-bearing deposits in First Federal of Kentucky	808	1,292
Other interest-bearing deposits	23	20
Investment in First Federal of Hazard	18,342	18,165
Investment in Frankfort First	46,526	46,315
Prepaid expenses and other assets	742	702

Total assets	$67,235	$67,186

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$32	$40

Total liabilities	32	40

Shareholders’ equity	67,203	67,146

Total liabilities and shareholders’ equity	$67,235	$67,186

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended June 30, 2018 and 2017

(Dollar amounts in thousands)

	2018	2017
Income
Interest income	$68	$79
Dividends from First Federal of Hazard	133	--
Equity in undistributed earnings of First Federal of Hazard	172	133
Dividends from Frankfort First	1,070	1,564
Equity in undistributed (excess distributed) earnings of Frankfort First	185	(494)
Total income	1,628	1,282

Non-interest expenses	402	414

Earnings before income taxes	1,226	868

Federal income tax expense (benefit)	(97)	(67)

Net income	1,323	935
Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $(1) and $6 in 2018 and 2017, respectively	(1)	12
Less: Reclassification adjustment for gains included in net income, net of tax benefits of $0 and $22 in 2018 and 2017, respectively	--	(42)
Total other comprehensive income	(1)	(30)
Comprehensive income	$1,322	$905

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2018 and 2017

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2018 and 2017

(Dollar amounts in thousands)

	2018	2017
Cash flows from operating activities:
Net earnings for the year	$1,323	$935
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(357)	361
Noncash compensation expense	188	382
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(23)	(138)
Other liabilities	(8)	3
Net cash provided by operating activities	1,123	1,543

Cash flows from investing activities:
Additions to premises and equipment, net	(49)	--
Net cash used in investing activities	(49)	--

Cash flows from financing activities:
Dividends paid on common stock	(1,453)	(1,487)
Net cash used in financing activities	(1,453)	(1,487)

Net increase (decrease) in cash and cash equivalents	(379)	56

Cash and cash equivalents at beginning of year	2,004	1,948

Cash and cash equivalents at end of year	$1,625	$2,004

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky	Tracey McCoun, Assistant Vice President/BSA Officer/Deposit Compliance Officer
Frankfort-Danville-Lancaster	Katina Mickens, Loan Officer/Assistant Loan Servicing Coordinator
Lesa Asbery, Customer Service Manager	Samantha Miller, Vice President/Loan Compliance Officer/Credit Analyst
Brenda Baldwin, Vice President/Chief Financial Officer	Julie Moore, Loan Officer
James Baxter, Vice President/Head of Commercial Lending	Kim Moore, Vice President/Deposit Operations Manager
Stan Betsworth, Vice President/Loan Officer	Carolyn Mulcahy, Accounting Assistant
Kristen Boatwright, Customer Service	Jeanie Murphy, Loan Servicing
Lisa Craig, Branch Manager	Lavenna Quire, Vice President/Loan Officer
Phyllis Bryant, Customer Service	David Semones, Security Officer/Loan Processor
Katresha Clay, Customer Service	Cynthia Shank, Customer Service
Andrea Cline, Accounting	Candace Stevens, Customer Service
Tracey Feldman, Customer Service	Jenny Stump, Loan Processor
Becky Crowe, Customer Service	Virginia Stump, Vice President/Lancaster Branch Manager
Deryl Curtis, Loan Servicing	Yvonne Thornberry, Vice President/Head of Loan Servicing
Betty Doolin, Customer Service	Mike Ware, Information Technology Manager
Diana Eads, Customer Service Supervisor	Nancy Watts, Loan Servicing
Tiffaney Elliott, Vice President/Human Resources	Jennifer Whalen, Assistant Vice President/Loan Processor
Jamey Ensley, Information Technology Operations
Debra Freeman, Customer Service Manager/Training Coordinator	First Federal Savings and Loan Association of Hazard
Adam Gray, Loan Officer	Jaime S. Coffey, Vice President/Secretary
Stacey Greenawalt, Vice President/Head of Residential Lending	Kaye Craft, Vice President/Accounting
Stan Harmon, Loan Officer	Rodney Davis, Vice President/Loan Officer
Karen Hatfield, Assistant Vice President/Customer Service Manager	Carlen Dixon, Assistant Vice President / Loan Processor and Insurance
Judy Hicks, Loan Processor	Lou Ella Farler, Chief Executive Officer
Lee Ann Hockensmith, Vice President/Chief Customer Officer	Mary Ann Guffey, Assistant Vice President
Barry Holder, Customer Service	Jamie Haynes, Customer Service
Ronald Howard, Vice President/Loan Officer	Margaret P. Pelley, Vice President/Head Teller
Brittany Hulette, Credit Analyst	Lauren Riley, Vice President/Collections
Clay Hulette, Frankfort Area President	Eliza Stacey, Customer Service
Teresa Hulette, Executive Vice President	Peggy H. Steele, Vice President/ Information Technology
Don Jennings, Chief Executive Officer	Jessica Watts, Assistance Vice President/Customer Service
Kathy Johnica, Vice President/ Internal Audit Coordinator
Catherine Johnson, Customer Service
Bill Johnson, Danville/Lancaster Area President
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

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Kentucky

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Walter G. Ecton, Jr.	William D. Gorman, Jr.
Lou Ella Farler		Tony D. Whitaker, Chairman

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	R. Clay Hulette	Yvonne Y. Morley
C. Michael Davenport	Don D. Jennings, Chairman	Jerry M. Purcell
J. Mark Goggans	William H. Johnson	Virginia R.S. Stump
David R. Harrod	William C. Jennings	Matthew R. Walter

Special Counsel	Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 15, 2018 at 3:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community College Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2018, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 15, 2018, ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602

