Form 10-K, Exhibit 13
period 2019-06-30
Kentucky First Federal Bancorp
filed 2019-09-30
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2019

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,329,515 shares of common stock outstanding and approximately 597 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

	High	Low	Dividends Per Share
Fiscal 2019
First quarter	$8.70	$7.40	$0.10
Second quarter	8.25	6.52	0.10
Third quarter	8.45	6.82	0.10
Fourth quarter	8.27	7.20	0.10

	High	Low	Dividends Per Share
Fiscal 2018
First quarter	$9.90	$8.30	$0.10
Second quarter	10.00	8.60	0.10
Third quarter	9.70	8.25	0.10
Fourth quarter	9.00	7.90	0.10

ii

Dear Shareholder:

We are pleased to present the 2019 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 14, 2019, at the Challenger Center on the campus of the Hazard Community and Technical College.

The enclosed report details a year of some improvement and continued growth. Our loan portfolio increased by $10.7 million raising our three-year growth level to $42.5 million or 18%. While our earnings remain below most of our peers, we saw increased earnings in each of fiscal 2019’s four quarters. We have also taken steps to reduce non-interest expense such as freezing our defined-benefit plan-a cost which has severely increased in recent years. Effects of the freeze will begin in fiscal 2020.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver.  For the seventh year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

I would like to take this opportunity to congratulate two long-term employees on their retirements. Nancy Watts retired last October after work in Frankfort, in both loans and deposits, for 28 years. Virginia Stump started First Lancaster Federal in her teens and worked up to President before their merger with Central Kentucky Federal and later merger with First Federal. Virginia retired in August after 46 years, but will continue to serve on the board of the bank.

Please keep First Federal in mind for your banking needs in Frankfort, Danville, Lancaster, and Hazard and to recommend us to family and friends. All of our markets are very competitive and, while we market to offer attractive rates and useful products, often it is word of mouth or any additional help our shareholders can provide is appreciated.  When you bank with us, you help yourself (and we think enjoy excellent products and services.) Please let us know if there’s anything we can do for you.

Sincerely,

/s/ Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2019	2018	2017	2016	2015
	(Dollars in thousands)

Total assets	$330,771	$318,394	$308,489	$291,871	$296,298
Cash and cash equivalents	9,861	9,343	12,804	13,108	13,635
Time deposits	6,962	5,692	4,201	3,711	--
Securities held to maturity	775	1,002	1,487	4,079	6,423
Securities available for sale	1,045	48	71	134	159
Loans, net	280,969	270,310	258,244	238,468	243,815
Deposits	195,836	195,653	182,845	188,572	199,701
Federal Home Loan Bank advances	66,703	53,052	55,780	33,211	26,635
Shareholders’ equity	66,278	67,203	67,146	67,515	67,313
Allowance for loan losses	1,456	1,576	1,533	1,515	1,568
Nonperforming loans (90 days delinquent and nonaccrual)	8,028	7,665	6,810	7,135	6,512

Selected Operating Data

	Year Ended June 30,
	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share data)

Total interest income	$12,700	$11,886	$11,316	$11,634	$12,389
Total interest expense	3,252	2,161	1,457	1,360	1,428
Net interest income	9,448	9,725	9,859	10,274	10,961
Provision for losses on loans	11	185	242	15	343
Net interest income after provision for losses on loans	9,437	9,540	9,617	10,259	10,618
Total non-interest income	243	691	362	387	514
Total non-interest expenses	8,727	8,945	8,531	8,549	8,042
Income before federal income taxes	953	1,286	1,448	2,097	3,090
Federal income taxes (benefit)	141	(37)	513	596	1,021
Net income	$812	$1,323	$935	$1,501	$2,069
Net earnings per share – basic	$0.10	$0.16	$0.11	$0.18	$0.25
Net earnings per share – diluted	$0.10	$0.16	$0.11	$0.18	$0.25
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2019	2018	2017	2016	2015
Performance Ratios:
Return on average assets (net income divided by average total assets)	0.25%	0.43%	0.31%	0.51%	0.70%
Return on average equity (net income divided by average equity)	1.21	1.97	1.39	2.23	3.07
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.97	3.28	3.52	3.74	3.96
Net interest margin (net interest income divided by average interest-earning assets)	3.19	3.43	3.63	3.84	4.07
Ratio of average interest-earning assets to average interest-bearing liabilities	120.03	120.11	120.34	120.21	120.33
Ratio of total general administrative and other expenses to average total assets	2.72	2.88	2.84	2.89	2.71
Efficiency ratio (1)	90.05	85.88	83.47	80.19	70.08
Dividend payout ratio (2)	176.85	109.75	159.04	98.60	66.94

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.84	2.80	2.62	2.91	2.67
Nonperforming assets as a percent of total assets at end of period (3)	2.64	2.64	2.32	2.63	2.74
Allowance for loan losses as a percent of total loans at end of period	0.52	0.58	0.59	0.62	0.64
Allowance for loan losses as a percent of nonperforming loans at end of period	18.14	20.56	22.51	21.23	24.08
Provision for loan losses to total loans	0.00	0.07	0.09	0.01	0.14
Net charge-offs to average loans outstanding	0.05	0.05	0.09	0.03	0.10

Capital Ratios:
Average equity to average assets	20.89	21.66	22.45	22.73	22.64
Shareholders’ equity or capital to total assets at end of period	20.05	21.15	21.77	23.13	22.72

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	26.79	29.46	30.01	31.38	31.91
Tier 1 (core) capital to risk-weighted assets	26.79	29.46	30.01	31.38	31.91
Total capital to risk-weighted assets	27.54	30.34	30.88	32.29	32.88
Tier 1 leverage capital to average assets	16.65	17.51	18.43	18.95	18.66
Number of banking offices	7	7	7	7	7

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net earnings. Dividends paid does not include dividends waived by First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2019. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2019, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. Different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

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

Since December 2015 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank increased rates several times. Its last increase was in December 2018. At June 30, 2019, we believe our risk associated with falling interest rates was minimal. Our IRR model indicated that at June 30, 2019, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $15.7 million or 20.8% to $59.8 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 19.1% and our fair value of equity to fair value of risk-weighted assets would be expected to be 33.6%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2019, total assets were $330.8 million, an increase of $12.4 million, or 3.9%, from the $318.4 million total at June 30, 2018. The increase in total assets was related primarily to an increase in loans, net, which increased $10.7 million or 3.9% to $281.0 million at June 30, 2019. At June 30, 2019, total liabilities were $264.5 million, an increase of $13.3 million, or 5.3%, from total liabilities at June 30, 2018. The increase in total liabilities was related primarily to an increase in advances.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2019, one- to four- family residential real estate loans totaled $216.2 million, or 75.1% of total loans, compared to $207.1 million, or 75.5% of total loans, at June 30, 2018, caused primarily by higher demand for home financing in the Banks’ markets. Construction real estate loans totaled $9.1 million, or 3.2% of total loans, at June 30, 2019, compared to $5.1 million, or 1.8% of total loans at June 30, 2018. At June 30, 2019, multi-family real estate loans totaled $15.9 million, or 5.5% of total loans, compared to $15.1 million or 5.5% of total loans at June 30, 2018. Nonresidential real estate loans totaled $30.4 million, or 10.6% of total loans at June 30, 2019, compared to $32.4 million, or 11.8% of total loans, at June 30, 2018. Commercial and industrial loans totaled $2.1 million or 0.7% of total loans at June 30, 2019, compared to $1.9 million or 0.7% of total loans at June 30, 2018. Farm loans totaled $3.2 million or 1.1% of total loans at June 30, 2019, compared to $2.3 million or 0.9% of total loans at June 30, 2018. Consumer loans (including automobile and unsecured loans) totaled $10.2 million and $9.6 million at June 30, 2019 and 2018, respectively. At June 30, 2019, consumer loans were comprised of loans secured by deposits of $1.4 million or 0.5% of total loans and other consumer loans of $8.8 million or 3.0% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2019		2018		2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$216,224	75.1%	$207,075	75.5%	$197,936	76.2%	$186,125	76.0%	$191,721	77.3%
Construction	9,110	3.2%	5,055	1.8%	2,398	0.9%	2,809	1.2%	3,780	1.5%
Multi-family	15,928	5.5%	15,113	5.5%	15,678	6.0%	15,559	6.3%	16,621	6.7%
Land	852	0.3%	677	0.3%	1,304	0.5%	1,186	0.5%	2,021	0.8%
Farm	3,157	1.1%	2,295	0.9%	2,062	0.8%	1,735	0.7%	1,567	0.7%
Nonresidential real estate	30,419	10.6%	32,413	11.8%	29,211	11.2%	27,138	11.1%	22,118	8.9%
Commercial and industrial	2,075	0.7%	1,917	0.7%	2,540	1.0%	1,847	0.7%	1,782	0.7%
Consumer:
Consumer and other	8,756	3.0%	8,174	3.0%	7,295	2.8%	6,776	2.8%	6,155	2.5%
Loans on deposits	1,415	0.5%	1,470	0.5%	1,607	0.6%	1,813	0.7%	2,262	0.9%
Total loans	287,936	100%	274,189	100%	260,031	100%	244,988	100%	248,027	100%

Allowance for loan losses	(1,456)		(1,576)		(1,533)		(1,515)		(1,568)
Undisbursed portion of loans in process	(5,353)		(2,136)		(296)		(5,118)		(2,753)
Deferred loan origination costs, net	(158)		(167)		42		113		109
Loans receivable, net	$280,969		$270,310		$258,244		$238,468		$243,815

The following table sets forth certain information at June 30, 2019 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$69,718	$1,578	$9,735	$81,031
More than one year to five years	157,049	497	436	157,982
More than five years	48,923	--	--	48,923
Total	$275,690	$2,075	$10,171	$287,936

As of June 30, 2019, there were $52.0 million fixed-rate and $154.0 million adjustable-rate real estate loans maturing in more than a year, while there were $18,000 fixed-rate and $479,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2019	2018	2017

Net loans at beginning of year	$270,310	$258,244	$238,468
Loans originated:
Real estate loans:
Residential one- to four-family	51,935	42,959	39,622
Construction	9,059	4,440	3,641
Multi-family	490	1,028	2,735
Land	--	--	--
Farm	1,224	524	122
Nonresidential real estate	2,472	5,582	8,074
Commercial and industrial	1,075	290	446
Consumer loans	3,512	4,079	2,660
Total loans originated	69,767	58,902	57,300
Deduct:
Real estate loan principal repayments and other	(59,566)	(46,092)	(36,736)
Decrease (increase) in allowance	120	(43)	(18)
Transfer to real estate acquired through foreclosure	347	(910)	(841)
Other	(9)	209	71
Net loan activity	59,108	12,066	19,776
Net loans at end of period	$280,969	$270,310	$258,244

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

The allowance for loan losses totaled $1.5 million and $1.6 million at June 30, 2019 and 2018, respectively, which represented 0.52% and 0.58% of total loans, respectively. The allowance is based on a number of factors including loan loss experience, which has a significant impact.  The allowance included no specific reserves at June 30, 2019 or 2018. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $8.0 million at June 30, 2019 and $7.7 million at June 30, 2018, an increase of $300,000 or 3.9%. The allowance for loan losses totaled 18.1% and 20.6% of nonperforming loans at June 30, 2019 and 2018, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. It is difficult to derive direct correlation between the level of troubled loans, whether measured by impairment, non-performance, classification, or delinquency, because approximately 10% of total loans and 38% of classified loans were acquired in the merger with Central Kentucky Federal. The acquired loans are not covered by the allowance for loan losses in accordance with generally accepted accounting principles. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2019. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2019	2018	2017	2016	2015
	(Dollars in thousands)

Allowance at beginning of period	$1,576	$1,533	$1,515	$1,568	$1,473

Provision for loan losses	11	185	242	15	343

Charge-offs:
Real estate loans	(190)	(240)	(226)	(80)	(274)
Consumer loans	--	--	(5)	--	--
Total charge-offs	(190)	(240)	(231)	(80)	(274)

Recoveries:
Real estate loans	39	98	5	12	26
Consumer and other loans	20	--	2	--	--
Total recoveries	59	98	7	12	26

Net charge-offs	$(131)	$(142)	$(224)	$(68)	$(248)
Allowance at end of period	$1,456	$1,576	$1,533	$1,515	$1,568

Allowance to nonperforming loans	18.1%	20.6%	22.5%	21.2%	24.1%
Allowance to total loans outstanding at end of period	0.52%	0.58%	0.59%	0.62%	0.64%
Net charge-offs to average loans outstanding during the period	0.05%	0.05%	0.09%	0.03%	0.10%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2019			2018			2017			2016			2015
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential one- to four-family	$685	47.1%	76.5%	$795	50.4%	75.5%	$773	50.4%	76.2%	$862	56.9%	76.0%	$1,059	67.5%	77.4%
Construction	6	0.4	1.3	8	0.5	1.8	6	0.4	0.9	5	0.3	1.2	21	1.3	1.5
Multi-family	200	13.7	5.7	225	14.3	5.5	243	15.9	6.0	192	12.7	6.3	94	6.0	6.7
Land	1	0.1	0.3	1	0.1	0.3	4	0.3	0.5	2	0.1	0.5	7	0.4	0.8
Farm	6	0.4	1.1	6	0.4	0.9	9	0.6	0.8	3	0.2	0.7	9	0.6	0.6
Nonresidential real estate	336	23.1	10.8	321	20.3	11.8	270	17.6	11.2	217	14.3	11.1	121	7.8	8.9
Commercial and industrial	5	0.3	0.7	3	0.2	0.7	6	0.4	1.0	18	1.2	0.7	10	0.6	0.7
Consumer and other	14	1.0	3.1	14	0.9	3.0	18	1.2	2.8	12	0.8	2.8	34	2.2	2.5
Loans on deposits	3	0.2	0.5	3	0.2	0.5	4	0.2	0.6	4	0.3	0.7	13	0.8	0.9
Unallocated	200	13.7	--	200	12.7	--	200	13.0	--	200	13.2	--	200	12.8	--
Total allowance for loan losses	$1,456	100%	100%	$1,576	100%	100%	$1,533	100%	100%	$1,515	100%	100%	$1,568	100%	100%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2019, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2019	2018	2017	2016	2015
	(Dollars in thousands)

Nonaccrual loans:
Real estate loans	$4,936	$3,668	$3,816	$3,447	$2,856
Commercial loans	1	7	--	--	388
Consumer loans	9	2	8	11	18
Total	4,946	3,677	3,824	3,458	3,262

Accruing loans past due 90 days or more:
Real estate loans	1,747	2,419	1,770	2,166	1,745
Commercial loans	49	--	--	--	--
Consumer loans	--	--	11	--	--
Total of accruing loans past due 90 days or more	1,796	2,419	1,781	2,166	1,745
Restructured loans not performing as agreed	1,286	1,569	1,205	1,511	1,505
Total nonperforming loans	8,028	7,665	6,810	7,135	6,512
Restructured loans performing as agreed	163	161	328	323	346
Real estate acquired through foreclosure	710	710	358	527	1,593
Total nonperforming assets and performing restructured loans	$8,901	$8,536	$7,496	$7,985	$8,451

Total nonperforming loans to total loans	2.84%	2.80%	2.62%	2.91%	2.67%

Total nonperforming loans to total assets	2.43%	2.41%	2.21%	2.45%	2.20%

Total nonperforming assets to total assets	2.64%	2.64%	2.32%	2.63%	2.74%

Interest income that would have been recorded for the years ended June 30, 2019 and 2018, had nonaccrual loans been current according to their original terms amounted to $151,000, and $112,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2019 and 2018 amounted to $51,000, and $62,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $1.8 million and $1.1 million at June 30, 2019 and 2018, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2019	2018	2017
	(In thousands)
Substandard assets	$11,590	$12,625	$12,432
Doubtful assets	--	--	--
Loss assets	--	--	--
Total classified assets	$11,590	$12,625	$12,432

Substandard assets at June 30, 2019, consisted of 181 loans totaling $10.9 million and 8 parcels of real estate owned with an aggregate carrying value of $710,000, compared to substandard assets at June 30, 2018 which consisted of 171 loans totaling $11.9 million and 8 parcels of real estate owned with an aggregate carrying value of $710,000. At June 30, 2019, 6.1% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 5.6% at June 30, 2018. During the fiscal years ended June 30, 2019 and 2018, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $193,000 and $133,000 for $206,000 and $144,000 during the fiscal years ended June 30, 2019 and 2018, respectively. Such loans are considered loans to facilitate an exchange. Loans to facilitate the sale of other real estate owned and which were included in substandard loans totaled $136,000 and $241,000 at June 30, 2019, and 2018, respectively.

The table below summarizes other real estate owned at June 30, 2019:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	7	$710
Building lots	1	--
Total	8	$710

The table below summarizes substandard loans at June 30, 2019:

(Dollars in thousands)	Number of loans	Net carrying value

Single family, owner occupied	119	$6,368
Single family, non-owner occupied	38	1,525
Two- to four-family, non-owner occupied	11	790
Multi-family	2	685
Nonresidential real estate	4	683
Farm	1	309
Commercial and industrial	2	491
Consumer	4	29
Total	181	$10,880

Other than disclosed above, there are no other loans at June 30, 2019 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2019		2018
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$3,676	$1,462	$2,034	$1,949
Consumer loans	38	8	3	--
Total	$3,714	$1,462	$2,037	$1,949

Securities. Our securities portfolio consists of a single U.S. Treasury note, a single agency bond and mortgage-backed securities with maturities of 30 years or less, which totaled $1.8 million at June 30, 2019, an increase of $770,000, or 73.3%, compared to the $1.1 million total at June 30, 2018. The increase in these securities resulted from the purchase of a U.S. Treasury note and an agency bond to take advantage of higher interest rates available and were offset by scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2019		2018		2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$43	$43	$48	$48	$70	$71
Agency bonds	501	505	--	--	--	--
U.S. Treasury securities	496	497	--	--	--	--
	$1,040	$1,045	$48	$48	$70	$71

Held-to-maturity securities
Agency mortgage-backed: residential	$775	$775	$1,002	$998	$1,487	$1,523

At June 30, 2019 and 2018, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2019. At June 30, 2019, we had no U.S. Government or agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$2	3.96%	$11	3.96%	$16	3.99%	$14	3.99%	$43	$43	3.98%
Agency bonds	--		501	2.88	--		--		501	505	2.88
U.S. Treasury securities	496	2.35%	--		--		--		496	497	2.35
	498		512		16		14		1,040	1,045

Held to maturity securities:
Mortgage-backed securities	49	4.30%	215	4.30%	326	4.30%	185	4.54%	775	998	4.35%

	$547		$727		$342		$199		$1,815	$1,820

Other Assets. Other assets at June 30, 2019, include goodwill of $14.5 million, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.5 million and $2.4 million at June 30, 2019 and 2018, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million at June 30, 2019 and 2018.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $195.8 million at June 30, 2019 and 2018, increasing $183,000 or 0.1% between the two periods.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2019	2018	2017
	(In thousands)
Certificate of deposit accounts	$125,892	$120,490	$104,284
Demand, transaction and savings accounts	69,944	75,163	78,561
Total	$195,836	$195,653	$182,845

The following table indicates at June 30, 2019, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$9,828
Over three months through six months	15,803
Over six months through twelve months	20,164
Over twelve months	14,686
Total	$60,481

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2019	2018	2017
	(In thousands)
Rate
0.01 - 0.99%	$22,743	$40,501	$67,953
1.00 - 1.99	39,077	62,138	36,331
2.00 - 2.99	64,072	17,851	--
Total	$125,892	$120,490	$104,284

The following table sets forth the amount and maturities of certificate accounts at June 30, 2019.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 –0.99%	$22,597	$120	$26	$--	$22,743	18.1%
1.00 –1.99	25,172	10,965	2,795	145	39,077	31.0
2.00 –2.99	45,418	11,607	691	6,356	64,072	50.9
Total	$93,187	$22,692	$3,512	$6,501	$125,892	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2019		2018		2017
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$5,275	0.00%	$5,256	0.00%	$4,520	0.00%
Interest-bearing demand	15,258	0.15%	15,262	0.14%	15,694	0.13%
Savings accounts	54,156	0.40%	57,505	0.39%	62,127	0.40%
Certificates of deposit	123,180	1.41%	114,314	1.01%	103,170	0.73%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2019	2018	2017
	(In thousands)

Beginning balance	$195,653	$182,845	$188,572
Increase (decrease) before interest credited	(1,793)	11,406	(6,745)
Interest credited	1,976	1,402	1,018
Net increase (decrease) in deposits	183	12,808	(5,727)
Ending balance	$195,836	$195,653	$182,845

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $66.7 million and $53.1 million at June 30, 2019 and 2018, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2019	2018	2017
	(Dollars in thousands)

Balance outstanding at end of period	$66,703	$53,052	$55,780
Maximum amount of advances outstanding at any month end during the period	$66,703	$53,052	$55,780
Average advances outstanding during the period	$53,824	$48,801	$44,798
Weighted average interest rate during the period	2.37%	1.56%	0.98%
Weighted average interest rate at end of period	2.39%	2.03%	1.29%

Capital. Total shareholders’ equity totaled $66.3 million at June 30, 2019, a $925,000 or 1.4%, decrease compared to June 30, 2018. The decrease resulted primarily from earnings reduced by dividends declared during the year.

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

Additionally, the CCB of Common Equity Tier 1 Risk-Based capital above the minimum risk-based capital requirements was introduced and was phased in over a three-year period. The CCB is 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

At June 30, 2019, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note J-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2019 and 2018

General. Net earnings totaled $812,000 or $0.10 diluted earnings per share for the fiscal year ended June 30, 2019, which represents a $511,000, or 38.6%, decrease from net earnings recorded for the fiscal year ended June 30, 2018. The decrease in earnings year over year was due to reduced non-interest income, increased income taxes and reduced net interest income. The Company’s non-interest income decreased $448,000 or 64.8% to $243,000 for the fiscal year ended June 30, 2019 primarily because of a decrease in earnings on bank-owned life insurance (“BOLI”). During the prior fiscal year the Company received BOLI insurance proceeds on policies maintained pursuant to the passing of a covered individual. The Company’s federal income tax expense increased $178,000 to $141,000 for the fiscal year just ended compared to federal income tax benefit of $37,000 for the fiscal year ended June 30, 2018. In the prior fiscal year the Company recognized an income tax benefit of approximately $218,000 due to a change in federal income tax law, while in the recently-ended fiscal year the Company recognized an income tax benefit of approximately $63,000 related to changes in the Commonwealth of Kentucky tax law.

Interest Income. Total interest income for the fiscal year ended June 30, 2019 was $12.7 million, an increase of $814,000, or 6.8%, compared to the fiscal year ended June 30, 2018. The increase in interest income was due primarily to an increase in the average balance of interest-earning assets during the fiscal year. The average balance of interest-earning assets increased $10.3 million or 3.6% to $295.8 million for the twelve months recently ended.

Interest income from loans increased $709,000 or 6.3% to $12.0 million for the year ended June 30, 2019 primarily due to an increase in the average balance of the portfolio, which increased $10.5 million or 4.0% to $273.8 million for the year just ended. The average rate earned on the loan portfolio increased 9 basis points to 4.39% for the year just ended. Interest income from mortgage-backed securities decreased $10,000 or 24.4% to $31,000 for the recently ended fiscal year primarily due to a decrease in the volume of assets, while interest income from other investment securities increased $13,000 for the recently ended year. The Company returned to investing excess funds into U.S. Treasury and agency securities because of the attractive yields available. Income from other interest-earning assets increased $102,000 or 19.1% year over year and totaled $635,000 for the recently ended fiscal year as short-term interest rates increased during the period.

Interest Expense. Interest expense totaled $3.3 million for the fiscal year ended June 30, 2019, an increase of $1.1 million, or 50.5%, from fiscal 2018. The increase in interest expense resulted from higher costs of deposits and advances. Interest expense on deposits increased $574,000 or 40.9% to $2.0 million for the 2019 fiscal year primarily due to an increase in the average rate paid on those deposits, which increased 28 basis points to 1.03% for the recently-ended fiscal year. The average balance of deposits increased $5.5 million or 3.0% to $192.6 million for the year just ended. Interest expense on certificates of deposit was primarily responsible for the increase in interest expense on deposits for the year. The increase in interest expense on certificates of deposit was due principally to an increase in the rate paid on those deposits as short-term interest rates increased during the period and competition for deposits made it necessary to increase rates offered, although an increase in the average balance also contributed to the increase year-over-year. The average balance of certificates of deposit increased $8.9 million or 7.8% to $123.2 million for the recently-ended year, while the average rate paid on certificates of deposit increased 40 basis points to 1.41% for the year. The average balance of savings and interest-bearing demand deposits decreased $3.3 million or 5.8% and $4,000 or 0.0%, respectively, totaling $54.2 million and $15.3 million for the 2019 fiscal year, respectively. Interest expense on borrowings increased $517,000 or 68.1% to $1.3 million for the twelve months ended June 30, 2019, primarily due to an increase in the average rate paid on FHLB advances outstanding as short-term interest rates increased during the period. The average rate paid on those borrowings increased 82 basis points year over year to 2.4% for the recently-ended period. The average balance of borrowings increased $5.0 million or 10.3% to $53.8 million for the year just ended.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $277,000 or 2.8% to $9.4 million for the 2019 year. As indicated on the following table, our net interest margin decreased from 3.41% for the 2018 fiscal year to 3.19% for the year just ended, primarily as a result of interest-bearing assets repricing to lower interest rates and our interest-earning liabilities repricing to higher interest rates. Management expects the banks’ net interest margins to begin to expand slightly in light of anticipated easing of monetary policy by the Federal Open Market Committee of the Federal Reserve Bank Board of Governors. The policy-setting group decreased by 50 basis points the overnight rate in its last two meetings and may reduce short-term interest rates in future meetings, which in turn impacts the bank’s funding sources, including local deposits, FHLB advances and some other wholesale sources. As such, if short-term interest rates are reduced, we would expect our cost of funds to also decrease.

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

	2019			2018			2017
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$273,802	$12,021	4.39%	$263,295	$11,312	4.30%	$248,574	$10,895	4.38%
Mortgage-backed securities	911	31	3.40	1,310	41	3.13	1,859	57	3.07
Other securities	475	13	2.74	--	--	0.00	1,645	7	0.43
Other interest-earning assets	20,584	635	3.00	20,819	533	2.56	19,636	357	1.82
Total interest-earning assets	295,772	12,700	4.29	285,424	11,886	4.16	271,714	11,316	4.16
Less: ALLL	(1,536)			(1,539)			(1,492)
Noninterest-earning assets	26,240			26,940			29,992
Total assets	$320,476			$310,825			$300,214

Interest-bearing liabilities:
Demand deposits	$15,258	$23	0.15%	$15,262	$22	0.14%	$15,694	$21	0.13%
Savings	54,156	216	0.40	57,505	223	0.39	62,127	246	0.40
Certificates of deposit	123,180	1,737	1.41	114,314	1,157	1.01	103,170	751	0.73
Total deposits	192,594	1,976	1.03	187,081	1,402	0.75	180,991	1,018	0.56
Borrowings	53,824	1,276	2.37	48,801	759	1.56	44,798	439	0.98
Total interest-bearing liabilities	246,418	3,252	1.31	235,882	2,161	0.92	225,789	1,457	0.65
Noninterest-bearing demand deposits	5,275			5,256			4,520
Noninterest-bearing liabilities	1,824			2,360			2,513
Total liabilities	253,517			243,498			232,822

Shareholders’ equity	66,959			67,327			67,392
Total liabilities and shareholders’
Equity	$320,476			$310,825			$300,214
Net interest income/average yield		$9,448	2.97%		$9,725	3.24%		$9,859	3.52%
Net interest margin			3.19%			3.41%			3.63%
Average interest-earning assets to
Average interest-bearing liabilities			120.03%			120.00%			120.34%

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

	Twelve months ended June 30, 2019 to June 30, 2018 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2018 to June 30, 2017 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$458	$251	$709	$627	$(210)	$417
Mortgage-backed securities	(14)	4	(10)	(17)	1	(16)
Investment securities	13	-	13	(4)	(3)	(7)
Other interest-earning assets	(6)	108	102	(16)	192	176
Total interest-earning assets	451	363	814	590	(20)	570

Interest-bearing liabilities:
Demand deposits	-	1	1	(1)	2	1
Savings	(14)	7	(7)	(18)	(5)	(23)
Certificates of deposit	96	484	580	88	318	406
Borrowings	85	432	517	42	278	320
Total interest-bearing liabilities	167	924	1,091	111	593	704
Increase (decrease) in net interest income	$284	$(561)	$(277)	$479	$(613)	$(134)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $11,000 for losses on loans for the fiscal year ended June 30, 2019, a decrease of $174,000 or 94.1%, compared to a provision of $185,000 for fiscal 2018. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income decreased $448,000 or 64.8% to $243,000 for the fiscal year ended June 30, 2019, due primarily to a decrease of $375,000 or 83.5% in earnings on bank-owned life insurance (“BOLI”) which totaled $74,000 for the year just ended. During the prior fiscal year the Company received BOLI insurance proceeds on policies maintained pursuant to the passing of a covered individual. Net gain on sales of REO decreased $42,000 or 80.8% to $10,000 for the twelve months ended June 30, 2019, while impairment charges for REO increased $29,000 or 78.4% to $66,000 for the year just ended.

Non-interest Expense. Non-interest expense decreased $218,000 or 2.4% to $8.7 million for the fiscal year ended June 30, 2019 compared to fiscal 2018 primarily due to lower auditing and accounting fees, which decreased $233,000 or 85.3% to $40,000 for the twelve months ended June 30, 2019. Other non-interest expense decreased $48,000 or 5.7% and totaled $796,000 for the year just ended primarily due to cost-saving measures, including decreased employee expenses, charitable contributions, postage and promotional items. Also contributing to the overall decrease in non-interest expense were decreases in advertising, outside service fees and voice and data communications. Advertising decreased $22,000 or 8.9% and totaled $226,000 for the 2019 fiscal year based on the Company’s refining of its advertising strategy. Outside service fees decreased $18,000 or 10.7% and totaled $150,000 for the recently-ended year due to lower provider costs resulting from management’s efforts to lower overall costs. Voice and data communications decreased $10,000 or 3.9% and totaled $249,000 for the year just ended as the Company employs newer technology for faster, more secure data communication.

Somewhat offsetting the decreases in various components of non-interest expense was an increase in employee compensation and benefits, which increased $101,000 or 1.8% to $5.8 million for the year ended June 30, 2019. The increase in employee compensation and benefits was primarily attributed to higher costs associated with the Company’s DB plan. Contributions to the Company’s defined benefit pension plan totaled $1.2 million for the twelve-month period just ended, an increase of $257,000 or 26.9%, compared to the prior year period. See NOTE A-Summary of Significant Accounting Policies, Item 11. Retirement and Employee Benefit Plans. Various factors contributed to increased costs of the DB plan including a long period of low interest rates, higher administrative fees and higher Pension Benefit Guarantee Corporation (“PBGC”) premiums. Because of the high cost of the DB plan, the Company elected to freeze benefits to its employee participants effective April 1, 2019. Although administrative fees and PBGC premiums will continue under the frozen plan, management estimates that the Company will experience lower annual costs of approximately $500,000 for the DB plan.

Federal Income Taxes. As noted herein, the Company reported federal income tax expense of $141,000 for the fiscal year just ended compared to a federal income tax benefit of $37,000 for the fiscal year ended June 30, 2018, an increase of $178,000. The increase in income tax expense was primarily related to a change in income tax law in the prior year, which reduced the top income tax rate for corporations beginning January 1, 2018. The effective income tax rate for the years ended June 30, 2019 and 2018, was 14.8% and -2.9%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2019 and June 30, 2018, cash and cash equivalents totaled $9.7 million and $9.3 million, respectively. Time deposits in other financial institutions totaled $7.0 million and $5.7 million at June 30, 2019 and 2018, respectively, and securities classified as available-for-sale, which provide additional sources of liquidity, totaled $1.0 million and $48,000 at June 30, 2019 and 2018, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2019 and 2018 we originated $69.8 million and $58.9 million of loans, respectively. During fiscal 2019, these activities were funded primarily by proceeds from principal repayments on loans of $59.6 million and FHLB advances. During fiscal 2018, these activities were funded primarily by proceeds from the principal repayments on loans of $46.1 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $183,000 for the year ended June 30, 2019, compared to a net increase of $12.8 million for the year ended June 30, 2018. FHLB advances increased $13.7 million from June 30, 2018 to June 30, 2019. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages owned by the banks. See Exhibit 13, Note G-Advances from the Federal Home Loan Bank in the Notes to Consolidated Financial Statements. At June 30, 2019, the banks had combined additional FHLB advance borrowing capacity of $63.1 million.

Commitments and Contractual Obligations

At June 30, 2019, we had $4.5 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2019 totaled $93.2 million, or 47.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2020. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2019, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2019, the Company’s aggregate dividend of $1.4 million exceeded its net income by $624,000. In fiscal 2018, the Company’s net income exceeded its aggregate dividend of $1.5 million by $130,000. Approximately 56.8% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding seven years. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2020. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp (Company) as of June 30, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States) (PCAOB).

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Louisville, Kentucky

September 30, 2019

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2019 and 2018

(Dollar amounts in thousands, except per share data)

	2019	2018

ASSETS

Cash and due from financial institutions	$1,870	$2,337
Interest-bearing demand deposits	7,991	7,606
Cash and cash equivalents	9,861	9,943

Time deposits in other financial institutions	6,962	5,692
Securities available for sale	1,045	48
Securities held-to-maturity, at amortized cost- approximate fair value of $775 and $998 at June 30, 2019 and 2018, respectively	775	1,002
Loans, net of allowance of $1,456 and $1,576 at June 30, 2019 and 2018, respectively	280,969	270,310
Real estate owned, net	710	710
Premises and equipment, net	5,028	5,652
Federal Home Loan Bank stock, at cost	6,482	6,482
Accrued interest receivable	758	706
Bank-owned life insurance	2,518	2,444
Goodwill	14,507	14,507
Prepaid federal income taxes	266	144
Prepaid expenses and other assets	890	754

Total assets	$330,771	$318,394

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$195,836	$195,653
Federal Home Loan Bank advances	66,703	53,052
Advances by borrowers for taxes and insurance	763	762
Accrued interest payable	28	22
Deferred federal income taxes	701	443
Deferred revenue	--	558
Other liabilities	462	701
Total liabilities	264,493	251,191

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	35,056	35,085
Retained earnings	33,867	34,050
Unearned employee stock ownership plan (ESOP)	(476)	(663)
Treasury shares at cost, 266,549 and 151,549 common shares at June 30, 2019 and 2018, respectively	(2,259)	(1,355)
Accumulated other comprehensive income	4	--
Total shareholders’ equity	66,278	67,203

Total liabilities and shareholders’ equity	$330,771	$318,394

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the years ended June 30, 2019 and 2018

(Dollar amounts in thousands, except per share data)

	2019	2018

Interest income
Loans, including fees	$12,021	$11,312
Mortgage-backed securities	31	41
Other securities	13	--
Interest-bearing deposits and other	635	533
Total interest income	12,700	11,886

Interest expense
Deposits	1,976	1,402
Borrowings	1,276	759
Total interest expense	3,252	2,161

Net interest income	9,448	9,725

Provision for loan losses	11	185

Net interest income after provision for loan losses	9,437	9,540

Non-interest income
Earnings on bank-owned life insurance	74	449
Net gains on sales of loans	29	28
Net gain on sales of REO	10	52
Valuation adjustment for REO	(66)	(37)
Net gains on sales of property	9	--
Other	187	199
Total non-interest income	243	691

Non-interest expense
Employee compensation and benefits	5,796	5,695
Occupancy and equipment	671	666
Voice and data communications	249	259
Advertising	226	248
Outside service fees	150	168
Data processing	442	439
Audit and accounting	40	273
Franchise and other taxes	255	246
Foreclosure and REO expense, net	102	107
Other	796	844
Total non-interest expense	8,727	8,945

Income before income taxes	953	1,286

Federal income tax expense (benefit)
Current	--	239
Deferred	141	(276)
Total federal income tax expense (benefit)	141	(37)

NET INCOME	$812	$1,323

EARNINGS PER SHARE
Basic and diluted	$0.10	$0.16

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2019 and 2018

(Dollar amounts in thousands)

	2019	2018

Net income	$812	$1,323

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $1 and $(1) in 2019 and 2018, respectively	4	(1)
Comprehensive income	$816	$1,322

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2019 and 2018

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at June 30, 2017	$86	$35,084	$34,180	$(850)	$(1,355)	$1	$67,146

Net income	-	-	1,323	-	-	-	1,323
Allocation of ESOP shares	-	1	-	187	-	-	188
Other Comprehensive Loss	-	-	-	-	-	(1)	(1)
Cash dividends of $0.40 per common share	-	-	(1,453)	-	-	-	(1,453)

Balance at June 30, 2018	$86	$35,085	$34,050	$(663)	$(1,355)	$-	$67,203

Net income	-	-	812	-	-	-	812
Allocation of ESOP shares	-	(29)	-	187	-	-	158
Acquisition of shares for treasury	-	-	-	-	(904)	-	(904)
Change in accounting method	-	-	441	-	-	-	441
Other Comprehensive Income	-	-	-	-	-	4	4
Cash dividends of $0.40 per common share	-	-	(1,436)	-	-	-	(1,436)

Balance at June 30, 2019	$86	$35,056	$33,867	$(476)	$(2,259)	$4	$66,278

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2019 and 2018

(Dollar amounts in thousands)

	2019	2018

Cash flows from operating activities:
Net income	$812	$1,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	282	309
Accretion of purchased loan discount	(90)	(86)
Amortization of purchased loan premium	11	15
Amortization of discounts and premiums on investment securities, net	6	12
Amortization of deferred loan origination costs (fees)	82	80
Net gain on sale of loans	(29)	(28)
Valuation adjustment of REO	66	37
Net gain on real estate owned	(10)	(52)
Deferred gain on sale of real estate owned	--	(20)
ESOP compensation expense	158	188
Net gain on sale of property & equipment	(9)	--
Earnings on bank-owned life insurance	(74)	(449)
Provision for loan losses	11	185
Origination of loans held for sale	(821)	(929)
Proceeds from loans held for sale	850	957
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(52)	(27)
Prepaid expenses and other assets	25	(144)
Accrued interest payable	6	1
Accounts payable and other liabilities	(239)	123
Federal income tax (benefit)
Current	(124)	(70)
Deferred	141	(276)
Net cash provided by operating activities	1,002	1,149

Cash flows from investing activities:
Purchase of investment securities available for sale	(994)	--
Purchase of time deposits in other financial institutions	(4,486)	(2,727)
Maturities of time deposits in other financial institutions	3,216	1,236
Investment securities maturities, prepayments and calls:
Held to maturity	220	473
Available for sale	4	22
Proceeds from sale of property & equipment	338	--
Proceeds from bank-owned life insurance	--	1,163
Loans originated for investment, net of principal collected	(10,806)	(13,001)
Proceeds from sale of real estate owned	175	409
Additions to real estate owned	(98)	(5)
Additions to premises and equipment, net	(148)	(151)
Net cash used in investing activities	(12,579)	(12,581)

Cash flows from financing activities:
Net change in deposits	183	12,808
Payments by borrowers for taxes and insurance, net	1	(56)
Proceeds from Federal Home Loan Bank advances	43,150	24,600
Repayments on Federal Home Loan Bank advances	(29,499)	(27,328)
Treasury stock purchases	(904)	--
Dividends paid on common stock	(1,436)	(1,453)
Net cash provided by financing activities	11,495	8,571

Net decrease in cash and cash equivalents	(82)	(2,861)

Beginning cash and cash equivalents	9,943	12,804

Ending cash and cash equivalents	$9,861	$9,943

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2019 and 2018

(Dollar amounts in thousands)

	2019	2018

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$100	$300

Interest on deposits and borrowings	$3,246	$2,160

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$347	$910

Loans disbursed upon sales of real estate acquired through foreclosure	$214	$169

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and 2018

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

2. Use of Estimates: The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP.”) To prepare financial statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Such estimates include, but are not limited to, the allowance for loan losses, goodwill, and deferred taxes.

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

June 30, 2019 and 2018

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

5. Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2019 and 2018 the Company had no loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $13,000 and $12,000 during the years ended June 30, 2019 and 2018, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $76,000 and $82,000 at June 30, 2019 and 2018, respectively.

The Company was servicing mortgage loans of approximately $9.4 million and $10.3 million that had been sold to the Federal Home Loan Bank at June 30, 2019 and 2018, respectively. During the fiscal year ended June 30, 2019, we sold $821,000 in loans under the FHLB program and the average balance of loans serviced was $9.9 million.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $15,000 and $17,000 for the fiscal years ended June 30, 2019 and 2018, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

June 30, 2019 and 2018

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

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for loan losses: (continued)

Consumer lending

Our consumer loans include home equity lines of credit, loans secured by savings deposits, automobile loans, and unsecured loans. Home equity loans are generally second mortgage loans subordinate only to first mortgages also held by the bank and do not exceed 80% of the estimated value of the property. We do offer home equity loans up to 90% of the estimated value to qualified borrowers and these loans carry a premium interest rate. Loans secured by savings are originated up to 90% of the depositor’s savings account balance and bear interest at a rate higher than the rate paid on the deposit account. Because the deposit account must be pledged as collateral to secure the loan, the inherent risk of this type of loan is minimal. Loans secured by automobiles are made directly to consumers (there are no relationships with dealers) and are based on the value of the vehicle and the borrower’s creditworthiness. Vehicle loans present a higher level of risk because of the natural decline in the value of the property as well as its mobility. Unsecured loans are based entirely on the borrower’s creditworthiness and present the highest level of risk to the bank.

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

With respect to the Banks’ investment in troubled debt restructurings, multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are nonhomogenous and, as such, may be deemed to be collateral-dependent when they become more than 90 days delinquent. We obtain updated independent appraisals in these situations or when we suspect that the previous appraisal may no longer be reflective of the property’s current fair value. This process varies from loan to loan, borrower to borrower, and also varies based on the nature of the collateral.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth until January 1, 2021, according to recently-enacted legislation. On March 26, 2019, Kentucky enacted H.B. 354 repealing the bank franchise tax. On April 9, 2019, Kentucky enacted related legislation, H.B. 458, which made technical corrections to H.B. 354. Beginning on or after January 1, 2021, the banks will be subject to the corporation income tax and limited liability entity tax (“LLET”) instead of the savings and loan tax. Because the banks operate on a fiscal year, they must file a short-year corporation income tax and LLET return and pay any tax due for the period beginning January 1, 2021 through the end of the banks’ normal fiscal year. For tax years beginning after January 1, 2019, the Company’s will be considered a “combined group” and will allow the group to file a consolidated tax return.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10. Income Taxes: (continued)

As a result of this legislation, the Company recognized an income tax benefit of $63,000 to establish its deferred taxes for Kentucky and to record the net operating losses previously generated by the Company’s mid-tier holding companies, which are expected to be utilized on a combined tax return. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2016.

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $164.6 million and $367.1 million for the plan years ended June 30, 2018 and 2017, respectively. Our contributions for fiscal 2019 and 2018 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $1.2 million and $957,000 for the fiscal years ended June 30, 2019 and 2018, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2018, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 87.39%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $2,000 and $1,000 for the fiscal years ended June 30, 2019 and 2018, respectively, while the liabilities totaled $49,000 and $47,000 at June 30, 2019 and 2018, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $765,000 and $991,000 at June 30, 2019 and 2018, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The Company recorded expense for the ESOP of approximately $144,000 and $178,000 for the years ended June 30, 2019 and 2018, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 156,787 and 156,700 at June 30, 2019 and 2018, respectively. The amounts contributed to the ESOP were $280,000 for each of the years 2019 and 2018.

	For the fiscal year ended
	June 30,
	2019	2018

Allocated shares	123,241	104,649
Shares committed to be released	9,338	9,338
Unearned shares	47,607	66,286
Total ESOP shares	180,186	180,273

Fair value of unearned shares at End of period (dollars in thousands)	$374	$560

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

	2019	2018
Net income allocated to common shareholders, basic and diluted	$812,000	$1,323,000

EARNINGS PER SHARE
Basic and diluted	$0.10	$0.16

Weighted average common shares outstanding, basic and diluted	8,335,612	8,366,521

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2019 and 2018.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2019 and 2018. The securities represented are only those classified as available-for sale.

	Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2019
U.S. Treasury notes	$497	$--	$497	$--
Agency bonds	$505	$--	$505	$--
Agency mortgage-backed: residential	$43	$--	$43	$--

2018
Agency mortgage-backed: residential	$48	$--	$48	$--

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent independent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value and totaled $13,000 and $84,000 for the years ended June 30, 2019 and 2018, respectively.

Independent appraisals for collateral-dependent loans are updated periodically (usually every 12-24 months depending on the size of the loan and the loan-to-value ratio).

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $66,000 and $37,000 for the fiscal years 2019 and 2018, respectively, and resulted in a Level 3 classification of the inputs for determining fair value.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2019 and 2018.

	Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2019
Loans
One- to four-family	$593	$-	$-	$593
Other real estate owned, net
One- to four-family	$117	$-	$-	$117

2018
Loans
One- to four-family	$513	$-	$-	$513
Other real estate owned, net
One- to four-family	$5	$-	$-	$5

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $117,000 and $5,000 at June 30, 2019 and 2018, respectively, after write-down of $66,000 and $38,000 for the years ended June 30, 2019 and 2018, respectively.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2019 and 2018:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2019	(in thousands)	Technique(s)	Input(s)	Average)
Loans:
1-4 family	$593	Sales comparison approach	Adjustments for differences between comparable sales	25.3% to -50.6% (-0.6%)

Foreclosed and repossessed assets:
1-4 family	$117	Sales comparison approach	Adjustments for differences between comparable sales	8.6% to 31.0% (29.0%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2018	(in thousands)	Technique(s)	Input(s)	Average)
Foreclosed and repossessed assets:
1-4 family	$513	Sales comparison approach	Adjustments for differences between comparable sales	-38.5% to 20.7% (-27.8%)
Land	$5	Sales comparison approach	Adjustments for differences between comparable sales	0.0% to 0.0% (0.0%)

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

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

The Company’s financial instruments at June 30, 2019 and 2018 are as follows:

		Fair Value Measurements at
(in thousands)		June 30, 2019 Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$9,861	$9,861			$9,861
Time deposits in other financial institutions	6,962	6,963			6,963
Available-for-sale securities	1,045		$1,045		1,045
Held-to-maturity securities	775		775		775
Loans receivable - net	280,969			$285,700	285,700
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	758		758		758

Financial liabilities
Deposits	$195,836	$69,944	$123,920		$193,864
Federal Home Loan Bank advances	66,703		66,719		66,719
Advances by borrowers for taxes and insurance	763		763		763
Accrued interest payable	28		28		28

		Fair Value Measurements at
(in thousands)		June 30, 2018 Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$9,943	$9,943			$9,943
Time deposits in other financial institutions	5,692	5,692			5,692
Available-for-sale securities	48		$48		48
Held-to-maturity securities	1,002		998		998
Loans receivable - net	270,310			$271,295	271,295
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	706		706		706

Financial liabilities
Deposits	$195,653	$75,163	$120,215		$195,378
Federal Home Loan Bank advances	53,052		53,043		53,043
Advances by borrowers for taxes and insurance	762		762		762
Accrued interest payable	22		22		22

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

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

18. Related Party Transactions: The Banks have made loans and other extensions of credit to related parties, which, in the opinion of management, were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features. Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2019 and 2018 are summarized as follows:

(in thousands)	2019	2018
Outstanding principal, beginning of year	$845	$983
Changes in composition of related parties	--	--
Principal disbursed during the year	538	53
Principal repaid and refinanced during the year	(137)	(191
Outstanding principal, end of year	$1,246	$845

Deposits from related parties held by the Company at June 30, 2019 and 2018 totaled $2.2 million and $1.9 million, respectively.

19. Comprehensive Income and Accumulated Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, for the period which are also recognized as separate components of equity. Accumulated comprehensive income consists solely of unrealized gain or loss on available-for-sale securities at the end of the period.

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

June 30, 2019 and 2018

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

25. New Accounting Standards:

FASB ASC 606 – In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606,) and subsequently issued several amendments to the standard. The primary principle of the guidance is that entities should recognize revenue in a manner consistent with the transfer of promised goods or services to customers in an amount that represents the consideration that the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 also requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Most of the revenues earned by the Company are excluded from the scope of the new standard. Revenue streams within the scope of this guidance include service charges and fees on deposits, interchange fees earned on payments processing, and certain components of other service charges, commissions and fees. The Company has analyzed each stream under Topic 606 and determined that there were no material changes to existing recognition practices except with regard to recognition of gain on the sale of other real estate owned (“REO.”) The Company adopted ASU No. 2014-09 effective July 1, 2018 on a modified retrospective basis through a cumulative-effect adjustment of $441,000 directly to retained earnings as an offset to the carrying value of deferred revenue.

The Company’s revenue-generating activities accounted for under Topic 606 includes primarily service charges and fees on deposits and other service charges and fees and comprise the majority of other non-interest income on the statement of income.

Service charges and fees on deposits are primarily overdraft fees, dormant account fees, and service charges on checking and savings accounts. Overdraft fees are recognized at the time an account is overdrawn. Dormant account fees are recognized when an account is inactive for at least 365 days. Service charges on checking and savings accounts are primarily account maintenance services performed and recognized in the same calendar month. Other deposit-based service charges and fees include transaction-based services completed at the request of the customer and recognized at the time the transaction is completed. These transaction-based services include ATM usage and stop payment services. All service charges and fees on deposits are withdrawn from the customer’s account at the time the service is provided.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

Other service charges and fees include interchange fees. Interchange fees are earned primarily from debit card holder transactions conducted through the Mastercard payment network and other networks, and such fees from cardholder transactions represent a percentage of the underlying transaction value and are received and recognized daily, concurrent with the transaction processing services provided to the cardholder.

FASB ASC 825 – In January 2016, the FASB issued an update ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities and, in February 2018, issued an amendment for technical corrections and improvements related to this guidance. The amendments in this ASU require all equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized through net income. Additionally, this ASU eliminates the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. Public business entities must use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. For public business entities, the amendments in this ASU become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Company adopted ASU No. 2016-01 effective July 1, 2018, with no material impact on its consolidated financial position, results of operations, or cash flows upon adoption. However, fair value estimates for all financial instruments now require exit price. Fair value disclosures, which can be found in Note A, item 13, have been modified to consider the exit price notion.

FASB ASC 230 – In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in ASU 2016-15 provide guidance on the following eight specific cash flow issues:

1.	Debt Prepayment or Debt Extinguishment Costs;

2.	Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing;

3.	Contingent Consideration Payments Made after a Business Combination;

4.	Proceeds from the Settlement of Insurance Claims;

5.	Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies;

6.	Distributions Received from Equity Method Investees;

7.	Beneficial Interests in Securitization Transactions; and

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

8. Separately Identifiable Cash Flows and Application of the Predominance Principle.

The Company adopted ASU No. 2016-15 effective July 1, 2018, with no material impact on its consolidated financial position, results of operations, or cash flows upon adoption.

FASB ASC 326 – In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The final standard will change estimates for credit losses related to financial assets measured at amortized cost such as loans, held-to-maturity debt securities, and certain other contracts. For estimating credit losses, the FASB is replacing the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. Financial institutions and other organizations will now use forward-looking information to enhance their credit loss estimates. The amendment required enhanced disclosures to aid investors and other users of financial statements to better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. The largest impact to the Company will be on its allowance for loan and lease losses, although the ASU also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019, or in the Company’s case the fiscal year beginning July 1, 2020.  As of the date of these financial statements, this standard remains effective for the Company; however, there is a proposal to delay implementation for certain entities, including smaller reporting companies, until years beginning after December 15, 2022. ASU 2016-13 will be applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach), except for debt securities for which an other-than-temporary impairment had been recognized before the effective date. A prospective transition approach is required for these debt securities. We have formed a functional committee that is assessing our data and system needs and are evaluating the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. However, the Company does expect ASU 2016-13 to add complexity and costs to its current credit loss evaluation process.

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

June 30, 2019 and 2018

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

25. New Accounting Standards: (continued)

FASB ASC 842 – In March 2017, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance changes lease accounting by introducing the core principle that a lessee should recognize the assets and liabilities that arise from operating leases under the premise that all leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements. The Company adopted this ASU effective July 1, 2019, with no recordation of right-to-use lease assets or operating lease liabilities, because the level of operating leases was determined to be immaterial.

FASB ASC 350 – In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment. This guidance modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. For public business entities, the amendments in this update are effective for fiscal years, and the interim periods within those fiscal years, beginning after December 15, 2019, or July 1, 2020, with respect to the Company.

FASB ASC 820 – In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This guidance reduces the level of detail surrounding the processes used by the Company in determining the fair value of some of its assets. For public business entities, the amendments in this update are effective for fiscal years, and the interim periods within those fiscal years, beginning after December 15, 2019, or July 1, 2020, with respect to the Company.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE B – SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2019 and 2018 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2019
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
U.S. Treasury securities	$496	$1	$-	$497
Agency bonds	501	4	-	505
Agency mortgage-backed: residential	43	-	-	43
	$1,040	$5	$-	$1,045

Held-to-maturity Securities
Agency mortgage-backed: residential	$775	$14	$14	$775

	2018
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities	$48	$-	$-	$48
Agency mortgage-backed:residential

Held-to-maturity Securities	$1,002	$19	$23	$998
Agency mortgage-backed: residential

At June 30, 2019, the Company’s debt securities consisted of a single U.S. Treasury note, a single agency bond and mortgage-backed securities, which do not have a single maturity date.

The amortized cost and estimated fair value of securities as of June 30, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are not shown.

(in thousands)	Amortized Cost	Fair Value
Available for sale:
Within one year	$496	$497
One to five years	501	505
	$997	$1,002

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE B – SECURITIES (continued)

There were no sales of securities during the fiscal year ended June 30, 2019 or 2018. At June 30, 2019 the Company had $545,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $14,000, while at June 30, 2018, the Company had $643,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $23,000. Unrealized losses on agency mortgage-backed securities have not been recognized into income because they are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the investments reach maturity.

At June 30, 2019 and 2018, pledged securities and time deposits totaled $2.0 million and $2.1 million, respectively. At June 30, 2019 and 2018, the pledged total included time deposits and/or overnight deposits of $1.5 million and $1.5 million, respectively.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2019	2018

Residential real estate
One- to four-family	$216,066	$206,908
Multi-family	15,928	15,113
Construction	3,757	2,919
Land	852	677
Farm	3,157	2,295
Nonresidential real estate	30,419	32,413
Commercial and industrial	2,075	1,917
Consumer and other
Loans on deposits	1,415	1,470
Home equity	8,214	7,603
Automobile	91	63
Unsecured	451	508
	282,425	271,886

Allowance for loan losses	(1,456)	(1,576)
	$280,969	$270,310

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2019 and 2018. There were $949,000 and $1.1 million in loans acquired with deteriorated credit quality at June 30, 2019 and 2018, respectively.

June 30, 2019:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$3,837	$949	$4,786	$--	$--	$--
Multi-family	685	--	685	--	--	--
Farm	309	--	309	--	--	--
Nonresidential real estate	683	--	683	--	--	--
	5,514	949	6,463	--	--	--

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$210,595	$685	$--	$685
Multi-family			15,928	200	--	200
Construction			3,757	6	--	6
Land			852	1	--	1
Farm			2,848	6	--	6
Nonresidential real estate			29,736	336	--	336
Commercial and industrial			2,075	5	--	5
Consumer and other
Loans on deposits			1,415	3	--	3
Home equity			8,214	14	--	14
Automobile			91	--	--	--
Unsecured			451	--	--	--
Unallocated			--	--	200	200
			275,962	1,256	200	1,456
			$282,425	$1,256	$200	$1,456

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

June 30, 2018:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,977	$1,138	$4,115	$--	$--	$--
Farm	310	--	310	--	--	--
Nonresidential real estate	122	--	122	--	--	--
	3,409	1,138	4,547	--	--	--
Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family
Multi-family			$202,793	$795	$--	$795
Construction			15,113	225	--	225
Land			2,919	8	--	8
Farm			677	1	--	1
Nonresidential real estate			1,985	6	--	6
Commercial and industrial			32,291	321	--	321
Consumer and other			1,917	3	--	3
Loans on deposits
Home equity			1,470	3	--	3
Automobile			7,603	13	--	13
Unsecured			63	--	--	--
Unallocated			508	1	--	1
			--	--	200	200
			267,339	1,376	200	1,576
			$271,886	$1,376	$200	$1,576

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2019 and 2018:

June 30, 2019:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,786	$--	$4,449	$226	$226
Multi-family	685	--	343	26	26
Farm	309	--	310	--	--
Nonresidential real estate	683	--	403	7	7
Total	$6,463	$--	$5,505	$259	$259

June 30, 2018:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,115	$--	$4,507	$97	$71
Farm	310	--	310	--	--
Nonresidential real estate	122	--	122	--	--
Total	$4,547	$--	$4,939	$97	$71

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2019 and 2018. The tables include loans acquired with deteriorated credit quality. At June 30, 2019, the table below includes approximately $369,000 of loans on nonaccrual and no loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2018, approximately $764,000 of loans on nonaccrual and $374,000 of loans past due over 90 days and still accruing represent such loans.

	June 30, 2019		June 30, 2018
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

Residential real estate:
One- to four-family	$4,545	$1,747	$4,210	$2,419
Multi-family	685	--	--	--
Farm	309	--	310	--
Nonresidential real estate	683	49	708	--
Commercial and industrial	1	--	7	--
Consumer	9	--	11	--
	$6,232	$1,796	$5,246	$2,419

Troubled Debt Restructurings:

During the year ended June 30, 2019, the terms of two one- to four family residential real estate loans totaling $323,000 were modified as troubled debt restructurings (“TDRs.”) One loan totaling $248,000 was refinanced with $30,000 cash out because of cost overruns associated with construction of two four-plexes. This loan was part of an overall credit facility maintained for the construction project. The credit facility is secured by the project real estate as well as additional real estate. The loan was classified as a TDR because of payment delays experienced by the borrower. Subsequent to June 30, 2019, an updated appraisal showing adequate loan-to-value in support of the project was obtained. One loan totaling $75,000 was modified with $15,000 cash out and an extension of the loan term to enable the borrower to consolidate debts and establish acceptable debt service obligations after a period of unemployment. Although the interest rate on this loan was the same rate offered to other customers at the time, the credit was determined to be a TDR because the borrower’s credit worthiness had deteriorated. Because the restructured loan bears interest at the same rate offered to other such borrowers and the repayment period was extended slightly, the borrower is expected to be able to service the debt as restructured.

During the year ended June 30, 2018, the terms of four one- to four-family residential real estate loans totaling $440,000 were modified as TDRs. Two loans totaling $325,000 were refinanced because we determined the borrowers could likely not have obtained financing from another lender given their circumstances at the time of refinancing. Two loans totaling $93,000 were modified under Chapter 7 bankruptcy proceedings in which neither borrower re-affirmed his personal liability to repay the loan. One loan totaling $23,000 was modified to reduce the interest rate and to extend the loan term. Although the interest rate on this loan was the same rate offered to other customers at the time, the credit was determined to be a TDR, because the borrower’s credit worthiness had deteriorated. Because the restructured loan bears interest at the same rate offered to other borrowers and the repayment period was extended slightly, the borrower was expected to be able to service the debt as restructured.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2019 or 2018. The Company had no commitments to lend additional amounts as of June 30, 2019 and 2018, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no loans which defaulted during fiscal 2019 and had four TDR loans totaling $136,000 default during fiscal 2018.

The following tables present the aging of the principal balance outstanding in accruing past due loans as of June 30, 2019 and 2018, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2019, the table below includes no loans 30-89 days past due and approximately $13,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2018, the table below includes $277,000 of loans 30-89 days past due and approximately $374,000 of loans past due over 90 days of such loans.

June 30, 2019:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$4,021	$3,479	$7,500	$208,566	$216,066
Multi-family	--	248	248	15,680	15,928
Construction	753	--	753	3,004	3,757
Land	--	--	--	852	852
Farm	2	--	2	3,155	3,157
Nonresidential real estate	362	49	411	30,008	30,419
Commercial and industrial	--	--	--	2,075	2,075
Consumer and other:
Loans on deposits	--	--	--	1,415	1,415
Home equity	38	--	38	8,176	8,214
Automobile	8	--	8	83	91
Unsecured	--	--	--	451	451
Total	$5,184	$3,776	$8,960	$273,465	$282,425

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

June 30, 2018:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$3,182	$4,051	$7,233	$199,675	$206,908
Multi-family	792	--	792	14,321	15,113
Construction	--	--	--	2,919	2,919
Land	--	--	--	677	677
Farm	--	--	--	2,295	2,295
Nonresidential real estate	--	269	269	32,144	32,413
Commercial and industrial	--	--	--	1,917	1,917
Consumer and other:
Loans on deposits	--	--	--	1,470	1,470
Home equity	9	5	14	7,589	7,603
Automobile	--	--	--	63	63
Unsecured	3	--	3	505	508
Total	$3,986	$4,325	$8,311	$263,575	$271,886

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2019, and 2018, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2019:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$--	$894	$8,683	$--	$206,489
Multi-family	15,243	--	685	--	--
Construction	3,757	--	--	--	--
Land	852	--	--	--	--
Farm	2,848	--	309	--	--
Nonresidential real estate	28,990	746	683	--	--
Commercial and industrial	1,584	--	491	--	--
Consumer and other:
Loans on deposits	1,415	--	--	--	--
Home equity	8,053	137	24	--	--
Automobile	91	--	--	--	--
Unsecured	446	--	5	--	--
Total	$63,279	$1,777	$10,880	$--	$206,489

June 30, 2018:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$--	$1,093	$10,215	$--	$195,600
Multi-family	14,445	--	668	--	--
Construction	2,919	--	--	--	--
Land	677	--	--	--	--
Farm	1,985	--	310	--	--
Nonresidential real estate	31,700	--	713	--	--
Commercial and industrial	1,910	--	7	--	--
Consumer and other:
Loans on deposits	1,470	--	--	--	--
Home equity	7,603	--	--	--	--
Automobile	63	--	--	--	--
Unsecured	506	--	2	--	--
Total	$63,278	$1,093	$11,915	$--	$195,600

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2019 and 2018:

June 30, 2019:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$795	$41	$(190)	$39	$685
Multi-family	225	(25)	--	--	200
Construction	8	(2)	--	--	6
Land	1	--	--	--	1
Farm	6	--	--	--	6
Nonresidential real estate	321	15	--	--	336
Commercial and industrial	3	2	--	--	5
Consumer and other:
Loans on deposits	3	--	--	--	3
Home equity	13	1	--	--	14
Unsecured	1	(21)	--	20	--
Unallocated	200	--	--	--	200
Totals	$1,576	$11	$(190)	$59	$1,456

June 30, 2018:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$773	$164	$(240)	$98	$795
Multi-family	243	(18)	--	--	225
Construction	6	2	--	--	8
Land	4	(3)	--	--	1
Farm	9	(3)	--	--	6
Nonresidential real estate	270	51	--	--	321
Commercial and industrial	6	(3)	--	--	3
Consumer and other:
Loans on deposits	4	(1)	--	--	3
Home equity	17	(4)	--	--	13
Unsecured	1	--	--	--	1
Unallocated	200	--	--	--	200
Totals	$1,533	$185	$(240)	$98	$1,576

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $351,000 and $383,000, at June 30, 2019 and 2018, respectively, was as follows:

(in thousands)	2019	2018

Residential real estate:
One- to four-family	$949	$1,138

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2019	2018

Balance at beginning of year	$634	$720
Accretion of income	(90)	(86)
Balance at end of year	$544	$634

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2019 or 2018, nor were any allowance for loan losses reversed during those years. .

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2019	2018

Balance at beginning of year	$710	$358
Loans transferred to real estate owned	347	910
Capitalized expenditures	98	5
Valuation adjustments	(66)	(37)
Disposals	(379)	(526)
Balance at end of year	$710	$710

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2019	2018

Land	$1,516	$1,693
Buildings and improvements	6,492	8,100
Furniture and equipment	2,134	2,070
Automobiles	36	71
	10,178	11,934
Less: accumulated depreciation	5,150	6,282
Balance at end of year	$5,028	$5,652

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2019	2018

Non-interest bearing checking accounts	$5,534	$5,550
Checking accounts	13,126	14,477
Savings accounts	43,228	43,816
Money market demand deposits	8,056	11,320
Total demand, transaction and passbook deposits	69,944	75,163
Certificates of deposit	125,892	120,490
Total deposits	$195,836	$195,653

At June 30, 2019 and 2018, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $9.8 million and $7.9 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2019

2020	$93,187
2021	22,693
2022	3,512
2023	5,388
2024 and thereafter	1,112
$125,892

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2019 and 2018 by pledges of certain residential mortgage loans totaling $86.8 million and $64.7 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ending June 30
(in thousands)
2020	$66,189
2021	142
2022	107
2023	79
2024	59
2025	43
2026	31
2027-2032	53
$66,703

At June 30, 2019 interest rates for advances were fixed ranging from 2.11% to 2.41%, with a weighted-average interest rate of 2.39%.

At June 30, 2018 interest rates for advances were fixed ranging from 1.57% to 2.30%, with a weighted-average interest rate of 2.03%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company had additional borrowing capacity of $63.1 million as of June 30, 2019. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2019, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $5.9 million.

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2019 and 2018, as follows:

(in thousands)	2019	2018

Federal income taxes at the statutory rate	$200	$354
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(15)	(124)
Deferred tax liability adjustment, net, resulting from Tax Cuts and Jobs Act	--	(268)
Deferred tax liability adjustment, net, resulting from Kentucky tax legislation	(63)	--
Other	19	1
	$141	$(37)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE H - FEDERAL INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2019	2018

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$363	$331
Accrued expenses	113	95
Fair value accounting adjustments on acquisition	223	214
Nonaccrued interest on loans	102	92
State net operating loss carryforward	170	--
Other real estate owned adjustments	16	129
Depreciation	38	43
Total deferred tax assets	1,025	904

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(981)	(826)
Deferred loan origination costs	(48)	(36)
Loan servicing rights	(18)	(17)
Accrual to cash adjustment	(127)	--
Fair value accounting adjustments on acquisition	(552)	(468)
Total deferred tax liabilities	(1,726)	(1,347)
Net deferred tax liability	$(701)	$(443)

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changes existing U.S. tax laws. As a result of the enactment of this legislation, the Company was eligible to change its overall method of accounting for income taxes from the accrual method to the cash method. This change resulted in an income tax deduction of $509,000 for the year ended June 30, 2019, and a deferred tax liability of $127,000 as of June 30, 2019.

As discussed in Note A, the Company recognized a tax benefit of $63,000 as a result of the recently enacted tax legislation by the Commonwealth of Kentucky. As a result of HB 458 on combined reporting, the Company recorded a deferred tax asset for the state net operating loss carryforward. The losses are expected to be utilized when the Company begins filing a combined Kentucky income tax return with the Banks. The loss carryforward is $4,304 and expires beginning 2032.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2019, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2019.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

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

At June 30, 2019 and 2018, the Banks had the following outstanding loan commitments:

	2019		2018
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$--	$9,520	$--	$9,512
Commitments to fund real estate construction loans	2,715	3,386	1,104	2,294
Other unused commitment:
Commercial and industrial loans	2,156	--	--	1,331
Other	1,145	1,240	801	1,448
Letters of credit	--	--	--	--

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2019 totaled $6.0 million and had interest rates ranging from 3.75% to 7.00% and maturities ranging from 7 years to 20 years. The fixed rate loan commitments at June 30, 2018 totaled $1.9 million and had interest rates ranging from 4.0% to 7.25% with maturities ranging from 7 years to 20 years.

NOTE J – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

Qualified Thrift Lender – Federal regulations require the Banks comply with the Qualified Thrift Lender (“QTL”) test, which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends or the institutions must convert to a commercial bank charter. Management believes that the QTL test has been met.

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2019, the Banks could, without prior approval, declare no dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE J - REGULATORY CAPITAL (continued)

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

Additionally, the CCB, which is applicable to the above minimum risk-based capital requirements, was introduced. The CCB was phased in over a three-year period and is 2.5%. The Company and the Banks, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE J - REGULATORY CAPITAL (continued)

To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables, which do not include the CCB:

	As of June 30, 2019
	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement To be “Well- Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$51,767	26.8%	$8,685	4.5%	N/A	N/A
First Federal of Hazard	18,275	38.5	2,139	4.5	$3,090	6.5%
First Federal of Kentucky	29,659	20.4	6,543	4.5	9,451	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	51,767	26.8	11,581	6.0	N/A	N/A
First Federal of Hazard	18,275	38.5	2,852	6.0	3,803	8.0
First Federal of Kentucky	29,659	20.4	8,724	6.0	11,632	8.0

Total capital ratio
Kentucky First Federal	53,223	27.5	15,441	8.0	N/A	N/A
First Federal of Hazard	18,816	39.6	3,803	8.0	4,753	10.0
First Federal of Kentucky	30,574	21.0	11,632	8.0	14,540	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	51,767	16.7	12,424	4.0	N/A	N/A
First Federal of Hazard	18,275	22.3	3,285	4.0	4,106	5.0
First Federal of Kentucky	29,659	12.9	9,175	4.0	11,469	5.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2018
	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement To be “Well- Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$52,696	29.5%	$8,050	4.5%	N/A	N/A
First Federal of Hazard	18,221	43.6	1,883	4.5	$2,720	6.5%
First Federal of Kentucky	30,502	21.3	6,443	4.5	9,306	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	52,696	29.5	10,733	6.0	N/A	N/A
First Federal of Hazard	18,221	43.6	2,511	6.0	3,348	8.0
First Federal of Kentucky	30,502	21.3	8,590	6.0	11,454	8.0

Total capital ratio
Kentucky First Federal	54,272	30.3	14,311	8.0	N/A	N/A
First Federal of Hazard	18,745	44.8	3,348	8.0	4,184	10.0
First Federal of Kentucky	31,462	22.0	11,454	8.0	14,317	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	52,696	17.5	12,035	4.0	N/A	N/A
First Federal of Hazard	18,221	24.3	2,996	4.0	3,745	5.0
First Federal of Kentucky	30,502	13.5	9,046	4.0	11,308	5.0

As of June 30, 2019 and 2018, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2019 and 2018, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the fiscal years ended June 30, 2019 and 2018.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2019 and 2018

(In thousands)

	2019	2018
ASSETS
Interest-bearing deposits in First Federal of Hazard	$1,168	$794
Interest-bearing deposits in First Federal of Kentucky	1,057	808
Other interest-bearing deposits	30	23
Investment in First Federal of Hazard	18,366	18,342
Investment in Frankfort First	44,740	46,526
Prepaid expenses and other assets	939	742

Total assets	$66,300	$67,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$22	$32
Total liabilities	22	32

Shareholders’ equity	66,278	67,203

Total liabilities and shareholders’ equity	$66,300	$67,235

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended June 30, 2019 and 2018

(Dollar amounts in thousands)

	2019	2018
Income
Interest income	$54	$68
Dividends from First Federal of Hazard	740	133
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	(224)	172
Dividends from Frankfort First	2,499	1,070
Equity in undistributed (excess distributed) earnings of Frankfort First	(1,981)	185
Total income	1,815	1,628

Non-interest expenses	382	402

Earnings before income taxes	941	1,226

Federal income tax benefit	(106)	(97)

Net income	812	1,323
Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $1 and $(1) in 2019 and 2018, respectively	4	(1)
Comprehensive income	$816	$1,322

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2019 and 2018

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2019 and 2018

(Dollar amounts in thousands)

	2019	2018
Cash flows from operating activities:
Net earnings for the year	$812	$1,323
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	2,205	(357)
Noncash compensation expense	158	188
Depreciation	11	--
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(206)	(23)
Other liabilities	(10)	(8)
Net cash provided by operating activities	2,970	1,123

Cash flows from investing activities:
Additions to premises and equipment, net	--	(49)
Net cash used in investing activities	--	(49)

Cash flows from financing activities:
Treasury stock purchases	(904)	--
Dividends paid on common stock	(1,436)	(1,453)
Net cash used in financing activities	(2,340)	(1,453)

Net increase (decrease) in cash and cash equivalents	630	(379)

Cash and cash equivalents at beginning of year	1,625	2,004

Cash and cash equivalents at end of year	$2,255	$1,625

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky
Frankfort-Danville-Lancaster Lesa Asbery, Customer Service Manager	Tracey McCoun, Vice President/BSA Officer/Deposit Compliance Officer
Brenda Baldwin, Vice President/Chief Financial Officer	Baylee Mckenzie, Customer Service
James Baxter, Vice President/Head of Commercial Lending	Katina Mickens, Assistant Vice President/Loan Officer/Assistant
Stan Betsworth, Vice President/Loan Officer	Loan Servicing Coordinator
Lisa Craig, Assistant Vice President/Branch Manager	Samantha Miller, Vice President/Loan Compliance Officer/Credit Analyst
Elizabeth Crittenden, Customer Service	Julie Moore, Assistant Vice President/Loan Officer
Katresha Clay, Customer Service	Kim Moore, Vice President/Deposit Operations Manager
Andrea Cline, Accounting	Carolyn Mulcahy, Accounting Assistant
Tracey Crawley, Customer Service	Jeanie Murphy, Loan Servicing
Becky Crowe, Customer Service	Lavenna Quire, Vice President/Loan Officer
Deryl Curtis, Loan Servicing	David Semones, Security Officer/Loan Processor
Tammy Day, Customer Service	Cynthia Shank, Customer Service
Betty Doolin, Customer Service	Jenny Stump, Loan Processor
Tyler Eades, Loan Support Specialist	Yvonne Thornberry, Vice President/Head of Loan Servicing
Diana Eads, Customer Service Supervisor	Mike Ware, Vice President/Information Technology Manager
Tiffaney Elliott, Chief Operating Officer/Vice President/Human Resources	Jennifer Whalen, Vice President/Loan Processor
Jamey Ensley, Information Technology Operations
Debra Freeman, Customer Service Manager/Training Coordinator
Stan Harmon, Loan Officer Melissa Harrod, Customer Service
Karen Hatfield, Assistant Vice President/Customer Service Manager
Judy Hicks, Loan Processor
Lee Ann Hockensmith, Vice President/Chief Customer Officer	First Federal Savings and Loan Association of Hazard
Barry Holder, Customer Service	Jaime S. Coffey, Chief Executive Officer
Ronald Howard, Vice President/Loan Officer	Kaye Craft, Vice President/Treasurer
Brittany Hulette, Credit Analyst	Carlen Dixon, Vice President/Loan Officer/Information Technology
Clay Hulette, Frankfort Area President	Jamie Haynes, Customer Service
Teresa Hulette, Executive Vice President	Chrissie Napier, Customer Service
Don Jennings, Chief Executive Officer	Margaret P. Pelley, Vice President/Head Teller
Kathy Johnica, Vice President/ Internal Audit Coordinator	Lauren Riley, Vice President/Collections
Bill Johnson, Danville/Lancaster Area President	Eliza Stacey, Customer Service
Eve Ann Jones, Customer Service/Marketing Assistant	Jessica Watts, Assistance Vice President/Secretary
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
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 14, 2019 at 3:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community College Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2019, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 14, 2019, ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602