Form 10-K, Exhibit 13
period 2020-06-30
Kentucky First Federal Bancorp
filed 2020-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2020

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,252,215 shares of common stock outstanding and approximately 582 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2020	High	Low	Dividends Per Share

First quarter	$8.12	$6.78	$0.10
Second quarter	8.15	7.10	0.10
Third quarter	8.14	4.40	0.10
Fourth quarter	7.94	5.50	0.10

Fiscal 2019	High	Low	Dividends Per Share

First quarter	$8.70	$7.40	$0.10
Second quarter	8.25	6.52	0.10
Third quarter	8.45	6.82	0.10
Fourth quarter	8.27	7.20	0.10

i

ii

Dear Shareholder:

We are pleased to present the 2020 Annual Report for Kentucky First Federal Bancorp.  We encourage you to read both the Annual Report and Proxy Statement.  We encourage you to vote and, if possible, to attend our annual meeting on November 17, 2020. Although in prior years we have always enjoyed having our annual meeting on the campus of the Hazard Community and Technical College, the Covid-19 virus pandemic has caused us to change the location of this year’s meeting to the main office of First Federal Savings Bank of Kentucky, 216 West Main Street, Frankfort, KY. If you wish to attend, prior to the meeting we ask that you contact Secretary lee Ann Hockensmith at 1-888-818-3372 or leeann.hockensmith@ffsbky.bank to discuss the safety protocols we will have in place for the meeting.

The enclosed report details an unfortunate impact of the shut-down of our country’s economy as well as some improvement and continued growth. Overshadowing our annual results of operations was a charge for goodwill impairment that resulted in part due to the Covid-19 virus and the resulting sustained lower trading price of our Company’s stock. You may recall that when the Company was formed in 2005, some of the common stock and cash proceeds from the public stock offering were used to purchase Frankfort First Bancorp, Inc. The purchase transaction resulted in our recording an asset of $14.5 million in goodwill. Accounting rules require us to annually compare the carrying value of the Company’s equity with market value. In the past we have looked to the trading price of our stock to estimate market value. Unfortunately, like the stock of many other financial institutions, our stock price fell pursuant to the Covid-19 pandemic and has not recovered like other non-bank stocks have done in the past few months. Accordingly, after consultation with an independent valuation firm, we took a charge to earnings of $13.6 million as a write-down of our goodwill. This charge, although it does not involve cash or impact regulatory capital of either the Company or its banks, was required to be reported on our statement of operations.

Aside from the goodwill impairment charge, our Company has weathered the pandemic storm quite well and made improvements that will continue to bear fruit going forward. Our loan portfolio increased by $4.9 million raising our three-year growth level to $27.6 million or 10.7%. We were able to reduce non-interest expense by freezing our defined-benefit plan-a cost which had severely increased in recent years and implemented new technology that enables us to deliver bank services more efficiently.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver.  For the seventh year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

I would like to take this opportunity to congratulate three long-term employees on their retirements. Kathy Johnica retired last October after work in Danville and Lancaster for 42 years. Kim Moore retired in December after serving for 29 years in Frankfort, while Stan Betsworth retired in June after 17 years.

Our Company mourns the loss of C. Michael Davenport, a devoted member of our Board of Directors, who passed from this life in February of this year.  In addition to faithfully serving the Company, Mr. Davenport served for many years on the Board of First Federal MHC, Frankfort First Bancorp, Inc., and First Federal Savings Bank of Kentucky.  He was a successful businessman who had a huge heart and passion for people and animals alike.  We sincerely appreciate the contributions he made to the success of our Company for so many years.

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

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Total assets	$321,136	$330,771	$318,394	$301,489	$291,871
Cash and cash equivalents	13,702	9,861	9,343	12,804	13,108
Time deposits	2,229	6,962	5,692	4,201	3,711
Securities held to maturity	598	775	1,002	1,487	4,079
Securities available for sale	541	1.045	48	71	134
Loans, net	285,887	280,969	270,310	258,244	238,468
Deposits	212,273	195,836	195,653	182,845	188,572
Federal Home Loan Bank advances	54,715	66,703	53,052	55,780	33,211
Shareholders’ equity	51,911	66,278	67,203	67,146	67,515
Allowance for loan losses	1,488	1,456	1,576	1,533	1,515
Nonperforming loans (90 days delinquent and nonaccrual)	7,395	8,028	7,665	6,810	7,135

Selected Operating Data

	Year Ended June 30,
	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share data)
Total interest income	$12,823	$12,700	$11,886	$11,316	$11,634
Total interest expense	3,499	3,252	2,161	1,457	1,360
Net interest income	9,324	9,448	9,725	9,859	10,274
Provision for losses on loans	103	11	185	242	15
Net interest income after provision for losses on loans	9,221	9,437	9,540	9,617	10,259
Total non-interest income	399	243	691	362	387
Goodwill impairment	13,560	--	--	--	--
Total non-interest expenses	8,343	8,727	8,945	8,531	8,549
(Loss) income before federal income taxes	(12,283)	953	1,286	1,448	2,097
Federal income taxes (benefit)	264	141	(37)	513	596
Net (loss) income	$(12,547)	$812	$1,323	$935	$1,501

Net (loss) earnings per share – basic	$(1.52)	$0.10	$0.16	$0.11	$0.18

Net (loss) earnings per share – diluted	$(1.52)	$0.10	$0.16	$0.11	$0.18
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2020	2019	2018	2017	2016
Performance Ratios:
Return on average assets (net (loss) income divided by average total assets)	(3.80)%	0.25%	0.43%	0.31%	0.51%
Return on average equity (net (loss) income divided by average equity)	(19.01)	1.21	1.97	1.39	2.23
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.82	2.97	3.28	3.52	3.74
Net interest margin (net interest income divided by average interest-earning assets)	3.05	3.19	3.43	3.63	3.84
Ratio of average interest-earning assets to average interest-bearing liabilities	119.57	120.03	120.11	120.34	120.21
Ratio of total general administrative and other expenses to average total assets	6.63	2.72	2.88	2.84	2.89
Efficiency ratio (1)	225.27	90.05	85.88	83.47	80.19
Dividend payout ratio (2)	(11.06)	176.85	109.75	159.04	98.60

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.57	2.84	2.80	2.62	2.91
Nonperforming assets as a percent of total assets at end of period (3)	2.50	2.64	2.64	2.32	2.63
Allowance for loan losses as a percent of total loans at end of period	0.52	0.52	0.58	0.59	0.62
Allowance for loan losses as a percent of nonperforming loans at end of period	20.12	18.14	20.56	22.51	21.23
Provision for loan losses to total loans	0.04	0.00	0.07	0.09	0.01
Net charge-offs to average loans outstanding	0.03	0.05	0.05	0.09	0.03

Capital Ratios:
Average equity to average assets	19.97	20.89	21.66	22.45	22.73
Shareholders’ equity or capital to total assets at end of period	16.16	20.05	21.15	21.77	23.13

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	26.08	26.79	29.46	30.01	31.38
Tier 1 (core) capital to risk-weighted assets	26.08	26.79	29.46	30.01	31.38
Total capital to risk-weighted assets	26.08	27.54	30.34	30.88	32.29
Tier 1 leverage capital to average assets	15.67	16.65	17.51	18.43	18.95
Number of banking offices	7	7	7	7	7

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
(2)	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.
(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties.  When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements.  Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services and the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2020. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

Business Continuity, Processes and Controls

In response to the Covid-19 pandemic the Banks are considered essential businesses and have remained open for business.  We implemented our pandemic preparedness plan and generally maintained regular business hours through drive-through facilities, automated teller machines, remote deposit capture and online and mobile banking applications.  We offer by-appointment options for transactions requiring in-person contact while maintaining social distancing mandates and surface cleaning protocols.  Our staff is practicing recommended personal hygiene protocols and social distancing while working on premises. We do not face current material resource constraints through the implementation of our pandemic preparedness plan and do not anticipate incurring any material cost related to its implementation. We have not identified any material operational or internal control challenges or risks, nor do we anticipate any significant challenges to our ability to maintain our systems and controls, related to operational changes resulting from implementation of the pandemic preparedness plan.

Financial Position and Results of Operations

Bank regulators have issued guidance and are encouraging banks to work with customers affected by COVID-19. Accordingly, we have been actively working with borrowers affected by COVID-19 by offering a payment deferral program providing for either a three-month interest-only period or a full payment deferral for three months. While interest and fees will continue to accrue to income, under normal GAAP accounting if eventual credit losses on these deferred payments emerge, interest and/or fee income accrued may need to be reversed. As a result, interest income in future periods could be negatively impacted. At this time management anticipates that the deferral program will have an immaterial impact to the Company’s financial condition and results of operation, while recognizing that a sustained negative economic impact from COVID-19 could change this assessment, as borrowers’ ability to repay is impacted in future periods.

At June 30, 2020 the Company and the Banks were considered well-capitalized with capital ratios in excess of regulatory requirements. However, an extended economic recession resulting from the COVID-19 pandemic could adversely impact the Company’s and the Banks’ capital position and regulatory capital ratios due to a potential increase in credit losses.

Lending Operations and Credit Risk

As noted in Note C-Loans in the Notes to Financial Statements herein, the Company continues working with its borrowers who are negatively impacted by COVID-19 by offering a payment deferral program. As of June 30, 2020, a total of $17.3 million in loans were accepted into the Company’s loan payment deferral plan of which approximately $14.1 million had reached their three-month deferral date.  Of those loans which had reached the end of their deferral period approximately $13.8 million or 97.7% have returned to regular payment status.

The CARES Act includes a Paycheck Protection Program (“PPP”), which is administered by the Small Business Administration (“SBA”) and is designed to aid small- and medium-sized businesses through federally-guaranteed loans disbursed through banks. These loans are intended to provide eight weeks of payroll and other costs to assist those businesses to either remain open or to re-open quickly and allow their workers to pay their bills. First Federal of Kentucky qualified as an SBA lender to assist the small business community in securing this important funding. As of the date of this filing, First Federal of Kentucky had approved and closed with the SBA 45 PPP loans representing approximately $1.5 million in funding. It is our understanding that loans funded through the PPP are fully guaranteed by the United States government and, if the borrower complies with provisions of the program, will be forgiven by the SBA. Should those circumstances change, the bank could be required to increase its allowance for loan and lease losses related to these loans resulting in an increase in the provision for loan and lease losses.

The Banks are prepared to continue to offer short-term assistance in accordance with regulatory guidelines. Management continues to identify and monitor weaknesses in the loan portfolio resulting from fallout from the pandemic. On a portfolio level, management continues to monitor aggregate exposures to highly sensitive segments such as residential rental properties for changes in asset quality and payment performance. Management also monitors unfunded commitments such as lines of credit and overdraft protection to determine liquidity and funding issues that may arise with our customers. If economic conditions worsen, the Company could need to increase its required allowance for loan losses through additional provisions for loan losses. It is possible that the Company’s asset quality metrics could be materially and adversely impacted in future periods, if the effects of COVID-19 are prolonged.

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

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test at June 30, 2020, we recorded a non-cash $13.6 million goodwill impairment charge, which had no income tax impact. See Note F-Goodwill in the Notes to Financial Statements for additional information regarding the goodwill impairment charge we recorded at June 30, 2020.

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

Since December 2018 when the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank stopped increasing interest rates, on several occasions interest rate decreases were announced until March 2020 when the group made an emergency rate cut pursuant to COVID-19 pandemic. The FOMC announced at the end of its September 2020 meeting that it expects interest rates to remain near zero until the end of 2023. At June 30, 2020, we believe our risk associated with rising interest rates was minimal. Our IRR model indicated that at June 30, 2020, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $11.6 million or 19.5% to $47.8 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 15.8% and our fair value of equity to fair value of risk-weighted assets would be expected to be 26.2%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2020, assets totaled $321.1 million, a decrease of $9.6 million, or 2.9%, compared to June 30, 2019. The decrease in total assets was related primarily to the decrease of $13.6 million in goodwill as well as a decrease of $4.7 million or 68.0% in time deposits in other financial institutions. Those decreases were somewhat offset by an increase of $4.9 million or 1.8% in loans, net and an increase in cash and cash equivalents of $3.8 million or 39.0%. Total liabilities increased $4.7 million, or 1.8%, to $269.2 million at June 30, 2020, primarily as a result of increased deposits, which increased $16.4 million or 8.4% to $212.3 million at June 30, 2020. Somewhat offsetting the increase in deposits was a decrease of $12.0 million or 18.0% in FHLB advances, which totaled $54.7 million at the recent year end.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2020, one- to four- family residential real estate loans totaled $222.5 million, or 77.4% of total loans, compared to $216.1 million, or 75.1% of total loans, at June 30, 2019, caused primarily by higher demand for home financing in the Banks’ markets. Construction real estate loans totaled $4.0 million, or 1.4% of total loans, at June 30, 2020, compared to $3.8 million, or 1.3% of total loans at June 30, 2019. At June 30, 2020, multi-family real estate loans totaled $12.4 million, or 4.3% of total loans, compared to $15.9 million or 5.5% of total loans at June 30, 2019. Nonresidential real estate loans totaled $33.5 million, or 11.7% of total loans at June 30, 2020, compared to $30.4 million, or 10.6% of total loans, at June 30, 2019. Commercial and industrial loans totaled $2.2 million or 0.8% of total loans at June 30, 2020, compared to $2.1 million or 0.7% of total loans at June 30, 2019. Farm loans totaled $2.4 million or 0.8% of total loans at June 30, 2020, compared to $3.2 million or 1.1% of total loans at June 30, 2019. Consumer loans (including automobile and unsecured loans) totaled $9.6 million and $10.2 million at June 30, 2020 and 2019, respectively. At June 30, 2020, consumer loans were comprised of loans secured by deposits of $1.2 million or 0.4% of total loans and other consumer loans of $8.4 million or 2.9% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2020		2019		2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$222,489	77.4%	$216,066	76.5%	$206,908	76.1%	$197,978	76.2%	$181,120	75.5%
Construction	4,045	1.4%	3,757	1.3%	2,919	1.1%	2,102	0.8%	2,809	1.2%
Multi-family	12,373	4.3%	15,928	5.7%	15,113	5.6%	15,678	6.0%	15,559	6.5%
Land	765	0.3%	852	0.3%	677	0.3%	1,304	0.5%	1,186	0.5%
Farm	2,354	0.8%	3,157	1.1%	2,295	0.8%	2,062	0.8%	1,735	0.7%
Nonresidential real estate	33,503	11.7%	30,419	10.8%	32,413	11.9%	29,211	11.3%	27,138	11.3%
Commercial and industrial	2,214	0.8%	2,075	0.7%	1,917	0.7%	2,540	1.0%	1,847	0.8%
Consumer:
Consumer and other	8,387	2.9%	8,756	3.1%	8,174	3.0%	7,295	2.8%	6,776	2.8%
Loans on deposits	1,245	0.4%	1,415	0.5%	1,470	0.5%	1,607	0.6%	1,813	0.7%
Total loans	287,375	100%	282,425	100%	271,886	100%	259,777	100%	239,983	100%

Allowance for loan losses	(1,488)		(1,456)		(1,576)		(1,533)		(1,515)
Loans receivable, net	$285,887		$280,969		$270,310		$258,244		$238,468

The following table sets forth certain information at June 30, 2020 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans

One year or less	$47,339	$743	$9,270	$57,352
More than one year to five years	162,029	1,471	362	163,862
More than five years	66,161	--	--	66,161
Total	$275,529	$2,214	$9,632	$287,375

As of June 30, 2020, there were $63.8 million fixed-rate and $164.4 million adjustable-rate real estate loans maturing in more than a year, while there were $1.5 million fixed-rate and $0 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2020	2019	2018

Net loans at beginning of year	$280,969	$270,310	$258,244
Loans originated:
Real estate loans:
Residential one- to four-family	53,601	51,935	42,959
Construction	14,787	9,059	4,440
Multi-family	2,287	490	1,028
Land	--	--	--
Farm	146	1,224	524
Nonresidential real estate	8,667	2,472	5,582
Commercial and industrial	1,502	1,075	290
Consumer loans	4,419	3,512	4,079
Total loans originated	85,409	69,767	58,902
Deduct:
Real estate loan principal repayments and other	(80,136)	(58,872)	(46,092)
Decrease (increase) in allowance	(32)	120	(43)
Transfer to real estate acquired through foreclosure	(304)	(347)	(910)
Other	(19)	(9)	209
Net loan activity	4,918	10,659	12,066
Net loans at end of period	$285,887	$280,969	$270,310

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

The allowance for loan losses totaled $1.5 million at both June 30, 2020 and 2019, which represented 0.52% and 0.52% of total loans, respectively. The allowance is based on a number of factors including loan loss experience, which has a significant impact.  The allowance included no specific reserves at June 30, 2020 or 2019. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $7.4 million at June 30, 2020 and $8.0 million at June 30, 2019, a decrease of $633,000 or 7.9%. The allowance for loan losses totaled 20.1% and 18.1% of nonperforming loans at June 30, 2020 and 2019, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. It is difficult to derive direct correlation between the level of troubled loans, whether measured by impairment, non-performance, classification, or delinquency, because approximately 7.6% of total loans and 32.3% of classified loans were acquired in the merger with Central Kentucky Federal. The acquired loans are not covered by the allowance for loan losses in accordance with generally accepted accounting principles. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2020. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Allowance at beginning of period	$1,456	$1,576	$1,533	$1,515	$1,568

Provision for loan losses	103	11	185	242	15

Charge-offs:
Real estate loans	(65)	(190)	(240)	(226)	(80)
Consumer loans	(8)	--	--	(5)	--
Total charge-offs	(73)	(190)	(240)	(231)	(80)

Recoveries:
Real estate loans	2	39	98	5	12
Consumer and other loans	--	20	--	2	--
Total recoveries	2	59	98	7	12

Net charge-offs	(71)	(131)	(142)	(224)	(68)
Allowance at end of period	$1,488	$1,456	$1,576	$1,533	$1,515

Allowance to nonperforming loans	20.1%	18.1%	20.6%	22.5%	21.2%
Allowance to total loans outstanding at end of period	0.52%	0.52%	0.58%	0.59%	0.62%
Net charge-offs to average loans outstanding during the period	0.03%	0.05%	0.05%	0.09%	0.03%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2020			2019			2018			2017			2016
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
(Dollars in thousands)

Loans category:
Residential one- to four-family	$671	45.1%	77.4%	$685	47.1%	76.5%	$795	50.4%	75.5%	$773	50.4%	76.2%	$862	56.9%	76.0%
Construction	6	0.4	1.4	6	0.4	1.3	8	0.5	1.8	6	0.4	0.9	5	0.3	1.2
Multi-family	184	12.4	4.3	200	13.7	5.7	225	14.3	5.5	243	15.9	6.0	192	12.7	6.3
Land	1	0.1	0.3	1	0.1	0.3	1	0.1	0.3	4	0.3	0.5	2	0.1	0.5
Farm	4	0.3	0.8	6	0.4	1.1	6	0.4	0.9	9	0.6	0.8	3	0.2	0.7
Nonresidential real estate	405	27.2	11.7	336	23.1	10.8	321	20.3	11.8	270	17.6	11.2	217	14.3	11.1
Commercial and industrial	3	0.2	0.8	5	0.3	0.7	3	0.2	0.7	6	0.4	1.0	18	1.2	0.7
Consumer and other	12	0.8	2.9	14	1.0	3.1	14	0.9	3.0	18	1.2	2.8	12	0.8	2.8
Loans on deposits	2	0.1	0.4	3	0.2	0.5	3	0.2	0.5	4	0.2	0.6	4	0.3	0.7
Unallocated	200	13.4	--	200	13.7	--	200	12.7	--	200	13.0	--	200	13.2	--
Total allowance for loan losses	$1,488	100%	100%	$1,456	100%	100%	$1,576	100%	100%	$1,533	100%	100%	$1,515	100%	100%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2020, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$4,415	$4,936	$3,668	$3,816	$3,447
Commercial loans	4	1	7	--	--
Consumer loans	5	9	2	8	11
Total	4,424	4,946	3,677	3,824	3,458

Accruing loans past due 90 days or more:
Real estate loans	1,135	1,747	2,419	1,770	2,166
Commercial loans	--	49	--	--	--
Consumer loans	--	--	--	11	--
Total of accruing loans past due 90 days or more	1,135	1,796	2,419	1,781	2,166
Restructured loans not performing as agreed	1,836	1,286	1,569	1,205	1,511
Total nonperforming loans	7,395	8,028	7,665	6,810	7,135
Restructured loans performing as agreed	36	163	161	328	323
Real estate acquired through foreclosure	640	710	710	358	527
Total nonperforming assets and performing restructured loans	$8,071	$8,901	$8,536	$7,496	$7,985

Total nonperforming loans to total loans	2.57%	2.84%	2.80%	2.62%	2.91%

Total nonperforming loans to total assets	2.30%	2.43%	2.41%	2.21%	2.45%

Total nonperforming assets to total assets	2.50%	2.64%	2.64%	2.32%	2.63%

Interest income that would have been recorded for the years ended June 30, 2020 and 2019, had nonaccrual loans been current according to their original terms amounted to $48,000, and $151,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2020 and 2019 amounted to $0, and $51,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $1.7 million and $1.8 million at June 30, 2020 and 2019, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2020	2019	2018
	(In thousands)
Substandard assets	$9,587	$11,590	$12,625
Doubtful assets	--	--	--
Loss assets	--	--	--
Total classified assets	$9,587	$11,590	$12,625

Substandard assets at June 30, 2020, consisted of 170 loans totaling $8.9 million and 6 parcels of real estate owned with an aggregate carrying value of $640,000, compared to substandard assets at June 30, 2019 which consisted of 181 loans totaling $10.9 million and 8 parcels of real estate owned with an aggregate carrying value of $710,000. At June 30, 2020, 6.7% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 6.1% at June 30, 2019. During the fiscal years ended June 30, 2020 and 2019, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $65,000 and $193,000 for $75,000 and $206,000 during the fiscal years ended June 30, 2020 and 2019, respectively. Such loans are considered loans to facilitate an exchange. Loans to facilitate the sale of other real estate owned and which were included in substandard loans totaled $23,000 and $136,000 at June 30, 2020, and 2019, respectively.

The table below summarizes other real estate owned at June 30, 2020:

(Dollars in thousands)	Number of properties	Net carrying value

Single family	5	$640
Building lots	1	--
Total	6	$640

The table below summarizes substandard loans at June 30, 2020:

(Dollars in thousands)	Number of loans	Net carrying value

Single family, owner occupied	128	$5,506
Single family, non-owner occupied	25	1,043
Two- to four-family, non-owner occupied	4	189
Construction	2	63
Multi-family	1	671
Nonresidential real estate	4	1,035
Farm	1	309
Commercial and industrial	1	25
Consumer	4	106
Total	170	$8,947

Other than disclosed above, there are no other loans at June 30, 2020 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2020		2019
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$2,455	$447	$3,676	$1,462
Consumer loans	255	--	38	8
Total	$2,710	$447	$3,714	$1,470

Securities. Our securities portfolio consists a single agency bond and mortgage-backed securities with maturities of 30 years or less, which totaled $1.1 million at June 30, 2020, a decrease of $681,000, or 37.4%, compared to the $1.8 million total at June 30, 2019. The decrease in these securities resulted from scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2020		2019		2018
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$38	$38	$43	$43	$48	$48
Agency bonds	500	503	501	505	--	--
U.S. Treasury securities	--	--	496	497	--	--
	$538	$541	$1,040	$1,045	$48	$48

Held-to-maturity securities
Agency mortgage-backed: residential	$598	$611	$775	$775	$1,002	$998

At June 30, 2020 and 2019, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2020. At June 30, 2020, we had no agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$2	3.78%	$11	3.78%	$15	3.78%	$10	3.78%	$38	$38	3.78%
Agency bonds	500	2.87%	--		--		--		500	503	2.87
	502		11		15		10		538	541

Held to maturity securities:
Mortgage-backed securities	39	4.23%	171	4.21%	248	4.21%	140	4.34%	598	611	4.24%

	$541		$182		$263		$150		$1,136	$1,152

Other Assets. Other assets at June 30, 2020, include goodwill of $947,000, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.6 million and $2.5 million at June 30, 2020 and 2019, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million at June 30, 2020 and 2019.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $212.3 million at June 30, 2020, increasing $16.4 million or 8.4% between the two periods.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2020	2019	2018
	(In thousands)
Certificate of deposit accounts	$134,155	$125,892	$120,490
Demand, transaction and savings accounts	78,118	69,944	75,163
Total	$212,273	$195,836	$195,653

The following table indicates at June 30, 2020, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$19,033
Over three months through six months	14,514
Over six months through twelve months	13,563
Over twelve months	19,460
Total	$66,570

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2020	2019	2018
	(In thousands)
Rate
0.01 - 0.99%	$30,125	$22,743	$40,501
1.00 - 1.99	75,796	39,077	62,138
2.00 - 2.99	28,234	64,072	17,851
Total	$134,155	$125,892	$120,2490

The following table sets forth the amount and maturities of certificate accounts at June 30, 2020.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 –0.99%	$28,443	$489	$351	$842	$30,125	22.5%
1.00 –1.99	50,890	20,170	2,526	2,210	75,796	56.5
2.00 –2.99	13,156	10,160	4,918	--	28,234	21.0
Total	$92,489	$30,819	$7,795	$3,052	$134,155	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2020		2019		2018
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$6,796	0.00%	$5,275	0.00%	$5,256	0.00%
Interest-bearing demand	14,181	0.16%	15,258	0.15%	15,262	0.14%
Savings accounts	51,123	0.41%	54,156	0.40%	57,505	0.39%
Certificates of deposit	131,728	1.65%	123,180	1.41%	114,314	1.01%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2020	2019	2018
	(In thousands)

Beginning balance	$195,836	$195,653	$182,845
Increase (decrease) before interest credited	14,032	(1,793)	11,406
Interest credited	2,405	1,976	1,402
Net increase (decrease) in deposits	16,437	183	12,808
Ending balance	$212,273	$195,836	$195,653

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $54.7 million and $66.7 million at June 30, 2020 and 2019, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2020	2019	2018
	(Dollars in thousands)

Balance outstanding at end of period	$54,715	$66,703	$53,052
Maximum amount of advances outstanding at any month end during the period	$65,198	$66,703	$53,052
Average advances outstanding during the period	$58,788	$53,824	$48,801
Weighted average interest rate during the period	1.86%	2.37%	1.56%
Weighted average interest rate at end of period	0.99%	2.39%	2.03%

Capital. Total shareholders’ equity totaled $51.9 million at June 30, 2020, a decrease of $14.4 million or 21.7%, compared to June 30, 2019. The decrease resulted primarily from the net loss including impairment taken on goodwill and dividends declared during the year.

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

Community Bank Leverage Ratio

Certain community banks and holding companies (which include the Company, Frankfort First, First Federal of Kentucky and First Federal of Hazard) that satisfy certain qualifying criteria, including having less than $10 billion in average total consolidated assets and a leverage ratio (referred to as the “community bank leverage ratio”) of greater than 9%, were eligible to opt-in to the CBLR framework. The CBLR ratio is the ratio of a banking organization’s Tier 1 capital to its average total consolidated assets as reported on the banking organization’s applicable regulatory filings. The Banks elected to utilize the CBLR framework effective for the quarter ended March 31, 2020. See Note K-Stockholders’ Equity and Regulatory Capital in audited financial statements.

At June 30, 2020, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note J-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2020 and 2019

General. A non-cash $13.6 million, or $1.64 per common share, goodwill impairment charge led to a net loss of $12.5 million or $1.52 diluted earnings per share for the fiscal year ended June 30, 2020, which represents a $13.4 million decrease from net earnings recorded for the fiscal year ended June 30, 2019. The goodwill impairment charge, which had no tax impact and is reported as a component of non-interest expense, was the primary contributor to the decrease in earnings year over year. Net income adjusted for the goodwill impairment charge, which is a non-GAAP financial measure, would have been $1.0 million or $0.12 per common share for the year ended June 30, 2020, while non-interest expense adjusted for goodwill impairment charge, which is also a non-GAAP financial measure, decreased $384,000 or 4.4% to $8.3 million for the fiscal year ended June 30, 2020. Increased non-interest income and was partially offset by reduced net interest income, increased income taxes and increased provision for loan losses.

Interest Income. Total interest income for the fiscal year ended June 30, 2020 was $12.8 million, an increase of $123,000, or 1.0%, compared to the fiscal year ended June 30, 2019. The increase in interest income was due primarily to an increase in the average balance of interest-earning assets during the fiscal year. The average balance of interest-earning assets increased $10.1 million or 3.4% to $305.9 million for the twelve months recently ended.

Interest income from loans increased $343,000 or 2.9% to $12.4 million for the year ended June 30, 2020 due to an increase in the average balance of the portfolio, which increased $8.4 million or 3.1% to $282.2 million for the year just ended, while the average rate earned on the loan portfolio decreased 1 basis point to 4.38% for the year just ended. Interest income from mortgage-backed securities decreased $9,000 or 29.0% to $22,000 for the recently ended fiscal year primarily due to a decrease in the volume of assets, while interest income from other investment securities increased $5,000 for the recently ended year. Income from other interest-earning assets decreased $216,000 or 34.0% year over year and totaled $419,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $3.5 million for the fiscal year ended June 30, 2020, an increase of $247,000, or 7.6%, from fiscal 2019. The increase in interest expense resulted primarily from higher average levels of deposits along with higher average rates paid on certificates of deposits. Interest expense on deposits increased $429,000 or 21.7% to $2.4 million for the 2020 fiscal year primarily due to an increase in the average rate paid on those deposits, which increased 19 basis points to 1.22% for the recently-ended fiscal year. The average balance of deposits increased $4.4 million or 2.3% to $197.0 million for the year just ended. Interest expense on certificates of deposit was primarily responsible for the increase in interest expense on deposits for the year. The increase in interest expense on certificates of deposit was due principally to an increase in the rate paid on those deposits as short-term interest rates increased during the period and competition for deposits made it necessary to increase rates offered, although an increase in the average balance also contributed to the increase year-over-year. The average balance of certificates of deposit increased $8.5 million or 6.9% to $131.7 million for the recently-ended year, while the average rate paid on certificates of deposit increased 24 basis points to 1.65% for the year. The average balance of savings and interest-bearing demand deposits decreased $3.0 million or 5.6% and $1,000 or 0.0%, respectively, totaling $51.1 million and $14.2 million for the 2020 fiscal year, respectively. Interest expense on borrowings decreased $182,000 or 14.3% to $1.1 million for the twelve months ended June 30, 2020, primarily due to a decrease in the average rate paid on FHLB advances outstanding. The average rate paid on borrowings decreased 51 basis points year over year to 1.86% for the recently-ended period, while the average balance of borrowings increased $5.0 million or 9.2% to $58.8 million for the year just ended.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $124,000 or 1.3% to $9.3 million for the 2020 year. As indicated on the following table, our net interest margin decreased from 3.19% for the 2019 fiscal year to 3.05% for the year just ended. Management expects the Banks’ net interest margins to begin to expand slightly in light of emergency rate reduction and easing of monetary policy by the Federal Open Market Committee of the Federal Reserve Bank Board of Governors. On March 15, 2020, the policy-setting group reduced the overnight rate to zero and has clearly indicated that no rate increases are forthcoming in the near term. This stance in turn impacts the bank’s funding sources, including local deposits, FHLB advances and some other wholesale sources. As such, with short-term interest rates at reduced levels, we would expect our cost of funds to also decrease.

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

	2020			2019			2018
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$282,154	$12,364	4.38%	$273,802	$12,021	4.39%	$263,295	$11,312	4.30%
Mortgage-backed securities	708	22	3.11	911	31	3.40	1,310	41	3.13
Other securities	670	18	2.69	475	13	2.74	--	--	0.00
Other interest-earning assets	22,345	419	1.88	20,584	635	3.00	20,819	533	2.56
Total interest-earning assets	305,877	12,823	4.19	295,772	12,700	4.29	285,424	11,886	4.16
Less: ALLL	(1,446)			(1,536)			(1,539)
Noninterest-earning assets	26,063			26,240			26,940
Total assets	$330,494			$320,476			$310,825

Interest-bearing liabilities:
Demand deposits	$14,181	$22	0.16%	$15,258	$23	0.15%	$15,262	$22	0.14%
Savings	51,123	208	0.41	54,156	216	0.40	57,505	223	0.39
Certificates of deposit	131,728	2,175	1.65	123,180	1,737	1.41	114,314	1,157	1.01
Total deposits	197,032	2,405	1.22	192,594	1,976	1.03	187,081	1,402	0.75
Borrowings	58,788	1,094	1.86	53,824	1,276	2.37	48,801	759	1.56
Total interest-bearing liabilities	255,820	3,499	1.37	246,418	3,252	1.31	235,882	2,161	0.92
Noninterest-bearing demand deposits	6,796			5,275			5,256
Noninterest-bearing liabilities	1,876			1,824			2,360
Total liabilities	264,492			253,517			243,498

Shareholders’ equity	66,002			66,959			67,327
Total liabilities and shareholders’ Equity	$330,494			$320,476			$310,825
Net interest income/average yield		$9,324	2.82%		$9,448	2.97%		$9,725	3.24%
Net interest margin			3.05%			3.19%			3.41%
Average interest-earning assets to Average interest-bearing liabilities			119.57%			120.03%			120.00%

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

	Twelve months ended June 30, 2020 to June 30, 2019 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2019 to June 30, 2018 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Loans receivable	$365	$(22)	$343	$458	$251	$709
Mortgage-backed securities	(6)	(3)	(9)	(14)	4	(10)
Investment securities	5	--	5	13	--	13
Other interest-earning assets	60	(276)	(216)	(6)	108	102
Total interest-earning assets	424	(301)	123	451	363	814

Interest-bearing liabilities:
Demand deposits	(2)	1	(1)	--	1	1
Savings	(12)	4	(8)	(14)	7	(7)
Certificates of deposit	126	312	438	96	484	580
Borrowings	137	(319)	(182)	85	432	517
Total interest-bearing liabilities	249	(2)	247	167	924	1,091
Increase (decrease) in net interest income	$175	$(299)	$(124)	$284	$(561)	$(277)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $103,000 for losses on loans for the fiscal year ended June 30, 2020, an increase of $92,000, compared to a provision of $11,000 for fiscal 2019. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income increased $156,000 or 64.2% to $399,000 for the fiscal year ended June 30, 2020, due primarily to an increase of $157,000 in net gains on sales of loans, which totaled $186,000 for the year just ended. The Banks increased the number and dollar volume of loans sold to the Federal Home Loan Bank of Cincinnati (“FHLB”) during the year just ended with a significant increase occurring in the quarter ended June 30, 2020. The banks sell most of their long-term, fixed rate mortgages to FHLB as part of the overall interest rate risk strategy. Impairment charges for REO decreased $30,000 or 45.5% to $66,000 for the year just ended.

Non-interest Expense. Non-interest expense increased $13.2 million or 151.0% to $21.9 million for the fiscal year ended June 30, 2020 compared to fiscal 2019 primarily due a $13.6 million goodwill impairment charge. Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The impairment charge represents an accounting transaction which had no impact on cash flows, liquidity, or key capital ratios of the Company or its bank subsidiaries. A prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and related economic impact led to recognition of the impairment pursuant to management’s performance of a goodwill impairment analysis as of June 30, 2020. In conjunction with this determination, management also early adopted ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the required method for estimating the fair value of the Company. Based on this analysis, the estimated fair value of the Company was less than book value, resulting in the $13.6 million goodwill impairment charge. The estimated fair value of the Company was determined based on a combination of methods including discounted cash flows of forecasted earnings and estimated sales price based on recent observable market transactions of similar securities.

Non-interest expense adjusted for goodwill impairment charge, a non-GAAP financial measure, decreased $384,000 or 4.4% to $8.3 million primarily due to lower costs associated with employee compensation and benefits, occupancy and equipment, voice and data communications, other non-interest expense and advertising. Somewhat offsetting the decreased expenses were increases in auditing and accounting as well as data processing costs.

Employee compensation and benefits costs decreased $260,000 or 4.5% to $5.5 million for the twelve months ended June 30, 2020, primarily due to lower contributions to the Company’s Defined Benefit (“DB”) retirement plan. DB pension contributions decreased $279,000 or 23.0% to $935,000 for the fiscal year just ended compared to the prior year period. Lower DB pension contributions are a result of the freeze placed on the plan effective April 1, 2019. Occupancy and equipment expenses decreased $103,000 or 15.4% to $568,000 for the recently ended fiscal year, as reduced maintenance and repair costs were experienced for both buildings and equipment. The sale of a building in the prior fiscal year resulted in lower depreciation expense and property taxes year over year. Voice and data communications expense decreased $98,000 or 39.4% from the previous fiscal year primarily due to upgraded data connections, which provide better connectivity, faster data transfer speeds and a lower overall cost. Other non-interest expense decreased $85,000 or 10.7% and totaled $711,000 for the year just ended primarily as a result of decreased FDIC insurance premiums. FDIC insurance premiums decreased $70,000 or 84.5% to $13,000 for the year ended June 30, 2020, because the Banks were able to utilize their Small Bank Assessment Credits (“SBAC”) during the period. Because the Banks did not pay surcharges at least once during the credit calculation period (third quarter 2016 through third quarter 2018), the FDIC determined the Banks to be eligible for credits against their insurance premiums when the Deposit Insurance Fund (“DIF”) reserve ratio equals or exceeds 1.38%. The DIF reserve ratio as of June 30, 2019 was 1.40%. The FDIC automatically applied SBACs to offset regular deposit insurance assessments for the assessment periods where the DIF reserve ratio is at or above 1.38%. Assessments for the twelve months ended June 30, 2020 totaled $85,000. Advertising costs decreased $56,000 or 24.8% and totaled $170,000 for the 2020 fiscal year based on the Company’s refining of its advertising strategy.

Somewhat offsetting the decreases in non-interest expenses were an increase of $125,000 or 22.4% in auditing and accounting and an increase of $99,000 or 22.4% in data processing expense, which totaled $165,000 and $541,000 for the year ended June 30, 2020, respectively. Auditing and accounting expense increased due in part to additional time devoted to internal audits, while data processing expense increased with additional customer-facing technology and outside services associated with more efficient voice and data communications capability.

Federal Income Taxes. As noted herein, the Company reported federal income tax expense of $264,000 for the fiscal year just ended compared to federal income tax expense of $141,000 for the fiscal year ended June 30, 2019, an increase of $123,000 or 87.2%. The increase in income tax expense was primarily related to the tax benefit recorded of $63,000 in the fiscal year ended June 30, 2019 for the Kentucky tax legislation and an increase in earnings, exclusive of the goodwill impairment, in fiscal year ended June 30, 2020. The effective income tax rate for the years ended June 30, 2020 and 2019, was -2.1% and 14.8%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2020 and June 30, 2019, cash and cash equivalents totaled $13.7 million and $9.9 million, respectively. Time deposits in other financial institutions totaled $2.2 million and $7.0 million at June 30, 2020 and 2019, respectively, and securities classified as available-for-sale, which provide additional sources of liquidity, totaled $541,000 and $1.0 million at June 30, 2020 and 2019, respectively.

We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material protracted decrease in liquidity. We expect that all of our liquidity needs, including the contractual commitments can be met by our currently available liquid assets and cash flows. In the event any unforeseen demand or commitments were to occur, we would access our borrowing capacity with the FHLB. We expect that our currently available liquid assets and our ability to borrow from the FHLB would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2020 and 2019 we originated $85.4 million and $69.8 million of loans, respectively. During fiscal 2020, these activities were funded primarily by proceeds from principal repayments on loans of $80.1 million and FHLB advances. During fiscal 2019, these activities were funded primarily by principal repayments on loans of $59.6 million and FHLB advances.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $16.4 million for the year ended June 30, 2020, compared to a net increase of $183,000 for the year ended June 30, 2019. FHLB advances decreased $12.0 million from June 30, 2019 to June 30, 2020. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages owned by the banks. See Exhibit 13, Note G-Advances from the Federal Home Loan Bank in Notes to Consolidated financial Statements. At June 30, 2020, the Banks had combined additional FHLB borrowing capacity of $74.6 million.

Commitments and Contractual Obligations

At June 30, 2020, we had $9.3 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2020 totaled $92.5 million, or 43.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2021. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2020, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2020, the Company’s aggregate dividend of $1.4 million exceeded its net income by $13.9 million. In fiscal 2019, the Company’s net income exceeded its aggregate dividend of $1.4 million by $624,000. Approximately 57.3% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding eight years. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2021. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

Use of Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with U.S. GAAP, the financial information in this Management’s Discussion and Analysis of Financial Condition and Results of Operations contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share reflect an adjustment for goodwill impairment expense incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the fourth quarter of the fiscal year ended June 30, 2020. The goodwill impairment charge had no tax impact. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net (loss) income and net (loss) income per common share to be useful for investors to understand the Company’s results of operations in comparison with prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be compatible to methods used by other companies.

Reconciliation of Non-GAAP Financial Measures

	Twelve months ended June 30,		Three months ended June 30,
(In thousands, except per share data)	2020	2019	2020	2019

Net (loss) income	$(12,547)	$812	$(13,269)	$300
Adjustments:
Non-interest expense
Goodwill impairment charge	13,560	-	13,560	-
Adjusted net income	$1,013	$812	$291	$300

Basic and diluted net (loss) income per common share	$(1.52)	$0.10	$(1.61)	$0.04
Adjustments:
Non-interest expense
Goodwill impairment charge	1.64	-	1.64	-
Adjusted net income	$0.12	$0.10	$0.03	$0.04

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp (Company) as of June 30, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Louisville, Kentucky

September 28, 2020

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2020 and 2019

(Dollar amounts in thousands, except per share data)

ASSETS	2020	2019

Cash and due from financial institutions	$1,662	$1,870
Interest-bearing demand deposits	12,040	7,991
Cash and cash equivalents	13,702	9,861

Time deposits in other financial institutions	2,229	6,962
Securities available for sale	541	1,045
Securities held-to-maturity, at amortized cost- approximate fair value of $611 and $775 at June 30, 2020 and 2019, respectively	598	775
Loans held for sale	667	--
Loans, net of allowance of $1,488 and $1,456 at June 30, 2020 and 2019, respectively	285,887	280,969
Other real estate owned, net	640	710
Premises and equipment, net	4,916	5,028
Federal Home Loan Bank stock, at cost	6,498	6,482
Accrued interest receivable	830	758
Bank-owned life insurance	2,594	2,518
Goodwill	947	14,507
Prepaid federal income taxes	135	266
Prepaid expenses and other assets	952	890

Total assets	$321,136	$330,771

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$212,273	$195,836
Federal Home Loan Bank advances	54,715	66,703
Advances by borrowers for taxes and insurance	800	763
Accrued interest payable	27	28
Deferred federal income taxes	837	701
Other liabilities	573	462
Total liabilities	269,225	264,493

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,981	35,056
Retained earnings	19,932	33,867
Unearned employee stock ownership plan (ESOP)	(289)	(476)
Treasury shares at cost, 343,849 and 266,549 common shares at June 30, 2020 and 2019, respectively	(2,801)	(2,259)
Accumulated other comprehensive income	2	4
Total shareholders’ equity	51,911	66,278

Total liabilities and shareholders’ equity	$321,136	$330,771

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2020 and 2019

(Dollar amounts in thousands, except per share data)

	2020	2019

Interest income
Loans, including fees	$12,364	$12,021
Mortgage-backed securities	22	31
Other securities	18	13
Interest-bearing deposits and other	419	635
Total interest income	12,823	12,700

Interest expense
Deposits	2,405	1,976
Borrowings	1,094	1,276
Total interest expense	3,499	3,252

Net interest income	9,324	9,448

Provision for loan losses	103	11

Net interest income after provision for loan losses	9,221	9,437

Non-interest income
Earnings on bank-owned life insurance	76	74
Net gains on sales of loans	186	29
Net gain on sales of REO	5	10
Valuation adjustment for REO	(36)	(66)
Net gains on sales of property	--	9
Other	168	187
Total non-interest income	399	243

Non-interest expense
Employee compensation and benefits	5,536	5,796
Occupancy and equipment	568	671
Voice and data communications	151	249
Advertising	170	226
Outside service fees	176	150
Data processing	541	442
Audit and accounting	165	40
Franchise and other taxes	259	255
Foreclosure and REO expense, net	66	102
Goodwill impairment	13,560	--
Other	711	796
Total non-interest expense	21,903	8,727

(Loss) income before income taxes	(12,283)	953

Federal income tax expense
Current	128	--
Deferred	136	141
Total federal income tax expense	264	141

NET (LOSS) INCOME	$(12,547)	$812

(LOSS) EARNINGS PER SHARE Basic and diluted	$(1.52)	$0.10

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

For the years ended June 30, 2020 and 2019

(Dollar amounts in thousands)

	2020	2019

Net (loss) income	$(12,547)	$812

Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding (losses) gains on securities designated as available for sale during the year, net of taxes (benefits) of $(1) and $1 in 2020 and 2019, respectively	(2)	4
Comprehensive (loss) income	$(12,549)	$816

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2020 and 2019

(Dollar amounts in thousands, except per share data)

				Unearned
				employee
				stock		Accumulated
		Additional		ownership		other
	Common	paid-in	Retained	plan	Treasury	comprehensive
	stock	capital	earnings	(ESOP)	shares	income	Total

Balance at June 30, 2018	$86	$35,085	$34,050	$(663)	$(1,355)	$-	$67,203
Net income	-	-	812	-	-	-	812
Allocation of ESOP shares	-	(29)	-	187	-	-	158
Acquisition of shares for treasury	-	-	-	-	(904)	-	(904)
Change in accounting method	-	-	441	-	-	-	441
Other Comprehensive Income	-	-	-	-	-	4	4
Cash dividends of $0.40 per common share	-	-	(1,436)	-	-	-	(1,436)

Balance at June 30, 2019	$86	$35,056	$33,867	$(476)	$(2,259)	$4	$66,278

Net loss	-	-	(12,547)	-	-	-	(12,547)
Allocation of ESOP shares	-	(75)	-	187	-	-	112
Acquisition of shares for treasury	-	-	-	-	(542)	-	(542)
Other Comprehensive Loss	-	-	-	-	-	(2)	(2)
Cash dividends of $0.40 per common share	-	-	(1,388)	-	-	-	(1,388)

Balance at June 30, 2020	$86	$34,981	$19,932	$(289)	$(2,801)	$2	$51,911

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2020 and 2019

(Dollar amounts in thousands)

	2020	2019

Cash flows from operating activities:
Net (loss) income	$(12,547)	$812
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Goodwill impairment	13,560	--
Depreciation	277	282
Accretion of purchased loan discount	(97)	(90)
Amortization of purchased loan premium	10	11
Amortization of discounts and premiums on investment securities, net	8	6
Amortization of deferred loan origination costs (fees)	85	82
Net gain on sale of loans	(186)	(29)
Valuation adjustment of REO	36	66
Net gain on real estate owned	(5)	(10)
ESOP compensation expense	112	158
Net gain on sale of property & equipment	--	(9)
Earnings on bank-owned life insurance	(76)	(74)
Provision for loan losses	103	11
Origination of loans held for sale	(5,598)	(821)
Proceeds from loans held for sale	5,117	850
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	(72)	(52)
Prepaid expenses and other assets	(62)	25
Accrued interest payable	(1)	6
Accounts payable and other liabilities	111	(239)
Federal income tax (benefit)
Current	131	(124)
Deferred	136	141
Net cash provided by operating activities	1,042	1,002

Cash flows from investing activities:
Purchase of investment securities available for sale	--	(994)
Purchase of time deposits in other financial institutions	(2,500)	(4,486)
Maturities of time deposits in other financial institutions	7,233	3,216
Investment securities maturities, prepayments and calls:
Held to maturity	169	220
Available for sale	502	4
Purchase of FHLB stock	(16)	--
Proceeds from sale of property & equipment	--	338
Loans originated for investment, net of principal collected	(5,228)	(10,806)
Proceeds from sale of real estate owned	292	175
Additions to real estate owned	(44)	(98)
Additions to premises and equipment, net	(165)	(148)
Net cash provided by (used in) investing activities	243	(12,579)

Cash flows from financing activities:
Net change in deposits	16,437	183
Payments by borrowers for taxes and insurance, net	37	1
Proceeds from Federal Home Loan Bank advances	23,500	43,150
Repayments on Federal Home Loan Bank advances	(35,488)	(29,499)
Treasury stock purchases	(542)	(904)
Dividends paid on common stock	(1,388)	(1,436)
Net cash provided by financing activities	2,556	11,495

Net increase (decrease) in cash and cash equivalents	3,841	(82)

Beginning cash and cash equivalents	9,861	9,943

Ending cash and cash equivalents	$13,702	$9,861

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2020 and 2019

(Dollar amounts in thousands)

	2020	2019

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$--	$100

Interest on deposits and borrowings	$3,500	$3,246

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$304	$347

Loans disbursed upon sales of real estate acquired through foreclosure	$95	$214

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 and 2019

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

June 30, 2020 and 2019

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

5. Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2020 the Company had $667,000 in loans held for sale, while at June 30, 2019 there were no loans held for sale.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale and Mortgage Servicing Rights: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $20,000 and $13,000 during the years ended June 30, 2020 and 2019, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $96,000 and $76,000 at June 30, 2020 and 2019, respectively.

The Company was servicing mortgage loans of approximately $12.1 million and $9.4 million that had been sold to the Federal Home Loan Bank at June 30, 2020 and 2019, respectively.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $7,000 and $15,000 for the fiscal years ended June 30, 2020 and 2019, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

June 30, 2020 and 2019

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

June 30, 2020 and 2019

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

June 30, 2020 and 2019

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

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At June 30, 2020 and 2019, the Company has fixed assets held for sale of $161,000 related to a branch office no longer in use and included in other assets on the balance sheet. No impairment losses have been taken on the property.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth until January 1, 2021, according to legislation enacted in the spring of 2019. On March 26, 2019, Kentucky enacted H.B. 354 repealing the bank franchise tax. On April 9, 2019, Kentucky enacted related legislation, H.B. 458, which made technical corrections to H.B. 354. Beginning on or after January 1, 2021, the banks will be subject to the corporation income tax and limited liability entity tax (“LLET”) instead of the savings and loan tax. Because the banks operate on a fiscal year, they must file a short-year corporation income tax and LLET return and pay any tax due for the period beginning January 1, 2021 through the end of the banks’ normal fiscal year.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10. Income Taxes: (continued)

As a result of this legislation, in the fiscal year ended June 30, 2019, the Company recognized an income tax benefit of $63,000 to establish its deferred taxes for Kentucky and to record the net operating losses previously generated by the Company’s mid-tier holding companies, which are expected to be utilized on a combined tax return. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2017.

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $138.3 million and $164.6 million for the plan years ended June 30, 2019 and 2018, respectively. Our contributions for fiscal 2020 and 2019 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $935,000 and $1.2 million for the fiscal years ended June 30, 2020 and 2019, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2019, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 86.98%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $2,000 and $2,000 for the fiscal years ended June 30, 2020 and 2019, respectively, while the liabilities totaled $51,000 and $49,000 at June 30, 2020 and 2019, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $528,000 and $765,000 at June 30, 2020 and 2019, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The Company recorded expense for the ESOP of approximately $135,000 and $144,000 for the years ended June 30, 2020 and 2019, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 194,445 and 156,787 at June 30, 2020 and 2019, respectively. The amounts contributed to the ESOP were $280,000 for each of the years 2020 and 2019.

	For the fiscal year ended
	June 30,
	2020	2019

Allocated shares	104,254	123,241
Shares committed to be released	9,338	9,338
Unearned shares	28,936	47,607
Total ESOP shares	142,528	180,186

Fair value of unearned shares at End of period	$195,000	$374,000

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

	For the fiscal year ended
	June 30,
	2020	2019
Net (loss) income allocated to common shareholders, basic and diluted	$(12,547,000)	$812,000

(LOSS) EARNINGS PER SHARE	$(1.52)	$0.10

Weighted average common shares outstanding, basic and diluted	8,251,860	8,335,612

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2020 and 2019.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2020 and 2019. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2020
Agency bonds	$503	$--	$503	$--
Agency mortgage-backed: residential	$38	$--	$38	$--

2019
U.S. Treasury notes	$497	$--	$497	$--
Agency bonds	$505	$--	$505	$--
Agency mortgage-backed: residential	$43	$--	$43	$--

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheet, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent independent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value and totaled $0 and $13,000 for the years ended June 30, 2020 and 2019, respectively.

Independent appraisals for collateral-dependent loans are updated periodically (usually every 12-24 months depending on the size of the loan and the loan-to-value ratio).

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $36,000 and $66,000 for the fiscal years 2020 and 2019, respectively, and resulted in a Level 3 classification of the inputs for determining fair value.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2020 and 2019.

		Fair Value Measurements Using
		Quotes Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)

2020
Other real estate owned, net
One- to four-family	$465	$-	$-	$465

2019
Loans
One- to four-family	$593	$-	$-	$593
Other real estate owned, net
One- to four-family	$117	$-	$-	$117

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2020 and 2019:

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2020	(in thousands)	Technique(s)	Input(s)	Average)

Foreclosed and repossessed assets:
1-4 family	$465	Sales comparison approach	Adjustments for differences between comparable sales	-2.7% to 41.2% (20.4%)

				Range
	Fair Value	Valuation	Unobservable	(Weighted
June 30, 2019	(in thousands)	Technique(s)	Input(s)	Average)
Loans:
1-4 family	$593	Sales comparison approach	Adjustments for differences between comparable sales	25.3% to -50.6% (-0.6%)

Foreclosed and repossessed assets:
1-4 family	$117	Sales comparison approach	Adjustments for differences between comparable sales	8.6% to 31.0% (29.0%)

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

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

The Company’s financial instruments at June 30, 2020 and 2019 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2020 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$13,702	$13,702			$13,702
Time deposits in other financial institutions	2,229	2,252			2,252
Available-for-sale securities	541		$541		541
Held-to-maturity securities	598		611		611
Loans held for sale	667		685		685
Loans receivable - net	285,887			$295,431	295,431
Federal Home Loan Bank stock	6,498				n/a
Accrued interest receivable	830		830		830

Financial liabilities
Deposits	$212,273	$78,118	$135,000		$213,118
Federal Home Loan Bank advances	54,715		55,416		55,416
Advances by borrowers for taxes and insurance	800		800		800
Accrued interest payable	27		27		27

		Fair Value Measurements at
	Carrying	June 30, 2019 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$9,861	$9,861			$9,861
Time deposits in other financial institutions	6,962	6,963			6,963
Available-for-sale securities	1,045		$1,045		1,045
Held-to-maturity securities	775		775		775
Loans receivable - net	280,969			$285,700	285,700
Federal Home Loan Bank stock	6,482				n/a
Accrued interest receivable	758		758		758

Financial liabilities
Deposits	$195,836	$69,944	$123,920		$193,864
Federal Home Loan Bank advances	66,703		66,719		66,719
Advances by borrowers for taxes and insurance	763		763		763
Accrued interest payable	28		28		28

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

15. Goodwill: Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected March 31 as the date to perform its annual impairment test with more frequent monitoring if circumstances warrant. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet. The Company adopted ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment, effective April 1, 2020.

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

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2020 and 2019 are summarized as follows:

(in thousands)	2020	2019

Outstanding principal, beginning of year	$1,246	$845
Changes in composition of related parties	(129)	--
Principal disbursed during the year	--	538
Principal repaid and refinanced during the year	(70)	(137)
Outstanding principal, end of year	$1,047	$1,246

Deposits from related parties held by the Company at June 30, 2020 and 2019 totaled $3.3 million and $2.2 million, respectively.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

20. Revenue Recognition: The Company’s revenue-generating activities accounted for under Topic 606 includes primarily service charges and fees on deposits and other service charges and fees and comprise the majority of other non-interest income on the statement of income. Service charges and fees on deposits are primarily overdraft fees, dormant account fees, and service charges on checking and savings accounts. Overdraft fees are recognized at the time an account is overdrawn. Dormant account fees are recognized when an account is inactive for at least 365 days. Service charges on checking and savings accounts are primarily account maintenance services performed and recognized in the same calendar month. Other deposit-based service charges and fees include transaction-based services completed at the request of the customer and recognized at the time the transaction is completed. These transaction-based services include ATM usage and stop payment services. All service charges and fees on deposits are withdrawn from the customer’s account at the time the service is provided.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

26. New Accounting Standards:

FASB ASC 326 - In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The final standard will change estimates for credit losses related to financial assets measured at amortized cost such as loans, held-to-maturity debt securities, and certain other contracts. For estimating credit losses, the FASB is replacing the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The Company will now use forward-looking information to enhance its credit loss estimates. The amendment requires enhanced disclosures to aid investors and other users of financial statements to better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. The largest impact to the Company will be on its allowance for loan and lease losses, although the ASU also amends the accounting for credit losses on available-for-sale debt securities, held-to-maturity securities, and purchased financial assets with credit deterioration. The standard is effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019. However, the FASB has delayed the implementation of the ASU for smaller reporting companies until years beginning after December 15, 2022, or in the Company’s case the fiscal year beginning July 1, 2023.  ASU 2016-13 will be applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach), except for debt securities for which an other-than-temporary impairment had been recognized before the effective date. A prospective transition approach is required for these debt securities. We have formed a functional committee that is assessing our data and system needs and are evaluating the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. However, the Company does expect ASU 2016-13 to add complexity and costs to its current credit loss evaluation process.

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

FASB ASC 350 – In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment. This guidance modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. For public business entities, the amendments in this update are effective for fiscal years, and the interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU No. 2017-04 effective April 1, 2020, and recorded a goodwill impairment charge, which had no tax impact, of $13.6 million, or $1.64 per common share, during the quarter ended June 30, 2020, which represented 93.5% of goodwill previously reported.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

26. New Accounting Standards: continued

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

FASB ASC 740– In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. The amendments in this ASU removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes during interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. For public business entities, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, or July 1, 2021, with respect to the Company. Early adoption is permitted. We do not anticipate a significant impact to our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE B – SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2020 and 2019 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2020
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency bonds	$500	$3	$-	$503
Agency mortgage-backed:residential	38	-	-	38
	$538	$3	$-	$541
Held-to-maturity Securities
Agency mortgage-backed: residential	$598	$16	$3	$611

	2019
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
U.S. Treasury securities	$496	$1	$-	$497
Agency bonds	501	4	-	505
Agency mortgage-backed: residential	43	-	-	43
	$1,040	$5	$-	$1,045

Held-to-maturity Securities
Agency mortgage-backed: residential	$775	$14	$14	$775

At June 30, 2020, the Company’s debt securities consisted of a single agency bond and mortgage-backed securities, which do not have a single maturity date. The bond, which had an amortized cost of $500,000 and a fair value of $503,000 at June 30, 2020, matures within one year. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are not shown.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE B – SECURITIES (continued)

There were no sales of securities during the fiscal year ended June 30, 2020 or 2019. At June 30, 2020 the Company had $67,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $3,000, while at June 30, 2019, the Company had $545,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $14,000. Unrealized losses on agency mortgage-backed securities have not been recognized into income because they are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the investments reach maturity.

At June 30, 2020 and 2019, pledged securities totaled $1.9 million and $2.0 million, respectively. At June 30, 2020 and 2019, the pledged total included time deposits and/or overnight deposits of $1.5 million and $1.5 million, respectively.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2020	2019

Residential real estate
One- to four-family	$222,489	$216,066
Multi-family	12,373	15,928
Construction	4,045	3,757
Land	765	852
Farm	2,354	3,157
Nonresidential real estate	33,503	30,419
Commercial and industrial	2,214	2,075
Consumer and other
Loans on deposits	1,245	1,415
Home equity	7,645	8,214
Automobile	67	91
Unsecured	675	451
	287,375	282,425

Allowance for loan losses	(1,488)	(1,456)
	$285,887	$280,969

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2020 and 2019. There were $751,000 and $949,000 in loans acquired with deteriorated credit quality at June 30, 2020 and 2019, respectively.

June 30, 2020:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$3,983	$751	$4,734	$--	$--	$--
Multi-family	671	--	671	--	--	--
Construction	63	--	63	--	--	--
Farm	309	--	309	--	--	--
Nonresidential real estate	660	--	660	--	--	--
	5,686	751	6,437	--	--	--
Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$217,755	$671	$--	$671
Multi-family			11,702	184	--	184
Construction			3,982	6	--	6
Land			765	1	--	1
Farm			2,045	4	--	4
Nonresidential real estate			32,843	405	--	405
Commercial and industrial			2,214	3	--	3
Consumer and other
Loans on deposits			1,245	2	--	2
Home equity			7,645	11	--	11
Automobile			67	--	--	--
Unsecured			675	1	--	1
Unallocated			--	--	200	200
			280,938	1,288	200	1,488
			$287,375	$1,288	$200	$1,488

* These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2020 and 2019:

June 30, 2020:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,734	$--	$4,713	$172	$172
Multi-family	671	--	679	32	32
Construction	63	--	13	--	--
Farm	309	--	309	11	11
Nonresidential real estate	660	--	701	47	47
Total	$6,437	$--	$6,415	$262	$262

June 30, 2019:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

With no related allowance recorded:
Residential real estate:
One- to four-family	$4,786	$--	$4,449	$226	$226
Multi-family	685	--	343	26	26
Farm	309	--	310	--	--
Nonresidential real estate	683	--	403	7	7
Total	$6,463	$--	$5,505	$259	$259

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2020 and 2019. The tables include loans acquired with deteriorated credit quality. At June 30, 2020, the table below includes approximately $508,000 of loans on nonaccrual and no loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2019, approximately $369,000 of loans on nonaccrual and no loans past due over 90 days and still accruing represent such loans.

	June 30, 2020		June 30, 2019
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

Residential real estate:
One- to four-family	$4,458	$1,135	$4,545	$1,747
Multi-family	671	--	685	--
Construction	63	--	--	--
Farm	309	--	309	--
Nonresidential real estate	660	--	683	49
Commercial and industrial	4	--	1	--
Consumer	95	--	9	--
	$6,260	$1,135	$6,232	$1,796

One- to four-family loans in process of foreclosure totaled $694,000 and $1.2 million at June 30, 2020 and 2019, respectively.

Troubled Debt Restructurings:

A Troubled Debt Restructuring (“TDR”) is the situation where the Bank grants a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

The provisions of the CARES Act included an election to not apply the guidance on accounting for troubled debt restructurings to loan modifications, such as extensions or deferrals, related to COVID-19 made between March 1, 2020 and the earlier of (i) December 31, 2020 or (ii) 60 days after the end of the COVID-19 national emergency. The relief can only be applied to modifications for borrowers that were not more than 30 days past due as of December 31, 2019. The Company elected to adopt these provisions of the CARES Act. In response to the Covid-19 pandemic and the widespread economic downturn that immediately resulted, the Company adopted a loan forbearance plan in which then-current affected borrowers could request deferral of their loan payments for a period of three months. A total of $17.3 million in loans were accepted into the plan through June 30, 2020, of which approximately $14.1 million have reached their three-month deferral date. Of those loans which have reached the end of their deferral period approximately $13.8 million or 97.7% have returned to regular payment status.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

At June 30, 2020 and 2019, the Company had $1.9 million and $1.6 million of loans classified as TDRs, respectively. Of the TDRs at June 30, 2020, approximately 26.2% were related to the borrower’s completion of Chapter 7 bankruptcy proceedings with no reaffirmation of the debt to the Banks.

During the year ended June 30, 2020, the Company had six loans restructured as TDRs. One borrower refinanced a piece of one- to four-family, non-owner occupied, residential property to bring to current amounts owed on other loans with the Bank. Because the borrower’s financial condition had deteriorated, it was unlikely that the borrower could have secured financing elsewhere. The restructured loan is collateralized and cross-collateralized by real estate. Three single family residential borrowers filed for Chapter 7 bankruptcy protection and did not reaffirm the debts personally, although the Company’s collateral position remains intact. Finally, a first and second mortgage on an 8-plex were refinanced into a single loan with a slightly extended maturity term and a lower interest rate, which was consistent with similarly-priced comparable loans at the time of refinance.

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

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2020 or 2019. At June 30, 2020 and 2019, TDR loans on nonaccrual status totaled $1.8 million and $1.3 million, respectively. The Company had no commitments to lend additional amounts as of June 30, 2020 and 2019, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans which defaulted during fiscal 2020 or during fiscal 2019.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

The following tables present the aging of the principal balance outstanding in accruing past due loans as of June 30, 2020 and 2019, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2020, the table below includes $101,000 in loans 30-89 days past due and approximately $28,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2019, the table below includes no loans 30-89 days past due and approximately $13,000 of loans past due over 90 days of such loans.

June 30, 2020:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$2,546	$2,670	$5,216	$217,273	$222,489
Multi-family	--	--	--	12,373	12,373
Construction	192	63	255	3,790	4,045
Land	--	--	--	765	765
Farm	107	309	416	1,938	2,354
Nonresidential real estate	57	253	310	33,193	33,503
Commercial and industrial	--	--	--	2,214	2,214
Consumer and other:
Loans on deposits	--	--	--	1,245	1,245
Home equity	255	90	345	7,300	7,645
Automobile	--	--	--	67	67
Unsecured	--	--	--	675	675
Total	$3,157	$3,385	$6,542	$280,833	$287,375

June 30, 2019:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$4,021	$3,479	$7,500	$208,566	$216,066
Multi-family	--	248	248	15,680	15,928
Construction	753	--	753	3,004	3,757
Land	--	--	--	852	852
Farm	2	--	2	3,155	3,157
Nonresidential real estate	362	49	411	30,008	30,419
Commercial and industrial	--	--	--	2,075	2,075
Consumer and other:
Loans on deposits	--	--	--	1,415	1,415
Home equity	38	--	38	8,176	8,214
Automobile	8	--	8	83	91
Unsecured	--	--	--	451	451
Total	$5,184	$3,776	$8,960	$273,465	$282,425

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

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

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2020, and 2019, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2020:
(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate:
One- to four-family	$215,010	$742	$6,737	$--
Multi-family	11,702	--	671	--
Construction	3,982	--	63	--
Land	765	--	--	--
Farm	2,045	--	309	--
Nonresidential real estate	31,529	939	1,035	--
Commercial and industrial	2,188	--	26	--
Consumer and other:
Loans on deposits	1,245	--	--	--
Home equity	7,505	39	101	--
Automobile	67	--	--	--
Unsecured	670	--	5	--
Total	$276,708	$1,720	$8,947	$--

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

June 30, 2019:
(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate:
One- to four-family	$206,489	$894	$8,683	$--
Multi-family	15,243	--	685	--
Construction	3,757	--	--	--
Land	852	--	--	--
Farm	2,848	--	309	--
Nonresidential real estate	28,990	746	683	--
Commercial and industrial	1,584	--	491	--
Consumer and other:
Loans on deposits	1,415	--	--	--
Home equity	8,053	137	24	--
Automobile	91	--	--	--
Unsecured	446	--	5	--
Total	$269,768	$1,777	$10,880	$--

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2020 and 2019:

June 30, 2020:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$685	$49	$(65)	$2	$671
Multi-family	200	(16)	--	--	184
Construction	6	--	--	--	6
Land	1	--	--	--	1
Farm	6	(2)	--	--	4
Nonresidential real estate	336	69	--	--	405
Commercial and industrial	5	(2)	--	--	3
Consumer and other:
Loans on deposits	3	(1)	--	--	2
Home equity	14	(3)	--	--	11
Auto	--	8	(8)
Unsecured	--	1	--	--	1
Unallocated	200	--	--	--	200
Totals	$1,456	$103	$(73)	$2	$1,488

June 30, 2019:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$795	$41	$(190)	$39	$685
Multi-family	225	(25)	--	--	200
Construction	8	(2)	--	--	6
Land	1	--	--	--	1
Farm	6	--	--	--	6
Nonresidential real estate	321	15	--	--	336
Commercial and industrial	3	2	--	--	5
Consumer and other:
Loans on deposits	3	--	--	--	3
Home equity	13	1	--	--	14
Unsecured	1	(21)	--	20	--
Unallocated	200	--	--	--	200
Totals	$1,576	$11	$(190)	$59	$1,456

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $351,000 and $351,000, at June 30, 2020 and 2019, respectively, was as follows:

(in thousands)	2020	2019

Residential real estate:
One- to four-family	$751	$949

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2020	2019

Balance at beginning of year	$544	$634
Accretion of income	(97)	(90)
Balance at end of year	$447	$544

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2020 or 2019, nor were any allowance for loan losses reversed during those years. .

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2020	2019

Balance at beginning of year	$710	$710
Loans transferred to real estate owned	304	347
Capitalized expenditures	44	98
Valuation adjustments	(36)	(66)
Disposals	(382)	(379)
Balance at end of year	$640	$710

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2020	2019

Land	$1,516	$1,516
Buildings and improvements	6,493	6,492
Furniture and equipment	2,204	2,134
Automobiles	36	36
	10,249	10,178
Less: accumulated depreciation	5,333	5,150
Balance at end of year	$4,916	$5,028

NOTE F - GOODWILL

Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The Company has $14.5 million of goodwill net of impairment losses of $13.6 million and $0 at June 30, 2020 and 2019, respectively. During the fiscal year ended June 30, 2020, a prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and its related economic impact led to management’s performance of a goodwill impairment analysis as of June 30, 2020. Based on the results of this analysis and in conjunction with management’s early adoption of ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, the estimated fair value of the Company was less than book value, resulting in a $13.6 million goodwill impairment charge. Goodwill impairment exists when a Company’s reporting unit’s carrying value of goodwill exceeds its fair value. The estimated fair value of the Company was determined based on a combination of methods including discounted cash flows of forecasted earnings and estimated sales price based on recent observable market transactions of similar securities.

NOTE G - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2020	2019

Non-interest bearing checking accounts	$8,258	$5,534
Checking accounts	15,133	13,126
Savings accounts	45,571	43,228
Money market demand deposits	9,156	8,056
Total demand, transaction and passbook deposits	78,118	69,944
Certificates of deposit	134,155	125,892
Total deposits	$212,273	$195,836

At June 30, 2020 and 2019, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $13.0 million and $9.8 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE G - DEPOSITS (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2020

2021	$92,489
2022	30,819
2023	7,795
2024	1,098
2025 and thereafter	1,954
$134,155

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2020 and 2019 by pledges of certain qualifying residential mortgage loans totaling $172.0 million and $86.8 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ending June 30
(in thousands)
2021	$28,342
2022	6,307
2023	12,679
2024	3,659
2025	3,643
2026	31
2027	22
2028-2032	32
$54,715

At June 30, 2020 interest rates for advances were fixed ranging from 0.21% to 2.30%, with a weighted-average interest rate of 0.99%.

At June 30, 2019 interest rates for advances were fixed ranging from 2.11% to 2.41%, with a weighted-average interest rate of 2.39%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $74.6 million as of June 30, 2020. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2020, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $4.8 million. First Federal Savings Bank of Kentucky at June 30, 2020, had a $5.0 million Fed Funds line of credit with the Bankers’ Bank of Kentucky.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE I - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2020 and 2019, as follows:

(in thousands)	2020	2019

Federal income taxes at the statutory rate	$(2,579)	$200
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(16)	(15)
Deferred tax liability adjustment, net, resulting from Kentucky tax legislation	14	(63)
Goodwill impairment	2,848	--
Other	(3)	19
	$264	$141

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2020	2019

Taxes (payable refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$371	$363
Accrued expenses	164	113
Fair value accounting adjustments on acquisition	199	223
Nonaccrued interest on loans	118	102
Other real estate owned adjustments	17	16
Depreciation	37	38
Charitable contributions	12	--
State net operating loss carryforward	--	170
Total deferred tax assets	918	1,025

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(981)	(981)
Deferred loan origination costs	(33)	(48)
Loan servicing rights	(24)	(18)
Accrual to cash adjustment	(170)	(127)
Fair value accounting adjustments on acquisition	(547)	(552)
Total deferred tax liabilities	(1,755)	(1,726)
Net deferred tax liability	$(837)	$(701)

As discussed in Note A, in the fiscal year ended June 30, 2019, the Company recognized a tax benefit of $63,000 as a result of the tax legislation enacted by the Commonwealth of Kentucky in spring 2019. As a result of HB 458 on combined reporting, the Company recorded a deferred tax asset for the state net operating loss carryforward. The losses are expected to be utilized when the Company begins filing a combined Kentucky income tax return with the Banks. The loss carryforward expires beginning 2032.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE I - FEDERAL INCOME TAXES (continued)

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2020, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2020.

NOTE J - LOAN COMMITMENTS

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

At June 30, 2020 and 2019, the Banks had the following outstanding loan commitments:

	2020		2019
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$--	$10,354	$--	$9,520
Commitments to fund real estate construction loans	854	8,443	2,715	3,386
Other unused commitment:
Commercial and industrial loans	2,541	--	2,156	--
Other	1,576	2,454	1,145	1,240
Letters of credit	--	--	--	--

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2020 totaled $854,000 and had interest rates ranging from 3.25% to 6.00% and maturities ranging from 1 year to 30 years. The fixed rate loan commitments at June 30, 2019 totaled $2.7 million and had interest rates ranging from 3.75% to 7.00% with maturities ranging from 7 years to 20 years.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE K – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

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

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2020, the Banks could, without prior approval, declare no dividends.

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

Capital Standards – Effective January 1, 2020, the Company and the Banks became subject to the Community Bank Leverage Ratio (“CBLR”) framework. Previously the Company and the Banks were subject to regulatory capital reforms in accordance with Basel III.

Community Bank Leverage Ratio

Certain community banks and holding companies (which include the Company, Frankfort First, First Federal of Kentucky and First Federal of Hazard) that satisfy certain qualifying criteria, including having less than $10 billion in average total consolidated assets and a leverage ratio (referred to as the “community bank leverage ratio”) of greater than 9%, were eligible to opt-in to the CBLR framework. The CBLR ratio is the ratio of a banking organization’s Tier 1 capital to its average total consolidated assets as reported on the banking organization’s applicable regulatory filings. The Banks elected to utilize the CBLR framework effective for the quarter ended March 31, 2020.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE K – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

On April 6, 2020, federal banking regulators issued two interim final rules that make changes to the CBLR ratio framework and implement certain directives of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The first of the April 2020 interim final rules reduced the minimum ratio from 9% to 8% for those banking organizations otherwise meeting the other existing qualifying criteria) as well as establishing a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall below the 8% CBLR requirement, so long as the banking organization maintains a leverage ratio of 7% or greater. The second interim final rule provides a transition from the temporary 8% CBLR requirement to a 9% requirement. It establishes a minimum CBLR of 8% for the second through fourth quarters of 2020, an 8.5% minimum for 2021 and 9% thereafter, while maintaining a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall no more than 100 basis points below the applicable CBLR requirement. The Company intends to continue with the existing layered ratio structure. Under this framework the Company and the Banks would be considered well-capitalized under the applicable guidelines.

The Basel III, which became effective January 1, 2015, established higher minimum risk-based capital ratio requirements, a new common equity Tier 1 risk-based capital ratio and a new capital conservation buffer (“CCB.”) The regulations also included revisions to the definition of capital and changes in the risk-weighting of certain assets, in addition to redefining “well capitalized” as a 6.5% common equity Tier 1 risk-based capital ratio, an 8.0% Tier 1 risk-based capital ratio, a 10.0% total risk-based capital ratio and a 5.0% Tier 1 leverage ratio. The CCB is 2.5% and, if the Company and the Banks were unable to qualify for the CBLR framework, in order to avoid limitations on capital distributions, including dividend payments, engaging in share repurchases and certain discretionary bonus payments to executive officers, must maintain the CCB at the appropriate level.

The Company’s regulatory capital as of June 30, 2020, is presented in the following table.

			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio	$50,962	27.6%	$8,305	4.5%
Tier 1 (core) capital ratio	$50,962	27.6	$11,073	6.0
Total capital ratio	$50,962	27.6	$14,764	8.0

Leverage capital:
Tier 1 leverage capital to average assets	$50,962	15.4	$13,220	4.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE K – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

The Banks’ regulatory capital as of June 30, 2020, is presented in the following table.

			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
(Dollars in thousands)
Community Bank Leverage Ratio:
First Federal Savings and Loan Association of Hazard	$18,256	21.9%	$3,740	8.0%
First Federal Savings Bank of Kentucky	$29,898	12.1	$15,153	8.0

					Minimum
	As of June 30, 2019				Requirement
			Minimum		To be “Well-
			Requirement		Capitalized” Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Risk-based capital:
Common Equity Tier 1 capital ratio
Kentucky First Federal	$51,767	26.8%	$8,685	4.5%	N/A	N/A
First Federal of Hazard	18,275	38.5	2,139	4.5	$3,090	6.5%
First Federal of Kentucky	29,659	20.4	6,543	4.5	9,451	6.5

Tier 1 (core) capital ratio
Kentucky First Federal	51,767	26.8	11,581	6.0	N/A	N/A
First Federal of Hazard	18,275	38.5	2,852	6.0	3,803	8.0
First Federal of Kentucky	29,659	20.4	8,724	6.0	11,632	8.0

Total capital ratio
Kentucky First Federal	53,223	27.5	15,441	8.0	N/A	N/A
First Federal of Hazard	18,816	39.6	3,803	8.0	4,753	10.0
First Federal of Kentucky	30,574	21.0	11,632	8.0	14,540	10.0

Leverage capital:
Tier 1 leverage capital to average assets
Kentucky First Federal	51,767	16.7	12,424	4.0	N/A	N/A
First Federal of Hazard	18,275	22.3	3,285	4.0	4,106	5.0
First Federal of Kentucky	29,659	12.9	9,175	4.0	11,469	5.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE K – STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

As of June 30, 2020 and 2019, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2020 and 2019, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the fiscal years ended June 30, 2020 and 2019.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2020 and 2019

(In thousands)

	2020	2019

ASSETS
Interest-bearing deposits in First Federal of Hazard	$1,282	$1,168
Interest-bearing deposits in First Federal of Kentucky	167	1,057
Other interest-bearing deposits	34	30
Investment in First Federal of Hazard	18,314	18,366
Investment in Frankfort First	31,257	44,740
Prepaid expenses and other assets	883	939

Total assets	$51,937	$66,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$26	$22
Total liabilities	26	22

Shareholders’ equity	51,911	66,278

Total liabilities and shareholders’ equity	$51,937	$66,300

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2020 and 2019

(Dollar amounts in thousands)

	2020	2019
Income
Interest income	$42	$54
Dividends from First Federal of Hazard	607	740
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	(47)	(224)
Dividends from Frankfort First	576	2,499
Equity in undistributed (excess distributed) earnings of Frankfort First	(13,459)	(1,981)
Total income	(12,281)	1,815

Non-interest expenses	325	382

(Loss) earnings before income taxes	(12,606)	941

Federal income tax expense (benefit)	(59)	(106)

Net (loss) income	(12,547)	812
Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $(1) and $1 in 2020 and 2019, respectively	(2)	4
Comprehensive (loss) income	$(12,549)	$816

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2020 and 2019

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2020 and 2019

(Dollar amounts in thousands)

	2020	2019
Cash flows from operating activities:
Net (loss) earnings for the year	$(12,547)	$812
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	13,509	2,205
Noncash compensation expense	112	1,588
Depreciation	12	11
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	68	(206)
Other liabilities	4	(10)
Net cash provided by operating activities	1,158	2,970

Cash flows from investing activities:
Additions to premises and equipment, net	--	--
Net cash used in investing activities	--	--

Cash flows from financing activities:
Treasury stock purchases	(542)	(904)
Dividends paid on common stock	(1,388)	(1,436)
Net cash used in financing activities	(1,930)	(2,340)

Net increase (decrease) in cash and cash equivalents	(772)	630

Cash and cash equivalents at beginning of year	2,255	1,625

Cash and cash equivalents at end of year	$1,483	$2,255

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster

Lesa Asbery	Customer Service Manager
Brenda Baldwin	Vice President/Chief Financial Officer
James Baxter	Vice President/Head of Commercial Lending
Lisa Craig	Assistant Vice President/Branch Manager
Elizabeth Raymond	Customer Service
Kelsey Carter	Customer Service
Katresha Clay	Customer Service
Andrea Cline	Accounting
Tracie Crawley	Customer Service
Becky Crowe	Customer Service
Deryl Curtis	Loan Servicing
Julie DeWolfe	Assistant Vice President/Loan Officer
Betty Doolin	Customer Service
Tyler Eades	Loan Support Specialist
Diana Eads	Customer Service Supervisor
Tiffaney Elliott	Chief Operating Officer/Vice President/Human Resources
Jamey Ensley	Information Technology Operations
Debra Freeman	Customer Service Manager/Training Coordinator
Adam Gray	Vice President/Loan Officer
Stacey Greenawalt	Vice President/Head of Residential Lending
Stan Harmon	Loan Officer
Melissa Harrod	Customer Service
Karen Hatfield	Assistant Vice President/Customer Service Manager
Judy Hicks	Loan Processor
Baylee Hockensmith	Loan Assistant
Lee Ann Hockensmith	Vice President/Chief Customer Officer
Barry Holder	Customer Service
Ronald Howard	Vice President/Chief Lancaster Market Officer
Brittany Hulette	Credit Analyst/Accounting
Clay Hulette	Frankfort Area President
Teresa Hulette	Executive Vice President
Don Jennings	Chief Executive Officer
Bill Johnson	Danville/Lancaster Area President
Eve Ann Jones	Customer Service
Janet Lewis	Customer Service
Nancy Long	Assistant Vice President/Customer Service Manager
Patty Luttrell	Compliance Assistant
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Katina Mickens	Assistant Vice President/Loan Officer/Assistant Loan Servicing Coordinator
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Carolyn Mulcahy	Accounting Assistant
Jeanie Murphy	Loan Servicing
Lavenna Quire	Vice President/Loan Officer
David Semones	Security Officer/Loan Processor

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster, continued

Cynthia Shank	Customer Service
Jenny Stump	Loan Processor
Angie Tennell	Customer Service
Yvonne Thornberry	Vice President/Head of Loan Servicing
Joey Ward	Customer Service
Mike Ware	Vice President/Information Technology Manager
Laurel Wemyss	Customer Service
Jennifer Whalen	Vice President/Loan Processor

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Kaye Craft	Vice President/Treasurer
Carlen Dixon	Vice President/Loan Officer/Information Technology
Kelly Fugate	Customer Service
Jamie Haynes	Customer Service
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections
Eliza Stacy	Customer Service
Jessica Watts	Assistant Vice President/Secretary

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

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Kentucky

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Jaime Coffey	Walter G. Ecton, Jr.
Lou Ella Farler	William D. Gorman, Jr.	Tony D. Whitaker, Chairman

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	J. Mark Goggans	David R. Harrod
R. Clay Hulette	Don D. Jennings, Chairman	William C. Jennings
William H. Johnson	Yvonne Y. Morley	Jerry M. Purcell
Virginia R.S. Stump

Special Counsel	Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 17, 2020 at 3:30 p.m. at the offices of First Federal Savings Bank of Kentucky, located at 216 West Main Street, Frankfort, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2020, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 17, 2020, ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372
216 W Main St
PO Box 535
Frankfort, KY 40602