Form 10-K, Exhibit 13
period 2021-06-30
Kentucky First Federal Bancorp
filed 2021-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2021

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,222,046 shares of common stock outstanding and approximately 557 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2021	High	Low	Dividends Per Share
First quarter	$6.80	$5.65	$0.10
Second quarter	8.15	5.67	0.10
Third quarter	8.16	6.15	0.10
Fourth quarter	7.50	6.46	0.10

Fiscal 2020	High	Low	Dividends Per Share
First quarter	$8.12	$6.78	$0.10
Second quarter	8.15	7.10	0.10
Third quarter	8.14	4.40	0.10
Fourth quarter	7.94	5.50	0.10

i

Dear Shareholder:

We are pleased to present the 2021 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We encourage you to vote and, if possible, to attend our annual meeting on November 18, 2021. We again plan to have this year’s meeting at the main office of First Federal Savings Bank of Kentucky, 216 West Main Street, Frankfort, Kentucky. If you wish to attend, prior to the meeting we ask that you contact Secretary Lee Ann Hockensmith at 1-888-818-3372 or leeann.hockensmith@ffsbky.bank to discuss the safety protocols we will have in place for the meeting.

Our Company continues to weather the pandemic storm quite well and this past year saw additional improvement from changes put in place previously. We continue to focus on community banking during this difficult time by concentrating on our core business, which is attracting local deposits and lending funds primarily for one-to-four family residences. Our loan portfolio increased by $12.0 million this year raising our three-year growth level to $27.6 million or 10.2%. At the same time we successfully navigated the emergency interest rate reduction from early 2020 through the repricing of interest-bearing liabilities. We continue to leverage the Banks’ infrastructure by offering long-term, fixed-rate mortgages to customers through our relationship with the Federal Home Loan Bank of Cincinnati. This relationship allows us to help customers with financial products they want without exposing the Banks to undue interest rate risk, all while maintaining our customer relationship through the servicing of the loan.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver. For the eighth year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

I would like to take this opportunity to congratulate three long-term employees on their retirements. Stan Betsworth retired last June after working in Frankfort for 17 years. Patty Luttrell retired in December after serving for 21 years in Frankfort. Kaye Craft retired in April after serving 43 years in Hazard and Janet Lewis retired in June after serving 38 years in Frankfort.

Please keep First Federal in mind for your banking needs in Frankfort, Danville, Lancaster, and Hazard and to recommend us to family and friends. All of our markets are very competitive and, while we market to offer attractive rates and useful products, often it is word of mouth or any additional help our shareholders can provide is appreciated. When you bank with us, you help yourself (and we think you will enjoy our excellent products and services.) Please let us know if there’s anything we can do for you.

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
	2021	2020	2019	2018	2017
	(Dollars in thousands)
Total assets	$338,063	$321,136	$330,771	$318,394	$301,489
Cash and cash equivalents	21,648	13,702	9,861	9,343	12,804
Time deposits	247	2,229	6,962	5,692	4,201
Securities held to maturity	462	598	775	1,002	1,487
Securities available for sale	33	541	1.045	48	71
Loans, net	297,902	285,887	280,969	270,310	258,244
Deposits	226,843	212,273	195,836	195,653	182,845
Federal Home Loan Bank advances	56,873	54,715	66,703	53,052	55,780
Shareholders’ equity	52,296	51,911	66,278	67,203	67,146
Allowance for loan losses	1,622	1,488	1,456	1,576	1,533
Nonperforming loans (90 days delinquent and nonaccrual)	6,655	7,395	8,028	7,665	6,810

Selected Operating Data

	Year Ended June 30,
	2021	2020	2019	2018	2017
	(Dollars in thousands, except per share data)
Total interest income	$12,152	$12,823	$12,700	$11,886	$11,316
Total interest expense	2,141	3,499	3,252	2,161	1,457
Net interest income	10,011	9,324	9,448	9,725	9,859
Provision for losses on loans	192	103	11	185	242
Net interest income after provision for losses on loans	9,819	9,221	9,437	9,540	9,617
Total non-interest income	595	399	243	691	362
Goodwill impairment	--	13,560	--	--	--
Total non-interest expenses	8,242	8,343	8,727	8,945	8,531
(Loss) income before federal income taxes	2,172	(12,283)	953	1,286	1,448
Federal income taxes (benefit)	352	264	141	(37)	513
Net (loss) income	$1,820	$(12,547)	$812	$1,323	$935

Net (loss) earnings per share – basic	$0.22	$(1.52)	$0.10	$0.16	$0.11

Net (loss) earnings per share – diluted	$0.22	$(1.52)	$0.10	$0.16	$0.11

Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2021	2020	2019	2018	2017
Performance Ratios:
Return on average assets (net (loss) income divided by average total assets)	0.55%	(3.80%)	0.25%	0.43%	0.31%
Return on average equity (net (loss) income divided by average equity)	3.50	(19.01)	1.21	1.97	1.39
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	3.00	2.82	2.97	3.28	3.52
Net interest margin (net interest income divided by average interest-earning assets)	3.14	3.05	3.19	3.43	3.63
Ratio of average interest-earning assets to average interest-bearing liabilities	120.39	119.57	120.03	120.11	120.34
Ratio of total general administrative and other expenses to average total assets	2.50	6.63	2.72	2.88	2.84
Efficiency ratio (1)	79.14	225.27	90.05	85.88	83.47
Dividend payout ratio (2)	76.26	(11.06)	176.85	109.75	159.04

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period (3)	2.22	2.57	2.84	2.80	2.62
Nonperforming assets as a percent of total assets at end of period (3)	1.99	2.50	2.64	2.64	2.32
Allowance for loan losses as a percent of total loans at end of period	0.54	0.52	0.52	0.58	0.59
Allowance for loan losses as a percent of nonperforming loans at end of period	24.47	20.12	18.14	20.56	22.51
Provision for loan losses to total loans	0.06	0.04	0.00	0.07	0.09
Net charge-offs to average loans outstanding	0.02	0.03	0.05	0.05	0.09

Capital Ratios:
Average equity to average assets	15.79	19.97	20.89	21.66	22.45
Shareholders’ equity or capital to total assets at end of period	15.47	16.16	20.05	21.15	21.77

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	27.48	26.08	26.79	29.46	30.01
Tier 1 (core) capital to risk-weighted assets	27.48	26.08	26.79	29.46	30.01
Total capital to risk-weighted assets	27.48	26.08	27.54	30.34	30.88
Tier 1 leverage capital to average assets	15.35	15.67	16.65	17.51	18.43

Number of banking offices	7	7	7	7	7

(1)	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.

(2)	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.

(3)	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, the potential effects of COVID-19 pandemic on the local and national economic environment, on our customers and on our operations (as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic), and the other matters described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2021. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

The Company was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005, upon the completion of the reorganization of First Federal of Hazard into a federal mutual holding company form of organization (the “Reorganization”). On that date, Kentucky First also completed its minority stock offering and its concurrent acquisition of Frankfort First Bancorp, Inc. (“Frankfort First Bancorp”) and its wholly owned subsidiary, First Federal of Kentucky, Frankfort Kentucky (“First Federal of Kentucky”) (the “Merger”). Following the Reorganization and Merger, the Company has operated First Federal of Hazard and First Federal of Kentucky (collectively, the “Banks”) as two independent, community-oriented savings institutions.

On December 31, 2012, the Company acquired CKF Bancorp, Inc., a savings and loan holding company which operated three banking locations in Boyle and Garrard Counties in Kentucky. In accounting for the transaction the assets and liabilities of CKF Bancorp were recorded on the books of First Federal of Kentucky in accordance with accounting standard ASC 805, Business Combinations.

Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans and service charges and fees collected on our deposit accounts. Our general, administrative and other expense primarily consists of employee compensation and benefits expense, occupancy and equipment expense, data processing expense, other operating expenses and state and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

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

At June 30, 2021 the Company and the Banks were considered well-capitalized with capital ratios in excess of regulatory requirements. However, an extended economic recession resulting from the COVID-19 pandemic could adversely impact the Company’s and the Banks’ capital position and regulatory capital ratios due to a potential increase in credit losses.

Lending Operations and Credit Risk

As noted in Note C-Loans in the Notes to Financial Statements herein, the Company continues working with its borrowers who are negatively impacted by COVID-19 by offering a payment deferral program. During the year ended June 30, 2021, a total of $815,000 in loans were accepted into the Company’s loan payment deferral plan. At June 30, 2021 all of those loans had reached the end of their three-month deferral periods and returned to regular payment status.

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

To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing financial products and services. However, during the twelve months ended June 30, 2021, we generated significant revenue from the sale of loans.

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

Taxes consist of the current and deferred portion of federal and state income taxes. Effective January 1, 2021, the Banks became subject to state income tax in the Commonwealth of Kentucky in lieu of the Savings and Loan tax to which they had previously been subject.

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

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test at June 30, 2021, and consideration of potential triggering events through year end, management does not believe any of the goodwill is impaired. In the fiscal year ended June 30, 2020, we recorded a non-cash $13.6 million goodwill impairment charge, which had no income tax impact. See Note F-Goodwill in the Notes to Financial Statements for additional information regarding the goodwill impairment charge we recorded at June 30, 2020.

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

Since December 2018 when the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank stopped increasing interest rates, on several occasions interest rate decreases were announced until March 2020 when the group made an emergency rate cut pursuant to COVID-19 pandemic. The FOMC announced at the end of its September 2021 meeting that it may start raising interest rates as early as 2022. At June 30, 2021, we believe our risk associated with rising interest rates was minimal. Our IRR model indicated that at June 30, 2021, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $8.5 million or 14.4% to $50.4 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 15.8% and our fair value of equity to fair value of risk-weighted assets would be expected to be 28.9%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2021, assets totaled $338.1 million, an increase of $16.9 million, or 5.3%, compared to June 30, 2020. The increase in total assets was related primarily to an increase of $12.0 million or 4.2% in loans, net, which totaled $297.9 million at June 30, 2021 and an increase of $7.9 million or 58.0% in cash and cash equivalents, which totaled $21.6 million at the end of the period. Those increases were somewhat offset by a decrease of $2.0 million or 88.9% in time deposits in other institutions. Total liabilities increased $16.5 million, or 6.1%, to $285.8 million at June 30, 2021, as deposits increased $14.6 million or 6.9% to $226.8 million at June 30, 2021 and advances increased $2.2 million or 3.9% to $56.9 million.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2021, one- to four- family residential real estate loans totaled $224.1 million, or 74.8% of total loans, compared to $222.2 million, or 77.4% of total loans, at June 30, 2020, caused primarily by higher demand for home financing in the Banks’ markets. Construction real estate loans totaled $5.4 million, or 1.8% of total loans, at June 30, 2021, compared to $4.0 million, or 1.4% of total loans at June 30, 2020. At June 30, 2021, multi-family real estate loans totaled $19.8 million, or 6.6% of total loans, compared to $12.4 million or 4.3% of total loans at June 30, 2020. Nonresidential real estate loans totaled $35.5 million, or 11.9% of total loans at June 30, 2021, compared to $33.5 million, or 11.7% of total loans, at June 30, 2020. Commercial and industrial loans totaled $2.3 million or 0.7% of total loans at June 30, 2021, compared to $2.2 million or 0.8% of total loans at June 30, 2020. Farm loans totaled $2.2 million or 0.8% of total loans at June 30, 2021, compared to $2.4 million or 0.8% of total loans at June 30, 2020. Consumer loans (including automobile and unsecured loans) totaled $8.9 million and $9.6 million at June 30, 2021 and 2020, respectively. At June 30, 2021, consumer loans were comprised of loans secured by deposits of $1.1 million or 0.4% of total loans and other consumer loans of $7.8 million or 2.6% of total loans. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2021		2020		2019		2018		2017
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$224,125	74.8%	$222,489	77.4%	$216,066	76.5%	$206,908	76.1%	$197,978	76.2%
Construction	5,433	1.8%	4,045	1.4%	3,757	1.3%	2,919	1.1%	2,102	0.8%
Multi-family	19,781	6.6%	12,373	4.3%	15,928	5.7%	15,113	5.6%	15,678	6.0%
Land	1,308	0.4%	765	0.3%	852	0.3%	677	0.3%	1,304	0.5%
Farm	2,234	0.8%	2,354	0.8%	3,157	1.1%	2,295	0.8%	2,062	0.8%
Nonresidential real estate	35,492	11.9%	33,503	11.7%	30,419	10.8%	32,413	11.9%	29,211	11.3%
Commercial and industrial	2,259	0.7%	2,214	0.8%	2,075	0.7%	1,917	0.7%	2,540	1.0%
Consumer:
Consumer and other	7,763	2.6%	8,387	2.9%	8,756	3.1%	8,174	3.0%	7,295	2.8%
Loans on deposits	1,129	0.4%	1,245	0.4%	1,415	0.5%	1,470	0.5%	1,607	0.6%
Total loans	299,524	100%	287,375	100%	282,425	100%	271,886	100%	259,777	100%

Allowance for loan losses	(1,622)		(1,488)		(1,456)		(1,576)		(1,533)
Loans receivable, net	$297,902		$285,887		$280,969		$270,310		$258,244

The following table sets forth certain information at June 30, 2021 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(In thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
One year or less	$53,294	$731	$8,237	$62,262
More than one year to five years	197,784	1,528	655	199,967
More than five years	37,295	--	--	37,295
Total	$288,373	$2,259	$8,892	$299,524

As of June 30, 2021, there were $43.9 million fixed-rate and $191.1 million adjustable-rate real estate loans maturing in more than a year, while there were $1.5 million fixed-rate and $0 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(In thousands)	2021	2020	2019
Net loans at beginning of year	$285,887	$280,969	$270,310
Loans originated:
Real estate loans:
Residential one- to four-family	67,859	53,601	51,935
Construction	8,697	14,787	9,059
Multi-family	1,720	2,287	490
Land	--	--	--
Farm	523	146	1,224
Nonresidential real estate	7,038	8,667	2,472
Commercial and industrial	1,343	1,502	1,075
Consumer loans	2,179	4,419	3,512
Total loans originated	89,359	85,409	69,767

Deduct:
Real estate loan principal repayments and other	(76,842)	(80,136)	(58,872)
Decrease (increase) in allowance	(134)	(32)	120
Transfer to real estate acquired through foreclosure	(358)	(304)	(347)
Other	(110)	(19)	(9)
Net loan activity	12,015	4,918	10,659
Net loans at end of period	$297,902	$285,887	$280,969

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

The allowance for loan losses totaled $1.6 million and $1.5 million at June 30, 2021 and 2020, respectively, which represented 0.54% and 0.52% of total loans, respectively. The allowance is based on a number of factors including loan loss experience, which has a significant impact. The allowance included no specific reserves at June 30, 2021 or 2020. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $6.7 million at June 30, 2021 and $7.4 million at June 30, 2020, a decrease of $740,000 or 10.0%. The allowance for loan losses totaled 24.4% and 20.1% of nonperforming loans at June 30, 2021 and 2020, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. It is difficult to derive direct correlation between the level of troubled loans, whether measured by impairment, non-performance, classification, or delinquency, because approximately 5.0% of total loans and 22.6% of classified loans were acquired in the merger with Central Kentucky Federal. The acquired loans are not covered by the allowance for loan losses in accordance with generally accepted accounting principles. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at June 30, 2021. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

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

	Year Ended June 30,
	2021	2020	2019	2018	2017
	(Dollars in thousands)
Allowance at beginning of period	$1,488	$1,456	$1,576	$1,533	$1,515
Provision for loan losses	192	103	11	185	242

Charge-offs:
Real estate loans	(23)	(65)	(190)	(240)	(226)
Consumer loans	(45)	(8)	--	--	(5)
Total charge-offs	(68)	(73)	(190)	(240)	(231)

Recoveries:
Real estate loans	--	2	39	98	5
Consumer and other loans	10	--	20	--	2
Total recoveries	10	2	59	98	7

Net charge-offs	(58)	(71)	(131)	(142)	(224)
Allowance at end of period	$1,622	$1,488	$1,456	$1,576	$1,533

Allowance to nonperforming loans	24.4%	20.1%	18.1%	20.6%	22.5%
Allowance to total loans outstanding at end of period	0.54%	0.52%	0.52%	0.58%	0.59%
Net charge-offs to average loans outstanding during the period	0.02%	0.03%	0.05%	0.05%	0.09%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2021			2020			2019			2018			2017
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
	(Dollars in thousands)
Loans category:
Residential one- to four-family	$749	49.0%	74.8%	$671	45.1%	77.4%	$685	47.1%	76.5%	$795	50.4%	75.5%	$773	50.4%	76.2%
Construction	12	0.7	1.8	6	0.4	1.4	6	0.4	1.3	8	0.5	1.8	6	0.4	0.9
Multi-family	291	17.9	6.6	184	12.4	4.3	200	13.7	5.7	225	14.3	5.5	243	15.9	6.0
Land	3	0.2	0.4	1	0.1	0.3	1	0.1	0.3	1	0.1	0.3	4	0.3	0.5
Farm	5	0.3	0.8	4	0.3	0.8	6	0.4	1.1	6	0.4	0.9	9	0.6	0.8
Nonresidential real estate	494	30.5	11.9	405	27.2	11.7	336	23.1	10.8	321	20.3	11.8	270	17.6	11.2
Commercial and industrial	5	0.3	0.7	3	0.2	0.8	5	0.3	0.7	3	0.2	0.7	6	0.4	1.0
Consumer and other	16	1.0	2.6	12	0.8	2.9	14	1.0	3.1	14	0.9	3.0	18	1.2	2.8
Loans on deposits	2	0.1	0.4	2	0.1	0.4	3	0.2	0.5	3	0.2	0.5	4	0.2	0.6
Unallocated	--	--	--	200	13.4	--	200	13.7	--	200	12.7	--	200	13.0	--
Total allowance for loan losses	$1,622	100%	100%	$1,488	100%	100%	$1,456	100%	100%	$1,576	100%	100%	$1,533	100%	100%

Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan may be placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and interest income is thereafter recognized on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan or applied entirely to principal, depending on management’s assessment of ultimate collectability. In situations where management believes collection of interest due is likely even if the loan is more than 90 days delinquent, then management may decide not to place the loan on non-accrual status.

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and loans secured by deposits to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2021, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2021	2020	2019	2018	2017
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$4,660	$4,415	$4,936	$3,668	$3,816
Commercial loans	--	4	1	7	--
Consumer loans	21	95	9	2	8
Total	4,681	4,514	4,946	3,677	3,824

Accruing loans past due 90 days or more:
Real estate loans	243	1,135	1,747	2,419	1,770
Commercial loans	--	--	49	--	--
Consumer loans	--	--	--	--	11
Total of accruing loans past due 90 days or more	243	1,135	1,796	2,419	1,781
Restructured loans not performing as agreed	1,731	1,836	1,286	1,569	1,205
Total nonperforming loans	6,655	7,485	8,028	7,665	6,810
Restructured loans performing as agreed	--	36	163	161	328
Real estate acquired through foreclosure	82	640	710	710	358
Total nonperforming assets and performing restructured loans	$6,737	$8,161	$8,901	$8,536	$7,496

Total nonperforming loans to total loans	2.22%	2.60%	2.84%	2.80%	2.62%
Total nonperforming loans to total assets	1.97%	2.33%	2.43%	2.41%	2.21%
Total nonperforming assets to total assets	1.99%	2.54%	2.64%	2.64%	2.32%

Interest income that would have been recorded for the years ended June 30, 2021 and 2020, had nonaccrual loans been current according to their original terms amounted to $27,000, and $48,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2021 and 2020 amounted to $0, and $0, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $1.6 million and $1.7 million at June 30, 2021 and 2020, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
	2021	2020	2019
	(In thousands)
Substandard assets	$8,925	$9,587	$11,590
Doubtful assets	--	--	--
Loss assets	--	--	--
Total classified assets	$8,925	$9,587	$11,590

Substandard assets at June 30, 2021, consisted of 157 loans totaling $8.8 million and two parcels of real estate owned with an aggregate carrying value of $82,000, compared to substandard assets at June 30, 2020 which consisted of 170 loans totaling $8.9 million and six parcels of real estate owned with an aggregate carrying value of $640,000. At June 30, 2021, 0.9% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 6.7% at June 30, 2020. During the fiscal years ended June 30, 2021 and 2020, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $75,000 and $65,000 for $72,000 and $75,000 during the fiscal years ended June 30, 2021 and 2020, respectively. Such loans are considered loans to facilitate an exchange. Loans to facilitate the sale of other real estate owned and which were included in substandard loans totaled $43,000 and $23,000 at June 30, 2021 and 2020, respectively.

The table below summarizes other real estate owned at June 30, 2021:

(Dollars in thousands)	Number of properties	Net carrying value
Single family	2	$82
Building lots	1	--
Total	3	$82

The table below summarizes substandard loans at June 30, 2021:

(Dollars in thousands)	Number of loans	Net carrying value
One- to four-family	143	$6,044
Multi-family	1	646
Nonresidential real estate	5	1,820
Farm	1	274
Consumer	7	59
Total	157	$8,843

Other than disclosed above, there are no other loans at June 30, 2021 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2021		2020
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$2,165	$408	$2,455	$447
Commercial and industrial	6	--	--	--
Consumer loans	116	4	255	--
Total	$2,287	$412	$2,710	$447

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $495,000 at June 30, 2021, a decrease of $641,000, or 56.4%, compared to the $1.1 million total at June 30, 2020. The decrease in these securities resulted from scheduled maturities and normal repayment/prepayment from the mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2021		2020		2019
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available-for-sale securities:
Agency mortgage-backed: residential	$33	$33	$38	$38	$43	$43
Agency bonds	--	--	500	503	501	505
U.S. Treasury securities	--	--	--	--	496	497
	$33	$33	$538	$541	$1,040	$1,045

Held-to-maturity securities
Agency mortgage-backed: residential	$462	$476	$598	$611	$775	$775

At June 30, 2021 and 2020, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2021. At June 30, 2021, we had no agency securities with adjustable rates.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
Mortgage-backed securities	$2	2.67%	$10	2.67%	$14	2.67%	$7	2.67%	$33	$33	2.67%
Agency bonds	--		--		--		--		--	--
	2		10		14		7		33	33

Held to maturity securities:
Mortgage-backed securities	36	4.32%	161	4.34%	234	4.34%	31	4.54%	462	476	4.35%
	$38		$171		$248		$38		$495	$509

Other Assets. Other assets at June 30, 2021 and 2020 include goodwill of $947,000, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.7 million and $2.6 million at June 30, 2021 and 2020, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank of Cincinnati (“FHLB”). FHLB stock, at cost, totaled $6.5 million at June 30, 2021 and 2020.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $226.8 million at June 30, 2021, increasing $14.6 million or 6.9% between the two periods.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2021	2020	2019
	(In thousands)
Certificate of deposit accounts	$124,892	$134,155	$125,892
Demand, transaction and savings accounts	101,951	78,118	69,944
Total	$226,843	$212,273	$195,836

The following table indicates at June 30, 2021, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$12,101
Over three months through six months	13,284
Over six months through twelve months	19,735
Over twelve months	17,796
Total	$62,917

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
Rate	2021	2020	2019
	(In thousands)
0.01 - 0.99%	$69,400	$30,125	$22,743
1.00 - 1.99	36,613	75,796	39,077
2.00 - 2.99	18,879	28,234	64,072
Total	$124,892	$134,155	$125,892

The following table sets forth the amount and maturities of certificate accounts at June 30, 2021.

	Amount Due					Percentage of
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Total Certificate Accounts
	(Dollars in thousands)
0.01 –0.99%	$51,273	$18,078	$49	$--	$69,4005	55.6%
1.00 –1.99	23,653	4,068	7,314	1,578	36,613	29.3
2.00 –2.99	10,314	5,533	806	2,226	18,879	15.1
Total	$85,240	$27,679	$8,169	$3,804	$124,892	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2021		2020		2019
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$10,472	0.00%	$6,796	0.00%	$5,275	0.00%
Interest-bearing demand	18,438	0.16%	14,181	0.16%	15,258	0.15%
Savings accounts	64,611	0.42%	51,123	0.41%	54,156	0.40%
Certificates of deposit	127,371	1.11%	131,728	1.65%	123,180	1.41%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2021	2020	2019
	(In thousands)
Beginning balance	$212,273	$195,836	$195,653
Increase (decrease) before interest credited	12,859	14,032	(1,793)
Interest credited	1,711	2,405	1,976
Net increase (decrease) in deposits	14,570	16,437	183
Ending balance	$226,843	$212,273	$195,836

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $56.9 million and $54.7 million at June 30, 2021 and 2020, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2021	2020	2019
	(Dollars in thousands)
Balance outstanding at end of period	$56,873	$54,715	$66,703
Maximum amount of advances outstanding at any month end during the period	$61,048	$65,198	$66,703
Average advances outstanding during the period	$54,319	$58,788	$53,824
Weighted average interest rate during the period	0.79%	1.86%	2.37%
Weighted average interest rate at end of period	0.71%	0.99%	2.39%

Capital. Total shareholders’ equity totaled $52.3 million at June 30, 2021, an increase of $385,000 or 0.7%, compared to June 30, 2020. The increase resulted primarily from earnings reduced by dividends declared during the year.

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

At June 30, 2021, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note K-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2021 and 2020

General. Net income totaled $1.8 million or $0.22 diluted earnings per share for the year ended June 30, 2021, compared to a net loss of $12.5 million or $1.52 per common share for the twelve months ended June 30, 2020. The largest contributor to the Company’s increase in net income year to year was the absence of the prior year’s goodwill impairment charge of $13.6 million, or $1.64 per common share, during the quarter ended June 30, 2020, which represented 93.5% of goodwill previously reported. Earnings were strengthened by increases in net interest income and non-interest income, as well as a decrease in non-interest expense year over year. Net interest income totaled $10.0 million for the year just ended compared to $9.3 million for the prior year.

Interest Income. Total interest income for the fiscal year ended June 30, 2021 was $12.2 million, a decrease of $671,000, or 5.2%, compared to the fiscal year ended June 30, 2020. The decrease in interest income was due primarily to a decrease in the average rate earned on assets during the fiscal year, as the average balance of interest-earning assets increased $12.9 million or 4.2% to $318.7 million for the twelve months recently ended.

Interest income from loans decreased $385,000 or 3.1% to $12.0 million for the year ended June 30, 2021 due to a decrease in the average rate earnings on the portfolio, which decreased 34 basis points to 4.0% for the year just ended, while the average balance of the loan portfolio increased $14.1 million or 5.0% to $296.2 million for the year just ended. Interest income from mortgage-backed securities decreased $8,000 or 36.4% to $14,000 for the recently ended fiscal year primarily due to a decrease in the volume of assets, while interest income from other investment securities decreased $15,000 for the recently ended year. Income from other interest-earning assets decreased $263,000 or 62.8% year over year and totaled $156,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $2.1 million for the fiscal year ended June 30, 2021, a decrease of $1.4 million, or 38.8%, from fiscal 2020. The decrease in interest expense resulted primarily from lower average costs of deposits along with lower average balances of interest-bearing liabilities. Interest expense on deposits decreased $694,000 or 28.9% to $1.7 million for the 2021 fiscal year primarily due to a decrease in the average rate paid on those deposits, which decreased 41 basis points to 0.81% for the recently-ended fiscal year. The average balance of deposits increased $13.4 million or 6.8% to $210.4 million for the year just ended. Interest expense on certificates of deposit was primarily responsible for the decrease in interest expense on deposits for the year and was due principally to a decrease in the rate paid on certificates of deposits, although the average balance year over year also decreased. The average rate paid on certificates of deposit decreased 54 basis points to 1.11% for the year, while the average balance outstanding decreased $4.4 million or 3.3% to $127.4 million for the recently-ended year. The average balance of savings and interest-bearing demand deposits increased $13.5 million or 26.4% and $4.3 million or 30.0%, respectively, totaling $64.6 million and $18.4 million for the 2021 fiscal year, respectively. Interest expense on borrowings decreased $664,000 or 60.7% to $430,000 for the twelve months ended June 30, 2021, primarily due to a decrease in the average rate paid on FHLB advances outstanding. The average rate paid on borrowings decreased 107 basis points year over year to 0.79% for the recently-ended period, while the average balance of borrowings decreased $4.5 million or 7.6% to $54.3 million for the year just ended.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses increased $687,000 or 7.4% to $10.0 million for the 2021 year. As indicated on the following table, our net interest margin increased from 3.05% for the 2020 fiscal year to 3.14% for the year just ended. The Banks’ net interest margins began to expand in light of emergency rate reduction and easing of monetary policy by the Federal Open Market Committee of the Federal Reserve Bank Board of Governors in March 2020. The policy-setting group reduced the overnight rate to zero at that time and has clearly indicated that no rate increases are forthcoming in the near term. This stance in turn impacts the bank’s funding sources, including local deposits, FHLB advances and some other wholesale sources.

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

	2021			2020			2019
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$296,247	$11,979	4.04%	$282,154	$12,364	4.38%	$273,802	$12,021	4.39%
Mortgage-backed securities	567	14	2.47	708	22	3.11	911	31	3.40
Other securities	99	3	3.03	670	18	2.69	475	13	2.74
Other interest-earning assets	21,816	156	0.72	22,345	419	1.88	20,584	635	3.00
Total interest-earning assets	318,729	12,152	3.81	305,877	12,823	4.19	295,772	12,700	4.29
Less: ALLL	(1,569)			(1,446)			(1,536)
Noninterest-earning assets	12,073			26,063			26,240
Total assets	$329,233			$330,494			$320,476

Interest-bearing liabilities:
Demand deposits	$18,438	$30	0.16%	$14,181	$22	0.16%	$15,258	$23	0.15%
Savings	64,611	268	0.42	51,123	208	0.41	54,156	216	0.40
Certificates of deposit	127,371	1,413	1.11	131,728	2,175	1.65	123,180	1,737	1.41
Total deposits	210,420	1,711	0.81	197,032	2,405	1.22	192,594	1,976	1.03
Borrowings	54,319	430	0.79	58,788	1,094	1.86	53,824	1,276	2.37
Total interest-bearing liabilities	264,739	2,141	0.81	255,820	3,499	1.37	246,418	3,252	1.31
Noninterest-bearing demand deposits	10,472			6,796			5,275
Noninterest-bearing liabilities	2,047			1,876			1,824
Total liabilities	277,258			264,492			253,517

Shareholders’ equity	51,975			66,002			66,959
Total liabilities and shareholders’ Equity	$329,233			$330,494			$320,476
Net interest income/average yield		$10,011	3.00%		$9,324	2.82%		$9,448	2.97%

Net interest margin			3.14%			3.05%			3.19%

Average interest-earning assets to Average interest-bearing liabilities			120.39%			119.57%			120.03%

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

	Twelve months ended June 30, 2021 to June 30, 2020 Increase (Decrease) Due to Changes In			Twelve months ended June 30, 2020 to June 30, 2019 Increase (Decrease) Due to Changes In
(in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans receivable	$707	$(1,092)	$(385)	$365	$(22)	$343
Mortgage-backed securities	(4)	(4)	(8)	(6)	(3)	(9)
Investment securities	(18)	3	(15)	5	--	5
Other interest-earning assets	(10)	(253)	(263)	60	(276)	(216)
Total interest-earning assets	675	(1,346)	(671)	424	(301)	123

Interest-bearing liabilities:
Demand deposits	7	1	8	(2)	1	(1)
Savings	56	4	60	(12)	4	(8)
Certificates of deposit	(70)	(692)	(762)	126	312	438
Borrowings	(78)	(586)	(664)	137	(319)	(182)
Total interest-bearing liabilities	(85)	(1,273)	(1,358)	249	(2)	247
Increase (decrease) in net interest income	$760	$(73)	$687	$175	$(299)	$(124)

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $192,000 for losses on loans for the fiscal year ended June 30, 2021, an increase of $89,000, compared to a provision of $103,000 for fiscal 2020. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See discussion about Allowance Loan Losses and Asset Quality.

Non-interest Income. Other non-interest income increased $196,000 or 49.1% to $595,000 for the fiscal year ended June 30, 2021, due primarily to an increase of $194,000 in net gains on sales of loans, which totaled $380,000 for the year just ended. The Banks sell most of their long-term, fixed rate mortgages to FHLB as part of the overall interest rate risk strategy. Impairment charges for REO decreased $17,000 or 47.2% to $19,000 for the year just ended.

Non-interest Expense. Non-interest expense decreased $13.7 million or 62.4% to $8.2 million for the fiscal year ended June 30, 2021 compared to fiscal 2020 primarily due to recognition of a $13.6 million goodwill impairment charge in the prior fiscal year.

Non-interest expense adjusted for goodwill impairment charge decreased $101,000 or 1.2% to $8.2 million primarily due to a positive impact of a change to the tax system in the Commonwealth of Kentucky to which the Company and its Banks are subject, as well as cost-savings strategies implemented by management. Decreases in non-interest expense were primarily associated with franchise and other taxes, employee compensation and benefits, other non-interest expenses, voice and data communications and advertising.

Franchise and other taxes decreased $128,000 or 49.4% to $131,000 for the twelve months ended June 30, 2021, as the Banks became subject to Kentucky corporate income tax effective January 1, 2021, rather than the Savings and Loan Franchise Tax. In addition, the tax law change allows for the filing of consolidated income tax returns.

Employee compensation and benefits costs decreased $96,000 or 1.7% to $5.4 million for the twelve months ended June 30, 2021, primarily due to a combination of lower overall compensation costs due to attrition, lower compensated absence expense and an increase in deferred costs associated with loan production. Compensation of directors and employees decreased $44,000 year over year due to retirements and other events, while compensated absences decreased $37,000. Deferral of compensation costs associated with loan production reduced expenses by $33,000.

Other non-interest expenses decreased $87,000 or 12.2% to $624,000 for the recently-ended year primarily related to reduced insurance costs, loan expenses, and other miscellaneous expenses.

Voice and data communications expense decreased $42,000 or 27.8% and totaled $109,000 for the year ended June 30, 2021, as technology investments continue to reduce ongoing costs with faster and more reliable connectibility.

Advertising expense decreased $17,000 or 10.0% and totaled $153,000 for the recently ended fiscal year as advertising decisions were somewhat impacted by pandemic conditions during the period.

Somewhat offsetting the decreases in various non-interest expenses were increases in FDIC insurance premiums and data processing. FDIC insurance premiums increased to $168,000 for the twelve months ended June 30, 2021. In the prior year the Banks were able to utilize their Small Bank Assessment Credits (“SBAC”). The SBAC were depleted in the quarterly period ended June 30, 2020. Data processing increased $106,000 or 19.6% and totaled $647,000 for the year ended June 30, 2021, as core processing costs increased and the Company expanded its technology infrastructure.

Income Taxes. As noted herein, the Company reported income tax expense of $352,000 for the fiscal year just ended compared to income tax expense of $264,000 for the fiscal year ended June 30, 2020, an increase of $88,000 or 33.3%. The increase in income tax expense was primarily related to an increase in taxable earnings year over year. The goodwill impairment charge from fiscal 2020 had no income tax impact. The effective income tax rate for the years ended June 30, 2021 and 2020, was 16.2% and -2.1%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2021 and June 30, 2020, cash and cash equivalents totaled $21.6 million and $13.7 million, respectively. Time deposits in other financial institutions totaled $247,000 and $2.2 million at June 30, 2021 and 2020, respectively, and securities classified as available-for-sale, which provide additional sources of liquidity, totaled $33,000 and $541,000 at June 30, 2021 and 2020, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2021 and 2020 we originated $89.4 million and $85.4 million of loans, respectively. During fiscal 2021, these activities were funded primarily by proceeds from principal repayments on loans of $76.8 million and increased deposits of $14.6 million. During fiscal 2020, these activities were funded primarily by principal repayments on loans of $80.1 million and increased deposits of $16.4 million.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $14.6 million for the year ended June 30, 2021, compared to a net increase of $16.4 million for the year ended June 30, 2020. FHLB advances increased $2.2 million from June 30, 2020 to June 30, 2021. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages owned by the banks. See Note H-Advances from the Federal Home Loan Bank in Notes to Consolidated financial Statements. At June 30, 2021, the Banks had combined additional FHLB borrowing capacity of $74.6 million.

Commitments and Contractual Obligations

At June 30, 2021, we had $9.4 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2021 totaled $85.2 million, or 37.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2022. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2021, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2021, the Company’s aggregate dividend of $1.4 million was less than its net income by $432,000. In fiscal 2020, the Company’s aggregate dividend of $1.4 million exceeded its net income by $13.9 million. Approximately 57.3% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding years since 2012. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends including an approval in 2021. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2021. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

Report of Independent Registered Public Accounting Firm

Shareholders, Board of Directors and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp (Company) as of June 30, 2021 and 2020, the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan and Lease Losses

As more fully described in Note 1 to the consolidated financial statements, the Company estimates the allowance for loan and lease losses (ALLL) for probable incurred credit losses. The ALLL consists of a specific component for loans that are classified as impaired and a general component for all other loans. Impairment on loans determined to be impaired is measured on a loan-by-loan basis. Historical loss experience is an input applied to loans not considered impaired and is adjusted for current factors, including the nature and volume of the portfolio, trends in level of delinquent and problem loans, and economic conditions.

We identified the valuation of the ALLL as a critical audit matter. The primary reason for our determination that the ALLL is a critical audit matter is that auditing the estimated ALLL involved significant judgment and complex review. Further, auditing the ALLL involved a high degree of subjectivity in evaluating management’s estimates, such as evaluating management’s assessment of economic conditions and other environmental factors, evaluating the adequacy of specific allowances associated with impaired loans and assessing the appropriateness of loan grades.

Our audit procedures related to the estimated ALLL included the following procedures, among others.

●	Obtaining an understanding of the design of internal controls over the ALLL calculation

●	Testing of completeness and accuracy of the information utilized in the calculation of the ALLL

●	Testing clerical/computational accuracy of the formulas within the calculation

●	Evaluating the reasonableness of management’s qualitative adjustments to the historical loss rates, including assessing the basis for the adjustments and the reasonableness of the significant assumptions. Our evaluation considered evidence from internal and external sources, loan portfolio performance and whether such assumptions were applied consistently period to period.

●	Evaluating management’s risk ratings of loans through utilizing internal professionals to assist us in evaluating the appropriateness of loan grades and identification of impaired loans

●	Evaluating specific allowances on impaired loans

●	Preparation of an independent estimate of an acceptable range of the ALLL to compare to management’s estimate

●	Evaluating overall reasonableness and directional consistency of the estimated reserve by considering past performance of the Company’s loan portfolio, trends in credit quality of the loan portfolio and trends in peer institutions’ credit quality and ALLL.

/s/ BKD, LLP

We have served as the Company’s auditor since 2018.

Louisville, Kentucky

September 28, 2021

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2021 and 2020

(Dollar amounts in thousands, except per share data)

	2021	2020
ASSETS

Cash and due from financial institutions	$1,834	$1,662
Fed funds sold	5,001	--
Interest-bearing demand deposits	14,813	12,040
Cash and cash equivalents	21,648	13,702

Time deposits in other financial institutions	247	2,229
Securities available for sale	33	541
Securities held-to-maturity, at amortized cost- approximate fair value of $476 and $611 at June 30, 2021 and 2020, respectively	462	598
Loans held for sale	1,307	667
Loans, net of allowance of $1,622 and $1,488 at June 30, 2021 and 2020, respectively	297,902	285,887
Other real estate owned, net	82	640
Premises and equipment, net	4,697	4,916
Federal Home Loan Bank stock, at cost	6,498	6,498
Accrued interest receivable	694	830
Bank-owned life insurance	2,672	2,594
Goodwill	947	947
Prepaid income taxes	40	135
Prepaid expenses and other assets	834	952

Total assets	$338,063	$321,136

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$226,843	$212,273
Federal Home Loan Bank advances	56,873	54,715
Advances by borrowers for taxes and insurance	838	800
Accrued interest payable	20	27
Deferred income taxes	614	837
Other liabilities	579	573
Total liabilities	285,767	269,225

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,916	34,981
Retained earnings	20,364	19,932
Unearned employee stock ownership plan (ESOP)	(102)	(289)
Treasury shares at cost, 369,349 and 343,849 common shares at June 30, 2021 and 2020, respectively	(2,968)	(2,801)
Accumulated other comprehensive income	--	2
Total shareholders’ equity	52,296	51,911

Total liabilities and shareholders’ equity	$338,063	$321,136

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2021 and 2020

(Dollar amounts in thousands, except per share data)

	2021	2020
Interest income
Loans, including fees	$11,979	$12,364
Mortgage-backed securities	14	22
Other securities	3	18
Interest-bearing deposits and other	156	419
Total interest income	12,152	12,823

Interest expense
Deposits	1,711	2,405
Borrowings	430	1,094
Total interest expense	2,141	3,499
Net interest income	10,011	9,324
Provision for loan losses	192	103
Net interest income after provision for loan losses	9,819	9,221

Non-interest income
Earnings on bank-owned life insurance	78	76
Net gains on sales of loans	380	186
Net gain (loss) on sales of REO	(19)	5
Valuation adjustment for REO	(19)	(36)
Net loss on sales of property	(2)	--
Other	177	168
Total non-interest income	595	399

Non-interest expense
Employee compensation and benefits	5,440	5,536
Data processing	647	541
Occupancy and equipment	567	568
FDIC insurance premiums	168	--
Voice and data communications	109	151
Advertising	153	170
Outside service fees	179	176
Audit and accounting	158	165
Franchise and other taxes	131	259
Foreclosure and REO expense, net	66	66
Goodwill impairment	--	13,560
Other	624	711
Total non-interest expense	8,242	21,903
Income (loss) before income taxes	2,172	(12,283)

Income tax expense
Current	575	128
Deferred	(223)	136
Total income tax expense	352	264

NET INCOME (LOSS)	$1,820	$(12,547)

EARNINGS (LOSS) PER SHARE
Basic and diluted	$0.22	$(1.52)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

For the years ended June 30, 2021 and 2020

(Dollar amounts in thousands)

	2021	2020
Net income (loss)	$1,820	$(12,547)

Other comprehensive loss, net of tax-related effects:
Unrealized holding losses on securities designated as available for sale during the year, net of tax benefits of $(1) and $(1) in 2021 and 2020, respectively	(2)	(2)
Comprehensive income (loss)	$1,818	$(12,549)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2021 and 2020

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income	Total
Balance at June 30, 2019	$86	$35,056	$33,867	$(476)	$(2,259)	$4	$66,278
Net loss	-	-	(12,547)	-	-	-	(12,547)
Allocation of ESOP shares	-	(75)	-	187	-	-	112
Acquisition of shares for treasury	-	-	-	-	(542)	-	(542)
Other Comprehensive Loss	-	-	-	-	-	(2)	(2)
Cash dividends of $0.40 per common share	-	-	(1,388)	-	-	-	(1,388)

Balance at June 30, 2020	$86	$34,981	$19,932	$(289)	$(2,801)	$2	$51,911
Net income	-	-	1,820	-	-	-	1,820
Allocation of ESOP shares	-	(65)	-	187	-	-	122
Acquisition of shares for treasury	-	-	-	-	(167)	-	(167)
Other Comprehensive Loss	-	-	-	-	-	(2)	(2)
Cash dividends of $0.40 per common share	-	-	(1,388)	-	-	-	(1,388)

Balance at June 30, 2021	$86	$34,916	$20,364	$(102)	$(2,968)	$-	$52,296

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2021 and 2020

(Dollar amounts in thousands)

	2021	2020
Cash flows from operating activities:
Net (loss) income	$1,820	$(12,547)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Goodwill impairment	--	13,560
Depreciation	288	277
Accretion of purchased loan discount	(321)	(97)
Amortization of purchased loan premium	26	10
Amortization of discounts and premiums on investment securities, net	--	8
Amortization of deferred loan origination costs (fees)	7	85
Net gain on sale of loans	(380)	(186)
Valuation adjustment of REO	19	36
Net gain (loss) on real estate owned	19	(5)
ESOP compensation expense	122	112
Net gain on sale of property & equipment	2	--
Earnings on bank-owned life insurance	(78)	(76)
Provision for loan losses	192	103
Origination of loans held for sale	(9,963)	(5,598)
Proceeds from loans held for sale	9,703	5,117
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	136	(72)
Prepaid expenses and other assets	118	(62)
Accrued interest payable	(7)	(1)
Accounts payable and other liabilities	6	111
Income tax (benefit)
Current	95	131
Deferred	(223)	136
Net cash provided by operating activities	1,581	1,042

Cash flows from investing activities:
Purchase of time deposits in other financial institutions	--	(2,500)
Maturities of time deposits in other financial institutions	1,982	7,233
Investment securities maturities, prepayments and calls:
Held to maturity	129	169
Available for sale	506	502
Purchase of FHLB stock	--	(16)
Proceeds from sale of property & equipment	30	--
Loans originated for investment, net of principal collected	(12,220)	(5,228)
Proceeds from sale of real estate owned	829	292
Additions to real estate owned	(1)	(44)
Additions to premises and equipment, net	(101)	(165)
Net cash (used) provided by investing activities	(8,846)	243

Cash flows from financing activities:
Net change in deposits	14,570	16,437
Payments by borrowers for taxes and insurance, net	38	37
Proceeds from Federal Home Loan Bank advances	51,600	23,500
Repayments on Federal Home Loan Bank advances	(49,442)	(35,488)
Treasury stock purchases	(167)	(542)
Dividends paid on common stock	(1,388)	(1,388)
Net cash provided by financing activities	15,211	2,556

Net increase in cash and cash equivalents	7,946	3,841

Beginning cash and cash equivalents	13,702	9,861

Ending cash and cash equivalents	$21,648	$13,702

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2021 and 2020

(Dollar amounts in thousands)

	2021	2020
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$475	$--

Interest on deposits and borrowings	$2,148	$3,500

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$358	$304

Loans disbursed upon sales of real estate acquired through foreclosure	$50	$95

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 and 2020

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3. Securities: (continued)

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

5. Loans held for sale and Mortgage Servicing Rights: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2021 and 2020 the Company had $1.3 million and $667,000 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $28,000 and $20,000 during the years ended June 30, 2021 and 2020, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $147,000 and $96,000 at June 30, 2021 and 2020, respectively.

The Company was servicing mortgage loans of approximately $18.3 million and $12.1 million that had been sold to the Federal Home Loan Bank at June 30, 2021 and 2020, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $14,000 and $7,000 for the fiscal years ended June 30, 2021 and 2020, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

June 30, 2021 and 2020

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At June 30, 2021 and 2020, the Company had fixed assets held for sale of $161,000 related to a branch office no longer in use and included in other assets on the balance sheet. No impairment losses have been taken on the property.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Both of the Banks became subject to state income tax in the Commonwealth on January 1, 2021, according to legislation enacted in the spring of 2019. On March 26, 2019, Kentucky enacted H.B. 354 repealing the bank franchise tax. On April 9, 2019, Kentucky enacted related legislation, H.B. 458, which made technical corrections to H.B. 354. Beginning on or after January 1, 2021, the banks will be subject to the corporation income tax and limited liability entity tax (“LLET”) instead of the savings and loan tax. Because the banks operate on a fiscal year, they must file a short-year corporation income tax and LLET return and pay any tax due for the period beginning January 1, 2021 through the end of the banks’ normal fiscal year. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2018.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $253.2 million and $138.3 million for the plan years ended June 30, 2020 and 2019, respectively. Our contributions for fiscal 2021 and 2020 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ age and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $955,000 and $935,000 for the fiscal years ended June 30, 2021 and 2020, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2020, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 87.27%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. The expense incurred for the deferred compensation was $0 and $2,000 for the fiscal years ended June 30, 2021 and 2020, respectively, while the liabilities totaled $51,000 and $51,000 at June 30, 2021 and 2020, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $277,000 and $528,000 at June 30, 2021 and 2020, respectively. The Company recorded expense for the ESOP of approximately $122,000 and $135,000 for the years ended June 30, 2021 and 2020, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 217,706 and 194,445 at June 30, 2021 and 2020, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The amounts contributed to the ESOP were $280,000 for each of the years 2021 and 2020.

	For the fiscal year ended
	June 30,
	2021	2020
Allocated shares	99,668	104,254
Shares committed to be released	9,338	9,338
Unearned shares	10,261	28,936
Total ESOP shares	119,267	142,528

Fair value of unearned shares at End of period	$76,000	$195,000

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

	For the fiscal year ended
	June 30,
	2021	2020
Net income (loss) allocated to common shareholders, basic and diluted	$1,820,000	$(12,547,000)

EARNINGS (LOSS) PER SHARE	$0.22	$(1.52)

Weighted average common shares outstanding, basic and diluted	8,216,193	8,251,860

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2021 and 2020.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

Level 3 - Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2021 and 2020. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2021
Agency mortgage-backed: residential	$33	$--	$33	$--

2020
Agency bonds	$503	$--	$503	$--
Agency mortgage-backed: residential	$38	$--	$38	$--

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent independent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value and totaled $0 and $0 for the years ended June 30, 2021 and 2020, respectively.

Independent appraisals for collateral-dependent loans are updated periodically (usually every 12-24 months depending on the size of the loan and the loan-to-value ratio).

Real Estate Owned

Real estate properties acquired through or instead of loan foreclosure are initially recorded as real estate owned (“REO”) at fair value, less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments were $19,000 and $36,000 for the fiscal years 2021 and 2020, respectively, and resulted in a Level 3 classification of the inputs for determining fair value. One single-family residential property, which was held as OREO and was written down by $19,000 during the year ended June 30, 2021, was sold during the period. There was no OREO measured at fair value less costs to sell at June 30, 2021.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2020.

		Fair Value Measurements Using
(in thousands)	Fair Value	Quotes Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2020
Other real estate owned, net One- to four-family	$465	$-	$-	$465

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2020:

June 30, 2020	Fair Value (in thousands)	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
Foreclosed and repossessed assets:
1-4 family	$465	Sales comparison approach	Adjustments for differences between comparable sales	-2.7% to 41.2% (20.4%)

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

The Company’s financial instruments at June 30, 2021 and 2020 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2021 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$21,648	$21,648			$21,648
Time deposits in other financial institutions	247	248			248
Available-for-sale securities	33		$33		33
Held-to-maturity securities	462		476		476
Loans held for sale	1,307		1,336		1,336
Loans receivable - net	297,902			$306,346	306,346
Federal Home Loan Bank stock	6,498				n/a
Accrued interest receivable	694		694		694

Financial liabilities
Deposits	$226,843	$101,951	$125,232		$227,183
Federal Home Loan Bank advances	56,873		57,314		57,314
Advances by borrowers for taxes and insurance	838		838		838
Accrued interest payable	20		20		20

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

	Carrying	Fair Value Measurements at June 30, 2020 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$13,702	$13,702			$13,702
Time deposits in other financial institutions	2,229	2,252			2,252
Available-for-sale securities	541		$541		541
Held-to-maturity securities	598		611		611
Loans held for sale	667		685		685
Loans receivable - net	285,887			$295,431	295,431
Federal Home Loan Bank stock	6,498				n/a
Accrued interest receivable	830		830		830

Financial liabilities
Deposits	$212,273	$78,118	$135,000		$213,118
Federal Home Loan Bank advances	54,715		55,416		55,416
Advances by borrowers for taxes and insurance	800		800		800
Accrued interest payable	27		27		27

14. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

15. Goodwill: Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected March 31 as the date to perform its annual impairment test with more frequent monitoring if circumstances warrant. The Company adopted ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment, effective April 1, 2020. According to the accounting pronouncement, the Company recorded a goodwill impairment charge of $13.6 million during the period ended June 30, 2020. The carrying value of goodwill was $947,000 at June 30, 2021 and 2020. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2021 and 2020 are summarized as follows:

(in thousands)	2021	2020
Outstanding principal, beginning of year	$1,047	$1,246
Changes in composition of related parties	936	(129)
Principal disbursed during the year	--	--
Principal repaid and refinanced during the year	(578)	(70)
Outstanding principal, end of year	$1,405	$1,047

Deposits from related parties held by the Company at June 30, 2021 and 2020 totaled $4.3 million and $3.3 million, respectively.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

FASB ASC 820 – In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This guidance reduces the level of detail surrounding the processes used by the Company in determining the fair value of some of its assets. The Company adopted this ASU effective July 1, 2020, with no material impact to the financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2021 and 2020 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrecognized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2021
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$33	$-	$-	$33

Held-to-maturity Securities
Agency mortgage-backed: residential	$462	$16	$2	$476

	2020
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value
Available-for-sale Securities
Agency bonds	$500	$3	$-	$503
Agency mortgage-backed: residential	38	-	-	38
	$538	$3	$-	$541

Held-to-maturity Securities
Agency mortgage-backed: residential	$598	$16	$3	$611

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE B - SECURITIES (continued)

At June 30, 2021, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are not shown.

There were no sales of securities during the fiscal year ended June 30, 2021 or 2020. At June 30, 2021 the Company had $258,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $2,000, while at June 30, 2020, the Company had $67,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $3,000. Unrealized losses on agency mortgage-backed securities have not been recognized into income because they are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the investments reach maturity.

At June 30, 2021 and 2020, pledged securities totaled $1.8 million and $1.9 million, respectively. At June 30, 2021 and 2020, the pledged total included time deposits and/or overnight deposits of $1.5 million and $1.5 million, respectively.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2021	2020
Residential real estate
One- to four-family	$224,125	$222,489
Multi-family	19,781	12,373
Construction	5,433	4,045
Land	1,308	765
Farm	2,234	2,354
Nonresidential real estate	35,492	33,503
Commercial and industrial	2,259	2,214
Consumer and other
Loans on deposits	1,129	1,245
Home equity	7,135	7,645
Automobile	75	67
Unsecured	553	675
	299,524	287,375

Allowance for loan losses	(1,622)	(1,488)
	$297,902	$285,887

The amounts above include net deferred loan fees of $167,000 and $177,000 as of June 30, 2021 and 2020.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2021 and 2020. There were $595,000 and $751,000 in loans acquired with deteriorated credit quality at June 30, 2021 and 2020, respectively.

June 30, 2021:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$3,738	$595	$4,333	$--
Multi-family	646	--	646	--
Farm	274	--	274	--
Nonresidential real estate	1,367	--	1,367	--
Consumer and other:
Unsecured	16	--	16	--
	6,041	595	6,636	--

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family			$219,792	$794
Multi-family			19,135	291
Construction			5,433	12
Land			1,308	3
Farm			1,960	5
Nonresidential real estate			34,125	494
Commercial and industrial			2,259	5
Consumer and other:
Loans on deposits			1,129	2
Home equity			7,135	15
Automobile			75	--
Unsecured			537	1
			292,888	1,622
			$299,524	$1,622

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

The following tables present impaired loans by class of loans as of and for the years ended June 30, 2021 and 2020:

June 30, 2021:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized
With no related allowance recorded:
Residential real estate:
One- to four-family	$4,333	$--	$4,534	$107	$107
Multi-family	646	--	659	24	24
Construction	--	--	32	--	--
Farm	274	--	292	35	35
Nonresidential real estate	1,367	--	1,014	60	60
Consumer and other:
Unsecured	16	--	8	1	1
Total	$6,636	$--	$6,537	$227	$227

June 30, 2020:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized
With no related allowance recorded:
Residential real estate:
One- to four-family	$4,734	$--	$4,713	$172	$172
Multi-family	671	--	679	32	32
Construction	63	--	13	--	--
Farm	309	--	309	11	11
Nonresidential real estate	660	--	701	47	47
Total	$6,437	$--	$6,415	$262	$262

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2021 and 2020. The tables include loans acquired with deteriorated credit quality. At June 30, 2021, the table below includes approximately $365,000 of loans on nonaccrual and no loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2020, approximately $508,000 of loans on nonaccrual and no loans past due over 90 days and still accruing represent such loans.

	June 30, 2021		June 30, 2020
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Residential real estate:
One- to four-family	$4,104	$243	$4,458	$1,135
Multi-family	646	--	671	--
Construction	--	--	63	--
Farm	274	--	309	--
Nonresidential real estate	1,367	--	660	--
Commercial and industrial	--	--	4	--
Consumer	21	--	95	--
	$6,412	$243	$6,260	$1,135

One- to four-family loans in process of foreclosure totaled $577,000 and $694,000 at June 30, 2021 and 2020, respectively.

Troubled Debt Restructurings:

A Troubled Debt Restructuring (“TDR”) is the situation where the Bank grants a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

At June 30, 2021 and 2020, the Company had $1.7 million and $1.9 million of loans classified as TDRs, respectively. Of the TDRs at June 30, 2021, approximately 26.8% were related to the borrower’s completion of Chapter 7 bankruptcy proceedings with no reaffirmation of the debt to the Banks.

During the year ended June 30, 2021, the Company had two loans, which were associated with a single borrower and were both secured by a single-family residence, restructured as TDRs. The loans were classified as TDRs pursuant to court action under Chapter 7 bankruptcy proceedings without the borrower reaffirming the debt personally. Those two loans were current and totaled $142,000 at June 30, 2021.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

In December 2020, Congress amended the CARES Act through the Consolidated Appropriation Act of 2021, which provided additional COVID-19 relief to American families and businesses, including extending TDR relief under the CARES Act until the earlier of December 31, 2021 or 60 days following the termination of the national emergency. The relief can only be applied to modifications for borrowers that were not more than 30 days past due as of December 31, 2019. The Company elected to adopt these provisions of the CARES Act. In response to the Covid-19 pandemic and the widespread economic downturn that immediately resulted, the Company adopted a loan forbearance plan in which then-current affected borrowers could request deferral of their loan payments for a period of three months. A total of $815,000 in loans were accepted into the plan for the twelve months ended June 30, 2021. At June 30, 2021 all of those loans had reached the end of their three-month deferral date period and returned to regular payment status.

During the year ended June 30, 2020, the Company had six loans restructured as TDRs. One borrower refinanced a piece of one- to four-family, non-owner occupied, residential property to bring to current amounts owed on other loans with the Bank. Because the borrower’s financial condition had deteriorated, it was unlikely that the borrower could have secured financing elsewhere. The restructured loan is collateralized and cross-collateralized by real estate. Three single family residential borrowers filed for Chapter 7 bankruptcy protection and did not reaffirm the debts personally, although the Company’s collateral position remains intact. Finally, a first and second mortgage on an 8-plex were refinanced into a single loan with a slightly extended maturity term and a lower interest rate, which was consistent with similarly-priced comparable loans at the time of refinance

In order to determine whether a borrower is experiencing financial difficulty, we consider the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2021 or 2020. At June 30, 2021 and 2020, TDR loans on nonaccrual status totaled $1.7 million and $1.8 million, respectively. The Company had no commitments to lend additional amounts as of June 30, 2021 and 2020, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans which defaulted during fiscal 2021 or during fiscal 2020.

The following tables present the aging of the principal balance outstanding in accruing past due loans as of June 30, 2021 and 2020, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2021, the table below includes $96,000 in loans 30-89 days past due and approximately $25,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2020, the table below includes $101,000 in loans 30-89 days past due and approximately $28,000 of loans past due over 90 days of such loans.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

June 30, 2021:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate:
One-to four-family	$2,392	$1,338	$3,730	$220,395	$224,125
Multi-family	--	--	--	19,781	19,781
Construction	80	--	80	5,353	5,433
Land	--	--	--	1,308	1,308
Farm	101	--	101	2,133	2,234
Nonresidential real estate	--	241	241	35,251	35,492
Commercial and industrial	6	--	6	2,253	2,259
Consumer and other:
Loans on deposits	--	--	--	1,129	1,129
Home equity	116	--	116	7,019	7,135
Automobile	--	--	--	75	75
Unsecured	4	--	4	549	553
Total	$2,699	$1,579	$4,278	$295,246	$299,524

June 30, 2020:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Residential real estate:
One-to four-family	$2,546	$2,670	$5,216	$217,273	$222,489
Multi-family	--	--	--	12,373	12,373
Construction	192	63	255	3,790	4,045
Land	--	--	--	765	765
Farm	107	309	416	1,938	2,354
Nonresidential real estate	57	253	310	33,193	33,503
Commercial and industrial	--	--	--	2,214	2,214
Consumer and other:
Loans on deposits	--	--	--	1,245	1,245
Home equity	255	90	345	7,300	7,645
Automobile	--	--	--	67	67
Unsecured	--	--	--	675	675
Total	$3,157	$3,385	$6,542	$280,833	$287,375

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2021, and 2020, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2021:

(in thousands)	Pass	Special Mention	Substandard	Doubtful
Residential real estate:
One- to four-family	$217,485	$596	$6,044	$--
Multi-family	19,135	--	646	--
Construction	5,433	--	--	--
Land	1,308	--	--	--
Farm	1,960	--	274	--
Nonresidential real estate	32,748	924	1,820	--
Commercial and industrial	2,259	--	--	--
Consumer and other:
Loans on deposits	1,129	--	--	--
Home equity	7,044	39	52	--
Automobile	75	--	--	--
Unsecured	546	--	7	--
Total	$289,122	$1,559	$8,843	$--

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

June 30, 2020:

(in thousands)	Pass	Special Mention	Substandard	Doubtful
Residential real estate:
One- to four-family	$215,010	$742	$6,737	$--
Multi-family	11,702	--	671	--
Construction	3,982	--	63	--
Land	765	--	--	--
Farm	2,045	--	309	--
Nonresidential real estate	31,529	939	1,035	--
Commercial and industrial	2,188	--	26	--
Consumer and other:
Loans on deposits	1,245	--	--	--
Home equity	7,505	39	101	--
Automobile	67	--	--	--
Unsecured	670	--	5	--
Total	$276,708	$1,720	$8,947	$--

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2021 and 2020:

June 30, 2021:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance
Residential real estate:
One- to four-family	$671	$146	$(23)	$--	$794
Multi-family	184	107	--	--	291
Construction	6	6	--	--	12
Land	1	2	--	--	3
Farm	4	1	--	--	5
Nonresidential real estate	405	89	--	--	494
Commercial and industrial	3	2	--	--	5
Consumer and other:
Loans on deposits	2	--	--	--	2
Home equity	11	42	(45)	7	15
Auto	--	--	--	--	--
Unsecured	1	(3)	--	3	1
Unallocated	200	(200)	--	--	--
Totals	$1,488	$192	$(68)	$10	$1,622

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE C - LOANS (continued)

June 30, 2020:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance
Residential real estate:
One- to four-family	$685	$49	$(65)	$2	$671
Multi-family	200	(16)	--	--	184
Construction	6	--	--	--	6
Land	1	--	--	--	1
Farm	6	(2)	--	--	4
Nonresidential real estate	336	69	--	--	405
Commercial and industrial	5	(2)	--	--	3
Consumer and other:
Loans on deposits	3	(1)	--	--	2
Home equity	14	(3)	--	--	11
Auto	--	8	(8)	--	--
Unsecured	--	1	--	--	1
Unallocated	200	--	--	--	200
Totals	$1,456	$103	$(73)	$2	$1,488

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $88,000 and $351,000, at June 30, 2021 and 2020, respectively, was as follows:

(in thousands)	2021	2020
Residential real estate:
One- to four-family	$595	$751

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2021	2020
Balance at beginning of year	$447	$544
Accretion of income	(57)	(97)
Balance at end of year	$390	$447

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2021 or 2020, nor were any allowance for loan losses reversed during those years.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2021	2020
Balance at beginning of year	$640	$710
Loans transferred to real estate owned	358	304
Capitalized expenditures	1	44
Valuation adjustments	(19)	(36)
Disposals	(898)	(382)
Balance at end of year	$82	$640

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2021	2020
Land	$1,516	$1,516
Buildings and improvements	6,536	6,493
Furniture and equipment	2,172	2,204
Automobiles	--	36
	10,224	10,249
Less: accumulated depreciation	5,527	5,333
Balance at end of year	$4,697	$4,916

NOTE F - GOODWILL

Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The Company has $947,000 of goodwill net of impairment losses of $13.6 million at June 30, 2021 and 2020. During the fiscal year ended June 30, 2020, a prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and its related economic impact led to management’s performance of a goodwill impairment analysis as of June 30, 2020. Based on the results of this analysis and in conjunction with management’s early adoption of ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, the estimated fair value of the Company was less than book value, resulting in a $13.6 million goodwill impairment charge. Goodwill impairment exists when a Company’s reporting unit’s carrying value of goodwill exceeds its fair value. The estimated fair value of the Company was determined based on a combination of methods including discounted cash flows of forecasted earnings and estimated sales price based on recent observable market transactions of similar securities.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE G - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2021	2020
Non-interest bearing checking accounts	$13,090	$8,258
Checking accounts	21,352	15,133
Savings accounts	56,576	45,571
Money market demand deposits	10,933	9,156
Total demand, transaction and passbook deposits	101,951	78,118
Certificates of deposit	124,892	134,155
Total deposits	$226,843	$212,273

At June 30, 2021 and 2020, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $11.2 million and $13.0 million, respectively.

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2021
2022	$85,217
2023	27,703
2024	8,169
2025	2,002
2026 and thereafter	1,801
$124,892

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2021 and 2020 by pledges of certain qualifying residential mortgage loans totaling $133.7 million and $172.0 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ending June 30
(in thousands)
2022	$23,807
2023	25,679
2024	3,659
2025	3,643
2026	31
2027	22
2028	16
2029-2032	16
$56,873

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK (continued)

At June 30, 2021 interest rates for advances were fixed ranging from 0.20% to 2.30%, with a weighted-average interest rate of 0.71%.

At June 30, 2020 interest rates for advances were fixed ranging from 0.21% to 2.30%, with a weighted-average interest rate of 0.99%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $76.8 million as of June 30, 2021. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2021, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $4.6 million. First Federal Savings Bank of Kentucky at June 30, 2021, had a $2.0 million Fed Funds line of credit with the Bankers’ Bank of Kentucky.

NOTE I - INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2021 and 2020, as follows:

(in thousands)	2021	2020
Income taxes at the statutory rate	$456	$(2,579)
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(19)	(16)
State income taxes	(83)	--
Deferred tax liability adjustment, net, resulting from Kentucky tax legislation	--	14
Goodwill impairment	--	2,848
Other	(2)	(3)
	$352	$264

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE I - INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2021	2020
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$405	$371
Accrued expenses	102	164
Fair value accounting adjustments on acquisition	199	199
Nonaccrued interest on loans	109	118
Other real estate owned adjustments	3	17
Depreciation	42	37
Charitable contributions	--	12
State net operating loss carryforward	227	--
Total deferred tax assets	1,087	918

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(981)	(981)
Deferred loan origination costs	(30)	(33)
Loan servicing rights	(37)	(24)
Accrual to cash adjustment	(106)	(170)
Fair value accounting adjustments on acquisition	(547)	(547)
Total deferred tax liabilities	(1,701)	(1,755)
Net deferred tax liability	$(614)	$(837)

The Company recorded a deferred tax asset for the state net operating loss carryforward. The losses are expected to be utilized when the Company begins filing a combined Kentucky income tax return with the Banks in 2021. The loss carryforward is $5,747 and expires beginning 2023.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2021, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2021.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

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

At June 30, 2021 and 2020, the Banks had the following outstanding loan commitments:

	2021		2020
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$--	$11,835	$--	$10,354
Commitments to fund real estate construction loans	519	4,125	854	8,443
Other unused commitment:
Commercial and industrial loans	1,364	--	2,541	--
Other	886	4,207	1,576	2,454
Letters of credit	--	--	--	--

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at June 30, 2021 totaled $519,000 and had interest rates ranging from 2.63% to 3.00% and maturities ranging from 1 year to 30 years. The fixed rate loan commitments at June 30, 2020 totaled $854,000 and had interest rates ranging from 3.25% to 6.00% with maturities ranging from 1 year to 30 years.

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

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

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2021, the Banks could, without prior approval, declare no dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

The Company’s regulatory capital as of June 30, 2021, is presented in the following table.

	Actual		Minimum Requirement For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Risk-based capital:
Common Equity Tier 1 capital ratio	$51,349	27.5%	$8,408	4.5%
Tier 1 (core) capital ratio	$51,349	27.5	$11,211	6.0
Total capital ratio	$51,349	27.5	$14,947	8.0

Leverage capital:
Tier 1 leverage capital to average assets	$51,349	15.4	$13,378	4.0

The Banks’ regulatory capital as of June 30, 2021, is presented in the following table.

	Actual		Minimum Requirement For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:
First Federal Savings and Loan Association of Hazard	$18,376	20.9%	$7,021	8.0%
First Federal Savings Bank of Kentucky	$30,276	12.3	$19,734	8.0

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

The Company’s regulatory capital as of June 30, 2020, is presented in the following table.

	Actual		Minimum Requirement For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Risk-based capital:
Common Equity Tier 1 capital ratio	$50,962	26.1%	$8,305	4.5%
Tier 1 (core) capital ratio	$50,962	26.1	$11,073	6.0
Total capital ratio	$50,962	26.1	$14,764	8.0

Leverage capital:
Tier 1 leverage capital to average assets	$50,962	15.7	$13,220	4.0

The Banks’ regulatory capital as of June 30, 2020, is presented in the following table.

	Actual		Minimum Requirement For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:
First Federal Savings and Loan Association of Hazard	$18,256	21.9%	$3,740	8.0%
First Federal Savings Bank of Kentucky	$29,898	12.1	$15,153	8.0

As of June 30, 2021 and 2020, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2021 and 2020, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the fiscal years ended June 30, 2021 and 2020.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2021 and 2020

(In thousands)

	2021	2020
ASSETS
Interest-bearing deposits in First Federal of Hazard	$933	$1,282
Interest-bearing deposits in First Federal of Kentucky	1,070	167
Other interest-bearing deposits	9	34
Investment in First Federal of Hazard	18,407	18,314
Investment in Frankfort First	31,646	31,257
Prepaid expenses and other assets	458	883

Total assets	$52,523	$51,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$227	$26
Total liabilities	227	26

Shareholders’ equity	52,296	51,911

Total liabilities and shareholders’ equity	$52,523	$51,937

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2021 and 2020

(Dollar amounts in thousands)

	2021	2020
Income
Interest income	$27	$42
Non-interest income	15	--
Dividends from First Federal of Hazard	590	607
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	101	(47)
Dividends from Frankfort First	826	576
Equity in undistributed (excess distributed) earnings of Frankfort First	434	(13,459)
Total income	1,993	(12,281)

Non-interest expenses	330	325

Earnings (loss) before income taxes	1,663	(12,606)

Income tax expense (benefit)	(157)	(59)

Net income (loss)	1,820	(12,547)

Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding losses on securities designated as available for sale during the year, net of taxes (benefits) of $(1) and $(1) in 2021 and 2020, respectively	(2)	(2)
Comprehensive income (loss)	$1,818	$(12,549)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2021 and 2020

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2021 and 2020

(Dollar amounts in thousands)

	2021	2020
Cash flows from operating activities:
Net (loss) earnings for the year	$1,820	$(12,547)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(535)	13,509
Noncash compensation expense	122	112
Gain on sale of automobile	16	--
Depreciation	11	12
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	449	68
Other liabilities	201	4
Net cash provided by operating activities	2,084	1,158

Cash flows from investing activities:
Additions to premises and equipment, net	--	--
Net cash used in investing activities	--	--

Cash flows from financing activities:
Treasury stock purchases	(167)	(542)
Dividends paid on common stock	(1,388)	(1,388)
Net cash used in financing activities	(1,555)	(1,930)

Net increase (decrease) in cash and cash equivalents	529	(772)

Cash and cash equivalents at beginning of year	1,483	2,255

Cash and cash equivalents at end of year	$2,012	$1,483

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky
Frankfort-Danville-Lancaster

Lesa Asbery	Customer Service Manager
Lyndi Baker	Customer Service
Brenda Baldwin	Vice President
James Baxter	Vice President/Head of Commercial Lending
Lisa Craig	Assistant Vice President/Branch Manager
Kelsey Carter	Customer Service
Katresha Clay	Customer Service
Andrea Cline	Accounting
Tracie Crawley	Customer Service
Becky Crowe	Customer Service
Deryl Curtis	Loan Servicing
Julie DeWolfe	Assistant Vice President/Loan Officer
Cortney Dillingham	Credit Administrator
Betty Doolin	Customer Service
Tyler Eades	Loan Support Specialist
Diana Eads	Customer Service Supervisor
Tiffaney Elliott	Chief Operating Officer/Vice President/Human Resources
Jamey Ensley	Information Technology Operations
Debra Freeman	Customer Service Manager/Training Coordinator
Stacey Greenawalt	Vice President/Head of Residential Lending
Bernice Harrod	Loan Processing Manager
Melissa Harrod	Customer Service
Karen Hatfield	Assistant Vice President/Customer Service Manager
Stuart Haven	Loan Officer
Judy Hicks	Loan Processor
Baylee Hockensmith	Loan Assistant
Lee Ann Hockensmith	Vice President/Chief Customer Officer
Ronald Howard	Vice President/Chief Lancaster Market Officer
Brittany Hulette	Credit Analyst/Accounting
Clay Hulette	Frankfort Area President
Teresa Hulette	Executive Vice President
Gracie Isaacs	Customer Service
Don Jennings	Chief Executive Officer
Bill Johnson	Danville/Lancaster Area President
Eve Ann Jones	Customer Service
Janet Lewis	Customer Service
Nancy Long	Assistant Vice President/Customer Service Manager
Patty Luttrell	Compliance Assistant
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Katina Mickens	Assistant Vice President/Loan Officer/Assistant Loan Servicing Coordinator
Christina Miller	Customer Service
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Carolyn Mulcahy	Assistant Vice President
Jeanie Murphy	Loan Servicing
Lavenna Quire	Vice President/Loan Officer

First Federal Savings Bank of Kentucky Frankfort-Danville-Lancaster, continued

Elizabeth Raymond	Customer Service
David Semones	Security Officer/Loan Processor
Cynthia Shank	Customer Service
Jenny Stump	Loan Processor
Angie Tennell	Customer Service
Yvonne Thornberry	Vice President/Head of Loan Servicing
Joey Ward	Customer Service
Mike Ware	Vice President/Information Technology Manager
Laurel Wemyss	Customer Service
Jennifer Whalen	Vice President/Loan Processor

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Carlen Dixon	Vice President/Loan Officer/Information Technology
Kelly Fugate	Customer Service
Jamie Haynes	Assistant Vice President/Treasurer
Melissa Matthews	Customer Service
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections
Eliza Stacy	Customer Service
Jessica Watts	Vice President/Secretary

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

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, Danville/Lancaster area President, First Federal Savings Bank of Kentucky

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Jaime Coffey	Walter G. Ecton, Jr.
Lou Ella Farler	William D. Gorman, Jr.	Tony D. Whitaker, Chairman

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	J. Mark Goggans	David R. Harrod
R. Clay Hulette	Don D. Jennings, Chairman	William C. Jennings
William H. Johnson	Yvonne Y. Morley	Jerry M. Purcell
Mark Stamper	Virginia R.S. Stump

Special Counsel	Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and	American Stock Transfer & Trust Company, LLC
Registrar	6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 18, 2021 at 3:30 p.m. at the offices of First Federal Savings Bank of Kentucky, located at 216 West Main Street, Frankfort, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2021, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 18, 2021 ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372 216 W Main St PO Box 535 Frankfort, KY 40602