Form 10-K, Exhibit 13
period 2022-06-30
Kentucky First Federal Bancorp
filed 2022-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2022

Annual Report

KENTUCKY FIRST FEDERAL BANCORP

Kentucky First Federal Bancorp (“Kentucky First Federal” or the “Company”) was formed under federal law in March 2005 and is the holding company for First Federal Savings and Loan Association of Hazard, Hazard, Kentucky (“First Federal of Hazard”) and First Federal Savings Bank of Kentucky, Frankfort, Kentucky (“First Federal of Kentucky”) (collectively, the “Banks”). Kentucky First Federal’s operations consist primarily of operating the Banks as two independent, community-oriented savings institutions.

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,154,695 shares of common stock outstanding and approximately 536 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2022	High	Low	Dividends Per Share
First quarter	$7.59	$6.95	$0.10
Second quarter	7.79	6.95	0.10
Third quarter	8.00	6.98	0.10
Fourth quarter	8.69	7.00	0.10

Fiscal 2021	High	Low	Dividends Per Share
First quarter	$6.80	$5.65	$0.10
Second quarter	8.15	5.67	0.10
Third quarter	8.16	6.15	0.10
Fourth quarter	7.50	6.46	0.10

i

ii

Dear Shareholder:

We are pleased to present the 2022 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We encourage you to vote and, if possible, to attend our annual meeting on November 17, 2022. We are excited to return to The Challenger Center on the campus of Hazard Community and Technical College for this year’s meeting. The location is One Community College Drive in Hazard, KY.

The past year was an interesting one as we emerged from the COVID-19 pandemic and navigated two different interest rate scenarios. The beginning of the year saw real estate prices rise significantly due to continued low interest rates and strong demand caused partially by the inability to conduct business as usual for the previous period. In times of uncertainty people gravitate toward the safety that can be found in community banks. Consequently, we saw significant deposit increases during the pandemic as deposits increased $13.0 million or 5.7% year over year. On the other side of the ledger, we experienced a reduction in loans as some of our borrowers took advantage of the strong real estate market by selling their holdings. Other borrowers sold real estate holdings because of death or other reasons. Loans, net decreased $23.3 million or 7.8% year to year. However, in March 2022 the Federal Open Market Committee began raising interest rates in its attempt to tame high inflation. The end of the fiscal year showed promise as the hot real estate market began to cool and we were able to add $33.7 million in new loans to our portfolio. We responded by paying down advances from the Federal Home Loan Bank of Cincinnati (“FHLB”) by $22.8 million or 40.1% and investing in short-lived mortgage-backed securities to increase yield on our excess liquidity. We continue to focus on community banking during this difficult time by concentrating on our core business, which is attracting local deposits and lending funds primarily for one-to-four family residences. We continue to leverage the Banks’ infrastructure by offering long-term, fixed-rate mortgages to customers through our relationship with the FHLB. This relationship allows us to help customers with financial products they want without exposing the Banks to undue interest rate risk, all while maintaining our customer relationship through the servicing of the loan.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver. For the eleventh year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

I would like to take this opportunity to congratulate two long-term employees on their retirements. Bill Johnson retired in February after serving as our Danville/Lancaster Area President since our combination with Central Kentucky Federal Savings Bank in 2012. Bill’s banking career spans over 48 years in central Kentucky, but he is well-respected across our Commonwealth. Although Bill retired from day-to-day operations, he continues serving as Director on the Company’s Board of Directors, as well as that of First Federal of Kentucky. Loan Officer Jim Baxter had a long career in banking and retired in December after working in Danville for 16 years.

In July 2022 eastern Kentucky suffered devastating flash floods that resulted in several deaths, impacted thousands of people, and caused billions of dollars in damage. Our Company is committed to helping our family and friends in Hazard and the surrounding area rebuild after this tragedy.

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

Sincerely,

Don Jennings

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
(Dollars in thousands)	2022	2021	2020	2019	2018
Total assets	$328,080	$338,063	$321,136	$330,771	$318,394
Cash and cash equivalents	25,823	21,648	13,702	9,861	9,343
Time deposits	-	247	2,229	6,962	5,692
Securities held to maturity	339	462	598	775	1,002
Securities available for sale	10,477	33	541	1,045	48
Loans, net	274,583	297,902	285,887	280,969	270,310
Deposits	239,857	226,843	212,273	195,836	195,653
Federal Home Loan Bank advances	34,066	56,873	54,715	66,703	53,052
Shareholders’ equity	52,025	52,296	51,911	66,278	67,203
Allowance for loan losses	1,529	1,622	1,488	1,456	1,576
Nonperforming loans (90 days delinquent and nonaccrual)	5,819	6,655	7,395	8,028	7,665

Selected Financial Condition Data

	Year Ended June 30,
(Dollars in thousands, except share data)	2022	2021	2020	2019	2018
Total interest income	$10,914	$12,152	$12,823	$12,700	$11,886
Total interest expense	1,754	2,141	3,499	3,252	2,161
Net interest income	9,160	10,011	9,324	9,448	9,725
Provision (credit) for losses on loans	(60)	192	103	11	185
Net interest income after provision for losses on loans	9,220	9,819	9,221	9,437	9,540
Total non-interest income	515	595	399	243	691
Goodwill impairment	-	-	13,560	-	-
Total non-interest expenses	7,668	8,242	8,343	8,727	8,945
Income (loss) before income taxes	2,067	2,172	(12,283)	953	1,286
Income taxes (benefit)	477	352	264	141	(37)
Net income (loss)	$1,590	$1,820	$(12,547)	$812	$1,323

Net earnings (loss) per share-basic and diluted	$0.19	$0.22	$(1.52)	$0.10	$0.16

Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2022	2021	2020	2019	2018

Performance Ratios:
Return on average assets (net income (loss) divided by average total assets)	0.47%	0.55%	-3.80%	0.25%	0.43%
Return on average equity (net income (loss) divided by average equity)	3.04%	3.50%	-19.01%	1.21%	1.97%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.68%	3.00%	2.82%	2.97%	3.28%
Net interest margin (net interest income divided by average interest-earning assets)	2.81%	3.14%	3.05%	3.19%	3.43%
Ratio of average interest-earning assets to average interest-bearing liabilities	122.95%	120.39%	119.57%	120.03%	120.11%
Ratio of total general administrative and other expenses to average total assets	2.28%	2.50%	6.63%	2.72%	2.88%
Efficiency ratio[1]	78.77%	79.14%	225.27%	90.05%	85.88%
Dividend payout ratio[2]	87.67%	76.26%	-11.06%	176.85%	109.75%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period[3]	2.12%	2.22%	2.57%	2.84%	2.80%
Nonperforming assets as a percent of total assets at the end of period	1.78%	1.99%	2.54%	2.64%	2.64%
Allowance for loan losses as a percent of total loans at end of period	0.55%	0.54%	0.52%	0.52%	0.58%
Allowance for loan losses as a percent of total nonperforming loans at end of period	26.28%	24.47%	20.12%	18.14%	20.56%
(Credit) provision for loan losses to total loans	-0.02%	0.06%	0.04%	0.00%	0.07%
Net charge-offs to average loans outstanding	0.01%	0.02%	0.03%	0.05%	0.05%

Capital Ratios:
Average equity to average assets	15.53%	15.79%	19.97%	20.89%	21.66%
Shareholders’ equity to total assets at end of period	15.86%	15.47%	16.16%	20.05%	21.15%

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	N/A	N/A	N/A	26.79%	29.46%
Tier 1 (core) capital to risk-weighted assets	N/A	N/A	N/A	26.79%	29.46%
Total capital to risk-weighted assets	N/A	N/A	N/A	27.54%	30.34%
Tier 1 leverage capital to average assets	N/A	N/A	N/A	16.65%	17.51%
Community Bank Leverage Ratio	15.21%	15.35%	15.67%	N/A	N/A

Number of banking offices	7	7	7	7	7

[1]	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
[2]	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.
[3]	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Kentucky First Federal’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, the potential effects of COVID-19 pandemic on the local and national economic environment, on our customers and on our operations (as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic), and the other matters described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2022. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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

General

The Company was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005, upon the completion of the reorganization of First Federal of Hazard into a federal mutual holding company form of organization (the “Reorganization”). On that date, Kentucky First Federal also completed its minority stock offering and its concurrent acquisition of Frankfort First Bancorp, Inc. (“Frankfort First Bancorp”) and its wholly owned subsidiary, First Federal of Kentucky, Frankfort Kentucky (“First Federal of Kentucky”) (the “Merger”). Following the Reorganization and Merger, the Company has operated First Federal of Hazard and First Federal of Kentucky (collectively, the “Banks”) as two independent, community-oriented savings institutions.

On December 31, 2012, the Company acquired CKF Bancorp, Inc., a savings and loan holding company which operated three banking locations in Boyle and Garrard Counties in Kentucky. In accounting for the transaction, the assets and liabilities of CKF Bancorp were recorded on the books of First Federal of Kentucky in accordance with accounting standard ASC 805, Business Combinations.

Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans and service charges and fees collected on our deposit accounts. Our general, administrative, and other expense primarily consists of employee compensation and benefits expense, occupancy and equipment expense, data processing expense, other operating expenses and state and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

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

At June 30, 2022 the Company and the Banks were considered well-capitalized with capital ratios in excess of regulatory requirements. However, an extended economic recession resulting from the COVID-19 pandemic could adversely impact the Company’s and the Banks’ capital position and regulatory capital ratios due to a potential increase in credit losses.

Lending Operations and Credit Risk

The CARES Act includes a Paycheck Protection Program (“PPP”), which is administered by the Small Business Administration (“SBA”) and is designed to aid small- and medium-sized businesses through federally-guaranteed loans disbursed through banks. These loans are intended to provide eight weeks of payroll and other costs to assist those businesses to either remain open or to re-open quickly and allow their workers to pay their bills. First Federal of Kentucky qualified as an SBA lender to assist the small business community in securing this important funding. As of the date of this filing, First Federal of Kentucky had outstanding 22 PPP loans representing $367,000 in funding. It is our understanding that loans funded through the PPP are fully guaranteed by the United States government and, if the borrower complies with provisions of the program, will be forgiven by the SBA. Should those circumstances change, the bank could be required to increase its allowance for loan and lease losses related to these loans resulting in an increase in the provision for loan and lease losses.

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

To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing financial products and services. However, during the twelve months ended June 30, 2022, we generated significant revenue from the sale of loans.

Expenses. The expenses we incur in operating our business consist of compensation, taxes and benefits, office occupancy, data processing fees, taxes, and other expenses.

Compensation, taxes, and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

Office occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of taxes, depreciation charges, maintenance, and costs of utilities.

Data processing fees primarily include fees paid to our third-party data processing providers.

Taxes consist of the current and deferred portion of federal and state income taxes. Effective January 1, 2021, the Banks became subject to state income tax in the Commonwealth of Kentucky in lieu of the Savings and Loan tax to which they had previously been subject.

Other expenses include expenses for attorneys, accountants and consultants, advertising, telephone, employee training and education, charitable contributions, insurance, office supplies, postage, and other miscellaneous operating activities.

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

Management continues to monitor and evaluate factors which could have an impact on the required level of the allowance. Management watches for national issues that may negatively affect a significant percentage of homeowners in the Banks’ lending areas. These may include significant increases in unemployment or significant depreciation in home prices. Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be high in relation to historical trends. Management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management will respond with an increase in the overall allowance for loan losses.

The analysis has two components, specific and general allocations. Loans are classified as either homogenous or other. Homogenous loans are analyzed in the aggregate according to various criteria. Non-homogenous loans receive additional scrutiny and are classified as impaired or unimpaired. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. A loan is considered collateral-dependent when the circumstances of the borrower indicate that we can no longer rely upon the overall financial strength of that borrower to comply with the terms of the loan and that the loan will likely be repaid in whole or in part by proceeds from the sale of the collateral. Updated independent appraisals are ordered in most situations where management has determined to evaluate a loan for impairment. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the allowances we have established and, if so, this could have a material negative effect on our financial results.

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test at June 30, 2022, and consideration of potential triggering events through year end, management does not believe goodwill is impaired.

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

Our Operating Strategy

Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. We plan to pursue a strategy of:

●	operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Kentucky, which serves customers primarily in the central Kentucky counties of Franklin, Boyle, and Garrard, as well as their surrounding counties. Each Bank emphasizes traditional thrift activities of accepting deposits and originating primarily residential mortgage loans for portfolio;

●	continuing our historic heavy reliance on our deposit base to fund our lending and investment activities and to supplement deposits with FHLB advances when advantageous or necessary. We expect our projected deposit mix to generally retain its existing composition of passbook, transaction, and certificate of deposit accounts;

●	gradually pursuing opportunities to increase and diversify lending in our market areas;

●	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

●	managing our net interest margin and interest rate risk; and

●	entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to the Company’s shareholders, provide a good fit within the Company’s mutual holding company framework and can be accomplished without undue encumbrance of the Company’s other operational areas.

Market Risk Analysis

Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread. Still, when market rates increase rapidly, increases in the cost of deposits and borrowings outpace the increases in the return on assets. The Company’s assets are primarily comprised of adjustable-rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities. Those assets will, over time, re-price to counteract the increased costs of deposits and borrowings.

Asset/Liability Management. Management and the boards of the subsidiary Banks are responsible for the asset/liability management issues that affect the individual Banks. Either Bank may work with its sister Bank to mitigate potential asset/liability risks to the Banks and to the Company as a whole. Management utilizes a third-party to perform interest rate risk (“IRR”) calculations for each of the Banks. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of each of the Bank’s balance sheet components to maintain acceptable levels of change in the economic value of equity (“EVE”) as well as evaluating the impact on earnings in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure our interest rate risk by computing estimated changes in EVE that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

In March 2022 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank began raising the target range for the fed funds rate of interest and since that time has raised the short-term interest rate by 225 basis points. At June 30, 2022, we believe our risk associated with rising interest rates was low. Our IRR model indicated that at June 30, 2022, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $11.7 million or 17.4% to $55.4 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 18.5%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Statement of Financial Condition

General. At June 30, 2022, assets totaled $328.1 million, a decrease of $10.0 million, or 3.0%, compared to June 30, 2021. The decrease was related primarily to a decrease of $23.3 million or 7.8% in loans, net, which totaled $274.6 million at June 30, 2022. Somewhat offsetting the decrease in loans was an increase of $10.3 million in investment securities and a $4.2 million or 19.3% increase in cash and cash equivalents. Total liabilities decreased $9.7 million, or 3.4%, to $276.0 million at June 30, 2022, primarily as a result of decreased FHLB advances, which decreased $22.8 million or 40.1% and totaled $34.1 million at June 30, 2022, and were somewhat offset by increased deposits, which increased $13.0 million or 5.7% to $239.9 million at June 30, 2022.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance, or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2022, one- to four- family residential real estate loans totaled $216.4 million, or 78.4% of total loans, compared to $224.1 million, or 74.8% of total loans, at June 30, 2021, caused by several reasons. Some borrowers decided to take advantage of high prices and sold all or part of their real estate holdings, while other borrowers sold their properties due to age or death. Other loans were lost to competing financial institutions who offered terms that we did not believe were prudent to match. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2022		2021		2020		2019		2018
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family	$216,432	78.4%	$224,125	74.8%	$222,489	77.4%	$216,066	76.5%	$206,908	76.1%
Construction	1,363	0.5%	5,433	1.8%	4,045	1.4%	3,757	1.13%	2,919	1.1%
Multi-family	14,252	5.1%	19,781	6.6%	12,373	4.3%	15,928	5.7%	15,113	5.6%
Land	1,062	0.4%	1,308	0.4%	765	0.3%	852	0.3%	677	0.3%
Farm	1,338	0.5%	2,234	0.8%	2,354	0.8%	3,157	1.1%	2,295	0.8%
Nonresidential real estate	31,441	11.4%	35,492	11.9%	33,503	11.7%	30,419	10.8%	32,413	11.39%
Commercial and industrial	1,006	0.4%	2,259	0.7%	2,214	0.8%	2,075	0.7%	1,917	0.7%
Consumer:
Consumer and other	8,327	3.0%	7,763	2.6%	8,387	2.9%	8,756	3.1%	8,174	3.0%
Loans on deposits	891	0.3%	1,129	0.4%	1,245	0.4%	1,415	0.5%	1,470	0.5%
Total loans	276,112	100%	299,524	100%	287,375	100%	282,425	100%	271,886	100%

Allowance for loan losses	(1,529)		(1,622)		(1,488)		(1,456)		(1,576)
Loans receivable, net	$274,583		$297,902		$285,887		$280,969		$270,310

The following table sets forth certain information at June 30, 2022 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(in thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
One year or less	$55,028	$601	$493	$56,122
More than one year to five years	131,113	405	8,725	140,243
More than five years	79,747	-	-	79,747
	$265,888	$1,006	$9,218	$276,112

As of June 30, 2022, there were $54.5 million fixed-rate and $152.4 million adjustable-rate real estate loans maturing in more than a year, while there were $405,000 fixed-rate and $0 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(in thousands)	2022	2021	2020
Net loans at beginning of year	$297,902	$285,887	$280,969
Loans originated:
Real estate loans:
Residential one-to four-family	60,146	67,859	53,601
Construction	4,692	8,697	14,787
Multi-family	9,871	1,720	2,287
Farm	570	523	146
Nonresidential real estate	4,706	7,038	8,667
Commercial and industrial	1,309	1,343	1,502
Consumer loans	4,209	2,179	4,419
Total loans originated	85,503	89,359	85,409

Deduct:
Loan principal repayments and other	(108,993)	(76,742)	(80,136)
Decrease (increase) in allowance	93	(134)	(32)
Transfer to real estate acquired through foreclosure	(45)	(358)	(304)
Other	123	(110)	(19)
Net loan activity	(23,319)	12,015	4,918
Net loans at end of period	$274,583	$297,902	285,887

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

The allowance for loan losses totaled $1.5 million and $1.6 million at June 30, 2022 and 2021, respectively, which represented 0.55% and 0.54% of total loans, respectively. The allowance included no specific reserves at June 30, 2022 or 2021. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $5.8 million and $6.7 million at June 30, 2022 and 2021, respectively, a decrease of $836,000 or 12.6%. The allowance for loan losses totaled 26.2% and 24.4% of nonperforming loans at June 30, 2022 and 2021, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. Our loss reserves do not include $427,000 in remaining discounts on acquired loans at June 30, 2022.

Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. The examinations may require us to make additional provisions for loan losses based on judgments different from ours. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate because of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to the allowance.

	Year Ended June 30,
	2022	2021	2020	2019	2018

Allowance at beginning of period	$1,622	$1,488	$1,456	$1,576	$1,533
Provision (credit) for loan losses	(60)	192	103	11	185
Charge-offs:
Real estate loans	(31)	(23)	(65)	(190)	(240)
Consumer loans	(4)	(45)	(8)	-	-
Total charge-offs	(35)	(68)	(73)	(190)	(240)
Recoveries:
Real estate loans	-	-	2	39	98
Consumer loans	2	10	-	20	-
Total recoveries	2	10	2	59	98
Net charge-offs	(33)	(58)	(71)	(131)	(142)
Allowance at end of period	$1,529	$1,622	$1,488	$1,456	$1,576

Allowance to nonperforming loans	26.28%	24.47%	20.12%	18.14%	20.6%
Allowance to total loans outstanding at end of period	0.55%	0.54%	0.52%	0.52%	0.58%
Net charge-offs to average loans outstanding during the period	0.01%	0.02%	0.03%	0.05%	0.05%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2022			2021			2020			2019			2018
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Loans category:
Residential one- to-four-family	$800	52.3%	78.4%	$749	49.0%	74.8%	$671	45.1%	77.4%	$685	47.1%	76.5%	$795	50.4%	75.5%
Construction	4	0.3%	0.5%	12	0.7%	1.8%	6	0.4%	1.4%	6	0.4%	1.3%	8	0.5%	1.8%
Multi-family	231	15.1%	5.1%	291	17.9%	6.6%	184	12.4%	4.3%	200	13.7%	5.7%	225	14.3%	5.5%
land	3	0.2%	0.4%	3	0.2%	0.4%	1	0.1%	0.3%	1	0.1%	0.3%	1	0.1%	0.3%
Farm	5	0.3%	0.5%	5	0.3%	0.8%	4	0.3%	0.8%	6	0.4%	1.1%	6	0.4%	0.9%
Nonresidential real estate	461	30.2%	11.4%	494	30.5%	11.9%	405	27.2%	11.7%	336	23.1%	10.8%	321	20.3%	11.8%
Commercial and industrial	2	0.1%	0.4%	5	0.3%	0.7%	3	0.2%	0.8%	5	0.3%	0.7%	3	0.2%	0.7%
Consumer and other	22	1.4%	3.0%	16	1.0%	2.6%	12	0.8%	2.9%	14	1.0%	3.1%	14	0.9%	3.0%
Loans on deposits	1	0.1%	0.3%	2	0.1%	0.4%	2	0.1%	0.4%	3	0.2%	0.5%	3	0.2%	0.5%
Unallocated	-	0.0%	0.0%	-	0.0%	0.0%	200	13.4%	0.0%	200	13.7%	0.0%	200	12.7%	0.0%
Total allowance for loan losses	$1,529	100.0%	100.0%	$1,577	100.0%	100.0%	$1,488	100.0%	100.0%	$1,456	100.0%	100.0%	$1,576	100.0%	100.0%

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

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire because of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the lower of carrying value of the investment or fair value less estimated selling costs at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. Loans identified as impaired are evaluated on an individual basis. At June 30, 2022, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
	2022	2021	2020	2019	2018
Nonaccrual loans:
Real estate loans	$4,048	$4,660	$4,415	$4,936	$3,668
Commercial loans	-	-	4	1	7
Consumer loans	75	21	5	9	2
Total nonaccrual loans	4,123	4,681	4,424	4,946	3,677
Accruing loans past due 90 days or more:
Real estate loans	287	243	1,135	1,747	2,419
Commercial loans	1	-	-	49	-
Consumer loans	-	-	-	-	-
Total accruing loans past due 90 days or more	288	243	1,135	1,796	2,419
Restructured loans not performing as agreed	1,408	1,731	1,836	1,286	1,569
Total nonperforming loans	5,819	6,655	7,395	8,028	7,665
Restructured loans performing as agreed	-	-	36	163	161
Real estate acquired through foreclosure	10	82	640	710	710
Total nonperforming assets and performing restructured loans	$5,829	$6,737	$8,071	$8,901	$8,536

Total nonperforming loans to total loans	2.11%	2.22%	2.57%	2.84%	2.80%
Total nonperforming loans to total assets	1.77%	1.97%	2.33%	2.43%	2.41%
Total nonperforming assets to total assets	1.78%	1.99%	2.54%	2.64%	2.64%

Interest income that would have been recorded for the years ended June 30, 2022 and 2021, had nonaccrual loans been current according to their original terms amounted to $27,000, and $27,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2022 and 2021 amounted to $48,000, and $49,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $896,000 and $1.6 million at June 30, 2022 and 2021, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
(in thousands)	2022	2021	2020
Substandard assets	$7,458	$8,925	$9,587
Doubtful assets	-	-	-
Loss assets	-	-	-
Total classified assets	$7,458	$8,925	$9,587

Substandard assets at June 30, 2022, consisted of 142 loans totaling $7.4 million and one parcel of real estate owned with an aggregate carrying value of $10,000, compared to substandard assets at June 30, 2021 which consisted of 157 loans totaling $8.8 million and two parcels of real estate owned with an aggregate carrying value of $82,000. At June 30, 2022, 0.1% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 0.9% at June 30, 2021. During the fiscal years ended June 30, 2022 and 2021, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with carrying values of $117,000 and $75,000 for $82,000 and $72,000 during the fiscal years ended June 30, 2022 and 2021, respectively. Such loans are considered loans to facilitate an exchange. Loans to facilitate the sale of other real estate owned and which were included in substandard loans totaled $0 and $43,000 at June 30, 2022 and 2021, respectively.

The table below summarizes other real estate owned at June 30, 2022:

(Dollars in thousands)	Number of Properties	Net carrying value
Single-family	1	$10
Building lots	-	-
Total	1	$10

The table below summarizes substandard loans at June 30, 2022:

	Number	Net carrying
(Dollars in thousands)	of Loans	value
One- to four-family	127	$5,408
Multi-family	1	570
Nonresidential real estate	3	1,073
Farm	1	270
Consumer	10	127
Total	142	$7,448

Other than disclosed above, there are no other loans at June 30, 2022 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2022		2021
	30-59 Days	60-89 Days	30-59 Days	60-89 Days
(in thousands)	Past Due	Past Due	Past Due	Past Due
Real estate loans	$2,303	$364	$2,165	$408
Commercial and industrial	72	-	6	-
Consumer loans	169	19	116	4
Total	$2,544	$383	$2,287	$412

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $10.8 million at June 30, 2022, an increase of $10.3 million, compared to the $495,000 total at June 30, 2021. The increase in these securities resulted from Management’s investment plan to earn additional interest spread on excess liquidity by investing in short-lived mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2022		2021		2020
	Amortized	Fair	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value	Cost	Value
Available for sale securities:
Agency mortgage-backed: residential	$10,477	$10,477	$33	$33	$38	$38
Agency bonds	-	-	-	-	500	503
	$10,477	$10,477	$33	$33	$538	$541
Held to maturity securities:
Agency mortgage-backed: residential	$339	$323	$462	$476	$598	$611

At June 30, 2022 and 2021, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

At June 30, 2022 the book value of debt securities maturing in one to five years was $10.8 million with a weighted average yield of 3.16%, while those maturing in five to ten years totaled $58,000 with a weighted average yield of 1.90%. At June 30, 2022, we had no agency securities with adjustable rates.

Other Assets. Other assets at June 30, 2022 and 2021 include goodwill of $947,000, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.8 million and $2.7 million at June 30, 2022 and 2021, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the Federal Home Loan Bank. FHLB stock, at cost, totaled $6.5 million at June 30, 2022 and 2021.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $239.9 million at June 30, 2022, increasing $13.0 million or 5.7% between the two periods.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
(in thousands)	2022	2021	2020
Certificate of deposit accounts	$124,705	$124,892	$134,155
Demand, transaction and savings accounts	115,152	101,951	78,118
Total classified assets	$239,857	$226,843	$212,273

The following table indicates at June 30, 2022, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Certificates
(in thousands)	of Deposit
Maturity period:
Three months or less	$12,690
Over three months through six months	13,405
Over six months through twelve months	19,879
Over twelve months	20,159
Total	$66,133

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
(in thousands)	2022	2021	2020
Interest rate
0.01-0.99%	$96,937	$69,400	$30,125
1.00-1.99%	20,521	36,613	75,796
2.00-2.99%	7,247	18,879	28,234
Total	$124,705	$124,892	$134,155

The following table sets forth the amount and maturities of certificate accounts at June 30, 2022.

	Amount Due					Percentage of
(in thousands)	Less than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years	Total	Total Certificate Accounts
Interest rate
0.01-0.99%	$76,213	$20,672	$52	$-	$96,937	77.7%
1.00-1.99%	3,941	6,882	6,661	3,037	20,521	16.5%
2.00-2.99%	5,170	766	1,311	-	7,247	5.8%
Total	$85,324	$28,320	$8,024	$3,037	$124,705	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2022		2021		2020
(in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$16,033	0.00%	$10,472	0.00%	$6,796	0.00%
Interest-bearing demand	18,519	0.22%	18,438	0.16%	14,181	0.16%
Savings accounts	73,688	0.37%	64,611	0.42%	51,123	0.41%
Certificates of deposit	126,371	0.85%	127,371	1.11%	131,728	1.65%

The following table sets forth the deposit activities for the periods indicated.

	At June 30,
(in thousands)	2022	2021	2020
Beginning balance	$226,843	$212,273	$195,836

Increase (decrease) before interest credited	11,627	12,859	14,032
Interest credited	1,387	1,711	2,405
Net increase (decrease) in deposits	13,014	14,570	16,437
Ending balance	$239,857	$226,843	$212,273

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $34.1 million and $56.9 million at June 30, 2022 and 2021, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
(in thousands)	2022	2021	2020
Balance outstanding at end of period	$34,066	$56,873	$54,715
Maximum amount of advances outstanding at any month during the period	$55,369	$61,048	$65,198
Average advances outstanding during the period	$46,843	$54,319	$58,788
Weighted average interest rate during the period	0.78%	0.79%	1.86%
Weighted average interest rate at end of period	0.96%	0.71%	0.99%

Capital. Total shareholders’ equity totaled $52.0 million at June 30, 2022, a decrease of $271,000 or 0.5%, compared to June 30, 2021. The decrease resulted primarily from repurchase of common stock by the Company for placement in treasury.

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

Community Bank Leverage Ratio

Certain community banks and holding companies (which include the Company, Frankfort First, First Federal of Kentucky and First Federal of Hazard) that satisfy certain qualifying criteria, including having less than $10 billion in average total consolidated assets and a leverage ratio (referred to as the “community bank leverage ratio”) of greater than 9%, were eligible to opt-in to the CBLR framework. The CBLR ratio is the ratio of a banking organization’s Tier 1 capital to its average total consolidated assets as reported on the banking organization’s applicable regulatory filings. The Banks elected to utilize the CBLR framework effective for the quarter ended March 31, 2021. See Note K-Stockholders’ Equity and Regulatory Capital in audited financial statements.

At June 30, 2022, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note K-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2022 and 2021

General. Net income totaled $1.6 million or $0.19 diluted earnings per share for the year ended June 30, 2022, compared to net income of $1.8 million or $0.22 per common share for the twelve months ended June 30, 2021.

Net income decreased $230,000 or 12.6% year to year primarily due to decreased net interest income, decreased non-interest income and increased income taxes, which were somewhat offset by decreased non-interest expenses and decreased provision for loan losses. Net interest income decreased $851,000 or 8.5% totaling $9.2 million for the year just ended.

Interest Income. Total interest income for the fiscal year ended June 30, 2022 was $10.9 million, a decrease of $1.2 million, or 10.2%, compared to the fiscal year ended June 30, 2021. The decrease in interest income was due primarily to lower average rates earned on interest-earning assets, as well as lower average balances.

Interest income from loans decreased $1.3 million or 11.0% to $10.7 million for the year ended June 30, 2022 due to a decrease in the average rate earned on the portfolio, which decreased 28 basis points to 3.76% for the year just ended, while the average balance of the loan portfolio decreased $12.9 million or 4.4% to $283.3 million for the year just ended. Loans are the largest component of our interest-earning assets and came under pricing pressure until March 2022 when the Federal Open Market Committee began raising the overnight interest rates in an attempt to fight high inflation. During that time we encountered rate competition for existing as well as for new loans in our portfolio, which resulted in a decreased average rate earned on the loan portfolio. In addition to a relatively low interest rate environment in the first nine months of our fiscal year, loans receivable, net, decreased as some borrowers decided to take advantage of high prices and sold all or part of their real estate holdings. Some borrowers sold their properties due to age or death and some loans were lost to competing financial institutions who offered terms that our Banks did not believe were prudent to match.

Interest income from mortgage-backed securities increased $9,000 or 64.3% to $23,000 for the recently ended fiscal year primarily due to a decrease in the volume of assets, as we invested in short-lived mortgage-backed securities to take advantage of higher interest rates available in the latter part of the fiscal year. Interest income from other investment securities decreased $3,000 for the recently ended year. Income from other interest-earning assets increased $76,000 or 48.7% year over year and totaled $232,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $1.8 million for the fiscal year ended June 30, 2022, a decrease of $387,000, or 18.1%, from fiscal 2021. The decrease in interest expense resulted primarily from lower average costs of deposits along with lower average balances of interest-bearing liabilities. Interest expense on deposits decreased $324,000 or 18.9% to $1.4 million for the 2022 fiscal year primarily due to a decrease in the average rate paid on those deposits, which decreased 17 basis points to 0.64% for the recently-ended fiscal year. The average balance of deposits increased $8.2 million or 3.9% to $218.6 million for the year just ended. Interest expense on certificates of deposit was primarily responsible for the decrease in interest expense on deposits for the year and was due principally to a decrease in the rate paid on certificates of deposits. The average rate paid on certificates of deposit decreased 26 basis points to 0.85% for the year, while the average balance outstanding decreased $1.0 million or 0.8% to $126.4 million for the recently-ended year. The average balance of savings and interest-bearing demand deposits increased $9.1 million or 14.1% and $81,000 or 0.4%, respectively, totaling $73.7 million and $18.5 million for the 2022 fiscal year, respectively. Interest expense on borrowings decreased $63,000 or 14.7% to $367,000 for the twelve months ended June 30, 2022, primarily due to a decrease in the average balance of FHLB advances outstanding. The average balance of borrowings decreased $7.5 million or 13.8% to $46.8 million for the year just ended rate, while the average rate paid on borrowings decreased one basis point year over year to 0.78% for the recently-ended period.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $851,000 or 8.5% to $9.2 million for the 2022 year. As indicated on the following table, our net interest margin decreased from 3.14% for the 2021 fiscal year to 2.81% for the year just ended. The Banks’ net interest margins began to shrink in response to the accommodative policy begun in March 2021.

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

	2022			2021			2020
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$283,323	$10,659	3.76%	$296,247	$11,979	4.04%	$282,154	$12,364	4.38%
Mortgage-backed securities	1,232	23	1.87	567	14	2.47	708	22	3.11
Other securities	-	-	-	99	3	3.03	670	18	2.69
Other interest-earning assets	41,771	232	0.56	21,816	156	0.72	22,345	419	1.88
Total interest-earning assets	326,326	10,914	3.34	318,729	12,152	3.81	305,877	12,823	4.19
Less: ALLL	(1,578)			(1,569)			(1,446)
Noninterest-earning assets	12,107			12,073			26,063
Total assets	$336,855			$329,233			$330,494

Interest-bearing liabilities:
Demand deposits	$18,519	$40	0.22%	$18,438	$30	0.16%	$14,181	$22	0.16%
Savings	73,688	273	0.37	64,611	268	0.42	51,123	208	0.41
Certificates of deposit	126,371	1,074	0.85	127,371	1,413	1.11	131,728	2,175	1.65
Total deposits	218,578	1,387	0.64	210,420	1,711	0.81	197,032	2,405	1.22
Borrowings	46,843	367	0.78	54,319	430	0.79	58,788	1094	1.86
Total interest-bearing liabilities	265,421	1,754	0.66	264,739	2,141	0.81	255,820	3,499	1.37
Noninterest-bearing demand deposits	16,032			10,472			6,796
Noninterest-bearing liabilities	3,072			2,047			1,876
Total liabilities	284,525			276,958			264,492

Shareholders’ equity	52,330			51,975			66,002
Total liabilities and shareholders’ Equity	$336,855			$329,233			$330,494
Net interest income/average yield		$9,160	2.68%		$10,011	3.00%		$9,324	2.82%

Net interest margin			2.81%			3.14%			3.05%

Average interest-earning assets to Average interest-bearing liabilities			122.95%			120.39%			119.57%

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

	Twelve months ended June 30, 2022			Twelve months ended June 30, 2021
	Increase (Decrease) Due to Changes In			Increase (Decrease) Due to Changes In
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$(509)	$(811)	$(1,320)	$707	$(1,092)	$(385)
Mortgage-backed securities	11	(2)	9	(4)	(4)	(8)
Other securities	(3)	-	(3)	(18)	3	(15)
Other interest-earning assets	101	(25)	76	(10)	(253)	(263)
Total interest-earning assets	(400)	(838)	(1,238)	675	(1,346)	(671)

Interest-bearing liabilities:
Demand deposits	$-	$10	$10	$7	$1	$8
Savings	21	(16)	5	56	4	60
Certificates of deposit	(11)	(328)	(339)	(70)	(692)	(762)
Borrowings	(59)	(4)	(63)	(78)	(586)	(664)
Total interest-bearing liabilities	(49)	(338)	(387)	(85)	(1,273)	(1,358)
Increase (decrease) in net interest income	$(351)	$(500)	$(851)	$760	$(73)	$687

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a credit of $60,000 for losses on loans for the fiscal year ended June 30, 2022, a decrease of $252,000, compared to a provision of $192,000 for fiscal 2021. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value. See discussion of Allowance for Loan Losses and Asset Quality above.

Non-interest Income. Other non-interest income decreased $80,000 or 13.4% to $515,000 for the fiscal year ended June 30, 2022, due primarily to a decrease of $125,000 in net gains on sales of loans, which totaled $255,000 for the year just ended. The Banks sell most of their long-term, fixed rate mortgages to FHLB as part of the overall interest rate risk strategy. Net losses on sales of REO increased $16,000 or 84.2% to $35,000 for the year just ended.

Non-interest Expense. Non-interest expense decreased $574,000 or 7.0% to $7.7 million for the fiscal year ended June 30, 2022 compared to fiscal 2021 primarily due to lower employee compensation and benefits cost, as well as lower data processing costs and FDIC insurance premiums.

Employee compensation and benefits expense decreased $505,000 or 9.4% and totaled $4.9 million for the fiscal year just ended primarily due to a decrease in the required contribution of the Company’s defined benefit (“DB”) pension plan. The Company’s DB plan administrator estimated contributions for the recently-ended fiscal year to be $375,000 compared to $955,000 for the previous fiscal year. Data processing expense decreased $102,000 or 15.8% and totaled $545,000 for the twelve months ended June 30, 2022, due chiefly to lower costs associated with the Banks’ core processing. FDIC insurance premiums decreased $97,000 or 57.7% to $71,000 for the year just ended as premiums returned to a normal level after rising tremendously in the prior fiscal year due to recognition of goodwill impairment in the fiscal year ended June 30, 2020.

Somewhat offsetting the decreases in various non-interest expenses were increases in auditing and accounting, and other non-interest expenses. Auditing and accounting expenses increased $58,000 or 36.7% and totaled $216,000 for the fiscal year just ended as the Banks outsourced additional internal audit functions. Other non-interest expenses increased $51,000 or 9.8% to $573,000 for the twelve months just ended and was due to several increased expenses including costs for the annual shareholders’ meeting, cost of insurance and other expenses incurred as the business transitioned out of the pandemic.

Income Taxes. Income tax expense increased $125,000 or 35.5% to $477,000 for the fiscal year just ended. The increase in income tax expense was primarily related to the Banks being subject to Kentucky corporate income tax during the entire fiscal year. The effective income tax rate for the years ended June 30, 2022 and 2021, was 23.1% and 16.2%, respectively.

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

We periodically assess our available liquidity and projected upcoming liquidity demands. We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits, federal funds, and short- and intermediate-term U.S. Government agency obligations.

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period. At June 30, 2022 and June 30, 2021, cash and cash equivalents totaled $25.8 million and $21.6 million, respectively. Time deposits in other financial institutions totaled $0 and $247,000 at June 30, 2022 and 2021, respectively, and securities classified as available-for-sale, which provide additional sources of liquidity, totaled $10.5 million and $33,000 at June 30, 2022 and 2021, respectively.

We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material protracted decrease in liquidity. We expect that all our liquidity needs, including the contractual commitments can be met by our currently available liquid assets and cash flows. In the event any unforeseen demand or commitments were to occur, we would access our borrowing capacity with the FHLB. We expect that our currently available liquid assets and our ability to borrow from the FHLB would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2022 we originated $85.5 million of loans, although loan prepayments and repayments exceeded that amount by $23.5 million. In fiscal 2021 we originated $89.4 million of loans, which exceeded loan prepayments and repayments by $12.2 million. During fiscal 2022 and 2021 proceeds from principal repayments on loans totaled $109.0 million and $76.8 million, respectively. During fiscal 2022 we invested $10.4 million in short-lived mortgage-backed securities to earn additional yield on excess liquidity.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $13.0 million for the year ended June 30, 2022, compared to a net increase of $14.6 million for the year ended June 30, 2021. We decreased FHLB advances by $22.8 million from June 30, 2021 to June 30, 2022, using proceeds from loan repayments and increased deposits. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages owned by the banks. See Note H-Advances from the Federal Home Loan Bank in Notes to Consolidated financial Statements. At June 30, 2022, the Banks had combined additional FHLB borrowing capacity of $96.6 million.

Commitments and Contractual Obligations

At June 30, 2022, we had $6.0 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2022 totaled $85.3 million, or 35.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2023. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2022, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2022, the Company’s aggregate dividend of $1.4 million was less than its net income by $196,000. In fiscal 2021, the Company’s aggregate dividend of $1.4 million was less than its net income by $432,000. Approximately 58.0% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding years since 2012. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends including an approval in 2022. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2023. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Indeed, the Banks still far exceed all regulatory required capital levels. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

Impact of Inflation and Changing Prices

Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Report of Independent Registered Public Accounting Firm

Shareholders, Board of Directors and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp (“Company”) as of June 30, 2022 and 2021, the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Shareholders, Board of Directors and Audit Committee

Kentucky First Federal Bancorp

Allowance for Loan and Lease Losses (ALLL)

As more fully described in Notes A and C to the consolidated financial statements, the Company estimates the ALLL for probable incurred loan losses. The ALLL consists of a specific component for loans that are classified as impaired and a general component for all other loans. Impairment on loans determined to be impaired is measured on a loan-by-loan basis.

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

Our audit procedures related to the estimated ALLL included the following procedures, among others.

●	Obtaining an understanding of the design of internal controls over the ALLL calculation.

●	Testing of completeness and accuracy of the information utilized in the calculation of the ALLL.

●	Testing clerical/computational accuracy of the calculation.

●	Evaluating the reasonableness of management’s qualitative adjustments to the historical loss rates, including assessing the basis for the adjustments and the reasonableness of the significant assumptions. Our evaluation considered evidence from internal and external sources, loan portfolio performance and whether such assumptions were applied consistently period to period.

●	Evaluating management’s risk ratings of loans through utilizing internal professionals to assist us in evaluating the appropriateness of loan grades and identification of impaired loans.

●	Evaluating specific allowances and/or write-downs on impaired loans.

●	Preparation of an independent estimate of an acceptable range of the ALLL to compare to management’s estimate.

/s/ FORVIS, LLP

(Formerly, BKD, LLP)

We have served as the Company’s auditor since 2018.

Louisville, Kentucky

September 28, 2022

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2022 and 2021

(Dollar amounts in thousands, except per share data)

	2022	2021
ASSETS

Cash and due from financial institutions	$2,002	$1,834
Fed funds sold	14,824	5,001
Interest-bearing demand deposits	8,997	14,813
Cash and cash equivalents	25,823	21,648

Time deposits in other financial institutions	-	247
Securities available for sale	10,477	33
Securities held-to-maturity, at amortized cost- approximate fair value of $323 and $476 at June 30, 2022 and 2021, respectively	339	462
Loans held for sale	152	1,307
Loans, net of allowance of $1,529 and $1,622 at June 30, 2022 and 2021, respectively	274,583	297,902
Other real estate owned, net	10	82
Premises and equipment, net	4,563	4,697
Federal Home Loan Bank stock, at cost	6,498	6,498
Accrued interest receivable	649	694
Bank-owned life insurance	2,750	2,672
Goodwill	947	947
Prepaid income taxes	382	40
Prepaid expenses and other assets	907	834

Total assets	$328,080	$338,063

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$239,857	$226,843
Federal Home Loan Bank advances	34,066	56,873
Advances by borrowers for taxes and insurance	766	838
Accrued interest payable	12	20
Deferred income taxes	889	614
Other liabilities	465	579
Total liabilities	276,055	285,767

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,892	34,916
Retained earnings	20,560	20,364
Unearned employee stock ownership plan (ESOP)	(5)	(102)
Treasury shares at cost, 441,369 and 369,349 common shares at June 30, 2022 and 2021, respectively	(3,508)	(2,968)
Accumulated other comprehensive income	-	-
Total shareholders’ equity	52,025	52,296

Total liabilities and shareholders’ equity	$328,080	$338,063

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2022 and 2021

(Dollar amounts in thousands, except per share data)

	2022	2021
Interest income
Loans, including fees	$10,659	$11,979
Mortgage-backed securities	23	14
Other securities	-	3
Interest-bearing deposits and other	232	156
Total interest income	10,914	12,152

Interest expense
Deposits	1,387	1,711
Borrowings	367	430
Total interest expense	1,754	2,141
Net interest income	9,160	10,011
Provision (credit) for loan losses	(60)	192
Net interest income after provision for loan losses	9,220	9,819

Non-interest income
Earnings on bank-owned life insurance	78	78
Net gains on sales of loans	255	380
Net loss on sales of REO	(35)	(19)
Valuation adjustment for REO	-	(19)
Net loss on sales of property	-	(2)
Other	217	177
Total non-interest income	515	595

Non-interest expense
Employee compensation and benefits	4,853	5,358
Data processing	545	647
Occupancy and equipment	632	649
FDIC insurance premiums	71	168
Voice and data communications	123	109
Advertising	135	153
Outside service fees	166	179
Audit and accounting	216	158
Franchise and other taxes	150	131
Foreclosure and REO expense, net	101	66
Regulatory Assessments	103	102
Other	573	522
Total non-interest expense	7,668	8,242
Income before income taxes	2,067	2,172

Income tax expense
Current	202	575
Deferred	275	(223)
Total income tax expense	477	352

NET INCOME	$1,590	$1,820

EARNINGS PER SHARE
Basic and diluted	$0.19	$0.22

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

For the years ended June 30, 2022 and 2021

(Dollar amounts in thousands)

	2022	2021
Net income	$1,590	$1,820

Other comprehensive loss, net of tax-related effects:
Unrealized holding losses on securities designated as available for sale during the year, net of tax benefits of $(0) and $(1) in 2022 and 2021, respectively	-	(2)
Comprehensive income	$1,590	$1,818

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2022 and 2021

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income	Total
Balance at June 30, 2020	$86	$34,981	$19,932	$(289)	$(2,801)	$2	$51,911
Net income	-	-	1,820	-	-	-	1,820
Allocation of ESOP shares	-	(65)	-	187	-	-	122
Acquisition of shares for treasury	-	-	-	-	(167)	-	(167)
Other Comprehensive Loss	-	-	-	-	-	(2)	(2)
Cash dividends of $0.40 per common share	-	-	(1,388)	-	-	-	(1,388)

Balance at June 30, 2021	$86	$34,916	$20,364	$(102)	$(2,968)	$-	$52,296
Net income	-	-	1,590	-	-	-	1,590
Allocation of ESOP shares	-	(24)	-	97	-	-	73
Acquisition of shares for treasury	-	-	-	-	(540)	-	(540)
Cash dividends of $0.40 per common share	-	-	(1,394)	-	-	-	(1,394)

Balance at June 30, 2022	$86	$34,892	$20,560	$(5)	$(3,508)	$-	$52,025

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2022 and 2021

(Dollar amounts in thousands)

	2022	2021
Cash flows from operating activities:
Net income	$1,590	$1,820
Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Depreciation	285	288
Accretion of purchased loan discount	(50)	(321)
Amortization of purchased loan premium	-	26
Amortization of discounts and premiums on investment securities, net	6	-
Amortization of deferred loan origination costs (fees)	(98)	7
Net gain on sale of loans	(255)	(380)
Valuation adjustment of REO	-	19
Net loss on real estate owned	35	19
ESOP compensation expense	73	122
Net loss on sale of property & equipment	-	2
Earnings on bank-owned life insurance	(78)	(78)
Provision (credit) for loan losses	(60)	192
Origination of loans held for sale	(4,789)	(9,963)
Proceeds from loans held for sale	6,199	9,703
Deferred income tax	275	(223)
Changes in:
Accrued interest receivable	45	136
Prepaid expenses and other assets	(415)	213
Accrued interest payable	(8)	(7)
Accounts payable and other liabilities	(114)	6
Net cash provided by operating activities	2,641	1,581

Cash flows from investing activities:
Purchase of investments available for sale	(10,449)	-
Maturities of time deposits in other financial institutions	247	1,982
Investment securities maturities, prepayments and calls:
Held to maturity	118	129
Available for sale	4	506
Proceeds from sale of premises & equipment	-	30
Loans originated for investment, net of principal collected	23,514	(12,220)
Proceeds from sale of real estate owned	50	829
Additions to real estate owned	-	(1)
Additions to premises and equipment, net	(151)	(101)
Net cash provided by (used in) investing activities	13,333	(8,846)

Cash flows from financing activities:
Net change in deposits	13,014	14,570
Payments by borrowers for taxes and insurance, net	(72)	38
Proceeds from Federal Home Loan Bank advances	9,000	51,600
Repayments on Federal Home Loan Bank advances	(31,807)	(49,442)
Treasury stock purchases	(540)	(167)
Dividends paid on common stock	(1,394)	(1,388)
Net cash (used in) provided by financing activities	(11,799)	15,211

Net increase in cash and cash equivalents	4,175	7,946

Beginning cash and cash equivalents	21,648	13,702

Ending cash and cash equivalents	$25,823	$21,648

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2022 and 2021

(Dollar amounts in thousands)

	2022	2021
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$550	$475

Interest on deposits and borrowings	$1,762	$2,148

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$45	$358

Loans disbursed upon sales of real estate acquired through foreclosure	$32	$50

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022 and 2021

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

3. Debt Securities: Debt securities are classified as held to maturity or available for sale. Securities classified as held to maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity, net of tax.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3. Debt Securities: (continued)

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

5. Loans held for sale, Mortgage Servicing Rights, and Lender Risk Account: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2022 and 2021 the Company had $152,000 and $1.3 million in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank of Cincinnati, (“FHLB”), retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $20,000 and $28,000 during the years ended June 30, 2022 and 2021, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $186,000 and $147,000 at June 30, 2022 and 2021, respectively.

The Company was servicing mortgage loans of approximately $23.2 million and $18.3 million that had been sold to the Federal Home Loan Bank at June 30, 2022 and 2021, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale, Mortgage Servicing Rights, and Lender Risk Account: (continued)

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $42,000 and $14,000 for the fiscal years ended June 30, 2022 and 2021, respectively. Late fees and ancillary fees related to loan servicing are not material.

Certain loan sale transactions with FHLB provide for the establishment of a Lender Reserve Account (“LRA”). The LRA consists of amounts withheld by FHLB from loan sale proceeds for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company, as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are reevaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment.

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

June 30, 2022 and 2021

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

June 30, 2022 and 2021

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

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At June 30, 2022 and 2021, the Company had fixed assets held for sale of $161,000 related to a branch office no longer in use and included in other assets on the balance sheet. No impairment losses have been taken on the property. The property was sold in July 2022 for $180,000.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Both of the Banks became subject to state income tax in the Commonwealth on January 1, 2021, according to legislation enacted in the spring of 2019. On March 26, 2019, Kentucky enacted H.B. 354 repealing the bank franchise tax. On April 9, 2019, Kentucky enacted related legislation, H.B. 458, which made technical corrections to H.B. 354. Beginning on or after January 1, 2021, the banks are subject to the corporation income tax and limited liability entity tax (“LLET”) instead of the savings and loan tax. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2018.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $248.6 million and $253.2 million for the plan years ended June 30, 2021 and 2020, respectively. Our contributions for fiscal 2022 and 2021 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ age and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $375,000 and $955,000 for the fiscal years ended June 30, 2022 and 2021, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2021, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 99.14%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company also maintained a nonqualified deferred compensation plan for the benefit of certain directors, which was closed to any future deferrals. The expense incurred for the deferred compensation was $4,000 and $0 for the fiscal years ended June 30, 2022 and 2021, respectively. The plan terminated in fiscal year 2022 with the payment of all amounts due. As such, the liabilities totaled $0 and $51,000 at June 30, 2022 and 2021, respectively.

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $14,000 and $277,000 at June 30, 2022 and 2021, respectively. The Company recorded expense for the ESOP of approximately $73,000 and $122,000 for the years ended June 30, 2022 and 2021, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 218,894 and 217,706 at June 30, 2022 and 2021, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The amounts contributed to the ESOP were $280,000 for each of the years 2022 and 2021.

	For the fiscal year ended
	June 30,
	2022	2021
Allocated shares	117,065	99,668
Shares committed to be released	463	9,338
Unearned shares	461	10,261
Total ESOP shares	117,989	119,267

Fair value of unearned shares at End of period	$4,000	$76,000

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

	For the fiscal year ended
	June 30,
	2022	2021
Net income allocated to common shareholders, basic and diluted	$1,590,000	$1,820,000

EARNINGS PER SHARE	$0.19	$0.22

Weighted average common shares outstanding, basic and diluted	8,213,407	8,216,193

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2022 and 2021.

13. Fair Value of Assets and Liabilities: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities: (continued)

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2022 and 2021. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2022
Agency mortgage-backed: residential	$10,477	$-	$10,477	$-

2021

Agency mortgage-backed: residential	$33	$-	$33	$-

There were no transfers between levels 1 and 2.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

There were no assets or liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheet at June 30, 2022 and 2021.

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

The Company’s financial instruments at June 30, 2022 and 2021 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2022 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$25,823	$25,823			$25,823

Available-for-sale securities	10,477		$10,477		10,477
Held-to-maturity securities	339		323		323
Loans held for sale	152		153		153
Loans receivable - net	274,583			$271,994	271,994
Federal Home Loan Bank stock	6,498				n/a
Accrued interest receivable	649		649		649

Financial liabilities
Deposits	$239,857	$115,152	$124,682		$239,834
Federal Home Loan Bank advances	34,066		33,688		33,688
Advances by borrowers for taxes and insurance	766		766		766
Accrued interest payable	12		12		12

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities (continued)

	Carrying	Fair Value Measurements at June 30, 2021 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$21,648	$21,648			$21,648
Time deposits in other financial institutions	247	248			248
Available-for-sale securities	33		$33		33
Held-to-maturity securities	462		476		476
Loans held for sale	1,307		1,336		1,336
Loans receivable - net	297,902			$306,346	306,346
Federal Home Loan Bank stock	6,498				n/a
Accrued interest receivable	694		694		694

Financial liabilities
Deposits	$226,843	$101,951	$125,232		$227,183
Federal Home Loan Bank advances	56,873		57,314		57,314
Advances by borrowers for taxes and insurance	838		838		838
Accrued interest payable	20		20		20

14. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

15. Goodwill: Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected March 31 as the date to perform its annual impairment test with more frequent monitoring if circumstances warrant. The Company adopted ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment, effective April 1, 2020. The carrying value of goodwill was $947,000 at June 30, 2022 and 2021. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

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

June 30, 2022 and 2021

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2022 and 2021 are summarized as follows:

(in thousands)	2022	2021
Outstanding principal, beginning of year	$1,405	$1,047
Changes in composition of related parties	-	936
Principal disbursed during the year	-	-
Principal repaid and refinanced during the year	(717)	(578)
Outstanding principal, end of year	$688	$1,405

Deposits from related parties held by the Company at June 30, 2022 and 2021 totaled $5.3 million and $4.3 million, respectively.

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

20. Revenue Recognition: The Company’s revenue-generating activities accounted for under Topic 606 includes primarily service charges and fees on deposits and other service charges and fees and comprise the majority of other non-interest income on the statement of income. Service charges and fees on deposits are primarily debit card interchange fees and automatic teller machine (“ATM”) surcharge fees. To a lesser extend service charges and fees also include overdraft fees, dormant account fees, and service charges on checking and savings accounts. Overdraft fees are recognized at the time an account is overdrawn. Dormant account fees are recognized when an account is inactive for at least 365 days. Service charges on checking and savings accounts are primarily account maintenance services performed and recognized in the same calendar month. Other deposit-based service charges and fees include transaction-based services completed at the request of the customer and recognized at the time the transaction is completed. These transaction-based services include ATM usage and stop payment services. All service charges and fees on deposits are withdrawn from the customer’s account at the time the service is provided.

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

June 30, 2022 and 2021

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

26. New Accounting Standards:

FASB ASC 326 – In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The final standard will change estimates for credit losses related to financial assets measured at amortized cost such as loans, held-to-maturity debt securities, and certain other contracts. For estimating credit losses, the FASB is replacing the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The Company will now use forward-looking information to enhance its credit loss estimates. The amendment requires enhanced disclosures to aid investors and other users of financial statements to better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. The largest impact to the Company will be on its allowance for loan and lease losses, although the ASU also amends the accounting for credit losses on available-for-sale debt securities, held-to-maturity securities, and purchased financial assets with credit deterioration. The standard is effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019. However, the FASB has delayed the implementation of the ASU for smaller reporting companies until years beginning after December 15, 2022, or in the Company’s case the fiscal year beginning July 1, 2023. ASU 2016-13 will be applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach), except for debt securities for which an other-than-temporary impairment had been recognized before the effective date. A prospective transition approach is required for these debt securities. We have selected and engaged a third-party software provider for modeling our data and plan to test our new system before implementing it. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. However, the Company does expect ASU 2016-13 to add complexity and costs to its current credit loss evaluation process.

In March 2022 the Financial Accounting Standards Board (“FASB”) issued ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, as an update to its post-implementation review activities associated with ASU No. 2016-13. The amendments in this Update eliminate the accounting guidance for TDRs by creditors in Subtopic 310-40, Receivables-Troubled Debt Restructurings by Creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying the recognition and measurement guidance for TDRs, an entity must apply the loan refinancing and restructuring guidance provided to determine whether a modification results in a new loan or a continuation of an existing loan. This Update also requires disclosure by public business entities of current-period gross writeoffs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20, Financial Instruments-Credit Losses-Measured at Amortized Cost. Because the Company has not yet adopted amendments in Update 2016-13, the amendments in this Update are effective for the fiscal year beginning July 1, 2023.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

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

FASB ASC 740– In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. The amendments in this ASU removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes during interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The company adopted this ASU effective July 1, 2021, with no significant impact to our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2022 and 2021 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2022
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$10,477	$-	$-	$10,477

Held-to-maturity Securities
Agency mortgage-backed: residential	$339	$2	$18	$323

	2021
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$33	$-	$-	$33

Held-to-maturity Securities
Agency mortgage-backed: residential	$462	$16	$2	$476

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE B - SECURITIES (continued)

At June 30, 2022, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no sales of securities during the fiscal year ended June 30, 2022 or 2021. At June 30, 2022 the Company had $242,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $18,000, while at June 30, 2021, the Company had $258,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $2,000. Of the unrealized losses at June 30, 2022, $3,000 have been in an unrealized loss position for more than 12 months and $15,000 have been in an unrealized loss position for less than 12 months. Unrealized losses on agency mortgage-backed securities have not been recognized into income because they are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the investments reach maturity.

At June 30, 2022 and 2021, pledged securities totaled $1.7 million and $1.8 million, respectively. In addition, at June 30, 2022 and 2021, our pledged assets also included time deposits and/or overnight deposits of $1.5 million and $1.5 million, respectively.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2022	2021
Residential real estate
One- to four-family	$216,432	$224,125
Multi-family	14,252	19,781
Construction	1,363	5,433
Land	1,062	1,308
Farm	1,338	2,234
Nonresidential real estate	31,441	35,492
Commercial and industrial	1,006	2,259
Consumer and other
Loans on deposits	891	1,129
Home equity	7,670	7,135
Automobile	117	75
Unsecured	540	553
	276,112	299,524
Allowance for loan losses	(1,529)	(1,622)
	$274,583	$297,902

The amounts above include net deferred loan fees of $290,000 and $167,000 as of June 30, 2022 and 2021.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2022 and 2021. There were $400,000 and $595,000 in loans acquired with deteriorated credit quality at June 30, 2022 and 2021, respectively.

June 30, 2022:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$3,221	$400	$3,621	$-
Multi-family	570	-	570	-
Farm	270	-	270	-
Nonresidential real estate	1,073	-	1,073	-
Consumer and other
Home equity	87	-	87	-
Unsecured	5	-	5	-
	5,226	400	5,626	-

Loans collectivelly evaluated for impairment:
Residential real estate
One- to four-family			$212,811	$800
Multi-family			13,682	231
Construction			1,363	4
Land			1,062	3
Farm			1,068	5
Nonresidential real estate			30,368	461
Commercial and industrial			1,006	2
Consumer and other
Loans on deposits			891	1
Home equity			7,583	21
Automobile			117	-
Unsecured			535	1
			270,486	1,529
			$276,112	$1,529

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

June 30, 2021:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$3,738	$595	$4,333	$-
Multi-family	646	-	646	-
Farm	274	-	274	-
Nonresidential real estate	1,367	-	1,367	-
Consumer and other			-	-
Unsecured	16	-	16	-
	6,041	595	6,636	-

Loans collectivelly evaluated for impairment:
Residential real estate
One- to four-family			$219,792	$794
Multi-family			19,135	291
Construction			5,433	12
Land			1,308	3
Farm			1,960	5
Nonresidential real estate			34,125	494
Commercial and industrial			2,259	5
Consumer and other
Loans on deposits			1,129	2
Home equity			7,135	15
Automobile			75	-
Unsecured			537	1
			292,888	1,622
			$299,524	$1,622

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

The following table presents impaired loans by class of loans as of and for the years ended June 30, 2022 and 2021:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Lossess Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

June 30, 2022:

With no related allowance recorded:
Residential real estate
One- to four-family	$3,621	$-	$3,970	$145	$145
Multi-family	570	-	608	19	19
Farm	270	-	272	16	16
Nonresidential real estate	1,073	-	1,220	59	59
Consumer and other
Home equity	87	-	52	1	1
Unsecured	5	-	11	-	-
	$5,626	$-	$6,133	$240	$240

June 30, 2021:

With no related allowance recorded:
Residential real estate
One- to four-family	$4,333	$-	$4,534	$107	$107
Multi-family	646	-	659	24	24
Construction			32	-	-
Farm	274	-	292	35	35
Nonresidential real estate	1,367	-	1,014	60	60
Consumer and other			-	-	-
Unsecured	16	-	8	1	1
	$6,636	$-	$6,539	$227	$227

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2022 and 2021. The tables include loans acquired with deteriorated credit quality. At June 30, 2022, the table below includes approximately $301,000 of loans on nonaccrual and no loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2021, approximately $365,000 of loans on nonaccrual and no loans past due over 90 days and still accruing represent such loans.

	June 30, 2022		June 30, 2021
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

Residential real estate
One- to four-family	$3,528	$287	$4,104	$243
Multi-family	570	-	646	-
Farm	270	-	274	-
Nonresidential real estate	1,073	-	1,367	-
Commercial and industrial	-	1	-	-
Consumer and other
Home equity	87	-	-	-
Unsecured	3	-	21	-
	$5,531	$288	$6,412	$243

One- to four-family loans in process of foreclosure totaled $489,000 and $577,000 at June 30, 2022 and 2021, respectively.

Troubled Debt Restructurings:

A Troubled Debt Restructuring (“TDR”) is the situation where the Bank grants a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

At June 30, 2022 and 2021, the Company had $1.4 million and $1.7 million of loans classified as TDRs, respectively. Of the TDRs at June 30, 2022, approximately 24.7% were related to the borrower’s completion of Chapter 7 bankruptcy proceedings with no reaffirmation of the debt to the Banks.

During the year ended June 30, 2022, the Company had no loans restructured as TDRs.

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

June 30, 2022 and 2021

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

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2022 or 2021. At June 30, 2022 and 2021, TDR loans on nonaccrual status totaled $1.4 million and $1.7 million, respectively. The Company had no commitments to lend additional amounts as of June 30, 2022 and 2021, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans which defaulted during fiscal 2022 or during fiscal 2021.

The following tables present the aging of the principal balance outstanding in accruing past due loans as of June 30, 2022 and 2021, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2022, the table below includes $161,000 in loans 30-89 days past due and approximately $15,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2021, the table below includes $96,000 in loans 30-89 days past due and approximately $25,000 of loans past due over 90 days of such loans.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

June 30, 2022:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$2,662	$1,326	$3,988	$212,444	$216,432
Multi-family	-	-	-	14,252	14,252
Construction	5	-	5	1,358	1,363
Land	-	-	-	1,062	1,062
Farm	-	-	-	1,338	1,338
Nonresidential real estate	-	-	-	31,441	31,441
Commercial and industrial	72	1	73	933	1,006
Consumer and other
Loans on deposits	-	-	-	891	891
Home equity	188	71	259	7,411	7,670
Automobile	-	-	-	117	117
Unsecured	-	-	-	540	540
	$2,927	$1,398	$4,325	$271,787	$276,112

June 30, 2021:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$2,392	$1,338	$3,730	$220,395	$224,125
Multi-family	-	-	-	19,781	19,781
Construction	80	-	80	5,353	5,433
Land	-	-	-	1,308	1,308
Farm	101	-	101	2,133	2,234
Nonresidential real estate	-	241	241	35,251	35,492
Commercial and industrial	6	-	6	2,253	2,259
Consumer and other
Loans on deposits	-	-	-	1,129	1,129
Home equity	116	-	116	7,019	7,135
Automobile	-	-	-	75	75
Unsecured	4	-	4	549	553
	$2,699	$1,579	$4,278	$295,246	$299,524

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

As of June 30, 2022, and 2021, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2022:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$210,830	$194	$5,408	$-
Multi-family	13,682	-	570	-
Construction	1,363	-	-	-
Land	1,062	-	-	-
Farm	1,068	-	270	-
Nonresidential real estate	29,666	702	1,073	-
Commercial and industrial	1,006	-	-	-
Consumer and other
Loans on deposits	891	-	-	-
Home equity	7,548	-	122	-
Automobile	117	-	-	-
Unsecured	535	-	5	-
	$267,768	$896	$7,448	$-

June 30, 2021:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$217,485	$596	$6,044	$-
Multi-family	19,135	-	646	-
Construction	5,433	-	-	-
Land	1,308	-	-	-
Farm	1,960	-	274	-
Nonresidential real estate	32,748	924	1,820	-
Commercial and industrial	2,259	-	-	-
Consumer and other
Loans on deposits	1,129	-	-	-
Home equity	7,044	39	52	-
Automobile	75	-	-	-
Unsecured	546	-	7	-
	$289,122	$1,559	$8,843	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2022 and 2021:

June 30, 2022:

(in thousands)	Beginning balance	Provision (credit) for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate
One- to four-family	$794	$37	$(31)	$-	$800
Multi-family	291	(60)	-	-	231
Construction	12	(8)	-	-	4
Land	3	-	-	-	3
Farm	5	-	-	-	5
Nonresidential real estate	494	(33)	-	-	461
Commercial and industrial	5	(3)	-	-	2
Consumer and other
Loans on deposits	2	(1)	-	-	1
Home equity	15	6	-	-	21
Automobile	-	-	-	-	-
Unsecured	1	2	(4)	2	1
	$1,622	$(60)	$(35)	$2	$1,529

June 30, 2021:

(in thousands)	Beginning balance	Provision (credit) for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate
One- to four-family	$671	$146	$(23)	$-	$794
Multi-family	184	107	-	-	291
Construction	6	6	-	-	12
Land	1	2	-	-	3
Farm	4	1	-	-	5
Nonresidential real estate	405	89	-	-	494
Commercial and industrial	3	2	-	-	5
Consumer and other
Loans on deposits	2	-	-	-	2
Home equity	11	42	(45)	7	15
Automobile	-	-	-	-	-
Unsecured	1	(3)	-	3	1
Unallocated	200	(200)	-	-	-
	$1,488	$192	$(68)	$10	$1,622

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $88,000 and $88,000, at June 30, 2022 and 2021, respectively, was as follows:

(in thousands)	2022	2021
Residential real estate
One- to four-family	$400	$595

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2022	2021
Balance at beginning of year	$390	$447
Accretion of income	(51)	(57)
Balance at end of year	$339	$390

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2022 or 2021, nor were any allowance for loan losses reversed during those years.

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2022	2021
Balance at beginning of year	$82	$640
Loans transferred to real estate owned	45	358
Capitalized expenditures	-	1
Valuation adjustments	-	(19)
Disposals	(117)	(898)
Balance at end of year	$10	$82

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2022	2021
Land	$1,516	$1,516
Buildings and improvements	6,654	6,536
Furniture & equipment	2,206	2,172
	10,376	10,224
Less: accumulated depreciation	5,813	5,527
Balance at end of year	$4,563	$4,697

NOTE F - GOODWILL

Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The Company has $947,000 of goodwill net of impairment losses of $13.6 million at June 30, 2022 and 2021. During the fiscal year ended June 30, 2020, a prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and its related economic impact led to management’s performance of a goodwill impairment analysis as of June 30, 2020. Based on the results of this analysis and in conjunction with management’s early adoption of ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, the estimated fair value of the Company was less than book value, resulting in a $13.6 million goodwill impairment charge. Goodwill impairment exists when a Company’s reporting unit’s carrying value of goodwill exceeds its fair value. The estimated fair value of the Company was determined based on a combination of methods including discounted cash flows of forecasted earnings and estimated sales price based on recent observable market transactions of similar securities.

NOTE G - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2022	2021
Non-interest bearing checking accounts	$15,726	$13,090
Checking accounts	23,902	21,352
Savings Accounts	62,649	56,576
Money market demand deposits	12,875	10,933
Total demand, transaction and passbook deposits	115,152	101,951
Certificates of deposit	124,705	124,892
Total deposits	$239,857	$226,843

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE G – DEPOSITS (continued)

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2022
2023	$85,324
2024	28,320
2025	8,024
2026	1,701
2027 and thereafter	1,336
$124,705

 At June 30, 2022 and 2021, the Banks had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $13.1 million and $11.2 million, respectively.

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2022 and 2021 by pledges of certain qualifying residential mortgage loans totaling $167.8 million and $133.7 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

(in thousands)	2022
2023	$26,680
2024	3,659
2025	3,643
2026	31
2027	22
2028	16
2029	11
2030-2033	4
$34,066

At June 30, 2022 interest rates for advances were fixed ranging from 0.20% to 2.30%, with a weighted-average interest rate of 0.96%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $96.6 million as of June 30, 2022. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2022, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $5.1 million. First Federal Savings Bank of Kentucky at June 30, 2022, had a $2.0 million Fed Funds line of credit with the Bankers’ Bank of Kentucky.

NOTE I - INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2022 and 2021, as follows:

(in thousands)	2022	2021
Income taxes at the statutory rate of 21%	$434	$456
Increase (decrease) resulting from:
Cash surrender value of life insurance	(16)	(19)
State income taxes, net of federal benefit	130	(83)
Other	(71)	(2)
	$477	$352

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE I - INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2022	2021
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$381	$405
Accrued expenses	72	102
Fair value accounting adjustments at acquisition	107	199
Nonaccrued interest on loans	107	109
Other real estate owned adjustments	-	3
Depreciation	73	42
State net operating loss carryforward	121	227
Total deferred tax assets	861	1,087

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(981)	(981)
Deferred loan origination costs	(36)	(30)
Loan servicing rights	(46)	(37)
Accrual to cash adjustment	(152)	(106)
Fair value accounting adjustments on acquisition	(535)	(547)
Total deferred tax liabilities	(1,750)	(1,701)
Net deferred tax liability	$(889)	$(614)

The Company has state net operating loss carryforward of $3.1 million, which expires beginning 2031.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2022, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2022.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

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

At June 30, 2022 and 2021, the Banks had the following outstanding loan commitments:

	2022		2021
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$-	$11,961	$-	$11,835
Commitments to fund real estate construction loans	-	1,315	519	4,125
Other unused commitments:
Commercial and industrial loans	18	65	1,364	-
Other	667	3,966	886	4,207
Letters of credit	-	-	-	-

Commitments to make loans are generally made for periods of 60 days or less. There were no fixed rate loan commitments to fund real estate construction loans at June 30, 2022. Those fixed rate loan commitments at June 30, 2021 totaled $519,000 and had interest rates ranging from 2.63% to 3.00% with maturities ranging from 1 year to 30 years. Other unused commitments include real estate loan commitments, which represent the primary loans made by the Banks. Long-term, fixed rate mortgage loans are usually sold to the FHLB, as part of the Company’s interest rate risk strategy.

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

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2022, the Banks could, without prior approval, declare no dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

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

In April 2020, federal banking regulators issued temporary changes to the CBLR framework according to certain directives of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. These changes were adopted as a final rule and applied to those banking organizations otherwise meeting the other existing qualifying criteria. The changes temporarily reduced the minimum ratio from 9% to 8% through the end of 2020 and established a two-quarter grace period for qualifying community banking organizations. The final rule provided for a transition from the temporary 8% CBLR requirement to a 9% requirement by establishing a minimum CBLR of 8.5% for 2021 and 9% thereafter, while maintaining a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall no more than 100 basis points below the applicable CBLR requirement.

Under this framework the Company and the Banks would be considered well-capitalized under the applicable guidelines.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

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

The Company’s and Banks’ regulatory capital as of June 30, 2022, is presented in the following table.

	Actual		For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:

June 30, 2022
Kentucky First Federal Bancorp	$51,078	15.2%	$30,232	9.0%
First Federal Savings and Loan Association of Hazard	$18,430	22.0%	$7,525	9.0%
First Federal Savings Bank of Kentucky	$30,093	12.0%	$22,584	9.0%

June 30, 2021
Kentucky First Federal Bancorp	$51,349	15.4%	$28,347	8.5%
First Federal Savings and Loan Association of Hazard	$18,376	20.9%	$7,460	8.5%
First Federal Savings Bank of Kentucky	$30,276	12.3%	$21,048	8.5%

As of June 30, 2022 and 2021, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2022 and 2021, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the fiscal years ended June 30, 2022 and 2021.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2022 and 2021

(In thousands)

	2022	2021
ASSETS
Interest-bearing deposits in First Federal of Hazard	$1,185	$933
Interest-bearing deposits in First Federal of Kentucky	703	1,070
Other interest-bearing deposits	9	9
Cash and cash equivalents	1,897	2,012
Investment in First Federal of Hazard	18,433	18,407
Investment in Frankfort First	31,139	31,646
Prepaid expenses and other assets	602	458
Total assets	$52,071	$52,523

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$46	$227
	46	227
Shareholders’ equity	52,025	52,296
Total liabilities and shareholders’ equity	$52,071	$52,523

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2022 and 2021

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2022 and 2021

(Dollar amounts in thousands)

	2022	2021
Income
Interest income	$14	$27
Non-interest income	-	15
Dividends from First Federal of Hazard	846	590
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	32	101
Dividends from Frankfort First	1,480	826
Equity in undistributed (excess distributed) earnings of Frankfort First	(475)	434
Total income	1,897	1,993
Non-interest expenses	384	330
Earnings before income taxes	1,513	1,663
Income tax benefit	(77)	(157)
Net income	1,590	1,820
Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding losses on securities designated as available-for-sale during the year, net of tax benefits of $0 and $(1) in 2022 and 2021, respectively	-	(2)
	$1,590	$1,818

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2022 and 2021

(Dollar amounts in thousands)

	2022	2021
Cash flows from operating activities:
Net earnings for the year	$1,590	$1,820
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings from consolidated subsidiaries	443	(535)
Noncash compensation expense	73	122
Gain on sale of automobile	-	15
Depreciation	-	11
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(106)	449
Other liabilities	(181)	201
Net cash provided by operating activities	1,819	2,084

Cash flows from financing activities:
Treasury stock purchases	(540)	(167)
Dividends paid on common stock	(1,394)	(1,388)
Net cash used in financing activities	(1,934)	(1,555)
Net increase (decrease) in cash and cash equivalents	(115)	529
Cash and cash equivalents at beginning of year	2,012	1,483
Cash and cash equivalents at end of year	$1,897	$2,012

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky
Frankfort-Danville-Lancaster

Lesa Asbery	Customer Service Manager
Brenda Baldwin	Financial Analyst
Jennifer Beeler	Loan Processing
Lisa Craig	Assistant Vice President/Deposit Operations
Kelsey Carter	Customer Service
Katresha Clay	Customer Service
Andrea Cline	Accounting
Tracie Crawley	Customer Service
Becky Crowe	Customer Service
Deryl Curtis	Loan Servicing
Julie DeWolfe	Assistant Vice President/Loan Officer
Cortney Dillingham	Chief Credit Officer
Betty Doolin	Customer Service
Tyler Eades	Loan Support Specialist
Diana Eads	Customer Service Supervisor
Tiffaney Elliott	Chief Operating Officer/Vice President/Human Resources
Jamey Ensley	Information Technology Operations
Debra Freeman	Customer Service Manager/Training Coordinator
Stacey Greenawalt	Vice President/Head of Residential Lending
Bernice Harrod	Loan Servicing
Melissa Harrod	Customer Service
Karen Hatfield	Assistant Vice President/Customer Service Manager
Judy Hicks	Loan Processor
Lee Ann Hockensmith	Vice President/Chief Customer Officer
Ronald Howard	Vice President/Chief Lancaster Market Officer
Brittany Hulette	Credit Analyst/Accounting
Clay Hulette	Frankfort Area President
Teresa Hulette	Executive Vice President
Don Jennings	Chief Executive Officer

First Federal Savings Bank of Kentucky
Frankfort-Danville-Lancaster, continued

Eve Ann Jones	Customer Service
Christie Lilford	Loan Servicing
Sara Mack	Accounting
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Christina Miller	Customer Service
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Shelby Morris	Customer Service
Carolyn Mulcahy	Accounting Assistant
Jeanie Murphy	Loan Servicing
Lavenna Quire	Vice President/Loan Officer
David Semones	Security Officer/Loan Processor
Cynthia Shank	Customer Service
Paige Smith	Customer Service
Jenny Stump	Loan Processor
Angie Tennell	Customer Service
Yvonne Thornberry	Vice President/Head of Loan Servicing
Mike Ware	Vice President/Information Technology Manager
Madalyn Welch	Customer Service
Jennifer Whalen	Vice President/Loan Processor

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Carlen Dixon	Vice President/Loan Officer/Information Technology
Kelly Fugate	Customer Service
Jamie Haynes	Customer Service
Melissa Matthews	Customer Service
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections
Eliza Stacy	Customer Service
Jessica Watts	Assistant Vice President/Secretary

Kentucky First Federal Bancorp Board of Directors:

Stephen G. Barker, Attorney and President and General Counsel to Kentucky River Properties, LLC

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

Lou Ella Farler, former President and CEO of First Federal Savings and Loan Association of Hazard

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, former Danville/Lancaster area President, First Federal Savings Bank of Kentucky

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
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 17, 2022 at 3:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2022, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 17, 2022 ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372 216 W Main St PO Box 535 Frankfort, KY 40602