Form 10-K, Exhibit 13
period 2023-06-30
Kentucky First Federal Bancorp
filed 2023-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2023

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,086,715 shares of common stock outstanding and approximately 522 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2023	High	Low	Dividends Per Share
First quarter	$8.05	$7.10	$0.10
Second quarter	7.88	6.62	0.10
Third quarter	7.32	6.00	0.10
Fourth quarter	6.84	5.48	0.10

Fiscal 2022	High	Low	Dividends Per Share
First quarter	$7.59	$6.95	$0.10
Second quarter	7.79	6.95	0.10
Third quarter	8.00	6.98	0.10
Fourth quarter	8.69	7.00	0.10

i

ii

Dear Shareholder:

We are pleased to present the 2023 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We encourage you to vote and, if possible, to attend our annual meeting on November 16, 2023. We are excited to return to The Challenger Center on the campus of Hazard Community and Technical College for this year’s meeting. The location is One Community College Drive in Hazard, KY.

We indeed are living in interesting times. The past two years have seen the pendulum swing perhaps from one extreme to the other. As we began fiscal 2022 we saw relatively higher real estate prices and low interest rates and higher levels of deposits in general, while the year closed with a couple of interest rate increases from the Federal Open Market Committee (FOMC). Fiscal 2023 brought additional FOMC interest rate increases, which at the time of this writing constitute the highest and fasted interest rate increases in the history of the United States. The dramatic increase in interest rates proved challenging for nearly all banks and some were less prepared than others. In the spring of 2023 three large regional banks failed sending shock waves through the market and causing regulatory intervention in an attempt to quell concerns. Our preparation for higher general interest rates proved useful, but the extent of the increases required somewhat different tactics. We continue to focus on community banking during this difficult time by concentrating on our core business, which is attracting local deposits and lending funds primarily residential real estate. We are exploring additional sources of funding in response to migration of many deposits to larger banks caused by concerns about the large regional banks.

As shareholders, we appreciate the members of First Federal Savings and Loan for their continued support of the dividend waiver. For the eleventh year in a row, they have voted overwhelmingly to allow us to waive the dividend which allows Kentucky First to pay a competitive dividend.

I would like to take this opportunity to congratulate one long-term employee on her retirement. Yvonne Thornberry retired in September after serving in Frankfort in the loan department for 52 years. Yvonne started working for First Federal immediately out of high school and became a fixture in our community by working on countless loans over her career. At one time she was known for having memorized each customer’s loan number. Yvonne exemplifies the dedication and commitment for which our employees are known. Yvonne continues to serve in a part-time capacity by working a few days each week.

It is with great sadness that we acknowledge the passing of William C. Jennings, whose banking career spanned in excess of 50 years. Bill was a strong leader and mentor to many of us through the years. Without his talent, leadership and vision, First Federal of Kentucky would not be the institution that it is today. He is and will continue to be missed in the future.

Please keep First Federal in mind for your banking needs in Frankfort, Danville, Lancaster, and Hazard and to recommend us to family and friends. All of our markets are very competitive and, while we market to offer attractive rates and useful products, it is often word of mouth or any additional help our shareholders can provide is appreciated. When you bank with us, you help yourself (and we think you will enjoy our excellent products and services.) Please let us know if there’s anything we can do for you.

Sincerely,

Don Jennings

President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
(Dollars in thousands)	2023	2022	2021	2020	2019
Total assets	$349,022	$328,080	$338,063	$321,136	$330,771
Cash and cash equivalents	8,167	25,823	21,648	13,702	9,861
Time deposits	-	-	247	2,229	6,962
Securities held to maturity	274	339	462	598	775
Securities available for sale	12,080	10,477	33	541	1,045
Loans, net	313,807	274,583	297,902	285,887	280,969
Deposits	226,309	239,857	226,843	212,273	195,836
Federal Home Loan Bank advances	70,087	34,066	56,873	54,715	66,703
Shareholders’ equity	50,711	52,025	52,296	51,911	66,278
Allowance for loan losses	1,634	1,529	1,622	1,488	1,456
Nonperforming loans (90 days delinquent and nonaccrual)	4,701	5,819	6,655	7,395	8,028

Selected Financial Condition Data

	Year Ended June 30,
(Dollars in thousands, except share data)	2023	2022	2021	2020	2019
Total interest income	$12,758	$10,914	$12,152	$12,823	$12,700
Total interest expense	3,902	1,754	2,141	3,499	3,252
Net interest income	8,856	9,160	10,011	9,324	9,448
Provision (credit) for losses on loans	113	(60)	192	103	11
Net interest income after provision for losses on loans	8,743	9,220	9,819	9,221	9,437
Total non-interest income	302	515	595	399	243
Goodwill impairment	-	-	-	13,560	-
Total non-interest expenses	7,818	7,668	8,242	8,343	8,727
Income (loss) before income taxes	1,227	2,067	2,172	(12,283)	953
Income taxes (benefit)	294	477	352	264	141
Net income (loss)	$933	$1,590	$1,820	$(12,547)	$812
Net earnings (loss) per share-basic and diluted	$0.11	$0.19	$0.22	$(1.52)	$0.10
Cash dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2023	2022	2021	2020	2019

Performance Ratios:
Return on average assets (net income (loss) divided by average total assets)	0.28%	0.47%	0.55%	-3.80%	0.25%
Return on average equity (net income (loss) divided by average equity)	1.81%	3.04%	3.50%	-19.01%	1.21%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.48%	2.68%	3.00%	2.82%	2.97%
Net interest margin (net interest income divided by average interest-earning assets)	2.73%	2.81%	3.14%	3.05%	3.19%
Ratio of average interest-earning assets to average interest-bearing liabilities	120.50%	122.95%	120.39%	119.57%	120.03%
Ratio of total general administrative and other expenses to average total assets	2.33%	2.28%	2.50%	6.63%	2.72%
Efficiency ratio [1]	86.43%	78.77%	79.14%	225.27%	90.05%
Dividend payout ratio [2]	146.09%	87.67%	76.26%	-11.06%	176.85%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period [3]	1.49%	2.11%	2.22%	2.57%	2.84%
Nonperforming assets as a percent of total assets at the end of period	1.37%	1.78%	1.99%	2.50%	2.64%
Allowance for loan losses as a percent of total loans at end of period	0.52%	0.55%	0.54%	0.52%	0.52%
Allowance for loan losses as a percent of total nonperforming loans at end of period	34.76%	26.28%	24.37%	20.12%	18.14%
Provision (credit) for loan losses to total loans	0.04%	-0.02%	0.06%	0.04%	0.00%
Net charge-offs to average loans outstanding	0.00%	0.01%	0.02%	0.03%	0.05%

Capital Ratios:
Average equity to average assets	15.35%	15.53%	15.79%	19.97%	20.89%
Shareholders’ equity to total assets at end of period	14.53%	15.86%	15.47%	16.16%	20.05%

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	N/A	N/A	N/A	N/A	26.79%
Tier 1 (core) capital to risk-weighted assets	N/A	N/A	N/A	N/A	26.79%
Total capital to risk-weighted assets	N/A	N/A	N/A	N/A	27.54%
Tier 1 leverage capital to average assets	N/A	N/A	N/A	N/A	16.65%
Community Bank Leverage Ratio	15.02%	15.21%	15.35%	15.67%	N/A

Number of banking offices	7	7	7	7	7

[1]	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
[2]	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.
[3]	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this Annual Report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, prices for real estate in the Company’s market areas, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, the potential effects of COVID-19 pandemic on the local and national economic environment, on our customers and on our operations (as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic), and the other matters described in Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2023. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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

At June 30, 2023 the Company and the Banks were considered well-capitalized with capital ratios in excess of regulatory requirements. However, an extended economic recession resulting from the COVID-19 pandemic could adversely impact the Company’s and the Banks’ capital position and regulatory capital ratios due to a potential increase in credit losses.

Lending Operations and Credit Risk

The CARES Act includes a Paycheck Protection Program (“PPP”), which is administered by the Small Business Administration (“SBA”) and was designed to aid small- and medium-sized businesses through federally-guaranteed loans disbursed through banks in response t the COVID-19 pandemic. These loans were intended to provide eight weeks of payroll and other costs to assist those businesses to either remain open or to re-open quickly and allow their workers to pay their bills. First Federal of Kentucky qualified as an SBA lender to assist the small business community in securing this important funding. As of the date of this filing, First Federal of Kentucky had outstanding 10 PPP loans representing $111,000 in funding. It is our understanding that loans funded through the PPP are fully guaranteed by the United States government and, if the borrower complies with provisions of the program, will be forgiven by the SBA. Should those circumstances change, the bank could be required to increase its allowance for loan and lease losses related to these loans resulting in an increase in the provision for loan and lease losses.

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

The analysis has two components, specific and general allocations. Loans are classified as either homogenous or other. Homogenous loans are analyzed in the aggregate according to various criteria. Non-homogenous loans receive additional scrutiny and are classified as impaired or unimpaired. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. A loan is considered collateral-dependent when the circumstances of the borrower indicate that we can no longer rely upon the overall financial strength of that borrower to comply with the terms of the loan and that the loan will likely be repaid in whole or in part by proceeds from the sale of the collateral. Updated independent appraisals are ordered in most situations where management has determined to evaluate a loan for impairment. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions, and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the allowances we have established and, if so, this could have a material negative effect on our financial results.

 Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test at June 30, 2023, and consideration of potential triggering events through year end, management does not believe goodwill is impaired.

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

In March 2022 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank began raising the target range for the fed funds rate of interest and since that time has raised the short-term interest rate by 525 basis points. At June 30, 2023, we believe our risk associated with rising interest rates was low but had increased. Our IRR model indicated that at June 30, 2023, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $34.9 million or 64.0% to $19.6 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 6.9%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is not within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Finally, after the considerable market rate increases of the last few months, neither management nor most market analysts believe that a continued increase of 300 basis points is likely.

Statement of Financial Condition

General. At June 30, 2023, assets totaled $349.0 million, an increase of $20.9 million, or 6.4%, compared to June 30, 2022. The increase was related primarily to an increase of $39.2 million or 14.3% in loans, net, which totaled $313.8 million at June 30, 2023. Somewhat offsetting the increase in loans was a decrease of $17.7 million in cash and cash equivalents. Total liabilities increased $22.3 million, or 8.1%, to $298.3 million at June 30, 2023, primarily as a result of increased FHLB advances, which increased $36.0 million or 105.7% to $70.1 million at June 30, 2023 and were somewhat offset by decreased deposits, which decreased $13.5 million or 5.6% to $226.3 million.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance, or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2023, one- to four- family residential real estate loans totaled $240.1 million, or 76.1% of total loans, compared to $216.4 million, or 78.4% of total loans, at June 30, 2022. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2023		2022		2021		2020		2019
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$240,076	76.1%	$216,432	78.4%	$224,125	74.8%	$222,489	77.4%	$216,066	76.5%
Construction	12,294	3.9%	1,363	0.5%	5,433	1.8%	4,045	1.4%	3,757	1.3%
Multi-family	19,067	6.0%	14,252	5.1%	19,781	6.6%	12,373	4.3%	15,928	5.7%
Land	470	0.2%	1,062	0.4%	1,308	0.4%	765	0.3%	852	0.3%
Farm	1,346	0.4%	1,338	0.5%	2,234	0.8%	2,354	0.8%	3,157	1.1%
Nonresidential real estate	30,217	9.6%	31,441	11.4%	35,492	11.9%	33,503	11.7%	30,419	10.8%
Commercial and industrial	1,184	0.4%	1,006	0.4%	2,259	0.7%	2,214	0.8%	2,075	0.7%
Consumer:
Consumer and other	9,932	3.1%	8,327	3.0%	7,763	2.6%	8,387	2.9%	8,756	3.1%
Loans on deposits	855	0.3%	891	0.3%	1,129	0.4%	1,245	0.4%	1,415	0.5%
Total loans	$315,441	100%	$276,112	100%	$299,524	100%	$287,375	100%	$282,425	100%
Allowance for loan losses	(1,634)		(1,529)		(1,622)		(1,488)		(1,456)
Loans receivable, net	$313,807		$274,583		$297,902		$285,887		$280,969

The following table sets forth certain information at June 30, 2023 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(in thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
One year or less	$104,868	$616	$9,583	$115,067
More than one year to five years	155,431	568	1,204	157,203
More than five years	43,171	-	-	43,171
	$303,470	$1,184	$10,787	$315,441

As of June 30, 2023, there were $32.0 million fixed-rate and $166.6 million adjustable-rate real estate loans maturing in more than a year, while there were $366,000 fixed-rate and $202,000 adjustable-rate commercial loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(in thousands)	2023	2022	2021
Net loans at beginning of year	$274,583	$297,902	$285,887
Loans originated:
Real estate loans:
Residential one-to four-family	53,509	60,146	67,859
Construction	20,840	4,692	8,697
Multi-family	11,794	9,871	1,720
Farm	-	570	523
Nonresidential real estate	3,791	4,706	7,038
Commercial and industrial	1,440	1,309	1,343
Consumer loans	6,833	4,209	2,179
Total loans originated	98,207	85,503	89,359

Deduct:
Real estate loan principal repayments and other	(58,858)	(108,993)	(76,742)
Decrease (increase) in allowance	(105)	93	(134)
Transfer to real estate acquired through foreclosure	(60)	(45)	(358)
Other	40	123	(110)
Net loan activity	39,224	(23,319)	12,015
Net loans at end of period	$313,807	$274,583	$297,902

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

The allowance for loan losses totaled $1.6 million and $1.5 million at June 30, 2023 and 2022, respectively, which represented 0.52% and 0.55% of total loans, respectively. The allowance included no specific reserves at June 30, 2023 or 2022. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $4.7 million and $5.8 million at June 30, 2023 and 2022, respectively, a decrease of $1.1 million or 19.2%. The allowance for loan losses totaled 34.8% and 26.3% of nonperforming loans at June 30, 2023 and 2022, respectively. In determining the allowance for loan losses at any point in time, management, and the boards of directors of the subsidiary Banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. Our loss reserves do not include $382,000 in remaining discounts on acquired loans at June 30, 2023.

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

	Year Ended June 30,
	2023	2022	2021	2020	2019

Allowance at beginning of period	$1,529	$1,622	$1,488	$1,456	$1,576
Provision (credit) for loan losses	113	(60)	192	103	11
Charge-offs:
Real estate loans	(29)	(31)	(23)	(65)	(190)
Consumer loans	-	(4)	(45)	(8)	-
Total charge-offs	(29)	(35)	(68)	(73)	(190)
Recoveries:
Real estate loans	21	-	-	2	39
Consumer loans	-	2	10	-	20
Total recoveries	21	2	10	2	59
Net charge-offs	(8)	(33)	(58)	(71)	(131)
Allowance at end of period	$1,634	$1,529	$1,622	$1,488	$1,456

Allowance to nonperforming loans	34.76%	26.28%	24.37%	20.12%	18.14%
Allowance to total loans outstanding at end of period	0.52%	0.55%	0.54%	0.52%	0.52%
Net charge-offs to average loans outstanding during the period	0.00%	0.01%	0.02%	0.03%	0.05%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2023			2022			2021			2020			2019
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Loans category:
Residential one- to-four-family	$857	52.4%	76.0%	$800	52.3%	78.4%	$749	49.0%	74.8%	$671	45.1%	77.4%	$685	47.1%	76.5%
Construction	41	2.5%	3.9%	4	0.3%	0.5%	12	0.7%	1.8%	6	0.4%	1.4%	6	0.4%	1.3%
Multi-family	278	17.0%	6.0%	231	15.1%	5.1%	291	17.9%	6.6%	184	12.4%	4.3%	200	13.7%	5.7%
Land	1	0.1%	0.2%	3	0.2%	0.4%	3	0.2%	0.4%	1	0.1%	0.3%	1	0.1%	0.3%
Farm	4	0.2%	0.4%	5	0.3%	0.5%	5	0.3%	0.8%	4	0.3%	0.8%	6	0.4%	1.1%
Nonresidential real estate	405	24.8%	9.6%	461	30.2%	11.4%	494	30.5%	11.9%	405	27.2%	11.7%	336	23.1%	10.8%
Commercial and industrial	23	1.4%	0.4%	2	0.1%	0.4%	5	0.3%	0.7%	3	0.2%	0.8%	5	0.3%	0.7%
Consumer and other	24	1.5%	3.2%	22	1.4%	3.0%	16	1.0%	2.6%	12	0.8%	2.9%	14	1.0%	3.1%
Loans on deposits	1	0.1%	0.3%	1	0.1%	0.3%	2	0.1%	0.4%	2	0.1%	0.4%	3	0.2%	0.5%
Unallocated	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	200	13.4%	0.0%	200	13.7%	0.0%
Total allowance for loan losses	1,634	100.0%	100.0%	1,529	100.0%	100.0%	1,577	100.0%	100.0%	1,488	100.0%	100.0%	1,456	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. Loans identified as impaired are evaluated on an individual basis. At June 30, 2023, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2023	2022	2021	2020	2019
Nonaccrual loans:
Real estate loans	$4,199	$4,048	$4,660	$4,415	$4,936
Commercial loans	-	-	-	4	1
Consumer loans	-	75	21	5	9
Total nonaccrual loans	4,199	4,123	4,681	4,424	4,946
Accruing loans past due 90 days or more:
Real estate loans	365	287	243	1,135	1,747
Commercial loans	-	1	-	-	49
Consumer loans	28	-	-	-	-
Total accruing loans past due 90 days or more	393	288	243	1,135	1,796

Restructured loans not performing as agreed	109	1,408	1,731	1,836	1,286
Total nonperforming loans	4,701	5,819	6,655	7,395	8,028

Restructured loans performing as agreed	-	-	-	36	163
Real estate acquired through foreclosure	70	10	82	640	710
Total nonperforming assets and performing restructured loans	$4,771	$5,829	$6,737	$8,071	$8,901

Total nonperforming loans to total loans	1.49%	2.11%	2.22%	2.57%	2.84%
Total nonperforming loans to total assets	1.35%	1.77%	1.97%	2.33%	2.43%
Total nonperforming assets to total assets	1.37%	1.78%	1.99%	2.54%	2.64%

Interest income that would have been recorded for the years ended June 30, 2023 and 2022, had nonaccrual loans been current according to their original terms amounted to $53,000, and $27,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2023 and 2022 amounted to $45,000, and $48,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $854,000 and $896,000 at June 30, 2023 and 2022, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
(in thousands)	2023	2022	2021
Substandard assets	$7,266	$7,458	$8,925
Doubtful assets	-	-	-
Loss assets	-	-	-
Total classified assets	$7,266	$7,458	$8,925

Substandard assets at June 30, 2023, consisted of 123 loans totaling $6.5 million and two parcels of real estate owned with an aggregate carrying value of $70,000, compared to substandard assets at June 30, 2022 which consisted of 142 loans totaling $7.4 million and one parcel of real estate owned with an aggregate carrying value of $10,000. At June 30, 2023, 0.1% of the Company’s substandard assets were represented by real estate acquired through foreclosure compared to 0.1% at June 30, 2022. During the fiscal year ended June 30, 2022, the Company made loans to facilitate the purchase of its other real estate owned by qualified borrowers. The Company sold property with a carrying value of $117,000 for $82,000 during the fiscal year ended June 30, 2022. Such loans are considered loans to facilitate an exchange. Loans to facilitate the sale of other real estate owned and which were included in substandard loans totaled $0 and $0 at June 30, 2023 and 2022, respectively.

The table below summarizes other real estate owned at June 30, 2023:

	Number	Net carrying
(Dollars in thousands)	of Properties	value
Single-family	2	$70
Building lots	-	-
Total	2	$70

The table below summarizes substandard loans at June 30, 2023:

	Number	Net carrying
(Dollars in thousands)	of Loans	value
One- to four-family	114	$5,141
Nonresidential real estate	3	1,716
Consumer	7	338
Total	124	$7,195

 Other than disclosed above, there are no other loans at June 30, 2023 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2023		2022
	30-59 Days	60-89 Days	30-59 Days	60-89 Days
(in thousands)	Past Due	Past Due	Past Due	Past Due
Real estate loans	$3,215	$862	$2,303	$364
Commercial and industrial	-	-	72	-
Consumer loans	98	87	169	19
Total	$3,313	$949	$2,544	$383

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $12.4 million at June 30, 2023, an increase of $1.5 million or 14.2%, compared to the $10.8 million total at June 30, 2022. The increase in these securities resulted from Management’s investment plan to earn additional interest spread on excess liquidity held at the time by investing in short-lived mortgage-backed securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2023		2022		2021
	Amortized	Fair	Amortized	Fair	Amortized	Fair
(in thousands)	Cost	Value	Cost	Value	Cost	Value
Available for sale securities:
Agency mortgage-backed: residential	$12,649	$12,080	$10,477	$10,477	$33	$33
Held to maturity securities:
Agency mortgage-backed: residential	$274	$259	$339	$323	$462	$476

At June 30, 2023 and 2022, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2023. At June 30, 2023, we had no agency securities with adjustable rates.

			More than		More than
			One Year to		Five Years to
	One Year or Less		Five Years		Ten Years		Total Investment Portfolio
		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Fair	Average
(Dollars in thousands)	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Value	Yield
Available for sale securities:
Agency mortgage-backed: residential	$-	0.00%	$12,627	3.22%	$22	4.00%	$12,649	$12,080	3.22%
Held to maturity securities:
Agency mortgage-backed: residential	$7	5.09%	$153	1.49%	$114	4.40%	$274	$259	2.80%

Other Assets. Other assets at June 30, 2023 and 2022 include goodwill of $947,000, which was a result of the Company’s acquisition of Frankfort First, and bank owned life insurance policies with a carrying value of $2.8 million and $2.8 million at June 30, 2023 and 2022, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the FHLB. FHLB stock, at cost, totaled $4.6 million and $6.5 million at June 30, 2023 and 2022.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $226.3 million at June 30, 2023, decreasing $13.5 million or 5.6% between the two periods. At June 30, 2023 the Company had $21.0 million in brokered certificates of deposit.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
(in thousands)	2023	2022	2021
Certificate of deposit accounts	$137,315	$124,705	$124,892
Demand, transaction and savings accounts	88,994	115,152	101,951
Total	$226,309	$239,857	$226,843

The following table indicates at June 30, 2023, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The brokered certificates of deposit had a maximum face value of $100,000. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Certificates
(in thousands)	of Deposit
Maturity period:
Three months or less	$7,292
Over three months through six months	7,204
Over six months through twelve months	41,573
Over twelve months	--
Total	$56,069

 The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
(in thousands)	2023	2022	2021
Interest rate
0.01-0.99%	$44,302	$96,937	$69,400
1.00-1.99%	13,127	20,521	36,613
2.00-2.99%	1,826	7,247	18,879
3.00-3.99%	19,700	-	-
4.00-4.99%	58,360	-	-
Total	$137,315	$124,705	$124,892

The following table sets forth the amount and maturities of certificate accounts at June 30, 2023.

	Amount Due
(in thousands)	Less than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years	Total	Percentage of Total Certificate Accounts
Interest rate
0.01-0.99%	$36,738	$7,482	$82	$-	$44,302	32.3%
1.00-1.99%	4,375	4,079	1,786	2,887	13,127	9.6%
2.00-2.99%	664	1,162	-	-	1,826	1.3%
3.00-3.99%	19,342	358	-	-	19,700	14.3%
4.00-4.99%	58,360	-	-	-	58,360	42.5%
Total	$119,479	$13,081	$1,868	$2,887	$137,315	100.0%

 The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2023		2022		2021
(in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$13,308	0.00%	$16,033	0.00%	$10,472	0.00%
Interest-bearing demand	20,695	0.18%	18,519	0.22%	18,438	0.16%
Savings accounts	68,255	0.44%	73,688	0.37%	64,611	0.42%
Certificates of deposit	117,443	1.26%	126,371	0.85%	127,371	1.11%

The following table sets forth the deposit activities for the periods indicated.

	At June 30,
(in thousands)	2023	2022	2021
Beginning balance	$239,857	$226,843	$212,273
Increase (decrease) before interest credited	(15,359)	11,627	12,859
Interest credited	1,811	1,387	1,711
Net increase (decrease) in deposits	(13,548)	13,014	14,570
Ending balance	$226,309	$239,857	$226,843

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $70.1 million and $34.1 million at June 30, 2023 and 2022, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2023	2022	2021
Balance outstanding at end of period	$70,087	$34,066	$56,873
Maximum amount of advances outstanding at any month during the period	$83,489	$55,369	$61,048
Average advances outstanding during the period	$63,050	$46,843	$54,319
Weighted average interest rate during the period	3.32%	0.78%	0.79%
Weighted average interest rate at end of period	4.85%	0.96%	0.71%

 Capital. Total shareholders’ equity totaled $50.7 million at June 30, 2023, a decrease of $1.3 million or 2.5%, compared to June 30, 2022. The decrease resulted primarily from repurchase of common stock by the Company for placement in treasury and well as an excess of dividends paid over earnings.

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

At June 30, 2023, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note K-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2023 and 2022

General. Net income totaled $933,000 or $0.11 diluted earnings per share for the year ended June 30, 2023, compared to net income of $1.6 million or $0.19 per common share for the twelve months ended June 30, 2022.

Net income decreased $657,000 or 41.3% year to year primarily due to decreased net interest income, decreased non-interest income, increased provision for loan losses, and increased non-interest expenses, which were somewhat offset by decreased income taxes. In the general economy the fiscal year was marked by historical interest rate increases as the Federal Open Market Committee continued its fight against inflation. As with most financial institutions, our funding sources repriced more quickly during the unprecedented interest rate increases than our assets. Consequently, the increase in our interest expense was attributed primarily to higher average rates paid on both deposits and FHLB advances, while the increase in our interest income was a combination of both higher average balances and higher rates earned on those assets. The Company sells its long-term fixed rate loans to the Federal Home Loan Bank of Cincinnati as part of its asset/liability management strategy and the sale of such loans decreased along with the rise in general interest rates during the fiscal year.

Interest Income. Total interest income for the fiscal year ended June 30, 2023 was $12.8 million, an increase of $1.8 million, or 16.9%, compared to the fiscal year ended June 30, 2022. The increase in interest income was due primarily to lower average rates earned on interest-earning assets, as well as lower average balances.

Interest income from loans increased $1.2 million or 10.8% to $11.8 million for the year ended June 30, 2023 due to both an increase in the average volume of the portfolio and the rate earned on it. The average balance of the loan portfolio increased $15.6 million or 5.5% to $298.9 million for the year just ended, while the average rate earned increased 19 basis points to 3.95% for the period. Loans are the largest component of our interest-earning assets.

Interest income from mortgage-backed securities increased $430,000 to $453,000 for the recently ended fiscal year primarily due to an increase in the volume of assets. Income from other interest-earning assets increased $261,000 and totaled $493,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $3.9 million for the fiscal year ended June 30, 2023, an increase of $2.1 million, or 122.5%, from fiscal 2022. The increase in interest expense resulted primarily from higher average interest rates of funding sources, although the average balance of funding increased period to period. Interest expense on borrowings increased $1.7 million to $2.1 million for the twelve months ended June 30, 2023, primarily due to an increase in the average balance of FHLB advances outstanding, which increased $16.2 million or 34.6% to $63.1 million for the year just ended. Additional borrowings were used to offset decreased levels of deposits and to fund loan growth. The average rate paid on borrowings increased 253 basis points year over year to 3.32% for the recently-ended period.

Interest expense on deposits increased $424,000 or 30.6% to $1.8 million for the 2023 fiscal year primarily due to an increase in the average rate paid on those deposits, which increased 24 basis points to 0.88% for the recently-ended fiscal year. The average balance of deposits decreased $12.2 million or 5.6% to $206.4 million for the year just ended. Interest expense on certificates of deposit was primarily responsible for the increase in interest expense on deposits for the year and was due principally to an increase in the rate paid on certificates of deposits. The average rate paid on certificates of deposit increased 41 basis points to 1.26% for the year, while the average balance outstanding decreased $8.9 million or 7.1% to $117.4 million. The average balance of savings deposits decreased $5.4 million or 7.4% and totaled $68.3 million for fiscal 2023, while interest-bearing demand deposits increased $2.2 million or 11.8%, and totaled $20.7 million.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $304,000 or 3.3% to $8.9 million for the 2023 year. As indicated on the following table, our net interest margin decreased from 2.81% for the 2022 fiscal year to 2.73% for the year just ended.

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

	2023			2022			2021
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$298,911	$11,814	3.95%	$283,323	$10,659	3.76%	$296,247	$11,979	4.04%
Mortgage-backed securities	13,516	453	3.35	1,232	23	1.87	567	14	2.47
Other securities	-	-	-	-	-	-	99	3	3.03
Other interest-earning assets	12,263	493	4.02	41,771	232	0.56	21,816	156	0.72
Total interest-earning assets	324,690	12,760	3.93	326,326	10,914	3.34	318,729	12,152	3.81
Less: ALLL	(1,612)			(1,578)			(1,569)
Noninterest-earning assets	12,038			12,107			12,073
Total assets	$335,116			$336,855			$329,233

Interest-bearing liabilities:
Demand deposits	$20,695	$38	0.18%	$18,519	$40	0.22%	$18,438	$30	0.16%
Savings	68,255	298	0.44	73,688	273	0.37	64,611	268	0.42
Certificates of deposit	117,443	1,475	1.26	126,371	1,074	0.85	127,371	1,413	1.11
Total deposits	206,393	1,811	0.88	218,578	1,387	0.64	210,420	1,711	0.81
Borrowings	63,050	2,091	3.32	46,843	367	0.78	54,319	430	0.79
Total interest-bearing liabilities	269,443	3,902	1.45	265,421	1,754	0.66	264,739	2,141	0.81
Noninterest-bearing demand deposits	13,308			16,032			10,472
Noninterest-bearing liabilities	935			3,072			2,047
Total liabilities	283,686			284,525			277,258

Shareholders’ equity	51,430			52,330			51,975
Total liabilities and shareholders’ Equity	$335,116			$336,855			$329,233
Net interest income/average yield		$8,858	2.48%		$9,160	2.68%		$10,011	3.00%

Net interest margin			2.73%			2.81%			3.14%

Average interest-earning assets to Average interest-bearing liabilities			120.51%			122.95%			120.39%

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

	Twelve months ended June 30, 2023			Twelve months ended June 30, 2022
	Increase (Decrease) Due to Changes In			Increase (Decrease) Due to Changes In
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$602	$553	$1,155	$(509)	$(811)	$(1,320)
Mortgage-backed securities	398	32	430	11	(2)	9
Other securities	-	-	-	(3)	-	(3)
Other interest-earning assets	(33)	294	261	101	(25)	76
Total interest-earning assets	967	879	1,846	(400)	(838)	(1,238)

Interest-bearing liabilities:
Demand deposits	$7	$(9)	$(2)	$-	$10	$10
Savings	(18)	43	25	21	(16)	5
Certificates of deposit	(70)	471	401	(11)	(328)	(339)
Borrowings	167	1,557	1,724	(59)	(4)	(63)
Total interest-bearing liabilities	86	2,062	2,148	(49)	(338)	(387)
Increase (decrease) in net interest income	$881	$(1,183)	$(302)	$(351)	$(500)	$(851)

 Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $113,000 for losses on loans for the fiscal year ended June 30, 2023, an increase of $173,000, compared to a credit of $60,000 for fiscal 2022. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value. See discussion of Allowance for Loan Losses and Asset Quality above.

Non-interest Income. Other non-interest income decreased $213,000 or 41.4% to $302,000 for the fiscal year ended June 30, 2023, due primarily to a decrease of $250,000 in net gains on sales of loans, which totaled $5,000 for the year just ended. The Banks sell most of their long-term, fixed rate mortgages to FHLB as part of the asset/liability management strategy and the sale of such loans decreased along with the rise in general interest rates during the fiscal year. There were no disposals of OREO in the recently-ended fiscal year compared to net losses of $35,000 for the prior year.

Non-interest Expense. Non-interest expense increased $150,000 or 2.0% to $7.8 million for the fiscal year ended June 30, 2023 compared to fiscal 2022 primarily due to higher outside service fees, employee compensation and benefits cost, FDIC insurance premiums and other non-interest expenses.

 Outside service fees increased $76,000 or 45.8% and totaled $242,000, as stock transfer agency fees increased $22,000 or 89.4% year over year, loan review costs increased $21,000 or 65.2% and computer technology services increased $12,000 or 133.0%. Employee compensation and benefits expense increased $62,000 or 1.3% and totaled $4.9 million for the fiscal year just ended primarily due to an increase of two full-time equivalent employees from period to period as well as general compensation increases. FDIC insurance expense increased $46,000 or 64.8% and totaled $117,000 for the twelve months ended June 30, 2023, due chiefly to higher base assessments by the agency, which became effective January 1, 2023. Other non-interest expenses increased $35,000 or 6.1% to $608,000 for the most recently-ended fiscal year due primarily to higher levels of employee and community engagement, as well as some elevated general expense levels. Charitable contributions increased $22,000 or 62.4% primarily returning to historical levels, but also in response to devastating flooding which occurred in eastern Kentucky. Contributions were reduced in the wake of the COVID epidemic and returned to more normal levels. We also provided aid to individuals and family impacted by the flash flooding disaster. Dues and memberships expense increased as we increased employee engagement in civic organizations and employee training. Insurance expense increased $11,000 or 11.8% year over year primarily due to increased cybersecurity premiums.

Somewhat offsetting the increases in various non-interest expenses were decreases in data processing expense, occupancy and equipment, and regulatory assessments. Data processing expenses decreased $27,000 or 5.0% and totaled $518,000 for the fiscal year just ended as core processing conversion expenses were incurred in the FY22 year. Occupancy and equipment expenses decreased $22,000 or 3.5% and totaled $610,000 for the year ended June 30, 2023, primarily due to a decrease in depreciation.

Income Taxes. Income tax expense decreased $183,000 or 38.4% to $294,000 for the fiscal year just ended. The decrease in income tax expense was primarily related to lower overall earnings year to year. The effective income tax rate for the years ended June 30, 2023 and 2022, was 24.0% and 23.1%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period. At June 30, 2023 and June 30, 2022, cash and cash equivalents totaled $8.2 million and $25.8 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $12.1 million and $10.5 million at June 30, 2023 and 2022, respectively.

We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material protracted decrease in liquidity. We expect that all our liquidity needs, including the contractual commitments can be met by our currently available liquid assets and cash flows. In the event any unforeseen demand or commitments were to occur, we have access to brokered deposits, FHLB advances, the Federal Reserve Discount Window and an unsecured line of credit with a correspondent bank. We expect that our currently available liquid assets and our ability to access our other liquidity sources would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2023 we originated $98.2 million of loans, which exceeded loan prepayments and repayments by $39.3 million. In fiscal 2022 we originated $85.5 million of loans, although loan prepayments and repayments exceeded that amount by $23.5 million. During fiscal 2023 and 2022 proceeds from principal repayments on loans totaled $58.9 million and $109.0 million, respectively. During fiscal 2022 we invested $10.4 million in short-lived mortgage-backed securities to earn additional yield on excess liquidity.

 Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits decreased $13.5 million for the year ended June 30, 2023, compared to a net increase of $13.0 million for the year ended June 30, 2022. We increased FHLB advances by $36.0 million or 105.7% from June 30, 2022 to June 30, 2023, using proceeds to fund new loans and offset decreased deposits. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. The Banks began using brokered deposits in the latter part of the year just ended and had $21.0 million in such deposits as of June 30, 2023. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages and multi-family residential mortgages owned by the Banks. See Note H-Advances from the Federal Home Loan Bank in Notes to Consolidated financial Statements. At June 30, 2023, the Banks had combined additional FHLB borrowing capacity of $87.3 million.

Commitments and Contractual Obligations

At June 30, 2023, we had $15.2 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2023 totaled $119.5 million, or 52.8% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2024. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2023, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

In fiscal 2023, the Company’s aggregate dividend of $1.4 million was more than its net income by $430,000. In fiscal 2022, the Company’s aggregate dividend of $1.4 million was less than its net income by $196,000. Approximately 58.5% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the Banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding years since 2012. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends including an approval in 2023. As a result, First Federal MHC will be permitted to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2024. Management believes that the Company has sufficient capital to continue the current dividend policy without affecting the well-capitalized status of either subsidiary bank. Therefore, we expect to continue to seek approval from the Federal Reserve to allow First Federal MHC to waive its right to dividends. If management should anticipate a long-term trend in which dividends consistently exceed net income (either due to regulatory mandate or a drop in income levels), the dividend policy would be reconsidered. Management cautions that comparison between the Company’s published earnings per share and the Company’s published dividends per share does not lead to an accurate portrayal of the relationship between net income and dividends paid, because the published dividend per share is calculated with the inclusion of the shares owned by First Federal MHC.

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

To the Shareholders, Board of Directors, and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

To the Shareholders, Board of Directors, and Audit Committee

Kentucky First Federal Bancorp

Allowance for Loan and Lease Losses (ALLL) Qualitative Adjustments

As more fully described in Notes A and C to the consolidated financial statements, the Company estimates the ALLL for probable incurred loan losses. The ALLL consists of a specific component for loans that are classified as impaired and a general component for all other loans. Impairment on loans determined to be impaired is measured on a loan-by-loan basis.

Historical loss experience is an input applied to loans not considered impaired and is adjusted for current factors, including levels of and trends in delinquencies and impaired loans, levels of and trends in charge-offs and recoveries, trends in volume and terms of loans, changes in lending policies, procedures and practices, experience, ability and depth of lending management and other relevant staff, economic trends and conditions, industry conditions and effects of changes in credit concentrations.

We identified the qualitative adjustments for current factors of the ALLL as a critical audit matter. The primary reason for our determination that the qualitative adjustments in the ALLL are a critical audit matter is that auditing the qualitative adjustments involved significant judgment and complex review. Further, auditing the qualitative adjustments in the ALLL involved a high degree of subjectivity in evaluating management’s estimates, such as evaluating management’s assessment of economic conditions and other environmental factors.

Our audit procedures related to the qualitative adjustments of the ALLL included the following procedures, among others.

●	Obtaining an understanding of the Company’s process for establishing the ALLL, including the qualitative factor adjustments of the ALLL and any limitations of the model

●	Testing of completeness and accuracy of the information utilized in the calculation of the ALLL

●	Evaluating the qualitative factor adjustments, including assessing the basis for the adjustments and the reasonableness of the significant assumptions

●	Evaluating overall reasonableness of estimated reserve by considering past performance of the Company’s loan portfolio, trends in credit quality of the loan portfolio and trends in the credit quality of peer institutions and comparing the trends to the Company’s ALLL trends for directional consistency compared to previous years

●	Preparation of an independent estimate of an acceptable range of the ALLL to compare to management’s estimate

/s/ FORVIS, LLP

We have served as the Company’s auditor since 2018.

Louisville, Kentucky

September 28, 2023

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2023 and 2022

(Dollar amounts in thousands, except per share data)

	2023	2022
ASSETS
Cash and due from financial institutions	$2,284	$2,002
Fed funds sold	665	14,824
Interest-bearing demand deposits	5,218	8,997
Cash and cash equivalents	8,167	25,823
Securities available-for-sale- at fair value	12,080	10,477

Securities held-to-maturity, at amortized cost-approximate fair value of $259 and $323 at June 30, 2023 and 2022, respectively	274	339
Loans held for sale	-	152
Loans, net of allowance of $1,634 and $1,529 at June 30, 2023 and 2022, respectively	313,807	274,583
Real estate acquired through foreclosure	70	10
Office premises and equipment - at depreciated cost	4,435	4,563
Federal Home Loan Bank stock - at cost	4,623	6,498
Accrued interest receivable	902	649
Bank-owned life insurance	2,831	2,750
Goodwill	947	947
Prepaid income taxes	144	382
Prepaid expenses and other assets	742	907
Total assets	$349,022	$328,080
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings	$57,593	$75,524
Certificates of deposit	137,315	124,705
Demand deposit accounts	31,401	39,628
Deposits	226,309	239,857
Federal Home Loan Bank advances	70,087	34,066
Advances by borrowers for taxes and insurance	793	766
Accrued interest payable	70	12
Deferred income taxes	513	889
Other liabilities	539	465
Total liabilities	298,311	276,055

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	--	--
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,891	34,892
Retained earnings - restricted	20,130	20,560

Unearned employee stock ownership plan (ESOP), 0 shares and 458 shares at June 30, 2023 and 2022, respectively	--	(5)
Treasury shares, 509,349 and 441,369 shares at June 30, 2023 and 2022, respectively	(3,969)	(3,508)
Accumulated other comprehensive loss	(427)	-
Total shareholders’ equity	50,711	52,025
Total liabilities and shareholders’ equity	$349,022	$328,080

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2023 and 2022

(Dollar amounts in thousands, except per share data)

	2023	2022
Interest income
Loans, including fees	$11,812	$10,659
Mortgage-backed securities	453	23
Other securities	-	-
Interest-bearing deposits and other	493	232
Total interest income	12,758	10,914

Interest expense
Deposits	1,811	1,387
Borrowings	2,091	367
Total interest expense	3,902	1,754
Net interest income	8,856	9,160
Provision (credit) for loan losses	113	(60)
Net interest income after provision for loan losses	8,743	9,220

Non-interest income
Earnings on bank-owned life insurance	81	78
Net gains on sales of loans	5	255
Net loss on sales of REO	-	(35)
Net gain on sale of property and equipment	10	-
Other	206	217
Total non-interest income	302	515

Non-interest expense
Employee compensation and benefits	4,915	4,853
Data processing	518	545
Occupancy and equipment	610	632
FDIC insurance premiums	117	71
Voice and data communications	124	123
Advertising	151	135
Outside service fees	242	166
Audit and accounting	213	216
Franchise and other taxes	136	150
Foreclosure and REO expense, net	103	101
Regulatory Assessments	81	103
Other	608	573
Total non-interest expense	7,818	7,668
Income before income taxes	1,227	2,067

Income tax expense
Current	528	202
Deferred	(234)	275
Total income tax expense	294	477

NET INCOME	$933	$1,590

EARNINGS PER SHARE
Basic and diluted	$0.11	$0.19

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended June 30, 2023 and 2022

(Dollar amounts in thousands)

	2023	2022
Net income	$933	$1,590

Other comprehensive loss, net of tax-related effects:
Unrealized holding losses on securities designated as available for sale during the year, net of tax benefits of $(142) and $(0) in 2023 and 2022, respectively	(427)	-
Comprehensive income	$506	$1,590

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2023 and 2022

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income (loss)	Total
Balance at June 30, 2021	$86	$34,916	$20,364	$(102)	$(2,968)	$-	$52,296
Net income	-	-	1,590	-	-	-	1,590
Allocation of ESOP shares	-	(24)	-	97	-	-	73
Acquisition of shares for treasury	-	-	-	-	(540)	-	(540)
Cash dividends of $0.40 per common share	-	-	(1,394)	-	-	-	(1,394)

Balance at June 30, 2022	$86	$34,892	$20,560	$(5)	$(3,508)	$-	$52,025
Net income	-	-	933	-	-	-	933
Allocation of ESOP shares	-	(1)	-	5	-	-	4
Acquisition of shares for treasury	-	-	-	-	(461)	-	(461)
Other comprehensive loss	-	-	-	-	-	(427)	(427)
Cash dividends of $0.40 per common share	-	-	(1,363)	-	-	-	(1,363)

Balance at June 30, 2023	$86	$34,891	$20,130	$-	$(3,969)	$(427)	$50,711

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2023 and 2021

(Dollar amounts in thousands)

	2023	2022
Cash flows from operating activities:
Net income	$933	$1,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	255	285
Accretion of purchased loan discount	(45)	(50)
Amortization of discounts and premiums on investment securities, net	(29)	6
Amortization of deferred loan origination costs (fees)	(17)	(98)
Net gain on sale of loans	(5)	(255)
Net loss on real estate owned	-	35
ESOP compensation expense	4	73
Net gain on sale of property & equipment	(10)	-
Earnings on bank-owned life insurance	(81)	(78)
Provision (credit) for loan losses	113	(60)
Origination of loans held for sale	(157)	(4,789)
Proceeds from loans held for sale	314	6,199
Deferred income tax	(234)	275
Changes in:
Accrued interest receivable	(253)	45
Prepaid expenses and other assets	232	(415)
Accrued interest payable	58	(8)
Accounts payable and other liabilities	74	(114)
Net cash provided by operating activities	1,152	2,641

Cash flows from investing activities:
Purchase of investments available for sale	(4,974)	(10,449)
Purchase of FHLB stock	(472)	-
Maturities of time deposits in other financial institutions	-	247
Investment securities maturities, prepayments and calls:
Held to maturity	61	118
Available for sale	2,836	4
Proceeds from redemption of FHLB stock	2,347	-
Proceeds from sale of property & equipment	180	-
Loans originated for investment, net of principal collected	(39,335)	23,514
Proceeds from sale of real estate owned	-	50
Additions to premises and equipment, net	(127)	(151)
Net cash provided by (used in) investing activities	(39,484)	13,333

Cash flows from financing activities:
Net increase (decrease) in deposits	(13,548)	13,014
Payments by borrowers for taxes and insurance, net	27	(72)
Proceeds from Federal Home Loan Bank advances	135,300	9,000
Repayments on Federal Home Loan Bank advances	(99,279)	(31,807)
Treasury stock purchases	(461)	(540)
Dividends paid on common stock	(1,363)	(1,394)
Net cash provided by (used in) financing activities	20,676	(11,799)

Net increase (decrease) in cash and cash equivalents	(17,656)	4,175

Beginning cash and cash equivalents	25,823	21,648

Ending cash and cash equivalents	$8,167	$25,823

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2023 and 2021

(Dollar amounts in thousands)

	2023	2022
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$290	$550

Interest on deposits and borrowings	$3,844	$1,762

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$60	$45

Loans disbursed upon sales of real estate acquired through foreclosure	$-	$32

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2023 and 2022

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

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

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

June 30, 2023 and 2022

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

5. Loans held for sale, Mortgage Servicing Rights, and Lender Risk Account: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2023 and 2022 the Company had $0 and $152,000 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $14,000 and $20,000 during the years ended June 30, 2023 and 2022, respectively. The carrying value of the Company’s mortgage servicing rights totaled approximately $174,000 and $186,000 at June 30, 2023 and 2022, respectively. The fair value of the Company’s mortgage servicing rights totaled approximately $262,000 and $186,000 at June 30, 2023 and 2022, respectively.

The Company was servicing mortgage loans of approximately $21.7 million and $23.2 million that had been sold to the Federal Home Loan Bank at June 30, 2023 and 2022, respectively.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $42,000 and $42,000 for the fiscal years ended June 30, 2023 and 2022, respectively. Late fees and ancillary fees related to loan servicing are not material.

Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (“FHLB”) provide for the establishment of a Lender Reserve Account (“LRA”). The LRA consists of amounts withheld by FHLB from loan sale proceeds for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company, as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are reevaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

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

June 30, 2023 and 2022

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

We utilize updated independent appraisals to determine fair value for collateral-dependent loans, adjusted for estimated selling costs, in determining our specific reserve. In some situations, management does not secure an updated independent appraisal. These situations may involve small loan amounts or loans that, in management’s opinion, have an abnormally low loan-to-value ratio.

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

June 30, 2023 and 2022

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At June 30, 2022 the Company had fixed assets held for sale of $161,000 related to a branch office no longer in use and included in other assets on the balance sheet. No impairment losses have been taken on the property. The property was sold in July 2022 for $180,000.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2019.

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $142.4 million and $248.6 million for the plan years ended June 30, 2022 and 2021, respectively. Our contributions for fiscal 2023 and 2022 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ age and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $353,000 and $375,000 for the fiscal years ended June 30, 2023 and 2022, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2022, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 87.14%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company also maintained a nonqualified deferred compensation plan for the benefit of certain directors, which was closed to any future deferrals. The expense incurred for the deferred compensation was $0 and $4,000 for the fiscal years ended June 30, 2023 and 2022, respectively. The plan terminated in fiscal year 2022 with the payment of all amounts due.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The Company maintains an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay loan principal and accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants was contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $14,000 at June 30, 2022. The loan was fully repaid during the year ended June 30, 2023. The Company recorded expense for the ESOP of approximately $4,000 and $73,000 for the years ended June 30, 2023 and 2022, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan totaled 226,313 and 218,894 at June 30, 2023 and 2022, respectively.

The amounts contributed to the ESOP were $14,000 and $280,000 for the years 2023 and 2022, respectively.

	For the fiscal year ended
	June 30,
	2023	2022
Allocated shares	110,660	117,065
Shares committed to be released	-	463
Unearned shares	-	461
Total ESOP shares	110,660	117,989

Fair value of unearned shares at end of period	$-	$4,000

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

	For the fiscal year ended
	June 30,
	2023	2022
Net income allocated to common shareholders, basic and diluted	$933,000	$1,590,000

EARNINGS PER SHARE	$0.11	$0.19

Weighted average common shares outstanding, basic and diluted	8,131,568	8,213,407

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2023 and 2022.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2023 and 2022. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2023
Agency mortgage-backed: residential	$12,080	$-	$12,080	$-

2022

Agency mortgage-backed: residential	$10,477	$-	$10,477	$-

There were no transfers between levels 1 and 2.

There were no assets or liabilities measured at fair value on a nonrecurring basis at June 30, 2023 and 2022.

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

June 30, 2023 and 2022

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities: (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The Company’s financial instruments at June 30, 2023 and 2022 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2023 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$8,167	$8,167			$8,167
Available-for-sale securities	12,080		$12,080		12,080
Held-to-maturity securities	274		259		259
Loans receivable - net	313,807			$293,530	293,530
Federal Home Loan Bank stock	4,623				n/a
Accrued interest receivable	902		902		902

Financial liabilities
Deposits	$226,309	$88,994	$136,577		$225,571
Federal Home Loan Bank advances	70,087		69,863		69,863
Advances by borrowers for taxes and insurance	793		793		793
Accrued interest payable	70		70		70

		Fair Value Measurements at
	Carrying	June 30, 2022 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$25,823	$25,823			$25,823
Available-for-sale securities	10,477		$10,477		10,477
Held-to-maturity securities	339		323		323
Loans held for sale	152		153		153
Loans receivable - net	274,583			$271,994	271,994
Federal Home Loan Bank stock	6,498				n/a
Accrued interest receivable	649		649		649

Financial liabilities
Deposits	$239,857	$115,152	$124,682		$239,834
Federal Home Loan Bank advances	34,066		33,688		33,688
Advances by borrowers for taxes and insurance	766		766		766
Accrued interest payable	12		12		12

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

June 30, 2023 and 2022

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2023 and 2022 are summarized as follows:

(in thousands)	2023	2022
Outstanding principal, beginning of year	$688	$1,405
Changes in composition of related parties	-	-
Principal disbursed during the year	-	-
Principal repaid and refinanced during the year	(208)	(717)
Outstanding principal, end of year	$480	$688

Deposits from related parties held by the Company at June 30, 2023 and 2022 totaled $5.1 million and $5.3 million, respectively.

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

19. Comprehensive Income and Accumulated Comprehensive Income (Loss): Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, net of tax, for the period which are also recognized as separate components of equity. Accumulated comprehensive income (loss) consists solely of unrealized gain or loss on available-for-sale securities at the end of the period.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

26. New Accounting Standards:

FASB ASC 326 – In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The final standard will change estimates for credit losses related to financial assets measured at amortized cost such as loans, held-to-maturity debt securities, and certain other contracts. For estimating credit losses, the FASB is replacing the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The Company will now use forward-looking information to enhance its credit loss estimates. The amendment requires enhanced disclosures to aid investors and other users of financial statements to better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. The largest impact to the Company will be on its allowance for loan and lease losses, although the ASU also amends the accounting for credit losses on available-for-sale debt securities, held-to-maturity securities, and purchased financial assets with credit deterioration. The standard is effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019. However, the FASB has delayed the implementation of the ASU for smaller reporting companies until years beginning after December 15, 2022, or in the Company’s case the fiscal year beginning July 1, 2023. ASU 2016-13 will be applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach), except for debt securities for which an other-than-temporary impairment had been recognized before the effective date. A prospective transition approach is required for these debt securities. We have selected and engaged a third-party software provider for modeling our data. We have run parallel calculations using both our traditional allowance calculation methodology and the new CECL software for the three most recent quarterly periods. We are pleased with the progress made on the fine tuning of the data inputs for the model. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, and estimate the amount of such one-time adjustment to be in the range of $500,000 and $900,000. We do expect ASU 2016-13 to add complexity and costs to its current credit loss evaluation process.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2023 and 2022 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2023
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$12,649	$-	$569	$12,080

Held-to-maturity Securities
Agency mortgage-backed: residential	$274	$-	$15	$259

	2022
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$10,477	$-	$-	$10,477

Held-to-maturity Securities
Agency mortgage-backed: residential	$339	$2	$18	$323

At June 30, 2023, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no sales of securities during the fiscal year ended June 30, 2023 or 2022. At June 30, 2023 the Company had no available-for-sale mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for more than 12 months and $12,080,000 in available-for-sale mortgage-backed securities with gross unrealized losses of $569,000 that had been in an unrealized loss position for less than 12 months. At June 30, 2022, the Company had no available-for-sale mortgage-backed securities in a gross unrealized loss position.

At June 30, 2023 the Company had $274,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $15,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months. At June 30, 2022, the Company had $40,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $3,000 that had been in an unrealized loss position for more than 12 months and $202,000 held-to-maturity mortgage-backed securities with gross unrealized losses of $15,000 that had been in an unrealized loss position for less than 12 months.

Securities in an unrealized loss position as a percent of total securities were 100% and 2.4% at June 30, 2023 and 2022, respectively.

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

At June 30, 2023 and 2022, pledged securities totaled $5.9 million and $1.7 million, respectively. In addition, at June 30, 2023 and 2022, our pledged assets also included overnight deposits of $1.5 million and $1.5 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2023	2022
Residential real estate
One- to four-family	$240,076	$216,432
Multi-family	19,067	14,252
Construction	12,294	1,363
Land	470	1,062
Farm	1,346	1,338
Nonresidential real estate	30,217	31,441
Commercial and industrial	1,184	1,006
Consumer and other
Loans on deposits	855	891
Home equity	9,217	7,670
Automobile	104	117
Unsecured	611	540
	315,441	276,112
Allowance for loan losses	(1,634)	(1,529)
	$313,807	$274,583

The amounts above include net deferred loan fees of $330,000 and $290,000 as of June 30, 2023 and 2022.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2023 and 2022. There were $196,000 and $400,000 in loans acquired with deteriorated credit quality at June 30, 2023 and 2022, respectively.

June 30, 2023:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$2,833	$196	$3,029	$-
Nonresidential real estate	1,717	-	1,717	-
Home Equity	267	-	267	-
	4,817	196	5,013	-
Loans collectivelly evaluated for impairment:
Residential real estate
One- to four-family			$237,047	$857
Multi-family			19,067	278
Construction			12,294	41
Land			470	1
Farm			1,346	4
Nonresidential real estate			28,500	405
Commercial and industrial			1,184	24
Consumer and other
Loans on deposits			855	1
Home equity			8,950	24
Automobile			104	-
Unsecured			611	1
			310,428	1,634
			$315,441	$1,634

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

The following table presents impaired loans by class of loans as of and for the years ended June 30, 2023 and 2022:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

June 30, 2023:

With no related allowance recorded:
Residential real estate
One- to four-family	$3,029	$-	$3,325	$161	$161
Multi-family	-	-	285	22	22
Farm	-	-	135	15	15
Nonresidential real estate	1,717	-	1,395	63	63
Consumer and other
Home equity	267	-	177	6	6
Unsecured	-	-	2	1	1
	$5,013	$-	$5,319	$268	$268

June 30, 2022:

With no related allowance recorded:
Residential real estate
One- to four-family	$3,621	$-	$3,970	$145	$145
Multi-family	570	-	608	19	19
Farm	270	-	272	16	16
Nonresidential real estate	1,073	-	1,220	59	59
Consumer and other			-	-	-
Home equity	87	-	52	1	1
Unsecured	5	-	11	-	-
	$5,626	$-	$6,133	$240	$240

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual status by class of loans as of June 30, 2023 and 2022. The tables include loans acquired with deteriorated credit quality. At June 30, 2023, the table below includes approximately $197,000 of loans on nonaccrual and no loans past due over 90 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2022, approximately $301,000 of loans on nonaccrual and no loans past due over 90 days and still accruing represent such loans.

	June 30, 2023		June 30, 2022
(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	Nonaccrual	Loans Past Due Over 90 Days Still Accruing

Residential real estate
One- to four-family	$3,028	$365	$3,528	$287
Multi-family	-	-	570	-
Farm	-	-	270	-
Nonresidential real estate	1,013	-	1,073	-
Commercial and industrial	-	-	-	1
Consumer and other
Home equity	267	-	87	-
Unsecured	-	28	3	-
	$4,308	$393	$5,531	$288

One- to four-family loans in process of foreclosure totaled $766,000 and $489,000 at June 30, 2023 and 2022, respectively.

Troubled Debt Restructurings:

A Troubled Debt Restructuring (“TDR”) is the situation where the Bank grants a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

At June 30, 2023 and 2022, the Company had $464,000 and $1.4 million of loans classified as TDRs, respectively. Of the TDRs at June 30, 2023, approximately 40.3% were related to the borrower’s completion of Chapter 7 bankruptcy proceedings with no reaffirmation of the debt to the Banks.

During the year ended June 30, 2023 and 2022, the Company had no loans restructured as TDRs.

The Company had no allocated specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2023 or 2022. At June 30, 2023 and 2022, TDR loans on nonaccrual status totaled $430,000 and $1.4 million, respectively. The Company had no commitments to lend additional amounts as of June 30, 2023 and 2022, to customers with outstanding loans that are classified as troubled debt restructurings. The Company had no TDR loans which defaulted during fiscal 2023 or during fiscal 2022.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

The following tables present the aging of the principal balance outstanding in accruing past due loans as of June 30, 2023 and 2022, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2023, the table below includes $68,000 in loans 30-89 days past due and approximately $58,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2022, the table below includes $161,000 in loans 30-89 days past due and approximately $15,000 of loans past due over 90 days of such loans.

June 30, 2023:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$3,415	$1,514	$4,929	$235,147	$240,076
Multi-family	-	-	-	19,067	19,067
Construction	-	-	-	12,294	12,294
Land	-	-	-	470	470
Farm	-	-	-	1,346	1,346
Nonresidential real estate	662	-	662	29,555	30,217
Commercial and industrial	-	28	28	1,156	1,184
Consumer and other
Loans on deposits	-	-	-	855	855
Home equity	168	267	435	8,782	9,217
Automobile	-	-	-	104	104
Unsecured	17	-	17	594	611
	$4,262	$1,809	$6,071	$309,370	$315,441

June 30, 2022:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$2,662	$1,326	$3,988	$212,444	$216,432
Multi-family	-	-	-	14,252	14,252
Construction	5	-	5	1,358	1,363
Land	-	-	-	1,062	1,062
Farm	-	-	-	1,338	1,338
Nonresidential real estate	-	-	-	31,441	31,441
Commercial and industrial	72	1	73	933	1,006
Consumer and other
Loans on deposits	-	-	-	891	891
Home equity	188	71	259	7,411	7,670
Automobile	-	-	-	117	117
Unsecured	-	-	-	540	540
	$2,927	$1,398	$4,325	$271,787	$276,112

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

As of June 30, 2023, and 2022, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2023:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$234,765	$170	$5,141	$-
Multi-family	19,067	-	-	-
Construction	12,294	-	-	-
Land	470	-	-	-
Farm	1,346	-	-	-
Nonresidential real estate	27,816	684	1,717	-
Commercial and industrial	1,184	-	-	-
Consumer and other
Loans on deposits	855	-	-	-
Home equity	8,879	-	338	-
Automobile	104	-	-	-
Unsecured	611	-	-	-
	$307,391	$854	$7,196	$-

June 30, 2022:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$210,830	$194	$5,408	$-
Multi-family	13,682	-	570	-
Construction	1,363	-	-	-
Land	1,062	-	-	-
Farm	1,068	-	270	-
Nonresidential real estate	29,666	702	1,073	-
Commercial and industrial	1,006	-	-	-
Consumer and other
Loans on deposits	891	-	-	-
Home equity	7,548	-	122	-
Automobile	117	-	-	-
Unsecured	535	-	5	-
	$267,768	$896	$7,448	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2023 and 2022:

June 30, 2023:

(in thousands)	Beginning balance	Provision (credit) for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate
One- to four-family	$800	$73	$(29)	$13	$857
Multi-family	231	47	-	-	278
Construction	4	37	-	-	41
Land	3	(2)	-	-	1
Farm	5	(1)	-	-	4
Nonresidential real estate	461	(64)	-	8	405
Commercial and industrial	2	21	-	-	23
Consumer and other
Loans on deposits	1	-	-	-	1
Home equity	21	2	-	-	23
Automobile	-		-	-	-
Unsecured	1	-	-	-	1
	$1,529	$113	$(29)	$21	$1,634

June 30, 2022:

(in thousands)	Beginning balance	Provision (credit) for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate
One- to four-family	$794	$37	$(31)	$-	$800
Multi-family	291	(60)	-	-	231
Construction	12	(8)	-	-	4
Land	3	-	-	-	3
Farm	5	-	-	-	5
Nonresidential real estate	494	(33)	-	-	461
Commercial and industrial	5	(3)	-	-	2
Consumer and other
Loans on deposits	2	(1)	-	-	1
Home equity	15	6	-	-	21
Automobile	-	-	-	-	-
Unsecured	1	2	(4)	2	1
	$1,622	$(60)	$(35)	$2	$1,529

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $88,000 and $88,000, at June 30, 2023 and 2022, respectively, was as follows:

(in thousands)	2023	2022
Residential real estate
One- to four-family	$196	$400

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2023	2022
Balance at beginning of year	$339	$390
Accretion of income	(45)	(51)
Balance at end of year	$294	$339

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2023 or 2022, nor were any allowance for loan losses reversed during those years.

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2023	2022
Balance at beginning of year	$10	$82
Loans transferred to real estate owned	60	45
Capitalized expenditures	-	-
Valuation adjustments	-	-
Disposals	-	(117)
Balance at end of year	$70	$10

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2023	2022
Land	$1,516	$1,516
Buildings and improvements	6,768	6,654
Furniture & equipment	2,220	2,206
	10,504	10,376
Less: accumulated depreciation	6,069	5,813
Balance at end of year	$4,435	$4,563

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE F - GOODWILL

Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The Company has $947,000 of goodwill net of impairment losses of $13.6 million at June 30, 2023 and 2022. During the fiscal year ended June 30, 2020, a prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and its related economic impact led to management’s performance of a goodwill impairment analysis as of June 30, 2020. Based on the results of this analysis and in conjunction with management’s early adoption of ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, the estimated fair value of the Company was less than book value, resulting in a $13.6 million goodwill impairment charge. Goodwill impairment exists when a Company’s reporting unit’s carrying value of goodwill exceeds its fair value. The estimated fair value of the Company was determined based on a combination of methods including discounted cash flows of forecasted earnings and estimated sales price based on recent observable market transactions of similar securities.

NOTE G - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2023	2022
Non-interest bearing checking accounts	$12,333	$15,726
Checking accounts	19,068	23,902
Savings Accounts	49,477	62,649
Money market demand deposits	8,116	12,875
Total demand, transaction and passbook deposits	88,994	115,152
Certificates of deposit	137,315	124,705
Total deposits	$226,309	$239,857

 Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2023
2024	$119,479
2025	13,081
2026	1,868
2027	1,167
2028 and thereafter	1,720
$137,315

 At June 30, 2023 and 2022, the Company had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $14.7 million and $13.1 million, respectively. Brokered certificates of deposit totaled $21.0 million at June 30, 2023.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2023 and 2022 by pledges of collateral composed of first mortgage residential and multi-family loans totaling $157.3 million and $167.8 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

(in thousands)	2023
2023	$66,360
2024	3,643
2025	31
2026	22
2027	16
2028	11
2029	4
2030-2033	-
$70,087

At June 30, 2023 interest rates for advances were fixed ranging from 1.64% to 5.27%, with a weighted-average interest rate of 4.85%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $87.3 million as of June 30, 2023. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2023, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $5.6 million. First Federal Savings Bank of Kentucky at June 30, 2023, had a $2.0 million Fed Funds line of credit with the Independent Correspondent Bankers’ Bank.

NOTE I - INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2023 and 2022, as follows:

(in thousands)	2023	2022
Income taxes at the statutory rate	$258	$434
Increase (decrease) resulting from:
Cash surrender value of life insurance	(17)	(16)
State income taxes	55	130
Other	(2)	(71)
	$294	$477

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE I - INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2023	2022
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$408	$381
Accrued expenses	44	72
Fair value accounting adjustments at acquisition	95	107
Nonaccrued interest on loans	103	107
Unrealized loss on available-for-sale securities	142	-
Depreciation	68	73
State net operating loss carryforward	64	121
Total deferred tax assets	924	861

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(606)	(981)
Deferred loan origination costs	(68)	(36)
Loan servicing rights	(43)	(46)
Accrual to cash adjustment	(185)	(152)
Fair value accounting adjustments on acquisition	(535)	(535)
Total deferred tax liabilities	(1,437)	(1,750)
Net deferred tax liability	$(513)	$(889)

The Company has state net operating loss carryforward of $1.6 million, which expires beginning 2037.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2023 include approximately $5.2 million for which federal and state income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2023.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE J - LOAN COMMITMENTS (continued)

At June 30, 2023 and 2022, the Banks had the following outstanding loan commitments:

	2023		2022
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$-	$13,372	$-	$11,961
Commitments to fund real estate construction loans	-	8,919	-	1,315
Other unused commitments:
Commercial and industrial loans	84	668	18	65
Other	562	5,010	667	3,966
Letters of credit	-	626	-	-

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

Dividend Restrictions – Dividends from the Banks are the primary source of funds for the Company. Banking regulations limit the amount of dividends that may be paid to the Company by the Banks without prior approval of the Office of the Controller of the Currency (the “OCC.”) Under these regulations the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years. At June 30, 2023, the Banks could, without prior approval, declare no dividends.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

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

The Company’s and Banks’ regulatory capital as of June 30, 2023 and 2022 is presented in the following table.

	Actual		For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:

June 30, 2023
Kentucky First Federal Bancorp	$50,190	15.0%	$30,075	9.0%
First Federal Savings and Loan Association of Hazard	$18,220	20.4%	$8,034	9.0%
First Federal Savings Bank of Kentucky	$29,880	11.7%	$23,050	9.0%

June 30, 2022
Kentucky First Federal Bancorp	$51,078	15.2%	$30,232	9.0%
First Federal Savings and Loan Association of Hazard	$18,430	22.0%	$7,525	9.0%
First Federal Savings Bank of Kentucky	$30,093	12.0%	$22,584	9.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

As of June 30, 2023 and 2022, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp. During each of the fiscal years ended June 30, 2023 and 2022, and pursuant to the provisions allowed by the Board of Governors of the Federal Reserve System, First Federal MHC waived $1.9 million in dividends.

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the fiscal years ended June 30, 2023 and 2022.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2023 and 2022

(in thousands)	2023	2022
ASSETS
Interest-bearing deposits in First Federal of Hazard	$473	$1,185
Interest-bearing deposits in First Federal of Kentucky	657	703
Other interest-bearing deposits	-	9
Investment in First Federal of Hazard	18,035	18,433
Investment in Frankfort First	30,610	31,139
Prepaid expenses and other assets	988	602
Total assets	$50,763	$52,071

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$52	$46
	52	46
Shareholders’ equity	50,711	52,025
Total liabilities and shareholders’ equity	$50,763	$52,071

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2023 and 2022

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2023 and 2022

(in thousands)	2023	2022
Income
Interest income	$4	$14
Non-interest income	-	-
Dividends from First Federal of Hazard	935	846
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	(218)	32
Dividends from Frankfort First	681	1,480
Equity in undistributed (excess distributed) earnings of Frankfort First	(267)	(475)
Total income	1,135	1,897
Non-interest expenses	382	384
Earnings before income taxes	753	1,513
Income tax expense (benefit)	(180)	(77)
Net income (loss)	933	1,590
Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding losses on securities designated as available-for-sale during the year, net of tax benefits of $142 and $0 in 2023 and 2022, respectively	(427)	-
	$506	$1,590

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2023 and 2022

(in thousands)	2023	2022
Cash flows from operating activities:
Net earnings for the year	$933	$1,590
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings from consolidated subsidiaries	485	443
Noncash compensation expense	4	73
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(371)	(106)
Other liabilities	6	(181)
Net cash provided by operating activities	1,057	1,819

Cash flows from financing activities:
Treasury stock purchases	(461)	(540)
Dividends paid on common stock	(1,363)	(1,394)
Net cash used in financing activities	(1,824)	(1,934)
Net increase (decrease) in cash and cash equivalents	(767)	(115)
Cash and cash equivalents at beginning of year	1,897	2,012
Cash and cash equivalents at end of year	$1,130	$1,897

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster

Lesa Asbery	Customer Service Leader
Lyndi Baker	Customer Service Leader
Brenda Baldwin	Financial analyst
Melissa Banta	Vice President Human Resources
Chase Barnett	Vice President Loan Officer
Phyllis Bryant	Customer Service Rep
Nancy Carpenter	Customer Service Rep
Kelsey Carter	Customer Service Leader
Katresha Clay	Customer Service Rep
Andrea Cline	Accounting Assistant
Lisa Craig	Vice President Deposit Operations
Tracie Crawley	Digital Banking Coordinator
Becky Crowe	Customer Service Leader
Deryl Curtis	Loan Servicing Specialist
Cortney Dillingham	Vice President Chief Credit Officer
Betty Doolin	Audit Coordinator for Kentucky First Federal Bancorp
Tyler Eades	Vice President/Chief Financial Officer of Kentucky First Federal
Bancorp and Chief Financial Officer of First Federal of Hazard
Diana Eads	Customer Service Leader
Tiffaney Elliott	Chief Operating Officer Danville-Lancaster and Chief Financial
Officer of First Federal of Kentucky
Jamey Ensley	Information Technology
Debra Freeman	Customer Service Leader/Training Coordinator
Cameron Frisby	Customer Service Rep
Stacey Greenawalt	Vice President Head of Residential Lending
Bernice Harrod	Assistant Vice President Loan Processing Coordinator
Melissa Harrod	Customer Service Rep
Karen Hatfield	Assistant Vice President/Customer Service Leader
Lee Ann Hockensmith	Vice President Chief Customer Officer
Nikki Hodge	Customer Service Rep
Ronald Howard	Vice President/Chief Lancaster Market Officer
Brittany Hulette	Accounting Assistant
Clay Hulette	Frankfort Area President
Teresa Hulette	Executive Vice President
Don Jennings	Chief Executive Officer

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster, continued

Eve Ann Jones	Customer Service Rep/Marketing Assistant
Sara Mack	Accounting Department Coordinator
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Christina Miller	Customer Service Rep
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Julie Moore	Vice President/Loan Officer
Shelby Morris	Customer Service Rep
Carolyn Mulcahy	Assistant Vice President/Administrative Assistant
Jeanie Murphy	Loan Servicing Specialist
Lavenna Quire	Vice President/Loan Officer
David Semones	Security Officer/Loan Assistant
John Senter	Vice President/Loan Officer
Cynthia Shank	Customer Service Rep
Jenny Stump	Loan Processor
Angie Tennell	Loan Processor
Yvonne Thornberry	Loan Servicing
Mike Ware	Vice President/Information Technology Manager
Jennifer Whalen	Vice President/Loan Officer

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Carlen Dixon	Vice President/Loan Officer/Information Technology
Kelly Fugate	Customer Service Rep
Jamie Haynes	Assistant Vice President/Treasurer
Melissa Matthews	Customer Service Rep
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections/Loan Officer
Eliza Stacy	Customer Service Rep
Jessica Watts	Vice President/Secretary/Loan Administration

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

Lou Ella Farler, former President and CEO of First Federal Savings and Loan Association of Hazard

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, former Danville/Lancaster area President, First Federal Savings Bank of Kentucky

Tony D. Whitaker, Chairman, Kentucky First Federal Bancorp

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Jaime Coffey	Walter G. Ecton, Jr.
Lou Ella Farler	William D. Gorman, Jr.	Tony D. Whitaker, Chairman

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	J. Mark Goggans	David R. Harrod
R. Clay Hulette	Don D. Jennings, Chairman	William H. Johnson
Yvonne Y. Morley	Jerry M. Purcell	Mark Stamper
Virginia R.S. Stump

Special Counsel	Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street NW
Washington, DC 20005-2018

Transfer Agent and Registrar	EQ formerly known as American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 16, 2023 at 4:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2023, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 16, 2023 ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Clay Hulette	clay.hulette@ffsbky.bank
(502) 223-1638 or 1-888-818-3372 216 W Main St PO Box 535 Frankfort, KY 40602