Form 10-K, Exhibit 13
period 2024-06-30
Kentucky First Federal Bancorp
filed 2024-10-03
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2024

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,086,715 shares of common stock outstanding and approximately 500 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2024	High	Low	Dividends Per Share
First quarter	$6.56	$4.96	$0.10
Second quarter	5.50	3.76	0.10
Third quarter	4.43	3.79	-
Fourth quarter	3.90	3.12	-

Fiscal 2023	High	Low	Dividends Per Share
First quarter	$8.05	$7.10	$0.10
Second quarter	7.88	6.62	0.10
Third quarter	7.32	6.00	0.10
Fourth quarter	6.84	5.48	0.10

i

ii

Dear Shareholder:

We are pleased to present the 2024 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We encourage you to vote and, if possible, to attend our annual meeting on November 14, 2024 as we return to The Challenger Center on the campus of Hazard Community and Technical College for this year’s meeting. The location is One Community College Drive in Hazard, KY.

This has been a difficult year for our Company. For the year ended June 30, 2024, we experienced a net loss of $1.7 million. Please note that $947,000 of that loss was a non-cash write off due to an impairment of goodwill. This portion of the loss has no effect on the capital ratios at our subsidiary banks. But the remainder was indeed a significant loss which was primarily the result of lower net interest income. The cost of our funds increased faster than the returns on our assets, mostly loans, increased. The lower income precipitated our decision, announced on January 16, 2024, to suspend our dividend. Low income and the lack of a dividend has caused continued deterioration in our stock price. In addition, our larger subsidiary, First Federal Savings Bank of Kentucky entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency, which will require the bank to adopt a revised strategic plan, a revised succession plan, and revised Liquidity and Interest Rate Risk management programs.

Ultimately, our response to the agreement, and part of our earnings plan, for both banks, will be to reduce reliance on non-core funding. As wholesale funding sources are usually more sensitive to interest rate changes, the increased market rates in 2022 and 2023 caused our costs to escalate quickly, followed by increases to our retail deposits. Our loan portfolio is primarily made up of adjustable-rate mortgages what have adjusted or will adjust after a set fixed period, and will continue to adjust, but the speed of the increase in costs has so far outpaced the rise in returns.

However, we believe that the worst of this period is over. Our net interest income has increased in the last two quarters. The 0.5% interest rate cut announced by the Federal Reserve on September 18, 2024, was welcome and will help to ease pressure on our margin. Our plan going forward will depend on an expanding margin with some deleveraging of our owner-occupied portfolio. With increasing rates on their adjustable-rate loans, we believe many borrowers will be looking to find a fixed rate option, which we hope to provide and earn fee income from selling the loan to the secondary market.

Another key aspect of our plan is to continue to build our commitment and reliance on our local communities. In March, First Federal of Kentucky introduced our “Hometown Banking” line of consumer and business deposit products. Since, we have taken every available opportunity to promote our commitment to customer service through superior deposit products across our communities. We will continue to build our local deposit base—and we would appreciate your support. In this connection, please consider our banks for your deposit needs.

There have been some major personnel changes in the last year. First, our original Chief Financial Officer, Clay Hulette, who also served as Area President of First Federal of Kentucky, retired at the first of this year. Clay was instrumental in the formation of our Company and his hard work and wise counsel were of immense value. Clay has continued to serve as a director of First Federal of Kentucky and in August was appointed to the board of the Company. Clay was replaced as CFO by Tyler Eades. Also, our Secretary, Lee Ann Hockensmith, who also served as the Chief Customer Officer at First Federal of Kentucky, left our employment in August to take a position in another industry. Jaime Coffey, President and CEO of First Federal of Hazard, was appointed to take her place as Secretary. Finally, our longtime Chairman and one-time Chief Executive Officer Tony Whitaker, retired on August 1, 2024. Tony had served the banking industry for over 50 years and developed the ideas behind the foundation of our Company. His replacement as Chairman of the Company is long-time director Walter G. Ecton Jr. and his replacement as Chair of First Federal of Hazard is director and long-time employee and CEO Lou Ella R. Farler.

It has been a truly eventful year, but the commitment of our board, our management, and our staff to return to profitability and to resolve our regulatory issues has not waivered.

Sincerely,

Don Jennings

President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
(Dollars in thousands)	2024	2023	2022	2021	2020
Total assets	$374,968	$349,022	$328,080	$338,063	$321,136
Cash and cash equivalents	18,287	8,167	25,823	21,648	13,702
Time deposits	-	-	-	247	2,229
Securities held to maturity	213	274	339	462	598
Securities available for sale	9,648	12,080	10,477	33	541
Loans, net	333,025	313,807	274,583	297,902	285,887
Deposits	256,139	226,309	239,857	226,843	212,273
Federal Home Loan Bank advances	68,988	70,087	34,066	56,873	54,715
Shareholders’ equity	47,997	50,711	52,025	52,296	51,911
Allowance for credit losses	2,127	1,634	1,529	1,622	1,488
Nonperforming loans (90 days delinquent and nonaccrual)	3,896	4,701	5,819	6,655	7,395

Selected Financial Condition Data

	Year Ended June 30,
(Dollars in thousands, except share data)	2024	2023	2022	2021	2020
Total interest income	$16,277	$12,758	$10,914	$12,152	$12,823
Total interest expense	9,283	3,902	1,754	2,141	3,499
Net interest income	6,994	8,856	9,160	10,011	9,324
Credit loss expense (benefit)	24	113	(60)	192	103
Net interest income after provision for losses on loans	6,970	8,743	9,220	9,819	9,221
Total non-interest income	251	302	515	595	399
Goodwill impairment	947	-	-	-	13,560
Total non-interest expenses	8,234	7,818	7,668	8,242	8,343
Income (loss) before income taxes	(1,960)	1,227	2,067	2,172	(12,283)
Income taxes (benefit)	(239)	294	477	352	264
Net income (loss)	$(1,721)	$933	$1,590	$1,820	$(12,547)
Net earnings (loss) per share-basic and diluted	$(0.21)	$0.11	$0.19	$0.22	$(1.52)
Cash dividends declared per common share	$0.20	$0.40	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2024	2023	2022	2021	2020

Performance Ratios:
Return on average assets (net income (loss) divided by average total assets)	-0.47%	0.28%	0.47%	0.55%	-3.80%
Return on average equity (net income (loss) divided by average equity)	-3.49%	1.81%	3.04%	3.50%	-19.01%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	1.49%	2.48%	2.68%	3.00%	2.82%
Net interest margin (net interest income divided by average interest-earning assets)	1.98%	2.73%	2.81%	3.14%	3.05%
Ratio of average interest-earning assets to average interest-bearing liabilities	118.66%	120.50%	122.95%	120.39%	119.57%
Ratio of total general administrative and other expenses to average total assets	2.53%	2.33%	2.28%	2.50%	6.63%
Efficiency ratio [1]	126.72%	86.43%	78.77%	79.14%	225.27%
Dividend payout ratio [2]	-38.99%	146.09%	87.67%	76.26%	-11.06%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period [3]	1.16%	1.49%	2.11%	2.22%	2.57%
Nonperforming assets as a percent of total assets at the end of period	1.04%	1.37%	1.78%	1.99%	2.50%
Allowance for creddit losses as a percent of total loans at end of period	0.63%	0.52%	0.55%	0.54%	0.52%
Allowance for credit losses as a percent of total nonperforming loans at end of period	54.59%	34.76%	26.28%	24.37%	20.12%
Credit loss expense (benefit) to total loans	0.01%	0.04%	-0.02%	0.06%	0.04%
Net charge-offs to average loans outstanding	0.01%	0.00%	0.01%	0.02%	0.03%

Capital Ratios:
Average equity to average assets	13.60%	15.35%	15.53%	15.79%	19.97%
Shareholders’ equity to total assets at end of period	12.80%	14.53%	15.86%	15.47%	16.16%

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	N/A	N/A	N/A	N/A	N/A
Tier 1 (core) capital to risk-weighted assets	N/A	N/A	N/A	N/A	N/A
Total capital to risk-weighted assets	N/A	N/A	N/A	N/A	N/A
Tier 1 leverage capital to average assets	N/A	N/A	N/A	N/A	N/A
Community Bank Leverage Ratio	13.32%	15.02%	15.21%	15.35%	15.67%

Number of banking offices	7	7	7	7	7

[1]	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.

[2]	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.

[3]	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this report, as well as other periodic reports filed with the Securities and Exchange Commission, that are not historical facts are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company or from the Company to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

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

Regulatory Developments Regarding First Federal of Kentucky

On August 13, 2024, First Federal of Kentucky entered into a formal written agreement (the “Agreement”) with the OCC (the “OCC”), First Federal of Kentucky’s primary federal banking regulator, which became effective as of the same date. As a result of the Agreement, pursuant to 12 C.F.R. § 5.51(c)(7)(ii), First Federal of Kentucky is in “troubled condition,” and is not an “eligible savings association” for purposes of 12 C.F.R. § 5.3, unless otherwise informed in writing by the OCC. In addition to the Agreement, the OCC has also imposed individual minimum capital requirements (“IMCRs”) on First Federal of Kentucky. The IMCRs require First Federal of Kentucky to maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. At June 30, 2024, First Federal of Kentucky exceeded the requirements of the IMCRs as its common equity tier 1 capital ratio was 16.25%, its tier 1 capital ratio was 16.25%, its total capital ratio was 16.25%, and its leverage ratio was 10.24%.

Under the terms of the Agreement, First Federal of Kentucky is required to take the following actions within the time frames specified in the Agreement:

●	create a compliance committee composed of at least three of First Federal of Kentucky’s directors to monitor and oversee First Federal of Kentucky’s compliance with the provisions of the Agreement and submit quarterly evaluation reports to First Federal of Kentucky’s board of directors regarding actions First Federal of Kentucky has taken to comply with the Agreement and the results and status of such actions;

●	submit to the OCC, adopt and implement an acceptable revised written three-year strategic plan establishing objectives for First Federal of Kentucky’s overall risk profile, balance sheet mix, funding structure, interest rate risk, liquidity and capital adequacy, earnings performance, and asset and core deposit growth, together with strategies to achieve those objectives;

●	submit to the OCC, adopt and implement an acceptable revised written succession plan for First Federal of Kentucky that is designed to promote adequate staffing and continuity of capable management;

●	adopt a revised written liquidity risk management program for First Federal of Kentucky that provides for the identification, measurement, monitoring, and control of First Federal of Kentucky’s liquidity risk exposure, and that emphasizes the importance of cash flow projections, diversified funding sources, a cushion of highly liquid assets, robust liquidity stress testing scenario analyses, and a formal, well-developed contingency funding plan as primary tools for measuring and managing liquidity risk; and

●	adopt a revised written interest rate risk program that includes risk management systems to identify, measure, monitor, and control interest rate risk.

The Agreement requires First Federal of Kentucky’s Board to (i) ensure that First Federal of Kentucky timely adopts and implements all corrective actions required by the Agreement and (ii) verify that First Federal of Kentucky adheres to the corrective actions and that they are effective in addressing First Federal of Kentucky’s deficiencies that resulted in the Agreement.

The Agreement will remain in effect until it is amended by First Federal of Kentucky and the OCC, or the OCC modifies, waives or terminates the Agreement. While First Federal of Kentucky is subject to the Agreement, we expect that the Board and management will be required to focus considerable time and attention on taking corrective actions to comply with its terms.

First Federal of Kentucky’s Board and management are committed to fully addressing the provisions of the Agreement within the required time frames. The Board and management of First Federal of Kentucky have been taking action and implementing programs to comply with the requirements of the Agreement. Although compliance with the Agreement will be determined by the OCC, the Board and management believes that First Federal of Kentucky has complied in all material respects with the provisions of the Agreement required to be complied with as of the date of this report, including the capital requirements imposed by the OCC. The OCC may determine, however, in its sole discretion that the issues raised by the Agreement have not been addressed satisfactorily, or that any current or past actions, violations or deficiencies could be the subject of further regulatory enforcement actions. If the OCC were to determine that First Federal of Kentucky was not in compliance with the Agreement, it would have available various remedies, including among others, the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to direct an increase in capital, to restrict the growth of First Federal of Kentucky, to remove officers and/or directors, to assess civil monetary penalties, and to impose limitations on our business at First Federal of Kentucky, any of which could negatively affect our ability to implement our business plan and pay dividends on or our common stock, and may negatively affect the value of our common stock as well as our financial condition and results of operations.

First Federal of Kentucky will incur additional non-interest expenses associated with the implementation of the corrective actions set forth in the Agreement. These expenses may have a material impact on the financial condition of the Company.

For additional information, see Note K-Stockholders’ Equity and Regulatory Capital of the Notes to Consolidated Financial Statements included in this Annual Report.

Lending Operations and Credit Risk

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

Allowance for Credit Losses – We account for the allowance for credit losses under ASC 326, Measurement of Credit Losses on Financial Instruments, which is commonly known as CECL. We measure expected credit losses of financial assets on a weighted average remaining maturity (WARM) basis.

We maintain an allowance for credit losses (“ACL”) at a level that is appropriate to cover estimated credit losses on individually evaluated loans, as well as estimated credit losses inherent in the estimated life of the loan portfolio. Credit losses are charged to and recoveries are credited to the ACL.

Loans with similar risk characteristics are evaluated on a collective basis within homogeneous loan pools under ASC 326. Our homogeneous loan pools are primarily determined by loan purpose and collateral type. Pools include residential real estate (composed of one-to four-family, multi-family, and construction), land, farm, nonresidential real estate, commercial and industrial, and consumer loans (composed of Loans on deposit, home equity, automobile, and unsecured). Credits that are nonaccrual status are subject to individual evaluation.

Historical loss rates for loans are adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Qualitative factors used to derive our ACL include delinquency trends, current economic conditions and trends, strength of supervision and administration of the loan portfolio, levels of underperforming loans, trends in loan losses and underwriting exceptions. Reasonable and supportable economic forecasts that may offset collectibility are also included as factors in our ACL model. Management continually reevaluates the other subjective factors included in its ACL analysis.

Goodwill. We test goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. We test goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test at June 30, 2024, we recorded a non-cash $947,000 goodwill impairment charge, which had no income tax impact. See Note F-Goodwill in the Notes to Financial Statements for additional information regarding the goodwill impairment charge we recorded at June 30, 2024.

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

In March 2022 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank began raising the target range for the fed funds rate of interest and since that time has raised the short-term interest rate by 525 basis points. At June 30, 2024, we believe our risk associated with rising interest rates is moderately high but steps are underway to reduce this exposure. Our IRR model indicated that at June 30, 2024, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $37.4 million or 67.6% to $17.9 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 5.7%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is not within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Finally, after the considerable market rate increases of the last two years, neither management nor most market analysts believe that a increase of 300 basis points is likely. On September 18, the FOMC decreased the target range for Fed Funds by 50 basis points.

Statement of Financial Condition

General. At June 30, 2024, assets totaled $375.0 million, an increase of $25.9 million, or 7.4%, compared to June 30, 2023. The increase was related primarily to an increase of $19.2 million or 6.1% in loans, net, which totaled $333.0 million at June 30, 2024. Cash and cash equivalents increased $10.1 million or 123.9% at June 30, 2024. These were slightly offset by decreases in investment securities of $2.5 million or 20.2% and goodwill of $947,000 or 100%. Total liabilities increased $28.7 million, or 9.6%, to $327.0 million at June 30, 2024, primarily as a result of increased deposits, which increased $29.8 million or 13.2% to $256.1 million at June 30, 2024 and were somewhat offset by decreased FHLB advances, which decreased $1.1 million or 1.6% to $69.0 million.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance, or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2024, one- to four- family residential real estate loans totaled $256.2 million, or 76.5% of total loans, compared to $240.1 million, or 76.1% of total loans at June 30, 2023. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2024		2023		2022		2021		2020
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$256,216	76.5%	$240,076	76.1%	$216,432	78.4%	$224,125	74.8%	$222,489	77.4%
Construction	13,815	4.1%	12,294	3.9%	1,363	0.5%	5,433	1.8%	4,045	1.4%
Multi-family	15,815	4.7%	19,067	6.0%	14,252	5.1%	19,781	6.6%	12,373	4.3%
Land	964	0.3%	470	0.2%	1,062	0.4%	1,308	0.4%	765	0.3%
Farm	1,169	0.4%	1,346	0.4%	1,338	0.5%	2,234	0.8%	2,354	0.8%
Nonresidential real estate	34,308	10.2%	30,217	9.6%	31,441	11.4%	35,492	11.9%	33,503	11.7%
Commercial and industrial	700	0.2%	1,184	0.4%	1,006	0.4%	2,259	0.7%	2,214	0.8%
Consumer:
Consumer and other	11,346	3.4%	9,932	3.1%	8,327	3.0%	7,763	2.6%	8,387	2.9%
Loans on deposits	819	0.2%	855	0.3%	891	0.3%	1,129	0.4%	1,245	0.4%
Total loans	$335,152	100%	$315,441	100%	$276,112	100%	$299,524	100%	$287,375	100%
Allowance for loan losses	(2,127)		(1,634)		(1,529)		(1,622)		(1,488)
Loans receivable, net	$333,025		$313,807		$274,583		$297,902		$285,887

The following table sets forth certain information at June 30, 2024 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(in thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
One year or less	$130,685	$301	$11,519	$142,505
More than one year to five years	151,440	285	357	152,082
More than five years	40,162	114	289	40,565
	$322,287	$700	$12,165	$335,152

As of June 30, 2024, there were $29.7 million fixed-rate and $161.6 million adjustable-rate real estate loans maturing or adjusting in more than a year, while there were $285,000 fixed-rate and $114,000 adjustable-rate commercial loans maturing or adjusting in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(in thousands)	2024	2023	2022
Net loans at beginning of year	$313,807	$274,583	$297,902
Loans originated:
Real estate loans:
Residential one-to four-family	31,996	53,509	60,146
Construction	21,676	20,840	4,692
Multi-family	600	11,794	9,871
Farm	-	-	570
Nonresidential real estate	7,931	3,791	4,706
Commercial and industrial	953	1,440	1,309
Consumer loans	6,018	6,833	4,209
Total loans originated	69,174	98,207	85,503

Deduct:
Real estate loan principal repayments and other	(49,421)	(58,858)	(108,993)
Decrease (increase) in allowance	(493)	(105)	93
Transfer to real estate acquired through foreclosure	-	(60)	(45)
Other	(42)	40	123
Net loan activity	19,218	39,224	(23,319)
Net loans at end of period	$333,025	$313,807	$274,583

Allowance for Credit Loss and Asset Quality. The allowance for loan losses is a valuation allowance for the probable incurred losses in the loan portfolio. We evaluate the allowance for loan losses no less than quarterly. When additional allowances are needed a provision for losses on loans is charged against earnings. The recommendations for increases or decreases to the allowance are presented by management to the Banks’ boards of directors. The Company’s board of directors oversees the overall allowance level for the Company and may propose increases or decreases for allowance levels at the Banks.

The Allowance for Credit Loss is established to recognize the probable incurred losses associated with lending activities. Loss and risk factors are based on our historical loss experience and industry averages and are adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience, duration of the current business cycle and bank regulatory examination results.

The allowance for credit losses totaled $2.1 million and $1.6 million at June 30, 2024 and 2023, respectively, which represented 0.64% and 0.52% of total loans, respectively. The allowance included no specific reserves at June 30, 2024 or 2023. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $3.9 million and $4.7 million at June 30, 2024 and 2023, respectively, a decrease of $800,000 or 17.0%. The allowance for loan losses totaled 54.6% and 34.8% of nonperforming loans at June 30, 2024 and 2023, respectively.

We account for the allowance for credit losses under ASC 326, Measurement of Credit Losses on Financial Instruments, which is commonly known as CECL. We measure expected credit losses of financial assets on a weighted average remaining maturity (WARM) basis.

We maintain an allowance for credit losses (“ACL”) at a level that is appropriate to cover estimated credit losses on individually evaluated loans, as well as estimated credit losses inherent in the estimated life of the loan portfolio. Credit losses are charged to ACL and recoveries are credited to the ACL.

Loans with similar risk characteristics are evaluated on a collective basis within homogeneous loan pools under ASC 326. Our homogeneous loan pools are primarily determined by loan purpose and collateral type. Pools include residential real estate (composed of one-to four-family, multi-family, and construction), land, farm, nonresidential real estate, commercial and industrial, and consumer loans (composed of Loans on deposit, home equity, automobile, and unsecured). Credits that are nonaccrual status are subject to individual evaluation.

Historical loss rates for loans are adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Qualitative factors used to derive our ACL include delinquency trends, current economic conditions and trends, strength of supervision and administration of the loan portfolio, levels of underperforming loans, trends in loan losses and underwriting exceptions. Reasonable and supportable economic forecasts that may offset collectibility are also included as factors in our ACL model. Management continually reevaluates the other subjective factors included in its ACL analysis. Our loss reserves do not include $348,000 in remaining discounts on acquired loans at June 30, 2024.

Our banking regulators, as an integral part of their examination process, periodically review our allowance for credit losses. The examinations may require us to make additional provisions for loan losses based on judgments different from ours. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate because of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to the allowance. At July 1, 2023, the adoption of CECL led to an immediate increase of $497,000 to the allowance.

	Year Ended June 30,
	2024	2023	2022	2021	2020

Allowance at beginning of period	$1,634	$1,529	$1,622	$1,488	$1,456
Provision (credit) for loan losses	24	113	(60)	192	103
Charge-offs:
Real estate loans	(18)	(29)	(31)	(23)	(65)
Consumer loans	(8)	-	(4)	(45)	(8
Total charge-offs	(26)	(29)	(35)	(68)	(73)
Recoveries:
Real estate loans	-	21	-	-	2
Consumer loans	4	-	2	10	-
Total recoveries	-	21	2	10	2
Net charge-offs	(22)	(8)	(33)	(58)	(71)
Initial Adoption of CECL	497
Provision Allocated to Unfunded Liability	(6)
Allowance at end of period	$2,127	$1,634	$1,529	$1,622	$1,488

Allowance to nonperforming loans	54.6%	34.76%	26.28%	24.37%	20.12%
Allowance to total loans outstanding at end of period	0.64%	0.52%	0.55%	0.54%	0.52%
Net charge-offs to average loans outstanding during the period	0.01%	0.00%	0.01%	0.02%	0.03%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2024			2023			2022			2021			2020
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Loans category:
Residential one- to-four-family	$1,661	78.1%	76.6%	$857	52.4%	76.0%	$800	52.3%	78.4%	$749	49.0%	74.8%	$671	45.1%	77.4%
Construction	122	5.7%	4.1%	41	2.5%	3.9%	4	0.3%	0.5%	12	0.7%	1.8%	6	0.4%	1.4%
Multi-family	100	4.7%	4.7%	278	17.0%	6.0%	231	15.1%	5.1%	291	17.9%	6.6%	184	12.4%	4.3%
Land	28	1.3%	0.3%	1	0.1%	0.2%	3	0.2%	0.4%	3	0.2%	0.4%	1	0.1%	0.3%
Farm	4	0.2%	0.3%	4	0.2%	0.4%	5	0.3%	0.5%	5	0.3%	0.8%	4	0.3%	0.8%
Nonresidential real estate	192	9.0%	10.2%	405	24.8%	9.6%	461	30.2%	11.4%	494	30.5%	11.9%	405	27.2%	11.7%
Commercial and industrial	3	0.1%	0.2%	23	1.4%	0.4%	2	0.1%	0.4%	5	0.3%	0.7%	3	0.2%	0.8%
Consumer and other	17	0.8%	3.4%	24	1.5%	3.2%	22	1.4%	3.0%	16	1.0%	2.6%	12	0.8%	2.9%
Loans on deposits	-	0.0%	0.2%	1	0.1%	0.3%	1	0.1%	0.3%	2	0.1%	0.4%	2	0.1%	0.4%
Unallocated	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	200	13.4%	0.0%
Total allowance for loan losses	2,127	100.0%	100.0%	1,634	100.0%	100.0%	1,529	100.0%	100.0%	1,577	100.0%	100.0%	1,488	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. Loans identified as impaired are evaluated on an individual basis. At June 30, 2024, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2024	2023	2022	2021	2020
Nonaccrual loans:
Real estate loans	$2,678	$4,199	$4,048	$4,660	$4,415
Commercial loans	969	-	-	-	4
Consumer loans	-	-	75	21	5
Total nonaccrual loans	3,647	4,199	4,123	4,681	4,424
Accruing loans past due 90 days or more:
Real estate loans	221	365	287	243	1,135
Commercial loans	-	-	1	-	-
Consumer loans	28	28	-	-	-
Total accruing loans past due 90 days or more	249	393	288	243	1,135

Restructured loans not performing as agreed	-	109	1,408	1,731	1,836
Total nonperforming loans	3,896	4,701	5,819	6,655	7,395

Restructured loans performing as agreed	-	-	-	-	36
Real estate acquired through foreclosure	10	70	10	82	640
Total nonperforming assets and performing restructured loans	$3,906	$4,771	$5,829	$6,737	$8,071

Total nonperforming loans to total loans	1.16%	1.49%	2.11%	2.22%	2.57%
Total nonperforming loans to total assets	1.04%	1.35%	1.77%	1.97%	2.33%
Total nonperforming assets to total assets	1.04%	1.37%	1.78%	1.99%	2.54%

Interest income that would have been recorded for the years ended June 30, 2024 and 2023, had nonaccrual loans been current according to their original terms amounted to $53,000, and $53,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2024 and 2023 amounted to $45,000, and $45,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $797,000 and $854,000 at June 30, 2024 and 2023, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
(in thousands)	2024	2023	2022
Substandard assets	$7,171	$7,266	$7,458
Doubtful assets	-	-	-
Loss assets	-	-	-
Total classified assets	$7,171	$7,266	$7,458

Substandard assets at June 30, 2024, consisted of 113 loans totaling $7.2 million and one parcel of real estate owned with an aggregate carrying value of $10,000, compared to substandard assets at June 30, 2023 which consisted of 123 loans totaling $7.3 million and two parcels of real estate owned with an aggregate carrying value of $70,000. During the fiscal years ended June 30 2024 and 2023, the Company made no loans to facilitate the purchase of real estate owned.

The table below summarizes other real estate owned at June 30, 2024:

	Number	Net carrying
(Dollars in thousands)	of Properties	value
Single-family	1	$10
Building lots	-	-
Total	1	$10

The table below summarizes substandard loans at June 30, 2024:

	Number	Net carrying
(Dollars in thousands)	of Loans	value
One- to four-family	101	$5,064
Nonresidential real estate	5	1,953
Consumer	7	154
Total	113	$7,171

Other than disclosed above, there are no other loans at June 30, 2024 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2024		2023
	30-59 Days	60-89 Days	30-59 Days	60-89 Days
(in thousands)	Past Due	Past Due	Past Due	Past Due
Real estate loans	$6,259	$843	$3,215	$862
Commercial and industrial	4	-	-	-
Consumer loans	252	64	98	87
Total	$6,515	$907	$3,313	$949

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $9.9 million at June 30, 2024, a decrease of $2.5 million or 20.2%, compared to the $12.4 million total at June 30, 2023. The decrease in these securities resulted from principal payments and prepayments. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2024		2023		2022
	Amortized	Fair	Amortized	Fair	Amortized	Fair
(in thousands)	Cost	Value	Cost	Value	Cost	Value
Available for sale securities:
Agency mortgage-backed: residential	$10,096	$9,648	$12,649	$12,080	$10,477	$10,477
Held to maturity securities:
Agency mortgage-backed: residential	$213	$203	$274	$259	$339	$323

At June 30, 2024 and 2023, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2024. At June 30, 2024, we had no agency securities with adjustable rates.

			More than		More than
			One Year to		Five Years to
	One Year or Less		Five Years		Ten Years		Total Investment Portfolio
		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Fair	Average
(Dollars in thousands)	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Value	Yield
Available for sale securities:
Agency mortgage-backed: residential	$-	0.00%	$10,096	3.24%	$-	0.00%	$10,096	$9,648	3.24%
Held to maturity securities:
Agency mortgage-backed: residential	$-	0.00%	$145	2.04%	$68	5.01%	$213	$203	2.99%

Other Assets. Other assets at June 30, 2024 included $0 in goodwill compared to $947,000 at June 30, 2023 due to a goodwill impairment charge. Goodwill was initially incurred as a result of the Company’s acquisition of Frankfort First in 2005. Other assets at June 30, 2024 included bank owned life insurance policies with a carrying value of $2.9 million and $2.8 million at June 30, 2024 and 2023, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the FHLB. FHLB stock, at cost, totaled $4.2 million and $4.6 million at June 30, 2024 and 2023.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $256.1 million at June 30, 2024, increasing $29.8 million or 13.2% between the two periods. At June 30, 2024 the Company had $52.0 million in brokered certificates of deposit.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
(in thousands)	2024	2023	2022
Certificate of deposit accounts	$176,572	$137,315	$124,705
Demand, transaction and savings accounts	79,567	88,994	115,152
Total	$256,139	$226,309	$239,857

The following table indicates at June 30, 2024, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The brokered certificates of deposit had a maximum face value of $100,000. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Certificates
(in thousands)	of Deposit
Maturity period:
Three months or less	$49,494
Over three months through six months	38,442
Over six months through twelve months	12,621
Over twelve months	21,739
Total	$122,296

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
(in thousands)	2024	2023	2022
Interest rate
0.01-0.99%	$20,037	$44,302	$96,937
1.00-1.99%	8,509	13,127	20,521
2.00-2.99%	1,081	1,826	7,247
3.00-3.99%	3,539	19,700	-
4.00-4.99%	51,341	58,360	-
5.00-5.99%	92,065	-	-
Total	$176,572	$137,315	$124,705

The following table sets forth the amount and maturities of certificate accounts at June 30, 2024.

	Amount Due
(in thousands)	Less than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years	Total	Percentage of Total Certificate Accounts
Interest rate
0.01-0.99%	$15,288	$4,724	$25	$-	$20,037	11.3%
1.00-1.99%	3,432	1,445	1,759	1,873	8,509	4.8%
2.00-2.99%	1,081	-	-	-	1,081	0.6%
3.00-3.99%	3,539	-	-	-	3,539	2.0%
4.00-4.99%	33,918	7,930	9,493	-	51,341	29.1%
5.00-5.99%	92,065	-	-	-	92,065	52.2%
Total	$149,323	$14,099	$11,277	$1,873	$176,572	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2024		2023		2022
(in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$14,733	0.00%	$13,308	0.00%	$16,033	0.00%
Interest-bearing demand	17,108	0.19%	20,695	0.18%	18,519	0.22%
Savings accounts	53,128	0.41%	68,255	0.44%	73,688	0.37%
Certificates of deposit	160,431	3.62%	117,443	1.26%	126,371	0.85%

The following table sets forth the deposit activities for the periods indicated.

	At June 30,
(in thousands)	2024	2023	2022
Beginning balance	$226,309	$239,857	$226,843
Increase (decrease) before interest credited	23,770	(15,359)	11,627
Interest credited	6,060	1,811	1,387
Net increase (decrease) in deposits	29,830	(13,548)	13,014
Ending balance	$256,139	$226,309	$239,857

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $69.0 million and $70.1 million at June 30, 2024 and 2023, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2024	2023	2022
Balance outstanding at end of period	$68,988	$70,087	$34,066
Maximum amount of advances outstanding at any month during the period	$74,406	$83,489	$55,369
Average advances outstanding during the period	$66,426	$63,050	$46,843
Weighted average interest rate during the period	4.85%	3.32%	0.78%
Weighted average interest rate at end of period	4.58%	4.85%	0.96%

Capital. Total shareholders’ equity totaled $48.0 million at June 30, 2024, a decrease of $2.7 million or 5.4%, compared to June 30, 2023. The decrease was primarily due to writing down the impaired goodwill, an increase in the Allowance for Credit Loss with the adoption of CECL, and net losses over the period.

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

At June 30, 2024, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note K-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2024 and 2023

General. Net loss totaled $1.7 million or $(0.21) diluted earnings per share for the year ended June 30, 2024, compared to net income of $933,000 or $0.11 per common share for the twelve months ended June 30, 2023.

Net income decreased $2.7 million or 284.5% year to year primarily due to a non-cash goodwill impairment charge, decreased net interest income, decreased non-interest income, and increased non-interest expenses, which were somewhat offset by decreased income taxes and decreased provision for loan losses. In the general economy the fiscal year was marked by combatting the historical interest rate increases as the Federal Open Market Committee continued its fight against inflation in the previous year. Our funding sources repriced more quickly during the unprecedented interest rate increases than our assets. Consequently, the increase in our interest expense was attributed primarily to higher average rates paid on both deposits and FHLB advances, while the increase in our interest income was a combination of both higher average balances and higher rates earned on those assets. The Company sells its long-term fixed rate loans to the Federal Home Loan Bank of Cincinnati as part of its asset/liability management strategy and the sale of such loans decreased along with the heightened interest rates during the fiscal year.

Interest Income. Total interest income for the fiscal year ended June 30, 2024 was $16.3 million, an increase of $3.5 million, or 27.6%, compared to the fiscal year ended June 30, 2023. The increase in interest income was due primarily to higher average rates earned on interest-earning assets, as well as higher average balances.

Interest income from loans increased $3.2 million or 27.1% to $15.0 million for the year ended June 30, 2024 due to both an increase in the average volume of the portfolio and the rate earned on it. The average balance of the loan portfolio increased $26.7 million or 8.9% to $325.6 million for the year just ended, while the average rate earned increased 66 basis points to 4.61% for the period. Loans are the largest component of our interest-earning assets.

Interest income from mortgage-backed securities decreased $78,000 to $375,000 for the recently ended fiscal year primarily due to an decrease in the volume of mortgage backed securities, despite the average rate earned increasing six basis points. Income from other interest-earning assets increased $396,000 and totaled $889,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $9.3 million for the fiscal year ended June 30, 2024, an increase of $5.4 million, or 137.9%, from fiscal 2023. The increase in interest expense resulted primarily from higher average interest rates of funding sources, although the average balance of funding increased period to period. Interest expense on borrowings increased $1.1 million to $3.2 million for the twelve months ended June 30, 2024, primarily due to an increase in the average rate paid for borrowings, increasing 153 basis points to 4.85%, while the average balance of FHLB advances outstanding also increased $3.4 million or 5.4% to $66.4 million for the year just ended.

Interest expense on deposits increased $4.2 million or 234.6% to $6.1 million for the 2024 fiscal year primarily due to an increase in the average rate paid on those deposits, which increased 175 basis points to 2.63% for the recently-ended fiscal year. The average balance of deposits increased $24.3 million or 11.8% to $230.7 million for the year just ended. Interest expense on certificates of deposit was primarily responsible for the increase in interest expense on deposits for the year and was due principally to an increase in the rate paid on certificates of deposits. The average rate paid on certificates of deposit increased 236 basis points to 3.62% for the year, while the average balance outstanding increased $43.0 million or 36.6% to $160.4 million. The average balance of savings deposits decreased $15.1 million or 22.2% and totaled $53.1 million for fiscal 2024, while interest-bearing demand deposits decreased $3.6 million or 17.3%, and totaled $17.1 million.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses decreased $1.9 million or 21.0% to $7.0 million for the 2024 year. As indicated on the following table, our net interest margin decreased from 2.73% for the 2023 fiscal year to 1.98 % for the year just ended.

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

	2024			2023			2022
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$325,588	$15,013	4.61%	$298,911	$11,814	3.95%	$283,323	$10,659	3.76%
Mortgage-backed securities	10,999	375	3.41	13,516	453	3.35	1,232	23	1.87
Other securities	-	-	-	-	-	-	-	-	-
Other interest-earning assets	15,947	889	5.58	12,263	493	4.02	41,771	232	0.56
Total interest-earning assets	352,534	16,277	4.62	324,690	12,760	3.93	326,326	10,914	3.34
Less: ALLL	(1,969)			(1,612)			(1,578)
Noninterest-earning assets	12,399			12,038			12,107
Total assets	$362,964			$335,116			$336,855

Interest-bearing liabilities:
Demand deposits	$17,108	$32	0.19%	$20,695	$38	0.18%	$18,519	$40	0.22%
Savings	53,128	216	0.41	68,255	298	0.44	73,688	273	0.37
Certificates of deposit	160,431	5,812	3.62	117,443	1,475	1.26	126,371	1,074	0.85
Total deposits	230,667	6,060	2.63	206,393	1,811	0.88	218,578	1,387	0.64
Borrowings	66,426	3,223	4.85	63,050	2,091	3.32	46,843	367	0.78
Total interest-bearing liabilities	297,093	9,283	3.12	269,443	3,902	1.45	265,421	1,754	0.66
Noninterest-bearing demand deposits	14,733			13,308			16,032
Noninterest-bearing liabilities	1,775			935			3,072
Total liabilities	313,601			283,686			284,525

Shareholders’ equity	49,363			51,430			52,330
Total liabilities and shareholders’ Equity	$362,964			$335,116			$336,855
Net interest income/average yield		$6,994	1.49%		$8,858	2.48%		$9,160	2.68%

Net interest margin			1.98%			2.73%			2.81%

Average interest-earning assets to Average interest-bearing liabilities			118.66%			120.51%			122.95%

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

	Twelve months ended June 30, 2024			Twelve months ended June 30, 2023
	Increase (Decrease) Due to Changes In			Increase (Decrease) Due to Changes In
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$1,116	$2,085	$3,201	$602	$553	$1,155
Mortgage-backed securities	(86)	8	(78)	398	32	430
Other securities	-	-	-	-	-	-
Other interest-earning assets	174	222	396	(33)	294	261
Total interest-earning assets	1,204	2,315	3,519	967	879	1,846

Interest-bearing liabilities:
Demand deposits	$(7)	$1	$(6)	$7	$(9)	$(2)
Savings	(63)	(19)	(82)	(18)	43	25
Certificates of deposit	705	3,632	4,337	(70)	471	401
Borrowings	117	1,015	1,132	167	1,557	1,724
Total interest-bearing liabilities	752	4,629	5,381	86	2,062	2,148
Increase (decrease) in net interest income	$452	$(2,314)	$(1,862)	$881	$(1,183)	$(302)

Provision for Credit Losses. A provision for credit losses on loans is charged to earnings to maintain the total allowance for credit losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $24,000 for losses on loans for the fiscal year ended June 30, 2024, a decrease of $89,000, compared to a provision of $113,000 for fiscal 2024. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value. See discussion of Allowance for Credit Losses and Asset Quality above.

Non-interest Income. Non-interest income decreased $51,000 or 16.9% to $251,000 for the fiscal year ended June 30, 2024, due primarily to a decrease of $52,000 in other non-interest income, as participation service fee income decreased $39,000 from $42,000 in 2023 to $2,000 at June 30, 2024.

Non-interest Expense. Non-interest expense increased $1.4 million or 17.4% to $9.2 million for the fiscal year ended June 30, 2024 compared to fiscal 2023 primarily due to a goodwill impairment charge totaling $947,000, higher outside service fees, auditing and accounting expenses, FDIC insurance premiums and employee compensation and benefits cost.

Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. An initial impairment charge occurred June 30, 2020 of $13.2 million due to the prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and related economic impact led to recognition of the impairment pursuant to management’s performance of a goodwill impairment analysis as of June 30, 2020. Subsequently, testing at June 30, 2024 identified additional impairment as the Company’s declining stock price resulted in the Company’s consolidated equity exceeding their market cap. Impairment charge represents an accounting transaction which had no impact on cash flows, liquidity, or key capital ratios of the Company or its bank subsidiaries. Based on the annual goodwill impairment test at June 30, 2024, we recorded a non-cash $947,000 goodwill impairment charge, which had no income tax impact.

Outside service fees increased $209,000 or 86.4% and totaled $451,000 primarily due to increased professional expenses, in part due to the formal agreement between First Federal of Kentucky and the OCC. FDIC insurance expense increased $121,000 or 103.4% and totaled $238,000 for the twelve months ended June 30, 2024, The increase is due to overall higher premiums, increased usage of brokered deposits at the Banks, and higher deposit levels. Employee compensation and benefits increased $74,000 due to generally rising compensation costs.

Income Taxes. Income tax expense decreased $533,000 or 181.3% to a benefit of $239,000 for the fiscal year just ended. The decrease in income tax expense was primarily related to lower overall earnings year to year. The effective income tax rate for the years ended June 30, 2024 and 2023 was 12.2% and 24.0%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period. At June 30, 2024 and June 30, 2023, cash and cash equivalents totaled $18.3 million and $8.2 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $9.6 million and $12.1 million at June 30, 2024 and 2023, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2024 we originated $69.2 million of loans, which exceeded loan prepayments and repayments by $19.8 million. In fiscal 2023 we originated $98.2 million of loans, which exceeded loan prepayments and repayments $39.3 million. During fiscal 2024 and 2023 proceeds from principal repayments on loans totaled $49.4 million and $58.9 million, respectively.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $29.8 million for the year ended June 30, 2024, compared to a net decrease of $13.5 million for the year ended June 30, 2023. We decreased FHLB advances by $1.1 million or 1.6% from June 30, 2023 to June 30, 2024. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. The Banks began using brokered deposits more in the latter part of the fiscal year 2024 and had $52.0 million at June 30, 2024 compared to $21.0 million in such deposits as of June 30, 2023. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages and multi-family residential mortgages owned by the Banks. See Note H-Advances from the Federal Home Loan Bank in Notes to Consolidated financial Statements. At June 30, 2024, the Banks had combined additional FHLB borrowing capacity of $71.4 million.

Commitments and Contractual Obligations

At June 30, 2024, we had $10.3 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2024 totaled $149.3 million, or 58.3% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2024. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2024, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

The Company has historically paid a strong dividend. In order to do so, the Company has relied on a dividend waiver by First Federal MHC. Approximately 58.5% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the Banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding years since 2012. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends including an approval in 2023 that permitted First Federal MHC to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2024.

However, the Company announced a suspension of the payment of quarterly dividends in January, 2024. First Federal MHC has not sought a dividend waiver in 2024 but is expected to hold a member vote to approve the waiver if the Company’s dividend payments are restored.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Board of Directors and

Audit Committee of Kentucky First Federal Bancorp Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp (the Company) as of June 30, 2024 and the related consolidated statement of income, comprehensive income, stockholders’ equity, and cash flows for the year ended June 30, 2024, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and the results of its operations and its cash flows for the year ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note A to the financial statements, the Company has changed its method of accounting for credit losses effective July 1, 2023 due to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 326, Financial Instruments - Credit Losses (“ASC 326”). The Corporation adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Prior Period Financial Statements

The financial statements of Kentucky First Federal Bancorp as of June 30, 2023 were audited by other auditors who’s report dated September 28, 2023 expressed an unmodified opinion on those statements.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses on Collectively Evaluated Loans – Qualitative Adjustments - Refer to Notes A and C to the financial statements

Critical Audit Matter Description

Management’s estimate of the allowance for credit losses (ACL), includes a reserve on collectively evaluated loans. The reserve on collectively evaluated loans is based on historical loss rates adjusted for qualitative factors. Management’s adjustment for qualitative factors include actual and expected changes in regional and local economic and business conditions and developments in which the Company operates that affect the collectability of financial assets; the effect of other external factors such as the regulatory, legal and technological environments, competition, and events such as natural disasters or pandemics; and model risk including statistical risk, reversion risk, timing risk, and model limitation risk.

Significant judgment was required by management in the selection and application of key metrics used to derive the quantitative portion of the ACL. Accordingly, performing audit procedures to evaluate the Company’s estimated ACL involved a high degree of auditor judgment and required significant effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s estimate of the ACL included, but were not limited to, the following:

●	We tested the process for determining reserves on collectively evaluated loans including:

o	Evaluation of the appropriateness of management’s methodology.

o	Testing the completeness and accuracy of data utilized by management.

o	Evaluation of the relevance and reliability of information used by management in the development of the estimate.

o	Evaluation of reasonableness of significant assumptions used in the qualitative analysis.

o	We calculated the estimate on our own and compared to management’s estimate.

o	Evaluation of the reasonableness of qualitative adjustment factors, including consideration of whether the adjustments applied were reasonable given portfolio composition; relevant external factors, including economic conditions; and consideration of historical or recent experience and conditions and events affecting the Company.

o	Preparation of an independent estimate of an acceptable range of the ACL to compare to managements estimate

/s/ Clark, Schaefer, Hackett & Co.

We have served as the Company’s auditor since 2024.

Cincinnati, Ohio

October 3, 2024

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors, and Audit Committee

Kentucky First Federal Bancorp

Frankfort, Kentucky

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp (the “Company”) as of June 30, 2023, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2023, and the results of their operations and their cash flows for the year ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

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

Louisville, Kentucky

September 28, 2023

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2024 and 2023

(Dollar amounts in thousands, except per share data)

	2024	2023
ASSETS
Cash and due from financial institutions	$1,913	$2,284
Fed funds sold	703	665
Interest-bearing demand deposits	15,671	5,218
Cash and cash equivalents	18,287	8,167
Securities available-for-sale- at fair value	9,648	12,080

Securities held-to-maturity, at amortized cost-approximate fair value of $203 and $259 at June 30, 2024 and 2023, respectively	213	274
Loans held for sale	110	-
Loans, net of allowance for credit losses of $2,127 and $1,634 at June 30, 2024 and 2023, respectively[1]	333,025	313,807
Real estate acquired through foreclosure	10	70
Office premises and equipment - at depreciated cost	4,267	4,435
Federal Home Loan Bank stock - at cost	4,230	4,623
Accrued interest receivable	1,169	902
Bank-owned life insurance	2,915	2,831
Goodwill	-	947
Prepaid income taxes	219	144
Prepaid expenses and other assets	875	742
Total assets	$374,968	$349,022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings	$47,390	$57,593
Certificates of deposit	176,572	137,315
Demand deposit accounts	32,177	31,401
Deposits	256,139	226,309
Federal Home Loan Bank advances	68,988	70,087
Advances by borrowers for taxes and insurance	909	793
Accrued interest payable	176	70
Deferred income taxes	113	513
Other liabilities	646	539
Total liabilities	326,971	298,311

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,891	34,891
Retained earnings - restricted	17,325	20,130

Treasury shares at cost, 509,349 common shares at June 30, 2024 and 2023, respectively	(3,969)	(3,969)
Accumulated other comprehensive loss	(336)	(427)
Total shareholders’ equity	47,997	50,711
Total liabilities and shareholders’ equity	$374,968	$349,022

[1]	Beginning July 1, 2023 the ACL was estimated based on current expected credit loss methodology. Prior to July 1, 2023, the estimate was based on the incurred loss methodology. See additional discussion in Note 1, Basis of Presentation.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2024 and 2023

(Dollar amounts in thousands, except per share data)

	2024	2023
Interest income
Loans, including fees	$15,013	$11,812
Mortgage-backed securities	375	453
Interest-bearing deposits and other	889	493
Total interest income	16,277	12,758

Interest expense
Deposits	6,060	1,811
Borrowings	3,223	2,091
Total interest expense	9,283	3,902
Net interest income	6,994	8,856
Provision for credit losses	24	113
Net interest income after provision for loan losses	6,970	8,743

Non-interest income
Earnings on bank-owned life insurance	84	81
Net gains on sales of loans	14	5
Net gain on sale of property and equipment	-	10
Other	153	206
Total non-interest income	251	302

Non-interest expense
Employee compensation and benefits	4,989	4,915
Data processing	517	518
Occupancy and equipment	592	610
FDIC insurance premiums	238	117
Voice and data communications	122	124
Advertising	167	151
Outside service fees	451	242
Audit and accounting	344	213
Franchise and other taxes	108	136
Foreclosure and REO expense, net	89	103
Regulatory Assessments	66	81
Goodwill Impairment	947	-
Other non-interest expense	551	608
Total non-interest expense	9,181	7,818
Income (loss) before income taxes	(1,960)	1,227

Income tax expense (benefit)
Current	50	528
Deferred	(289)	(234)
Total income tax expense (benefit)	(239)	294

NET INCOME (LOSS)	$(1,721)	$933

EARNINGS (LOSS) PER SHARE
Basic and diluted	$(0.21)	$0.11

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended June 30, 2024 and 2023

(Dollar amounts in thousands)

	2024	2023
Net income (loss)	$(1,721)	$933

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities designated as available for sale during the year, net of taxes (benefits) of $30 and $(142) in 2024 and 2023, respectively	91	(427)
Comprehensive income (loss)	$(1,630)	$506

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2024 and 2023

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income (loss)	Total
Balance at July 1, 2022	$86	$34,892	$20,560	$(5)	$(3,508)	$-	$52,025
Net loss	-	-	933	-	-	-	933
Allocation of ESOP shares	-	(1)	-	5	-	-	4
Acquisition of shares for treasury	-	-	-	-	(461)	-	(461)
Other comprehensive loss, net	-	-	-	-	-	(427)	(427)
Cash dividends of $0.40 per common share	-	-	(1,363)	-	-	-	(1,363)

Balance at June 30, 2023	$86	$34,891	$20,130	$-	$(3,969)	$(427)	$50,711
Adoption of CECL, net of tax effect	-	-	(414)	-	-	-	(414)
Balance at July 1, 2024 after adoption of CECL	$86	$34,891	$19,716	$-	$(3,969)	$(427)	$50,297
Net loss	-	-	(1,721)	-	-	-	(1,721)
Other comprehensive income, net	-	-	-	-	-	91	91

Cash dividends of $0.20 per common share	-	-	(670)	-	-	-	(670)

Balance at June 30, 2024	$86	$34,891	$17,325	$-	$(3,969)	$(336)	$47,997

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2024 and 2023

(Dollar amounts in thousands)

	2024	2023
Cash flows from operating activities:
Net income (loss)	$(1,721)	$933
Adjustments to reconcile net income (loss) to net cash from operating activities:
Goodwill impairment	947	-
Depreciation	234	255
Accretion of purchased loan discount	(97)	(45)
Amortization of discounts and premiums on investment securities, net	(25)	(29)
Amortization of deferred loan origination costs (fees)	(6)	(17)
Net gain on sale of loans	(14)	(5)
Net gain on real estate owned	(8)	-
ESOP compensation expense	-	4
Net gain on sale of property & equipment	-	(10)
Earnings on bank-owned life insurance	(84)	(81)
Provision for credit losses	24	113
Origination of loans held for sale	(892)	(157)
Proceeds from loans held for sale	796	314
Deferred income tax	(289)	(234)
Changes in:
Accrued interest receivable	(267)	(253)
Prepaid expenses and other assets	(208)	232
Accrued interest payable	106	58
Accounts payable and other liabilities	50	74
Net cash provided (used) by operating activities	(1,454)	1,152

Cash flows from investing activities:
Purchase of investments available for sale	-	(4,974)
Purchase of FHLB stock	(1,519)	(472)
Investment securities maturities, prepayments and calls:
Held to maturity	57	61
Available for sale	2,582	2,836
Proceeds from redemption of FHLB stock	1,912	2,347
Proceeds from sale of property & equipment	-	180
Loans originated for investment, net of principal collected	(19,637)	(39,335)
Proceeds from sale of real estate owned	68	-
Additions to premises and equipment, net	(66)	(127)
Net cash used in investing activities	(16,603)	(39,484)

Cash flows from financing activities:
Net increase (decrease) in deposits	29,830	(13,548)
Payments by borrowers for taxes and insurance, net	116	27
Proceeds from Federal Home Loan Bank advances	84,878	135,300
Repayments on Federal Home Loan Bank advances	(85,977)	(99,279)
Treasury stock purchases	-	(461)
Dividends paid on common stock	(670)	(1,363)
Net cash provided by financing activities	28,177	20,676

Net increase (decrease) in cash and cash equivalents	10,120	(17,656)

Beginning cash and cash equivalents	8,167	25,823

Ending cash and cash equivalents	$18,287	$8,167

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2024 and 2023

(Dollar amounts in thousands)

	2024	2023
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$125	$290

Interest on deposits and borrowings	$9,177	$3,844

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$10	$60

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2024 and 2023

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

2. Use of Estimates: The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP.”) To prepare financial statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Such estimates include, but are not limited to, the allowance for credit losses, goodwill, and deferred taxes.

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

June 30, 2024 and 2023

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

5. Loans held for sale, Mortgage Servicing Rights, and Lender Risk Account: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2024 and 2023 the Company had $110,000 and $0 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $17,000 and $14,000 during the years ended June 30, 2024 and 2023, respectively. The carrying value of the Company’s mortgage servicing rights totaled approximately $163,000 and $174,000 at June 30, 2024 and 2023, respectively. The fair value of the Company’s mortgage servicing rights totaled approximately $207,000 and $262,000 at June 30, 2024 and 2023, respectively.

The Company was servicing mortgage loans of approximately $20.4 million and $21.7 million that had been sold to the Federal Home Loan Bank at June 30, 2024 and 2023, respectively.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $3,000 and $42,000 for the fiscal years ended June 30, 2024 and 2023, respectively. Late fees and ancillary fees related to loan servicing are not material.

Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (“FHLB”) provide for the establishment of a Lender Reserve Account (“LRA”). The LRA consists of amounts withheld by FHLB from loan sale proceeds for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company, as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are reevaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment. The level of LRA held was $331,000 at June 30, 2024 and $333,000 at June 30, 2023.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for Credit Losses: The allowance for credit losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for credit losses: (continued)

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

June 30, 2024 and 2023

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At June 30, 2024 the Company had fixed assets held for sale of $0.

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

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2020.

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $147.3 million and $142.4 million for the plan years ended June 30, 2023 and 2022, respectively. Our contributions for fiscal 2023 and 2022 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ age and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $454,000 and $353,000 for the fiscal years ended June 30, 2024 and 2023, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2023, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 82.02%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company also maintained a nonqualified deferred compensation plan for the benefit of certain directors, which was closed to any future deferrals. The plan terminated in fiscal year 2022 with the payment of all amounts due.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The Company maintains an Employee Stock Ownership Plan (“ESOP”), a tax-qualified defined contribution stock bonus plan for all full-time employees of the Company and its subsidiaries who have completed one year of service and have attained the age of 21. In connection with the implementations of the ESOP, the company financed the purchase of the ESOP shares with a 20 year loan and each year during the term of the loan contributions were made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. The cost of the ESOP shares is shown as a reduction of stockholders’ equity.The loan was fully repaid during the year ended June 30, 2023. The Company recorded expense for the ESOP of approximately $0 and $4,000 for the years ended June 30, 2024 and 2023, respectively. Vested shares of the Company common stock allocated to participant accounts are distributed to participants following their termination of employment. 226,313 shares of Company common stock were distributed from the ESOP as of June 30, 2024 and 2023, respectively.

The amounts contributed to the ESOP were $0 and $14,000 for the years 2024 and 2023, respectively.

	For the fiscal year ended
	June 30,
	2024	2023
Allocated shares	110,660	110,660
Shares committed to be released	-	-
Unearned shares	-	-
Total ESOP shares	110,660	110,660

Fair value of unearned shares at end of period	$-	$-

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

	For the fiscal year ended
	June 30,
	2024	2023
Net income (loss) allocated to common shareholders, basic and diluted	$(1,721,000)	$933,000

EARNINGS PER SHARE	$(0.21)	$0.11

Weighted average common shares outstanding, basic and diluted	8,098,715	8,131,568

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2024 and 2023.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2024 and 2023. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2024
Agency mortgage-backed: residential	$9,648	$-	$9,648	$-

2023
Agency mortgage-backed: residential	$12,080	$-	$12,080	$-

There were no transfers between levels 1 and 2.

There were no assets or liabilities measured at fair value on a nonrecurring basis at June 30, 2024 and 2023.

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

June 30, 2024 and 2023

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities: (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The Company’s financial instruments at June 30, 2024 and 2023 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2024 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$18,287	$18,287			$18,287
Available-for-sale securities	9,648		$9,648		9,648
Held-to-maturity securities	213		203		203
Loans receivable - net	333,025			$318,867	318,867
Federal Home Loan Bank stock	4,230				n/a
Accrued interest receivable	1,169		1,169		1,169

Financial liabilities
Deposits	$256,139	$79,567	$176,272		$255,839
Federal Home Loan Bank advances	68,988		68,122		68,122
Advances by borrowers for taxes and insurance	909		909		909
Accrued interest payable	176		176		176

		Fair Value Measurements at
	Carrying	June 30, 2023 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$8,167	$8,167			$8,167
Available-for-sale securities	12,080		$12,080		12,080
Held-to-maturity securities	274		259		259
Loans receivable - net	313,807			$293,530	293,530
Federal Home Loan Bank stock	4,623				n/a
Accrued interest receivable	902		902		902

Financial liabilities
Deposits	226,309	$88,994	$136,577		$225,571
Federal Home Loan Bank advances	$70,087		69,863		69,863
Advances by borrowers for taxes and insurance	793		793		793
Accrued interest payable	70		70		70

14. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

15. Goodwill: Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. At June 30, 2023, the company had $947,000 remaining goodwill that had not been considered impaired. At June 30, 2024, the annual impairment test indicated that goodwill was impaired and a goodwill impairment charge equal to the entire balance of our $947,000 goodwill balance was taken.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

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

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2024 and 2023 are summarized as follows:

(in thousands)	2024	2023
Outstanding principal, beginning of year	$480	$688
Changes in composition of related parties	338	-
Principal disbursed during the year	194	-
Principal repaid and refinanced during the year	(33)	(208)
Outstanding principal, end of year	$979	$480

Deposits from related parties held by the Company at June 30, 2024 and 2023 totaled $1.7 million and $5.1 million, respectively.

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

20. Revenue Recognition: The Company’s revenue-generating activities accounted for under Topic 606 includes primarily service charges and fees on deposits and other service charges and fees and comprise the majority of other non-interest income on the statement of income. Service charges and fees on deposits are primarily debit card interchange fees and automatic teller machine (“ATM”) surcharge fees. To a lesser extent service charges and fees also include overdraft fees, dormant account fees, and service charges on checking and savings accounts. Overdraft fees are recognized at the time an account is overdrawn. Dormant account fees are recognized when an account is inactive for at least 365 days. Service charges on checking and savings accounts are primarily account maintenance services performed and recognized in the same calendar month. Other deposit-based service charges and fees include transaction-based services completed at the request of the customer and recognized at the time the transaction is completed. These transaction-based services include ATM usage and stop payment services. All service charges and fees on deposits are withdrawn from the customer’s account at the time the service is provided.

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

June 30, 2024 and 2023

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

26. New Accounting Standards:

FASB ASC 326 - In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard requires credit losses on most financial assets and certain other instruments to be measured using an expected loss model, which is referred to as the current expected credit loss (CECL) model. Under this model entities estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications) from the date of initial recognition of that instrument. The ASU replaces the current accounting model for purchased credit impaired and debt securities. The allowance for credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination (referred to as “PCD assets”), should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance for credit losses is added to the purchase price to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same expected loss model described herein.

The Company will now use forward-looking information to enhance its credit loss estimates. The amendment requires enhanced disclosures to aid investors and other users of financial statements to better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of our portfolio. The largest impact to the Company was on its allowance for loan and lease losses, although the ASU also amends the accounting for credit losses on available-for-sale debt securities, held-to-maturity securities, and purchased financial assets with credit deterioration. The standard was effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2019. However, the FASB delayed the implementation of the ASU for smaller reporting companies until years beginning after December 15, 2022, or in the Company’s case the fiscal year beginning July 1, 2023. ASU 2016-13 was applied through a cumulative effect adjustment to retained earnings (modified-retrospective approach).

In addition, ASC 326 made changes to the accounting for available-for-sale (“AFS”) debt securities. One such change requires credit losses to be presented as an allowance rather than as a write-down on AFS securities. Management does not intend to sell or believes that it is more likely than not that they will be required to sell.

We adopted ASC 326 effective July 1, 2023, using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet (“OBS”) credit exposures. Results for reporting periods beginning after July 1, 2023 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable GAAP.

Upon adoption of the ASU we recorded an increase in the allowance for credit loss (“ACL”) for loans which represented a $497,000 increase from the Allowance for Loan Losses (“ALLL”) at June 30, 2023. This transaction further resulted in an increase of $54,000 to the ACL for unfunded commitments, a decrease of $414,000 to retained earnings and a deferred tax asset of $137,000.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2024 and 2023 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2024
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$10,096	$-	$448	$9,648

Held-to-maturity Securities
Agency mortgage-backed: residential	$213	$-	$10	$203

	2023
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$12,649	$-	$569	$12,080

Held-to-maturity Securities
Agency mortgage-backed: residential	$274	$-	$15	$259

At June 30, 2024, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no sales of securities during the fiscal year ended June 30, 2024 or 2023. At June 30, 2024 the Company had $9.6 million in available-for-sale mortgage-backed securities with gross unrealized losses of $448,000 that had been in an unrealized loss position for more than 12 months and $0 in available-for-sale mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months. At June 30, 2023, the Company had no available-for-sale mortgage-backed with gross unrealized losses greater than 12 months and $12.1 million in available-for-sale mortgage backed with gross unrealized losses of $569,000 that had been in an unrealized loss position for less than 12 months.

At June 30, 2024 the Company had $213,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $10,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months. At June 30, 2023 the Company had $274,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $15,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months.

Securities in an unrealized loss position as a percent of total securities were 100% at both June 30, 2024 and 2023.

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

At June 30, 2024 and 2023, pledged securities totaled $0 million and $5.9 million, respectively. In addition, at June 30, 2024 and 2023, our pledged assets also included overnight deposits of $0 million and $1.5 million, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2024	2023
Residential real estate
One- to four-family	$256,216	$240,076
Multi-family	15,815	19,067
Construction	13,815	12,294
Land	964	470
Farm	1,169	1,346
Nonresidential real estate	34,308	30,217
Commercial and industrial	700	1,184
Consumer and other
Loans on deposits	819	855
Home equity	10,644	9,217
Automobile	117	104
Unsecured	585	611
	335,152	315,441
Allowance for credit losses	(2,127)	(1,634)
	$333,025	$313,807

The amounts above include net deferred loan fees of $288,000 and $330,000 as of June 30, 2024 and 2023.

The following table presents the amortized cost basis of collateral-dependent loans by portfolio class as of June 30, 2024. The recorded investment in loans excludes accrued interest receivable due to immateriality.

(in thousands)	Amortized Cost Basis	Ending allowance on collateral- dependent loans
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,674	$–
Nonresidential real estate	1,925	–
Commercial and industrial	–	–
	$4,599	–

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2024 and 2023. The company reported $175,000 and $196,000 in loans acquired with deteriorated credit quality at June 30, 2024 and 2023, respectively.

June 30, 2024:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$2,674	$175	$2,849	$-
Nonresidential real estate	1,925	-	1,925	-
Home Equity	-	-	-	-
	4,599	175	4,744	-
Loans collectivelly evaluated for impairment:
Residential real estate
One- to four-family			$253,367	$1661
Multi-family			15,815	100
Construction			13,815	122
Land			964	28
Farm			1,169	4
Nonresidential real estate			32,383	192
Commercial and industrial			700	3
Consumer and other
Loans on deposits			819	-
Home equity			10,644	14
Automobile			117	-
Unsecured			585	3
			330,378	2,127
			$335,152	$2,127

June 30, 2023:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$2,833	$196	$3,029	$-
Nonresidential real estate	1,717	-	1,717	-
Home Equity	267	-	267	-
	4,817	196	5,013	-
Loans collectivelly evaluated for impairment:
Residential real estate
One- to four-family			$237,047	$857
Multi-family			19,067	278
Construction			12,294	41
Land			470	1
Farm			1,346	4
Nonresidential real estate			28,500	405
Commercial and industrial			1,184	23
Consumer and other
Loans on deposits			855	1
Home equity			8,950	23
Automobile			104	-
Unsecured			611	1
			310,428	1,634
			$315,441	$1,634

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

The following table presents impaired loans by class of loans as of and for the years ended June 30, 2024 and 2023:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

June 30, 2024:

With no related allowance recorded:
Residential real estate
One- to four-family	$2,849	$-	$3,146	$104	$104
Multi-family	-	-	-	-	-
Farm	-	-	-	-	-
Nonresidential real estate	1,925	-	1,893	54	54
Consumer and other
Home equity	-	-	89	-	-
Unsecured	-	-	-	-	-
	$4,774	$-	$5,128	$158	$158

June 30, 2023:

With no related allowance recorded:
Residential real estate
One- to four-family	$3,029	$-	$3,325	$161	$161
Multi-family	-	-	285	22	22
Farm	-	-	135	15	15
Nonresidential real estate	1,717	-	1,395	63	63
Consumer and other
Home equity	267	-	177	6	6
Unsecured	-	-	2	1	1
	$5,013	$-	$5,319	$268	$268

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

The following tables present the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of June 30, 2024 and 2023. The tables include loans acquired with deteriorated credit quality. At June 30, 2024, the table below includes approximately $175,000 of loans on nonaccrual and no loans past due over 89 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2023, approximately $197,000 of loans on nonaccrual and no loans past due over 89 days and still accruing represent such loans. At both June 30, 2024 and 2023, there is $0 in allowance for credit loss for nonaccrual loans as they have incurred a loss in the amount that brings them to fair value.

	June 30, 2024		June 30, 2023
(in thousands)	Nonaccrual	Loans Past Due Over 89 Days Still Accruing	Nonaccrual	Loans Past Due Over 89 Days Still Accruing

Residential real estate
One- to four-family	$2,678	$221	$3,028	$365
Multi-family	-	-	-	-
Farm	-	-	-	-
Nonresidential real estate	969	-	1,013	-
Commercial and industrial	-	-	-	-
Consumer and other
Home equity	-	-	267	-
Unsecured	-	28	-	28
	$3,647	$249	$4,308	$393

One- to four-family loans in process of foreclosure totaled $926,000 and $766,000 at June 30, 2024 and 2023, respectively.

Troubled Debt Restructurings:

Prior to the adoption of ASC 326 a Troubled Debt Restructuring (“TDR”) was the situation where the Bank granted a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

At June 30, 2023, the Company had $464,000 of loans classified as TDRs.

There were no loans modified to borrowers experiencing financial difficulty during the year ended June 30, 2024.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

The following tables present the aging of the principal balance outstanding past due loans as of June 30, 2024 and 2023, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2024, the table below includes $28,000 in loans 30-59 days past due and approximately $33,000 of loans past due over 90 days that were acquired with deteriorated credit quality, while at June 30, 2023, the table below includes $68,000 in loans 30-89 days past due and approximately $58,000 of loans past due over 90 days of such loans.

June 30, 2024:

(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$4,517	$847	$1,080	$6,444	$249,772	$256,216
Multi-family	-	-	-	-	15,815	15,815
Construction	1,085	60	-	1,145	12,670	13,815
Land	55	-	-	55	909	964
Farm	-	-	-	-	1,169	1,169
Nonresidential real estate	840	-	-	840	33,468	34,308
Commercial and industrial	4	-	-	4	696	700
Consumer and other
Loans on deposits	-	-	-	-	819	819
Home equity	-	-	28	28	10,616	10,644
Automobile	-	-	-	-	117	117
Unsecured	14		-	14	571	585
	$6,515	$907	$1,108	$8,530	$326,662	$335,152

June 30, 2023:

(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$2,466	$949	$1,514	$4,929	$235,147	$240,076
Multi-family	-	-	-	-	19,067	19,067
Construction	-	-	-	-	12,294	12,294
Land	-	-	-	-	470	470
Farm	-	-	-	-	1,346	1,346
Nonresidential real estate	662	-	-	662	29,555	30,217
Commercial and industrial	-	-	28	28	1,156	1,184
Consumer and other
Loans on deposits	-	-	-	-	855	855
Home equity	168	-	267	435	8,782	9,217
Automobile	-	-	-	-	104	104
Unsecured	17	-	-	17	594	611
	$3,313	$949	$1,809	$6,071	$309,370	$315,441

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2024, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

							Revolving
(in thousands)	Term Loans Amortized Cost by Origination Fiscal Year						Loans Amortized
As of March 31, 2024	2024	2023	2022	2021	2020	Prior	Cost Basis	Total
Residential real estate:
One- to four-family
Risk Rating:
Pass	$29,792	$50,814	$47,346	$42,943	$26,794	$52,616	$-	$250,485
Special mention	-	-	-	-	-	667	-	667
Substandard	-	-	--	81	110	4,873	-	5,064
Doubtful	-	-	-	-	-	-	-	-
Total	$29,792	$50,814	$47,346	$43,024	$26,904	$58,156	$-	$256,216

Current period gross charge offs	$-	$-	$-	$-	$-	$16	$-	$16

Multi-family
Risk Rating:
Pass	$400	$6,076	$5,907	$1,239	$-	$2,193	$-	$15,815
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$400	$6,076	$5,907	$1,239	$-	$2,193	$-	$15,815

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction
Risk Rating:
Pass	$8,230	$5,562	$23	$-	$-	$-	$-	$13,815
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$8,230	$5,562	$23	$-	$-	$-	$-	$13,815

Current period gross charge offs	$-	$6	$-	$-	$-	$-	$-	$6

Land
Risk Rating:
Pass	$401	$252	$213	$-	$-	$70	$-	$936
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	28	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$401	$252	$213	$-	$-	$98	$-	$964

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Farm
Risk Rating:
Pass	$-	$-	$221	$-	$-	$948	$-	$1,169
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$-	$221	$-	$-	$948	$-	$1,169

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Nonresidential real estate
Risk Rating:
Pass	$7,828	$1,561	$3,099	$3,406	$5,711	$10,648	$-	$32,253
Special mention	-	-	-	-	-	130	-	130
Substandard	-	1,017	-	-	-	908	-	1,925
Doubtful	-	-	-	-	-	-	-	-
Total	$7,828	$2,578	$3,099	$3,406	$5,711	$11,686	$-	$34,308

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial and industrial
Risk Rating:
Pass	$482	$214	$-	$4	$-	$-	$-	$700
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$482	$214	$-	$4	$-	$-	$-	$700

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Share Loans
Risk Rating:
Pass	$116	$113	$20	$15	$176	$379	$-	$819
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$116	$113	$20	$15	$176	$379	$-	$819

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Home Equity
Risk Rating:
Pass	$-	$-	$-	$-	$-	$-	$10,490	$10,490
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	154	154
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$-	$10,644	$10,644

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Auto
Risk Rating:
Pass	$68	$9	$30	$3	$2	$5	$-	$117
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$68	$9	$30	$3	$2	$5	$-	$117

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Unsecured
Risk Rating:
Pass	$285	$34	$24	$174	$13	$55	$-	$585
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$285	$34	$24	$174	$13	$55	$-	$585

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

As of June 30, 2024, and 2023, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2024:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$250,485	$667	$5,064	$-
Multi-family	15,815	-	-	-
Construction	13,815	-	-	-
Land	936	-	28	-
Farm	1,169	-	-	-
Nonresidential real estate	32,253	130	1,925	-
Commercial and industrial	700	-	-	-
Consumer and other
Loans on deposits	819	-	-	-
Home equity	10,490	-	154	-
Automobile	117	-	-	-
Unsecured	585	-	-	-
	$327,184	$797	$7,171	$-

June 30, 2023:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$234,765	$170	$5,141	$-
Multi-family	19,067	-	-	-
Construction	12,294	-	-	-
Land	470	-	-	-
Farm	1,346	-	-	-
Nonresidential real estate	27,816	684	1,717	-
Commercial and industrial	1,184	-	-	-
Consumer and other
Loans on deposits	855	-	-	-
Home equity	8,879	-	338	-
Automobile	104	-	-	-
Unsecured	611	-	-	-
	$307,391	$854	$7,196	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2024 and 2023:

June 30, 2024:

(in thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326	Provision for (recovery of) credit losses on loans	Loans charged off	Recoveries	Credit Losses for Unfunded Liabilities	Ending balance
Residential real estate
One- to four-family	$857	$740	$1,597	$82	$(18)	$-	$-	$1,661
Multi-family	278	(145)	133	(33)	-	-	-	100
Construction	41	97	138	(12)	-	-	(4)	122
Land	1	14	15	13	-	-	-	28
Farm	4	2	6	(2)	-	-	-	4
Nonresidential real estate	405	(221)	184	8	-	-	-	192
Commercial and industrial	23	(18)	5	(2)	-	-	-	3
Consumer and other
Loans on deposits	1	(1)	-	-	-	-	-	-
Home equity	23	28	51	(31)	(8)	4	(2)	14
Automobile	-	1	1	(1)	-	-	-	-
Unsecured	1	-	1	2	-	-	-	3
	$1,634	$497	$2,131	$24	$(26)	$4	$(6)	$2,127

June 30, 2023:

(in thousands)	Beginning balance	Provision (credit) for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate
One- to four-family	$800	$73	$(29)	$13	$857
Multi-family	231	47	-	-	278
Construction	4	37	-	-	41
Land	3	(2)	-	-	1
Farm	5	(1)	-	-	4
Nonresidential real estate	461	(64)	-	8	405
Commercial and industrial	2	21	-	-	23
Consumer and other
Loans on deposits	1	-	-	-	1
Home equity	21	2	-	-	23
Automobile	-		-	-	-
Unsecured	1	-	-	-	1
	$1,529	$113	$(29)	$21	$1,634

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $25,000 and $88,000, at June 30, 2024 and 2023, respectively, was as follows:

(in thousands)	2024	2023
Residential real estate
One- to four-family	$175	$196

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2024	2023
Balance at beginning of year	$294	$339
Accretion of income	(34)	(45)
Balance at end of year	$260	$294

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2024 or 2023, nor were any allowance for loan losses reversed during those years.

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2024	2023
Balance at beginning of year	$70	$10
Loans transferred to real estate owned	10	60
Capitalized expenditures	-	-
Valuation adjustments	-	-
Disposals	70	-
Balance at end of year	$10	$70

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2024	2023
Land	$1,516	$1,516
Buildings and improvements	6,818	6,768
Furniture & equipment	2,236	2,220
	10,570	10,504
Less: accumulated depreciation	6,303	6,069
Balance at end of year	$4,267	$4,435

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE F - GOODWILL

Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The Company had $14.5 million of goodwill net of impairment losses of $13.6 million and $0 at June 30, 2020 and 2019, respectively. During the fiscal year ended June 30, 2020, a prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and its related economic impact led to management’s performance of a goodwill impairment analysis as of June 30, 2020. Based on the results of this analysis and in conjunction with management’s early adoption of ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, the estimated fair value of the Company was less than book value, resulting in a $13.6 million goodwill impairment charge. Goodwill impairment exists when a Company’s reporting unit’s carrying value of goodwill exceeds its fair value. Subsequently, further decreases in stock price in the year ended June 30, 2024 led to the carrying value of goodwill exceeding the fair value. Testing done in the year of 2024 indicated this and led to an impairment charge of the entire amount of $947,000.

NOTE G - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2024	2023
Non-interest bearing checking accounts	$15,428	$12,333
Checking accounts	16,749	19,068
Savings Accounts	39,221	49,477
Money market demand deposits	8,169	8,116
Total demand, transaction and passbook deposits	79,567	88,994
Certificates of deposit	176,572	137,315
Total deposits	$256,139	$226,309

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2024
2025	$149,323
2026	14,099
2027	11,277
2028	1,608
2029 and thereafter	265
$176,572

At June 30, 2024 and 2023, the Company had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $21.0 million and $14.7 million, respectively. Brokered certificates of deposit totaled $52.0 million at June 30, 2024 compared to 21.0 million at June 30, 2023.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2024 and 2023 by pledges of collateral composed of first mortgage residential and multi-family loans totaling $200.5 million and $157.3 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

(in thousands)	2024
2024	$31,903
2025	37,069
2026	16
$68,988

At June 30, 2024 interest rates for advances were fixed ranging from 1.64% to 5.46%, with a weighted-average interest rate of 4.58%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $87.3 million as of June 30, 2024. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2024, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $5.6 million. First Federal Savings Bank of Kentucky at June 30, 2024, had a $2.0 million Fed Funds line of credit with the Independent Correspondent Bankers’ Bank.

NOTE I - INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2024 and 2023, as follows:

(in thousands)	2024	2023
Income tax expense (benefit) at the statutory rate	$(411)	$258
Increase (decrease) resulting from:
Cash surrender value of life insurance	(18)	(17)
State income tax expense (benefit)	(30)	55
Goodwill Impairment	199	-
Other	21	(2)
	$(239)	$294

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE I - INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2024	2023
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$531	$408
Unfunded Commitments	14	-
Accrued expenses	44	44
Fair value accounting adjustments at acquisition	71	95
Nonaccrued interest on loans	115	103
Unrealized loss on available-for-sale securities	112	142
Depreciation	82	68
Net operating loss carryforwards	107	64
Total deferred tax assets	1,076	924

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(344)	(606)
Deferred loan origination costs	(57)	(68)
Loan servicing rights	(41)	(43)
Accrual to cash adjustment	(216)	(185)
Fair value accounting adjustments on acquisition	(535)	(535)
Total deferred tax liabilities	(1,193)	(1,437)
Net deferred tax liability	$(117)	$(513)

The Company has federal and state net operating loss carryforward of $130,000 and $1.9 million, respectively. $1.0 million of the state net operating loss begins to expire in June of 2036 and fully expires in June of 2038, while the remaining $900,000 state net operating loss is carried forward indefinitely.  The federal net operating loss of $130,000 is carried forward indefinitely.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2024 include approximately $5.2 million for which federal and state income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2024.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE J - LOAN COMMITMENTS (continued)

At June 30, 2024 and 2023, the Banks had the following outstanding loan commitments:

	2024		2023
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$-	$14,965	$-	$13,372
Commitments to fund real estate construction loans	-	10,272	-	8,919
Other unused commitments:
Commercial and industrial loans	90	370	84	668
Other	460	741	562	5,010
Letters of credit	-	212	-	626

Commitments to make loans are generally made for periods of 60 days or less. There were no fixed rate loan commitments to fund real estate construction loans at June 30, 2024. Other unused commitments include real estate loan commitments, which represent the primary loans made by the Banks. Long-term, fixed rate mortgage loans are usually sold to the FHLB, as part of the Company’s interest rate risk strategy.

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

In August 2024, First Federal of Kentucky entered into an Agreement with the OCC. The OCC has also imposed individual minimum capital requirements (“IMCRs”) which require First Federal of Kentucky to achieve and maintain capital levels in excess of the minimum capital standards required under OCC’s Prompt Corrective Action framework. Under the IMCRs, First Federal of Kentucky must achieve and maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. At June 30, 2024, First Federal of Kentucky exceeded the requirements of the IMCRs as its common equity tier 1 capital ratio was 16.25%, its tier 1 capital ratio was 16.25%, its total capital ratio was 16.25%, and its leverage ratio was 10.24%.

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

June 30, 2024 and 2023

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

In August 2024, First Federal of Kentucky entered into an Agreement with the OCC. The OCC has also imposed IMCRs which require First Federal of Kentucky to achieve and maintain capital levels in excess of the minimum capital standards required under OCC’s Prompt Corrective Action framework. Under the IMCRs, First Federal of Kentucky must achieve and maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. At June 30, 2024, First Federal of Kentucky exceeded the requirements of the IMCRs as its common equity tier 1 capital ratio was 16.25%, its tier 1 capital ratio was 16.25%, its total capital ratio was 16.25%, and its leverage ratio was 10.24%.

The Company’s and Banks’ regulatory capital as of June 30, 2024 and 2023 is presented in the following table.

	Actual		For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:

June 30, 2024
Kentucky First Federal Bancorp	$48,333	13.3%	$32,667	9.0%
First Federal Savings and Loan Association of Hazard	$18,191	20.4%	$8,009	9.0%
First Federal Savings Bank of Kentucky	$29,063	10.2%	$25,629	9.0%

June 30, 2023
Kentucky First Federal Bancorp	$50,190	15.0%	$30,075	9.0%
First Federal Savings and Loan Association of Hazard	$18,220	20.4%	$8,034	9.0%
First Federal Savings Bank of Kentucky	$29,880	11.7%	$23,050	9.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

As of June 30, 2024 and 2023, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp.

Dividends of $950,000 and $1.9 million were waived in fiscal years ended June 30, 2024 and 2023 respectively.

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2024 and 2023, and the results of its operations and its cash flows for the fiscal years ended June 30, 2024 and 2023.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2024 and 2023

(in thousands)	2024	2023
ASSETS
Interest-bearing deposits in First Federal of Hazard	$50	$473
Interest-bearing deposits in First Federal of Kentucky	319	657
Other interest-bearing deposits	-	-
Investment in First Federal of Hazard	18,042	18,035
Investment in Frankfort First	28,960	30,610
Prepaid expenses and other assets	655	988
Total assets	$48,026	$50,763

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$29	$52
	29	52
Shareholders’ equity	47,997	50,711
Total liabilities and shareholders’ equity	$48,026	$50,763

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2024 and 2023

(in thousands)	2024	2023
Income
Interest income	$3	$4
Non-interest income	-	-
Dividends from First Federal of Hazard	-	935
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	(29)	(218)
Dividends from Frankfort First	-	681
Equity in undistributed (excess distributed) earnings of Frankfort First	(1,291)	(267)
Total income	(1,317)	1,135
Non-interest expenses	510	382
Earnings before income taxes	(1,827)	753
Income tax expense (benefit)	(106)	(180)
Net income (loss)	(1,721)	933
Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding losses on securities designated as available-for-sale during the year, net of taxes (benefits) of $30 and $(142) in 2024 and 2023, respectively	91	(427)
	$(1,630)	$506

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2024 and 2023

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2024 and 2023

(in thousands)	2024	2023
Cash flows from operating activities:
Net income (loss) for the year	$(1,721)	$933
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings from consolidated subsidiaries	1,320	485
Noncash compensation expense	-	4
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	333	(371)
Other liabilities	(23)	6
Net cash provided (used) by operating activities	(91)	1,057

Cash flows from financing activities:
Treasury stock purchases		(461)
Dividends paid on common stock	(670)	(1,363)
Net cash used in financing activities	(670)	(1,824)
Net increase (decrease) in cash and cash equivalents	(761)	(767)
Cash and cash equivalents at beginning of year	1,130	1,897
Cash and cash equivalents at end of year	$369	$1,130

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster

Shannon Ackerman	Loan Servicing
Lesa Asbery	Customer Service Leader
Lyndi Baker	Customer Service Leader
Brenda Baldwin	Financial analyst
Melissa Banta	Vice President Human Resources
Chase Barnett	Vice President Loan Officer
Phyllis Bryant	Customer Service Rep
Kelsey Carter	Customer Service Leader
Katresha Clay	Customer Service Rep
Andrea Cline	Accounting Assistant
Lisa Craig	Vice President Deposit Operations
Tracie Crawley	Digital Banking Coordinator
Becky Crowe	Customer Service Leader
Deryl Curtis	Loan Servicing Specialist
Cortney Dillingham	Vice President Chief Credit Officer
Betty Doolin	Audit Coordinator for Kentucky First Federal Bancorp
Julie Driskell	Loan Officer/Loan Coordinator
Tyler Eades	Vice President/Chief Financial Officer of Kentucky First Federal
Bancorp and Chief Financial Officer of First Federal of Hazard
Diana Eads	Customer Service Leader
Dalya Edmonds	Customer Service Rep
Tiffaney Elliott	Chief Operating Officer Danville-Lancaster and Chief Financial
Officer of First Federal of Kentucky
Jamey Ensley	Information Technology
Debra Freeman	Customer Service Leader/Training Coordinator
Stacey Greenawalt	Vice President Head of Residential Lending
Bernice Harrod	Assistant Vice President Loan Processing Coordinator
Melissa Harrod	Customer Service Rep
Karen Hatfield	Assistant Vice President/Customer Service Leader
Ronald Howard	Vice President/Chief Lancaster Market Officer
Brittany Hulette	Accounting Assistant
Teresa Hulette	Executive Vice President
Don Jennings	Chief Executive Officer

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster, continued

Eve Ann Jones	Customer Service Rep/Marketing Assistant
Sara Mack	Accounting Department Coordinator
Christy McConnell	Loan Processor
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Christina Miller	Customer Service Rep
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Carolyn Mulcahy	Assistant Vice President/Administrative Assistant
Jeanie Murphy	Loan Servicing Specialist
Jennifer Nelson	Customer Service Rep
Beth Palk	Deposit Development Officer
Megan Prather	Loan Assistant
Lavenna Quire	Vice President/Loan Officer
David Semones	Security Officer/Loan Assistant
Cynthia Shank	Customer Service Rep
Jenny Stump	Loan Processor
Yvonne Thornberry	Loan Servicing
Mike Ware	Vice President/Information Technology Manager
Samantha West	Customer Service Rep
Jennifer Whalen	Vice President/Loan Officer

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Carlen Dixon	Vice President/Loan Officer/Information Technology
Ava Dixon	Customer Service Rep
Jamie Haynes	Assistant Vice President/Treasurer
Melissa Matthews	Customer Service Rep
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections/Loan Officer
Jessica Watts	Vice President/Secretary/Loan Administration

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

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

Lou Ella Farler, former President and CEO of First Federal Savings and Loan Association of Hazard

William D. Gorman, Jr., former President and CEO of Hazard Insurance Agency

David R. Harrod, CPA, principal of Harrod and Associates, PSC

R. Clay Hulette, CPA, retired CFO of Kentucky First Federal Bancorp

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, former Danville/Lancaster area President, First Federal Savings Bank of Kentucky

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Jaime Coffey	Walter G. Ecton, Jr.
Lou Ella Farler, Chair	William D. Gorman, Jr.

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	J. Mark Goggans	David R. Harrod
R. Clay Hulette	Don D. Jennings, Chairman	William H. Johnson
Yvonne Y. Morley	Jerry M. Purcell	Mark Stamper
Virginia R.S. Stump

Special Counsel	Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue NW Suite 200
Washington, DC 20004

Transfer Agent and Registrar	EQ formerly known as American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 14, 2024 at 4:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2024, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 14, 2024 ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Tyler Eades	tyler.eades@ffsbky.bank
(502) 223-1638 or 1-888-818-3372 216 W Main St PO Box 535 Frankfort, KY 40602