Form 10-K, Exhibit 13
period 2025-06-30
Kentucky First Federal Bancorp
filed 2025-09-30
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2025

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

Fiscal 2025	High	Low	Dividends Per Share
First quarter	$3.50	$2.51	$-
Second quarter	3.62	2.50	-
Third quarter	3.49	2.75	-
Fourth quarter	3.07	$1.96	-

Fiscal 2024	High	Low	Dividends Per Share
First quarter	$6.56	$4.96	$0.10
Second quarter	5.50	3.76	0.10
Third quarter	4.43	3.79	-
Fourth quarter	3.90	3.12	-

i

ii

Dear Shareholder:

We are pleased to present the 2025 Annual Report for Kentucky First Federal Bancorp. We encourage you to read both the Annual Report and Proxy Statement. We encourage you to vote and, if possible, to attend our annual meeting on November 18, 2025 as we return to The Challenger Center on the campus of Hazard Community and Technical College for this year’s meeting. The location is One Community College Drive in Hazard, KY.

After a very challenging year in 2024, in the current year we have begun to see some improvement in net income. While our earnings for the year were very low, almost all of the year’s $181,000 in net income were the result of the $175,000 of net income recorded in the fourth quarter ending June 30, 2024. Our assets have continued to reprice favorably, and after nearly two years of increasing costs, our cost of funds began to decline in the fourth quarter. The recent and expected rate cuts in 2025 and beyond are expected to provide further benefit to our results of operations.

We essentially doubled our non-interest income year-to-year as we experienced some success in originating loans for sale in the secondary market. Lower market interest rates should help this trend continue in the next year.

We have continued to work with the Office of the Comptroller of the Currency, the primary regulator of First Federal of Kentucky, to respond to the formal agreement entered into by the bank on August 13, 2024. Ultimately, our response to the agreement, and part of our earnings plan for both banks, will be to continue to reduce reliance on non-core funding, to diversify our income streams, to shift more of our lending into the secondary market to reduce interest rate risk and increase non-interest income, and to equip the banks to compete in broader banking areas to include commercial lending, commercial deposits, and public deposits.

The Kentucky First Board, the Board of First Federal of Hazard, and the Hazard community suffered a big loss in December of last year when Bill Gorman, Jr., passed away. Billy had served our boards ably since 2010 and he will certainly be missed.

As always, we request that our shareholders remember that our banks would appreciate consideration for all of your loan and deposit needs.

Sincerely,

Don Jennings

President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
(Dollars in thousands)	2025	2024	2023	2022	2021
Total assets	$371,211	$374,968	$349,022	$328,080	$338,063
Cash and cash equivalents	19,480	18,287	8,167	25,823	21,648
Time deposits	-	-	-	-	247
Securities held to maturity	171	213	274	339	462
Securities available for sale	9,757	9,648	12,080	10,477	33
Loans, net	327,248	333,025	313,807	274,583	297,902
Deposits	277,563	256,139	226,309	239,857	226,843
Federal Home Loan Bank advances	42,760	68,988	70,087	34,066	56,873
Shareholders’ equity	48,369	47,997	50,711	52,025	52,296
Allowance for credit losses	2,170	2,127	1,634	1,529	1,622
Nonperforming loans (90 days delinquent and nonaccrual)	3,865	3,896	4,701	5,819	6,655

Selected Financial Condition Data

	Year Ended June 30,
(Dollars in thousands, except share data)	2025	2024	2023	2022	2021
Total interest income	$19,237	$16,277	$12,758	$10,914	$12,152
Total interest expense	10,896	9,283	3,902	1,754	2,141
Net interest income	8,341	6,994	8,856	9,160	10,011
Credit loss expense (benefit)	39	24	113	(60)	192
Net interest income after provision for losses on loans	8,302	6,970	8,743	9,220	9,819
Total non-interest income	500	251	302	515	595
Goodwill impairment	-	947	-	-	-
Total non-interest expenses	8,564	8,234	7,818	7,668	8,242
Income (loss) before income taxes	238	(1,960)	1,227	2,067	2,172
Income taxes (benefit)	57	(239)	294	477	352
Net income (loss)	$181	$(1,721)	$933	$1,590	$1,820
Net earnings (loss) per share-basic and diluted	$0.02	$(0.21)	$0.11	$0.19	$0.22
Cash dividends declared per common share	$-	$0.20	$0.40	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2025	2024	2023	2022	2021
Performance Ratios:
Return on average assets (net income (loss) divided by average total assets)	0.05%	-0.47%	0.28%	0.47%	0.55%
Return on average equity (net income (loss) divided by average equity)	0.38%	-3.49%	1.81%	3.04%	3.50%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	1.78%	1.49%	2.48%	2.68%	3.00%
Net interest margin (net interest income divided by average interest-earning assets)	2.28%	1.98%	2.73%	2.81%	3.14%
Ratio of average interest-earning assets to average interest-bearing liabilities	116.82%	118.66%	120.50%	122.95%	120.39%
Ratio of total general administrative and other expenses to average total assets	2.27%	2.53%	2.33%	2.28%	2.50%
Efficiency ratio [1]	96.87%	126.72%	86.43%	78.77%	79.14%
Dividend payout ratio [2]	N/A	-38.99%	146.09%	87.67%	76.26%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period [3]	1.17%	1.16%	1.49%	2.11%	2.22%
Nonperforming assets as a percent of total assets at the end of period	1.04%	1.04%	1.37%	1.78%	1.99%
Allowance for creddit losses as a percent of total loans at end of period	0.66%	0.63%	0.52%	0.55%	0.54%
Allowance for credit losses as a percent of total nonperforming loans at end of period	56.14%	54.59%	34.76%	26.28%	24.37%
Credit loss expense (benefit) to total loans	0.01%	0.01%	0.04%	-0.02%	0.06%
Net charge-offs to average loans outstanding	0.00%	0.01%	0.00%	0.01%	0.02%

Capital Ratios:
Average equity to average assets	12.70%	13.60%	15.35%	15.53%	15.79%
Shareholders’ equity to total assets at end of period	13.03%	12.80%	14.53%	15.86%	15.47%

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	N/A	N/A	N/A	N/A	N/A
Tier 1 (core) capital to risk-weighted assets	N/A	N/A	N/A	N/A	N/A
Total capital to risk-weighted assets	N/A	N/A	N/A	N/A	N/A
Tier 1 leverage capital to average assets	N/A	N/A	N/A	N/A	N/A
Community Bank Leverage Ratio	12.99%	13.32%	15.02%	15.21%	15.35%

Number of banking offices	7	7	7	7	7

[1]	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.
[2]	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.
[3]	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

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

Regulatory Developments Regarding First Federal of Kentucky

On August 13, 2024, First Federal of Kentucky entered into a formal written agreement (the “Agreement”) with the OCC (the “OCC”), First Federal of Kentucky’s primary federal banking regulator, which became effective as of the same date. As a result of the Agreement, pursuant to 12 C.F.R. § 5.51(c)(7)(ii), First Federal of Kentucky is in “troubled condition,” and is not an “eligible savings association” for purposes of 12 C.F.R. § 5.3, unless otherwise informed in writing by the OCC. In addition to the Agreement, the OCC has also imposed individual minimum capital requirements (“IMCRs”) on First Federal of Kentucky. The IMCRs require First Federal of Kentucky to maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. At June 30, 2025, First Federal of Kentucky exceeded the requirements of the IMCRs as its common equity tier 1 capital ratio was 16.83%, its tier 1 capital ratio was 16.83%, its total capital ratio was 16.83%, and its leverage ratio was 9.97%.

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

Our Operating Strategy

Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. We plan to pursue a strategy of:

●	operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Kentucky, which serves customers primarily in the central Kentucky counties of Franklin, Boyle, and Garrard, as well as their surrounding counties. Each Bank emphasizes traditional thrift activities of accepting deposits and originating primarily residential mortgage loans for portfolio;

●	continuing our historic heavy reliance on our deposit base to fund our lending and investment activities and while increasing and diversifying those deposits to include more consumer core deposits, commercial deposits and public deposits and to supplement deposits with FHLB advances when advantageous or necessary;

●	continue to work with our primary regulator to address concerns raised in the formal agreement and to restore First Federal Savings Bank of Kentucky to good standing with the regulators

●	gradually pursuing opportunities to increase and diversify lending in our market areas;

●	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

●	managing our net interest margin and interest rate risk; and

●	entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to the Company’s shareholders, provide a good fit within the Company’s mutual holding company framework and can be accomplished without undue encumbrance of the Company’s other operational areas.

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

In March 2022 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank began raising the target range for the fed funds rate of interest and since that time has raised the short-term interest rate by 525 basis points. At June 30, 2025, we believe our risk associated with rising interest rates is moderately high but the banks continue to work to reduce this exposure. Our IRR model indicated that at June 30, 2025, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $32.3 million or 56.3% to $25.0 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 6.9%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is not within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Finally, after the considerable market rate increases in 2022 and 2023, rates began to decline in 2024 and have declined by 125 basis points since September 2024. Most market analysts believe that decreases will continue for some time and that a 300 basis points increase from the current level is very unlikely.

Statement of Financial Condition

General. At June 30, 2025, assets totaled $371.2 million, a decrease of $3.8 million, or 1.0%, compared to June 30, 2024. The decrease was related primarily to a decrease of $5.8 million or 1.7% in loans, net, which totaled $327.2 million at June 30, 2025. Federal Home Loan Bank stock at cost decreased $250,000 or 5.9% at June 30, 2025. These were slightly offset by increases in cash and cash equivalents of $1.2 million or 6.5%. Total liabilities decreased $4.1 million, or 1.3%, to $322.8 million at June 30, 2025, primarily as a result of decreased FHLB advances, which decreased $26.2 million or 38.0% to $42.8 million at June 30, 2025 and were somewhat offset by increased deposits, which increased $21.4 million or 8.4% to $277.6 million.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance, or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2025, one- to four- family residential real estate loans totaled $251.3 million, or 76.3% of total loans, compared to $256.2 million, or 76.5% of total loans at June 30, 2024. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2025		2024		2023		2022		2021
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$251,338	76.3%	$256,216	76.5%	$240,076	76.1%	$216,432	78.4%	$224,125	74.8%
Construction	9,314	2.8%	13,815	4.1%	12,294	3.9%	1,363	0.5%	5,433	1.8%
Multi-family	15,505	4.7%	15,815	4.7%	19,067	6.0%	14,252	5.1%	19,781	6.6%
Land	1,508	0.5%	964	0.3%	470	0.2%	1,062	0.4%	1,308	0.4%
Farm	3,023	0.9%	1,169	0.4%	1,346	0.4%	1,338	0.5%	2,234	0.8%
Nonresidential real estate	31,698	9.6%	34,308	10.2%	30,217	9.6%	31,441	11.4%	35,492	11.9%
Commercial and industrial	691	0.2%	700	0.2%	1,184	0.4%	1,006	0.4%	2,259	0.7%
Consumer:
Consumer and other	15,528	4.7%	11,346	3.4%	9,932	3.1%	8,327	3.0%	7,763	2.6%
Loans on deposits	813	0.3%	819	0.2%	855	0.3%	891	0.3%	1,129	0.4%
Total loans	$329,418	100%	$335,152	100%	$315,441	100%	$276,112	100%	$299,524	100%
Allowance for loan losses	(2,170)		(2,127)		(1,634)		(1,529)		(1,622)
Loans receivable, net	$327,248		$333,025		$313,807		$274,583		$297,902

The following table sets forth certain information at June 30, 2025 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(in thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
One year or less	$159,719	$491	$15,577	$175,787
More than one year to five years	118,022	200	633	118,855
More than five years	34,645	-	131	34,776
	$312,386	$691	$16,341	$329,418

As of June 30, 2025, there were $28.6 million fixed-rate and $124.0 million adjustable-rate real estate loans maturing or adjusting in more than a year, while there were $200,000 fixed-rate and $0 adjustable-rate commercial loans maturing or adjusting in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(in thousands)	2025	2024	2023
Net loans at beginning of year	$333,025	$313,807	$274,583
Loans originated:
Real estate loans:
Residential one-to four-family	23,705	31,996	53,509
Construction	12,237	21,676	20,840
Multi-family	1,200	600	11,794
Farm	3,097	-	-
Nonresidential real estate	3,551	7,931	3,791
Commercial and industrial	601	953	1,440
Consumer loans	7,909	6,018	6,833
Total loans originated	52,300	69,174	98,207

Deduct:
Real estate loan principal repayments and other	(57,895)	(49,421)	(58,858)
Decrease (increase) in allowance	(43)	(493)	(105)
Transfer to real estate acquired through foreclosure	-	-	(60)
Other	(139)	(42)	40
Net loan activity	(5,777)	19,218	39,224
Net loans at end of period	$327,248	$333,025	$313,807

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

The allowance for credit losses totaled $2.2 million and $2.1 million at June 30, 2025 and 2024, respectively, which represented 0.66% and 0.64% of total loans, respectively. The allowance included no specific reserves at June 30, 2025 or 2024. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $3.9 million and $3.9 million at June 30, 2025 and 2024, respectively. The allowance for loan losses totaled 56.1% and 54.6% of nonperforming loans at June 30, 2025 and 2024, respectively.

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

Historical loss rates for loans are adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Qualitative factors used to derive our ACL include delinquency trends, current economic conditions and trends, strength of supervision and administration of the loan portfolio, levels of underperforming loans, trends in loan losses and underwriting exceptions. Reasonable and supportable economic forecasts that may offset collectibility are also included as factors in our ACL model. Management continually reevaluates the other subjective factors included in its ACL analysis. Our loss reserves do not include $252,000 in remaining discounts on acquired loans at June 30, 2025.

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

	Year Ended June 30,
	2025	2024	2023	2022	2021

Allowance at beginning of period	$2,127	$1,634	$1,529	$1,622	$1,488
Provision (credit) for loan losses	39	24	113	(60)	192
Charge-offs:
Real estate loans	-	(18)	(29)	(31)	(23)
Consumer loans	-	(8)	-	(4)	(45)
Total charge-offs	-	(26)	(29)	(35)	(68)
Recoveries:
Real estate loans	-	-	21	-	-
Consumer loans	7	4	-	2	10
Total recoveries	7	4	21	2	10
Net charge-offs	7	(22)	(8)	(33)	(58)
Initial Adoption of CECL	-	497
Provision Allocated to Unfunded Liability	(3)	(6)
Allowance at end of period	$2,170	$2,127	$1,634	$1,529	$1,622

Allowance to nonperforming loans	56.1%	54.6%	34.76%	26.28%	24.37%
Allowance to total loans outstanding at end of period	0.66%	0.64%	0.52%	0.55%	0.54%
Net charge-offs to average loans outstanding during the period	0.00%	0.01%	0.00%	0.01%	0.02%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2025			2024			2023			2022			2021
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Loans category:
Residential one- to-four-family	$1,690	77.9%	76.3%	$1,661	78.1%	76.6%	$857	52.4%	76.0%	$800	52.3%	78.4%	$749	49.0%	74.8%
Construction	70	3.2%	2.8%	122	5.7%	4.1%	41	2.5%	3.9%	4	0.3%	0.5%	12	0.7%	1.8%
Multi-family	86	4.0%	4.7%	100	4.7%	4.7%	278	17.0%	6.0%	231	15.1%	5.1%	291	17.9%	6.6%
Land	24	1.1%	0.5%	28	1.3%	0.3%	1	0.1%	0.2%	3	0.2%	0.4%	3	0.2%	0.4%
Farm	16	0.7%	0.9%	4	0.2%	0.3%	4	0.2%	0.4%	5	0.3%	0.5%	5	0.3%	0.8%
Nonresidential real estate	230	10.6%	9.6%	192	9.0%	10.2%	405	24.8%	9.6%	461	30.2%	11.4%	494	30.5%	11.9%
Commercial and industrial	7	0.3%	0.2%	3	0.1%	0.2%	23	1.4%	0.4%	2	0.1%	0.4%	5	0.3%	0.7%
Consumer and other	47	2.2%	4.7%	17	0.8%	3.4%	24	1.5%	3.2%	22	1.4%	3.0%	16	1.0%	2.6%
Loans on deposits	-	0.0%	0.3%	-	0.0%	0.2%	1	0.1%	0.3%	1	0.1%	0.3%	2	0.1%	0.4%
Unallocated	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%
Total allowance for loan losses	2,170	100.0%	100.0%	2,127	100.0%	100.0%	1,634	100.0%	100.0%	1,529	100.0%	100.0%	1,577	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. Loans identified as impaired are evaluated on an individual basis. At June 30, 2025, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2025	2024	2023	2022	2021
Nonaccrual loans:
Real estate loans	$2,215	$2,678	$4,199	$4,048	$4,660
Commercial loans	927	969	-	-	-
Consumer loans	131	-	-	75	21
Total nonaccrual loans	3,273	3,647	4,199	4,123	4,681
Accruing loans past due 90 days or more:
Real estate loans	592	221	365	287	243
Commercial loans	-	-	-	1	-
Consumer loans	-	28	28	-	-
Total accruing loans past due 90 days or more	592	249	393	288	243

Restructured loans not performing as agreed	-	-	109	1,408	1,731
Total nonperforming loans	3,865	3,896	4,701	5,819	6,655

Real estate acquired through foreclosure	-	10	70	10	82
Total nonperforming assets and performing restructured loans	$3,865	$3,906	$4,771	$5,829	$6,737

Total nonperforming loans to total loans	1.17%	1.16%	1.49%	2.11%	2.22%
Total nonperforming loans to total assets	1.04%	1.04%	1.35%	1.77%	1.97%
Total nonperforming assets to total assets	1.04%	1.04%	1.37%	1.78%	1.99%

Interest income that would have been recorded for the years ended June 30, 2025 and 2024, had nonaccrual loans been current according to their original terms amounted to $50,000, and $53,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2025 and 2024 amounted to $42,000, and $45,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $672,000 and $797,000 at June 30, 2025 and 2024, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
(in thousands)	2025	2024	2023
Substandard assets	$6,086	$7,171	$7,266
Doubtful assets	-	-	-
Loss assets	-	-	-
Total classified assets	$6,086	$7,171	$7,266

Substandard assets at June 30, 2025, consisted of 99 loans totaling $6.1 million and no real estate owned, compared to substandard assets at June 30, 2024, consisted of 113 loans totaling $7.2 million and one parcel of real estate owned with an aggregate carrying value of $10,000. During the fiscal years ended June 30 2025 and 2024, the Company made no loans to facilitate the purchase of real estate owned.

There was no other real estate owned at June 30, 2025.

The table below summarizes substandard loans at June 30, 2025:

	Number of	Net carrying
(Dollars in thousands)	Loans	value
One- to four-family	95	$5,000
Nonresidential real estate	2	927
Consumer	1	131
Land	1	28
Total	99	$6,086

Other than disclosed above, there are no other loans at June 30, 2025 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2025		2024
	30-59 Days	60-89 Days	30-59 Days	60-89 Days
(in thousands)	Past Due	Past Due	Past Due	Past Due
Real estate loans	$5,564	$958	$6,259	$843
Commercial and industrial	-	-	4	-
Consumer loans	23	-	252	64
Total	$5,587	$958	$6,515	$907

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $9.9 million at June 30, 2025, a net change of $0, compared to the $9.9 million total at June 30, 2024. This balance remained the same due to purchases made in the quarter ended June 30, 2025 combined with principal repayments and prepayments within the portfolio. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2025		2024		2023
	Amortized	Fair	Amortized	Fair	Amortized	Fair
(in thousands)	Cost	Value	Cost	Value	Cost	Value
Available for sale securities:
Agency mortgage-backed: residential	$9,951	$9,757	$10,096	$9,648	$12,649	$12,080
Held to maturity securities:
Agency mortgage-backed: residential	$171	$167	$213	$203	$274	$259

At June 30, 2025 and 2024, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2025. At June 30, 2025, there were $1.1 million in securities with adjustable rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		Total Investment Portfolio
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
Available for sale securities:
Agency mortgage-backed: residential	$-	0.00%	$9,951	3.52%	$-	0.00%	$9,951	$9,757	3.52%
Held to maturity securities:
Agency mortgage-backed: residential	$-	0.00%	$171	3.25%	$-	0.00%	$171	$167	2.25%

Other Assets. Other assets at June 30, 2025 included bank owned life insurance policies with a carrying value of $3.0 million and $2.9 million at June 30, 2025 and 2024, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the FHLB. FHLB stock, at cost, totaled $4.0 million and $4.2 million at June 30, 2025 and 2024.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $277.6 million at June 30, 2025, increasing $21.4 million or 8.4% between the two periods. At June 30, 2025 the Company had $44.0 million in brokered certificates of deposit compared to $52.0 million at June 30, 2024.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
(in thousands)	2025	2024	2023
Certificate of deposit accounts	$199,575	$176,572	$137,315
Demand, transaction and savings accounts	77,988	79,567	88,994
Total	$277,563	$256,139	$226,309

The following table indicates at June 30, 2025, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The brokered certificates of deposit had a maximum face value of $100,000. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Certificates
(in thousands)	of Deposit
Maturity period:
Three months or less	$36,451
Over three months through six months	32,196
Over six months through twelve months	44,054
Over twelve months	27,338
Total	$140,039

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
(in thousands)	2025	2024	2023
Interest rate
0.01-0.99%	$11,796	$20,037	$44,302
1.00-1.99%	5,213	8,509	13,127
2.00-2.99%	1,497	1,081	1,826
3.00-3.99%	3,704	3,539	19,700
4.00-4.99%	168,365	51,341	58,360
5.00-5.99%	9,000	92,065	-
Total	$199,575	$176,572	$137,315

The following table sets forth the amount and maturities of certificate accounts at June 30, 2025.

	Amount Due
(in thousands)	Less than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years	Total	Percentage of Total Certificate Accounts
Interest rate
0.01-0.99%	$9,679	$2,069	$48	$-	$11,796	5.9%
1.00-1.99%	1,750	1,459	1,694	310	5,213	2.6%
2.00-2.99%	1,497	-	-	-	1,497	0.8%
3.00-3.99%	3,698	6	-	-	3,704	1.9%
4.00-4.99%	141,447	26,918	-	-	168,365	84.4%
5.00-5.99%	9,000	-	-	-	9,000	4.5%
Total	$167,071	$30,452	$1,742	$310	$199,575	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2025		2024		2023
(in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$13,301	0.00%	$14,733	0.00%	$13,308	0.00%
Interest-bearing demand	16,568	0.29%	17,108	0.19%	20,695	0.18%
Savings accounts	49,962	0.40%	53,128	0.41%	68,255	0.44%
Certificates of deposit	187,907	4.20%	160,431	3.62%	117,443	1.26%

The following table sets forth the deposit activities for the periods indicated.

	At June 30,
(in thousands)	2025	2024	2023
Beginning balance	$256,139	$226,309	$239,857
Increase (decrease) before interest credited	13,278	23,770	(15,359)
Interest credited	8,146	6,060	1,811
Net increase (decrease) in deposits	21,424	29,830	(13,548)
Ending balance	$277,563	$256,139	$226,309

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $42.8 million and $69.0 million at June 30, 2025 and 2024, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2025	2024	2023
Balance outstanding at end of period	$42,760	$68,988	$70,087
Maximum amount of advances outstanding at any month during the period	$70,359	$74,406	$83,489
Average advances outstanding during the period	$59,403	$66,426	$63,050
Weighted average interest rate during the period	4.63%	4.85%	3.32%
Weighted average interest rate at end of period	4.50%	4.58%	4.85%

Capital. Total shareholders’ equity totaled $48.4 million at June 30, 2025, an increase of $372,000 or 0.8%, compared to June 30, 20224. The increase was primarily due net earnings in the period as well as decreased accumulated other comprehensive loss.

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

At June 30, 2025, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note K-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2025 and 2024

General. Net earnings totaled $181,000 or $0.02 diluted earnings per share for the year ended June 30, 2025, compared to net loss of $1.7 million or $(0.21) per common share for the twelve months ended June 30, 2024.

Net income increased $1.9 million or 110.5% year to year primarily due to the lack of a non-cash goodwill impairment charge, increased net interest income, increased non-interest income, and decreased non-interest expenses, which were somewhat offset by increased income taxes and increased provision for loan losses.

While year-to-year comparisons are somewhat skewed by the goodwill impairment in the year ended June 30, 2024, management believes the most important development is the increase in net interest income, increasing from $6.9 million in the year ended June 30, 2024 to $8.3 million in the current year, an increase of $1.3 million or 19.1%. This increase is almost entirely the result of increased interest income as interest expense also continued to increase, although at a slower pace. In the final quarter of 2024, ending June 30, we saw interest expense begin to decline and expect that to continue as nearly all certificates of deposit on very low rates have repriced and with Federal Open Market Committee interest rate cuts in 2024 and 2025, rates on certificates of deposit and borrowings will likely continue to decline.

Interest Income. Total interest income for the fiscal year ended June 30, 2025 was $19.2 million, an increase of $3.0 million, or 18.2%, compared to the fiscal year ended June 30, 2024. The increase in interest income was due primarily to higher average rates earned on interest-earning assets, as well as higher average balances.

Interest income from loans increased $2.7 million or 18.2% to $17.7 million for the year ended June 30, 2025 due to both an increase in the average volume of the portfolio and the rate earned on it. The average balance of the loan portfolio increased $7.9 million or 2.4% to $333.5 million for the year just ended, while the average rate earned increased 71 basis points to 5.32% for the period. Loans are the largest component of our interest-earning assets.

Interest income from mortgage-backed securities decreased $74,000 to $301,000 for the recently ended fiscal year primarily due to an decrease in the volume of mortgage backed securities and slightly due the average rate earned decreasing eight basis points. Income from other interest-earning assets increased $305,000 and totaled $1.2 million for the recently ended fiscal year.

Interest Expense. Interest expense totaled $10.9 million for the fiscal year ended June 30, 2025, an increase of $1.6 million, or 17.4%, from fiscal 2024. The increase in interest expense resulted primarily from higher average interest rates of funding sources, although the average balance of funding increased period to period. Interest expense on deposits increased $2.1 million or 34.4% for the 2025 fiscal year due to a combination of the average balance of deposits increasing $23.8 million or 10.3% as well as the average rate paid on deposits increasing 57 basis points to 3.20%. Interest expense on certificates of deposit was the primarily responsible for the increase in interest expense on deposits for the year, increasing $2.1 million to $8.0 million for the twelve months ended June 30, 2025, primarily due to an increase in the average balance of certificates, increasing $27.5 million to $187.9 million, while the average rate paid on certificates also increased 58 basis points to 4.20% for the year just ended. While interest expense on interest-bearing demand deposits increased $16,000 or 50.0% due to the average rate paid increasing 10 basis points to 0.29%, interest expense on savings deposits decreased $17,000 or 7.9% as the average balance decreased $3 million or 6.0%.

Interest expense on FHLB borrowings decreased $473,000 or 14.7% and totaled $2.8 million for the fiscal year ended June 30, 2025. Interest expense on FHLB borrowings primarily decreased due to decreased average balances, decreasing $7.0 million or 10.6% to $59.4 million compared to fiscal 2024. The average rate paid on FHLB borrowings also decreased 22 basis points and averaged 4.63%.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses increased $1.3 million or 19.3% to $8.3 million for the 2025 year. As indicated on the following table, our net interest margin increased from 1.98% for the 2024 fiscal year to 2.28 % for the year just ended.

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

	2025			2024			2023
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$333,533	$17,742	5.32%	$325,588	$15,013	4.61%	$298,911	$11,814	3.95%
Mortgage-backed securities	9,046	301	3.33	10,999	375	3.41	13,516	453	3.35
Other securities	-	-	-	-	-	-	-	-	-
Other interest-earning assets	24,054	1,194	4.96	15,947	889	5.58	12,263	493	4.02
Total interest-earning assets	366,633	19,237	5.25	352,534	16,277	4.62	324,690	12,760	3.93
Less: ALLL	(2,145)			(1,969)			(1,612)
Noninterest-earning assets	12,570			12,399			12,038
Total assets	$377,058			$362,964			$335,116

Interest-bearing liabilities:
Demand deposits	$16,568	$48	0.29%	$17,108	$32	0.19%	$20,695	$38	0.18%
Savings	49,962	199	0.40	53,128	216	0.41	68,255	298	0.44
Certificates of deposit	187,907	7,899	4.20	160,431	5,812	3.62	117,443	1,475	1.26
Total deposits	254,437	8,146	3.20	230,667	6,060	2.63	206,393	1,811	0.88
Borrowings	59,403	2,750	4.63	66,426	3,223	4.85	63,050	2,091	3.32
Total interest-bearing liabilities	313,840	10,896	3.47	297,093	9,283	3.12	269,443	3,902	1.45
Noninterest-bearing demand deposits	13,301			14,733			13,308
Noninterest-bearing liabilities	2,036			1,775			935
Total liabilities	329,177			313,601			283,686

Shareholders’ equity	47,881			49,363			51,430
Total liabilities and shareholders’ Equity	$377,058			$362,964			$335,116
Net interest income/average yield		$8,341	1.78%		$6,994	1.49%		$8,858	2.48%

Net interest margin			2.28%			1.98%			2.73%

Average interest-earning assets to Average interest-bearing liabilities			116.82%			118.66%			120.51%

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

	Twelve months ended June 30, 2025			Twelve months ended June 30, 2024
	Increase (Decrease) Due to Changes In			Increase (Decrease) Due to Changes In
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$374	$2,355	$2,729	$1,116	$2,085	$3,201
Mortgage-backed securities	(65)	(9)	(74)	(86)	8	(78)
Other interest-earning assets	389	(84)	305	174	222	396
Total interest-earning assets	698	2,262	2,960	1,204	2,315	3,519

Interest-bearing liabilities:
Demand deposits	$(1)	$17	$16	$(7)	$1	$(6)
Savings	(13)	(4)	(17)	(63)	(19)	(82)
Certificates of deposit	1,078	1,009	2,087	705	3,632	4,337
Borrowings	(330)	(143)	(473)	117	1,015	1,132
Total interest-bearing liabilities	734	879	1,613	752	4,629	5,381
Increase (decrease) in net interest income	$(36)	$1,383	$1,347	$452	$(2,314)	$(1,862)

Provision for Credit Losses. A provision for credit losses on loans is charged to earnings to maintain the total allowance for credit losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $39,000 for losses on loans for the fiscal year ended June 30, 2025, an increase of $15,000, compared to a provision of $24,000 for fiscal 2024. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value. See discussion of Allowance for Credit Losses and Asset Quality above.

Non-interest Income. Non-interest income increased $249,000 or 99.2% to $500,000 for the fiscal year ended June 30, 2025, due primarily to an increase of $187,000 in net gains on sales of loans.

Non-interest Expense. Non-interest expense excluding goodwill impairment of $947,000 taken in fiscal year 2024 increased $330,000 or 4.0% in 2025 due to increased other non-interest expense, data processing fees, and outside service fees.

Other non-interest expense increased $186,000 or 33.8% and totaled $737,000 primarily due to increased legal expenses, in part due to the formal agreement between First Federal of Kentucky and the OCC. Data processing expense increased $157,000 or 30.4% and totaled $674,000 for the twelve months ended June 30, 2025 due to increased costs associated with the core processing system. Outside service fees increased $60,000 or 13.3% and totaled $511,000 for the twelve months ended June 30, 2025 due to additional third-parties used , in part due to the formal agreement between First Federal of Kentucky and the OCC.

Income Taxes. Income tax expense increased $296,000 or 123.8% from a benefit of $239,000 for the fiscal year ended 2024 to an expense of $57,000 in 2025. The increase in income tax expense was primarily related to higher overall earnings year to year. The effective income tax rate for the years ended June 30, 2025 and 2024 was 24.0% and 12.2%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period. At June 30, 2025 and June 30, 2024, cash and cash equivalents totaled $19.5 million and $18.3 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $9.8 million and $9.6 million at June 30, 2025 and 2024, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2025 we originated $52.3 million of loans, which was less than loan prepayments and repayments by $5.6 million. In fiscal 2024 we originated $69.2 million of loans, which exceeded loan prepayments and repayments by $19.8 million. During fiscal 2025 and 2024 proceeds from principal repayments on loans totaled $57.9 million and $49.4 million, respectively.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits increased $21.4 million for the year ended June 30, 2025, compared to a net increase of $29.8 million for the year ended June 30, 2024. We decreased FHLB advances by $26.2 million or 38.0% from June 30, 2024 to June 30, 2025. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. The Banks began using brokered deposits more in the latter part of the fiscal year 2024 and had $52.0 million at June 30, 2024 compared to $44.0 million in such deposits as of June 30, 2025. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages and multi-family residential mortgages owned by the Banks. See Note H-Advances from the Federal Home Loan Bank in Notes to Consolidated financial Statements. At June 30, 2025, the Banks had combined additional FHLB borrowing capacity of $71.0 million.

Commitments and Contractual Obligations

At June 30, 2025, we had $10.0 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2025 totaled $167.1 million, or 60.2% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2025. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2025, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Dividend Policy

The Company has historically paid a strong dividend. In order to do so, the Company has relied on a dividend waiver by First Federal MHC. Approximately 58.5% of the shares of Kentucky First Federal are held by First Federal MHC, a mutual holding company created in 2005. Under regulations of the Board of Governors of the Federal Reserve System mutual holding companies, who have waived their dividends prior to December 1, 2009, may continue to waive these dividends provided there is no objection by the Federal Reserve. This waiver action is conditioned on providing appropriate notice and absent the Federal Reserve’s determination that the waiver would be detrimental to the safe and sound operations of the Banks. First Federal MHC put the issue to a vote of the members August 2012 and each of the succeeding years since 2012 through 2023. Members of First Federal MHC voted in favor of the dividend waiver on all occasions and the Federal Reserve Bank of Cleveland subsequently approved the waiver of the dividends including an approval in 2023 that permitted First Federal MHC to waive the receipt of dividends for quarterly dividends up to $0.10 per common share through the third quarter of 2024.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Board of Directors and

Audit Committee of Kentucky First Federal Bancorp Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp (the Company) as of June 30, 2025 and 2024 and the related consolidated statement of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended June 30, 2025 and 2024, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024 and the results of its operations and its cash flows for the years ended June 30, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

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

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s estimate of the ACL included, but were not limited to, the following:

●	We tested the process for determining reserves on collectively evaluated loans including:

o	Evaluation of the appropriateness of management’s methodology.

o	Testing the completeness and accuracy of data utilized by management.

o	Evaluation of the relevance and reliability of information used by management in the development of the estimate.

o	Evaluation of reasonableness of significant assumptions used in the qualitative analysis.

o	We discussed the calculation and assumptions with the third party vendor and evaluated the reasonableness of assumptions and recalculated amounts for accuracy.

o	Evaluation of the reasonableness of qualitative adjustment factors, including consideration of whether the adjustments applied were reasonable given portfolio composition; relevant external factors, including economic conditions; and consideration of historical or recent experience and conditions and events affecting the Company.

/s/ Clark, Schaefer, Hackett & Co.

We have served as the Company’s auditor since 2024.

Cincinnati, Ohio

September 30, 2025

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2025 and 2024

(Dollar amounts in thousands, except per share data)

	2025	2024
ASSETS
Cash and due from financial institutions	$2,342	$1,913
Fed funds sold	8,577	703
Interest-bearing demand deposits	8,561	15,671
Cash and cash equivalents	19,480	18,287
Securities available-for-sale- at fair value	9,757	9,648

Securities held-to-maturity, at amortized cost-approximate fair value of $167 and $203 at June 30, 2025 and 2024, respectively	171	213
Loans held for sale	877	110
Loans, net of allowance for credit losses of $2,170 and $2,127 at June 30, 2025 and 2024, respectively	327,248	333,025
Real estate acquired through foreclosure	-	10
Office premises and equipment - at depreciated cost	4,211	4,267
Federal Home Loan Bank stock - at cost	3,980	4,230
Accrued interest receivable	1,438	1,169
Bank-owned life insurance	3,001	2,915
Goodwill	-	-
Prepaid income taxes	-	219
Prepaid expenses and other assets	1,048	875
Total assets	$371,211	$374,968
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings	$48,616	$47,390
Certificates of deposit	199,575	176,572
Demand deposit accounts	29,372	32,177
Deposits	277,563	256,139
Federal Home Loan Bank advances	42,760	68,988
Advances by borrowers for taxes and insurance	869	909
Accrued interest payable	949	176
Accrued income taxes	63	-
Deferred income taxes	30	113
Other liabilities	608	646
Total liabilities	322,842	326,971

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,891	34,891
Retained earnings - restricted	17,506	17,325
Treasury shares at cost, 509,349 common shares at June 30, 2025 and 2024, respectively	(3,969)	(3,969)
Accumulated other comprehensive loss	(145)	(336)
Total shareholders’ equity	48,369	47,997
Total liabilities and shareholders’ equity	$371,211	$374,968

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2025 and 2024

(Dollar amounts in thousands, except per share data)

	2025	2024
Interest income
Loans, including fees	$17,742	$15,013
Mortgage-backed securities	301	375
Interest-bearing deposits and other	1,194	889
Total interest income	19,237	16,277

Interest expense
Deposits	8,146	6,060
Borrowings	2,750	3,223
Total interest expense	10,896	9,283
Net interest income	8,341	6,994
Provision for credit losses	39	24
Net interest income after provision for loan losses	8,302	6,970

Non-interest income
Earnings on bank-owned life insurance	86	84
Net gains on sales of loans	201	14
Other	213	153
Total non-interest income	500	251

Non-interest expense
Employee compensation and benefits	4,846	4,989
Data processing	674	517
Occupancy and equipment	550	592
FDIC insurance premiums	253	238
Voice and data communications	136	122
Advertising	186	167
Outside service fees	511	451
Audit and accounting	354	344
Franchise and other taxes	132	108
Foreclosure and REO expense, net	88	89
Regulatory Assessments	97	66
Goodwill Impairment	-	947
Other non-interest expense	737	551
Total non-interest expense	8,564	9,181
Income (loss) before income taxes	238	(1,960)

Income tax expense (benefit)
Current	207	50
Deferred	(150)	(289)
Total income tax expense (benefit)	57	(239)

NET INCOME (LOSS)	$181	$(1,721)

EARNINGS (LOSS) PER SHARE
Basic and diluted	$0.02	$(0.21)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended June 30, 2025 and 2024

(Dollar amounts in thousands)

	2025	2024
Net income	$181	$(1,721)

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains on securities designated as available for sale during the year, net of taxes of $63 and $30 in 2025 and 2024, respectively	191	91
Comprehensive income (loss)	$372	$(1,630)

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2025 and 2024

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income (loss)	Total
Balance at June 30, 2024	$86	$34,891	$17,325	$-	$(3,969)	$(336)	$47,997
Net earnings	-	-	181	-	-	-	181
Other comprehensive income, net	-	-	-	-	-	191	191
Balance at June 30, 2025	$86	$34,891	$17,506	$-	$(3,969)	$(145)	$48,369

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income (loss)	Total
Balance at June 30, 2023	$86	$34,891	$20,130	$-	$(3,969)	$(427)	$50,711
Adoption of CECL, net of tax effect	-	-	(414)	-	-	-	(414)
Balance at July 1, 2024 after adoption of CECL	$86	$34,891	$19,716	$-	$(3,969)	$(427)	$50,297
Net loss	-	-	(1,721)	-	-	-	(1,721)
Other comprehensive income, net	-	-	-	-	-	91	91

Cash dividends of $0.20 per common share	-	-	(670)	-	-	-	(670)

Balance at June 30, 2024	$86	$34,891	$17,325	$-	$(3,969)	$(336)	$47,997

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2025 and 2024

(Dollar amounts in thousands)

	2025	2024
Cash flows from operating activities:
Net income (loss)	$181	$(1,721)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Goodwill impairment	-	947
Depreciation	201	234
Accretion of purchased loan discount	(33)	(97)
Amortization of discounts and premiums on investment securities, net	(20)	(25)
Amortization of deferred loan origination fees	(34)	(6)
Net gain on sale of loans	(201)	(14)
Net (gain) loss on real estate owned	3	(8)
Earnings on bank-owned life insurance	(86)	(84)
Provision for credit losses	39	24
Origination of loans held for sale	(7,595)	(892)
Proceeds from loans held for sale	7,029	796
Deferred income tax	(150)	(289)
Accrued income tax	63	-
Changes in:
Accrued interest receivable	(269)	(267)
Prepaid expenses and other assets	43	(208)
Accrued interest payable	773	106
Accounts payable and other liabilities	(30)	50
Net cash used in operating activities	(86)	(1,454)

Cash flows from investing activities:
Purchase of investments available for sale	(2,987)	-
Purchase of FHLB stock	(342)	(1,519)
Investment securities maturities, prepayments and calls:
Held to maturity	39	57
Available for sale	3,155	2,582
Proceeds from redemption of FHLB stock	592	1,912
Loans originated for investment, net of principal collected	5,808	(19,637)
Proceeds from sale of real estate owned	7	68
Additions to premises and equipment, net	(149)	(66)
Net cash provided (used) by investing activities	6,123	(16,603)

Cash flows from financing activities:
Net increase in deposits	21,424	29,830
Payments by borrowers for taxes and insurance, net	(40)	116
Proceeds from Federal Home Loan Bank advances	15,121	84,878
Repayments on Federal Home Loan Bank advances	(41,349)	(85,977)
Dividends paid on common stock	-	(670)
Net cash provided (used) by financing activities	(4,844)	28,177

Net increase in cash and cash equivalents	1,193	10,120

Beginning cash and cash equivalents	18,287	8,167

Ending cash and cash equivalents	$19,480	$18,287

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2025 and 2024

(Dollar amounts in thousands)

	2025	2024
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$15	$125

Interest on deposits and borrowings	$10,896	$9,177

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$-	$10

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2025 and 2024

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

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale, Mortgage Servicing Rights, and Lender Risk Account: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2025 and 2024 the Company had $877,000 and $110,000 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $15,000 and $17,000 during the years ended June 30, 2025 and 2024, respectively. The carrying value of the Company’s mortgage servicing rights totaled approximately $203,000 and $163,000 at June 30, 2025 and 2024, respectively. The fair value of the Company’s mortgage servicing rights totaled approximately $203,000 and $207,000 at June 30, 2025 and 2024, respectively.

The Company was servicing mortgage loans of approximately $25.3 million and $20.4 million that had been sold to the Federal Home Loan Bank at June 30, 2025 and 2024, respectively.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $54,000 and $3,000 for the fiscal years ended June 30, 2025 and 2024, respectively. Late fees and ancillary fees related to loan servicing are not material.

Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (“FHLB”) provide for the establishment of a Lender Reserve Account (“LRA”). The LRA consists of amounts withheld by FHLB from loan sale proceeds for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company, as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are reevaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment. The level of LRA held was $465,000 at June 30, 2025 and $331,000 at June 30, 2024.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for Credit Losses: The allowance for credit losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The Company uses the weighted average remaining maturity (WARM) method in calculating the allowance for credit losses. Historical charge off data combined with a peer group of similar banks within the region is used along with estimates of the weighted average life of the loan portfolio by concentration group. Qualitative factors are also used in calculating this estimate, which are factors that are estimated based on bank specific variables including local unemployment, concentrations in particular industries, reputation of the bank and more.

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

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At both June 30, 2025 and 2024, the Company had no fixed assets held for sale.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2020.

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $61.4 million and $135.8 million for the plan years ended June 30, 2025 and 2024, respectively. Our contributions for fiscal 2025 and 2024 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ age and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $390,000 and $439,000 for the fiscal years ended June 30, 2025 and 2024, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2025, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 82.02%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

The Company maintains an Employee Stock Ownership Plan (“ESOP”), a tax-qualified defined contribution stock bonus plan for all full-time employees of the Company and its subsidiaries who have completed one year of service and have attained the age of 21. In connection with the implementations of the ESOP, the company financed the purchase of the ESOP shares with a 20 year loan and each year during the term of the loan contributions were made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. The cost of the ESOP shares is shown as a reduction of stockholders’ equity. The loan was fully repaid during the year ended June 30, 2023. Vested shares of the Company common stock allocated to participant accounts are distributed to participants following their termination of employment. 226,313 shares of Company common stock were distributed from the ESOP as of June 30, 2025 and 2024, respectively.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The amounts contributed to the ESOP were $0 for both years 2025 and 2024 and no future expense for contributions is expected.

	For the fiscal year ended
	June 30,
	2025	2024
Allocated shares	110,660	110,660
Shares committed to be released	-	-
Unearned shares	-	-
Total ESOP shares	110,660	110,660

Fair value of unearned shares at end of period	$-	$-

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

	For the fiscal year ended
	June 30,
	2025	2024
Net income (loss) allocated to common shareholders, basic and diluted	$181,000	$(1,721,000)

EARNINGS PER SHARE	$0.02	$(0.21)

Weighted average common shares outstanding, basic and diluted	8,098,715	8,098,715

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2025 and 2024.

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

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2025 and 2024. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2025
Agency mortgage-backed: residential	$9,757	$-	$9,757	$-

2024
Agency mortgage-backed: residential	$9,648	$-	$9,648	$-

There were no transfers between levels 1 and 2.

There were no assets or liabilities measured at fair value on a nonrecurring basis at June 30, 2025 and 2024.

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

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities: (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The Company’s financial instruments at June 30, 2025 and 2024 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2025 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$19,480	$19,480			$19,480
Available-for-sale securities	9,757		$9,757		9,757
Held-to-maturity securities	171		171		171
Loans receivable - net	327,248			$319,432	319,432
Federal Home Loan Bank stock	3,980				n/a
Accrued interest receivable	1,438		1,438		1,438

Financial liabilities
Deposits	$277,563	$77,988	$199,603		$277,591
Federal Home Loan Bank advances	42,760		42,837		42,837
Advances by borrowers for taxes and insurance	869		869		869
Accrued interest payable	949		949		949

		Fair Value Measurements at
	Carrying	June 30, 2024 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$18,287	$18,287			$18,287
Available-for-sale securities	9,648		$9,648		9,648
Held-to-maturity securities	213		203		203
Loans receivable - net	333,025			$318,867	318,867
Federal Home Loan Bank stock	4,230				n/a
Accrued interest receivable	1,169		1,169		1,169

Financial liabilities
Deposits	$256,139	$79,567	$176,272		$255,839
Federal Home Loan Bank advances	68,988		68,122		68,122
Advances by borrowers for taxes and insurance	909		909		909
Accrued interest payable	176		176		176

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

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

18. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2025 and 2024 are summarized as follows:

(in thousands)	2025	2024
Outstanding principal, beginning of year	$979	$480
Changes in composition of related parties	-	338
Principal disbursed during the year	327	194
Principal repaid and refinanced during the year	(244)	(33)
Outstanding principal, end of year	$1,062	$979

Deposits from related parties held by the Company at June 30, 2025 and 2024 totaled $2.4 million and $1.7 million, respectively.

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

June 30, 2025 and 2024

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

21. Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

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

24. Operating Segments: The Company operates as a single reportable segment, which reflects the manner in which the Chief Executive Officer evaluates financial performance and allocates resources. The Chief Executive Officer reviews consolidated financial information, including total revenues, net interest income, noninterest income, and net income, to assess performance and make operating decisions.

As the Company operates in one segment, all significant segment expenses and other items are included in the consolidated financial statements. The following significant expense categories are regularly provided to the Chief Executive Officer and are included in the measure of segment profit and loss:

-	Interest expense
-	Provision for credit losses
-	Compensation and employee benefits
-	Occupancy and equipment
-	Technology and communications
-	Professional services

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company also considers the following other segment items in evaluating performance:

-	Income tax expense
-	Depreciation and amortization
-	Net gains/losses on securities and other financial instruments

No additional measures of segment profit or loss are used by the Chief Executive Officer. The Company does not allocate assets or liabilities to the segment for internal reporting purposes, and therefore such disclosures are not presented.

25. New Accounting Standards:

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements Not Yet Effective: In October 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-06 Disclosure Improvements - Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (ASU 2023-06). The amendments in this ASU are the result of FASB’s decision to incorporate into the Accounting Standards Codification certain disclosure requirements, referred by the SEC, for incremental information to US GAAP. Topics in the ASU that have applicability to the Company are (1) Statement of Cash Flows which requires an accounting policy disclosure in annual periods of where cash flows associated with derivative instruments and their related gains and losses are presented in the statement of cash flows, (2) Debt which requires disclosure of amounts and terms of unused lines of credit and unfunded commitments and the weighted-average interest rate on outstanding short-term borrowings, and (3) Derivatives and Hedging which adds cross-reference to disclosure requirements related to where cash flows associated with derivative instruments and their related gains and losses are presented in the statement of cash flows.

The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. If by June 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the related amendment will be removed from the Accounting Standards Codification and will not become effective for any entity. Management is reviewing the provisions of ASU 2023-06, and does not expect the adoption of the ASU to have a material effect on the Company’s financial statements.

In December 2023, FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). FASB issued ASU 2023-09 to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is to be applied on a prospective basis and is effective for annual periods beginning after December 15, 2024 with early adoption permitted. ASU 2023-09 will impact income tax disclosures, and the Company does not expect a material impact to the Company’s consolidated financial statements.

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this update require disclosure, in the notes to financial statements, of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period (1) the Company disclose the amounts of (a) employee compensation, (b) depreciation, and (c) intangible asset amortization included in each relevant expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed; (2) include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same disclosure as the other disaggregation requirements; (3) disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively; (4) disclose the total amount of selling expenses and, in annual reporting periods, the Company’s definition of selling expenses. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this update should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of this update or (2) retrospectively to any or all prior periods presented in the financial statements. Management is currently evaluating the update and does not expect adoption of the update to have a material effect on the Company’s financial position or results of operations.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements Adopted in Fiscal Year 2025: In November 2023, FASB issued ASU 2023-07 Segment Reporting (ASU 2023-07). The amendments in ASU 2023-07 apply to all public entities that are required to report segment information in accordance with FASB ASC Topic 280, Segment Reporting. The amendments in ASU 2023-07 are intended to improve reportable segment disclosure requirements primarily through requiring enhanced disclosures about significant segment expenses. The amendments require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss. Public entities are required to disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. In addition, public entities must provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by FASB ASC Topic 280, Segment Reporting in interim periods. The amendments clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s consolidated financial statements. The amendments require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Finally, the amendments require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in ASU 2023-07 and all existing segment disclosures in ASC Topic 280. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity that adopts ASU 2023-07 is required to apply the amendments retrospectively to all prior periods presented in the financial statements. Upon adoption of ASU 2023-07, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company adopted ASU 2023-07 on January 1, 2025 with little impact as currently the Company's financial service operations are aggregated into one reportable operating segment.

In November 2023, the FASB issued ASU 2023-07,Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update require annual and interim disclosures on significant segment expenses that are regularly provided to the chief operating decision maker and require annual and interim disclosures on “other segment items”, where the other segment items category is the difference between segment revenue less segment expense compared to the reported measure of segment profit or loss. In addition, the amendments require all annual disclosures that are currently required to be reported on an interim basis and require the disclosure of the title and position of the chief operating decision maker and how that position uses the information to assess segment performance and the allocation of resources. While the Company only has one reportable segment, the update requires public entities with a single segment to provide all segment disclosures under ASC 280. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within the fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 in the fiscal year ended June 30, 2025, and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2025 and 2024 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2025
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$9,950	$-	$193	$9,757

Held-to-maturity Securities
Agency mortgage-backed: residential	$171	$-	$4	$167

	2024
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$10,096	$-	$448	$9,648

Held-to-maturity Securities
Agency mortgage-backed: residential	$213	$-	$10	$203

At June 30, 2025, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no sales of securities during the fiscal year ended June 30, 2025 or 2024. At June 30, 2025 the Company had $6.7 million in available-for-sale mortgage-backed securities with gross unrealized losses of $173,000 that had been in an unrealized loss position for more than 12 months and $2.0 million in available-for-sale mortgage-backed securities with gross unrealized losses of $20,000 that had been in an unrealized loss position for less than 12 months. At June 30, 2024, the Company had $9.6 million in available-for-sale mortgage-backed securities with gross unrealized losses of $448,000 that had been in an unrealized loss position for more than 12 months and $0 in available-for-sale mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE B - SECURITIES (continued)

At June 30, 2025 the Company had $103,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $5,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months. At June 30, 2024 the Company had $213,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $10,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months.

Securities in an unrealized loss position as a percent of total securities were 88.8% at June 30, 2025 and 100% at June 30, 2024.

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

At both June 30, 2025 and 2024, pledged securities totaled $0.

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2025	2024
Residential real estate
One- to four-family	$251,338	$256,216
Multi-family	15,505	15,815
Construction	9,314	13,815
Land	1,508	964
Farm	3,023	1,169
Nonresidential real estate	31,698	34,308
Commercial and industrial	691	700
Consumer and other
Loans on deposits	813	819
Home equity	14,643	10,644
Automobile	134	117
Unsecured	751	585
	329,418	335,152
Allowance for credit losses	(2,170)	(2,127)
	$327,248	$333,025

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

The amounts above include net deferred loan fees of $149,000 and $288,000 as of June 30, 2025 and 2024.

The following tables present the amortized cost basis of collateral-dependent loans by portfolio class as of June 30, 2025 and June 30, 2024. The recorded investment in loans excludes accrued interest receivable due to immateriality.

June 30, 2025

(in thousands)	Amortized Cost Basis	Ending allowance on collateral- dependent loans
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$1,856	$
Nonresidential real estate	927		–
	$2,783		–

June 30, 2024

(in thousands)	Amortized Cost Basis	Ending allowance on collateral- dependent loans
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,674	$–
Nonresidential real estate	1,925	–
Commercial and industrial	–	–
	$4,599	–

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2025 and 2024. The company reported $136,000 and $175,000 in loans acquired with deteriorated credit quality at June 30, 2025 and 2024, respectively.

June 30, 2025:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$1,720	$136	$1,856	$-
Nonresidential real estate	927	-	927	-
	2,647	136	2,783	-
Loans collectivelly evaluated for impairment:
Residential real estate
One- to four-family			$249,482	$1,690
Multi-family			15,505	86
Construction			9,314	70
Land			1,508	24
Farm			3,023	16
Nonresidential real estate			30,771	230
Commercial and industrial			691	7
Consumer and other
Loans on deposits			813	-
Home equity			14,643	36
Automobile			134	1
Unsecured			751	10
			326,635	2,170
			$329,418	$2,170

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

The following table presents impaired loans by class of loans as of and for the years ended June 30, 2025 and 2024:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

June 30, 2025:

With no related allowance recorded:
Residential real estate
One- to four-family	$1,856	$-	$1,873	$91	$91
Nonresidential real estate	927	-	1,181	38	38
	$2,783	$-	$3,054	$129	$129

June 30, 2024:

With no related allowance recorded:
Residential real estate
One- to four-family	$2,849	$-	$3,146	$104	$104
Nonresidential real estate	1,925	-	1,893	54	54
Consumer and other
Home equity	-	-	89	-	-
	$4,774	$-	$5,128	$158	$158

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

The following tables present the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of June 30, 2025 and 2024. The tables include loans acquired with deteriorated credit quality. At June 30, 2025, the table below includes approximately $134,000 of loans on nonaccrual and no loans past due over 89 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2024, approximately $175,000 of loans on nonaccrual and no loans past due over 89 days and still accruing represent such loans. At both June 30, 2025 and 2024, there is $0 in allowance for credit loss for nonaccrual loans as the loans have been charged off to reflect the fair value of the underlying collateral.

	June 30, 2025		June 30, 2024
(in thousands)	Nonaccrual	Loans Past Due Over 89 Days Still Accruing	Nonaccrual	Loans Past Due Over 89 Days Still Accruing

Residential real estate
One- to four-family	$1,924	$592	$2,678	$221
Construction	291	-	-	-
Nonresidential real estate	927	-	969	-
Consumer and other
Unsecured	131	-	-	28
	$3,273	$592	$3,647	$249

One- to four-family loans in process of foreclosure totaled $213,000 and $926,000 at June 30, 2025 and 2024, respectively.

Troubled Debt Restructurings:

Prior to the adoption of ASC 326 a Troubled Debt Restructuring (“TDR”) was the situation where the Bank granted a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

There were no loans modified to borrowers experiencing financial difficulty during the year ended June 30, 2025 or June 30, 2024.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

The following tables present the aging of the principal balance outstanding past due loans as of June 30, 2025 and 2024, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2025, the table below includes no loans past due that were acquired with deteriorated credit quality, while at June 30, 2024, the table below includes $28,000 in loans 30-59 days past due and approximately $33,000 of loans past due over 89 days of such loans.

June 30, 2025:

(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$3,731	$687	$1,000	$5,418	$245,920	$251,338
Multi-family	-	246	-	246	15,259	15,505
Construction	127	-	291	418	8,896	9,314
Land	-	-	-	-	1,508	1,508
Farm	-	-	-	-	3,023	3,023
Nonresidential real estate	1,704	25	-	1,729	29,969	31,698
Commercial and industrial	-	-	-	-	691	691
Consumer and other
Loans on deposits	-	-	-	-	813	813
Home equity	-	-	-	-	14,643	14,643
Automobile	-	-	-	-	134	134
Unsecured	23		-	23	728	751
	$5,585	$958	$1,291	$7,834	$321,584	$329,418

June 30, 2024:

(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$4,517	$847	$1,080	$6,444	$249,772	$256,216
Multi-family	-	-	-	-	15,815	15,815
Construction	1,085	60	-	1,145	12,670	13,815
Land	55	-	-	55	909	964
Farm	-	-	-	-	1,169	1,169
Nonresidential real estate	840	-	-	840	33,468	34,308
Commercial and industrial	4	-	-	4	696	700
Consumer and other
Loans on deposits	-	-	-	-	819	819
Home equity	-	-	28	28	10,616	10,644
Automobile	-	-	-	-	117	117
Unsecured	14	-	-	14	571	585
	$6,515	$907	$1,108	$8,530	$326,662	$335,152

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2025, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

							Revolving
(in thousands)	Term Loans Amortized Cost by Origination Fiscal Year						Loans Amortized
As of June 30, 2025	2025	2024	2023	2022	2021	Prior	Cost Basis	Total
Residential real estate:
One- to four-family
Risk Rating:
Pass	$30,263	$30,777	$46,914	$40,661	$38,891	$59,027	$-	$246,533
Special mention	-	-	-	-	-	96	-	96
Substandard	345	194	-	--	350	3,820	-	4,709
Doubtful	-	-	-	-	-	-	-	-
Total	$30,608	$30,971	$46,914	$40,661	$39,241	$62,943	$-	$251,338

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Multi-family
Risk Rating:
Pass	$1,185	$395	$5,840	$5,226	$1,202	$1,657	$-	$15,505
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$1,185	$395	$5,840	$5,226	$1,202	$1,657	$-	$15,505

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction
Risk Rating:
Pass	$5,241	$3,392	$282	$-	$108	$-	$-	$9,023
Special mention	-	-	-	-	-	-	-	-
Substandard	-	291	-	-	-	-	-	291
Doubtful	-	-	-	-	-	-	-	-
Total	$5,241	$3,683	$282	$-	$108	$-	$-	$9,314

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Land
Risk Rating:
Pass	$355	$581	$288	$207	$49	$-	$-	$1,480
Special mention	-	-	-	-	-	-	-	-
Substandard	28	-	-	-	-	-	-	28
Doubtful	-	-	-	-	-	-	-	-
Total	$383	$581	$288	$207	$49	$-	$-	$1,508

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Farm
Risk Rating:
Pass	$2,510	$-	$-	$212	$-	$301	$-	$3,023
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$2,510	$-	$-	$212	$-	$301	$-	$3,023

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Nonresidential real estate
Risk Rating:
Pass	$2,662	$7,245	$1,169	$2,360	$2,822	$13,937	$-	$30,195
Special mention	25	-	-	-	-	551	-	576
Substandard	-	-	722	-	-	205	-	927
Doubtful	-	-	-	-	-	-	-	-
Total	$2,687	$7,245	$1,891	$2,360	$2,822	$14,693	$-	$31,698

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial and industrial
Risk Rating:
Pass	$545	$130	$16	$-	$-	$-	$-	$691
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$545	$130	$16	$-	$-	$-	$-	$691

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Share Loans
Risk Rating:
Pass	$138	$57	$81	$-	$6	$531	$-	$813
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$138	$57	$81	$-	$6	$531	$-	$813

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Home Equity
Risk Rating:
Pass	$-	$-	$-	$-	$-	$-	$14,643	$14,643
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$-	$14,643	$14,643

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Auto
Risk Rating:
Pass	$69	$40	$2	$18	$1	$4	$-	$134
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$69	$40	$2	$18	$1	$4	$-	$134

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Unsecured
Risk Rating:
Pass	$340	$52	$17	$21	$161	$29	$-	$620
Special mention	-	-	-	-	-	-	-	-
Substandard	131	-	-	-	-	-	-	131
Doubtful	-	-	-	-	-	-	-	-
Total	$471	$52	$17	$21	$161	$29	$-	$751

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

As of June 30, 2025, and 2024, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2025:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$246,533	$96	$4,709	$-
Multi-family	15,505	-	-	-
Construction	9,023	-	291	-
Land	1,480	-	28	-
Farm	3,023	-	-	-
Nonresidential real estate	30,195	576	927	-
Commercial and industrial	691	-	-	-
Consumer and other
Loans on deposits	813	-	-	-
Home equity	14,643	-	-	-
Automobile	134	-	-	-
Unsecured	620	-	131	-
	$322,660	$672	$6,086	$-

June 30, 2024:

(in thousands)	Pass	Special Mention	Substandard	Doubtful

Residential real estate
One- to four-family	$250,485	$667	$5,064	$-
Multi-family	15,815	-	-	-
Construction	13,815	-	-	-
Land	936	-	28	-
Farm	1,169	-	-	-
Nonresidential real estate	32,253	130	1,925	-
Commercial and industrial	700	-	-	-
Consumer and other
Loans on deposits	819	-	-	-
Home equity	10,490	-	154	-
Automobile	117	-	-	-
Unsecured	585	-	-	-
	$327,184	$797	$7,171	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2025 and 2024:

June 30, 2025:

(in thousands)	Beginning Balance June 30, 2024	Provision for (recovery of) credit losses on loans	Loans charged off	Recoveries	Credit Losses for Unfunded Liabilities	Ending balance
Residential real estate
One- to four-family	$1,661	$29	$-	$-	$-	$1,690
Multi-family	100	(14)	-	-	-	86
Construction	122	(49)	-	-	(3)	70
Land	28	(4)	-	-	-	24
Farm	4	12	-	-	-	16
Nonresidential real estate	192	38	-	-	-	230
Commercial and industrial	3	4	-	-	-	7
Consumer and other
Loans on deposits	-	-	-	-	-	-
Home equity	14	15	-	7	-	36
Automobile	-	1	-	-	-	1
Unsecured	3	7	-	-	-	10
	$2,127	$39	$-	$7	$(3)	$2,170

June 30, 2024:

(in thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326	Provision for (recovery of) credit losses on loans	Loans charged off	Recoveries	Credit Losses for Unfunded Liabilities	Ending balance
Residential real estate
One- to four-family	$857	$740	$1,597	$82	$(18)	$-	$-	$1,661
Multi-family	278	(145)	133	(33)	-	-	-	100
Construction	41	97	138	(12)	-	-	(4)	122
Land	1	14	15	13	-	-	-	28
Farm	4	2	6	(2)	-	-	-	4
Nonresidential real estate	405	(221)	184	8	-	-	-	192
Commercial and industrial	23	(18)	5	(2)	-	-	-	3
Consumer and other
Loans on deposits	1	(1)	-	-	-	-	-	-
Home equity	23	28	51	(31)	(8)	4	(2)	14
Automobile	-	1	1	(1)	-	-	-	-
Unsecured	1	-	1	2	-	-	-	3
	$1,634	$497	$2,131	$24	$(26)	$4	$(6)	$2,127

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $25,000 and $25,000, at June 30, 2025 and 2024, respectively, was as follows:

(in thousands)	2025	2024
Residential real estate
One- to four-family	$134	$175

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2025	2024
Balance at beginning of year	$260	$294
Accretion of income	(33)	(34)
Balance at end of year	$227	$260

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2025 or 2024, nor were any allowance for loan losses reversed during those years.

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2025	2024
Balance at beginning of year	$10	$70
Loans transferred to real estate owned	-	10
Disposals	10	70
Balance at end of year	$-	$10

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2025	2024
Land	$1,516	$1,516
Buildings and improvements	6,933	6,818
Furniture & equipment	2,265	2,236
	10,714	10,570
Less: accumulated depreciation	6,503	6,303
Balance at end of year	$4,211	$4,267

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

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

NOTE G - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2025	2024
Non-interest bearing checking accounts	$11,805	$15,428
Interest bearing transaction accounts
Checking accounts	17,567	16,749
Savings Accounts	43,001	39,221
Money market demand deposits	5,615	8,169
Total interest bearing transaction accounts	66,183	64,139
Total demand, transaction and passbook deposits	77,988	79,567
Certificates of deposit	199,575	176,572
Total deposits	$277,563	$256,139

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2025
2026	$166,788
2027	28,861
2028	3,332
2029	269
2030 and thereafter	325
$199,575

At June 30, 2025 and 2024, the Company had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $34.6 million and $21.0 million, respectively. Brokered certificates of deposit totaled $44.0 million at June 30, 2025 compared to 52.0 million at June 30, 2024.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE H - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2025 and 2024 by pledges of collateral composed of first mortgage residential and multi-family loans totaling $206.9 million and $200.5 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

(in thousands)	2025
2026	$7,694
2027	20,017
2028	15,019
2029	19
2030	11
$42,760

At June 30, 2025 interest rates for advances were fixed ranging from 2.11% to 5.14%, with a weighted-average interest rate of 4.50%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $71.0 million as of June 30, 2025. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2025, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $9.4 million. First Federal Savings Bank of Kentucky at June 30, 2025, had a $2.0 million Fed Funds line of credit with the Independent Correspondent Bankers’ Bank.

NOTE I - INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2025 and 2024, as follows:

(in thousands)	2025	2024
Income tax expense (benefit) at the statutory rate	$54	$(411)
Increase (decrease) resulting from:
Cash surrender value of life insurance	(18)	(18)
State income tax expense (benefit)	13	(30)
Goodwill Impairment	-	199
Other	8	21
	$57	$(239)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE I - INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2025	2024
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$542	$531
Unfunded Commitments	15	14
Accrued expenses	45	44
Fair value accounting adjustments at acquisition	63	71
Nonaccrued interest on loans	105	115
Unrealized loss on available-for-sale securities	48	112
Depreciation	86	82
Net operating loss carryforwards	45	107
Total deferred tax assets	949	1,076

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(269)	(344)
Deferred loan origination costs	(24)	(57)
Loan servicing rights	(51)	(41)
Accrual to cash adjustment	(101)	(216)
Fair value accounting adjustments on acquisition	(534)	(535)
Total deferred tax liabilities	(979)	(1,193)
Net deferred tax liability	$(30)	$(117)

The Company has federal and state net operating loss carryforward of $0 and $1.1 million at June 30, 2025 and $130,000 and $1.9 million at June 30, 2024, respectively. $240,000 of the state net operating loss expires in June of 2038, while the remaining $900,000 state net operating loss is carried forward indefinitely

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2025 include approximately $5.2 million for which federal and state income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2025.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE J - LOAN COMMITMENTS (continued)

At June 30, 2025 and 2024, the Banks had the following outstanding loan commitments:

	2025		2024
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$-	$17,614	$-	$14,965
Commitments to fund real estate construction loans	-	8,985	-	10,272
Other unused commitments:
Commercial and industrial loans	29	287	90	370
Other	122	632	460	741
Letters of credit	-	310	-	212

Commitments to make loans are generally made for periods of 60 days or less. There were no fixed rate loan commitments to fund real estate construction loans at June 30, 2025. Other unused commitments include real estate loan commitments, which represent the primary loans made by the Banks. Long-term, fixed rate mortgage loans are usually sold to the FHLB, as part of the Company’s interest rate risk strategy.

At June 30, 2025 and 2024, we have recorded a liability on unfunded commitments of $59,000 and $60,000, respectively

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

In August 2024, First Federal of Kentucky entered into an Agreement with the OCC. The OCC has also imposed individual minimum capital requirements (“IMCRs”) which require First Federal of Kentucky to achieve and maintain capital levels in excess of the minimum capital standards required under OCC’s Prompt Corrective Action framework. Under the IMCRs, First Federal of Kentucky must achieve and maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. At June 30, 2025, First Federal of Kentucky exceeded the requirements of the IMCRs as its common equity tier 1 capital ratio was 16.83%, its tier 1 capital ratio was 16.83%, its total capital ratio was 16.83%, and its leverage ratio was 9.97%.

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

In August 2024, First Federal of Kentucky entered into an Agreement with the OCC. The OCC has also imposed IMCRs which require First Federal of Kentucky to achieve and maintain capital levels in excess of the minimum capital standards required under OCC’s Prompt Corrective Action framework. Under the IMCRs, First Federal of Kentucky must achieve and maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. At June 30, 2025, First Federal of Kentucky exceeded the requirements of the IMCRs as its common equity tier 1 capital ratio was 16.83%, its tier 1 capital ratio was 16.83%, its total capital ratio was 16.83%, and its leverage ratio was 9.97%.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE K - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

The Company’s and Banks’ regulatory capital as of June 30, 2025 and 2024 is presented in the following table.

	Actual		For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:

June 30, 2025
Kentucky First Federal Bancorp	$48,514	12.9%	$33,935	9.0%
First Federal Savings and Loan Association of Hazard	$17,921	20.7%	$7,775	9.0%
First Federal Savings Bank of Kentucky	$29,399	10.0%	$26,545	9.0%

June 30, 2024
Kentucky First Federal Bancorp	$48,333	13.3%	$32,667	9.0%
First Federal Savings and Loan Association of Hazard	$18,191	20.4%	$8,009	9.0%
First Federal Savings Bank of Kentucky	$29,063	10.2%	$25,629	9.0%

As of June 30, 2025 and 2024, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that managements believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp.

Dividends of $0 and $950,000 were waived in fiscal years ended June 30, 2025 and 2024 respectively.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2025 and 2024

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the fiscal years ended June 30, 2025 and 2024.

(in thousands)	2025	2024
ASSETS
Interest-bearing deposits in First Federal of Hazard	$503	$50
Interest-bearing deposits in First Federal of Kentucky	11	319
Investment in First Federal of Hazard	17,860	18,042
Investment in Frankfort First	29,376	28,960
Prepaid expenses and other assets	570	655
Total assets	$48,320	$48,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$-	$29
	-	29
Shareholders’ equity	48,320	47,997
Total liabilities and shareholders’ equity	$48,320	$48,026

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2025 and 2024

(in thousands)	2025	2024
Income
Interest income	$2	$3
Dividends from First Federal of Hazard	453	-
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	(273)	(29)
Dividends from Frankfort First	-	-
Equity in undistributed (excess distributed) earnings of Frankfort First	316	(1,291)
Total income	498	(1,317)
Non-interest expenses	462	510
Earnings (loss) before income taxes	36	(1,827)
Income tax expense (benefit)	(96)	(106)
Net income (loss)	132	(1,721)
Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding losses on securities designated as available-for-sale during the year, net of taxes of $63 and $30 in 2025 and 2024, respectively	191	91
	323	$(1,630)

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2025 and 2024

NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2025 and 2024

(in thousands)	2025	2024
Cash flows from operating activities:
Net income (loss) for the year	$132	$(1,721)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings from consolidated subsidiaries	(43)	1,320
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	85	333
Other liabilities	(29)	(23)
Net cash provided (used) by operating activities	145	(91)

Cash flows from financing activities:
Dividends paid on common stock	-	(670)
Net cash used in financing activities	-	(670)
Net increase (decrease) in cash and cash equivalents	145	(761)
Cash and cash equivalents at beginning of year	369	1,130
Cash and cash equivalents at end of year	$514	$369

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster

Shannon Ackerman	Loan Servicing
Lesa Asbery	Customer Service Leader
Lyndi Baker	Customer Service Leader
Brenda Baldwin	Financial analyst
Melissa Banta	Vice President Human Resources
Chase Barnett	Vice President Loan Officer
Phyllis Bryant	Customer Service Rep
Kelsey Carter	Customer Service Leader
Katresha Clay	Customer Service Rep
Andrea Cline	Accounting Assistant
Lisa Craig	Vice President Deposit Operations
Tracie Crawley	Digital Banking Coordinator
Becky Crowe	Customer Service Leader
Deryl Curtis	Loan Servicing Specialist
Cortney Dillingham	Vice President Chief Credit Officer
Betty Doolin	Audit Coordinator for Kentucky First Federal Bancorp
Julie Driskell	Loan Officer/Loan Coordinator
Tyler Eades	Vice President/Chief Financial Officer of Kentucky First Federal
Bancorp and Chief Financial Officer of First Federal of Hazard
Diana Eads	Customer Service Leader
Dalya Edmonds	Customer Service Rep
Tiffaney Elliott	Chief Operating Officer Danville-Lancaster and Chief Financial
Officer of First Federal of Kentucky
Jamey Ensley	Information Technology
Debra Freeman	Customer Service Leader/Training Coordinator
Stacey Greenawalt	Vice President Head of Residential Lending
Bernice Harrod	Assistant Vice President Loan Processing Coordinator
Melissa Harrod	Customer Service Rep
Karen Hatfield	Assistant Vice President/Customer Service Leader
Ronald Howard	Vice President/Chief Lancaster Market Officer
Brittany Hulette	Accounting Assistant
Teresa Hulette	Executive Vice President
Don Jennings	Chief Executive Officer

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster, continued

Eve Ann Jones	Customer Service Rep/Marketing Assistant
Sara Mack	Accounting Department Coordinator
Christy McConnell	Loan Processor
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Christina Miller	Customer Service Rep
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Carolyn Mulcahy	Assistant Vice President/Administrative Assistant
Jeanie Murphy	Loan Servicing Specialist
Jennifer Nelson	Customer Service Rep
Beth Palk	Deposit Development Officer
Megan Prather	Loan Assistant
Lavenna Quire	Vice President/Loan Officer
David Semones	Security Officer/Loan Assistant
Cynthia Shank	Customer Service Rep
Jenny Stump	Loan Processor
Yvonne Thornberry	Loan Servicing
Mike Ware	Vice President/Information Technology Manager
Samantha West	Customer Service Rep
Jennifer Whalen	Vice President/Loan Officer

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Carlen Dixon	Vice President/Loan Officer/Information Technology
Ava Dixon	Customer Service Rep
Jamie Haynes	Assistant Vice President/Treasurer
Melissa Matthews	Customer Service Rep
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections/Loan Officer
Jessica Watts	Vice President/Secretary/Loan Administration

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

Walter G. Ecton, Jr., Attorney and principal of Ecton, Murphy and Shannon, PLLC

Lou Ella Farler, former President and CEO of First Federal Savings and Loan Association of Hazard

David R. Harrod, CPA, principal of Harrod and Associates, PSC

R. Clay Hulette, CPA, retired CFO of Kentucky First Federal Bancorp

Don D. Jennings, President, Kentucky First Federal Bancorp

William H. Johnson, former Danville/Lancaster area President, First Federal Savings Bank of Kentucky

First Federal Savings and Loan Association of Hazard Board of Directors:

Stephen G. Barker	Jaime Coffey	Walter G. Ecton, Jr.
Lou Ella Farler, Chair	Chris Gooch

First Federal Savings Bank of Kentucky Board of Directors:

Russell M. Brooks	J. Mark Goggans	David R. Harrod
R. Clay Hulette	Don D. Jennings, Chairman	William H. Johnson
Yvonne Y. Morley	Jerry M. Purcell	Mark Stamper
Virginia R.S. Stump

Special Counsel	Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue NW Suite 200
Washington, DC 20004

Transfer Agent and Registrar	EQ formerly known as American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 18, 2025 at 4:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2025, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 18, 2025 ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Tyler Eades	tyler.eades@ffsbky.bank
(502) 223-1638 or 1-888-818-3372 216 W Main St PO Box 535 Frankfort, KY 40602