Form 10-K, Exhibit 13
period 2026-06-30
Kentucky First Federal Bancorp
filed 2026-09-28
CIK 1297341

Exhibit 13

Parent company of

First Federal Savings and Loan Association of Hazard

and

First Federal Savings Bank of Kentucky

2026

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

MARKET INFORMATION

The Company’s common stock began trading under the symbol “KFFB” on the Nasdaq National Market on March 3, 2005. There are currently 8,086,715 shares of common stock outstanding and approximately 473 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

Fiscal 2026	High	Low	Dividends Per Share
First quarter	$3.97	$2.86	$-
Second quarter	4.97	2.97	-
Third quarter	4.98	4.18	-
Fourth quarter	5.48	$4.19	-

Fiscal 2025	High	Low	Dividends Per Share
First quarter	$3.50	$2.51	$-
Second quarter	3.62	2.50	-
Third quarter	3.49	2.75	-
Fourth quarter	3.07	1.96	-

i

ii

Dear Shareholder:

We are pleased to present the 2026 Annual Report for Kentucky First Federal Bancorp and encourage you to read both the Annual Report and Proxy Statement. We also encourage you to vote and, if possible, attend our annual meeting on November 17, 2026, as we return to The Challenger Center on the campus of Hazard Community and Technical College for this year’s meeting. The location is One Community College Drive in Hazard, KY.

At our 2025 Annual Meeting of Shareholders we expressed our gratitude to you, our shareholders, for your patience and belief in a simple, timeless model: take care of your community, stay safe and sound, and good things follow. Good things indeed have followed that moment as we celebrate several milestones.

During the 2026 year our assets repriced favorably and our cost of funds continued to decline, which resulted in net interest margin of 3.07%. Non-interest income year-to-year increased nearly 26%, while non-interest expense increased only about 5% during the same timeframe.

The Office of the Comptroller of the Currency, the primary regulator of First Federal of Kentucky, terminated its formal agreement. We were pleased to have the Agreement terminated in less than 20 months and appreciated the recognition of our team’s achievements. We will continue the efforts which resulted in the termination of the agreement, which include for both banks the reduced reliance on non-core funding, diversification of our income streams, shifting more of our lending into the secondary market to reduce interest rate risk and increase non-interest income, and to equip the banks to compete in broader banking areas to include commercial lending, commercial deposits, and public deposits.

Our profitability improvement made it possible for us to return to a position to declare a dividend, which we deem to be very important. And finally, the share price increased from a low of $2.86 in the first quarter of the fiscal year to a high of $5.48 in the fourth quarter.

As always, we request that our shareholders remember that our banks would appreciate consideration for all of your loan and deposit needs.

Sincerely,

R. Clay Hulette

Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Selected Financial Condition Data

	At June 30,
(Dollars in thousands)	2026	2025	2024	2023	2022
Total assets	$362,398	$371,211	$374,968	$349,022	$328,080
Cash and cash equivalents	16,485	19,480	18,287	8,167	25,823
Time deposits	-	-	-	-	-
Securities held to maturity	134	171	213	274	339
Securities available for sale	10,906	9,757	9,648	12,080	10,477
Loans, net	319,428	327,248	333,025	313,807	274,583
Deposits	260,832	277,563	256,139	226,309	239,857
Federal Home Loan Bank advances	48,592	42,760	68,988	70,087	34,066
Shareholders’ equity	50,294	48,369	47,997	50,711	52,025
Allowance for credit losses	2,257	2,170	2,127	1,634	1,529
Nonperforming loans (90 days delinquent and nonaccrual)	2,569	3,865	3,896	4,701	5,819

Selected Financial Condition Data

	Year Ended June 30,
(Dollars in thousands, except share data)	2026	2025	2024	2023	2022
Total interest income	$20,792	$19,237	$16,277	$12,758	$10,914
Total interest expense	9,681	10,896	9,283	3,902	1,754
Net interest income	11,111	8,341	6,994	8,856	9,160
Credit loss expense (benefit)	237	39	24	113	(60)
Net interest income after provision for losses on loans	10,874	8,302	6,970	8,743	9,220
Total non-interest income	629	500	251	302	515
Goodwill impairment	-	-	947	-	-
Total non-interest expenses	8,999	8,564	8,234	7,818	7,668
Income (loss) before income taxes	2,504	238	(1,960)	1,227	2,067
Income taxes (benefit)	595	57	(239)	294	477
Net income (loss)	$1,909	$181	$(1,721)	$933	$1,590
Net earnings (loss) per share-basic and diluted	$0.24	$0.02	$(0.21)	$0.11	$0.19
Cash dividends declared per common share	$-	$-	$0.20	$0.40	$0.40

Selected Financial Ratios and Other Data (1)

	Year Ended June 30,
	2026	2025	2024	2023	2022
Performance Ratios:
Return on average assets (net income (loss) divided by average total assets)	0.51%	0.05%	-0.47%	0.28%	0.47%
Return on average equity (net income (loss) divided by average equity)	3.88%	0.38%	-3.49%	1.81%	3.04%
Interest rate spread (combined weighted average interest rate earned less combined weighted average interest rate cost)	2.61%	1.78%	1.49%	2.48%	2.68%
Net interest margin (net interest income divided by average interest-earning assets)	3.07%	2.28%	1.98%	2.73%	2.81%
Ratio of average interest-earning assets to average interest-bearing liabilities	117.32%	116.82%	118.66%	120.50%	122.95%
Ratio of total general administrative and other expenses to average total assets	2.42%	2.27%	2.53%	2.33%	2.28%
Efficiency ratio [1]	76.65%	96.87%	126.72%	86.43%	78.77%
Dividend payout ratio [2]	N/A	N/A	-38.99%	146.09%	87.67%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans at end of period [3]	0.80%	1.17%	1.16%	1.49%	2.11%
Nonperforming assets as a percent of total assets at the end of period	0.71%	1.04%	1.04%	1.37%	1.78%
Allowance for credit losses as a percent of total loans at end of period	0.70%	0.66%	0.63%	0.52%	0.55%
Allowance for credit losses as a percent of total nonperforming loans at end of period	87.86%	56.14%	54.59%	34.76%	26.28%
Credit loss expense (benefit) to total loans	0.07%	0.01%	0.01%	0.04%	-0.02%
Net charge-offs to average loans outstanding	0.05%	0.00%	0.01%	0.00%	0.01%

Capital Ratios:
Average equity to average assets	13.23%	12.70%	13.60%	15.35%	15.53%
Shareholders’ equity to total assets at end of period	13.88%	13.03%	12.80%	14.53%	15.86%

Consolidated Regulatory Capital Ratios:
Common equity Tier 1	N/A	N/A	N/A	N/A	N/A
Tier 1 (core) capital to risk-weighted assets	N/A	N/A	N/A	N/A	N/A
Total capital to risk-weighted assets	N/A	N/A	N/A	N/A	N/A
Tier 1 leverage capital to average assets	N/A	N/A	N/A	N/A	N/A
Community Bank Leverage Ratio	13.56%	12.99%	13.32%	15.02%	15.21%

Number of banking offices	7	7	7	7	7

[1]	Efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and total non-interest income.

[2]	Represents dividends paid as a percent of net (loss) earnings. Dividends paid does not include dividends waived by First Federal MHC.

[3]	Nonperforming loans consist of nonaccrual loans, accruing loans greater than 90 days delinquent, and restructured loans not performing according to their revised terms, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

References in this Annual Report to “we,” “us,” and “our” refer to Kentucky First Federal Bancorp and where appropriate, collectively to Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Kentucky.

Forward-Looking Statements

Certain statements contained in this report, as well as other periodic reports filed with the Securities and Exchange Commission, that are not historical facts are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

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

Regulatory Developments Regarding First Federal of Kentucky

On August 13, 2024, First Federal of Kentucky entered into a formal written agreement (the “Agreement”) with the OCC (the “OCC”), First Federal of Kentucky’s primary federal banking regulator, which became effective as of the same date. On February 19, 2026, the OCC published notification that it has terminated the Agreement. As a result of the termination of the Agreement, First Federal of Kentucky is no longer considered to be in “troubled condition” pursuant to 12 C.F.R. § 5.51(c)(7)(ii) and is an “eligible savings association” for purposes of 12 C.F.R. § 5.3.

In addition to terminating the Agreement, the OCC also lifted the individual minimum capital requirements imposed on First Federal of Kentucky in connection with the Agreement. For additional information, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2026.Under the terms of the Agreement, First Federal of Kentucky was required to take the following actions:

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

The Agreement required First Federal of Kentucky’s Board to (i) ensure that First Federal of Kentucky timely adopts and implements all corrective actions required by the Agreement and (ii) verify that First Federal of Kentucky adheres to the corrective actions and that they are effective in addressing First Federal of Kentucky’s deficiencies that resulted in the Agreement.

For additional information, see Note J-Stockholders’ Equity and Regulatory Capital of the Notes to Consolidated Financial Statements included in this Annual Report.

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

In March 2022 the Federal Open Market Committee (“FOMC”) of the Federal Reserve Bank began raising the target range for the fed funds rate of interest and since that time has raised the short-term interest rate by 525 basis points. A period of lowering the target range from September 2024 to December 2025 was followed by a nine-month period of no change, but ultimately a 25 basis point increase in September 2026 with increased target ranges for the future. At June 30, 2026, we believe our risk associated with rising interest rates is moderately high but the banks continue to work to reduce this exposure. Our IRR model indicated that at June 30, 2026, in the event of a sudden and sustained increase in prevailing market interest rates of 300 basis points, our EVE would be expected to decrease $19.3 million or 35.6% to $35.0 million, at which level our fair value of tangible equity to fair value of tangible assets would be expected to be 13.2%. The projected decrease in EVE in the event of a sudden and sustained 300 basis point increase in prevailing interest rates is not within the parameters established by each subsidiary Bank’s Board of Directors. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Most market analysts believe that elevated target rates over an extended period of time are likely, but a 300 basis points increase from the current level is very unlikely.

Statement of Financial Condition

General. At June 30, 2026, assets totaled $362.4 million, a decrease of $8.8 million, or 2.4%, compared to June 30, 2025. The decrease was related primarily to a decrease of $7.8 million or 2.4% in loans, net, which totaled $319.4 million at June 30, 2026. Cash and cash equivalents decreased $3.0 million or 15.4% at June 30, 2026. These were slightly offset by increases in securities available for sale of $1.1 million or 11.8%. Total liabilities decreased $10.7 million, or 3.3%, to $312.1 million at June 30, 2026, primarily as a result of decreased deposits, which decreased $16.7 million or 6.0% to $260.8 million at June 30, 2026 and were somewhat offset by increased Federal Home Loan Bank advances, which increased $5.8 million or 13.6% to $48.6 million.

Loans. Our primary lending activity is the origination of loans for the purchase, refinance, or construction of one- to four-family residential real estate located in our market areas. As opportunities arise, we also originate church loans, commercial real estate loans, and multi-family and nonresidential real estate loans. At June 30, 2026, one- to four- family residential real estate loans totaled $240.0 million, or 74.6% of total loans, compared to $251.3 million, or 76.3% of total loans at June 30, 2025. Please refer to Note C-Loans of the Notes to Consolidated Financial Statements for a further breakdown of consumer and other loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2026		2025		2024		2023		2022
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$240,031	74.6%	$251,338	76.3%	$256,216	76.5%	$240,076	76.1%	$216,432	78.4%
Construction	13,987	4.3%	9,314	2.8%	13,815	4.1%	12,294	3.9%	1,363	0.5%
Multi-family	11,793	3.7%	15,505	4.7%	15,815	4.7%	19,067	6.0%	14,252	5.1%
Land	1,866	0.6%	1,508	0.5%	964	0.3%	470	0.2%	1,062	0.4%
Farm	1,756	0.5%	3,023	0.9%	1,169	0.4%	1,346	0.4%	1,338	0.5%
Nonresidential real estate	32,843	10.2%	31,698	9.6%	34,308	10.2%	30,217	9.6%	31,441	11.4%
Commercial and industrial	493	0.2%	691	0.2%	700	0.2%	1,184	0.4%	1,006	0.4%
Consumer:
Consumer and other	18,428	5.7%	15,528	4.7%	11,346	3.4%	9,932	3.1%	8,327	3.0%
Loans on deposits	488	0.2%	813	0.3%	819	0.2%	855	0.3%	891	0.3%
Total loans	$321,685	100%	$329,418	100%	$335,152	100%	$315,441	100%	$276,112	100%
Allowance for loan losses	(2,257)		(2,170)		(2,127)		(1,634)		(1,529)
Loans receivable, net	$319,428		$327,248		$333,025		$313,807		$274,583

The following table sets forth certain information at June 30, 2026 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

(in thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
One year or less	$181,883	$282	$18,335	$200,500
More than one year to five years	90,545	211	461	91,217
More than five years	29,848	-	120	29,968
	$302,276	$493	$18,916	$321,685

As of June 30, 2026, there were $27.4 million fixed-rate and $93.0 million adjustable-rate real estate loans maturing or adjusting in more than a year, while there were $211,000 fixed-rate and no adjustable-rate commercial loans maturing or adjusting in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
(in thousands)	2026	2025	2024
Net loans at beginning of year	$327,248	$333,025	$313,807
Loans originated:
Real estate loans:
Residential one-to four-family	31,685	23,705	31,996
Construction	14,007	12,237	21,676
Multi-family	480	1,200	600
Farm	-	3,097	-
Nonresidential real estate	8,412	3,551	7,931
Commercial and industrial	311	601	953
Consumer loans	5,373	7,909	6,018
Total loans originated	60,268	52,300	69,174

Deduct:
Real estate loan principal repayments and other	(65,610)	(57,895)	(49,421)
Decrease (increase) in allowance	(87)	(43)	(493)
Transfer to real estate acquired through foreclosure	(79)	-	-
Other	(55)	(139)	(42)
Net loan activity	(5,563)	(5,777)	19,218
Net loans at end of period	$321,685	$327,248	$333,025

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

The allowance for credit losses totaled $2.3 million and $2.2 million at June 30, 2026 and 2025, respectively, which represented 0.70% and 0.66% of total loans, respectively. The allowance included no specific reserves at June 30, 2026 or 2025. Such reserves are calculated when a non-homogeneous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Most of the Company’s loans are collateral-based and, in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs.

Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $2.6 million and $3.9 million at June 30, 2026 and 2025, respectively. The allowance for loan losses totaled 87.9% and 56.1% of nonperforming loans at June 30, 2026 and 2025, respectively.

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

Historical loss rates for loans are adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Qualitative factors used to derive our ACL include delinquency trends, current economic conditions and trends, strength of supervision and administration of the loan portfolio, levels of underperforming loans, trends in loan losses and underwriting exceptions. Reasonable and supportable economic forecasts that may offset collectibility are also included as factors in our ACL model. Management continually reevaluates the other subjective factors included in its ACL analysis. Our loss reserves do not include $221,000 in remaining discounts on acquired loans at June 30, 2026.

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

	Year Ended June 30,
	2026	2025	2024	2023	2022

Allowance at beginning of period	$2,170	$2,127	$1,634	$1,529	$1,622
Provision (credit) for loan losses	237	39	24	113	(60)
Charge-offs:
Real estate loans	(150)	-	(18)	(29)	(31)
Consumer loans	-	-	(8)	-	(4)
Total charge-offs	(150)	-	(26)	(29)	(35)
Recoveries:
Real estate loans	-	-	-	21	-
Consumer loans	-	7	4	-	2
Total recoveries	-	7	4	21	2
Net charge-offs	(150)	7	(22)	(8)	(33)
Initial Adoption of CECL	-	-	497
Provision Allocated to Unfunded Liability	-	(3)	(6)
Allowance at end of period	$2,257	$2,170	$2,127	$1,634	$1,529

Allowance to nonperforming loans	87.9%	56.1%	54.6%	34.76%	26.28%
Allowance to total loans outstanding at end of period	0.70%	0.66%	0.64%	0.52%	0.55%
Net charge-offs to average loans outstanding during the period	0.05%	0.00%	0.01%	0.00%	0.01%

The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2026			2025			2024			2023			2022
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Loans category:
Residential one- to-four-family	$1,734	76.8%	74.6%	$1,690	77.9%	76.3%	$1,661	78.1%	76.6%	$857	52.4%	76.0%	$800	52.3%	78.4%
Construction	38	4.8%	3.7%	70	3.2%	2.8%	122	5.7%	4.1%	41	2.5%	3.9%	4	0.3%	0.5%
Multi-family	97	4.3%	4.3%	86	4.0%	4.7%	100	4.7%	4.7%	278	17.0%	6.0%	231	15.1%	5.1%
Land	71	0.0%	0.0%	24	1.1%	0.5%	28	1.3%	0.3%	1	0.1%	0.2%	3	0.2%	0.4%
Farm	9	0.4%	0.5%	16	0.7%	0.9%	4	0.2%	0.3%	4	0.2%	0.4%	5	0.3%	0.5%
Nonresidential real estate	233	10.2%	9.6%	230	10.6%	9.6%	192	9.0%	10.2%	405	24.8%	9.6%	461	30.2%	11.4%
Commercial and industrial	3	0.1%	0.2%	7	0.3%	0.2%	3	0.1%	0.2%	23	1.4%	0.4%	2	0.1%	0.4%
Consumer and other	72	3.1%	5.7%	47	2.2%	4.7%	17	0.8%	3.4%	24	1.5%	3.2%	22	1.4%	3.0%
Loans on deposits	-	0.0%	0.2%	-	0.0%	0.3%	-	0.0%	0.2%	1	0.1%	0.3%	1	0.1%	0.3%
Unallocated	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%	-	0.0%	0.0%
Total allowance for loan losses	2,257	100.0%	100.0%	2,170	100.0%	100.0%	2,127	100.0%	100.0%	1,634	100.0%	100.0%	1,529	100.0%	100.0%

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

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. Loans identified as impaired are evaluated on an individual basis. At June 30, 2026, there were no loans individually considered impaired with valuation adjustments.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2026	2025	2024	2023	2022
Nonaccrual loans:
Real estate loans	$1,966	$2,215	$2,678	$4,199	$4,048
Nonresidential real estate	191	927	969	-	-
Consumer loans	121	131	-	-	75
Total nonaccrual loans	2,278	3,273	3,647	4,199	4,123
Accruing loans past due 90 days or more:
Real estate loans	291	592	221	365	287
Commercial loans	-	-	-	-	1
Consumer loans	-	-	28	28	-
Total accruing loans past due 90 days or more	291	592	249	393	288

Restructured loans not performing as agreed	-	-	-	109	1,408
Total nonperforming loans	2,569	3,865	3,896	4,701	5,819

Real estate acquired through foreclosure	79	-	10	70	10
Total nonperforming assets and performing restructured loans	$2,648	$3,865	$3,906	$4,771	$5,829

Total nonperforming loans to total loans	0.80%	1.17%	1.16%	1.49%	2.11%
Total nonperforming loans to total assets	0.71%	1.04%	1.04%	1.35%	1.77%
Total nonperforming assets to total assets	0.73%	1.04%	1.04%	1.37%	1.78%

Interest income that would have been recorded for the years ended June 30, 2026 and 2025, had nonaccrual loans been current according to their original terms amounted to $47,000, and $50,000, respectively. Income related to nonaccrual loans included in interest income for the years ended June 30, 2026 and 2025 amounted to $33,000, and $42,000, respectively.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $2.2 million and $672,000 at June 30, 2026 and 2025, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At June 30,
(in thousands)	2026	2025	2024
Substandard assets	$6,202	$6,086	$7,171
Doubtful assets	-	-	-
Loss assets	-	-	-
Total classified assets	$6,202	$6,086	$7,171

Substandard assets at June 30, 2026, consisted of 96 loans totaling $6.2 million and two parcels of real estate owned with an aggregate carrying value of $79,000, compared to substandard assets at June 30, 2025, consisted of 99 loans totaling $6.1 million and no real estate owned. During the fiscal years ended June 30, 2026 and 2025, the Company made no loans to facilitate the purchase of real estate owned.

The table below summarizes substandard loans at June 30, 2026:

	Number of	Net carrying
(Dollars in thousands)	Loans	value
One- to four-family	87	$4,559
Construction	2	127
Multifamily	1	239
Nonresidential real estate	3	1,103
Consumer	2	121
Land	1	53
Total	96	$6,202

Other than disclosed above, there are no other loans at June 30, 2026 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At June 30,
	2026		2025
	30-59 Days	60-89 Days	30-59 Days	60-89 Days
(in thousands)	Past Due	Past Due	Past Due	Past Due
Real estate loans	$4,531	$1,857	$5,564	$958
Multifamily	101	-	-	-
Construction	-	1,660	-	-
Land	6	-	-	-
Nonresidential real estate	697	-	-	-
Consumer loans	23	-	23	-
Total	$5,358	$3,517	$5,587	$958

Securities. Our securities portfolio consists of mortgage-backed securities with maturities of 30 years or less, which totaled $11.0 million at June 30, 2026, a net change of $1.1 million, compared to the $9.9 million total at June 30, 2025. This balance increased due to purchases made during the year ended June 30, 2025. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2026		2025		2024
	Amortized	Fair	Amortized	Fair	Amortized	Fair
(in thousands)	Cost	Value	Cost	Value	Cost	Value
Available for sale securities:
Agency mortgage-backed: residential	$11,078	$10,906	$9,951	$9,757	$10,096	$9,648
Held to maturity securities:
Agency mortgage-backed: residential	$134	$132	$171	$167	$213	$203

At June 30, 2026 and 2025, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date.

The following table sets forth the maturities and weighted average yields of debt securities at June 30, 2026. At June 30, 2026, there were $576,000 in securities with adjustable rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		Total Investment Portfolio
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
Available for sale securities:
Agency mortgage-backed: residential	$1,815	4.11%	$9,264	3.66%	$-	0.00%	$11,078	$10,906	3.73%
Held to maturity securities:
Agency mortgage-backed: residential	$7	1.51%	$127	3.51%	$-	0.00%	$134	$132	3.40%

Other Assets. Other assets at June 30, 2026 included bank owned life insurance policies with a carrying value of $3.1 million and $3.0 million at June 30, 2026 and 2025, respectively, of which First Federal of Kentucky is the owner and beneficiary. Both subsidiary Banks are members and stockholders of the FHLB. FHLB stock, at cost, totaled $3.9 million and $4.0 million at June 30, 2026 and 2025.

Deposits. Our primary source of funds is retail deposit accounts held primarily by individuals within our market areas. Deposits totaled $260.8 million at June 30, 2026, decreasing $16.7 million or 6.0% between the two periods. At June 30, 2026 the Company had $29.6 million in brokered certificates of deposit compared to $44.0 million at June 30, 2025. The company also utilized national market certificates of deposit that totaled $5.3 million and $1.6 million at June 30, 2026 and 2025 respectively.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
(in thousands)	2026	2025	2024
Certificate of deposit accounts	$183,085	$199,575	$176,572
Demand, transaction and savings accounts	77,747	77,988	79,567
Total	$260,832	$277,563	$256,139

The following table indicates at June 30, 2026, the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity. The brokered certificates of deposit had a maximum face value of $100,000. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Certificates
(in thousands)	of Deposit
Maturity period:
Three months or less	$52,111
Over three months through six months	25,772
Over six months through twelve months	25,407
Over twelve months	13,450
Total	$116,740

The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
(in thousands)	2026	2025	2024
Interest rate
0.01-0.99%	$23,458	$11,796	$20,037
1.00-1.99%	3,541	5,213	8,509
2.00-2.99%	1,041	1,497	1,081
3.00-3.99%	114,307	3,704	3,539
4.00-4.99%	40,738	168,365	51,341
5.00-5.99%	-	9,000	92,065
Total	$183,085	$199,575	$176,572

The following table sets forth the amount and maturities of certificate accounts at June 30, 2026.

	Amount Due
(in thousands)	Less than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years	Total	Percentage of Total Certificate Accounts
Interest rate
0.01-0.99%	$21,101	$2,357	$-	$-	$23,458	12.8%
1.00-1.99%	1,377	1,324	363	477	3,541	1.9%
2.00-2.99%	1,041	-	-	-	1,041	0.6%
3.00-3.99%	101,194	13,113	-	-	114,307	62.4%
4.00-4.99%	38,580	2,158	-	-	40,738	22.3%
Total	$163,293	$18,952	$363	$477	$183,085	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year Ended June 30,
	2026		2025		2024
(in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$12,368	0.00%	$13,301	0.00%	$14,733	0.00%
Interest-bearing demand	19,470	0.65%	16,568	0.29%	17,108	0.19%
Savings accounts	46,416	0.44%	49,962	0.40%	53,128	0.41%
Certificates of deposit	195,979	3.76%	187,907	4.20%	160,431	3.62%

The following table sets forth the deposit activities for the periods indicated.

	At June 30,
(in thousands)	2026	2025	2024
Beginning balance	$277,563	$256,139	$226,309
Increase (decrease) before interest credited	(24,422)	13,278	23,770
Interest credited	7,691	8,146	6,060
Net increase (decrease) in deposits	(16,731)	21,424	29,830
Ending balance	$260,832	$277,563	$256,139

Borrowings. Advances from the Federal Home Loan Bank of Cincinnati amounted to $48.6 million and $42.8 million at June 30, 2026 and 2025, respectively.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
(Dollars in thousands)	2026	2025	2024
Balance outstanding at end of period	$48,592	$42,760	$68,988
Maximum amount of advances outstanding at any month during the period	$51,448	$70,359	$74,406
Average advances outstanding during the period	$46,343	$59,403	$66,426
Weighted average interest rate during the period	4.29%	4.63%	4.85%
Weighted average interest rate at end of period	4.26%	4.50%	4.58%

Capital. Total shareholders’ equity totaled $50.3 million at June 30, 2026, an increase of $1.9 million or 4.0%, compared to June 30, 2025. The increase was primarily due to net earnings in the period.

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

Community Bank Leverage Ratio

Certain community banks and holding companies (which include the Company, Frankfort First, First Federal of Kentucky and First Federal of Hazard) that satisfy certain qualifying criteria, including having less than $10 billion in average total consolidated assets and a leverage ratio (referred to as the “community bank leverage ratio”) of greater than 9%, were eligible to opt-in to the CBLR framework. The CBLR ratio is the ratio of a banking organization’s Tier 1 capital to its average total consolidated assets as reported on the banking organization’s applicable regulatory filings. The Banks elected to utilize the CBLR framework effective for the quarter ended March 31, 2021. See Note J-Stockholders’ Equity and Regulatory Capital in audited financial statements.

At June 30, 2026, both First Federal of Hazard’s and First Federal of Kentucky’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change. See Note J-Stockholders’ Equity and Regulatory Capital in the Notes to Financial Statements.

Results of Operations for the Years Ended June 30, 2026 and 2025

General. Net earnings totaled $1.9 million or $0.24 diluted earnings per share for the year ended June 30, 2026, compared to net earnings of $181,000 or $0.02 per common share for the twelve months ended June 30, 2025.

Net income increased $1.7 million or 954.7% year to year primarily due to increased net interest income and increased non-interest income, which were somewhat offset by increased income taxes, increased non-interest expense and increased provision for loan and lease losses.

Interest Income. Total interest income for the fiscal year ended June 30, 2026 was $20.8 million, an increase of $1.6 million, or 8.1%, compared to the fiscal year ended June 30, 2025. The increase in interest income was due primarily to higher average rates earned on interest-earning assets.

Interest income from loans increased $1.8 million or 10.1% to $19.5 million for the year ended June 30, 2026 due to an increase in the average rate earned, despite the average balance of loans decreasing $3.8 million or 1.2% to $329.7 million. The average rate earned increased 60 basis points to 5.92% for the period. Loans are the largest component of our interest-earning assets.

Interest income from mortgage-backed securities increased $105,000 to $406,000 for the recently ended fiscal year primarily due to an increase in the volume of mortgage backed securities and slightly due to the average rate earned increasing 35 basis points. Income from other interest-earning assets decreased $338,000 and totaled $856,000 for the recently ended fiscal year.

Interest Expense. Interest expense totaled $9.7 million for the fiscal year ended June 30, 2026, a decrease of $1.2 million, or 11.2%, from fiscal 2025. The decrease in interest expense resulted primarily from lower average interest rates of funding sources, although the average balance of funding decreased period to period. Interest expense on deposits decreased $455,000 or 5.6% for the 2026 fiscal year due to the average rate paid on deposits decreasing 26 basis points to 2.94% while the average balance of deposits increased $7.4 million or 2.9% to $261.2 million. Interest expense on certificates of deposit was primarily responsible for the decrease in interest expense on deposits for the year, decreasing $540,000 to $7.4 million for the twelve months ended June 30, 2026, primarily due to a decrease in the average rate paid on certificates, decreasing 45 basis points to 3.76%, while the average balance of certificates increased $8.1 million to $196.0 million for the year just ended. While interest expense on interest-bearing demand deposits increased $78,000 or 162.5% due to the average rate paid increasing 36 basis points to 0.65%, interest expense on savings deposits increased $7,000 or 3.5% as the average rate paid increased 5 basis points to 0.44%.

Interest expense on FHLB borrowings decreased $760,000 or 27.6% and totaled $2.0 million for the fiscal year ended June 30, 2026. Interest expense on FHLB borrowings primarily decreased due to decreased average balances, decreasing $13.1 million or 22.0% to $46.3 million compared to fiscal 2025. The average rate paid on FHLB borrowings also decreased 34 basis points and averaged 4.29%.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income before provision for loan losses increased $2.8 million or 33.2% to $11.1 million for the 2026 year. As indicated on the following table, our net interest margin increased from 2.28% for the 2025 fiscal year to 3.07% for the year just ended.

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

	2026			2025			2024
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$329,692	$19,530	5.92%	$333,533	$17,742	5.32%	$325,588	$15,013	4.61%
Mortgage-backed securities	11,044	406	3.68	9,046	301	3.33	10,999	375	3.41
Other securities	-	-	-	-	-	-	-	-	-
Other interest-earning assets	20,869	856	4.10	24,054	1,194	4.96	15,947	889	5.58
Total interest-earning assets	361,605	20,792	5.75	366,633	19,237	5.25	352,534	16,277	4.62
Less: ALLL	(2,189)			(2,145)			(1,969)
Noninterest-earning assets	12,539			12,570			12,399
Total assets	$371,955			$377,058			$362,964

Interest-bearing liabilities:
Demand deposits	$19,470	$126	0.65%	$16,568	$48	0.29%	$17,108	$32	0.19%
Savings	46,416	206	0.44	49,962	199	0.40	53,128	216	0.41
Certificates of deposit	195,979	7,359	3.76	187,907	7,899	4.20	160,431	5,812	3.62
Total deposits	261,865	7,691	2.94	254,437	8,146	3.20	230,667	6,060	2.63
Borrowings	46,343	1,990	4.29	59,403	2,750	4.63	66,426	3,223	4.85
Total interest-bearing liabilities	308,208	9,681	3.14	313,840	10,896	3.47	297,093	9,283	3.12
Noninterest-bearing demand deposits	12,368			13,301			14,733
Noninterest-bearing liabilities	2,156			2,036			1,775
Total liabilities	322,732			329,177			313,601

Shareholders’ equity	49,223			47,881			49,363
Total liabilities and shareholders’ Equity	$371,955			$377,058			$362,964
Net interest income/average yield		$11,111	2.61%		$8,341	1.78%		$6,994	1.49%

Net interest margin			3.07%			2.28%			1.98%

Average interest-earning assets to Average interest-bearing liabilities			117.33%			116.82%			118.66%

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

	Twelve months ended June 30, 2026			Twelve months ended June 30, 2025
	Increase (Decrease) Due to Changes In			Increase (Decrease) Due to Changes In
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$(224)	$2,012	$1,788	$374	$2,355	$2,729
Mortgage-backed securities	71	34	105	(65)	(9)	(74)
Other interest-earning assets	(146)	(192)	(338)	389	(84)	305
Total interest-earning assets	(299)	1,854	1,555	698	2,262	2,960

Interest-bearing liabilities:
Demand deposits	$10	$68	$78	$(1)	$17	$16
Savings	(11)	18	7	(13)	(4)	(17)
Certificates of deposit	364	(904)	(540)	1,078	1,009	2,087
Borrowings	(572)	(188)	(760)	(330)	(143)	(473)
Total interest-bearing liabilities	(209)	(1,006)	(1,215)	734	879	1,613
Increase (decrease) in net interest income	$(90)	$2,860	$2,770	$(36)	$1,383	$1,347

Provision for Credit Losses. A provision for credit losses on loans is charged to earnings to maintain the total allowance for credit losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $237,000 for losses on loans for the fiscal year ended June 30, 2026, an increase of $198,000, compared to a provision of $39,000 for fiscal 2025. Of the $237,000 provision for losses on loans, $150,000 are a result of charge-offs within the period. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value. See discussion of Allowance for Credit Losses and Asset Quality above.

Non-interest Income. Non-interest income increased $129,000 or 25.8% to $629,000 for the fiscal year ended June 30, 2026, due primarily to an increase of $108,000 in net gains on sales of loans.

Non-interest Expense. Non-interest expense increased $435,000 or 5.1% in 2026 due to increased data processing fees employee compensation and benefits expense, and other non-interest expense.

Data processing expense increased $344,000 or 51.0% and totaled $1.0 million for the twelve months ended June 30, 2026 due to increased costs associated with the core processing system. Employee compensation and benefits expense increased $221,000 or 4.6% and totaled $5.1 million for the twelve months ended June 30, 2026 due to additional full-time employees and normal salary increases incurred in the period. Other non-interest expense increased $112,000 or 25.9% due to various increases including dues and memberships, supplies and charitable contributions. Many of the increases in other non-interest expenses are due to normal increases and inflation.

Income Taxes. Income tax expense increased $538,000 from $57,000 for the fiscal year ended 2025 to $595,000 in 2026. The increase in income tax expense was primarily related to higher overall earnings year to year. The effective income tax rate for the years ended June 30, 2026 and 2025 was 23.8% and 24.0%, respectively.

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

Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period. At June 30, 2026 and June 30, 2025, cash and cash equivalents totaled $16.5 million and $19.5 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $10.9 million and $9.8 million at June 30, 2026 and 2025, respectively.

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

Our primary investing activities are the origination of loans and the purchase of investment securities. In fiscal 2026 we originated $60.3 million of loans, which was less than loan prepayments and repayments by $5.3 million. In fiscal 2025 we originated $52.3 million of loans, which was less than loan prepayments and repayments by $5.6 million. During fiscal 2026 and 2025 proceeds from principal repayments on loans totaled $65.6 million and $57.9 million, respectively.

Financing activities consist primarily of activity in deposit accounts and in FHLB advances. Total deposits decreased $16.7 million for the year ended June 30, 2026, compared to a net increase of $21.4 million for the year ended June 30, 2025. Included in deposits are brokered deposits which totaled $44.0 million at June 30, 2025 compared to $29.6 million in such deposits as of June 30, 2026, a decrease of $14.4 million. We increased FHLB advances by $5.8 million or 13.6% from June 30, 2025 to June 30, 2026. Deposit flows are affected by the overall level of interest rates, the products and corresponding interest rates offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. FHLB advances are collateralized by a blanket mortgage on the 1-4 family residential mortgages and multi-family residential mortgages owned by the Banks. See Note G-Advances from the Federal Home Loan Bank in Notes to Consolidated Financial Statements. At June 30, 2026, the Banks had combined additional FHLB borrowing capacity of $76.1 million.

Commitments and Contractual Obligations

At June 30, 2025, we had $11.7 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2026 totaled $163.3 million, or 62.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including FHLB advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2026. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Off-balance Sheet Arrangements

For the year ended June 30, 2026, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

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

The Company suspended the payment of quarterly dividends in January 2024 through August 2026.

On July 28, 2026, First Federal MHC held a meeting to vote on a proposal to permit First Federal MHC to waive its right to receive quarterly dividends aggregating up to $0.40 per share declared by Kentucky First during the 12-month period following member approval of the dividend waiver proposal. The members of First Federal MHC voted to waive First Federal MHC’s right to receive the quarterly dividends. Following the approval of the dividend waiver, the Company’s Board of Directors announced the resumption of the dividend and declared a cash dividend of $0.05 per share payable on September 21, 2026 to shareholders of record on August 31, 2026.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Board of Directors and

Audit Committee of Kentucky First Federal Bancorp Frankfort, Kentucky

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Kentucky First Federal Bancorp (the Company) as of June 30, 2026 and 2025 and the related consolidated statement of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended June 30, 2026 and 2025, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026 and 2025 and the results of its operations and its cash flows for the years ended June 30, 2026 and 2025, in conformity with accounting principles generally accepted in the United States of America.

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

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s estimate of the ACL included, but were not limited to, the following:

●	We tested the process for determining reserves on collectively evaluated loans including:

○	Evaluation of the appropriateness of management’s methodology.

○	Testing the completeness and accuracy of data utilized by management.

○	Evaluation of the relevance and reliability of information used by management in the development of the estimate.

○	Evaluation of reasonableness of significant assumptions used in the qualitative analysis.

○	We evaluated the calculation and assumptions of the third party vendor for reasonableness of assumptions and recalculated amounts for accuracy.

○	Evaluation of the reasonableness of qualitative adjustment factors, including consideration of whether the adjustments applied were reasonable given portfolio composition; relevant external factors, including economic conditions; and consideration of historical or recent experience and conditions and events affecting the Company.

/s/ Clark, Schafer, Hackett & Co.

We have served as the Company’s auditor since 2024.

Cincinnati, Ohio

September 25, 2026

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2026 and 2025

(Dollar amounts in thousands, except per share data)

	2026	2025
ASSETS
Cash and due from financial institutions	$2,725	$2,342
Fed funds sold	1,527	8,577
Interest-bearing demand deposits	12,233	8,561
Cash and cash equivalents	16,485	19,480
Securities available-for-sale- at fair value	10,906	9,757

Securities held-to-maturity, at amortized cost-approximate fair value of $132 and $167 at June 30, 2026 and 2025, respectively	134	171
Loans held for sale	1,185	877
Loans, net of allowance for credit losses of $2,257 and $2,170 at June 30, 2026 and 2025, respectively	319,428	327,248
Real estate acquired through foreclosure	79	-
Office premises and equipment - at depreciated cost	4,144	4,211
Federal Home Loan Bank stock - at cost	3,892	3,980
Accrued interest receivable	1,648	1,438
Bank-owned life insurance	3,089	3,001
Prepaid expenses and other assets	1,408	1,048
Total assets	$362,398	$371,211
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings	$44,551	$48,616
Certificates of deposit	183,085	199,575
Demand deposit accounts	33,196	29,372
Deposits	260,832	277,563
Federal Home Loan Bank advances	48,592	42,760
Advances by borrowers for taxes and insurance	974	869
Accrued interest payable	666	949
Accrued income taxes	96	63
Deferred income taxes	37	30
Other liabilities	907	608
Total liabilities	312,104	322,842

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	-	-
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86
Additional paid-in capital	34,891	34,891
Retained earnings - restricted	19,415	17,506
Treasury shares at cost, 509,349 common shares at June 30, 2026 and 2025, respectively	(3,969)	(3,969)
Accumulated other comprehensive loss	(129)	(145)
Total shareholders’ equity	50,294	48,369
Total liabilities and shareholders’ equity	$362,398	$371,211

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended June 30, 2026 and 2025

(Dollar amounts in thousands, except per share data)

	2026	2025
Interest income
Loans, including fees	$19,530	$17,742
Mortgage-backed securities	406	301
Interest-bearing deposits and other	856	1,194
Total interest income	20,792	19,237

Interest expense
Deposits	7,691	8,146
Borrowings	1,990	2,750
Total interest expense	9,681	10,896
Net interest income	11,111	8,341
Provision for credit losses	237	39
Net interest income after provision for loan losses	10,874	8,302

Non-interest income
Earnings on bank-owned life insurance	88	86
Net gains on sales of loans	309	201
Other	232	213
Total non-interest income	629	500

Non-interest expense
Employee compensation and benefits	5,067	4,846
Data processing	1,018	674
Occupancy and equipment	564	550
FDIC insurance premiums	232	253
Voice and data communications	122	136
Advertising	159	186
Outside service fees	488	511
Audit and accounting	382	354
Franchise and other taxes	59	132
Foreclosure and REO expense, net	62	88
Regulatory Assessments	134	97
Legal fees	167	304
Other non-interest expense	545	433
Total non-interest expense	8,999	8,564
Income (loss) before income taxes	2,504	238

Income tax expense (benefit)
Current	593	207
Deferred	2	(150)
Total income tax expense (benefit)	595	57

NET INCOME	$1,909	$181

EARNINGS PER SHARE
Basic and diluted	$0.24	$0.02

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended June 30, 2026 and 2025

(Dollar amounts in thousands)

	2026	2025
Net income	$1,909	$181

Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains on securities designated as available for sale during the year, net of taxes of $5 and $63 in 2026 and 2025, respectively	16	191
Comprehensive income	$1,925	$372

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended June 30, 2026 and 2025

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Treasury shares	Accumulated other comprehensive income (loss)	Total
Balance at June 30, 2025	$86	$34,891	$17,506	$(3,969)	$(145)	$48,369
Net earnings	-	-	1,909	-	-	1,909
Other comprehensive income, net	-	-	-	-	16	16
Balance at June 30, 2026	$86	$34,891	$19,415	$(3,969)	$(129)	$50,294

	Common stock	Additional paid-in capital	Retained earnings	Treasury shares	Accumulated other comprehensive income (loss)	Total
Balance at June 30, 2024	$86	$34,891	$17,325	$(3,969)	$(336)	$47,997
Net earnings	-	-	181	-	-	181
Other comprehensive income, net	-	-	-	-	191	191
Balance at June 30, 2025	$86	$34,891	$17,506	$(3,969)	$(145)	$48,369

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2026 and 2025

(Dollar amounts in thousands)

	2026	2025
Cash flows from operating activities:
Net income	$1,909	$181
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	203	201
Accretion of purchased loan discount	-	(33)
Amortization of discounts and premiums on investment securities, net	(48)	(20)
Amortization of deferred loan origination fees	(139)	(34)
Net gain on sale of loans	(309)	(201)
Net (gain) loss on real estate owned	-	3
Earnings on bank-owned life insurance	(88)	(86)
Provision for credit losses	237	39
Origination of loans held for sale	(13,981)	(7,595)
Proceeds from loans held for sale	13,982	7,029
Deferred income tax	2	(150)
Accrued income tax	33	63
Changes in:
Accrued interest receivable	(210)	(269)
Prepaid expenses and other assets	(360)	43
Accrued interest payable	(283)	773
Accounts payable and other liabilities	299	(30)
Net cash provided (used) by operating activities	1,247	(86)

Cash flows from investing activities:
Purchase of investments available for sale	(3,925)	(2,987)
Purchase of FHLB stock	(747)	(342)
Investment securities maturities, prepayments and calls:
Held to maturity	35	39
Available for sale	2,847	3,155
Proceeds from redemption of FHLB stock	835	592
Loans originated for investment, net of principal collected	7,643	5,808
Proceeds from sale of real estate owned	-	7
Additions to premises and equipment, net	(136)	(149)
Net cash provided by investing activities	6,552	6,123

Cash flows from financing activities:
Net increase in deposits	(16,731)	21,424
Payments by borrowers for taxes and insurance, net	105	(40)
Proceeds from Federal Home Loan Bank advances	42,162	15,121
Repayments on Federal Home Loan Bank advances	(36,330)	(41,349)
Net cash used in financing activities	(10,794)	(4,844)

Net increase (decrease) in cash and cash equivalents	(2,995)	1,193

Beginning cash and cash equivalents	19,480	18,287

Ending cash and cash equivalents	$16,485	$19,480

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended June 30, 2026 and 2025

(Dollar amounts in thousands)

	2026	2025
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$715	$15

Interest on deposits and borrowings	$9,964	$10,896

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$79	$-

The accompanying notes are an integral part of these statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026 and 2025

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

June 30, 2026 and 2025

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

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

With respect to the Banks’ investment in troubled debt restructurings, multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are non-homogenrous and, as such, may be deemed to be collateral-dependent when they become more than 90 days delinquent. We obtain updated independent appraisals in these situations or when we suspect that the previous appraisal may no longer be reflective of the property’s current fair value. This process varies from loan to loan, borrower to borrower, and also varies based on the nature of the collateral.

5. Loans held for sale, Mortgage Servicing Rights, and Lender Risk Account: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. At June 30, 2026 and 2025 the Company had $1.2 million and $877,000 in loans held for sale, respectively.

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $18,000 and $15,000 during the years ended June 30, 2026 and 2025, respectively. The carrying value of the Company’s mortgage servicing rights totaled approximately $294,000 and $203,000 at June 30, 2026 and 2025, respectively. The fair value of the Company’s mortgage servicing rights totaled approximately $294,000 and $203,000 at June 30, 2026 and 2025, respectively.

The Company was servicing mortgage loans of approximately $36.7 million and $25.3 million that had been sold to the Federal Home Loan Bank at June 30, 2026 and 2025, respectively.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $70,000 and $54,000 for the fiscal years ended June 30, 2026 and 2025, respectively. Late fees and ancillary fees related to loan servicing are not material.

Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (“FHLB”) provide for the establishment of a Lender Reserve Account (“LRA”). The LRA consists of amounts withheld by FHLB from loan sale proceeds for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company, as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are reevaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment. The level of LRA held was $629,000 at June 30, 2026 and $465,000 at June 30, 2025.

6. Allowance for Credit Losses: The allowance for credit losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The Company uses the weighted average remaining maturity (WARM) method in calculating the allowance for credit losses. Historical charge off data combined with a peer group of similar banks within the region is used along with estimates of the weighted average life of the loan portfolio by concentration group. Qualitative factors are also used in calculating this estimate, which are factors that are estimated based on bank specific variables including local unemployment, concentrations in particular industries, and reputation of the bank and more.

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

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. When management initiates a plan to dispose of assets, those assets are transferred to fixed assets held for sale and evaluated for potential impairment. At both June 30, 2026 and 2025, the Company had no fixed assets held for sale.

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

11. Retirement and Employee Benefit Plans: The Banks participate in the Pentegra Defined Benefit Plan for Financial Institutions (“The Pentegra DB Plan”), which is a tax-qualified, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $67.2 million and $63.4 million for the plan years ended June 30, 2025 and 2024, respectively. Our contributions for fiscal 2026 and 2025 were not more than 5% of the total contributions made to the Pentegra DB Plan. Pension expense is the net contributions, which are based upon covered employees’ age and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $381,000 and $390,000 for the fiscal years ended June 30, 2026 and 2025, respectively. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. As of July 1, 2025, the most recent period for which information is available, the Banks had an adjusted funding target attainment percentage (“AFTAP”) of 85.50%. There are no funding improvement plans or surcharges to participants. Effective July 1, 2016, sponsorship of the plan was transferred to the Company, benefits ratios were standardized and prospectively each bank will contribute to the plan based generally on its pro rata share of future benefits. Effective April 1, 2019, the Company elected to freeze benefits to its employee participants.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

The Company maintains an Employee Stock Ownership Plan (“ESOP”), a tax-qualified defined contribution stock bonus plan for all full-time employees of the Company and its subsidiaries who have completed one year of service and have attained the age of 21. In connection with the implementation of the ESOP, the company financed the purchase of the ESOP shares with a 20 year loan and each year during the term of the loan contributions were made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. The cost of the ESOP shares is shown as a reduction of stockholders’ equity. The loan was fully repaid during the year ended June 30, 2023. Vested shares of the Company common stock allocated to participant accounts are distributed to participants following their termination of employment. 226,313 shares of Company common stock were distributed from the ESOP as of June 30, 2026 and 2025, respectively.

The amounts contributed to the ESOP were $0 for both 2026 and 2025 and no future expense for contributions is expected.

	For the fiscal year ended
	June 30,
	2026	2025
Allocated shares	110,660	110,660
Shares committed to be released	-	-
Unearned shares	-	-
Total ESOP shares	110,660	110,660

Fair value of unearned shares at end of period	$-	$-

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

	For the fiscal year ended
	June 30,
	2026	2025
Net income (loss) allocated to common shareholders, basic and diluted (in thousands)	$1,909	$181

EARNINGS PER SHARE	$0.24	$0.02

Weighted average common shares outstanding, basic and diluted	8,086,715	8,086,715

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year (which excludes treasury shares) less average shares in the ESOP that are unallocated and not committed to be released. There were no options outstanding for fiscal years 2026 and 2025.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

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

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at June 30, 2026 and 2025. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
		Quotes Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
2026
Agency mortgage-backed: residential	$10,906	$-	$10,906	$-

2025
Agency mortgage-backed: residential	$9,757	$-	$9,757	$-

There were no transfers between levels 1 and 2.

There were no assets or liabilities measured at fair value on a nonrecurring basis at June 30, 2026 and 2025.

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

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Fair Value of Assets and Liabilities: (continued)

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The Company’s financial instruments at June 30, 2026 and 2025 are as follows:

		Fair Value Measurements at
	Carrying	June 30, 2026 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$16,485	$16,485			$16,485
Available-for-sale securities	10,906		$10,906		10,906
Held-to-maturity securities	134		132		132
Loans receivable - net	319,428			$329,835	329,835
Federal Home Loan Bank stock	3,892				n/a
Accrued interest receivable	1,648		1,648		1,648

Financial liabilities
Deposits	$260,832	$77,747	$183,123		$260,870
Federal Home Loan Bank advances	48,592		48,530		48,530
Advances by borrowers for taxes and insurance	974		974		974
Accrued interest payable	666		666		666

		Fair Value Measurements at
	Carrying	June 30, 2025 Using
(in thousands)	Value	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$19,480	$19,480			$19,480
Available-for-sale securities	9,757		$9,757		9,757
Held-to-maturity securities	171		167		167
Loans receivable - net	327,248			$319,432	319,432
Federal Home Loan Bank stock	3,980				n/a
Accrued interest receivable	1,438		1,438		1,438

Financial liabilities
Deposits	$277,563	$77,988	$199,603		$277,591
Federal Home Loan Bank advances	42,760		42,837		42,837
Advances by borrowers for taxes and insurance	869		869		869
Accrued interest payable	949		949		949

14. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

15. Cash Surrender Value of Life Insurance: First Federal of Kentucky has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

16. Treasury Stock: Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

17. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at June 30, 2026 and 2025 are summarized as follows:

(in thousands)	2026	2025
Outstanding principal, beginning of year	$1,062	$979
Changes in composition of related parties	35	-
Principal disbursed during the year	104	327
Principal repaid and refinanced during the year	(71)	(244)
Outstanding principal, end of year	$1,130	$1,062

Deposits from related parties held by the Company at June 30, 2026 and 2025 totaled $2.1 million and $2.4 million, respectively.

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

18. Comprehensive Income and Accumulated Comprehensive Income (Loss): Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, net of tax, for the period which are also recognized as separate components of equity. Accumulated comprehensive income (loss) consists solely of unrealized gain or loss on available-for-sale securities at the end of the period.

19. Revenue Recognition: The Company’s revenue-generating activities accounted for under Topic 606 includes primarily service charges and fees on deposits and other service charges and fees and comprise the majority of other non-interest income on the statement of income. Service charges and fees on deposits are primarily debit card interchange fees and automatic teller machine (“ATM”) surcharge fees. To a lesser extent, service charges and fees also include overdraft fees, dormant account fees, and service charges on checking and savings accounts. Overdraft fees are recognized at the time an account is overdrawn. Dormant account fees are recognized when an account is inactive for at least 365 days. Service charges on checking and savings accounts are primarily account maintenance services performed and recognized in the same calendar month. Other deposit-based service charges and fees include transaction-based services completed at the request of the customer and recognized at the time the transaction is completed. These transaction-based services include ATM usage and stop payment services. All service charges and fees on deposits are withdrawn from the customer’s account at the time the service is provided.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

24. New Accounting Standards:

Recently Issued Accounting Pronouncements Not Yet Effective: In October 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-06 Disclosure Improvements - Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (ASU 2023-06). The amendments in this ASU are the result of FASB’s decision to incorporate into the Accounting Standards Codification certain disclosure requirements, referred by the SEC, for incremental information to US GAAP. Topics in the ASU that have applicability to the Company are (1) Statement of Cash Flows which requires an accounting policy disclosure in annual periods where cash flows associated with derivative instruments and their related gains and losses are presented in the statement of cash flows, (2) Debt which requires disclosure of amounts and terms of unused lines of credit and unfunded commitments and the weighted-average interest rate on outstanding short-term borrowings, and (3) Derivatives and Hedging which adds cross-reference to disclosure requirements related to where cash flows associated with derivative instruments and their related gains and losses are presented in the statement of cash flows.

The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. If by June 30, 2027 the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the related amendment will be removed from the Accounting Standards Codification and will not become effective for any entity. Management is reviewing the provisions of ASU 2023-06, and does not expect the adoption of the ASU to have a material effect on the Company’s financial statements.

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

Accounting Pronouncements Adopted in Fiscal Year 2026: In December 2023, FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). FASB issued ASU 2023-09 to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The Company adopted ASU 2023-09 effective for the fiscal year ended June 30, 2026. This adoption resulted in additional income tax disclosures, including enhanced rate reconciliation and income taxes paid information, and did not have a significant impact on the Company’s consolidated financial statements.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

25. Reclassifications: Some items in the prior year consolidated financial statements were reclassified to conform to the current presentation. Reclassification had no effect on prior year net income or shareholders’ equity.

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at June 30, 2026 and 2025 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	2026
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$11,078	$-	$172	$10,906

Held-to-maturity Securities
Agency mortgage-backed: residential	$134	$1	$3	$132

	2025
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale Securities
Agency mortgage-backed residential	$9,950	$-	$193	$9,757

Held-to-maturity Securities
Agency mortgage-backed: residential	$171	$-	$4	$167

At June 30, 2026, the Company’s debt securities consisted of mortgage-backed securities, which do not have a single maturity date. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no sales of securities during the fiscal year ended June 30, 2026 or 2025. At June 30, 2026 the Company had $6.4 million in available-for-sale mortgage-backed securities with gross unrealized losses of $153,000 that had been in an unrealized loss position for more than 12 months and $3.7 million in available-for-sale mortgage-backed securities with gross unrealized losses of $19,000 that had been in an unrealized loss position for less than 12 months. At June 30, 2025, the Company had $6.7 million in available-for-sale mortgage-backed securities with gross unrealized losses of $173,000 that had been in an unrealized loss position for more than 12 months and $2.0 million in available-for-sale mortgage-backed securities with gross unrealized losses of $20,000 that had been in an unrealized loss position for less than 12 months.

At June 30, 2026 the Company had $76,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $3,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months. At June 30, 2025 the Company had $103,000 in held-to-maturity mortgage-backed securities with gross unrealized losses of $5,000 that had been in an unrealized loss position for more than 12 months and no held-to-maturity mortgage-backed securities with gross unrealized losses that had been in an unrealized loss position for less than 12 months.

Securities in an unrealized loss position as a percent of total securities were 91.8% at June 30, 2026 and 88.8% at June 30, 2025.

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

At June 30, 2026 and 2025, pledged securities totaled $63,000 and $0.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS

The composition of the loan portfolio at June 30 was as follows:

(in thousands)	2026	2025
Residential real estate
One- to four-family	$240,031	$251,338
Multi-family	13,987	15,505
Construction	11,793	9,314
Land	1,866	1,508
Farm	1,756	3,023
Nonresidential real estate	32,843	31,698
Commercial and industrial	493	691
Consumer and other
Loans on deposits	488	813
Home equity	17,792	14,643
Automobile	122	134
Unsecured	514	751
	321,685	329,418
Allowance for credit losses	(2,257)	(2,170)
	$319,428	$327,248

The amounts above include net deferred loan fees of $94,000 and $149,000 as of June 30, 2026 and 2025.

The following tables present the amortized cost basis of collateral-dependent loans by portfolio class as of June 30, 2026 and June 30, 2025. The recorded investment in loans excludes accrued interest receivable due to immateriality.

June 30, 2026

(in thousands)	Amortized Cost Basis	Ending allowance on collateral- dependent loans
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$1,332	$
Nonresidential real estate	191		–
	$1,523		–

June 30, 2025

(in thousands)	Amortized Cost Basis	Ending allowance on collateral- dependent loans
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$1,856	$
Nonresidential real estate	927		–
	$2,783		–

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2026 and 2025. The company reported $86,000 and $136,000 in loans acquired with deteriorated credit quality at June 30, 2026 and 2025, respectively.

June 30, 2026:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$1,246	$88	$1,332	$-
Nonresidential real estate	191	-	191	-
	1,437	88	1,523	-
Loans collectively evaluated for impairment:
Residential real estate
One- to four-family			$238,699	$1,734
Multi-family			13,987	97
Construction			11,793	109
Land			1,866	-
Farm			1,756	9
Nonresidential real estate			32,652	233
Commercial and industrial			493	3
Consumer and other
Loans on deposits			488	-
Home equity			17,792	62
Automobile			122	1
Unsecured			514	9
			320,162	2,257
			$321,685	$2,257

June 30, 2025:

(in thousands)	Loans individually evaluated	Loans acquired with deteriorated credit quality*	Ending loans balance	Ending allowance attributed to loans
Loans individually evaluated for impairment:
Residential real estate
One- to four-family	$1,720	$136	$1,856	$-
Nonresidential real estate	927	-	927	-
	2,647	136	2,783	-
Loans collectively evaluated for impairment:
Residential real estate
One- to four-family			$249,482	$1,690
Multi-family			15,505	86
Construction			9,314	70
Land			1,508	24
Farm			3,023	16
Nonresidential real estate			30,771	230
Commercial and industrial			691	7
Consumer and other
Loans on deposits			813	-
Home equity			14,643	36
Automobile			134	1
Unsecured			751	10
			326,635	2,170
			$329,418	$2,170

*	These loans were evaluated at acquisition date at their estimated fair value and there has been no subsequent deterioration since acquisition.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

The following table presents impaired loans by class of loans as of and for the years ended June 30, 2026 and 2025:

(in thousands)	Unpaid Principal Balance and Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Income Recognized

June 30, 2026:

With no related allowance recorded:
Residential real estate
One- to four-family	$1,326	$-	$1,471	$50	$50
Nonresidential real estate	191	-	567	22	22
	$1,517	$-	$2,038	$72	$72

June 30, 2025:

With no related allowance recorded:
Residential real estate
One- to four-family	$1,856	$-	$1,873	$91	$91
Nonresidential real estate	927	-	1,181	38	38
	$2,783	$-	$3,054	$129	$129

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

The following tables present the amortized cost basis of loans on nonaccrual status and loans past due over 89 days still accruing as of June 30, 2026 and 2025. The tables include loans acquired with deteriorated credit quality. At June 30, 2026, the table below includes approximately $88,000 of loans on nonaccrual and no loans past due over 89 days and still accruing of loans acquired with deteriorated credit quality, while at June 30, 2025, approximately $134,000 of loans on nonaccrual and no loans past due over 89 days and still accruing represent such loans. At both June 30, 2026 and 2025, there is $0 in allowance for credit loss for nonaccrual loans as the loans have been charged off to reflect the fair value of the underlying collateral.

	June 30, 2026		June 30, 2025
(in thousands)	Nonaccrual	Loans Past Due Over 89 Days Still Accruing	Nonaccrual	Loans Past Due Over 89 Days Still Accruing

Residential real estate
One- to four-family	$1,966	$291	$1,924	$592
Construction	-	-	291	-
Nonresidential real estate	191	-	927	-
Consumer and other
Unsecured	121	-	131	-
	$2,278	$291	$3,273	$592

One- to four-family loans in process of foreclosure totaled $100,000 and $213,000 at June 30, 2026 and 2025, respectively.

Troubled Debt Restructurings:

Prior to the adoption of ASC 326 a Troubled Debt Restructuring (“TDR”) was the situation where the Bank granted a concession to the borrower that the Banks would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.”

There were no loans modified to borrowers experiencing financial difficulty during the year ended June 30, 2026 or June 30, 2025.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

The following tables present the aging of the principal balance outstanding past due loans as of June 30, 2026 and 2025, by class of loans. The tables include loans acquired with deteriorated credit quality. At June 30, 2026 and 2025, the table below includes no loans past due that were acquired with deteriorated credit quality.

June 30, 2026:

(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$4,531	$1,857	$1,188	$7,576	$232,455	$240,031
Multi-family	101	-	-	101	13,886	13,987
Construction	-	1,660	-	1,660	10,133	11,793
Land	6	-	-	6	1,860	1,866
Farm	-	-	-	-	1,756	1,756
Nonresidential real estate	697	-	-	697	32,146	32,843
Commercial and industrial	-	-	-	-	493	493
Consumer and other
Loans on deposits	-	-	-	-	488	488
Home equity	-	-	-	-	17,792	17,792
Automobile	-	-	-	-	122	122
Unsecured	23		-	23	491	514
	$5,358	$3,517	$1,188	$10,063	$311,622	$321,685

June 30, 2025:

(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Loans Not Past Due	Total

Residential real estate
One- to four-family	$3,731	$687	$1,000	$5,418	$245,920	$251,338
Multi-family	-	246	-	246	15,259	15,505
Construction	127	-	291	418	8,896	9,314
Land	-	-	-	-	1,508	1,508
Farm	-	-	-	-	3,023	3,023
Nonresidential real estate	1,704	25	-	1,729	29,969	31,698
Commercial and industrial	-	-	-	-	691	691
Consumer and other
Loans on deposits	-	-	-	-	813	813
Home equity	-	-	-	-	14,643	14,643
Automobile	-	-	-	-	134	134
Unsecured	23		-	23	728	751
	$5,585	$958	$1,291	$7,834	$321,584	$329,418

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of June 30, 2026, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

							Revolving
(in thousands)	Term Loans Amortized Cost by Origination Fiscal Year						Loans Amortized
As of June 30, 2026	2026	2025	2024	2023	2022	Prior	Cost Basis	Total
Residential real estate:
One- to four-family
Risk Rating:
Pass	$25,109	$17,689	$25,393	$39,777	$32,922	$93,847	$-	$234,737
Special mention	-	-	-	61	-	674	-	735
Substandard	-	359	379	550	176	3,095	-	4,559
Doubtful	-	-	-	-	-	-	-	-
Total	$25,109	$18,048	$25,772	$40,388	$33,098	$97,616	$-	$240,031

Current period gross charge offs	$150	$-	$-	$-	$-	$-	$-	$150

Multi-family
Risk Rating:
Pass	$475	$776	$540	$5,356	$5,070	$1,531	$-	$13,748
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	239	-	-	-	239
Doubtful	-	-	-	-	-	-	-	-
Total	$475	$776	$540	$5,595	$5,070	$1,531	$-	$13,987

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction
Risk Rating:
Pass	$8,309	$3,344	$13	$-	$-	$-	$-	$11,666
Special mention	-	-	-	-	-	-	-	-
Substandard	-	127	-	-	-	-	-	127
Doubtful	-	-	-	-	-	-	-	-
Total	$8,309	$3,471	$13	$-	$-	$-	$-	$11,793

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Land
Risk Rating:
Pass	$742	$357	$317	$237	$132	$28	$-	$1,813
Special mention	-	-	-	-	-	-	-	-
Substandard	25	-	28	-	-	-	-	53
Doubtful	-	-	-	-	-	-	-	-
Total	$767	$357	$345	$237	$132	$28	$-	$1,866

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Farm
Risk Rating:
Pass	$-	$1,491	$-	$-	$-	$265	$-	$1,756
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$1,491	$-	$-	$-	$265	$-	$1,756

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Nonresidential real estate
Risk Rating:
Pass	$7,256	$2,041	$3,110	$740	$2,286	$14,851	$-	$30,284
Special mention	1,456	-	-	-	-	-	-	1,456
Substandard	-	-	-	378	-	725	-	1,103
Doubtful	-	-	-	-	-	-	-	-
Total	$8,712	$2,041	$3,110	$1,118	$2,286	$15,576	$-	$32,843

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial and industrial
Risk Rating:
Pass	$286	$141	$19	$6	$-	$41	$-	$493
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$286	$141	$19	$6	$-	$41	$-	$493

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Share Loans
Risk Rating:
Pass	$17	$58	$42	$76	$-	$295	$-	$488
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$17	$58	$42	$76	$-	$295	$-	$488

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Home Equity
Risk Rating:
Pass	$-	$-	$-	$-	$-	$-	$17,792	$17,792
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$-	$17,792	$17,792

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Auto
Risk Rating:
Pass	$83	$19	$17	$-	$3	$-	$-	$122
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$83	$19	$17	$-	$3	$-	$-	$122

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Unsecured
Risk Rating:
Pass	$218	$127	$36	$4	$4	$4	$-	$393
Special mention	-	-	-	-	-	-	-	-
Substandard	-	120	1	-	-	-	-	121
Doubtful	-	-	-	-	-	-	-	-
Total	$218	$247	$37	$4	$4	$4	$-	$514

Current period gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

As of June 30, 2026, and 2025, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

June 30, 2026:

(in thousands)	Pass	Special Mention	Substandard	Doubtful
Residential real estate
One- to four-family	$234,737	$735	$4,559	$-
Multi-family	13,748	-	239	-
Construction	11,666	-	127	-
Land	1,813	-	53	-
Farm	1,756	-	-	-
Nonresidential real estate	30,284	1,456	1,103	-
Commercial and industrial	493	-	-	-
Consumer and other
Loans on deposits	488	-	-	-
Home equity	17,792	-	-	-
Automobile	122	-	-	-
Unsecured	393	-	121	-
	$313,292	$2,191	$6,202	$-

June 30, 2025:

(in thousands)	Pass	Special Mention	Substandard	Doubtful
Residential real estate
One- to four-family	$246,533	$96	$4,709	$-
Multi-family	15,505	-	-	-
Construction	9,023	-	291	-
Land	1,480	-	28	-
Farm	3,023	-	-	-
Nonresidential real estate	30,195	576	927	-
Commercial and industrial	691	-	-	-
Consumer and other
Loans on deposits	813	-	-	-
Home equity	14,643	-	-	-
Automobile	134	-	-	-
Unsecured	620	-	131	-
	$322,660	$672	$6,086	$-

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2026 and 2025:

June 30, 2026:

(in thousands)	Beginning Balance June 30, 2025	Provision for (recovery of) credit losses on loans	Loans charged off	Recoveries	Credit Losses for Unfunded Liabilities	Ending balance
Residential real estate
One- to four-family	$1,690	$194	$(150)	$-	$-	$1734
Multi-family	86	11	-	-	-	97
Construction	70	(32)	-	-	-	38
Land	24	47	-	-	-	71
Farm	16	(7)	-	-	-	9
Nonresidential real estate	230	3	-	-	-	233
Commercial and industrial	7	(4)	-	-	-	3
Consumer and other
Loans on deposits	-	-	-	-	-	-
Home equity	36	26	-	-	-	62
Automobile	1	-	-	-	-	1
Unsecured	10	(1)	-	-	-	9
	$2,170	$237	$(150)	$-	$-	$2,257

June 30, 2025:

(in thousands)	Beginning Balance June 30, 2024	Provision for (recovery of) credit losses on loans	Loans charged off	Recoveries	Credit Losses for Unfunded Liabilities	Ending balance
Residential real estate
One- to four-family	$1,661	$29	$-	$-	$-	$1,690
Multi-family	100	(14)	-	-	-	86
Construction	122	(49)	-	-	(3)	70
Land	28	(4)	-	-	-	24
Farm	4	12	-	-	-	16
Nonresidential real estate	192	38	-	-	-	230
Commercial and industrial	3	4	-	-	-	7
Consumer and other
Loans on deposits	-	-	-	-	-	-
Home equity	14	15	-	7	-	36
Automobile	-	1	-	-	-	1
Unsecured	3	7	-	-	-	10
	$2,127	$39	$-	$7	$(3)	$2,170

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE C - LOANS (continued)

Purchased Loans:

The Company purchased loans during the fiscal year ended June 30, 2013 for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans, net of a purchase credit discount of $20,000 and $25,000, at June 30, 2026 and 2025, respectively, was as follows:

(in thousands)	2026	2025
Residential real estate
One- to four-family	$88	$134

Accretable yield, or income expected to be collected on loans purchased during fiscal year 2013, for the years ended June 30 was as follows:

(in thousands)	2026	2025
Balance at beginning of year	$227	$260
Accretion of income	(26)	(33)
Balance at end of year	$201	$227

For those purchased loans disclosed above, the Company made no increase in allowance for loan losses for the years ended June 30, 2026 or 2025, nor were any allowance for loan losses reversed during those years.

NOTE D - REAL ESTATE OWNED

Activity in real estate owned for the years ended June 30 was as follows:

(in thousands)	2026	2025
Balance at beginning of year	$-	$10
Loans transferred to real estate owned	79	-
Disposals	-	10
Balance at end of year	$79	$-

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at June 30 are comprised of the following:

(in thousands)	2026	2025
Land	$1,516	$1,516
Buildings and improvements	6,989	6,933
Furniture & equipment	2,345	2,265
	10,850	10,714
Less: accumulated depreciation	6,706	6,503
Balance at end of year	$4,144	$4,211

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

(in thousands)	2026	2025
Non-interest bearing checking accounts	$11,165	$11,805
Interest bearing transaction accounts
Checking accounts	22,031	17,567
Savings Accounts	33,306	43,001
Money market demand deposits	11,245	5,615
Total interest bearing transaction accounts	66,582	66,183
Total demand, transaction and passbook deposits	77,747	77,988
Certificates of deposit	183,085	199,575
Total deposits	$260,832	$277,563

Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

(in thousands)	2026
2027	$163,293
2028	18,952
2029	363
2030	193
2031 and thereafter	284
$183,085

At June 30, 2026 and 2025, the Company had certificate of deposit accounts with balances equal to or in excess of $250,000 totaling approximately $30.1 million and $34.6 million, respectively. Brokered certificates of deposit totaled $29.6 million at June 30, 2026 compared to $44.0 million at June 30, 2025.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2026 and 2025 by pledges of collateral composed of first mortgage residential and multi-family loans totaling $187.1 million and $206.9 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

(in thousands)	2026
2027	$33,554
2028	15,015
2029	15
2030	8
$48,592

At June 30, 2026 interest rates for advances were fixed ranging from 2.11% to 4.67%, with a weighted-average interest rate of 4.26%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Based on collateral composed of first mortgage loans and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to $76.1 million as of June 30, 2026. In addition, we have the ability to borrow from the Federal Reserve Bank Discount Window. At June 30, 2026, based on home equity loans and share loans we had pledged collateral which would enable us to borrow up to $11.3 million. First Federal Savings Bank of Kentucky at June 30, 2026 had a $2.0 million Fed Funds line of credit with the Independent Correspondent Bankers’ Bank.

NOTE H - INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended June 30, 2026 and 2025, as follows:

	2026		2025
(in thousands)	Amount	Percent	Amount	Percent
Income tax expense (benefit) at the statutory rate	$526	21.0%	$50	21.0%
Increase (decrease) resulting from:
Cash surrender value of life insurance	(18)	(0.7)	(18)	(7.6)
State income tax expense (benefit)	87	3.5	13	5.5
Other	-		12	5.0
Total income tax expense	$595		$57
Effective income tax rate	23.76%		23.95%

Current and deferred income tax expense (benefit) at the federal and state level for the years ended June 30, 2026 and 2025, as follows:

(in thousands)	2026	2025
Current income tax expense:
Federal	$530	$200
State	63	7
	593	207
Deferred income tax expense:
Federal	(46)	(146)
State	48	(4)
	2	(150)
	$595	$57

All state income taxes are attributed to the state of Kentucky for both 2026 and 2025.

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE H - INCOME TAXES (continued)

The composition of the Company’s net deferred tax liability at June 30 is as follows:

(in thousands)	2026	2025
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$563	$542
Unfunded Commitments	15	15
Accrued expenses	45	45
Fair value accounting adjustments at acquisition	55	63
Nonaccrued interest on loans	121	105
Unrealized loss on available-for-sale securities	43	48
Depreciation	71	86
Net operating loss carryforwards	-	45
Total deferred tax assets	913	949

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(171)	(269)
Deferred loan origination costs	(11)	(24)
Loan servicing rights	(73)	(51)
Accrual to cash adjustment	(160)	(101)
Fair value accounting adjustments on acquisition	(535)	(534)
Total deferred tax liabilities	(950)	(979)
Net deferred tax liability	$(37)	$(30)

The Company has federal and state net operating loss carryforward of $0 and $1.1 million at June 30, 2026 and $0 and $1.1 million at June 30, 2025, respectively.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2026 include approximately $5.2 million for which federal and state income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.3 million at June 30, 2026.

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

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE I - LOAN COMMITMENTS (continued)

At June 30, 2026 and 2025, the Banks had the following outstanding loan commitments:

	2026		2025
(in thousands)	Fixed	Variable	Fixed	Variable
Unused commitment:
Revolving, open-end lines secured by real estate	$-	$20,092	$-	$17,614
Commitments to fund real estate construction loans	-	10,969	-	8,985
Other unused commitments:
Commercial and industrial loans	19	628	29	287
Other	72	2	122	632
Letters of credit	-	403	-	310

Commitments to make loans are generally made for periods of 60 days or less. There were no fixed rate loan commitments to fund real estate construction loans at June 30, 2026. Other unused commitments include real estate loan commitments, which represent the primary loans made by the Banks. Long-term, fixed rate mortgage loans are usually sold to the FHLB, as part of the Company’s interest rate risk strategy.

At June 30, 2026 and 2025, we have recorded a liability on unfunded commitments of $59,000 and $59,000, respectively

NOTE J - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL

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

In August 2024, First Federal of Kentucky entered into an Agreement with the OCC. The OCC has also imposed individual minimum capital requirements (“IMCRs”) which required First Federal of Kentucky to achieve and maintain capital levels in excess of the minimum capital standards required under OCC’s Prompt Corrective Action framework. Under the IMCRs, First Federal of Kentucky was required to achieve and maintain a common equity tier 1 capital ratio of at least 9.0%, a tier 1 capital ratio of at least 11.0%, a total capital ratio of at least 12.0%, and a leverage ratio of at least 9.0%. First Federal of Kentucky exceeded the requirements of the IMCRs while they were in effect. . On February 19, 2026, the OCC published notification that it has terminated the Agreement. As a result of the termination of the Agreement, First Federal of Kentucky is no longer considered to be in “troubled condition” pursuant to 12 C.F.R. § 5.51(c)(7)(ii) and is an “eligible savings association” for purposes of 12 C.F.R. § 5.3. In addition to terminating the Agreement, the OCC also lifted the individual minimum capital requirements imposed on First Federal of Kentucky in connection with the Agreement. For additional information, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2026.

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

June 30, 2026 and 2025

NOTE J - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

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

The Company’s and Banks’ regulatory capital as of June 30, 2026 and 2025 is presented in the following table.

	Actual		For Capital Adequacy Purposes
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Community Bank Leverage Ratio:

June 30, 2026
Kentucky First Federal Bancorp	$50,423	13.6%	$33,476	9.0%
First Federal Savings and Loan Association of Hazard	$18,247	21.6%	$7,610	9.0%
First Federal Savings Bank of Kentucky	$30,151	10.5%	$25,905	9.0%

June 30, 2025
Kentucky First Federal Bancorp	$48,514	13.3%	$32,667	9.0%
First Federal Savings and Loan Association of Hazard	$17,921	20.4%	$8,009	9.0%
First Federal Savings Bank of Kentucky	$29,399	10.2%	$25,629	9.0%

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE J - STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL (continued)

As of June 30, 2026 and 2025, management believes that First Federal of Hazard and First Federal of Kentucky met all capital adequacy requirements to which the Banks were subject. There are no conditions or subsequent events that have occurred that management believes have changed the Banks’ categories.

Regulations of the Board of Governors of the Federal Reserve System governing mutual holding companies require First Federal MHC to meet certain criteria before the company may waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp.

Dividends of $0 were waived in both fiscal years ended June 30, 2026 and 2025, respectively.

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2026 and 2025, and the results of its operations and its cash flows for the fiscal years ended June 30, 2026 and 2025.

KENTUCKY FIRST FEDERAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2026 and 2025

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

June 30, 2026 and 2025

(in thousands)	2026	2025
ASSETS
Interest-bearing deposits in First Federal of Hazard	$737	$503
Interest-bearing deposits in First Federal of Kentucky	310	11
Investment in First Federal of Hazard	18,204	17,860
Investment in Frankfort First	31,082	29,376
Prepaid expenses and other assets	42	570
Total assets	$50,375	$48,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable and other Liabilities	129	$-
	129	-
Shareholders’ equity	50,246	48,320
Total liabilities and shareholders’ equity	$50,375	$48,320

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years ended June 30, 2026 and 2025

(in thousands)	2026	2025
Income
Interest income	$3	$2
Dividends from First Federal of Hazard	217	453
Equity in undistributed (excess distributed) earnings of First Federal of Hazard	326	(273)
Dividends from Frankfort First	-	-
Equity in undistributed (excess distributed) earnings of Frankfort First	1,709	316
Total income	2,255	498
Non-interest expenses	466	462
Earnings (loss) before income taxes	1,789	36
Income tax expense (benefit)	(122)	(96)
Net income (loss)	1,911	132
Other comprehensive (loss) income, net of tax-related effects:
Unrealized holding losses on securities designated as available-for-sale during the year, net of taxes of $63 and $30 in 2025 and 2024, respectively	16	191
	1,927	$323

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 30, 2026 and 2025

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

For Years ended June 30, 2026 and 2025

(in thousands)	2026	2025
Cash flows from operating activities:
Net income (loss) for the year	$1,911	$132
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings from consolidated subsidiaries	(2,035)	(43)
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	528	85
Other liabilities	129	(29)
Net cash provided (used) by operating activities	533	145
Net increase (decrease) in cash and cash equivalents	533	145
Cash and cash equivalents at beginning of year	514	369
Cash and cash equivalents at end of year	$1,047	$514

Kentucky First Federal Bancorp would like to recognize our employees who work hard every day to maximize the value of your investment:

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster

Melissa Banta	Vice President Human Resources
Chase Barnett	Vice President Loan Officer
Jennifer Beeler	Loan Processor
Phyllis Bryant	Customer Service Rep
Kelsey Carter	Customer Service Leader
Katresha Clay	Customer Service Rep
Andrea Cline	Accounting Assistant
Julie Coleman	Customer Service Rep
Lisa Craig	Vice President Deposit Operations
Tracie Crawley	Digital Banking Coordinator
Becky Crowe	Customer Service Leader
Paige Currey	Customer Service Rep
Deryl Curtis	Loan Servicing Specialist
Adrianna Dean	Customer Service Rep
Paige Dean	Accounting Assistant
Cortney Dillingham	Vice President Chief Credit Officer
Betty Doolin	Audit Coordinator for Kentucky First Federal Bancorp
Karen Diskell	Customer Service Rep
Tyler Eades	Vice President/Chief Financial Officer of Kentucky First Federal
Bancorp and Chief Financial Officer of First Federal of Hazard
Dalya Edmonds	Customer Service Rep
Tiffaney Elliott	Chief Operating Officer Danville-Lancaster and Chief Financial
Officer of First Federal of Kentucky
Jamey Ensley	Information Technology
Debra Freeman	Customer Service Leader/Training Coordinator
Stacey Greenawalt	Vice President Head of Residential Lending
Bernice Harrod	Assistant Vice President Loan Processing Coordinator
Melissa Harrod	Customer Service Rep
Missy Harrod	Secondary Market Coordinator
Karen Hatfield	Assistant Vice President/Customer Service Leader
Clay Hulette	Chief Executive Officer
Teresa Hulette	Executive Vice President
Don Jennings	President

First Federal Savings Bank of Kentucky

Frankfort-Danville-Lancaster, continued

Eve Ann Jones	Customer Service Rep/Marketing Assistant
Tracey McCoun	Vice President/BSA Officer/Deposit Compliance Officer
Christina Miller	Customer Service Rep
Samantha Miller	Vice President/Loan Compliance Officer/Credit Analyst
Jeanie Murphy	Loan Servicing Specialist
Jennifer Nelson	Customer Service Rep
Beth Palk	Deposit Development Officer
Lavenna Quire	Vice President/Loan Officer
Christine Ray	Customer Service Rep
Stacey Renner	Loan Processor
Jaime Sanders	Customer Service Rep
David Semones	Security Officer/Loan Assistant
Cynthia Shank	Customer Service Rep
Jenny Stump	Loan Processor/Loan Officer
Yvonne Thornberry	Loan Servicing
Mike Ware	Vice President/Information Technology Manager
Samantha West	Customer Service Rep
Jennifer Whalen	Vice President/Loan Officer

First Federal Savings and Loan Association of Hazard

Jaime S. Coffey	Chief Executive Officer
Ava Dixon	Customer Service Rep
Carlen Dixon	Vice President/Loan Officer/Information Technology
Jamie Haynes	Assistant Vice President/Treasurer
Melissa Matthews	Customer Service Rep
Lisa Petrey	Customer Service Rep
Margaret S. Petrey	Vice President/Head Teller
Lauren Riley	Vice President/Collections/Loan Officer
Robin Rouse	Customer Service Rep
Jessica Watts	Vice President/Secretary/Loan Administration

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
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8124

The Annual Meeting of Shareholders will be held on November 17, 2026 at 4:30 p.m. at the Challenger Center on the campus of Hazard Community and Technical College located at One Community Drive in Hazard, KY.

Shareholder Inquiries and Availability of 10-K Reports: A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2026, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE NOVEMBER 17, 2026 ANNUAL MEETING, UPON WRITTEN REQUEST TO:

Investor Relations:	Don Jennings	don.jennings@ffsbky.bank
	Tyler Eades	tyler.eades@ffsbky.bank
(502) 223-1638 or 1-888-818-3372 216 W Main St PO Box 535 Frankfort, KY 40602